EXECUTION VERSION

GS MORTGAGE SECURITIES CORPORATION II,
as Depositor

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION,
as Master Servicer

LNR PARTNERS, LLC,
as Special Servicer

Wells Fargo Bank, National Association,
as Certificate Administrator and as Trustee

and

PENTALPHA SURVEILLANCE LLC,
as Operating Advisor and as Asset Representations Reviewer

POOLING AND SERVICING AGREEMENT

Dated as of

December 1, 2020

GS Mortgage Securities Trust 2020-GSA2
Commercial Mortgage Pass-Through Certificates

Series 2020-GSA2

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS

Section 1.01	Defined Terms	7
Section 1.02	Certain Calculations	134

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS;
ORIGINAL ISSUANCE OF CERTIFICATES; CREATION OF RR INTEREST

Section 2.01	Conveyance of Mortgage Loans	136
Section 2.02	Acceptance by Trustee	141
Section 2.03	Representations, Warranties and Covenants of the Depositor; Mortgage Loan Sellers’ Repurchase or Substitution of Mortgage Loans for Defects in Mortgage Files and Breaches of Representations and Warranties	143
Section 2.04	Execution of Certificates; Issuance of Lower-Tier Regular Interests; Issuance of Loan REMIC Regular Interests and Lower-Tier Regular Interests	161
Section 2.05	Creation of the Grantor Trust	161

ARTICLE III

ADMINISTRATION AND
SERVICING OF THE TRUST FUND

Section 3.01	The Master Servicer to Act as Master Servicer; Special Servicer to Act as Special Servicer; Administration of the Mortgage Loans, the Serviced Companion Loans and REO Properties	161
Section 3.02	Collection of Mortgage Loan Payments	169
Section 3.03	Collection of Taxes, Assessments and Similar Items; Servicing Accounts	175
Section 3.04	The Collection Account, the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Serviced Whole Loan Custodial Account, the Interest Reserve Account, the Non-VRR Gain-on-Sale Reserve Account and the VRR Gain-on-Sale Reserve Account, the Loan REMIC Residual Interest Account and the Excess Interest Distribution Account	179
Section 3.05	Permitted Withdrawals from the Collection Account, the Distribution Accounts and the Serviced Whole Loan Custodial Account	187

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Section 3.06	Investment of Funds in the Collection Account, the Loan REMIC Residual Distribution Account, Servicing Accounts and the REO Accounts	198
Section 3.07	Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage	200
Section 3.08	Enforcement of Due-on-Sale Clauses; Assumption Agreements	205
Section 3.09	Realization Upon Defaulted Loans and Companion Loans	211
Section 3.10	Trustee and Custodian to Cooperate; Release of Mortgage Files	215
Section 3.11	Servicing Compensation	216
Section 3.12	Inspections; Collection of Financial Statements	224
Section 3.13	Access to Certain Information	229
Section 3.14	Title to REO Property; REO Account	243
Section 3.15	Management of REO Property	245
Section 3.16	Sale of Defaulted Loans and REO Properties	247
Section 3.17	Additional Obligations of Master Servicer and Special Servicer	254
Section 3.18	Modifications, Waivers, Amendments and Consents	256
Section 3.19	Transfer of Servicing Between Master Servicer and Special Servicer; Recordkeeping; Asset Status Report	266
Section 3.20	Sub-Servicing Agreements	273
Section 3.21	Interest Reserve Account	276
Section 3.22	Directing Holder and Operating Advisor Contact with Master Servicer and Special Servicer	277
Section 3.23	Controlling Class Certificateholders and the Controlling Class Representative and the Risk Retention Consultation Parties; Certain Rights and Powers of Directing Holder and Risk Retention Consultation Parties	277
Section 3.24	Co-Lender Agreements	281
Section 3.25	Rating Agency Confirmation	284
Section 3.26	The Operating Advisor	286
Section 3.27	Companion Paying Agent	295
Section 3.28	Companion Register	296
Section 3.29	Certain Matters Relating to the Non-Serviced Mortgage Loans	296
Section 3.30	Delivery of Excluded Information to the Certificate Administrator	298
Section 3.31	Credit Risk Retention	298
Section 3.32	Resignation Upon Prohibited Risk Retention Affiliation	299
Section 3.33	Certain Matters with Respect to Joint Mortgage Loans	299
Section 3.34	Litigation Control	304

ARTICLE IV

DISTRIBUTIONS TO CERTIFICATEHOLDERS AND RR INTEREST OWNER

Section 4.01	Distributions	308
Section 4.02	Distribution Date Statements; CREFC® Investor Reporting Packages; Grant of Power of Attorney	320
Section 4.03	P&I Advances	326

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Section 4.04	Allocation of Realized Losses	329
Section 4.05	Appraisal Reduction Amounts; Collateral Deficiency Amounts	330
Section 4.06	Grantor Trust Reporting	335
Section 4.07	Investor Q&A Forum; Investor Registry; and Rating Agency Q&A Forum and Document Request Tool	336
Section 4.08	Secure Data Room	339

ARTICLE V

THE CERTIFICATES

Section 5.01	The Certificates	340
Section 5.02	Form and Registration	343
Section 5.03	Registration of Transfer and Exchange of Certificates	345
Section 5.04	Mutilated, Destroyed, Lost or Stolen Certificates	355
Section 5.05	Persons Deemed Owners	355
Section 5.06	Access to List of Certificateholders’ Names and Addresses; Special Notices	355
Section 5.07	Maintenance of Office or Agency	356
Section 5.08	Appointment of Certificate Administrator	356
Section 5.09	Voting Procedures for Certificates	357

ARTICLE VI

THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE
OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE
DIRECTING HOLDER AND THE RISK RETENTION CONSULTATION PARTIES

Section 6.01	Representations, Warranties and Covenants of the Master Servicer, Special Servicer, the Operating Advisor and the Asset Representations Reviewer	358
Section 6.02	Liability of the Depositor, the Master Servicer, the Operating Advisor, the Special Servicer and the Asset Representations Reviewer	365
Section 6.03	Merger, Consolidation or Conversion of the Depositor, the Master Servicer, the Operating Advisor, the Special Servicer or the Asset Representations Reviewer	365
Section 6.04	Limitation on Liability of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and Others	366
Section 6.05	Depositor, Master Servicer and Special Servicer Not to Resign	371
Section 6.06	Rights of the Depositor in Respect of the Master Servicer and the Special Servicer	372
Section 6.07	The Master Servicer and the Special Servicer as Certificate Owner	372
Section 6.08	The Directing Holder and the Risk Retention Consultation Parties	373
Section 6.09	Rating Agency Surveillance Fees	382

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EXHIBITS

Exhibit A-1	Form of Class A-1 Certificate
Exhibit A-2	Form of Class A-2 Certificate
Exhibit A-3	Form of Class A-3 Certificate
Exhibit A-4	Form of Class A-4 Certificate
Exhibit A-5	Form of Class A-5 Certificate
Exhibit A-6	Form of Class A-AB Certificate
Exhibit A-7	Form of Class X-A Certificate
Exhibit A-8	Form of Class X-B Certificate
Exhibit A-9	Form of Class X-D Certificate
Exhibit A-10	Form of Class A-S Certificate
Exhibit A-11	Form of Class B Certificate
Exhibit A-12	Form of Class C Certificate
Exhibit A-13	Form of Class D Certificate
Exhibit A-14	Form of Class E Certificate
Exhibit A-15	Form of Class F Certificate
Exhibit A-16	Form of Class G-RR Certificate
Exhibit A-17	Form of Class H-RR Certificate
Exhibit A-18	Form of Class R Certificate
Exhibit A-19	Form of Class S Certificate
Exhibit A-20	Form of Class RR Certificate
Exhibit B	Mortgage Loan Schedule
Exhibit C	Form of Investment Representation Letter
Exhibit D-1	Form of Transferee Affidavit
Exhibit D-2	Form of Transferor Letter
Exhibit D-3	Form of Transferee Certificate for Transfers of the RR Interest
Exhibit D-4	Form of Transferor Certificate for Transfers of the RR Interest
Exhibit D-5	Form of Transferee Certificate for Transfers of the Retained Certificates
Exhibit D-6	Form of Transferor Certificate for Transfers of the Retained Certificates
Exhibit D-7	Form of Request of Retaining Sponsor Consent for Release of the Retained Certificates
Exhibit E	Form of Request for Release
Exhibit F-1	Form of ERISA Representation Letter regarding ERISA Restricted Certificates
Exhibit F-2	Form of ERISA Representation Letter regarding [Class R Certificates][Class S Certificates][Class RR Certificates]
Exhibit G	Form of Distribution Date Statement
Exhibit H	[Reserved]
Exhibit I	Form of Transfer Certificate for Rule 144A Book-Entry Certificate to Temporary Regulation S Book-Entry Certificate during Restricted Period
Exhibit J	Form of Transfer Certificate for Rule 144A Book-Entry Certificate to Regulation S Book-Entry Certificate after Restricted Period
Exhibit K	Form of Transfer Certificate for Temporary Regulation S Book-Entry Certificate to Rule 144A Book-Entry Certificate during Restricted Period

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Exhibit L	Form of Transfer Certificate for Temporary Regulation S Book-Entry Certificate to Regulation S Book-Entry Certificate after Restricted Period
Exhibit M	Form of Transfer Certificate for Non-Book Entry Certificate to Temporary Regulation S Book-Entry Certificate
Exhibit N	Form of Transfer Certificate for Non-Book Entry Certificate to Regulation S Book-Entry Certificate
Exhibit O	Form of Transfer Certificate for Non-Book Entry Certificate to Rule 144A Book-Entry Certificate
Exhibit P-1A	Form of Investor Certification for Non-Borrower Party and/or a Risk Retention Consultation Party (for Persons other than the Directing Holder, the Controlling Class Representative and/or a Controlling Class Certificateholder)
Exhibit P-1B	Form of Investor Certification for Non-Borrower Party (for the Directing Holder, Controlling Class Representative and/or a Controlling Class Certificateholder)
Exhibit P-1C	Form of Investor Certification for Borrower Party (for Persons other than the Directing Holder, a Risk Retention Consultation Party, Controlling Class Representative and/or a Controlling Class Certificateholder)
Exhibit P-1D	Form of Investor Certification for Borrower Party (for the Directing Holder, Controlling Class Representative and/or a Controlling Class Certificateholder)
Exhibit P-1E	Form of Notice of Excluded Controlling Class Holder
Exhibit P-1F	Form of Notice of Excluded Controlling Class Holder to Certificate Administrator
Exhibit P-1G	Form of Certification of the Controlling Class Representative
Exhibit P-1H	Form of Certification of a Risk Retention Consultation Party
Exhibit P-2	Form of Certification for NRSROs
Exhibit P-3	Online Market Data Provider Certification
Exhibit Q	Custodian Certification/Exception Report
Exhibit R-1	Form of Power of Attorney by Trustee for Master Servicer
Exhibit R-2	Form of Power of Attorney by Trustee for Special Servicer
Exhibit S	Initial Companion Holders, Initial Class Majority Certificateholder
Exhibit T	Form of Notice Relating to the Non-Serviced Mortgage Loans
Exhibit U	Form of Notice and Certification Regarding Defeasance of Mortgage Loan
Exhibit V	Form of Operating Advisor Annual Report
Exhibit W	Form of Notice from Operating Advisor Recommending Replacement of the Special Servicer
Exhibit X	Form of Confidentiality Agreement
Exhibit Y	Form Certification to be Provided with Form 10-K
Exhibit Z-1	Form of Certification to be Provided to Depositor by Certificate Administrator
Exhibit Z-2	Form of Certification to be Provided to Depositor by Master Servicer
Exhibit Z-3	Form of Certification to be Provided to Depositor by Special Servicer
Exhibit Z-4	Form of Certification to be Provided to Depositor by Trustee
Exhibit Z-5	Form of Certification to be Provided to Depositor by Operating Advisor
Exhibit Z-6	Form of Certification to be Provided to Depositor by Custodian

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Exhibit Z-7	Form of Certification to be Provided to Depositor by Asset Representations Reviewer
Exhibit AA	Servicing Criteria to be Addressed in Assessment of Compliance
Exhibit BB	Additional Form 10-D Disclosure
Exhibit CC	Additional Form 10-K Disclosure
Exhibit DD	Form 8-K Disclosure Information
Exhibit EE	Additional Disclosure Notification
Exhibit FF	Initial Sub-Servicers
Exhibit GG	Servicing Function Participants
Exhibit HH	Form of Annual Compliance Statement
Exhibit II	Form of Report on Assessment of Compliance with Servicing Criteria
Exhibit JJ	CREFC® Payment Information
Exhibit KK	Form of Notice of Additional Secured Indebtedness Notification
Exhibit LL	Additional Disclosure Notification (Accounts)
Exhibit MM	Form of Notice of Purchase of Controlling Class Certificate
Exhibit NN	Form of Asset Review Report by the Asset Representations Reviewer
Exhibit OO	Form of Asset Review Report Summary
Exhibit PP-1	GSMC Asset Review Procedures
Exhibit PP-2	CREFI Asset Review Procedures
Exhibit PP-3	SMC Asset Review Procedures
Exhibit PP-4	AREF Asset Review Procedures
Exhibit PP-5	SGFC Asset Review Procedures
Exhibit QQ	Form of Certification to Certificate Administrator Requesting Access to Secure Data Room
Exhibit RR	Form of Notice of [Additional Delinquent Loan][Cessation of Delinquent Loan][Cessation of Asset Review Trigger]
Exhibit SS	Form of Certificate Administrator Receipt of the HRR Certificates
Exhibit TT	Form of Certificate Administrator Receipt of the Retained Certificates Upon Transfer
Exhibit UU	Form of Certificate Administrator Receipt of the Class RR Certificates
Exhibit VV	Retained Defeasance Rights and Obligations Mortgage Loans

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SCHEDULES

Schedule 1	Mortgage Loans With Additional Secured Debt
Schedule 2	Class A-AB Scheduled Principal Balance Schedule
Schedule 3	Mortgage Loans With “Performance”, “Earn-Out” or “Holdback” Escrows or Reserves

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This Pooling and Servicing Agreement is dated and effective as of December 1, 2020, among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer.

PRELIMINARY STATEMENT:

The Depositor intends to sell commercial mortgage pass-through certificates (collectively, the “Certificates”), to be issued hereunder in multiple classes (each, a “Class”), which in the aggregate, and collectively with the RR Interest, will evidence the entire ownership interest in the Trust to be created hereunder, the primary assets of which will be a pool of commercial mortgage loans. As provided herein, the Certificate Administrator shall elect or shall cause an election to be made to treat designated portions of the Trust (exclusive of the Excess Interest and the proceeds thereof in the Excess Interest Distribution Account) for federal income tax purposes as two separate real estate mortgage investment conduits (the “Upper-Tier REMIC” and the “Lower-Tier REMIC”). In addition, two separate REMIC elections were designated to be made (and shall be made by the Certificate Administrator as described herein) with respect to two mortgage loans, any REO Property with respect thereto and the proceeds thereof for federal income tax purposes pursuant to a REMIC Declaration dated as of December 1, 2020 (the “White Oak Crossing Loan REMIC Declaration”) and a REMIC Declaration dated as of June 2, 2020 (the “Grand Canal Shoppes Loan REMIC Declaration” and each, a “REMIC Declaration”). The White Oak Crossing Loan REMIC and the Grand Canal Shoppes Loan REMIC will be designated as “Loan REMICs”, and together with the Upper-Tier REMIC and the Lower-Tier REMIC, the “Trust REMICs”.

In addition, the parties intend that the portions of the Trust Fund consisting of the Class S Specific Grantor Trust Assets and the uncertificated regular interests in the Upper-Tier REMIC corresponding to the VRR Interest (“VRR Regular Interests”) and distributions thereon and the residual interests issued by the Loan REMICs, shall be treated as a grantor trust under subpart E, part I of subchapter J of the Code for federal income tax purposes (the “Grantor Trust”). Solely for tax purposes, the Class S Certificates and the VRR Interest shall represent undivided beneficial interests in the related portions of the Trust Fund consisting of the Class S Specific Grantor Trust Assets and the VRR Interest shall also represent undivided beneficial interests in the portion of the Trust Fund consisting of the VRR Regular Interests and distributions thereon, and the Class R Certificates will represent beneficial ownership of the residual interests issued by the Loan REMICs. As provided herein, the Certificate Administrator shall take all actions expressly required hereunder to ensure that the portion of the Trust Fund consisting of the Grantor Trust maintains its status as a grantor trust under federal income tax law and not be treated as part of the Trust REMICs.

The Depositor intends (i) to sell the Certificates (other than the Class S Certificates and the Class RR Certificates) to the Underwriters and the Initial Purchasers, (ii) to cause the RR Interest to be owned on the Closing Date by GSMC (or its MOA) and (iii) to cause the Class RR Certificates to be owned on the Closing Date by CREFI.

LOWER-TIER REMIC

The Lower-Tier REMIC will hold the Loan REMIC Regular Interests and the Mortgage Loans (exclusive of Excess Interest) and will issue the Class LA1, Class LA2, Class LA3, Class LA4, Class LA5, Class LAAB, Class LAS, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG, Class LH and Class LRR Uncertificated Interests and the LRI Uncertificated Interest (the “Lower-Tier Regular Interests”), which will evidence the “regular interests” in the Lower-Tier REMIC created hereunder. The Lower-Tier REMIC will also issue the uncertificated Class LR Interest, which is the sole Class of “residual interests” in the Lower-Tier REMIC for purposes of the REMIC Provisions and is represented by the Class R Certificates.

Pursuant to the White Oak Crossing Loan REMIC Declaration, the White Oak Crossing Loan REMIC has issued the “White Oak Crossing Loan REMIC Regular Interests”, which constitute the “regular interests” in such Loan REMIC, and the “White Oak Crossing Loan REMIC Residual Interests”, which represent the sole class of “residual interests” in such Loan REMIC.

Pursuant to the Grand Canal Shoppes Loan REMIC Declaration, the Grand Canal Shoppes Loan REMIC has issued the “Grand Canal Shoppes Loan REMIC Regular Interests” (together with the White Oak Crossing Loan REMIC Regular Interest, the “Loan REMIC Regular Interests”), which constitute the “regular interests” in such Loan REMIC, and the “Grand Canal Shoppes Loan REMIC Residual Interest” (together with the White Oak Crossing Loan REMIC Residual Interests, the “Loan REMIC Residual Interests”), which represent the sole class of “residual interests” in such Loan REMIC.

The Loan REMIC Regular Interests will be held by the Trustee as assets of the Lower-Tier REMIC, and the Lower-Tier Regular Interests will be held by the Trustee as assets of the Upper-Tier REMIC.

The Class R Certificates will represent a beneficial interest in each Loan REMIC Residual Interest.

The following table sets forth the Original Lower-Tier Principal Amounts and per annum rates of interest for the Lower-Tier Regular Interests and the Class LR Interest:

Designation	Interest Rate or Pass-Through Rate	Original Lower-Tier Principal Amount
Class LA1	(1)	$ 17,052,000
Class LA2	(1)	$ 10,429,000
Class LA3	(1)	$ 13,754,000
Class LA4	(1)	$ 159,000,000
Class LA5	(1)	$ 322,296,000
Class LAAB	(1)	$ 32,358,000
Class LAS	(1)	$ 57,471,000
Class LB	(1)	$ 35,671,000
Class LC	(1)	$ 37,653,000
Class LD	(1)	$ 26,754,000
Class LE	(1)	$ 19,817,000
Class LF	(1)	$ 19,818,000
Class LG	(1)	$ 7,927,000
Class LH	(1)	$ 32,699,123
Class LRR	(1)	$ 11,009,350(2)
Class LR	N/A(3)	N/A
LRI	(1)	$ 22,622,314(4)

(1)	The interest rate for each Class of Lower-Tier Regular Interests on any Distribution Date will be the Weighted Average Net Mortgage Rate for such Distribution Date.

(2)	The Class LRR Uncertificated Interest (evidenced by the Class RR Certificates) will have an original principal balance equal to (a) the VRR Percentage minus the RRI Percentage, multiplied by (b) the aggregate Cut-off Date Principal Balance of the Mortgage Loans.

(3)	The Class LR Interest (evidenced by the Class R Certificates) will not have a Certificate Balance or Notional Amount, will not bear interest and will not be entitled to distributions of Yield Maintenance Charges. Any Aggregate Available Funds remaining in the Lower-Tier REMIC Distribution Account after distributing the Lower-Tier Distribution Amount will be deemed distributed to the Class LR Interest and shall be payable to the Holders of the Class R Certificates.

(4)	The LRI Uncertificated Interest will have an original principal balance equal to the RRI Percentage multiplied by the aggregate Cut-off Date Principal Balance of the Mortgage Loans.

UPPER-TIER REMIC

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR, Class H-RR and Class RR Certificates and the RR Interest (exclusive of Excess Interest), representing the “regular interests” in the Upper-Tier REMIC created hereunder. The Upper-Tier REMIC will also issue the uncertificated Class UR Interest, which is the sole Class of “residual interests” in the Upper-Tier REMIC for purposes of the REMIC Provisions and is represented by the Class R Certificates.

THE GRANTOR TRUST

The Class S Certificates, the Class RR Certificates and the RR Interest shall each represent undivided beneficial interests in the related portion of the Trust Fund consisting of the Class S Specific Grantor Trust Assets, the Class RR Certificates and the RR Interest shall also each represent undivided beneficial interests in the VRR Regular Interests and distributions thereon, and the Class R certificates will represent beneficial ownership of the residual interests issued by the Loan REMICs. As provided herein, the Certificate Administrator shall not take any actions that would cause the portions of the Trust Fund consisting of the Grantor Trust (i) to fail to maintain its status as a “grantor trust” under federal income tax law or (ii) to be treated as part of any Trust REMIC.

THE CERTIFICATES AND THE RR INTEREST

The following table (and related paragraphs) sets forth the designation, the initial pass-through rate (in the case of the Regular Certificates, the “Pass-Through Rate”, and in the case of the VRR Interest, the “VRR Interest Rate”) and the aggregate initial principal amount (in the case of the Principal Balance Certificates and the Class RR Certificates, the “Original Certificate Balance”) or the aggregate initial notional amount (in the case of the Class X Certificates, the “Original Notional Amount”), and the aggregate initial principal amount (in the case of the RR Interest, the “Original RR Interest Balance”), as applicable, for each Class of Certificates and the RR Interest:

Class of Certificates or RR Interest	Initial Pass-Through Rate or VRR Interest Rate	Original Certificate Balance, Notional Amount or RR Interest Balance
Class A-1 Certificates	0.468000000%	$ 17,052,000
Class A-2 Certificates	1.295000000%	$ 10,429,000
Class A-3 Certificates	1.560000000%	$ 13,754,000
Class A-4 Certificates	1.721000000%	$ 159,000,000
Class A-5 Certificates	2.012000000%	$ 322,296,000
Class A-AB Certificates	1.662000000%	$ 32,358,000
Class X-A Certificates	1.742044396%(1)	$ 612,360,000(2)
Class X-B Certificates	0.941258368%(1)	$ 73,324,000(2)
Class A-S Certificates	2.224000000%	$ 57,471,000
Class B Certificates	2.340000000%	$ 35,671,000
Class C Certificates	2.989000000%	$ 37,653,000
Class X-D Certificates	1.364529834%(1)	$ 46,571,000(2)
Class D Certificates	2.250000000%	$ 26,754,000
Class E Certificates	2.250000000%	$ 19,817,000
Class F Certificates	3.614529834%	$ 19,818,000
Class G-RR Certificates	3.614529834%	$ 7,927,000
Class H-RR Certificates	3.614529834%	$ 32,699,123
Class R Certificates	N/A(3)	N/A
Class S Certificates	N/A(3)	N/A
Class RR Certificates	(4)	$ 11,009,350(5)
RR Interest	(4)	$ 22,622,314(6)

(1)	The Pass-Through Rate for the Class X-A Certificates will be calculated in accordance with the definition of “Class X-A Pass-Through Rate”. The Pass-Through Rate for the Class X-B Certificates will be calculated in accordance with the definition of “Class X-B Pass-Through Rate”. The Pass-Through Rate for the Class X-D Certificates will be calculated in accordance with the definition of “Class X-D Pass-Through Rate”.

(2)	None of the Class X-A, Class X-B or Class X-D Certificates will have a Certificate Balance; rather, such Classes of Certificates will accrue interest as provided herein on the Class X-A Notional Amount, the Class X-B Notional Amount and the Class X-D Notional Amount.

(3)	Neither the Class R nor the Class S Certificates will have a Certificate Balance or a Notional Amount, bear interest or be entitled to distributions of Yield Maintenance Charges. Any Aggregate Available Funds remaining in the Upper-Tier REMIC Distribution Account, after all required distributions under this Agreement have been made to each Class of Regular Certificates and the VRR Interest will be deemed distributed to the Class UR Interest and shall be payable to the Holders of the Class R Certificates.

(4)	The VRR Interest Rate on any Distribution Date will be the Weighted Average Net Mortgage Rate for such Distribution Date.

(5)	The Class RR Certificates will have an original principal balance equal to (a) the VRR Percentage minus the RRI Percentage, multiplied by (b) the aggregate Cut-off Date Principal Balance of the Mortgage Loans.

(6)	The RR Interest will have an Original RR Interest Balance equal to the RRI Percentage multiplied by the aggregate Cut-off Date Principal Balance of the Mortgage Loans.

As of the close of business on the Cut-off Date, the Mortgage Loans had an aggregate principal balance, after application of all payments of principal due on or before such date, whether or not received, equal to approximately $826,330,787.

WHOLE LOANS

Loan No.	Whole Loan	Type	Non-Serviced Pooling Agreement	Companion Loan Type	Servicing Shift Lead Note (if any)
1	Elo Midtown Office Portfolio	Servicing Shift	(1)	Pari Passu	Note A-1
2	Signature Office Portfolio	Serviced	N/A	Pari Passu	NAP
3	Phoenix Industrial Portfolio V	Serviced	N/A	Pari Passu	NAP
4	MGM Grand & Mandalay Bay	Non-Serviced	BX 2020-VIVA TSA	Pari Passu and Subordinate	NAP
5	711 Fifth Avenue	Non-Serviced	GSMS 2020-GC47 PSA	Pari Passu	NAP
7	Appletree Business Park	Serviced	N/A	Pari Passu	NAP
9	JW Marriott Nashville	Non-Serviced	Benchmark 2020-B21 PSA(2)	Pari Passu	NAP
11	Grand Canal Shoppes	Non-Serviced	MSC 2019-H7 PSA	Pari Passu and Subordinate	NAP
12	32-42 Broadway	Non-Serviced	Benchmark 2020-B21 PSA	Pari Passu	NAP
13	Hotel ZaZa Houston Museum District	Servicing Shift	(1)	Pari Passu	Note A-2-1
14	SoCal & South Miami Medical Office Portfolio	Non-Serviced	BBCMS 2020-C8 PSA	Pari Passu	NAP
16	Cabinetworks Portfolio	Servicing Shift	(1)	Pari Passu	Note A-1
21	Redmond Town Center	Non-Serviced	Benchmark 2020-B19 PSA	Pari Passu	NAP
22	White Oak Crossing	Non-Serviced	CGCMT 2020-GC46 PSA	Pari Passu	NAP
37	McCarthy Ranch	Non-Serviced	MSC 2020-L4 PSA	Pari Passu	NAP

(1)	On and after the securitization of the related Servicing Shift Lead Note, the subject Whole Loan will be serviced pursuant to the Non-Serviced Pooling Agreement governing the securitization of such Servicing Shift Lead Note.

(2)	On and after the securitization of the JW Marriott Nashville pari passu note A-1, the JW Marriott Nashville Whole Loan will be serviced pursuant to the Non-Serviced PSA governing the securitization of the JW Marriott Nashville pari passu note A-1.

Each of the Whole Loans listed above consists of the corresponding Mortgage Loan and one or more Companion Loans. With respect to any Whole Loan, each of the Mortgage Loan and the Pari Passu Companion Loan(s) are pari passu with each other to the extent provided in the related Co-Lender Agreement, and any AB Subordinate Companion Loan(s) is generally subordinate to the related Mortgage Loan and any Pari Passu Companion Loan(s) to the extent provided in the related Co-Lender Agreement. Each Serviced Whole Loan will be serviced and administered in accordance with this Agreement and the related Co-Lender Agreement. Each Non-Serviced Whole Loan will be serviced and administered in accordance with the related Non-Serviced Pooling Agreement and the related Co-Lender Agreement. Each Servicing Shift Whole Loan will be serviced and administered in accordance with this Agreement and the related Co-Lender Agreement prior to the related Servicing Shift Securitization Date, and will be serviced and administered in accordance with the related Non-Serviced Pooling Agreement and the related Co-Lender Agreement on and after the related Servicing Shift Securitization Date.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01          Defined Terms. Whenever used in this Agreement, including in the Preliminary Statement, the following capitalized terms, unless the context otherwise requires, shall have the meanings specified in this Article.

“10-K Filing Deadline”: As defined in Section 11.05(a).

“15Ga-1 Notice”: As defined in Section 2.03(b).

“15Ga-1 Notice Provider”: As defined in Section 2.03(b).

“15Ga-1 Repurchase Request”: As defined in Section 2.03(b).

“17g-5 Information Provider”: The Certificate Administrator.

“17g-5 Information Provider’s Website”: The 17g-5 Information Provider’s Internet website, which shall initially be located within the Certificate Administrator’s Website (initially “www.ctslink.com”), under the “NRSRO” tab on the page relating to this transaction.

“30/360 Mortgage Loans”: The Mortgage Loans indicated as such in the Mortgage Loan Schedule.

“32-42 Broadway Co-Lender Agreement”: That certain Amended and Restated Co-Lender Agreement, dated as of November 11, 2020, by and between the holders of the respective promissory notes evidencing the 32-42 Broadway Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“711 Fifth Avenue Co-Lender Agreement”: That certain Agreement Between Noteholders, dated as of May 21, 2020, by and between the holders of the respective promissory notes evidencing the 711 Fifth Avenue Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“AB Co-Lender Agreement”: Any Co-Lender Agreement by and among the holder of an AB Subordinate Companion Loan and the holder(s) of the related Mortgage Loan and any holder(s) of any related Pari Passu Companion Loan, relating to the relative rights of such holders of the related AB Whole Loan, as the same may be further amended in accordance with the terms thereof. The MGM Grand & Mandalay Bay Co-Lender Agreement and the Grand Canal Shoppes Co-Lender Agreement will each be an AB Co-Lender Agreement under this Agreement.

“AB Control Appraisal Period”: With respect to any AB Whole Loan, a “control appraisal period” as defined in the related Co-Lender Agreement.

“AB Modified Loan”: Any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced Pooling Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Trust or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“AB Mortgage Loan”: A senior “A note” that is part of an AB Whole Loan and which is a Mortgage Loan that is part of the Trust Fund. Each of the MGM Grand & Mandalay Bay Mortgage Loan and the Grand Canal Shoppes Mortgage Loan will be AB Mortgage Loans with respect to the Trust.

“AB Mortgaged Property”: The Mortgaged Property that secures the related AB Whole Loan.

“AB Subordinate Companion Loan”: With respect to any AB Whole Loan, the related Companion Loan(s) evidenced by the related promissory note made by the related Mortgagor and secured by the Mortgage on the related AB Mortgaged Property, which is not included in the Trust and which is subordinate in right of payment to the related AB Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the related Co-Lender Agreement. The Companion Loans identified as (i) note B-1-A, note B-1-B, note B-2-A, note B-2-B, note B-3-A, note B-3-B, note B-4-A, note B-4-B, note B-5-A, note B-5-

B, note B-6-A, note B-6-B, note B-7-A, note B-7-B, note B-8-A, note B-8-B, note B-9-A, note B-10-A, note B-11-A, note B-12-A, note C-1, note C-2, note C-3 and note C-4 related to the MGM Grand & Mandalay Bay Whole Loan and (ii) note B related to the Grand Canal Shoppes Whole Loan will each be AB Subordinate Companion Loans with respect to the Trust.

“AB Whole Loan”: A Whole Loan that consists of such Mortgage Loan and a related AB Subordinate Companion Loan. The MGM Grand & Mandalay Bay Whole Loan and the Grand Canal Shoppes Whole Loan will be AB Whole Loans with respect to the Trust.

“AB Whole Loan Controlling Holder”: With respect to an AB Whole Loan, the “Directing Lender”, “Controlling Noteholder” or similarly defined party identified in the related AB Co-Lender Agreement.

“Acceptable Insurance Default”: With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related Mortgagor to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty Insurance Policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related Mortgagor to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case as to which default the Master Servicer and the Special Servicer may forbear taking any enforcement action, provided that the Master Servicer (with respect to Non-Specially Serviced Mortgage Loans) or the Special Servicer (with respect to Specially Serviced Mortgage Loans) has determined, in its reasonable judgment, based on inquiry consistent with the Servicing Standard and (unless (i) a Control Termination Event is continuing and (ii) with respect to a Specially Serviced Mortgage Loan, after consultation with the Risk Retention Consultation Parties pursuant to Section 6.08 (in either case, other than with respect to any applicable Excluded Loan), with the consent of the Directing Holder (and after a Control Termination Event has occurred, but prior to the occurrence of a Consultation Termination Event (or other than with respect to any applicable Excluded Loan), after consultation with the Directing Holder as provided in Section 6.08 hereof)), that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate; provided, however, that the Directing Holder and the Risk Retention Consultation Parties shall not have more than thirty (30) days to respond to the Master Servicer’s or Special Servicer’s request for such consent or consultation; provided, further, that upon the Master Servicer’s or Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Master Servicer or Special Servicer, as applicable, to consult with the Directing Holder or a Risk Retention Consultation Party, the Master Servicer or Special Servicer, as applicable, is not required to do so. Each of the Master Servicer (at its own expense) and the Special Servicer (at the expense of the Trust Fund) shall be entitled to rely on insurance consultants in making the determinations described above.

“Accrued AB Loan Interest”: With respect to any AB Modified Loan and any date of determination, the accrued and unpaid interest that remains unpaid with respect to the junior note(s) of such AB Modified Loan.

“Act”: The Securities Act of 1933, as it may be amended from time to time.

“Actual/360 Basis”: Interest accrual on the basis of the actual number of days in a month assuming a 360-day year.

“Actual/360 Mortgage Loans”: The Mortgage Loans indicated as such in the Mortgage Loan Schedule.

“Additional Disclosure Notification”: The form of notification to be included with any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information that is attached hereto as Exhibit EE.

“Additional Exclusions”: Exclusions in addition to those customarily found in the insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001.

“Additional Form 10-D Disclosure”: As defined in Section 11.04(a).

“Additional Form 10-K Disclosure”: As defined in Section 11.05(a).

“Additional Secured Debt”: With respect to any Mortgage Loan, any debt owed by the related Mortgagor to a party other than the lender under such Mortgage Loan that is secured by the related Mortgaged Property as of the Closing Date as set forth on Schedule 1 hereto, as increased or decreased from time to time pursuant to the terms of the related subordinate or pari passu loan documents (including any Co-Lender Agreement or subordination agreement).

“Additional Servicer”: Each Affiliate of the Master Servicer, the Special Servicer or any Mortgage Loan Seller that services any of the Mortgage Loans and each Person who is not an Affiliate of the Master Servicer, other than the Special Servicer, who services 10% or more of the Mortgage Loans by unpaid principal balance as of any date of determination pursuant to Article XI.

“Administrative Cost Rate”: As of any date of determination and with respect to each Mortgage Loan, a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate (which fee rate accounts for the Trustee Fee), the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and, in the case of each Non-Serviced Mortgage Loan, the related Non-Serviced Primary Servicing Fee Rate.

“Advance”: Any P&I Advance or Property Protection Advance.

“Adverse REMIC Event”: As defined in Section 10.01(g).

“Affected Party”: As defined in Section 7.01(b).

“Affected Reporting Party”: As defined in Section 11.12.

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affirmative Asset Review Vote”: As defined in Section 12.01(a).

“Aggregate Available Funds”: With respect to any Distribution Date, an amount equal to the sum of (without duplication):

(a)             the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the Trust pursuant to the related Non-Serviced Pooling Agreement and/or the related Non-Serviced Co-Lender Agreement) (including the portion of Loss of Value Payments deposited into the Collection Account pursuant to Section 3.05(f) of this Agreement) and any REO Property on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the Companion Holders), as of the close of business on the related Master Servicer Remittance Date, exclusive of (without duplication):

(i)               all Periodic Payments paid by the Mortgagors of a Mortgage Loan that are due on a Due Date following the end of the related Collection Period, excluding Excess Interest and interest relating to periods prior to, but due after, the Cut-off Date;

(ii)             all unscheduled Principal Prepayments (together with any related payments of interest allocable to the period following the related Due Date for the related Mortgage Loan), Liquidation Proceeds, Insurance and Condemnation Proceeds and other unscheduled recoveries, in each case, received subsequent to the related Determination Date (or, with respect to voluntary Principal Prepayments for each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

(iii)             (A) all amounts payable or reimbursable to any Person from the Collection Account pursuant to clauses (ii) through (xviii), inclusive, and (xxi) of Section 3.05(a); (B) all amounts payable or reimbursable to any Person from the Lower-Tier REMIC Distribution Account pursuant to clauses (ii) through (vii), inclusive, of Section 3.05(b); and (C) any Net Investment Earnings contained therein;

(iv)               with respect to the Actual/360 Mortgage Loans and any Distribution Date occurring in (1) each February or (2) any January in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), an amount equal to one (1) day of interest on the Stated Principal Balance of such Mortgage Loans as of the Due Date in the month preceding the month in which such Distribution Date occurs at the related Net Mortgage Rate to the extent such amounts are Withheld Amounts related to the Mortgage Loans to the extent those funds are on deposit in the Collection Account;

(v)                amounts distributable to each Loan REMIC Residual Interest pursuant to the related REMIC Declaration and Section 4.01(l);

(vi)               all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Holders of the Class S Certificates and the VRR Interest);

(vii)              all Yield Maintenance Charges allocable to the Mortgage Loans;

(viii)             all amounts deposited in the Collection Account in error; and

(ix)                any Penalty Charges allocable to the Mortgage Loans;

(b)             if and to the extent not already included in clause (a) hereof, the aggregate amount transferred from the REO Accounts allocable to the Mortgage Loans to the Collection Account for such Distribution Date pursuant to Section 3.14(c);

(c)             the aggregate amount of (i) any Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans with respect to such Distribution Date pursuant to Section 3.17(a) and (ii) P&I Advances on the Mortgage Loans made by the Master Servicer or the Trustee, as applicable, with respect to the Mortgage Loans and the Distribution Date (net of the related Certificate Administrator/Trustee Fee, Operating Advisor Fee, CREFC® Intellectual Property Royalty License Fee and Asset Representations Reviewer Fee with respect to the Mortgage Loans for which such P&I Advances are made) pursuant to Section 4.03 or Section 7.05;

(d)             with respect to each Actual/360 Mortgage Loan and any Distribution Date occurring in each March (or February, if the related Distribution Date is the final Distribution Date), the Withheld Amounts related to the Mortgage Loans remitted to the Lower-Tier REMIC Distribution Account pursuant to Section 3.21(b); and

(e)             solely with respect to the Distribution Date occurring in January 2021, the Closing Date Deposit Amount.

Notwithstanding the investment of funds held in the Collection Account pursuant to Section 3.06, for purposes of calculating the Aggregate Available Funds, the amounts so invested shall be deemed to remain on deposit in such account.

“Aggregate Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the sum of the following amounts: (a) the Aggregate Principal Shortfall for such Distribution Date, (b) the Scheduled Principal Distribution Amount for such Distribution Date and (c) the Unscheduled Principal Distribution Amount for such Distribution Date; provided that the Aggregate Principal Distribution Amount for any Distribution Date shall be reduced, to not less than zero, by the amount of any reimbursements of (A) Nonrecoverable Advances (including any property protection advance with respect to the Non-Serviced Mortgage Loan under the related Non-Serviced Pooling Agreement reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date and (B) Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date (provided that, in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs).

“Aggregate Principal Shortfall”: For any Distribution Date after the initial Distribution Date with respect to the Mortgage Loans, the amount, if any, by which the related Aggregate Principal Distribution Amount for the preceding Distribution Date exceeds the aggregate amount actually distributed on the preceding Distribution Date in respect of such Aggregate Principal Distribution Amount. The Aggregate Principal Shortfall for the initial Distribution Date will be zero.

“Agreement”: This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

“Anticipated Repayment Date”: With respect to any ARD Loan, the date upon which such ARD Loan commences accruing interest at its Revised Rate.

“Appletree Business Park Co-Lender Agreement”: That certain Co-Lender Agreement, dated as of November 25, 2020, by and between the holders of the respective promissory notes evidencing the Appletree Business Park Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“Applicable Fitch Permitted Investment Rating”: (A) in the case of such investments with maturities of thirty (30) days or less, the short-term debt obligations of which are rated at least “F1” by Fitch or the long-term debt obligations of which are rated at least “A” by Fitch, and (B) in the case of such investments with maturities of more than thirty (30) days, the short-term obligations of which are rated at least “F1+” by Fitch or the long-term obligations of which are rated at least “A+” by Fitch.

“Applicable KBRA Permitted Investment Rating”: (A) in the case of such investments with maturities of 90 days or less, the short-term debt obligations of which are rated of at least “K3” or the long-term obligations of which are rated at least “BBB-” and (B) in the case of such investments with maturities greater than 90 days but not more than one year, the short-term debt obligations of which are rated of at least “K1” or the long-term obligations of which are rated at least “A-” (in each case, if then rated by KBRA).

“Applicable Laws”: As defined in Section 8.15.

“Applicable Moody’s Permitted Investment Rating”: in the case of such investments, the short-term debt obligations of which are rated at least “P-1” by Moody’s or the long-term debt obligations of which are rated at least “A2” by Moody’s.

“Applicable S&P Permitted Investment Rating”: (A) in the case of such investments with maturities of sixty (60) days or less, the short term obligations of which are rated at least “A-1” by S&P, and (B) in the case of such investments with maturities of more than sixty (60) days, the short term obligations of which are rated “A-1+” by S&P (or at least “A-1” by S&P, if the long term obligations of which are rated at least “AA-” by S&P).

“Applicable State and Local Tax Law”: For purposes hereof, the Applicable State and Local Tax Law shall be (a) the tax laws of the State of New York; and (b) such other state or local tax laws whose applicability shall have been brought to the attention of the Trustee and the Certificate Administrator by either (i) an Opinion of Counsel delivered to it, or (ii) written notice from the appropriate taxing authority as to the applicability of such state or local tax laws.

“Appraisal”: An appraisal prepared by an MAI appraiser who is licensed or certified to prepare appraisals in the state where the Mortgaged Property is located, as appropriate; provided that each appraiser will be required to represent in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

“Appraisal Reduction Amount”: For any Distribution Date and for any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the Special Servicer in consultation with the Directing Holder (for so long as no Consultation Termination Event is continuing and only with respect to any Mortgage Loan or Serviced Whole Loan other than an applicable Excluded Loan) and in consultation with the Operating Advisor (during the continuance of an Operating Advisor Consultation Event), as of the first Determination Date that is at least ten (10) Business Days following the later of (a) the date on which the Special Servicer receives an Appraisal or conducts a valuation described below and (b) the occurrence of such Appraisal Reduction Event, equal to the excess of (a) the Stated Principal Balance of that

Mortgage Loan or Serviced Whole Loan, as the case may be, over (b) the excess of (i) the sum of (A) 90% of the Appraised Value of the related Mortgaged Property as determined (1) by one or more Appraisals obtained by the Special Servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan, as the case may be, with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which shall be paid by the Master Servicer as an Advance) or (2) by an internal valuation performed by the Special Servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan, as the case may be, with an outstanding principal balance less than $2,000,000, minus, with respect to any Appraisals, such downward adjustments as the Special Servicer may make (without implying any obligation to do so) based upon its review of the Appraisal and any other information it deems relevant and (B) all escrows, letters of credit and reserves in respect of such Mortgage Loan or Serviced Whole Loan, as of the date of calculation over (ii) the sum of, as of the Due Date occurring in the month of the date of determination, (A) to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest due on such Mortgage Loan or Serviced Whole Loan, as the case may be, at a per annum rate equal to its Mortgage Rate (and, with respect to any Serviced AB Whole Loan, any accrued and unpaid interest on the related AB Subordinate Companion Loan at a per annum rate equal to its related mortgage interest rate), (B) all P&I Advances on the related Mortgage Loan and all Property Protection Advances on the related Mortgage Loan or Serviced Whole Loan, not reimbursed from proceeds of such Mortgage Loan or Serviced Whole Loan, and interest thereon at the Reimbursement Rate in respect of such Mortgage Loan or Serviced Whole Loan, (C) all currently due and unpaid real estate taxes, assessments, insurance premiums, ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan, as the case may be (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or the Trustee, as applicable) and (D) any other unpaid additional expenses of the issuing entity in respect of such Mortgage Loan or Serviced Whole Loan; provided, however, without limiting the Special Servicer’s obligation to order and obtain such Appraisal or perform such valuation, if the Special Servicer has not obtained an Appraisal or performed such valuation, as applicable, referred to above within one hundred twenty (120) days of the event described in the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then solely for purposes of determining the amounts of the P&I Advances, the Appraisal Reduction Amount shall be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan or Serviced Whole Loan, until such time as an Appraisal is received by the Special Servicer and the Appraisal Reduction Amount is calculated by the Special Servicer as of the first Determination Date that is at least ten (10) Business Days thereafter. Within sixty (60) days after the Appraisal Reduction Event, the Special Servicer shall order and use reasonable efforts to receive an Appraisal (the cost of which shall be paid by the Master Servicer as a Property Protection Advance); provided, further, however, that with respect to an Appraisal Reduction Event as set forth in clause (i) of the definition of Appraisal Reduction Event, the Special Servicer shall order and use reasonable efforts to receive such Appraisal within the one hundred twenty (120) day period set forth in such clause (i), and with respect to an Appraisal Reduction Event as set forth in clause (vi) of the definition of Appraisal Reduction Event, the Special Servicer shall order and use reasonable efforts to receive such Appraisal within the ninety (90) day period or one hundred twenty (120) day period, as applicable, set forth in such clause (vi); provided, further, however, that in no event shall the Special Servicer be required to order any such Appraisal prior to the conclusion of such sixty (60), ninety (90), or one hundred twenty (120) day period, as applicable, and in each case, the related Appraisal shall be promptly delivered in electronic format by the Special Servicer to the Master Servicer, the Directing Holder (but only prior to the occurrence of a Consultation Termination Event), the Operating Advisor, the Certificate Administrator and the Trustee. In connection with any Appraisal Reduction Amount, the Master Servicer will provide the Special Servicer with the information as set forth in Section 4.05(c). The Master Servicer shall not calculate Appraisal Reduction Amounts.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the existence and identity of the Controlling Class pursuant to Section 4.05(a) hereof, the Appraised Value for the related Mortgaged Property determined in connection with clause (b)(i)(A)(1) or clause (b)(i)(A)(2) of the first paragraph of this definition shall be determined on an “as-is” basis.

Notwithstanding anything herein to the contrary, the aggregate Appraisal Reduction Amount related to a Mortgage Loan, or the related REO Property will be reduced to zero as of the date on which Mortgage Loan is paid in full, liquidated, repurchased or otherwise removed from the Trust or as otherwise set forth in Section 4.05(d).

Any Appraisal Reduction Amount in respect of a Non-Serviced Whole Loan shall be calculated by the applicable party under and in accordance with and pursuant to the terms of the applicable Non-Serviced Pooling Agreement.

“Appraisal Reduction Event”: With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), or Serviced Whole Loan, the earliest of (i) the date on which a reduction in the amount of Periodic Payments on such Mortgage Loan or related Companion Loan, as applicable, or a change in any other material economic term of such Mortgage Loan or related Companion Loan, as applicable, (other than an extension of the Maturity Date), becomes effective as a result of a modification of such Mortgage Loan or related Companion Loan, as applicable, by the Special Servicer, (ii) the 60th day after an uncured delinquency (without regard to the application of any Grace Period), other than any uncured delinquency in respect of a Balloon Payment, occurs in respect of such Mortgage Loan or related Companion Loan, as applicable, (iii) solely in the case of a delinquent Balloon Payment, (A) the date occurring sixty (60) days beyond the date on which that Balloon Payment was due (except as described in clause (B) below) or (B) if the related Mortgagor has delivered to the Master Servicer (and the Master Servicer shall promptly deliver a copy of such document to the Special Servicer, if it is not evident that a copy has been delivered to the Special Servicer) on or prior to the date on which that Balloon Payment was due, a written and fully executed (subject to customary final closing conditions) commitment, letter of intent, or otherwise binding application for refinancing or similar document that is, in each case, binding upon an acceptable lender or signed purchase agreement, in each case reasonably satisfactory in form and substance to the Master Servicer and (for so long as no Control Termination Event is continuing) the Directing Holder, which provides that such refinancing or purchase will occur within one hundred twenty (120) days of such related Maturity Date, the date occurring one hundred twenty (120) days after the date on which that Balloon Payment was due (or for such shorter period beyond the date on which that Balloon Payment was due during which the refinancing or purchase is scheduled to occur pursuant to the commitment for refinancing or signed purchase agreement or on which such commitment or signed purchase agreement terminates), (iv) the date on which the related Mortgaged Property became an REO Property, (v) the sixtieth (60th) day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property, (vi) the sixtieth (60th) day after the date the related Mortgagor or the tenant at a single tenant property is subject to a bankruptcy, insolvency or similar proceedings (if not dismissed within those sixty (60) days), and (vii) the date on which the Mortgage Loan (or Serviced Whole Loan) remains outstanding five (5) years following any extension of its Maturity Date pursuant to this Agreement; provided, however, that an Appraisal Reduction Event shall not occur at any time when the Certificate Balances of all Classes of Subordinate Certificates have been reduced to zero. The Special Servicer shall notify the Master Servicer, the Directing Holder and the Operating Advisor, or the Master Servicer shall notify the Special Servicer and the Operating Advisor, as applicable, promptly upon such Person having notice or knowledge of the occurrence of any of the foregoing events. The obligation to obtain an Appraisal following the occurrence of an Appraisal Reduction Event shall be subject to the provisions of Section 4.05 hereof. For the avoidance of doubt, and for purposes of clauses (i) and (ii) above, neither (1) a Payment Accommodation with respect to any Mortgage Loan or Serviced Whole Loan nor (2) any default or delinquency that would have existed but for such Payment Accommodation shall constitute an Appraisal Reduction Event, for so long as the related Mortgagor is complying with the terms of such Payment Accommodation.

“Appraisal Review Period”: As defined in Section 4.05(b)(ii).

“Appraised-Out Class”: As defined in Section 4.05(b)(i).

“Appraised Value”: With respect to any Mortgaged Property (other than a Non-Serviced Mortgaged Property), the appraised value thereof as determined by the most recent Appraisal of the Mortgaged Property securing the related Mortgage Loan, Serviced Whole Loan or Serviced AB Whole Loan, as applicable, and with respect to a Non-Serviced Mortgaged Property, the appraised value allocable thereto, as determined pursuant to the applicable Non-Serviced Pooling Agreement.

“ARD Loan”: Any Mortgage Loan that is identified as having an Anticipated Repayment Date and Revised Rate on the Mortgage Loan Schedule.

“AREF”: Argentic Real Estate Finance LLC, a Delaware limited liability company.

“ASR Consultation Process”: As defined in Section 3.19(d).

“Asset Representations Reviewer”: Pentalpha Surveillance LLC, a Delaware limited liability company, and its successors-in-interest.

“Asset Representations Reviewer Asset Review Fee”: As defined in Section 12.02(b).

“Asset Representations Reviewer Fee”: As defined in Section 12.02(a).

“Asset Representations Reviewer Fee Rate”: As defined in Section 12.02(a).

“Asset Representations Reviewer Termination Event”: As defined in Section 12.05(a).

“Asset Review”: As defined in Section 12.01(b)(iv).

“Asset Review Notice”: As defined in Section 12.01(a).

“Asset Review Quorum”: In connection with any solicitation of votes to authorize an Asset Review as described in Section 12.01(a), Certificateholders evidencing at least 5% of the aggregate Voting Rights.

“Asset Review Report”: As defined in Section 12.01(b)(viii), a report setting forth the findings and conclusions of an Asset Review substantially in the form attached hereto as Exhibit NN.

“Asset Review Report Summary”: As defined in Section 12.01(b)(viii), a summary report setting forth the conclusions of an Asset Review Report substantially in the form attached hereto as Exhibit OO.

“Asset Review Standard”: The performance by the Asset Representations Reviewer of its duties under this Agreement in good faith subject to the express terms of this Agreement. All determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review shall be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

“Asset Review Trigger”: Any time that (1) Mortgage Loans having an aggregate outstanding principal balance of 25% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the Trust as of the end of the applicable Collection Period are Delinquent Loans as of the end of the related Collection Period or (2) at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) as of the end of the applicable Collection Period.

“Asset Review Vote Election”: As defined in Section 12.01(a).

“Asset Status Report”: As defined in Section 3.19(d).

“Assignment of Leases”: With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar instrument executed by the Mortgagor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

“Assignment of Mortgage”: An assignment of Mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect of record the sale of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages encumbering Mortgaged Properties located in the same jurisdiction, if permitted by law and acceptable for recording.

“Assumed Scheduled Payment”: For any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its Balloon Payment or any REO Loan (excluding, for purposes of determining or making P&I Advances, the portion allocable to any related Companion Loan), an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by the related Mortgage Note or the original amortization schedule of such Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming such Balloon Payment has not become due, after giving effect to any reduction in the principal balance thereof occurring in connection with a modification of such Mortgage Loan in connection with a default or bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of such Mortgage Loan or REO Loan (excluding, for purposes of determining P&I Advances, the portion allocable to any related Companion Loan, if applicable) at the applicable Mortgage Rate (net of interest at the Servicing Fee Rate and net of any applicable interest at the Non-Serviced Primary Servicing Fee Rate).

“Authenticating Agent”: The Certificate Administrator or any agent of the Certificate Administrator appointed to act as Authenticating Agent pursuant to Section 5.02(a).

“Balloon Mortgage Loan”: Any Mortgage Loan or Companion Loan that by its original terms or by virtue of any modification entered into as of the Closing Date provides for an amortization schedule for such Mortgage Loan or Companion Loan extending beyond its Maturity Date.

“Balloon Payment”: With respect to any Balloon Mortgage Loan, as of any date of determination, the Periodic Payment payable on the Maturity Date of such Balloon Mortgage Loan.

“Bankruptcy Code”: The federal Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

“Base Interest Fraction”: With respect to any Principal Prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates, a fraction (a) whose numerator is the greater of (x) zero and (y) the difference between (i) the Pass-Through Rate on such Class of Certificates, and (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the Yield Maintenance Charge with respect to such Principal Prepayment and (b) whose denominator is the greater of (x) zero and (y) the difference between (i) the Mortgage Rate on such Mortgage Loan (or with respect to any Mortgage Loan that is part of a Serviced Whole Loan, the Mortgage Rate of such Serviced Whole Loan), and (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the Yield Maintenance Charge with respect to such Principal Prepayment. However, (1) under no circumstances shall the Base Interest Fraction be greater than one or less than zero, (2) if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan or Serviced Whole Loan, and is greater than or equal to the Pass-Through Rate on such Class of Certificates, then the Base Interest Fraction will equal zero and (3) if the discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan or Serviced Whole Loan, and is less than the Pass-Through Rate on such Class of Certificates, then the Base Interest Fraction will be one (1). The Master Servicer shall provide to the Certificate Administrator the discount rate referenced above for purposes of calculating the Base Interest Fraction.

“BBCMS 2020-C8 PSA”: The pooling and servicing agreement, dated and effective as of October 1, 2020, among Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, LNR Partners, LLC, as special servicer, Wells Fargo Bank, National Association, as special servicer, Wells Fargo Bank, National Association, as certificate administrator, Wilmington Trust, National Association, as trustee, and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer, as from time to time amended, supplemented or modified relating to the issuance of the BBCMS Mortgage Trust 2020-C8 Commercial Mortgage Pass-Through Certificates, Series 2020-C8.

“Benchmark 2020-B19 PSA”: The pooling and servicing agreement, dated as of September 1, 2020, among Citigroup Commercial Mortgage Securities Inc., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Pentalpha Surveillance LLC, as operating advisor, Pentalpha Surveillance LLC, as asset representations reviewer, Citibank, N.A., as certificate administrator, and Wilmington Trust, National Association, as trustee, as from time to time amended, supplemented or modified relating to the issuance of the Benchmark 2020-B19 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2020-B19.

“Benchmark 2020-B21 PSA”: The pooling and servicing agreement, dated and effective as of December 1, 2020, among GS Mortgage Securities Corporation II, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer and as special servicer, Wells Fargo Bank, National Association, as certificate administrator and as trustee, and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, as from time to time amended, supplemented or modified relating to the issuance of the Benchmark 2020-B21 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2020-B21.

“Book-Entry Certificate”: Any Certificate registered in the name of the Depository or its nominee.

“Borrower Delayed Reimbursements”: Any additional Trust Fund expenses and reimbursements of Advances that the related Mortgagor is required, pursuant to a written modification agreement, to pay in the future to the Trust in its capacity as owner of the related Mortgage Loan.

“Borrower Party”: A borrower, a manager of a Mortgaged Property, a Restricted Mezzanine Holder, or a Borrower Party Affiliate.

“Borrower Party Affiliate”: With respect to a borrower, a manager of a Mortgaged Property or a Restricted Mezzanine Holder, (a) any other Person controlling or controlled by or under common control with such borrower, manager or Restricted Mezzanine Holder, as applicable, or (b) any other Person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, manager or Restricted Mezzanine Holder, as applicable. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Breach”: As defined in Section 2.03(b) of this Agreement.

“Business Day”: Any day other than a Saturday, a Sunday or a day on which banking institutions in North Carolina, Florida, California, New York, Ohio, Kansas, Pennsylvania or any of the jurisdictions in which the respective primary servicing offices of the Master Servicer or the Special Servicer or the Corporate Trust Offices of either the Certificate Administrator or the Trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

“BX 2020-VIVA TSA”: The trust and servicing agreement, dated as of May 5, 2020, by and among Citigroup Commercial Mortgage Securities, Inc., as depositor, KeyBank National Association, as servicer, Situs Holdings, LLC, as special servicer, Citibank, N.A., as certificate administrator, and Wilmington Trust, National Association, as trustee, as from time to time amended, supplemented or modified relating to the issuance of the BX Commercial Mortgage Trust 2020-VIVA, Commercial Mortgage Pass-Through Certificates, Series 2020-VIVA.

“Cabinetworks Portfolio Co-Lender Agreement”: That certain Agreement Between Noteholders, dated as of December 29, 2020, by and between the holders of the respective promissory notes evidencing the Cabinetworks Portfolio Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“Cabinetworks Portfolio PSA”: The pooling and servicing agreement governing the servicing of the Cabinetworks Portfolio Whole Loan following the related Servicing Shift Securitization Date.

“CERCLA”: The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate”: Any one of the Depositor’s Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, as executed and delivered by the Certificate Registrar and authenticated and delivered hereunder by the Authenticating Agent. For the avoidance of doubt, the RR Interest is not a Certificate.

“Certificate Administrator”: Wells Fargo Bank, National Association, in its capacity as certificate administrator, and its successors-in-interest, or if any successor certificate administrator is appointed thereto pursuant to Section 5.08 or any successor certificate administrator appointed hereunder. Wells Fargo Bank, National Association will perform its duties as Certificate Administrator hereunder through its Corporate Trust Services division (including, as applicable, any agents or affiliates utilized thereby).

“Certificate Administrator/Trustee Fee”: The fee to be paid to the Certificate Administrator as compensation for the Certificate Administrator’s activities under this Agreement; provided that the Certificate Administrator/Trustee Fee includes the Trustee Fee.

“Certificate Administrator/Trustee Fee Rate”: The Certificate Administrator/Trustee Fee shall be equal to the product of the rate equal to 0.00932% per annum and the aggregate Stated Principal Balance of the Mortgage Loans (calculated in the same manner as interest is calculated on the related Mortgage Loan) and any REO Loan (including any Non-Serviced Mortgage Loan but not any Companion Loan) and shall be calculated in the same manner as interest calculated on such Mortgage Loans as of the preceding Distribution Date. The Certificate Administrator/Trustee Fee includes the Trustee Fee.

“Certificate Administrator’s Website”: The Certificate Administrator’s internet website, which shall initially be located at www.ctslink.com.

“Certificate Balance”: With respect to any Class of Principal Balance Certificates or Class RR Certificates, (i) on or prior to the first Distribution Date, an amount equal to the Original Certificate Balance of such Class of Certificates, as specified in the Preliminary Statement hereto and (ii) as of any date of determination after the first Distribution Date, the Certificate Balance of such Class of Certificates on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(iii)).

“Certificate Factor”: With respect to any Class of Certificates (other than the Class R and Class S Certificates), as of any date of determination, a fraction, expressed as a decimal carried to at least eight (8) places, the numerator of which is the then related Certificate Balance or Notional Amount, and the denominator of which is the related Original Certificate Balance.

“Certificate Owner”: With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

“Certificate Register” and “Certificate Registrar”: The register maintained and registrar appointed pursuant to Section 5.03(a).

“Certificateholder” or “Holder”: The Person in whose name a Certificate is registered in the Certificate Register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to this Agreement, any Certificate registered in the name of or beneficially owned by the Master Servicer, the Special Servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the Trustee, the Certificate Administrator, the Depositor, any Mortgage Loan Seller, a Mortgagor, a Borrower Party or any Affiliate of any of such Persons shall be deemed to be not outstanding (provided that notwithstanding the foregoing, any Controlling Class Certificates owned by an Excluded Controlling Class Holder shall be deemed to be not outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class Certificates owned by the Special Servicer or an Affiliate thereof shall be deemed to be not outstanding as to the Special Servicer or such Affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions shall not apply in the case of the Master Servicer, the Special Servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the Trustee, the Certificate Administrator, the Depositor, any Mortgage Loan Seller or any Affiliate of any of such Persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities hereunder or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the Master Servicer or the Special Servicer, the Master Servicer and the Special Servicer or any such Affiliate thereof shall be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities hereunder; and provided, further, that such restrictions shall not apply to (i) the exercise of the Special Servicer’s, the Master Servicer’s or any Mortgage Loan Seller’s rights, if any, or any of their Affiliates as a member of the Controlling Class or (ii) any Affiliate of the Depositor, the Master Servicer, the Special Servicer, the Trustee, or the Certificate Administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the Depositor, the Master Servicer, the Special Servicer, the Trustee, or the Certificate Administrator, as applicable. The Trustee and the Certificate Administrator shall each be entitled to request and rely upon a certificate of the Master Servicer, the Special Servicer or the Depositor in determining whether a Certificate is registered in the name of an Affiliate of such Person. All references herein to “Holders” or “Certificateholders” shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and the Depository Participants, except as otherwise specified herein; provided, however, that the parties hereto shall be required to recognize as a “Holder” or “Certificateholder” only the Person in whose name a Certificate is registered in the Certificate Register. The Trustee shall be the Holder of the Lower-Tier Regular Interests for the benefit of the Certificateholders and the RR Interest Owner.

“Certification Parties”: As defined in Section 11.06.

“Certification Party”: Any one of the Certification Parties.

“Certifying Person”: As defined in Section 11.06.

“Certifying Servicer”: As defined in Section 11.09.

“CGCMT 2020-GC46 PSA”: The pooling and servicing agreement, dated as of February 1, 2020, among Citigroup Commercial Mortgage Securities Inc., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, CWCapital Asset Management LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, Park Bridge Lender Services LLC, as asset representations reviewer, Citibank, N.A., as certificate administrator, and Wilmington Trust, National Association, as trustee, as from time to time amended, supplemented or modified relating to the issuance of the Citigroup Commercial Mortgage Trust 2020-GC46, Commercial Mortgage Pass-Through Certificates, Series 2020-GC46.

“Class”: With respect to any Certificates or Lower-Tier Regular Interests, all of the Certificates bearing the same alphabetical (and, if applicable, numerical) Class designation and each designated Lower-Tier Regular Interest.

“Class A Certificate”: Any Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S Certificate.

“Class A-1 Certificate”: A Certificate designated as “Class A-1” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-1 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.468000000%.

“Class A-2 Certificate”: A Certificate designated as “Class A-2” on the face thereof, in the form of Exhibit A-2 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-2 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 1.295000000%.

“Class A-3 Certificate”: A Certificate designated as “Class A-3” on the face thereof, in the form of Exhibit A-3 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-3 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 1.560000000%.

“Class A-4 Certificate”: A Certificate designated as “Class A-4” on the face thereof, in the form of Exhibit A-4 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-4 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 1.721000000%.

“Class A-5 Certificate”: A Certificate designated as “Class A-5” on the face thereof, in the form of Exhibit A-5 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-5 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 2.012000000%.

“Class A-AB Certificate”: A Certificate designated as “Class A-AB” on the face thereof, in the form of Exhibit A-6 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-AB Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 1.662000000%.

“Class A-AB Scheduled Principal Balance”: With respect to any Distribution Date, the planned principal amount for such Distribution Date specified in Schedule 2 hereto relating to the Class A-AB Certificates.

“Class A-S Certificate”: A Certificate designated as “Class A-S” on the face thereof, in the form of Exhibit A-10 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-S Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 2.224000000%.

“Class B Certificate”: A Certificate designated as “Class B” on the face thereof, in the form of Exhibit A-11 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class B Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 2.340000000%.

“Class C Certificate”: A Certificate designated as “Class C” on the face thereof, in the form of Exhibit A-12 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class C Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 2.989000000%.

“Class D Certificate”: A Certificate designated as “Class D” on the face thereof, in the form of Exhibit A-13 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class D Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 2.250000000%.

“Class E Certificate”: A Certificate designated as “Class E” on the face thereof, in the form of Exhibit A-14 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class E Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 2.250000000%.

“Class F Certificate”: A Certificate designated as “Class F” on the face thereof, in the form of Exhibit A-15 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class F Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate for such Distribution Date.

“Class G-RR Certificate”: A Certificate designated as “Class G-RR” on the face thereof, in the form of Exhibit A-16 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class G-RR Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate for such Distribution Date.

“Class H-RR Certificate”: A Certificate designated as “Class H-RR” on the face thereof, in the form of Exhibit A-17 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class H-RR Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate for such Distribution Date.

“Class LA1 Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LA2 Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LA3 Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LA4 Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LA5 Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LAAB Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LAS Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LB Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LC Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LD Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LE Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LF Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LG Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LH Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has the Original

Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LR Interest”: The uncertificated residual interest in the Lower-Tier REMIC, represented by the Class R Certificates.

“Class LRR Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class R Certificate”: A Certificate designated as “Class R” on the face thereof in the form of Exhibit A-18 hereto, and evidencing the sole class of “residual interest” in each Trust REMIC for purposes of the REMIC Provisions.

“Class RR Certificate”: A Certificate designated as “Class RR” on the face thereof, in the form of Exhibit A-20 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions and beneficial ownership of a portion of the Class S Specific Grantor Trust Assets.

“Class S Certificate”: A Certificate designated as “Class S” on the face thereof, in the form of Exhibit A-19 hereto, and evidencing beneficial ownership of a portion of the Class S Specific Grantor Trust Assets.

“Class S Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of (i) any Excess Interest and (ii) amounts held from time to time in the Excess Interest Distribution Account.

“Class UR Interest”: The uncertificated residual interest in the Upper-Tier REMIC, represented by the Class R Certificates.

“Class X Certificates”: The Class X-A, Class X-B and Class X-D Certificates, as the context may require.

“Class X-A Certificate”: A Certificate designated as “Class X-A” on the face thereof, in the form of Exhibit A-7 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-A Notional Amount”: As of any date of determination, the aggregate of the Certificate Balances of the Class A Certificates.

“Class X-A Pass-Through Rate”: The Pass-Through Rate for Class X-A Certificates for any Distribution Date will equal the excess, if any of (a) the Weighted Average Net Mortgage Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A Certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to the Distribution Date. The Pass-Through Rate applicable to the Class X-A Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Class X-B Certificate”: A Certificate designated as “Class X-B” on the face thereof, in the form of Exhibit A-8 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-B Notional Amount”: As of any date of determination, the aggregate of the Certificate Balances of the Class B and Class C Certificates.

“Class X-B Pass-Through Rate”: The Pass-Through Rate for Class X-B Certificates for any Distribution Date will equal the excess, if any of (a) the Weighted Average Net Mortgage Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class B and Class C Certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to the Distribution Date. The Pass-Through Rate applicable to the Class X-B Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Class X-D Certificate”: A Certificate designated as “Class X-D” on the face thereof, in the form of Exhibit A-9 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-D Notional Amount”: As of any date of determination, the aggregate of the Certificate Balances of the Class D and Class E Certificates.

“Class X-D Pass-Through Rate”: The Pass-Through Rate for Class X-D Certificates for any Distribution Date will equal the excess, if any of (a) the Weighted Average Net Mortgage Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class D and Class E Certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to the Distribution Date. The Pass-Through Rate applicable to the Class X-D Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act. The initial Clearing Agency shall be DTC.

“Clearstream”: Clearstream Banking, société anonyme or any successor thereto.

“Closing Date”: December 29, 2020.

“Closing Date Deposit Amount”: An amount equal to $470,060.89.

“CMBS”: Commercial mortgage-backed securities.

“Co-Lender Agreement”: (a) Each of Elo Midtown Office Portfolio Co-Lender Agreement, the Signature Office Portfolio Co-Lender Agreement, the Phoenix Industrial Portfolio V Co-Lender Agreement, the MGM Grand & Mandalay Bay Co-Lender Agreement, the 711 Fifth Avenue Co-Lender Agreement, the Appletree Business Park Co-Lender Agreement, the JW Marriott Nashville Co-Lender Agreement, the Grand Canal Shoppes Co-

Lender Agreement, the 32-42 Broadway Co-Lender Agreement, the Hotel ZaZa Houston Museum District Co-Lender Agreement, the SoCal & South Miami Medical Office Portfolio Co-Lender Agreement, the Cabinetworks Portfolio Co-Lender Agreement, the Redmond Town Center Co-Lender Agreement, the White Oak Crossing Co-Lender Agreement and the McCarthy Ranch Co-Lender Agreement, and any intercreditor agreement entered into in connection with the issuance to the direct or indirect equity holders in the Mortgagor of any existing mezzanine indebtedness or any future mezzanine indebtedness permitted under the related Mortgage Loan documents and (b) solely with respect to a Joint Mortgage Loan treated as a Serviced Whole Loan in accordance with Section 3.33 hereof (to the extent there is no related Co-Lender Agreement governing the relationship of the promissory notes comprising such Joint Mortgage Loan), the applicable Mortgage Loan documents together with the provisions of Section 3.33 hereof.

“Code”: The Internal Revenue Code of 1986, as amended from time to time, and applicable final or temporary regulations of the U.S. Department of the Treasury issued pursuant thereto.

“Collateral Deficiency Amount” With respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related Mortgagor at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Master Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator, the Operating Advisor and the Master Servicer shall be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Collateral Deficiency Amount with respect to Mortgage Loans other than any Non-Serviced Mortgage Loan. The Certificate Administrator, the Operating Advisor and the Special Servicer shall be entitled to conclusively rely on the Master Servicer’s calculation or determination of any Collateral Deficiency Amount with respect to Non-Serviced Mortgage Loans.

“Collection Account”: A segregated custodial account or accounts created and maintained by the Master Servicer pursuant to Section 3.04(a) on behalf of the Trustee for the benefit of the Certificateholders and the RR Interest Owner, which shall be entitled “Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the registered holders of GS Mortgage Securities Trust 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, and the RR Interest Owner, Collection Account”. Any such account or accounts shall be an Eligible Account. Subject to the related Co-Lender Agreement and taking into account that each Companion Loan is subordinate or pari passu, as applicable, to the related

Serviced Mortgage Loan to the extent set forth in the related Co-Lender Agreement, the subaccount described in the second paragraph of Section 3.04(b) that is part of the Collection Account shall be for the benefit of the related Companion Holder, to the extent funds on deposit in such subaccount are attributed to such Companion Loan and shall not be an asset of the Trust or any Trust REMIC formed hereunder.

“Collection Period”: With respect to each Distribution Date and any Mortgage Loan or Whole Loan, the period commencing on the day immediately succeeding the Due Date for such Mortgage Loan or Whole Loan occurring in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan or Whole Loan had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan or Whole Loan occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable Grace Period) is not a Business Day, any Periodic Payments received with respect to the Mortgage Loans or any related Whole Loan relating to such Collection Period on the Business Day immediately following such day shall be deemed to have been received during such Collection Period and not during any other Collection Period.

“Commission”: The Securities and Exchange Commission.

“Companion Holders”: Each of the holders of record of any Companion Loan.

“Companion Loan(s)”: With respect to any Mortgage Loan, any other mortgage loan that is secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties as such Mortgage Loan. With respect to each Whole Loan, the Pari Passu Companion Loan(s) and the AB Subordinate Companion Loan(s) (if any) are evidenced by the promissory notes opposite such Whole Loan, set forth in the chart entitled “Whole Loans” in the Preliminary Statement, as such promissory notes may be further divided. For the avoidance of doubt, the Companion Loans are not included in the Trust.

“Companion Loan Rating Agency”: means, with respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

“Companion Loan Rating Agency Confirmation”: With respect to any matter involving the servicing and administration of a Serviced Companion Loan or any related REO Property as to which any Serviced Companion Loan Securities exist (including, but not limited to, the replacement of a Master Servicer or the Special Servicer), confirmation in writing (which may be in electronic form) by each applicable Companion Loan Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of such Serviced Companion Loan Securities (if then rated by the Companion Loan Rating Agency); provided that upon receipt of a written waiver or other acknowledgment from the Companion Loan Rating Agency indicating its decision not to review or declining to review the matter for which the Companion Loan Rating Agency Confirmation is sought, or as otherwise provided in Section

3.25 of this Agreement, the requirement for the Companion Loan Rating Agency Confirmation from the applicable Companion Loan Rating Agency with respect to such matter shall not apply.

“Companion Paying Agent”: With respect to the Serviced Companion Loans, if any, the Master Servicer in its role as Companion Paying Agent appointed pursuant to Section 3.27.

“Companion Register”: The register maintained by the Companion Paying Agent pursuant to Section 3.28.

“Compensating Interest Payments”: With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, an amount as of any Distribution Date equal to the lesser of (i) the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary Principal Prepayments received in respect of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Mortgage Loan if the Special Servicer allowed a prepayment on such Mortgage Loan or Serviced Pari Passu Companion Loan on a date other than the applicable Due Date) for the related Distribution Date and (ii) the aggregate of (A) a portion of the Master Servicer’s Servicing Fees for such Distribution Date calculated at a rate of 0.00125% per annum on each Mortgage Loan (other than any Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under this Agreement, any related Serviced Pari Passu Companion Loan), (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) (and, so long as a Serviced Whole Loan is serviced hereunder, any related Serviced Whole Loan) subject to such prepayment and (C) to the extent earned on Principal Prepayments, Net Investment Earnings payable to the Master Servicer for such Collection Period received by the Master Servicer during such Collection Period with respect to the Mortgage Loan (other than any Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced hereunder, any related Serviced Whole Loan), as applicable, subject to such prepayment. In no event will the rights of the Certificateholders or the RR Interest Owner to the offset of the aggregate Prepayment Interest Shortfalls be cumulative. However, if a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan as a result of the Master Servicer’s allowing the related Mortgagor to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding Principal Prepayments (other than (V) a Non-Serviced Mortgage Loan, (W) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Mortgage Loan, (X) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such Principal Prepayment in accordance with the Servicing Standard, (Y) at the request or with the consent of the Special Servicer or, for so long as no Control Termination Event is continuing, and only with respect to the Mortgage Loans other than an applicable Excluded Loan, the Directing Holder or (Z) in connection with the payment of any Insurance and Condemnation Proceeds, unless the Master Servicer did not apply the proceeds thereof in accordance with the terms of the related Mortgage Loan documents and such failure causes the shortfall), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer shall pay, without regard to clause (1)(ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such

Mortgage Loan, otherwise described in clause (1)(i) above in connection with such Prohibited Prepayments.

For the avoidance of doubt, Compensating Interest Payments with respect to each Serviced Whole Loan shall be allocated among the related Mortgage Loan and related Serviced Pari Passu Companion Loan(s), pro rata, in accordance with their respective principal balances.

“Consultation Termination Event”: At any date at which

(a)             with respect to any Mortgage Loan (other than a Serviced AB Mortgage Loan or a Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than a Serviced AB Whole Loan or a Servicing Shift Whole Loan) (i) no Class of Control Eligible Certificates exists where such Class’s aggregate Certificate Balance is at least equal to 25% of the Original Certificate Balance of that Class, in each case without regard to the application of any Cumulative Appraisal Reduction Amounts, or (ii) such Mortgage Loan or Whole Loan is an applicable Excluded Loan; and

(b)              with respect to a Serviced AB Whole Loan, when an AB Control Appraisal Period is continuing and (i) no Class of Control Eligible Certificates exists where such Class’s aggregate Certificate Balance is at least equal to 25% of the Original Certificate Balance of that Class, in each case without regard to the application of any Cumulative Appraisal Reduction Amounts, or (ii) such Mortgage Loan or Whole Loan is an Excluded Loan;

provided that no Consultation Termination Event may occur with respect to the Loan-Specific Directing Holder related to a Servicing Shift Whole Loan and the term “Consultation Termination Event” shall not be applicable to the Loan-Specific Directing Holder related to such Servicing Shift Whole Loan; provided, further, that if at any time, the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then no Consultation Termination Event will be deemed to occur.

“Control Eligible Certificates”: Any of the Class F, Class G-RR and Class H-RR Certificates.

“Control Termination Event”: The occurrence of

(a)             with respect to any Mortgage Loan (other than a Serviced AB Mortgage Loan or a Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than a Serviced AB Whole Loan or a Servicing Shift Whole Loan) (i) the Certificate Balance of the Class F Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such Class in accordance with Section 4.05(a) hereof) being reduced to less than 25% of the Original Certificate Balance of such Class or (ii) such Mortgage Loan or Whole Loan becoming an applicable Excluded Loan; and

(b)              with respect to a Serviced AB Whole Loan, when an AB Control Appraisal Period is continuing and (i) the Certificate Balance of the Class F Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such Class in accordance with Section 4.05(a) hereof) being reduced to less than 25% of the Original Certificate Balance of such Class, or (ii) such Mortgage Loan or Whole Loan becoming an applicable Excluded Loan;

provided that no Control Termination Event may occur with respect to the Loan-Specific Directing Holder related to a Servicing Shift Whole Loan and the term “Control Termination Event” shall not be applicable to the Loan-Specific Directing Holder related to such Servicing Shift Whole Loan; provided, further, that if at any time, the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then no Control Termination Event will be deemed to occur.

“Controlling Class”: As of any date of determination, the most subordinate Class of Control Eligible Certificates then outstanding that has a then aggregate Certificate Balance as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such Class in accordance with Section 4.05(a), at least equal to 25% of the Original Certificate Balance of that Class; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such Classes, have been reduced to zero, the Controlling Class will be the most senior Class of Control Eligible Certificates that has a principal balance greater than zero; provided, further that if at any time the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate Class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Appraisal Reduction Amounts (or any Collateral Deficiency Amount) to notionally reduce the Certificate Balance of such Class. The Controlling Class as of the Closing Date will be the Class H-RR Certificates.

“Controlling Class Certificateholders”: Each Holder (or Certificate Owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Registrar, from time to time, upon request by any party hereto. The Depositor, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor and, for so long as no Consultation Termination Event is continuing, the Controlling Class Representative, may from time to time request (the cost of which being an expense of the Trust) that the Certificate Administrator provide a list of the Holders (or Certificate Owners, if applicable) of the Controlling Class and the Certificate Administrator shall promptly provide such list without charge to such Trustee, Master Servicer, Operating Advisor or Special Servicer, as applicable. The Trustee, the Master Servicer, the Special Servicer and the Operating Advisor shall be entitled to rely on any such list so provided.

“Controlling Class Representative”: The initial Controlling Class Representative shall be LD II Holdco XIII, LLC. Thereafter, the Controlling Class Representative shall be the

Controlling Class Certificateholder (or a representative thereof) selected by more than 50% of the Controlling Class Certificateholders, (by Certificate Balance, as determined by the Certificate Registrar from time to time); provided, however, that (i) absent that selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Controlling Class Representative is no longer designated, then the Controlling Class Certificateholder that represents that it owns the largest aggregate Certificate Balance of the Controlling Class (with evidence of ownership) or a representative thereof, will be the Controlling Class Representative; provided, however, that, in the case of this clause (iii), in the event that no one Holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Controlling Class Representative until appointed in accordance with the terms of this Agreement. During the continuance of a Control Termination Event, the Controlling Class Representative shall only retain its consultation rights to the extent specifically provided for herein. After the occurrence and continuation of a Consultation Termination Event, there will be no Controlling Class Representative. The Depositor shall promptly provide the name and contact information for the initial Controlling Class Representative upon request of any party to this Agreement and any such requesting party may conclusively rely on the name and contact information provided by the Depositor. The Certificate Administrator and the other parties hereto shall be entitled to assume that the identity of the Controlling Class Representative has not changed until such parties receive written notice of a replacement of the Controlling Class Representative from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Controlling Class Representative.

“Corporate Trust Office”: The principal corporate trust offices of the Trustee and the Certificate Administrator at which at any particular time its corporate trust business with respect to this Agreement shall be administered, which offices at the date of the execution of this Agreement are located (i) with respect to Certificate Transfers and surrenders, at Wells Fargo Bank, 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479, Attention: Certificate Transfer Services - GSMS 2020-GSA2; and (ii) with respect to the Trustee at 9062 Old Annapolis Road, Columbia, Maryland, 21045-1951; and (iii) for all other purposes, to the Certificate Administrator at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, Attention: Corporate Trust Services (CMBS) GSMS 2020-GSA2.

“Corrected Loan”: Any Specially Serviced Mortgage Loan that has become current and remained current for three (3) consecutive Periodic Payments (for such purposes taking into account any modification or amendment of the related Mortgage Loan or Companion Loan, as applicable, whether by a consensual modification or in connection with a bankruptcy, insolvency or similar proceeding involving the Mortgagor), and (provided that no additional default is foreseeable in the reasonable judgment of the Special Servicer and no other event or circumstance exists that causes such Mortgage Loan or Companion Loan, as applicable, to otherwise constitute a Specially Serviced Mortgage Loan) the servicing of which the Special Servicer has returned to the Master Servicer pursuant to Section 3.19(a).

“Credit Risk Retention Compliance Agreements”: As defined in Section 3.31(a).

“CREFC®”: The Commercial Real Estate Finance Council®, or any successor organization reasonably acceptable to the Certificate Administrator, the Master Servicer, the

Special Servicer and, prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative.

“CREFC® Advance Recovery Report”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Appraisal Reduction Amount Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Appraisal Reduction Amount Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Bond Level File”: The data file in the “CREFC® Bond Level File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Collateral Summary File”: The data file in the “CREFC® Collateral Summary File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Comparative Financial Status Report”: The monthly report in “Comparative Financial Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Delinquent Mortgage Loan Status Report”: The monthly report in the “Delinquent Loan Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Financial File”: The data file in the “CREFC® Financial File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Bond/Collateral Realized Loss Reconciliation Template” available and effective from time to time on the CREFC® Website.

“CREFC® Historical Liquidation Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Liquidation Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report”: The monthly report in the “Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Intellectual Property Royalty License Fee”: With respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date, the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and shall be prorated for partial periods. For the avoidance of doubt, the CREFC® Intellectual Property Royalty License Fee shall be deemed payable by the Master Servicer from the Lower-Tier REMIC or Grantor Trust, as applicable.

“CREFC® Intellectual Property Royalty License Fee Rate”: With respect to each Mortgage Loan and REO Loan, a rate equal to 0.0005% per annum.

“CREFC® Interest Shortfall Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Shortfall Reconciliation Template” available and effective from time to time on the CREFC® Website.

“CREFC® Investor Reporting Package”: The collection of reports specified by the CREFC® from time to time as the “CREFC® Investor Reporting Package.” As of the Closing Date, the CREFC® Investor Reporting Package contains eight electronic files ((1) CREFC® Loan Setup File, (2) CREFC® Loan Periodic Update File, (3) CREFC® Property File, (4) CREFC® Bond Level File, (5) CREFC® Collateral Summary File, (6) CREFC® Financial File, (7) CREFC® Special Servicer Loan File and (8) CREFC® Schedule AL File) and nine surveillance reports ((1) CREFC® Servicer Watch List, (2) CREFC® Delinquent Mortgage Loan Status Report, (3) CREFC® REO Status Report, (4) CREFC® Comparative Financial Status Report, (5) CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report, (6) CREFC® Operating Statement Analysis Report, (7) CREFC® NOI Adjustment Worksheet, (8) CREFC® Loan Level Reserve/LOC Report and (9) with respect to Mortgage Loans that have a Companion Loan, the CREFC® Total Loan Report). In addition, the CREFC® Investor Reporting Package shall include the CREFC® Advance Recovery Report. In addition, the CREFC® Investor Reporting Package shall include the following nine templates: (1) CREFC® Appraisal Reduction Amount Template, (2) CREFC® Servicer Realized Loss Template, (3) CREFC® Reconciliation of Funds Template, (4) CREFC® Historical

Bond/Collateral Realized Loss Reconciliation Template, (5) CREFC® Historical Liquidation Loss Template, (6) CREFC® Interest Shortfall Reconciliation Template, (7) CREFC® Loan Modification Report, (8) CREFC® Loan Liquidation Report and (9) CREFC® REO Liquidation Report. The CREFC® Investor Reporting Package shall be substantially in the form of, and containing the information called for in, the downloadable forms of the “CREFC® IRP” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information or reports as may from time to time be approved by the CREFC® for commercial mortgage backed securities transactions generally. For the purposes of the production of the CREFC® Comparative Financial Status Report by the Master Servicer or the Special Servicer of any such report that is required to state information for any period prior to the Cut-off Date, the Master Servicer or the Special Servicer, as the case may be, may conclusively rely (without independent verification), absent manifest error, on information provided to it by the Mortgage Loan Sellers or by the related Mortgagor or (x) in the case of such a report produced by the Master Servicer, by the Special Servicer (if other than the Master Servicer or an Affiliate thereof) and (y) in the case of such a report produced by the Special Servicer, by the Master Servicer (if other than the Special Servicer or an Affiliate thereof).

“CREFC® License Agreement”: The License Agreement, in the form set forth on the website of CREFC® on the Closing Date, relating to the use of the CREFC® trademarks and trade names.

“CREFC® Loan Level Reserve/LOC Report”: The monthly report in the “CREFC® Loan Level Reserve/LOC Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Liquidation Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Liquidation Report” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Modification Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Modification Report” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Periodic Update File”: The data file in the “CREFC® Loan Periodic Update File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Setup File”: The data file in the “CREFC® Loan Setup File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® NOI Adjustment Worksheet”: The worksheet in the “NOI Adjustment Worksheet” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Operating Statement Analysis Report”: The report in the “Operating Statement Analysis Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Property File”: The data file in the “CREFC® Property File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Reconciliation of Funds Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Reconciliation of Funds Template” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Liquidation Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Liquidation Report” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Status Report”: The monthly report in the “REO Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Schedule AL File”: The data file in the “Schedule AL File” format substantially in the form of and containing the information called for by Item 1111(h)(3) or Item 1125 of Regulation AB or Item 601(b)(102) of Regulation S-K under the Securities Act with respect to the Mortgage Loans, or such other form of presentation as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally, which in any case shall include all information required by Item 1111(h)(3) or Item 1125 of Regulation AB or Item 601(b)(102) of Regulation S-K under the Securities Act.

“CREFC® Servicer Realized Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Realized Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Servicer Watch List”: A monthly report, as of each Determination Date, including and identifying each Non-Specially Serviced Mortgage Loan satisfying the “CREFC® Portfolio Review Guidelines” approved from time to time by the CREFC® in the “CREFC® Servicer Watch List” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form (including other portfolio review guidelines) for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Special Servicer Loan File”: The data file in the “CREFC® Special Servicer Loan File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Total Loan Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Total Loan Report” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be adopted by the CREFC® for commercial mortgage-backed securities transactions and is reasonably acceptable to the Master Servicer.

“CREFC® Website”: The CREFC® Website located at “www.crefc.org” or such other primary website as the CREFC® may establish for dissemination of its report forms.

“CREFI”: Citi Real Estate Funding Inc., a New York corporation.

“Cross-Over Date”: The Distribution Date on which the Certificate Balances of the Subordinate Certificates are (or are expected to be) reduced to zero as a result of the allocation of Non-VRR Realized Losses to such Certificates.

“Crossed Mortgage Loan Group”: With respect to (i) any Mortgage Loan that consists of more than one commercial mortgage loan, the underlying group of loans that are cross-collateralized and cross-defaulted with each other and (ii) any two or more individual Mortgage Loans that are cross-collateralized and cross-defaulted with each other, such cross-collateralized and cross-defaulted Mortgage Loans.

“Crossed Underlying Loan”: With respect to any Crossed Mortgage Loan Group, a Mortgage Loan that is cross-collateralized and cross-defaulted with one or more other Mortgage Loans within such Crossed Mortgage Loan Group.

“Crossed Underlying Loan Repurchase Criteria”: With respect to any Crossed Mortgage Loan Group as to which one or more (but not all) of the Crossed Underlying Loans therein are affected by a Material Defect (the Crossed Underlying Loan(s) in such Crossed Mortgage Loan Group affected by such Material Defect, for purposes of this definition, the “affected Crossed Underlying Loans” and the other Crossed Underlying Loan(s) in such Crossed Mortgage Loan Group, for purposes of this definition, the “remaining Crossed Underlying Loans”) (i) the weighted average Debt Service Coverage Ratio for all the remaining Crossed Underlying Loans for the four most recently reported calendar quarters preceding the repurchase or substitution shall not be less than the greater of (a) the weighted average Debt Service Coverage Ratio for the entire such Crossed Mortgage Loan Group, including the affected Crossed Underlying Loan(s), for the four most recently reported calendar quarters preceding the repurchase or substitution, and (b) 1.25x, (ii) the weighted average LTV Ratio for all the remaining Crossed Underlying Loans determined at the time of repurchase or substitution based upon an Appraisal obtained by the Special Servicer at the expense of the related Mortgage Loan Seller shall not be greater than the least of (a) the weighted average LTV Ratio for the entire such Crossed Mortgage Loan Group, including the affected Crossed Underlying Loan(s), determined at the time of repurchase or substitution based upon an Appraisal obtained by the Special Servicer at the expense of the related Mortgage Loan Seller, (b) the weighted average LTV Ratio for the entire such Crossed Mortgage Loan Group, including the affected Crossed Underlying Loan(s), as of the Cut-off Date and (c) 75%, (iii) the related Mortgage Loan Seller, at its expense, shall have furnished the Trustee and the Certificate Administrator with an Opinion of Counsel that any modification relating to the repurchase or substitution of a Crossed Underlying Loan shall not cause an Adverse REMIC Event, (iv) the related Mortgage Loan Seller causes the affected Crossed Underlying Loan to become not cross-collateralized and cross-defaulted with the remaining related Crossed Underlying Loans prior to such repurchase or substitution or otherwise forbears from exercising enforcement rights against the Primary Collateral for any Crossed Underlying Loan(s) remaining in the Trust (while the Trust forbears from exercising enforcement rights against the Primary Collateral for the Mortgage Loan removed from the Trust) and (v) (other than with respect to any applicable Excluded Loan) unless a Control Termination Event is continuing, the Directing Holder shall have consented to the repurchase or substitution of the affected Crossed Underlying Loan, which consent shall not be unreasonably withheld, conditioned or delayed.

“Cumulative Appraisal Reduction Amount”: With respect to each Mortgage Loan as of any date of determination, the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The Certificate Administrator and the Master Servicer shall be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the Special Servicer and the Certificate Administrator shall be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation of any Appraisal Reduction Amount with respect to such Non-Serviced Mortgage Loan and on the Master Servicer’s calculation or determination of any Collateral Deficiency Amount with respect to such Non-Serviced Mortgage Loan.

“Custodian”: A Person who is at any time appointed by the Trustee pursuant to Section 8.11 as a document custodian for the Mortgage Files, which Person shall not be the

Depositor, any of the Mortgage Loan Sellers or an Affiliate of any of them. The Certificate Administrator shall be the initial Custodian. Wells Fargo Bank, National Association will perform its duties as Custodian hereunder through its Document Custody division (including, as applicable, any agents or affiliates utilized thereby).

“Cut-off Date”: With respect to each Mortgage Loan, the related Due Date of such Mortgage Loan in December 2020, or with respect to any Mortgage Loan that has its first Due Date after December 2020, the date that would have otherwise been the related Due Date in December 2020.

“Cut-off Date Principal Balance”: With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan, as of the Cut-off Date, after application of all payments of principal due on or before such date, whether or not received.

“DBRS Morningstar”: DBRS, Inc., and its successors in interest. If neither DBRS Morningstar nor any successor remains in existence, “DBRS Morningstar” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer, the Directing Holder and the Special Servicer and specific ratings of DBRS Morningstar herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Debt Service Coverage Ratio”: With respect to any Mortgage Loan, for any twelve-month period covered by an annual operating statement for the related Mortgaged Property, the ratio of (i) Net Operating Income produced by the related Mortgaged Property during such period to (ii) the aggregate amount of Periodic Payments (other than any Balloon Payment) due under such Mortgage Loan during such period; provided that with respect to the Mortgage Loans identified on Annex A-1 to the Prospectus as paying interest only for a specified period of time set forth in the related Mortgage Loan documents and then paying principal and interest, the related Periodic Payment will be calculated (for purposes of this definition only) to include interest and principal (based on the remaining amortization term indicated in the Mortgage Loan Schedule).

“Default Interest”: With respect to any Mortgage Loan or Companion Loan, all interest accrued in respect of such Mortgage Loan or Companion Loan during such Collection Period provided for in the related Mortgage Note or Mortgage as a result of a default (exclusive of late payment charges) that is in excess of interest at the related Mortgage Rate accrued on the unpaid principal balance of such Mortgage Loan or Companion Loan outstanding from time to time.

“Defaulted Loan”: A Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan that is a Specially Serviced Mortgage Loan and (i) that is delinquent at least sixty (60) days in respect of its Periodic Payments or delinquent in respect of its Balloon Payment, if any; provided that in respect of a Balloon Payment, such period shall be one hundred twenty (120) days after the related Maturity Date (or for such shorter period beyond the date on which the related Balloon Payment was due within which the refinancing or purchase referred to below is scheduled to occur pursuant to the commitment for refinancing or signed purchase agreement or on which such commitment or signed purchase agreement or on which such commitment or signed purchase agreement terminates) if the related Mortgagor has provided the Master Servicer (and the Master Servicer shall promptly forward a copy of such document to the Special Servicer, if it is not evident that a copy has been delivered to the Special Servicer), on or prior to the related Maturity Date, with (a) a written and fully executed (subject only to customary final closing conditions) commitment, letter of intent, or otherwise binding application for refinancing or similar document that is, in each case, binding upon an acceptable lender or (b) a signed purchase agreement, in the case of clause (a) or (b), reasonably satisfactory in form and substance to the Master Servicer and (for so long as no Control Termination Event is continuing) the Directing Holder, which provides that such refinancing or purchase will occur within one hundred twenty (120) days of such related Maturity Date; and, in either case, such delinquency is to be determined without giving effect to any Grace Period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or Special Servicer has, by written notice to the related Mortgagor, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note. For the avoidance of doubt, a defaulted Companion Loan does not constitute a “Defaulted Loan”.

“Defeasance Accounts”: As defined in Section 3.18(j).

“Deficient Exchange Act Deliverable”: With respect to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Custodian, the Certificate Administrator, the Trustee and each Servicing Function Participant and Additional Servicer retained by it, any item (x) regarding such party, (y) prepared by such party or any registered public accounting firm, attorney or other agent retained by such party to prepare such information and (z) delivered by or on behalf of such party pursuant to the delivery requirements under Article XI of this Agreement that does not conform to the applicable Reporting Requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

“Deficient Valuation”: With respect to any Mortgage Loan or Serviced Whole Loan, as applicable, a valuation by a court of competent jurisdiction of the Mortgaged Property in an amount less than the then outstanding principal balance of such Mortgage Loan or Serviced Whole Loan valuation results from a proceeding initiated under the Bankruptcy Code.

“Definitive Certificate”: Any Certificate in definitive, fully registered form without interest coupons. Initially, the Class R Certificates, the Class S Certificates and any Certificate issued pursuant to Sections 5.02(c) and (d) shall be Definitive Certificates.

“Delinquent Loan”: A Mortgage Loan that is delinquent at least sixty (60) days in respect of its Periodic Payments or Balloon Payment, if any, in either case such delinquency to be determined without giving effect to any Grace Period. For the avoidance of doubt, a delinquency that would have existed but for a Payment Accommodation will not constitute a delinquency, for so long as the related Mortgagor is complying with the terms of such Payment Accommodation.

“Denomination”: With respect to any Certificate or any beneficial interest in a Certificate the amount (i) (a) set forth on the face thereof, (b) set forth on a schedule attached thereto or (c) in the case of any beneficial interest in a Book-Entry Certificate, the interest of the related Certificate Owner in the applicable Class of Certificates as reflected on the books and records of the Depository or related Depository Participant, as applicable, (ii) expressed in terms of initial Certificate Balance or initial Notional Amount, as applicable, and (iii) in an authorized denomination, as set forth in Section 5.01(a).

“Depositor”: GS Mortgage Securities Corporation II, a Delaware corporation, and its successors-in-interest.

“Depository”: DTC, or any successor Depository hereafter named. The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a “clearing corporation” as defined in Section 8-102(3) of the UCC of the State of New York and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

“Depository Participant”: A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Determination Date”: With respect to any Distribution Date, the sixth (6th) day of each month (or, if the sixth (6th) calendar day of that month is not a Business Day, then the next Business Day), commencing January 2021.

“Diligence File”: With respect to each Mortgage Loan, collectively the following documents in electronic format:

(a)             A copy of each of the following documents:

(i)             (A) the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the Trustee or in blank, and further showing a complete, unbroken chain of endorsement from the originator (if such originator is not the Mortgage Loan Seller of the related Mortgage Loan) (or, alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity from the applicable Mortgage Loan Seller or another prior holder with a copy of such Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Whole Loan, the executed Mortgage Note for each related Serviced Companion Loan;

(ii)             the Mortgage, together with any and all intervening assignments thereof, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iii)             any related Assignment of Leases (if such item is a document separate from the Mortgage), together with any and all intervening assignments thereof, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iv)             final written modification agreements in those instances where the terms or provisions of the Mortgage Note for such Mortgage Loan (or, if applicable, any Mortgage Note of a related Serviced Companion Loan) or the related Mortgage have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)             the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a “marked-up” pro forma title policy marked as binding and executed by an authorized representative of the title insurer or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title insurer) to issue such title insurance policy;

(vi)            the Ground Lease relating to such Mortgage Loan (or the related Serviced Whole Loan, if applicable), if any, and any ground lessor estoppel;

(vii)           the related loan agreement, if any;

(viii)          the guaranty under such Mortgage Loan or the related Serviced Whole Loan, if any;

(ix)             the lockbox agreement or cash management agreement relating to such Mortgage Loan or the related Serviced Whole Loan, if any;

(x)              the environmental indemnity from the related Mortgagor, if any;

(xi)             the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the Mortgage) and, if applicable, any intervening assignments thereof;

(xii)             any filed copies (bearing evidence of filing) or evidence of filing of any UCC Financing Statements in favor of the originator of such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

(xiii)             in the case of each Loan REMIC, a copy of the related REMIC Declaration and the related filed IRS Forms SS-4 (with the responsible party’s social security number redacted) and 8811;

(xiv)             in the case of any Mortgage Loan or the related Serviced Whole Loan as to which there exists a related mezzanine loan, the related intercreditor agreement;

(xv)             any related environmental Insurance Policy;

(xvi)            any letter of credit relating to such Mortgage Loan or the related Serviced Whole Loan and any related assignment thereof;

(xvii)           any related franchise agreement, property management agreement or hotel management agreement and related comfort letters (together with (i) copies of any notices of transfer that are necessary to transfer or assign to the Trust or the Trustee the benefits of such comfort letter or (ii) if the related comfort letter contemplates that a request be made of the related franchisor to issue a replacement comfort letter for the benefit of the Trust or Trustee, a copy of the notice requesting the issuance of such replacement comfort letter) and/or estoppel letters relating to such Mortgage Loan or the related Serviced Whole Loan and any related assignment thereof; and

(xviii)           in the case of a Mortgage Loan that is part of a Whole Loan, the related Co-Lender Agreement;

(b)              a copy of any engineering reports or property condition reports;

(c)             other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)              for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related Mortgage Loan Seller;

(e)             a copy of all legal opinions (excluding attorney-client communications between the related Mortgage Loan Seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)             a copy of all Mortgagor’s certificates of hazard insurance and/or hazard Insurance Policies or other applicable Insurance Policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)             a copy of the Appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)             for any Mortgage Loan that the related Mortgaged Property or Mortgaged Properties is leased to a single tenant, a copy of the lease;

(i)              a copy of the applicable Mortgage Loan Seller’s asset summary;

(j)             a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)              a copy of all zoning reports;

(l)              a copy of financial statements of the related Mortgagor;

(m)             a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)             a copy of all UCC searches;

(o)              a copy of all litigation searches;

(p)              a copy of all bankruptcy searches;

(q)              a copy of any origination settlement statement;

(r)             a copy of the insurance summary report;

(s)             a copy of the organizational documents of the related Mortgagor and any guarantor;

(t)             a copy of all escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)             the original or a copy of all related environmental reports that were received by the applicable Mortgage Loan Seller;

(v)             unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)             unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related Mortgage Loan Seller received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File shall include a statement to that effect. No information that is proprietary to the related Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis shall constitute part of the Diligence File. It is not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File shall include a statement to that effect. The related Mortgage Loan Seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such Mortgage Loan Seller believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

“Directing Holder”: means:

(a)             with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan, a Servicing Shift Mortgage Loan and any Serviced AB Mortgage Loan) or Serviced Whole Loan (other than a Servicing Shift Whole Loan and any Serviced AB Whole Loan), the Controlling Class Representative;

(b)              with respect to any Serviced AB Whole Loan, (i) for so long as no AB Control Appraisal Period is continuing, the related Serviced AB Whole Loan Directing Holder and (ii) for so long as an AB Control Appraisal Period is continuing, the Controlling Class Representative; and

(c)             with respect to a Servicing Shift Mortgage Loan, prior to the related Servicing Shift Securitization Date, the related Loan-Specific Directing Holder.

For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, a Control Termination Event or a Consultation Termination Event shall not affect the rights of a non-Directing Holder. Whenever the term “Directing Holder” is used in this Agreement without further clarification, the parties hereto intend for such reference to mean the applicable Directing Holder under the circumstances.

“Directly Operate”: With respect to any REO Property (except with respect to a Non-Serviced Mortgaged Property), the furnishing or rendering of services to the tenants thereof, that are not customarily provided to tenants in connection with the rental of space “for occupancy only” within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers, the use of such REO Property in a trade or business conducted by the Trust or on behalf of a Companion Holder or the performance of any construction work on the REO Property, other than through an Independent Contractor; provided, however, that an REO Property shall not be considered to be Directly Operated solely because the Trustee (or the Special Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance or makes decisions as to repairs or capital expenditures with respect to such REO Property or takes other actions consistent with Treasury Regulations Section 1.856-4(b)(5)(ii).

“Disclosable Special Servicer Fees”: With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Whole Loan or REO Property (other than any interest in REO Property acquired with respect to any Non-Serviced Mortgage Loan), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates received or retained by the Special Servicer or any of its Affiliates that is paid by any Person or entity (including, without limitation, the Trust, any Mortgagor, any property manager, any guarantor or indemnitor in respect of the related Mortgage Loan or Serviced Whole Loan and any purchaser of the related Mortgage Loan, Serviced Whole Loan or REO Property)) in connection with the disposition, workout or foreclosure of the related Mortgage Loan (or Serviced Whole Loan, if applicable), the management or disposition of the related REO Property, and the performance by the Special Servicer or any such Affiliate of any other special servicing duties under this Agreement other than (1) any compensation that is payable to the Special Servicer under this Agreement or (2) to the extent included in a CREFC® Report for the applicable period, any Permitted Special Servicer/Affiliate Fees.

“Disclosure Parties”: As defined in Section 3.13(f).

“Dispute Resolution Consultation”: As defined in Section 2.03(j)(iii).

“Dispute Resolution Cut-off Date”: As defined in Section 2.03(j)(i).

“Disqualified Non-U.S. Tax Person”: With respect to the Class R Certificates, any Non-U.S. Tax Person or its agent other than (a) a Non-U.S. Tax Person that holds the Class R Certificates in connection with the conduct of a trade or business within the United States and has furnished the Transferor and the Certificate Registrar with an effective IRS Form W-8ECI or (b) a Non-U.S. Tax Person that has delivered to both the Transferor and the Certificate Administrator an opinion of a nationally recognized tax counsel to the effect that the Transfer of the Class R Certificates to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such Transfer of the Class R Certificates will not be disregarded for federal income tax purposes.

“Disqualified Organization”: Any of (i) the United States, any State or political subdivision thereof, any possession of the United States or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and, except for Freddie Mac, a majority of its board of directors is not selected by such governmental unit), (ii) a foreign government, any international organization or any agency or instrumentality of any of the foregoing, (iii) any organization that is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to the Class R Certificates (except certain farmers’ cooperatives described in Section 521 of the Code), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code and (v) any other Person so designated by the Trustee or the Certificate Administrator based upon an Opinion of Counsel as provided to the Trustee or the Certificate Administrator (at no expense to the Trustee or the Certificate Administrator) that the holding of an Ownership Interest in a Class R Certificate by such Person may cause any Trust REMIC to fail to qualify as a REMIC at any time that the Certificates or the RR Interest are outstanding or any Person having an Ownership Interest in any Class of Certificates (other than such Person) or the RR Interest Owner to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a

Class R Certificate to such Person. The terms “United States,” “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

“Distribution Accounts”: Collectively, the Upper-Tier REMIC Distribution Account, the Excess Interest Distribution Account, the Lower-Tier REMIC Distribution Account and the Loan REMIC Residual Distribution Account (and in each case any subaccount thereof), all of which may be subaccounts of a single Eligible Account.

“Distribution Date”: The fourth (4th) Business Day following each Determination Date, beginning in January 2021.

“Distribution Date Statement”: As defined in Section 4.02(a).

“Document Defect”: As defined in Section 2.03(b) of this Agreement.

“Do Not Hire List”: The list, as may be updated at any time, provided by the Depositor to the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer, which lists certain parties identified by the Depositor as having failed to comply (after any applicable cure period) with their respective obligations under Article XI of this Agreement or as having failed to comply (after any applicable cure period) with any similar Regulation AB reporting requirements under any other securitization transaction. For the avoidance of doubt, as of the Closing Date, no parties appear on the Do Not Hire List.

“DTC”: The Depository Trust Company, a New York corporation.

“Due Date”: With respect to (i) any Mortgage Loan or Whole Loan, as applicable, on or prior to its Maturity Date, the day of the month set forth in the related Mortgage Note on which each Periodic Payment thereon is scheduled to be first due, (ii) any Mortgage Loan or Whole Loan, as applicable, after the Maturity Date therefor, the day of the month set forth in the related Mortgage Note on which each Periodic Payment on such Mortgage Loan or
Whole Loan, as applicable, had been scheduled to be first due, and (iii) any REO Loan, the day of the month set forth in the related Mortgage Note on which each Periodic Payment on the related Mortgage Loan or Whole Loan, as applicable, had been scheduled to be first due.

“EDGAR”: As defined in Section 11.03.

“EDGAR-Compatible Format”: With respect to (a) the CREFC® Schedule AL File and the Schedule AL Additional File, XML format or such other format as mutually agreed to between the Depositor, Certificate Administrator and the Master Servicer, (b) the Initial Schedule AL File and the Initial Schedule AL Additional File, (i) XML format or such other format as mutually agreed to between the Depositor and the Master Servicer and (ii) Excel format and (c) any report, file or document other than those listed in clauses (a) or (b) above, any format compatible with EDGAR, including HTML, Word or clean, searchable PDFs.

“Eligible Account”: Any of the following: (i) a segregated account or accounts maintained with a federal or state chartered depository institution or trust company (including the

Trustee or the Certificate Administrator), (A) the long-term unsecured debt or deposit obligations of which are rated at least “A2” by Moody’s, if the deposits are to be held in such account for thirty (30) days or more, and the short-term debt or deposit obligations of which have a short-term rating of not less than “P-1” by Moody’s, if the deposits are to be held in such account for less than thirty (30) days, (B) the long-term unsecured debt or deposit obligations of which are rated at least “A+” by Fitch, if the deposits are to be held in such account for thirty (30) days or more, and the short-term debt or deposit obligations of which have a short-term rating of not less than “F1” by Fitch, if the deposits are to be held in such account for less than thirty (30) days and (C) the long-term unsecured debt or deposit obligations of which are rated at least “A” by S&P, if the deposits are to be held in such account for thirty (30) days or more, and the short-term debt or deposit obligations of which are rated at least “A-1” by S&P, if the deposits are to be held in such account for less than thirty (30) days; (ii) an account or accounts maintained with PNC Bank, National Association so long as PNC Bank, National Association’s long-term unsecured debt or deposits rating shall be at least “BBB” by S&P and “A” by Fitch (if the deposits are to be held in the account for more than thirty (30) days) or Wells Fargo Bank, National Association’s or PNC Bank, National Association’s, as applicable, short-term deposit or short-term unsecured debt or deposits rating shall be at least “A-1” by S&P (or “A-2” by S&P so long as the long-term unsecured debt obligations of such depository institution or trust company are rated no less than “BBB” by S&P) and “F1” by Fitch (if the deposits are to be held in the account for thirty (30) days or less); (iii) such other account or accounts that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) – (ii) above, with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such account, which account may be an account maintained by or with the Certificate Administrator, the Trustee, the Master Servicer or the Special Servicer; (iv) any other account or accounts not listed in clauses (i) – (ii) above with respect to which a Rating Agency Confirmation has been obtained from each and every Rating Agency and, with respect to a Serviced Whole Loan, with respect to which a Companion Loan Rating Agency Confirmation has been obtained from each and every Companion Loan Rating Agency, which account may be an account maintained by or with the Certificate Administrator, the Trustee, the Master Servicer or the Special Servicer; or (v) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company that has a long-term unsecured debt rating of at least “A2” by Moody’s (if the deposits are to be held in the account for more than thirty (30) days) or a short-term unsecured debt rating of at least “P-1” by Moody’s (if the deposits are to be held in the account for thirty (30) days or less) and that, in either case, has corporate trust powers, acting in its fiduciary capacity, provided that any state chartered depository institution or trust company is subject to regulation regarding fiduciary funds substantially similar to 12 C.F.R. § 9.10(b). Eligible Accounts may bear interest. No Eligible Account shall be evidenced by a certificate of deposit, passbook or other similar instrument.

“Eligible Asset Representations Reviewer”: An entity that (a) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS Morningstar, Fitch, KBRA, Moody’s, Morningstar or S&P and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which any of DBRS Morningstar, Fitch, KBRA, Moody’s, Morningstar or S&P has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or asset representations reviewer as the sole or material factor in such rating action, (b) can and will make the representations and warranties set forth in Section 6.01(d), (c) is not (and is not Risk Retention Affiliated with) a Mortgage Loan Seller, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Third Party Purchaser, the Controlling Class Representative, the Directing Holder, the Risk Retention Consultation Parties or any of their respective Risk Retention Affiliates, (d) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Mortgage Loan Seller, any Underwriter, any party to this Agreement, the Controlling Class Representative, the Risk Retention Consultation Parties or the Directing Holder or any of their respective Affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services, and (e) that does not directly or indirectly, through one or more Affiliates or otherwise, own any interest in any Certificates, the RR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which this Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable).

“Eligible Operating Advisor”: An entity (a) that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the Operating Advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor as the sole or a material factor in such rating action; (b) that can and will make the representations and warranties of the Operating Advisor set forth in Section 6.01(c) of this Agreement; (c) that is not (and is not Risk Retention Affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, a Sponsor, any Borrower Party, the Third Party Purchaser, the Controlling Class Representative, the Directing Holder, the Risk Retention Consultation Parties or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective Risk Retention Affiliates; (d) that has not been paid by the Special Servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations hereunder or (y) for the appointment or recommendation for replacement of a successor special servicer to become a special servicer under this Agreement; (e) that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and have at least five (5) years of experience in collateral analysis and loss projections and (y) has at least five (5) years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and (f) that does not directly or indirectly, through one or more Affiliates or otherwise, own or have derivative exposure in any interest in any Certificates, the Mortgage Loans or otherwise have any financial interest in the securitization transaction to which this Agreement relates, other than in fees from its role as Operating Advisor and Asset Representations Reviewer (to the extent it also acts as the Asset Representations Reviewer).

“Elo Midtown Office Portfolio Co-Lender Agreement”: That certain Co-Lender Agreement, dated as of December 10, 2020, by and between the holders of the respective promissory notes evidencing the Elo Midtown Office Portfolio Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“Elo Midtown Office Portfolio PSA”: The pooling and servicing agreement governing the servicing of the Elo Midtown Office Portfolio Whole Loan following the related Servicing Shift Securitization Date.

“Enforcing Party”: The Person obligated to or that elects pursuant to the terms of this Agreement to enforce the rights of the issuing entity against the related Mortgage Loan Seller with respect to the Repurchase Request.

“Enforcing Servicer”: (a) With respect to a Specially Serviced Mortgage Loan, the Special Servicer, and (b) with respect to a Non-Specially Serviced Mortgage Loan, (i) in the case of a Repurchase Request made by the Special Servicer, the Controlling Class Representative or a Controlling Class Certificateholder, the Master Servicer, and (ii) in the case of a Repurchase Request made by any Person other than the Special Servicer, the Controlling Class Representative or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such Non-Specially Serviced Mortgage Loan, the Master Servicer, and (B) from and after a Resolution Failure relating to such Non-Specially Serviced Mortgage Loan, the Special Servicer.

“Environmental Assessment”: An “environmental site assessment” as such term is defined in, and meeting the criteria of, the American Society of Testing Materials Standard Section E 1527-00, or any successor thereto.

“Environmental Indemnity Agreement”: With respect to any Mortgage Loan, any agreement between the Mortgagor (or a guarantor thereof) and the originator of such Mortgage Loan relating to the Mortgagor’s obligation to remediate or monitor or indemnify for any environmental problems relating to the related Mortgaged Property.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“ERISA Plan”: As defined in Section 5.03(t).

“ERISA Restricted Certificate”: Any Certificate (other than a Class R, Class S or Class RR Certificate) that does not meet the requirements of Prohibited Transaction Exemption 89-88 (as such exemption may be amended from time to time) as of the date of the acquisition of such Certificate by a Plan. As of the Closing Date, each of the Class F, Class G-RR and Class H-RR Certificates is an ERISA Restricted Certificate.

“Escrow Payment”: Any payment received by the Master Servicer or the Special Servicer for the account of any Mortgagor for application toward the payment of real estate taxes, assessments, insurance premiums, Ground Lease rents and similar items in respect of the related Mortgaged Property, including amounts for deposit to any reserve account.

“Euroclear”: The Euroclear System or any successor thereto.

“Excess Interest”: With respect to any ARD Loan, the interest accrued at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate, plus any compound interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents and, in the case of the Mortgage Loan identified on the Mortgage Loan Schedule as “MGM Grand & Mandalay Bay”, any accrued and deferred principal that has been added to the principal balance of such Mortgage Loan following the Anticipated Repayment Date that has been collected from the related Borrower (after payment in full of all other principal and interest due and owing on such Mortgage Loan). The Excess Interest shall not be an asset of any Trust REMIC, but rather shall be an asset of the Grantor Trust.

“Excess Interest Distribution Account”: The trust account or subaccount created and maintained by the Certificate Administrator pursuant to Section 3.04(b) of this Agreement in trust for the Holders of the Class S Certificates and the VRR Interest Owners, which (subject to any changes in the identities of the Certificate Administrator and/or the Trustee) shall be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, for the benefit of Wells Fargo Bank, National Association, as Trustee, and the registered Holders of GS Mortgage Securities Trust 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 and the RR Interest Owner, Excess Interest Distribution Account”. Any such account shall be an Eligible Account. The Excess Interest Distribution Account shall be held solely for the benefit of the Holders of the Class S Certificates and the VRR Interest Owners. The Excess Interest Distribution Account shall not be an asset of any Trust REMIC, but rather shall be an asset of the Grantor Trust.

“Excess Modification Fee Amount”: With respect to either the Master Servicer or the Special Servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related Mortgagor with respect to the related Mortgage Loan (including the related Serviced Companion Loan or AB Subordinate Companion Loan, if applicable, unless prohibited under the related Co-Lender Agreement) and received and retained by the Master Servicer or the Special Servicer, as applicable, as compensation within the prior eighteen (18) months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

“Excess Modification Fees”: With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed Advances and additional expenses of the Trust (including, without limitation, interest on Advances to the extent not otherwise paid or reimbursed by or on behalf of the Mortgagor (including indirect reimbursement from Penalty Charges or otherwise) with respect to such Mortgage Loan (or Serviced Whole Loan, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees and (2) Borrower Delayed Reimbursements) outstanding or previously incurred on behalf of the Trust with respect to the related Mortgage Loan (or Serviced Whole Loan, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees) and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related Mortgagor as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer shall offset any future Workout Fees or Liquidation Fees payable with respect to the related Mortgage Loan (or Whole Loan) or REO Property; provided that if the related Mortgage Loan (or Serviced Whole Loan) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Mortgage Loan (or Serviced Whole Loan) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Mortgage Loan (or Serviced Whole Loan) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or Serviced Whole Loan). If such Mortgage Loan (or Serviced Whole Loan) ceases to be a Corrected Loan, the Special Servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Mortgage Loan or related REO Property (including in connection with a Repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such prior 12-month period) with respect to any Mortgage Loan (or Serviced Whole Loan, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Mortgage Loan (or Serviced Whole Loan, if applicable) after giving effect to such transaction, and (ii) $25,000.

“Excess Prepayment Interest Shortfall”: With respect to any Distribution Date, the aggregate of any Prepayment Interest Shortfalls resulting from any Principal Prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for such Distribution Date that are not covered by the Master Servicer’s Compensating Interest Payment for such Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer.

“Exchange Act”: The Securities Exchange Act of 1934, as amended from time to time and the rules and regulations of the Commission thereunder.

“Excluded Controlling Class Holder”: With respect to any Excluded Controlling Class Loan and/or applicable Excluded Loan, the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, that is a Borrower Party with respect to such Excluded Controlling Class Loan and/or applicable Excluded Loan. Immediately upon obtaining actual knowledge of the Controlling Class Representative or any Controlling Class Certificateholder, becoming an “Excluded Controlling Class Holder”, such Controlling Class Representative or Controlling Class Certificateholder, as applicable, shall provide notice in the form of Exhibit P-1E hereto to the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee and the Certificate Administrator, which notice shall be physically delivered in accordance with Section 13.05 of this Agreement and shall specifically identify the Excluded Controlling Class Holder and identifying the related Mortgage Loan, specifying whether it is

(A) an Excluded Controlling Class Loan or (B) both an applicable Excluded Loan and an Excluded Controlling Class Loan. Additionally, any Excluded Controlling Class Holder shall also send to the Certificate Administrator a notice substantially in the form of Exhibit P-1F hereto, which notice shall provide each of the CTSLink User ID associated with such Excluded Controlling Class Holder, and which notice shall direct the Certificate Administrator to restrict such Excluded Controlling Class Holder’s access to the Certificate Administrator’s Website as and to the extent provided in this Agreement. As of the Closing Date, there are no Excluded Controlling Class Holders related to the Trust.

“Excluded Controlling Class Loan”: Any Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Controlling Class Representative or any Controlling Class Certificateholder is a Borrower Party. As of the Closing Date, there are no Excluded Controlling Class Loans related to the Trust.

“Excluded Information”: With respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which shall include the Asset Status Reports, Final Asset Status Reports (or summaries thereof), any Operating Advisor reports delivered to the Certificate Administrator regarding the Special Servicer’s net present value determination, any Appraisal Reduction Amount calculations delivered pursuant to Section 3.26(e), and any Officer’s Certificates delivered by the Master Servicer or the Special Servicer, supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, or such other information and reports designated as Excluded Information by the Special Servicer, the Master Servicer or the Operating Advisor, as applicable, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level and other than CREFC® Reports (other than the CREFC® Special Servicer Loan File for the related Excluded Controlling Class Loan). For the avoidance of doubt, any file or report contained in the CREFC® Investor Reporting Package (CREFC® IRP) (other than the CREFC® Special Servicer Loan File relating to any Excluded Controlling Class Loan) and any Schedule AL Additional File shall not be considered “Excluded Information”. Each of the Master Servicer, the Special Servicer or the Operating Advisor shall deliver any Excluded Information that is to be posted to the Certificate Administrator’s Website to the Certificate Administrator in accordance with Section 3.30(a) hereof. For the avoidance of doubt, the Certificate Administrator’s obligation to segregate any information delivered to it under the “Excluded Information” tab on the Certificate Administrator’s Website shall be triggered solely by such information being delivered in the manner provided in Section 3.30(a) hereof.

“Excluded Loan”: With respect to (i) the Controlling Class Representative, any Mortgage Loan or Whole Loan if, as of any date of determination, the Controlling Class Representative or the Holder of the majority of the Controlling Class (by Certificate Balance) is a Borrower Party, or (ii) a Risk Retention Consultation Party, any Mortgage Loan or Whole Loan if, as of any date of determination, such Risk Retention Consultation Party or the person entitled to appoint such Risk Retention Consultation Party is a Borrower Party. For the avoidance of doubt, any applicable Excluded Loan as to the Controlling Class Representative or the Holder of the majority of the Controlling Class (by Certificate Balance) is also an Excluded Controlling Class Loan. As of the Closing Date, there are no Excluded Loans related to the Trust.

“Excluded Special Servicer”: With respect any Excluded Special Servicer Loan, a replacement special servicer that is not a Borrower Party and satisfies all of the eligibility requirements applicable to the Special Servicer set forth in Section 7.01(g). As of the Closing Date, there are no Excluded Special Servicers related to the Trust.

“Excluded Special Servicer Information”: With respect to any Excluded Special Servicer Loan, any information solely related to such Excluded Special Servicer Loan and/or the related Mortgaged Properties, which shall include the Asset Status Reports, Final Asset Status Reports (or summaries thereof), any Operating Advisor reports delivered to the Certificate Administrator regarding an Excluded Special Servicer’s net present value determination, any Appraisal Reduction Amount calculations delivered pursuant to Section 3.26(e), and any Officer’s Certificates delivered by the Master Servicer or the applicable Excluded Special Servicer supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, or such other information and reports designated as Excluded Special Servicer Information by the applicable Excluded Special Servicer, the Master Servicer or the Operating Advisor, as applicable, other than such information with respect to such Excluded Special Servicer Loan(s) that is aggregated with information of other Mortgage Loans at a pool level. For the avoidance of doubt, any file or report contained in the CREFC® Investor Reporting Package (CREFC® IRP) (other than the CREFC® Special Servicer Loan File relating to any Excluded Special Servicer Loan) shall not be considered “Excluded Special Servicer Information”.

“Excluded Special Servicer Loan”: Any Mortgage Loan or Serviced Whole Loan with respect to which, as of any date of determination, the Special Servicer has obtained knowledge that it is a Borrower Party. As of the Closing Date, there are no Excluded Special Servicer Loans related to the Trust.

“Extended Cure Period”: As defined in Section 2.03(b).

“Fannie Mae”: Federal National Mortgage Association or any successor thereto.

“FDIC”: Federal Deposit Insurance Corporation or any successor thereto.

“Final Asset Status Report”: With respect to any Specially Serviced Mortgage Loan, the initial Asset Status Report, together with such other data or supporting information provided by the Special Servicer to the Directing Holder that does not include any communication (other than the Final Asset Status Report) between the Special Servicer and the Directing Holder or a Risk Retention Consultation Party with respect to such Specially Serviced Mortgage Loan required to be delivered by the Special Servicer by the Initial Delivery Date or any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder pursuant to the Directing Holder Approval Process or following completion of the ASR Consultation Process, as applicable, and labeled or otherwise communicated as being “final”. For the avoidance of doubt, the Special Servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Mortgage Loan in accordance with the procedures described in Section 3.19.

“Final Dispute Resolution Election Notice”: As defined in Section 2.03(j)(iii).

“Final Recovery Determination”: A reasonable determination by the Special Servicer, in consultation with the Directing Holder if related to a Mortgage Loan other than an applicable Excluded Loan and made prior to the occurrence of a Consultation Termination Event, with respect to any Defaulted Loan (and, if applicable, any defaulted Companion Loan) or Corrected Loan or REO Property (other than a Mortgage Loan or REO Property, as the case may be, that was purchased by (i) any of the Mortgage Loan Sellers pursuant to Section 6 of the related Mortgage Loan Purchase Agreement, (ii) the Special Servicer or other person pursuant to Section 3.16(b), any Companion Holder or any mezzanine lender pursuant to Section 3.16 or (iii) the Master Servicer, the Special Servicer, the Holders of the Controlling Class, or the Holders of the Class R Certificates pursuant to Section 9.01) that there has been a recovery of all Insurance and Condemnation Proceeds, Liquidation Proceeds, REO Revenue and other payments or recoveries that, in the Special Servicer’s judgment, which judgment was exercised without regard to any obligation of the Special Servicer to make payments from its own funds pursuant to Section 3.07(b), will ultimately be recoverable. With respect to all Mortgage Loans other than the applicable Excluded Loans, prior to the occurrence and continuance of any Control Termination Event, the Directing Holder shall have ten (10) Business Days to review and approve each such recovery determination by the Special Servicer; provided, however, that if the Directing Holder fails to approve or disapprove any recovery determination within ten (10) Business Days of receipt of the initial recovery determination, such consent shall be deemed given.

“Financial Market Publishers”: Bloomberg Financial Markets, L.P., Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, CMBS.com, Inc., BlackRock Financial Management Inc., Markit Group Limited, RealINSIGHT, Thomson Reuters Corporation, Intercontinental Exchange | ICE Data Services, KBRA Analytics, Inc. and DealView Technologies Ltd.

“Fitch”: Fitch Ratings, Inc., and its successors in interest. If neither Fitch nor any successor remains in existence, “Fitch” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer, the Directing Holder and the Special Servicer, and specific ratings of Fitch herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Form 8-K Disclosure Information”: As defined in Section 11.07.

“Form 15 Suspension Notification”: As defined in Section 11.08.

“Freddie Mac”: Federal Home Loan Mortgage Corporation or any successor thereto.

“Gain-on-Sale Proceeds”: With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan), the excess of (i) Liquidation Proceeds net of any related Liquidation Expenses (or the portion of such net Liquidation Proceeds payable to the related Mortgage Loan pursuant to the related Co-Lender Agreement) over (ii) the Purchase Price for such Mortgage Loan on the date on which Liquidation Proceeds were received.

“Grace Period”: The number of days before a payment default is an event of default under the related Mortgage Loan and/or before the imposition of late payment charges and/or Default Interest.

“Grand Canal Shoppes Co-Lender Agreement”: That certain Agreement Between Noteholders, dated as of July 3, 2019, between the holders of the respective promissory notes evidencing the Grand Canal Shoppes Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“Grand Canal Shoppes Loan REMIC” A segregated asset pool designated as a REMIC pursuant to the related REMIC Declaration consisting of the Grand Canal Shoppes Mortgage Loan, collections thereon, any related REO Property acquired in respect thereof and all proceeds of such REO Property, other property related thereto, and amounts received in respect thereof from time to time.

“Grand Canal Shoppes Loan REMIC Regular Interests”: With respect to the Grand Canal Shoppes Loan REMIC, the uncertificated “regular interest”, within the meaning of Section 860G(a)(1) of the Code, in the Grand Canal Shoppes Loan REMIC and as set forth in the Grand Canal Shoppes Loan REMIC Declaration. For the avoidance of doubt, the principal balance of the Grand Canal Shoppes Loan REMIC Regular Interests shall at all times equal the outstanding Stated Principal Balance of the Grand Canal Shoppes Mortgage Loan (or, if applicable, the deemed Stated Principal Balance of any successor REO Loan). The interest rate on the Grand Canal Shoppes Loan REMIC Regular Interests shall be the Mortgage Rate of the Grand Canal Shoppes Mortgage Loan. Payments and other collections of amounts received on or in respect of the Grand Canal Shoppes Mortgage Loan (or any related REO Property) shall be deemed distributable on the Grand Canal Shoppes Loan REMIC Regular Interests to the extent of the principal, interest at the related Mortgage Rate and Yield Maintenance Charges due thereon. The Grand Canal Shoppes Loan REMIC Regular Interests shall be an asset of the Lower-Tier REMIC.

“Grand Canal Shoppes Loan REMIC Residual Interest”: With respect to the Grand Canal Shoppes Loan REMIC, the sole class of “residual interests”, within the meaning of Section 860G(a)(2) of the Code, in the Grand Canal Shoppes Loan REMIC and as set forth in the Grand Canal Shoppes Loan REMIC Declaration, beneficial ownership of which shall be evidenced by the Class R Certificates.

“Grantor Trust”: A segregated asset pool within the Trust Fund treated as a “grantor trust” under subpart E, part I of subchapter J of the Code, consisting of the assets described in the Preliminary Statement hereto.

“Ground Lease”: The ground lease pursuant to which any Mortgagor holds a leasehold interest in the related Mortgaged Property and any estoppels or other agreements executed and delivered by the ground lessor in favor of the lender under the Mortgage Loan.

“GSMC”: Goldman Sachs Mortgage Company, a New York limited partnership.

“GSMS 2020-GC47 PSA”: The pooling and servicing agreement, dated and effective as of May 1, 2020, among GS Mortgage Securities Corporation II, as depositor, Wells

Fargo Bank, National Association, as master servicer, KeyBank National Association, as special servicer, Wilmington Trust, National Association, as trustee, Wells Fargo Bank, National Association, as certificate Administrator, and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, as from time to time amended, supplemented or modified relating to the issuance of the GS Mortgage Securities Trust 2020-GC47, Commercial Mortgage Pass-Through Certificates, Series 2020-GC47.

“Hazardous Materials”: Any dangerous, toxic or hazardous pollutants, chemicals, wastes or substances, including, without limitation, those so identified pursuant to CERCLA or any other federal, state or local environmental related laws and regulations, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification which would, if classified as unusable, be included in the foregoing definition.

“Hotel ZaZa Houston Museum District Co-Lender Agreement”: That certain Co-Lender Agreement, dated as of December 9, 2020, by and between the holders of the respective promissory notes evidencing the Hotel ZaZa Houston Museum District Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“Hotel ZaZa Houston Museum District PSA”: The pooling and servicing agreement governing the servicing of the Hotel ZaZa Houston Museum District Whole Loan following the related Servicing Shift Securitization Date.

“HRR Certificates”: The Class G-RR and Class H-RR Certificates.

“Impermissible Asset Representations Reviewer Affiliate”: As defined in Section 3.32.

“Impermissible Operating Advisor Affiliate”: As defined in Section 3.32.

“Impermissible Risk Retention Affiliate”: As defined in Section 3.32.

“Impermissible TPP Affiliate”: As defined in Section 3.32

“Independent”: When used with respect to any accountants, a Person who is “independent” within the meaning of Rule 2-01(b) of the Commission’s Regulation S-X. When used with respect to any specified Person, any such Person who (i) is in fact independent of the Trustee, the Certificate Administrator, the Depositor, the Master Servicer, the Special Servicer, the Directing Holder, each Risk Retention Consultation Party, the Controlling Class Representative, the Companion Holders (insofar as the relevant matter involves a Whole Loan (whether alone or together with one or more other Mortgage Loans)), the Operating Advisor, the Asset Representations Reviewer and all Affiliates thereof, (ii) does not have any material direct financial interest in or any material indirect financial interest in any of the Trustee, the Certificate Administrator, the Depositor, the Master Servicer, the Special Servicer, the Directing Holder, each Risk Retention Consultation Party, the Controlling Class Representative, the Companion Holders (insofar as the relevant matter involves a Whole Loan (whether alone or together with one or more other Mortgage Loans)), the Operating Advisor, the Asset Representations Reviewer or any Affiliate thereof and (iii) is not connected with the Trustee, the Certificate Administrator, the Depositor, the Master Servicer, the Special Servicer, the Directing Holder, each Risk Retention Consultation Party, the Controlling Class Representative, the Companion Holders (insofar as the relevant matter involves a Whole Loan (whether alone or together with one or more other Mortgage Loans)), the Operating Advisor, the Asset Representations Reviewer or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Trustee, the Certificate Administrator, the Depositor, the Master Servicer, the Special Servicer, the Directing Holder, the Risk Retention Consultation Parties, the Controlling Class Representative, the Companion Holders or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any Class of securities issued by the Trustee, the Certificate Administrator, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Directing Holder, the Risk Retention Consultation Parties, the Controlling Class Representative, the Companion Holders or any Affiliate thereof, as the case may be, so long as such ownership constitutes less than 1% of the total assets of such Person. For the avoidance of doubt, the exception in the proviso above for ownership of 1% or less of any Class of Certificates shall not apply with respect to the Operating Advisor or the Asset Representations Reviewer.

“Independent Contractor”: Either (i) any Person that would be an “independent contractor” with respect to the Trust within the meaning of Section 856(d)(3) of the Code if the Trust were a real estate investment trust (except that the ownership test set forth in that Section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates or the RR Interest, or such other interest in any Class of Certificates or the RR Interest as is set forth in an Opinion of Counsel, which shall be at no expense to the Trustee, the Certificate Administrator, the Master Servicer, any Companion Holder or the Trust, delivered to the Trustee, any Companion Holder the Certificate Administrator and the Master Servicer), so long as the Trust does not receive or derive any income from such Person and provided that the relationship between such Person and the Trust is at arm’s length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except that the Master Servicer or the Special Servicer shall not be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel has been delivered to the Trustee and the Certificate Administrator to that effect) or (ii) any other Person (including the Master Servicer or the Special Servicer) upon receipt by the Trustee, the Certificate Administrator, the Operating Advisor and the Master Servicer of an Opinion of Counsel, which shall be at no expense to the Trustee, the Certificate Administrator, the Master Servicer, the Operating Advisor or the Trust, to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property.

“Initial Cure Period”: As defined in Section 2.03(b).

“Initial Purchasers”: Goldman Sachs & Co. LLC, Citigroup Global Markets Inc. and SG Americas Securities, LLC.

“Initial Rate”: With respect to any ARD Loan, the stated Mortgage Rate as set forth in the Mortgage Loan Schedule.

“Initial Requesting Holder”: The first Certificateholder or Certificate Owner (in each case, other than a holder of the Class RR Certificates) to deliver a Repurchase Request as described in Section 2.03(i) with respect to a Mortgage Loan. For the avoidance of doubt, there may not be more than one Initial Requesting Holder with respect to any Mortgage Loan.

“Initial Schedule AL Additional File”: The data file prepared by or on behalf of the Depositor containing additional information or schedules regarding data points in the Initial Schedule AL File in accordance with Item 1111(h)(4) of Regulation AB and Item 601(b)(103) of Regulation S-K under the Securities Act and filed as Exhibit 103 to the Form ABS-EE incorporated by reference into the Prospectus.

“Initial Schedule AL File”: The data file prepared by or on behalf of the Depositor containing the information required by Item 1111(h)(3) or Item 1125 of Regulation AB or Item 601(b)(102) of Regulation S-K under the Securities Act and filed as Exhibit 102 to the Form ABS-EE incorporated by reference into the Prospectus.

“Initial Sub-Servicer”: With respect to each Mortgage Loan that is subject to a Sub-Servicing Agreement with the Master Servicer as of the Closing Date, the Sub-Servicer under any such Sub-Servicing Agreement. As of the Closing Date, each entity listed on Exhibit FF is an Initial Sub-Servicer.

“Initial Sub-Servicing Agreement”: Any Sub-Servicing Agreement in effect as of the Closing Date.

“Inquiry” and “Inquiries”: As each is defined in Section 4.07(a).

“Institutional Accredited Investor”: An institutional investor which is an “accredited investor” within the meaning of paragraphs (1), (2), (3) or (7) of Rule 501(a) of Regulation D under the Act or any entity in which all of the equity owners come within such paragraphs.

“Insurance and Condemnation Proceeds”: All proceeds paid under any Insurance Policy or in connection with the full or partial condemnation of a Mortgaged Property, in either case, to the extent such proceeds are not applied to the restoration of the related Mortgaged Property or released to the Mortgagor or any tenants or ground lessors, in either case, in accordance with the Servicing Standard (and in the case of any Mortgage Loan with a related Companion Loan, to the extent any portion of such proceeds are received by the Master Servicer or Certificate Administrator in connection with such Mortgage Loan, pursuant to the allocations set forth in the related Co-Lender Agreement) and the REMIC Provisions.

“Insurance Policy”: With respect to any Mortgage Loan, any hazard insurance policy, flood insurance policy, title policy or other insurance policy that is maintained from time to time in respect of such Mortgage Loan or the related Mortgaged Property.

“Interest Accrual Amount”: With respect to any Distribution Date and any Class of Non-VRR Certificates (other than the Class S Certificates), is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such Class of Certificates on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on a 30/360 basis.

“Interest Accrual Period”: For each Distribution Date, the calendar month prior to the month in which that Distribution Date occurs.

“Interest Distribution Amount”: With respect to any Class of Non-VRR Certificates (other than the Class S Certificates) for any Distribution Date, an amount equal to (A) the sum of (i) the Interest Accrual Amount with respect to such Class of Certificates for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class of Certificates for such Distribution Date, less (B) any Non-VRR Excess Prepayment Interest Shortfall allocated to such Class of Certificates on such Distribution Date.

For purposes of clause (B) above, the Non-VRR Excess Prepayment Interest Shortfall, if any, for each Distribution Date shall be allocated to each Class of Non-VRR Certificates (other than the Class S Certificates) in an amount equal to the product of (i) the amount of such Non-VRR Excess Prepayment Interest Shortfall and (ii) a fraction, the numerator of which is the Interest Accrual Amount for such Class of Non-VRR Certificates (other than the Class S Certificates) for such Distribution Date and the denominator of which is the aggregate Interest Accrual Amounts for all Classes of Non-VRR Certificates for such Distribution Date.

“Interest Reserve Account”: The trust account or subaccount of the Distribution Account created and maintained by the Certificate Administrator pursuant to Section 3.04(b) initially in the name of “Wells Fargo Bank, National Association, as Certificate Administrator on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the registered holders of GS Mortgage Securities Trust 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, and the RR Interest Owner, Interest Reserve Account”, into which the amounts set forth in Section 3.21 shall be deposited directly and which must be an Eligible Account or subaccount of an Eligible Account.

“Interest Shortfall”: With respect to any Distribution Date for any Class of Non-VRR Certificates (other than the Class S Certificates) is the sum of (a) the portion of the Interest Distribution Amount for such Class of Non-VRR Certificates remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) in the case of the Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class of Certificates for the current Distribution Date and (ii) in the case of the Class X Certificates, one-month’s interest on that amount remaining unpaid at the Weighted Average Net Mortgage Rate for such Distribution Date.

“Interested Person”: As of the date of any determination, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Directing Holder, any Risk Retention

Consultation Party, any Sponsor, any Mortgagor, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any Independent Contractor engaged by the Special Servicer, or any known Affiliate of any of the preceding entities. With respect to a Whole Loan if it is a Defaulted Loan, the Depositor, the Master Servicer, the Special Servicer (or any Independent Contractor engaged by the Special Servicer), or the Trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known Affiliate of any such party described above.

“Intralinks Site”: The internet website, which shall initially be “www.intralinks.com”, used by the Depositor and Mortgage Loan Sellers to accept and upload the Diligence Files.

“Investment Account”: As defined in Section 3.06(a).

“Investment Representation Letter”: As defined in Section 5.03(e), a form of which is attached hereto as Exhibit C.

“Investor Certification”: A certificate (which may be in electronic form) substantially in the form of Exhibit P-1A, Exhibit P-1B, Exhibit P-1C and Exhibit P-1D to this Agreement or in the form of an electronic certification contained on the Certificate Administrator’s Website (which may be a click-through confirmation), representing (i) that such Person executing the certificate is a Certificateholder, the RR Interest Owner, the Directing Holder or a Risk Retention Consultation Party (in either case, to the extent such Person is not a Certificateholder), a beneficial owner of a Certificate, a prospective purchaser of a Certificate or a Companion Holder (or any investment advisor or manager of the foregoing), (ii) that either (a) such Person is a Risk Retention Consultation Party or is not a Borrower Party, in which case such Person shall have access to all the reports and information made available to Certificateholders via the Certificate Administrator’s Website hereunder, or (b) such Person is a Borrower Party (other than a Risk Retention Consultation Party) in which case (1) if such Person is the Directing Holder or a Controlling Class Certificateholder, such Person shall have access to all the reports and information made available to Certificateholders via the Certificate Administrator’s Website hereunder other than any Excluded Information as set forth herein, or (2) if such Person is not the Directing Holder or a Controlling Class Certificateholder, such Person shall only receive access to the Distribution Date Statements prepared by the Certificate Administrator, (iii) such Person has received a copy of the final Prospectus and (iv) such Person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) shall be permitted to obtain upon request in accordance with Section 4.02(f) of this Agreement any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the Certificate Administrator’s Website on account of it constituting Excluded Information) from the Master Servicer or the Special Servicer, as the case may be, and (ii) shall be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

“Investor Q&A Forum”: As defined in Section 4.07(a).

“Investor Registry”: As defined in Section 4.07(b).

“Joint Mortgage Loan”: Any Mortgage Loan comprised of multiple Mortgage Notes that are being sold separately to the Depositor by more than one Mortgage Loan Seller. As of the Closing Date, the Signature Office Portfolio Mortgage Loan is the only Joint Mortgage Loan related to the Trust.

“JW Marriott Nashville Co-Lender Agreement”: That certain Agreement Between Noteholders, dated as of November 30, 2020, by and between the holders of the respective promissory notes evidencing the JW Marriott Nashville Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“JW Marriott Nashville PSA”: Prior to the securitization of the controlling Pari Passu Companion Loan, the Benchmark 2020-B21 PSA, and on and after the securitization of the controlling Pari Passu Companion Loan, the Benchmark 2020-B21 PSA, the Non-Serviced PSA governing the securitization of the controlling Pari Passu Companion Loan.

“KBRA”: Kroll Bond Rating Agency, LLC, and its successors in interest. If neither KBRA nor any successor remains in existence, “KBRA” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer, the Directing Holder and the Special Servicer and specific ratings of KBRA herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Late Collections”: With respect to any Mortgage Loan, Whole Loan or Companion Loan, all amounts received thereon prior to the related Determination Date, whether as payments, Insurance and Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal or interest due in respect of such Mortgage Loan, Whole Loan or Companion Loan, as applicable (without regard to any acceleration of amounts due thereunder by reason of default), on a Due Date prior to the immediately preceding Determination Date and not previously recovered. With respect to any REO Loan, all amounts received in connection with the related REO Property prior to the related Determination Date, whether as Insurance and Condemnation Proceeds, Liquidation Proceeds, REO Revenues or otherwise, which represent late collections of principal or interest due or deemed due in respect of such REO Loan or the predecessor Mortgage Loan, Whole Loan or Companion Loan, as applicable (without regard to any acceleration of amounts due under the predecessor Mortgage Loan, Whole Loan or Companion Loan, as applicable, by reason of default), on a Due Date prior to the immediately preceding Determination Date and not previously recovered. The term “Late Collections” shall specifically exclude Penalty Charges. With respect to any Whole Loan, as used in this Agreement, Late Collections shall refer to such portion of Late Collections to the extent allocable to the related Mortgage Loan or related Companion Loan, as applicable, pursuant to the terms of the related Co-Lender Agreement.

“Liquidation Event”: With respect to any Mortgage Loan or with respect to any REO Property (and the related REO Loan), any of the following events: (i) such Mortgage Loan is paid in full; (ii) a Final Recovery Determination is made with respect to such Mortgage Loan; (iii) such Mortgage Loan is repurchased by the applicable Mortgage Loan Seller pursuant to Section 6 of the related Mortgage Loan Purchase Agreement; (iv) such Mortgage Loan is purchased by the Special Servicer, or by any Companion Holder or any mezzanine lender (as applicable) pursuant to Section 3.16 (and the related Co-Lender Agreement, as applicable); (v) such Mortgage Loan is purchased by the Special Servicer, the Master Servicer, the Holders of the majority of the Controlling Class or the Holders of the Class R Certificates pursuant to Section 9.01 or acquired by the Sole Owner in exchange for its Certificates pursuant to Section 9.01; or (vi) such Mortgage Loan is sold by the Special Servicer pursuant to the terms of this Agreement.

“Liquidation Expenses”: All customary, reasonable and necessary “out of pocket” costs and expenses incurred by the Special Servicer in connection with a liquidation of any Specially Serviced Mortgage Loan or REO Property (except with respect to a Non-Serviced Mortgaged Property) pursuant to Section 3.16 (including, without limitation, legal fees and expenses, committee or referee fees and, if applicable, brokerage commissions and conveyance taxes).

“Liquidation Fee”: A fee payable to the Special Servicer (i) with respect to each Specially Serviced Mortgage Loan or REO Property (except with respect to a Non-Serviced Mortgage Loan) as to which the Special Servicer receives (a) a full, partial or discounted payoff from or on behalf of the related Mortgagor or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including the related Companion Loan, if applicable) (in any case, other than amounts for which a Workout Fee has been paid, or will be payable) and (ii) except as described below, with respect to any Mortgage Loan and any related Serviced Companion Loan (with respect to any Serviced Companion Loan, only to the extent that (a) the Special Servicer is enforcing the applicable Mortgage Loan Seller’s obligations under the applicable Mortgage Loan Purchase Agreement with respect to such Serviced Companion Loan and (b) the related Liquidation Fee is not otherwise required to be paid to the Special Servicer engaged with respect to such Serviced Companion Loan securitization trust or otherwise prohibited from being paid to the Special Servicer (in each case, under the related Other Pooling and Servicing Agreement)) for which the Special Servicer is the Enforcing Servicer and either (A) such Mortgage Loan (and Serviced Companion Loan, if applicable) is repurchased or substituted for by the applicable Mortgage Loan Seller or (B) a Loss of Value Payment has been made with respect to such Mortgage Loan (and Serviced Companion Loan, if applicable), equal to the product of the Liquidation Fee Rate and the proceeds of such full, partial or discounted payoff or other partial payment or the Liquidation Proceeds or Insurance and Condemnation Proceeds (net of the related costs and expenses associated with the related liquidation) related to such liquidated Mortgage Loan, Specially Serviced Mortgage Loan or REO Property, as the case may be; provided, however, that no Liquidation Fee shall be payable with respect to (a) the purchase of any Specially Serviced Mortgage Loan by the Special Servicer or any Affiliate thereof (except if such Affiliate purchaser is the Directing Holder or any Affiliate thereof; provided, however, that prior to a Control Termination Event, if the Directing Holder or an Affiliate thereof, purchases any Specially Serviced Mortgage Loan within ninety (90) days after the Special Servicer delivers to the Directing Holder for its approval the initial Asset Status Report with respect to such Specially Serviced Mortgage Loan, the Special Servicer will not be entitled to a Liquidation Fee in connection with such purchase by the Directing Holder or its Affiliates), (b) any event described in clause (iv) and clause (vii) of the definition of “Liquidation Proceeds” (or any substitution in lieu of a repurchase) so long as such Repurchase, substitution or Loss of Value Payment occurs prior to the termination of the Initial Cure Period or, if any, the Extended Cure Period, (c) any event described in clauses (v) and (vi) of the definition of “Liquidation Proceeds”, as long as, with respect to a purchase pursuant to clause (vi) of the definition of “Liquidation Proceeds”, a purchase occurs within ninety (90) days of such holder’s purchase option first becoming exercisable during that period prior to such Mortgage Loan becoming a Corrected Loan pursuant to the related Co-Lender Agreement, (d) with respect to a Serviced Companion Loan, (x) a repurchase of such Serviced Companion Loan by the applicable Mortgage Loan Seller for a breach of a representation or warranty or for a defective or deficient mortgage loan documentation under an Other Pooling and Servicing Agreement within the time period (or extension thereof) provided for such repurchase of such repurchase occurs prior to the termination of the extended resolution period provided therein or (y) a purchase of such Serviced Companion Loan by any applicable party to the Other Pooling and Servicing Agreement pursuant to a clean-up call or similar liquidation of the Other Securitization; (e) the purchase of all of the Mortgage Loans and REO Properties, in connection with an optional termination of the Trust; or (f) if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Mortgage Loan solely because of a Servicing Transfer Event described in clause (i) of the definition of “Servicing Transfer Event”, Liquidation Proceeds are received within ninety (90) days following the related Maturity Date as a result of such Mortgage Loan or Serviced Whole Loan being refinanced or otherwise repaid in full (but, in the event that a Liquidation Fee is not payable due to the application of any of clauses (a) through (e) above, the Special Servicer may still collect and retain a Liquidation Fee and similar fees from the related Mortgagor to the extent provided for in, or not prohibited by, the related loan documents). The Liquidation Fee for each such repurchased or substituted Mortgage Loan, Specially Serviced Mortgage Loan or REO Property will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided that the Liquidation Fee with respect to any Specially Serviced Mortgage Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Mortgage Loan or REO Property as described in the definition of “Excess Modification Fees”, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, however, that any such fee payable with respect to the Serviced Companion Loan will be payable solely from proceeds on such Serviced Companion Loan; provided, further, that except as contemplated by each of the immediately preceding provisos and the second following paragraph, no Liquidation Fee will be less than $25,000.

“Liquidation Fee Rate”: A rate equal to the lesser of (a) such rate as would result in a Liquidation Fee of $1,000,000 and (b) 1.0% with respect to each Mortgage Loan (including with respect to any related Serviced Companion Loan, to the extent provided in the definition of “Liquidation Fee”) repurchased, substituted or for which a Loss of Value Payment has been made, as contemplated by Section 2.03 of this Agreement, each Specially Serviced Mortgage Loan and each REO Property, provided, however, that except as contemplated in the definition of “Liquidation Fee”, no Liquidation Fee will be less than $25,000.

“Liquidation Proceeds”: Cash amounts received by or paid to the Master Servicer or the Special Servicer in connection with: (i) the liquidation (including a payment in full) of a

Mortgaged Property or other collateral constituting security for a Defaulted Loan or defaulted Companion Loan, through a trustee’s sale, foreclosure sale, REO Disposition or otherwise, exclusive of any portion thereof required to be released to the related Mortgagor in accordance with applicable law and the terms and conditions of the related Mortgage Note and Mortgage; (ii) the realization upon any deficiency judgment obtained against a Mortgagor; (iii) any sale of (A) a Specially Serviced Mortgage Loan pursuant to Section 3.16(a) or (B) any REO Property pursuant to Section 3.16(b); (iv) the Repurchase of a Mortgage Loan by the applicable Mortgage Loan Seller pursuant to Section 6 of the related Mortgage Loan Purchase Agreement; (v) the purchase of a Mortgage Loan or REO Property by the Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates pursuant to Section 9.01; (vi) the purchase of a Mortgage Loan or an REO Property by (a) the applicable Subordinate Companion Holder or (b) the related mezzanine lender pursuant to Section 3.16 and the related Co-Lender Agreement; or (vii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with Section 3.05(f) of this Agreement (provided that, for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment shall be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Mortgage Loan Seller). With respect to any Whole Loan, as used in this Agreement, Liquidation Proceeds shall refer to such portion of Liquidation Proceeds to the extent allocable to the related Mortgage Loan or related Companion Loan, as applicable, pursuant to the terms of the related Co-Lender Agreement.

“Loan REMIC”: As defined in the Preliminary Statement.

“Loan REMIC Regular Interest”: As defined in the Preliminary Statement.

“Loan REMIC Residual Distribution Account:” The account or accounts created and maintained as a separate account or accounts by the Certificate Administrator pursuant to Section 3.04(e) of this Agreement, which shall be entitled “Wells Fargo Bank, National Association, as Certificate Administrator on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the registered holders of GS Mortgage Securities Trust 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, Loan REMIC Residual Distribution Account” and which must be an Eligible Account. The Loan REMIC Residual Distribution Account shall be held solely for the benefit of the Holders of the Class R Certificates. The Loan REMIC Residual Distribution Account shall not be an asset of the Lower-Tier REMIC, the Upper-Tier REMIC or any Loan REMIC, but rather shall be an asset of the Grantor Trust.

“Loan REMIC Residual Interest”: As defined in the Preliminary Statement.

“Loan-Specific Directing Holder”: With respect to each Servicing Shift Whole Loan, the “Controlling Holder”, the “Directing Certificateholder”, the “Directing Holder”, the “Directing Lender” or any analogous concept set forth under the related Co-Lender Agreement. Prior to the applicable Servicing Shift Securitization Date, the Loan-Specific Directing Holder with respect to the related Servicing Shift Whole Loan will be the holder of the related Servicing Shift Lead Note identified in the Preliminary Statement. On and after the applicable Servicing

Shift Securitization Date, there will be no Loan-Specific Directing Holder under this Agreement with respect to the related Servicing Shift Whole Loan. As of the Closing Date, the Loan-Specific Directing Holder with respect to (i) the Elo Midtown Office Portfolio Whole Loan will initially be CREFI or its Affiliate, (ii) the Hotel ZaZa Houston Museum District Whole Loan will initially be CREFI or its Affiliate and (iii) the Cabinetworks Portfolio Whole Loan will initially be Goldman Sachs Bank USA or its Affiliate, each as the holder of the related Servicing Shift Lead Note identified in the Preliminary Statement.

“Loss of Value Payment”: As defined in Section 2.03(b) of this Agreement.

“Loss of Value Reserve Fund”: The “outside reserve fund” (within the meaning of Treasury Regulations Section 1.860G-2(h)) designated as such pursuant to Section 3.04(i) of this Agreement. The Loss of Value Reserve Fund will be part of the Trust Fund but not part of the Grantor Trust or any Trust REMIC.

“Lower-Tier Distribution Amount”: As defined in Section 4.01(d).

“Lower-Tier Principal Amount”: With respect to any Class of Lower-Tier Regular Interests or the LRI Uncertificated Interest, (i) on or prior to the first Distribution Date, an amount equal to the Original Lower-Tier Principal Amount of such Class or the LRI Uncertificated Interest as specified in the Preliminary Statement hereto, and (ii) as of any date of determination after the first Distribution Date, an amount equal to the Certificate Balance of the Class of Related Certificates or the RR Interest Balance of the RR Interest on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(iii)), and as set forth in Section 4.01(a) or Section 4.01(d), respectively.

“Lower-Tier Regular Interests”: Any of the Class LA1, Class LA2, Class LA3, Class LA4, Class LA5, Class LAAB, Class LAS, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG, Class LH and Class LRR Uncertificated Interests and the LRI Uncertificated Interest.

“Lower-Tier REMIC”: One of four separate REMICs comprising a portion of the Trust Fund, the assets of which consist of the Mortgage Loans (other than the assets held by the Loan REMICs and the Excess Interest), the Loan REMIC Regular Interests and the proceeds thereof, any REO Property with respect thereto (or an allocable portion thereof, in the case of any Serviced Mortgage Loan), or the Trust’s beneficial interest in the REO Property with respect to a Non-Serviced Whole Loan, such amounts as shall from time to time be held in the Collection Account (other than with respect to any Companion Loan), the related portion of the REO Accounts, if any, the Interest Reserve Account, the Non-VRR Gain-on-Sale Reserve Account, the VRR Gain-on-Sale Reserve Account, the Lower-Tier REMIC Distribution Account and all other properties included in the Trust Fund that are not in the Upper-Tier REMIC or the Grantor Trust (other than the Loss of Value Reserve Fund).

“Lower-Tier REMIC Distribution Account”: The segregated account, accounts or sub-accounts created and maintained by the Certificate Administrator (on behalf of the Trustee) pursuant to Section 3.04(b) in trust for the Certificateholders and the RR Interest Owner, which shall initially be entitled “Wells Fargo Bank, National Association, as Certificate Administrator

on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the registered holders of GS Mortgage Securities Trust 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, and the RR Interest Owner, Lower-Tier REMIC Distribution Account”. Any such account, accounts or sub-accounts shall be an Eligible Account.

“LRI Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“LTV Ratio”: With respect to any Mortgage Loan, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of such Mortgage Loan, as of such date (assuming no defaults or prepayments on such Mortgage Loan prior to that date), and the denominator of which is the Appraised Value of the related Mortgaged Property.

“MAI”: Member of the Appraisal Institute.

“Major Decision”: As defined in Section 6.08(a).

“Major Decision Reporting Package”: means, with respect to any Major Decision which it is processing, a written report by the Master Servicer or the Special Servicer (which in the discretion of the Special Servicer may be in the form of an Asset Status Report), as applicable, describing in reasonable detail (i) the background and circumstances requiring action of the Master Servicer or the Special Servicer, as applicable, and (ii) the proposed course of action recommended.

“Majority-Owned Affiliate”: As defined in the Risk Retention Rule.

“Master Servicer”: With respect to each of the Mortgage Loans, Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, and its successors in interest and assigns, or any successor appointed as allowed herein.

“Master Servicer Major Decision”: Any Major Decision with respect to a Non-Specially Serviced Mortgage Loan under clauses (xii) through (xvii) of the definition of “Major Decision.”

“Master Servicer Proposed Course of Action Notice”: As defined in Section 2.03(i) of this Agreement.

“Master Servicer Remittance Date”: The Business Day immediately preceding each Distribution Date.

“Material Defect”: As defined in Section 2.03(b) of this Agreement.

“Material Document Defect”: As defined in Section 2.03(b) of this Agreement.

“Maturity Date”: With respect to any Mortgage Loan, Whole Loan or Companion Loan, as of any date of determination, the date on which the last payment of principal is due and payable under the related Mortgage Note, after taking into account all Principal Prepayments received prior to such date of determination, but without giving effect to (i) any acceleration of the principal of such Mortgage Loan, Whole Loan or Companion Loan by reason of default thereunder or (ii) any Grace Period permitted by the related Mortgage Note.

“McCarthy Ranch Co-Lender Agreement”: That certain Co-Lender Agreement, dated as of January 24, 2020, by and between the holders of the respective promissory notes evidencing the McCarthy Ranch Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“Merger Notice”: As defined in Section 6.03(b).

“MGM Grand & Mandalay Bay Co-Lender Agreement”: That certain Amended and Restated Agreement Between Noteholders, dated as of July 23, 2020, by and between the holders of the respective promissory notes evidencing the MGM Grand & Mandalay Bay Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“Modification Fees”: With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

“Moody’s”: Moody’s Investors Service, Inc., and its successors in interest. If neither Moody’s nor any successor remains in existence, “Moody’s” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer, the Directing Holder and the Special Servicer, and specific ratings of Moody’s herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Morningstar”: Morningstar Credit Ratings, LLC, or any successor in interest. If neither such rating agency nor any successor remains in existence, “Morningstar” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of Morningstar herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Mortgage”: With respect to any Mortgage Loan or Companion Loan, the mortgage(s), deed(s) of trust or other instrument(s) securing the related Mortgage Note and creating a first mortgage lien on the fee and/or leasehold interest in the related Mortgaged Property.

“Mortgage File”: With respect to each Mortgage Loan or Companion Loan, if applicable, but subject to Section 2.01, collectively the following documents:

(1)          the original executed Mortgage Note for such Mortgage Loan, endorsed (without recourse, representation or warranty, express or implied) to the order of “Wells Fargo Bank, National Association, as Trustee, for the benefit of the registered holders of GS Mortgage Securities Trust 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, and the RR Interest Owner”, or in blank, and further showing a complete, unbroken chain of endorsement from the originator (if such originator is not the Mortgage Loan Seller of the related Mortgage Loan) (or, alternatively, executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note) and in the case of a Serviced Whole Loan, a copy of the executed Mortgage Note for the related Companion Loan;

(2)          an original or copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(3)          an original or a copy of any related Assignment of Leases (if such item is a document separate from the Mortgage), together with originals or copies of any intervening assignments thereof, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(4)          an original executed assignment, in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), of (A) the Mortgage and (B) any related Assignment of Leases (if such item is a document separate from the Mortgage), in favor of “Wells Fargo Bank, National Association, as Trustee, for the benefit of the registered holders of GS Mortgage Securities Trust 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, and the RR Interest Owner” and the holder of the related Companion Loan, as their interests may appear or a copy of such assignment (if the related Mortgage Loan Seller or its designee, rather than the Trustee or Certificate Administrator, is responsible for the recording thereof);

(5)          an original or copy of the assignment of all unrecorded documents relating to the Mortgage Loan, in favor of the Trustee, for the benefit of the registered Holders of the Certificates, the RR Interest Owner and the holder of the related Companion Loan, as their interests may appear;

(6)          originals or copies of final written modification, consolidation, assumption, written assurance and substitution agreements in those instances where the terms or provisions of the Mortgage or Mortgage Note for such

Mortgage Loan (or, if applicable, any Mortgage Note of a Whole Loan) or the related Mortgage have been modified or the Mortgage Loan has been assumed or consolidated, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(7)          the original (which may be in the form of an electronically issued title policy) or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan or the related Serviced Whole Loan, or, if such policy has not been issued, a “marked up” pro forma title policy marked as binding and countersigned by the title insurer or its authorized agent, or an irrevocable, binding commitment to issue such title insurance policy;

(8)          an original or copy of the related Ground Lease relating to such Mortgage Loan (or the related Serviced Whole Loan, if applicable), if any, and any ground lessor estoppel;

(9)          an original or copy of the related loan agreement, if any;

(10)        an original of any guaranty under such Mortgage Loan or the related Whole Loan, if any;

(11)        an original or copy of the environmental indemnity from the related Mortgagor, if any;

(12)        an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof;

(13)        an original assignment of the related security agreement (if such item is a document separate from the Mortgage and if such item is not included in the assignment described in clause (v)), in favor of the Trustee, for the benefit of the Certificateholders, the RR Interest Owner and the holder of the related Companion Loan, as their interests may appear;

(14)        any filed copies (bearing evidence of filing) or evidence of filing of any UCC Financing Statements in favor of the originator of such Mortgage Loan or the related Whole Loan or in favor of any assignee prior to the Trustee, and an original UCC-3 assignment thereof, in form suitable for filing, in favor of the Trustee, (or, in each case, a copy thereof, certified to be the copy of such assignment submitted or to be submitted for filing);

(15)        an original or copy of the lockbox agreement or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(16)        in the case of any Mortgage Loan or the related Whole Loan as to which there exists a related mezzanine loan, an original or a copy of any related mezzanine intercreditor agreement;

(17)        an original or copy of any related environmental Insurance Policy or environmental guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(18)        a copy of any letter of credit relating to such Mortgage Loan or the related Whole Loan and any related assignment thereof (with the original to be delivered to the Master Servicer);

(19)        copies of any franchise agreement, property management agreement or hotel management agreement and related comfort letters (together with (i) copies of any notices of transfer that are necessary to transfer or assign to the issuing entity or the Trustee, the benefits of such comfort letter or (ii) if the related comfort letter contemplates that a request be made of the related franchisor to issue a replacement comfort letter for the benefit of the issuing entity or Trustee, a copy of the notice requesting the issuance of such replacement comfort letter (the copy of such notice shall be delivered by the related Mortgage Loan Seller to the Custodian for inclusion in the Mortgage File within the time period set forth in this Agreement and/or estoppel letters relating to such Mortgage Loan or the related Serviced Whole Loan and any related assignment thereof)); and

(20)        in the case of a Whole Loan, an original or a copy of the related Co-Lender Agreement;

provided that with respect to any Mortgage Loan that is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (1) above) will be delivered to and held by the custodian under the related Non-Serviced Pooling Agreement on or prior to the Closing Date; provided, however, that (a) whenever the term “Mortgage File” is used to refer to documents held by the Custodian, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually received by the Custodian, (b) if there exists with respect to any Crossed Mortgage Loan Group only one original or certified copy of any document referred to in the definition of “Mortgage File” covering all of the Mortgage Loans in such Crossed Mortgage Loan Group, then the inclusion of such original or certified copy in the Mortgage File for any of the Mortgage Loans constituting such Crossed Mortgage Loan Group shall be deemed the inclusion of such original or certified copy in the Mortgage File for each such Mortgage Loan, (c) to the extent that this Agreement refers to a “Mortgage File” for a Companion Loan, such “Mortgage File” shall be construed to mean the Mortgage File for the related Mortgage Loan (except that references to the Mortgage Note for a Companion Loan otherwise described above shall be construed to instead refer to a photocopy of such Mortgage Note), (d) with respect to any Mortgage Loan that has a Serviced Companion Loan, the execution and/or recordation of any Assignment of Mortgage, any separate assignment of Assignment of Leases and any assignment of any UCC Financing Statement in the name of the Trustee, shall not be construed to limit the beneficial interest of the related Companion Holder(s) in such instrument and the benefits intended to be provided to them by such instrument, it being acknowledged that (i) the Trustee, shall hold such record title for the benefit of the Trust as the holder of the related Mortgage Loan and the related Companion Holder(s) collectively and (ii) any efforts undertaken by the Trustee, the Master Servicer, or the Special Servicer on its behalf to enforce or obtain the benefits of such instrument shall be construed to be so undertaken by Trustee, the Master Servicer or the Special Servicer for the benefit of the Trust as the holder of the applicable Mortgage Loan and the related Companion Holder(s) collectively, and (e) in connection with any Non-Serviced Mortgage Loan, the preceding document delivery requirements will be met by the delivery by the related Mortgage Loan Seller of copies of the documents specified above (other than the Mortgage Note and intervening endorsements evidencing such Mortgage Loan, with respect to which the original shall be required) including a copy of the Mortgage securing the applicable Mortgage Loan and any assignments or other transfer documents referred to in clauses (3), (4), (6), (7), (9) and (10) above as being in favor of the Trustee shall instead be in favor of the applicable Non-Serviced Trustee and need only be in such form as was delivered to the applicable Non-Serviced Trustee or a custodian on its behalf, provided that with respect to such Non-Serviced Mortgage Loan if Wells Fargo Bank, National Association is also the custodian with respect to such Non-Serviced Mortgage Loan then no copies of the Mortgage File relating to such Non-Serviced Mortgage Loan shall be delivered and (f) in connection with any Servicing Shift Mortgage Loan, the foregoing documents shall be delivered to the Custodian by the applicable Mortgage Loan Seller on or prior to the Closing Date and such documents (other than the documents described in clause (1) above) shall be transferred to the custodian pursuant to Section 2.01(i).

Notwithstanding anything to the contrary contained herein, with respect to a Joint Mortgage Loan, delivery of the Mortgage File (other than with respect to the original Mortgage Note and the other documents referenced in clause (1) of the definition of “Mortgage File” held by or from the related Mortgage Loan Seller) by either of the applicable Mortgage Loan Sellers shall satisfy the delivery requirements for both of the applicable Mortgage Loan Sellers.

“Mortgage Loan”: Each of the mortgage loans (other than the Crossed Underlying Loans of a Crossed Mortgage Loan Group, it being understood that for the purposes of this Agreement each Crossed Mortgage Loan Group shall be treated as one Mortgage Loan) transferred and assigned to the Trustee, pursuant to Section 2.01 and to be held by the Trust. As used herein, the term “Mortgage Loan” includes the related Mortgage Note, Mortgage and other documents contained in the related Mortgage File and any related agreements. The term “Mortgage Loan” shall, as of any date of determination, include any Qualified Substitute Mortgage Loan that has replaced a Mortgage Loan pursuant to Section 2.03 and exclude any such replaced Mortgage Loan.

“Mortgage Loan Purchase Agreement”: Each agreement between the Depositor and each Mortgage Loan Seller, relating to the transfer of all of such Mortgage Loan Seller’s right, title and interest in and to the related Mortgage Loans.

“Mortgage Loan Schedule”: The list of Mortgage Loans transferred on the Closing Date to the Trustee as part of the Trust Fund, attached hereto as Exhibit B, which list sets forth the following information with respect to each Mortgage Loan so transferred:

(i)            the loan identification number (as specified in Annex A-1 to the Prospectus);

(ii)           the Mortgagor’s name;

(iii)          the street address (including city, state, county and zip code) and name of the related Mortgaged Property;

(iv)          the Mortgage Rate in effect at origination;

(v)           the Net Mortgage Rate in effect at the Cut-off Date;

(vi)          the original principal balance;

(vii)         the Cut-off Date Principal Balance;

(viii)        the (a) original term to stated maturity, (b) remaining term to stated maturity and (c) Maturity Date;

(ix)          the original and remaining amortization terms;

(x)           the amount of the Periodic Payment due on the first Due Date following the Cut-off Date;

(xi)          the applicable Servicing Fee Rate;

(xii)         whether the Mortgage Loan is a 30/360 Mortgage Loan or an Actual/360 Mortgage Loan;

(xiii)        whether such Mortgage Loan is secured by the related Mortgagor’s interest in a Ground Lease;

(xiv)        identifying any Mortgage Loans with which Mortgage Loan is cross-defaulted or cross-collateralized;

(xv)         the originator of the related Mortgage Loan and the related Mortgage Loan Seller;

(xvi)        whether the related Mortgage Loan has a guarantor;

(xvii)        whether the related Mortgage Loan is secured by a letter of credit;

(xviii)      amount of any reserve or escrowed funds that were deposited at origination and any ongoing periodic deposit requirements;

(xix)        number of grace days;

(xx)         whether a cash management agreement or lockbox agreement is in place;

(xxi)        the general property type of the related Mortgaged Property;

(xxii)        whether the related Mortgage Loan permits defeasance; and

(xxiii)       the number of units, rooms, pads or square feet with respect to each Mortgaged Property.

Such Mortgage Loan Schedule shall also set forth the aggregate of the amounts described under clause (vii) above for all of the Mortgage Loans. Such list may be in the form of more than one list, collectively setting forth all of the information required.

“Mortgage Loan Seller”: Each of (i) Goldman Sachs Mortgage Company, a New York limited partnership, and its successors-in-interest, (ii) Citi Real Estate Funding Inc., a New York corporation, and its successors-in-interest, (iii) Starwood Mortgage Capital LLC, a Delaware limited liability company, and its successors-in-interest, (iv) Argentic Real Estate Finance LLC, a Delaware limited liability company, and its successors-in-interest, and (v) Societe Generale Financial Corporation, a Delaware corporation, and its successors-in-interest.

“Mortgage Loan Seller Percentage Interest”: With respect to a Joint Mortgage Loan and each applicable Mortgage Loan Seller with respect thereto, a fraction, expressed as a percentage, the numerator of which is equal to the aggregate Cut-off Date principal balance of the promissory notes contributed by such Mortgage Loan Seller to this securitization, and the denominator of which is equal to the Cut-off Date principal balance of such Joint Mortgage Loan.

“Mortgage Note”: The original executed note(s) evidencing the indebtedness of a Mortgagor under a Mortgage Loan or Companion Loan, as the case may be, together with any rider, addendum or amendment thereto.

“Mortgage Rate”: With respect to: (i) any Mortgage Loan (including any Non-Serviced Mortgage Loan), REO Loan, Companion Loan or Whole Loan, on or prior to its Maturity Date, the annual rate at which interest is scheduled (in the absence of a default) to accrue (or, if and while it is an REO Loan, is deemed to accrue) on such Mortgage Loan, REO Loan, Companion Loan or Whole Loan from time to time in accordance with the related Mortgage Note, promissory note or componentization notice and applicable law; or (ii) any Mortgage Loan (including any Non-Serviced Mortgage Loan), REO Loan, Companion Loan or Whole Loan after its Maturity Date, the annual rate described in clause (i) above determined without regard to the passage of such Maturity Date.

“Mortgaged Property”: The real property subject to the lien of a Mortgage.

“Mortgagor”: The obligor or obligors on a Mortgage Note, including without limitation, any Person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

“MSC 2019-H7 PSA”: The pooling and servicing agreement, dated and effective as of July 1, 2019, between Morgan Stanley Capital I Inc., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, LNR Partners, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator and trustee, and Pentalpha Surveillance LLC, as operating advisor and asset representations reviewer, as from time to time amended, supplemented or modified relating to the issuance of the Morgan Stanley Capital I Trust 2019-H7, Commercial Mortgage Pass-Through Certificates, Series 2019-H7.

“MSC 2020-L4 PSA”: The pooling and servicing agreement, dated and effective as of February 1, 2020, between Morgan Stanley Capital I Inc., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, LNR Partners, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator and trustee, and Pentalpha Surveillance LLC, as operating advisor and asset representations reviewer, as from time to time amended, supplemented or modified relating to the issuance of the Morgan Stanley Capital I Trust 2020-L4, Commercial Mortgage Pass-Through Certificates, Series 2020-L4.

“Net Investment Earnings”: With respect to the Collection Accounts, the Servicing Accounts or the REO Accounts or Serviced Whole Loan Custodial Account for any period from any Distribution Date to the immediately succeeding Master Servicer Remittance Date, the amount, if any, by which the aggregate of all interest and other income realized during such period on funds relating to the Trust Fund held in such account, exceeds the aggregate of all losses, if any, incurred during such period in connection with the investment of such funds in accordance with Section 3.06.

“Net Investment Loss”: With respect to the Collection Account, the Servicing Accounts or the REO Accounts or Serviced Whole Loan Custodial Account for any period from any Distribution Date to the immediately succeeding Master Servicer Remittance Date, the amount by which the aggregate of all losses, if any, incurred during such period in connection with the investment of funds relating to the Trust held in such account in accordance with Section 3.06, exceeds the aggregate of all interest and other income realized during such period on such funds.

“Net Mortgage Rate”: With respect to each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of an REO Loan related to any Companion Loan) as of any date of determination, a rate per annum equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), minus the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the Master Servicer or the Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the Mortgagor or otherwise; provided, further, that for any Mortgage Loan that accrues interest on an Actual/360 Basis, then, solely for purposes of calculating Pass-Through Rates and the Weighted Average Net Mortgage Rate, the Net Mortgage Rate of such Mortgage Loan or for any one-month period preceding a related Due

Date will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually accrued in respect of such Mortgage Loan during such one-month period at the related Net Mortgage Rate; provided, further, that, with respect to each Actual/360 Mortgage Loan, the Net Mortgage Rate for the one-month period (A) preceding the Due Dates that occur in January and February in any year which is not a leap year or preceding the Due Date that occurs in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date), will be determined exclusive of any Withheld Amounts and (B) preceding the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of the amounts withheld in the immediately preceding January and February, if applicable; provided, further, that with respect to each Mortgage Loan for which the Closing Date Deposit Amount was made, the Closing Date Deposit Amount shall be included in determining the Mortgage Rate relating to the initial Distribution Date. With respect to any REO Loan, the Net Mortgage Rate shall be calculated as described above, determined as if the predecessor Mortgage Loan had remained outstanding. With respect to any Mortgage Loan held by a Loan REMIC, the computations set forth above shall be made with respect to the related Loan REMIC Regular Interest instead of the related Mortgage Loan.

“Net Operating Income”: With respect to any Mortgaged Property, for any Mortgagor’s fiscal year end, Net Operating Income will be calculated in accordance with the standard definition of “Net Operating Income” approved from time to time endorsed and put forth by the CREFC®.

“New Lease”: Any lease of REO Property entered into at the direction of the Special Servicer on behalf of the Trust, including any lease renewed, modified or extended on behalf of the Trust, if the Trust has the right to renegotiate the terms of such lease.

“Non-Book Entry Certificates”: As defined in Section 5.02(c).

“Non-Exempt Person” shall mean any Person other than a Person who either (i) is a U.S. person or (ii) has provided to the Certificate Administrator for the relevant year such duly executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Code or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit the Certificate Administrator to make such payments free of any obligation or liability for withholding, provided that duly executed form(s) provided to the Certificate Administrator pursuant to Section 5.03(s), shall be sufficient to evidence that such providing Person is not a Non-Exempt Person.

“Nonrecoverable Advance”: Any Nonrecoverable P&I Advance or Nonrecoverable Property Protection Advance.

“Nonrecoverable P&I Advance”: Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) which, in the reasonable judgment of the Master Servicer or the Trustee, as applicable, will not be ultimately recoverable, together with any accrued and unpaid interest thereon at the Reimbursement Rate, from Late Collections or any other recovery on or in respect of such Mortgage Loan or REO Loan; provided, however, that the Special Servicer may, at its option make a determination in accordance with the Servicing Standard, that any P&I Advance previously made or proposed to be made is a Nonrecoverable P&I Advance and shall deliver to the Master Servicer (and with respect to a Serviced Whole Loan, to any Other Servicer, and with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Master Servicer), the Certificate Administrator, the Trustee, the Operating Advisor and the 17g-5 Information Provider notice of such determination. Any such determination shall be binding upon, the Master Servicer and the Trustee, provided, however, that the Special Servicer shall not have any obligation to make an affirmative determination that any P&I Advance is or would be recoverable; however, if the Special Servicer makes any determination, such determination shall not be binding upon the Master Servicer or the Trustee. In the absence of a determination by the Special Servicer that such P&I Advance is or would be a Nonrecoverable P&I Advance, such decision shall remain with the Master Servicer or Trustee, as applicable. If the Special Servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance is a Nonrecoverable P&I Advance, the Master Servicer and the Trustee shall have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance is a Nonrecoverable P&I Advance. With respect to any Non-Serviced Whole Loan, if any Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in connection with a securitization of the related Non-Serviced Companion Loan determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be a Nonrecoverable P&I Advance, such determination shall not be binding on the Master Servicer and the Trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan; provided, however, the Master Servicer and the Trustee may rely on the nonrecoverability determination of the Non-Serviced Master Servicer or Non-Serviced Trustee under the related Non-Serviced Pooling Agreement. Similarly, with respect to the related Non-Serviced Mortgage Loan, if the Master Servicer or the Special Servicer determines that any P&I Advance with respect to a related Non-Serviced Mortgage Loan, if made, would be a Nonrecoverable P&I Advance, such determination shall not be binding on the related Non-Serviced Master Servicer and related Non-Serviced Trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced Pooling Agreement provides otherwise); provided, however, the Non-Serviced Master Servicer and Non-Serviced Trustee under the related Non-Serviced Pooling Agreement may rely on the nonrecoverability determination of the Master Servicer or the Trustee. In making such recoverability determination, the Master Servicer, the Special Servicer or Trustee, as applicable, will be entitled (a) to consider (among other things) (i) the obligations of the Mortgagor under the terms of the related Mortgage Loan or Companion Loan as it may have been modified and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) to estimate and consider (consistent with the Servicing Standard in the case of the Master Servicer and the Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) (among other things) future expenses, (c) to estimate and consider (consistent with the applicable Servicing Standard in the case of the Master Servicer and the Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) (among other things) the timing of recoveries, and (d) to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the Master Servicer or the Trustee, in light of the fact that related proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any Person, in considering whether a P&I Advance is a Nonrecoverable Advance, will be entitled to give due regard to the existence of any outstanding Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to other Mortgage Loans by the Master Servicer or the Trustee because there is insufficient principal available for such Mortgage Loan which, at the time of such consideration, the reimbursement of which is being deferred or delayed, in light of the fact that proceeds on the related Mortgage Loan are a source of reimbursement not only for the P&I Advance under consideration, but also as a potential source of reimbursement of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts which are or may be being deferred or delayed. In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that an Advance is a Nonrecoverable Advance) and, consistent with the Servicing Standard, in the case of the Master Servicer or in its good faith business judgment in the case of the Trustee (solely in its capacity as Trustee), may obtain, promptly upon request from the Special Servicer at the expense of the Trust any reasonably required analysis, Appraisals or market value estimates or other information for making a recoverability determination. Absent bad faith, the Master Servicer’s, the Special Servicer’s or the Trustee’s determination as to the recoverability of any P&I Advance shall be conclusive and binding on the Certificateholders and the RR Interest Owner. The determination by the Master Servicer, the Special Servicer or the Trustee, as applicable, that the Master Servicer or the Trustee, as applicable, has made a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance, or any updated or changed recoverability determination, shall be evidenced by an Officer’s Certificate delivered by either the Special Servicer or the Master Servicer to the other and to the Trustee, the Certificate Administrator, the Controlling Class Representative (but only prior to the occurrence of a Consultation Termination Event and only with respect to any Mortgage Loan other than an applicable Excluded Loan) (and, in the case of a Serviced Mortgage Loan, any Other Servicer), the Operating Advisor (but only in the case of the Special Servicer), the Depositor, or by the Trustee to the Depositor, the Master Servicer, the Special Servicer the Operating Advisor (and, in the case of a Serviced Mortgage Loan, any Other Servicer) and the Certificate Administrator. The Officer’s Certificate shall set forth such determination of nonrecoverability and the considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (which shall be accompanied by, to the extent available, income and expense statements, rent rolls, occupancy status, property inspections and any other information used by the Master Servicer, the Special Servicer or the Trustee, as applicable, to make such determination and shall include any existing Appraisal of the related Mortgage Loan or the related Mortgaged Property). The Special Servicer’s determination that a P&I Advance is or would be nonrecoverable shall be binding on the Master Servicer and the Trustee. In the case of a cross-collateralized Mortgage Loan (if any), such recoverability determination shall take into account the cross-collateralization of the related cross-collateralized Mortgage Loan.

“Nonrecoverable Property Protection Advance”: Any Property Protection Advance previously made or proposed to be made in respect of a Mortgage Loan (other than a Non-Serviced Mortgage Loan), Whole Loan or REO Property which, in the reasonable judgment of the Master Servicer, the Special Servicer or the Trustee, as the case may be, will not be ultimately recoverable, together with any accrued and unpaid interest thereon, at the Reimbursement Rate, from Late Collections or any other recovery on or in respect of such Mortgage Loan, Whole Loan, REO Property. In making such recoverability determination, such Person will be entitled (a) to consider (among other things) (i) the obligations of the Mortgagor under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified and (ii) the related Mortgaged Properties in their “as-is” or then current conditions and occupancies, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) to estimate and consider (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) (among other things) future expenses (c) to estimate and consider (consistent with the Servicing Standard in the case of the Master Servicer and the Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) (among other things) the timing of recoveries and (d) to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the Master Servicer or the Trustee, in light of the fact that related proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any Person, in considering whether a Property Protection Advance is a Nonrecoverable Property Protection Advance, will be entitled to give due regard to the existence of any Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts with respect to other Mortgage Loans that, at the time of such consideration, the reimbursement of which is being deferred or delayed by the Master Servicer, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the Property Protection Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts which are or may be being deferred or delayed. In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that an Advance is a Nonrecoverable Advance) and, consistent with the Servicing Standard, in the case of the Master Servicer or in its good faith business judgment in the case of the Trustee (solely in its capacity as Trustee), may obtain, promptly upon request from the Special Servicer at the expense of the Trust any reasonably required analysis, Appraisals or market value estimates or other information for making a recoverability determination (and, upon the reasonable request by the Trustee, Master Servicer or Special Servicer, as applicable, the Master Servicer and the Special Servicer shall deliver any relevant Appraisals or market value estimates in its possession to the requesting party for such purpose). Absent bad faith, the Master Servicer’s, Special Servicer’s or the Trustee’s determination as to the recoverability of any Property Protection Advance shall be conclusive and binding on the Certificateholders and the RR Interest Owner. The determination by the Master Servicer, the Special Servicer or the Trustee, as the case may be, that it has made a Nonrecoverable Property Protection Advance or that any proposed Property Protection Advance, if made, would constitute a Nonrecoverable Property Protection Advance, or any updated or changed recoverability determination, shall be evidenced by an Officer’s Certificate delivered by either of the Special Servicer or Master Servicer to the other and to the Trustee, the Certificate Administrator, the Controlling Class Representative, (but only prior to the occurrence of a Consultation Termination Event and only with respect to any Mortgage Loan other than an applicable Excluded Loan) (and in the case of a Serviced Mortgage Loan, any Other Servicer), the Operating Advisor (but only in the case of the Special Servicer) and the Depositor, or by the Trustee to the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and the Certificate Administrator (and in the case of a Serviced Mortgage Loan, any Other Servicer). The Special Servicer may, at its option, make a determination in accordance with the Servicing Standard, that any Property Protection Advance previously made or proposed to be made is a Nonrecoverable Property Protection Advance and shall deliver to the Master Servicer (and with respect to a Serviced Whole Loan, to any Other Servicer, and, with respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer), the Trustee, the Certificate Administrator, the Operating Advisor and the 17g-5 Information Provider notice of such determination. Any such determination shall be binding upon, the Master Servicer and the Trustee, provided, however, that the Special Servicer shall not have any obligation to make an affirmative determination that any Property Protection Advance is or would be recoverable; however, if the Special Servicer makes any such determination, such determination shall not be binding upon the Master Servicer or the Trustee. In the absence of a determination by the Special Servicer that such Property Protection Advance is or would be a Nonrecoverable Property Protection Advance, such decision shall remain with the Master Servicer or the Trustee, as applicable. If the Special Servicer makes a determination that only a portion, and not all, of any previously made or proposed Property Protection Advance is a Nonrecoverable Property Protection Advance, the Master Servicer and the Trustee shall each have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed Property Protection Advance is a Nonrecoverable Property Protection Advance. The Officer’s Certificate shall set forth such determination of nonrecoverability and the considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (which shall be accompanied by, to the extent available, related income and expense statements, rent rolls, occupancy status and property inspections, and shall include any existing Appraisal with respect to the related Mortgage Loan or Serviced Companion Loan, as applicable, or related Mortgaged Property). The Special Servicer shall promptly furnish any party required to make Property Protection Advances hereunder with any information in its possession regarding the Specially Serviced Mortgage Loans and REO Properties as such party required to make Property Protection Advances may reasonably request for purposes of making recoverability determinations. The Trustee shall be entitled to conclusively rely on the Master Servicer’s or the Special Servicer’s, as the case may be, determination that a Property Protection Advance is or would be nonrecoverable, and the Master Servicer shall be entitled to conclusively rely on the Special Servicer’s determination that a Property Protection Advance is or would be nonrecoverable. Notwithstanding anything herein to the contrary, if the Special Servicer requests that the Master Servicer make a Property Protection Advance, the Master Servicer may conclusively rely on such request as evidence that such Advance is not a Nonrecoverable Property Protection Advance; provided, however, that the Special Servicer shall not be entitled to make such a request more frequently than once per calendar month with respect to Property Protection Advances other than emergency advances (although such request may relate to more than one Property Protection Advance). In the case of a cross-collateralized Mortgage Loan (if any), such recoverability determination shall take into account the cross-collateralization of the related cross-collateralized Mortgage Loan. The determination as to the recoverability of any property protection advance previously made or proposed to be made in respect of a Non-Serviced Whole Loan shall be made by the related Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee, as the case may be, pursuant to the Non-Serviced Pooling Agreement.

“Non-Reduced Interests”: Any Class of Principal Balance Certificates or Class RR Certificates then outstanding for which (a)(1) the initial Certificate Balance of such Class of Certificates, minus (2) the sum (without duplication) of (x) any payments of principal (whether as Principal Prepayments or otherwise) distributed to the Certificateholders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates, and (z) any Realized Losses previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (1) the initial Certificate Balance of such Class of Certificates less (2) any payments of principal (whether as Principal Prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates.

“Non-Registered Certificate”: Unless and until registered under the Securities Act, any Class X-D, Class D, Class E, Class F, Class G-RR, Class H-RR, Class RR, Class S and Class R Certificate.

“Non-Serviced Asset Representations Reviewer”: The “Asset Representations Reviewer” under a Non-Serviced Pooling Agreement.

“Non-Serviced Certificate Administrator”: The “Certificate Administrator” under a Non-Serviced Pooling Agreement.

“Non-Serviced Co-Lender Agreement”: Each of the Elo Midtown Office Portfolio Co-Lender Agreement (on and after the related Servicing Shift Securitization Date), the MGM Grand & Mandalay Bay Co-Lender Agreement, the 711 Fifth Avenue Co-Lender Agreement, the JW Marriott Nashville Co-Lender Agreement, the Grand Canal Shoppes Co-Lender Agreement, the 32-42 Broadway Co-Lender Agreement, the Hotel ZaZa Houston Museum District Co-Lender Agreement (on and after the related Servicing Shift Securitization Date), the SoCal & South Miami Medical Office Portfolio Co-Lender Agreement, the Cabinetworks Portfolio Co-Lender Agreement (on and after the related Servicing Shift Securitization Date), the Redmond Town Center Co-Lender Agreement, the White Oak Crossing Co-Lender Agreement and the McCarthy Ranch Co-Lender Agreement.

“Non-Serviced Companion Loan”: Each of the Pari Passu Companion Loans and AB Subordinate Companion Loans, if any, identified as (i) “Non-Serviced” under the column entitled “Type” in the “Whole Loans” chart in the Preliminary Statement or (ii) “Servicing Shift” under the column entitled “Type” in the “Whole Loans” chart in the Preliminary Statement, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Custodian”: The “Custodian” under a Non-Serviced Pooling Agreement.

“Non-Serviced Depositor”: The “Depositor” under a Non-Serviced Pooling Agreement.

“Non-Serviced Gain-on-Sale Proceeds”: Any “gain-on-sale proceeds” received in respect of a Non-Serviced Mortgage Loan pursuant to the related Non-Serviced Pooling Agreement.

“Non-Serviced Master Servicer”: The “Master Servicer” under a Non-Serviced Pooling Agreement.

“Non-Serviced Mortgage Loan”: Each of (i) the Mortgage Loans identified as “Non-Serviced” under the column entitled “Type” in the “Whole Loans” chart in the Preliminary Statement, and (ii) on and after the related Servicing Shift Securitization Date, the Mortgage Loans identified as “Servicing Shift” under the column entitled “Type” in the “Whole Loans” chart in the Preliminary Statement.

For the avoidance of doubt, the Non-Serviced Mortgage Loans related to the Trust are the Mortgage Loans identified as “Elo Midtown Office Portfolio” (on and after the related Servicing Shift Securitization Date), “MGM Grand & Mandalay Bay”, “711 Fifth Avenue”, “JW Marriott Nashville”, “Grand Canal Shoppes”, “32-42 Broadway”, “Hotel ZaZa Houston Museum District” (on and after the related Servicing Shift Securitization Date), “SoCal & South Miami Medical Office Portfolio”, “Cabinetworks Portfolio” (on and after the related Servicing Shift Securitization Date), “Redmond Town Center”, “White Oak Crossing” and “McCarthy Ranch” in the “Whole Loans” chart in the Preliminary Statement.

“Non-Serviced Mortgaged Property”: With respect to each Non-Serviced Mortgage Loan, Non-Serviced Companion Loan and Non-Serviced Whole Loan, the related Mortgaged Property that secures such Non-Serviced Mortgage Loan, Non-Serviced Companion Loan and Non-Serviced Whole Loan.

“Non-Serviced Operating Advisor”: The “Operating Advisor” under a Non-Serviced Pooling Agreement.

“Non-Serviced Paying Agent”: The “Paying Agent” under a Non-Serviced Pooling Agreement.

“Non-Serviced Pooling Agreement”: With respect to (i) the Elo Midtown Office Portfolio Whole Loan, the Elo Midtown Office Portfolio PSA, (ii) the MGM Grand & Mandalay Bay Whole Loan, the BX 2020-VIVA TSA, (iii) the 711 Fifth Avenue Whole Loan, the GSMS 2020-GC47 PSA, (iv) the JW Marriott Nashville Whole Loan, the JW Marriott Nashville PSA, (v) the Grand Canal Shoppes Whole Loan, the MSC 2019-H7 PSA, (vi) the 32-42 Broadway Whole Loan, the Benchmark 2020-B21 PSA, (vii) the Hotel ZaZa Houston Museum District Whole Loan, the Hotel ZaZa Houston Museum District PSA, (viii) the SoCal & South Miami Medical Office Portfolio Whole Loan, the BBCMS 2020-C8 PSA, (ix) the Cabinetworks Portfolio Whole Loan, the Cabinetworks Portfolio PSA, (x) the Redmond Town Center Whole

Loan, the Benchmark 2020-B19 PSA, (xi) the White Oak Crossing Whole Loan, the CGCMT 2020-GC46 PSA, and (xii) the McCarthy Ranch Whole Loan, the MSC 2020-L4 PSA.1

“Non-Serviced Primary Servicing Fee Rate”: With respect to each Non-Serviced Mortgage Loan, the per annum rate set forth on the Mortgage Loan Schedule under the heading “Non-Serviced Primary Servicing Fee Rate (%)”.

“Non-Serviced Special Servicer”: The “Special Servicer” under a Non-Serviced Pooling Agreement.

“Non-Serviced Trust”: The “Trust” formed under a Non-Serviced Pooling Agreement.

“Non-Serviced Trustee”: The “Trustee” under a Non-Serviced Pooling Agreement.

“Non-Serviced Whole Loan”: Each of the Whole Loans identified as “Non-Serviced” under the column entitled “Type” in the “Whole Loans” chart in the Preliminary Statement and, on and after the related Servicing Shift Securitization Date, each of the Whole Loans identified as “Servicing Shift” under the column entitled “Type” in the “Whole Loans” chart in the Preliminary Statement.

For the avoidance of doubt, the Non-Serviced Whole Loans related to the Trust are the Whole Loans identified as “Elo Midtown Office Portfolio” (on and after the related Servicing Shift Securitization Date), “MGM Grand & Mandalay Bay”, “711 Fifth Avenue”, “JW Marriott Nashville”, “Grand Canal Shoppes”, “32-42 Broadway”, “Hotel ZaZa Houston Museum District” (on and after the related Servicing Shift Securitization Date), “SoCal & South Miami Medical Office Portfolio”, “Cabinetworks Portfolio” (on and after the related Servicing Shift Securitization Date), “Redmond Town Center”, “White Oak Crossing” and “McCarthy Ranch” in the “Whole Loans” chart in the Preliminary Statement.

“Non-Serviced Whole Loan Controlling Holder”: The “directing holder” or similarly defined party under a Non-Serviced Pooling Agreement.

“Non-Specially Serviced Mortgage Loan”: Any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan that is not a Specially Serviced Mortgage Loan.

“Non-U.S. Beneficial Ownership Certification”: As defined in Section 5.03(f).

“Non-U.S. Tax Person”: Any person other than a U.S. Tax Person.

“Non-VRR Available Funds”: As to any Distribution Date, an amount equal to the sum of (i) the Non-VRR Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the Non-VRR Gain-on-Sale Remittance Amount withdrawn from the Non-VRR

1 Note all agreements named here use acronyms.

Gain-on-Sale Reserve Account for distribution on such Distribution Date pursuant to Section 4.01(g)(i).

“Non-VRR Certificates”: The Principal Balance Certificates, the Class S Certificates and the Class X Certificates.

“Non-VRR Excess Prepayment Interest Shortfall”: For any Distribution Date, the Non-VRR Percentage of the Excess Prepayment Interest Shortfall for such Distribution Date.

“Non-VRR Gain-on-Sale Remittance Amount”: For each Distribution Date, the lesser of (i) the amount on deposit in the Non-VRR Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the amount distributable from the Non-VRR Gain-on-Sale Reserve Account pursuant to Section 4.01(g).

“Non-VRR Gain-on-Sale Reserve Account”: A custodial account or accounts (or subaccount of the Distribution Account) created and maintained by the Certificate Administrator, pursuant to Section 3.04(g) on behalf of the Trustee for the benefit of the Holders of the Non-VRR Certificates, which shall initially be entitled “Wells Fargo Bank, National Association, as Certificate Administrator on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the registered Holders of GS Mortgage Securities Trust 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, Non-VRR Gain-on-Sale Reserve Account”. Any such account shall be an Eligible Account or a subaccount of an Eligible Account.

“Non-VRR Percentage”: An amount expressed as a percentage equal to 100% minus the VRR Percentage. For the avoidance of doubt, at all times, the sum of the VRR Percentage and the Non-VRR Percentage shall equal 100%.

“Non-VRR Principal Distribution Amount”: With respect to any Distribution Date and the Principal Balance Certificates, an amount equal to the Non-VRR Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

“Non-VRR Realized Loss”: With respect to any Distribution Date, the amount, if any, by which (i) the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (a) the Non-VRR Percentage and (b) the aggregate Stated Principal Balance (for purposes of this definition only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout-Delayed Reimbursement Amounts pursuant to Section 3.05(a)(v) to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans and any REO Loans (but in each case, excluding any portion allocable to any related Companion Loan, if applicable) as of the end of the last day of the related Collection Period.

“Notional Amount”: In the case of the Class X-A Certificates, the Class X-A Notional Amount; in the case of the Class X-B Certificates, the Class X-B Notional Amount; and in the case of the Class X-D Certificates, the Class X-D Notional Amount.

“NRSRO”: Any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act, including the Rating Agencies.

“NRSRO Certification”: A certification (a) substantially in the form of Exhibit P-2 executed by a NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s Website, in either case in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency under this Agreement or that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 of the Exchange Act, that such NRSRO has access to the Depositor’s 17g-5 website and that such NRSRO will keep such information confidential, except to the extent such information has been made available to the general public. Each NRSRO shall be deemed to recertify to the foregoing each time it accesses the 17g-5 Information Provider’s Website.

“OCC”: Office of the Comptroller of the Currency.

“Offered Certificates”: The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class A-S, Class B and Class C Certificates.

“Officer’s Certificate”: A certificate signed by a Servicing Officer of the Master Servicer or the Special Servicer or any Additional Servicer, as the case may be, or a Responsible Officer of the Trustee or Certificate Administrator, as the case may be.

“Offshore Transaction”: Any “offshore transaction” as defined in Rule 902(h) of Regulation S.

“Operating Advisor”: Pentalpha Surveillance LLC, a Delaware limited liability company, and its successors in interest and assigns, or any successor operating advisor appointed as herein provided.

“Operating Advisor Annual Report”: As defined in Section 3.26(c).

“Operating Advisor Consultation Event”: The event that occurs when either (i) the HRR Certificates have an aggregate Certificate Balance (as notionally reduced by any Appraisal Reduction Amounts allocable to such Class in accordance with Section 4.05(a) of this Agreement) equal to or less than 25% of the initial aggregate Certificate Balance of the HRR Certificates or (ii) with respect to any Mortgage Loan or Serviced Whole Loan, a Control Termination Event has occurred and is continuing.

“Operating Advisor Consulting Fee”: A fee for each Major Decision on which the Operating Advisor has consulting obligations and performed its duties with respect to such Major Decision equal to $10,000 (or, such lesser amount as the related borrower has paid with respect to such Mortgage Loan) (other than a Non-Serviced Mortgage Loan), payable pursuant to Section 3.05 of this Agreement; provided, however, that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, that the Master Servicer or Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Mortgagor if it determines that such full or partial waiver is in accordance with the Servicing Standard, but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection (provided that the Master Servicer or the Special Servicer, as applicable, shall consult, on a non-binding basis, with the Operating Advisor prior to any such waiver or reduction).

“Operating Advisor Expenses”: With respect to any Distribution Date, an amount equal to any unreimbursed indemnification amounts or additional Trust Fund expenses payable to the Operating Advisor pursuant to this Agreement (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

“Operating Advisor Fee”: With respect to each Mortgage Loan and REO Loan (including any Non-Serviced Mortgage Loan but not any Companion Loan), the fee payable to the Operating Advisor pursuant to Section 3.26(i).

“Operating Advisor Fee Rate”: With respect to each Interest Accrual Period related to any applicable Distribution Date, a per annum rate of 0.00178%; provided that at any time there is no Operating Advisor, the Operating Advisor Fee Rate shall be zero.

“Operating Advisor Standard”: The requirement that the Operating Advisor must act solely on behalf of the Trust and in the best interest of, and for the benefit of, the Certificateholders and the RR Interest Owner and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders, the RR Interest Owner and Companion Holders constituted a single lender, taking into account the pari passu nature of any related Pari Passu Companion Loan and the subordinate nature of any related AB Subordinate Companion Loan), and not to any particular Class of Certificateholders (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its Affiliates may have with any of the underlying Mortgagors, property managers, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder, any Risk Retention Consultation Party, any Certificateholder, the RR Interest Owner or any of their respective Affiliates.

“Operating Advisor Termination Event”: Any of the following events, whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)             any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under this Agreement, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given to the Operating Advisor by any party to this Agreement or to the Operating Advisor, the Certificate Administrator and the Trustee by the Certificateholders evidencing greater than 25% of the aggregate Voting Rights, provided that with respect to any such failure that is not curable within such thirty (30) day period, the Operating Advisor will have an additional cure period of thirty (30) days to effect such cure so long as it has commenced to cure such failure within the initial thirty (30) day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)              any failure by the Operating Advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the Operating Advisor by any party to this Agreement;

(c)             any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the Operating Advisor by any party to this Agreement;

(d)              a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, is entered against the Operating Advisor, and such decree or order remains in force undischarged or unstayed for a period of sixty (60) days;

(e)             the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)             the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

“Opinion of Counsel”: A written opinion of counsel, who may, without limitation, be salaried counsel for the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, acceptable in form and delivered to the Trustee and the Certificate Administrator, except that any opinion of counsel relating to (a) the qualification of any Trust REMIC as a REMIC, (b) compliance with the REMIC Provisions, (c) the qualification of the Grantor Trust as a grantor trust, or (d) the resignation of the Master Servicer, any Special Servicer or the Depositor pursuant to Section 6.05, must be an opinion of counsel who is in fact Independent of the Depositor, the Master Servicer, such Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

“Original Certificate Balance”: With respect to any Class of Principal Balance Certificates, the initial aggregate principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

“Original Lower-Tier Principal Amount”: With respect to any Class of Lower-Tier Regular Interest, the initial principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

“Original Notional Amount”: With respect to the Class X-A Notional Amount, the Class X-B Notional Amount and the Class X-D Notional Amount, the applicable initial Notional Amount thereof as of the Closing Date, as specified in the Preliminary Statement.

“Original RR Interest Balance”: With respect to the RR Interest, an amount equal to the initial RR Interest Balance as specified in the Preliminary Statement hereto.

“Other Certificate Administrator”: Any certificate administrator under an Other Pooling and Servicing Agreement.

“Other Depositor”: Any depositor under an Other Pooling and Servicing Agreement.

“Other Master Servicer”: Any master servicer under an Other Pooling and Servicing Agreement.

“Other Pooling and Servicing Agreement”: Any trust and servicing agreement or pooling and servicing agreement that creates a trust whose assets include any Serviced Companion Loan.

“Other Securitization”: As defined in Section 11.06.

“Other Securitization Trust”: Any “issuing entity” (within the meaning of Item 1101(f) of Regulation AB) that holds a Serviced Companion Loan or REO Property (or any portion thereof or interest therein), as identified in writing to the parties to this Agreement.

“Other Servicer”: Any master servicer or special servicer, as applicable, under an Other Pooling and Servicing Agreement.

“Other Trustee”: Any trustee under an Other Pooling and Servicing Agreement.

“Overlapping Fee Interest”: In the case of a Mortgage Loan secured in whole or in part by a Ground Lease, the related fee interest in the real property underlying such Ground Lease that has also been pledged to secure such Mortgage Loan.

“Owner Repurchase Request”: As defined in Section 2.03(i).

“Ownership Interest”: As to any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“P&I Advance”: As to any Mortgage Loan or REO Loan (but not any related Companion Loan), any advance made by the Master Servicer or the Trustee, as applicable, pursuant to Section 4.03 or Section 7.05.

“P&I Advance Determination Date”: With respect to any Distribution Date, the close of business on the related Determination Date.

“Pari Passu Companion Loan”: Each of the pari passu notes related to the Mortgage Loans identified under the column entitled “Whole Loan” in the “Whole Loans” chart in the Preliminary Statement.

“Pass-Through Rate”: Any of the Class A-1 Pass-Through Rate, the Class A-2 Pass-Through Rate, the Class A-3 Pass-Through Rate, the Class A-4 Pass-Through Rate, the Class A-5 Pass-Through Rate, the Class A-AB Pass-Through Rate, the Class A-S Pass-Through Rate, the Class B Pass-Through Rate, the Class C Pass-Through Rate, the Class D Pass-Through Rate, the Class E Pass-Through Rate, the Class F Pass-Through Rate, the Class G-RR Pass-Through Rate, the Class H-RR Pass-Through Rate, the Class X-A Pass-Through Rate, the Class X-B Pass-Through Rate and the Class X-D Pass-Through Rate.

“Payment Accommodation”: For any Mortgage Loan or Serviced Whole Loan, the entering into of any temporary forbearance agreement as a result of the COVID-19 emergency (as reasonably determined by the Special Servicer in accordance with the Servicing Standard) relating to payment obligations or operating covenants under the related Mortgage Loan documents or the use of funds on deposit in any reserve account or escrow account for any purpose other than the explicit purpose described in the related Mortgage Loan documents, that in each case require full repayment of deferred payments, reserves and escrows within twenty-one (21) months of the date of the first forbearance for such Mortgage Loan or Serviced Whole Loan.

“Payment Accommodation Fees”: As defined in Section 3.18(a).

“PCAOB”: The Public Company Accounting Oversight Board.

“Penalty Charges”: With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan (or any successor REO Loan), any amounts actually collected thereon (or, in the case of a Serviced Companion Loan (or any successor REO Loan thereto) that is part of a Serviced Whole Loan, actually collected on such Serviced Whole Loan, and allocated and paid on such Serviced Companion Loan (or any successor REO Loan) in accordance with the related Co-Lender Agreement) that represent late payment charges, demand charges or Default Interest, other than a Yield Maintenance Charge or any Excess Interest.

“Percentage Interest”: As to any Certificate (other than a Class S or Class R Certificate), the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Certificate (other than a Class S or Class R Certificate), the percentage interest is equal to the Denomination as of the Closing Date of such Certificate divided by the Original Certificate Balance or Original Notional Amount, as applicable, of such Class of Certificates as of the Closing Date. As to a Class R Certificate or a Class S Certificate, the Percentage Interest is set forth on the face thereof.

“Performance Certification”: As defined in Section 11.06.

“Performing Party”: As defined in Section 11.12.

“Periodic Payment”: With respect to any Mortgage Loan or the related Companion Loan, the scheduled monthly payment of principal and/or interest (other than any Excess Interest) on such Mortgage Loan or Companion Loan, including any Balloon Payment, that is payable (as the terms of the applicable Mortgage Loan or Companion Loan may be changed or modified in connection with a bankruptcy or similar proceedings involving the related Mortgagor or by reason of a modification, extension, waiver or amendment granted or agreed to pursuant to the terms hereof) by a Mortgagor from time to time under the related Mortgage Note and applicable law, without regard to any acceleration of principal of such Mortgage Loan or Companion Loan by reason of default thereunder and without regard to any Excess Interest.

“Permitted Investments”: Any one or more of the following obligations or securities (including obligations or securities of the Certificate Administrator, or managed by the Certificate Administrator or any Affiliate of the Certificate Administrator, if otherwise qualifying hereunder), regardless of whether issued by the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, or any of their respective Affiliates and having the required ratings, if any, provided for in this definition and which shall not be subject to liquidation prior to maturity:

(i)             direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, Fannie Mae, Freddie Mac or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one (1) year or less from the date of acquisition; provided that any obligation of, or guarantee by, any agency or instrumentality of the United States of America shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency to any Certificate (or, insofar as there is then outstanding any class of Serviced Companion Loan Securities that are then rated by such rating agency, such class of securities) as evidenced in writing, other than (a) unsecured senior debt obligations of the U.S. Treasury (direct or fully funded obligations), U.S. Department of Housing and Urban Development public housing agency bonds, Federal Housing Administration debentures, Government National Mortgage Association guaranteed mortgage-backed securities or participation certificates, RefCorp debt obligations and SBA-guaranteed participation certificates and guaranteed pool certificates and (b) Farm Credit System consolidated systemwide bonds and notes, Federal Home Loan Banks’ consolidated debt obligations, Freddie Mac debt obligations, and Fannie Mae debt obligations rated at least “A-1” by S&P, if such obligations mature in sixty (60) days or less, or rated at least “AA-”, “A-1+” or (with respect to money market fund investments only) “AAAm” by S&P, if such obligations mature in 365 days or less;

(ii)             time deposits, unsecured certificates of deposit, or bankers’ acceptances that mature in one (1) year or less after the date of issuance and are issued or held by any depository institution or trust company (including the Trustee) incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities that, in each case, satisfy the Applicable Fitch Permitted Investment Rating, the Applicable KBRA Permitted Investment Rating, the Applicable Moody’s Permitted Investment Rating and the Applicable S&P Permitted Investment Rating (or, in the case of any such Rating Agency, if permitted by the related Mortgage Loan, such lower rating as is otherwise acceptable to such Rating Agency, as confirmed in a Rating Agency Confirmation);

(iii)             repurchase agreements or obligations with respect to any security described in clause (i) above where such security has a remaining maturity of one year or less and where such repurchase obligation has been entered into with a depository institution or trust company (acting as principal) described in clause (ii) above;

(iv)             debt obligations bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which mature in one (1) year or less from the date of acquisition, that, in each case, satisfy the Applicable Fitch Permitted Investment Rating, the Applicable KBRA Permitted Investment Rating, the Applicable Moody’s Permitted Investment Rating and the Applicable S&P Permitted Investment Rating (or, in the case of any such Rating Agency, if permitted by the related Mortgage Loan, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency); provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then outstanding principal amount of securities issued by such corporation and held in the accounts established hereunder to exceed 10% of the sum of the aggregate principal balance and the aggregate principal amount of all Permitted Investments in such accounts;

(v)             commercial paper (including both non-interest bearing discount obligations and interest bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof), that, in each case, satisfy the Applicable Fitch Permitted Investment Rating, the Applicable KBRA Permitted Investment Rating, the Applicable Moody’s Permitted Investment Rating and the Applicable S&P Permitted Investment Rating (or, in the case of any such Rating Agency, if permitted by the related Mortgage Loan, such lower rating as is otherwise acceptable to such Rating Agency, as confirmed in a Rating Agency Confirmation); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

(vi)             money market funds which seek to maintain a constant net asset value per share, rated at least “Aaa-mf” by Moody’s and in the highest rating category of S&P (or, if not rated by either such Rating Agency, otherwise acceptable to such Rating Agency, as confirmed in a Rating Agency Confirmation relating to the Certificates), which may include the investments referred to in clause (i) hereof if so qualified that (a) have substantially all of their assets invested continuously in the types of investments referred to in clause (i) above and (b) have net assets of not less than $5,000,000,000;

(vii)             any other demand, money market or time deposit, obligation, security or investment, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) – (vi) above with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such demand, money market or time deposit, obligation, security or investment and, with respect to a Serviced Whole Loan, a Companion Loan Rating Agency Confirmation has been obtained from each Companion Loan Rating Agency; and

(viii)             any other demand, money market or time deposit, obligation, security or investment not listed in clauses (i) – (vi) above with respect to which a Rating Agency Confirmation has been obtained from each and every Rating Agency;

provided, however, that with respect to any Permitted Investment for which a rating by S&P is required as set forth above, such rating must be an unqualified rating (i.e., one with no qualifying suffix), with the exception of ratings with regulatory indicators, such as the (sf) subscript, and unsolicited ratings; provided, further, however, that each Permitted Investment qualifies as a “cash flow investment” pursuant to Section 860G(a)(6) of the Code, and that (a) it shall have a predetermined fixed dollar of principal due at maturity that cannot vary or change and (b) any such investment that provides for a variable rate of interest must have an interest rate that is tied to a single interest rate index plus a fixed spread, if any, and move proportionately with such index; and provided, further, however, that no such instrument shall be a Permitted Investment if (a) such instrument evidences the right to receive only interest, (b) such instrument evidences principal and interest payments derived from obligations underlying such instrument and the interest payments with respect to such instrument provide a yield to maturity at the time of acquisition of greater than 120% of the yield to maturity at par of such underlying obligations or (c) such instrument may be redeemed at a price below the purchase price; and provided, further, however, that no amount beneficially owned by any Trust REMIC (even if not yet deposited in the Trust) may be invested in investments (other than money market funds) treated as equity interests for federal income tax purposes, unless the Master Servicer receives an Opinion of Counsel, at its own expense, to the effect that such investment will not adversely affect the status of any Trust REMIC as a REMIC. Permitted Investments may not be purchased at a price in excess of par.

“Permitted Lender”: As defined in Section 5.03(r).

“Permitted Special Servicer/Affiliate Fees”: Any commercially reasonable treasury management fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees, and appraisal fees received or retained by the Special Servicer or any of its Affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Whole Loan or REO Property, in each case, in accordance with this Agreement.

“Permitted Transferee”: Any Person or any agent thereof other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the Transfer) to the effect that the Transfer of an Ownership Interest in any Class R Certificate to such Person will not cause any Trust REMIC to fail to qualify as a REMIC at any time that the Certificates or the RR Interest are outstanding, (c) a Person that is a Disqualified Non-U.S. Tax Person, (d) any partnership if any of its interests are (or under the partnership agreement are permitted to be) owned, directly or indirectly (other than through a U.S. corporation), by a Disqualified Non-U.S. Tax Person or (e) a U.S. Tax Person with respect to whom income from the Class R Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Transferee or any other U.S. Tax Person.

“Person”: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Phoenix Industrial Portfolio V Co-Lender Agreement”: That certain Agreement Between Note Holders, dated as of December 28, 2020, by and between the holders of the respective promissory notes evidencing the Phoenix Industrial Portfolio V Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“Plan”: As defined in Section 5.03(m).

“Platform-Level Basis”: As defined in Section 3.26(c).

“Preliminary Asset Review Report”: As defined in Section 12.01(b).

“Preliminary Dispute Resolution Election Notice”: As defined in Section 2.03(j)(i).

“Prepayment Assumption”: A “constant prepayment rate” of 0% used for determining the accrual of original issue discount and market discount, if any, and the amortization premium, if any, on the Certificates and the RR Interest for federal income tax purposes. For the avoidance of doubt, the Prepayment Assumption will also apply to the Mortgage Loans held by the Loan REMICs and the Loan REMIC Regular Interests.

“Prepayment Interest Excess”: For any Distribution Date and with respect to any Mortgage Loan or Serviced Whole Loan that was subject to a Principal Prepayment in full or in part during the related Collection Period, which Principal Prepayment was applied to such

Mortgage Loan or Serviced Whole Loan, as applicable, after the related Due Date and prior to the following Determination Date, the amount of interest (net of the related Servicing Fees and any Excess Interest), to the extent collected from the related Mortgagor (without regard to any Yield Maintenance Charge actually collected), that would have accrued at a rate per annum equal to the sum of (x) the related Net Mortgage Rate for such Mortgage Loan or Serviced Whole Loan, as applicable, and (y) the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate and the Asset Representations Reviewer Fee Rate, on the amount of such Principal Prepayment from such Due Date to, but not including, the date of such prepayment (or any later date through which interest accrues). Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

“Prepayment Interest Shortfall”: For any Distribution Date and with respect to any Mortgage Loan or Serviced Whole Loan that was subject to a Principal Prepayment in full or in part during the related Collection Period, which Principal Prepayment was applied to such Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement), as applicable, after the related Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a Due Date occurring after the related Determination Date, the related Due Date) and prior to the following Due Date, the amount of interest (net of the related Servicing Fees and any Excess Interest), to the extent not collected from the related Mortgagor (without regard to any Yield Maintenance Charge actually collected), that would have accrued at a rate per annum equal to the sum of (x) the related Net Mortgage Rate for such Mortgage Loan or Serviced Whole Loan, as applicable and (y) the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate, on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Mortgage Loan or Serviced Whole Loan, as applicable, and ending on such following Due Date. With respect to any Serviced AB Whole Loan, any Prepayment Interest Shortfall for any Distribution Date shall be allocated first pro rata to any related AB Subordinate Companion Loan and then pro rata to the related Mortgage Loan and any related Pari Passu Companion Loan. A Prepayment Interest Shortfall in respect of any Mortgage Loan held by a Loan REMIC shall be a Prepayment Interest Shortfall in respect of the related Loan REMIC Regular Interest.

“Primary Collateral”: With respect to any Crossed Underlying Loan, that portion of the Mortgaged Property designated as directly securing such Crossed Underlying Loan and excluding any Mortgaged Property as to which the related lien may only be foreclosed upon by exercise of the cross-collateralization provisions of such Crossed Underlying Loan.

“Primary Servicing Fee”: The monthly fee payable by the Master Servicer solely from the Servicing Fee to each Initial Sub-Servicer, which monthly fee accrues at the rate per annum specified as such in the Sub-Servicing Agreement with such Initial Sub-Servicer.

“Prime Rate”: The “Prime Rate” as published in the “Money Rates” section of the New York City edition of The Wall Street Journal (or, if such section or publication is no longer available, such other comparable publication as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time, or, if the “Prime Rate” no longer exists, such other comparable rate (as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time.

“Principal Balance Certificates”: Each of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class H-RR Certificates.

“Principal Prepayment”: Any payment of principal made by the Mortgagor on a Mortgage Loan that is received in advance of its scheduled Due Date as a result of such prepayment.

“Privileged Communications”: Any correspondence between the Directing Holder or a Risk Retention Consultation Party and the Special Servicer referred to in clause (i) of the definition of “Privileged Information”.

“Privileged Information”: Any (i) correspondence between the Directing Holder or a Risk Retention Consultation Party and the Special Servicer related to any Specially Serviced Mortgage Loan (other than with respect to any applicable Excluded Loan) or the exercise of the Directing Holder’s consent or consultation rights or a Risk Retention Consultation Party’s consultation rights under this Agreement, (ii) strategically sensitive information that the Special Servicer has reasonably determined (and has labeled, identified or otherwise communicated as privileged or confidential information) could compromise the Trust’s position in any ongoing or future negotiations with the related Mortgagor or other interested party, (iii) information subject to attorney-client privilege (and has labeled, identified or otherwise communicated as privileged or confidential information) and (iv) any Asset Status Report or Final Asset Status Report. The Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer shall be entitled to rely on any identification of materials as “attorney-client privileged” without liability for any such reliance hereunder.

“Privileged Information Exception”: With respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee, as evidenced by written advice of counsel (which will be an additional expense of the Trust) delivered to each of the Master Servicer, the Special Servicer, the Directing Holder (other than with respect to any applicable Excluded Loan), the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee), required by law, rule, regulation, order, judgment or decree to disclose such information.

“Privileged Person”: The Depositor and its designees, the Initial Purchasers, the Underwriters, the Sponsors, the Master Servicer, the Special Servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the Trustee, the Certificate Administrator, any Additional Servicer designated by the Master Servicer or the Special Servicer, the Operating Advisor, any Affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any Companion Holder who provides an Investor Certification, any Person (including the Directing Holder, the Controlling Class Representative, any Risk Retention Consultation Party and any VRR Interest Owner) who provides the Certificate Administrator with an Investor Certification and any NRSRO (including any Rating Agency) that provides the Certificate Administrator with an NRSRO Certification, which Investor Certification and NRSRO Certification may be submitted electronically via the Certificate Administrator’s Website; provided, however, that in no event may a Borrower Party (other than a Borrower Party that is a Risk Retention Consultation Party or the Special Servicer) be entitled to receive (i) if such party is the Directing Holder or any Controlling Class Certificateholder, any Excluded Information via the Certificate Administrator’s Website (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Holder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement. In determining whether any Person is an Additional Servicer or an Affiliate of the Operating Advisor, the Certificate Administrator may rely on direction by the Master Servicer, the Special Servicer, any Mortgage Loan Seller or the Operating Advisor, as the case may be.

Notwithstanding anything to the contrary in this Agreement, if the Special Servicer obtains knowledge that it is a Borrower Party, the Special Servicer shall nevertheless be a Privileged Person; provided that the Special Servicer (i) shall not directly or indirectly provide any information related to any Excluded Special Servicer Loan to (A) the related Borrower Party, (B) any of the Special Servicer’s employees or personnel or any of its Affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (C) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) shall maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above; provided, further, that nothing in this Agreement shall be construed as an obligation of the Master Servicer or the Certificate Administrator to restrict the Special Servicer’s access to any information on the Master Servicer’s Internet website or the Certificate Administrator’s Website and in no case shall the Master Servicer or the Certificate Administrator be held liable if the Special Servicer accesses any Excluded Special Servicer Information relating to the Excluded Special Servicer Loans; provided, further, however, that any Excluded Controlling Class Holder shall be permitted to reasonably request and obtain in accordance with Section 4.02(f) of this Agreement any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the Certificate Administrator’s Website on account of it constituting Excluded Information) from the Master Servicer or the Special Servicer, as the case may be. Notwithstanding any provision to the contrary herein, neither the Master Servicer nor the Certificate Administrator shall have any obligation to restrict access by the Special Servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

“Prohibited Party”: Any proposed Servicing Function Participant that is listed on the Depositor’s Do Not Hire List.

“Prohibited Prepayment”: As defined in the definition of Compensating Interest Payments.

“Property Protection Advances”: All customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and expenses and fees of real estate brokers) incurred by the Master Servicer, the Special Servicer, Certificate Administrator, or the Trustee, as applicable, in connection with the servicing and administering of (a) a Mortgage Loan (and in the case of a Serviced Mortgage Loan, the related Serviced Companion Loan), other than a Non-Serviced Mortgage Loan, in respect of which a default, delinquency or other unanticipated event has occurred or as to which a default is reasonably foreseeable or (b) an REO Property, including, in the case of each of clause (a) and clause (b), but not limited to, (x) the cost of (i) compliance with the Master Servicer’s obligations set forth in Section 3.03(c), (ii) the preservation, restoration and protection of a Mortgaged Property, (iii) obtaining any Insurance and Condemnation Proceeds or any Liquidation Proceeds of the nature described in clauses (i) – (vi) of the definition of “Liquidation Proceeds,” (iv) any enforcement or judicial proceedings with respect to a Mortgaged Property, including foreclosures and (v) the operation, leasing, management, maintenance and liquidation of any REO Property and (y) any amount specifically designated herein to be paid as a “Property Protection Advance”. Notwithstanding anything to the contrary, “Property Protection Advances” shall not include allocable overhead of the Master Servicer or the Special Servicer, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses or costs and expenses incurred by any such party in connection with its purchase of a Mortgage Loan or REO Property. None of the Master Servicer, the Special Servicer or the Trustee shall make any Property Protection Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Co-Lender Agreement or this Agreement.

“Proposed Course of Action Notice”: As defined in Section 2.03(j)(i).

“Prospectus”: The Prospectus, dated December 18, 2020.

“Purchase Price”: With respect to any Mortgage Loan (or any related REO Loan) (including, to the extent required pursuant to the final paragraph hereof, any related Companion Loan) to be purchased pursuant to (A) Section 6 of the related Mortgage Loan Purchase Agreement by the related Mortgage Loan Seller, (B) Section 3.16, or (C) Section 9.01, a price, without duplication, equal to:

(i)             the outstanding principal balance of such Mortgage Loan (or any related REO Loan (including for such purpose, to the extent required pursuant to the final paragraph hereof, the related Companion Loan)) as of the date of purchase; plus

(ii)             all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (including for such purpose, to the extent required pursuant to the final paragraph hereof, the related Companion Loan)), at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents Default Interest and any Excess Interest on an ARD Loan), to, but not including, the Due Date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase; plus

(iii)             all related unreimbursed Property Protection Advances (including any Property Protection Advances and advance interest amounts that were reimbursed out of general collections on the Mortgage Loans) (or, in the case of any Non-Serviced Mortgage Loan, the pro rata portion of any comparable amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(iv)             all accrued and unpaid advance interest amounts in respect of related Advances (or, in the case of any Non-Serviced Mortgage Loan, all comparable amounts with respect to P&I Advances related to such Non-Serviced Mortgage Loan and, with respect to outstanding Property Protection Advances, the pro rata portion of any comparable amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(v)             any unpaid Special Servicing Fees, unpaid Asset Representations Reviewer Fees and any other unpaid additional Trust Fund expenses (which, for the avoidance of doubt, include any unpaid Workout Fees and Liquidation Fees) outstanding or previously incurred in respect of the related Mortgage Loan (or, in the case of any Non-Serviced Mortgage Loan, the pro rata portion of any comparable amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement), and if such Mortgage Loan is being purchased by a Mortgage Loan Seller (or Société Générale, as guarantor of the repurchase and substitution obligations of SGFC) pursuant to the applicable Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Depositor, the Certificate Administrator and the Trustee in respect of the Breach or Material Defect giving rise to the repurchase or substitution obligation (to the extent not otherwise included in the amount described in clause (iii) above);

(vi)             if a Mortgage Loan Seller (or Société Générale, as guarantor of the repurchase and substitution obligations of SGFC) repurchases or substitutes for such Mortgage Loan, any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller (or Société Générale, as guarantor of the repurchase and substitution obligations of SGFC); plus

(vii)             if a Mortgage Loan Seller (or Société Générale, as guarantor of the repurchase and substitution obligations of SGFC) repurchases or substitutes for such Mortgage Loan more than ninety (90) days following the earlier of the responsible party’s discovery or receipt of notice of the subject Material Breach or Material Document Defect, as the case may be, a Liquidation Fee.

Solely with respect to any Serviced Whole Loan to be sold pursuant to Section 3.16(a)(iii), “Purchase Price” shall mean the amount calculated in accordance with the preceding sentence in respect of the related Whole Loan, including, for such purposes, the Mortgage Loan and the related Companion Loan. With respect to any REO Property to be sold pursuant to Section 3.16(b), “Purchase Price” shall mean the amount calculated in accordance with the second preceding sentence in respect of the related REO Loan (including any related Companion Loan). With respect to any sale pursuant to Section 3.16(a)(ii) or Section 3.16(e) or for purposes of calculating any Gain-on-Sale Proceeds, the “Purchase Price” shall be allocated between the related Mortgage Loan and Companion Loan in accordance with, and shall be equal to the amount provided pursuant to, the provisions of the related Co-Lender Agreement. With respect to any Joint Mortgage Loan, the Purchase Price that would be payable by each of the applicable Mortgage Loan Sellers for its related Mortgage Note shall be its respective Mortgage Loan Seller Percentage Interest as of the Closing Date of the total Purchase Price for such Mortgage Loan. Notwithstanding the foregoing, with respect to any Repurchase pursuant to subclause (A) and subclause (C) hereof, the “Purchase Price” shall not include any amounts payable in respect of any related Companion Loan.

“Qualified Institutional Buyer”: A “qualified institutional buyer” as defined in Rule 144A under the Act.

“Qualified Insurer”: (i) With respect to any Mortgage Loan, REO Loan or REO Property, an insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction with an insurance financial strength rating of at least: (a) “A-” by S&P (or, if not rated by S&P, an equivalent rating by (A) at least two NRSROs (which may include Moody’s, Fitch and/or DBRS Morningstar) or (B) one NRSRO (which may include Moody’s, Fitch or DBRS Morningstar) and A.M. Best Company, Inc.), (b) “A3” by Moody’s (or, if not rated by Moody’s, an equivalent rating by (A) at least two NRSROs (which may include S&P, Fitch and/or KBRA) or (B) one NRSRO (which may include S&P, Fitch or KBRA) and A.M. Best Company, Inc.) and (c) “A” by Fitch (or, if not rated by Fitch, at least “A” or an equivalent rating as “A” by one other nationally recognized insurance rating organization (which may include S&P, Moody’s or KBRA)) and (ii) with respect to the fidelity bond and errors and omissions insurance policy required to be maintained pursuant to Section 3.07(c), except as otherwise permitted by Section 3.07(c), an insurance company that has a claims paying ability (or the obligations which are guaranteed or backed by a company having such claims paying ability) with at least one of the following ratings: (a) “A3” by Moody’s, (b) “A-” by S&P, (c) “A” by Fitch, (d) “A-:X” by A.M. Best Company, Inc. or (e) “A(low)” by DBRS Morningstar, or, in the case of clauses (i) or (ii), any other insurer acceptable to the Rating Agencies, as evidenced by a Rating Agency Confirmation.

“Qualified Mortgage”: A “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage.

“Qualified Replacement Special Servicer”: A replacement special servicer that (i) satisfies all of the eligibility requirements applicable to the Special Servicer contained in this Agreement, (ii) is not the Operating Advisor, the Asset Representations Reviewer or an Affiliate of the Operating Advisor or the Asset Representations Reviewer, (iii) is not obligated to pay the Operating Advisor (x) any fees or otherwise compensate the Operating Advisor in respect of its obligations under this Agreement, and (y) for the appointment of the successor special servicer or the recommendation by the Operating Advisor for the replacement special servicer to become the Special Servicer, (iv) is not entitled to receive any compensation from the Operating Advisor other than compensation that is not material and is unrelated to the Operating Advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the Operating Advisor for its appointment as successor special servicer, in each case, unless such fee is expressly approved by 100% of the Certificateholders and the RR Interest Owner, (vi) the replacement special servicer is included on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer, (vii) currently has a special servicer rating of at least “CSS3” by Fitch and (viii) is not a special servicer that has been publicly cited by KBRA as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

“Qualified Substitute Mortgage Loan”: A substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a removed Mortgage Loan that must, on the date of substitution: (i) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan); (iii) have the same Due Date as and Grace Period no longer than that of the removed Mortgage Loan; (iv) accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360 day year consisting of twelve 30-day months); (v) have a remaining term to stated maturity not greater than, and not more than two (2) years less than, the remaining term to stated maturity of the removed Mortgage Loan; (vi) have a then-current loan-to-value ratio equal to or less than the lesser of the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and 75%, in each case using the “value” for the Mortgaged Property as determined using an Appraisal; (vii) comply (except in a manner that would not be adverse to the interests of the Certificateholders and the RR Interest Owner) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (viii) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and which will be delivered as a part of the related Mortgage File; (ix) have a then-current debt service coverage ratio at least equal to the greater of the original Debt Service Coverage Ratio of the removed Mortgage Loan as of the Closing Date and 1.25x; (x) constitute a “qualified replacement mortgage” within the meaning of Section 860G(a)(4) of the Code as evidenced by an Opinion of Counsel (provided at the applicable Mortgage Loan Seller’s expense); (xi) not have a Maturity Date or an amortization period that extends to a date that is after the date two (2) years prior to the Rated Final

Distribution Date; (xii) have comparable prepayment restrictions to those of the removed Mortgage Loan; (xiii) not be substituted for a removed Mortgage Loan unless the Trustee and the Certificate Administrator have received Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable Mortgage Loan Seller); (xiv) have been approved, so long as a Control Termination Event has not occurred and is not continuing and the affected Mortgage Loan is not an applicable Excluded Loan, by the Directing Holder; (xv) prohibit defeasance within two (2) years of the Closing Date; (xvi) not be substituted for a removed Mortgage Loan if it would result in an Adverse REMIC Event or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code or the imposition of tax on any of such REMICs, the Grantor Trust or the issuing entity other than a tax on income expressly permitted or contemplated to be imposed by the terms of this Agreement, as determined by an Opinion of Counsel; (xvii) have an engineering report that indicates no material adverse property condition or deferred maintenance that will be delivered as a part of the related Servicing File; and (xviii) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one mortgage loan is substituted for a removed Mortgage Loan, then the amounts described in clause (i) shall be determined on the basis of aggregate Stated Principal Balances and each such proposed Qualified Substitute Mortgage Loan shall individually satisfy each of the requirements specified in clauses (ii) through (xviii); provided that the rates described in clause (ii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis; provided, further, that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and, in the case of a Non-Serviced Mortgage Loan, the related Non-Serviced Primary Servicing Fee Rate) shall be lower than the highest fixed Pass-Through Rate (and not based on, or subject to a cap equal to, the Weighted Average Net Mortgage Rate) of any Class of Principal Balance Certificates having a Certificate Balance then outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable Mortgage Loan Seller shall certify that the Qualified Substitute Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Trustee, the Certificate Administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Holder.

“Quorum”: In connection with any solicitation of votes in connection with the replacement of the Special Servicer pursuant to Section 7.01(d) (other than as a result of the replacement of the Special Servicer at the recommendation of the Operating Advisor), the Holders of Certificates evidencing at least 75% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the Asset Representations Reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the Certificates) of all Principal Balance Certificates and the Class RR Certificates on an aggregate basis.

“RAC No-Response Scenario”: As defined in Section 3.25(a).

“RAC Requesting Party”: As defined in Section 3.25(a).

“Rated Final Distribution Date”: As to each Class of Certificates (other than the Class H-RR, Class S, Class R and Class RR Certificates), the Distribution Date in December 2053.

“Rating Agency”: Each of Fitch, KBRA and S&P or their successors in interest. If no such rating agency nor any successor thereof remains in existence, “Rating Agency” shall be deemed to refer to such nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer, and specific ratings of Fitch, KBRA and S&P herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Rating Agency Confirmation”: With respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that a written waiver or other acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought shall be deemed to satisfy the requirement for the Rating Agency Confirmation from each Rating Agency with respect to such matter.

“Rating Agency Inquiry”: As defined in Section 4.07(c).

“Rating Agency Q&A Forum and Document Request Tool”: As defined in Section 4.07(c).

“Realized Loss”: The Non-VRR Realized Loss and the VRR Realized Loss, as applicable. A Realized Loss in respect of any Mortgage Loan held by a Loan REMIC shall be a Realized Loss in respect of the related Loan REMIC Regular Interest.

“Record Date”: With respect to any Distribution Date, the last Business Day of the month immediately preceding the month in which that Distribution Date occurs.

“Redmond Town Center Co-Lender Agreement”: That certain Co-Lender Agreement, dated as of November 20, 2020, by and between the holders of the respective promissory notes evidencing the Redmond Town Center Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“Regular Certificates”: Any of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class H-RR Certificates.

“Regulation AB”: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100-229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Regulation AB Companion Loan Securitization”: As defined in Section 11.15(a).

“Regulation AB Servicing Officer”: Any officer or employee of the Master Servicer or the Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Mortgage Loans or Companion Loans, or this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s or employee’s knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of Servicing Officers furnished to the Trustee and/or the Certificate Administrator by the Master Servicer or the Special Servicer, as applicable, as such list may from time to time be amended.

“Regulation D”: Regulation D under the Act.

“Regulation S”: Regulation S under the Act.

“Regulation S Book-Entry Certificates”: The Non-Registered Certificates sold to institutions that are non-United States Securities Persons in Offshore Transactions in reliance on Regulation S and represented by one or more Book-Entry Certificates deposited with the Certificate Administrator as custodian for the Depository.

“Reimbursement Rate”: A per annum rate equal to the Prime Rate, compounded annually, which rate per annum applicable to the accrual of interest on Property Protection Advances in accordance with Section 3.03(d) and P&I Advances in accordance with Section 4.03(d).

“Related Certificates” and “Related Lower-Tier Regular Interests”: For each of the following Classes of Certificates or the RR Interest, the related Class of Lower-Tier Regular Interests, as applicable; and for the following Classes of Lower-Tier Regular Interests, the related Class of Certificates or the RR Interest set forth below:

Related Certificates or RR Interest	Related Lower-Tier Regular Interest
Class A-1 Certificates	Class LA1 Uncertificated Interest
Class A-2 Certificates	Class LA2 Uncertificated Interest
Class A-3 Certificates	Class LA3 Uncertificated Interest
Class A-4 Certificates	Class LA4 Uncertificated Interest
Class A-5 Certificates	Class LA5 Uncertificated Interest
Class A-AB Certificates	Class LAAB Uncertificated Interest
Class A-S Certificates	Class LAS Uncertificated Interest
Class B Certificates	Class LB Uncertificated Interest
Class C Certificates	Class LC Uncertificated Interest
Class D Certificates	Class LD Uncertificated Interest
Class E Certificates	Class LE Uncertificated Interest
Class F Certificates	Class LF Uncertificated Interest
Class G-RR Certificates	Class LG Uncertificated Interest

Related Certificates or RR Interest	Related Lower-Tier Regular Interest
Class H-RR Certificates	Class LH Uncertificated Interest
Class RR Certificates	Class LRR Uncertificated Interest
RR Interest	LRI

“Relevant Distribution Date”: With respect to (a) any Significant Obligor with respect to the Trust, the Distribution Date, and (b) any “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) with respect to an Other Securitization holding a Serviced Companion Loan, the “Distribution Date” (or analogous concept) under the related Other Pooling and Servicing Agreement.

“Relevant Servicing Criteria”: The Servicing Criteria applicable to a specific party, as set forth on Exhibit AA attached hereto. For clarification purposes, multiple parties can have responsibility for the same Relevant Servicing Criteria. With respect to a Servicing Function Participant engaged by the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer, the term “Relevant Servicing Criteria” may refer to a portion of the Relevant Servicing Criteria applicable to the Master Servicer, the Special Servicer, the Trustee and/or the Certificate Administrator.

“REMIC”: A “real estate mortgage investment conduit” as defined in Section 860D of the Code (or any successor thereto).

“REMIC Administrator”: The Certificate Administrator or any REMIC administrator appointed pursuant to Section 10.04.

“REMIC Declaration”: As defined in the Preliminary Statement.

“REMIC Provisions”: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of subchapter M of chapter 1 of the Code, and related provisions, and temporary and final Treasury regulations (or proposed regulations that would apply by reason of their proposed effective date to the extent not inconsistent with temporary or final regulations) and any rulings or announcements promulgated thereunder, as the foregoing may be in effect from time to time.

“Rents from Real Property”: With respect to any REO Property, gross income of the character described in Section 856(d) of the Code.

“REO Account”: A segregated custodial account or accounts created and maintained by with respect to each of the Mortgage Loans, the Special Servicer pursuant to Section 3.14(b) on behalf of the Trustee for the benefit of the Certificateholders and the RR Interest Owner and with respect to any Serviced Whole Loan, for the benefit of the related Serviced Companion Noteholder, which shall initially be entitled “LNR Partners, LLC, as Special Servicer, on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the registered holders of GS Mortgage Securities Trust 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, and the RR Interest Owner, REO Account”.

“REO Acquisition”: The acquisition for federal income tax purposes of any REO Property pursuant to Section 3.09.

“REO Disposition”: The sale or other disposition of the REO Property pursuant to Section 3.16.

“REO Extension”: As defined in Section 3.14(a).

“REO Loan”: Each of the Mortgage Loans (and, with respect to any Serviced Whole Loan, the related Companion Loan), deemed for purposes hereof to be outstanding with respect to each REO Property. Each REO Loan shall be deemed to be outstanding for so long as the applicable portion of the related REO Property (or beneficial interest therein, in the case of a Non-Serviced Mortgage Loan) remains part of the Trust Fund and provides for Assumed Scheduled Payments on each Due Date therefor, and otherwise has the same terms and conditions as its predecessor Mortgage Loan or Companion Loan, if applicable, including, without limitation, with respect to the calculation of the Mortgage Rate in effect from time to time (such terms and conditions to be applied without regard to the default on such predecessor Mortgage Loan or Companion Loan, if applicable). Each REO Loan shall be deemed to have an initial outstanding principal balance and Stated Principal Balance equal to the outstanding principal balance and Stated Principal Balance, respectively, of its predecessor Mortgage Loan or Companion Loan, if applicable, as of the date of the related REO Acquisition. All amounts due and owing in respect of the predecessor Mortgage Loan or Companion Loan, if applicable, as of the date of the related REO Acquisition, including, without limitation, accrued and unpaid interest, shall continue to be due and owing in respect of an REO Loan. All amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, in respect of the predecessor Mortgage Loan or Companion Loan, if applicable, as of the date of the related REO Acquisition, including, without limitation, any unpaid Special Servicing Fees and Servicing Fees, additional Trust Fund expenses and any unreimbursed Advances, together with any interest accrued and payable to the Master Servicer or the Trustee, as applicable, in respect of such Advances in accordance with Section 3.03(d) or Section 4.03(d), shall continue to be payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, in respect of an REO Loan. In addition, Unliquidated Advances and Nonrecoverable Advances with respect to such REO Loan, in each case, that were paid from collections on the related Mortgage Loans and resulted in principal distributed to the Certificateholders or the RR Interest Owner being reduced as a result of the first proviso in the definition of “Aggregate Principal Distribution Amount” shall be deemed outstanding until recovered. Notwithstanding anything to the contrary, with respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to the related Serviced Pari Passu Companion Loan, will be available for amounts due to the Certificateholders or to reimburse the Trust, other than in the limited circumstances related to Property Protection Advances, indemnification payments, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan, in accordance with Section 3.05(a), or with respect to an AB Subordinate Companion Loan, as set forth in the related Co-Lender Agreement.

“REO Property”: A Mortgaged Property acquired by the Special Servicer on behalf of, and in the name of, the Trustee or a nominee thereof for the benefit of the Certificateholders (and the related Companion Holder, subject to the related Co-Lender Agreement, with respect to a Mortgaged Property securing a Serviced Whole Loan) and the RR Interest Owner to the extent set forth herein and the Trustee (as holder of the Lower-Tier Regular Interests) (and also including, if applicable, the Trust’s beneficial interest in a Non-Serviced Mortgaged Property acquired by the applicable Non-Serviced Special Servicer on behalf of, and in the name of, the applicable Non-Serviced Trustee or a nominee thereof for the benefit of the certificateholders under the applicable Non-Serviced Trust) through foreclosure, acceptance of a deed in lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Mortgage Loan. References herein to the Special Servicer acquiring, maintaining, managing, inspecting, insuring, selling or reporting or to Appraisal Reduction Amounts and Final Recovery Determinations with respect to an “REO Property”, shall not include the Trust’s beneficial interest in a Non-Serviced Mortgaged Property. For the avoidance of doubt, REO Property, to the extent allocable to a Companion Loan, shall not be an asset of the Trust Fund, any Trust REMIC or the Grantor Trust.

“REO Revenues”: All income, rents and profits derived from the ownership, operation or leasing of any REO Property.

“Reportable Event”: As defined in Section 11.07.

“Reporting Requirements”: As defined in Section 11.12.

“Reporting Servicer”: The Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Custodian or any Servicing Function Participant engaged by such parties, as the case may be.

“Repurchase Communication”: For purposes of Section 2.03(b) of this Agreement only, any communication, whether oral or written, which need not be in any specific form.

“Repurchase Request”: As defined in Section 2.03(i).

“Repurchase Request Rejection:” As defined in Section 2.03(b) of this Agreement.

“Repurchase Request Withdrawal”: As defined in Section 2.03(b) of this Agreement.

“Repurchased Note”: As defined in Section 3.33 of this Agreement.

“Repurchasing Mortgage Loan Seller”: As defined in Section 3.33 of this Agreement.

“Request for Release”: A release signed by a Servicing Officer of the Master Servicer or the Special Servicer, as applicable, in the form of Exhibit E attached hereto.

“Requesting Holder”: As defined in Section 2.03(j)(iii).

“Requesting Holders”: As defined in Section 4.05(b).

“Required Third Party Purchaser Retention Amount”: The Certificate Balance of the HRR Certificates.

“Residual Ownership Interest”: Any record or beneficial interest in the Class R Certificates.

“Resolution Failure”: As defined in Section 2.03(i)(iii).

“Resolved”: With respect to a Repurchase Request, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made the Loss of Value Payment, (v) a contractually binding agreement entered into between the Enforcing Servicer, on behalf of the Trust, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Trust as a result of a sale or other disposition in accordance with this Agreement.

“Responsible Officer”: When used with respect to (i) the Trustee, any officer of the Corporate Trust Office of the Trustee with direct responsibility for the administration of this Agreement and, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and (ii) the Certificate Administrator, any officer assigned to the Corporate Trust Services group with direct responsibility for the administration of this Agreement and, with respect to a particular matter, any other officer to whom a particular matter is referred by the Certificate Administrator because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Mezzanine Holder”: A holder of a related mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure proceedings or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan.

“Restricted Period”: The 40-day period prescribed by Regulation S commencing on the later of (a) the date upon which Certificates are first offered to Persons other than the Initial Purchasers or Underwriters and any other distributor (as such term is defined in Regulation S) of the Certificates and (b) the Closing Date.

“Retained Certificates”: The HRR Certificates, and/or the Class RR Certificates, as the context requires.

“Retained Defeasance Rights and Obligations”: Any of the rights and obligations defined in Section 3.18(i).

“Retained Interest Safekeeping Account”: An account maintained by the Certificate Administrator, which account shall be established at the direction of the Retaining Sponsor for the benefit of the Holders of the Class RR Certificates.

“Retaining Sponsor”: Goldman Sachs Mortgage Company, a New York limited partnership.

“Review Materials”: As defined in Section 12.01(b).

“Review Package”: A Rating Agency Confirmation request and any supporting documentation delivered therewith.

“Revised Rate”: With respect to any ARD Loan, the increased interest rate after the Anticipated Repayment Date (in the absence of a default) for such ARD Loan, as calculated and as set forth in the related loan agreement.

“Risk Retention Affiliate” or “Risk Retention Affiliated”: An “affiliate of” or “affiliated with”, as such terms are defined in 12 C.F.R. 244.2 of the Risk Retention Rule.

“Risk Retention Consultation Party”: Each party selected by (i) Goldman Sachs Bank USA and (ii) CREFI, in each case, a VRR Interest Owner, from time to time. The Depositor shall promptly provide the name and contact information for the initial Risk Retention Consultation Parties upon request of any party to this Agreement and any such requesting party may conclusively rely on the name and contact information provided by the Depositor. The Certificate Administrator and the other parties hereto shall be entitled to assume that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity and contact information for) a replacement of the Risk Retention Consultation Party from the RR Interest Owner or the Class RR Certificateholder (as confirmed by the Certificate Registrar). The initial Risk Retention Consultation Parties shall be GSMC and CREFI.

“Risk Retention Rule”: Regulation RR, 12 C.F.R. Part 244.

“RR Interest”: An uncertificated interest in the Trust representing the right to receive the RRI Percentage of all amounts collected on the Mortgage Loans, net of all expenses of the Trust, and distributable on each Distribution Date to Holders of Certificates (other than to the Class R Certificates) and allocated to the VRR Interest. The RR Interest (exclusive of Excess Interest) evidences (i) a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions and (ii) beneficial ownership of a portion of the Class S Specific Grantor Trust Assets. For the avoidance of doubt, the parties hereto agree not to treat the RR Interest as a security under applicable law.

“RR Interest Balance”: With respect to the RR Interest (i) on or prior to the first Distribution Date, an amount equal to the Original RR Interest Balance as specified in the Preliminary Statement hereto and (ii) as of any date of determination after the first Distribution Date, the RR Interest Balance on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(iii)) after giving effect to (a) any distributions made on such Distribution Date pursuant to Section 4.01(a)(i), (ii) and (iii), (b) the

VRR Realized Losses allocated to the RR Interest on such Distribution Date, and (c) any recoveries on the Mortgage Loans of Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were previously reimbursed from principal collections on the related Mortgage Loans, that resulted in a reduction of the VRR Principal Distribution Amount, which recoveries are allocated to the RR Interest and added to the RR Interest Balance.

“RR Interest Owner”: The VRR Interest Owner who owns the RR Interest.

“RRI Percentage”: As of any date of determination, a fraction, expressed as a percentage, the numerator of which is the RR Interest Balance of the RR Interest, and the denominator of which is the aggregate Certificate Balance of all of the Classes of Principal Balance Certificates and the VRR Interest Balance of the VRR Interest.

“Rule 144A”: Rule 144A under the Act.

“Rule 144A Book-Entry Certificate”: With respect to the Non-Registered Certificates offered and sold in reliance on Rule 144A, a single, permanent Book-Entry Certificate, in definitive, fully registered form without interest coupons.

“S&P”: S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, and its successors in interest. If neither S&P nor any successor remains in existence, “S&P” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer, the Directing Holder and the Special Servicer and specific ratings of S&P herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Sarbanes-Oxley Act”: The Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes-Oxley Certification”: As defined in Section 11.05(a)(iv).

“Schedule AL Additional File”: The data file containing additional information or schedules regarding data points in the CREFC® Schedule AL File in accordance with Item 1111(h)(4) of Regulation AB and Item 601(b)(103) of Regulation S-K under the Securities Act.

“Scheduled Principal Distribution Amount”: With respect to any Distribution Date and the Mortgage Loans, the aggregate of the principal portions of the following: (a) all Periodic Payments (excluding Balloon Payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced pursuant to Section 4.03 and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent either (i) paid by the related Mortgagor as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring or a Grace Period ending after the related Determination Date, the related Due Date or last day of such Grace Period, as applicable, to the extent received by the Master Servicer as of the Business Day preceding the related Master Servicer Remittance Date) or (ii) advanced by the Master

Servicer or the Trustee, as applicable, pursuant to Section 4.03, and (b) all Balloon Payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a Grace Period ending, after the related Determination Date, the related Due Date or, last day of such Grace Period, as applicable, to the extent received by the Master Servicer as of the Business Day preceding the related Master Servicer Remittance Date), and to the extent not included in clause (a) above.

“Secure Data Room”: The “Secure Data Room” tab, which shall initially be located within the Certificate Administrator’s Website (initially “www.ctslink.com”), on the page relating to this transaction.

“Securities Act”: The Securities Act of 1933, as it may be amended from time to time.

“Service(s)” or “Servicing”: In accordance with Regulation AB, the act of servicing and administering the Mortgage Loans or any other assets of the Trust by an entity (other than the Certificate Administrator and the Trustee) that meets the definition of “servicer” set forth in Item 1101 of Regulation AB and is subject to the disclosure requirements set forth in Item 1108 of Regulation AB. For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed securities market.

“Serviced AB Mortgage Loan”: Any AB Mortgage Loan serviced pursuant to this Agreement. As of the Closing Date, there are no Serviced AB Mortgage Loans related to the Trust.

“Serviced AB Whole Loan”: Any AB Whole Loan serviced pursuant to this Agreement. As of the Closing Date, there are no Serviced AB Whole Loans related to the Trust.

“Serviced AB Whole Loan Directing Holder”: With respect to a Serviced AB Whole Loan, as of any Determination Date, the related AB Whole Loan Controlling Holder. After an AB Control Appraisal Period with respect to such Serviced AB Whole Loan, there will be no Serviced AB Whole Loan Directing Holder. As of the Closing Date, there are no Serviced AB Whole Loans related to the Trust.

“Serviced Companion Loan”: Each of (i) the Pari Passu Companion Loans identified as “Serviced” under the column entitled “Type” in the “Whole Loans” chart in the Preliminary Statement, (ii) prior to the related Servicing Shift Securitization Date, the Pari Passu Companion Loans identified as “Servicing Shift” under the column entitled “Type” in the “Whole Loans” chart in the Preliminary Statement, and (iii) any Serviced Subordinate Companion Loan, as applicable.

“Serviced Companion Loan Securities”: Any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan.

“Serviced Companion Noteholder”: A holder of a (i) Serviced Pari Passu Companion Loan or (ii) Serviced Subordinate Companion Loan, as applicable.

“Serviced Mortgage Loan”: Each of (i) the Mortgage Loans identified as “Serviced” under the column entitled “Type” in the “Whole Loans” chart in the Preliminary Statement, (ii) prior to the related Servicing Shift Securitization Date, each of the Mortgage Loans identified as “Servicing Shift” under the column entitled “Type” in the “Whole Loans” chart in the Preliminary Statement; and (iii) any Serviced AB Mortgage Loan, as applicable.

For the avoidance of doubt, the Serviced Mortgage Loans related to the Trust are the Mortgage Loans identified as “Elo Midtown Office Portfolio” (prior to the related Servicing Shift Securitization Date), “Signature Office Portfolio”, “Phoenix Industrial Portfolio V”, “Appletree Business Park”, “Hotel ZaZa Houston Museum District” (prior to the related Servicing Shift Securitization Date) and “Cabinetworks Portfolio” (prior to the related Servicing Shift Securitization Date) in the “Whole Loans” chart in the Preliminary Statement.

“Serviced Pari Passu Companion Loan”: A Pari Passu Companion Loan that is part of a Serviced Whole Loan or part of a Servicing Shift Whole Loan prior to the related Servicing Shift Securitization Date.

“Serviced Pari Passu Mortgage Loan”: Each of the Mortgage Loans identified as “Serviced” under the column entitled “Type” in the “Whole Loans” chart in the Preliminary Statement that has at least one Serviced Pari Passu Companion Loan and no Serviced Subordinate Companion Loans and, prior to the related Servicing Shift Securitization Date, each of the Mortgage Loans identified as “Servicing Shift” under the column entitled “Type” in the “Whole Loans” chart in the Preliminary Statement.

For the avoidance of doubt, the Serviced Pari Passu Mortgage Loans related to the Trust are the Mortgage Loans identified as “Elo Midtown Office Portfolio” (prior to the related Servicing Shift Securitization Date), “Signature Office Portfolio”, “Phoenix Industrial Portfolio V”, “Appletree Business Park”, “Hotel ZaZa Houston Museum District” (prior to the related Servicing Shift Securitization Date) and “Cabinetworks Portfolio” (prior to the related Servicing Shift Securitization Date) in the “Whole Loans” chart in the Preliminary Statement.

“Serviced Pari Passu Whole Loan”: Each of the Whole Loans identified as “Serviced” under the column entitled “Type” in the “Whole Loans” chart in the Preliminary Statement that has at least one Serviced Pari Passu Companion Loan and no Serviced Subordinate Companion Loans and, prior to the related Servicing Shift Securitization Date, each of the Whole Loans identified as “Servicing Shift” under the column entitled “Type” in the “Whole Loans” chart in the Preliminary Statement.

For the avoidance of doubt, the Serviced Pari Passu Whole Loans related to the Trust are the Whole Loans identified as “Elo Midtown Office Portfolio” (prior to the related Servicing Shift Securitization Date), “Signature Office Portfolio”, “Phoenix Industrial Portfolio V”, “Appletree Business Park”, “Hotel ZaZa Houston Museum District” (prior to the related Servicing Shift Securitization Date) and “Cabinetworks Portfolio” (prior to the related Servicing Shift Securitization Date) in the “Whole Loans” chart in the Preliminary Statement.

“Serviced REO Loan”: Any REO Loan that is serviced by the Special Servicer pursuant to this Agreement.

“Serviced REO Property”: Any REO Property that is serviced by the Special Servicer pursuant to this Agreement.

“Serviced Securitized Companion Loan”: Any Companion Loan that is a component of a Serviced Whole Loan, if and for so long as each such Companion Loan is included in a Regulation AB Companion Loan Securitization.

“Serviced Subordinate Companion Loan”: Any Companion Loan that is part of a Serviced AB Whole Loan and is subordinate to the related Pari Passu Companion Loan(s). As of the Closing Date, there are no Serviced Subordinate Companion Loans related to the Trust.

“Serviced Whole Loan”: Each of (i) the Whole Loans identified as “Serviced” under the column entitled “Type” in the “Whole Loans” chart in the Preliminary Statement, and (ii) prior to the related Servicing Shift Securitization Date, the Whole Loans identified as “Servicing Shift” under the column entitled “Type” in the “Whole Loans” chart in the Preliminary Statement.

For the avoidance of doubt, the Serviced Whole Loans related to the Trust are the Whole Loans identified as “Elo Midtown Office Portfolio” (prior to the related Servicing Shift Securitization Date), “Signature Office Portfolio”, “Phoenix Industrial Portfolio V”, “Appletree Business Park”, “Hotel ZaZa Houston Museum District” (prior to the related Servicing Shift Securitization Date) and “Cabinetworks Portfolio” (prior to the related Servicing Shift Securitization Date) in the “Whole Loans” chart in the Preliminary Statement.

“Serviced Whole Loan Controlling Holder”: The “Controlling Noteholder” or similar term identified in the Co-Lender Agreement related to a Serviced Whole Loan.

“Serviced Whole Loan Custodial Account”: With respect to any Serviced Companion Loan, the separate account created and maintained by the Companion Paying Agent pursuant to Section 3.04(b) and held on behalf of the Companion Holders, which shall be entitled “Midland Loan Services, a Division of PNC Bank, National Association, as Companion Paying Agent, for the benefit of the Companion Holders of the Companion Loans, relating to the GS Mortgage Securities Trust 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, Serviced Whole Loan Custodial Account”. The Serviced Whole Loan Custodial Account shall not be an asset of the Trust, any Trust REMIC or the Grantor Trust, but instead shall be held by the Companion Paying Agent on behalf of the Companion Holders. Any such account shall be an Eligible Account. Notwithstanding the foregoing, if the Master Servicer and the Companion Paying Agent are the same entity, the Serviced Whole Loan Custodial Account may be the subaccount referenced in the second paragraph of Section 3.04(b).

“Serviced Whole Loan Remittance Date”: With respect to any Serviced Companion Loan, (x) prior to contribution of such Serviced Companion Loan to an Other Securitization, a date as set forth in the related Co-Lender Agreement (or if no such date is specified, the Master Servicer Remittance Date) and (y) following contribution of such Serviced Companion Loan to an Other Securitization, the earlier of (A) Master Servicer Remittance Date or (B) the Business Day immediately succeeding the “determination date” set forth in the related Other Pooling and Servicing Agreement; provided, however, that no remittance is required to be made until two (2) Business Days after receipt of properly identified funds constituting the related Periodic Payment with respect to the related Serviced Whole Loan.

“Servicer Termination Event”: One or more of the events described in Section 7.01(a).

“Servicing Account”: The account or accounts created and maintained pursuant to Section 3.03(a).

“Servicing Criteria”: The criteria set forth in paragraph (d) of Item 1122 of Regulation AB as such may be amended from time to time and which as of the Closing Date are listed on Exhibit AA hereto.

“Servicing Fee”: With respect to each Mortgage Loan (including any Non-Serviced Mortgage Loan), Serviced Companion Loan and any REO Loan, the fee payable to the Master Servicer pursuant to the first paragraph of Section 3.11(a).

“Servicing Fee Rate”: With respect to each Mortgage Loan (including any Non-Serviced Mortgage Loan) and REO Loan, a per annum rate equal to the rates set forth on the Mortgage Loan Schedule under the heading “Servicing Fee Rate (%)”, which rate includes the rate at which applicable master servicing, primary servicing and sub-servicing fees accrue (except that with respect to any Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan, such rate only includes the rate at which master servicing fees accrue), in each case computed on the basis of the Stated Principal Balance of the related Mortgage Loan or REO Loan in the same manner in which interest is calculated in respect of such loans. With respect to any Servicing Shift Mortgage Loan, prior to the related Servicing Shift Securitization Date, in addition to the rate described in the preceding sentence, the “Servicing Fee Rate” shall include the related Non-Serviced Primary Servicing Fee Rate. With respect to each Serviced Companion Loan (other than any AB Subordinate Companion Loan or any Companion Loan related to a Servicing Shift Whole Loan), the “Servicing Fee Rate” shall be a per annum rate equal to 0.00125%. With respect to each AB Subordinate Companion Loan, the “Servicing Fee Rate” shall be a per annum rate equal to 0%. With respect to each Companion Loan related to a Servicing Shift Whole Loan, prior to the related Servicing Shift Securitization Date, the “Servicing Fee Rate” shall be a per annum rate equal to the related Non-Serviced Primary Servicing Fee Rate.

“Servicing File”: A photocopy of all items required to be included in the Mortgage File, together with each of the following, to the extent such items were actually delivered to the related Mortgage Loan Seller, with respect to a Mortgage Loan and (to the extent that the identified documents existed on or before the Closing Date and the applicable reference to Servicing File relates to any period after the Closing Date) delivered by the related Mortgage Loan Seller, to the Master Servicer: (i) a copy of any engineering reports or property condition reports; (ii) other than with respect to a hospitality property (except with respect to tenanted commercial space within a hospitality property), copies of a rent roll and, for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related Mortgage Loan Seller; (iii) copies of related financial statements or operating statements; (iv) all legal opinions (excluding attorney-client communications between the related Mortgage Loan Seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), Mortgagor’s certificates and certificates of hazard insurance and/or hazard Insurance Policies or other applicable Insurance Policies, if any, delivered in connection with the closing of the related Mortgage Loan; (v) a copy of the Appraisal for the related Mortgaged Property(ies); (vi) the documents that were delivered by or on behalf of the Mortgagor, which documents were required to be delivered in connection with the closing of the related Mortgage Loan; (vii) for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease; and (viii) a copy of all environmental reports that were received by the applicable Mortgage Loan Seller, relating to the relevant Mortgaged Property.

“Servicing Function Participant”: Any Additional Servicer, Sub-Servicer, Subcontractor or any other Person, other than the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor and the Certificate Administrator, that is performing activities that address the Servicing Criteria, unless (i) such Person’s activities relate only to 5% or less of the Mortgage Loans by unpaid principal balance as of any date of determination in accordance with Article XI or (ii) the Depositor reasonably determines that a Master Servicer or the Special Servicer may, for the purposes of the Exchange Act reporting requirements pursuant to applicable Commission guidance, take responsibility for the assessment of compliance with the Servicing Criteria of such Person. The Servicing Function Participants as of the Closing Date are listed on Exhibit GG hereto. Exhibit GG shall be updated and provided to the Depositor and the Certificate Administrator in accordance with Section 11.10(c).

“Servicing Officer”: Any officer and/or employee of the Master Servicer, the Special Servicer or any Additional Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans or Serviced Companion Loans, whose name and specimen signature appear on a list of servicing officers furnished by the Master Servicer, the Special Servicer or any Additional Servicer to the Certificate Administrator, the Trustee, the Operating Advisor and the Depositor on the Closing Date as such list may be amended from time to time thereafter.

“Servicing Retained Fee Rate”: An amount equal to 0.00125% per annum with respect to each Mortgage Loan.

“Servicing Shift Lead Note”: With respect to any Servicing Shift Whole Loan, as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of a Mortgagor under such Servicing Shift Whole Loan including any amendments or modifications, or any renewal or substitution notes, as of such date, the sale of which to the related Non-Serviced Trust will cause servicing to shift from this Agreement to the related Non-Serviced Pooling Agreement pursuant to the terms of the related Co-Lender Agreement for such Servicing Shift Whole Loan. As of the Closing Date, each of the Elo Midtown Office Portfolio Pari Passu Companion Loan identified as note A-1, the Hotel ZaZa Houston Museum District Pari Passu Companion Loan identified as note A-2-1 and the Cabinetworks Portfolio Pari Passu Companion Loan identified as note A-1 will be a Servicing Shift Lead Note related to the Trust.

“Servicing Shift Mortgage Loan”: With respect to any Servicing Shift Whole Loan, a Mortgage Loan included in the Trust Fund that will be serviced under this Agreement as of the Closing Date, but the servicing of which is expected to shift to the pooling and servicing agreement entered into in connection with the securitization of the related Servicing Shift Lead Note on and after the date of such securitization. As of the Closing Date, each of the Mortgage Loans identified as “Servicing Shift” under the column entitled “Type” in the “Whole Loans” chart in the Preliminary Statement will be a Servicing Shift Whole Loan related to the Trust.

For the avoidance of doubt, the Servicing Shift Mortgage Loans related to the Trust are the Mortgage Loans identified as “Elo Midtown Office Portfolio”, “Hotel ZaZa Houston Museum District” and “Cabinetworks Portfolio” in the “Whole Loans” chart in the Preliminary Statement.

“Servicing Shift Securitization Date”: With respect to any Servicing Shift Whole Loan, the date on which the related Servicing Shift Lead Note is included in a related Non-Serviced Trust, provided that such holder of a Servicing Shift Lead Note provides each of the parties to this Agreement (in each case only to the extent such party will not also be a party to the related Non-Serviced Pooling Agreement) with notice in accordance with the terms of the related Co-Lender Agreement that such Servicing Shift Lead Note is to be included in such Non-Serviced Trust which notice shall include contact information for the related Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Certificate Administrator and the Non-Serviced Trustee. The date on which each of the Elo Midtown Office Portfolio Pari Passu Companion Loan identified as note A-1, the Hotel ZaZa Houston Museum District Pari Passu Companion Loan identified as note A-2-1 and the Cabinetworks Portfolio Pari Passu Companion Loan identified as note A-1 is included in a securitization trust is a Servicing Shift Securitization Date related to the Trust (subject to the proviso in the immediately preceding sentence).

“Servicing Shift Whole Loan”: Any Whole Loan serviced under this Agreement as of the Closing Date, which includes the related Servicing Shift Mortgage Loan included in the Trust Fund and one or more Pari Passu Companion Loans not included in the Trust Fund, but the servicing of which is expected to shift to the pooling and servicing agreement entered into in connection with the securitization of the related Servicing Shift Lead Note on and after the date of such securitization. As of the Closing Date, each of the Whole Loans identified as “Servicing Shift” under the column entitled “Type” in the “Whole Loans” chart in the Preliminary Statement will be a Servicing Shift Whole Loan related to the Trust.

For the avoidance of doubt, the Servicing Shift Whole Loans related to the Trust are the Whole Loans identified as “Elo Midtown Office Portfolio”, “Hotel ZaZa Houston Museum District” and “Cabinetworks Portfolio” in the “Whole Loans” in the “Whole Loans” chart in the Preliminary Statement.

“Servicing Standard”: As defined in Section 3.01(a).

“Servicing Transfer Event”: With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, the occurrence of any of the following events:

(i)             (A) with respect to a Mortgage Loan or Serviced Companion Loan that is not a Balloon Mortgage Loan, (1) a payment default shall have occurred at its original Maturity Date, or (2) if the original Maturity Date of such Mortgage Loan or Serviced Companion Loan has been extended as provided herein, a payment default shall have occurred at such extended Maturity Date; or (B) with respect to each Mortgage Loan or Serviced Companion Loan that is a Balloon Mortgage Loan, the Balloon Payment is delinquent and the related Mortgagor has not provided the Master Servicer (and the Master Servicer shall promptly forward a copy of such document to the Special Servicer if it is not evident that a copy has been delivered to the Special Servicer), on or prior to the related Maturity Date, with (a) a written and fully executed (subject only to customary final closing conditions) commitment, letter of intent or otherwise binding application for refinancing or similar document that is in each case, binding upon an acceptable lender or (b) a signed purchase agreement, in the case of clause (a) or (b), reasonably satisfactory in form and substance to the Master Servicer and (for so long as no Control Termination Event is continuing) the Directing Holder, which provides that such refinancing or purchase will occur within one hundred twenty (120) days of such related Maturity Date, provided that the Mortgage Loan and any related Serviced Companion Loan, will become a Specially Serviced Mortgage Loan immediately if the related Mortgagor fails to diligently pursue such financing or purchase or to pay any Assumed Scheduled Payment on the related Due Date (subject to any applicable Grace Period) at any time before the refinancing or purchase or, if such refinancing or purchase does not occur, the related Mortgage Loan and any related Serviced Companion Loan, will become a Specially Serviced Mortgage Loan at the end of such 120-day period (or for such shorter period beyond the date on which that Balloon Payment was due within which the refinancing or purchase is scheduled to occur pursuant to the commitment for refinancing or signed purchase agreement or on which such commitment or signed purchase agreement terminates); or

(ii)             the Master Servicer makes a judgment that a payment default is imminent or reasonably foreseeable and is not likely to be cured by the related Mortgagor within thirty (30) days; or

(iii)             the Master Servicer (so long as no Consultation Termination Event is continuing, upon non-binding consultation with the Directing Holder in accordance with Section 6.08) determines that (a) a default (other than as described in clause (ii) above) under a Mortgage Loan or related Serviced Companion Loan is imminent or reasonably foreseeable, (b) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan and related Serviced Companion Loan (if any) or otherwise materially adversely affect the interests of Certificateholders and the RR Interest Owner (and, with respect to any Serviced Whole Loan, the interests of the related Serviced Companion Noteholder), as a collective whole (taking into account the subordinate or pari passu nature of any Serviced Companion Loans), and (c) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Serviced Companion Loan, as applicable, or, if no cure period is specified and the default is capable of being cured, for thirty (30) days (provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Serviced Companion Loan, as applicable; provided that, any determination that a Servicing Transfer Event has occurred under this clause (iii) with respect to any Mortgage Loan or related Serviced Companion Loan solely by reason of the failure (or imminent failure) of the related Mortgagor to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the Master Servicer (and with respect to any Mortgage Loan other than an applicable Excluded Loan, prior to the occurrence and continuance of any Control Termination Event, with the consent of the Directing Holder)); or

(iv)             any Periodic Payment is more than sixty (60) days delinquent; or

(v)             a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, is entered against the related Mortgagor and such decree or order shall have remained in force and it has not been stayed or discharged or dismissed within sixty (60) days (or a shorter period if the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the Controlling Class Representative, unless a Control Termination Event is continuing) determines in accordance with the Servicing Standard that the circumstances warrant that the related Mortgage Loan or Serviced Whole Loan (or REO Loan) be transferred to special servicing); or

(vi)             the related Mortgagor shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Mortgagor or of or relating to all or substantially all of its property; or

(vii)             the related Mortgagor makes an assignment for the benefit of its creditors, has admitted in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute or voluntarily suspend payment of its obligations; or

(viii)             a default of which the Master Servicer or the Special Servicer, as applicable, has notice (other than a failure by such Mortgagor to pay principal or interest) and which the Master Servicer determines in its good faith reasonable judgment may materially and adversely affect the interests of the Certificateholders and the RR Interest Owner (and, with respect to any Serviced Whole Loan, the interests of the related Serviced Companion Noteholder), as a collective whole (taking into account the subordinate or pari passu nature of any Serviced Companion Loans), if applicable, has occurred and remained unremedied for the applicable Grace Period specified in the related Mortgage Loan or related Serviced Companion Loan documents, other than the failure to maintain terrorism insurance if such failure constitutes an Acceptable Insurance Default (or if no Grace Period is specified for those defaults which are capable of cure, thirty (30) days); or

(ix)             the Master Servicer or Special Servicer has received notice of the commencement of foreclosure or foreclosure or proposed foreclosure or similar proceedings of any lien other than the Mortgage on the related Mortgaged Property;

provided that any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is cross-collateralized with a Specially Serviced Mortgage Loan shall be a Specially Serviced Mortgage Loan so long as such Mortgage Loan is cross-collateralized with a Specially Serviced Mortgage Loan. If any Serviced Companion Loan becomes a Specially Serviced Mortgage Loan, the related Serviced Mortgage Loan shall also become a Specially Serviced Mortgage Loan. If any Serviced Mortgage Loan becomes a Specially Serviced Mortgage Loan, the related Serviced Companion Loan shall also become a Specially Serviced Mortgage Loan. With respect to a Non-Serviced Mortgage Loan, the occurrence of a “Servicing Transfer Event” shall be as defined in the Non-Serviced Pooling Agreement. For the avoidance of doubt, and for purposes of clauses (ii), (iii), (iv), (vii) and (viii) above, neither (i) a Payment Accommodation with respect to any Mortgage Loan or Serviced Whole Loan nor (ii) any default or delinquency that would have existed but for such Payment Accommodation shall constitute a Servicing Transfer Event, for so long as the related Mortgagor is complying with the terms of such Payment Accommodation.

“SGFC”: Societe Generale Financial Corporation, a Delaware corporation, or its successors in interest.

“SGFC Mortgage Loan Purchase Agreement”: The mortgage loan purchase agreement, dated as of December 29, 2020, by and between SGFC, Société Générale and the Depositor.

“Signature Office Portfolio Co-Lender Agreement”: That certain Co-Lender Agreement, dated as of December 7, 2020, between the holders of the respective promissory notes evidencing the Signature Office Portfolio Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“Significant Obligor”: As defined in Section 11.16.

“Significant Obligor NOI Quarterly Filing Deadline”: With respect to each calendar quarter (other than the fourth calendar quarter of any calendar year), the date that is fifteen (15) days after the Relevant Distribution Date occurring on or immediately following the date on which financial statements for such calendar quarter are required to be delivered to the related lender under the related Mortgage Loan documents.

“Significant Obligor NOI Yearly Filing Deadline”: With respect to each calendar year, the date that is the 90th day after the end of such calendar year.

“Similar Law”: As defined in Section 5.03(m).

“SMC”: Starwood Mortgage Capital LLC, a Delaware limited liability company, or its successors in interest.

“SoCal & South Miami Medical Office Portfolio Co-Lender Agreement”: That certain Co-Lender Agreement, dated as of September 25, 2020, by and between the holders of the respective promissory notes evidencing the SoCal & South Miami Medical Office Portfolio Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“Sole Owner”: Any Certificate Owner, or Certificate Owners acting in unanimity, of a Book-Entry Certificate or a Holder of a Definitive Certificate holding 100% of the then outstanding Class F, Class G-RR, Class H-RR and Class RR Certificates and the RR Interest Owner; provided, however, that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been retired and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero.

“Special Notice”: As defined in Section 5.06.

“Special Servicer”: LNR Partners, LLC, a Florida limited liability company, and its successors-in-interest, or any successor special servicer appointed as provided herein (including with respect to any Excluded Special Servicer Loan, if any, the related Excluded Special Servicer appointed pursuant to Section 7.01(g) of this Agreement, as applicable and as the context may require).

“Special Servicer Major Decision”: Any Major Decision with respect to a Non-Specially Serviced Mortgage Loan under clauses (i) through (xi) and (xviii) through (xxi) of the definition of “Major Decision.”

“Special Servicer Non-Major Decision”: Each of the following:

(a)             agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan (other than Non-Serviced Mortgage Loans) or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a Mortgage Loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interests in the Mortgagor the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the related Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted or (iii) a modification that would permit a Principal Prepayment instead of defeasance if the related Mortgage Loan documents do not otherwise permit such Principal Prepayment; provided that the foregoing is not otherwise a Major Decision or another Special Servicer Non-Major Decision;

(b)             any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out”, “holdback” or similar escrows or reserves with respect to any of the Mortgage Loans or Serviced Whole Loans as further identified on Schedule 3 to this Agreement, but excluding (subject to clause (d) below), as to Mortgage Loans or Serviced Whole Loans which are Non-Specially Serviced Mortgage Loans, (A) any routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria or lender discretion is not required or permitted pursuant to the terms of the related Mortgage Loan documents, (B) any request with respect to a Mortgage Loan or Serviced Whole Loan that is a Non-Specially Serviced Mortgage Loan for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the related Mortgage Loan documents or (C) any other funding or disbursement as mutually agreed upon by the Master Servicer and Special Servicer;

(c)             in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), any request to incur additional debt in accordance with the terms of the related Mortgage Loan documents; provided that the foregoing is not otherwise a Major Decision or another Special Servicer Non-Major Decision;

(d)             in circumstances where no lender discretion is required other than confirming the satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), processing requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan or Serviced Whole Loan; provided that, in any case, Special Servicer Non-Major Decisions will not include (i) the release, substitution or addition of collateral securing any Mortgage Loan (other than Non-Serviced Mortgage Loans) or Serviced Whole Loan in connection with a defeasance of such collateral; or (ii) requests that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property; provided that such release or substitution or addition of collateral is not a Major Decision; and

(e)             approving easements or rights of way that materially affect the use or value of a Mortgaged Property or the Mortgagor’s ability to make payments with respect to the related Mortgage Loan or Serviced Whole Loan;

provided, however, that with respect to clauses (a)(i) and (a)(ii) of this definition, the Master Servicer shall process such request with respect to Non-Specially Serviced Mortgage Loans and obtain the consent or deemed consent of the Special Servicer as provided in this Agreement.

Notwithstanding the foregoing, the Master Servicer and the Special Servicer may mutually agree as provided in this Agreement that the Master Servicer shall process any of the foregoing matters (excluding any Payment Accommodation, which shall be processed by the Special Servicer) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage

Loan) or Serviced Whole Loan that is a Non-Specially Serviced Mortgage Loan in accordance with the terms and conditions reasonably agreed to by the Master Servicer and the Special Servicer, including the Special Servicer’s consent. If the Master Servicer and the Special Servicer mutually agree that the Master Servicer shall process a Special Servicer Non-Major Decision with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan that is a Non-Specially Serviced Mortgage Loan, the Master Servicer shall obtain the Special Servicer’s prior consent (or deemed consent) to such Special Servicer Non-Major Decision.

“Special Servicing Fee”: With respect to each Specially Serviced Mortgage Loan and REO Loan (other than a Non-Serviced Mortgage Loan), the fee payable to the Special Servicer pursuant to Section 3.11(b). For the avoidance of doubt, the Special Servicing Fee shall be deemed payable from the Loan REMICs with regard to the Mortgage Loans held by the Loan REMICs and otherwise from the Lower-Tier REMIC.

“Special Servicing Fee Rate”: With respect to any Specially Serviced Mortgage Loan or REO Property, a rate equal to (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Mortgage Loan or REO Property (other than an REO Property acquired with respect to any Non-Serviced Whole Loan) that would be less than $3,500 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Mortgage Loan or REO Property shall be the higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Specially Serviced Mortgage Loan or REO Property.

“Specially Serviced Mortgage Loan”: As defined in Section 3.01(a).

“Sponsors”: Goldman Sachs Mortgage Company, a New York limited partnership, and its successors-in-interest, Citi Real Estate Funding Inc., a New York corporation, and its successors-in-interest, Starwood Mortgage Capital LLC, a Delaware limited liability company, and its successors-in-interest, Argentic Real Estate Finance LLC, a Delaware limited liability company, and its successors-in-interest, and Societe Generale Financial Corporation, a Delaware corporation, and its successor in interest.

“Startup Day”: The day designated as such in Section 10.01(c).

“Stated Principal Balance”: With respect to any Mortgage Loan, as of any date of determination, an amount equal to (x) the Cut-off Date Principal Balance of such Mortgage Loan (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) minus (y) the sum of:

(i)             the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, the Due Date in the related month of substitution), to the extent received from the Mortgagor or advanced by the Master Servicer;

(ii)             all Principal Prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, the Due Date in the related month of substitution);

(iii)             the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, the Due Date in the related month of substitution); and

(iv)             any reduction in the outstanding principal balance of such Mortgage Loan resulting from a Deficient Valuation or a modification of such Mortgage Loan pursuant to the terms and provisions of this Agreement that occurred prior to the end of the Collection Period for the most recent Distribution Date.

With respect to any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Acquisition, minus (y) the sum of:

(i)             the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)             the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and REO Revenues received with respect to such REO Loan.

A Mortgage Loan or an REO Loan that is a successor to a Mortgage Loan shall be deemed to be part of the Trust Fund and to have an outstanding Stated Principal Balance until the Distribution Date on which the payments or other proceeds, if any, received in connection with a Liquidation Event in respect thereof are to be (or, if no such payments or other proceeds are received in connection with such Liquidation Event, would have been) distributed to Certificateholders.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance shall equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan shall be the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance shall equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO Acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Co-Lender Agreement.

“Subcontractor”: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Master Servicer, the Special Servicer, the Operating Advisor, an Additional Servicer or a Sub-Servicer.

In the case of each Mortgage Loan held by a Loan REMIC, the principal balance of the related Loan REMIC Regular Interest shall equal the Stated Principal Balance of the related Mortgage Loan.

“Subordinate Certificate”: Any Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR or Class H-RR Certificate.

“Subordinate Companion Holder”: The holder of any AB Subordinate Companion Loan.

“Sub-Servicer”: Any Person that services Mortgage Loans on behalf of the Master Servicer, the Special Servicer or an Additional Servicer and is responsible for the performance (whether directly or through Sub-Servicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Master Servicer, the Special Servicer or an Additional Servicer under this Agreement, with respect to some or all of the Mortgage Loans that are identified in Item 1122(d) of Regulation AB.

“Sub-Servicing Agreement”: The written contract between the Master Servicer or the Special Servicer, as the case may be, and any Sub-Servicer relating to servicing and administration of Mortgage Loans as provided in Section 3.20.

“Substitution Shortfall Amount”: With respect to a substitution pursuant to Section 2.03(b) hereof, an amount equal to the excess, if any, of the Purchase Price of the Mortgage Loan, being replaced calculated as of the date of substitution over the Stated Principal Balance of the related Qualified Substitute Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution. In the event that one or more Qualified Substitute Mortgage Loans are substituted (at the same time by the same Mortgage Loan Seller) for one or more removed Mortgage Loans, the Substitution Shortfall Amount shall be determined as provided in the preceding sentence on the basis of the aggregate Purchase Prices of the Mortgage Loan(s), being replaced and the aggregate Stated Principal Balances of the related Qualified Substitute Mortgage Loan(s).

“Surviving Entity”: As defined in Section 6.03(b).

“Tax Returns”: The federal income tax returns on (i) Internal Revenue Service Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each Trust REMIC due to its respective classification as a REMIC under the REMIC Provisions and (ii) Internal Revenue Service Form 1041 or Internal Revenue Service Form 1099, as applicable, or any successor forms to be filed on behalf of the Grantor Trust, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or the RR Interest Owner or filed with the Internal Revenue Service or any other governmental taxing authority under any applicable provisions of federal tax law or Applicable State and Local Tax Law.

“Temporary Regulation S Book-Entry Certificate”: As defined in Section 5.02(a).

“Third Party Purchaser”: LD II Holdco XIII, LLC, or any Person that purchases the Certificates comprising the Required Third Party Purchaser Retention Amount in accordance with this Agreement and applicable laws and regulations.

“Third Party Purchaser Safekeeping Account”: An account maintained by the Certificate Administrator, which account shall be established at the direction of the Retaining Sponsor for the benefit of the Holders of the HRR Certificates.

“Transfer”: Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

“Transfer Restriction Period”: The period from the Closing Date to the earlier of:

(a)             the latest of (i) the date on which the aggregate unpaid principal balance of all outstanding Mortgage Loans has been reduced to 33.0% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans; (ii) the date on which the aggregate outstanding principal balance of the Principal Balance Certificates has been reduced to 33.0% of the aggregate outstanding principal balance of the Principal Balance Certificates as of the Cut-off Date; or (iii) two years after the Closing Date;

(b)             with respect to the HRR Certificates only, the date on which all of the Mortgage Loans have been defeased in accordance with the risk retention requirements set forth in §244.7(b)(8)(i) of the Risk Retention Rule; or

(c)             the date that the Risk Retention Rule applicable to the Third Party Purchaser or a Holder of the Class RR Certificates is withdrawn or repealed in its entirety as it relates to this securitization, the HRR Certificates or the Class RR Certificates;

provided that the termination of the Transfer Restriction Period shall not be effective without the written consent of the Retaining Sponsor.

“Transferable Servicing Interest”: The amount by which the Servicing Fee otherwise payable to the Master Servicer hereunder exceeds the sum of (i) the Primary Servicing Fee and (ii) the amount of the Servicing Fee calculated using the Servicing Retained Fee Rate, which is subject to reduction by the Trustee pursuant to Section 3.11(a) of this Agreement.

“Transferee”: Any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

“Transferee Affidavit”: As defined in Section 5.03(n)(ii).

“Transferor”: Any Person who is disposing by Transfer any Ownership Interest in a Certificate.

“Transferor Letter”: As defined in Section 5.03(n)(ii).

“Trust”: The trust created hereby and to be administered hereunder. The Trust shall be named: “GS Mortgage Securities Trust 2020-GSA2”.

“Trust Fund”: The corpus of the Trust created hereby and to be administered hereunder, consisting of: (i) such Mortgage Loans as from time to time are subject to this Agreement (including any Qualified Substitute Mortgage Loan replacing a removed Mortgage Loan), together with the Mortgage Files relating thereto (subject to, in the case of a Serviced Whole Loan, the interests of the related Serviced Companion Noteholder in the related Mortgage File); (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (to the extent of the Trust’s interest therein) or the Trust’s beneficial interest in the Mortgaged Property securing a Non-Serviced Whole Loan acquired under the related Non-Serviced Pooling Agreement; (iv) all revenues received in respect of any REO Property (to the extent of the Trust’s interest therein); (v) the Master Servicer’s, the Special Servicer’s, the Certificate Administrator’s and the Trustee’s rights under the Insurance Policies with respect to the Mortgage Loans required to be maintained pursuant to this Agreement and any proceeds thereof (to the extent of the Trust’s interest therein); (vi) any Assignment of Leases and any security agreements (to the extent of the Trust’s interest therein); (vii) any letters of credit, indemnities, guaranties or lease enhancement policies given as additional security for any related Mortgage Loans (to the extent of the Trust’s interest therein); (viii) all assets deposited in the Loss of Value Reserve Fund and the Servicing Accounts (to the extent of the Trust’s interest therein), amounts on deposit in the Collection Account (to the extent of the Trust’s interest therein), the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Loan REMIC Residual Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Non-VRR Gain-on-Sale Reserve Account (to the extent of the Trust’s interest in such Non-VRR Gain-on-Sale Reserve Account), the VRR Gain-on-Sale Reserve Account (to the extent of the Trust’s interest in such VRR Gain-on-Sale Reserve Account), and any REO Account (to the extent of the Trust’s interest in such REO Account), including any reinvestment income, as applicable; (ix) any Environmental Indemnity Agreements (to the extent of the Trust’s interest therein); (x) the rights and remedies of the Depositor under each Mortgage Loan Purchase Agreement (to the extent transferred to the Trustee); (xi) the Lower-Tier Regular Interests; (xii) the Loan REMIC Regular Interests and the Loan REMIC Residual Interests; (xiii) the Closing Date Deposit Amount; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the lockbox accounts, cash collateral accounts, escrow accounts and any reserve accounts, to the extent such interest belongs to the related Mortgagor).

“Trust REMIC”: As defined in the Preliminary Statement.

“Trustee”: Wells Fargo Bank, National Association, and its-successors-in-interest, or any successor trustee appointed as herein provided (including, as applicable, any agents or affiliates utilized thereby).

“Trustee Fee”: The fee to be paid to the Trustee as compensation for the Trustee’s activities under this Agreement, which fee is included as part of the Certificate

Administrator/Trustee Fee. No portion of the Trustee Fee shall be calculated by reference to any Companion Loan or the Stated Principal Balance of any Companion Loan.

“UCC”: The Uniform Commercial Code, as enacted in each applicable state.

“UCC Financing Statement”: A financing statement prepared and filed pursuant to the UCC, as in effect in the relevant jurisdiction.

“Underwriters”: Goldman Sachs & Co. LLC, Citigroup Global Markets Inc. and SG Americas Securities, LLC.

“Uninsured Cause”: Any cause of damage to property subject to a Mortgage such that the complete restoration of such property is not fully reimbursable by the hazard Insurance Policies or flood Insurance Policies required to be maintained pursuant to Section 3.07.

“United States Securities Person”: Any “U.S. person” as defined in Rule 902(k) of Regulation S.

“Unliquidated Advance”: Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to subsections (iii) and (iv) of Section 3.05(a) but that has not been recovered from the Mortgagor or otherwise from collections on or the proceeds of the related Mortgage Loan or REO Property in respect of which the Advance was made.

“Unscheduled Principal Distribution Amount”: With respect to any Distribution Date and the Mortgage Loans, the aggregate of the following: (a) all Principal Prepayments received on such Mortgage Loan on or prior to the related Determination Date and (b) the principal portions of all Liquidation Proceeds, Insurance and Condemnation Proceeds and, if applicable, REO Revenues received with respect to such Mortgage Loan and any REO Loans on or prior to the related Determination Date, but in each case only to the extent that such principal portion represents a recovery of principal for which no Advance was previously made pursuant to Section 4.03 in respect of a preceding Distribution Date; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any Special Servicing Fees, Liquidation Fees, accrued interest on Advances and other additional expenses of the Trust incurred in connection with the related Mortgage Loan.

“Upper-Tier REMIC”: One of the four separate REMICs comprising the Trust, the assets of which consist of the Lower-Tier Regular Interests and such amounts as shall from time to time be held in the Upper-Tier REMIC Distribution Account.

“Upper-Tier REMIC Distribution Account”: The segregated account or accounts (or a subaccount of the Distribution Account) created and maintained by the Certificate Administrator (on behalf of the Trustee) pursuant to Section 3.04(b) in trust for the Certificateholders, which shall initially be entitled “Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the registered holders of GS Mortgage Securities Trust

2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, Upper-Tier REMIC Distribution Account”. Any such account or accounts shall be an Eligible Account.

“U.S. Dollars” or “$”: Lawful money of the United States of America.

“U.S. Tax Person”: A citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

“Voting Rights”: The portion of the voting rights of all of the Certificates that is allocated to any Certificate. At all times during the term of this Agreement, the Voting Rights shall be allocated among the various Classes of Certificateholders as follows: (i) 1% in the case of the Class X Certificates (allocated pro rata, based upon their respective Notional Amounts as of the date of determination), and (ii) in the case of any Principal Balance Certificates and the Class RR Certificates, a percentage equal to the product of 99% and a fraction, the numerator of which is equal to the Certificate Balance (and solely in connection with any vote for purposes of determining whether to remove the Special Servicer pursuant to Section 7.01(d) or the Operating Advisor pursuant to Section 3.26(j), taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the Certificates pursuant to Section 4.05(a) hereof) of such Class, in each case, determined as of the Distribution Date immediately preceding such time, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with any vote for purposes of determining whether to remove the Special Servicer pursuant to Section 7.01(d) or the Operating Advisor pursuant to Section 3.26(j), taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the Certificates pursuant to Section 4.05(a) hereof) of the Principal Balance Certificates and the Class RR Certificates, each determined as of the Distribution Date immediately preceding such time. The Class R Certificates, the Class S Certificates and the RR Interest will not be entitled to any Voting Rights.

“VRR Allocation Percentage”: A fraction, expressed as a percentage, equal to the VRR Percentage divided by the Non-VRR Percentage.

“VRR Available Funds”: With respect to any Distribution Date, an amount equal to the sum of (i) the VRR Allocation Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the VRR Gain-on-Sale Remittance Amount.

“VRR Gain-on-Sale Remittance Amount”: For each Distribution Date, the lesser of (i) the amount on deposit in the VRR Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the amount distributable from the VRR Gain-on-Sale Reserve Account pursuant to Section 4.01(g).

“VRR Gain-on-Sale Reserve Account”: A custodial account or accounts (or subaccount of the Distribution Account) created and maintained by the Certificate Administrator, pursuant to Section 3.04(g) on behalf of the Trustee for the benefit of the VRR Interest Owners, which shall be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the VRR Interest Owners under the Pooling and Servicing Agreement for the GS Mortgage Securities Trust 2020-GSA2 VRR Gain-on-Sale Reserve Account”. Any such account shall be an Eligible Account or a subaccount of an Eligible Account.

“VRR Interest”: The RR Interest and/or the Class RR Certificates, as applicable.

“VRR Interest Balance”: The Certificate Balance of the Class RR Certificates and/or the RR Interest Balance of the RR Interest, as applicable.

“VRR Interest Distribution Amount”: With respect to the VRR Interest for any Distribution Date, an amount equal to the product of (A) the VRR Allocation Percentage and (B) the aggregate amount of interest distributed to Certificateholders pursuant to Section 4.01(b)(i), (iv), (vii), (x), (xiii), (xvi), (xix), (xxii) and (xxv) on such Distribution Date.

“VRR Interest Owner”: Any Person who owns the RR Interest or the Class RR Certificates, as identified to the Certificate Administrator in writing. Goldman Sachs Bank USA, a NY state-chartered bank, is the RR Interest Owner as of the Closing Date, CREFI is the Class RR Certificateholder as of the Closing Date. Until it receives notice to the contrary in the form of both Exhibit D-3 and Exhibit D-4 hereto pursuant to Section 5.03(r), the Certificate Administrator shall be entitled to rely on the preceding sentence with respect to the identity of the VRR Interest Owners and, thereafter, the Certificate Administrator shall be entitled to rely on the most recent notification in the form of notice of the new owner and submission of both Exhibit D-3 and Exhibit D-4 hereto pursuant to Section 5.03(r) with respect to the identity of the VRR Interest Owners.

“VRR Interest Rate”: With respect to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate for such Distribution Date.

“VRR Percentage”: As of any date of determination, a fraction, expressed as a percentage, the numerator of which is the VRR Interest Balance of the VRR Interest, and the denominator of which is the aggregate Certificate Balance of all of the Classes of Principal Balance Certificates and the VRR Interest Balance of the VRR Interest.

“VRR Principal Distribution Amount”: With respect to the VRR Interest for any Distribution Date, an amount equal to the product of (A) the VRR Allocation Percentage and (B) the aggregate amount of principal distributed to the Certificateholders pursuant to Section 4.01(b)(ii), (v), (viii), (xi), (xiv), (xvii), (xx), (xxiii) and (xxvi) on such Distribution Date.

“VRR Realized Loss”: With respect to any Distribution Date, the amount, if any, by which (i) the product of (A) the VRR Percentage and (B) the aggregate Stated Principal Balance (for purposes of this definition only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout-Delayed Reimbursement Amounts pursuant to Section 3.05(a)(v) to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans and any REO Loans (excluding any portion allocable to any related Companion Loan, if applicable) expected to be outstanding immediately following such Distribution Date, is less than (ii) the aggregate VRR Interest Balance after giving effect to distributions of principal on such Distribution Date.

“VRR Realized Loss Interest Distribution Amount”: With respect to the VRR Interest for any Distribution Date, an amount equal to the product of (A) the VRR Allocation Percentage and (B) the aggregate amount of interest on reimbursed Realized Losses distributed to the Certificateholders pursuant to Section 4.01(b)(iii), (vi), (ix), (xii), (xv), (xviii), (xxi), (xxiv) and (xxvii) on such Distribution Date.

“Weighted Average Net Mortgage Rate”: With respect to any Distribution Date, a per annum rate equal to the weighted average of the Net Mortgage Rates in effect for the Mortgage Loans (including any Non-Serviced Mortgage Loan) and REO Loan (other than the portion of the REO Loan related to any Companion Loan) as of their respective Due Dates in the month preceding the month in which such Distribution Date occurs, weighted on the basis of their respective Stated Principal Balances immediately following the Distribution Date (or, if applicable, the Closing Date) in such preceding month; provided, however, that in the case of each Mortgage Loan held by a Loan REMIC, “Mortgage Loan” shall refer to the related Loan REMIC Regular Interest for purposes of this definition.

“WHFIT”: A “Widely Held Fixed Investment Trust” as that term is defined in Treasury Regulations Section 1.671-5(b)(22) or successor provisions.

“WHFIT Regulations”: Treasury Regulations Section 1.671-5, as amended or successor provisions.

“White Oak Crossing Co-Lender Agreement”: That certain Agreement Between Noteholders, dated as of February 26, 2020, by and between the holders of the respective promissory notes evidencing the White Oak Crossing Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“White Oak Crossing Loan REMIC”: A segregated asset pool designated as a REMIC pursuant to the related REMIC Declaration consisting of the White Oak Crossing Mortgage Loan, collections thereon, any related REO Property acquired in respect thereof and all proceeds of such REO Property, other property related thereto, and amounts received in respect thereof from time to time.

“White Oak Crossing Loan REMIC Regular Interests”: With respect to the White Oak Crossing Loan REMIC, the uncertificated “regular interests”, within the meaning of Section 860G(a)(1) of the Code, in the White Oak Crossing Loan REMIC and as set forth in the White Oak Crossing Loan REMIC Declaration. For the avoidance of doubt, the principal balance of the White Oak Crossing Loan REMIC Regular Interests shall at all times equal the outstanding Stated Principal Balance of the White Oak Crossing Mortgage Loan (or, if applicable, the deemed Stated Principal Balance of any successor REO Loan). The interest rate on the White Oak Crossing Loan REMIC Regular Interests shall be the Mortgage Rate of the White Oak

Crossing Mortgage Loan. Payments and other collections of amounts received on or in respect of the White Oak Crossing Mortgage Loan (or any related REO Property) shall be deemed distributable on the White Oak Crossing Loan REMIC Regular Interest to the extent of the principal, interest at the related Mortgage Rate and Yield Maintenance Charges due thereon. The White Oak Crossing Loan REMIC Regular Interests shall be assets of the Lower-Tier REMIC.

“White Oak Crossing Loan REMIC Residual Interest”: With respect to the White Oak Crossing Mortgage Loan REMIC, the sole class of “residual interests”, within the meaning of Section 860G(a)(2) of the Code, in the White Oak Crossing Loan REMIC and as set forth in the White Oak Crossing Loan REMIC Declaration, beneficial ownership of which shall be evidenced by the Class R Certificates.

“WHMT”: A “Widely Held Mortgage Trust” as that term is defined in Treasury Regulations Section 1.671-5(b)(23) or successor provisions.

“Whole Loan”: With respect to any Mortgage Loan with a related Companion Loan, such Mortgage Loan and its related Companion Loan(s), collectively, as identified in the “Whole Loans” chart in the Preliminary Statement. With respect to each Whole Loan, references herein to each such Whole Loan shall be construed to refer to the aggregate indebtedness under the related Mortgage Loan and the related Companion Loan(s).

“Withheld Amounts”: As defined in Section 3.21(a).

“Workout-Delayed Reimbursement Amounts”: With respect to any Mortgage Loan, the amount of any Advances made with respect to such Mortgage Loan on or before the date such Mortgage Loan becomes (or, but for the making of three Periodic Payments under its modified terms, would then constitute) a Corrected Loan, together with (to the extent accrued and unpaid) interest on such Advances, to the extent that (i) such Advance (and accrued and unpaid interest thereon at the Reimbursement Rate) is not reimbursed to the Person who made such Advance on or before the date, if any, on which Mortgage Loan becomes a Corrected Loan and (ii) the amount of such Advance (and accrued and unpaid interest thereon at the Reimbursement Rate) becomes an obligation of the related Mortgagor to pay such amount under the terms of the modified loan documents. That any amount constitutes all or a portion of any Workout-Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine in the future that such amount instead constitutes a Nonrecoverable Advance.

“Workout Fee”: The fee paid to the Special Servicer with respect to each Corrected Loan in accordance with Section 3.11(c).

“Workout Fee Rate”: A rate equal to the lesser of (a) 1.0% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, Balloon Payments and payment at maturity or Anticipated Repayment Date) received with respect to any Corrected Loan for so long as it remains a Corrected Loan, and (b) such lower rate as would result in a Workout Fee of $1,000,000 when applied to each expected payment of principal and interest (other than Default Interest) on any Mortgage Loan (other than a Non-

Serviced Mortgage Loan) or Serviced Whole Loan, as applicable, from the date such Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then-related Maturity Date (or if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than Default Interest) on the related Mortgage Loan (or Serviced Whole Loan, if applicable) from the date such Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then related Maturity Date, then the Workout Fee Rate shall be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than Default Interest) on the related Mortgage Loan (or Serviced Whole Loan, if applicable) from the date such Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then-related Maturity Date); provided that no Workout Fee will be payable by the issuing entity with respect to any Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Mortgage Loan under clause (ii) or clause (iii) of the definition of “Servicing Transfer Event” (and no other clause of that definition) and no event of default actually occurs, unless the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan is modified by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement; provided, further that if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Mortgage Loan only because of an event described in clause (i) of the definition of “Servicing Transfer Event” as a result of a payment default at maturity and the related collection of interest and principal is received within ninety (90) days following the related Maturity Date in connection with the full and final pay-off or refinancing of the related Mortgage Loan or Serviced Whole Loan, the Special Servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Mortgage Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Mortgage Loan or Serviced Whole Loan as described in the definition of “Excess Modification Fees”, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

“Yield Maintenance Charge”: With respect to any Mortgage Loan or REO Loan, the yield maintenance charge or prepayment premium set forth in the related Mortgage Loan documents; provided that no amounts shall be considered Yield Maintenance Charges until there has been a full recovery of all principal, interest and other amounts then due under such Mortgage Loan or REO Loan.

“YM Group”: As defined in Section 4.01(f)(i) of this Agreement.

“YM Group A”: As defined in Section 4.01(f)(i) of this Agreement.

“YM Group B”: As defined in Section 4.01(f)(i) of this Agreement.

Section 1.02          Certain Calculations. Unless otherwise specified herein, for purposes of determining amounts with respect to the Certificates and the RR Interest and the rights and obligations of the parties hereto, the following provisions shall apply:

(i)             All calculations of interest (other than as provided in the related Mortgage Loan documents) provided for herein shall be made on the basis of a 360-day year consisting of twelve 30-day months.

(ii)             Any Mortgage Loan or Companion Loan payment is deemed to be received on the date such payment is actually received by the Master Servicer or the Special Servicer; provided, however, that for purposes of calculating distributions on the Certificates and the RR Interest, Principal Prepayments with respect to any Mortgage Loan, are deemed to be received on the date they are applied in accordance with the Servicing Standard consistent with the terms of the related Mortgage Note and Mortgage to reduce the outstanding principal balance of such Mortgage Loan, on which interest accrues.

(iii)             Any reference to the Certificate Balance of any Class of Principal Balance Certificates or the VRR Interest Balance of the VRR Interest on or as of a Distribution Date shall refer to the Certificate Balance of such Class of Principal Balance Certificates or the VRR Interest Balance on such Distribution Date after giving effect to (a) any distributions made on such Distribution Date pursuant to Section 4.01(a) and Section 4.01(b), (b) any Realized Losses allocated to such Class of Principal Balance Certificates or the VRR Interest on that Distribution Date pursuant to Section 4.04, and (c) any recoveries on the related Mortgage Loans of Nonrecoverable Advances (plus interest thereon) that were previously reimbursed from principal collections on the related Mortgage Loans that resulted in a reduction of the Aggregate Principal Distribution Amount, which recoveries are allocated to such Class of Principal Balance Certificates and the VRR Interest, and added to the Certificate Balance or the VRR Interest Balance, as applicable, pursuant to Section 4.04(a).

(iv)             All net present value calculations and determinations made with respect to a Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard”) shall be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, using a discount rate (a) for principal and interest payments on a Mortgage Loan or Serviced Companion Loan, as applicable, or sale of a Defaulted Loan, by the Special Servicer, the highest of (x) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the Mortgagor on similar non-defaulted debt of such Mortgagor as of such date of determination, (y) the Mortgage Rate on the applicable Mortgage Loan or Serviced Companion Loan, as applicable, based on its outstanding principal balance and (z) the yield on 10-year U.S. treasuries as of such date of determination, and (b) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent Appraisal (or update of such Appraisal) of the related Mortgaged Property.

(v)             Any reference to “expense of the trust” or “additional trust fund expense” or words of similar import shall be construed to mean, for any Serviced Mortgage Loan, an expense that shall be applied in accordance with the related Co-Lender Agreement or, if no application is specified in the related Co-Lender Agreement, then, to the extent such Co-Lender Agreement refers to this Agreement for the application of trust expenses or such Co-Lender Agreement does not prohibit the following application of trust expenses (i) with respect to any Serviced Pari Passu Whole Loan, pro rata and pari passu, to the Trust and Serviced Pari Passu Companion Loan in accordance with the respective Stated Principal Balances of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, or (ii) with respect to any Serviced AB Whole Loan, first, to the related AB Subordinate Companion Loan and then, to the Trust.

Article II

CONVEYANCE OF MORTGAGE LOANS;
ORIGINAL ISSUANCE OF CERTIFICATES; Creation of rr interest

Section 2.01          Conveyance of Mortgage Loans. (a)  The Depositor, concurrently with the execution and delivery hereof, does hereby establish a trust to be designated as GS Mortgage Securities Trust 2020-GSA2, appoint the Trustee to serve as trustee of such trust and assign, sell, transfer, set over and otherwise convey to the Trustee (as holder of the Lower-Tier Regular Interests) in trust, without recourse, for the benefit of the Certificateholders (including each Loan REMIC Regular Interest and each Loan REMIC Residual Interest) and the RR Interest Owner all the right, title and interest of the Depositor, including any security interest therein, for the benefit of the Depositor, in, to and under (i) the Mortgage Loans identified on the Mortgage Loan Schedule, (ii) Sections 2, 3, 4, 5 (other than Section 5(e) and 5(f)), 6 (other than Section 6(a)(viii) and 6(i)) and, to the extent related to the foregoing, 7, 11, 12, 13, 14, 16, 17, 18 and 23 of each Mortgage Loan Purchase Agreement, (iii) the Co-Lender Agreements, and (iv) all escrow accounts, lockbox accounts and all other assets included or to be included in the Trust Fund for the benefit of the Certificateholders (including each Loan REMIC Regular Interest and each Loan REMIC Residual Interest) and the RR Interest Owner. Such assignment includes all interest and principal received or receivable on or with respect to the Mortgage Loans (in each case, other than payments of principal, interest and other amounts due and payable on the Mortgage Loans on or before the Cut-off Date and excluding any Retained Defeasance Rights and Obligations with respect to the Mortgage Loans). Such assignment of each Mortgage Loan that is part of a Whole Loan is further subject to the terms and conditions of the applicable Other Pooling and Servicing Agreement (if any) and each Co-Lender Agreement. The transfer of the Mortgage Loans and the related rights and property accomplished hereby is absolute and is intended by the parties to constitute a sale.

(b)             In connection with the Depositor’s assignment pursuant to Section 2.01(a) of this Agreement, the Depositor shall direct the Mortgage Loan Sellers (pursuant to the applicable Mortgage Loan Purchase Agreement) to deliver to and deposit with the Custodian (on behalf of the Trustee), on or before the Closing Date, the Mortgage File for each Mortgage Loan, with copies to be delivered, together with any other documents and records that would otherwise be a part of the Servicing File, within five (5) Business Days after the Closing Date, to the Master Servicer (other than with respect to the Non-Serviced Mortgage Loans). None of the Certificate Administrator, the Trustee, the Custodian, the Master Servicer or the Special Servicer shall be liable for any failure by any Mortgage Loan Seller or the Depositor to comply with the document delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b). Notwithstanding anything herein to the contrary, with respect to letters of credit (exclusive of those relating to Non-Serviced Mortgage Loans), the applicable Mortgage Loan Seller shall deliver to the Master Servicer and the Master Servicer shall hold the original (or copy, if such original has been submitted by the applicable Mortgage Loan Seller to the issuing bank to effect an assignment or amendment of such letter of credit (changing the beneficiary thereof to the Trustee (in care of the Master Servicer)) for the benefit of the Certificateholders, the RR Interest Owner and, if applicable, the related Serviced Companion Noteholder, that may be required in order for the Master Servicer to draw on such letter of credit on behalf of the Trustee for the benefit of the Certificateholders, the RR Interest Owner and, if applicable, the related Serviced Companion Noteholder, in accordance with the applicable terms thereof and/or of the related Mortgage Loan documents) and the applicable Mortgage Loan Seller shall be deemed to have satisfied any delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) by delivering with respect to any letter(s) of credit a copy thereof to the Custodian together with an Officer’s Certificate of the applicable Mortgage Loan Seller certifying that such document has been delivered to the Master Servicer or an Officer’s Certificate from the Master Servicer certifying that it holds the letter(s) of credit pursuant to this Section 2.01(b). If a letter of credit referred to in the previous sentence is not in a form that would allow the Master Servicer to draw on such letter of credit on behalf of the Trustee for the benefit of the Certificateholders, the RR Interest Owner and, if applicable, the related Serviced Companion Noteholder, in accordance with the applicable terms thereof and/or of the related Mortgage Loan documents, the applicable Mortgage Loan Seller shall deliver the appropriate assignment or amendment documents (or copies of such assignment or amendment documents if the related Mortgage Loan Seller has submitted the originals to the related issuer of such letter of credit for processing) to the Master Servicer within ninety (90) days of the Closing Date. The applicable Mortgage Loan Seller shall pay any costs of assignment or amendment of such letter(s) of credit required in order for the Master Servicer to draw on such letter(s) of credit on behalf of the Trustee for the benefit of the Certificateholders, the RR Interest Owner and, if applicable, the related Serviced Companion Noteholder, and shall cooperate with the reasonable requests of the Master Servicer or the Special Servicer, as applicable, in connection with effectuating a draw under any such letter of credit prior to the date such letter of credit is assigned or amended in order that it may be drawn by the Master Servicer on behalf of the Trustee for the benefit of the Certificateholders, the RR Interest Owner and, if applicable, the related Serviced Companion Noteholder.

After the Depositor’s transfer of the Mortgage Loans to the Trustee pursuant to this Section 2.01(b), the Depositor shall not take any action inconsistent with the Trust’s ownership of the Mortgage Loans.

With respect to any Mortgage Loan secured by a Mortgaged Property that is subject to a franchise agreement with a related comfort letter in favor of the related Mortgage Loan Seller that requires notice to or request of the related franchisor to transfer or assign any related comfort letter to the Trustee for the benefit of the Certificateholders and the RR Interest Owner or have a new comfort letter (or any such new document or acknowledgement as may be contemplated under the existing comfort letter) issued in the name of the Trustee for the benefit of the Certificateholders and the RR Interest Owner, the applicable Mortgage Loan Seller or its designee shall, within forty-five (45) days of the Closing Date (or any shorter period if required by the applicable comfort letter), provide any such required notice or make any such required request to the related franchisor for the transfer or assignment of such comfort letter or issuance of a new comfort letter (or any such new document or acknowledgement as may be contemplated under the existing comfort letter), with a copy of such notice or request to the Custodian (who shall include such document in the related Mortgage File), the Master Servicer and the Special Servicer, and the Master Servicer shall use reasonable efforts in accordance with the Servicing Standard to acquire such replacement comfort letter, if necessary (or to acquire any such new document or acknowledgement as may be contemplated under the existing comfort letter) and the Master Servicer shall, as soon as reasonably practicable following receipt thereof, deliver the original of such replacement comfort letter, new document or acknowledgement, as applicable, to the Custodian for inclusion in the Mortgage File.

(c)             The Depositor hereby represents and warrants that each Mortgage Loan Seller has covenanted in the related Mortgage Loan Purchase Agreement that, except with respect to any Non-Serviced Mortgage Loan, it shall record and file, or cause a third party on its behalf to record and file at such Mortgage Loan Seller’s expense, in the appropriate public office for real property records or UCC Financing Statements, as appropriate (or, with respect to any assignments that the Custodian has agreed to record or file pursuant to this Agreement, deliver to the Custodian for such purpose and cause the Custodian to record and file), each related Assignment of Mortgage and assignment of Assignment of Leases, in favor of the Trustee, referred to in clause (4) of the definition of “Mortgage File” and each related UCC-3 assignment referred to in clause (14) of the definition of “Mortgage File”. This subsection (c) shall not apply to any Non-Serviced Mortgage Loan because the documents referred to herein have been assigned to a Non-Serviced Trustee.

The Depositor hereby represents and warrants that each Mortgage Loan Seller has covenanted in the related Mortgage Loan Purchase Agreement as to each Mortgage Loan (exclusive of the Non-Serviced Mortgage Loans), that if it cannot deliver or cause to be delivered the documents and/or instruments referred to in clauses (2), (3), (6) (if recorded) and (14) of the definition of “Mortgage File” solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, as applicable, a copy of the original certified by the applicable Mortgage Loan Seller to be a true and complete copy of the original thereof submitted for recording, shall be forwarded to the Custodian. Each assignment referred to in the prior paragraph that is recorded and the file copy of each UCC-3 assignment referred to in the previous paragraph shall reflect that it should be returned by the public recording or filing office to the Custodian or its agent following recording (or, alternatively, to the applicable Mortgage Loan Seller or its designee, in which case such Mortgage Loan Seller shall deliver or cause the delivery of the recorded/filed original to the Custodian promptly following receipt); provided that, in those instances where the public recording office retains the original Assignment of Mortgage or Assignment of Assignment of Leases, the applicable Mortgage Loan Seller shall obtain therefrom and deliver to the Custodian a certified copy of the recorded original. On a monthly basis, at the expense of the applicable Mortgage Loan Seller, the Custodian shall forward to the Master Servicer a copy of each of the aforementioned assignments following the Custodian’s receipt thereof.

If the Custodian has received written notice that any of the aforementioned assignments is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, then the Custodian shall forward the same to the applicable Mortgage Loan Seller (pursuant to the related Mortgage Loan Purchase Agreement) and such Mortgage Loan Seller shall promptly prepare or cause the preparation of a substitute therefor or to cure such defect, as the case may be, and such Mortgage Loan Seller shall record and file, or cause a third party on its behalf to record and file, or with respect to any assignments the Custodian has agreed to file as described above, to deliver to the Custodian the substitute or corrected document. The Custodian shall upon receipt from the applicable Mortgage Loan Seller cause the same to be duly recorded or filed, as appropriate.

(d)             In connection with the Depositor’s assignment pursuant to Section 2.01(a) of this Agreement, the Depositor shall direct each Mortgage Loan Seller (pursuant to the related Mortgage Loan Purchase Agreement) to deliver to and deposit (or cause to be delivered and deposited) with the Master Servicer within five (5) Business Days after the Closing Date, (i) a copy of the Mortgage File, (ii) all documents and records not otherwise required to be contained in the Mortgage File that (A) relate to the origination and/or servicing and administration of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or the related Serviced Companion Loans, (B) are reasonably necessary for the ongoing administration and/or servicing of the Mortgage Loans (including any asset summaries related to the Mortgage Loans that were delivered to the Rating Agencies in connection with the rating of the Certificates) and the Serviced Companion Loans or for evidencing or enforcing any of the rights of the holder of the Mortgage Loans and the Serviced Companion Loans or holders of interests therein and (C) are in the possession or under the control of each Mortgage Loan Seller, and (iii) all unapplied Escrow Payments and reserve funds in the possession or under the control of each Mortgage Loan Seller that relate to the Mortgage Loans or any related Serviced Companion Loans, together with a statement indicating which Escrow Payments and reserve funds are allocable to each Mortgage Loan or to the Serviced Companion Loans, provided that neither Mortgage Loan Seller shall be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations. The Master Servicer shall hold all such documents, records and funds on behalf of the Trustee in trust for the benefit of the Certificateholders and the RR Interest Owner (and, insofar as they also relate to the Serviced Companion Loan, on behalf of and for the benefit of the applicable Companion Holder).

(e)             In connection with the Depositor’s assignment pursuant to subsection (a) above, the Depositor shall deliver, and hereby represents and warrants that it has delivered, to the Custodian and the Master Servicer, on or before the Closing Date, a fully executed original counterpart of each Mortgage Loan Purchase Agreement, as in full force and effect, without amendment or modification, on the Closing Date.

(f)              The Custodian with respect to the Serviced Whole Loans shall also hold the related Mortgage File for the use and benefit of the Companion Holders.

(g)             The parties to this Agreement acknowledge and agree, with respect to each Mortgage Loan that is part of a Serviced Whole Loan and each Non-Serviced Mortgage Loan, that the Trust assumes the obligations and rights of the holder of such Mortgage Loan under the respective Co-Lender Agreement, any applicable Other Pooling and Servicing Agreement and any applicable Non-Serviced Pooling Agreement.

(h)             It is not intended that this Agreement create a partnership or a joint-stock association.

(i)             Each Mortgage Loan Purchase Agreement shall provide that within sixty (60) days of the Closing Date, each Mortgage Loan Seller shall deliver or cause to be delivered the Diligence Files for each Mortgage Loan to the Depositor by uploading such Diligence Files (including, if applicable, any additional documents that the related Mortgage Loan Seller believes should be included to enable the Asset Representations Reviewer to perform an Asset Review on such Mortgage Loan; provided that such documents are clearly labeled and identified) to the Intralinks Site each such Diligence File being organized and categorized in accordance with the electronic file structure reasonably requested by the Depositor. Promptly upon completion of such delivery of the Diligence Files (but in no event later than sixty (60) days after the Closing Date), the applicable Mortgage Loan Seller shall provide to each of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian, the Directing Holder, the Asset Representations Reviewer and the Operating Advisor, to the addresses provided herein, an officer’s certificate signed by the applicable Mortgage Loan Seller certifying that the electronic copies of the documents uploaded to the Intralinks Site constitute all documents required under the definition of “Diligence File” (the “Diligence File Certification”) and such Diligence Files are organized and categorized in accordance with the electronic file structure reasonably requested by the Depositor.

(j)              On or before the Closing Date, the Depositor shall deliver the Initial Schedule AL File in EDGAR-Compatible Format, Initial Schedule AL Additional File in EDGAR-Compatible Format and the Annex A-1 to the Prospectus in EDGAR-Compatible Format to the Master Servicer at NoticeAdmin@midlandls.com.

(k)             Notwithstanding anything to the contrary contained in this Section 2.01 or in Section 2.02, in connection with a Servicing Shift Whole Loan, (1) instruments of assignment to the Trustee may be in blank and need not be recorded pursuant to this Agreement (other than the endorsements to the Note(s) evidencing the related Servicing Shift Mortgage Loan) until the earlier of (i) the related Servicing Shift Securitization Date, in which case such instruments shall be assigned and recorded in accordance with the related Non-Serviced Pooling Agreement, (ii) one hundred eighty (180) days following the Closing Date, and (iii) such Servicing Shift Whole Loan becoming a Specially Serviced Mortgage Loan prior to such Servicing Shift Securitization Date, in which case assignments and recordations shall be effected in accordance with this Section 2.01 until the occurrence, if any, of such Servicing Shift Securitization Date, (2) no letter of credit need be amended (including, without limitation, to change the beneficiary thereon) until the earlier of (i) the related Servicing Shift Securitization Date, in which case such amendment shall be in accordance with the related Non-Serviced Pooling Agreement, (ii) one hundred eighty (180) days following the Closing Date, and (iii) such Servicing Shift Whole Loan becoming a Specially Serviced Mortgage Loan prior to such Servicing Shift Securitization Date in which case such amendment shall be effected in accordance with the terms of this Section 2.01, and (3) on and following such Servicing Shift Securitization Date, the Person selling the related Servicing Shift Lead Note to the related Non-Serviced Depositor, at its own expense, shall be (a) entitled to direct in writing, via a Request for Release, which may be conclusively relied upon by the Custodian, the Custodian to deliver the originals of all the Mortgage Loan documents relating to such Servicing Shift Whole Loan in its possession (other than the original Note(s) evidencing such Servicing Shift Mortgage Loan) to the related Non-Serviced Trustee or the related Non-Serviced Custodian, (b) if the right under clause (a) is exercised, required to cause the retention by or delivery to the Custodian of photocopies of Mortgage Loan documents related to such Servicing Shift Whole Loan so delivered to such Non-Serviced Trustee or such Non-Serviced Custodian, (c) entitled to cause the completion (or, in the event of a recordation as contemplated by clause (1)(ii) of this paragraph, the preparation, execution and delivery) and recordation of instruments of assignment in the name of the related Non-Serviced Trustee or related Non-Serviced Custodian, (d) if the right under clause (c) is exercised, required to deliver to the Trustee or Custodian photocopies of any instruments of assignment so completed and recorded, and (e) entitled to require the Master Servicer to transfer, and to cooperate with all reasonable requests in connection with the transfer of, the Servicing File, and any Escrow Payments, reserve funds and items specified in clauses (9), (12) (14) and (18) of the definition of “Mortgage File” for such Servicing Shift Whole Loan to the related Non-Serviced Master Servicer.

(l)             Notwithstanding anything to the contrary contained herein, (i) with respect to a Joint Mortgage Loan, the obligations of each of the applicable Mortgage Loan Sellers to deliver a Mortgage Note (and any related allonge or assignment) to the Custodian shall be limited to delivery of only the Mortgage Note (and any related allonge or assignment) held by such party to the Custodian. With respect to a Joint Mortgage Loan that is serviced under this Agreement, the obligations of the applicable Mortgage Loan Sellers to deliver the remaining portion of the related Mortgage File or any document required to be delivered with respect thereto shall be joint and several, provided that either of the applicable Mortgage Loan Sellers may deliver one Mortgage File or one of any other document required to be delivered with respect to such Mortgage Loan hereunder and such delivery shall satisfy such delivery requirements for each of the applicable Mortgage Loan Sellers.

Section 2.02          Acceptance by Trustee. (a) The Trustee, by its execution and delivery of this Agreement, hereby accepts receipt, directly or through the Custodian on its behalf, of (i) the Mortgage Loans and all documents delivered to it that constitute portions of the related Mortgage Files (to the extent such documents constituting the Mortgage Files are actually delivered to the Trustee or Custodian) and (ii) all other assets delivered to it and included in the Trust Fund, in good faith and without notice of any adverse claim, and declares that it or the Custodian on its behalf holds and will hold such documents and any other documents subsequently received by it that constitute portions of the Mortgage Files, and that the Custodian on behalf of the Trustee holds and will hold the Mortgage Loans and such other assets, together with any other assets subsequently delivered to it that are to be included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders and the RR Interest Owner and, if applicable, the Companion Holders pursuant to Section 2.01(f). With respect to each Serviced Whole Loan, the Custodian shall also hold the portion of such Mortgage File that relates to the Companion Loan in such Serviced Whole Loan in trust for the use and benefit of the related Companion Holder. In connection with the foregoing, the Custodian hereby certifies to each of the other parties hereto, each Mortgage Loan Seller, each Underwriter and each Initial Purchaser that, as to each Mortgage Loan, (i) all documents specified in clause (1) of the definition of “Mortgage File” are in its possession or the possession of the Custodian on its behalf, and (ii) the original Mortgage Note (or, if accompanied by a lost note affidavit, the copy of such Note) received by it or the Custodian with respect to such Mortgage Loan has been reviewed by it or by the Custodian on its behalf and (A) appears regular on its face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Mortgagor), (B) appears to have been executed (where appropriate) and (C) purports to relate to such Mortgage Loan.

(b)             On or about the 60th day following the Closing Date (and, if any exceptions are noted, again on or about the 90th day following the Closing Date and monthly thereafter until the earliest of (i) the second anniversary of the Closing Date, (ii) the day on which all material exceptions have been removed and (iii) the day on which a Mortgage Loan Seller has repurchased or substituted for the last affected Mortgage Loan), the Custodian shall review the documents delivered to it with respect to each Mortgage Loan, and the Custodian shall, subject to Section 2.01(c), Section 2.02(c) and Section 2.02(d) of this Agreement and the terms of the related Mortgage Loan Purchase Agreement, certify in writing (substantially in the form of Exhibit Q to this Agreement) to each of the other parties hereto, each Mortgage Loan Seller, each Underwriter and each Initial Purchaser (and upon request, in the case of a Serviced Whole Loan, to the related Companion Holder) that, as to each Mortgage Loan then subject to this Agreement (except as specifically identified in any exception report annexed to such certification): (i) all documents specified in clauses (1), (2), (3), (4) (other than with respect to the Non-Serviced Mortgage Loans), (5), (7), (14) and (20) (for any Mortgage Loan that is part of a Whole Loan) of the definition of “Mortgage File” are in its possession or the applicable Mortgage Loan Seller has otherwise satisfied the delivery requirements in accordance with the related Mortgage Loan Purchase Agreement; (ii) the recordation/filing contemplated by Section 2.01(c) of this Agreement has been completed (based solely on receipt by the Custodian of the particular recorded/filed documents); (iii) all documents received by the Custodian with respect to such Mortgage Loan have been reviewed by the Custodian on its behalf and (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Mortgagor), (B) appear to have been executed (where appropriate) and (C) purport to relate to such Mortgage Loan; and (iv) based on the examinations referred to in Section 2.02(a) of this Agreement and this Section 2.02(b) and only as to the foregoing documents (together with any loan agreement that has been delivered by the related Mortgage Loan Seller), the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv), (vi), and (viii)(c) of the definition of “Mortgage Loan Schedule” accurately reflects the information set forth in the Mortgage File. With respect to the items listed in clauses (2), (3), (4) and (6) of the definition of “Mortgage File” if the original of such document is not in the Custodian’s possession because it has not been returned from the applicable recording office, then the Custodian’s certification prepared pursuant to this Section 2.02(b) should indicate the absence of such original. If the Custodian’s obligation to deliver the certifications contemplated in this subsection terminates because two years have elapsed since the Closing Date, the Custodian shall deliver a comparable certification to any party hereto, the Companion Holder and any Underwriter and any Initial Purchaser on request.

(c)             It is acknowledged that none of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Custodian is under any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans delivered to it to determine that the same are valid, legal, effective, genuine, binding, enforceable, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face. Furthermore, none of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Custodian shall have any responsibility for determining whether the text of any assignment or endorsement is in proper or recordable form, whether the requisite recording of any document is in accordance with the requirements of any applicable jurisdiction, or whether a blanket assignment is permitted in any applicable jurisdiction.

(d)             It is understood that the scope of the Custodian’s review of the Mortgage Files is limited solely to confirming that the documents specified in clauses (1), (2), (3), (4) (other than with respect to the Non-Serviced Mortgage Loans), (5), (7), (14) and (20) (for any Mortgage Loan that is part of a Whole Loan) of the definition of “Mortgage File” have been received, appear regular on their face and such additional information as will be necessary for delivering the certifications required by Sections 2.02(a) and 2.02(b) of this Agreement.

(e)             If, after the Closing Date, the Depositor comes into possession of any documents or records that constitute part of the Mortgage File or Servicing File for any Mortgage Loan, the Depositor shall promptly deliver such document to the Custodian with a copy to the Master Servicer (if it constitutes part of the Servicing File).

Section 2.03          Representations, Warranties and Covenants of the Depositor; Mortgage Loan Sellers’ Repurchase or Substitution of Mortgage Loans for Defects in Mortgage Files and Breaches of Representations and Warranties. (a)  The Depositor hereby represents and warrants that:

(i)            The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in good standing in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification (except where the failure to qualify would not have a materially adverse effect on the consummation of any transactions contemplated by this Agreement); the Depositor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement; the Depositor has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(ii)            Assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable against the Depositor in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and, as to any rights of indemnification hereunder, by considerations of public policy;

(iii)            Neither the execution and delivery by the Depositor of this Agreement nor the compliance by the Depositor with the provisions hereof, nor the consummation by the Depositor of the transactions contemplated by this Agreement, will (A) conflict with or result in a breach of, or constitute a default under, the certificate of incorporation or by-laws of the Depositor or, after giving effect to the consents or taking of the actions contemplated by clause (B) of this paragraph (iii), any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Depositor or its properties, or any of the provisions of any indenture or agreement or other instrument to which the Depositor is a party or by which it is bound or result in the creation or imposition of any lien, charge or encumbrance upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument or (B) require any consent of, notice to, or filing with any person, entity or governmental body, which has not been obtained or made by the Depositor, except where, in any of the instances contemplated by clause (A) above or this clause (B), the failure to do so will not have a material and adverse effect on the consummation of any transactions contemplated by this Agreement;

(iv)            There is no litigation, charge, investigation, action, suit or proceeding pending or, to the Depositor’s knowledge, threatened against the Depositor in any court or by or before any other governmental agency or instrumentality the outcome of which could be reasonably expected to materially and adversely affect the validity of the Mortgage Loans or the ability of the Depositor to carry out the transactions contemplated by this Agreement;

(v)            The Depositor is not transferring the Mortgage Loans to the Trustee with any intent to hinder, delay or defraud its present or future creditors;

(vi)            No proceedings looking toward merger, liquidation, dissolution or bankruptcy of the Depositor are pending or contemplated;

(vii)            Immediately prior to the transfer of the Mortgage Loans to the Trustee for the benefit of the Certificateholders and the RR Interest Owner pursuant to this Agreement, the Depositor had such right, title and interest in and to each Mortgage Loan as was transferred to it by each Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement;

(viii)            The Depositor has not transferred any of its right, title and interest in and to the Mortgage Loans (as such was transferred to it by each Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement) to any Person other than the Trustee; and

(ix)            The Depositor is transferring all of its right, title and interest in and to the Mortgage Loans (as such was transferred to it by each Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement) to the Trustee for the benefit of the Certificateholders and the RR Interest Owner free and clear of any and all liens, pledges, charges, security interests and other encumbrances created by or through the Depositor.

(b)             If the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as operating advisor) discovers (without implying any duty of such Person to make, or to attempt to make, such a discovery) or receives notice alleging (A) that any document required to be included by (or on behalf of) the related Mortgage Loan Seller and constituting a part of a Mortgage File has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule, or does not appear to be regular on its face (each, a “Document Defect”) or (B) a breach of any representation or warranty of a Mortgage Loan Seller made pursuant to Section 6(d) of the related Mortgage Loan Purchase Agreement with respect to any Mortgage Loan (a “Breach”), then such Person shall give prompt written notice thereof to the related Mortgage Loan Seller, the Directing Holder (prior to the occurrence and continuance of a Consultation Termination Event), the other parties hereto, any related Companion Holder (if applicable) and, subject to Section 13.10 of this Agreement, each of the Rating Agencies (to the extent notice has not previously been delivered to such Persons pursuant to this sentence). If any such Document Defect or Breach materially and adversely affects, or any such Document Defect is deemed in accordance with Section 2.03(c) of this Agreement to materially and adversely affect, the value of the related Mortgage Loan (or any related REO Property) or the interests of the Trustee or the Certificateholders and the RR Interest Owner therein or causes any Mortgage Loan to fail to be a Qualified Mortgage, then such Document Defect shall constitute a “Material Document Defect” or such Breach shall constitute a “Material Breach”; and a Material Breach and/or a Material Document Defect, as the case may be, shall constitute a “Material Defect”, as the case may be. The Master Servicer (with respect to Non-Specially Serviced Mortgage Loans) or the Special Servicer (with respect to Specially Serviced Mortgage Loans) shall determine, with respect to any affected Mortgage Loan or REO Loan, whether a Document Defect or a Breach is a Material Defect. The Master Servicer or the Special Servicer may (but will not be obligated to) consult with the Master Servicer or the Special Servicer regarding any determination of a Material Defect for a Non-Specially Serviced Mortgage Loan. If such Document Defect or Breach has been determined to be a Material Defect then the Master Servicer or the Special Servicer that made such determination shall give prompt written notice thereof to the applicable Mortgage Loan Seller, the other parties hereto and (for so long as no Consultation Termination Event is continuing) the Directing Holder. Promptly upon becoming aware of any Material Defect (including through a written notice given by any party to this Agreement), the Master Servicer (if the related Mortgage Loan is a Non-Specially Serviced Mortgage Loan) or Special Servicer (if the related Mortgage Loan is a Specially Serviced Mortgage Loan), as applicable, shall require the related Mortgage Loan Seller, not later than ninety (90) days from the earlier of (a) the earlier of such Mortgage Loan Seller’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, such Material Defect, or (b) in the case of a Material Defect relating to a Mortgage Loan not being a Qualified Mortgage, any party’s discovery of such Material Defect (such 90-day period, the “Initial Cure Period”), to (i) cure such Material Defect in all material respects (which cure shall include payment of losses and any additional Trust Fund expenses associated therewith, including the amount of any fees and reimbursable expenses of the Asset Representations Reviewer attributable to the Asset Review of such Mortgage Loan) (ii) Repurchase the affected Mortgage Loan or REO Loan (or the Trust’s interest therein with respect to any Mortgage Loan that is part of a Whole Loan) (or, in the case of a Joint Mortgage Loan, the applicable Mortgage Loan Seller Percentage Interest thereof) at the applicable Purchase Price by wire transfer of immediately available funds to the Collection Account or (iii) substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution shall be permitted) for such affected Mortgage Loan (provided that in no event shall any such substitution occur later than the second anniversary of the Closing Date) and pay the Master Servicer for deposit into the Collection Account, any Substitution Shortfall Amount in connection therewith, all in conformity with the applicable Mortgage Loan Purchase Agreement and this Agreement; provided, however, that if (i) such Material Defect is capable of being cured but not within such Initial Cure Period, (ii) such Material Defect is not related to any Mortgage Loan’s not being a Qualified Mortgage and (iii) the applicable Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Defect within such Initial Cure Period, then such Mortgage Loan Seller shall have an additional ninety (90) days (such additional ninety (90) day period, the “Extended Cure Period”) to complete such cure or, in the event of a failure to so cure, to complete such Repurchase or substitution (it being understood and agreed that, in connection with such Mortgage Loan Seller’s receiving such Extended Cure Period, such Mortgage Loan Seller shall deliver an Officer’s Certificate to the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor and the Certificate Administrator setting forth the reasons such Material Defect was not cured within the Initial Cure Period and what actions the related Mortgage Loan Seller is pursuing in connection with the cure of such Material Defect and stating that such Mortgage Loan Seller anticipates that such Material Defect will be cured within such Extended Cure Period); and provided, further, that, if any such Material Defect is still not cured after the Initial Cure Period and any such Extended Cure Period solely due to the failure of the related Mortgage Loan Seller to have received the recorded document, then such Mortgage Loan Seller shall be entitled to continue to defer its cure, repurchase or substitution obligations in respect of such Document Defect so long as the related Mortgage Loan Seller certifies to the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor and the Certificate Administrator every thirty (30) days thereafter that the Document Defect is still in effect solely because of its failure to have received the recorded document and that the related Mortgage Loan Seller is diligently pursuing the cure of such defect (specifying the actions being taken), except that no such deferral of cure, repurchase or substitution may continue beyond the date that is eighteen (18) months following the Closing Date. If the affected Mortgage Loan is to be repurchased, the Master Servicer shall designate the Collection Account as the account to which funds in the amount of the Purchase Price are to be wired. If the affected Mortgage Loan is to be substituted for, the Master Servicer shall designate the Collection Account as the account to which funds in the amount of the Substitution Shortfall Amount are to be wired. Any such Repurchase or substitution of a Mortgage Loan shall be on a whole loan, servicing released basis. Periodic Payments due with respect to each Qualified Substitute Mortgage Loan (if any) after the related Due Date in the month of substitution, and Periodic Payments due with respect to each Mortgage Loan being repurchased or replaced, and received by the Master Servicer or the Special Servicer on behalf of the Trust, after the related Cut-off Date through, but not including, the related date of Repurchase or substitution, shall be part of the Trust Fund. Periodic Payments due with respect to each Qualified Substitute Mortgage Loan (if any) on or prior to the related Due Date in the month of substitution, and Periodic Payments due with respect to each Mortgage Loan being repurchased or replaced and received by the Master Servicer or the Special Servicer on behalf of the Trust after the related date of Repurchase or substitution, shall not be part of the Trust Fund and are to be remitted by the Master Servicer to the applicable Mortgage Loan Seller effecting the related Repurchase or substitution within two (2) Business Days following receipt of properly identified and available funds constituting such Periodic Payment. From and after the date of substitution, each Qualified Substitute Mortgage Loan, if any, that has been substituted shall be deemed to constitute a “Mortgage Loan” hereunder for all purposes. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a Mortgagor), healthcare facility, nursing home, assisted living facility, theatre or fitness center (operated by a Mortgagor), then the failure to deliver to the Custodian copies of the UCC Financing Statements with respect to such Mortgage Loan shall not be a Material Defect.

If a Mortgage Loan Seller (or in the case of Societe Generale Financial Corporation, Société Générale), in connection with a Material Defect (or an allegation of a Material Defect) pertaining to a Mortgage Loan, makes a cash payment pursuant to an agreement or a settlement between the applicable Mortgage Loan Seller (or in the case of Societe Generale Financial Corporation, Société Générale) and the Special Servicer on behalf of the Trust (and, with respect to any Mortgage Loan other than an applicable Excluded Loan or a Servicing Shift Mortgage Loan, with the consent of the Directing Holder if no Control Termination Event is continuing) (each such payment, a “Loss of Value Payment”) with respect to such Mortgage Loan, the amount of such Loss of Value Payment shall be deposited into the Loss of Value Reserve Fund to be applied in accordance with Section 3.05(f) of this Agreement. The Special Servicer shall determine the amount of any applicable Loss of Value Payment (with the consent of the Directing Holder in respect of any Mortgage Loan that is not an applicable Excluded Loan and for so long as no Control Termination Event is continuing) and, in the case of any Repurchase Request with respect to Non-Specially Serviced Mortgage Loans prior to the occurrence of a Resolution Failure, shall communicate such amount to the Master Servicer for its enforcement action with the applicable Mortgage Loan Seller (or in the case of Societe Generale Financial Corporation, Société Générale). In connection with any such determination with respect to any Non-Specially Serviced Mortgage Loan, the Master Servicer shall promptly provide the Special Servicer but in any event within the time frame and in the manner provided in Section 3.19, with the Servicing File and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Non-Specially Serviced Mortgage Loan and, if applicable, the related Serviced Companion Loan, either in the Master Servicer’s possession or otherwise reasonably available to the Master Servicer without undue burden or expense, and reasonably requested by the Special Servicer to the extent set forth in Section 3.19 in order to permit the Special Servicer to calculate the Loss of Value Payment as set forth in this Section 2.03(b). The Loss of Value Payment shall include the portion of any Liquidation Fees payable to the Special Servicer in respect of such Loss of Value Payment and the portion of fees and reimbursable expenses of the Asset Representations Reviewer attributable to the Asset Review of such Mortgage Loan (or, in the case of a Joint Mortgage Loan, the applicable Mortgage Loan Seller Percentage Interest thereof). If such Loss of Value Payment is made, the Loss of Value Payment shall serve as the sole remedy available to the Certificateholders, the RR Interest Owner and the Trustee on their behalf regarding any such Material Defect in lieu of any obligation of a Mortgage Loan Seller (or in the case of Societe Generale Financial Corporation, Société Générale) to otherwise cure such Material Defect or repurchase or substitute for the affected Mortgage Loan based on such Material Defect under any circumstances. This paragraph is intended to apply only to a mutual agreement or settlement between each Mortgage Loan Seller (or in the case of Societe Generale Financial Corporation,

Société Générale) and the Master Servicer (in the case of Non-Specially Serviced Mortgage Loans) or the Special Servicer (in the case of Specially Serviced Mortgage Loans) on behalf of the Trust, provided that (i) prior to any such agreement or settlement nothing in this paragraph shall preclude a Mortgage Loan Seller (or in the case of Societe Generale Financial Corporation, Société Générale), the Master Servicer or the Special Servicer, from exercising any of its rights related to a Material Defect in the manner and timing set forth in the related Mortgage Loan Purchase Agreement or this Section 2.03 (excluding this paragraph) (including any right to cure, repurchase or substitute for such Mortgage Loan), (ii) such Loss of Value Payment shall not be greater than the Purchase Price of the affected Mortgage Loan; and (iii) a Material Defect as a result of a Mortgage Loan not constituting a Qualified Mortgage may not be cured by a Loss of Value Payment.

The cure, repurchase and substitution obligations or the obligation to pay the Loss of Value Payment described herein will constitute the sole remedy available to the Certificateholders and the RR Interest Owner in connection with a Material Breach of any representation or warranty or a Material Document Defect with respect to any Mortgage Loan. None of the Depositor, the Underwriters, the Master Servicer, the Special Servicer the Trustee, the Certificate Administrator or any other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a Breach of any of the representations and warranties or a Document Defect if a Mortgage Loan Seller (or Société Générale, as guarantor of the repurchase and substitution obligations of SGFC) defaults on its obligations to do so.

If the Special Servicer or the Depositor receives (i) a Repurchase Communication of a request or demand for repurchase or replacement of any Mortgage Loan alleging a Document Defect or Breach (any such request or demand, a “15Ga-1 Repurchase Request”) or (ii) a Repurchase Communication of a withdrawal of a 15Ga-1 Repurchase Request of which notice has been previously received or given and which withdrawal is by the Person making such Repurchase Request (a “Repurchase Request Withdrawal”), such party shall give written notice of such Repurchase Request Withdrawal to the related Mortgage Loan Seller, the other parties hereto, the Directing Holder (prior to the occurrence and continuance of a Consultation Termination Event), any Companion Holder (if applicable) and, subject to Section 13.10 of this Agreement, each of the Rating Agencies (to the extent notice has not previously been delivered to such Persons pursuant to this sentence). If the Special Servicer receives a Repurchase Communication that any Mortgage Loan (or, in the case of a Joint Mortgage Loan, the applicable Mortgage Loan Seller Percentage Interest thereof) that was subject of a 15Ga-1 Repurchase Request has been repurchased or replaced (a “Repurchase”), or that such 15Ga-1 Repurchase Request has been rejected (a “Repurchase Request Rejection”), then the Special Servicer shall (in accordance with the following paragraph) give written notice of such Repurchase or Repurchase Request Rejection to the Depositor, the applicable Mortgage Loan Seller unless it is the entity that has repurchased or replaced the subject Mortgage Loan or rejected such 15Ga-1 Repurchase Request, and unless it is the party that notified the Special Servicer thereof, the Certificate Administrator and the Trustee.

Each notice of a 15Ga-1 Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection required to be given by a party pursuant to this Section 2.03(b) (each, a “15Ga-1 Notice”) shall be given no later than ten (10) Business Days after receipt of a Repurchase Communication of such 15Ga-1 Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection, as applicable, and shall include (i) the identity of the related Mortgage Loan, (ii) the date that the Repurchase Communication regarding the 15Ga-1 Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection was received, as applicable, (iii) if known, the basis for the 15Ga-1 Repurchase Request (as asserted in the 15Ga-1 Repurchase Request) and (iv) in the case of 15Ga-1 Notices provided by the Special Servicer with respect to a 15Ga-1 Repurchase Request, a statement as to whether the Special Servicer currently plans to pursue such 15Ga-1 Repurchase Request.

If the Trustee, the Certificate Administrator, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the Custodian receives a Repurchase Communication of a 15Ga-1 Repurchase Request, a Repurchase Request Withdrawal, a Repurchase or a Repurchase Request Rejection, then such party shall promptly forward such Repurchase Communication of such 15Ga-1 Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection to the Special Servicer (with respect to any Mortgage Loan or REO Loan) and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Holder, and include the following statement in the related correspondence: “This is a Repurchase Communication regarding [a “15Ga-1 Repurchase Request”] [a “Repurchase Request Withdrawal”] [a “Repurchase”] [a “Repurchase Request Rejection”] under Section 2.03(b) of the Pooling and Servicing Agreement relating to the GS Mortgage Securities Trust 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, requiring action by you as the recipient of such [15Ga-1 Repurchase Request] [Repurchase Request Withdrawal] [Repurchase] [Repurchase Request Rejection] thereunder”. Upon receipt of any Repurchase Communication of a 15Ga-1 Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection by the Special Servicer pursuant to the foregoing provisions of this paragraph, the Special Servicer shall be deemed to be the recipient of such Repurchase Communication of such 15Ga-1 Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection, and the Special Servicer shall comply with the notice procedures set forth in the preceding paragraphs of this Section 2.03(b) with respect to such Repurchase Communication of such 15Ga-1 Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection.

No Person that is required to provide a 15Ga-1 Notice pursuant to this Section 2.03(b) (a “15Ga-1 Notice Provider”) shall be required to provide any information in a 15Ga-1 Notice protected by the attorney-client privilege or attorney work product doctrines. Each Mortgage Loan Purchase Agreement will provide that (i) any 15Ga-1 Notice provided pursuant to this Section 2.03(b) is so provided only to assist the applicable Mortgage Loan Seller, the Depositor and their respective Affiliates to comply with Rule 15Ga-1, Items 1104 and 1121 of Regulation AB and any other requirement of law or regulation and (ii)(A) no action taken by, or inaction of, a 15Ga-1 Notice Provider and (B) no information provided pursuant to this Section 2.03(b) by a 15Ga-1 Notice Provider in a 15Ga-1 Notice shall be deemed to constitute a waiver or defense to the exercise of any legal right the 15Ga-1 Notice Provider may have with respect to any Mortgage Loan Purchase Agreement, including with respect to any 15Ga-1 Repurchase Request that is the subject of a 15Ga-1 Notice.

On or before the Closing Date, the Depositor shall deliver to the Master Servicer a copy of each Mortgage Loan Purchase Agreement, which the Master Servicer shall provide to each Sub-Servicer.

Within 10 Business Days following the Closing Date or upon any earlier request made by the Master Servicer or the Special Servicer, the Depositor shall cause each Mortgage Loan Seller to deliver one (1) PDF and one (1) original of a power of attorney substantially in the form of Exhibit F to the applicable Mortgage Loan Purchase Agreement to the Master Servicer and the Special Servicer, that permits such parties to take such other action as is necessary to effect the delivery, assignment and/or recordation of any documents and/or instruments relating to any Mortgage Loan which have not been delivered, assigned or recorded at the time required for enforcement by the Trust Fund. Pursuant to each Mortgage Loan Purchase Agreement, the related Mortgage Loan Seller will be required to effect (at such Mortgage Loan Seller’s expense) the assignment and recordation of its respective Mortgage Loan documents until the assignment and recordation of all such Mortgage Loan documents has been completed.

With respect to each Non-Serviced Mortgage Loan, the parties to this Agreement agree that if a “material document defect” exists with respect to a Non-Serviced Companion Loan under the Non-Serviced Pooling Agreement and a Mortgage Loan Seller (or other responsible repurchasing entity) repurchases the related Companion Loan pursuant to the Non-Serviced Pooling Agreement, such Mortgage Loan Seller shall also Repurchase such Non-Serviced Mortgage Loan; provided, however, that such repurchase obligation does not apply to any “material document defect” related solely to the promissory note for such Companion Loan.

(c)             Subject to the applicable Mortgage Loan Seller’s right to cure as contemplated in this Section 2.03, and further subject to Section 2.01(b) and Section 2.01(c) of this Agreement, failure of such Mortgage Loan Seller to deliver the documents referred to in clauses (1), (2), (7), (8), (18) and (19) in the definition of “Mortgage File” in accordance with this Agreement and the related Mortgage Loan Purchase Agreement for any Mortgage Loan shall be deemed a Material Document Defect; provided, however, that no Document Defect (except a deemed Material Document Defect described above) shall be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the Mortgage or for any immediate significant servicing obligation.

(d)             In connection with any Repurchase of, or substitution of a Qualified Substitute Mortgage Loan for, a Mortgage Loan pursuant to this Section 2.03, the Trustee, the Certificate Administrator, the Custodian, the Master Servicer and the Special Servicer shall each tender to the applicable Mortgage Loan Seller, upon delivery to each of them of a receipt executed by such Mortgage Loan Seller evidencing such Repurchase or substitution, all portions of the Mortgage File and other documents (including, without limitation, the Servicing File), and all escrows and reserve funds, pertaining to such Mortgage Loan possessed by it, and each document that constitutes a part of the Mortgage File shall be endorsed or assigned to the extent necessary or appropriate to the applicable Mortgage Loan Seller or its designee in the same manner, but only if the respective documents have been previously assigned or endorsed to the

Trustee, and pursuant to appropriate forms of assignment, substantially similar to the manner and forms pursuant to which such documents were previously assigned to the Trustee on behalf of the Trust or as otherwise reasonably requested to effect the retransfer and reconveyance of the Mortgage Loan and the security thereof to the related Mortgage Loan Seller or its designee; provided that such tender by the Trustee and the Custodian shall be conditioned upon its receipt (and such receipt shall be deemed to be the Master Servicer’s direction to the Trustee and the Custodian to) from the Master Servicer of a Request for Release and an Officer’s Certificate to the effect that the requirements for repurchase or substitution have been satisfied. The Master Servicer shall, and is hereby authorized and empowered by the Trustee to, prepare, execute and deliver in its own name, on behalf of the Certificateholders, the RR Interest Owner and the Trustee or any of them, the endorsements and assignments contemplated by this Section 2.03(d), and such other instruments as may be necessary or appropriate to transfer title to an REO Property (including with respect to the Non-Serviced Mortgage Loans) in connection with the Repurchase of, or substitution for, an REO Loan and the Trustee shall execute and deliver any powers of attorney necessary to permit the Master Servicer to do so; provided, however, that the Trustee shall not be held liable for any misuse of any such power of attorney by the Master Servicer or any of its agents or Subcontractors. The parties to this Agreement acknowledge that each Mortgage Loan Purchase Agreement provides that in the event a Qualified Substitute Mortgage Loan is substituted for a Mortgage Loan by the related Mortgage Loan Seller as contemplated by this Section 2.03, such Mortgage Loan Seller will be required to deliver to the Custodian the Mortgage File and to the Master Servicer all Escrow Payments and reserve funds pertaining to such Qualified Substitute Mortgage Loan possessed by it and a certification to the effect that such Qualified Substitute Mortgage Loan satisfies all of the requirements of the definition of “Qualified Substitute Mortgage Loan” in this Agreement.

(e)             Each Mortgage Loan Purchase Agreement provides the sole remedies available to the Certificateholders, the RR Interest Owner, or the Certificate Administrator or the Trustee on behalf of the Certificateholders, respecting any Document Defect or Breach with respect to any Mortgage Loan; provided, however, that the foregoing shall in no way limit the ability of the Certificateholders, the RR Interest Owner, or the Certificate Administrator or the Trustee on behalf of the Certificateholders to take any action against Société Générale to the extent provided for pursuant to the related Mortgage Loan Purchase Agreement, including, without limitation, pursuant to Section 24 thereof.

(f)              If (i) any Crossed Underlying Loan is required to be repurchased or substituted for in the manner described in this Section 2.03 and (ii) the applicable Material Defect does not constitute a Material Defect, as to any other Crossed Underlying Loan in the related Crossed Mortgage Loan Group (without regard to this paragraph), then the applicable Material Defect shall be deemed to constitute a Material Defect or Breach as to any other Crossed Underlying Loan in the related Crossed Mortgage Loan Group for purposes of this paragraph, and the related Mortgage Loan Seller will be required to repurchase or substitute for such other Crossed Underlying Loan(s) in the related Crossed Mortgage Loan Group as provided in Section 2.03(b) unless such other Crossed Underlying Loans satisfy the Crossed Underlying Loan Repurchase Criteria. In the event that the remaining Crossed Underlying Loans in such Crossed Mortgage Loan Group satisfy the aforementioned criteria, the applicable Mortgage Loan Seller may elect either to repurchase or substitute for only the affected Crossed Underlying Loan(s) as to which the related Material Defect exists or to repurchase or substitute for all of the Crossed Underlying Loans in the related Crossed Mortgage Loan Group. Any reserve or other cash collateral or letters of credit securing the Crossed Underlying Loans shall be allocated among the related Crossed Underlying Loans in accordance with the related Mortgage Loan documents or otherwise on a pro rata basis based upon their outstanding Stated Principal Balances. Except as provided in this Section 2.03(f) and Section 2.03(g), all other terms of the related Mortgage Loans shall remain in full force and effect without any modification thereof.

(g)             Notwithstanding the foregoing, if the related Mortgage provides for the partial release of one or more of the Crossed Underlying Loans, the Depositor may cause the related Mortgage Loan Seller to repurchase only that Crossed Underlying Loan required to be repurchased pursuant to this Section 2.03, pursuant to the partial release provisions of the related Mortgage; provided, however, that (i) the remaining related Crossed Underlying Loan(s) fully comply with the terms and conditions of the related Mortgage, this Agreement and the related Mortgage Loan Purchase Agreement, including the Crossed Underlying Loan Repurchase Criteria, (ii) in connection with such partial release, the related Mortgage Loan Seller obtains an Opinion of Counsel (at such Mortgage Loan Seller’s expense) to the effect that the contemplated action will not cause an Adverse REMIC Event or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code or the imposition of tax on any of such REMICs, the Grantor Trust or the Trust and (iii) in connection with such partial release, the related Mortgage Loan Seller delivers or causes to be delivered to the Custodian original modifications to the Mortgage prepared and executed in connection with such partial release.

(h)             With respect to any Crossed Underlying Loan, to the extent that the applicable Mortgage Loan Seller is required to repurchase or substitute for such Crossed Underlying Loan in the manner prescribed in Section 2.03(b) while the Trustee continues to hold any other Crossed Underlying Loans in the related Crossed Mortgage Loan Group, the applicable Mortgage Loan Seller and the Master Servicer or, with respect to a Specially Serviced Mortgage Loan, the Special Servicer, on behalf of the Trustee, as assignee of the Depositor, shall, as set forth in the applicable Mortgage Loan Purchase Agreement, forbear from enforcing any remedies against the other’s Primary Collateral but each will be permitted to exercise remedies against the Primary Collateral securing its respective related Mortgage Loans, including with respect to the Trustee, the Primary Collateral securing the Mortgage Loans still held by the Trustee, so long as such exercise does not materially impair the ability of the other party to exercise its remedies against its Primary Collateral. If the exercise of the remedies by one party would materially impair the ability of the other party to exercise its remedies with respect to the Primary Collateral securing the Crossed Underlying Loans held by such party, then both parties have agreed in the applicable Mortgage Loan Purchase Agreement to forbear from exercising such remedies until the related Mortgage Loan documents evidencing and securing the relevant Mortgage Loan can be modified in a manner that complies with the related Mortgage Loan Purchase Agreement to remove the threat of material impairment as a result of the exercise of remedies.

(i)             (i) In the event an Initial Requesting Holder delivers a written request to the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Certificate Registrar, the Operating Advisor (solely in its capacity as the

Operating Advisor) or the Custodian that a Mortgage Loan be repurchased by a Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (an “Owner Repurchase Request”), such party shall promptly forward that Owner Repurchase Request to the Master Servicer and the Special Servicer. The Enforcing Servicer, shall then promptly forward that Owner Repurchase Request to the related Mortgage Loan Seller and each other party to this Agreement and take the actions required under Section 2.03(j). Subject to Section 2.03(j), the Enforcing Servicer shall be the Enforcing Party with respect to the Owner Repurchase Request. If a Resolution Failure occurs with respect to the Owner Repurchase Request, the provisions described in Section 2.03(j)(i) shall apply.

(ii)             In the event that the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) has knowledge of a Material Defect with respect to a Mortgage Loan, that party shall deliver prompt written notice of such Material Defect to each other party to this Agreement, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request”, and each of an Owner Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer shall promptly forward such PSA Party Repurchase Request to the related Mortgage Loan Seller. Subject to Section 2.03(j), the Enforcing Servicer shall be the Enforcing Party with respect to the PSA Party Repurchase Request. If a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under Section 2.03(j) shall apply.

(iii)             In the event the Repurchase Request is not Resolved within one hundred eighty (180) days after the applicable Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), the provisions described in Section 2.03(j) shall apply. Receipt of the Repurchase Request shall be deemed to occur two (2) Business Days after the Repurchase Request is sent to the related Mortgage Loan Seller.

(iv)             Within two (2) Business Days after a Resolution Failure occurs with respect to a Repurchase Request made by any Person other than the Special Servicer, the Controlling Class Representative or a Controlling Class Certificateholder relating to a Non-Specially Serviced Mortgage Loan, the Master Servicer shall send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the Special Servicer, indicating the Master Servicer’s analysis and recommended course of action with respect to such Repurchase Request. The Master Servicer shall also deliver to the Special Servicer the Servicing File and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Non-Specially Serviced Mortgage Loan and, if applicable, the related Serviced Companion Loan, either in the Master Servicer’s possession or otherwise reasonably available to the Master Servicer without undue burden or expense, and reasonably requested by the Special Servicer to enable it to assume its duties hereunder to the extent set forth in this Agreement for such Non-Specially Serviced Mortgage Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such Servicing File, information, documents and records, the Special Servicer shall become the Enforcing Servicer with respect to such Repurchase Request.

(j)              (i) After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Holder or by a party to this Agreement), the Enforcing Servicer shall send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Holder, if any, at the address specified in the Initial Requesting Holder’s Repurchase Request, and to the Certificate Administrator. The Certificate Administrator shall make the Proposed Course of Action Notice available to all other Certificateholders and Certificate Owners and the RR Interest Owner, by posting such notice on the Certificate Administrator’s Website, indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the Master Servicer is the Enforcing Servicer, the Master Servicer may (but shall not be obligated to) consult with the Special Servicer and (for so long as no Consultation Termination Event has occurred) the Directing Holder regarding any Proposed Course of Action. The Proposed Course of Action Notice shall include (a) a request to the Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within thirty (30) days after the date of such notice and a disclaimer that responses received after such thirty (30) day period will not be taken into consideration, (b) a statement that if any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) shall be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority, by Certificate Balance, of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures described below relating to the delivery of the Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Election Notices, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the Enforcing Servicer and the Certificate Administrator. Within three (3) Business Days after the expiration of the thirty (30) day response period, the Certificate Administrator shall tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The Certificate Administrator shall only count responses timely received that clearly indicate agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language shall not be taken into consideration for purposes of determining whether the applicable Certificateholder agrees or disagrees with the Proposed Course of Action. The Certificate Administrator shall be under no obligation to answer any questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the Certificate Administrator’s obligations in connection with this Section 2.03(j) shall be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation shall not be construed to impose any enforcement obligation on the Certificate Administrator. The Enforcing Servicer may conclusively rely (without investigation) on the Certificate Administrator’s tabulation of the majority, by Certificate Balance, of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request and the Initial Requesting Holder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request but the Initial Requesting Holder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Holder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within thirty (30) days after the date the Proposed Course of Action Notice is posted on the Certificate Administrator’s Website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including nonbinding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including nonbinding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such additional responses from other Certificateholders and Certificate Owners shall also be considered Preliminary Dispute Resolution Election Notices supporting such Proposed Course of Action for purposes of determining the course of action approved by the majority, by Certificate Balance, of Certificateholders.

(ii)             If neither the Initial Requesting Holder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner shall have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, shall be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the Trust’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Holder pursuant to Section 6.08.

(iii)             Promptly and in any event within ten (10) Business Days following receipt of a Preliminary Dispute Resolution Election Notice from (a) the Initial Requesting Holder, if any, or (b) any other Certificateholder or Certificate Owner (other than the Class RR Certificates) (each of clauses (a) or (b), a “Requesting Holder”), the Enforcing Servicer shall consult with each Requesting Holder regarding such Requesting Holder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Holder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than ten (10) Business Days following the Dispute Resolution Cut-off Date. The Enforcing Servicer shall be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than five (5) Business Days after completion of the Dispute Resolution Consultation, a Requesting Holder may provide a final notice to the Enforcing

Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

(iv)             If, following the Dispute Resolution Consultation, no Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under this Agreement to determine a course of action, including but not limited to, enforcing the rights of the Trust with respect to the Repurchase Request and no Certificateholder or Certificate Owner shall have any further right to elect to refer the matter to mediation or arbitration.

(v)             If a Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Holder shall become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Holder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Holders will collectively become the Enforcing Party, and the Holder or Holders of a majority of the Voting Rights among such Requesting Holders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Holder commences arbitration or mediation pursuant to the terms of this Agreement within thirty (30) days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Holder to act as the Enforcing Party shall terminate and no Certificateholder or Certificate Owner shall have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer shall take no further action with respect to the Repurchase Request, then the related Material Defect shall be deemed waived for all purposes under this Agreement and the related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect shall not be deemed waived with respect a Requesting Holder, any other Certificateholder, Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice is posted on the Certificate Administrator’s Website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer shall again become the Enforcing Party and, as such, shall be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Trust’s rights against the related Mortgage Loan Seller.

(vi)             Notwithstanding the foregoing, the dispute resolution provisions described above under this Section 2.03(j) will not apply, and the Enforcing Servicer shall remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders and the RR Interest Owner to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

(vii)             In the event a Requesting Holder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Trust, shall remain a party to any proceedings against the related Mortgage Loan Seller; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding shall be determined by such Enforcing Servicer in consultation with the Directing Holder, provided that a Consultation Termination Event has not occurred and is continuing and an applicable Excluded Loan is not involved, and in accordance with the Servicing Standard. For the avoidance of doubt, none of the Depositor, a Mortgage Loan Seller (with respect to the subject Mortgage Loan) or any of their respective Affiliates (except for any holders of the Controlling Class) shall be entitled to be an Initial Requesting Holder or a Requesting Holder, to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Election Notice or Final Dispute Resolution Election Notice or otherwise to vote Certificates owned by it or such Affiliate(s) with respect to the course of action proposed or undertaken pursuant to the procedures described in Section 2.03(i) and Section 2.03(j).

(k)             If the Enforcing Party selects mediation (including nonbinding arbitration), the following provisions shall apply:

(i)             The mediation shall be administered by a nationally recognized mediation services provider selected by the related Mortgage Loan Seller (such provider, the “Mediation Services Provider”) in accordance with published mediation procedures promulgated by the Mediation Services Provider.

(ii)             The mediator shall be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation, and either, commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions and who will be appointed from a list of neutrals maintained by the Mediation Services Provider. Upon being supplied a list of at least ten potential mediators by the Mediation Services Provider each party will have the right to exercise two peremptory challenges within fourteen (14) days and to rank the remaining potential mediators in order of preference. The Mediation Services Provider shall select the mediator from the remaining attorneys on the list respecting the preference choices of the parties to the extent possible.

(iii)             The parties shall use commercially reasonable efforts to conduct an organizational conference to begin the mediation within ten (10) Business Days of the selection of the mediator and to conclude the mediation within sixty (60) days thereafter.

(iv)             The expenses of any mediation shall be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and the Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

(l)             If the Enforcing Party selects third-party arbitration, the following provisions will apply:

(i)             The arbitration shall be administered by a nationally recognized arbitration services provider selected by the related Mortgage Loan Seller (such provider, the

“Arbitration Services Provider”) in accordance with published arbitration procedures promulgated by the Arbitration Services Provider.

(ii)             The arbitrator shall be impartial, an attorney admitted to practice in the State of New York and have at least fifteen (15) years of experience in commercial litigation, and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions and who will be appointed from a list of neutrals maintained by the Arbitration Services Provider. Upon being supplied a list of at least ten potential arbitrators by the Arbitration Services Provider each party will have the right to exercise two peremptory challenges within fourteen (14) days and to rank the remaining potential arbitrators in order of preference. The Arbitration Services Provider will select the arbitrator from the remaining attorneys on the list respecting the preference choices of the parties to the extent possible.

(iii)             Prior to accepting an appointment, the arbitrator must promptly disclose any circumstances likely to create a reasonable inference of bias or conflict of interest or likely to preclude completion of the hearings within the prescribed time schedule.

(iv)             After consulting with the parties at an organizational conference held not later than ten (10) Business Days after its appointment, the arbitrator shall devise procedures and deadlines for the arbitration, to the extent not already agreed to by the parties, with the goal of expediting the proceeding and completing the arbitration within one hundred twenty (120) days. The arbitrator shall have the authority to schedule, hear, and determine any and all motions, including dispositive and discovery motions, in accordance with the Federal Rules of Civil Procedure for non-jury matters (the “Rules”) (including summary judgment and other prehearing and post hearing motions), and shall do so by reasoned decision on the motion of any party to the arbitration.

(v)             Notwithstanding whatever other discovery may be available under the Rules, unless otherwise agreed by the parties, each party to the arbitration shall be presumptively limited to the following discovery in the arbitration: (A) the parties shall reasonably and in good faith voluntarily produce to all other parties all documents upon which they intend to rely and all documents they reasonably and in good faith believe to be relevant to the claims or defenses asserted by any of the parties, (B) party witness depositions (excluding Rule 30b-6 witnesses), and (C) expert witness depositions, provided that the arbitrator shall have the ability to grant the parties, or either of them, additional discovery to the extent that the arbitrator determines good cause is shown that such additional discovery is reasonable and necessary.

(vi)             The arbitrator shall make its final determination no later than thirty (30) days after the conclusion of the hearings and submission of any post-hearing submissions. The arbitrator shall resolve the dispute in accordance with the terms of the related Mortgage Loan Purchase Agreement and this Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive damages or consequential damages in any arbitration conducted by them. Interest on any monetary award shall bear interest from the date of the Final Dispute Resolution Election Notice at the Prime Rate. In its final determination, the arbitrator shall determine and award the costs of the arbitration (including the fees of the arbitrator, cost of any record or transcript of the arbitration, and administrative fees) and shall award reasonable attorneys’ fees to the parties to the arbitration as determined by the arbitrator in its reasonable discretion. The determination of the arbitrator shall be by a reasoned decision in writing and counterpart copies shall be promptly delivered to the parties. The final determination of the arbitrator shall be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be enforced in any court of competent jurisdiction.

(vii)             By selecting arbitration, the Enforcing Party is waiving its right to sue in court, including the right to a trial by jury.

(viii)             No Person may bring a putative or certified class action to arbitration.

(m)              The following provisions will apply to both mediation and third-party arbitration:

(i)             Any mediation or arbitration will be held in New York, New York unless another location is agreed by all parties;

(ii)             If the dispute involves a matter that cannot effectively be remedied by the payment of damages, or if there be any dispute relating to arbitration or the arbitrators that cannot be resolved promptly by the arbitrators or the Arbitration Services Provider, then any party in such instance may during the pendency of the arbitration proceedings seek temporary equitable remedies, pending the final decision of the arbitration panel, solely by application in the Southern District if such court shall have subject matter jurisdiction, or if the Southern District has no jurisdiction, then the Supreme Court of the State of New York for the County of New York. The arbitration proceedings shall not be stayed unless so ordered by the court.

(iii)             The details and/or existence of any Repurchase Request, any informal meetings, mediations or arbitration proceedings conducted under this Section 2.03, including all offers, promises, conduct and statements, whether oral or written, made in the course of the parties’ attempt to informally resolve any Repurchase Request, will be confidential, privileged and inadmissible for any purpose, including impeachment, in any mediation, arbitration or litigation, or other proceeding (including any proceeding under this Section 2.03). Such information will be kept strictly confidential and will not be disclosed or shared with any third party (other than a party’s attorneys, experts, accountants and other agents and representatives, as reasonably required in connection with any resolution procedure under this Section 2.03), except as otherwise required by law, regulatory requirement or court order. If any party to a resolution procedure receives a subpoena or other request for information from a third party (other than a governmental regulatory body) for such confidential information, the recipient shall promptly notify the other party to the resolution procedure and will provide the other party with a reasonable opportunity to object to the production of its confidential information.

(iv)             In the event a Requesting Holder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, shall be required to contain an acknowledgment that the Trust, or the Enforcing Servicer on its behalf, shall be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Holder, provided that a Consultation Termination Event has not occurred and is continuing and an applicable Excluded Loan is not involved, and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party shall be paid to the Trust, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Holder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Trust nor the Enforcing Servicer acting on its behalf shall be responsible for any such costs and expenses allocated to the Requesting Holder.

(v)             In the event a Requesting Holder is the Enforcing Party, the Requesting Holder to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

(vi)             The Trust (or the Trustee or the Enforcing Servicer, acting on its behalf), the Depositor or a Mortgage Loan Seller shall be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings shall be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such procedures; provided, however, that Certificateholders and Certificate Owners and the RR Interest Owner shall be permitted to communicate prior to the commencement of any such proceedings to the extent provided in Section 5.06.

(vii)             For the avoidance of doubt, in no event shall the exercise of any right of a Requesting Holder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Holder.

(viii)             Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration shall be reimbursable as Trust Fund expenses.

(n)             Notwithstanding anything to the contrary herein, with respect to any Joint Mortgage Loan, the obligations of each of the applicable Mortgage Loan Sellers to repurchase with respect to a Material Defect with respect to the related Mortgage Loan shall be limited to a repurchase with respect to the Mortgage Note it sold to the Depositor in accordance with the related Mortgage Loan Purchase Agreement. With respect to any Joint Mortgage Loan, any cure by either of the applicable Mortgage Loan Sellers with respect to the Mortgage Note sold by it to the Depositor in accordance with the related Mortgage Loan Purchase Agreement that also cures the Material Defect with respect to the entire related Joint Mortgage Loan shall satisfy the cure obligations of both Mortgage Loan Sellers with respect to such Joint Mortgage Loan.

Section 2.04          Execution of Certificates; Issuance of Lower-Tier Regular Interests; Issuance of Loan REMIC Regular Interests and Lower-Tier Regular Interests. The Trustee hereby acknowledges the assignment to it of the Mortgage Loans, the Loan REMIC Regular Interests and the Loan REMIC Residual Interests, and, subject to Section 2.01 and 2.02, the delivery to the Custodian of the Mortgage Files and a fully executed original counterpart of each Mortgage Loan Purchase Agreement, together with the assignment to it of all of the other assets included in the Lower-Tier REMIC and the Grantor Trust. Concurrently with such assignment and delivery, and in exchange for the Loan REMIC Regular Interests, the Mortgage Loans (other than Excess Interest) and the other assets comprising the Lower-Tier REMIC, receipt of which is hereby acknowledged, the Trustee (i) acknowledges the issuance of the Lower-Tier Regular Interests and the Class LR Interest to the Depositor in exchange for the Mortgage Loans; (ii) acknowledges the creation of the Grantor Trust (as described in Section 2.05 below); (iii) acknowledges the contribution by the Depositor of the Lower-Tier Regular Interests to the Upper-Tier REMIC; and (iv) immediately thereafter, in exchange for the Lower-Tier Regular Interests, the Trustee acknowledges that it has caused the Certificate Administrator to issue the Class UR Interest and the RR Interest and has caused the Certificate Registrar to execute and caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Depositor, the Certificates, and the Depositor hereby acknowledges the receipt by it or its designees, of such Certificates in authorized Denominations and the RR Interest evidencing the entire beneficial ownership of the Upper-Tier REMIC (and in the case of the Class R Certificates, the Class LR Interest and the Class UR Interest).

Section 2.05          Creation of the Grantor Trust. The portions of the Trust Fund consisting of (i) the Class S Specific Grantor Trust Assets, undivided beneficial ownership of which will be represented by the Class S Certificates and the VRR Interest, and the uncertificated regular interests in the Upper-Tier REMIC corresponding to the VRR Interest, undivided beneficial ownership of which will be represented by the Class RR Certificates and the RR Interest and (ii) the Loan REMIC Residual Interests and the Loan REMIC Residual Distribution Account and proceeds thereof, undivided beneficial ownership of which will be represented by the Class R Certificates, shall be treated as a grantor trust for federal income tax purposes under subpart E, part I of subchapter J of the Code.

Article III

ADMINISTRATION AND
SERVICING OF THE TRUST FUND

Section 3.01          The Master Servicer to Act as Master Servicer; Special Servicer to Act as Special Servicer; Administration of the Mortgage Loans, the Serviced Companion Loans and REO Properties. (a)  Each of the Master Servicer and Special Servicer shall diligently service and administer the applicable Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the applicable REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) it is obligated to service in accordance with applicable law, this Agreement, the Mortgage Loan documents and the related Co-Lender Agreements on behalf of the Trust and in the best interests of and for the benefit of the Certificateholders and the RR Interest Owner and, in the case of the Serviced Companion Loans, the Companion Holders and the Trustee (as holder of the Lower-Tier Regular Interests), as a collective whole, taking into account the subordinate or pari passu nature of such Companion Loans (as determined by the Master Servicer or the Special Servicer, as the case may be, in its reasonable judgment), in accordance with applicable law, the terms of this Agreement (and, with respect to each Serviced Whole Loan or any Mortgage Loan with related mezzanine debt, the related Co-Lender Agreement) and the terms of the respective Mortgage Loans and, if applicable, the related Companion Loan, taking into account the subordinate or pari passu nature of the Companion Loan. With respect to each Serviced Whole Loan, in the event of a conflict between this Agreement and the related Co-Lender Agreement, the related Co-Lender Agreement shall control; provided that in no event shall the Master Servicer or the Special Servicer, as the case may be, take any action or omit to take any action in accordance with the terms of any Co-Lender Agreement that would cause the Master Servicer or the Special Servicer, as the case may be, to violate the Servicing Standard or the REMIC Provisions. The Special Servicer shall be the Special Servicer with respect to all the Mortgage Loans, any Serviced Companion Loan and other related assets in the Trust and, as such, shall service and administer such Mortgage Loans, any Serviced Companion Loan and such other assets as shall be required of the Special Servicer hereunder and under any related Co-Lender Agreement. For purposes of this Agreement and any references to the duties and obligations of the Special Servicer, any references to Mortgage Loans in the context of such duties and/or obligations shall be deemed to refer solely to the Mortgage Loans serviced by the Special Servicer and no other Mortgage Loan, Serviced Companion Loan or other related asset in the Trust serviced hereunder, unless specifically indicated otherwise. To the extent consistent with the foregoing, the Master Servicer and the Special Servicer shall service the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans in accordance with the higher of the following standards of care: (1) in the same manner in which, and with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers similar mortgage loans for other third party portfolios and (2) the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers similar mortgage loans owned by the Master Servicer or the Special Servicer, as the case may be, with a view to the (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Mortgage Loan or an REO Property, maximization of timely recovery of principal and interest on a net present value basis on such Mortgage Loans and any related Serviced Companion Loans, and the best interests of the Trust and the Certificateholders and the RR Interest Owner (as a collective whole as if such Certificateholders and the RR Interest Owner constituted a single lender) (and in the case of any Whole Loan, the best interests of the Trust, the Certificateholders, the RR Interest Owner and any related Companion Holder (as a collective whole as if such Certificateholders, the RR Interest Owner and the holder or holders of any related Companion Loan constituted a single lender), taking into account the subordinate or pari passu nature of the related Companion Loan), as determined by the Master Servicer or the Special Servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from: (i) any relationship that the Master Servicer, the Special Servicer, as the case may be, or any Affiliate of the Master Servicer or the Special Servicer, as the case may be, may have with any Mortgagor or any Affiliate of such Mortgagor, any Mortgage Loan Seller, the originators or any other parties to this Agreement or any Affiliate of the foregoing; (ii) the ownership of any Certificate (or any interest in any Companion Loan, mezzanine loan, or subordinate debt relating to a Mortgage Loan) by the Master Servicer, the Special Servicer or any Affiliate of the Master Servicer or the Special Servicer, as applicable; (iii) the obligation, if any, of the Master Servicer to make Advances; (iv) the right of the Master Servicer or the Special Servicer, as the case may be, or any of its Affiliates to receive compensation for its services and reimbursement for its costs hereunder or with respect to any particular transaction; (v) the ownership, servicing or management for others of (a) a Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan or (b) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by this Agreement or held by the Trust by the Master Servicer or the Special Servicer, as the case may be, or any of its Affiliates; (vi) any debt that the Master Servicer or the Special Servicer, as the case may be, or any of its Affiliates, has extended to any Mortgagor or an Affiliate of any Mortgagor (including, without limitation, any mezzanine financing); (vii) any option to purchase any Mortgage Loan or any related Companion Loan the Master Servicer or the Special Servicer, as the case may be, or any of its Affiliates, may have; and (viii) any obligation of the Master Servicer or the Special Servicer, or any of their respective Affiliates, to repurchase or substitute for a Mortgage Loan as a Mortgage Loan Seller (if the Master Servicer or the Special Servicer or any of their respective Affiliates is a Mortgage Loan Seller) (the foregoing, collectively referred to as the “Servicing Standard”).

The Master Servicer and the Special Servicer shall act in accordance with the Servicing Standard with respect to any action required to be taken regarding the Non-Serviced Mortgage Loans pursuant to their obligations under this Agreement.

Without limiting the foregoing, subject to Section 3.19, the Special Servicer shall be obligated to service and administer (i) any Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loans as to which a Servicing Transfer Event is continuing (each, a “Specially Serviced Mortgage Loan”) or as otherwise provided herein with respect to Non-Specially Serviced Mortgage Loans in connection with any Special Servicer Major Decision or Special Servicer Non-Major Decision and (ii) any REO Properties (other than the Non-Serviced Mortgaged Properties); provided that the Master Servicer shall continue to receive payments and make all calculations, and prepare, or cause to be prepared, all reports, required hereunder with respect to the Specially Serviced Mortgage Loans, except for the reports specified herein as prepared by the Special Servicer, as if no Servicing Transfer Event had occurred and with respect to the REO Properties (and the related REO Loans) as if no REO Acquisition had occurred, and to render such services with respect to such Specially Serviced Mortgage Loans and REO Properties as are specifically provided for herein; provided, further, however, that the Master Servicer shall not be liable for failure to comply with such duties insofar as such failure results from a failure of the Special Servicer to provide sufficient information to the Master Servicer to comply with such duties or failure by the Special Servicer to otherwise comply with its obligations hereunder. The Master Servicer, in its capacity as Master Servicer, will not have any responsibility for the performance by the Special Servicer, in its capacity as a Special Servicer, of its duties under this Agreement. The Special Servicer, in its capacity as a Special Servicer, will not have any responsibility for the performance by the Master Servicer, in its capacity as Master Servicer, of its duties under this Agreement. Each Mortgage Loan or any related Serviced Companion Loan that becomes a Specially Serviced Mortgage Loan shall continue as such until satisfaction of the conditions specified in Section 3.19(a). Without limiting the foregoing, subject to (i) the processing of any Special Servicer Major Decision or Special Servicer Non-Major Decision by the Special Servicer in accordance with the terms of this Agreement and (ii) Section 3.19, the Master Servicer shall be obligated to service and administer any Non-Specially Serviced Mortgage Loan or any related Serviced Companion Loan. The Special Servicer shall make the property inspections, use its reasonable efforts to collect the financial statements, budgets, operating statements and rent rolls and forward to the Master Servicer the reports in respect of the related Mortgaged Properties with respect to Specially Serviced Mortgage Loans in accordance with Section 3.12. After notification to the Master Servicer, the Special Servicer may contact the Mortgagor of any Non-Specially Serviced Mortgage Loan if efforts by the Master Servicer to collect required financial information have been unsuccessful or any other issues remain unresolved. Such contact shall be coordinated through and with the cooperation of the Master Servicer. No provision herein contained shall be construed as an express or implied guarantee by the Master Servicer or the Special Servicer of the collectability or recoverability of payments on the Mortgage Loans or any related Serviced Companion Loan or shall be construed to impair or adversely affect any rights or benefits provided by this Agreement to the Master Servicer or the Special Servicer (including with respect to Servicing Fees, Special Servicing Fees or the right to be reimbursed for Advances and interest accrued thereon). Any provision in this Agreement for any Advance by the Master Servicer or the Trustee is intended solely to provide liquidity for the benefit of the Certificateholders and the RR Interest Owner and not as credit support or otherwise to impose on any such Person the risk of loss with respect to one or more of the Mortgage Loans, any related Serviced Companion Loans. No provision hereof shall be construed to impose liability on the Master Servicer or the Special Servicer for the reason that any recovery to the Certificateholders or the RR Interest Owner in respect of a Mortgage Loan at any time after a determination of present value recovery is less than the amount reflected in such determination.

(b)             Subject only to the Servicing Standard and the terms of this Agreement (including, without limitation, Section 6.08) and of the respective Mortgage Loans, any related Serviced Companion Loans and any related Co-Lender Agreement, if applicable, and applicable law, the Master Servicer and the Special Servicer each shall have full power and authority, acting alone or, in the case of the Master Servicer, subject to Section 3.20, through one or more Sub-Servicers, to do or cause to be done any and all things in connection with such servicing and administration for which it is responsible which it may deem necessary or desirable. Without limiting the generality of the foregoing, each of the Master Servicer and the Special Servicer, in its own name (or in the name of the Trustee and, if applicable, the related Serviced Companion Noteholder), is hereby authorized and empowered by the Trustee to execute and deliver, on behalf of the Certificateholders (and, with respect to a Serviced Companion Loan, the related Serviced Companion Noteholder), the RR Interest Owner and the Trustee or any of them, with respect to each Mortgage Loan or any related Serviced Companion Loan, it is obligated to service under this Agreement: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the related Mortgage or other security document in the related Mortgage File on the related

Mortgaged Property and related collateral, and shall, from time to time, execute and/or deliver such financing statements, continuation statements and other documents or instruments as necessary to maintain the lien created by the related Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and related collateral; (ii) subject to Sections 3.08, 3.18 and 6.08, any and all modifications, waivers, amendments or consents to, under or with respect to any documents contained in the related Mortgage File; (iii) any and all instruments of satisfaction or cancellation, pledge agreements and other documents in connection with a defeasance, or of partial or full release or discharge, and all other comparable instruments; and (iv) any or all complaints or other pleadings to initiate and/or to terminate any action, suit or proceeding on behalf of the Trust (in their representative capacities (except as set forth below in this paragraph). The Master Servicer (with respect to Non-Specially Serviced Mortgage Loans) and the Special Servicer (with respect to Specially Serviced Mortgage Loans) shall provide to the Mortgagor related to such Mortgage Loans that it is servicing any reports required to be provided to them pursuant to the related Mortgage Loan documents. Subject to Section 3.10, the Trustee shall (i) no later than 30 days after the Closing Date and thereafter upon request, furnish to the Master Servicer and the Special Servicer original powers of attorney in the form of Exhibit R-1 and Exhibit R-2, respectively, attached hereto (or such other form as mutually agreed to by the Trustee and the Master Servicer or the Special Servicer, as applicable) and (ii) upon request, furnish, or cause to be furnished, to the Master Servicer or the Special Servicer any powers of attorney substantially in the form of Exhibit R-1 or Exhibit R-2, respectively, attached hereto (or such other form as mutually agreed to by the Trustee and the Master Servicer or the Special Servicer, as applicable) and other documents necessary or appropriate to enable the Master Servicer or the Special Servicer, as the case may be, to carry out its servicing and administrative duties hereunder; provided, however, that the Trustee shall not be held responsible or liable for any acts of the Master Servicer or the Special Servicer, or for any negligence with respect to, or misuse of, any such power of attorney by the Master Servicer or the Special Servicer. Notwithstanding anything contained herein to the contrary, the Master Servicer or the Special Servicer as the case may be, shall not, without the Trustee’s written consent: (i) initiate any action, suit or proceeding solely under the Trustee’s name without indicating the Master Servicer’s or the Special Servicer’s, as the case may be, representative capacity (unless prohibited by any requirement of the applicable jurisdiction in which any such action, suit or proceeding is brought and if so prohibited, in the manner required by such jurisdiction (provided that the Master Servicer or the Special Servicer, as applicable, shall then provide five (5) Business Days’ written notice to the Trustee of the initiation of such action, suit or proceeding (or such shorter time period as is reasonably required in the judgment of the Master Servicer or the Special Servicer, as applicable, made in accordance with the Servicing Standard) prior to filing such action, suit or proceeding), and shall not be required to obtain the Trustee’s consent or indicate the Master Servicer’s or the Special Servicer’s, as applicable, representative capacity)) or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be required to be registered to do business in any state.

(c)             To the extent the Master Servicer is permitted pursuant to the terms of the related Mortgage Loan documents or Companion Loan documents (including any related Co-Lender Agreement) to exercise its discretion with respect to any action which requires Rating Agency Confirmation from each Rating Agency and, with respect to a Serviced Whole Loan, a Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency, the Master Servicer shall require the costs of such Rating Agency Confirmation and Companion

Loan Rating Agency Confirmation to be borne by the related Mortgagor. To the extent the terms of the related Mortgage Loan documents or Companion Loan documents (including any related Co-Lender Agreement) require the Mortgagor to bear the costs of any Rating Agency Confirmation or Companion Loan Rating Agency Confirmation, the Master Servicer shall not waive the requirement that such costs and expenses be borne by the related Mortgagor. To the extent that the terms of the related Mortgage Loan documents or Companion Loan documents (including any related Co-Lender Agreement) are silent as to who bears the costs of any Rating Agency Confirmation or Companion Loan Rating Agency Confirmation, the Master Servicer shall use reasonable efforts to have the Mortgagor bear such costs and expenses. The Master Servicer shall not be responsible for the payment of such costs and expenses out of pocket other than as a Property Protection Advance.

(d)             The relationship of each of the Master Servicer and the Special Servicer to the Trustee under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent.

(e)             The Master Servicer shall, to the extent permitted by the related Mortgage Loan documents or any related Companion Loan documents, and consistent with the Servicing Standard, permit Escrow Payments to be invested only in Permitted Investments.

(f)              Within sixty (60) days (or such shorter time period as is required by the terms of the applicable Mortgage Loan documents) after the later of (i) the receipt thereof by the Master Servicer and (ii) the Closing Date, (x) the applicable Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement shall notify each provider of a letter of credit for each Mortgage Loan identified as having a letter of credit on the Mortgage Loan Schedule, that the Master Servicer (in care of the Trustee, as titled in Section 2.01(b)) for the benefit of the Certificateholders and the RR Interest Owner and any related Companion Holders shall be the beneficiary under each such letter of credit and (y) the Master Servicer shall notify each lessor under a Ground Lease for each Mortgage Loan identified as subject to a leasehold interest on the Mortgage Loan Schedule, that the Trust is the leasehold mortgagee, that any notices of default under such Ground Lease required to be delivered to the leasehold mortgagee pursuant to the terms of such Ground Lease shall be delivered to the Master Servicer and that the Master Servicer or the Special Servicer shall service the related Mortgage Loan for the benefit of the Certificateholders and the RR Interest Owner. If a letter of credit is required to be drawn upon earlier than the date the applicable Mortgage Loan Seller has notified the provider of such letter of credit pursuant to clause (x) of the immediately preceding sentence, such Mortgage Loan Seller shall cooperate with the reasonable requests of the Master Servicer or Special Servicer in connection with making a draw under such letter of credit. If the Mortgage Loan documents do not require the related Mortgagor to pay any costs and expenses relating to any modifications to or assignment of the related letter of credit, then the applicable Mortgage Loan Seller shall pay such costs and expenses as and to the extent required under the related Mortgage Loan Purchase Agreement. If the Mortgage Loan documents require the related Mortgagor to pay any costs and expenses relating to any modifications to the related letter of credit, and such Mortgagor fails to pay such costs and expenses after the Master Servicer has exercised reasonable efforts to collect such costs and expenses from such Mortgagor, then the Master Servicer shall give the applicable Mortgage Loan Seller notice of such failure and the amount of costs and expenses, and such Mortgage Loan Seller shall pay such costs and expenses as and to the extent required under the related Mortgage Loan Purchase Agreement. The costs and expenses of any modifications to Ground Leases shall be paid by the related Mortgagor. Neither the Master Servicer nor the Special Servicer shall have any liability for the failure of any Mortgage Loan Seller to perform its obligations under the related Mortgage Loan Purchase Agreement.

(g)             Notwithstanding anything herein to the contrary, in no event shall the Master Servicer (or the Trustee, as applicable) make any Property Protection Advance with respect to any Companion Loan to the extent the related Serviced Mortgage Loan has been paid in full or is no longer included in the Trust Fund.

(h)             Servicing and administration of each Serviced Companion Loan shall continue hereunder and in accordance with the related Co-Lender Agreement for so long as the corresponding Serviced Mortgage Loan or any related REO Property is part of the Trust Fund or for such longer period as any amounts payable by the related Companion Holder, to or for the benefit of the Trust or any party hereto in accordance with the related Co-Lender Agreement remain due and owing.

(i)             The Special Servicer agrees that upon the occurrence of a Servicing Transfer Event with respect to any Mortgage Loan or Serviced Whole Loan, that is subject to or becomes subject to a Co-Lender Agreement in the future, it shall, subject to Section 3.19, use commercially reasonable efforts to enforce, on behalf of the Trust, subject to the Servicing Standard and to the extent the Special Servicer determines such action is in the best interests of the Trust, all rights conveyed to the Trustee pursuant to any such Co-Lender Agreement. The costs and expenses incurred by the Special Servicer in connection with such enforcement shall be paid as a Trust Fund expense or, subject to the terms of the applicable Co-Lender Agreement, (i) with respect to any Serviced Pari Passu Whole Loan, pro rata and pari passu, by the Trust and Serviced Pari Passu Companion Loan, in accordance with the respective Stated Principal Balances of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, or (ii) with respect to any Serviced AB Whole Loan, first, by the related AB Subordinate Companion Loan and then, by the Trust.

(j)              Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that, to the extent required under the related Co-Lender Agreement, the servicing and administration of a Serviced Whole Loan shall continue hereunder (but not with respect to making Advances) even if the related Serviced Mortgage Loan is no longer part of the Trust Fund, until such time as a separate servicing agreement is entered into in accordance with the related Co-Lender Agreement (it being acknowledged that neither the Master Servicer nor the Special Servicer shall be obligated under a separate agreement to which it is not a party); provided that, other than pursuant to Section 6.04 (and, with respect to Section 6.04, solely with respect to claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with a legal claim or action resulting from an action or inaction taken or not taken while the related Serviced Mortgage Loan was part of the Trust Fund), no costs, expenses, losses or fees accruing with respect to such Serviced Whole Loan on and after the date the related Serviced Mortgage Loan is no longer part of the Trust Fund shall be payable out of the Trust Fund and the Master Servicer shall have no obligation to make any Advance on or after the date such Serviced Mortgage Loan ceases to be part of the Trust Fund; provided, however, that if, in the case of any Serviced Pari Passu Whole Loan, the related Serviced Companion Loan continues to be included in an Other Securitization, then for so long as a separate servicing agreement (pursuant to the related Co-Lender Agreement) has not been entered into, the Master Servicer shall inform the related Other Servicer of any need to make Property Protection Advances with respect to a Serviced Whole Loan within three (3) Business Days of determining that such an Advance is necessary or being notified that such an Advance is necessary, or in the case of a Property Protection Advance that needs to be made on an emergency or urgent basis, within one (1) Business Day. With respect to Property Protection Advances made by any Other Servicer as contemplated in the proviso to the preceding sentence, the Master Servicer shall, from collections on the related Serviced Whole Loan (but never out of general collections on the Mortgage Loans and REO Properties) received by the Master Servicer, reimburse the Other Servicer for such Property Protection Advances in the same manner and on the same level of priority as if such Property Protection Advances had been made by the Master Servicer hereunder.

(k)             Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the Master Servicer’s and the Special Servicer’s obligations and responsibilities hereunder and the Master Servicer’s and the Special Servicer’s authority with respect to a Non-Serviced Mortgage Loan are limited by and subject to the terms of the related Non-Serviced Co-Lender Agreement and the rights of the related Non-Serviced Master Servicer and Non-Serviced Special Servicer with respect thereto under the related Non-Serviced Pooling Agreement. The Master Servicer (or, with respect to any Specially Serviced Mortgage Loan, the Special Servicer) shall use reasonable efforts consistent with the Servicing Standards to enforce the rights of the Trustee (as holder of a Non-Serviced Mortgage Loan) under the related Non-Serviced Co-Lender Agreement and Non-Serviced Pooling Agreement.

(l)             The parties hereto acknowledge that each Non-Serviced Mortgage Loan is subject to the terms and conditions of the related Non-Serviced Co-Lender Agreement and further acknowledge that, pursuant to the related Non-Serviced Co-Lender Agreement, (i) the related Non-Serviced Mortgage Loan is to be serviced and administered by the related Non-Serviced Master Servicer and Non-Serviced Special Servicer in accordance with the related Non-Serviced Pooling Agreement, and (ii) in the event that (A) the related Non-Serviced Companion Loan is no longer part of the Trust Fund created by the related Non-Serviced Pooling Agreement and (B) the related Non-Serviced Mortgage Loan is included in the Trust Fund, then, as set forth in the related Non-Serviced Co-Lender Agreement, the related Non-Serviced Whole Loan shall continue to be serviced in accordance with the related Non-Serviced Pooling Agreement, until such time as a new servicing agreement has been agreed to by the parties to the related Non-Serviced Co-Lender Agreement in accordance with the provisions of such agreement and confirmation has been obtained from the Rating Agencies that such new servicing agreement would not result in a downgrade, qualification or withdrawal of the then current ratings of any Class of Certificates then outstanding.

(m)              Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the Master Servicer’s and the Special Servicer’s obligations and responsibilities hereunder and the Master Servicer’s and the Special Servicer’s authority with respect to a Serviced Whole Loan are limited by, and subject to, the terms of the related Co-Lender Agreement. The Master Servicer (or, if a Serviced Whole Loan becomes a Specially

Serviced Mortgage Loan, the Special Servicer) shall use reasonable efforts consistent with the Servicing Standard to obtain the benefits of the rights of the Trust (as holder of the related Serviced Mortgage Loan) under the related Co-Lender Agreement. In the event of any conflict between this Agreement and the related Co-Lender Agreement, the provisions of the related Co-Lender Agreement shall control.

(n)             In connection with the securitization of any Serviced Companion Loan, while it is a Serviced Companion Loan, upon the request of (and at the expense of) the related Serviced Companion Noteholder (or its designee), each of the Master Servicer, the Special Servicer (if such Serviced Companion Loan is a Specially Serviced Mortgage Loan) and the Trustee, as applicable, shall use reasonable efforts to cooperate with such Serviced Companion Noteholder in attempting to cause the related Mortgagor to provide information relating to such Whole Loan and the related notes, and that such holder reasonably determines to be necessary or appropriate, for inclusion in any disclosure document(s) relating to such Other Securitization.

(o)             To the extent required under the Mortgage Loan documents, the Master Servicer shall, on behalf of the related lender, maintain a Note register for the related Mortgage Loan or Whole Loan, as applicable, in accordance with such Mortgage Loan documents.

Section 3.02          Collection of Mortgage Loan Payments. (a)  Each of the Master Servicer and the Special Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans and the Companion Loans it is obligated to service hereunder, and shall follow such collection procedures as are consistent with this Agreement (including, without limitation, the Servicing Standard); provided that with respect to each Mortgage Loan that has an Anticipated Repayment Date, so long as the related Mortgagor is in compliance with each provision of the related Mortgage Loan documents, the Master Servicer and the Special Servicer shall not take any enforcement action with respect to the failure of the related Mortgagor to make any payment of Excess Interest, other than requests for collection, until the Maturity Date of the related Mortgage Loan or until the outstanding principal balance of such Mortgage Loan (exclusive of any portion representing accrued Excess Interest) has been paid in full; provided, further, that the Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Trust’s right to apply excess cash flow to principal in accordance with the terms of the Mortgage Loan documents. The Master Servicer or the Special Servicer, as applicable, may in its discretion waive any Penalty Charge in connection with any delinquent payment on a Mortgage Loan and Companion Loan that it is obligated to service hereunder three (3) times during any period of twenty-four (24) consecutive months with respect to any Mortgage Loan and Serviced Companion Loan; provided that the Master Servicer or the Special Servicer, as applicable, may in its discretion waive any Penalty Charge in connection with any delinquent payment on a Mortgage Loan and Companion Loan one additional time in such 24-month period so long as with respect to any of the foregoing waivers, no Advance or additional expense of the Trust has been incurred and remains unreimbursed to the Trust with respect to such Mortgage Loan or Companion Loan. Any additional waivers during such 24-month period with respect to such Mortgage Loan may be made, subject to the Servicing Standard, only after the Master Servicer or the Special Servicer, as applicable, has, prior to the occurrence of a Consultation Termination Event, given notice of a proposed waiver to the Directing Holder and, prior to the occurrence and continuance of a Control Termination Event, the Directing Holder has consented to such additional waiver (provided that if the Master

Servicer or the Special Servicer, as applicable, fails to receive a response to such notice from the Directing Holder in writing within five (5) days of giving such notice, then the Directing Holder shall be deemed to have consented to such proposed waiver); provided, further, that during the continuance of a Control Termination Event, the Master Servicer or the Special Servicer, as applicable, may waive any Penalty Charge in accordance with the Servicing Standard without the consent of the Directing Holder; provided, further, that the Directing Holder shall have no consent rights with respect to any applicable Excluded Loan with respect to the foregoing waivers.

(b)             (i)  All amounts collected by or on behalf of the Trust in respect of a Mortgage Loan shall be applied to amounts due and owing under the Mortgage Loan documents (including for principal and accrued and unpaid interest) in accordance with the express provisions of the Mortgage Loan documents; provided, however, that absent express provisions in the related Mortgage Loan documents (including any related Co-Lender Agreement), other than with respect to the application of Liquidation Proceeds, all amounts collected by or on behalf of the Trust in respect of a Mortgage Loan in the form of payments from the related Mortgagor or Insurance and Condemnation Proceeds under the Mortgage Loan or any proceeds (other than Liquidation Proceeds) with respect to any REO Loan (exclusive of amounts payable to any applicable Companion Loan pursuant to the terms of the related Co-Lender Agreement) will be applied in the following order of priority:

first, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Trust (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the Trust from general collections) with respect to the related Mortgage Loan;

second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

third, to the extent not previously allocated pursuant to clause first, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of Default Interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through and including the end of the applicable Mortgage Loan interest accrual period in which such collections are received by or on behalf of the issuing entity, over (ii) the sum of (a)(x) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause fifth below on earlier dates) or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) Accrued AB Loan Interest;

fourth, to the extent not previously allocated pursuant to clause first, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the master servicer that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause fifth on earlier dates);

sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

eighth, as a recovery of any Yield Maintenance Charge then due and owing under such Mortgage Loan;

ninth, as a recovery of any late payment charges and Default Interest then due and owing under such Mortgage Loan;

tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued by unpaid Excess Interest;

provided that to the extent required under the REMIC Provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan to value ratio of the related Mortgage Loan or Serviced Whole Loan, as applicable, exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by such REMIC Provisions; provided, further, that if a Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan comprising a Non-Serviced Whole Loan become REO Loans, the treatment of the foregoing amounts with respect to such Non-Serviced Whole Loan shall be subject to the terms of the related Non-Serviced Co-Lender Agreement and Non-Serviced Pooling Agreement, in that order; provided, further, that with respect to each Mortgage Loan related to a Serviced Whole Loan, amounts collected with respect to the related Serviced Whole Loan, shall be allocated first pursuant to the terms of the related Co-Lender Agreement and then, any amounts allocated to the related Serviced Mortgage Loan shall be subject to application as described above.

(ii)             Liquidation Proceeds in respect of each Mortgage Loan or REO Loan (in the case of an REO Loan, exclusive of amounts payable to any applicable Companion Loan pursuant to the terms of the related Co-Lender Agreement) shall be applied in the following order of priority:

first, as a recovery of any unreimbursed Advances (including any Workout- Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Trust (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the Trust from general collections) with respect to the related Mortgage Loan;

second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

third, to the extent not previously allocated pursuant to clause first, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of Default Interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through and including the end of the applicable Mortgage Loan interest accrual period in which such collections are received by or on behalf of the issuing entity, over (ii) the sum of (a)(x) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause fifth below or clause fifth of the prior waterfall above on earlier dates) or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) Accrued AB Loan Interest;

fourth, to the extent not previously allocated pursuant to clause first, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the master servicer that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause fifth or clause fifth of the prior waterfall above on earlier dates);

sixth, as a recovery of any Yield Maintenance Charge then due and owing under such Mortgage Loan;

seventh, as a recovery of any late payment charges and Default Interest then due and owing under such Mortgage Loan;

eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, an accrued but unpaid Excess Interest;

provided that if a Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan comprising a Non-Serviced Whole Loan becomes an REO Loan, the treatment of the foregoing amounts with respect to such Non-Serviced Whole Loan shall be subject to the terms of the related Non-Serviced Co-Lender Agreement and Non-Serviced Pooling Agreement, in that order; provided, further, that with respect to each Mortgage Loan related to a Serviced Whole Loan, amounts collected with respect to the related Serviced Whole Loan, shall be allocated first pursuant to the terms of the related Co-Lender Agreement and then, any amounts allocated to the related Serviced Mortgage Loan, shall be subject to application as described above.

(iii)             Notwithstanding clauses (i) and (ii) above, such provisions shall not be deemed to affect the priority of distributions of payments pursuant to the provisions of this Agreement. To the extent that such amounts are paid by a party other than a Mortgagor, such amounts shall be deemed to have been paid in respect of a purchase of all or part of the Mortgaged Property (in the case of Insurance and Condemnation Proceeds or Liquidation Proceeds) and then paid by the Mortgagor under the Mortgage Loan or Companion Loan, as applicable, or in accordance with Section 3.02(b)(ii) above.

(c)             To the extent consistent with the terms of the Mortgage Loans (and, with respect to each Serviced Whole Loan, the related Serviced Companion Loan, as applicable, and the related Co-Lender Agreement) and applicable law, the Master Servicer shall apply all Insurance and Condemnation Proceeds it receives on a day other than the Due Date to amounts due and owing under the related Mortgage Loan or Companion Loan as if such Insurance and Condemnation Proceeds were received on the Due Date immediately succeeding the month in which Insurance and Condemnation Proceeds were received and otherwise in accordance with Section 3.02(b)(ii) above.

(d)             In the event that the Master Servicer receives Excess Interest prior to the Determination Date for any Collection Period, or receives notice from the related Mortgagor that the Master Servicer will be receiving Excess Interest prior to the Determination Date for any Collection Period, the Master Servicer shall notify the Trustee and Certificate Administrator two (2) Business Days prior to the related Distribution Date. None of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee shall be responsible for any failure of the related Mortgagor to pay any such Excess Interest or prepayment penalty. The preceding statements shall not, however, be construed to limit the provisions of Section 3.02(a).

(e)             With respect to any Mortgage Loan in connection with which the Mortgagor was required to escrow funds or to post a letter of credit related to obtaining certain performance objectives described in the applicable Mortgage Loan documents, the Master Servicer shall, to the extent consistent with the Servicing Standard, hold such escrows, letters of credit and proceeds thereof as additional collateral and not apply such items to reduce the principal balance of such Mortgage Loan, Serviced Companion Loan, unless otherwise required to do so pursuant to the applicable Mortgage Loan documents, applicable law or court order.

(f)              (A) Promptly following the Closing Date and, with respect to any Servicing Shift Mortgage Loan, promptly following receipt of written notice by the Certificate Administrator of the related Servicing Shift Securitization Date, in the case of any Non-Serviced Whole Loan, the Certificate Administrator shall send written notice (in the form attached hereto as Exhibit T) to the related Non-Serviced Master Servicer (with a copy to any other applicable party set forth on the schedule of addresses to Exhibit T) stating that, as of such date, the Trustee is the holder of the related Non-Serviced Mortgage Loan and directing such Non-Serviced Master Servicer to remit to the Master Servicer all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to the Master Servicer all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of such Non-Serviced Mortgage Loan under the related Non-Serviced Co-Lender Agreement and the related Non-Serviced Pooling Agreement and (B) notice of any subsequent change in the identity of the Master Servicer or the party designated to exercise the rights of the “Non-Controlling Note Holder” under each Co-Lender Agreement (together with the relevant contact information (to the extent the Certificate Administrator has received notice of such event and the relevant contact information)). The Master Servicer shall, within two (2) Business Days of receipt of properly identified and available funds, deposit into the Collection Account all amounts received with respect to the related Non-Serviced Mortgage Loan, the related Non-Serviced Mortgaged Property or any related REO Property.

Section 3.03          Collection of Taxes, Assessments and Similar Items; Servicing Accounts. (a)  The Master Servicer shall establish and maintain one or more accounts (the “Servicing Accounts”), into which all Escrow Payments shall be deposited and retained, and shall administer such Servicing Accounts in accordance with the Mortgage Loan documents and, if applicable, the Companion Loan documents, as the case may be. Any Servicing Account related to a Serviced Whole Loan, shall be held for the benefit of the Certificateholders and the RR Interest Owner and the related Serviced Companion Noteholder collectively, but this shall not be construed to modify respective interests of either noteholder therein as set forth in the related Co-Lender Agreement. Amounts on deposit in Servicing Accounts may only be invested in accordance with the terms of the related Mortgage Loan documents and Companion Loan documents, as applicable, or in Permitted Investments in accordance with the provisions of Section 3.06. Servicing Accounts shall be Eligible Accounts to the extent permitted by the terms of the related Mortgage Loan documents. Withdrawals of amounts so deposited from a Servicing Account may be made only to: (i) effect payment of items for which Escrow Payments were collected and comparable items; (ii) reimburse the Trustee and then the Master Servicer, if applicable, for any Property Protection Advances; (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) pay interest to Mortgagors on balances in the Servicing Account, if required by applicable law or the terms of the related Mortgage Loan or Companion Loan and as described below or, if not so required, to the Master Servicer; (v) after the occurrence of an event of default under the related Mortgage Loan or Companion Loan, apply amounts to the indebtedness under the applicable Mortgage Loan or Companion Loan; (vi) withdraw amounts deposited in error; (vii) pay Penalty Charges to the extent permitted by the related Mortgage Loan documents; or (viii) clear and terminate the Servicing Account at the termination of this Agreement in accordance with Section 9.01. As part of its servicing duties, the Master Servicer shall pay or cause to be paid to the Mortgagors interest on funds in Servicing Accounts, to the extent required by law or the terms of the related Mortgage Loan or Companion Loan; provided, however, that in no event shall the Master Servicer be required to remit to any Mortgagor any amounts in excess of actual net investment income or funds in the related Servicing Account. If allowed by the related Mortgage Loan documents and applicable law, the Master Servicer may charge the related Mortgagor an administrative fee for maintenance of the Servicing Accounts.

(b)             The Special Servicer, in the case of REO Loans (other than any REO Loan succeeding a Non-Serviced Mortgage Loan), and the Master Servicer, in the case of all other Mortgage Loans (other than a Non-Serviced Mortgage Loan) and each Serviced Companion Loan, shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof. The Special Servicer, in the case of REO Loans (other than any REO Loan succeeding a Non-Serviced Mortgage Loan), and the Master Servicer, in the case of all other Mortgage Loans (other than a Non-Serviced Mortgage Loan) and each Serviced Companion Loan, shall use reasonable efforts consistent with the Servicing Standard to obtain, from time to time, all bills for the payment of such items (including renewal premiums) and shall effect payment thereof from the applicable REO Account or by the Master Servicer as Property Protection Advances prior to the applicable penalty or termination date and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items, employing for such purpose Escrow Payments (which shall be so applied by the Master Servicer at the written direction of the Special Servicer in the case of REO Loans) as allowed under the terms of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Companion Loan. Other than with respect to any Non-Serviced Mortgage Loan, the Master Servicer shall service and administer any reserve accounts (including monitoring, maintaining or changing the amounts of required escrows) in accordance with the terms of such Mortgage Loan and the related Serviced Companion Loan, as applicable, and the Servicing Standard. To the extent that a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Companion Loan, as applicable, does not require a Mortgagor to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the Special Servicer, in the case of REO Loans, and the Master Servicer, in the case of all other Mortgage Loans, Companion Loan that it is responsible for servicing hereunder, shall use reasonable efforts consistent with the Servicing Standard to cause the Mortgagor to comply with its obligation to make payments in respect of such items at the time they first become due and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items.

(c)             In accordance with the Servicing Standard and for each Mortgage Loan (other than any Non-Serviced Mortgage Loans) and each Serviced Whole Loan, as applicable, the Master Servicer shall advance all such funds as are necessary for the purpose of effecting the payment of (i) real estate taxes, assessments and other similar items that are or may become a lien thereon, (ii) ground rents (if applicable) and (iii) premiums on Insurance Policies, in each instance if and to the extent Escrow Payments collected from the related Mortgagor (or related REO Revenues, if applicable) are insufficient to pay such item when due and the related Mortgagor has failed to pay such item on a timely basis, and provided, however, that the particular Advance would not, if made, constitute a Nonrecoverable Property Protection Advance and provided, further, however, that with respect to the payment of taxes and assessments, the Master Servicer shall not be required to make such Advance until the later of five (5) Business Days after the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, has received confirmation that such item has not been paid or the date prior to the date after which any penalty or interest would accrue in respect of such taxes or assessments. The Special Servicer shall give the Master Servicer and the Trustee no less than five (5) Business Days’ written (facsimile or electronic) notice before the date on which the Master Servicer is requested to make any Property Protection Advance with respect to a given Specially Serviced Mortgage Loan or REO Property; provided, however, that only two (2) Business Days’ written (facsimile or electronic) notice shall be required in respect of Property Protection Advances required to be made on an emergency or urgent basis provided, further, that the Special Servicer shall not be entitled to make such a request (other than for Property Protection Advances required to be made on an urgent or emergency basis) more frequently than once per calendar month (although such request may relate to more than one Property Protection Advance). The Master Servicer may pay the aggregate amount of such Property Protection Advances listed on a monthly request to the Special Servicer, in which case the Special Servicer shall remit such Property Protection Advances to the ultimate payees. The Special Servicer shall have no obligation to make any Property Protection Advances; provided that in an urgent or emergency situation requiring the making of a Property Protection Advance, the Special Servicer may make a Property Protection Advance. Within five (5) Business Days of making such a Property Protection Advance, the Special Servicer shall deliver to the Master Servicer request for reimbursement for such Property Protection Advance, along with all information and documentation in the Special Servicer’s possession regarding the subject Property Protection Advance as the Master Servicer may reasonably request, and the Master Servicer shall be obligated, out of such Master Servicer’s own funds, to reimburse the Special Servicer for any unreimbursed Property Protection Advances (other than Nonrecoverable Property Protection Advances which shall be reimbursed from the Collection Account) made by the Special Servicer pursuant to the terms hereof, together with interest thereon at the Reimbursement Rate from the date made to, but not including, the date of reimbursement. Such reimbursement and any accompanying payment of interest shall be made within five (5) Business Days of the written request therefor pursuant to the preceding sentence by wire transfer of immediately available funds to an account designated in writing by the Special Servicer. Upon the Master Servicer’s reimbursement to the Special Servicer of any Property Protection Advance and payment to the Special Servicer of interest thereon, all in accordance with this Section 3.03, the Master Servicer shall for all purposes of this Agreement be deemed to have made such Property Protection Advance at the same time as the Special Servicer actually made such Property Protection Advance, and accordingly, the Master Servicer shall be entitled to be reimbursed for such Property Protection Advance, together with interest thereon at the Reimbursement Rate, at the same time, in the same manner and to the same extent as the Master Servicer would otherwise have been entitled if it had actually made such Property Protection Advance at the time the Special Servicer did.

Any request by the Special Servicer that the Master Servicer make a Property Protection Advance shall be deemed to be a determination by the Special Servicer that such requested Property Protection Advance is not a Nonrecoverable Property Protection Advance, and the Master Servicer shall be entitled to conclusively rely on such determination, provided that the determination shall not be binding on the Master Servicer or Trustee. On the first Business Day after the Determination Date for the related Distribution Date, the Special Servicer shall report to the Master Servicer if the Special Servicer determines any Property Protection Advance previously made by the Master Servicer with respect to a Specially Serviced Mortgage Loan or REO Loan is a Nonrecoverable Property Protection Advance. The Master Servicer shall be entitled to conclusively rely on such a determination, and such determination shall be binding upon the Master Servicer, but shall in no way limit the ability of the Master Servicer in the absence of such determination to make its own determination that any Advance is a Nonrecoverable Advance. If the Special Servicer makes a determination that only a portion of, and not all of, any previously made or proposed Property Protection Advance is a Nonrecoverable Advance, the Master Servicer shall have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed Property Protection Advance is a Nonrecoverable Advance. All such Advances shall be reimbursable in the first instance from related collections from the Mortgagors and further as provided in Section 3.05(a). No costs incurred by the Master Servicer or the Special Servicer in effecting the payment of real estate taxes, assessments and, if applicable, ground rents on or in respect of the Mortgaged Properties shall, for purposes hereof, including, without limitation, the Certificate Administrator’s calculation of monthly distributions to Certificateholders and the RR Interest Owner, be added to the unpaid principal balances of the related Mortgage Loans, any related Serviced Companion Loan, notwithstanding that the terms of such Mortgage Loans or related Serviced Companion Loan, so permit. If the Master Servicer fails to make any required Property Protection Advance as and when due (including any applicable cure periods), to the extent the Trustee has actual knowledge of such failure, the Trustee shall make such Property Protection Advance pursuant to Section 7.05. Notwithstanding anything herein to the contrary, no Property Protection Advance shall be required hereunder if such Property Protection Advance would, if made, constitute a Nonrecoverable Property Protection Advance. In addition, the Master Servicer shall consider Unliquidated Advances in respect of prior Property Protection Advances for purposes of nonrecoverability determinations. The Special Servicer shall have no obligation to make any Property Protection Advances under this Agreement.

Notwithstanding the foregoing provisions of this Section 3.03(c), the Master Servicer shall not be required to reimburse the Special Servicer out of its own funds for, or to make at the direction of the Special Servicer, any Property Protection Advance if the Master Servicer determines in its reasonable judgment that such Property Protection Advance, although not characterized by the Special Servicer as a Nonrecoverable Property Protection Advance, is in fact a Nonrecoverable Property Protection Advance. The Master Servicer shall notify the Special Servicer in writing of such determination and, if applicable, such Nonrecoverable Property Protection Advance shall be reimbursed to the Special Servicer pursuant to Section 3.05(a).

Notwithstanding anything to the contrary contained in this Section 3.03(c), the Master Servicer may in its good faith judgment elect (but shall not be required unless directed by the Special Servicer with respect to Specially Serviced Mortgage Loans and REO Loans) to make a payment from amounts on deposit in the Collection Account (or any Serviced Whole Loan Custodial Account maintained as a subaccount thereof by a Companion Paying Agent, if applicable) (which shall be deemed first made from amounts distributable as principal and then from all other amounts comprising general collections) to pay for certain expenses set forth below notwithstanding that the Master Servicer (or the Special Servicer, as applicable) has determined that a Property Protection Advance with respect to such expenditure would be a Nonrecoverable Property Protection Advance (unless, with respect to Specially Serviced Mortgage Loans or REO Loans, the Special Servicer has notified the Master Servicer to not make such expenditure), where making such expenditure would prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan or Serviced Companion Loan; provided that in each instance, the Master Servicer or the Special Servicer, as applicable, determines in accordance with the Servicing Standard (as evidenced by an Officer’s Certificate delivered to the Trustee) that making such expenditure is in the best interest of the Certificateholders and the RR Interest Owner, all as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans). The Master Servicer or Trustee may elect to obtain reimbursement of Nonrecoverable Property Protection Advances from the Trust pursuant to the terms of Section 3.17(c). The parties acknowledge that pursuant to the applicable Non-Serviced Pooling Agreement, the applicable Non-Serviced Master Servicer is obligated to make property protection advances with respect to the related Non-Serviced Whole Loan. The applicable Non-Serviced Master Servicer shall be entitled to reimbursement for Nonrecoverable Property Protection Advances with respect to such Non-Serviced Whole Loan (with, in each case, any accrued and unpaid interest thereon provided for under the applicable Non-Serviced Pooling Agreement) in the manner set forth in the applicable Non-Serviced Pooling Agreement and the applicable Non-Serviced Co-Lender Agreement.

(d)             In connection with its recovery of any Property Protection Advance out of the Collection Account (or any Serviced Whole Loan Custodial Account maintained as a subaccount thereof by the Companion Paying Agent, if applicable) pursuant to Section 3.05(a), the Trustee, the Special Servicer and then the Master Servicer, as the case may be and in that order, shall be entitled to receive, out of any amounts then on deposit in the Collection Account interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such Property Protection Advance from the date made to, but not including, the date of reimbursement. Subject to Section 3.17(c), the Master Servicer shall reimburse itself, the Special Servicer or the Trustee, as the case may be, for any outstanding Property Protection Advance as soon as practically possible after funds available for such purpose are deposited in the Collection Account (or any Serviced Whole Loan Custodial Account maintained as a subaccount thereof by the Companion Paying Agent, if applicable) subject to the Master Servicer’s or the Trustee’s options and rights to defer recovery of such amounts as provided herein; provided, however, that such Master Servicer’s or Trustee’s options and rights to defer recovery of such amounts shall not alter the Master Servicer’s obligation to reimburse the Special Servicer for any outstanding Property Protection Advance as provided for in this sentence. To the extent amounts on deposit in the Serviced Whole Loan Custodial Account with respect to the related Companion Loan are insufficient for any such reimbursement, the Master Servicer shall use efforts in accordance with the Servicing Standard to enforce the rights of the holder of the related Mortgage Loan under the related Co-Lender Agreement to obtain any reimbursement available from the holder of the related Companion Loan.

(e)             To the extent an operations and maintenance plan is required to be established and executed pursuant to the terms of a Mortgage Loan (other than a Non-Serviced Mortgage Loan), the Master Servicer shall request from the Mortgagor written confirmation thereof within a reasonable time after the later of the Closing Date and the date as of which plan is required to be established or completed. To the extent any repairs, capital improvements, actions or remediations are required to have been taken or completed pursuant to the terms of the Mortgage Loan (other than a Non-Serviced Mortgage Loan), the Master Servicer shall request from the Mortgagor written confirmation of such actions and remediations within a reasonable time after the later of the Closing Date and the date as of which action or remediations are required to be or to have been taken or completed. To the extent a Mortgagor shall fail to promptly respond to any inquiry described in this Section 3.03(e), the Master Servicer shall report any such failure to the Special Servicer within a reasonable time after the date as of which actions or remediations are required to be or to have been taken or completed.

Section 3.04          The Collection Account, the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Serviced Whole Loan Custodial Account, the Interest Reserve Account, the Non-VRR Gain-on-Sale Reserve Account and the VRR Gain-on-Sale Reserve Account, the Loan REMIC Residual Interest Account and the Excess Interest Distribution Account. (a)  The Master Servicer shall establish and maintain, or cause to be established and maintained, a Collection Account in which the Master Servicer shall deposit or cause to be deposited and in no event later than the second Business Day following receipt of properly identified and available funds (in the case of payments by Mortgagors or other collections on the Mortgage Loans or Companion Loans), except as otherwise specifically provided herein, the following properly identified payments and collections received or made by or on behalf of it subsequent to the Cut-off Date (other than in respect of principal and interest on the Mortgage Loans or Companion Loans due and payable on or before the Cut-off Date, which payments shall be delivered promptly to the applicable Mortgage Loan Seller or its designee and other than any amounts received from Mortgagors which are received in connection with the purchase of defeasance collateral), or payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a period subsequent thereto:

(i)             all payments on account of principal, including Principal Prepayments on the Mortgage Loans or principal prepayments on Serviced Companion Loans;

(ii)             all payments on account of interest on the Mortgage Loans or the Serviced Companion Loans, including Excess Interest, Yield Maintenance Charges and Default Interest;

(iii)             late payment charges and other Penalty Charges to the extent required to offset interest on Advances and additional expenses of the Trust (including Special Servicing Fees, Workout Fees or Liquidation Fees) as required by Section 3.11(d);

(iv)             all Insurance and Condemnation Proceeds and Liquidation Proceeds (other than Gain-on-Sale Proceeds or Non-Serviced Gain-on-Sale Proceeds) received in respect of any Mortgage Loan, Serviced Companion Loan or REO Property (other than (A) Liquidation Proceeds that are received in connection with the purchase by the Master Servicer, the Special Servicer the Holders of the majority of the Controlling Class, or the Holders of the Class R Certificates of all the Mortgage Loans and any REO Properties in the Trust Fund and that are to be deposited in the Lower-Tier REMIC Distribution Account pursuant to Section 9.01 and (B) any proceeds that are received in connection with the purchase, if any, of a Serviced Pari Passu Companion Loan from a securitization by the related Mortgage Loan Seller, which shall be paid directly to the servicer of such securitization) together with any recovery of Unliquidated Advances in respect of the related Mortgage Loans;

(v)             any amounts required to be transferred from the applicable REO Account pursuant to Section 3.14(c);

(vi)             any amounts required to be deposited by the Master Servicer pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Collection Account; and

(vii)             any amounts required to be deposited by the Master Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket hazard or master single interest policy.

Notwithstanding the foregoing requirements, the Master Servicer need not deposit into the Collection Account any amount that the Master Servicer would be authorized to withdraw immediately from such account in accordance with the terms of Section 3.05 and shall be entitled to instead immediately pay such amount directly to the Person(s) entitled thereto; provided that such amounts shall be applied in accordance with the terms hereof and shall be reported as if deposited in such Collection Account and then withdrawn.

The foregoing requirements for deposit in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, actual payments from Mortgagors in the nature of Escrow Payments, charges for beneficiary statements or demands, assumption fees, Modification Fees, extension fees, defeasance fees, amounts collected for Mortgagor checks returned for insufficient funds or other amounts the Master Servicer or the Special Servicer would be entitled to retain as additional servicing compensation need not be deposited by the Master Servicer in the Collection Account. If the Master Servicer shall deposit in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding. Assumption, extension and Modification Fees actually received from Mortgagors on Specially Serviced Mortgage Loans shall be promptly delivered to the Special Servicer as additional servicing compensation.

Upon receipt of any of the foregoing amounts in clauses (i) through (iv) above with respect to any Specially Serviced Mortgage Loans, the Special Servicer shall remit within one (1) Business Day such amounts to the Master Servicer for deposit into the Collection Account, in accordance with this Section 3.04(a). Any such amounts received by the Special Servicer with respect to an REO Property shall be deposited by the Special Servicer into its REO Account and remitted to the Master Servicer for deposit into the Collection Account, pursuant to Section 3.14(c). With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse without recourse or warranty such check to the order of the Master Servicer and shall promptly deliver any such check to the Master Servicer by overnight courier. Funds in the Collection Account may only be invested in Permitted Investments in accordance with the provisions of Section 3.06. As of the Closing Date, the Collection Account for the Master Servicer shall be located at the offices of Midland Loan Services, a Division of PNC Bank, National Association. The Master Servicer shall give notice to the Trustee, the Special Servicer the Certificate Administrator and the Depositor of the new location of the Collection Account prior to any change thereof.

With respect to each Mortgage Loan that has an initial Due Date after January 2021, an amount equal to the Closing Date Deposit Amount shall be required to be delivered by the related Mortgage Loan Seller to the Depositor on the Closing Date, and the Depositor shall forward such amount to the Master Servicer on the Closing Date for deposit into the Collection Account.

(b)             The Certificate Administrator, on behalf of the Trustee, shall establish and maintain (i) the Lower-Tier REMIC Distribution Account and the Interest Reserve Account in trust for the benefit of the Certificateholders (other than the Holders of Class S Certificates) and the RR Interest Owner, (ii)  the Non-VRR Gain-on-Sale Reserve Account (if established) for the benefit of the Certificateholders (other than the Holders of the Class S and Class RR Certificates), (iii) the VRR Gain-on-Sale Reserve Account (if established) for the benefit of the VRR Interest Owners, (iv) the Upper-Tier REMIC Distribution Account for the benefit of the Certificateholders (other than the Holders of Class S Certificates) and the RR Interest Owner and (v) the Excess Interest Distribution Account for the benefit of the Holders of the Class S Certificates and the VRR Interest Owners. The Master Servicer shall deliver to the Certificate Administrator each month on or before the Master Servicer Remittance Date therein, for deposit (x) in the Lower-Tier REMIC Distribution Account, that portion of the Aggregate Available Funds attributable to the Mortgage Loans (in each case, calculated without regard to clauses (a)(iii)(B), (a)(iv), and (c) of the definition of Aggregate Available Funds) for the related Distribution Date and (y) in the Excess Interest Distribution Account all Excess Interest for the related Distribution Date.

With respect to each Companion Loan (excluding any Non-Serviced Companion Loan), the Companion Paying Agent shall establish and maintain the Serviced Whole Loan Custodial Account, which may be a subaccount or ledger account of the Collection Account, for distributions to each Companion Holder, to be held for the benefit of the related Companion Holder and shall, within two (2) Business Days following receipt of available and properly identified funds, deposit in the Serviced Whole Loan Custodial Account any and all amounts received by the Companion Paying Agent that are required by the terms of this Agreement or the applicable Co-Lender Agreement to be deposited therein; provided, however, that the Companion Paying Agent shall separately track for each Serviced Companion Loan all amounts deposited with respect to such Serviced Companion Loan. The Master Servicer shall deliver to the Companion Paying Agent each month, on or before the Master Servicer Remittance Date therein, for deposit in the Serviced Whole Loan Custodial Account, an aggregate amount of immediately available funds, to the extent received with respect to the related Serviced Whole Loan, to the extent of available funds, equal to the amount to be distributed to the related Companion Holder pursuant to the terms of this Agreement and the related Co-Lender Agreement. Notwithstanding the preceding, the following provisions shall apply to remittances relating to the Serviced Companion Loans that have been deposited into an Other Securitization: (1) on each Serviced Whole Loan Remittance Date, the Master Servicer shall withdraw from the Collection Account (or applicable portion thereof) an aggregate amount equal to all payments and/or collections actually received on, and payable to, such Serviced Companion Loans prior to such dates; provided, however, that in no event shall the Master Servicer be required to transfer to the Serviced Whole Loan Custodial Account any portion thereof that is payable or reimbursable to or at the direction of any party to this Agreement under the other provisions of this Agreement and/or the related Co-Lender Agreement; (2) on each Serviced Whole Loan Remittance Date, the Companion Paying Agent shall make the payments and remittance described in Section 4.01(m), which payments and remittance shall be made, in each case, on the Serviced Whole Loan Remittance Date.

The Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Serviced Whole Loan Custodial Account, and, if established, the Non-VRR Gain-on-Sale Reserve Account and the VRR Gain-on-Sale Reserve Account, may be subaccounts of a single Eligible Account, which shall be maintained as a segregated account separate from other accounts.

In addition to the amounts required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to this Section 3.04, the Master Servicer shall, as and when required hereunder, deliver to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account:

(i)             any amounts required to be deposited by the Master Servicer pursuant to Section 3.17(a) as Compensating Interest Payments (other than the portion of any Compensating Interest Payment allocated to a Serviced Pari Passu Companion Loan) in connection with Prepayment Interest Shortfalls;

(ii)             any P&I Advances required to be made by the Master Servicer in accordance with Section 4.03;

(iii)             any Liquidation Proceeds paid by the Master Servicer, the Special Servicer the Holders of the Controlling Class or the Holders of the Class R Certificates in connection with the purchase of all of the Mortgage Loans and any REO Properties in the Trust Fund pursuant to Section 9.01 (exclusive of that portion thereof required to be deposited in the Collection Account pursuant to Section 9.01);

(iv)             any Yield Maintenance Charges with respect to the Mortgage Loans actually collected; and

(v)             any other amounts required to be so delivered for deposit in the Lower-Tier REMIC Distribution Account pursuant to any provision of this Agreement.

If, as of the close of business (New York City time) on any Master Servicer Remittance Date or on such other date as any amount referred to in the foregoing clauses (i) through (v), the Master Servicer shall not have delivered to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account or the Excess Interest Distribution Account, as applicable, the amounts required to be deposited therein pursuant to the provisions of this Agreement (including any P&I Advance with respect to the Mortgage Loans, pursuant to Section 4.03(a) hereof), the Master Servicer shall pay the Certificate Administrator interest on such late payment at the Prime Rate from and including the date such payment was required to be made (without regard to any Grace Period set forth in Section 7.01(a)(i)) until (but not including) the date such late payment is received by the Certificate Administrator.

The Certificate Administrator shall, upon receipt, deposit in the Lower-Tier REMIC Distribution Account or the Excess Interest Distribution Account, as applicable, any and all amounts received by the Certificate Administrator that are required by the terms of this Agreement to be deposited therein.

Promptly on each Distribution Date, the Certificate Administrator shall be deemed to withdraw from the Lower-Tier REMIC Distribution Account and deposit in the Upper-Tier REMIC Distribution Account an aggregate amount of immediately available funds equal to the Lower-Tier Distribution Amount and the amount of any Yield Maintenance Charges for such Distribution Date allocated in payment of the Lower-Tier Regular Interests as specified in Section 4.01(c) and Section 4.01(f), respectively. Amounts deposited into and withdrawn from the Collection Account in respect of the White Oak Crossing Mortgage Loan and the Grand Canal Shoppes Mortgage Loan shall be deemed to be distributed in respect of the related Loan REMIC Regular Interest and the related Loan REMIC Residual Interest in accordance with the related REMIC Declaration. Amounts deemed distributed in respect of the Loan REMIC Regular Interests shall be deposited in the Lower-Tier Distribution Account, and amounts deemed distributed in respect of the Loan REMIC Residual Interests shall be deposited into the Loan REMIC Residual Distribution Account to be distributed to the Class R Certificates as set forth in Section 4.01(l).

Funds on deposit in the Interest Reserve Account, the Serviced Whole Loan Custodial Account, the Excess Interest Distribution Account, the Loan REMIC Residual Distribution Account, the Upper-Tier REMIC Distribution Account, the Lower-Tier REMIC Distribution Account, and, if established, the Non-VRR Gain-on-Sale Reserve Account and the

VRR Gain-on-Sale Reserve Account, shall not be invested for so long as Wells Fargo Bank, National Association is the Certificate Administrator; provided, however, that if, at any time, Wells Fargo Bank, National Association is no longer the Certificate Administrator, such funds may be invested and, if invested, shall be invested by, and at the risk of, the Certificate Administrator in Permitted Investments selected by the Certificate Administrator which shall mature, unless payable on demand, not later than such time on the Distribution Date which will allow the Certificate Administrator to make withdrawals from the Distribution Account, and any such Permitted Investment shall not be sold or disposed of prior to its maturity unless payable on demand. All such Permitted Investments shall be made in the name of “[name of successor certificate administrator], as Certificate Administrator, for the benefit of Wells Fargo Bank, National Association, as Trustee for the Holders of the GS Mortgage Securities Trust 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 and the RR Interest Owner as their interests may appear”, or in the name of any successor trustee, as Trustee for the Holders of the GS Mortgage Securities Trust 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 and the RR Interest Owner as their interests may appear. None of the Trust, the Depositor, the Mortgagors, the Master Servicer or the Special Servicer shall be liable for any loss incurred on such Permitted Investments.

An amount equal to all income and gain realized from any such investment shall be paid to the Certificate Administrator as additional compensation and shall be subject to its withdrawal at any time from time to time. The amount of any losses incurred in respect of any such investments shall be for the account of the Certificate Administrator which shall deposit the amount of such loss (to the extent not offset by income from other investments) in the Distribution Accounts, as the case may be, out of its own funds immediately as realized. If the Certificate Administrator deposits in or transfers to the Distribution Accounts, as the case may be, any amount not required to be deposited therein or transferred thereto, it may at any time withdraw such amount or retransfer such amount from the Distribution Accounts, as the case may be, any provision herein to the contrary notwithstanding.

As of the Closing Date, the Interest Reserve Account, the Excess Interest Distribution Account, the Upper-Tier REMIC Distribution Account and the Lower-Tier REMIC Distribution Account shall be located at the offices of the Certificate Administrator. The Certificate Administrator shall give notice to the Trustee, the Master Servicer and the Depositor of the proposed location of the Interest Reserve Account, the Excess Interest Distribution Account, the Upper-Tier REMIC Distribution Account, the Lower-Tier REMIC Distribution Account and, if established, the Non-VRR Gain-on-Sale Reserve Account and the VRR Gain-on-Sale Reserve Account, prior to any change thereof.

For the avoidance of doubt, the Collection Account (other than any portion holding Excess Interest and the Serviced Whole Loan Custodial Account, if it is a sub-account of the Collection Account, and the Loan REMIC Residual Distribution Account), the Lower-Tier REMIC Distribution Account, the Non-VRR Gain-on-Sale Reserve Account, the VRR Gain-on-Sale Reserve Account, any Servicing Account, the REO Accounts, and the Interest Reserve Account (including interest, if any, earned on the investment of funds in such accounts) will be owned by the Lower-Tier REMIC; the Excess Interest Distribution Account (and any portion of the Collection Account holding Excess Interest) will be owned by the Grantor Trust for the benefit of the Holders of Class S Certificates and the VRR Interest Owners; the Loan REMIC

Residual Interest Distribution Account will be owned by the Grantor Trust for the benefit of the Holders of the Class R Certificates; the Serviced Whole Loan Custodial Account (including interest, if any, earned on the investment of funds in such account) will be owned by the Companion Holders, as applicable; the Upper-Tier REMIC Distribution Account (including interest, if any, earned on the investment of funds in such account) will be owned by the Upper-Tier REMIC, each for federal income tax purposes.

(c)             Prior to any Determination Date for the first Collection Period during which Excess Interest is received on any Mortgage Loan, and upon notification from the Master Servicer or Special Servicer pursuant to Section 3.02(d), the Certificate Administrator, on behalf of the Certificateholders, shall establish and maintain the Excess Interest Distribution Account in its own name on behalf of the Trustee in trust for the benefit of the Holders of the Class S Certificates and the VRR Interest Owners. The Excess Interest Distribution Account shall be established and maintained as an Eligible Account (or as a subaccount of an Eligible Account). Prior to the applicable Distribution Date, the Master Servicer shall remit to the Certificate Administrator for deposit in the Excess Interest Distribution Account an amount equal to the Excess Interest received prior to the Determination Date for the applicable Collection Period.

(d)            Following the distribution of Excess Interest to Holders of the Class S Certificates and the VRR Interest Owners on the first Distribution Date after which there are no longer any Mortgage Loans outstanding which pursuant to their terms could pay Excess Interest, the Certificate Administrator shall terminate the Excess Interest Distribution Account.

(e)             The Certificate Administrator shall establish and maintain the Loan REMIC Residual Distribution Account in the name of the Certificate Administrator, in trust for the benefit of the Class R Certificateholders and the Trustee as the Holder of the Loan REMIC Residual Interests. The Loan REMIC Residual Distribution Account shall be established and maintained as an Eligible Account (or as a subaccount of an Eligible Account). Prior to the applicable Distribution Date, the Master Servicer shall withdraw from the Collection Account and remit to the Certificate Administrator on the applicable Master Servicer Remittance Date for deposit in the Loan REMIC Residual Distribution Account amounts deemed distributed from the Loan REMICs pursuant to the related REMIC Declarations prior to the Determination Date for the applicable Collection Period.

(f)              The Certificate Administrator shall, on any Distribution Date, make withdrawals from the Loan REMIC Residual Distribution Account to the extent required to make the distributions with respect of the Loan REMIC Residual Interests required by Section 4.01(l).

(g)             The Certificate Administrator shall establish (upon notice from the Special Servicer of an event occurring that generates Gain-on-Sale Proceeds) and maintain (i) the Non-VRR Gain-on-Sale Reserve Account for the benefit of the Certificateholders and (ii) the VRR Gain-on-Sale Reserve Account for the benefit of the VRR Interest Owners. Each of the Non-VRR Gain-on-Sale Reserve Account and the VRR Gain-on-Sale Reserve Account shall be maintained as an Eligible Account (or as a subaccount of an Eligible Account), separate and apart from trust funds for mortgage pass-through certificates of other series administered by the Certificate Administrator.

Upon the disposition of any REO Property, in accordance with Section 3.09 or Section 3.16, the Special Servicer will calculate the Gain-on-Sale Proceeds, if any, realized that are allocable to the Mortgage Loan, in connection with such sale and remit such proceeds to the Master Servicer, who shall remit such funds to the Certificate Administrator, who shall (i) calculate the Non-VRR Percentage of such Gain-on-Sale Proceeds and deposit the Non-VRR Gain-on-Sale Proceeds deposit into the Non-VRR Gain-on-Sale Reserve Account, and (ii) calculate the VRR Percentage of such Gain-on-Sale Proceeds and deposit the VRR Gain-on-Sale Proceeds into the VRR Gain-on-Sale Reserve Account. The Special Servicer shall include a notation of the amount of Gain-on-Sale Proceeds in the Notice of Payment Application. Any gain on such disposition that is allocable to any related Companion Loan in accordance with the terms of the related Co-Lender Agreement shall be remitted to the Companion Paying Agent for deposit into the Serviced Whole Loan Custodial Account.

(h)             Any Non-Serviced Gain-on-Sale Proceeds received with respect to any Non-Serviced Mortgage Loan pursuant to the related Non-Serviced Pooling Agreement shall be remitted to the Certificate Administrator as follows: (i) the Non-VRR Percentage of such Non-Serviced Gain-on-Sale Proceeds for deposit into the Non-VRR Gain-on-Sale Reserve Account and (ii) the VRR Percentage of such Non-Serviced Gain-on-Sale Proceeds for deposit into the VRR Gain-on-Sale Reserve Account.

(i)             If any Loss of Value Payments are received in connection with a Material Defect pursuant to or as contemplated by Section 3.05(f) of this Agreement, the Special Servicer shall establish and maintain one or more non-interest bearing accounts (collectively, the “Loss of Value Reserve Fund”) to be held for the benefit of the Certificateholders and the RR Interest Owner, for purposes of holding such Loss of Value Payments. Each account that constitutes the Loss of Value Reserve Fund shall be an Eligible Account or a sub-account of an Eligible Account. The Special Servicer shall, upon receipt, deposit in the Loss of Value Reserve Fund all Loss of Value Payments received by it. The Certificate Administrator shall, based upon information obtained from the CREFC® reports delivered by the Master Servicer pursuant to the terms hereof, account for the Loss of Value Reserve Fund as an outside reserve fund within the meaning of Treasury Regulations Section 1.860G-2(h) and not an asset of any Trust REMIC or the Grantor Trust. Furthermore, for all federal tax purposes, the Certificate Administrator shall (i) treat amounts paid out of the Loss of Value Reserve Fund through the Collection Account to the Certificateholders as contributed to and distributed by the Trust REMICs or the Grantor Trust and (ii) treat any amounts paid out of the Loss of Value Reserve Fund through the Collection Account to a Mortgage Loan Seller as distributions by the Trust to such Mortgage Loan Seller as beneficial owner of the Loss of Value Reserve Fund. The applicable Mortgage Loan Seller will be the beneficial owner of the Loss of Value Reserve Fund for all federal income tax purposes, and shall be taxable on all income earned thereon.

(j)              On the Closing Date, the Depositor shall remit to the Master Servicer for deposit into the Collection Account an amount equal to the Closing Date Deposit Amount. On or prior to the Master Servicer Remittance Date in January 2021, the Master Servicer shall transfer from the Collection Account to the Certificate Administrator for deposit into the Distribution Account the Closing Date Deposit Amount on deposit in the Collection Account.

Section 3.05          Permitted Withdrawals from the Collection Account, the Distribution Accounts and the Serviced Whole Loan Custodial Account. (a)  The Master Servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account exclusive of the Serviced Whole Loan Custodial Account that may be a subaccount of the Collection Account) for any of the following purposes (the following not being an order of priority and without duplication of the same payment or reimbursement):

(i)             (A) no later than 4:00 p.m., New York City time, on each Master Servicer Remittance Date, to remit to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account, the Excess Interest Distribution Account and the Loan REMIC Residual Distribution Account and the amounts required to be remitted pursuant to the first paragraph of Section 3.04(b) or that may be applied to make P&I Advances pursuant to Section 4.03(a); and (B) pursuant to the second paragraph of Section 3.04(b), to remit to the Companion Paying Agent for deposit in the Serviced Whole Loan Custodial Account the amounts required to be so deposited with respect to the Companion Loans;

(ii)             (A)  to pay itself (or, with respect to any Transferable Servicing Interest, to pay Midland Loan Services, a Division of PNC Bank, National Association if Midland Loan Services, a Division of PNC Bank, National Association is no longer the Master Servicer, any such interest pursuant to Section 3.11(a)) unpaid Servicing Fees in respect of each Mortgage Loan, Companion Loan, Specially Serviced Mortgage Loan, and REO Loan, as applicable, the Master Servicer’s rights to payment of Servicing Fees pursuant to this clause (ii)(A) with respect to any Mortgage Loan, related Serviced Companion Loan, Specially Serviced Mortgage Loan or REO Loan, as applicable, being limited to amounts received on or in respect of such Mortgage Loan or related Serviced Companion Loan (whether in the form of payments, Liquidation Proceeds or Insurance and Condemnation Proceeds) or such REO Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance and Condemnation Proceeds), that are allocable as recovery of interest thereon, (B) to pay the Special Servicer any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each Specially Serviced Mortgage Loan or REO Loan or Corrected Loan, as applicable, and any expense incurred by the Special Servicer in connection with performing any inspections pursuant to Section 3.12(a), remaining unpaid first, out of related REO Revenues, Liquidation Proceeds, Insurance and Condemnation Proceeds and collections in respect of the related Specially Serviced Mortgage Loan (provided that, in the case of such payment relating to a Serviced Whole Loan, such payment shall be made, subject to the terms of the related Co-Lender Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, in accordance with their respective Stated Principal Balances), or (ii) with respect to a Serviced AB Whole Loan, first, from the related AB Subordinate Companion Loan, and then, from the AB Mortgage Loan (and any related Pari Passu Companion Loans on a pro rata basis) and then out of general collections on the Mortgage Loans and REO Properties, (C) to pay the Operating Advisor any unpaid Operating Advisor Fees or Operating Advisor Consulting Fees in respect of each Mortgage Loan, Specially Serviced Mortgage Loan or REO Loan (other than any related

Companion Loan), as applicable, the Operating Advisor’s right to payment of the Operating Advisor Fee or Operating Advisor Consulting Fee (but only to the extent actually received from the related Mortgagor) pursuant to this clause (ii)(C) with respect to any Mortgage Loan, Specially Serviced Mortgage Loan, or REO Loan (other than any related Companion Loan), as applicable, being limited to amounts received on or in respect of such Mortgage Loan (whether in the form of payments, P&I Advances (solely with respect to the Operating Advisor Fee), Liquidation Proceeds or Insurance and Condemnation Proceeds) or such REO Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance and Condemnation Proceeds), that are allocable as recovery of interest thereon, and (D) to pay the Asset Representations Reviewer (1) any unpaid Asset Representations Reviewer Fee in respect of each Mortgage Loan, Specially Serviced Mortgage Loan or REO Loan (in each case, other than any related Companion Loan), as applicable, the Asset Representations Reviewer’s right to payment of the Asset Representations Reviewer Fee pursuant to this clause (ii)(D)(1) with respect to any Mortgage Loan, Specially Serviced Mortgage Loan or REO Loan (in each case, other than any related Companion Loan), as applicable, being limited to amounts received on or in respect of such Mortgage Loan (whether in the form of payments, P&I Advances, Liquidation Proceeds or Insurance and Condemnation Proceeds), Specially Serviced Mortgage Loan or REO Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance and Condemnation Proceeds), that are allocable as recovery of interest thereon, or (2) (to the extent such fee is payable as a Trust Fund expense) any unpaid Asset Representations Reviewer Asset Review Fee payable in connection with any Asset Review that was performed as a result of an Affirmative Asset Review Vote;

(iii)             to reimburse the Trustee and itself, as applicable (in that order), for unreimbursed P&I Advances, the Master Servicer’s or the Trustee’s right to reimbursement pursuant to this clause (iii) being limited to amounts received which represent Late Collections of interest (net of the related Servicing Fee) on and principal of the particular Mortgage Loans and REO Loans with respect to which P&I Advances were made; provided that with respect to each Serviced Whole Loan, reimbursement of P&I Advances shall be made only from amounts collected with respect to the related Serviced Mortgage Loan and not from any amounts collected with respect to any related Serviced Companion Loan (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Co-Lender Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan and AB Subordinate Companion Loan) prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in the Collection Account; provided, further, that if such P&I Advance with respect to a Mortgage Loan becomes a Workout-Delayed Reimbursement Amount, then the maker of such P&I Advance shall additionally, but without duplication, thereafter be entitled to reimbursement for such P&I Advance from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in the Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below; and provided, further, that if such Advance becomes a Nonrecoverable Advance, then such Advance shall be reimbursable pursuant to clause (v) below;

(iv)             to reimburse the Trustee, the Special Servicer and itself, as applicable (in that order), for unreimbursed Property Protection Advances, the Master Servicer’s, the Special Servicer’s or the Trustee’s respective rights to receive payment pursuant to this clause (iv) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any related Companion Loan or any REO Property being limited to, as applicable, related payments, Liquidation Proceeds, Insurance and Condemnation Proceeds and REO Revenues (provided that, in the case of such reimbursement relating to a Serviced Whole Loan, such reimbursements shall be made, subject to the terms of the related Co-Lender Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective Stated Principal Balances, or (ii) with respect to a Serviced AB Whole Loan, first, from the related AB Subordinate Companion Loan, and then, pro rata, from any related AB Mortgage Loan and any related Serviced Pari Passu Companion Loan in accordance with their respective Stated Principal Balances (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Co-Lender Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan and AB Subordinate Companion Loan)), prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in the Collection Account related to any Mortgage Loan; provided, however, that if such Property Protection Advance becomes a Workout-Delayed Reimbursement Amount, then the maker of such Property Protection Advance shall additionally, but without duplication, thereafter be entitled to reimbursement for such Property Protection Advance from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in the Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below; provided, further, that if such Advance becomes a Nonrecoverable Advance, then such Advance shall be reimbursable pursuant to clause (v) below;

(v)             to reimburse the Trustee, the Special Servicer and itself, as applicable (in that order) (1) for Nonrecoverable Advances first, out of REO Revenues, Liquidation Proceeds and Insurance and Condemnation Proceeds, if any, received on the related Mortgage Loan and any related Companion Loan (with respect to such Companion Loan, only for Nonrecoverable Property Protection Advances made with respect thereto), then, out of the principal portion of general collections on the Mortgage Loans and REO Properties, then, to the extent the principal portion of general collections is insufficient and with respect to such excess only, subject to any exercise of the sole option to defer reimbursement thereof pursuant to Section 3.17(c), out of general collections on the Mortgage Loans and REO Properties, (2) for Workout-Delayed Reimbursement Amounts, out of the principal portion of the general collections on the Mortgage Loans and REO Properties net of such amounts being reimbursed pursuant to (1) above; (provided that, in case of such reimbursement of a Nonrecoverable Property Protection Advance relating to a Serviced Whole Loan related thereto, such reimbursement shall be made, subject to the terms of the related Co-Lender Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective Stated Principal Balances, or (ii) with respect to a Serviced AB Whole Loan, first, from the related AB Subordinate Companion Loan, then from the related AB Mortgage Loan (and any related Pari Passu Companion Loans, on a pro rata basis) and provided, further, that, in case of such reimbursement with respect to Nonrecoverable Property Protection Advances relating to a Serviced Whole Loan, such reimbursement shall be made as described above in this clause (v)(1) and (v)(2) from funds related to such Serviced Whole Loan prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in the Collection Account; provided, further, that with respect to a Serviced Mortgage Loan, reimbursement of Nonrecoverable P&I Advances from funds collected from the related Serviced Whole Loan shall be made only from amounts collected with respect to such Serviced Mortgage Loan (and not from any amounts collected with respect to the related Serviced Companion Loan), in accordance with the terms of the related Co-Lender Agreement (provided that, with respect to any Serviced Companion Loan, the foregoing with respect to Nonrecoverable Property Protection Advances and Nonrecoverable P&I Advances shall not limit or otherwise modify the terms of the related Co-Lender Agreement pursuant to which any amounts collected with respect to the related Whole Loan, are allocated to the related Serviced Mortgage Loan and AB Subordinate Companion Loan), prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in the Collection Account related to any Mortgage Loan) or (3) to pay itself, with respect to any Mortgage Loan, any related Companion Loan, if applicable, or REO Property any related earned Servicing Fee that remained unpaid in accordance with clause (ii) above following a Final Recovery Determination made with respect to such Mortgage Loan or REO Property and the deposit into the Collection Account of all amounts received in connection therewith;

(vi)             at such time as it reimburses the Trustee and itself, as applicable (in that order) or any Other Trustee or Other Servicer for a related securitization trust in respect of any Serviced Pari Passu Companion Loan for (a) any unreimbursed P&I Advance (including any such P&I Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause (iii) or clause (v) above, to pay itself and/or the Trustee or such other servicing party, as applicable, any interest accrued and payable thereon in accordance with Sections 4.03(d) and 3.11(d), (b) any unreimbursed Property Protection Advances (including any such Property Protection Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause (iv) or clause (v) above, to pay itself, the Special Servicer or the Trustee, or Other Trustee or Other Servicer as the case may be, any interest accrued and payable thereon in accordance with Section 3.03(d) and 3.11(d) or (c) any Nonrecoverable Advances pursuant to clause (v) above, to pay itself, the Special Servicer or the Trustee, or Other Trustee or Other Servicer as the case may be, any interest accrued and payable thereon; provided that in all events, subject to the related Co-Lender Agreement, interest on P&I Advances on any Serviced Mortgage Loan shall not be paid from funds actually distributable to any related Serviced Companion Loan, and interest on Property Protection Advances on any Serviced Whole Loan shall be paid (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, out of collections on the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan(s) in accordance with their respective outstanding principal balances, or (ii) with respect to a Serviced AB Whole Loan, first, pro rata, out of collections on the related AB Subordinate Companion Loan and then, pro rata and pari passu, out of collections on the related Serviced Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) (if any), in accordance with the respective Stated Principal Balances of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan(s) (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Co-Lender Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan and AB Subordinate Companion Loan);

(vii)             to reimburse itself, the Special Servicer, the Asset Representations Reviewer or the Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any Material Defect giving rise to a repurchase or substitution obligation of the applicable Mortgage Loan Seller or any other obligation of such Mortgage Loan Seller under Section 6 of the related Mortgage Loan Purchase Agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase or substitution obligation or any other obligation of the Mortgage Loan Seller, each such Person’s right to reimbursement pursuant to this clause (vii) with respect to any Mortgage Loan, being limited to that portion of the Purchase Price, the Loss of Value Payment or Substitution Shortfall Amount paid with respect to such Mortgage Loan, that represents such expense in accordance with clause (iv) of the definition of Purchase Price;

(viii)             to reimburse itself or the Special Servicer, as the case may be, first, out of Liquidation Proceeds, Insurance and Condemnation Proceeds, if any, with respect to the related Mortgage Loan or REO Loan, and then out of general collections on the Mortgage Loans and REO Properties, for any unreimbursed expense reasonably incurred by such Person in connection with the enforcement of the applicable Mortgage Loan Seller’s obligations under Section 6 of the related Mortgage Loan Purchase Agreement, but only to the extent that such expenses are not reimbursable pursuant to clause (vii) above or otherwise; provided that, in case of such reimbursement out of Liquidation Proceeds, and Insurance and Condemnation Proceeds described above relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Co-Lender Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective Stated Principal Balances or (ii) with respect to a Serviced AB Whole Loan, first, from the related AB Subordinate Companion Loan, and then, from any related AB Mortgage Loan (and any Pari Passu Companion Loans, on a pro rata basis) (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Co-Lender Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan and AB Subordinate Companion Loan), in each case, prior to being payable out of general collections with respect to the Mortgage Loans;

(ix)             to pay for costs and expenses incurred by the Trust pursuant to Section 3.09(c) first, out of REO Revenues, Liquidation Proceeds, Insurance and Condemnation

Proceeds with respect to the related Mortgage Loan, Serviced Companion Loan or REO Loan and then out of general collections on the Mortgage Loans and REO Properties; provided that, in case of such reimbursement relating to a Serviced Whole Loan, as applicable, such reimbursement shall be made, subject to the terms of the related Co-Lender Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective Stated Principal Balances or (ii) with respect to a Serviced AB Whole Loan, first, from the related AB Subordinate Companion Loan, and then, from any related AB Mortgage Loan (and any Pari Passu Companion Loans, on a pro rata basis) (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Co-Lender Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan and AB Subordinate Companion Loan), in each case, prior to being payable out of general collections with respect to the Mortgage Loan;

(x)             to pay itself, as additional servicing compensation in accordance with Section 3.11(a), (a) (1) interest and investment income earned in respect of amounts relating to the Trust Fund held in the Collection Account and the Serviced Whole Loan Custodial Account as provided in Section 3.06(b) (but only to the extent of the Net Investment Earnings with respect to the Collection Account and the Serviced Whole Loan Custodial Account for the period from and including the prior Distribution Date to and including the Master Servicer Remittance Date related to such Distribution Date), (2) Penalty Charges (other than Penalty Charges collected while the related Mortgage Loan and any related Serviced Companion Loan is a Specially Serviced Mortgage Loan), but only to the extent collected from the related Mortgagor and to the extent that all amounts then due and payable with respect to the related Mortgage Loan and any related Serviced Companion Loan have been paid and such Penalty Charges are not needed to pay interest on Advances or costs and expenses incurred by the Trust (including Special Servicing Fees, Liquidation Fees and Workout Fees) in accordance with Section 3.11(d) and (3) the difference, if positive, between Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any Serviced Companion Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments; and (b) to pay the Special Servicer, as additional servicing compensation in accordance with Section 3.11(c), Penalty Charges collected on Specially Serviced Mortgage Loans (but only to the extent collected from the related Mortgagor and to the extent that all amounts then due and payable with respect to the related Specially Serviced Mortgage Loan have been paid and such Penalty Charges are not needed to pay interest on Advances or costs and expenses incurred by the Trust (including Special Servicing Fees, Liquidation Fees and Workout Fees) in accordance with Section 3.11(d));

(xi)             to recoup any amounts deposited in the Collection Account in error;

(xii)             (A) to pay itself, the Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer or any of their respective directors, officers, members, managers, employees and agents, or CREFC®, as the case may be, out of general collections, any amounts payable to any such Person pursuant to Section 3.11(g), Section 6.04(a) or Section 6.04(b); provided that, in case of such reimbursement (other than a reimbursement of any amounts payable to CREFC®) relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Co-Lender Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective Stated Principal Balances or (ii) with respect to a Serviced AB Whole Loan, first, from the related AB Subordinate Companion Loan, and then, from any related AB Mortgage Loan (and any Pari Passu Companion Loans, on a pro rata basis) (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Co-Lender Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan and AB Subordinate Companion Loan), in each case, prior to being payable out of general collections with respect to the Mortgage Loans and (B) to reimburse or pay any party to this Agreement any unpaid expenses specifically reimbursable from the Collection Account under this Agreement;

(xiii)             to pay for (a) the cost of the Opinions of Counsel contemplated by Sections 3.09(b), 3.14(a), 3.15(b), 3.18(b), 3.18(d), 3.18(i) and 10.01(g) to the extent payable out of the Trust Fund, (b) the cost of any Opinion of Counsel contemplated by Section 13.01(a) or Section 13.01(c) in connection with an amendment to this Agreement requested by the Trustee or the Master Servicer, which amendment is in furtherance of the rights and interests of Certificateholders and the RR Interest Owner and (c) the cost of obtaining the REO Extension contemplated by Section 3.14(a); provided that, in case of such reimbursement relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Co-Lender Agreement (i) with respect to the related Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective Stated Principal Balances or (ii) with respect to a Serviced AB Whole Loan, first, from the related AB Subordinate Companion Loan, and then, from any related AB Mortgage Loan (and any Pari Passu Companion Loans, on a pro rata basis) (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Co-Lender Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan and AB Subordinate Companion Loan), in each case, prior to being payable out of general collections with respect to the Mortgage Loans;

(xiv)             to pay out of general collections on the Mortgage Loans and the REO Properties any and all federal, state and local taxes imposed on any Trust REMIC, the Grantor Trust, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee is liable therefor pursuant to Section 10.01(h);

(xv)             to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)             to reimburse the Certificate Administrator out of general collections on the Mortgage Loans and REO Properties for expenses incurred by and reimbursable to it by the Trust pursuant to Section 10.01(d);

(xvii)             to pay the applicable Mortgage Loan Seller or any other Person, with respect to each Mortgage Loan, if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase relating to periods after the date of purchase; or, in the case of the substitution for a Mortgage Loan by a Mortgage Loan Seller as contemplated by Section 2.03(b), to pay such Mortgage Loan Seller with respect to the replaced Mortgage Loan all amounts received thereon subsequent to the date of substitution, and with respect to the related Qualified Substitute Mortgage Loan(s), all Periodic Payments due thereon during or prior to the month of substitution, in accordance with Section 2.03(b);

(xviii)             to remit to the Certificate Administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to Section 3.21;

(xix)             to reimburse the Operating Advisor for any Operating Advisor Expenses incurred by and reimbursable to it by the Trust pursuant to Section 3.26(i);

(xx)             to reimburse the Asset Representations Reviewer for any fees and expenses reimbursable to it by the Trust pursuant to this Agreement;

(xxi)             to remit to the Companion Paying Agent for deposit into the Serviced Whole Loan Custodial Account the amounts required to be deposited pursuant to Section 3.04(b) without duplication of amounts remitted to the Companion Paying Agent pursuant to clause (i) above;

(xxii)             to clear and terminate the Collection Account at the termination of this Agreement pursuant to Section 9.01; and

(xxiii)             to pay for any expenditures to be borne by the Trust pursuant to the third paragraph of Section 3.03(c).

The Master Servicer shall also be entitled to make withdrawals from time to time, from the Collection Account of amounts necessary for the payments or reimbursement of amounts required to be paid to the applicable Non-Serviced Master Servicer, the applicable Non-Serviced Special Servicer, the applicable Non-Serviced Trustee, the applicable Non-Serviced Paying Agent or any other applicable party to the applicable Non-Serviced Pooling Agreement by the holder of a Non-Serviced Mortgage Loan pursuant to the applicable Non-Serviced Co-Lender Agreement and the applicable Non-Serviced Pooling Agreement.

The Master Servicer shall keep and maintain separate accounting records, on a loan-by-loan and property by property basis when appropriate, for the purpose of justifying any withdrawal from the Collection Account.

The Master Servicer shall pay to the Special Servicer, the Trustee or the Certificate Administrator from the Collection Account amounts permitted to be paid to it therefrom monthly upon receipt of a certificate of a Servicing Officer of the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator describing the item and amount to which the Special Servicer, the Trustee or the Certificate Administrator is entitled. The Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Mortgage Loan and REO Loan, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from the Collection Account. Notwithstanding the above, no written certificate is required for a payment of Special Servicing Fees and/or Workout Fees arising from collections other than the initial collection on a Corrected Loan.

Notwithstanding anything to the contrary in this Section 3.05 or elsewhere in this Agreement, no amounts payable or reimbursable to the Master Servicer, the Special Servicer the Trustee, the Certificate Administrator or the Operating Advisor out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

With respect to any Serviced Pari Passu Whole Loan, any Late Collections received by the Master Servicer from the Mortgagor that are allocable to any Serviced Pari Passu Companion Loan or reimbursable to an Other Master Servicer or an Other Trustee shall be remitted by the Master Servicer to such Other Master Servicer within one (1) Business Day of receipt of properly identified and available funds; provided, however, that to the extent any such amounts are received after 2:00 p.m. Eastern time on any given Business Day, the Master Servicer shall use commercially reasonable efforts to remit such Late Collections to the Other Master Servicer within one (1) Business Day of receipt of properly identified and available funds but, in any event, the Master Servicer shall remit such amounts within two (2) Business Days of receipt of properly identified and available funds.

(b)             The Certificate Administrator may, from time to time, make withdrawals from the Lower-Tier REMIC Distribution Account for any of the following purposes (the following not being an order of priority):

(i)             to be deemed to make deposits of the Lower-Tier Distribution Amount pursuant to Section 4.01(d) and the amount of any Yield Maintenance Charges distributable pursuant to Section 4.01(f) in the Upper-Tier REMIC Distribution Account, and to make distributions to Certificateholders holding the Class R Certificates in respect of the Class LR Interest pursuant to Section 4.01(d) or Section 9.01, as applicable;

(ii)             to pay to the Trustee and the Certificate Administrator or any of their directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person with respect to the Mortgage Loans pursuant to Section 8.05(b);

(iii)             to pay the Certificate Administrator and the Trustee, the Certificate Administrator/Trustee Fee, as applicable, as contemplated by Section 8.05(a) hereof with respect to the Mortgage Loans;

(iv)             to pay for the cost (without duplication) of the Opinions of Counsel sought by (A) the Trustee or the Certificate Administrator as provided in clause (vi) of the definition of “Disqualified Organization,” (B) the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer as contemplated by Section 3.18(d), (C) the Trustee or the Certificate Administrator as contemplated by Section 5.08(c) or Section 8.02(ii) to the extent payable out of the Trust Fund, (D) the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer as contemplated by Section 10.01(g) or Section 10.01(m) to the extent payable out of the Trust Fund, or (E) the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer as contemplated by Section 13.01(a) or Section 13.01(c) in connection with any amendment to this Agreement requested by the Trustee or the Certificate Administrator, which amendment is in furtherance of the rights and interests of Certificateholders and the RR Interest Owner, in each case, to the extent not paid pursuant to Section 13.01(g);

(v)             to pay any and all federal, state and local taxes imposed on the Lower-Tier REMIC or the Upper-Tier REMIC or on the assets or transactions of any such REMIC, together with all incidental costs and expenses, to the extent none of the Trustee, the Certificate Administrator, the REMIC Administrator, the Master Servicer or the Special Servicer is liable therefor pursuant to Section 10.01(h);

(vi)             to pay the REMIC Administrator any amounts reimbursable to it pursuant to Section 10.01(d) with respect to the Lower-Tier REMIC or the Upper-Tier REMIC;

(vii)             to pay to the Master Servicer any amounts deposited by the Master Servicer in the Distribution Accounts not required to be deposited therein; and

(viii)             to clear and terminate the Lower-Tier REMIC Distribution Account at the termination of this Agreement pursuant to Section 9.01.

(c)             The Certificate Administrator shall, on any Distribution Date, make withdrawals from the Excess Interest Distribution Account to the extent required to make the distributions of Excess Interest required by Section 4.01(k).

(d)             The Certificate Administrator shall make, or be deemed to make, withdrawals from the Upper-Tier REMIC Distribution Account for any of the following purposes:

(i)             to make distributions to Certificateholders holding Regular Certificates and Class R Certificates (in respect of the Class UR Interest) and the VRR Interest Owners in respect of the VRR Interest on each Distribution Date pursuant to Section 4.01 or Section 9.01, as applicable, subject to the third-to-last paragraph of Section 3.04(b); and

(ii)             to clear and terminate the Upper-Tier REMIC Distribution Account at the termination of this Agreement pursuant to Section 9.01.

(e)             Notwithstanding anything herein to the contrary, with respect to any Mortgage Loan, (i) if amounts on deposit in the Collection Account and the Lower-Tier REMIC Distribution Account are not sufficient to pay the full amount of the Servicing Fee listed in Section 3.05(a)(ii), the Operating Advisor Fee listed in Section 3.05(a)(ii) and the Certificate Administrator/Trustee Fee listed in Section 3.05(b)(ii) and (b)(iii), then the Certificate Administrator/Trustee Fee shall be paid in full prior to the payment of any Servicing Fees payable under Section 3.05(a)(ii) and then, after payment of Servicing Fees, the Operating Advisor Fees payable under Section 3.05(a)(ii) and in the event that amounts on deposit in the Collection Account and the Lower-Tier REMIC Distribution Account are not sufficient to pay the full amount of such Certificate Administrator/Trustee Fee, the Certificate Administrator shall be paid based on the amount of such fees and (ii) if amounts on deposit in the Collection Account are not sufficient to reimburse the full amount of Advances and interest thereon listed in Sections 3.05(a)(iii), (a)(iv), (a)(v) and (a)(vi), then reimbursements shall be paid first to the Certificate Administrator and to the Trustee, pro rata, second to the Special Servicer, third to the Master Servicer and then to the Operating Advisor.

(f)              If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related Serviced REO Property, then the Special Servicer shall promptly (provided that, (1) with respect to clause (iv) below, the Special Servicer shall have provided notice to the Master Servicer of the occurrence of such Liquidation Event and (2) with respect to clause (v) below, the Certificate Administrator shall have provided the Master Servicer and the Special Servicer with five Business Days’ prior notice of such final Distribution Date), transfer such Loss of Value Payments (up to the remaining portion thereof) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account for the following purposes:

(i)             to reimburse the Master Servicer or the Trustee, in accordance with Section 3.05(a) of this Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related Serviced REO Property (together with any interest on such Advances);

(ii)             to pay, in accordance with Section 3.05(a) of this Agreement, or to reimburse the Trust for the prior payment of, any expense or Liquidation Fee relating to such Mortgage Loan or any related Serviced REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Trust;

(iii)             to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property, as the case may be (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan or any related successor REO Loan;

(iv)             following the occurrence of a Liquidation Event with respect to such Mortgage Loan or any related Serviced REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i)-(iii) as to such Mortgage Loan or Serviced REO Loan, to cover the items contemplated by the immediately preceding clauses (i)-(iii) in respect of any other Mortgage Loan or Serviced REO Loan; and

(v)             On the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Mortgage Loan Seller, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Mortgage Loan Seller that was used pursuant to clauses (i)-(iii) to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property, as the case may be, additional Trust Fund expenses or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

(g)             Any Loss of Value Payments transferred to the Collection Account pursuant to clauses (f)(i)-(f)(iii) of the prior paragraph shall be treated as Liquidation Proceeds received by the Trust in respect of the related Mortgage Loan, or any successor REO Loan with respect thereto for which such Loss of Value Payments were received; and any Loss of Value Payments transferred to the Collection Account pursuant to clause (f)(iv) of the prior paragraph shall be treated as Liquidation Proceeds received by the Trust in respect of the related Mortgage Loan or REO Loan for which such Loss of Value Payments are being transferred to the Collection Account to cover an item contemplated by clauses (f)(i)-(f)(iv) of the prior paragraph.

(h)             The Companion Paying Agent may, from time to time, make withdrawals from the Serviced Whole Loan Custodial Account to make distributions pursuant to Section 4.01(m).

Section 3.06          Investment of Funds in the Collection Account, the Loan REMIC Residual Distribution Account, Servicing Accounts and the REO Accounts. (a)  The Master Servicer may direct any depository institution maintaining the Collection Account, the Serviced Whole Loan Custodial Account, or any Servicing Account (for purposes of this Section 3.06, an “Investment Account”), the Special Servicer may direct any depository institution maintaining the applicable REO Account or Loss of Value Reserve Fund (also for purposes of this Section 3.06, an “Investment Account”) to invest or if it is such depository institution, may itself invest, the funds held therein, only in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, (i) no later than the Business Day immediately preceding the next succeeding date on which funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the depository institution maintaining such account is the obligor thereon and (ii) no later than the date on which funds are required to be withdrawn from such account pursuant to this Agreement, if the depository institution maintaining such account is the obligor thereon. All such Permitted Investments shall be held to maturity, unless payable on demand. Any funds held in an Investment Account shall be held in the name of the Master Servicer or the Special Servicer, as applicable, on behalf of the Trustee (in its capacity as such) for the benefit of the Certificateholders and the RR Interest Owner. The Master Servicer (in the case of the Collection Account, the Serviced Whole Loan Custodial Account or any Servicing Account maintained by or for the Master Servicer), the Special Servicer (in the case of the applicable REO Account, Loss of Value Reserve Fund or any Servicing Account maintained by or for the Special Servicer) on behalf of the Trustee, shall maintain continuous physical possession of any Permitted Investment of amounts in the Collection Account, the Serviced Whole Loan Custodial Account, the Servicing Accounts, Loss of Value Reserve Fund or such REO Account, as applicable, that is either (i) a “certificated security,” as such term is defined in the UCC (such that the Trustee shall have control pursuant to Section 8-106 of the UCC) or (ii) other property in which a secured party may perfect its security interest by physical possession under the UCC or any other applicable law. In the case of any Permitted Investment held in the form of a “security entitlement” (within the meaning of Section 8-102(a)(17) of the UCC), the Master Servicer or the Special Servicer, as applicable, shall take or cause to be taken such action as the Trustee deems reasonably necessary to cause the Trustee to have control over such security entitlement. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Master Servicer (in the case of the Collection Account, the Serviced Whole Loan Custodial Account or any Servicing Account maintained by or for the Master Servicer) or the Special Servicer (in the case of the applicable REO Account, Loss of Value Reserve Fund or any Servicing Account maintained by or for the Special Servicer) shall:

(i)             consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (a) all amounts then payable thereunder and (b) the amount required to be withdrawn on such date; and

(ii)             demand payment of all amounts due thereunder promptly upon determination by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

(b)             Interest and investment income realized on funds deposited in the Collection Account, the Serviced Whole Loan Custodial Account or any Servicing Account maintained by or for the Master Servicer to the extent of the Net Investment Earnings, if any, with respect to such account for the period from and including the prior Distribution Date to and including the Master Servicer Remittance Date related to the current Distribution Date, shall be for the sole and exclusive benefit of the Master Servicer to the extent (with respect to Servicing Accounts) not required to be paid to the related Mortgagor and shall be subject to its withdrawal, or withdrawal at its direction, in accordance with Section 3.03 or Section 3.05(a), as the case may be. Interest and investment income realized on funds deposited in the applicable REO Account, Loss of Value Reserve Fund or any Servicing Account maintained by or for the Special Servicer, to the extent of the Net Investment Earnings, if any, with respect to such account for each period from and including any Distribution Date to and including the immediately succeeding Master Servicer Remittance Date, shall be for the sole and exclusive benefit of the Special Servicer and shall be subject to its withdrawal in accordance with Section 3.14(c). In the event that any loss shall be incurred in respect of any Permitted Investment (as to which the Master Servicer or Special Servicer, as applicable, would have been entitled to any Net Investment Earnings hereunder) directed to be made by the Master Servicer or the Special Servicer, as applicable, and on deposit in any of the Collection Account, the Serviced Whole Loan Custodial Account, the Servicing Account, Loss of Value Reserve Fund or the applicable REO Account, the Master Servicer (in the case of the Collection Account, the Serviced Whole Loan Custodial Account or any Servicing Account maintained by or for the Master Servicer), the Special Servicer (in the case of the applicable REO Account, Loss of Value Reserve Fund or any Servicing Account maintained by or for the Special Servicer) shall deposit therein, no later than the Master Servicer Remittance Date, without right of reimbursement, the amount of Net Investment Loss, if any, with respect to such account for the period from and including the prior Distribution Date to and including the Master Servicer Remittance Date related to the current Distribution Date; provided that neither the Master Servicer nor the Special Servicer shall be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company satisfied the qualifications set forth in the definition of Eligible Account at the time such investment was made (and, with respect to the Master Servicer, such federal or state chartered depository institution or trust company is not an Affiliate of the Master Servicer unless such depository institution or trust company satisfied the qualification set forth in the definition of Eligible Account both (x) at the time the investment was made and (y) thirty (30) days prior to such insolvency).

(c)             Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Master Servicer may and, upon the request of Certificateholders representing at least 25% of the Voting Rights shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

Section 3.07          Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage. (a)  The Master Servicer (with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan) shall use its efforts consistent with the Servicing Standard to cause the Mortgagor to maintain (other than with respect to a Non-Serviced Mortgage Loan), and the Special Servicer (with respect to REO Properties other than any Non-Serviced Mortgaged Properties) shall maintain, to the extent required by the terms of the related Mortgage Loan documents, all insurance coverage as is required under the related Mortgage Loan documents except to the extent that the failure of the related Mortgagor to do so is an Acceptable Insurance Default (and except as provided in the next sentence with respect to the Master Servicer or the Special Servicer, as applicable). If the Mortgagor does not so maintain such insurance coverage, subject to its recoverability determination with respect to any required Property Protection Advance, the Master Servicer (with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan) or the Special Servicer (with respect to REO Properties other than a Non-Serviced Mortgaged Property) shall maintain all insurance coverage as is required under the related Mortgage, but only in the event the Trustee has an insurable interest therein and such insurance is available to the Master Servicer or the Special Servicer and, if available, can be obtained at commercially reasonable rates, as determined by the Master Servicer (with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan) or the Special Servicer (with respect to REO Properties other than any Non-Serviced Mortgaged Property) except to the extent that the failure of the related Mortgagor to do so is an Acceptable Insurance Default as determined by the Master Servicer (with respect to Non-Specially Serviced Mortgage Loans) or the Special Servicer (with respect to Specially Serviced Mortgage Loans); provided, however, that if any Mortgage permits the holder thereof to dictate to the Mortgagor the insurance coverage to be maintained on such Mortgaged Property, the Master Servicer or, with respect to REO Property, the Special Servicer, as applicable, shall impose or maintain, as applicable, such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the closing of the Mortgage Loan, provided that, with respect to the immediately preceding proviso, the Master Servicer will be obligated to use efforts consistent with the Servicing Standard to cause the Mortgagor to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the Mortgagor’s failure is an Acceptable Insurance Default as determined by the Master Servicer (with respect to Non-Specially Serviced Mortgage Loans) or the Special Servicer (with respect to Specially Serviced Mortgage Loans) with (in respect of any Mortgage Loan other than an applicable Excluded Loan and unless a Control Termination Event is continuing) the consent of the Directing Holder and (other than an applicable Excluded Loan) after consultation by the Special Servicer with the Risk Retention Consultation Parties pursuant to Section 6.08 and only in the event the Trustee has an insurable interest therein and such insurance is available to the Master Servicer and, if available, can be obtained at commercially reasonable rates. The Master Servicer and the Special Servicer shall be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. Subject to Section 3.15(a) and the costs of such insurance being reimbursed or paid to the Special Servicer as provided in the third-to-last sentence of this paragraph, the Special Servicer shall maintain for each REO Property (other than any Non-Serviced Mortgaged Property) no less insurance coverage than was previously required of the Mortgagor under the related Mortgage Loan documents unless the Special Servicer determines ((i) unless a Control Termination Event is continuing and after consultation by the Special Servicer with the Risk Retention Consultation Parties pursuant to Section 6.08 and (ii) other than with respect to any applicable Excluded Loan, with the consent of the Directing Holder) that such insurance is not available at commercially reasonable rates or that the Trustee does not have an insurable interest, in which case the Master Servicer shall be entitled to conclusively rely on the Special Servicer’s determination. All Insurance Policies maintained by the Master Servicer or the Special Servicer shall (i) contain a “standard” mortgagee clause, with loss payable to the Master Servicer on behalf of the Trustee (in the case of insurance maintained in respect of Mortgage Loans (other than any Non-Serviced Mortgage Loan), including any related Serviced Companion Loan, other than REO Properties) or to the Special Servicer on behalf of the Trustee (in the case of insurance maintained in respect of REO Properties), (ii) be in the name of the Trustee (in the case of insurance maintained in respect of REO Properties), (iii) include coverage in an amount not less than the lesser of (x) the full replacement cost of the improvements securing the Mortgaged Property or REO Property, as applicable, and (y) the outstanding principal balance owing on the related Mortgage Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions, (iv) include a replacement cost endorsement providing no deduction for depreciation (unless such endorsement is not permitted under the related Mortgage Loan documents), (v) be noncancelable without thirty (30) days prior written notice to the insured party (except in the case of nonpayment, in which case such policy shall not be cancelled without ten (10) days prior notice) and (vi) subject to the first proviso in the second sentence of this Section 3.07(a), be issued by a Qualified Insurer authorized under applicable law to issue such Insurance Policies. Any amounts collected by the Master Servicer or the Special Servicer under any such Insurance Policies (other than amounts to be applied to the restoration or repair of the related Mortgaged

Property or REO Property or amounts to be released to the related Mortgagor, in each case in accordance with the Servicing Standard and the provisions of the related Mortgage Loan documents) shall be deposited in the Collection Account, subject to withdrawal pursuant to Section 3.05(a). Any costs incurred by the Master Servicer in maintaining any such Insurance Policies in respect of Mortgage Loans (including any related Serviced Companion Loan) (other than REO Properties and other than any Non-Serviced Mortgage Loan) (i) if the Mortgagor defaults on its obligation to do so, shall be advanced by the Master Servicer as a Property Protection Advance (so long as such Advance would not be a Nonrecoverable Advance and if such Advance would be a Nonrecoverable Advance then such cost shall instead be paid out of the Collection Account) and will be charged to the related Mortgagor and (ii) shall not, for purposes of calculating monthly distributions to Certificateholders and the RR Interest Owner, be added to the unpaid principal balance of the related Mortgage Loan and Serviced Companion Loan (if any), notwithstanding that the terms of such Mortgage Loan or Serviced Companion Loan so permit. Any cost incurred by a the Special Servicer in maintaining any such Insurance Policies with respect to REO Properties shall be an expense of the Trust payable out of the related REO Account pursuant to Section 3.14(c) or, if the amount on deposit therein is insufficient therefor, advanced by the Master Servicer as a Property Protection Advance (so long as such Advance would not be a Nonrecoverable Advance and if such Advance would be a Nonrecoverable Advance then such cost shall instead be paid out of the Collection Account). The foregoing provisions of this Section 3.07 shall apply to any Serviced Whole Loan as if it were a single “Mortgage Loan”. Notwithstanding any provision to the contrary, the Master Servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless such insurance was required at the time of origination of the related Mortgage Loan and is currently available at commercially reasonable rates.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that either (x) require the Mortgagor to maintain “all risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable Mortgagor to maintain insurance in types and against such risks as the holder of such Mortgage Loan (including any related Serviced Companion Loan) reasonably requires from time to time in order to protect its interests, the Master Servicer shall, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the Insurance Policies for the related Mortgaged Property contain Additional Exclusions, (B) request the Mortgagor to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance and (C) notify the Special Servicer if it has knowledge that any Insurance Policy contains Additional Exclusions or if it has knowledge (such knowledge to be based upon the Master Servicer’s compliance with the immediately preceding clauses (A) and (B) above) that any Mortgagor fails to purchase the insurance requested to be purchased by the Master Servicer pursuant to clause (B) above. If the Master Servicer or the Special Servicer, as applicable, determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the Master Servicer shall use efforts consistent with the Servicing Standard to cause such insurance to be maintained following such determination (if made by the Master Servicer) or following notice of such determination (if made by the Special Servicer). The Special Servicer (at the expense of the Trust) shall be entitled to rely on insurance consultants in making such determinations. The

Master Servicer shall be entitled to rely on insurance consultants (at the expense of such Master Servicer) in determining whether Additional Exclusions exist. Furthermore, the Master Servicer or the Special Servicer, as applicable, shall promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website for those Mortgage Loans that (i) have one of the ten (10) highest outstanding Stated Principal Balances of all of the Mortgage Loans then included in the Trust or (ii) comprise more than 5% of the outstanding Stated Principal Balance of the Mortgage Loans then included in the Trust. During the period that the Master Servicer or the Special Servicer is evaluating the availability of such insurance or waiting for a response from the Directing Holder or to consult with the Risk Retention Consultation Parties pursuant to Section 6.08, neither the Master Servicer nor the Special Servicer will be liable for any loss related to its failure to require the Mortgagor to maintain such insurance and will not be in default of its obligations as a result of such failure unless the Master Servicer or the Special Servicer is required to take any immediate action pursuant to the Servicing Standard or other servicing requirements of this Agreement and the Master Servicer will not itself maintain such insurance or cause such insurance to be maintained.

(b)             (i)  If the Master Servicer or the Special Servicer shall obtain and maintain a blanket Insurance Policy with a Qualified Insurer insuring against fire and hazard losses on all of the Mortgage Loans (including any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) or REO Properties (other than with respect to a Non-Serviced Mortgaged Property), as the case may be, required to be serviced and administered hereunder, then, to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, the Master Servicer or the Special Servicer shall conclusively be deemed to have satisfied its obligation to cause fire and hazard insurance to be maintained on the related Mortgaged Properties or REO Properties. Such Insurance Policy may contain a deductible clause, in which case the Master Servicer or the Special Servicer shall, if there shall not have been maintained on the related Mortgaged Property or REO Property a fire and hazard Insurance Policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses which would have been covered by such Insurance Policy, promptly deposit into the Collection Account from its own funds the amount of such loss or losses that would have been covered under the individual policy but are not covered under the blanket Insurance Policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan (including any related Serviced Companion Loan), or in the absence of such deductible limitation, the deductible limitation that is consistent with the Servicing Standard. In connection with its activities as administrator and Master Servicer of the Mortgage Loans or any Serviced Companion Loans, the Master Servicer agrees to prepare and present, on behalf of itself, the Trustee, the Certificateholders and the RR Interest Owner, claims under any such blanket Insurance Policy in a timely fashion in accordance with the terms of such policy. The Special Servicer, to the extent consistent with the Servicing Standard, may maintain, earthquake insurance on REO Properties (other than with respect to a Non-Serviced Mortgaged Property), provided coverage is available at commercially reasonable rates, the cost of which shall be a Property Protection Advance.

(ii)             If the Master Servicer or the Special Servicer shall cause any Mortgaged Property or REO Property to be covered by a master single interest or force-placed Insurance Policy with a Qualified Insurer naming the Master Servicer or the Special

Servicer on behalf of the Trustee as the loss payee, then to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, the Master Servicer or the Special Servicer shall conclusively be deemed to have satisfied its obligation to cause such insurance to be maintained on the related Mortgaged Properties and REO Properties. In the event the Master Servicer or the Special Servicer shall cause any Mortgaged Property or REO Property to be covered by such master single interest or force-placed Insurance Policy, the incremental costs of such insurance applicable to such Mortgaged Property or REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or REO Property is covered thereby) shall be paid by the Master Servicer as a Property Protection Advance. Such master single interest or force-placed policy may contain a deductible clause, in which case the Master Servicer or the Special Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of Section 3.07(a), and there shall have been one or more losses which would have been covered by such policy had it been maintained, deposit into the Collection Account from its own funds the amount not otherwise payable under the master single or force-placed interest policy because of such deductible clause, to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan, including any related Serviced Companion Loan, or, in the absence of any such deductible limitation, the deductible limitation that is consistent with the Servicing Standard.

(c)             Each of the Master Servicer and the Special Servicer shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement a blanket fidelity bond and an errors and omissions Insurance Policy with a Qualified Insurer covering the Master Servicer’s and the Special Servicer’s, as applicable, officers and employees acting on behalf of the Master Servicer and the Special Servicer in connection with its activities under this Agreement. Such amount of coverage shall be in such form and amount as are consistent with the Servicing Standard. Coverage of the Master Servicer or the Special Servicer under a policy or bond obtained by an Affiliate of the Master Servicer or the Special Servicer and providing the coverage required by this Section 3.07(c) shall satisfy the requirements of this Section 3.07(c). The Special Servicer and the Master Servicer shall promptly report in writing to the Trustee any material changes that may occur in their respective fidelity bonds, if any, and/or their respective errors and omissions insurance policies, as the case may be, and will furnish to the Trustee copies of all binders and policies or certificates evidencing that such bonds, if any, and insurance policies are in full force and effect.

(d)             At the time the Master Servicer determines in accordance with the Servicing Standard that any Mortgaged Property (other than a Non-Serviced Mortgaged Property) is in a federally designated special flood hazard area (and such flood insurance has been made available), the Master Servicer will use efforts consistent with the Servicing Standard to cause the related Mortgagor (in accordance with applicable law and the terms of the Mortgage Loan and related Serviced Companion Loan documents) to maintain, and, if the related Mortgagor shall default in its obligation to so maintain, shall itself maintain to the extent available at commercially reasonable rates (as determined by the Master Servicer in accordance with the Servicing Standard and to the extent the Trustee, as mortgagee, has an insurable interest therein), flood insurance in respect thereof, but only to the extent the related Mortgage

Loan (other than a Non-Serviced Mortgage Loan) or related Serviced Companion Loan permits the mortgagee to require such coverage and the maintenance of such coverage is consistent with the Servicing Standard. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan (and any related Serviced Companion Loan, if applicable), and (ii) the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard. If the cost of any insurance described above is not borne by the Mortgagor, the Master Servicer shall promptly make a Property Protection Advance for such costs.

(e)             During all such times as any REO Property (other than with respect to a Non-Serviced Mortgaged Property) shall be located in a federally designated special flood hazard area, the Special Servicer will cause to be maintained, to the extent available at commercially reasonable rates (as determined by the Special Servicer in accordance with the Servicing Standard), a flood Insurance Policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended. The cost of any such flood insurance with respect to an REO Property shall be an expense of the Trust payable out of the related REO Account pursuant to Section 3.14(c) or, if the amount on deposit therein is insufficient therefor, paid by the Master Servicer as a Property Protection Advance.

(f)              Notwithstanding the foregoing, so long as the long-term debt or the deposit obligations or deposit accounts or claims-paying ability of the Master Servicer (or its immediate or remote parent) or the Special Servicer (or its immediate or remote parent), as applicable, is rated no lower than “A-” by Fitch or “A-” by S&P, the Master Servicer (or its public parent) or the Special Servicer (or its public parent), as applicable, shall be allowed to provide self-insurance with respect to any of its obligations under this Section 3.07.

(g)             The Operating Advisor shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement an “errors and omissions” insurance policy, the issuer of which is rated no lower than the applicable Qualified Insurer ratings, covering losses that may be sustained as a result of an officer’s or employee’s errors or omissions.

Section 3.08          Enforcement of Due-on-Sale Clauses; Assumption Agreements. (a)  As to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that contains a provision in the nature of a “due-on-sale” clause, which by its terms:

(i)             provides that such Mortgage Loan and any related Companion Loan shall (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property or equity interests in the Mortgagor or principals of the Mortgagor; or

(ii)             provides that such Mortgage Loan and any related Companion Loan may not be assumed without the consent of the mortgagee in connection with any such sale or other transfer,

then, for so long as such Mortgage Loan or related Serviced Companion Loan is being serviced under this Agreement, (A) the Special Servicer shall determine (with respect to any (1) Specially Serviced Mortgage Loan or, (2) to the extent such action is a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than items listed under clauses (a)(i) and (a)(ii) of “Special Servicer Non-Major Decision”), any Non-Specially Serviced Mortgage Loan (other than any Non-Serviced Mortgage Loan)), and (B) the Master Servicer shall determine (with respect to any Non-Specially Serviced Mortgage Loan, to the extent such action is not a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than items listed under clauses (a)(i) and (a)(ii) of “Special Servicer Non-Major Decision”, which items the Master Servicer shall determine)), in each case, in a manner consistent with the Servicing Standard, on behalf of the Trustee as the mortgagee of record, whether to (a) exercise any right it may have with respect to such Mortgage Loan or Serviced Companion Loan (x) to accelerate the payments thereon or (y) to grant or withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) waive any right to exercise such rights, provided that, (i) with respect to such consent or waiver of rights that is a Major Decision, prior to itself taking such an action, the Master Servicer or the Special Servicer, as applicable, shall obtain prior to the occurrence and continuance of a Control Termination Event, the prior written consent (or deemed consent) of the Directing Holder (or (A)(1)  during the continuance of a Control Termination Event, but prior to a Consultation Termination Event and (2) other than with respect to any applicable Excluded Loan, upon consultation with the Directing Holder pursuant to Section 6.08(a) and (B) during the continuance of an Operating Advisor Consultation Event, upon consultation with the Operating Advisor pursuant to Section 6.08), which consent shall be deemed given ten (10) Business Days after receipt (unless earlier objected to by the Directing Holder) of the Master Servicer’s or the Special Servicer’s written analysis and recommendation with respect to such waiver together with such other information reasonably required by the Directing Holder, and (ii) with respect to any Mortgage Loan that (A) represents at least 5.0% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) represents one of the 10 largest Mortgage Loans (considering any other Mortgage Loans with which it is cross-collateralized or cross-defaulted as a single Mortgage Loan) based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, (C) has a Stated Principal Balance that is more than $35,000,000, or (D) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related Other Securitization (provided that the Master Servicer or Special Servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such Other Securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such Other Securitization, or if no timely response is received, permitted to rely upon the most recent CREFC® Reports from such Other Securitization), the Master Servicer or the Special Servicer, as the case may be, prior to consenting to any action, shall obtain, a Rating Agency Confirmation from each Rating Agency and a Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency. Notwithstanding anything herein to the contrary, with respect to any applicable Excluded Loan relating to the Controlling Class Representative (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the Special Servicer shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.08 for consulting with the Operating Advisor.

In connection with any request for a Rating Agency Confirmation from a Rating Agency (or, with respect to any Serviced Companion Loan Securities, the related Companion Loan Rating Agencies) pursuant to this Section 3.08(a), the Master Servicer or the Special Servicer, that is processing the related action, as the case may be, shall (if not already provided in accordance with Section 3.25 of this Agreement) deliver a Review Package to the 17g-5 Information Provider (or, with respect to any Serviced Companion Loan Securities, the related 17g-5 information provider) in accordance with Section 3.25 of this Agreement.

If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or related Serviced Companion Loan provides that such Mortgage Loan or related Serviced Companion Loan may be assumed or transferred without the consent of the mortgagee; provided that certain conditions are satisfied, then for so long as such Mortgage Loan or related Serviced Companion Loan is being serviced under this Agreement, the Special Servicer, with respect to all Specially Serviced Mortgage Loans (other than a Non-Serviced Mortgage Loan), related Serviced Companion Loans, on behalf of the Trustee as the mortgagee of record, shall determine in accordance with the Servicing Standard whether such conditions have been satisfied, or, with respect to any Mortgage Loan which does not allow the mortgagee discretion in approving a transfer or assumption or does not allow for discretion in determining whether conditions to a transfer or assumption have been satisfied, the Master Servicer, on behalf of the Trustee as mortgagee of record, shall make such determination with respect to whether such conditions have been satisfied.

Upon receiving a request for any matter described in this Section 3.08(a) that constitutes a Special Servicer Major Decision or a Special Servicer Non-Major Decision (other than items listed under clauses (a)(i) and (a)(ii) of “Special Servicer Non-Major Decision”), the Master Servicer shall forward such request to the Special Servicer and, unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer shall process such request in accordance with the terms and conditions reasonably agreed to by the Master Servicer and Special Servicer, including the Special Servicer’s consent, the Special Servicer shall process such request and the Master Servicer shall have no further obligation with respect to such request or the related Special Servicer Major Decision or Special Servicer Non-Major Decision. If such action with respect to a Non-Specially Serviced Mortgage Loan is not a Special Servicer Non-Major Decision or a Major Decision, the Master Servicer shall process the related request and shall have no obligation to obtain the consent of or consult with the Special Servicer, Directing Holder or Operating Advisor.

(b)             As to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that contains a provision in the nature of a “due-on-encumbrance” clause that by its terms:

(i)             provides that such Mortgage Loan and any related Companion Loan shall (or may at the mortgagee’s option) become due and payable upon the creation of any additional lien or other encumbrance on the related Mortgaged Property or equity interests in the Mortgagor or principals of the Mortgagor; or

(ii)             requires the consent of the mortgagee to the creation of any such additional lien or other encumbrance on the related Mortgaged Property or equity interests in the Mortgagor or principals of the Mortgagor;

then, (A) the Special Servicer shall determine (with respect to (1) a Specially Serviced Mortgage Loan or, (2) to the extent such action is a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than items listed under clauses (a)(i) and (a)(ii) of “Special Servicer Non-Major Decision”), any Non-Specially Serviced Mortgage Loan and related Companion Loan, if applicable, is serviced under this Agreement), and (B) the Master Servicer shall determine (with respect to any Non-Specially Serviced Mortgage Loan, to the extent such action is not a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than items listed under clauses (a)(i) and (a)(ii) of “Special Servicer Non-Major Decision”, which items the Master Servicer shall determine)), in each case, in a manner consistent with the Servicing Standard, on behalf of the Trustee as the mortgagee of record, whether to (a) exercise any right it may have with respect to such Mortgage Loan or Serviced Companion Loan (x) to accelerate the payments thereon or (y) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) grant or waive its right to exercise such rights, provided that (i) with respect to such consent or waiver of rights that is a Major Decision, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an applicable Excluded Loan, the Master Servicer or the Special Servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Holder (or (A)(1) after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and (2) other than with respect to an applicable Excluded Loan, upon consultation with the Directing Holder pursuant to Section 6.08(a) and (B) during the continuance of an Operating Advisor Consultation Event, upon consultation with the Operating Advisor pursuant to Section 6.08), which consent shall be deemed given ten (10) Business Days after receipt by the Directing Holder of the Master Servicer’s or the Special Servicer’s written analysis and recommendation with respect to such waiver or exercise of such rights together with such other information reasonably required by the Directing Holder and (ii) with respect to any Mortgage Loan that (A) represents at least 2.0% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) represents one of the 10 largest Mortgage Loans (considering any other Mortgage Loans with which it is cross-collateralized or cross-defaulted as a single Mortgage Loan) based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, (C) has a Stated Principal Balance that is more than $35,000,000, (D) has a loan-to-value ratio that is equal to or greater than 85% (including any existing and proposed debt) and has a Stated Principal Balance of at least $10,000,000, (E) has a Debt Service Coverage Ratio that is less than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Mortgage Loan (or Serviced Whole Loan, if applicable) and the principal amount of the proposed additional lien) and has a Stated Principal Balance of at least $10,000,000, or (F) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related Other Securitization (provided that the Master Servicer or Special Servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such Other Securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such Other Securitization, or if no timely response is received, permitted to rely upon the most recent CREFC® Reports from such Other Securitization), a Rating Agency Confirmation is received by the Master Servicer or the Special Servicer, as the case may be, from each Rating Agency and a Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency. Notwithstanding anything herein to the contrary, with respect to any applicable Excluded Loan related to the Controlling Class Representative (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the Master Servicer, the Special Servicer or the related Excluded Special Servicer, as applicable, shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.08 for consulting with the Operating Advisor.

In connection with any request for a Rating Agency Confirmation from a Rating Agency (or, with respect to any Serviced Companion Loan Securities, the related Companion Loan Rating Agencies) pursuant to this Section 3.08(a), the Master Servicer or the Special Servicer, that is processing the related action, as applicable, shall (if not already provided in accordance with Section 3.25 of this Agreement) deliver a Review Package to the 17g-5 Information Provider (or, with respect to any Serviced Companion Loan Securities, the related 17g-5 information provider) in accordance with Section 3.25 of this Agreement.

To the extent permitted by the related Mortgage Loan documents, the Rating Agency Confirmation and Companion Loan Rating Agency Confirmation described in the immediately preceding paragraph or in Section 3.08(a) shall be an expense of the related Mortgagor; provided that if the Mortgage Loan documents are silent as to who bears the costs of obtaining any such Rating Agency Confirmation, the Master Servicer or the Special Servicer, that is processing the related action, as applicable, shall use reasonable efforts to make the related Mortgagor bear such costs and expenses. Unless determined to be a Nonrecoverable Advance such costs not collected from the related Mortgagor shall be advanced as a Property Protection Advance.

If any Mortgage Loan or related Companion Loan provides that such Mortgage Loan or related Companion Loan may be further encumbered without the consent of the mortgagee provided that certain conditions are satisfied and there is no lender discretion with respect to the satisfaction of such conditions, then for so long as such Mortgage Loan or related Companion Loan is being serviced under this Agreement, the Special Servicer, on behalf of the Trustee as the mortgagee of record, with respect to all Specially Serviced Mortgage Loans (other than a Non-Serviced Mortgage Loan), shall determine whether conditions to further encumbrance have been satisfied (provided that there is no lender discretion with respect to the satisfaction of such conditions), or (2) the Master Servicer, on behalf of the Trustee as the mortgagee of record, with respect to all Non-Specially Serviced Mortgage Loans for which there is no mortgagee discretion in determining whether conditions are satisfied, shall make such determination with respect to whether such conditions have been satisfied.

Upon receiving a request for any matter described in this Section 3.08(b) that constitutes a Special Servicer Major Decision or a Special Servicer Non-Major Decision (other than items listed under clauses (a)(i) and (a)(ii) of “Special Servicer Non-Major Decision”), the Master Servicer shall forward such request to the Special Servicer and, unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process such request in accordance with the terms and conditions reasonably agreed to by the Master Servicer and Special Servicer, including the Special Servicer’s consent, the Special Servicer shall process such request and the Master Servicer shall have no further obligation with respect to such request or the related Special Servicer Major Decision or Special Servicer Non-Major Decision. If such action with respect to a Non-Specially Serviced Mortgage Loan is not a Special Servicer Non-Major Decision or a Major Decision, the Master Servicer shall process the related request and shall have no obligation to obtain the consent of or consult with the Special Servicer, Directing Holder or Operating Advisor.

(c)             Nothing in this Section 3.08 shall constitute a waiver of the Trustee’s right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any additional lien or other encumbrance with respect to such Mortgaged Property.

(d)             Except as otherwise permitted by Section 3.08(a) and (b) and/or Section 3.18, neither the Master Servicer nor the Special Servicer shall agree to modify, waive or amend any term of any Mortgage Loan and related Serviced Companion Loan, as applicable, in connection with the taking of, or the failure to take, any action pursuant to this Section 3.08. The Master Servicer and the Special Servicer, as applicable, shall provide copies of any final waivers (except with respect to provision of any such waivers to the 17g-5 Information Provider, exclusive of any Privileged Information) it effects pursuant to Section 3.08(a) or (b) to each other and to the 17g-5 Information Provider with respect to each Mortgage Loan, and shall notify the Trustee, the Certificate Administrator, each other and, subject to the terms of this Agreement, the 17g-5 Information Provider (for posting to the 17g-5 Information Provider’s Website in accordance with Section 3.25) and, with respect to a Whole Loan, the related Serviced Companion Noteholder, of any assumption or substitution agreement executed pursuant to Section 3.08(a) or (b) and shall forward thereto a copy of such agreement.

(e)             Notwithstanding any other provision of this Agreement, the Master Servicer may not waive its rights or grant its consent under any “due-on-sale” or “due-on-encumbrance” clause relating to any Mortgage Loan without the consent of the Special Servicer and the Special Servicer may not waive its rights or grant its consent under any “due-on-sale” or “due-on-encumbrance” clause relating to any Non-Specially Serviced Mortgage Loan or relating to any Specially Serviced Mortgage Loan without ((i) prior to the occurrence and continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan) the consent of the Directing Holder (or (i) during the continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan, but prior to a Consultation Termination Event, upon consultation with the Directing Holder pursuant to Section 6.08 hereof). The Directing Holder shall have ten (10) Business Days after receipt of notice along with the Master Servicer’s or the Special Servicer’s recommendation and analysis with respect to such proposed waiver or proposed granting of consent and any additional information the Directing Holder may reasonably request from the Master Servicer or the

Special Servicer that is in the possession of the Master Servicer or the Special Servicer, as applicable, of a proposed waiver or consent under any “due on sale” or “due-on-encumbrance” clause in which to grant or withhold its consent (provided that if the Special Servicer fails to receive a response to such notice from the Directing Holder in writing within such period, then the Directing Holder shall be deemed to have consented to such proposed waiver or consent).

(f)              Notwithstanding the foregoing provisions of this Section 3.08, if the Master Servicer or the Special Servicer, as applicable, makes a determination under Sections 3.08(a) or Section 3.08(b) hereof that the applicable conditions in the related Mortgage Loan or Companion Loan documents, as applicable, with respect to assumptions or encumbrances permitted without the consent of the mortgagee have been satisfied, the applicable assumptions and transfers may be subject to an assumption or other fee, unless such fees are otherwise prohibited pursuant to the Mortgage Loan documents; provided that any such fee not provided for in the Mortgage Loan documents does not constitute a “significant” change in yield pursuant to Treasury Regulations Section 1.1001-3(e)(2).

Section 3.09          Realization Upon Defaulted Loans and Companion Loans. (a)  Upon an event of default under the Mortgage Loan documents related to a Serviced Whole Loan or a Mortgage Loan with mezzanine debt, the Master Servicer shall promptly provide written notice to the related Companion Holder or mezzanine lender, as applicable, with a copy of such notice to the Special Servicer. If the related Mortgage Loan or Whole Loan is a Specially Serviced Mortgage Loan, then the Special Servicer shall, subject to subsections (b) through (d) of this Section 3.09, Section 3.24, subject to the Directing Holders’ and the Risk Retention Consultation Parties’ respective rights pursuant to Section 6.08, and any Companion Holder or mezzanine lender’s rights under the related Co-Lender Agreement (in the case of a Serviced Whole Loan, on behalf of the holders of the beneficial interest of the related Companion Loan) or this Agreement, exercise reasonable efforts, consistent with the Servicing Standard, to foreclose upon or otherwise comparably convert (which may include an REO Acquisition) the ownership of property securing any such Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Companion Loan, if any, as come into and continue in default as to which no satisfactory arrangements (including by way of a discounted pay-off) can be made for collection of delinquent payments, and which are not released from the Trust Fund pursuant to any other provision hereof. The foregoing is subject to the provision that, in any case in which a Mortgaged Property shall have suffered damage from an Uninsured Cause, the Master Servicer or Special Servicer shall not be required to make a Property Protection Advance and expend funds toward the restoration of such property unless the Special Servicer has determined in its reasonable discretion that such restoration will increase the net proceeds of liquidation of such Mortgaged Property to Certificateholders and the RR Interest Owner after reimbursement to the Master Servicer or the Special Servicer, as applicable, for such Property Protection Advance, and the Master Servicer or the Special Servicer has not determined that such Property Protection Advance together with accrued and unpaid interest thereon would constitute a Nonrecoverable Advance. The costs and expenses incurred by the Special Servicer in any such proceedings shall be advanced by the Master Servicer; provided that, in each case, such cost or expense would not, if incurred, constitute a Nonrecoverable Property Protection Advance. Nothing contained in this Section 3.09 shall be construed so as to require the Master Servicer or the Special Servicer, on behalf of the Trust, to make an offer on any Mortgaged Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by the

Master Servicer or the Special Servicer in its reasonable judgment taking into account the factors described in Section 3.16(b) and the results of any Appraisal obtained pursuant to the following sentence, all such offers to be made in a manner consistent with the Servicing Standard. If and when the Special Servicer or the Master Servicer deems it necessary and prudent for purposes of establishing the fair market value of any Mortgaged Property securing a Defaulted Loan or any related defaulted Companion Loan, whether for purposes of making an offer at foreclosure or otherwise, the Special Servicer or the Master Servicer, as the case may be, is authorized to have an Appraisal performed with respect to such property by an Independent MAI-designated appraiser the cost of which shall be paid by the Master Servicer as a Property Protection Advance.

(b)             The Special Servicer shall not acquire any personal property pursuant to this Section 3.09 unless either:

(i)             such personal property is incidental to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer; or

(ii)             the Special Servicer shall have obtained an Opinion of Counsel (the cost of which shall be paid by the Master Servicer as a Property Protection Advance) to the effect that the holding of such personal property by the Trust (to the extent not allocable to the related Companion Loan) will not cause an Adverse REMIC Event to occur.

(c)             Notwithstanding the foregoing provisions of this Section 3.09 and Section 3.24, neither the Master Servicer nor the Special Servicer shall, on behalf of the Trustee, obtain title to a Mortgaged Property in lieu of foreclosure or otherwise, or take any other action with respect to any Mortgaged Property, if, as a result of any such action, the Trustee, on behalf of the Certificateholders, the RR Interest Owner and/or any related Companion Holder, would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of CERCLA or any comparable law, unless (as evidenced by an Officer’s Certificate to such effect delivered to the Trustee) the Special Servicer has previously determined in accordance with the Servicing Standard, based on an Environmental Assessment of such Mortgaged Property performed by an Independent Person who regularly conducts Environmental Assessments and performed within six (6) months prior to any such acquisition of title or other action, that:

(i)             such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders) and the RR Interest Owner, as a collective whole as if such Certificateholders, the RR Interest Owner and, if applicable, Companion Holders constituted a single lender, taking into account the pari passu or subordinate nature of any related Companion Loan, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(ii)             there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such Hazardous Materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Companion Holders) and the RR Interest Owner, as a collective whole as if such Certificateholders, the RR Interest Owner and, if applicable, Companion Holders constituted a single lender, taking into account the pari passu or subordinate nature of any related Companion Loan, to take such actions with respect to the affected Mortgaged Property.

The cost of any such Environmental Assessment shall be paid by the Master Servicer as a Property Protection Advance and the cost of any remedial, corrective or other further action contemplated by clause (i) and/or clause (ii) of the preceding sentence shall be paid by the Master Servicer as a Property Protection Advance, unless it is a Nonrecoverable Property Protection Advance (in which case it shall be an expense of the Trust and, in the case of a Serviced Whole Loan, shall be withdrawn in accordance with the related Co-Lender Agreement by the Master Servicer from the Collection Account, including from the Serviced Whole Loan Custodial Account (such withdrawal to be made from amounts on deposit therein that are otherwise payable on or allocable to such Serviced Whole Loan)); and if any such Environmental Assessment so warrants, the Special Servicer shall, except with respect to any Companion Loan and any Environmental Assessment ordered after such Mortgage Loan has been paid in full, perform such additional environmental testing at the expense of the Trust as it deems necessary and prudent to determine whether the conditions described in clauses (i) and (ii) of the preceding sentence have been satisfied. With respect to Non-Specially Serviced Mortgage Loans, the Master Servicer and, with respect to Specially Serviced Mortgage Loans, the Special Servicer (other than any Non-Serviced Mortgage Loan) shall review and be familiar with the terms and conditions relating to enforcing claims and shall monitor the dates by which any claim or action must be taken (including delivering any notices to the insurer and using reasonable efforts to perform any actions required under such policy) under each environmental Insurance Policy in effect and obtained on behalf of the mortgagee to receive the maximum proceeds available under such policy for the benefit of the Certificateholders and the RR Interest Owner and the Trustee (as holder of the Lower-Tier Regular Interests).

(d)             If (i) the environmental testing contemplated by subsection (c) above establishes that either of the conditions set forth in clauses (i) and (ii) of subsection (c) above of the first sentence thereof has not been satisfied with respect to any Mortgaged Property securing a Defaulted Loan and, in the case of a Serviced Mortgage Loan, any related Companion Loan, and (ii) there has been no Breach of any of the representations and warranties set forth in or required to be made pursuant to Section 6 of each Mortgage Loan Purchase Agreement for which the applicable Mortgage Loan Seller could be required to repurchase such Defaulted Loan pursuant to Section 6 of each Mortgage Loan Purchase Agreement, then the Special Servicer shall take such action as it deems to be in the best economic interest of the Trust (other than proceeding to acquire title to the Mortgaged Property) and is hereby authorized, with the consent of the Directing Holder and after consultation with the Risk Retention Consultation Parties pursuant to Section 6.08 (prior to the occurrence and continuance of a Control Termination Event and other than with respect to any applicable Excluded Loan), with the consent of the Directing Holder at such time as it deems appropriate to release such Mortgaged Property from the lien of the related Mortgage, provided that, if such Mortgage Loan has a then outstanding principal balance of greater than $1,000,000, then prior to the release of the related Mortgaged Property from the lien of the related Mortgage, (i) the Special Servicer shall have notified the Rating Agencies, the Trustee, the Certificate Administrator, the Master Servicer and ((A) prior to the occurrence of a Consultation Termination Event and (B) other than with respect to any applicable Excluded Loan) the Directing Holder or the Risk Retention Consultation Parties, in writing of its intention to so release such Mortgaged Property and the bases for such intention, (ii) the Certificate Administrator shall have posted such notice of the Special Servicer’s intention to so release such Mortgaged Property to the Certificate Administrator’s Website pursuant to Section 3.13(b) and (iii) in addition to the prior written consent of the Directing Holder as required above, the Certificateholders evidencing at least 25% of the Voting Rights shall have consented or have been deemed to have consented to such release within thirty (30) days of the Certificate Administrator’s posting such notice to the Certificate Administrator’s Website (failure to respond by the end of such 30-day period being deemed consent of the Holders of the Certificates). To the extent any fee charged by any Rating Agency in connection with rendering such written confirmation is not paid by the related Mortgagor, such fee is to be an expense of the Trust; provided that the Special Servicer shall use commercially reasonable efforts to collect such fee from the Mortgagor to the extent permitted under the related Mortgage Loan documents.

(e)             The Special Servicer shall provide written reports and a copy of any Environmental Assessments in electronic format to the Directing Holder and the Risk Retention Consultation Parties (other than with respect to any applicable Excluded Loan), the Master Servicer, the Certificate Administrator and the 17g-5 Information Provider monthly regarding any actions taken by the Special Servicer with respect to any Mortgaged Property securing a Defaulted Loan, or defaulted Companion Loan as to which the environmental testing contemplated in subsection (c) above has revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof has not been satisfied, in each case until the earlier to occur of satisfaction of both such conditions, repurchase of the related Mortgage Loan by the applicable Mortgage Loan Seller or release of the lien of the related Mortgage on such Mortgaged Property.

(f)              The Special Servicer shall notify the Master Servicer of any abandoned and/or foreclosed properties which require reporting to the Internal Revenue Service and shall provide the Master Servicer with all information regarding forgiveness of indebtedness and required to be reported with respect to any Mortgage Loan or related Companion Loan that is abandoned or foreclosed and the Master Servicer shall report to the Internal Revenue Service and the related Mortgagor, in the manner required by applicable law, such information and the Master Servicer shall report, via Form 1099A or Form 1099C (or any successor form), all forgiveness of indebtedness and abandonment and foreclosure to the extent such information has been provided to the Master Servicer by the Special Servicer. Upon request, the Master Servicer shall deliver a copy of any such report to the Trustee and the Certificate Administrator.

(g)             The Special Servicer shall have the right to determine, in accordance with the Servicing Standard, the advisability of the maintenance of an action to obtain a deficiency judgment if the state in which the Mortgaged Property is located and the terms of the Mortgage Loan (and if applicable, the related Companion Loan) permit such an action.

(h)             The Special Servicer shall maintain accurate records, prepared by one of its Servicing Officers, of each Final Recovery Determination in respect of a Defaulted Loan (other than with respect to a Non-Serviced Mortgage Loan) or defaulted Companion Loan or any REO Property (other than any Non-Serviced Mortgaged Property) and the basis thereof. Each Final Recovery Determination shall be evidenced by an Officer’s Certificate promptly delivered to the Trustee, the Certificate Administrator, the Directing Holder and the Risk Retention Consultation Parties (other than with respect to any applicable Excluded Loan) and the Master Servicer and in no event later than the next succeeding P&I Advance Determination Date.

Section 3.10          Trustee and Custodian to Cooperate; Release of Mortgage Files. (a)  Upon the payment in full of any Mortgage Loan (other than a Non-Serviced Mortgage Loan), or the receipt by the Master Servicer or the Special Servicer, as the case may be, of a notification that payment in full shall be escrowed in a manner customary for such purposes, the Master Servicer or the Special Servicer, as the case may be, shall promptly notify the Trustee and the Custodian and request delivery of the related Mortgage File. Any such notice and request shall be in the form of a Request for Release substantially in the form of Exhibit E signed by a Servicing Officer and shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 3.04(a) or remitted to the Master Servicer to enable such deposit, have been or will be so deposited. Within seven (7) Business Days (or within such shorter period as release can reasonably be accomplished if the Master Servicer or the Special Servicer notifies the Custodian of an exigency) of receipt of such notice and request, the Custodian shall release the related Mortgage File to the Master Servicer or the Special Servicer, as the case may be; provided that in the case of the payment in full of a Serviced Companion Loan or its related Mortgage Loan, the related Mortgage File shall not be released by the Custodian unless the related Serviced Whole Loan, is paid in full. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Collection Account.

(b)             From time to time as is appropriate for servicing or foreclosure of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) (and any related Companion Loan), the Master Servicer or the Special Servicer shall deliver to the Custodian a Request for Release substantially in the form of Exhibit E signed by a Servicing Officer. Upon receipt of the foregoing, the Custodian shall deliver the Mortgage File or any document therein to the Master Servicer or the Special Servicer (or a designee), as the case may be. Upon return of such Mortgage File or such document to the Custodian, or the delivery to the Trustee and the Custodian of a certificate of a Servicing Officer of the Master Servicer or the Special Servicer, as the case may be, stating that such Mortgage Loan (and, in the case of a Serviced Whole Loan, the related Companion Loan), was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the Collection Account (including amounts related to the related Companion Loan) pursuant to Section 3.04(a) have been or will be so deposited, or that such Mortgage Loan has become an REO Property, a copy of the Request for Release shall be released by the Custodian to the Master Servicer or the Special Servicer (or a designee), as the case may be, with the original being released upon termination of the Trust.

(c)             Within seven (7) Business Days (or within such shorter period as delivery can reasonably be accomplished if the Special Servicer notifies the Trustee of an exigency) of receipt thereof, the Trustee shall execute and deliver to the Special Servicer any court pleadings, requests for trustee’s sale or other documents necessary to the foreclosure or trustee’s sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note (including any note evidencing a related Companion Loan) or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity. The Special Servicer shall be responsible for the preparation of all such documents and pleadings. When submitted to the Trustee for signature, such documents or pleadings shall be accompanied by a certificate of a Servicing Officer requesting that such pleadings or documents be executed by the Trustee and certifying as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale. The Trustee shall not be required to review such documents for their sufficiency or enforceability.

With respect to each Servicing Shift Whole Loan, on and after the related Servicing Shift Securitization Date, if pursuant to the related Co-Lender Agreement and the related Non-Serviced Pooling Agreement, and as appropriate for enforcing the terms of such Servicing Shift Whole Loan, as applicable, the related Non-Serviced Master Servicer submits in a Request for Release delivery to it of the original Note, then the Custodian shall release or cause the release of such original Note to the related Non-Serviced Master Servicer or its designee.

(d)             If, from time to time, pursuant to the terms of the applicable Non-Serviced Co-Lender Agreement and the applicable Non-Serviced Pooling Agreement, and as appropriate for enforcing the terms of a Non-Serviced Mortgage Loan, the applicable Non-Serviced Master Servicer requests delivery to it of the original Mortgage Note for a Non-Serviced Mortgage Loan, then the Custodian shall release or cause the release of such original Mortgage Note to such Non-Serviced Master Servicer or its designee.

Section 3.11          Servicing Compensation. (a)  As compensation for its activities hereunder, the Master Servicer shall be entitled to receive the Servicing Fee with respect to each Mortgage Loan, Serviced Companion Loan and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Mortgage Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced mortgage loan” under any related Non-Serviced Pooling Agreement). As to each Mortgage Loan, Companion Loan and REO Loan, the Servicing Fee shall accrue from time to time at the Servicing Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Mortgage Loan, Companion Loan or REO Loan, as the case may be, and in the same manner as interest is calculated on such Mortgage Loan, Companion Loan or REO Loan, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on such Mortgage Loan, Companion Loan or deemed to be due on such REO Loan is computed. The Servicing Fee with respect to any Mortgage Loan, Companion Loan or REO Loan shall cease to accrue if a Liquidation Event occurs with respect to the related Mortgage Loan, except that if such Mortgage Loan is part of a Serviced Whole Loan and such Serviced Whole Loan continues to be serviced and administered under this Agreement notwithstanding such Liquidation Event, then the applicable Servicing Fee shall continue to accrue and be payable as if such Liquidation Event did not occur. The Servicing Fee shall be payable monthly, on a loan-by-loan basis, from payments of interest on each Mortgage Loan, Companion Loan and REO Revenues allocable as interest on each REO Loan, and as otherwise provided by Section 3.05(a). The Master Servicer shall be entitled to recover unpaid Servicing Fees in respect of any Mortgage Loan, Companion Loan or REO Loan out of that portion of related payments, Insurance and Condemnation Proceeds, Liquidation Proceeds and REO Revenues (in the case of an REO Loan) allocable as recoveries of interest, to the extent permitted by Section 3.05(a) (and as otherwise provided therein). Except as set forth in the next two sentences, the third paragraph of this Section 3.11(a), Section 6.03, Section 6.05 and Section 7.01(c), the right to receive the Servicing Fee may not be transferred in whole or in part (except in connection with a transfer of all of the Master Servicer’s duties and obligations hereunder to a successor servicer in accordance with the terms hereof). With respect to each Serviced Pari Passu Companion Loan, the Servicing Fee shall be payable to the Master Servicer from amounts payable in respect of such Serviced Pari Passu Companion Loan, subject to the terms of the related Co-Lender Agreement, or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

The Master Servicer shall be entitled to retain, and shall not be required to deposit in the Collection Account pursuant to Section 3.04(a), additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan) in the form of the following amounts to the extent collected from the related Mortgagor: (i) 100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Non-Specially Serviced Mortgage Loans (other than any Non-Serviced Mortgage Loan) including any related Serviced Companion Loans that are not Specially Serviced Mortgage Loans, to the extent not prohibited by the related Co-Lender Agreement and that are not Specially Serviced Mortgage Loans that do not involve a Special Servicer Major Decision or a Special Servicer Non-Major Decision and 50% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans that are not Specially Serviced Mortgage Loans to the extent not prohibited by the related Co-Lender Agreement and that involve one or more Special Servicer Major Decisions or (if processed by the Master Servicer) Special Servicer Non-Major Decisions, and 0% with respect to Special Servicer Non-Major Decisions processed by the Special Servicer (provided, however, that the Master Servicer shall be entitled to receive 0% of any Payment Accommodation Fees with respect to a Payment Accommodation processed by the Special Servicer); (ii) 100% of all assumption application fees received on any Mortgage Loans, only for which the Master Servicer is processing the underlying assumption related transaction (including any related Serviced Companion Loan, to the extent not prohibited by the related Co-Lender Agreement) (whether or not the consent of the Special Servicer is required) and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fees shall not include any Modification Fees or waiver fees in connection with a defeasance that the Special Servicer is entitled to under this Agreement); (iii) 100% of assumption, waiver, consent and earnout fees and similar fees pursuant to Section 3.08 and Section 3.18 or other actions performed in connection with this Agreement on the Non-Specially Serviced Mortgage Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Co-Lender Agreement) which do not involve a Special Servicer Major Decision or a Special

Servicer Non-Major Decision; and (iv) 50% of all assumption, waiver, consent and earnout fees and similar fees (other than assumption application and defeasance fees), pursuant to Section 3.08 and Section 3.18 on any Non-Specially Serviced Mortgage Loan (including any related Serviced Companion Loan to the extent not prohibited by the related Co-Lender Agreement) which involve a Special Servicer Major Decision or (if processed by the Master Servicer) Special Servicer Non-Major Decision, and 0% with respect to Special Servicer Non-Major Decisions processed by the Special Servicer (provided, however, that the Master Servicer shall be entitled to receive 0% of any Payment Accommodation Fees with respect to a Payment Accommodation processed by the Special Servicer) and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid. In addition, the Master Servicer shall be entitled to retain as additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan) any charges for processing Mortgagor requests, beneficiary statements or demands (to the extent such beneficiary statements or demands are prepared by the Master Servicer), fees in connection with defeasance, if any, and other customary charges, and amounts collected for checks returned for insufficient funds related to the accounts held by the Master Servicer, in each case only to the extent actually paid by the related Mortgagor and shall not be required to deposit such amounts in the Collection Account or the Serviced Whole Loan Custodial Account pursuant to Section 3.04(a) or Section 3.04(b), respectively. In addition, the Master Servicer shall also be entitled to retain as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan) reasonable review fees in connection with any Mortgagor request to the extent such review fees are not prohibited under the related Mortgage Loan documents, and only to the extent actually paid by the related Mortgagor. Subject to Section 3.11(d), the Master Servicer shall also be entitled to additional servicing compensation in the form of: (i) Penalty Charges to the extent provided in Section 3.11(d), (ii) interest or other income earned on deposits relating to the Trust Fund in the Collection Account or the Serviced Whole Loan Custodial Account in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to such account for the period from and including the prior Distribution Date to and including the Master Servicer Remittance Date related to the current Distribution Date), (iii) interest or other income earned on deposits in the Servicing Account which are not required by applicable law or the related Mortgage Loan to be paid to the Mortgagor, and (iv) the difference, if positive, between Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the Mortgage Loans and any Serviced Pari Passu Companion Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments. The Master Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts due and owing to any of its Sub-Servicers and the premiums for any blanket Insurance Policy insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not payable directly out of the Collection Account and the Master Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

With respect to any of the preceding fees as to which both the Master Servicer and the Special Servicer are entitled to receive a portion thereof, the Master Servicer and the Special Servicer shall each have the right, but not any obligation, to reduce or elect not to charge its respective portion of such fee (in the case of a split fee with respect Penalty Charges, subject to certain limitations described in Section 3.02); provided that (A) neither the Master Servicer nor the Special Servicer shall have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the Master Servicer or the Special Servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee shall not have any right to share in any part of the other party’s portion of such fee. If the Master Servicer decides not to charge any fee, the Special Servicer shall nevertheless be entitled to charge its portion of the related fee to which the Special Servicer would have been entitled if the Master Servicer had charged a fee and the Master Servicer shall not be entitled to any of such fee charged by the Special Servicer.

Notwithstanding anything herein to the contrary, the Master Servicer may, at its option, assign or pledge to any third party or retain for itself the Transferable Servicing Interest; provided, however, that in the event of any resignation or termination of such Master Servicer, all or any portion of the Transferable Servicing Interest may be reduced by the Trustee to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to obtain a qualified successor master servicer that meets the requirements of Section 6.05 and who requires market-rate servicing compensation that accrues at a per annum rate in excess of the Servicing Retained Fee Rate, and any such assignment of the Transferable Servicing Interest shall, by its terms be expressly subject to the terms of this Agreement and such reduction. The Master Servicer shall pay the Transferable Servicing Interest to the holder of the Transferable Servicing Interest at such time and to the extent the Master Servicer is entitled to receive payment of its Servicing Fees hereunder, notwithstanding any resignation or termination of the Master Servicer hereunder (subject to reduction pursuant to the preceding sentence).

(b)             As compensation for its activities hereunder, the Special Servicer shall be entitled to receive the Special Servicing Fee with respect to each Specially Serviced Mortgage Loan and REO Loan (other than a Non-Serviced Mortgage Loan and any REO Loan relating to a Non-Serviced Mortgaged Property). As to each Specially Serviced Mortgage Loan and REO Loan, the Special Servicing Fee shall accrue from time to time at the Special Servicing Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Specially Serviced Mortgage Loan or REO Loan, as the case may be, and in the same manner as interest is calculated on the Specially Serviced Mortgage Loans or REO Loans, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on such Specially Serviced Mortgage Loan or deemed to be due on such REO Loan is computed. The Special Servicing Fee with respect to any Specially Serviced Mortgage Loan or REO Loan shall cease to accrue if a Liquidation Event occurs with respect to the related Mortgage Loan. The Special Servicing Fee shall be payable monthly, on a loan-by-loan basis, in accordance with the provisions of Section 3.05(a). The right to receive the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer’s responsibilities and obligations under this Agreement. The Special Servicer shall not be entitled to any Special Servicing Fees with respect to a Non-Serviced Mortgage Loan.

(c)             Additional servicing compensation in the form of (i) 100% of all Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Specially Serviced Mortgage Loans, 100% of all Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Mortgage Loan that is not a Specially Serviced Mortgage Loan with respect to Special Servicer Non-Major Decisions that are processed by the Special Servicer, and 100% of Payment Accommodation Fees, (ii) 100% of all assumption application fees received on any Mortgage Loans and any related Serviced Companion Loan (to the extent not prohibited by the related Co-Lender Agreement), only for which the Special Servicer is processing the underlying assumption related transaction, (iii) 100% of assumption, waiver, consent and earnout fees and similar fees, pursuant to Section 3.08 and Section 3.18 or other actions performed in connection with this Agreement on the Specially Serviced Mortgage Loans or certain other similar fees paid by the related Mortgagor, and (iv) 50% of all Excess Modification Fees (or 100% with respect to Payment Accommodation Fees) and 50% of all assumption, waiver, consent and earnout fees and similar fees (other than assumption application and defeasance fees) received with respect to all Mortgage Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Co-Lender Agreement) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Mortgage Loans that involve one or more Special Servicer Major Decisions or (if processed by the Master Servicer) Special Servicer Non-Major Decisions, and 100% with respect to Special Servicer Non-Major Decisions processed by the Special Servicer, shall be promptly paid to the Special Servicer by the Master Servicer (or directly from the related Mortgagor) to the extent such fees are paid by the Mortgagor and shall not be required to be deposited in the Collection Account pursuant to Section 3.04(a). Subject to Section 3.11(d), the Special Servicer shall also be entitled to additional servicing compensation in the form of: (i) Penalty Charges to the extent provided in Section 3.11(d); (ii) beneficiary statement or demands (to the extent such beneficiary statements or demands are prepared by the Special Servicer); (iii) amounts collected for checks returned for insufficient funds related to the accounts held by the Special Servicer; and (iv) interest or other income earned on deposits relating to the Trust Fund in the applicable REO Account and Loss of Value Reserve Fund in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to such account for the period from and including the prior Distribution Date to and including the Master Servicer Remittance Date related to such Distribution Date). In addition, the Special Servicer shall also be entitled to retain as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan) reasonable review fees in connection with any Mortgagor request to the extent such review fees are not prohibited under the related Mortgage Loan documents, and only to the extent actually paid by the related Mortgagor. The Special Servicer shall also be entitled to additional servicing compensation in the form of a Workout Fee with respect to each Corrected Loan at the Workout Fee Rate on such Corrected Loan for so long as it remains a Corrected Loan; provided, however, that after receipt by the Special Servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount shall be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the Special Servicer shall be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the Special Servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $25,000. The Workout Fee shall be reduced (but not below zero) pursuant to the preceding sentence with respect to each collection on such Corrected Loan from which fee would otherwise be payable until an amount equal to such Excess Modification Fee Amount has been deducted in full. The Workout Fee with respect to any Corrected Loan will cease to be payable if such loan again becomes a Specially Serviced

Mortgage Loan; provided that a new Workout Fee will become payable if and when such Specially Serviced Mortgage Loan again becomes a Corrected Loan. The Special Servicer shall not be entitled to any Workout Fee with respect to a Non-Serviced Mortgage Loan. If the Special Servicer is terminated (other than for cause) or resigns, it shall retain the right to receive any and all Workout Fees payable in respect of Mortgage Loans or any related Companion Loan that became Corrected Loans prior to the time of that termination or resignation except the Workout Fees will no longer be payable if the Corrected Loan subsequently becomes a Specially Serviced Mortgage Loan. If the Special Servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Mortgage Loans for which the resigning or terminated Special Servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the Mortgagor had not had sufficient time to make three consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the Mortgagor making such three consecutive timely Periodic Payments. The successor special servicer will not be entitled to any portion of such Workout Fees. The Special Servicer will not be entitled to receive any Workout Fees after termination for cause. A Liquidation Fee will be payable with respect to each Specially Serviced Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than a Non-Serviced Mortgaged Property) as to which the Special Servicer receives any Liquidation Proceeds or Insurance and Condemnation Proceeds subject to the exceptions set forth in the definition of Liquidation Fee (such Liquidation Fee to be paid out of such Liquidation Proceeds, Insurance and Condemnation Proceeds). If, however, Liquidation Proceeds or Insurance and Condemnation Proceeds are received with respect to any Corrected Loan and the Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds and Insurance and Condemnation Proceeds that constitute principal and/or interest on such Mortgage Loan. Notwithstanding anything herein to the contrary, the Special Servicer shall only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to proceeds on any Mortgage Loan. Notwithstanding the foregoing, with respect to any Companion Loan, the Liquidation Fee, Workout Fee and Special Servicing Fees, if any, will be computed as provided in the related Co-Lender Agreement or to the extent such Co-Lender Agreement is silent or refers to this Agreement or indicates such fees are paid in accordance with this Agreement, as provided herein as though such Companion Loan were a Mortgage Loan. Subject to Section 3.11(d), the Special Servicer will also be entitled to additional fees in the form of Penalty Charges. The Special Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts, other than management fees in respect of REO Properties, due and owing to any of its Sub-Servicers and the premiums for any blanket Insurance Policy obtained by it insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not expressly payable directly out of the Collection Account or the applicable REO Account, and the Special Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

With respect to any of the preceding fees as to which both the Master Servicer and the Special Servicer are entitled to receive a portion thereof, the Master Servicer and the Special Servicer shall each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee (in the case of a split fee with respect to Penalty Charges, subject to the limitations described under Section 3.02); provided that (A) neither the Master Servicer nor the Special Servicer shall have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the Master Servicer or the Special Servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee shall not have any right to share in any part of the other party’s portion of such fee. If the Special Servicer decides not to charge any fee, the Master Servicer shall nevertheless be entitled to charge its portion of the related fee to which the Master Servicer would have been entitled if the Special Servicer had charged a fee and the Special Servicer shall not be entitled to any of such fee charged by the Master Servicer.

(d)             In determining the compensation of the Master Servicer or the Special Servicer, as applicable, with respect to Penalty Charges, on any Distribution Date, the aggregate Penalty Charges collected on any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Companion Loan since the prior Distribution Date shall be applied (in such order) to reimburse (i) the Master Servicer, the Special Servicer or the Trustee for interest on Advances on such Mortgage Loan or related Companion Loan, if applicable (and, in connection with a Non-Serviced Mortgage Loan, the applicable Non-Serviced Master Servicer, the applicable Non-Serviced Special Servicer or the applicable Non-Serviced Trustee for interest on the Property Protection Advances made by any such party with respect to a Non-Serviced Whole Loan pursuant to the applicable Non-Serviced Pooling Agreement, to the extent not prohibited by the applicable Non-Serviced Co-Lender Agreement) due on such Distribution Date, (ii) the Trust for all interest on Advances previously paid to the Master Servicer or the Trustee pursuant to Section 3.05(a)(vi) hereof (and, in connection with a Non-Serviced Mortgage Loan, the related trust for all interest on Property Protection Advances reimbursed by such trust to any party under the applicable Non-Serviced Pooling Agreement, which resulted in an additional expense for the Trust, to the extent not prohibited by the applicable Non-Serviced Co-Lender Agreement) with respect to such Mortgage Loan or related Companion Loan, if applicable and (iii) the Trust for all additional expenses of the Trust (including Special Servicing Fees, Workout Fees and Liquidation Fees), including without limitation, inspections by the Special Servicer and all unpaid Advances incurred since the Closing Date with respect to such Mortgage Loan. Penalty Charges (other than with respect to a Non-Serviced Mortgage Loan, which shall be payable as additional servicing compensation under the related Non-Serviced Pooling Agreement) remaining thereafter shall be distributed to the Master Servicer, if and to the extent accrued while such Mortgage Loan and any related Companion Loan was a Non-Specially Serviced Mortgage Loan, and to the Special Servicer, if and to the extent accrued on such Mortgage Loan during the period such Mortgage Loan was a Specially Serviced Mortgage Loan or REO Loan. Any Penalty Charges paid or payable as additional servicing compensation to the Master Servicer and the Special Servicer shall be distributed between the Master Servicer and the Special Servicer, on a pro rata basis, based on the Master Servicer’s and the Special Servicer’s respective entitlements to such compensation described in the previous sentence. Notwithstanding the foregoing, Penalty Charges with respect to any Companion Loan will be allocated pursuant to the applicable Co-Lender Agreement after payment of all related Advances and interest thereon and additional expenses of the Trust in accordance with this Section 3.11(d).

If a Servicing Shift Whole Loan becomes a Specially Serviced Mortgage Loan prior to the applicable Servicing Shift Securitization Date, the Special Servicer shall service and administer such Servicing Shift Whole Loan and any related REO Property in the same manner as any other Specially Serviced Mortgage Loan or Serviced REO Property and shall be entitled to all rights and compensation earned with respect to such Serviced Whole Loan as Special Servicer of such Serviced Whole Loan. With respect to a Servicing Shift Mortgage Loan, prior to the applicable Servicing Shift Securitization Date, no other special servicer will be entitled to any such compensation or have such rights and obligations. If a Servicing Shift Whole Loan is still a Specially Serviced Mortgage Loan on the applicable Servicing Shift Securitization Date, the Non-Serviced Special Servicer and the Special Servicer shall be entitled to compensation with respect to such Servicing Shift Whole Loan as if the Special Servicer were being terminated as the Special Servicer with respect to such Servicing Shift Whole Loan and the Non-Serviced Special Servicer were replacing the Special Servicer as the successor Special Servicer with respect to such Servicing Shift Whole Loan.

If a Servicing Shift Whole Loan is being specially serviced on the related Servicing Shift Securitization Date, the Special Servicer shall be entitled to compensation for the period during which it acted as Special Servicer with respect to such Whole Loan, including its share of any Liquidation Fees or Workout Fees and any additional servicing compensation as well as all surviving indemnity and other rights in respect of such special servicing role under this Agreement.

(e)             With respect to each Distribution Date, the Special Servicer shall deliver or cause to be delivered to the Master Servicer within two (2) Business Days following the Determination Date, and the Master Servicer shall deliver, to the extent it has received, to the Certificate Administrator, without charge and on the same day as the Master Servicer is required to deliver the CREFC® Investor Reporting Package for such Distribution Date, an electronic report (which may include HTML, word or excel compatible format, clean and searchable PDF format or such other format as mutually agreeable between the Certificate Administrator and the Special Servicer) that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates, if any, with respect to such Distribution Date; provided that no such report shall be due in any month during which no Disclosable Special Servicer Fees were received.

(f)              The Special Servicer and its Affiliates shall be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any Person (including, without limitation, the Trust, any Mortgagor, any property manager, any guarantor or indemnitor in respect of a Mortgage Loan and any purchaser of any Mortgage Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under this Agreement, other than as expressly provided in this Section 3.11; provided that such prohibition shall not apply to Permitted Special Servicer/Affiliate Fees.

(g)             Pursuant to the CREFC® License Agreement, CREFC® shall be paid (according to the payment instructions set forth on Exhibit JJ hereto or such other payment instructions as CREFC® may provide to the Master Servicer in writing at least two (2) Business Days prior to the Master Servicer Remittance Date) the CREFC® Intellectual Property Royalty License Fee on a monthly basis. The Master Servicer shall withdraw from the Collection Account and, to the extent sufficient funds are on deposit therein, pay the CREFC® Intellectual Property Royalty License Fee to CREFC® in accordance with Section 3.05(a)(xv) on a monthly basis, from funds on deposit in the Collection Account.

Section 3.12          Inspections; Collection of Financial Statements. (a)  The Master Servicer shall perform (at its own expense), or shall cause to be performed (at its own expense), a physical inspection of each Mortgaged Property relating to a Mortgage Loan (other than a Non-Serviced Mortgage Loan or a Specially Serviced Mortgage Loan) with a Stated Principal Balance of (i) $2,000,000 or more at least once every twelve (12) months and (ii) less than $2,000,000 at least once every twenty-four (24) months, in each case, commencing in the calendar year 2022 (and each Mortgaged Property shall be inspected on or prior to December 31, 2022); provided, however, that if a physical inspection has been performed by the Special Servicer in the previous twelve (12) months and the Master Servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection, the Master Servicer will not be required to perform or cause to be performed, such physical inspection; provided, further, that if any scheduled payment becomes more than sixty (60) days delinquent on the related Mortgage Loan, the Special Servicer shall inspect or cause to be inspected the related Mortgaged Property as soon as practicable after such Mortgage Loan becomes a Specially Serviced Mortgage Loan and annually thereafter for so long as such Mortgage Loan remains a Specially Serviced Mortgage Loan. The cost of such inspection by the Special Servicer pursuant to the second proviso of the immediately preceding sentence shall be an expense of the Trust, and, to the extent not paid by the related Mortgagor, reimbursed first from Penalty Charges actually received from the related Mortgagor and then from the Collection Account pursuant to Section 3.05(a)(ii), provided that, with respect to a Serviced Whole Loan, such cost shall be payable, subject to the terms of the related Co-Lender Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, in accordance with their respective Stated Principal Balances, or (ii) with respect to a Serviced AB Whole Loan, first, from the related AB Subordinate Companion Loan and then, from the AB Mortgage Loan (and any Pari Passu Companion Loans, on a pro rata basis) (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Co-Lender Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan, any related Pari Passu Companion Loan and the AB Subordinate Companion Loan), in each case, prior to being payable out of general collections. The Special Servicer or the Master Servicer, as applicable, shall prepare or cause to be prepared a written report of each such inspection detailing the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of (i) any vacancy in the Mortgaged Property that the preparer of such report has knowledge of and deems material, (ii) any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, (iii) any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, (iv) any visible material waste committed on the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection and (v) photographs of each inspected Mortgaged Property. The Special Servicer and the Master Servicer shall deliver or, if applicable, make available on its website a copy (in electronic format) of each such report prepared by the Special Servicer and the Master Servicer, respectively, to the other party, to the Directing Holder ((i) prior to the occurrence and continuance of a Control Termination Event and (ii) other than with respect to any applicable Excluded Loan), any related holder of a Serviced Pari Passu Companion Loan, the Certificate Administrator and to the Trustee within seven (7) Business Days after the later of (i) the completion of such report or (ii) the Special Servicer’s or the Master Servicer’s, as applicable (or, if earlier, any Sub-Servicer on their behalf), receipt of such report. Within five (5) Business Days after request for copies of such reports by the Rating Agencies, the Special Servicer or the Master Servicer, as applicable, shall deliver or make available a copy (in electronic format) of each such report prepared by the Special Servicer and the Master Servicer, as applicable, to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website for review by Privileged Persons. In respect of any Mortgage Loan other than an applicable Excluded Loan and prior to the occurrence of a Consultation Termination Event, the Master Servicer shall deliver a copy of each such report to the Directing Holder and upon request to each Controlling Class Certificateholder (which request may state that such items may be delivered until further notice).

(b)             The Special Servicer, in the case of any Specially Serviced Mortgage Loan, and the Master Servicer, in the case of any Non-Specially Serviced Mortgage Loan shall make reasonable efforts to collect promptly and review from each related Mortgagor quarterly and annual operating statements, financial statements, budgets and rent rolls of the related Mortgaged Property, and the quarterly and annual financial statements of such Mortgagor, whether or not delivery of such items is required pursuant to the terms of the related Mortgage Loan documents and any other reports or documents required to be delivered under the terms of the Mortgage Loans (and each Serviced Companion Loan), if delivery of such items is required pursuant to the terms of the related Mortgage Loan (and each Serviced Companion Loan) documents. The Master Servicer and the Special Servicer shall not be required to request such operating statements or rent rolls more than once if the related Mortgagor is not required to deliver such statements pursuant to the terms of the Mortgage Loan documents. In addition, the Special Servicer shall cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and shall collect all such items promptly following their preparation. The Special Servicer shall deliver all such items to the Master Servicer within five (5) Business Days of receipt, and the Master Servicer shall make available on its website copies of all the foregoing items so collected to the Trustee, the Certificate Administrator, the Directing Holder and the Depositor, in electronic format, in each case within thirty (30) days of its receipt thereof, but in no event, in the case of annual statements, later than June 30 of each year commencing June 30, 2022. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of such items, the Master Servicer or the Special Servicer, as applicable, shall deliver electronic copies of such items to the Certificate Administrator to be posted on the Certificate Administrator’s Website. The Master Servicer or the Special Servicer, as applicable, shall deliver, upon request of any Rating Agency, copies of any of or all of the foregoing items so collected thereby to the 17g-5 Information Provider pursuant to Section 3.13(c).

Within thirty (30) days after receipt by the Master Servicer, with respect to all Non-Specially Serviced Mortgage Loans, or the Special Servicer with respect to Specially Serviced Mortgage Loans and REO Properties (other than any Non-Serviced Mortgaged Property), of any quarterly or annual operating statements or rent rolls beginning with the quarter ending March 31, 2021 and the calendar year ending December 31, 2021 with respect to any Mortgaged Property or REO Property, or if such date would be after June 30 of any year, then within thirty (30) days after receipt, such Master Servicer or Special Servicer, as applicable, shall, based upon such operating statements or rent rolls received, prepare (or, if previously prepared, update) the analysis of operations and the CREFC® NOI Adjustment Worksheet and the CREFC® Operating Statement Analysis Report; provided that any such CREFC® Operating Statement Analysis Report and/or CREFC® NOI Adjustment Worksheet shall not be required to be prepared or updated with respect to year-end or the first calendar quarter of each year to the extent provided by the then current CREFC® Investor Reporting Package. Upon the occurrence and continuation of a Servicing Transfer Event, the Master Servicer shall provide the Special Servicer with all prior CREFC® Operating Statement Analysis Reports and CREFC® NOI Adjustment Worksheets for the related Mortgage Loan or Serviced Whole Loan (including underwritten figures), and the Special Servicer’s obligations hereunder shall be subject to its having received all such reports. The Master Servicer and the Special Servicer shall forward, upon request, to the other and (prior to the occurrence of a Consultation Termination Event) the Directing Holder electronically monthly all operating statements and rent rolls received from any Mortgagor from the prior month.

All CREFC® Operating Statement Analysis Reports and CREFC® NOI Adjustment Worksheets shall be maintained by the Master Servicer with respect to each Mortgaged Property (other than a Non-Serviced Mortgaged Property) and REO Property (other than any Non-Serviced Mortgaged Property), and the Master Servicer shall forward copies thereof (in electronic format and promptly following the initial preparation and each material revision thereof) (i) upon request of any of the following parties, to the Certificate Administrator, the Directing Holder, the Special Servicer and, with respect to any Serviced Companion Loan, the related Companion Holder, as applicable, and (ii) upon request of any Rating Agency, to the 17g-5 Information Provider, and the 17g-5 Information Provider shall post all such items to the 17g-5 Information Provider’s Website. The Master Servicer shall forward copies of the related operating statements or rent rolls (promptly following the initial preparation and each material revision thereof) (i) upon request of any of the following parties, to the Certificate Administrator, the Directing Holder, the Special Servicer and, with respect to any Serviced Companion Loan, the related Companion Holder, as applicable and (ii) upon request of any Rating Agency, to the 17g-5 Information Provider, and the 17g-5 Information Provider shall post all such items to the 17g-5 Information Provider’s Website. The Master Servicer shall maintain a CREFC® Operating Statement Analysis Report and a CREFC® NOI Adjustment Worksheet with respect to each Mortgaged Property (other than a Non-Serviced Mortgaged Property) or REO Property (other than a Non-Serviced Mortgaged Property).

(c)             At or before 2:00 p.m. (New York City time) on each Determination Date, the Special Servicer shall prepare and deliver or cause to be delivered to the Master Servicer and, prior to the occurrence of a Consultation Termination Event, the Controlling Class Representative, the CREFC® Special Servicer Loan File and any applicable CREFC® Loan Liquidation Reports, CREFC® Loan Modification Reports and CREFC® REO Liquidation

Reports with respect to the Specially Serviced Mortgage Loans (excluding, for the Directing Holder, any applicable Excluded Loans) and any REO Properties (other than a Non-Serviced Mortgaged Property), providing the information required of the Special Servicer in an electronic format, reasonably acceptable to the Master Servicer as of the Business Day preceding such Determination Date, which CREFC® Special Servicer Loan File shall include data, to enable the Master Servicer to produce the following supplemental CREFC® reports: (i) a CREFC® Delinquent Mortgage Loan Status Report, (ii) a CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report, (iii) a CREFC® REO Status Report, (iv) a CREFC® Comparative Financial Status Report and (v) a CREFC® NOI Adjustment Worksheet and a CREFC® Operating Statement Analysis Report, in each case with the supporting financial statements, budgets, operating statements and rent rolls submitted by the Mortgagor.

(d)             Not later than 5:00 p.m. (New York City time) two calendar days following each Distribution Date (provided that if such second calendar day is not a Business Day, then the immediately succeeding Business Day) beginning January 2021, the Master Servicer shall prepare (if and to the extent necessary) and deliver or cause to be delivered in electronic format to the Certificate Administrator the following reports and data files: (A) to the extent the Master Servicer has received the CREFC® Special Servicer Loan File at the time required, the most recent CREFC® Delinquent Mortgage Loan Status Report, CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report and the CREFC® REO Status Report, (B) CREFC® Loan Setup File (with respect to the first Distribution Date), (C) the most recent CREFC® Property File, and CREFC® Comparative Financial Status Report (in each case incorporating the data required to be included in the CREFC® Special Servicer Loan File pursuant to Section 3.12(c) by the Special Servicer and Master Servicer), (D) a CREFC® Servicer Watch List with information that is current as of such Determination Date, (E) CREFC® Financial File, (F) CREFC® Loan Level Reserve/LOC Report, (G) the CREFC® Advance Recovery Report, (H) CREFC® Total Loan Report and (I) the report on Disclosable Special Servicer Fees delivered pursuant to Section 3.11(e) to the extent received from the Special Servicer, if any. Additionally, not later than 5:00 p.m. (New York City time) on the Master Servicer Remittance Date beginning January 2021, the Master Servicer shall deliver or cause to be delivered in electronic format to the Certificate Administrator any applicable CREFC® Loan Liquidation Reports, CREFC® Loan Modification Reports and CREFC® REO Liquidation Reports received from the Special Servicer. Not later than 3:00 p.m. (New York City time) two (2) Business Days prior to the Distribution Date beginning January 2021, the Master Servicer shall deliver or cause to be delivered to the Certificate Administrator via electronic format the CREFC® Loan Periodic Update File and the CREFC® Appraisal Reduction Amount Template if provided for such Distribution Date. In no event shall any report described in this subsection be required to reflect information that has not been collected by or delivered to the Master Servicer, or any payments or collections not received by the Master Servicer, as of the close of business on the Business Day prior to the Business Day on which the report is due. The Master Servicer, by (i) prior to the securitization of the related Companion Loan, the Distribution Date or (ii) following the securitization of the related Companion Loan, no later than the time(s) that it or any portion thereof is made available to the Certificate Administrator, shall make available to each Serviced Companion Noteholder with respect to the related Whole Loan or, if such Serviced Companion Loan is securitized, the respective Other Servicer, the CREFC® Investor Reporting Package (CREFC® IRP) (excluding any templates) pursuant to the terms of this Agreement on a monthly basis.

Not later than 5:00 p.m. (New York City time) two Business Days after the Distribution Date beginning in January 2021, the Master Servicer shall deliver to the Certificate Administrator the CREFC® Schedule AL File in EDGAR-Compatible Format; provided that the Master Servicer shall have no obligation to prepare or deliver any such CREFC® Schedule AL File unless the Depositor has delivered the items required by Section 2.01(i). If the CREFC® Schedule AL File is not provided by the date specified in the immediately preceding sentence, the Certificate Administrator shall request such CREFC® Schedule AL File from the Master Servicer via email at NoticeAdmin@midlandls.com, with a copy to the Depositor at gs-refgsecuritization@gs.com. In preparing the CREFC® Schedule AL File and any Schedule AL Additional File for any given Distribution Date, and without any due diligence, investigation or verification, the Master Servicer shall be entitled to conclusively rely, absent manifest error, on the content, completeness, accuracy and compliance with any applicable requirements of Items 1111(h) and 1125 of Regulation AB and Item 601(b) of Regulation S-K under the Securities Act as in effect on the Closing Date of the Initial Schedule AL File, Initial Schedule AL Additional File and the Annex A-1 to the Prospectus. The Master Servicer may concurrently with the delivery of the related CREFC® Schedule AL File, deliver any related Schedule AL Additional File in EDGAR-Compatible Format to the Certificate Administrator. The CREFC® Schedule AL File and the Schedule AL Additional File shall each be a single file. Neither the Certificate Administrator nor the Master Servicer shall be required to combine multiple CREFC® Schedule AL Files or Schedule AL Additional Files, unless, solely with respect to the Master Servicer, multiple Sub-Servicers prepare and submit such CREFC® Schedule AL Files or Schedule AL Additional Files to the Master Servicer. The Certificate Administrator shall not be required to review, redact, reconcile, edit or verify the content, completeness or accuracy of the information contained in any CREFC® Schedule AL File or any Schedule AL Additional File.

In the absence of manifest error, the Master Servicer shall be entitled to conclusively rely upon, without investigation or inquiry, any information and reports delivered to it by any third party, and the Certificate Administrator shall be entitled to conclusively rely upon the Master Servicer’s reports and the Special Servicer’s reports and any information provided by the Trustee, without any duty or obligation to recompute, verify or recalculate any of the amounts and other information stated therein.

(e)             The Special Servicer shall deliver to the Master Servicer the reports and information required of the Special Servicer pursuant to Section 3.12(b) and Section 3.12(c), and the Master Servicer shall deliver to the Certificate Administrator the reports and data files set forth in Section 3.12(d). The Master Servicer may, absent manifest error, conclusively rely on the reports and/or data to be provided by the Special Servicer pursuant to Section 3.12(b) and Section 3.12(c). The Certificate Administrator may, absent manifest error, conclusively rely on the reports and/or data to be provided by the Master Servicer pursuant to Section 3.12(d). In the case of information or reports to be furnished by the Master Servicer to the Certificate Administrator pursuant to Section 3.12(d), to the extent that such information or reports are, in turn, based on information or reports to be provided by the Special Servicer pursuant to Section 3.12(b) or Section 3.12(c) and to the extent that such reports are to be prepared and delivered by the Special Servicer pursuant to Section 3.12(b) or Section 3.12(c), the Master Servicer shall have no obligation to provide such information or reports to the Certificate Administrator until it has received the requisite information or reports from the Special Servicer, and the Master Servicer shall not be in default hereunder due to a delay in providing the reports required by Section 3.12(d) caused by the Special Servicer’s failure to timely provide any information or report required under Section 3.12(b) or Section 3.12(c) of this Agreement.

(f)              Notwithstanding the foregoing, however, the failure of the Master Servicer or the Special Servicer to disclose any information otherwise required to be disclosed by this Section 3.12 shall not constitute a breach of this Section 3.12 to the extent the Master Servicer or the Special Servicer so fails because such disclosure, in the reasonable belief of the Master Servicer or the Special Servicer, as the case may be, would violate any applicable law or any provision of a Mortgage Loan document prohibiting disclosure of information with respect to the Mortgage Loans or Mortgaged Properties. The Master Servicer and the Special Servicer may disclose any such information or any additional information to any Person so long as such disclosure is consistent with applicable law and the Servicing Standard. The Master Servicer or the Special Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

(g)             Unless otherwise specifically stated herein, if the Master Servicer or the Special Servicer is required to deliver any statement, report or information under any provisions of this Agreement, the Master Servicer or the Special Servicer, as the case may be, may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format or (z) except with respect to information to be provided to the Certificate Administrator, any Other Certificate Administrator, any Other Master Servicer, any Other Special Servicer and, for so long as no Consultation Termination Event is continuing, the Directing Holder, making such statement, report or information available on the Master Servicer’s or the Special Servicer’s Internet website, unless this Agreement expressly specifies a particular method of delivery.

Notwithstanding anything to the contrary in the foregoing, the Master Servicer and the Special Servicer shall deliver any required statements, reports or other information to the Certificate Administrator in an electronic format mutually agreeable to the Certificate Administrator and the Master Servicer or the Special Servicer, as the case may be. The Master Servicer or the Special Servicer may physically deliver a paper copy of any such statement, report or information as a temporary measure due to system problems, however, copies in electronic format shall follow upon the correction of such system problems.

Section 3.13          Access to Certain Information. (a)  Each of the Master Servicer and the Special Servicer shall provide or cause to be provided to the Certificate Administrator, and the Certificate Administrator shall afford access to any Mortgage Loan Seller and to any Certificateholder or the RR Interest Owner that is a federally insured financial institution, the OCC, the FDIC, the Board of Governors of the Federal Reserve System of the United States of America and the supervisory agents and examiners of such boards and such corporations, and any other federal or state banking or insurance regulatory authority that may exercise authority over any such Certificateholder, and the RR Interest Owner and to each Holder of a Non-

Registered Certificate, access to any documentation or information regarding the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and, in the case of a Mortgage Loan that is a portion of a Serviced Whole Loan, the related Companion Loan, and the Trust within its control which may be required by applicable law. At the election of the Master Servicer, the Special Servicer or the Certificate Administrator, such access may be afforded to such Person identified above by the delivery of copies of information as requested by such Person and the Master Servicer, the Special Servicer or the Certificate Administrator shall be permitted to require payment (other than from the Directing Holder and the Trustee and the Certificate Administrator on its own behalf or on behalf of the Certificateholders and the RR Interest Owner, as applicable) of a sum sufficient to cover the reasonable out-of-pocket costs incurred by it in making such copies. Such access shall (except as described in the preceding sentence) be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Certificate Administrator or the Custodian.

The failure of the Master Servicer or the Special Servicer to provide access as provided in this Section 3.13 as a result of a confidentiality obligation shall not constitute a breach of this Section 3.13. In connection with providing information pursuant to this Section 3.13, the Master Servicer and Special Servicer may each (i) affix a reasonable disclaimer to any information provided by it for which it is not the original source (without suggesting liability on the part of any other party hereto); (ii) affix to any information provided by it a reasonable statement regarding securities law restrictions on such information and/or condition access to information on (x) the execution of a confidentiality agreement substantially in the form of Exhibit X, or (y) execution of a “click-through” confidentiality agreement if such information is being provided through the Master Servicer’s or the Special Servicer’s website; (iii) withhold access to confidential information or any intellectual property; and/or (iv) withhold access to items of information contained in the Servicing File for any Mortgage Loan if the disclosure of such items is prohibited by applicable law or the provisions of any related Mortgage Loan documents or would constitute a waiver of the attorney-client privilege. Notwithstanding any provision of this Agreement to the contrary, the failure of the Master Servicer or the Special Servicer to disclose any information otherwise required to be disclosed by it pursuant to this Agreement shall not constitute a breach of this Agreement to the extent that the Master Servicer or the Special Servicer, as the case may be, determines, in its reasonable good faith judgment consistent with the applicable Servicing Standard, that such disclosure would violate applicable law or any provision of a Mortgage Loan or Companion Loan document prohibiting disclosure of information with respect to the Mortgage Loans or Companion Loans or the Mortgaged Properties, constitute a waiver of the attorney-client privilege on behalf of the Trust or the Trust or otherwise materially harm the Trust or the Trust. Without limiting the generality of the foregoing, the Master Servicer or the Special Servicer may refrain from disclosing information that it reasonably determines would prejudice the interest of the Certificateholders with respect to a workout or exercise of remedies as to any particular Mortgage Loan.

Upon the reasonable request of any Certificateholder or the RR Interest Owner (or with respect to any AB Subordinate Companion Loan, the holder of such AB Subordinate Companion Loan) that is a Privileged Person identified to the Master Servicer’s reasonable satisfaction, the Master Servicer may provide (or forward electronically) at the expense of such Certificateholder, the RR Interest Owner or holder of such AB Subordinate Companion Loan, as applicable, copies of any Appraisals, operating statements, rent rolls and financial statements (in each case, solely relating to the related Serviced AB Whole Loan, if requested by the holder of an AB Subordinate Companion Loan) obtained by the Master Servicer; provided that, in connection with such request, the Master Servicer may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such Person is a Certificateholder or the RR Interest Owner and a Privileged Person and will keep such information confidential and shall use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder, the RR Interest Owner or holder of such AB Subordinate Companion Loan, as applicable, may have under the Trust.

Notwithstanding anything to the contrary herein, unless required by applicable law or court order, no Certificateholder or beneficial owner shall be given access to, or be provided copies of, the Mortgage Files or Diligence Files.

(b)             The Certificate Administrator shall make available to Privileged Persons (provided that the Prospectus, Distribution Date Statements, each Mortgage Loan Purchase Agreement, this Agreement and the Commission EDGAR filings referred to below will be available to the general public) via the Certificate Administrator’s Website, the following items, in each case, to the extent such items were prepared by or delivered to the Certificate Administrator in electronic format:

(i)             The following documents, which will initially be made available under a tab or heading designated “deal documents”:

(A)              the Prospectus and any other disclosure document relating to the Offered Certificates, in the form most recently provided to the Certificate Administrator by the Depositor or by any Person designated by the Depositor;

(B)              this Agreement and any amendments and exhibits hereto;

(C)              the Mortgage Loan Purchase Agreements and any amendments and exhibits thereto; and

(D)              the CREFC® Loan Setup File provided by the Master Servicer to the Certificate Administrator;

(ii)             the following documents, which will initially be made available under a tab or heading designated “SEC EDGAR filings”;

(A)              any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the Certificate Administrator with respect to the Trust through the EDGAR system;

(iii)             The following documents, which will initially be made available under a tab or heading designated “periodic reports”:

(A)              all Distribution Date Statements prepared by the Certificate Administrator pursuant to Section 4.02;

(B)              the CREFC® Loan Periodic Update File, the CREFC® Bond Level File, the CREFC® Collateral Summary File, the CREFC® Property File, the CREFC® Financial File, each of the “surveillance reports” identified as such in the definition of “CREFC® Investor Reporting Package” (including, without limitation, the CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheets), the CREFC® Appraisal Reduction Amount Template, the CREFC® Advance Recovery Report to the extent delivered by the Master Servicer pursuant to this Agreement from time to time; and

(C)              all Operating Advisor Annual Reports;

(iv)             The following documents, which will initially be made available under a tab or heading designated “additional documents”:

(A)              summaries of Final Asset Status Reports or, prior to an AB Control Appraisal Period, summaries of Asset Status Reports approved by the holder of the related Companion Loan, and related information delivered to the Certificate Administrator pursuant to Section 3.19(d);

(B)              all environmental reports delivered to the Certificate Administrator pursuant to Section 3.09(e);

(C)              all property inspection reports delivered to the Certificate Administrator pursuant to Section 3.12(a);

(D)              any Appraisals delivered to the Certificate Administrator pursuant to Section 3.19; and

(E)             any Appraisal Reduction Amount, any Collateral Deficiency Amount, and any resulting Cumulative Appraisal Reduction Amount delivered to the Certificate Administrator pursuant to Section 4.05(a) (which may be in the form of the CREFC® Loan Periodic Update File or the CREFC® Appraisal Reduction Amount Template included in the CREFC® Investor Reporting Package);

(v)             The following documents, which will initially be made available under a tab or heading designated “special notices”:

(A)              any notice with respect to a release pursuant to Section 3.09(d);

(B)              any notice regarding a waiver, modification or amendment of the terms of any Mortgage Loan or Whole Loan pursuant to Section 3.18(g);

(C)              any notice of final payment on the Certificates or the RR Interest delivered to the Certificate Administrator pursuant to Section 4.01(i);

(D)              any notice of the occurrence of any Servicer Termination Event or termination of the Master Servicer or the Special Servicer delivered pursuant to Section 7.01;

(E)             any notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and any other notice required to be delivered to the Certificateholders or the RR Interest Owner pursuant to Section 12.01;

(F)             any Asset Review Report Summary received by the Certificate Administrator;

(G)              any notice of the termination of the Sub-Servicer delivered pursuant to Section 3.20(g);

(H)              any notice of resignation of the Trustee, or the Certificate Administrator, and any notice of the acceptance of appointment by the successor trustee or the successor certificate administrator pursuant to Section 8.07 or Section 8.08;

(I)              any Officer’s Certificate supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(J)             any notice of resignation or termination of the Master Servicer or the Special Servicer pursuant to Section 7.03;

(K)             any notice of termination pursuant to Section 9.01;

(L)             any notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and any notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer pursuant to Section 3.26 or Section 12.03, respectively;

(M)            any notice of any request by requisite percentage of Voting Rights for a vote to terminate the Special Servicer pursuant to Section 7.01(d), the Operating Advisor pursuant to Section 3.26(j) or the Asset Representations Reviewer pursuant to Section 12.05(b);

(N)             any notice of recommendation of termination of the Special Servicer by the Operating Advisor and the related report prepared by the Operating Advisor in connection with such recommendation;

(O)             any notice that a Control Termination Event or an Operating Advisor Consultation Event has occurred or is terminated or that a Consultation Termination Event has occurred;

(P)             any notice of the occurrence of an Operating Advisor Termination Event;

(Q)             any notice of the occurrence of an Asset Representations Reviewer Termination Event;

(R)              any assessments of compliance delivered to the Certificate Administrator; and

(S)             any attestation reports delivered to the Certificate Administrator;

(T)             any “special notices” required by a Certificateholder to be posted on the Certificate Administrator’s website pursuant to Section 5.06;

(U)              any notice or documents provided to the Certificate Administrator by the Depositor or the Master Servicer directing the Certificate Administrator to post to the “Special Notices” tab;

(vi)             the “Investor Q&A Forum” pursuant to Section 4.07(a); and

(vii)            solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry” pursuant to Section 4.07(b); and

(viii)           subject to Section 3.31(b), the following “U.S. risk retention special notices”, if any, shall also be posted to the “U.S. Risk Retention Special Notices” tab on the Certificate Administrator’s Website:

(A)              the disclosure required pursuant to Section 244.4(c)(1)(ii) of the Risk Retention Rule; and

(B)              any noncompliance of the applicable credit risk retention requirements under Section 15G of the Exchange Act by the Third Party Purchaser or a successor third party purchaser as and to the extent the Retaining Sponsor is required under the credit risk retention requirements under Section 15G of the Exchange Act;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an applicable Excluded Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Loan.

The Certificate Administrator shall, in addition to posting the applicable notices on the “U.S. Risk Retention Special Notices” tab described above, provide email notification to any Privileged Person (other than Financial Market Publishers) that has registered to receive access to the Certificate Administrator’s Website that a notice has been posted to the “U.S. Risk Retention Special Notices” tab.

The Certificate Administrator shall post on the Certificate Administrator’s Website the items and reports identified in clauses (iii)(A) and (B) above on each Distribution

Date. In addition, if the Depositor so directs the Certificate Administrator, and on terms acceptable to the Certificate Administrator, the Certificate Administrator shall make certain other information and reports related to the Mortgage Loans available through its Internet website.

Notwithstanding the foregoing, all Excluded Information shall be made available under a separate tab or heading designated “Excluded Information” on the Certificate Administrator’s Website (and not under any of the tabs or headings described in items (i) through (vii) above) and made available to Privileged Persons other than any Excluded Controlling Class Holder that is a Borrower Party.

Any Person (other than the Directing Holder or a Controlling Class Certificateholder) that is a Borrower Party shall only be entitled to access the Distribution Date Statements and the following items made available to the general public: the Prospectus, this Agreement, the Mortgage Loan Purchase Agreements and the SEC filings on the Certificate Administrator’s Website. In the case of the Directing Holder or a Controlling Class Certificateholder, if any such Person becomes an Excluded Controlling Class Holder, upon delivery to the Master Servicer, the Special Servicer the Operating Advisor, the Certificate Administrator and the Trustee in physical form of an investor certification substantially in the form Exhibit P-1E and upon delivery to the Certificate Administrator in physical form of an investor certification substantially in the form of Exhibit P-1F, which shall include each of the CTSLink User ID associated with such Excluded Controlling Class Holder, such Excluded Controlling Class Holder shall be entitled to access all information (other than the Excluded Information with respect to any Excluded Controlling Class Loans (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loans)) available on the Certificate Administrator’s Website.

In the case of the Directing Holder or a Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, upon delivery of an Investor Certification substantially in the form of Exhibit P-1B hereto, such Directing Holder or Controlling Class Certificateholder shall be entitled to access all information on the Certificate Administrator’s Website. The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee may each rely on (i) an Investor Certification in the form of Exhibit P-1B hereto from the Directing Holder or a Controlling Class Certificateholder to the effect that such Person is not an Excluded Controlling Class Holder and (ii) an Investor Certification in the form of Exhibit P-1D hereto from the Directing Holder or a Controlling Class Certificateholder to the effect that such Person is an Excluded Controlling Class Holder with respect to one or more Excluded Controlling Class Loan(s). In the event the Directing Holder or a Controlling Class Certificateholder becomes an Excluded Controlling Class Holder, such party shall promptly notify each of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee in writing substantially in the form of Exhibit P-1E that such party has become an Excluded Controlling Class Holder with respect to the Excluded Controlling Class Loan(s) listed in such notice and shall also provide the Certificate Administrator a notice substantially in the form of Exhibit P-1F listing each of the CTSLink User ID associated with such Excluded Controlling Class Holder and directing the Certificate Administrator to restrict such Excluded Controlling Class Holder’s access to the Certificate Administrator’s Website as and to the extent provided in this Agreement. Upon confirmation from the Certificate Administrator that such access has been restricted, such Excluded Controlling Class Holder shall submit a new Investor Certification substantially in the form of Exhibit P-1D to access the information on the Certificate Administrator’s Website, except that such Excluded Controlling Class Holder shall not be entitled to access any Excluded Information related to any Excluded Controlling Class Loan(s) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the Certificate Administrator’s Website. With respect to any Excluded Information sent for posting on the Certificate Administrator’s Website, each of the Master Servicer, the Special Servicer and the Operating Advisor shall mark or label such information as “Excluded Information” prior to delivery to the Certificate Administrator, and the Certificate Administrator shall segregate on the Certificate Administrator’s Website such Excluded Information (and, if possible, on loan-by-loan basis) from information relating to other Mortgage Loans or Whole Loans, as applicable.

Notwithstanding anything herein to the contrary, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall be entitled to conclusively assume that the Directing Holder and all beneficial owners of the Certificates of the Controlling Class are not Excluded Controlling Class Holders except to the extent that the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee, as applicable, has received a notice substantially in the form of Exhibit P-1E from the Directing Holder or a Controlling Class Certificateholder that it has become an Excluded Controlling Class Holder. None of the Master Servicer, the Special Servicer, the Operating Advisor or the Certificate Administrator shall be liable for any communication to the Directing Holder or a Controlling Class Certificateholder that is an Excluded Controlling Class Holder or disclosure of any information relating to an Excluded Controlling Class Loan (including any related Excluded Information delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website) if the Master Servicer, the Special Servicer, the Operating Advisor or the Certificate Administrator, as applicable, did not receive prior written notice that the related Mortgage Loan is an Excluded Controlling Class Loan and/or, with respect to any related Excluded Information posted on the Certificate Administrator’s Website, such information was not delivered to the Certificate Administrator in accordance with Section 3.30(a).

Each of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall be entitled to conclusively rely on delivery from the Directing Holder or a Controlling Class Certificateholder of an Investor Certification substantially in the form of Exhibit P-1B that it is not or is no longer an Excluded Controlling Class Holder. To the extent the Directing Holder or a Controlling Class Certificateholder receives access pursuant to this Agreement to any Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information, such Directing Holder or Controlling Class Certificateholder shall be deemed to have agreed that it (i) will not directly or indirectly provide any such Excluded Information to (A) the related Borrower Party, (B) any related Excluded Controlling Class Holder, (C) any employees or personnel of such Directing Holder or Controlling Class Certificateholder or any of its Affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (D) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

To the extent a Risk Retention Consultation Party or a VRR Interest Owner receives access pursuant to this Agreement to any information solely related to a Mortgage Loan with respect to which such party is a Borrower Party (which shall include any Asset Status Reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Mortgage Loans conducted by the Special Servicer or any Excluded Special Servicer and which may include any Operating Advisor reports delivered to the Certificate Administrator regarding the Special Servicer’s net present value determination or any Appraisal Reduction Amount calculations delivered pursuant to Section 3.26(e), and any Officer’s Certificates delivered by the Trustee, the Master Servicer or the Special Servicer, supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, but in each case other than information with respect to such Mortgage Loan that is aggregated with information of other Mortgage Loans at a pool level), on the Certificate Administrator’s Website or otherwise receives access to such information, such Risk Retention Consultation Party or VRR Interest Owner shall be deemed to have agreed that it (i) will not directly or indirectly provide any such information to (A) the related Borrower Party, (B) any employees or personnel of such Risk Retention Consultation Party or VRR Interest Owner or any of its Affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (C) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above. For the avoidance of doubt, any file or report contained in the CREFC® Investor Reporting Package (CREFC® IRP) (other than the CREFC® Special Servicer Loan File relating to any such applicable Excluded Loan) shall be considered information that is aggregated with information of other Mortgage Loans at a pool level.

The Certificate Administrator makes no representation or warranty as to the accuracy or completeness of any report, document or other information made available on its Internet website or its filing of such information pursuant to this Agreement, including, but not limited to, filing via EDGAR and assumes no responsibility therefor, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source. Notwithstanding anything herein to the contrary, the Certificate Administrator shall not be liable for any disclosure of information relating to any Excluded Controlling Class Loan to the extent such information was included in the Asset Status Report or the Final Asset Status Report delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website and not properly identified as relating to any Excluded Controlling Class Loan.

In connection with providing access to the Certificate Administrator’s Website (other than with respect to access provided to the general public in accordance with Section 3.13(b)), the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator shall not be liable for the dissemination of information in accordance herewith. Questions regarding the Certificate Administrator’s Website can be directed to the Certificate Administrator’s CMBS customer service desk at (866) 846-4526.

(c)             The 17g-5 Information Provider shall make available solely to the Depositor and the NRSROs the following items to the extent such items are delivered to it (in the form of an electronic document suitable for posting) via electronic mail at 17g5informationprovider@wellsfargo.com, specifically with a subject reference of “GSMS 2020-GSA2” and an identification of the type of information being provided in the body of such electronic mail; or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider if or as may be necessary or beneficial:

(i)             any notices of waivers under Section 3.08(d);

(ii)            any Asset Status Report delivered by the Special Servicer under Section 3.19(c);

(iii)           any notice of final payment on the Certificates or the RR Interest;

(iv)           any environmental reports delivered by the Special Servicer under Section 3.09(e);

(v)            any Appraisals delivered to the 17g-5 Information Provider pursuant to Section 3.19;

(vi)           any annual statements as to compliance and related Officer’s Certificates delivered under Section 11.09 or 11.10;

(vii)          any annual Independent public accountants’ attestation reports delivered pursuant to Section 11.11;

(viii)         any notice to the Rating Agencies relating to the Special Servicer’s determination to take action without receiving Rating Agency Confirmation from any Rating Agency as set forth in Section 3.25(a);

(ix)            copies of requests or questions that were submitted by the Rating Agencies relating to a request for Rating Agency Confirmation;

(x)             any requests for Rating Agency Confirmation that are delivered to the 17g-5 Information Provider pursuant to Section 3.25(a);

(xi)            any notice of resignation of the Trustee or the Certificate Administrator and any notice of the acceptance of appointment by the successor trustee or the successor certificate administrator pursuant to Section 8.07 or Section 8.08;

(xii)           any Officer’s Certificate supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(xiii)          any notice of a Servicer Termination Event or termination of the Master Servicer or the Special Servicer delivered pursuant to Section 7.01;

(xiv)          any notice of the merger or consolidation of the Certificate Administrator or the Trustee pursuant to Section 8.09;

(xv)           any notice of any amendment that modifies the procedures herein relating to Rule 17g-5 of the Exchange Act pursuant to Section 13.01(a)(ix);

(xvi)          any Operating Advisor Annual Report pursuant to Section 3.26;

(xvii)         any summary of oral communication with the Rating Agencies or any written question or request from the Rating Agencies directed toward the Master Servicer, the Special Servicer, Certificate Administrator or Trustee regarding any of the information delivered to the 17g-5 Information Provider pursuant to this Section 3.13(c) or regarding any request for a Rating Agency Confirmation or regarding any of the Mortgage Loan documents or any matter related to the Certificates, Mortgage Loans, any related Companion Loan, the related Mortgaged Properties, the related Mortgagors or any other matters related to this Agreement or any applicable Co-Lender Agreement; provided that the summary of such oral communication shall not identify the Rating Agency with whom the communication was held pursuant to Section 3.13(g);

(xviii)        any other information delivered to the 17g-5 Information Provider pursuant to this Agreement including, without limitation, Section 2.03(b), Section 3.07(a), Section 3.12, Section 3.17(c), Section 3.18(g); Section 11.09 or Section 11.10; and

(xix)           any other information delivered to the Rating Agencies pursuant to this Agreement including, without limitation, Section 13.10.

The foregoing information shall be made available by the 17g-5 Information Provider on the 17g-5 Information Provider’s Website. Information will be posted on the same Business Day of receipt provided that such information is received by 2:00 p.m., New York City time, or, if received after 2:00 p.m., New York City time, on the next Business Day by 12:00 p.m. New York City time; provided, however, that any information delivered pursuant to Section 3.15(d) shall be posted in accordance with Section 3.15(d). The 17g-5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be. In the event that any information is delivered or posted in error, each of the Certificate Administrator and the 17g-5 Information Provider may remove such information from the 17g-5 Information Provider’s Website. The Certificate Administrator and the 17g-5 Information Provider have not obtained and shall not be deemed to have obtained actual knowledge of any information merely by posting such information to the Certificate Administrator’s Website or the 17g-5 Information Provider’s Website to the extent such information was not produced by the Certificate Administrator or the 17g-5 Information Provider, as applicable. Access will be provided by the 17g-5 Information Provider to the NRSROs upon receipt of an NRSRO Certification in the form of Exhibit P-2 hereto (which certification may be submitted electronically via the 17g-5 Information Provider’s Website). If a Rating Agency requests access to the 17g-5 Information Provider’s Website, access shall be granted by the 17g-5 Information Provider on the same Business Day, provided that such request is made prior to 2:00 p.m., New York City time, on such Business Day, or if received after 2:00 p.m., New York City time, on the following Business Day. Questions regarding delivery of information to the 17g-5 Information Provider may be directed to (866) 846-4526 or 17g5informationprovider@wellsfargo.com (specifically referencing “GSMS 2020-GSA2” in the subject line).

Upon delivery by the Depositor to the 17g-5 Information Provider of information designated by the Depositor as pre-closing information from the Depositor’s 17g-5 website (the “Pre-close Information”), the 17g-5 Information Provider shall make such information available only to the Depositor and to NRSROs via the 17g-5 Information Provider’s Website pursuant to this Section 3.13(c). Such information shall be provided to the 17g-5 Information Provider via electronic media, and delivered to the 17g-5 Information Provider as mutually agreed. The Depositor shall not be entitled to direct the 17g-5 Information Provider to provide access to the Pre-close Information or any other information on the 17g-5 Information Provider’s Website to any designee or third party.

Upon request of the Depositor or the Rating Agencies, the 17g-5 Information Provider shall post on the 17g-5 Information Provider’s Website any additional information requested by the Depositor or the Rating Agencies to the extent such information is delivered to the 17g-5 Information Provider electronically in accordance with this Section 3.13. In no event shall the 17g-5 Information Provider disclose on the 17g-5 Information Provider’s Website the Rating Agency that requested such additional information.

The 17g-5 Information Provider shall notify any party that delivers information to the 17g-5 Information Provider under this Agreement that such information was received and that it has been posted. The 17g-5 Information Provider shall notify each Person that has signed-up for access to the 17g-5 Information Provider’s Website in respect of the transaction governed by this Agreement each time an additional document is posted to the 17g-5 Information Provider’s Website and such notice shall specifically identify such document in the subject line or otherwise in the body of the e-mail notice. The 17g-5 Information Provider shall send such notice to such Person’s e-mail address provided by and used by such Person for the purpose of accessing the 17g-5 Information Provider’s Website, including a general e-mail address if such general e-mail address has been provided to the 17g-5 Information Provider in connection with a completed NRSRO Certification in the form of Exhibit P-2 hereto.

Any information required to be delivered to the 17g-5 Information Provider by any party under this Agreement shall be delivered to it via electronic mail at 17g5informationprovider@wellsfargo.com, specifically with a subject reference of “GSMS 2020-GSA2” and an identification of the type of information being provided in the body of such electronic mail, or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider.

(d)             The Master Servicer or the Special Servicer, as applicable, may, but shall not be obligated to, provide bulk information that relates to two or more transactions to the 17g-

5 Information Provider. Any such information shall be posted by the 17g-5 Information Provider and the 17g-5 Information Provider may, but shall not be obligated to post such information in accordance with the timeframe provided in Section 3.13(c) above, provided, however, that if the 17g-5 Information Provider is not able to post such information in accordance with the timeframe in Section 3.13(c), then it shall post such information within a reasonable time. The Master Servicer or the Special Servicer, as applicable, shall not send such information directly to the Rating Agencies until the 17g-5 Information Provider notifies it that such information has been posted to the 17g-5 Information Provider’s Website.

(e)             Certain information concerning the Mortgage Loans and the Certificates (including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports) shall be provided by the Certificate Administrator to third parties (including Financial Market Publishers) at the direction of the Depositor which may be in the form of a standing order, and providing such information shall not constitute a breach of this Agreement by the Certificate Administrator. Such information will be made available to such third parties upon receipt of a certificate in the form of Exhibit P-3 hereto, which certification may be submitted electronically via the Certificate Administrator’s Website.

(f)              Each of the Master Servicer and the Special Servicer may, in accordance with such reasonable rules and procedures as it may adopt, also deliver, produce or otherwise make available through its website or otherwise, any additional information relating to the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loan, the Mortgaged Properties (other than any Non-Serviced Mortgaged Property), or the related Mortgagors, for review by the Depositor, the Underwriters and any other Persons who deliver an Investor Certification in accordance with this Section 3.13 and the Rating Agencies (collectively, the “Disclosure Parties”) (only to the extent such additional information is simultaneously delivered to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website in accordance with the provisions of Section 3.13(c)), in each case, except to the extent doing so is prohibited by this Agreement (including without limitation, any prohibitions on dissemination of any confidential information, including, without limitation, any Privileged Information), applicable law or by the related Mortgage Loan documents. Each of the Master Servicer and the Special Servicer shall be entitled to (i) indicate the source of such information and affix thereto any disclaimer it deems appropriate in its discretion and/or (ii) require that the recipient of such information (A) except for the Depositor and the Rating Agencies, enter into (x) an Investor Certification, (y) a confidentiality agreement substantially in the form of Exhibit X or (z) a “click-through” confidentiality agreement if such information is being provided through the Master Servicer’s or the Special Servicer’s website, and (B) acknowledge that the Master Servicer or the Special Servicer may contemporaneously provide such information to any other Disclosure Party. In addition, to the extent access to such information is provided via the Master Servicer’s or the Special Servicer’s website, the Master Servicer and the Special Servicer may require registration and the acceptance of a reasonable and customary disclaimer and/or an additional or alternative agreement as to the confidential nature of such information. In connection with providing access to or copies of the information described in this Section 3.13(f) to current or prospective Certificateholders or RR Interest Owner the form of confidentiality agreement used by the Master Servicer or the Special Servicer, as applicable, shall be: (i) in the case of a Certificateholder or the RR Interest Owner, an Investor Certification executed by the requesting Person indicating that such Person is a Holder of Certificates or the RR Interest Owner and will keep such information confidential (except that such Certificateholder or the RR Interest Owner may provide such information (x) to its auditors, legal counsel and regulators and (y) to any other Person that holds or is contemplating the purchase of any Certificate or interest therein (provided that such other Person confirms in writing such Ownership Interest or prospective Ownership Interest and agrees to keep such information confidential)); and (ii) in the case of a prospective purchaser of Certificates or interests therein or an investment advisor related thereto, an Investor Certification indicating that such Person is a prospective purchaser of a Certificate or an interest therein or an investment advisor related thereto and is requesting the information for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential with no further dissemination (except that such Certificateholder or the RR Interest Owner may provide such information to its auditors, legal counsel and regulators). In the case of a licensed or registered investment advisor acting on behalf of a current or prospective Certificateholder or RR Interest Owner, the Investor Certification shall be executed and delivered by both the investment advisor and such current or prospective Certificateholder or RR Interest Owner.

Neither the Master Servicer nor the Special Servicer shall be liable for its dissemination of information in accordance with this Agreement or by others in violation of the terms of this Agreement. Neither the Master Servicer nor the Special Servicer shall be responsible or have any liability for the completeness or accuracy of the information delivered, produced or otherwise made available pursuant to this Section 3.13 unless such information was produced by the Master Servicer or the Special Servicer, as the case may be.

(g)             The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents and any other matter related to the Mortgage Loans, the related Mortgaged Properties, the related Mortgagors or any other matters relating to this Agreement or related Co-Lender Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary in accordance with the procedures set forth in Section 3.13(c) the same day such communication takes place; provided, further that the summary of such oral communications shall not identify which Rating Agency the communication was with. The 17g-5 Information Provider shall post such written summary on the 17g-5 Information Provider’s Website in accordance with the procedures set forth in Section 3.13(c).

(h)             The Special Servicer, subject to the limitations on delivery of Privileged Communications, shall deliver to the Operating Advisor such reports and other information produced or otherwise available to the Directing Holder and the Risk Retention Consultation Parties or Certificateholders generally, requested by the Operating Advisor in support of the performance of its obligations under this Agreement in electronic format.

(i)             None of the foregoing restrictions in this Section 3.13 or otherwise in this Agreement shall prohibit or restrict oral or written communications, or providing information, between the Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the

Special Servicer, on the one hand, and any Rating Agency or NRSRO, on the other hand, with regard to (i) such Rating Agency’s or NRSRO’s review of the ratings it assigns to the Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the Special Servicer, as the case may be, (ii) such Rating Agency’s or NRSRO’s approval of the Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the Special Servicer, as applicable, as a commercial mortgage master, special or primary servicer, or (iii) such Rating Agency’s or NRSRO’s evaluation of the Master Servicer’s, the Operating Advisor, the Asset Representations Reviewer’s or the Special Servicer’s, as the case may be, servicing operations in general; provided that the Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the Special Servicer, as applicable, shall not provide any information relating to the Certificates or the Mortgage Loans, to any Rating Agency or NRSRO in connection with such review and evaluation by such Rating Agency or NRSRO unless (x) Mortgagor, property and other deal specific identifiers are redacted; (y) such information has already been provided to the 17g-5 Information Provider and has been uploaded on to the 17g-5 Information Provider’s Website; or (z) the Rating Agency confirms in writing that it does not intend to use such information in undertaking credit rating surveillance with respect to the Certificates; provided, however, that the Rating Agencies may use information delivered under this clause (z) for any purpose to the extent it is publicly available (unless the availability results from a breach of this Agreement or any other confidentiality agreement to which such Rating Agency is subject) or comprised of information collected by the applicable Rating Agency from the 17g-5 Information Provider’s Website (or another 17g-5 information provider’s website that they have access to) other than pursuant to this Section 3.13(i).

(j)              The costs and expenses of compliance with this Section 3.13 by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer and any other party hereto shall not be additional expenses of the Trust, but shall be borne by the applicable party hereto.

Section 3.14          Title to REO Property; REO Account. (a)  If title to any Mortgaged Property is acquired (and thus becomes REO Property), the deed or certificate of sale shall be issued in the name of the Trust where permitted by applicable law or regulation and consistent with customary servicing procedures, and otherwise, in the name of the Trustee or its nominee, or a separate agent on behalf of the Certificateholders and the RR Interest Owner and, if applicable, on behalf of the related Companion Holders, in the case of a Serviced Companion Loan. REO Property with respect to a Non-Serviced Mortgage Loan is excluded for all purposes of this Section 3.14. The Special Servicer, on behalf of the Trust and, if applicable, the related Serviced Companion Noteholder, shall sell any REO Property prior to the close of the third calendar year following the year in which the Trust acquires ownership of such REO Property, within the meaning of Treasury Regulations Section 1.856-6(b)(1), for purposes of Section 860G(a)(8) of the Code, unless such Special Servicer either (i) applies for an extension of time no later than sixty (60) days prior to the close of the third calendar year in which it acquired ownership (or the period provided in the then applicable REMIC Provisions) and such extension is granted or is not denied (an “REO Extension”) by the Internal Revenue Service to sell such REO Property or (ii) obtains for the Trustee, the Certificate Administrator an Opinion of Counsel, addressed to the Trustee, the Certificate Administrator, to the effect that the holding by the Trust of such REO Property subsequent to the close of the third calendar year following the year in which acquisition occurred will not cause an Adverse REMIC Event to occur or cause the Grantor Trust to fail to qualify as a grantor or result in the imposition of tax on the Grantor Trust. If the Special Servicer is granted or not denied the REO Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel contemplated by clause (ii) of the immediately preceding sentence, the Special Servicer shall sell such REO Property within such longer period as is permitted by such REO Extension or such Opinion of Counsel, as the case may be. Any expense incurred by the Special Servicer in connection with its being granted the REO Extension contemplated by clause (i) of the second preceding sentence or its obtaining the Opinion of Counsel contemplated by clause (ii) of the second preceding sentence, shall be an expense of the Trust payable out of the Collection Account pursuant to Section 3.05(a).

(b)             The Special Servicer shall segregate and hold all funds collected and received in connection with any REO Property separate and apart from its own funds and general assets. If an REO Acquisition shall occur, the Special Servicer shall establish and maintain one or more REO Accounts, held on behalf of the Trustee for the benefit of the Certificateholders and the RR Interest Owner and, if applicable, on behalf of any related Companion Holder(s), as applicable, as their interest shall appear, and the Trustee (as holder of the Lower-Tier Regular Interests), for the retention of revenues and other proceeds derived from each REO Property. The REO Account shall be an Eligible Account. The Special Servicer shall deposit, or cause to be deposited, in the applicable REO Account, within one (1) Business Day after receipt of properly identified funds, all REO Revenues, Insurance and Condemnation Proceeds and Liquidation Proceeds received in respect of an REO Property. Funds in the REO Account may be invested in Permitted Investments in accordance with Section 3.06. The Special Servicer shall give notice to the Trustee, the Certificate Administrator, and the Master Servicer of the location of the applicable REO Account when first established and of the new location of the applicable REO Account prior to any change thereof.

(c)             The Special Servicer shall withdraw from the applicable REO Account funds necessary for the proper operation, management, insuring, leasing, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the applicable REO Account relating to such REO Property. On the later of the date that is (x) on or prior to each Determination Date or (y) two (2) Business Days after such amounts are received and properly identified and determined to be available (or with respect to a Serviced Companion Loan, on the Business Day preceding each Serviced Whole Loan Remittance Date), the Special Servicer shall withdraw from the applicable REO Account and remit to the Master Servicer, which shall deposit into the Collection Account (or the Serviced Whole Loan Custodial Account, as applicable), the aggregate of all amounts received in respect of each REO Property during the most recently ended Collection Period, net of (i) any withdrawals made out of such amounts pursuant to the preceding sentence and (ii) Net Investment Earnings on amounts on deposit in the applicable REO Account; provided, however, that the Special Servicer may retain in such REO Account, in accordance with the Servicing Standard, such portion of such balance as may be necessary to maintain a reasonable reserve for repairs, replacements, leasing, management and tenant improvements and other related expenses for the related REO Property. In addition, on the later of the date that is (x) on or prior to each Determination Date or (y) two (2) Business Days after such amounts are received and properly identified and determined to be available (or with respect to a Serviced Companion Loan, on the Business Day preceding each Serviced Whole Loan Remittance Date), the Special Servicer shall provide the Master Servicer with a written accounting of amounts remitted to the Master Servicer for deposit in the Collection Account, as applicable, on such date. The Master Servicer shall apply all such amounts as instructed by the Special Servicer on the day the Master Servicer receives the written accounting as provided in the previous sentence.

(d)             The Special Servicer shall keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, the applicable REO Account pursuant to Section 3.14(b) or Section 3.14(c).

Section 3.15          Management of REO Property. (a)  If title to any REO Property is acquired, the Special Servicer shall manage, consent, protect, operate and lease such REO Property (other than any Non-Serviced Mortgaged Property) for the benefit of the Certificateholders, the RR Interest Owner and the related Companion Holders, and the Trustee (as holder of the Lower-Tier Regular Interests or the Loan REMIC Regular Interests, as applicable) solely for the purpose of its timely disposition and sale in a manner that does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or result in the receipt by the Trust or any Serviced Companion Noteholder of any “income from non-permitted assets” within the meaning of Section 860F(a)(2)(B) of the Code or result in an Adverse REMIC Event. Subject to the foregoing, however, the Special Servicer shall have full power and authority to do any and all things in connection therewith as are in the best interests of and for the benefit of the Certificateholders and the RR Interest Owner (and, in the case of each Serviced Whole Loan, the related Companion Holder(s)) and the Trustee (as holder of the Lower-Tier Regular Interests or the Loan REMIC Regular Interests, as applicable) all as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loan, as the case may be) (as determined by the Special Servicer in its reasonable judgment in accordance with the Servicing Standard). Notwithstanding anything to the contrary herein, REO Property with respect to a Non-Serviced Mortgage Loan is excluded for all purposes of this Section 3.15. Subject to this Section 3.15, the Special Servicer may allow the Trust or any commercial mortgage securitization that holds any Serviced Companion Loan to earn “net income from foreclosure property” within the meaning of Section 860G(d) of the Code if it determines that earning such income is in the best interests of Certificateholders and the RR Interest Owner and, if applicable, any related Companion Holder(s) on a net after-tax basis as compared with net leasing such REO Property or operating such REO Property on a different basis. In connection therewith, the Special Servicer shall deposit or cause to be deposited on a daily basis (and in no event later than one (1) Business Day following receipt of such properly identified funds) in the applicable REO Account all revenues received by it with respect to each REO Property and the related REO Loan, and shall withdraw from the applicable REO Account, to the extent of amounts on deposit therein with respect to such REO Property, funds necessary for the proper operation, management, leasing and maintenance of such REO Property, including, without limitation:

(i)             all insurance premiums due and payable in respect of such REO Property;

(ii)             all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon;

(iii)             any ground rents in respect of such REO Property, if applicable; and

(iv)             all costs and expenses necessary to maintain and lease such REO Property.

To the extent that amounts on deposit in the applicable REO Account in respect of any REO Property are insufficient for the purposes set forth in clauses (i) through (iv) above with respect to such REO Property, the Master Servicer (subject to receiving notice from the Special Servicer in accordance with the procedures set forth elsewhere in this Agreement) shall advance from its own funds such amount as is necessary for such purposes unless (as evidenced by an Officer’s Certificate delivered to the Trustee, the Special Servicer, the Depositor, the Certificate Administrator and (in respect of any Mortgage Loan other than an applicable Excluded Loan, and prior to the occurrence of a Consultation Termination Event) the Directing Holder) such Advances would, if made, constitute Nonrecoverable Property Protection Advances.

(b)             Without limiting the generality of the foregoing, the Special Servicer shall not:

(i)             permit the Trust to enter into, renew or extend any New Lease with respect to any REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)             permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

(iii)             authorize or permit any construction on any REO Property, other than the completion of a building or other improvement thereon, and then only if more than 10% of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(iv)             Directly Operate, or allow any other Person, other than an Independent Contractor, to Directly Operate, any REO Property on any date more than ninety (90) days after its acquisition date;

unless, in any such case, the Special Servicer has obtained an Opinion of Counsel (the cost of which shall be paid by the Master Servicer as a Property Protection Advance) to the effect that such action will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code at any time that it is held for the benefit of the Trust, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

(c)             The Special Servicer shall contract with any Independent Contractor for the operation and management of any REO Property within ninety (90) days of the acquisition date thereof, provided that:

(i)             the terms and conditions of any such contract may not be inconsistent herewith and shall reflect an agreement reached at arm’s length;

(ii)             the fees of such Independent Contractor (which shall be an expense of the Trust) shall be reasonable and customary in light of the nature and locality of the Mortgaged Property;

(iii)             any such contract shall require, or shall be administered to require, that the Independent Contractor (A) pay all costs and expenses incurred in connection with the operation and management of such REO Property, including, without limitation, those listed in subsection (a) hereof, and (B) remit all related revenues collected (net of its fees and such costs and expenses) to the Special Servicer upon receipt;

(iv)             none of the provisions of this Section 3.15(c) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of any such REO Property; and

(v)             the Special Servicer shall be obligated to manage and supervise such Independent Contractor in accordance with the Servicing Standard.

The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

(d)             When and as necessary, the Special Servicer shall send to the Trustee, the Certificate Administrator and the Master Servicer a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Sections 3.15(a) and 3.15(b).

Section 3.16          Sale of Defaulted Loans and REO Properties. (a) (i) Within thirty (30) days after a Defaulted Loan has become a Specially Serviced Mortgage Loan, the Special Servicer shall order (but shall not be required to have received) an Appraisal and within thirty (30) days of receipt of the Appraisal shall determine the fair value of such Defaulted Loan in accordance with the Servicing Standard; provided, however, that if the Special Servicer is then in the process of obtaining an Appraisal with respect to the related Mortgaged Property, the Special Servicer shall make its fair value determination as soon as reasonably practicable (but in any event within thirty (30) days) after its receipt of such an Appraisal. The Special Servicer may, from time to time, adjust its fair value determination based upon changed circumstances, new information and other relevant factors, in each instance in accordance with a review of such circumstances and new information in accordance with the Servicing Standard; provided that the Special Servicer shall promptly notify the Master Servicer in writing of the initial fair value determination and any adjustment to its fair value determination.

(ii)             If any Mortgage Loan and Serviced Companion Loan subject to a Co-Lender Agreement is a Specially Serviced Mortgage Loan or to the extent otherwise required pursuant to the terms of the related Co-Lender Agreement, then the Special Servicer (with respect to a Specially Serviced Mortgage Loan) or the Master Servicer (with respect to a Non-Specially Serviced Mortgage Loan) shall promptly notify in writing the other, any related Companion Holder and any related mezzanine lender, as applicable, of any events requiring notice under the Co-Lender Agreement in accordance with the terms thereof. Thereafter, any related Companion Holder and related mezzanine lender, as applicable, will, notwithstanding anything in this Section 3.16 to the contrary, have the option to purchase the related Mortgage Loan and cure defaults relating thereto as and to the extent set forth in the related Co-Lender Agreement.

(iii)             If any Mortgage Loan not subject to a Co-Lender Agreement becomes a Specially Serviced Mortgage Loan, or if the related Companion Holder or related mezzanine lender, as applicable, for any such Mortgage Loan subject to a Co-Lender Agreement has not previously exercised the option to purchase the Mortgage Loan pursuant to the previous paragraph, the Special Servicer shall use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the RR Interest Owner and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis, if and when the Special Servicer determines, in accordance with the Servicing Standard, that no satisfactory arrangements (including by way of a discounted pay-off) can be made for collection of delinquent payments thereon and such a sale would be in the best economic interests of the Certificateholders and the RR Interest Owner or, in the case of a Serviced Pari Passu Whole Loan, Certificateholders, the RR Interest Owner and any holder of a related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders, the RR Interest Owner and Serviced Pari Passu Companion Loan holder constituted a single lender, taking into account the pari passu or subordinate nature of any related Companion Loan) and, if applicable, the related Companion Holder. In the case of a Non-Serviced Mortgage Loan, under certain limited circumstances permitted under the related Co-Lender Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the Non-Serviced Companion Loan by the Non-Serviced Special Servicer, the Special Servicer will be entitled to sell (with respect to any Mortgage Loan other than an applicable Excluded Loan, (i) with the consent of the Directing Holder, if no Control Termination Event is continuing and (ii) after consulting with the Risk Retention Consultation Parties pursuant to Section 6.08) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and the RR Interest Owner, the Special Servicer is required to give the Trustee, the Certificate Administrator, the Master Servicer, the Operating Advisor, any related Companion Holder and (other than in respect of any applicable Excluded Loan) the Directing Holder and the Risk Retention Consultation Parties not less than ten (10) days’ prior written notice of its intention to sell any Specially Serviced Mortgage Loan, in which case the Special Servicer is required to accept the highest offer received from any person for such Specially Serviced Mortgage Loan in an amount at least equal to the Purchase Price or, at its option, if it has received no offer at least equal to the Purchase Price therefor, purchase such Specially Serviced Mortgage Loan at such Purchase Price.

(iv)             (A)  In the case of a Specially Serviced Mortgage Loan as to which a default is continuing, in the absence of any offer at least equal to the Purchase Price pursuant to clause (iii) above (or purchase by the Special Servicer for such price), the Special Servicer shall, subject to subclause (B) below, accept the highest offer received from any Person that is determined by the Special Servicer to be a fair price for such Specially Serviced Mortgage Loan, if the highest offeror is a Person other than an Interested Person. If the highest offeror is an Interested Person, the Trustee, subject to any additional conditions in an applicable Co-Lender Agreement, (based upon updated Appraisals ordered by the Special Servicer and received by the Trustee (or ordered by the Trustee if the Special Servicer or any of its Affiliates is an Interested Person)) shall determine the fair price; provided, however, that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Purchase Price, at least two other offers are received from independent third parties, and any such determination by the Trustee shall be binding upon all parties. The Trustee shall act in a commercially reasonable manner in making such determination. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the Trustee shall be supplied with and shall rely on the most recent Appraisal or updated Appraisal conducted in accordance with this Agreement within the preceding 9-month period or, in the absence of any such Appraisal, on a new Appraisal. Except as provided in the following paragraph, the cost of any Appraisal will be covered by, and will be reimbursable as, a Property Protection Advance by the Master Servicer. If the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan, that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan. If the Trustee designates such a third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all Appraisals, inspection reports and broker opinions of value incurred by any such third party shall be covered by, and shall be paid in advance of any such determination, from the offering Interested Person and the Special Servicer shall use efforts consistent with the Servicing Standard to collect payment from such Interested Person. If such expense is not paid by the applicable Interested Person within thirty (30) days of demand for payment, such expense shall be reimbursable to the Trustee by the Master Servicer as a Property Protection Advance but the Special Servicer shall continue to use efforts consistent with the Servicing Standard to collect such amounts from the applicable Interested Person. Neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any Specially Serviced Mortgage Loan.

(B)              The Special Servicer will not be obligated to accept the highest offer if the Special Servicer determines (with respect to any Mortgage Loan other than an applicable Excluded Loan, in consultation with the Directing Holder (unless a Consultation Termination Event exists), the Risk Retention Consultation Parties subject to the limitations on consultation set forth in Section 6.08 and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced

Whole Loan, the related Companion Holder), in accordance with the Servicing Standard (and subject to the requirements of any related Co-Lender Agreement), that the rejection of such offer would be in the best interests of the Certificateholders and the RR Interest Owner and, in the case of a sale of a Serviced Pari Passu Whole Loan or an REO Property related to a Serviced Pari Passu Whole Loan, and any holder of a related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders, the RR Interest Owner and Serviced Pari Passu Companion Loan holder constituted a single lender, taking into account the pari passu or subordinate nature of any related Companion Loan) and, if applicable, the related Companion Holder. In addition, the Special Servicer may accept a lower offer if it determines, in accordance with the Servicing Standard (and subject to the requirements of any related Co-Lender Agreement), that the acceptance of such offer would be in the best interests of the Certificateholders, the RR Interest Owner and, in the case of a sale of a Serviced Pari Passu Whole Loan or an REO Property related to a Serviced Pari Passu Whole Loan, and any holder of a related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders, the RR Interest Owner and Serviced Pari Passu Companion Loan holder constituted a single lender, taking into account the pari passu or subordinate nature of any related Companion Loan) and, if applicable, the related Companion Holder (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable); provided that the offeror is not the Special Servicer or a Person that is an Affiliate of the Special Servicer. The Special Servicer shall use reasonable efforts to sell all Specially Serviced Mortgage Loans prior to the Rated Final Distribution Date. For the avoidance of doubt, the Trustee shall have no obligation to make any fair value determination, to the extent required to do so pursuant to this Section 3.16, on the basis of anything other than the related Appraisal.

(v)             Unless and until any Specially Serviced Mortgage Loan is sold pursuant to this Section 3.16(a), the Special Servicer shall pursue such other resolution strategies with respect to such Specially Serviced Mortgage Loan, including, without limitation, workout and foreclosure, as the Special Servicer may deem appropriate, consistent with the Asset Status Report and the Servicing Standard and the REMIC Provisions.

(b)             (i)  (A)  The Special Servicer may purchase any REO Property at the Purchase Price therefor (in the case of a Serviced Whole Loan, such purchase shall be a purchase of the entire REO Property, including the portion relating to the related Companion Loan). The Special Servicer may also offer to sell to any Person any REO Property (in the case of a Serviced Whole Loan, such sale shall be a sale of the entire REO Property, including the portion relating to the related Companion Loan), if and when the Special Servicer determines, consistent with the Servicing Standard, that such a sale would be in the best economic interest of the Trust and the related Companion Holders. The Special Servicer shall give the Trustee, the Master Servicer, each Companion Holder, the Certificate Administrator and, in respect of any Mortgage Loan other than an applicable Excluded Loan and prior to the occurrence of a Consultation Termination Event, the Directing Holder and the Risk Retention Consultation

Parties, not less than ten (10) days’ prior written notice of the Purchase Price and its intention to (i) purchase any REO Property at the Purchase Price therefor or (ii) sell any REO Property, in which case the Special Servicer shall accept the highest offer received from any Person for any REO Property in an amount at least equal to the Purchase Price therefor. To the extent permitted by applicable law, and subject to the Servicing Standard, the Master Servicer, an Affiliate of the Master Servicer, the Special Servicer or an Affiliate of the Special Servicer, or an employee of either of them may act as broker in connection with the sale of any REO Property and may retain from the proceeds of such sale a brokerage commission that does not exceed the commission that would have been earned by an independent broker pursuant to a brokerage agreement entered into at arm’s length.

(B)              In the absence of any such offer as set forth in subclause (A) above, the Special Servicer shall, subject to subclause (C) below, accept the highest offer for such REO Property received from any Person that is determined to be a fair price (1) by the Special Servicer, if the highest offeror is a Person other than an Interested Person, or (2) by the Trustee, if the highest offeror is an Interested Person; provided, however, that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Purchase Price, at least two other offers are received from independent third parties. Notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any REO Property pursuant hereto.

(C)              The Special Servicer shall not be obligated by either of the foregoing paragraphs or otherwise to accept the highest offer if the Special Servicer determines, in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders, the RR Interest Owner and, with respect to any Serviced Whole Loan, the related Companion Holder, in either case, as a collective whole (taking into account the subordinate or pari passu nature of any Serviced Companion Loans). In addition, the Special Servicer may accept a lower offer if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders, the RR Interest Owner and, with respect to any Serviced Whole Loan, the related Companion Holder, in either case, as a collective whole (taking into account the subordinate or pari passu nature of any Serviced Companion Loans) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable); provided that the offeror is not the Special Servicer or a Person that is an Affiliate of the Special Servicer.

(D)              In determining whether any offer received from an Interested Person represents a fair price for any REO Property, the Trustee shall obtain and may conclusively rely on the opinion of an Independent appraiser or other Independent expert in real estate matters retained by the Trustee in connection with making such determination. The reasonable cost of such Independent appraiser or other Independent expert shall be an expense of the offering Interested Person purchaser. The reasonable fees and costs of all Appraisals, inspection reports and broker opinions of value incurred by any such third party shall be covered by, and shall be reimbursable, from the offering Interested Person and the Special Servicer shall use efforts consistent with the Servicing Standard to collect payment from such Interested Person. If such expense is not paid by the applicable Interested Person within thirty (30) days of demand for payment, such expense shall be reimbursable to the Trustee by the Master Servicer as a Property Protection Advance but the Special Servicer shall continue to use efforts consistent with the Servicing Standard to collect such amounts from the applicable Interested Person. In determining whether any offer constitutes a fair price for any REO Property, the Special Servicer or the Trustee (or, if applicable, such appraiser) shall take into account, and any appraiser or other expert in real estate matters shall be instructed to take into account, as applicable, among other factors, the physical condition of such REO Property, the state of the local economy and the Trust’s obligation to comply with REMIC Provisions.

(ii)         Subject to the Servicing Standard, the Special Servicer shall act on behalf of the Trust and the related Companion Holders, in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property, including the collection of all amounts payable in connection therewith. A sale of any REO Property shall be without recourse to, or representation or warranty by, the Trustee, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Trust (except that any contract of sale and assignment and conveyance documents may contain customary warranties of title, so long as the only recourse for breach thereof is to the Trust) and, if consummated in accordance with the terms of this Agreement, none of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer nor the Trustee shall have any liability to the Trust or any Certificateholder, the RR Interest Owner or related Companion Holder (if applicable) with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

(c)             Any sale of a Defaulted Loan or any REO Property shall be for cash only (unless changes in the REMIC Provisions or authoritative interpretations thereof made or issued subsequent to the Startup Day allow a sale for other consideration).

(d)             With respect to each Serviced Pari Passu Whole Loan, pursuant to the terms of the related Co-Lender Agreement and this Agreement, if the related Serviced Pari Passu Whole Loan becomes a defaulted loan, and if the Special Servicer determines to sell the related Mortgage Loan that has become a Defaulted Loan in accordance with this Section 3.16, then the Special Servicer shall sell the related Serviced Pari Passu Companion Loan together with such Mortgage Loan as one whole loan and shall require that all offers be submitted to the Special Servicer in writing. To the extent a determination is required to be made hereunder as to whether any cash offer constitutes a fair price for the Serviced Whole Loan, such determination shall be made by the Trustee if the offeror is an Interested Person. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell the related Mortgage Loan together with the related Serviced Pari Passu Companion Loan(s) if it becomes a defaulted Whole Loan without the written consent of the holder of the related Serviced Pari Passu Companion Loan

(provided that such consent is not required if the holder of the Serviced Pari Passu Companion Loan is the Mortgagor or an Affiliate of the Mortgagor) unless the Special Servicer has delivered to the holder of the related Serviced Pari Passu Companion Loan: (a) at least fifteen (15) Business Days prior written notice of any decision to attempt to sell such Serviced Whole Loan; (b) at least ten (10) days prior to the permitted sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten (10) days prior to the proposed sale date, a copy of the most recent Appraisal for such Serviced Pari Passu Whole Loan, and any documents in the Servicing File reasonably requested by the holder of the related Serviced Pari Passu Companion Loan that are material to the sale price of the Serviced Pari Passu Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative and the Risk Retention Consultation Parties) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale. The holder of the related Serviced Pari Passu Companion Loan (or its representative) will be permitted to submit an offer at any sale of such Whole Loan; however, the related Mortgagor and its agents and Affiliates shall not be permitted to submit an offer at such sale. Notwithstanding the foregoing, with respect to each Serviced Whole Loan, the holder of the related Companion Loan may waive any of the delivery or timing requirements set forth in this paragraph with respect to the related Whole Loan. If the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may (at its option and at the expense of the offering Interested Person purchaser) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan, that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan. The Trustee shall act in a commercially reasonable manner in making such determination. If the Trustee designates such a third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all Appraisals, inspection reports and broker opinions of value incurred by any such third party shall be covered by, and shall be paid in advance of any such determination by the Interested Person and the Special Servicer shall use efforts consistent with the Servicing Standard to collect payment from such Interested Person.

(e)             (i)  Notwithstanding anything in this Section 3.16 to the contrary, pursuant to the terms of the related Co-Lender Agreement, the holder of the related Serviced Subordinate Companion Loan for each applicable Serviced AB Whole Loan and will have the right to purchase the related Mortgage Loan or related REO Property, as applicable. Such right of the holder of the Serviced Subordinate Companion Loan shall be given priority over any provision described in this Section 3.16 as and to the extent set forth in the related Co-Lender Agreement. If the related Mortgage Loan or related REO Property is purchased by the holder of such Serviced Subordinate Companion Loan, repurchased by the applicable Mortgage Loan Seller or otherwise ceases to be subject to this Agreement, the related Serviced Subordinate Companion Loan will no longer be subject to this Agreement. In addition, pursuant to the terms of the related Co-Lender Agreement, any sale of a Serviced AB Whole Loan that is a Defaulted Loan or Specially Serviced Mortgage Loan pursuant to this Section 3.16 (other than in connection with the purchase of the applicable Serviced AB Whole Loan by the related

Serviced Subordinate Companion Loan) shall not include any related Serviced Subordinate Companion Loan. As a result, any reference in this Section 3.16 to the sale, or determination of fair value, of a Serviced AB Whole Loan that is a Defaulted Loan or Specially Serviced Mortgage Loan (other than in connection with the purchase of the applicable Serviced AB Whole Loan by the related Serviced Subordinate Companion Loan) shall be deemed to exclude any related Serviced Subordinate Companion Loan.

(ii)             Notwithstanding anything in this Section 3.16 to the contrary, any mezzanine lender will have the right to purchase the related Mortgage Loan or REO Property, as applicable, and cure defaults relating thereto, as and to the extent set forth in the related Co-Lender Agreement.

(f)              Unless otherwise provided in a Co-Lender Agreement the sale of any Mortgage Loan pursuant to this Section 3.16 will be on a servicing released basis.

(g)             In the event the Master Servicer or the Special Servicer has the right to purchase any Companion Loan on behalf of the Trust pursuant to the related Co-Lender Agreement, neither the Master Servicer nor the Special Servicer shall exercise such right.

Section 3.17          Additional Obligations of Master Servicer and Special Servicer. (a)  The Master Servicer shall deliver all Compensating Interest Payments (other than the portion of any Compensating Interest Payment allocated to a Serviced Pari Passu Companion Loan) to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account on each Master Servicer Remittance Date, without any right of reimbursement therefor. The Master Servicer shall deliver the portion of any Compensating Interest Payment allocated to a Serviced Pari Passu Companion Loan to the Companion Paying Agent for deposit in the Serviced Whole Loan Custodial Account on each Master Servicer Remittance Date, without any right of reimbursement therefor.

(b)             The Master Servicer or the Special Servicer, as applicable, shall provide to each Companion Holder any reports or notices required to be delivered to such Companion Holder pursuant to the related Co-Lender Agreement.

(c)             Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Mortgage Loans, deposited in the Collection Account and available for distribution on the next Distribution Date, the Master Servicer or the Trustee, each at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to Section 3.05(a)(v) immediately, as an accommodation may elect to refrain from obtaining such reimbursement for such portion of the Nonrecoverable Advance during the one month collection period ending on the then-current Determination Date, for successive one-month periods for a total period not to exceed twelve (12) months (provided that, with respect to any Mortgage Loan other than an applicable Excluded Loan, any such deferral exceeding six (6) months shall require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Holder), and any election to so defer or not to defer shall be deemed to be in accordance with the Servicing Standard. If the Master Servicer or the Trustee

makes such an election at its sole option and in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent collection period (subject, again, to the same sole option to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be payable first from principal collections as described above prior to payment from other collections). In connection with a potential election by the Master Servicer or the Trustee to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the one month collection period ending on the related Determination Date for any Distribution Date, the Master Servicer or the Trustee shall further be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof; provided, however, that if, at any time the Master Servicer or the Trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one-month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the Master Servicer or the Trustee, as applicable, shall use its reasonable efforts to give the 17g-5 Information Provider fifteen (15) days’ notice of such determination for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), unless extraordinary circumstances make such notice impractical, and thereafter shall deliver such notice to the 17g-5 Information Provider as soon as practical thereafter. Notwithstanding the foregoing, failure to give notice as required by the preceding sentence shall in no way affect the Master Servicer’s or the Trustee’s election whether to refrain from obtaining such reimbursement as described in this Section 3.17(c). Nothing herein shall give the Master Servicer or the Trustee the right to defer reimbursement of a Nonrecoverable Advance to the extent of any principal collections then available in the Collection Account pursuant to Section 3.05(a)(v).

The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this section or to comply with the terms of this section and the other provisions of this Agreement that apply once such an election, if any, has been made; provided, however, that the fact that a decision to recover such Nonrecoverable Advances over time, or not to do so, benefits some Classes of Certificateholders or the RR Interest Owner to the detriment of other Classes of Certificateholders shall not, with respect to the Master Servicer or the Special Servicer, as applicable, constitute a violation of the Servicing Standard and/or with respect to the Trustee (solely in its capacity as Trustee), constitute a violation of any fiduciary duty to Certificateholders or any contractual obligation hereunder. If the Master Servicer or the Trustee, as applicable, determines, in its sole discretion, that its ability to fully recover the Nonrecoverable Advances has been compromised, then the Master Servicer or the Trustee, as applicable, shall be entitled to immediate reimbursement of Nonrecoverable Advances with interest thereon at the Reimbursement Rate from all amounts in the Collection Account for such Distribution Date (deemed first from principal and then interest). Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more collection periods shall not limit the accrual of interest at the Reimbursement Rate on such Nonrecoverable

Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance. The Master Servicer’s or the Trustee’s, as applicable, agreement to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and the RR Interest Owner and shall not be construed as an obligation on the part of the Master Servicer or the Trustee, as applicable, or a right of the Certificateholders or the RR Interest Owner. Nothing herein shall be deemed to create in the Certificateholders or the RR Interest Owner a right to prior payment of distributions over the Master Servicer’s or the Trustee’s, as applicable, right to reimbursement for Advances (deferred or otherwise) and accrued interest thereon. In all events, the decision to defer reimbursement or to seek immediate reimbursement of Nonrecoverable Advances shall be deemed to be in accordance with the Servicing Standard and none of the Master Servicer, the Trustee or the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders, the RR Interest Owner or any of the Companion Holders for any such election that such party makes as contemplated by this section or for any losses, damages or other adverse economic or other effects that may arise from such an election.

With respect to any modification or amendment of any Co-Lender Agreement related to a Serviced Whole Loan (to the extent received), the Master Servicer or the Special Servicer as applicable, shall provide to the 17g-5 Information Provider a copy of any such modification or amendment, which the 17g-5 Information Provider shall promptly post on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c).

(d)         With respect to any Mortgage Loan (or Serviced Whole Loan), if the related loan documents permit the lender to (but do not require the lender to), at its option, prior to an event of default under the related Mortgage Loan (or Serviced Whole Loan), apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, the Master Servicer or the Special Servicer, as the case may be, may not apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account, unless not applying those amounts as a prepayment would be a violation of the Servicing Standard. Such amount may be used, if permitted under the loan documents, to defease the loan, or may be used to prepay the Mortgage Loan (or Serviced Whole Loan), or for other purpose consistent with the Servicing Standard and the loan documents, upon a subsequent default.

Section 3.18          Modifications, Waivers, Amendments and Consents. (a)  Except as set forth in Section 3.08(a), Section 3.08(b), this Section 3.18(a), Section 3.18(d), Section 3.18(h), Section 3.18(i) and Section 6.08, but subject to any other conditions set forth thereunder, (including, without limitation, the Special Servicer’s consent rights pursuant to this subsection (a) with respect to any modification, waiver or amendment that constitutes a Special Servicer Major Decision) (i) the Special Servicer will be responsible for processing waivers, modifications, amendments and consents with respect to (a) any Specially Serviced Mortgage Loan and (b) any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (and with respect to any Serviced Whole Loan, subject to the rights of the related Companion Holder, to advise or consult with the Master Servicer or the Special Servicer, as the case may be, with respect to, or to consent to, a modification, waiver or amendment, in each case, pursuant to the terms of the related Co-Lender Agreement) with respect to which the matter involves a Special Servicer Non-Major Decision (other than the items listed in clauses (a)(i) and

(a)(ii) of “Special Servicer Non-Major Decision,” which the Master Servicer shall process with respect to Non-Specially Serviced Mortgage Loans, subject to Special Servicer consent or deemed consent as provided in this Agreement) or a Special Servicer Major Decision, and (ii) the Master Servicer will be responsible for processing waivers, modifications, amendments and consents with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan that is not a Specially Serviced Mortgage Loan and does not involve a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (a)(i) and (a)(ii) of “Special Servicer Non-Major Decision,” which the Master Servicer shall process, subject to Special Servicer consent or deemed consent as provided in this Agreement); provided that if such modification, wavier, amendment or consent is a Master Servicer Major Decision, the Master Servicer shall obtain the consent of, or consult with, the Directing Holder and the Operating Advisor as and to the extent provided in Section 6.08. Further, the Master Servicer shall not modify, waive or amend the terms of a Non-Specially Serviced Mortgage Loan and/or Companion Loan (that constitutes a Special Servicer Major Decision) without the prior written consent of the Special Servicer (it being understood that the Master Servicer (if the Master Servicer is processing and recommending approval of such request) will in accordance with the Servicing Standard provide the Special Servicer with notice of any request for such modification, waiver or amendment, the Master Servicer’s written recommendation and analysis, and all information in the Master Servicer’s possession that may be reasonably requested by the Special Servicer in order to grant or withhold such consent); provided that such consent shall be deemed given (unless earlier objected to by the Special Servicer) within ten (10) Business Days of the Special Servicer’s receipt from the Master Servicer of the Master Servicer’s written recommendation and analysis with respect to such modification, waiver or amendment and all information in the Master Servicer’s possession reasonably requested by the Special Servicer in order to make an informed decision with respect to such modification, waiver or amendment; and provided, further, that no extension entered into pursuant to this Section 3.18(a) shall extend the Maturity Date beyond the earlier of (i) five (5) years prior to the Rated Final Distribution Date and (ii) in the case of a Mortgage Loan secured solely or primarily by a leasehold estate and not also the related fee interest, the date twenty (20) years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the Ground Lease, ten (10) years, prior to the expiration of such leasehold estate. If such extension would extend the Maturity Date of such Mortgage Loan and/or related Companion Loan for more than twelve (12) months from and after the original Maturity Date of such Mortgage Loan and/or related Companion Loan and such Mortgage Loan and/or related Companion Loan is not in default or default with respect thereto is not reasonably foreseeable, prior to any such extension, the party processing such action shall (1) provide the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, the Operating Advisor, each related Other Master Servicer, each related Other Trustee, the Directing Holder ((i) prior to the occurrence of a Consultation Termination Event and (ii) other than with respect to any applicable Excluded Loan) and the Risk Retention Consultation Parties, with an Opinion of Counsel (at the expense of the related Mortgagor to the extent permitted under the Mortgage Loan documents and, if not required or permitted to be paid by the Mortgagor, to be paid as an expense of the Trust in accordance with Section 3.11(d)) that such extension would not constitute a “significant modification” of the Mortgage Loan and/or Serviced Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b) and (2) subject to the Servicing Standard, (A) prior to the occurrence and continuance of a Control Termination Event and other than with respect to an applicable Excluded Loan, obtain the consent of the Directing Holder and (B) during the continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to any applicable Excluded Loan, consult with the Directing Holder pursuant to Section 6.08 and (C) consult with the Risk Retention Consultation Parties pursuant to Section 6.08. Notwithstanding the foregoing, subject to the rights of the related Companion Holder to advise the Master Servicer with respect to, or consent to, such modification, waiver or amendment pursuant to the terms of the related Co-Lender Agreement, and subject to the Special Servicer’s processing and/or consent rights pursuant to this subsection (a) if any such modification, waiver or amendment constitutes a Special Servicer Major Decision or Special Servicer Non-Major Decision, the Master Servicer, with respect to Non-Specially Serviced Mortgage Loans, without the consent of or consultation with the Special Servicer, the Operating Advisor or the Directing Holder, may modify or amend the terms of any Mortgage Loan and/or related Serviced Companion Loan in order to (i) cure any ambiguity or mistake therein or (ii) correct or supplement any provisions therein which may be inconsistent with any other provisions therein or correct any error; provided that, if the Mortgage Loan (other than any Non-Serviced Mortgage Loan) and/or related Serviced Companion Loan is not in default or default with respect thereto is not reasonably foreseeable, such modification or amendment would not be a “significant modification” of the Mortgage Loan and/or related Serviced Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b).

In addition, subject to the next sentence, with respect to Non-Specially Serviced Mortgage Loans, the Master Servicer, prior to taking any action with respect to any Special Servicer Major Decision (or making a determination not to take action with respect to a Special Servicer Major Decision) and prior to taking any action with respect to a Special Servicer Non-Major Decision (other than the items listed in clauses (a)(i) and (a)(ii) of “Special Servicer Non-Major Decision”) (or making a determination not to take action with respect to a Special Servicer Non-Major Decision (other than the items listed in clauses (a)(i) and (a)(ii) of “Special Servicer Non-Major Decision”)), shall refer any request with respect to such Special Servicer Major Decision or Special Servicer Non-Major Decision to the Special Servicer and the Special Servicer shall process the request directly or, if mutually agreed to by the Special Servicer and the Master Servicer, the Master Servicer shall (subject to the consent (or deemed consent) of the Special Servicer) process such request. If the Master Servicer and the Special Servicer mutually agree that the Master Servicer shall, with respect to a Non-Specially Serviced Mortgage Loan (subject to the consent (or deemed consent) of the Special Servicer) process a request with respect to a Special Servicer Major Decision or Special Servicer Non-Major Decision and the Master Servicer is recommending approval of such request, the Master Servicer shall prepare and submit its written analysis and recommendation to the Special Servicer with all information in the possession of the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant its consent, and in all cases the Special Servicer shall be entitled (subject to any applicable consultation rights of the Operating Advisor or any applicable consent or consultation rights of the Controlling Class Representative or any applicable consultation rights of any related Companion Holder or its representative (as applicable)) to approve or disapprove any modification, waiver, amendment or other action that constitutes a Special Servicer Major Decision or Special Servicer Non-Major Decision; provided that such consent shall be deemed given (unless earlier objected to by the Special Servicer) within fifteen (15) Business Days of the Special Servicer’s receipt from the Master Servicer of the Master Servicer’s written analysis and recommendation with respect to such request and all information in the Master Servicer’s possession reasonably requested by the Special Servicer in order to make an informed decision with respect to such request. In addition, the Master Servicer shall provide the Special Servicer with any notice that it receives relating to a default by the Mortgagor under a ground lease where the collateral for the Mortgage Loan is the ground lease, and the Special Servicer will determine in accordance with the Servicing Standard whether to cure any borrower defaults relating to ground leases.

Any fees or other charges charged by the Special Servicer in connection with processing any Payment Accommodation with respect to any Mortgage Loan or Serviced Whole Loan (in the aggregate with each other such Payment Accommodation with respect to such Mortgage Loan or Serviced Whole Loan) shall not exceed an amount equal to 0.30% of the Stated Principal Balance of such Mortgage Loan or Serviced Whole Loan (“Payment Accommodation Fees”) (excluding attorneys’ fees and third party expenses) and shall only be borne by the Mortgagor, not the Trust.

Subject to Section 6.08, applicable law and the Mortgage Loan and/or related Serviced Companion Loan documents, neither the Master Servicer nor the Special Servicer shall permit the substitution of any Mortgaged Property (or any portion thereof) for one or more other parcels of real property at any time the Mortgage Loan and/or related Serviced Companion Loan is not in default pursuant to the terms of the related Mortgage Loan and/or related Serviced Companion Loan documents or default with respect thereto is not reasonably foreseeable unless (i) the Master Servicer or the Special Servicer, as the case may be, obtains Rating Agency Confirmation from each Rating Agency (and delivers such Rating Agency Confirmation to the Directing Holder and the Risk Retention Consultation Parties, if permitted by the applicable Rating Agency) and, with respect to a Serviced Whole Loan, obtains a Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency and (ii) such substitution would not be a “significant modification” of the Mortgage Loan and/or related Serviced Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b) or otherwise cause an Adverse REMIC Event (and the Master Servicer or the Special Servicer, as the case may be, may obtain and rely upon an Opinion of Counsel (at the expense of the related Mortgagor if not prohibited by the terms of the related Mortgage Loan documents, and if so prohibited, at the expense of the Trust) with respect thereto).

Upon receiving a request for any matter described in this Section 3.18(a) that constitutes a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (a)(i) and (a)(ii) of “Special Servicer Non-Major Decision”), the Master Servicer shall forward such request to the Special Servicer and, unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process such request in accordance with the terms and conditions reasonably agreed to by the Master Servicer and Special Servicer, including the Special Servicer’s consent, the Special Servicer shall process such request and the Master Servicer shall have no further obligation with respect to such request or the related Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clause (a)(i) and (a)(ii) of “Special Servicer Non-Major Decision”).

(b)             If, and only if, the Special Servicer determines that a modification, waiver or amendment (including, without limitation, the forgiveness or deferral of interest or principal or the substitution of collateral pursuant to the terms of the Mortgage Loan (other than any Non-Serviced Mortgage Loan) and/or related Serviced Companion Loan or otherwise, the release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Mortgage Loan (or any Non-Specially Serviced Mortgage Loan with respect to which such determination derives from the Special Servicer’s consideration of a Special Servicer Major Decision or Special Servicer Non-Major Decision that is subject to its processing and/or consent rights pursuant to Section 3.18(a) of this Agreement) with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the Special Servicer’s judgment, reasonably foreseeable (as evidenced by an Officer’s Certificate of the Special Servicer), is reasonably likely to produce a greater recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the Trust and, if applicable, the Companion Holders, as the holders of the related Serviced Companion Loan, than liquidation of such Specially Serviced Mortgage Loan, then the Special Servicer may, but is not required to, agree to a modification, waiver or amendment of such Specially Serviced Mortgage Loan, subject to (x) the provisions of this Section 3.18(b) and Section 3.18(c), (y) with respect to any Major Decision, with respect to any Mortgage Loan other than any applicable Excluded Loan, prior to the occurrence and continuance of a Control Termination Event, the approval of the Directing Holder (or during the continuance of a Control Termination Event, but prior to a Consultation Termination Event, upon consultation with the Directing Holder), and consultation with the Risk Retention Consultation Parties as provided in (and to the extent required by) Section 6.08 (except that, with respect to any Serviced AB Whole Loan, unless the Directing Holder is the Controlling Class Representative, the Risk Retention Consultation Parties shall have no consultation rights regarding the matter); and (z) additionally, with respect to a Serviced Whole Loan, the rights of the related Serviced Companion Noteholder or with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) with mezzanine debt, the rights of the related mezzanine lender, if any, to advise or consult with the Special Servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related Co-Lender Agreement or mezzanine intercreditor agreement, as applicable; provided that in the case of any release or substitution of collateral (other than a defeasance), the Special Servicer shall have obtained an Opinion of Counsel that such release or substitution would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b) or otherwise cause an Adverse REMIC Event to occur. Notwithstanding anything herein to the contrary, with respect to any applicable Excluded Loan related to the Controlling Class Representative (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the Master Servicer or the Special Servicer, as applicable, shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.08 for consulting with the Operating Advisor.

In connection with (i) the release of a Mortgaged Property (other than any Non-Serviced Mortgaged Property), or any portion of such Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than any Non-Serviced Mortgaged Property), or any portion of such Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the Master Servicer or the Special Servicer, as the case may be, to calculate (or to approve the calculation of the related Mortgagor of) the loan-to-value ratio of the remaining Mortgaged Property or

Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation shall, unless then permitted by the REMIC Provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The Special Servicer shall use its reasonable efforts to the extent possible to cause each Specially Serviced Mortgage Loan to fully amortize prior to the Rated Final Distribution Date and shall not agree to a modification, waiver or amendment of any term of any Specially Serviced Mortgage Loan if such modification, waiver or amendment would (1) extend the Maturity Date of any such Specially Serviced Mortgage Loan to a date occurring later than the earlier of (a) five (5) years prior to the Rated Final Distribution Date and (b) if such Specially Serviced Mortgage Loan is secured solely or primarily by a leasehold estate and not also the related fee interest, the date occurring twenty (20) years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the Ground Lease and (A) prior to the occurrence and continuance of a Control Termination Event and (B) to the extent such modification, waiver or amendment constitutes a Major Decision, after consultation with the Risk Retention Consultation Parties pursuant to Section 6.08 (in each case, other than with respect to a Mortgage Loan that is an applicable Excluded Loan, with the consent of the Directing Holder), ten (10) years prior to the expiration of such leasehold estate (including any options to extend such leasehold estate exercisable unilaterally by the related Mortgagor), or (2) provide for the deferral of interest unless interest accrues on the related Mortgage Loan or Serviced Whole Loan generally at the related Mortgage Rate.

(c)             Any provision of this Section 3.18 to the contrary notwithstanding, except when a Mortgage Loan and/or Companion Loan is in default or default with respect thereto is reasonably foreseeable, no fee described in this Section 3.18 shall be collected by any Master Servicer or Special Servicer from a Mortgagor (or on behalf of the Mortgagor) in conjunction with any consent or any modification, waiver or amendment of a Mortgage Loan or Companion Loan, as applicable (unless the amount thereof is specified in the related Mortgage Note) if the collection of such fee would cause such consent, modification, waiver or amendment to be a “significant modification” of the Mortgage Note within the meaning of Treasury Regulations Section 1.860G-2(b).

(d)             To the extent consistent with this Agreement (including, without limitation, the first sentence of Section 3.18(a), and Section 6.08), the Master Servicer (as provided in Section 3.08(a) and Section 3.08(b) and subject to the Special Servicer’s processing and/or consent rights pursuant to Section 3.18 or Section 3.20(a) if any such waiver, modification or amendment constitutes a Special Servicer Major Decision or a Special Servicer Non-Major Decision) or the Special Servicer may, consistent with the Servicing Standard, agree to any waiver, modification or amendment of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable only if it provides the Trustee and the Certificate Administrator with an Opinion of Counsel (at the expense of the related Mortgagor or such other Person requesting such modification or, if such expense cannot be collected from the related Mortgagor or such other Person, to be paid out of the Collection Account pursuant to Section 3.05(a); provided that the Master Servicer or the Special Servicer, as the case may be, shall use its reasonable efforts to collect such fee from the Mortgagor or such other Person to the extent permitted under the related Mortgage Loan documents). Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer may waive the payment of any Yield Maintenance Charge or the requirement that any prepayment of a Mortgage Loan be made on a Due Date, or if not made on a Due Date, be accompanied by all interest that would be due on the next Due Date with respect to any Mortgage Loan, Serviced Companion Loan that is not a Specially Serviced Mortgage Loan.

(e)             Subject to Section 3.18(c), the Master Servicer and the Special Servicer each may, as a condition to its granting any request by a Mortgagor for consent, modification (including extensions), waiver or indulgence or any other matter or thing, the granting of which is within the Master Servicer’s or the Special Servicer’s, as the case may be, discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan or Companion Loan and is permitted by the terms of this Agreement, require that such Mortgagor pay to the Master Servicer or the Special Servicer, as the case may be, as additional servicing compensation, a reasonable or customary fee, for the additional services performed in connection with such request; provided that the charging of such fee is not a “significant modification” of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b).

(f)              All modifications (including extensions), waivers and amendments of the Mortgage Loans and Companion Loans entered into pursuant to this Section 3.18 shall be in writing, signed by the Master Servicer or the Special Servicer, as the case may be, and the related Mortgagor (and by any guarantor of the related Mortgage Loan, if such guarantor’s signature is required by the Special Servicer in accordance with the Servicing Standard).

(g)             With respect to any modification, waiver or amendment for which it is responsible for processing pursuant to Section 3.18 hereof, the Special Servicer shall notify the Master Servicer, the Trustee, the Certificate Administrator, the Directing Holder (other than (i) following the occurrence of a Consultation Termination Event and (ii) and with respect to an applicable Excluded Loan), the Risk Retention Consultation Parties (other than with respect to any applicable Excluded Loan), the applicable Companion Holder, the Operating Advisor and the 17g-5 Information Provider (which shall promptly post such notice on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)) in writing of any modification, waiver or amendment (in each case, after it is finalized and executed) of any term of any Mortgage Loan or Companion Loan that is modified, waived or amended and the date thereof. With respect to any modification, waiver or amendment (in each case, after it is finalized and executed) for which it is responsible for processing pursuant to Section 3.18 hereof, the Master Servicer shall provide written notice of any such modification, waiver or amendment to the Trustee, the Certificate Administrator, the Special Servicer, the Directing Holder (other than following the occurrence of a Consultation Termination Event and with respect to an applicable Excluded Loan), the Risk Retention Consultation Parties (other than with respect to an applicable Excluded Loan), the applicable Companion Holder and the 17g-5 Information Provider (which shall promptly post such notice on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)). The party responsible for delivering notice shall deliver to the Custodian with a copy to the Master Servicer (if such notice is being delivered by the Special Servicer) for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver or amendment, promptly

(and in any event within ten (10) Business Days) following the execution thereof, with a copy to the applicable Companion Holder, if any. Following receipt of the Master Servicer’s or the Special Servicer’s, as the case may be, delivery of the aforesaid modification, waiver or amendment to the Certificate Administrator, the Certificate Administrator shall forward a copy thereof to each Holder of a Certificate (other than the Class R or Class S Certificates) upon request. With respect to the processing of any modification, waiver or consent related to any Mortgagor incurring additional secured debt or mezzanine debt, the Special Servicer (if the Special Servicer processes such modification, waiver or consent pursuant to Section 3.18(a)) or the Master Servicer (if the Master Servicer processes such modification, waiver or consent pursuant to Section 3.18(a)) shall, on or before the later of (i) 3:00 p.m. on the related Master Servicer Remittance Date and (ii) five (5) Business Days immediately following the Master Servicer or the Special Servicer, as the case may be, obtaining actual knowledge of the incurrence of such additional secured debt or mezzanine debt, deliver notice of the Mortgagor’s incurrence of such debt, substantially in the form of Exhibit KK, to cts.sec.notifications@wellsfargo.com. The notice contemplated in the preceding sentence shall set forth, to the extent the Special Servicer or Master Servicer, as the case may be, has the requisite information or can reasonably obtain such information, (1) the amount of additional secured debt that was incurred in the related Collection Period, (2) the total debt service coverage ratio calculated on the basis of such Mortgage Loan and additional secured debt, and (3) the aggregate LTV Ratio calculated on the basis of such Mortgage Loan and additional secured debt. In the event that either (i) the CREFC® Investor Reporting Package is amended to include such information set forth above, in a manner reasonably acceptable to the Master Servicer, the Special Servicer and Certificate Administrator, as applicable, and the Master Servicer confirms with the Certificate Administrator that such amended CREFC® Investor Reporting Package enables the Certificate Administrator to include such information on Form 10-D in a manner reasonably acceptable to the Certificate Administrator, or (ii) the Trust is no longer subject to the Exchange Act, the additional report in the form of Exhibit KK shall no longer be required hereunder. From time to time, the Master Servicer, the Special Servicer and Certificate Administrator may agree on a different delivery time and format for the information set forth in this paragraph.

(h)             (i) Subject to the consent rights and processes set forth in Section 6.08 with respect to Major Decisions, the Master Servicer shall process all defeasances of Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loan in accordance with the terms of the related Mortgage Loan documents, and shall be entitled to any defeasance fees paid relating thereto (provided that for the avoidance of doubt, any such defeasance fee shall not include the Special Servicer’s portion of any Modification Fees or waiver fees in connection with a defeasance that the Special Servicer is entitled to under this Agreement). Notwithstanding the foregoing, the Master Servicer shall not permit (or, with regard to any Non-Serviced Mortgage Loan, take any act in furtherance of) the substitution of any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan or a Serviced Whole Loan unless such defeasance complies with Treasury Regulations Section 1.860G-2(a)(8)(ii) and the Master Servicer has received (i) replacement collateral consisting of government securities within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), which satisfies the requirements of the applicable Mortgage Loan documents, in an amount sufficient to make all scheduled payments under the related Mortgage Loan (or defeased portion thereof) when due, (ii) a certificate of an Independent certified public accountant to the effect that such substituted property will provide cash flows sufficient to meet all payments of interest and principal (including payments at maturity) on such Mortgage Loan or Serviced Whole Loan in compliance with the requirements of the terms of the related Mortgage Loan documents and, if applicable, Companion Loan documents, (iii) one or more Opinions of Counsel (at the expense of the related Mortgagor) to the effect that the Trustee, on behalf of the Trust, will have a first priority perfected security interest in such substituted Mortgaged Property; provided, however, that, to the extent consistent with the related Mortgage Loan documents and, if applicable, Companion Loan documents, the related Mortgagor shall pay the cost of any such opinion as a condition to granting such defeasance, (iv) to the extent consistent with the related Mortgage Loan documents and, if applicable, Companion Loan documents, the Mortgagor shall establish a single purpose entity to act as a successor Mortgagor, if so required by the Rating Agencies, (v) to the extent permissible under the related Mortgage Loan documents and, if applicable, Companion Loan documents the Master Servicer shall use its reasonable efforts to require the related Mortgagor to pay all costs of such defeasance, including but not limited to the cost of maintaining any successor Mortgagor, and (vi) to the extent permissible under the Mortgage Loan documents and, if applicable, Companion Loan documents, the Master Servicer shall obtain, at the expense of the related Mortgagor, Rating Agency Confirmation from each Rating Agency and, with respect to a Serviced Whole Loan, a Companion Loan Rating Agency Confirmations from each Companion Loan Rating Agency; provided, further, however, that no such confirmation from any Rating Agency or Companion Loan Rating Agency shall be required to the extent that the Master Servicer has delivered a defeasance certificate substantially in the form of Exhibit U hereto for any Mortgage Loan that (together with any Mortgage Loans cross-collateralized with such Mortgage Loans) is: (i) a Mortgage Loan with a Cut-off Date Principal Balance less than $35,000,000, (ii) a Mortgage Loan that represents less than 5% of the aggregate Cut-off Date Principal Balance of all Mortgage Loans, and (iii) a Mortgage Loan that is not one of the ten largest Mortgage Loans by Stated Principal Balance. Notwithstanding the foregoing, in the event that requiring the Mortgagor to pay for the items specified in clauses (ii), (iv) and (v) in the preceding sentence would be inconsistent with the related Mortgage Loan documents, such reasonable costs shall be paid by the related Mortgage Loan Seller as and to the extent set forth in the applicable Mortgage Loan Purchase Agreement.

(i)             Notwithstanding anything herein or in the related Mortgage Loan documents and, if applicable, Companion Loan documents, to the contrary, the Master Servicer may permit the substitution of “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii) for any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan or a Serviced Whole Loan, as applicable (or any portion thereof), in lieu of the defeasance collateral specified in the related Mortgage Loan documents or Serviced Whole Loan documents, as applicable; provided that such substitution is consistent with the Servicing Standard and the Master Servicer (subject to the Special Servicer’s processing and/or consent rights pursuant to Section 3.20(a) with respect to any such action that constitutes a Special Servicer Major Decision or Special Servicer Non-Major Decision) reasonably determines that allowing their use would not cause a default or event of default to become reasonably foreseeable and the Master Servicer receives an Opinion of Counsel (at the expense of the Mortgagor to the extent permitted under the Mortgage Loan documents and, if applicable, Companion Loan documents or otherwise as a Trust Fund expense) to the effect that such use would not be and would not constitute a “significant modification” of such Mortgage Loan, or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise constitute an Adverse REMIC Event with respect to any Trust REMIC or cause the Grantor Trust to fail to qualify as a grantor trust or result in the imposition of a tax upon the Grantor Trust or the Trust; and provided, further, that the requirements set forth in Section 3.18(h) (including receipt of any Rating Agency Confirmation) are satisfied; and provided, further, that such securities are backed by the full faith and credit of the United States government, or the Master Servicer shall obtain Rating Agency Confirmation from each Rating Agency and, with respect to a Serviced Whole Loan, a Companion Loan Rating Agency Confirmations from each Companion Loan Rating Agency.

Notwithstanding the foregoing, with respect to the Mortgage Loans identified on Exhibit VV that are subject to defeasance, the related Mortgage Loan Seller has transferred to a third party or has retained on behalf of itself or an Affiliate the right to establish or designate the successor borrower and/or to purchase or cause to be purchased the related defeasance collateral (any such right or obligation, the “Retained Defeasance Rights and Obligations”). In the event the Master Servicer receives notice of a defeasance request with respect to a Mortgage Loan, which such Mortgage Loan provides for Retained Defeasance Rights and Obligations in the related Mortgage Loan documents, the Master Servicer shall provide, within five (5) Business Days of receipt of such notice, written notice of such defeasance request to the related Mortgage Loan Seller. Until such time as the related Mortgage Loan Seller provides the Master Servicer with written notice to the contrary, the notice of a defeasance of a Mortgage Loan with Retained Defeasance Rights and Obligations shall be delivered to the related Mortgage Loan Seller at its address for notices set forth in Section 13.05 below. With respect to any Mortgage Loan that is subject to defeasance, if the successor borrower is not designated or formed by the related Mortgage Loan Seller or any Affiliate or successor thereto, the successor borrower shall be reasonably acceptable to the Master Servicer in accordance with the Servicing Standard.

(j)              If required under the related Mortgage Loan or Companion Loan documents or if otherwise consistent with the Servicing Standard, the Master Servicer shall establish and maintain one or more accounts (the “Defeasance Accounts”), which shall be Eligible Accounts, into which all payments received by the Master Servicer from any defeasance collateral substituted for any Mortgaged Property shall be deposited and retained, and shall administer such Defeasance Accounts in accordance with the Mortgage Loan or Companion Loan documents. Notwithstanding the foregoing, in no event shall the Master Servicer permit such amounts to be maintained in the Defeasance Account for a period in excess of ninety (90) days, unless such amounts are reinvested by the Master Servicer in “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii). To the extent not required or permitted to be placed in a separate account, the Master Servicer shall deposit all payments received by it from defeasance collateral substituted for any Mortgaged Property into the Collection Account and treat any such payments as payments made on the Mortgage Loan or Companion Loan in advance of its Due Date in accordance with clause (a)(i) of the definition of “Aggregate Available Funds” and not as a prepayment of the related Mortgage Loan or Companion Loan. Notwithstanding anything herein to the contrary, in no event shall the Master Servicer permit such amounts to be maintained in the Collection Account for a period in excess of 365 days (or 366 days in the case of a leap year).

(k)             Notwithstanding anything to the contrary in this Agreement, neither the Master Servicer nor the Special Servicer, as applicable, shall, unless it has received Rating Agency Confirmation from each Rating Agency and, with respect to a Serviced Whole Loan, a Companion Loan Rating Agency Confirmations from each Companion Loan Rating Agency (the cost of which shall be paid by the related Mortgagor, if so allowed by the terms of the related loan documents and otherwise paid out of general collections) grant or accept any consent, approval or direction regarding the termination of the related property manager or the designation of any replacement property manager, with respect to any Mortgaged Property that secures a Mortgage Loan that (i) is one of the ten largest Mortgage Loans a by Stated Principal Balance or (ii) has an unpaid principal balance that is at least equal to five percent (5%) of the then aggregate principal balance of all Mortgage Loans or $35,000,000.

(l)             Notwithstanding anything to the contrary in this Agreement, in connection with any modification, waiver, consent or amendment in connection with any defeasance transaction contemplated in the second sentence of subsection (h) above, the Special Servicer shall not approve any such modification, waiver or amendment or consent thereto without first having received a copy of an Opinion of Counsel obtained by the Master Servicer addressed to the Special Servicer and the Master Servicer that such modification, waiver, consent or amendment will not cause an Adverse REMIC Event.

In addition to the foregoing, the Special Servicer shall be allowed to grant a forbearance on a Mortgage Loan related to the global COVID-19 emergency if (i) such forbearance is permitted under another provision of this Agreement and the requirements under such provision are satisfied, or (ii) an Opinion of Counsel is delivered to the effect that such forbearance will not result in an Adverse REMIC Event.

(m)              Neither the Master Servicer nor the Special Servicer shall enter into any modification, waiver, amendment, work-out, consent or approval with respect to any Mortgage Loan or Serviced Whole Loan, restructure any Mortgage Loan or Serviced Whole Loan, or restructure any borrower equity (in each case, including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise) in a manner that would have the effect of placing amounts payable as compensation, or otherwise reimbursable, to the Master Servicer or Special Servicer in a higher priority than that which is provided in the allocation and payment priorities set forth in Section 3.02(b) hereof or in the related Co-Lender Agreement.

Section 3.19          Transfer of Servicing Between Master Servicer and Special Servicer; Recordkeeping; Asset Status Report. (a)  Upon determining that a Servicing Transfer Event has occurred with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Companion Loan, the Master Servicer or the Special Servicer, as the case may be, shall promptly give notice to the Master Servicer or the Special Servicer, as the case may be, the Operating Advisor and ((i) prior to the occurrence of a Consultation Termination Event and (ii) other than with respect to any applicable Excluded Loan) the Directing Holder thereof, and the Master Servicer shall deliver the related Mortgage File and Servicing File to the Special Servicer and concurrently provide a copy of such Servicing File, exclusive of all Privileged Communications, to the Operating Advisor. The Master Servicer shall use its reasonable efforts to provide the Special Servicer with all information, documents and records (including the names and contact information of the Companion Holders, records stored electronically on computer tapes, magnetic discs and the like) relating to such Mortgage Loan and, if applicable, the related Serviced Companion Loan, either in the Master Servicer’s possession or otherwise available to the Master Servicer without undue burden or expense, and reasonably requested by the Special Servicer to enable it to assume its functions hereunder with respect thereto. The Master Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the occurrence of each related Servicing Transfer Event (or, in the case of clauses (viii), (ix) or (x) of the definition of Servicing Transfer Event, within five (5) Business Days of receiving notice from the Special Servicer of such Servicing Transfer Event when the Special Servicer makes the determination) and in any event shall continue to act as Master Servicer and administrator of such Mortgage Loan and, if applicable, the related Serviced Companion Loan until the Special Servicer has commenced the servicing of such Mortgage Loan and, if applicable, the related Serviced Companion Loan. The Master Servicer shall deliver to the Trustee, the Certificate Administrator, the Operating Advisor, any related Serviced Companion Noteholder, and ((i) prior to the occurrence of a Consultation Termination Event or (ii) other than with respect to any applicable Excluded Loan) the Directing Holder, a copy of the notice of such Servicing Transfer Event provided by the Master Servicer to the Special Servicer, or by the Special Servicer to the Master Servicer, pursuant to this Section 3.19. Prior to the occurrence of a Consultation Termination Event, the Certificate Administrator shall deliver to each Controlling Class Certificateholder a copy of the notice of such Servicing Transfer Event provided by the Master Servicer pursuant to this Section 3.19.

Upon determining that a Specially Serviced Mortgage Loan (other than an REO Loan) has become current and has remained current for three consecutive Periodic Payments (provided that (i) no additional Servicing Transfer Event is foreseeable in the reasonable judgment of the Special Servicer, and (ii) for such purposes taking into account any modification or amendment of such Mortgage Loan and, if applicable, the related Companion Loan), and that no other Servicing Transfer Event is continuing with respect thereto, the Special Servicer shall promptly give notice thereof to the Master Servicer, the Operating Advisor, the related Serviced Companion Noteholder (unless with respect to a Serviced Subordinate Companion Loan an AB Control Appraisal Period has occurred) and ((i) prior to the occurrence of a Consultation Termination Event and (ii) other than with respect to any applicable Excluded Loan) the Directing Holder and shall return the related Mortgage File and Servicing File to the Master Servicer (or copies thereof if copies only were delivered to the Special Servicer) and upon giving such notice, and returning such Mortgage File and Servicing File to the Master Servicer, the Special Servicer’s obligation to service such Corrected Loan shall terminate and the obligations of the Master Servicer to service and administer such Mortgage Loan and, if applicable, the related Companion Loan shall recommence.

(b)             In servicing any Specially Serviced Mortgage Loan and Serviced Companion Loans, the Special Servicer will provide to the Custodian originals of documents included within the definition of “Mortgage File” for inclusion in the related Mortgage File to the extent within its possession (with a copy of each such original to the Master Servicer), and provide the Master Servicer with copies of any additional related Mortgage Loan, Serviced Companion Loan information including correspondence with the related Mortgagor.

(c)             Notwithstanding the provisions of Section 3.12(c), the Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced

Mortgage Loans, Serviced Companion Loans and REO Properties (other than with respect to a Non-Serviced Mortgage Loan) and shall provide the Special Servicer with any information in its possession with respect to such records to enable the Special Servicer to perform its duties under this Agreement; provided that this statement shall not be construed to require the Master Servicer to produce any additional reports.

(d)             Upon the earlier of (i) sixty (60) days after a Servicing Transfer Event for a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, if applicable, the related Companion Loan, and (ii) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Mortgage Loan, the Special Servicer shall deliver in electronic format a report (the “Asset Status Report”) with respect to such Mortgage Loan and related Companion Loan, if applicable, and the related Mortgaged Property (the “Initial Delivery Date”) and shall prepare one or more additional Asset Status Reports with respect to any such Specially Serviced Mortgage Loan subsequent to the issuance of a Final Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Mortgage Loan changes in strategy reflected in the initial Asset Status Report (or subsequent Final Asset Status Report) are necessary to reflect the then current recommendation as to how the Specially Serviced Mortgage Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report shall be delivered in electronic form to the Master Servicer, the Directing Holder (but only with respect to any Mortgage Loan other than an applicable Excluded Loan, and in any event for so long as no Consultation Termination Event is continuing), the Risk Retention Consultation Parties (but only with respect to any Mortgage Loan other than an applicable Excluded Loan), the Operating Advisor (but only for so long as an Operating Advisor Consultation Event is continuing), with respect to any related Serviced Companion Loan, to the extent such Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which such Serviced Companion Loan has been sold or, to the extent such Serviced Companion Loan has not been included in a securitization transaction, to the holder of such Serviced Companion Loan, and the 17g-5 Information Provider (which shall promptly post such report on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)). Such Asset Status Report shall set forth the following information to the extent reasonably determinable based on the information that was delivered to the Special Servicer in connection with the transfer of servicing pursuant to the Servicing Transfer Event:

(i)             summary of the status of such Specially Serviced Mortgage Loan and any negotiations with the related Mortgagor;

(ii)             a discussion of the legal and environmental considerations reasonably known to the Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Mortgage Loan (and any related Serviced Companion Loan) and whether outside legal counsel has been retained;

(iii)             the most current rent roll and income or operating statement available for the related Mortgaged Property;

(iv)             (A) the Special Servicer’s recommendations on how such Specially Serviced Mortgage Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the Master Servicer for regular servicing or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the Special Servicer in connection with the proposed or taken actions;

(v)             the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Mortgage Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

(vi)             a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

(vii)             the decision that the Special Servicer made, or intends or proposes to make, including a narrative analysis setting forth the Special Servicer’s rationale for its proposed decision, including its rejection of the alternatives;

(viii)             an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the Special Servicer made such determination and (y) the net present value calculation and all related assumptions;

(ix)             the Appraised Value of the related Mortgaged Property (and a copy of the last obtained Appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the Special Servicer together with an explanation of those adjustments; and

(x)             such other information as the Special Servicer deems relevant in light of the Servicing Standard.

A summary of each Final Asset Status Report shall be provided to the Certificate Administrator and the Trustee.

If within ten (10) Business Days of receiving an Asset Status Report, the Directing Holder does not disapprove such Asset Status Report in writing or if the Special Servicer makes a determination, in accordance with the Servicing Standard that the disapproval by the Directing Holder (communicated to the Special Servicer within ten (10) Business Days) is not in the best interest of all the Certificateholders and the RR Interest Owner (taken as a collective whole), the Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, however, that the Special Servicer may not take any action that is contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. If, with respect to any Mortgage Loan other than an applicable Excluded Loan, prior to the occurrence and continuance of any Control Termination Event, the Directing Holder

disapproves such Asset Status Report within ten (10) Business Days of receipt and the Special Servicer has not made the affirmative determination described above, the Special Servicer shall revise such Asset Status Report and deliver a new Asset Status Report as soon as practicable, but in no event later than thirty (30) days after such disapproval, to the Master Servicer, the Trustee, the Certificate Administrator, the Directing Holder (prior to the occurrence of a Consultation Termination Event), the Operating Advisor and the 17g-5 Information Provider (which shall promptly post such report on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)). With respect to any Mortgage Loan other than an applicable Excluded Loan, prior to the occurrence and continuance of any Control Termination Event, the Special Servicer shall revise such Asset Status Report as described above in this Section 3.19(c) until the Directing Holder shall fail to disapprove such revised Asset Status Report in writing within ten (10) Business Days of receiving such revised Asset Status Report or until the Special Servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the RR Interest Owner (taken as a collective whole); provided that, if the Directing Holder has not approved the Asset Status Report for a period of sixty (60) Business Days following the first submission of an Asset Status Report, the Special Servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the applicable Servicing Standard; provided, however, that such Asset Status Report does not, and is not intended to be, a substitute for the approvals that are specifically required pursuant to Section 6.08. The procedures described in this paragraph are collectively referred to as the “Directing Holder Approval Process”. The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report; provided that such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section 3.19(c). Notwithstanding anything herein to the contrary, with respect to any applicable Excluded Loan related to the Controlling Class Representative (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the Master Servicer, the Special Servicer or the related Excluded Special Servicer, as applicable, shall consult with the Operating Advisor, on a non-binding basis, in connection with an Asset Status Report for an applicable Excluded Loan which includes a Major Decisions that it is processing and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.08 for consulting with the Operating Advisor.

No direction or disapproval of the Directing Holder hereunder or under a related Co-Lender Agreement or failure of the Directing Holder to consent to or approve (including any deemed consents or approvals) any request of the Special Servicer, shall (a) require or cause the Special Servicer to violate the terms of a Specially Serviced Mortgage Loan, applicable law or any provision of this Agreement, including the Special Servicer’s obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of each Trust REMIC and the grantor trust status of the Grantor Trust, or (b) result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions, or (c) expose the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Mortgage Loan Sellers, the Trust, the Trustee, the Certificate Administrator or their respective officers, directors, members, employees or agents to any claim, suit or liability or (d) materially expand the scope of the Special Servicer’s, Trustee’s or the Master Servicer’s responsibilities under this Agreement.

Prior to an Operating Advisor Consultation Event, the Special Servicer shall promptly deliver each Final Asset Status Report to the Operating Advisor after the completion of the Directing Holder Approval Process. In addition, the Special Servicer shall notify the Operating Advisor of whether any Asset Status Report delivered to the Operating Advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Holder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the Operating Advisor and the Special Servicer.

While an Operating Advisor Consultation Event is continuing, the Operating Advisor shall provide comments to the Special Servicer in respect of the Asset Status Report, if any, within ten (10) Business Days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such additional information reasonably requested by the Operating Advisor related thereto, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are Holders of the Controlling Class Certificates) and the RR Interest Owner, as a collective whole. The Special Servicer shall consider such alternative courses of action on a non-binding basis, if any, and any other feedback provided by the Operating Advisor (and if no Consultation Termination Event is continuing, the Directing Holder) in connection with the Special Servicer’s preparation of any Asset Status Report that is provided while an Operating Advisor Consultation Event is continuing. The Special Servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the Operating Advisor (and if no Consultation Termination Event has occurred, the Directing Holder), to the extent the Special Servicer determines that the Operating Advisor’s and/or Controlling Class Representative’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders and the RR Interest Owner as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders, the RR Interest Owner and the holder of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)). If the Special Servicer determines to revise any Asset Status Report to take into account any input and/or comments from the Operating Advisor or the Directing Holder, the Special Servicer shall deliver to the Operating Advisor and the Directing Holder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process.”

During the continuance of a Control Termination Event, the Directing Holder shall have no right to consent to any Asset Status Report under this Section 3.19. During the continuance of a Control Termination Event but for so long as no Consultation Termination Event is continuing, each of the Directing Holder (except with respect to any applicable Excluded Loan) and, during the continuance of an Operating Advisor Consultation Event, the Operating Advisor, shall be entitled to consult, on a non-binding basis, with the Special Servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event (and at any time with respect to any applicable Excluded Loan), the Directing Holder (other than in its capacity as a Certificateholder) shall have no right to receive any Asset Status Report or otherwise consult with the Special Servicer with respect to Asset Status Reports and the Special Servicer shall send the Asset Status Report to the Operating Advisor and shall only be obligated to consult with the Operating Advisor with respect to any Asset Status Report as described above. The Special Servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Operating Advisor or the Directing Holder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the Operating Advisor or the Directing Holder.

The Special Servicer shall implement the Final Asset Status Report.

Notwithstanding the foregoing, with respect to a Serviced Subordinate Companion Loan, the Special Servicer shall prepare an Asset Status Report for any Serviced AB Whole Loan, upon it becoming a Specially Serviced Mortgage Loan pursuant to this Agreement and the related Co-Lender Agreement and prior to the occurrence and continuance of an AB Control Appraisal Period, the Controlling Class Representative will have no approval rights over any such Asset Status Report, and the consent or approval rights with respect to such Asset Status Report shall be as set forth in the related Co-Lender Agreement.

(e)             (i)  Upon receiving notice of the occurrence of the events described in clause (v) and (vii) of the definition of Servicing Transfer Event (without regard to the 60-day or 30-day period, respectively, set forth therein), the Master Servicer shall with reasonable promptness give notice thereof, and shall use its reasonable efforts to provide the Special Servicer with all information relating to the Mortgage Loan or Serviced Companion Loan and reasonably requested by the Special Servicer to enable it to negotiate with the related Mortgagor. The Master Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the occurrence of each such event.

(ii)             During the continuance of a Control Termination Event, upon receiving notice of the occurrence of an event described in clause (iv) or (x) of the definition of Servicing Transfer Event (without regard to the 60-day or 30-day period, respectively, set forth therein), the Master Servicer shall deliver notice thereof to the Operating Advisor at the same time such notice is provided to the Special Servicer pursuant to clause (i) above.

(f)              Prior to the occurrence and continuance of a Control Termination Event, no later than two (2) Business Days following the establishment of a Final Asset Status Report with respect to any Specially Serviced Mortgage Loan (other than any applicable Excluded Loan), the Special Servicer shall deliver in electronic format to the Directing Holder a draft notice that will include a draft summary of the Final Asset Status Report (which briefly summarizes such Final Asset Status Report, but shall not include any Privileged Information) (and shall deliver each Asset Status Report with respect to an AB Mortgage Loan prior to the occurrence and continuance of an AB Control Appraisal Period (to the extent approved by the related AB Whole Loan Controlling Holder), to the Directing Holder). With respect to any Mortgage Loan other than an applicable Excluded Loan, if, prior to the occurrence and continuance of a Control Termination Event, within five (5) Business Days of receipt of such draft summary, the Directing Holder approves of, or does not disapprove of such draft summary, then the Special Servicer shall deliver in electronic format such notice and summary of the Final Asset Status Report to the Certificate Administrator for posting on the Certificate Administrator’s Website pursuant to Section 3.13(b). If the Directing Holder affirmatively disapproves of such summary in writing, then within two (2) Business Days of receipt of such disapproval, the Special Servicer shall revise the summary and deliver such new summary to the Directing Holder until the Directing Holder approves such draft summary; provided, however, that if the Directing Holder has not approved of the draft summary of the Final Asset Status Report within twenty (20) Business Days of receipt of the initial draft summary of the Final Asset Status Report, then the most recent draft summary of the Final Asset Status Report delivered by the Special Servicer prior to such 20th Business Day shall be deemed to be the final summary of the Final Asset Status Report; provided, further, however, that if at any time the Special Servicer determines that any affirmative disapproval of such draft summary by the Directing Holder is not in the best interest of all the Certificateholders and the RR Interest Owner pursuant to the Servicing Standard, the Special Servicer shall deliver in electronic format such notice and summary of the Final Asset Status Report to the Certificate Administrator for posting on the Certificate Administrator’s Website pursuant to Section 3.13(b) notwithstanding such disapproval. The Special Servicer shall promptly deliver (but in any event no later than two (2) Business Days following its completion) a copy of each Final Asset Status Report to the Operating Advisor. The Special Servicer shall prepare a summary of any Final Asset Status Report related to any Serviced AB Whole Loan for which the related holder of an AB Subordinate Companion Loan is not subject to an AB Control Appraisal Period, which Final Asset Status Report has been approved or deemed approved by the holder of the related AB Subordinate Companion Loan in accordance with the related Co-Lender Agreement (to the extent such Co-Lender Agreement requires such approval or deemed approval), and deliver in electronic format notice of such final Asset Status Report and the summary of such Final Asset Status Report to the Certificate Administrator for posting on the Certificate Administrator’s Website pursuant to Section 3.13(b).

(g)             No provision of this Section 3.19 shall require the Special Servicer to take or refrain from taking any action because of any proposal, objection or comment by the Operating Advisor or, during the continuance of a Control Termination Event, the Directing Holder, or a recommendation of the Operating Advisor or, during the continuance of a Control Termination Event, the Directing Holder.

Section 3.20          Sub-Servicing Agreements. (a)  The Master Servicer may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of its respective obligations hereunder; provided that the Sub-Servicing Agreement as amended or modified: (i) is consistent with this Agreement in all material respects and requires the Sub-Servicer to comply with all of the applicable conditions of this Agreement; (ii) provides that if the Master Servicer, shall for any reason no longer act in such capacity hereunder (including, without limitation, by reason of a Servicer Termination Event), the Trustee or any successor master servicer shall thereupon assume all of the rights and, except to the extent they arose prior to the date of assumption, obligations of such party under such agreement, or, alternatively, may act in accordance with Section 7.02 hereof under the circumstances described therein (subject to Section 3.20(g) hereof); (iii) provides that the Trustee (for the benefit of the Certificateholders, the RR Interest Owner and the related Companion Holder (if applicable)) and the Trustee (as holder of the Lower-Tier Regular Interests) shall be a third party beneficiary under such Sub-Servicing Agreement, but that (except to the extent the Trustee or its designee assumes the obligations of such party thereunder as contemplated by the immediately preceding clause (ii)) none of the Trust, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Master Servicer, as applicable, any successor master servicer or any Certificateholder or the RR Interest Owner (or the related Companion Holder, if applicable) shall have any duties under such Sub-Servicing Agreement or any liabilities arising therefrom; (iv) permits any purchaser of a Mortgage Loan pursuant to this Agreement to terminate such Sub-Servicing Agreement with respect to such purchased Mortgage Loan at its option and without penalty; provided, however, that the Initial Sub-Servicing Agreements may only be terminated by the Trustee or its designees as contemplated by Section 3.20(g) hereof and in such additional manner and by such other Persons as is provided in such Sub-Servicing Agreement; (v) does not permit the Sub-Servicer any direct rights of indemnification that may be satisfied out of assets of the Trust; (vi) does not permit the Sub-Servicer to modify any Mortgage Loan unless and to the extent the Master Servicer is permitted hereunder to modify such Mortgage Loan; (vii) with respect to any Sub-Servicing Agreement entered into after the Closing Date, if such Sub-Servicer is a Servicing Function Participant or an Additional Servicer, such Sub-Servicer, at the time the related Sub-Servicing Agreement is entered into, is not a Prohibited Party and (viii) provides that the Sub-Servicer shall be in default under the related Sub-Servicing Agreement and such Sub-Servicing Agreement shall be terminated (following the expiration of any applicable grace period) if the Sub-Servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the Master Servicer under Article XI or under the Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the Depositor is a party to, (B) to perform in any material respect any of its covenants or obligations contained in the Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required for any party to this Agreement to perform its obligations under Article XI or under the Exchange Act reporting items required under any other pooling and servicing agreement that the Depositor is a party to or (C) to perform other covenants and obligations set forth in such Sub-Servicing Agreement in accordance with the terms of such Sub-Servicing Agreement. Any successor master servicer hereunder shall, upon becoming successor master servicer be assigned and may assume any Sub-Servicing Agreements from the predecessor Master Servicer (subject to Section 3.20(g) hereof). In addition, each Sub-Servicing Agreement entered into by the Master Servicer may but need not provide that the obligations of the Sub-Servicer thereunder may terminate with respect to any Mortgage Loan serviced thereunder at the time such Mortgage Loan becomes a Specially Serviced Mortgage Loan; provided, however, that the Sub-Servicing Agreement may provide (if the Sub-Servicing Agreement provides for Advances by the Sub-Servicer, although it need not so provide) that the Sub-Servicer will continue to make all Advances and calculations and prepare all reports required under the Sub-Servicing Agreement with respect to Specially Serviced Mortgage Loans and continue to collect its Primary Servicing Fees as if no Servicing Transfer Event had occurred and with respect to REO Properties (and the related REO Loans) as if no REO Acquisition had occurred and to render such incidental services with respect to such Specially Serviced Mortgage Loans and REO Properties as are specifically provided for in such Sub-Servicing Agreement. The Master Servicer shall deliver to the Trustee copies of all Sub-Servicing Agreements, and any amendments thereto and modifications thereof, entered into by it, in each case promptly upon its execution and delivery of such documents. References in this Agreement to actions taken or to be taken by the Master Servicer include actions taken or to be taken by a Sub-Servicer on behalf of the Master Servicer; and, in connection therewith, all amounts advanced by any Sub-Servicer (if the Sub-Servicing Agreement provides for Advances by the Sub-Servicer, although it need not so provide) to satisfy the obligations of the Master Servicer hereunder to make Advances shall be deemed to have been advanced by the Master Servicer out of its own funds and, accordingly, in such event, such Advances shall be recoverable by such Sub-Servicer in the same manner and out of the same funds as if such Sub-Servicer were the Master Servicer, and, for so long as they are outstanding, such Advances shall accrue interest in accordance with Section 3.03(d), such interest to be allocable between the Master Servicer and such Sub-Servicer as may be provided (if at all) pursuant to the terms of the Sub-Servicing Agreement. For purposes of this Agreement, the Master Servicer shall be deemed to have received any payment when a Sub-Servicer retained by it receives such payment. The Master Servicer shall notify the Special Servicer, the Trustee and the Depositor (and the Special Servicer shall notify the Operating Advisor) in writing promptly of the appointment by it of any Sub-Servicer, except that the Master Servicer need not provide such notice as to the Initial Sub-Servicing Agreements.

(b)             Each Sub-Servicer shall be authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to the extent necessary to ensure the enforceability of the related Mortgage Loans or the compliance with its obligations under the Sub-Servicing Agreement and the Master Servicer’s obligations under this Agreement.

(c)             As part of its servicing activities hereunder, the Master Servicer for the benefit of the Trustee, the Certificateholders and the RR Interest Owner, shall (at no expense to the Trustee, the Certificateholders, the RR Interest Owner or the Trust) monitor the performance and enforce the obligations of each Sub-Servicer under the related Sub-Servicing Agreement, except that the Master Servicer shall be required only to use reasonable efforts to cause any Initial Sub-Servicer to comply with the requirements of Article XI hereof. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub-Servicing Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as is in accordance with the Servicing Standard. The Master Servicer shall have the right to remove a Sub-Servicer retained by it (other than any Sub-Servicer retained by it at the request of a Mortgage Loan Seller, which is only removable for cause) at any time it considers removal to be in the best interests of Certificateholders and the RR Interest Owner in accordance with the terms of the related Sub-Servicing Agreement.

(d)             In the event the Trustee or its designee becomes successor master servicer and assumes the rights and obligations of the Master Servicer under any Sub-Servicing Agreement, the Master Servicer, at its expense, shall deliver to the assuming party all documents and records relating to such Sub-Servicing Agreement and the Mortgage Loans and, if applicable, the Companion Loans then being serviced thereunder and an accounting of amounts collected and held on behalf of it thereunder, and otherwise use reasonable efforts to effect the orderly and efficient transfer of the Sub-Servicing Agreement to the assuming party.

(e)             Notwithstanding the provisions of any Sub-Servicing Agreement and this Section 3.20, except to the extent provided in Article XI with respect to the obligations of any Sub-Servicer that is an Initial Sub-Servicer, the Master Servicer shall remain obligated and responsible to the Trustee, the Special Servicer, holders of the Companion Loans serviced hereunder, the Certificateholders and the RR Interest Owner for the performance of its obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans for which it is responsible, and the Master Servicer shall pay the fees of any Sub-Servicer thereunder as and when due from its own funds. In no event shall the Trust bear any termination fee required to be paid to any Sub-Servicer as a result of such Sub-Servicer’s termination under any Sub-Servicing Agreement.

(f)              The Trustee, upon the request of the Master Servicer, shall furnish to any Sub-Servicer any documents necessary or appropriate to enable such Sub-Servicer to carry out its servicing and administrative duties under any Sub-Servicing Agreement.

(g)             Each Sub-Servicing Agreement shall provide that, in the event the Trustee or any other Person becomes successor master servicer, the Trustee or such successor master servicer shall have the right to terminate such Sub-Servicing Agreement with or without cause and without a fee. Notwithstanding the foregoing or any other contrary provision in this Agreement, the Trustee and any successor master servicer shall assume each Initial Sub-Servicing Agreement and (i) the Initial Sub-Servicer’s rights and obligations under the Initial Sub-Servicing Agreement shall expressly survive a termination of the Master Servicer’s servicing rights under this Agreement; provided that the Initial Sub-Servicing Agreement has not been terminated in accordance with its provisions; (ii) any successor master servicer, including, without limitation, the Trustee (if it assumes the servicing obligations of the Master Servicer) shall be deemed to automatically assume and agree to the then-current Initial Sub-Servicing Agreement without further action upon becoming the successor master servicer and (iii) this Agreement may not be modified in any manner which would increase the obligations or limit the rights of the Initial Sub-Servicer hereunder and/or under the Initial Sub-Servicing Agreement, without the prior written consent of the Initial Sub-Servicer (which consent shall not be unreasonably withheld).

(h)             With respect to a Mortgage Loan subject to a Sub-Servicing Agreement with the Master Servicer, the Special Servicer shall, upon request (such request to be made reasonably in advance as appropriate to the circumstances surrounding such request) of the related Sub-Servicer, reasonably cooperate in delivering reports and information, including remittance information, and affording access to information to the related Sub-Servicer that would be required to be delivered or afforded, as the case may be, to the Master Servicer pursuant to the terms hereof.

(i)             Notwithstanding anything to the contrary herein, no Sub-Servicer shall be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents without the consent of the Master Servicer. The Master Servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Section 3.21          Interest Reserve Account. (a)  On the Master Servicer Remittance Date occurring in each February and in any January that occurs in a year that is not a leap year

(in each case, unless the related Distribution Date is the final Distribution Date), the Certificate Administrator, in respect of the Actual/360 Mortgage Loans, shall deposit into the Interest Reserve Account, an amount equal to one (1) day’s interest on the Stated Principal Balance of the Actual/360 Mortgage Loans as of the Due Date occurring in the month preceding the month in which Master Servicer Remittance Date occurs at the related Net Mortgage Rate, to the extent a full Periodic Payment or P&I Advance is made in respect thereof (all amounts so deposited in any consecutive February and January, “Withheld Amounts”).

(b)             On each Master Servicer Remittance Date occurring in March (or February, if the related Distribution Date is the final Distribution Date), the Certificate Administrator shall withdraw, from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit such amount into the Lower-Tier REMIC Distribution Account.

Section 3.22          Directing Holder and Operating Advisor Contact with Master Servicer and Special Servicer. Within a reasonable time upon request from the Directing Holder or the Operating Advisor, as applicable, and no more often than on a monthly basis, each of the Master Servicer and the Special Servicer shall, without charge, make a knowledgeable Servicing Officer via telephone available to verbally answer questions from (a) ((i) prior to the occurrence of a Consultation Termination Event and (ii) other than with respect to any applicable Excluded Loan) the Directing Holder and (b) the Operating Advisor (with respect to the Special Servicer only), regarding the performance and servicing of the Mortgage Loans and/or REO Properties for which the Master Servicer or the Special Servicer, as the case may be, is responsible.

Section 3.23          Controlling Class Certificateholders and the Controlling Class Representative and the Risk Retention Consultation Parties; Certain Rights and Powers of Directing Holder and Risk Retention Consultation Parties. (a)  Each Controlling Class Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to provide its name and address to the Certificate Administrator and to notify the Master Servicer, the Certificate Administrator, the Special Servicer and the Operating Advisor of the Transfer of any Certificate of a Controlling Class by delivering a notice to each such Person substantially in the form of Exhibit MM attached hereto, the selection of a Controlling Class Representative or the resignation or removal thereof. The Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Operating Advisor when such Certificateholder is appointed Controlling Class Representative and when it is removed or resigns. To the extent there is only one Controlling Class Certificateholder and it is also the Special Servicer, it shall be the Controlling Class Representative.

On the Closing Date, the initial Controlling Class Representative shall execute a certification substantially in the form of Exhibit P-1G to this Agreement. Upon the resignation or removal of the existing Controlling Class Representative, any successor Controlling Class Representative shall execute and deliver to the parties to this Agreement a certification substantially in the form of Exhibit P-1G to this Agreement prior to being recognized as the new Controlling Class Representative. On the Closing Date, each initial Risk Retention Consultation Party shall execute a certification substantially in the form of Exhibit P-1H to this Agreement. Upon the resignation or removal of any existing Risk Retention Consultation Party, any successor Risk Retention Consultation Party shall execute and deliver to the parties to this Agreement a certification substantially in the form of Exhibit P-1H to this Agreement prior to being recognized as the new Risk Retention Consultation Party.

Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor and each other Certificateholder (or Certificate Owner, if applicable) and the RR Interest Owner shall be entitled to rely on such selection unless the Controlling Class Certificateholders entitled to appoint the Controlling Class Representative, by Certificate Balance, or such Controlling Class Representative shall have notified the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor and each other Controlling Class Certificateholder, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon the resignation of a Controlling Class Representative, the Certificate Administrator shall request the Controlling Class Certificateholders to select a new Controlling Class Representative. In the event that (i) the Master Servicer, the Certificate Administrator, the Special Servicer, the Trustee or the Operating Advisor receives written notice from a majority of the Controlling Class Certificateholders that a Controlling Class Representative is no longer designated and (ii) the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or a representative thereof) becomes the Controlling Class Representative pursuant to the proviso of the definition of “Controlling Class Representative”, then the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) shall provide its name and address to the Certificate Administrator and notify the Master Servicer, the Certificate Administrator, the Special Servicer, the Trustee and the Operating Advisor that it is the new Controlling Class Representative; provided that the Master Servicer, the Certificate Administrator, the Special Servicer, the Trustee and the Operating Advisor shall be entitled to rely on the written notification provided by the purported Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class without independently verifying that such Controlling Class Certificateholder actually owns the largest aggregate Certificate Balance of the Controlling Class. Additionally, once a Risk Retention Consultation Party has been selected, each of the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor and each other Certificateholder (or Certificate Owner, if applicable) and the RR Interest Owner shall be entitled to rely on such selection unless an RR Interest Owner shall have notified the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Operating Advisor, in writing, of the selection of a new Risk Retention Consultation Party.

(b)             Until it receives notice to the contrary, each of the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee shall be entitled to rely on the most recent notification with respect to the identity of the Controlling Class Certificateholder and the Controlling Class Representative and the Risk Retention Consultation Parties.

(c)             In the event that no Directing Holder has been appointed or identified to the Master Servicer or the Special Servicer, as applicable, and the Master Servicer or the Special Servicer, as the case may be, has attempted to obtain such information from the Certificate Administrator and no such entity has been identified to the Master Servicer or the Special

Servicer, as applicable, then until such time as the new Directing Holder is identified, the Master Servicer or the Special Servicer, as applicable, shall have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder as the case may be.

(d)             Upon request, the Certificate Administrator shall deliver to the Depositor, Trustee, the Special Servicer, the Operating Advisor, the Master Servicer and, for so long as no Consultation Termination Event is continuing, the Controlling Class Representative, a list of each Controlling Class Certificateholder as reflected in the Certificate Registrar, including names and addresses at the expense of the Trust. In addition to the foregoing, within five (5) Business Days of receiving notice of the selection of a new Controlling Class Representative or Risk Retention Consultation Party or the existence of a new Controlling Class Certificateholder, the Certificate Administrator shall notify the Trustee, the Operating Advisor, the Master Servicer and the Special Servicer. Notwithstanding the foregoing, LD II Holdco XIII, LLC, shall be the initial Controlling Class Representative and shall remain so until a successor is appointed pursuant to the terms of this Agreement or until a Consultation Termination Event occurs and is continuing and (b) GSMC and CREFI shall be the initial Risk Retention Consultation Parties and shall remain so until a successor is appointed pursuant to the terms of this Agreement.

Until it receives notice to the contrary, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall be entitled to rely on the preceding sentence with respect to the identity of the Controlling Class Representative and the Risk Retention Consultation Parties.

(e)             If to the extent the Certificate Administrator determines that a Class of Book-Entry Certificates is the Controlling Class, the Certificate Administrator shall notify the related Certificateholders of such Class (through the Depository) of the Class becoming the Controlling Class.

(f)              Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that: (i) the Directing Holder may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates or the RR Interest Owner; (ii) the Directing Holder may act solely in the interests of the Holders of the Controlling Class; (iii) the Directing Holder does not have any liability or duties to the Certificateholders other than the Controlling Class; (iv) the Directing Holder may take actions that favor interests of the Holders of the Controlling Class over the interests of the other Certificateholders; and (v) the Directing Holder shall have no liability whatsoever (other than to a Controlling Class Certificateholder, to the extent the Controlling Class Representative is the Directing Holder) for having so acted, and no Certificateholder may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal of the Directing Holder for having so acted.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that: (i) each Risk Retention Consultation Party may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates; (ii) each Risk Retention Consultation Party may act solely in the interest of a VRR Interest Owner; (iii) each

Risk Retention Consultation Party does not have any liability or duties to the Certificateholders; (iv) each Risk Retention Consultation Party may take actions that favor interests of the Certificateholders of one or more classes or the RR Interest Owner over the interests of the Certificateholders of one or more other Classes of Certificates; and (v) each Risk Retention Consultation Party shall have no liability whatsoever (other than to the related VRR Interest Owner) for having so acted as set forth in clauses (i) through (iv) above, and no Certificateholder may take any action whatsoever against a Risk Retention Consultation Party or any director, officer, employee, agent or principal of a Risk Retention Consultation Party for having so acted.

(g)             All requirements of the Master Servicer and the Special Servicer to provide notices, reports, statements or other information (including the access to information on a website) to the Directing Holder contained in this Agreement shall also apply to each Companion Holder with respect to information relating to the related Serviced AB Whole Loan or a Serviced Whole Loan, as applicable; provided, however, that nothing in this subsection (g) shall in any way eliminate the obligation to deliver any information required to be delivered under the related Co-Lender Agreement.

(h)             Until it receives notice to the contrary, each of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Operating Advisor shall be entitled to rely on the most recent notification with respect to the identity and contact information of the Controlling Class Certificateholder, the Directing Holder, the Risk Retention Consultation Parties and any AB Whole Loan Controlling Holder.

(i)             With respect to a Serviced Whole Loan and any approval and consent rights in this Agreement with respect to such Serviced Whole Loan, the related Serviced Whole Loan Controlling Holder shall exercise such rights in accordance with the related Co-Lender Agreement.

(j)              The Certificate Registrar shall determine which Class of Control Eligible Certificates is the then-current Controlling Class within two (2) Business Days of a request from the Master Servicer, the Special Servicer, Certificate Administrator, Trustee, or any Certificateholder and provide such information to the requesting party.

(k)             [Reserved].

(l)             Promptly upon its determination of a change in the Controlling Class, the Certificate Administrator shall (i) include on its statement made available pursuant to Section 4.02(a) of this Agreement the identity of the new Controlling Class and (ii) provide to the Master Servicer, the Special Servicer and the Operating Advisor notice of such event and the identity and contact information of the new Controlling Class Certificateholder (the cost of obtaining such information from DTC being an expense of the Trust). The Certificate Administrator shall notify the Operating Advisor and the Special Servicer within ten (10) Business Days of the existence or cessation of (i) any Control Termination Event, (ii) any Operating Advisor Consultation Event or (iii) any Consultation Termination Event. Upon the Certificate Administrator’s determination that a Control Termination Event, an Operating Advisor Consultation Event or a Consultation Termination Event has occurred or is terminated, the Certificate Administrator shall, within ten (10) Business Days, post a “special notice” on the Certificate Administrator’s Website pursuant to this provision.

In the event that a Control Termination Event has occurred due to a reduction of the Certificate Balance of the Class F Certificates (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such Class in accordance with Section 4.05(a) hereof) to less than 25% of the Original Certificate Balance thereof, such special notice shall state “A Control Termination Event has occurred due to the reduction of the Certificate Balance of the Class F Certificates to less than 25% of the Original Certificate Balance thereof.”

In the event that a Consultation Termination Event has occurred due to the reduction of each Class of Control Eligible Certificates below 25% of its Original Certificate Balance, in each case without regard to the application of any Cumulative Appraisal Reduction Amounts, such special notice shall state: “A Consultation Termination Event has occurred because no Class of Control Eligible Certificates exists where such Class’s aggregate Certificate Balance is at least equal to 25% of the Original Certificate Balance of that Class, in each case without regard to the application of any Cumulative Appraisal Reduction Amounts.”

With respect to any applicable Excluded Loan, the Directing Holder (or, if the Directing Holder is the Controlling Class Representative, any Controlling Class Certificateholder) will not have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event and Consultation Termination Event will be deemed to have occurred with respect to such Excluded Loan.

Each Risk Retention Consultation Party shall not have any consultation rights with respect to any Mortgage Loan determined to be an applicable Excluded Loan as to such party.

Section 3.24          Co-Lender Agreements. (a)  Each of the Master Servicer and Special Servicer acknowledges and agrees that each Serviced Whole Loan being serviced under this Agreement and each Mortgage Loan with mezzanine debt is subject to the terms and provisions of the related Co-Lender Agreement and each agrees to service each such Serviced Whole Loan and each Mortgage Loan with mezzanine debt in accordance with the related Co-Lender Agreement and this Agreement, including, without limitation, effecting distributions and allocating reimbursement of expenses in accordance with the related Co-Lender Agreement and, in the event of any conflict between the provisions of this Agreement and the related Co-Lender Agreement, the related Co-Lender Agreement shall govern. Notwithstanding anything contrary in this Agreement, each of the Master Servicer and Special Servicer agrees not to take any action with respect to a Serviced Whole Loan or a Mortgage Loan with mezzanine debt or the related Mortgaged Property without the prior consent of the related Companion Holder or mezzanine lender, as applicable, to the extent that the related Co-Lender Agreement provides that such Companion Holder or mezzanine lender, as applicable, is required or permitted to consent to such action. Each of the Master Servicer and Special Servicer acknowledges and agrees that each Companion Holder and each mezzanine lender or its respective designee has the right to purchase the related Mortgage Loan pursuant to the terms and conditions of this Agreement and the related Co-Lender Agreement to the extent provided for therein. All parties hereto further acknowledge and agree that any AB Whole Loan Controlling Holder will have the right to replace the Special Servicer solely with respect to the related Serviced AB Whole Loan and shall be entitled to exercise all approval rights of the Directing Holder regarding any Asset Status Report in respect of the Mortgage Loan or related REO Property, without regard to the occurrence of any Control Termination Event or Consultation Termination Event with respect to the related Serviced AB Whole Loan, to the extent provided for herein and in the related Co-Lender Agreement.

(b)             Neither the Master Servicer nor the Special Servicer shall have any liability for any cost, claim or damage that arises from any entitlement in favor of a Companion Holder or a mezzanine lender under the related Co-Lender Agreement or conflict between the terms of this Agreement and the terms of such Co-Lender Agreement. Notwithstanding any provision of any Co-Lender Agreement that may otherwise require the Master Servicer or the Special Servicer to abide by any instruction or direction of a Companion Holder or a mezzanine lender, neither the Master Servicer nor the Special Servicer shall be required to comply with any instruction or direction the compliance with which requires an Advance that constitutes or would constitute a Nonrecoverable Advance. In no event shall any expense arising from compliance with a Co-Lender Agreement constitute an expense to be borne by the Master Servicer or the Special Servicer for its own account without reimbursement. In no event shall the Master Servicer or the Special Servicer be required to consult with or obtain the consent of any Companion Holder or a mezzanine lender unless such Companion Holder or mezzanine lender has delivered notice of its identity and contact information to each of the parties to this Agreement (upon which notice each of the parties to this Agreement shall be conclusively entitled to rely). As of the Closing Date, the contact information for the Companion Holders and mezzanine lenders is as set forth in the related Co-Lender Agreement or mezzanine intercreditor agreement, as applicable, or as otherwise set forth in Section 13.05. In no event shall the Master Servicer or the Special Servicer, as the case may be, be required to consult with or obtain the consent of a new Controlling Class Representative or consult with a new Risk Retention Consultation Party or a new Controlling Class Certificateholder unless the Certificate Administrator has delivered notice to the Master Servicer or the Special Servicer, as applicable, as required under Section 3.23(d) or the Master Servicer or the Special Servicer, as applicable, have actual knowledge of the identity and contact information of a new Controlling Class Representative or a new Controlling Class Certificateholder or a new Risk Retention Consultation Party.

(c)             No direction or disapproval of the Companion Holders or any mezzanine lender shall (a) require or cause the Master Servicer or the Special Servicer to violate the terms of a Mortgage Loan or Serviced Companion Loan, applicable law or any provision of this Agreement, including the Master Servicer’s or the Special Servicer’s obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of each Trust REMIC and the grantor trust status of the Grantor Trust, (b) result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions or (c) materially expand the scope of the Special Servicer’s, Trustee’s, the Certificate Administrator’s or the Master Servicer’s responsibilities under this Agreement.

(d)             With respect to any Serviced Pari Passu Companion Loan, notwithstanding any rights the Operating Advisor or the Controlling Class Representative or a

Risk Retention Consultation Party hereunder may have to consult with respect to any action or other matter with respect to the servicing of such Companion Loan, to the extent the related Co-Lender Agreement provides that such right is exercisable by the related Companion Holder or is exercisable in conjunction with any related Companion Holder, the Controlling Class Representative or a Risk Retention Consultation Party shall not be permitted to exercise such right or, to the extent provided in the related Co-Lender Agreement, shall be required to exercise such right in conjunction with the related Companion Holder, as applicable (except to the extent that the Controlling Class Representative or a Risk Retention Consultation Party is the related Serviced Whole Loan Controlling Holder). Additionally, notwithstanding anything in this Agreement to the contrary, the Master Servicer or the Special Servicer, as the case may be, shall consult, seek the approval or obtain the consent of the holder of any Serviced Companion Loan with respect to any matters with respect to the servicing of such Companion Loan to the extent required under related Co-Lender Agreement and shall not take such actions requiring consent of the related Companion Holder without such consent. In addition, notwithstanding anything to the contrary, the Master Servicer or the Special Servicer, as the case may be, shall deliver reports and notices to the related Companion Holder as required under the Co-Lender Agreement.

(e)             Notwithstanding anything in this Agreement to the contrary, the Master Servicer or the Special Servicer, as the case may be, shall be required (i) to provide copies of any notice, information and report that it is required to provide to the Controlling Class Certificateholder pursuant to this Agreement with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to a Serviced Whole Loan, to the related Companion Holder, within the same time frame it is required to provide to the Controlling Class Certificateholder (for this purpose, without regard to whether such items are actually required to be provided to the Controlling Class Certificateholder under this Agreement due to the occurrence of a Control Termination Event or a Consultation Termination Event) and (ii) to consult with any related Companion Holder on a strictly non-binding basis, to the extent having received such notices, information and reports, such related Companion Holder requests consultation with respect to any such Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to a Serviced Whole Loan, and consider alternative actions recommended by such related Companion Holder; provided that after the expiration of a period of ten (10) Business Days from the delivery to such related Companion Holder by the Master Servicer or the Special Servicer, as the case may be, of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the Controlling Class Certificateholder, the Master Servicer or the Special Servicer, as the case may be, shall no longer be obligated to consult with such related Companion Holder, whether or not such related Companion Holder has responded within such ten (10) Business Day period (unless, such Master Servicer or Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) Business Day period shall be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the non-binding consultation rights of the related Companion Holder set forth in the immediately preceding sentence, such Master Servicer or Special Servicer may make any Major Decision or take any action set forth in the Asset Status Report before the expiration of the aforementioned ten (10) Business Day period if such Master Servicer or Special Servicer determines that immediate action with respect thereto is necessary to protect the interests of the Certificateholders, the RR Interest Owner and the related Companion Holder. In no event shall the Master Servicer or the Special Servicer be obligated at any time to follow or take any alternative actions recommended by the related Companion Holder.

(f)              In addition to the consent and non-binding consultation rights of the holder of a Serviced Pari Passu Companion Loan provided in the immediately preceding paragraph, such Companion Holder shall have the right to attend (in person or telephonically, in the discretion of the Master Servicer or Special Servicer, as the case may be) annual meetings with the Master Servicer or the Special Servicer at the offices of the Master Servicer or the Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, in which servicing issues related to the related Whole Loan are discussed.

(g)             With respect to any Serviced Whole Loan, the Special Servicer shall not modify, waive or amend the terms of the related Co-Lender Agreement such that the monthly remittance to the holder of the related Companion Loan is required earlier than two (2) Business Days after receipt by the Master Servicer of properly identified and available funds constituting the related Periodic Payment without the consent of the Master Servicer.

Section 3.25          Rating Agency Confirmation. (a)  Notwithstanding the terms of any related Mortgage Loan documents or other provisions of this Agreement, if any action under any Mortgage Loan documents or this Agreement requires Rating Agency Confirmation as a condition precedent to such action, if the party (the “RAC Requesting Party”) required to obtain such Rating Agency Confirmation from each Rating Agency has made a request to any Rating Agency for such Rating Agency Confirmation and, within ten (10) Business Days of the Rating Agency Confirmation request being posted to the 17g-5 Information Provider’s Website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such RAC Requesting Party shall be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s Website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this Agreement as a “RAC No-Response Scenario.” Once the RAC Requesting Party has sent a request for a Rating Agency Confirmation to the 17g-5 Information Provider, such RAC Requesting Party may, but shall not be obligated to, send such request directly to the Rating Agencies in accordance with the procedure and timeframes set forth in Section 13.10(d).

If there is no response to such Rating Agency Confirmation request within five (5) Business Days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation or with respect to any other matter under this Agreement relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation shall be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency and the Master Servicer or the Special Servicer, as the case may be, may then take such action if the Master Servicer or the Special Servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the Master Servicer or the Special Servicer, such condition shall be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency, (ii) KBRA has not publicly cited servicing concerns of the applicable replacement master servicer or special servicer, as applicable, as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency or (iii) it is listed on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency.

Any Rating Agency Confirmation request made by the Master Servicer, Special Servicer, Certificate Administrator or Trustee, as applicable, pursuant to this Agreement, shall be made in writing, which writing shall contain a cover page indicating the nature of the Rating Agency Confirmation request, and shall contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation request shall be provided in electronic format to the 17g-5 Information Provider, and the 17g-5 Information Provider shall post such request on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c).

Promptly following the Master Servicer’s or the Special Servicer’s determination to take any action discussed in this Section 3.25(a) following any requirement to obtain a Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist), the Master Servicer or the Special Servicer, as applicable, shall provide electronic written notice to the 17g-5 Information Provider of the action taken for the particular item at such time, and the 17g-5 Information Provider shall promptly post such notice on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c).

(b)             Notwithstanding anything to the contrary in this Section 3.25, for purposes of the provisions of any Mortgage Loan document relating to defeasance (including without limitation the type of collateral acceptable for use as defeasance collateral) or release or substitution of any collateral, any Rating Agency Confirmation requirement in the Mortgage Loan documents for which the Master Servicer or the Special Servicer would have been permitted to waive obtaining or to make a determination with respect to such Rating Agency Confirmation pursuant to Section 3.25(a) shall be deemed not to apply (as if such requirement did not exist).

(c)             For all other matters or actions not specifically discussed in Section 3.25(a) above, the applicable RAC Requesting Party shall deliver Rating Agency Confirmation from each Rating Agency.

(d)             With respect to any Companion Loan as to which there exists Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Mortgage Loan, the related Serviced Whole Loan or any related REO Property (including, but not limited to, the replacement of the Master Servicer, the Special Servicer or a Sub-Servicer) (the “Relevant Action”) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to this Agreement, then, except as set forth below in this paragraph, such action will also require delivery of a Companion Loan Rating Agency Confirmation as a condition precedent to such action from each Companion Loan Rating Agency. Each Companion Loan Rating Agency Confirmation shall be sought by the Master Servicer, Special Servicer, Trustee, Certificate Administrator, Controlling Class Representative or applicable Certificateholders, as applicable, depending on whichever such party is seeking the corresponding Rating Agency Confirmation(s) in connection with the Relevant Action. The requirement to obtain a Companion Loan Rating Agency Confirmation with respect to any Serviced Companion Loan Securities will be subject to, and will be deemed not to apply on or deemed to be waived on, as applicable, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as set forth in this Agreement; provided that the Master Servicer, Special Servicer, Trustee, Certificate Administrator, Controlling Class Representative or applicable Certificateholders, as applicable, depending on which is seeking the subject Companion Loan Rating Agency Confirmation, shall forward to one or more of its counterpart (i.e., the master servicer, special servicer, trustee or certificate administrator, if and as applicable), the Rule 17g-5 information provider for the Other Securitization Trust, or such other party or parties (as are agreed to by the Master Servicer, Special Servicer, Trustee, Certificate Administrator, Controlling Class Representative or applicable Certificateholders, as applicable, and the applicable parties for the related Other Securitization Trust), at the expense of the Other Securitization Trust to the extent not borne by the related Mortgagor, and in such format as the sender and recipient may reasonably agree, (i) the request for such Companion Loan Rating Agency Confirmation at least two (2) Business Days before it is sent to the applicable Companion Loan Rating Agency, (ii) all materials forwarded to the 17g-5 Information Provider under this Agreement for posting on the 17g-5 Information Provider’s Website in connection with seeking the Rating Agency Confirmation(s) for the applicable Relevant Action at approximately the same time that such materials are forwarded to the 17g-5 Information Provider, and (iii) any other materials that the applicable Companion Loan Rating Agency may reasonably request in connection with such Companion Loan Rating Agency Confirmation promptly following such request.

Section 3.26          The Operating Advisor. (a)  The Operating Advisor shall promptly review (i) the actions of the Special Servicer with respect to any Mortgage Loan when it is a Specially Serviced Mortgage Loan (as provided in Section 3.19(d), Section 3.26 and Section 6.08) and during the continuance of an Operating Advisor Consultation Event the actions of the Special Servicer with respect to Major Decisions on Non-Specially Serviced Mortgage Loans processed by the Special Servicer, (ii) all information made available to Privileged Persons that are posted on the Certificate Administrator’s Website and (iii) each Asset Status Report (during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report delivered to the Operating Advisor by the Special Servicer; provided, however, that prior to an Operating Advisor Consultation Event, the Operating Advisor shall only be required to review Final Asset Status Reports delivered to the Operating Advisor by the Special Servicer; provided, further, that the Operating Advisor shall be required to request the delivery of a Final Asset

Status Report to the extent the Operating Advisor has actual knowledge of such Final Asset Status Report. In addition and for the avoidance of doubt, although the Operating Advisor may have certain consultation duties with the Master Servicer with respect to certain Major Decisions processed by the Master Servicer, the Operating Advisor will have no obligations or responsibility at any time to review or assess the actions of the Master Servicer for compliance with the Servicing Standard, and the Operating Advisor will not be required to consider such Master Servicer actions in connection with any Operating Advisor Annual Report.

(b)             The Operating Advisor and its Affiliates will be obligated to keep confidential any “Privileged Information” received from the Special Servicer or Directing Holder in connection with the Directing Holder’s exercise of its rights under this Agreement (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with this transaction, except under the circumstances described in Section 3.26(g) and subject to any law, rule, regulation, order, judgment or decree requiring the disclosure of such Privileged Information. Subject to the terms and conditions in this Agreement related to Privileged Information, the Operating Advisor agrees that it shall use information received from the Special Servicer pursuant to the terms of this Agreement solely for purposes of complying with its duties and obligations hereunder.

(c)             (i)  Based on the Operating Advisor’s review of any assessment of compliance report, any attestation report, any Major Decision Reporting Package, and/or Asset Status Report (in each case, during the continuance of an Operating Advisor Consultation Event), any Final Asset Status Report and other reports by the Special Servicer made available to Privileged Persons that are posted on Certificate Administrator’s Website during the prior calendar year, the Operating Advisor shall (if, at an time during the prior calendar year, (i) any Mortgage Loan (other than a Non-Serviced Mortgage Loan) was a Specially Serviced Mortgage Loan or (ii) the Operating Advisor was entitled to consult with the Special Servicer with respect to any Major Decision), deliver to the Special Servicer, the Depositor, the Certificate Administrator (who shall promptly post such report on the Certificate Administrator’s Website in accordance with Section 3.13(b)) and the 17g-5 Information Provider (who shall post it to the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)) within one hundred-twenty (120) days of the end of the prior calendar year, an annual report (the “Operating Advisor Annual Report”), substantially in the form of Exhibit V (which form may be modified or altered as to either its organization or content by the Operating Advisor, subject to compliance of such form with the terms and provisions of this Agreement including, without limitation, provisions herein relating to Privileged Information; provided, however, that in no event shall the information or any other content included in the Operating Advisor Annual Report contravene any provision of this Agreement), that (a) sets forth whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under this Agreement with respect to Specially Serviced Mortgage Loans (and, during the continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on Non-Specially Serviced Mortgage Loans processed by the Special Servicer) during the prior calendar year on a Platform-Level Basis, and (b) identifies (1) which, if any, standards the Operating Advisor believes, in its sole discretion exercised in good faith, the Special Servicer has failed to comply and (2) any deviations from the Special Servicer’s obligations under this Agreement with respect to the resolution or liquidation of any Specially Serviced Mortgage

Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan or any Servicing Shift Mortgage Loan); provided, however, that in the event the Special Servicer is replaced, the Operating Advisor Annual Report shall only relate to the Special Servicer that was acting as Special Servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing any Operating Advisor Annual Report, the Operating Advisor shall not be required to (i) report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under this Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial or (ii) provide or obtain a legal opinion, legal review, or legal conclusion. Only as used in connection with the Operating Advisor Annual Report, the term “Platform-Level Basis” refers to the Special Servicer’s performance of its duties with respect to the pool of Specially Serviced Mortgage Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on Non-Specially Serviced Mortgage Loans processed by the Special Servicer) under this Agreement taking into account the Special Servicer’s specific duties under this Agreement as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any Assessment of Compliance Report, attestation report, Major Decision Reporting Package, Asset Status Report (during the continuance of an Operating Advisor Consultation Event), Final Asset Status Report and other information, in each case, delivered to the Operating Advisor by the Special Servicer (other than any communications between the Directing Holder and the Special Servicer that would be Privileged Information) pursuant to this Agreement. Notwithstanding the foregoing, with respect to any Serviced AB Whole Loan, no Operating Advisor Annual Report will be permitted to include an assessment of the Special Servicer’s performance in respect of such Serviced AB Whole Loan until during the continuance of an AB Control Appraisal Period under the related Co-Lender Agreement. Subject to the restrictions in this Agreement, including, without limitation, Section 3.26(e) hereof, each such Operating Advisor Annual Report shall comply with all of the confidentiality requirements described in this Agreement regarding Privileged Information (subject to any permitted exceptions). Such Operating Advisor Annual Report shall be delivered to the Special Servicer, the Depositor, the Certificate Administrator (which shall promptly post such Operating Advisor Annual Report on the Certificate Administrator’s Website in accordance with Section 3.13(b)) and the 17g-5 Information Provider (which shall promptly post such Operating Advisor Annual Report on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)); provided, however, that the Special Servicer shall be given an opportunity to review the Operating Advisor Annual Report at least five (5) Business Days prior to its delivery to the Depositor, the Certificate Administrator and the 17g-5 Information Provider. The Operating Advisor shall have no obligation to adopt any comments to the Operating Advisor Annual Report that are provided by the Special Servicer.

Notwithstanding anything in this Agreement to the contrary (i) the Operating Advisor’s assessment of the Special Servicer’s performance shall be based on the provisions of this Agreement, (ii) so long as LNR Partners, LLC is acting as Special Servicer, it shall not be required to provide its written policies and procedures to the Operating Advisor, except that, in the event the Operating Advisor’s assessment determines that the Special Servicer has not materially performed its obligations under this Agreement with respect to a particular Mortgage Loan, and LNR Partners, LLC rebuts or defends such assessment based upon its compliance with its written policies and procedures, LNR Partners, LLC shall produce to the Operating Advisor the relevant portions of LNR Partners, LLC’s written policies and procedures, and (iii) the Operating Advisor’s assessment may not take into account the fact that the Operating Advisor did not have access to the LNR Partners, LLC written policies and procedures. The Operating Advisor shall be permitted to review such portions of the policies and procedures but shall not be permitted to retain hard copies and will not be provided with any electronic copies or soft copies. The Operating Advisor shall keep all information contained in the policies and procedures strictly confidential, except (A) the Operating Advisor may disclose such information if (i) such information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the Operating Advisor, or (ii) such disclosure is required by applicable law, rule, order or regulation (as demonstrated by evidence reasonably satisfactory to the Special Servicer) and (B) the Operating Advisor may disclose a particular portion of the policies and procedures solely when necessary to support specific conclusions (i) in the Operating Advisor Annual Report, or (ii) in connection with a recommendation by the Operating Advisor to replace LNR Partners, LLC as the Special Servicer pursuant to the provisions of this Agreement. Notwithstanding the foregoing, the Operating Advisor will be permitted to share such information with its Affiliates and any subcontractors of the Operating Advisor to the extent reasonably necessary to perform the Operating Advisor’s obligations under this Agreement and provided such Operating Advisor affiliate and subcontractors agree in writing prior to receiving such information to be bound by the same confidentiality provisions applicable to the Operating Advisor. Nothing set forth herein shall limit or affect the scope of the Operating Advisor’s review in connection with its preparation of the Operating Advisor Annual Report, provided that the Operating Advisor’s access to or reliance upon LNR Partners, LLC’s written policies and procedures shall be subject to the terms of the immediately preceding sentence.

(ii)             In the event the Operating Advisor’s ability to perform its obligations in respect of the Operating Advisor Annual Report is limited or prohibited due to the failure of a party hereto to timely deliver notice of action and information required to be delivered to the Operating Advisor or because such information is inaccurate or incomplete, the Operating Advisor shall set forth such limitations or prohibitions in the related Operating Advisor Annual Report, and the Operating Advisor shall not be subject to any liability arising from such limitations or prohibitions. The Operating Advisor shall be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance hereunder. In the event a lack of access to Privileged Information limits or prohibits the Operating Advisor from performing its duties under this Agreement, the Operating Advisor shall not be subject to any liability arising from its lack of access to Privileged Information.

(d)             Prior to an Operating Advisor Consultation Event, the Special Servicer shall forward any Appraisal Reduction Amount and net present value calculations used in the Special Servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Mortgage Loan to the Operating Advisor after such calculations have been finalized. The Operating Advisor shall review such calculations but shall not opine on or take any affirmative action with respect to such Appraisal Reduction Amount calculations and/or net present value calculations (except that if the Operating Advisor discovers a mathematical error contained in such calculations, then the Operating Advisor shall notify the Special Servicer and the Directing Holder of such error).

(e)             (i)  During the continuance of an Operating Advisor Consultation Event, after the calculation but prior to the utilization by the Special Servicer of any of the calculations related to (i) Appraisal Reduction Amounts or (ii) net present value in accordance with Section 1.02(iv), the Special Servicer shall forward such calculations, together with any supporting material or additional information necessary in the Special Servicer’s possession or reasonably obtainable by the Special Servicer in support thereof (including such additional information in the Special Servicer’s possession reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information and, in the case of the Appraisal Reduction Amount, only to the extent the Master Servicer has provided such information to the Special Servicer), to the Operating Advisor promptly, but in any event no later than two (2) Business Days after preparing such calculations, and the Operating Advisor shall promptly, but no later than five (5) Business Days after receipt of such calculations and any supporting or additional materials, recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such calculation.

(ii)             In connection with this (e), in the event the Operating Advisor does not agree with the mathematical calculations of the Appraisal Reduction Amount (as calculated by the Special Servicer) or net present value or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation in any material respect, the Operating Advisor and Special Servicer shall consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement within five (5) Business Days of delivery of such calculations. The Master Servicer shall cooperate with the Special Servicer and provide any information reasonably requested by the Special Servicer necessary for the calculation of the Appraisal Reduction Amount that is in the Master Servicer’s possession or reasonably obtainable by the Master Servicer. In the event the Operating Advisor and the Special Servicer are not able to resolve such inaccuracies or disagreement prior to the end of such five (5) Business Day period, the Operating Advisor shall promptly notify the Certificate Administrator of such disagreement and the Certificate Administrator shall examine the calculations and supporting materials provided by the Operating Advisor and the Special Servicer and determine which calculation is to apply (and shall provide prompt written notice of such determination to the Operating Advisor and the Special Servicer). In making such determination, the Certificate Administrator may hire an independent third-party to assist with any such calculation at the expense of the Trust and shall be entitled to conclusively rely on such third party’s determination (provided such third party has been selected with reasonable care by the Certificate Administrator).

(f)              Notwithstanding the foregoing, prior to the occurrence and continuance of an Operating Advisor Consultation Event, the Operating Advisor review will be limited to an after-the-action review of the reports, calculations and material described above (together with any additional information and material reviewed by the Operating Advisor), and, therefore, it shall have no involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, Insurance Policies, mortgagor substitutions, lease changes, additional borrower debt, defeasances, property management changes, releases from escrow, assumptions and other similar actions that the Special Servicer may perform under this Agreement and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan.

With respect to the determination of whether an Operating Advisor Consultation Event has occurred and is continuing, or has terminated, the Operating Advisor is entitled to rely solely on its receipt from the Certificate Administrator of notice pursuant to this Agreement (which includes notices posted to the Certificate Administrator’s Website), and, with respect to any obligations of the Operating Advisor that are performed only after the occurrence and continuance of an Operating Advisor Consultation Event, the Operating Advisor will have no obligation to perform any such duties until the receipt of such notice or actual knowledge of the occurrence of an Operating Advisor Consultation Event.

(g)             The Operating Advisor and its Affiliates shall keep all “Privileged Information” confidential and shall not, without the prior written consent of the Special Servicer and (for so long as no Consultation Termination Event is continuing) the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan), disclose such information to any other Person (including any Certificateholders which are not then included in the Control Eligible Certificates, other than the Controlling Class Representative), other than (i) to the extent expressly set forth herein, to the other parties to this Agreement with a notice indicating that such information is Privileged Information, (ii) pursuant to a Privileged Information Exception or (iii) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (A) in the Operating Advisor Annual Report or (B) in connection with a recommendation by the Operating Advisor to replace the Special Servicer. Each party to this Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information shall not disclose such Privileged Information to any Person without the prior written consent of the Special Servicer and, unless a Consultation Termination Event is continuing, the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Mortgage Loan and any applicable Excluded Loan) other than pursuant to a Privileged Information Exception. Notwithstanding the foregoing, the Operating Advisor shall be permitted to share Privileged Information with its Affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor.

(h)             Subject to the requirements of confidentiality imposed on the Operating Advisor herein (including without limitation in respect of Privileged Information), the Operating Advisor shall respond to Inquiries proposed by Privileged Persons from time to time in accordance with the terms of Section 4.07(a).

(i)             As compensation for its activities hereunder, the Operating Advisor shall be entitled to receive the Operating Advisor Fee on each Master Servicer Remittance Date with respect to each Mortgage Loan (including the Serviced Mortgage Loans and the Non-Serviced Mortgage Loans but not any Companion Loan) or each REO Loan. As to each Mortgage Loan and each REO Loan, the Operating Advisor Fee shall accrue from time to time at the Operating Advisor Fee Rate and shall be computed on the basis of the Stated Principal Balance of such

Mortgage Loan or REO Loan, as the case may be, and in the same manner as interest is calculated on the related Mortgage Loan or REO Loan, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on the related Mortgage Loan or deemed to be due on such REO Loan is computed. The Operating Advisor Fee shall be payable from funds on deposit in the Collection Account as provided in Section 3.05 of this Agreement.

The Operating Advisor shall be entitled to reimbursement of any Operating Advisor Expenses provided for pursuant to Section 6.04(a) and/or 6.04(b) hereof, such amounts to be reimbursed from amounts on deposit in the Collection Account as provided by Section 3.05(a). Each successor Operating Advisor shall be required to acknowledge and agree to the terms of the preceding sentence.

In addition, the Operating Advisor Consulting Fee shall be payable to the Operating Advisor with respect to each Major Decision for which the Operating Advisor has consultation obligations hereunder. The Operating Advisor Consulting Fee shall be payable from funds on deposit in the Collection Account as provided in Section 3.05(a)(ii) of this Agreement, but only to the extent such Operating Advisor Consulting Fee is actually received from the related Mortgagor. When the Operating Advisor has consultation obligations with respect to a Major Decision under this Agreement, the Master Servicer or the Special Servicer processing the Major Decision shall use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related Mortgagor in connection with such Major Decision (taking into account whether or not such fees are provided for in the related loan agreement), but only to the extent not prohibited by the related Mortgage Loan documents. The Master Servicer or Special Servicer, as the case may be, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Mortgagor if it determines that such full or partial waiver is in accordance with the Servicing Standard, but in no event shall the Master Servicer or the Special Servicer take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, shall consult, on a non-binding basis, with the Operating Advisor prior to any such waiver or reduction. Notwithstanding the foregoing, the Operating Advisor shall have no obligations or consultation rights with respect to: (i) any Non-Serviced Whole Loan or any related REO Property prior to the occurrence and continuance of a Consultation Termination Event or (ii) with respect to any AB Mortgage Loan, prior to the occurrence and continuance of both an AB Control Appraisal Period and an Operating Advisor Consultation Event; provided, further, that the Operating Advisor shall not be entitled to an Operating Advisor Consulting Fee with respect to any Non-Serviced Whole Loan.

(j)              Upon (i) the written direction of Holders of Non-Reduced Interests evidencing not less than 15% of the Voting Rights of the Non-Reduced Interests requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor (provided that the proposed successor Operating Advisor is an Eligible Operating Advisor) and (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator shall promptly provide written notice to all Certificateholders, the RR Interest Owner and the Operating Advisor of such request by posting such notice on the Certificate Administrator’s Website in accordance with Section 3.13(b), and concurrently by mail. Upon the written direction of Holders of more than 50% of the Voting Rights of the Non-Reduced Interests that exercise their right to vote (provided that Holders of at least 50% of the Voting Rights of the Non-Reduced Interests exercise their right to vote), the Trustee will terminate all of the rights and obligations of the Operating Advisor under this Agreement (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor operating advisor will be appointed.

The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder, RR Interest Owner and beneficial owner of Certificates may access any notices posted on the “special notices” and on the “U.S. Risk Retention Special Notices” tabs on the Certificate Administrator’s Website, and each Certificateholder, RR Interest Owner and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the Certificate Administrator’s Website. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders and RR Interest Owner for the reasonable expenses of posting notices of such requests.

(k)             After the occurrence of an Operating Advisor Termination Event, the Trustee may, and upon the written direction of Holders of Certificates representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the Classes of Certificates), the Trustee shall promptly terminate the Operating Advisor for cause and appoint a replacement Operating Advisor that is an Eligible Operating Advisor; provided that no such termination shall be effective until a successor Operating Advisor has been appointed and has assumed all of the obligations of the Operating Advisor under this Agreement. No such termination shall terminate, change, reduce or otherwise modify the rights and obligations of the Operating Advisor that accrued prior to such termination, including the rights to receive all amounts accrued and owing to it under this Agreement, and other than indemnification rights (arising out of events occurring prior to such termination). The Trustee may rely on a certification by the replacement Operating Advisor that it is an Eligible Operating Advisor. If the Trustee is unable to find a replacement Operating Advisor that is an Eligible Operating Advisor within thirty (30) days of the termination of the Operating Advisor, the Depositor shall be permitted to find a replacement. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will, as soon as possible, be required to give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the 17g-5 Information Provider, the Depositor, the Controlling Class Representative (for any Mortgage Loan other than an applicable Excluded Loan and only if no Consultation Termination Event is continuing), the Risk Retention Consultation Parties, the RR Interest Owner and the Certificateholders.

(l)             The Holders of Certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event hereunder may waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the Certificate Administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor

Termination Event shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. Upon any such waiver of an Operating Advisor Termination Event, the Trustee and the Certificate Administrator shall be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the Trust.

(m)              Prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative shall have the right to consent, such consent not to be unreasonably withheld, conditioned or delayed, to the identity of any replacement Operating Advisor appointed pursuant to this Section 3.26; provided, further, that such consent will be deemed to have been granted if no objection is made within ten (10) Business Days following the Controlling Class Representative’s receipt of the request for consent and, if granted or deemed granted, such consent cannot thereafter be revoked or withdrawn.

(n)             The Operating Advisor may resign from its obligations and duties hereby imposed on it (a) upon thirty (30) days prior written notice to the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Asset Representations Reviewer and the Controlling Class Representative and the Risk Retention Consultation Parties, if applicable, if the Operating Advisor has secured a replacement that is an Eligible Operating Advisor and (b) upon the appointment of, and the acceptance of such appointment by, a successor Operating Advisor that is an Eligible Operating Advisor and receipt by the Trustee of Rating Agency Confirmation from each Rating Agency. No such resignation by the Operating Advisor shall become effective until the replacement Operating Advisor shall have assumed the resigning Operating Advisor’s responsibilities and obligations. The resigning Operating Advisor shall pay all costs and expenses (including costs and expenses incurred by the Trustee and the Certificate Administrator) associated with a transfer of its duties pursuant to this Section 3.26.

(o)             In the event the Operating Advisor resigns or is otherwise terminated for any reason it shall remain entitled to any accrued and unpaid Operating Advisor Fees and Operating Advisor Consulting Fees and reimbursement of accrued and unpaid Operating Advisor Expenses pursuant to Section 3.26(i) and shall also remain entitled to any rights of indemnification provided hereunder.

(p)             The parties hereto agree, and the Certificateholders and the RR Interest Owner by their acceptance of their Certificates or RR Interest shall be deemed to have agreed, that (i) subject to Section 6.04, the Operating Advisor shall have no liability to any Certificateholder or the RR Interest Owner for any actions taken or for refraining from taking any actions under this Agreement, (ii) the Operating Advisor shall act solely as a contracting party to the extent set forth in this Agreement, (iii) the Operating Advisor shall have no (A) fiduciary duty, or (B) other duty except with respect to its specific obligations under this Agreement, and shall have no duty to any particular Class of Certificates or particular Certificateholders or the RR Interest Owner, and (iv) the Operating Advisor does not constitute an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended.

(q)             The Operating Advisor may delegate its duties to agents or Subcontractors to the extent such agents or Subcontractors satisfy clauses (c), (d) and (f) of the definition of “Eligible Operating Advisor” and so long as the related agreements or arrangements with such agents or Subcontractors are consistent with the provisions of this Section 3.26. Notwithstanding the foregoing sentence, the Operating Advisor shall remain obligated and primarily liable for any actions required to be performed hereunder in accordance with the provisions of this Agreement without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any Person acting as its agents or Subcontractor to the same extent and under the same terms and conditions as if the Operating Advisor alone were performing its obligations under this Agreement.

(r)              For the avoidance of doubt, while the Operating Advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or Mortgagors involved in this securitization, any experience or knowledge gained by the Operating Advisor from such other engagements may not be imputed to the Operating Advisor or its employees for this transaction; provided, however, the Operating Advisor may consider such experience or knowledge as pertinent information for discussion with the Special Servicer during its periodic meetings.

Section 3.27          Companion Paying Agent. (a)  With respect to each of the Serviced Companion Loans, the Master Servicer shall be the Companion Paying Agent hereunder. The Companion Paying Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement.

(b)             No provision of this Agreement shall be construed to relieve the Companion Paying Agent from liability for its negligent failure to act, bad faith or its own willful misfeasance; provided, however, that the duties and obligations of the Companion Paying Agent shall be determined solely by the express provisions of this Agreement. The Companion Paying Agent shall not be liable except for the performance of such duties and obligations, no implied covenants or obligations shall be read into this Agreement against the Companion Paying Agent. In the absence of bad faith on the part of the Companion Paying Agent, the Companion Paying Agent may conclusively rely, as to the truth and correctness of the statements or conclusions expressed therein, upon any resolutions, certificates, statements, opinions, reports, documents, orders or other instrument furnished to the Companion Paying Agent by any Person and which on their face do not contradict the requirements of this Agreement.

(c)             In the case of each of the Serviced Companion Loans, upon the resignation or removal of the Master Servicer pursuant to Article VII of this Agreement, the Master Servicer, as the Companion Paying Agent, shall be deemed simultaneously to resign or be removed.

(d)             This Section 3.27 shall survive the termination of this Agreement or the resignation or removal of the Companion Paying Agent, as regards to rights accrued prior to such resignation or removal.

Section 3.28          Companion Register. The Companion Paying Agent shall maintain a register (the “Companion Register”) with respect to each Serviced Companion Loan on which it will record the names and address of, and wire transfer instructions for, the Companion Holders from time to time, to the extent such information is provided in writing to it by each Companion Holder. The initial Companion Holders for each Serviced Companion Loan, along with their respective name and address, are listed on Exhibit S hereto. In the event a Companion Holder transfers a Companion Loan without notice to the Companion Paying Agent, the Companion Paying Agent shall have no liability for any misdirected payment in such Companion Loan and shall have no obligation to recover and redirect such payment.

The Companion Paying Agent shall promptly provide the name and address of the Companion Holder to any party hereto or any successor Companion Holder upon written request and any such Person may, without further investigation, conclusively rely upon such information. The Companion Paying Agent shall have no liability to any Person for the provision of any such name and address.

For the avoidance of doubt, any notices or information required to be delivered pursuant to this Agreement by any party hereto to a Companion Holder with respect to a Companion Loan that has been included in an Other Securitization shall be provided to the Other Servicer (which, unless required by the related Co-Lender Agreement to be sent to additional parties, shall be satisfied by the delivery to the “master servicer” under the related Other Pooling and Servicing Agreement) under the Other Pooling and Servicing Agreement.

Section 3.29          Certain Matters Relating to the Non-Serviced Mortgage Loans. (a)  In the event that any of the applicable Non-Serviced Trustee, the applicable Non-Serviced Master Servicer or the applicable Non-Serviced Special Servicer shall be replaced in accordance with the terms of the applicable Non-Serviced Pooling Agreement, the Master Servicer and the Special Servicer shall acknowledge its successor as the successor to the applicable Non-Serviced Trustee, the applicable Non-Serviced Master Servicer or the applicable Non-Serviced Special Servicer, as the case may be.

(b)             If any of the Trustee, the Certificate Administrator or the Master Servicer receives notice from a Rating Agency that the Master Servicer is no longer an “approved” master servicer by any of the Rating Agencies rating the Certificates, then the Trustee, the Certificate Administrator or the Master Servicer, as applicable, shall promptly notify each Non-Serviced Master Servicer of the same.

(c)             In connection with the securitization of each Serviced Pari Passu Companion Loan, (in each case, only while it is a Serviced Companion Loan), upon the request of (and at the expense of) the related Serviced Companion Noteholder (or its designee), each of the Master Servicer, the Special Servicer and the Trustee, as applicable, shall use reasonable efforts to cooperate with such Serviced Companion Noteholder in attempting to cause the related Mortgagor to provide information relating to such Whole Loan and the related notes, and that such holder reasonably determines to be necessary or appropriate, for inclusion in any disclosure document(s) relating to such Other Securitization.

(d)             In connection with the sale of any Non-Serviced Whole Loan by any Non-Serviced Special Servicer, upon receipt of any notices or materials required to be furnished by the Non-Serviced Special Servicer to the holder of the related Non-Serviced Mortgage Loan pursuant to the related Co-Lender Agreement, the Special Servicer shall, prior to the occurrence and continuance of a Control Termination Event, forward such materials to the Controlling Class Representative for its consent, if such consent is required. The Special Servicer may (with the consent of the Controlling Class Representative prior to the occurrence and continuance of a Control Termination Event) waive any timing or delivery requirements related to such sale to the extent set forth in the related Co-Lender Agreement.

(e)             With respect to any Non-Serviced Mortgage Loan, the Controlling Class Representative, prior to the occurrence and continuance of a Consultation Termination Event, or the Special Servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Consultation Termination Event, shall be entitled to exercise any consultation rights held by the holder of such Mortgage Loan in its capacity as a “Non-Controlling Note Holder” (or similar term identified in the related Co-Lender Agreement) under the related Co-Lender Agreement.

(f)              With respect to the servicing of each Non-Serviced Mortgage Loan, this Agreement is subject to the related Co-Lender Agreement and incorporates by reference all provisions required to be included herein pursuant to such Co-Lender Agreement.

(g)             On a Servicing Shift Securitization Date, (i) the Custodian shall, upon receipt of a Request for Release transfer the related Mortgage File (other than the note(s) designating the related Servicing Shift Mortgage Loan, the original of which shall be retained by the Custodian) for the related Servicing Shift Whole Loan to the related Non-Serviced Trustee under the related Non-Serviced Pooling Agreement and retain a copy of such Mortgage File and (ii) the Master Servicer shall, upon receipt of notice from the Mortgage Loan Seller that the applicable Servicing Shift Lead Note has been or is being securitized on the related Servicing Shift Securitization Date, transfer (and cooperate with reasonable requests in connection with such transfer of) the Servicing File for the related Servicing Shift Whole Loan, and any Escrow Payments, reserve funds and originals of items specified in clauses (9), (12), (14) and (18) of the definition of Mortgage File for the related Servicing Shift Whole Loan, to the related Non-Serviced Master Servicer on the related Servicing Shift Securitization Date.

Upon receipt of notice from the Mortgage Loan Seller that the applicable Servicing Shift Lead Note has been or is being securitized on the related Servicing Shift Securitization Date, the Master Servicer shall provide the Custodian with a Request for Release of the Mortgage File on the related Servicing Shift Securitization Date and transfer (and cooperate with reasonable requests in connection with such transfer of) the Servicing File to the related Non-Serviced Master Servicer identified to it pursuant to the related notice from the related Mortgage Loan Seller on the related Servicing Shift Securitization Date.

Promptly upon any change in the identity of the Master Servicer, the successor master servicer shall deliver notice of such change (together with the contact information of such successor Master Servicer) to each Non-Serviced Trustee, Non-Serviced Certificate

Administrator, Non-Serviced Special Servicer, Non-Serviced Master Servicer and Non-Serviced Operating Advisor.

Section 3.30          Delivery of Excluded Information to the Certificate Administrator. (a)  Any Excluded Information that the Master Servicer, the Special Servicer or the Operating Advisor identifies and delivers to the Certificate Administrator for posting to the Certificate Administrator’s Website shall be delivered to the Certificate Administrator via e-mail (or such other electronic means as is mutually acceptable to the parties) in one or more separate files labeled “Excluded Information” followed by the applicable loan name and loan file to cmbsexcludedinformation@wellsfargo.com. For the avoidance of doubt, any information that is not appropriately labeled and delivered in accordance with this Section 3.30(a) shall not be separately posted as Excluded Information on the Certificate Administrator’s Website, and any information appropriately labeled and delivered to the Certificate Administrator pursuant to this Section 3.30(a) shall be posted on the Certificate Administrator’s Website under the “Excluded Information” section, as provided under Section 3.13. When so posted, the Excluded Controlling Class Holders shall be prohibited from the access of Excluded Information with respect to any Excluded Controlling Class Loans on the Certificate Administrator’s Website (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loans). None of the Master Servicer, the Special Servicer or the Operating Advisor shall have any obligations to separately label and deliver any Excluded Information in accordance with this Section 3.30(a) until such party has received written notice with respect to the related Excluded Controlling Class Loan in the form of Exhibit P-1E to this Agreement. Nothing set forth in this Agreement shall prohibit the Directing Holder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Holder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Excluded Controlling Class Holder on the Certificate Administrator’s Website on account of it constituting Excluded Information, such Directing Holder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan shall be permitted to reasonably request and obtain such information in accordance with Section 3.13(a).

(b)             Nothing set forth in this Agreement shall prohibit the Directing Holder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Holder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Excluded Controlling Class Holder via the Certificate Administrator’s Website on account of it constituting Excluded Information, such Directing Holder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan shall be permitted to reasonably request and obtain such information in accordance with Section 4.02(f) of this Agreement.

Section 3.31          Credit Risk Retention.   (a)             (i) The Third Party Purchaser, prior to its acquisition of Certificates that constitute the Required Third Party Purchaser Retention Amount, will be required to enter into an agreement with the Depositor and the Retaining Sponsor and (ii)  CREFI, prior to its acquisition of the Class RR Certificates, will be required to enter into an agreement with the Retaining Sponsor (collectively, the “Credit Risk Retention Compliance Agreements”).

(b)             None of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian shall be obligated to monitor, supervise or enforce the performance of any party under the Credit Risk Retention Compliance Agreements.

Section 3.32          Resignation Upon Prohibited Risk Retention Affiliation. Under the Risk Retention Rule, the Third Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. As long as the prohibition exists, upon the occurrence of (i) a Servicing Officer of the Master Servicer or a Responsible Officer of the Certificate Administrator or the Trustee, as applicable, obtaining actual knowledge that the Master Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Third Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the Master Servicer, the Certificate Administrator or the Trustee receiving written notice by any other party to this Agreement, the Third Party Purchaser, a Sponsor or any Underwriter or Initial Purchaser that the Master Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the Operating Advisor or the Asset Representations Reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Third Party Purchaser or any other party to this Agreement (in such case, an “Impermissible Operating Advisor Affiliate” and “Impermissible Asset Representations Reviewer Affiliate”, respectively; and any of an Impermissible TPP Affiliate, an Impermissible Operating Advisor Affiliate and an Impermissible Asset Representations Reviewer Affiliate being an “Impermissible Risk Retention Affiliate”), such Impermissible Risk Retention Affiliate shall be required to promptly notify the Retaining Sponsor and the parties to this Agreement and resign in accordance with Section 3.26, Section 6.05, Section 8.07 or Section 12.03, as applicable. The resigning Impermissible Risk Retention Affiliate shall bear all reasonable out-of-pocket costs and expenses of each other party to this Agreement, the Trust and each Rating Agency in connection with such resignation as and to the extent required under this Agreement; provided, however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Third Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an Affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the Trust.

Section 3.33          Certain Matters with Respect to Joint Mortgage Loans. (a) If a Mortgage Loan Seller with respect to a Joint Mortgage Loan (a “Repurchasing Mortgage Loan Seller”) repurchases the Mortgage Note(s) (as such term is defined in this Section 3.33(a)) (a “Repurchased Note”) related to such Joint Mortgage Loan that it sold to the Depositor, but the other Mortgage Loan Seller with respect to such Joint Mortgage Loan does not repurchase the Mortgage Note(s) related to such Joint Mortgage Loan that it sold to the Depositor, the provisions of this Section 3.33 shall apply prior to the adoption, pursuant to Section 13.01(l), of any amendment to this Agreement that provides otherwise. Each Mortgage Loan Seller of a Joint Mortgage Loan has agreed pursuant to the terms of the related Mortgage Loan Purchase Agreement that the terms set forth in this Section 3.33 with respect to the servicing and administration of such Joint Mortgage Loan shall apply if one or more of the Mortgage Notes related to such Joint Mortgage Loan has been repurchased from the Trust and at least one other Mortgage Note related to such Joint Mortgage Loan is included in the Trust until such time as all of the Mortgage Notes related to such Joint Mortgage Loan are no longer included in the Trust. For purposes of this Section 3.33, Section 13.01(l) and Section 13.08(a) only, “Mortgage Note” shall mean with respect to any Joint Mortgage Loan, each original promissory note that collectively represents the Mortgage Note (as defined in Article I) with respect to such Joint Mortgage Loan and shall not be a collective reference to such promissory notes. With respect to any Joint Mortgage Loan that is part of a Whole Loan, clauses (b)–(j) below shall not apply, and the terms of the related Co-Lender Agreement shall continue to govern the relationship between the related Mortgage Notes as if each related Repurchased Note were a Serviced Pari Passu Companion Loan or Non-Serviced Pari Passu Companion Loan, as applicable. With respect to any other Joint Mortgage Loan, clauses (b)–(j) below shall apply to such Joint Mortgage Loan.

(b)             Custody of and record title under the Mortgage Loan documents with respect to the applicable Joint Mortgage Loan shall be held exclusively by the Custodian as provided under this Agreement or, with respect to a Non-Serviced Mortgage Loan, the Non-Serviced Custodian as provided under the related Non-Serviced PSA, except that the Repurchasing Mortgage Loan Seller shall hold and retain title to its original Repurchased Note(s) and any related endorsements thereof.

(i)             All of the Mortgage Notes with respect to any Joint Mortgage Loan shall be of equal priority with each other, and no portion of any Mortgage Note shall have priority or preference over any other portion of the other Mortgage Notes or security therefor. Payments from the related Mortgagor (including, without limitation, any Penalty Charges) or any other amounts received with respect to each Mortgage Note shall be collected as provided in this Agreement by the applicable Master Servicer and shall be applied upon receipt by such Master Servicer pro rata to each related Mortgage Note based on its respective Mortgage Loan Seller Percentage Interest, subject to Section 3.33(b)(ii). Payments or any other amounts received with respect to the related Repurchased Note shall be held in trust for the benefit of the applicable Repurchasing Mortgage Loan Seller and remitted (net of its pro rata share of amounts payable at the Administrative Cost Rate and any other amounts due to the applicable Master Servicer or the Special Servicer) to the applicable Repurchasing Mortgage Loan Seller or its designee by the applicable Master Servicer on each Distribution Date pursuant to instructions provided by the applicable Repurchasing Mortgage Loan Seller and deposited and applied in accordance with this Agreement, subject to Section 3.33(b)(ii). If any Joint Mortgage Loan to which this Section 3.33 applies becomes an REO Loan, payments or any other amounts received with respect to any such Joint Mortgage Loan shall be collected and shall be applied upon receipt by the applicable Master Servicer pro rata to each related Mortgage Note based on its respective Mortgage Loan Seller Percentage Interest, subject to Section 3.33(b)(ii). Any Appraisal Reduction Amounts calculated with respect to any Joint Mortgage Loan subject to this Section 3.33 shall be allocated to each related Mortgage Note pro rata based upon the respective unpaid principal balances thereof.

(ii)             If the applicable Master Servicer or the Special Servicer, as applicable, receives an aggregate payment of less than the aggregate amount due under any such

Joint Mortgage Loan at any particular time, the applicable Repurchasing Mortgage Loan Seller shall receive from such Master Servicer an amount equal to its Mortgage Loan Seller Percentage Interest of such payment. All expenses, losses and shortfalls relating solely to such Joint Mortgage Loan including, without limitation, losses of principal or interest, Nonrecoverable Advances, interest on Servicing Advances, Special Servicing Fees, Workout Fees and Liquidation Fees (including any such fees related to the applicable Mortgage Notes), shall be allocated between the holders of the related Mortgage Notes pro rata based upon the respective unpaid principal balances thereof. In no event shall any costs, expenses, fees or any other amounts related to any Mortgage Loan or Joint Mortgage Loan other than the applicable Joint Mortgage Loan be deducted from payments or any other amounts received with respect to such Joint Mortgage Loan and payable to the applicable Repurchasing Mortgage Loan Seller.

(iii)             A Joint Mortgage Loan that is not a Non-Serviced Mortgage Loan and to which this Section 3.33 applies shall be serviced for the benefit of the applicable Repurchasing Mortgage Loan Seller and the Certificateholders pursuant to the terms and conditions of this Agreement in accordance with the Servicing Standard and in accordance with the provisions herein as if (A) such Joint Mortgage Loan were a Serviced Whole Loan, (B) the related Mortgage Note(s) not repurchased were (1) a Serviced Pari Passu Mortgage Loan and (2) the only Mortgage Loan that is part of such Joint Mortgage Loan (or related Serviced Whole Loan), and (C) the related Repurchased Note were a Serviced Pari Passu Companion Loan. No Repurchasing Mortgage Loan Seller shall be permitted to terminate the applicable Master Servicer, the Special Servicer or the Operating Advisor as servicer, special servicer or operating advisor, respectively, of the related Repurchased Note. All rights of the mortgagee under each such Joint Mortgage Loan shall be exercised by the applicable Master Servicer or the Special Servicer, as applicable, on behalf of the Trust to the extent of its interest therein and the applicable Repurchasing Mortgage Loan Seller in accordance with this Agreement.

(iv)             With respect to a Joint Mortgage Loan that is not a Non-Serviced Mortgage Loan and to which this Section 3.33 applies, the related Repurchasing Mortgage Loan Seller shall be treated hereunder as if it were a Serviced Pari Passu Companion Loan Holder on a pari passu basis. Funds collected by the applicable Master Servicer or the Special Servicer, as applicable, and applied to the applicable Mortgage Notes shall be deposited and disbursed in accordance with the provisions hereof relating to holders of promissory notes comprising Serviced Whole Loans that are pari passu in right of payment. Compensation shall be paid to the applicable Master Servicer, the Special Servicer and the Operating Advisor with respect to each Repurchased Note as provided in this Agreement as if each such Repurchased Note were a Serviced Pari Passu Companion Loan. None of the Trustee, the Certificate Administrator, the Custodian, the applicable Master Servicer, the Special Servicer or the Operating Advisor shall have any obligation to make P&I Advances with respect to any Repurchased Note or, if no related Mortgage Note is part of the Trust, a Servicing Advance with respect to any Repurchased Note. Except as otherwise specified herein, the applicable Master Servicer and the Special Servicer shall have no reporting requirement with respect to any Repurchased Note other than to deliver to the related Repurchasing Mortgage Loan Seller any document as is required to be delivered to a holder of a Serviced Pari Passu Companion Loan hereunder.

(c)             If any non-repurchased Mortgage Note relating to a Joint Mortgage Loan to which this Section 3.33 applies is a Specially Serviced Mortgage Loan, then any related Repurchased Note shall also be a Specially Serviced Mortgage Loan under this Agreement. The Special Servicer shall cause such related Repurchased Note to be specially serviced for the benefit of the applicable Repurchasing Mortgage Loan Seller in accordance with the terms and provisions set forth in this Agreement and shall be entitled to any Special Servicing Fee, Workout Fee or Liquidation Fee payable to such Special Servicer under this Agreement as with respect to a Serviced Pari Passu Companion Loan.

(d)             If (A) the applicable Master Servicer shall pay any amount to any Repurchasing Mortgage Loan Seller pursuant to the terms hereof in the belief or expectation that a related payment has been made or will be received or collected in connection with any or all of the applicable Mortgage Notes and (B) such related payment is not received or collected by such Master Servicer, then the applicable Repurchasing Mortgage Loan Seller shall promptly on demand by such Master Servicer return such amount to such Master Servicer. If such Master Servicer determines at any time that any amount received or collected by such Master Servicer in respect of any Joint Mortgage Loan to which this Section 3.33 applies must be returned to the related Mortgagor or paid to any other person or entity pursuant to any insolvency law or otherwise, notwithstanding any other provision of this Agreement, such Master Servicer shall not be required to distribute any portion thereof to the related Repurchasing Mortgage Loan Seller, and such Repurchasing Mortgage Loan Seller shall promptly on demand by such Master Servicer repay (which obligation shall survive the termination of this Agreement) any portion thereof that such Master Servicer shall have distributed to such Repurchasing Mortgage Loan Seller, together with interest thereon at such rate, if any, as such Master Servicer may pay to the related Mortgagor or such other person or entity with respect thereto.

(e)             With respect to a Joint Mortgage Loan that is not a Non-Serviced Mortgage Loan and to which this Section 3.33 applies, subject to this Agreement (including, without limitation, the consent and consultation rights of the Directing Certificateholder and any consultation rights of the Operating Advisor), the applicable Master Servicer or the Special Servicer, as applicable, on behalf of the holders of any of the Repurchased Notes, shall have the exclusive right and obligation to (i) administer, service and make all decisions and determinations regarding the related Joint Mortgage Loan and (ii) enforce the applicable Mortgage Loan documents as provided hereunder. Without limiting the generality of the preceding sentence, the applicable Master Servicer or the Special Servicer, as applicable, may agree to any modification, waiver or amendment of any term of, forgive interest on and principal of, capitalize interest on, permit the release, addition or substitution of collateral securing, and/or permit the release of the related Mortgagor on or any guarantor of any Joint Mortgage Loan it is required to service and administer as contemplated by this Section 3.33, without the consent of the related Repurchasing Mortgage Loan Seller, subject, however, to the terms of this Agreement as they pertain to a Serviced Pari Passu Companion Loan.

(f)              In taking or refraining from taking any action permitted hereunder, the applicable Master Servicer and the Special Servicer shall each be subject to the same degree of care with respect to the administration and servicing of the Joint Mortgage Loans that are not Non-Serviced Mortgage Loans and to which this Section 3.33 applies as is consistent with this Agreement and shall be liable to any Repurchasing Mortgage Loan Seller only to the same extent as set forth herein with respect to any holder of a Serviced Pari Passu Companion Loan.

(g)             If the Trustee, the applicable Master Servicer or the Special Servicer has made a Servicing Advance with respect to any Repurchased Note which would otherwise be reimbursable to such advancing party under this Agreement, and such Advance is determined to be a Nonrecoverable Advance, the applicable Repurchasing Mortgage Loan Seller shall reimburse the Trust in an amount equal to such Repurchasing Mortgage Loan Seller’s Mortgage Loan Seller Percentage Interest of such Nonrecoverable Advance with interest thereon. Notwithstanding the foregoing, the applicable Repurchasing Mortgage Loan Seller shall not be obligated to reimburse the Trustee, the applicable Master Servicer or the Special Servicer (and amounts due to the applicable Repurchasing Mortgage Loan Seller shall not be offset) for Advances or interest thereon or any amounts related to any Mortgage Loans or any other Joint Mortgage Loan other than such amounts relating to the applicable Repurchased Note. To the extent that the applicable Repurchasing Mortgage Loan Seller reimburses any such Nonrecoverable Advances and such amounts are subsequently recovered, the applicable Repurchasing Mortgage Loan Seller shall receive a reimbursement from such recovery based on its Mortgage Loan Seller Percentage Interest of such recovery. This reimbursement right shall not limit the Trustee’s, the applicable Master Servicer’s or the Special Servicer’s rights to reimbursement under this Agreement. Notwithstanding anything to the contrary contained herein, the total liability of each Repurchasing Mortgage Loan Seller shall not exceed an amount equal to its Mortgage Loan Seller Percentage Interest of the amount to be reimbursed.

(h)             Each Repurchasing Mortgage Loan Seller shall have the right to assign the related Repurchased Note; provided that, with respect to a Joint Mortgage Loan that is not a Non-Serviced Mortgage Loan and to which this Section 3.33 applies, the assignee of the related Repurchased Note shall agree in writing to be bound by the terms of this Agreement.

(i)             With respect to a Joint Mortgage Loan that is not a Non-Serviced Mortgage Loan and to which this Section 3.33 applies, the applicable Master Servicer and the Special Servicer shall, in connection with their servicing and administrative duties under this Agreement, exercise efforts consistent with the Servicing Standard to execute and deliver, on behalf of each Repurchasing Mortgage Loan Seller as a holder of a pari passu interest in the applicable Joint Mortgage Loan, any and all financing statements, continuation statements and other documents and instruments necessary to maintain the lien created by any Mortgage or other security document related to the applicable Joint Mortgage Loan on the related Mortgaged Property and related collateral, any and all modifications, waivers, amendments or consents to or with respect to the related Joint Mortgage Loan documents, and any and all instruments of satisfaction or cancellation, or of full release or discharge, and all other comparable instruments with respect to the related Repurchased Note or related Repurchased Notes and the related Mortgaged Property all in accordance with, and subject to, the terms of this Agreement. Each Repurchasing Mortgage Loan Seller agrees to furnish, or cause to be furnished, to the applicable Master Servicer and the Special Servicer any powers of attorney or other documents necessary or appropriate to enable such Master Servicer or such Special Servicer, as the case may be, to carry out its servicing and administrative duties under this Agreement related to the applicable Joint

Mortgage Loan; provided that such Repurchasing Mortgage Loan Seller shall not be liable, and shall be indemnified by the applicable Master Servicer or the Special Servicer, as applicable, for any negligence with respect to, or misuse of, any such power of attorney by such Master Servicer or such Special Servicer, as the case may be; provided, further, that the applicable Master Servicer or the Special Servicer, without the written consent of the applicable Repurchasing Mortgage Loan Seller, shall not initiate any action in the name of such Repurchasing Mortgage Loan Seller without indicating its representative capacity or take any action with the intent to cause and that actually causes, such Repurchasing Mortgage Loan Seller to be registered to do business in any state.

(b)             Pursuant to the related Mortgage Loan Purchase Agreement, the applicable Repurchasing Mortgage Loan Seller is required to deliver to the applicable Master Servicer or the Special Servicer, as applicable, the Mortgage Loan documents related to the applicable Repurchased Note, any requests for release and any court pleadings, requests for trustee’s sale or other documents necessary to the foreclosure or trustee’s sale in respect of the related Mortgaged Property or to any legal action or to enforce any other remedies or rights provided by the Mortgage Note(s) or the Mortgage(s) or otherwise available at law or equity with respect to the related Repurchased Note.

Section 3.34          Litigation Control.(a)             With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or any Excluded Special Servicer Loan), any Serviced Companion Loan or any related REO Loan or related REO Property, the Special Servicer shall, in accordance with the Servicing Standard, direct, manage, prosecute and/or defend any action brought by a Borrower Party against the Trust, the Master Servicer and/or the Special Servicer or any predecessor master servicer or special servicer, and represent the interests of the Trust in any litigation relating to a Mortgage Loan or Whole Loan, as applicable, the related Mortgaged Property or other collateral securing such Mortgage Loan or Whole Loan, or the enforcement of the obligations of a Borrower Party under the related Mortgage Loan documents (“Loan-Related Litigation”). In the event that the Master Servicer is named in any Loan-Related Litigation but the Special Servicer is not named in such Loan-Related Litigation (regardless of whether the Trust is named in such Loan-Related Litigation), the Master Servicer shall notify the Special Servicer of such litigation as soon as reasonably practicable but in any event no later than within ten (10) Business Days of the Master Servicer receiving service of such Loan-Related Litigation. The Operating Advisor shall not be required to review the actions of the Special Servicer with respect to Loan-Related Litigation unless such review is otherwise related to the performance of the Operating Advisors duties, rights and obligations in respect of a Final Asset Status Report and/or Asset Status Report.

(b)             With respect to any Non-Specially Serviced Loan and to the extent the Master Servicer is named in the Loan-Related Litigation, and neither the Trust nor the Special Servicer is named, in order to effectuate the role of the Special Servicer as contemplated by the immediately preceding subsection, the Master Servicer shall (i) provide quarterly (unless requested in writing from time to time on a more frequent basis) status reports to the Special Servicer regarding such litigation; (ii) use reasonable efforts to have the Trust replace the Master Servicer as the appropriate party to the lawsuit; and (iii) so long as the Master Servicer remains a party to such lawsuit, consult with, and take direction from, the Special Servicer with respect to material decisions and material monetary settlements related to the interests of the Trust in such

Loan-Related Litigation, including but not limited to the selection of counsel. If and/or when the Trust and/or the Special Servicer are named, the Special Servicer shall assume control of the Loan-Related Litigation as provided in Section 3.34(a) above, the Master Servicer shall no longer have the reporting obligations set forth above and the Special Servicer’s selection of counsel shall be subject to the consent of the Master Servicer which consent shall not be unreasonably withheld. Further, if there are claims against the Master Servicer, the Trust, and the Special Servicer, each party at the request of any other such party shall enter into a joint defense agreement in accordance with Section 3.34(h) below.

(c)             The Special Servicer shall not (i) undertake (or direct the Master Servicer to undertake) any material settlement of any Loan-Related Litigation or (ii) initiate any material Loan-Related Litigation unless and until (A) it has notified in writing the Directing Holder (only if the related Mortgage Loan is not an Excluded Loan and for so long as no Consultation Termination Event has occurred and is continuing and to the extent the identity of the Directing Holder is actually known to the Special Servicer; provided that the Special Servicer shall make due inquiry of the Certificate Administrator as to the identity of the Directing Holder) and the related holder of any Serviced Companion Loan (if such matter affects such related Serviced Companion Loan and to the extent the identity of the holder of such Serviced Companion Loan is actually known to the Special Servicer) and (B) the Directing Holder (only if the related Mortgage Loan is not an Excluded Loan and for so long as no Control Termination Event has occurred and is continuing) has not objected in writing within five (5) Business Days of having been notified thereof and having been provided with all information that the Directing Holder has reasonably requested with respect thereto promptly following its receipt of the subject notice (it being understood and agreed that if such written objection has not been received by the Special Servicer within such five (5) Business Day period, then the Directing Holder shall be deemed to have approved the taking of such action); provided that, if the Special Servicer determines (consistent with the Servicing Standard) that immediate action is necessary to protect the interests of the Certificateholders and, with respect to a Serviced Whole Loan, the related Serviced Companion Noteholders, the Special Servicer may take such action without waiting for the Directing Holder’s response.

(d)             Notwithstanding anything to the contrary in this Section 3.34, neither the Special Servicer nor the Master Servicer shall follow any advice, direction or consultation provided by the Directing Holder (or any other party to this Agreement) that would require or cause the Special Servicer or the Master Servicer, as applicable, to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer or the Master Servicer, as applicable, to violate provisions of this Agreement, require or cause the Special Servicer or the Master Servicer, as applicable, to violate the terms of any Mortgage Loan or Whole Loan, expose any Certificateholder or any party to this Agreement or their Affiliates, officers, directors or agents to any claim, suit or liability, cause any Trust REMIC created hereunder to fail to qualify as a REMIC for federal income tax purposes or result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions, or materially expand the scope of the Special Servicer’s, the Master Servicer’s, the Certificate Administrator’s or the Trustee’s, as applicable, responsibilities under this Agreement.

(e)             Notwithstanding the right of the Special Servicer provided under this Section 3.34 to represent the interests of the Trust in Loan-Related Litigation, the Master

Servicer shall retain the right at all times to make determinations relating to material and direct claims against the Master Servicer where a settlement by the Special Servicer has not otherwise been resolved pursuant to the terms of subsection (g) below, including but not limited to the right to engage separate counsel, to make settlement decisions and to appear in any proceeding on its own behalf. The cost related to or incurred in connection with exercising such rights shall be subject to indemnification as and to the extent provided in this Agreement.

(f)              Further, nothing in this Section 3.34 shall require the Master Servicer to take or fail to take any action which, in the Master Servicer’s reasonable judgment and in accordance with the Servicing Standard, may (i) cause any Trust REMIC created hereunder to fail to qualify as a REMIC for federal income tax purposes or result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions, (ii) cause the Master Servicer to violate the Servicing Standard, (iii) result in a violation of applicable law or the related Mortgage Loan documents or (iv) subject the Master Servicer to liability or materially expand the scope of the Master Servicer’s obligations under this Agreement.

(g)             In the event where the Master Servicer or Special Servicer is a named party neither the Special Servicer nor the Master Servicer shall settle on behalf of the Master Servicer or Special Servicer, as applicable, any Loan-Related Litigation without such party’s consent unless: (i) such settlement does not contain or require any admission of liability, wrongdoing or consent to injunctive relief on the part of the Master Servicer or the Special Servicer, as applicable, and the Master Servicer or the Special Servicer are each fully released, (ii) the cost of such settlement or any resulting judgment is and shall be paid by the Trust pursuant to the terms of this Agreement, and payment of such cost or judgment is provided for in this Agreement, (iii) each of the Master Servicer and the Special Servicer is and shall be indemnified as and to the extent provided in this Agreement for all costs and expenses incurred in defending and settling the Loan-Related Litigation and for any judgment, (iv) any such action taken by the Master Servicer at the direction of the Special Servicer shall be deemed (as to the Master Servicer) to be in compliance with the Servicing Standard and (v) the Master Servicer or the Special Servicer, as applicable, provides the Master Servicer or the Special Servicer, as applicable, with assurance reasonably satisfactory to the Master Servicer or the Special Servicer, as applicable, as to the items in clauses (i), (ii), (iii) and (iv).

(h)             In the event both the Master Servicer and the Special Servicer or the Trust are named in Loan-Related Litigation, to the extent that the Master Servicer and the Special Servicer deem it appropriate, the Master Servicer and the Special Servicer shall (i) use reasonable efforts to enter into a joint defense agreement and (ii) otherwise cooperate with each other to afford the Master Servicer and the Special Servicer the rights afforded to such party in this Section 3.34.

(i)             This Section 3.34 shall not apply in the event the Special Servicer authorizes the Master Servicer, and the Master Servicer agrees (both authority and agreement to be in writing), to make certain decisions or control certain Loan-Related Litigation on behalf of the Trust in accordance with the Servicing Standard.

(j)              Notwithstanding the foregoing, and subject to the power of attorney, (i) in the event that any action, suit, litigation or proceeding names the Certificate Administrator, the

Trustee, the Custodian or the Operating Advisor, as applicable, in its individual capacity, or in the event that any judgment is rendered against the Certificate Administrator, the Trustee, the Custodian or the Operating Advisor, as applicable, in its individual capacity, the Certificate Administrator, the Trustee, the Custodian or the Operating Advisor, as applicable, upon prior written notice to the Master Servicer or the Special Servicer, as applicable, may retain separate counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests (but not to otherwise direct, manage or prosecute such litigation or claim); (ii) in the event of any action, suit, litigation or proceeding, other than an action, suit, litigation or proceeding relating to the enforcement of the obligations of a Mortgagor, guarantor or other obligor under the related Mortgage Loan documents, or otherwise relating to one or more Mortgage Loans or Mortgaged Properties, neither the Master Servicer nor the Special Servicer shall, without the prior written consent of the Certificate Administrator, the Trustee, the Custodian or the Operating Advisor, as applicable, (A) initiate an action, suit, litigation or proceeding in the name of the Certificate Administrator, the Trustee, the Custodian or the Operating Advisor, as applicable, whether in such capacity or individually, (B) engage counsel to represent the Certificate Administrator, the Trustee, the Custodian or the Operating Advisor, as applicable, (C) settle any claim giving rise to liability to the Trustee, the Certificate Administrator, the Custodian or the Operating Advisor, as applicable, in its individual capacity, or (D) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any other similar action with the intent to cause, and that actually causes, the Certificate Administrator, the Trustee, the Custodian or the Operating Advisor, as applicable, to be registered to do business in any state (provided that neither the Master Servicer nor the Special Servicer shall be responsible for any delay due to the unwillingness of the Certificate Administrator, the Trustee, the Custodian or the Operating Advisor, as applicable, to grant such consent); and (iii) in the event that any court finds that the Certificate Administrator, the Trustee, the Custodian or the Operating Advisor, as applicable, is a necessary party in respect of any action, suit, litigation or proceeding relating to or arising from this Agreement or any Mortgage Loan, the Certificate Administrator, the Trustee, the Custodian or the Operating Advisor, as applicable, shall have the right to retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests, whether as the Certificate Administrator, the Trustee, the Custodian or the Operating Advisor, as applicable, or individually (but not to otherwise direct, manage or prosecute such litigation or claim); provided, however, nothing in this subsection shall be interpreted to preclude the Special Servicer (with respect to any material Loan-Related Litigation with respect to any Mortgage Loan other than an Excluded Loan, with the consent or consultation of the Directing Holder prior to the occurrence and continuance of a Control Termination Event or Consultation Termination Event, respectively, to the extent required in Section 3.34(c)) from initiating any action, suit, litigation or proceeding in its name as representative of the Trust. References to Mortgage Loans (including references to Mortgagors, guarantors, obligors and Mortgaged Properties) in this Section 3.34 shall mean Mortgage Loans other than Non-Serviced Mortgage Loans.

Notwithstanding the foregoing or anything to the contrary in this Section, this Section shall not apply to any Loan-Related Litigation and shall have no force and effect with respect thereto, in the event that either (i) at the time such Loan-Related Litigation is commenced or at any time during the continuance of such Loan-Related Litigation, LNR Partners, LLC is no longer the Special Servicer with respect to the related Mortgage Loan or related Whole Loan or has received notice of its replacement as Special Servicer with respect to the related Mortgage

Loan or related Whole Loan (whether or not such replacement is effective) or such related Mortgage Loan or Whole Loan is an Excluded Special Servicer Loan in respect of LNR Partners, LLC as Special Servicer, or (ii) the Depositor, any Sponsor, any Mortgage Loan Seller, any Initial Purchaser, any Underwriter, or any of their respective affiliates is an adverse party (with respect to the Trust or the Special Servicer) in such Loan-Related Litigation or holds any interest which is adverse to the Trust or the Special Servicer in the related Mortgage Loan or related Whole Loan (or any portion thereof) or the related Mortgaged Property to which Loan-Related Litigation relates, unless otherwise agreed to in writing by each of the Depositor, Sponsor, Mortgage Loan Seller, Initial Purchaser, Underwriter, or affiliate that is such a party or holds such interest. For the avoidance of doubt, the rights and obligations of the Master Servicer and the Special Servicer relating to any Loan-Related Litigation shall be limited solely to the representation of the Trust and itself, separate and apart from the interests of any other party thereto. For the further avoidance of doubt, in such circumstance described in this paragraph, the rights and obligations of the Master Servicer and the Special Servicer relating to litigation shall be as otherwise set forth with respect to servicing in this Agreement.

Article IV

DISTRIBUTIONS TO CERTIFICATEHOLDERS AND RR INTEREST OWNER

Section 4.01          Distributions.

(a)             Distributions of VRR Available Funds. On each Distribution Date, the Certificate Administrator shall be deemed to transfer the Lower-Tier Distribution Amount from the Lower-Tier REMIC Distribution Account to the Upper-Tier REMIC Distribution Account with respect to the Class LRR Uncertificated Interest and the LRI Uncertificated Interest in the amount of the VRR Available Funds, in the amounts and priorities set forth below, and immediately thereafter, shall make a distribution thereof from the Upper-Tier REMIC Distribution Account, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

(i)             first, to the RR Interest Owner and the Holder of the Class RR Certificates, pro rata based on their respective VRR Interest Balances, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

(ii)             second, to the RR Interest Owner and the Holder of the Class RR Certificates, pro rata based on their respective VRR Interest Balances, in reduction of the VRR Interest Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the outstanding VRR Interest Balance has been reduced to zero;

(iii)             third, to the RR Interest Owner and the Holder of the Class RR Certificates, pro rata based on their respective VRR Interest Balances, up to an amount equal to the unreimbursed VRR Realized Losses previously allocated to the VRR Interest, plus interest on that amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date;

provided, however, that to the extent the VRR Available Funds remain in the Upper-Tier REMIC Distribution Account after applying amounts set forth in clauses (i)-(iii) above, any such amounts so remaining shall be disbursed to the Holders of the Class R Certificates in respect of the Class UR Interest.

(b)             Distributions of Non-VRR Available Funds. On each Distribution Date, to the extent of the Non-VRR Available Funds for such Distribution Date, the Certificate Administrator shall be deemed to transfer the Lower-Tier Distribution Amount from the Lower-Tier REMIC Distribution Account to the Upper-Tier REMIC Distribution Account in the amounts and priorities set forth in Section 4.01(d) with respect to each Class of Lower-Tier Regular Interests (other than the Class LRR Uncertificated Interest and the LRI Uncertificated Interest), and immediately thereafter, shall make distributions thereof from the Upper-Tier REMIC Distribution Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

(i)             first, to the Holders of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates, the Class A-5 Certificates, the Class A-AB Certificates, the Class X-A Certificates and the Class X-B Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts in respect of such Class of Certificates for such Distribution Date;

(ii)             second, to the Holders of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates, the Class A-5 Certificates and the Class A-AB Certificates in reduction of the Certificate Balances thereof: (I) prior to the Cross-Over Date (1) first, to the Holders of the Class A-AB Certificates, in an amount up to the Non-VRR Principal Distribution Amount, until the outstanding Certificate Balance of the Class A-AB Certificates has been reduced to the Class A-AB Scheduled Principal Balance for such Distribution Date; (2) second, to the Holders of the Class A-1 Certificates, in an amount up to the Non-VRR Principal Distribution Amount (or the portion thereof remaining after any distributions specified in subclause (1) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-1 Certificates has been reduced to zero; (3) third, to the Holders of the Class A-2 Certificates in an amount up to the Non-VRR Principal Distribution Amount (or the portion thereof remaining after any distributions specified in subclauses (1) and (2) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-2 Certificates has been reduced to zero; (4) fourth, to the Holders of the Class A-3 Certificates, in an amount up to the Non-VRR Principal Distribution Amount (or the portion thereof remaining after any distributions specified in subclauses (1), (2) and (3) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-3 Certificates has been reduced to zero; (5) fifth, to the Holders of the Class A-4 Certificates, in an amount up to the Non-VRR Principal Distribution Amount (or the portion thereof remaining after any distributions specified in subclauses (1), (2), (3) and (4) above have been made on such Distribution Date), until the outstanding Certificate Balances of the Class A-4 Certificates has been reduced to zero; (6) sixth, to the Holders of the Class A-5 Certificates, in an amount up to the Non-VRR Principal Distribution Amount (or the portion thereof remaining after any distributions specified in subclauses (1), (2), (3), (4) and (5) above have been made on such Distribution Date), until the outstanding Certificate Balances of the Class A-5 Certificates has been reduced to zero; and (7) seventh, to the Holders of the Class A-AB Certificates, in an amount up to the Certificate Principal Distribution Amount (or the portion thereof remaining after any distributions specified in subclauses (1), (2), (3), (4), (5) and (6) above have been made on such Distribution Date), until the outstanding Certificate Balances of the Class A-AB Certificates, without regard to the Class A-AB Scheduled Principal Balance, has been reduced to zero; and (II) on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, pro rata (based on their respective Certificate Balances) in an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balance of each of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates is reduced to zero;

(iii)             third, to the Holders of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates, the Class A-5 Certificates and the Class A-AB Certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such Classes pro rata (based upon the aggregate unreimbursed Non-VRR Realized Losses previously allocated to each such Class), then (ii) up to an amount equal to, and pro rata based upon, all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such Class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such Class until the date such Non-VRR Realized Loss is reimbursed;

(iv)             fourth, to the Holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(v)             fifth, after the Certificate Balances of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates, the Class A-5 Certificates and the Class A-AB Certificates have been reduced to zero, to the Holders of the Class A-S Certificates in reduction of the Certificate Balance thereof, up to an amount equal to the Non-VRR Principal Distribution Amount, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until the outstanding Certificate Balance of the Class A-S Certificates has been reduced to zero;

(vi)             sixth, to the Holders of the Class A-S Certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such Class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such Class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such Class until the date such Non-VRR Realized Loss is reimbursed;

(vii)             seventh, to the Holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(viii)             eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Holders of the Class B Certificates, in reduction of the Certificate Balance thereof, up to an amount equal to the Non-VRR Principal Distribution Amount, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of the Class B Certificates has been reduced to zero;

(ix)             ninth, to the Holders of the Class B Certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such Class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such Class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such Class until the date such Non-VRR Realized Loss is reimbursed;

(x)             tenth, to the Holders of the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xi)             eleventh, after the Certificate Balances of the Class A Certificates and the Class B Certificates have been reduced to zero, to the Holders of the Class C Certificates in reduction of the Certificate Balance thereof, up to an amount equal to the Non-VRR Principal Distribution Amount, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of the Class C Certificates has been reduced to zero;

(xii)             twelfth, to the Holders of the Class C Certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such Class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such Class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such Class until the date such Non-VRR Realized Loss is reimbursed;

(xiii)             thirteenth, to the Holders of the Class D and Class X-D Certificates, in respect of interest, up to an amount equal to and pro rata in accordance with, the respective Interest Distribution Amounts in respect of such Class of Certificates for such Distribution Date;

(xiv)             fourteenth, after the Certificate Balances of the Class A Certificates, the Class B Certificates and the Class C Certificates have been reduced to zero, to the Holders of the Class D Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Non-VRR Principal Distribution Amount, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until the outstanding Certificate Balance of the Class D Certificates has been reduced to zero;

(xv)             fifteenth, to the Holders of the Class D Certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such Class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such Class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such Class until the date such Non-VRR Realized Loss is reimbursed;

(xvi)             sixteenth, to the Holders of the Class E Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xvii)             seventeenth, after the Certificate Balances of the Class A Certificates, the Class B Certificates, the Class C Certificates and the Class D Certificates have been reduced to zero, to the Holders of the Class E Certificates, in reduction of the Certificate Balance thereof, up to an amount equal to the Non-VRR Principal Distribution Amount, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until the outstanding Certificate Balance of the Class E Certificates has been reduced to zero;

(xviii)             eighteenth, to the Holders of the Class E Certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such Class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such Class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such Class until the date such Non-VRR Realized Loss is reimbursed;

(xix)             nineteenth, to the Holders of the Class F Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xx)             twentieth, after the Certificate Balances of the Class A Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates and the Class E Certificates have been reduced to zero, to the Holders of the Class F Certificates, in reduction of the Certificate Balance thereof, up to an amount equal to the Non-VRR Principal Distribution Amount, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until the outstanding Certificate Balance of the Class F Certificates has been reduced to zero;

(xxi)             twenty-first, to the Holders of the Class F Certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such Class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such Class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such Class until the date such Non-VRR Realized Loss is reimbursed;

(xxii)             twenty-second, to the Holders of the Class G-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xxiii)             twenty-third, after the Certificate Balances of the Class A Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates and the Class F Certificates have been reduced to zero, to the Holders of the Class G-RR Certificates, in reduction of the Certificate Balance thereof, up to an amount equal to the Non-VRR Principal Distribution Amount, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until the outstanding Certificate Balance of the Class G-RR Certificates has been reduced to zero;

(xxiv)             twenty-fourth, to the Holders of the Class G-RR Certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such Class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such Class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such Class until the date such Non-VRR Realized Loss is reimbursed;

(xxv)             twenty-fifth, to the Holders of the Class H-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xxvi)             twenty-sixth, after the Certificate Balances of the Class A Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates and the Class G-RR Certificates have been reduced to zero, to the Holders of the Class H-RR Certificates, in reduction of the Certificate Balance thereof, up to an amount equal to the Non-VRR Principal Distribution Amount, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until the outstanding Certificate Balance of the Class H-RR Certificates has been reduced to zero;

(xxvii)             twenty-seventh, to the Holders of the Class H-RR Certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such Class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such Class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such Class until the date such Non-VRR Realized Loss is reimbursed; and

(xxviii)             twenty-eighth, to the Holders of the Class R Certificates in respect of the Class UR Interest, the amount, if any, of the Non-VRR Available Funds remaining in the Upper-Tier REMIC Distribution Account with respect to such Distribution Date.

If, in connection with any Distribution Date, the Certificate Administrator has reported the amount of an anticipated distribution to DTC based on the receipt of payments as of the Determination Date and additional Periodic Payments, Balloon Payments or unscheduled principal payments are subsequently received by the Master Servicer and required to be part of the Non-VRR Available Funds for such Distribution Date, the Master Servicer shall promptly notify the Certificate Administrator and the Certificate Administrator will use commercially reasonable efforts to cause DTC to make the revised distribution on a timely basis on such Distribution Date. None of the Master Servicer, the Special Servicer or the Certificate Administrator shall be liable or held responsible for any resulting delay in the making of such distribution to Certificateholders solely on the basis of the actions described in the preceding sentence.

(c)             [Reserved].

(d)             On each Distribution Date, each Lower-Tier Regular Interest shall be deemed to receive distributions in respect of principal or reimbursement of Realized Losses in an amount equal to the amount of principal or reimbursement of Realized Losses actually distributable to the Holders of the respective Related Certificates or the RR Interest Owner as provided in Section 4.01(a), Section 4.01(b), Section 4.01(d), Section 4.01(e), Section 4.01(g) and Section 4.01(j) such that at all times the Lower-Tier Principal Amount of each Class of Lower-Tier Regular Interests is equal to the Certificate Balance of the Class of Related Certificates or the RR Interest Balance of the RR Interest, as applicable. On each Distribution Date, each Lower-Tier Regular Interest shall be deemed to receive distributions in respect of interest in an amount equal to the Interest Distribution Amount or VRR Interest Distribution Amount, as applicable, in respect of its Related Certificates or VRR Interest, plus a pro rata portion of the Interest Distribution Amount in respect of (i) in the case of the Class LA1 Uncertificated Interest, Class LA2 Uncertificated Interest, Class LA3 Uncertificated Interest, Class LA4 Uncertificated Interest, Class LA5 Uncertificated Interest, Class LAAB Uncertificated Interest and Class LAS Uncertificated Interest, the Class X-A Certificates, (ii) in the case of the Class LB Uncertificated Interest and LC Uncertificated Interest, the Class X-B Certificates, and (iii) in the case of the Class LD Uncertificated Interest and Class LE Uncertificated Interest, the Class X-D Certificates, in each case computed based on an interest rate equal to the excess of the Weighted Average Net Mortgage Rate over the Pass-Through Rate of the Related Certificates and a Notional Amount equal to its related Lower-Tier Principal Amount, in each case to the extent actually distributable thereon as provided in Section 4.01(b). Amounts distributable pursuant to this paragraph are referred to herein collectively as the “Lower-Tier Distribution Amount”, and shall be made by the Certificate Administrator by deeming such Lower-Tier Distribution Amount to be withdrawn from the Lower-Tier REMIC Distribution Account to be deposited in the Upper-Tier REMIC Distribution Account.

As of any date, the principal balance of each Lower-Tier Regular Interest shall equal the Certificate Balance of the Related Certificates or the RR Interest Balance of the RR Interest with respect thereto, as adjusted for the allocation of Realized Losses, as provided in Section 4.04. The initial principal balance of each Lower-Tier Regular Interest shall equal the respective Original Lower-Tier Principal Amount. The pass-through rate with respect to each Lower-Tier Regular Interest shall be the rate per annum set forth in the Preliminary Statement hereto.

Any amount that remains in the Lower-Tier REMIC Distribution Account on each Distribution Date after distribution of the Lower-Tier Distribution Amount, and distribution of Yield Maintenance Charges pursuant to Section 4.01(f)(iii) shall be distributed to the Holders of the Class R Certificates in respect of the Class LR Interest (but only to the extent of the Aggregate Available Funds for such Distribution Date remaining in the Lower-Tier REMIC Distribution Account, if any).

(e)             On and after the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all been reduced to zero, any amounts representing reimbursements of Non-VRR Realized Losses previously allocated to such Classes, if available, will be distributed to the Holders of the Class A Certificates (other than the Class A-S Certificates), pro rata based on their respective Certificate Balances.

(f)              (i) On any Distribution Date, the VRR Percentage of any Yield Maintenance Charge collected on the Mortgage Loans as of the related Determination Date shall be distributed to the VRR Interest Owners, pro rata based upon the aggregate amount of principal distributed in respect of the Class RR Certificates and the RR Interest, and the Non-VRR Percentage of any Yield Maintenance Charge collected on the Mortgage Loans as of the related Determination Date shall be distributed to Holders of the Classes of Non-VRR Certificates as follows: (a) pro rata, between (i) the group (“YM Group A”) of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 Class A-AB, Class X-A and Class A-S Certificates, (ii) the group (“YM Group B”) of the Class X-B Certificates, the Class B Certificates and the Class C Certificates and (iii) the group (together with YM Group A and YM Group B, the “YM Groups”) of the Class X-D Certificates, the Class D Certificates and the Class E Certificates based upon the aggregate amount of principal distributed to the Holders of the Classes of Principal Balance Certificates in each YM Group on such Distribution Date; and (b) as among the respective Classes of Principal Balance Certificates in each YM Group in the following manner: (1) the Holders of each Class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of such Yield Maintenance Charge equal to the product of (x) a fraction, the numerator of which is the amount distributed as principal to such Class of Principal Balance Certificates on such Distribution Date, and the denominator of which is the total amount of principal distributed to all of the Principal Balance Certificates in such YM Group on such Distribution Date, (y) the Base Interest Fraction for the related Principal Prepayment and such Class of Certificates and (z) the aggregate amount of such Yield Maintenance Charge allocated to such YM Group, and (2) the portion of such Yield Maintenance Charge allocated to such YM Group remaining after such distributions to the applicable classes of Principal Balance Certificates will be distributed to the Holders of the Class of Class X Certificates in such YM Group. If there is more than one Class of Principal Balance Certificates in either YM Group entitled to distributions of principal on any particular Distribution Date on which Yield Maintenance Charges are distributable to such Class(es) of Certificates, the aggregate amount of such Yield Maintenance Charges will be allocated among all such Classes of Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those Yield Maintenance Charges in accordance with the first sentence of this paragraph.

(ii)             No Yield Maintenance Charges shall be distributed to the Holders of the Class S or Class R Certificates. After the Distribution Date on which the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, the Non-VRR Percentage of all Yield Maintenance Charges collected with respect to the Mortgage Loans will be distributed pro rata to the Holders of the Class F, G-RR and H-RR Certificates and the VRR Percentage of all Yield Maintenance Charges with respect to the Mortgage Loans shall be distributed pro rata to the VRR Interest Owners.

(iii)             All distributions of Yield Maintenance Charges made in respect of the respective Classes of Regular Certificates or the VRR Interest on each Distribution Date pursuant to Section 4.01(f)(i) or Section 4.01(f)(ii) shall first be deemed to be distributed from the related Loan REMIC to the Lower-Tier REMIC in respect of the related Loan REMIC Regular Interest, if applicable, and then from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of the Lower-Tier Regular Interests, pro rata based upon the amount of principal distributed in respect of each such Class of Lower-Tier Regular Interests for such Distribution Date pursuant to Section 4.01(d) above.

(g)             On each Distribution Date, the Certificate Administrator shall withdraw (i) amounts from the Non-VRR Gain-on-Sale Reserve Account (other than amounts with respect to a Non-Serviced Mortgage Loan) and shall distribute such amounts to reimburse the Holders of the Principal Balance Certificates (in order of distribution priority) (first deeming such amounts to be distributed with respect to the Related Lower-Tier Regular Interests) up to an amount equal to all Non-VRR Realized Losses, if any, previously deemed allocated to them and unreimbursed after application of the Non-VRR Available Funds for such Distribution Date, and (ii) from the VRR Gain-on-Sale Reserve Account (other than amounts with respect to a Non-Serviced Mortgage Loan) and shall distribute such amounts to reimburse the VRR Interest Owners (first deeming such amounts to be distributed with respect to the Related Lower-Tier Regular Interests) up to an amount equal to all VRR Realized Losses, if any, previously deemed allocated to the VRR Interest and unreimbursed after application of the VRR Available Funds for such Distribution Date. Amounts paid from the Non-VRR Gain-on-Sale Reserve Account or the VRR Gain-on-Sale Reserve Account will not reduce the Certificate Balances of the Classes of Certificates receiving such distributions or the RR Interest Balance, as applicable. Any amounts remaining (1) in the Non-VRR Gain-on-Sale Reserve Account after such distributions shall be held and applied to offset future Non-VRR Realized Losses with respect to the Principal Balance Certificates and related Non-VRR Realized Losses in each case allocable to the Non-VRR Certificates and (2) in the VRR Gain-on-Sale Reserve Account after such distributions shall be held and applied to offset future VRR Realized Losses with respect to the VRR Interest. Upon termination of the Trust, any amounts remaining in the Non-VRR Gain-on-Sale Reserve Account and the VRR Gain-on-Sale Reserve Account shall be distributed to the Class R Certificateholders from the Lower-Tier REMIC in respect of the Class LR Interest.

(h)             All distributions made with respect to each Class of Certificates on each Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage Interests. Except as otherwise specifically provided in Sections 4.01(i), 4.01(j) and 9.01, all such distributions with respect to each Class on each Distribution Date shall be made to the Certificateholders of the respective Class of record at the close of business on the related Record Date and shall be made by wire transfer of immediately available funds to the account of any such Certificateholder at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate

Administrator with wiring instructions no less than five (5) Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to such Certificateholder at its address in the Certificate Register. The final distribution on each Certificate or the RR Interest (determined without regard to any possible future reimbursement of Realized Losses previously allocated to such Certificate or the RR Interest, as applicable) will be made in like manner, but, in the case of the Certificates, only upon presentation and surrender of such Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the Certificate Owners that it represents and to each indirect participating brokerage firm (a “brokerage firm” or “indirect participating firm”) for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the Certificate Owners that it represents. None of the Trustee, the Certificate Administrator, the Certificate Registrar, the Depositor, the Master Servicer, the Special Servicer or the Underwriters shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law.

(i)             Except as otherwise provided in Section 9.01, whenever the Certificate Administrator expects that the final distribution with respect to any Class of Certificates or the RR Interest (determined without regard to any possible future reimbursement of any amount of Realized Losses previously allocated to such Class of Certificates or the RR Interest, as applicable) will be made on the next Distribution Date, the Certificate Administrator shall, no later than the related P&I Advance Determination Date, post on the Certificate Administrator’s Website pursuant to Section 3.13(b) a notice in electronic format to the effect that:

(i)             the Certificate Administrator expects that the final distribution with respect to such Class of Certificates or the RR Interest will be made on such Distribution Date but, in the case of the Certificates, only upon presentation and surrender of such Certificates at the offices of the Certificate Registrar or such other location therein specified; and

(ii)             no interest shall accrue on such Certificates or the RR Interest from and after such Distribution Date.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(i) shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate and subject to escheatment and other applicable laws. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust hereunder by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(i).

(j)              Distributions in reimbursement of Non-VRR Realized Losses or VRR Realized Losses previously allocated to the Non-VRR Certificates or the VRR Interest shall be made in the amounts and manner specified in Section 4.01(a), Section 4.01(b), Section 4.01(d) or Section 4.01(e) as applicable, to the Holders of the respective Class or the VRR Interest Owner otherwise entitled to distributions of interest and principal on such Class or the VRR Interest on the relevant Distribution Date; provided that all distributions in reimbursement of Non-VRR Realized Losses previously allocated to a Class of Certificates which has since been retired shall be to the prior Holders that surrendered the Certificates of such Class upon retirement thereof and shall be made by check mailed to the address of each such prior Holder last shown in the Certificate Register. Notice of any such distribution to a prior Holder shall be made in accordance with Section 13.05 at such last address. The amount of the distribution to each such prior Holder shall be based upon the aggregate Percentage Interest evidenced by the Certificates surrendered thereby. If the check mailed to any such prior Holder is returned uncashed, then the amount thereof shall be set aside and held uninvested in trust for the benefit of such prior Holder, and the Certificate Administrator shall attempt to contact such prior Holder in the manner contemplated by Section 4.01(h) as if such Holder had failed to surrender its Certificates.

(k)             On each Distribution Date, with respect to any Excess Interest received during the related Collection Period with respect to the Mortgage Loans, (i) the Non-VRR Percentage of such Excess Interest shall be distributed from the Excess Interest Distribution Account solely to the Holders of the Class S Certificates and (ii) the VRR Percentage of such Excess Interest shall be distributed from the Excess Interest Distribution Account solely to the VRR Interest Owners, pro rata based on their respective outstanding VRR Interest Balances. Excess Interest will not be available to pay any other amounts except for distributions on the Class S Certificates and the VRR Interest set forth in the prior sentence. The Class S Certificates and the VRR Interest shall be entitled to such distributions of Excess Interest notwithstanding any reduction of their related Certificate Balance or VRR Interest Balance, as applicable, to zero.

(l)             Each Loan REMIC Regular Interest’s share of all payments made on the related Mortgage Loan (other than Default Interest and amounts distributable to the related Loan REMIC Residual Interest in accordance with the related REMIC Declaration) shall be deemed to be paid at the time payments are made under the related Mortgage Loan (in the case of interest, at the Mortgage Rate of such Mortgage Loan) and then deposited in the Lower-Tier REMIC before payments are made to the Trustee as Holder of the Lower-Tier Regular Interests, and shall be treated as principal, interest and Yield Maintenance Charges, as the case may be, based on these characterizations with respect to such Mortgage Loan (or related REO Property), except where expressly noted and, in addition, any payment of principal on or reduction in the Stated Principal Balance of such Mortgage Loan shall reduce the principal balance of the related Loan REMIC Regular Interest. Any portion of the Aggregate Available Funds attributable to such Mortgage Loans on deposit in the Collection Account after giving effect to withdrawals of funds pursuant to Section 3.05(a)(i) through Section 3.05(a)(xiii) shall be distributable to the Class R Certificates in respect of amounts distributed on the related Loan REMIC Residual Interest from the Loan REMIC Residual Distribution Account. Servicing Fees, Trustee Fees and Operating Advisor Fees with respect to these Mortgage Loans shall be deemed paid by the Lower-Tier REMIC in determining the Net Mortgage Rate of the related Loan REMIC Regular Interest, and all other servicing compensation or unanticipated expenses with respect to such Mortgage Loans payable to the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Operating Advisor shall be deemed payable by the related Loan REMIC.

(m)              On the Serviced Whole Loan Remittance Date, with respect to any Serviced Companion Loan, the Companion Paying Agent shall make withdrawals and payments from the Serviced Whole Loan Custodial Account for each Companion Loan in the following order of priority:

(i)             to pay to the Master Servicer any amounts deposited by the Master Servicer in the Serviced Whole Loan Custodial Account not required to be deposited therein;

(ii)             to the extent permitted under the related Co-Lender Agreement and not otherwise previously reimbursed, to pay the Trustee or the Certificate Administrator or any of their directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05, to the extent any such amounts relate solely to a Serviced Whole Loan related to such Companion Loan, and such amounts are to be paid by the related Companion Holder pursuant to the related Co-Lender Agreement;

(iii)             to pay all amounts remaining in the Serviced Whole Loan Custodial Account related to such Serviced Companion Loan to the related Companion Holder, in accordance with the related Co-Lender Agreement; and

(iv)             to clear and terminate the Serviced Whole Loan Custodial Account at the termination of this Agreement pursuant to Section 9.01.

All distributions from the Serviced Whole Loan Custodial Account required hereunder shall be made by the Companion Paying Agent to the related Companion Holder by wire transfer in immediately available funds on the Serviced Whole Loan Remittance Date to the account of such Companion Holder or an agent therefor appearing on the Companion Register on the related Record Date (or, if no such account so appears or information relating thereto is not provided at least five (5) Business Days prior to the related Record Date, by check sent by first class mail to the address of such Companion Holder or its agent appearing on the Companion Register). Any such account shall be located at a commercial bank in the United States.

On the final Master Servicer Remittance Date, the Master Servicer shall withdraw from the Collection Account and deliver to the Certificate Administrator who shall distribute to the Mortgage Loan Sellers, any Loss of Value Payments relating to the Mortgage Loans that it is servicing and that were transferred from the Loss of Value Reserve Fund to the Collection Account on the immediately preceding Master Servicer Remittance Date.

Section 4.02          Distribution Date Statements; CREFC® Investor Reporting Packages; Grant of Power of Attorney. (a)  On each Distribution Date, the Certificate Administrator shall make available pursuant to Section 3.13(b) on the Certificate Administrator’s Website to any Privileged Person a statement (substantially in the form set forth as Exhibit G hereto and based in part upon information supplied to the Certificate Administrator in the related CREFC® Investor Reporting Package in accordance with CREFC® guidelines) as to the distributions made on such Distribution Date (each, a “Distribution Date Statement”) which shall include:

(i)             the amount of the distribution on such Distribution Date to the Holders of each Class of Certificates in reduction of the Certificate Balance thereof and to the RR Interest in reduction of the RR Interest Balance;

(ii)             the aggregate amount of Advances made, with respect to the pool of Mortgage Loans, during the period from but not including the previous Distribution Date to and including such Distribution Date and details of P&I Advances as of the Master Servicer Remittance Date;

(iii)             the aggregate amount of compensation paid to the Trustee and the Certificate Administrator, servicing compensation paid to the Master Servicer and the Special Servicer, compensation paid to the Operating Advisor and CREFC® Intellectual Property Royalty License Fees paid to CREFC®, in each case, with respect to the Collection Period for such Determination Date together with detailed calculations of servicing compensation paid to the Master Servicer and the Special Servicer;

(iv)             the aggregate Stated Principal Balance of the Mortgage Loans and any REO Loans, with respect to the pool of Mortgage Loans, outstanding immediately before and immediately after such Distribution Date;

(v)             the aggregate amount of unscheduled payments received;

(vi)             the number of loans, their aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Mortgage Loans, with respect to the pool of Mortgage Loans, as of the end of the related Collection Period for such Distribution Date;

(vii)             the number and aggregate principal balance of the Mortgage Loans (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C) delinquent 90 days to 119 days (and for each thirty (30) day period thereafter until liquidation), (D) current but specially serviced or in foreclosure but not an REO Property and (E) for which the related Mortgagor is subject to oversight by a bankruptcy court;

(viii)             the value of any REO Property (and, with respect to any Serviced Whole Loan, the Trust’s interest therein) included in the Trust Fund as of the end of the related Determination Date for such Distribution Date, on a loan-by-loan basis, based on the most recent Appraisal or valuation;

(ix)             the Non-VRR Available Funds and the VRR Available Funds for such Distribution Date;

(x)             the Interest Accrual Amount, in respect of such Class of Certificates for such Distribution Date, separately identifying any Interest Accrual Amount for such Distribution Date allocated to such Class of Certificates;

(xi)             the amount of the distribution on such Distribution Date to the Holders of such Class of Certificates and the RR Interest allocable (A) to Yield Maintenance Charges and (B) in the case of the Class S Certificates and the VRR Interest, Excess Interest;

(xii)             the Pass-Through Rate for such Class of Certificates and the VRR Interest Rate for the VRR Interest for such Distribution Date and the next succeeding Distribution Date;

(xiii)             the Aggregate Principal Distribution Amount, the Non-VRR Principal Distribution Amount, the VRR Principal Distribution Amount, the Scheduled Principal Distribution Amount and the Unscheduled Principal Distribution Amount for such Distribution Date;

(xiv)             the Certificate Balance or Notional Amount, as the case may be, of each Class of Certificates and the RR Interest Balance of the RR Interest immediately before and immediately after such Distribution Date, separately identifying any reduction therein as a result of the allocation of any Realized Losses on such Distribution Date and the aggregate amount of all reductions as a result of allocations of Realized Losses in respect of the Principal Balance Certificates or the VRR Interest, as applicable, to date;

(xv)             the Certificate Factor for each Class of Certificates (other than the Class R and Class S Certificates) immediately following such Distribution Date;

(xvi)             the amount of any Cumulative Appraisal Reduction Amounts effected (including, with respect to any Serviced Whole Loan, the amount allocable to the related Mortgage Loan and Serviced Companion Loan) in connection with such Distribution Date on a loan-by-loan basis;

(xvii)             the current Controlling Class;

(xviii)             the number and related Stated Principal Balance of any Mortgage Loans extended or modified since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) on a loan-by-loan basis;

(xix)           a loan-by-loan listing of each Mortgage Loan which was the subject of a Principal Prepayment since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) and the amount and the type of Principal Prepayment occurring;

(xx)            a loan-by-loan listing of each Mortgage Loan which was defeased since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date);

(xxi)           all deposits into, withdrawals from, and the balance of the Interest Reserve Account on the Master Servicer Remittance Date;

(xxii)          in the case of the Class R Certificates, the amount of any distributions on such Certificates pursuant to Section 4.01(a), Section 4.01(b), Section 4.01(d), and Section 4.01(g);

(xxiii)         the amount of the distribution on such Distribution Date to the Holders of such Class of Certificates or the RR Interest Owner in reimbursement of previously allocated Realized Losses;

(xxiv)         the aggregate unpaid principal balance of the Mortgage Loans outstanding as of the close of business on the related Determination Date, with respect to the pool of Mortgage Loans;

(xxv)         with respect to any Mortgage Loan as to which a Liquidation Event occurred since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) or prior to the related Determination Date (other than a payment in full), (A) the loan number thereof, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with such Liquidation Event (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Realized Loss allocated to the Principal Balance Certificates or the VRR Interest in connection with such Liquidation Event;

(xxvi)        with respect to any REO Property (including, with respect to any Non-Serviced Whole Loan, the Trust’s interest therein) included in the Trust as to which the Special Servicer determined, in accordance with the Servicing Standard, that all payments or recoveries with respect to the Mortgaged Property have been ultimately recovered since the previous Determination Date, (A) the loan number of the related Mortgage Loan, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with that determination (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Realized Loss allocated to the Principal Balance Certificates and the VRR Interest in respect of the related REO Loan in connection with that determination;

(xxvii)       the aggregate amount of interest on P&I Advances paid to the Master Servicer and the Trustee since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date), with respect to the pool of Mortgage Loans;

(xxviii)       the then-current credit support levels for each Class of Certificates;

(xxix)         the aggregate amount of Yield Maintenance Charges on the Mortgage Loans (each separately identified) collected since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date);

(xxx)          a loan-by-loan listing of any material modification, extension or waiver of a Mortgage Loan;

(xxxi)         a loan-by-loan listing of any Material Breach of the representations and warranties given with respect to a Mortgage Loan by the applicable Mortgage Loan Seller;

(xxxii)        an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates with respect to the related Distribution Date, which information will be provided to the Certificate Administrator by the Master Servicer;

(xxxiii)       the amount of any Excess Interest actually received; and

(xxxiv)       such other information as mutually agreed between the Certificate Administrator and the Sponsors.

In the case of information furnished pursuant to clauses (i), (ix), (x), (xi), (xiv), (xxiii) and (xxiv) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per Definitive Certificate.

The Certificate Administrator has not obtained and shall not be deemed to have obtained actual knowledge of any information only by virtue of its receipt and posting of such information to the Certificate Administrator’s Website nor by its filing of such information, including, but not limited to, with EDGAR, pursuant to this Agreement.

Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall furnish to each Person who at any time during the calendar year was a Holder of a Certificate or an RR Interest Owner, a statement containing the information set forth in clauses (i) and (ii) above as to the applicable Class, aggregated for such calendar year or applicable portion thereof during which Person was a Certificateholder, together with such other information as the Certificate Administrator deems necessary or desirable, or that a Certificateholder, Certificate Owner or RR Interest Owner reasonably requests, to enable Certificateholders and the RR Interest Owner to prepare their tax returns for such calendar year. Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

Upon receipt of an Asset Review Report Summary from the Asset Representations Reviewer required to be delivered pursuant to Section 12.01(b), the Certificate Administrator shall (i) include such Asset Review Report Summary in Item 1B on the Form 10-D in accordance with Section 11.04 for such period in which such Asset Review Report

Summary was delivered, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s Website not later than two (2) Business Days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

(b)             [Reserved].

(c)             Each of the Master Servicer and the Special Servicer may, at its sole cost and expense, make available by electronic media, bulletin board service or Internet website (in addition to making information available as provided herein) any reports or other information the Master Servicer or the Special Servicer, as applicable, is required or permitted to provide to any party to this Agreement, the Rating Agencies or any Certificateholder or the RR Interest Owner or any prospective Certificateholder or prospective RR Interest Owner that has provided the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with Section 3.13 hereof (which may be a licensed or registered investment advisor) to the extent such action does not conflict with the terms of this Agreement (including without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. Notwithstanding this paragraph, the availability of such information or reports on the Internet or similar electronic media shall not be deemed to satisfy any specific delivery requirements in this Agreement except as set forth herein. In connection with providing access to the Master Servicer’s or Special Servicer’s Internet website, the Master Servicer or the Special Servicer, as applicable, shall take reasonable measures to ensure that only such parties listed above may access such information including, without limitation, requiring registration, a confidentiality agreement and acceptance of a disclaimer. The Master Servicer or Special Servicer, as applicable, shall not be liable for dissemination of this information in accordance with this Agreement, and neither the Master Servicer nor the Special Servicer shall be responsible for any information delivered, produced, or made available pursuant to Sections 3.13 and 4.02(c), other than information produced by the Master Servicer or the Special Servicer, as applicable; provided that such information otherwise meets the requirements set forth herein with respect to the form and substance of such information or reports. The Master Servicer shall be entitled to attach to any report provided pursuant to this subsection, any reasonable disclaimer with respect to information provided, or any assumptions required to be made by such report.

The Special Servicer shall from time to time (and, in any event, as may be reasonably required by the Master Servicer) provide the Master Servicer with such information in its possession regarding the Specially Serviced Mortgage Loans and REO Properties as may be necessary for the Master Servicer to prepare each report and any supplemental information to be provided by the Master Servicer to the Certificate Administrator. Neither the Certificate Administrator nor the Depositor shall have any obligation to recompute, verify or recalculate the information provided thereto by the Master Servicer. Unless the Certificate Administrator has actual knowledge that any report or file received from the Master Servicer contains erroneous information, the Certificate Administrator is authorized to rely thereon in calculating and making distributions to Certificateholders and the RR Interest Owner in accordance with Section 4.01, preparing the Distribution Date Statement required by Section 4.02(a) and allocating Non-VRR Realized Losses to the Principal Balance Certificates in accordance with Section 4.04 and VRR Realized Losses to the VRR Interest in accordance with Section 4.04.

Notwithstanding the foregoing, the failure of the Master Servicer or the Special Servicer to disclose any information otherwise required to be disclosed pursuant to this Section 4.02(c) or Section 4.02(d) shall not constitute a breach of this Section 4.02(c) or of Section 4.02(d) to the extent the Master Servicer or the Special Servicer so fails because such disclosure, in the reasonable belief of the Master Servicer or the Special Servicer, as the case may be, would violate any applicable law or any provision of a Mortgage Loan document prohibiting disclosure of information with respect to the Mortgage Loans or the Mortgaged Properties. The Master Servicer or the Special Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

(d)             Upon the written request of a Certificateholder, any beneficial owner of a Certificate, or any prospective purchaser of a Certificate that is a Qualified Institutional Buyer and is designated by a Certificateholder or a beneficial owner of a Certificate as such and, in any case, has delivered an Investor Certification to the Depositor and the Certificate Administrator, as soon as reasonably practicable, at the expense of the requesting party, the Certificate Administrator shall make available to the requesting party such information that is in the Certificate Administrator’s possession or can reasonably be obtained by the Certificate Administrator as is requested by such Person, for purposes of satisfying applicable reporting requirements under Rule 144A under the Securities Act. Neither the Certificate Registrar, nor the Certificate Administrator shall have any responsibility for the sufficiency under Rule 144A or any other securities laws of any available information so furnished to any person including any prospective purchaser of a Certificate or any interest therein, nor for the content or accuracy of any information so furnished which was prepared or delivered to them by another.

(e)             The information to which any Certificateholder is entitled is limited to the information gathered and provided to the Certificateholder by the parties hereto pursuant to this Agreement and by acceptance of any Certificate, each Certificateholder agrees that except as specifically provided herein, no Certificateholder shall contact any Mortgagor directly with respect to any Mortgage Loan.

(f)              Upon the reasonable request of any Excluded Controlling Class Holder identified to the Master Servicer (in the case of a Non-Specially Serviced Mortgage Loan) or the Special Servicer (in the case of a Specially Serviced Mortgage Loan) to the Master Servicer’s or the Special Servicer’s reasonable satisfaction (at the expense of such Excluded Controlling Class Holder) and if such information is in the Master Servicer’s or the Special Servicer’s possession, the Master Servicer or the Special Servicer, as applicable, shall provide or make available (or forward electronically) to such Excluded Controlling Class Holder (at the expense of such Excluded Controlling Class Holder) any Excluded Information (available to Privileged Persons through the Certificate Administrator’s Website but not accessible to such Excluded Controlling Class Holder through the Certificate Administrator’s Website on account of it constituting Excluded Information) relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party; provided that, in connection therewith, the Master Servicer or the Special Servicer may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer or the Special Servicer, generally to the effect that such Person is the Directing Holder or a Controlling Class Certificateholder, will keep such Excluded

Information confidential and is not a Borrower Party, upon which the Master Servicer or the Special Servicer may conclusively rely. In addition, the Master Servicer and the Special Servicer shall be entitled to conclusively rely on delivery from the Directing Holder or a Controlling Class Certificateholder, as applicable, of an Investor Certification substantially in the form of Exhibit P-1B that such Directing Holder or Controlling Class Certificateholder is not an Excluded Controlling Class Holder with respect to a particular Mortgage Loan. For the avoidance of doubt, the Special Servicer referenced in this Section 4.02(f) shall include any applicable Excluded Special Servicer with respect to the related Excluded Special Servicer Loan(s).

Section 4.03          P&I Advances. (a)  On or before 4:00 p.m., New York City time, on each Master Servicer Remittance Date, the Master Servicer shall either (i) remit to the Certificate Administrator for deposit from its own funds into the Lower-Tier REMIC Distribution Account, an amount equal to the aggregate amount of P&I Advances, if any, with respect to the Mortgage Loans to be made in respect of the related Distribution Date or (ii) apply amounts held in the Collection Account, for future distribution to Certificateholders in subsequent months in discharge of any such obligation to make P&I Advances with respect to the Mortgage Loans, or (iii) make P&I Advances in the form of any combination of clauses (i) and (ii), aggregating the total amount of P&I Advances to be made. Any amounts held in the Collection Account for future distribution and so used to make P&I Advances with respect to the Mortgage Loans shall be appropriately reflected in the Master Servicer’s records and replaced by the Master Servicer by deposit in the Collection Account on or before the next succeeding Master Servicer Remittance Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and/or interest in respect of which P&I Advances were made). The Master Servicer shall notify the Certificate Administrator of (i) the aggregate amount of P&I Advances with respect to the Mortgage Loans for a Distribution Date and (ii) the amount of any Nonrecoverable P&I Advances with respect to the Mortgage Loans for such Distribution Date, on or before two (2) Business Days prior to such Distribution Date. If the Master Servicer fails to make a required P&I Advance by 4:00 p.m., New York City time, on any Master Servicer Remittance Date, the Trustee shall make such P&I Advance pursuant to Section 7.05 by noon, New York City time, on the related Distribution Date, unless the Master Servicer shall have cured such failure (and provided written notice of such cure to the Trustee and the Certificate Administrator) by 11:00 a.m., New York City time, on such Distribution Date. In the event that the Master Servicer fails to make a required P&I Advance hereunder, the Certificate Administrator shall notify the Trustee of such circumstances by 4:30 p.m., New York City time, on the related Master Servicer Remittance Date. Notwithstanding the foregoing, the portion of any P&I Advance equal to the CREFC® Intellectual Property Royalty License Fee for the related Mortgage Loans shall not be remitted to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account but shall be deposited into the Collection Account for payment to CREFC® on such Distribution Date. If the Master Servicer or the Trustee make a P&I Advance with respect to any Mortgage Loan that is part of a Whole Loan, then it shall provide written notice to the related Other Servicer, Other Trustee, Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee, as applicable, of the amount of such P&I Advance with respect to such Mortgage Loan within two (2) Business Days of making such P&I Advance.

(b)             Subject to Section 4.03(c) and Section 4.03(e) below, the amount of P&I Advances to be made by the Master Servicer with respect to any Distribution Date and each Mortgage Loan, shall be equal to: (i) the Periodic Payments (net of related Servicing Fees and, in the case of any Non-Serviced Mortgage Loan, a fee accruing at the related Non-Serviced Primary Servicing Fee Rate) other than Balloon Payments, that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and delinquent as of the close of business on the Business Day preceding the related Master Servicer Remittance Date (or not advanced by any Sub-Servicer on behalf of the Master Servicer) and (ii) with respect to each Mortgage Loan delinquent in respect of its Balloon Payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the related Balloon Payment would have been past due), an amount equal to the Assumed Scheduled Payment therefor. Subject to subsection (c) below, the obligation of the Master Servicer to make such P&I Advances is mandatory, and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan), shall continue until the Distribution Date on which the proceeds, if any, received in connection with a Liquidation Event or the disposition of the REO Property, as the case may be, with respect thereto are to be distributed. No P&I Advances shall be made with respect to any Companion Loan.

(c)             Notwithstanding anything herein to the contrary, no P&I Advance shall be required to be made hereunder if such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. With respect to each Non-Serviced Mortgage Loan, the Master Servicer or the Special Servicer shall make its determination (based on information provided by the applicable Non-Serviced Master Servicer and Non-Serviced Special Servicer) that it has made a P&I Advance on such Non-Serviced Mortgage Loan that is a Nonrecoverable Advance or that any proposed P&I Advance would, if made, constitute a Nonrecoverable Advance with respect to such Non-Serviced Mortgage Loan independently of any determination made by the applicable Non-Serviced Master Servicer or the applicable Non-Serviced Special Servicer, as the case may be, under the applicable Non-Serviced Pooling Agreement in respect of the related Non-Serviced Companion Loan. If the Master Servicer or the Special Servicer determines that a proposed P&I Advance with respect to a Non-Serviced Mortgage Loan, if made, or any outstanding P&I Advance with respect to a Non-Serviced Mortgage Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance, the Master Servicer or the Special Servicer shall provide the applicable Non-Serviced Master Servicer and Non-Serviced Special Servicer written notice of such determination within two (2) Business Days of the date of such determination. If the Master Servicer receives written notice from the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as the case may be, that either has determined in accordance with the applicable Non-Serviced Pooling Agreement with respect to a Non-Serviced Companion Loan, that any proposed advance under the applicable Non-Serviced Pooling Agreement that is similar to a P&I Advance would be, or any outstanding advance under such Non-Serviced Pooling Agreement that is similar to a P&I Advance is, a nonrecoverable advance, then the Master Servicer, the Special Servicer or the Trustee may, based upon such determination, determine that any P&I Advance previously made or proposed to be made with respect to the related Non-Serviced Mortgage Loan, will be a Nonrecoverable P&I Advance. Thereafter, in either case, the Master Servicer and the Trustee shall not be required to make any additional P&I Advances with respect to the related Non-Serviced Mortgage Loan unless and until the Master Servicer, the Special Servicer or the Trustee, as the case may be, determines that any such additional P&I Advances with respect to the related Non-Serviced Mortgage Loan would not be a Nonrecoverable P&I Advance, which determination may be as a result of consultation with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as the case may be, or otherwise. For the avoidance of doubt, the Master Servicer, the Special Servicer or the Trustee, as the case may be, shall have the sole discretion provided in this Agreement to determine that any future P&I Advance or outstanding P&I Advance would be, or is, as applicable, a Nonrecoverable Advance.

(d)             In connection with the recovery of any P&I Advance out of the Collection Account, pursuant to Section 3.05(a), the Master Servicer shall be entitled to pay the Trustee and itself (in that order of priority) as the case may be, out of any amounts then on deposit in the Collection Account (but in no event from any funds allocable to a Serviced Companion Noteholder (unless related thereto), except to the extent permitted pursuant to the terms of the related Co-Lender Agreement), interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such P&I Advance from the date made to but not including the date of reimbursement; provided, however, that no interest will accrue on any P&I Advance (i) made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable Grace Period has expired or (ii) if the related Periodic Payment is received after the Determination Date but on or prior to the related Master Servicer Remittance Date. The Master Servicer shall reimburse itself and/or the Trustee, as the case may be, for any outstanding P&I Advance, subject to Section 3.17 of this Agreement, as soon as practicably possible after funds available for such purpose are deposited in the Collection Account.

(e)             Notwithstanding the foregoing, (i) neither the Master Servicer nor the Trustee shall make an advance for Yield Maintenance Charges, Default Interest, late payment charges, Excess Interest, Balloon Payments or any advance with respect to a Periodic Payment with respect to any Companion Loan and (ii) if an Appraisal Reduction Amount has been assessed with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an Appraisal Reduction Amount has been made in accordance with the related Non-Serviced Pooling Agreement and the Master Servicer has notice of such Appraisal Reduction Amount), the interest portion of the P&I Advance in respect of such Mortgage Loan for the related Distribution Date shall be reduced (it being herein acknowledged that there shall be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of such P&I Advance for such Mortgage Loan for such Distribution Date without regard to this clause (ii), and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of such Mortgage Loan immediately prior to such Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of a Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of such Mortgage Loan immediately prior to such Distribution Date. For purposes of the immediately preceding sentence, the Periodic Payment due on the Maturity Date for a Balloon Mortgage Loan will be the Assumed Scheduled Payment for the related Distribution Date.

(f)              In no event shall either the Master Servicer or the Trustee be required to make a P&I Advance with respect to any Companion Loan.

Section 4.04          Allocation of Realized Losses. (a)  On each Distribution Date, immediately following the distributions to be made on such date pursuant to Section 4.01, the Certificate Administrator shall calculate the amount of any Non-VRR Realized Losses. On each Distribution Date, the Certificate Balances of the Principal Balance Certificates will be reduced without distribution, as a write-off to the extent of any Non-VRR Realized Losses, if any, allocable to such Certificates with respect to such Distribution Date. Any such write-off shall be allocated first, to the Class H-RR Certificates, then, to the Class G-RR Certificates, then, to the Class F Certificates, then, to the Class E Certificates, then, to the Class D Certificates, then, to the Class C Certificates, then, to the Class B Certificates, then, to the Class A-S Certificates and then, pro rata (based on their respective Certificate Balances), to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, in each case until the remaining Certificate Balances of such Classes of Certificates have been reduced to zero.

Any allocation of Non-VRR Realized Losses to a Class of Principal Balance Certificates shall be made by reducing the Certificate Balance thereof by the amount so allocated. Any Non-VRR Realized Losses so allocated to a Class of Principal Balance Certificates shall be allocated among the respective Certificates of such Class in proportion to the Percentage Interests evidenced thereby. The allocation of Realized Losses shall constitute an allocation of losses and other shortfalls experienced by the Trust. Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Certificates in respect of which any such reimbursement is made. With respect to any Class of Principal Balance Certificates, to the extent any Nonrecoverable Advances (plus interest thereon) that were reimbursed from principal collections on the Mortgage Loans and previously resulted in a reduction of the Non-VRR Principal Distribution Amount are subsequently recovered on the related Mortgage Loan, the amount of such recovery will be added to the Certificate Balance of the Class or Classes of Principal Balance Certificates that previously were allocated Realized Losses, in the same sequential order as distributions pursuant to Section 4.01(b), in each case up to the amount of the unreimbursed Non-VRR Realized Losses allocated to such Class of Principal Balance Certificates. In the event that the amount of any subsequent recovery of Nonrecoverable Advances is added to the Aggregate Principal Distribution Amount and the Certificate Balance of any Class of Certificates, the amount of any Non-VRR Realized Losses allocated to such Class will be reduced by the amount of such recovery that was added to the Certificate Balance of such Class.

On each Distribution Date, immediately following the distributions to be made on such date pursuant to Section 4.01, the Certificate Administrator shall calculate the amount of any VRR Realized Losses and shall allocate (i) the RRI Percentage of such VRR Realized Losses to the RR Interest by reducing the RR Interest Balance by the amount so allocated and (ii) the remainder of such VRR Realized Losses to the Class RR Certificates by reducing the VRR Interest Balance of such Class. On each Distribution Date, to the extent any Nonrecoverable Advances (plus interest thereon) that were reimbursed from principal collections on the Mortgage Loans and previously resulted in a reduction of the VRR Principal Distribution Amount are subsequently recovered on the related Mortgage Loan, the amount of such recovery will be added to the VRR Interest Balance of the RR Interest and the Class RR Certificates that previously were allocated VRR Realized Losses, up to the amount of the unreimbursed VRR Realized Losses allocated to the VRR Interest. Any such allocations or recoveries will be deemed allocated to the Class LRR Uncertificated Interest and the LRI Uncertificated Interest such that, at all times, the Lower-Tier Principal Amount of the Class RR Certificates will equal the VRR Interest Balance of the Class RR Certificates and the Lower-Tier Principal Amount of the LRI Uncertificated Interest will equal the VRR Interest Balance of the RR Interest.

(b)             With respect to any Distribution Date, any Realized Losses allocated to a Class of Principal Balance Certificates or the VRR Interest pursuant to Section 4.04(a) shall reduce the Lower-Tier Principal Amount of the Related Lower-Tier Regular Interest with respect thereto as a write-off.

Section 4.05          Appraisal Reduction Amounts; Collateral Deficiency Amounts. (a)  For purposes of (x) determining the Controlling Class (and whether a Control Termination Event is continuing) and (y) determining the Voting Rights of the related Classes for purposes of removal of the Special Servicer or the Operating Advisor, Appraisal Reduction Amounts (with respect to a Serviced Whole Loan, to the extent allocated to the related Mortgage Loan) will be allocated to each Class of Principal Balance Certificates and the VRR Interest as described below in this Section 4.05(a). Following receipt from the Special Servicer, the Master Servicer shall notify the Certificate Administrator of the amount of any Appraisal Reduction Amount with respect to each Mortgage Loan (which notification may be satisfied through delivery of such information included in the CREFC® Loan Periodic Update File or the CREFC® Appraisal Reduction Amount Template included in the CREFC® Investor Reporting Package or such report mutually agreed upon between the Master Servicer and the Certificate Administrator). Based on information in its possession, the Certificate Administrator shall determine from time to time which Class of Certificates is the Controlling Class. The Certificate Administrator shall provide notice of the identity of the Controlling Class as set forth in Section 3.23(l). With respect to any Appraisal Reduction Amount calculated for purposes of determining the Controlling Class, the Appraised Value of the related Mortgaged Property will be determined on an “as-is” basis.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the Special Servicer shall calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent Appraisal obtained by the Special Servicer with respect to such Mortgage Loan and all other information relevant to a Collateral Deficiency Amount determination. The Master Servicer shall provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Collateral Deficiency Amount for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan using reasonable efforts to deliver such information within four (4) Business Days of the Special Servicer’s reasonable request. Upon obtaining knowledge or receipt of notice by the Master Servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the Master Servicer shall (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the Master Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first

Determination Date following receipt by the Master Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Master Servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to this Agreement that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party shall promptly notify the Master Servicer thereof. None of the Master Servicer (with respect to Mortgage Loans other than any Non-Serviced Mortgage Loan), the Special Servicer (with respect to Non-Serviced Mortgage Loans), the Trustee, the Operating Advisor or the Certificate Administrator shall calculate or verify any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Interests, the Controlling Class, the occurrence of a Control Termination Event, and the Voting Rights of the related Classes for purposes of removal of the Special Servicer or the Operating Advisor, Appraisal Reduction Amounts allocated to a Mortgage Loan shall be allocated as follows: (i) the Non-VRR Percentage of any such Appraisal Reduction Amounts shall be allocated to the Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first, to the Class H-RR Certificates, then, to the Class G-RR Certificates, then, to the Class F Certificates, then, to the Class E Certificates, then, to the Class D Certificates, then, to the Class C Certificates, then, to the Class B Certificates, then, to the Class A-S Certificates, and finally, pro rata based on their respective interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates), and (ii) the VRR Percentage of any such Appraisal Reduction Amounts shall be allocated to the VRR Interest, pro rata based on their respective VRR Interest Balances. In addition, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, the Non-VRR Percentage of any Collateral Deficiency Amounts allocated to a Mortgage Loan that is an AB Modified Loan shall be allocated to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first, to the Class H-RR Certificates, then, to the Class G-RR Certificates, then, to the Class F Certificates, and finally, to the Class E Certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated the Non-VRR Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, as described in this paragraph.

The Appraised Value of any applicable Mortgaged Property is required to be determined on an “as-is” basis for purposes of determining all Appraisal Reduction Amounts. The Special Servicer (in the case of a Mortgage Loan that is not a Non-Serviced Mortgage Loan) or the Master Servicer (in the case of a Non-Serviced Mortgage Loan) shall promptly notify the Special Servicer or the Master Servicer, as applicable, and the Certificate Administrator of (i) any Appraisal Reduction Amount and (ii) any Collateral Deficiency Amount and any resulting Cumulative Appraisal Reduction Amount (which notification shall be satisfied through delivery of such information included in the CREFC® Loan Periodic Update File, as to the Appraisal Reduction Amounts, and the CREFC® Appraisal Reduction Amount Template, as to the

Collateral Deficiency Amount, included in the CREFC® Investor Reporting Package, which shall be delivered simultaneously with the CREFC® Loan Periodic Update File in accordance with Section 3.12(d)), and the Certificate Administrator shall promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and any resulting Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s Website.

(b)             (i)  The Holders of the majority of Voting Rights of any Class of Control Eligible Certificates, that is determined at any time of determination to no longer be the Controlling Class (any such Class, an “Appraised-Out Class”) as a result of an Appraisal Reduction Amount or Collateral Deficiency Amount in respect of such Class shall have the right, at their sole expense, to require the Special Servicer to order (or, with respect to a Collateral Deficiency Amount calculation for a Non-Serviced Mortgage Loan, require the Master Servicer to request from the applicable Non-Serviced Special Servicer) a second Appraisal with respect to any Mortgage Loan or Serviced Whole Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such Holders, the “Requesting Holders”). With respect to any such Mortgage Loan (other than with respect to a Non-Serviced Mortgage Loan) or Serviced Whole Loan, such Special Servicer shall use its reasonable efforts to cause such second Appraisal to be (i) delivered within thirty (30) days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser (provided that such MAI appraiser may not be the same MAI appraiser that provided the Appraisal in respect of which the Requesting Holders are requesting the Special Servicer to obtain an additional Appraisal). With respect to any such Non-Serviced Mortgage Loan, the Master Servicer shall use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer.

(ii)             Upon receipt of any supplemental Appraisal pursuant to clause (i) above, the Master Servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans), the applicable Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to the extent provided for in the applicable Non-Serviced Pooling Agreement and applicable Co-Lender Agreement) and the Special Servicer (for Mortgage Loans other than Non-Serviced Mortgage Loans) shall determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental Appraisal, any recalculation of the Appraisal Reduction Amount or the Collateral Deficiency Amount, as applicable, is warranted, and if so warranted, such Person shall recalculate the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based on such supplemental Appraisal and (for Mortgage Loans (other than Non-Serviced Mortgage Loans) or Serviced Whole Loans) receipt of information reasonably requested by the Special Servicer from the Master Servicer pursuant to Section 4.05(a) or Section 4.05(c). If required by such recalculation, the Appraised-Out Class shall be reinstated as the Controlling Class and each other Appraised-Out Class shall, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable. In addition, the Holders of Certificates representing the majority of the Certificate Balance of any Appraised-Out Class shall have the right, at their sole expense, to require the Special Servicer to order an additional Appraisal of any Mortgage Loan or Serviced Whole Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at or with regard to the related Mortgaged Property or Mortgaged Properties that would have a material effect on its Appraised Value, and the Special Servicer shall use its reasonable efforts to cause such Appraisal to be (i) delivered within thirty (30) days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser; provided that the Special Servicer shall not be required to obtain such Appraisal if it determines in accordance with the Servicing Standard that no events at or with regard to the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the Appraised Value of the related Mortgaged Property or Mortgaged Properties. The Holders of an Appraised-Out Class requesting any supplemental Appraisal pursuant to clause (i) above shall refrain from exercising any direction, control, consent and/or similar rights of the Controlling Class, until such time, if any, as the Class is reinstated as the Controlling Class, (such period beginning upon receipt by the Special Servicer of any request to obtain a supplemental Appraisal pursuant to clause (i) above to but excluding the date on which either (A) the Special Servicer determines that no recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount is warranted or (B) the Special Servicer recalculates the Appraisal Reduction Amount or Collateral Deficiency Amount based on the supplemental Appraisal, the “Appraisal Review Period”). The rights of the Controlling Class during each Appraisal Review Period shall be exercised by the next most senior Control Eligible Certificates, if any.

(c)             With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless such Mortgage Loan or Serviced Whole Loan has become a Corrected Loan (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Companion Loan or Serviced Whole Loan)), the Special Servicer shall (1) within thirty (30) days of the end each 9-month period following the related Appraisal Reduction Event, and (2) upon its determination that the value of the related Mortgaged Property has materially changed, notify the Master Servicer of the occurrence of such 9-month period or determination and order an Appraisal (which may be an update of a prior Appraisal), the cost of which shall be paid by the Master Servicer as a Property Protection Advance or to the extent it would be a Nonrecoverable Advance, an expense of the Trust, or conduct an internal valuation, as applicable and, promptly following receipt of any such Appraisal or performance of such valuation (or receipt of any Appraisal obtained in accordance with Section 4.05(b) above), shall deliver a copy thereof to the Master Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and ((i) prior to the occurrence of any Consultation Termination Event and (ii) other than with respect to any applicable Excluded Loan) the Directing Holder. Based upon such Appraisal or internal valuation (or any Appraisal obtained in accordance with Section 4.05(b) above) and (for Mortgage Loans (other than Non-Serviced Mortgage Loans) or Serviced Whole Loans) receipt of information reasonably requested by the Special Servicer from the Master Servicer necessary to calculate the Appraisal Reduction Amount that is either in the Master Servicer’s possession or reasonably obtainable by the Master Servicer, the Special Servicer shall determine or redetermine, as applicable, and report to the Master Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and ((i) prior to the occurrence of any Consultation Termination Event and (ii) other than with respect to any applicable Excluded Loan) the Directing Holder, the amount and calculation or recalculation of the Appraisal Reduction Amount with respect to such Mortgage Loan, Companion Loan or Serviced Whole

Loan, as applicable, and such report shall be delivered in the CREFC® Appraisal Reduction Amount Template format; provided, however, that the Special Servicer shall not be liable for failure to comply with such duties insofar as such failure results from a failure of the Master Servicer to provide sufficient information to the Special Servicer to comply with such duties or failure by the Master Servicer to otherwise comply with its obligations hereunder. Such report shall also be forwarded by the Master Servicer, to the extent the related Serviced Companion Loan has been included in an Other Securitization, to the Other Servicer of such Other Securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the Master Servicer. If the Special Servicer is required to redetermine the Appraisal Reduction Amount, such redetermined Appraisal Reduction Amount shall replace the prior Appraisal Reduction Amount with respect to such Mortgage Loan, Companion Loan or Serviced Whole Loan, as applicable. Prior to the occurrence of a Consultation Termination Event and other than with respect to any applicable Excluded Loan, the Special Servicer shall consult with the Directing Holder with respect to any Appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing but subject to Section 4.05(b), the Special Servicer will not be required to obtain an Appraisal or conduct an internal valuation, as applicable, with respect to a Mortgage Loan or related Companion Loan or Serviced Whole Loan as to which an Appraisal Reduction Event has occurred to the extent the Special Servicer has obtained an Appraisal or conducted such a valuation (in accordance with requirements of this Agreement), as applicable, with respect to the related Mortgaged Property within the nine-month period immediately prior to the occurrence of such Appraisal Reduction Event. Instead, the Special Servicer may use such prior Appraisal or valuation, as applicable, in calculating any Appraisal Reduction Amount with respect to such Mortgage Loan or related Companion Loan or Serviced Whole Loan; provided that the Special Servicer has no knowledge of any material change to the related Mortgaged Property having occurred and affecting the validity of such Appraisal or valuation.

The Master Servicer shall deliver electronically to the Special Servicer any information in its possession that is reasonably required to determine, calculate, redetermine or recalculate any Appraisal Reduction Amount, using reasonable efforts to deliver such information, within four (4) Business Days following the Special Servicer’s reasonable request therefor; provided, the Special Servicer’s failure to timely make such request shall not relieve the Master Servicer of its obligation to use reasonable efforts to provide such information to the Special Servicer within four (4) Business Days following the Special Servicer’s reasonable request.

(d)             Any Mortgage Loan (other than a Non-Serviced Mortgage Loan), any related Serviced Companion Loan and any Serviced Whole Loan, as applicable, previously subject to an Appraisal Reduction Amount, has become a Corrected Loan (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan and any Serviced Whole Loan, as applicable), and with respect to which no other Appraisal Reduction Event is continuing, such Mortgage Loan or Serviced Whole Loan will no longer be subject to an Appraisal Reduction Amount and the related Appraisal Reduction Event shall cease to exist. Any Appraisal Reduction Amount in respect of a Non-Serviced Whole Loan shall be calculated by the applicable party under and in accordance with and pursuant to the terms of the applicable Non-Serviced Pooling Agreement.

(e)             Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan(s) that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of a Serviced AB Whole Loan will be allocated in accordance with the related Co-Lender Agreement or, if no allocation is specified in the related Co-Lender Agreement, then, first, to the related AB Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such Appraisal Reduction Amounts) and second, pro rata to the related AB Mortgage Loan and any related Pari Passu Companion Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Whole Loan will be allocated in accordance with the related Co-Lender Agreement or, if no allocation is specified in the related Co-Lender Agreement, then, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan, based upon their respective Stated Principal Balances.

Section 4.06          Grantor Trust Reporting. (a)  The parties intend that the portion of the Trust Fund constituting the Grantor Trust, shall constitute, and that the affairs of the Grantor Trust shall be conducted so as to qualify such portion as, a “grantor trust” under subpart E, part I of subchapter J of the Code, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, neither the Trustee nor the Certificate Administrator shall have the power to vary the investment of the Holders of the Class S Certificates or the VRR Interest Owners in the Grantor Trust so as to improve their rate of return. The Certificate Administrator shall prepare or cause to be prepared, submit to the Trustee for execution (and the Trustee shall timely execute and timely return to the Certificate Administrator) and timely file all Tax Returns in respect of the Grantor Trust. In addition, the Certificate Administrator shall (A) file, or cause to be filed, Internal Revenue Service Form 1099, Form 1041 or such other form as may be applicable with the Internal Revenue Service with copies of the statements in the following clause, and (B) furnish, or cause to be furnished, to the Holders of the Class S Certificates, the VRR Interest Owners or the Holders of the Class R Certificates, their allocable share of income and expense with respect to Class S Certificates, the VRR Interest or the Class R Certificates, as applicable, the Excess Interest and the Excess Interest Distribution Account, in the time or times and in the manner required by the Code.

(b)             If the Certificate Administrator receives notice that any Class S Certificate or Class RR Certificate is held through a “middleman” as defined by the WHFIT Regulations, then the Grantor Trust will be treated as a WHFIT that is a WHMT. In such event, the Certificate Administrator will report as required under the WHFIT Regulations to the extent such information as is reasonably necessary to enable the Certificate Administrator to do so is provided to the Certificate Administrator on a timely basis. The Certificate Administrator shall be entitled to rely on its receipt of notice in the first sentence of this Section 4.06(b) and shall be entitled to indemnification in accordance with the terms of this Agreement in the event that the Internal Revenue Service makes a determination that any notice received pursuant to the first sentence of this paragraph is incorrect. As of the Closing Date, no Class S Certificate or Class RR Certificate is held through a middleman.

(c)             The Certificate Administrator shall report required WHFIT information using the accrual method, except to the extent the WHFIT Regulations specifically require a different method. The Certificate Administrator shall be under no obligation to determine whether any Certificateholder uses the cash or accrual method. The Certificate Administrator shall make available (via its website) WHFIT information to Certificateholders annually. In addition, the Certificate Administrator shall not be responsible or liable for providing subsequently amended, revised or updated information to any Certificateholder, unless requested by the Certificateholder.

The Certificate Administrator shall not be liable for failure to meet the reporting requirements of the WHFIT Regulations nor for any penalties thereunder if such failure is due to: (i) the lack of reasonably necessary information being provided to the Certificate Administrator or (ii) incomplete, inaccurate or untimely information being provided to the Certificate Administrator. Each Holder of a Class S Certificate and a Class RR Certificate, by acceptance of its interest in such Class of securities, will be deemed to have agreed to provide the Certificate Administrator with information regarding any sale of such securities, including the price, amount of proceeds and date of sale. Absent receipt of information regarding any sale of a Class S Certificate or a Class RR Certificate, including the price, amount of proceeds and date of sale from the beneficial owner thereof or the Depositor, the Certificate Administrator shall assume there is no secondary market trading of WHFIT interests.

Section 4.07          Investor Q&A Forum; Investor Registry; and Rating Agency Q&A Forum and Document Request Tool. (a)  The Certificate Administrator shall make available, only to Privileged Persons, the Investor Q&A Forum. The “Investor Q&A Forum” shall be a service available on the Certificate Administrator’s Website, where (i) Certificateholders, the RR Interest Owner and beneficial owners of Certificates that are Privileged Persons may submit questions to (A) the Certificate Administrator relating to the Distribution Date Statement, (B) the Master Servicer or the Special Servicer, as the case may be, relating to the reports being made available pursuant to Section 3.13(b), the Mortgage Loans (excluding any Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (C) the Operating Advisor relating to the Operating Advisor Annual Report or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in any Operating Advisor Annual Report (each, an “Inquiry”), and (ii) Privileged Persons may view Inquiries that have been previously submitted and answered, together with the answers thereto. Upon receipt of an Inquiry for the Master Servicer, the Special Servicer, Certificate Administrator or the Operating Advisor, as applicable, and in the case of any Inquiry relating to a Non-Serviced Mortgage Loan, to the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer, as applicable, the Certificate Administrator shall forward the Inquiry to the appropriate Person (in the case of the Master Servicer to the following: AskMidland@Midlandls.com), in each case within a commercially reasonable period of time following receipt thereof. Following receipt of an Inquiry, the Master Servicer, the Special Servicer, the Certificate Administrator or the Operating Advisor, as applicable, unless such party determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, shall be delivered to the Certificate Administrator by electronic mail. In the case of an Inquiry relating to a Non-Serviced Mortgage Loan, the Certificate Administrator shall make reasonable efforts to obtain an answer from the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable; provided that the Certificate Administrator shall not be responsible for the content of such answer or any delay or failure to obtain such answer. The Certificate Administrator shall post (within a commercially reasonable period of time following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer to the Certificate Administrator’s Website. If the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of the topics described above, (ii) answering any Inquiry would not be in the best interests of the Trust and/or the Certificateholders and/or the RR Interest Owner, (iii) answering any Inquiry would be in violation of applicable law, the applicable Mortgage Loan documents or this Agreement, (iv) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Master Servicer, the Special Servicer, the Certificate Administrator or the Operating Advisor, as applicable, (v) answering any Inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), or (vi) answering any Inquiry is otherwise, for any reason, not advisable, it shall not be required to answer such Inquiry and, in the case of the Master Servicer, the Special Servicer or the Operating Advisor, shall promptly notify the Certificate Administrator of such determination. In addition, no party shall post or otherwise disclose any direct communications with the Directing Holder or a Risk Retention Consultation Party (in its capacity as Risk Retention Consultation Party) as part of its response to any Inquiries. The Certificate Administrator shall notify the Person who submitted such Inquiry in the event that the Inquiry will not be answered. Any notice by the Certificate Administrator to the Person who submitted an Inquiry that will not be answered shall include the following statement: “Because the Pooling and Servicing Agreement provides that the Master Servicer, the Special Servicer, the Certificate Administrator and the Operating Advisor shall not answer an Inquiry if it determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of the topics described in the Pooling and Servicing Agreement, (ii) answering any Inquiry would not be in the best interests of the Trust and/or the Certificateholders and the RR Interest Owner, (iii) answering any Inquiry would be in violation of applicable law or the applicable Mortgage Loan documents, (iv) answering any Inquiry would materially increase the duties of, or result in significant additional costs or expenses to the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or Operating Advisor, as applicable, (v) answering any Inquiry would require the disclosure of Privileged Information, or (vi) answering any Inquiry is otherwise, for any reason, not advisable, no inference should or may be drawn from the fact that the Master Servicer, the Special Servicer, the Certificate Administrator or the Operating Advisor has declined to answer the Inquiry.” Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and shall not be deemed to be answers from any of the Depositor, the Underwriters or any of their respective Affiliates. None of the Underwriters, Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Operating Advisor or any of their respective Affiliates will certify to any of the information posted in the Investor Q&A Forum and no such party shall have any responsibility or liability for the content of any such information. The Certificate Administrator shall not be required to post to the Certificate Administrator’s Website any Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature. The Investor Q&A Forum will not reflect questions, answers and other communications that are not submitted via the Certificate Administrator’s Website. Notwithstanding the foregoing, the Operating Advisor shall not be required to respond to any Inquiries from Certificateholders or the RR Interest Owner for which its response would require the Operating Advisor to provide information to such inquiring Certificateholders or the RR Interest Owner that they are otherwise not entitled to receive under the terms of this Agreement.

(b)             The Certificate Administrator shall make available to any Certificateholder, the RR Interest Owner and any Certificate Owner that is a Privileged Person, the Investor Registry. The “Investor Registry” shall be a voluntary service available on the Certificate Administrator’s Website, where Certificateholders, the RR Interest Owner and Certificate Owners that are Privileged Persons can register and thereafter obtain information with respect to any other Certificateholder, RR Interest Owner or Certificate Owner that has so registered. Any person registering to use the Investor Registry will be required to certify that (a) it is a Certificateholder, an RR Interest Owner or a Certificate Owner and a Privileged Person and (b) it grants authorization to the Certificate Administrator to make its name and contact information available on the Investor Registry for at least forty-five (45) days from the date of such certification to Persons entitled to access to the Investor Registry. Such Person shall then be asked to enter certain mandatory fields such as the individual’s name, the company name and e-mail address, as well as certain optional fields such as address, phone, and Class(es) of Certificates owned. If any Certificateholder, the RR Interest Owner or Certificate Owner notifies the Certificate Administrator that it wishes to be removed from the Investor Registry (which notice may not be within forty-five (45) days of its registration), the Certificate Administrator shall promptly remove it from the Investor Registry. The Certificate Administrator will not be responsible for verifying or validating any information submitted on the Investor Registry, or for monitoring or otherwise maintaining the accuracy of any information thereon. The Certificate Administrator may require acceptance of a waiver and disclaimer for access to the Investor Registry.

(c)             The 17g-5 Information Provider shall make available, only to NRSROs, the Rating Agency Q&A Forum and Document Request Tool. The “Rating Agency Q&A Forum and Document Request Tool” shall be a service available on the 17g-5 Information Provider’s Website, where NRSROs may (i) submit questions to the Certificate Administrator relating to any Distribution Date Statements, or submit questions to the Master Servicer or the Special Servicer, as the case may be, relating to the reports prepared by such parties (each such submission, a “Rating Agency Inquiry”), and (ii) view Rating Agency Inquiries that have been previously submitted and answered, together with the responses thereto. In addition, NRSROs may use the forum to submit requests (each such submission also, a “Rating Agency Inquiry”) to the Master Servicer for loan-level reports and other related information. Upon receipt of a Rating Agency Inquiry for the Master Servicer or the Special Servicer, the 17g-5 Information Provider shall forward the Rating Agency Inquiry to the appropriate Person (in the case of the Master Servicer to the following: AskMidland@Midlandls.com), in each case within a commercially reasonable period of time following receipt thereof. Following receipt of a Rating Agency Inquiry from the 17g-5 Information Provider, the Master Servicer or the Special Servicer, as the case may be, unless it determines not to answer such Rating Agency Inquiry as provided below, shall reply by e-mail to the Certificate Administrator. The 17g-5 Information Provider shall post (within a commercially reasonable period of time following receipt of such response) such Rating Agency Inquiry with the related response thereto (or such reports, as applicable) to the Rating Agency Q&A Forum and Document Request Tool. Any reports posted by the 17g-5 Information Provider in response to a Rating Agency Inquiry may be posted on a separate website or web page accessible by a link on the 17g-5 Information Provider’s Website. If the Certificate Administrator, the Master Servicer or the Special Servicer determines, in its respective sole discretion, that (i) answering any Rating Agency Inquiry would be in violation of applicable law, the Servicing Standard, this Agreement or any Mortgage Loan documents,

(ii) answering any Rating Agency Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege with, or the disclosure of attorney work product, or (iii) (A) answering any Rating Agency Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, and (B) the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, determines in accordance with the Servicing Standard (or in good faith, in the case of the Certificate Administrator) that the performance of such duties or the payment of such costs and expenses is beyond the scope of its duties in its capacity as Certificate Administrator, Master Servicer or the Special Servicer, as applicable, under this Agreement, it shall not be required to answer such Rating Agency Inquiry and shall promptly notify the 17g-5 Information Provider by e-mail of such determination. The 17g-5 Information Provider shall promptly thereafter post the Rating Agency Inquiry with the reason it was not answered to the Rating Agency Q&A Forum and Document Request Tool. The 17g-5 Information Provider will not be liable for the failure by any other such Person to so answer. Questions posted on the Rating Agency Q&A Forum and Document Request Tool shall not be attributed to the submitting NRSRO. Answers posted on the Rating Agency Q&A Forum and Document Request Tool will be attributable only to the respondent, and shall not be deemed to be answers from any other person. None of the Underwriters, the Depositor, or any of their respective Affiliates will certify to any of the information posted in the Rating Agency Q&A Forum and Document Request Tool and no such party shall have any responsibility or liability for the content of any such information. The 17g-5 Information Provider shall not be required to post to the 17g-5 Information Provider’s Website any Rating Agency Inquiry or answer thereto that the 17g-5 Information Provider determines, in its sole discretion, is administrative or ministerial in nature. The Rating Agency Q&A Forum and Document Request Tool will not reflect questions, answers and other communications that are not submitted via the 17g-5 Information Provider’s Website.

Section 4.08          Secure Data Room. (a)  The Certificate Administrator shall create a Secure Data Room and the Depositor shall, upon the receipt of each Mortgage Loan Seller’s Diligence File Certification and within one hundred twenty (120) days following the Closing Date, deliver to the Certificate Administrator an electronic copy of the Diligence Files for the Mortgage Loans that have been uploaded by the Mortgage Loan Sellers to the Intralinks Site. Upon receipt thereof, the Certificate Administrator shall promptly upload the contents of each Diligence File actually received by it to the Secure Data Room. Access to the Secure Data Room shall be granted by the Certificate Administrator to (i) the Asset Representations Reviewer and (ii) any other Person at the direction of the Depositor, in each case, upon the occurrence of an Affirmative Asset Review Vote and receipt by the Certificate Administrator of a certification substantially in the form of Exhibit QQ hereto (which shall be sent via e-mail to trustadministrationgroup@wellsfargo.com or submitted electronically via the Certificate Administrator’s website). In no case whatsoever shall Certificateholders be permitted to access the Secure Data Room. For the avoidance of doubt, the Certificate Administrator shall be under no obligation to post any documents or information to the Secure Data Room other than the contents of the Diligence Files initially delivered to it by the Depositor.

(b)             The Certificate Administrator shall not have any obligation or duty to verify, review, confirm or otherwise determine whether the type, number or contents of any Diligence File delivered to the Certificate Administrator is accurate, complete, or relates to the transaction or confirm that all documents and information constituting any Diligence File have actually been delivered to the Certificate Administrator. In no case shall the Certificate Administrator be deemed to have obtained actual or constructive knowledge of the contents of, or information contained in, any Diligence File by virtue of posting such Diligence File to the Secure Data Room. In the event that any document or information is posted in error, the Certificate Administrator may remove such document or information from the Secure Data Room. The Certificate Administrator shall not have any obligation to produce physical or electronic copies of any document or information provided to it for posting to the Secure Data Room. The Certificate Administrator shall not be responsible or held liable for any other Person’s use or dissemination of the documents or information contained on the Secure Data Room; provided that such event or occurrence is not also a result of its own negligence, bad faith or willful misconduct. The Certificate Administrator shall not be required to restrict access to the Secure Data Room on a loan-by-loan basis and any Person with access to the Secure Data Room shall covenant to access only the information necessary to perform its duties and responsibilities under this Agreement.

(c)             Upon the resignation or removal of the Certificate Administrator pursuant to Section 8.07, the Certificate Administrator shall transfer electronic copies of the Diligence Files to a successor certificate administrator designated in writing by the Depositor and all costs and expenses associated with the transfer of the Diligence Files shall be payable as part of the costs and expenses associated with the transfer of its responsibilities upon the resignation or removal of the Certificate Administrator pursuant to Section 8.07. Following the date on which any Mortgage Loan is paid in full, liquidated, repurchased or otherwise removed from the Trust or the Special Servicer may direct the Certificate Administrator in writing to delete the Diligence File related to such Mortgage Loan from the Secure Data Room; provided that absent such direction, the Certificate Administrator shall not be obligated to delete any Diligence File from the Secure Data Room. Following the termination of the Trust pursuant to Section 9.01, the Certificate Administrator shall be permitted to delete all files from the Secure Data Room. Upon deletion, in no event shall the Certificate Administrator be obligated to reproduce or retrieve such deleted files.

Article V

THE CERTIFICATES

Section 5.01          The Certificates. (a)  The Certificates will be substantially in the respective forms annexed hereto as Exhibits A-1 through and including A-20, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement or as may, in the reasonable judgment of the Certificate Registrar, be necessary, appropriate or convenient to comply, or facilitate compliance, with applicable laws, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required by law, or as may, consistently herewith, be determined by the officers executing such Certificates, as evidenced by their execution thereof. The Class X Certificates will be issuable only in minimum Denominations of authorized initial Notional Amount of not less than $1,000,000 and in integral multiples of $1.00 in excess of $1,000,000. The Offered Certificates (other than the Class X-A Certificates and Class X-B

Certificates) will be issuable only in minimum Denominations of authorized initial Certificate Balance of not less than $10,000, and in integral multiples of $1.00 in excess thereof. The Non-Registered Certificates (other than the Class X-D, Class S and the Class R Certificates) will be issuable in minimum Denominations of authorized initial Certificate Balance of not less than $100,000 (or $10,000 in the case of Rule 144A Book-Entry Certificates), and in integral multiples of $1.00 in excess thereof; provided that the Class RR Certificates retained by CREFI will be issuable in fractions of $1.00 in order to satisfy the Risk Retention Rule percentage requirements. If the Original Certificate Balance or initial Notional Amount, as applicable, of any Class does not equal an integral multiple of $1.00, then a single additional Certificate of such Class may be issued in a minimum denomination of authorized initial Certificate Balance or initial Notional Amount, as applicable, that includes the excess of (i) the Original Certificate Balance or initial Notional Amount, as applicable, of such Class over (ii) the largest integral multiple of $1.00 that does not exceed such amount. The Class R Certificates shall be issued, maintained and transferred in minimum Percentage Interests of 10% of such Class R Certificates and in integral multiples of 1% in excess thereof. The Class S Certificates shall be issued, maintained and transferred in minimum Percentage Interests of 10% of such Class S Certificates and in integral multiples of 1% in excess thereof.

(b)             One authorized signatory shall sign the Certificates for the Certificate Registrar by manual or facsimile signature. If an authorized signatory whose signature is on a Certificate no longer holds that office at the time the Certificate Registrar countersigns the Certificate, the Certificate shall be valid nevertheless. A Certificate shall not be valid until an authorized signatory of the Certificate Registrar (who may be the same officer who executed the Certificate) manually countersigns the Certificate. The signature shall be conclusive evidence that the Certificate has been executed and countersigned under this Agreement.

(c)             Until the expiration of the Transfer Restriction Period, each Retained Certificate shall only be held as Definitive Certificates in the Third Party Purchaser Safekeeping Account (in the case of the HRR Certificates) and the Retained Interest Safekeeping Account (in the case of the Class RR Certificates) by the Certificate Administrator (and the Holders of the Retained Certificates shall be registered on the Certificate Register), unless otherwise consented to by the Retaining Sponsor. The Certificate Administrator shall hold the Retained Certificates in safekeeping and shall release the same only upon receipt of written instructions of the termination of the Transfer Restriction Period or of the Holder’s of such Retained Certificates intent to Transfer pursuant to Section 5.03(p), in each case in accordance with this Agreement, from the Holder of the applicable Retained Certificates and the Retaining Sponsor’s consent (subject to Section 5.01(d)), and in accordance with any authentication procedures as may be utilized by the Certificate Administrator. There shall be, and hereby is, established by the Certificate Administrator an account which will be designated the “Third Party Purchaser Safekeeping Account” and in which the HRR Certificates shall be held and which shall be governed by and subject to this Agreement. In addition, there shall be, and hereby is, established by the Certificate Administrator an account which will be designated the “Retained Interest Safekeeping Account” and into which the Class RR Certificates shall be held and which shall be governed by and subject to this Agreement. In addition, on and after the date hereof, the Certificate Administrator may establish any number of subaccounts to the Third Party Purchaser Safekeeping Account for the Holder of the HRR Certificates or to the Retained Interest Safekeeping Account for the Holders of the Class RR Certificates. The Retained Certificates to

be delivered in physical form to the Certificate Administrator shall be delivered as set forth herein. No amounts distributable to the Retained Certificates shall be remitted to the Third Party Purchaser Safekeeping Account or the Retained Interest Safekeeping Account, but shall be remitted directly to the Holder of the applicable Retained Certificates in accordance with written instructions (which shall be in the form of Exhibit C to this Agreement) provided separately by the Holder of the applicable Retained Certificates to the Certificate Administrator. Under no circumstances by virtue of safekeeping the Retained Certificates shall the Certificate Administrator (i) be obligated to bring legal action or institute proceedings against any person on behalf of a Holder of Retained Certificates or (ii) have any obligation to monitor, supervise or enforce the performance of any party under the Credit Risk Retention Compliance Agreements. The Certificate Administrator shall be entitled to conclusively rely with no obligation to verify, confirm or otherwise monitor the accuracy of any information included in any written instructions provided in connection with this Third Party Purchaser Safekeeping Account or this Retained Interest Safekeeping Account and shall have no liability in connection therewith, other than with respect to the Certificate Administrator’s obligation to obtain the Retaining Sponsor’s consent prior to any release of the Retained Certificates. The Certificate Administrator shall hold the Definitive Certificates representing the Retained Certificates at the below location, or any other location; provided the Certificate Administrator has given notice to the Holders of the applicable Retained Certificates of such new location:

Wells Fargo Bank, National Association

Attention: Security Control and Transfer (SCAT)

MAC: N9345-010

425 E. Hennepin Avenue

Minneapolis, Minnesota 55414

On the Closing Date, the Certificate Administrator shall deliver (i) written confirmation to the Depositor, the Retaining Sponsor and the Third Party Purchaser substantially in the form of Exhibit SS to this Agreement evidencing its receipt of the HRR Certificates and (ii) written confirmation to the Depositor, the Retaining Sponsor and CREFI substantially in the form of Exhibit UU evidencing its receipt of the Class RR Certificates.

The Certificate Administrator shall make available to each Holder of the Retained Certificates a statement of Third Party Purchaser Safekeeping Account or a statement of Retained Interest Safekeeping Account, as applicable, as mutually agreed upon by the Certificate Administrator and the Holder of the applicable Retained Certificates, and in accordance with the Certificate Administrator’s policies and procedures. Any transfer of the Retained Certificates shall be subject to Article V of this Agreement.

(d)             In the event a Holder of Retained Certificates seeks to cause the release of any Retained Certificates from the Third Party Safekeeping Account or the Retained Interest Safekeeping Account, as applicable, the Holder of such Retained Certificates shall deliver to the Certificate Administrator (i) a written request for such release in connection with a Transfer pursuant to Section 5.03(p) or in connection with the termination of the Transfer Restriction Period and (ii) with respect to the HRR Certificates or the Class RR Certificates, a written request for the Retaining Sponsor’s consent to such release substantially in the form attached hereto as Exhibit D-7. Promptly upon receipt of such request for the Retaining Sponsor’s consent, the Certificate Administrator shall forward such request to the Retaining Sponsor, the Depositor and counsel via electronic mail to the addresses listed on such form (or such other method and/or address(es) as may hereafter be furnished by the Retaining Sponsor to the Certificate Administrator in writing). The Certificate Administrator may not consent to, or otherwise permit, any such release without obtaining the Retaining Sponsor’s countersigned request for consent; provided that if the Retaining Sponsor fails to respond (which response, for the avoidance of doubt, may include an acknowledgement of such request) in writing to the Certificate Administrator within ten (10) Business Days after the Retaining Sponsor’s receipt of any such written request for the Retaining Sponsor’s consent, such release will be deemed to have been approved by the Retaining Sponsor; provided, further, that such deemed consent shall not apply in connection with a determination of whether the Transfer Restriction Period has ended. Notwithstanding the foregoing, if the release of any Retained Certificates pursuant to this Section 5.01(d) occurs in connection with the termination of the Risk Retention Rule and the Third Party Purchaser or the Holder of the Retained Certificates desires to exchange its Retained Certificates for Book-Entry Certificates, such party must also comply with the Transfer provisions in Section 5.03(g) and obtain the consent of the Retaining Sponsor pursuant to this Section 5.01(d). Upon the release of such Retained Certificates from the Third Party Safekeeping Account or the Retained Interest Safekeeping Account, as applicable, the Certificate Administrator’s obligations with respect thereto shall cease and terminate and the Certificate Administrator shall be released therefrom. The Certificate Administrator shall be indemnified and held harmless for any release in connection with the preceding, in accordance with the terms set forth in Section 8.03.

Section 5.02          Form and Registration. No Transfer of any Non-Registered Certificate shall be made unless that Transfer is made pursuant to an effective registration statement under the Securities Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction which does not require such registration or qualification. If a Transfer (other than one by the Depositor to an Affiliate thereof) is to be made in reliance upon an exemption from the Securities Act, and under the applicable state securities laws, then either:

(a)             Each Class of the Non-Registered Certificates (other than the Class R Certificates, Class S Certificates and the Retained Certificates) sold to institutions that are non-United States Securities Persons in Offshore Transactions in reliance on Regulation S under the Act shall initially be represented by a temporary Book-Entry Certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each a “Temporary Regulation S Book-Entry Certificate”), which shall be deposited on the Closing Date on behalf of the purchasers of the Non-Registered Certificates represented thereby with the Certificate Registrar, at its principal trust office, as custodian, for the Depository, and registered in the name of the Depository or the nominee of the Depository for the account of designated agents holding on behalf of Euroclear and/or Clearstream. Prior to the expiration of the Restricted Period, beneficial interests in each Temporary Regulation S Book-Entry Certificate may be held only through Euroclear or Clearstream. After the expiration of the Restricted Period, a beneficial interest in a Temporary Regulation S Book-Entry Certificate may be exchanged for an interest in the related Regulation S Book-Entry Certificate in the applicable form set forth as an exhibit hereto in accordance with the procedures set forth in Section 5.03(f). During the Restricted Period, distributions due in respect of a beneficial interest in a Temporary Regulation S Book-Entry Certificate shall only be made upon delivery to the Certificate Registrar by Euroclear or Clearstream, as applicable, of a Non-U.S. Beneficial Ownership Certification. After the expiration of the Restricted Period, distributions due in respect of any beneficial interests in a Temporary Regulation S Book-Entry Certificate shall not be made to the Holders of such beneficial interests unless exchange for a beneficial interest in the Regulation S Book-Entry Certificate of the same Class is improperly withheld or refused. The aggregate Certificate Balance of a Temporary Regulation S Book-Entry Certificate or a Regulation S Book-Entry Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

On the Closing Date, the Certificate Administrator shall execute, the Authenticating Agent shall authenticate, and the Certificate Administrator shall deliver to the Certificate Registrar the Regulation S Book-Entry Certificates, which shall be held by the Certificate Registrar for purposes of effecting the exchanges contemplated by the preceding paragraph. Wells Fargo Bank, National Association is hereby initially appointed the Authenticating Agent with the power to act, on the Trustee’s behalf, in the authentication and delivery of the Certificates in connection with Transfers and exchanges as herein provided. If Wells Fargo Bank, National Association is removed as Certificate Administrator, then Wells Fargo Bank, National Association shall be terminated as Authenticating Agent. If the Authenticating Agent is terminated, the Trustee shall appoint a successor authenticating agent, which may be the Trustee or an Affiliate thereof.

(b)             Certificates of each Class of Non-Registered Certificates (other than the Class R Certificates, Class S Certificates and the Class RR Certificates) offered and sold to Qualified Institutional Buyers in reliance on Rule 144A shall be represented by Rule 144A Book-Entry Certificates, which shall be deposited with the Certificate Registrar or an agent of the Certificate Registrar, as custodian for the Depository, and registered in the name of the Depository or a nominee of the Depository. The aggregate Certificate Balance of a Rule 144A Book-Entry Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

(c)             Certificates of each Class of Non-Registered Certificates that are initially offered and sold to investors that are Institutional Accredited Investors that are not Qualified Institutional Buyers and the Retained Certificates (until the expiration of the Transfer Restriction Period) (the “Non-Book Entry Certificates”) shall be in the form of Definitive Certificates, substantially in the applicable form set forth as an exhibit hereto, and shall be registered in the name of such investors or their nominees by the Certificate Registrar who shall deliver the Certificates for such Non-Book Entry Certificates to the respective beneficial owners or owners. For the avoidance of doubt, the Class R Certificates and Class S Certificates shall only be in the form of Definitive Certificates.

(d)             Owners of beneficial interests in Book-Entry Certificates of any Class shall not be entitled to receive physical delivery of certificated Certificates unless: (i) the Depository advises the Certificate Registrar in writing that the Depository is no longer willing or able to discharge properly its responsibilities as depository with respect to the Book-Entry

Certificates of such Class or ceases to be a Clearing Agency, and the Certificate Registrar and the Depository are unable to locate a qualified successor within ninety (90) days of such notice or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Holders of such Class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Certificate Registrar to obtain possession of the Certificates of such Class; provided, however, that under no circumstances will certificated Non-Registered Certificates be issued to beneficial owners of a Temporary Regulation S Book-Entry Certificate. Upon notice of the occurrence of any of the events described in clause (i) or (ii) above with respect to any Certificates of a Class that are in the form of Book-Entry Certificates and upon surrender by the Depository of any Book-Entry Certificate of such Class and receipt from the Depository of instructions for re-registration, the Certificate Registrar shall issue Certificates of such Class in the form of Definitive Certificates (bearing, in the case of a Definitive Certificate issued for a Rule 144A Book-Entry Certificate, the same legends regarding Transfer restrictions borne by such Book-Entry Certificate), and thereafter the Certificate Registrar shall recognize the Holders of such Definitive Certificates as Certificateholders under this Agreement. Unless and until Definitive Certificates are issued in respect of a Class of Book-Entry Certificates, beneficial Ownership Interests in such Class of Certificates will be maintained and transferred on the book entry records of the Depository and Depository Participants, and all references to actions by Holders of such Class of Certificates will refer to action taken by the Depository upon instructions received from the related registered Holders of Certificates through the Depository Participants in accordance with the Depository’s procedures and, except as otherwise set forth herein, all references herein to payments, notices, reports and statements to Holders of such Class of Certificates will refer to payments, notices, reports and statements to the Depository or its nominee as the registered Holder thereof, for distribution to the related registered Holders of Certificates through the Depository Participants in accordance with the Depository’s procedures.

Section 5.03          Registration of Transfer and Exchange of Certificates. (a)  The Certificate Administrator shall keep or cause to be kept at the Corporate Trust Office books (the “Certificate Register”) in which, subject to such reasonable regulations as it may prescribe, the Certificate Administrator shall provide for the registration of Certificates and of Transfers and exchanges of Certificates as herein provided (the Certificate Administrator, in such capacity, being the “Certificate Registrar”). In such capacities, the Certificate Administrator shall be responsible for, among other things, (i) maintaining the Certificate Register and a record of the aggregate holdings of Certificates of each Class of Non-Registered Certificates represented by a Temporary Regulation S Book-Entry Certificate, a Regulation S Book-Entry Certificate and a Rule 144A Book-Entry Certificate and accepting Certificates for exchange and registration of Transfer and (ii) transmitting to the Depositor, the Master Servicer and the Special Servicer any notices from the Certificateholders.

(b)             Subject to the restrictions on Transfer set forth in this Article V, upon surrender for registration of Transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated Transferee or Transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

(c)             Rule 144A Book-Entry Certificate to Temporary Regulation S Book-Entry Certificate. If a Holder of a beneficial interest in the Rule 144A Book-Entry

Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time during the Restricted Period to exchange its interest in such Rule 144A Book-Entry Certificate for an interest in the Temporary Regulation S Book-Entry Certificate of the same Class, or to Transfer its interest in such Rule 144A Book-Entry Certificate to a Person who is required to take delivery thereof in the form of an interest in the Temporary Regulation S Book-Entry Certificate of the same Class, such Holder may, subject to the rules and procedures of the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in such Temporary Regulation S Book-Entry Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07 hereof, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit, or cause to be credited, a beneficial interest in the Temporary Regulation S Book-Entry Certificate in an amount equal to the beneficial interest in the Rule 144A Book-Entry Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the Euroclear or Clearstream account to be credited with such increase and the name of such account and (3) a certificate in the form of Exhibit I hereto given by the Holder of such beneficial interest stating that the Transfer of such interest has been made in compliance with the Transfer restrictions applicable to the Book-Entry Certificates and pursuant to and in accordance with Regulation S, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Book-Entry Certificate and to increase, or cause to be increased, the Certificate Balance of the Temporary Regulation S Book-Entry Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Book-Entry Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions (who shall be the agent member of Euroclear or Clearstream, or both) a beneficial interest in the Temporary Regulation S Book-Entry Certificate equal to the reduction in the Certificate Balance of the Rule 144A Book-Entry Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or Transfer the beneficial interest in the Rule 144A Book-Entry Certificate that is being exchanged or transferred.

(d)             Rule 144A Book-Entry Certificate to Regulation S Book-Entry Certificate. If a Holder of a beneficial interest in the Rule 144A Book-Entry Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time following the Restricted Period to exchange its interest in such Rule 144A Book-Entry Certificate for an interest in the Regulation S Book-Entry Certificate of the same Class, or to Transfer its interest in such Rule 144A Book-Entry Certificate to a Person who is required to take delivery thereof in the form of an interest in a Regulation S Book-Entry Certificate, such Holder may, subject to the rules and procedures of the Depository, exchange, or cause the exchange of, such interest for an equivalent beneficial interest in such Regulation S Book-Entry Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07 hereof, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited a beneficial interest in the Regulation S Book-Entry Certificate in an amount equal to the beneficial interest in the Rule 144A Book-Entry Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with such increase and (3) a certificate in the form of Exhibit J hereto given by the Holder of such beneficial interest stating (A) that the Transfer of such interest has been made in compliance with the Transfer restrictions applicable to the Book-Entry Certificates and pursuant to and in accordance with Regulation S, or (B) that the Transferee is otherwise entitled to hold its interest in the applicable Certificates in the form of an interest in the Regulation S Book-Entry Certificate, without any registration of such Certificates under the Act (in which case such certificate shall enclose an Opinion of Counsel to such effect and such other documents as the Certificate Registrar may reasonably require), then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Book-Entry Certificate and to increase, or cause to be increased, the Certificate Balance of the Regulation S Book-Entry Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Book-Entry Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Book-Entry Certificate equal to the reduction in the Certificate Balance of the Rule 144A Book-Entry Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or Transfer the beneficial interest in the Rule 144A Book-Entry Certificate that is being exchanged or transferred.

(e)             Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to Rule 144A Book-Entry Certificate. If a Holder of a beneficial interest in a Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate for an interest in the Rule 144A Book-Entry Certificate of the same Class, or to Transfer its interest in such Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to a Person who is required to take delivery thereof in the form of an interest in the Rule 144A Book-Entry Certificate, such Holder may, subject to the rules and procedures of Euroclear or Clearstream, as the case may be, and the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in the Rule 144A Book-Entry Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07 hereof, of (1) instructions from Euroclear or Clearstream, if applicable, and the Depository, directing the Certificate Registrar, as registrar, to credit or cause to be credited a beneficial interest in the Rule 144A Book-Entry Certificate equal to the beneficial interest in the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase, (2) with respect to a Transfer of an interest in the Regulation S Book-Entry Certificate, information regarding the participant account of the Depository to be debited with such decrease and (3) with respect to a Transfer of an interest in the Temporary Regulation S Book-Entry Certificate for an interest in the Rule 144A Book-Entry Certificate (i) during the Restricted Period, a certificate in the form of Exhibit K hereto given by the Holder of such beneficial interest and stating that the Person transferring such interest in the Temporary Regulation S Book-Entry Certificate reasonably believes that the Person acquiring such interest in the Rule 144A Book-Entry Certificate is a Qualified Institutional Buyer or (ii) after the Restricted Period, an Investment Representation Letter in the form of Exhibit C attached hereto from the Transferee to the effect that such Transferee is a Qualified Institutional Buyer (an “Investment Representation Letter”) and is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Temporary Regulation S Book-Entry Certificate or Regulation S

Book-Entry Certificate and to increase, or cause to be increased, the Certificate Balance of the Rule 144A Book-Entry Certificate by the aggregate Certificate Balance of the beneficial interest in the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to be exchanged, and the Certificate Registrar shall instruct the Depository, concurrently with such reduction, to credit, or cause to be credited, to the account of the Person specified in such instructions, a beneficial interest in the Rule 144A Book-Entry Certificate equal to the reduction in the Certificate Balance of the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate and to debit, or cause to be debited, from the account of the Person making such Transfer the beneficial interest in the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate that is being transferred.

(f)              Temporary Regulation S Book-Entry Certificate to Regulation S Book-Entry Certificate. Interests in a Temporary Regulation S Book-Entry Certificate as to which the Certificate Registrar has received from Euroclear or Clearstream, as the case may be, a certificate (a “Non-U.S. Beneficial Ownership Certification”) to the effect that Euroclear or Clearstream, as applicable, has received a certificate substantially in the form of Exhibit L hereto from the Holder of a beneficial interest in such Temporary Regulation S Book-Entry Certificate, shall be exchanged after the Restricted Period, for interests in the Regulation S Book-Entry Certificate of the same Class. The Certificate Registrar shall effect such exchange by delivering to the Depository for credit to the respective accounts of such Holders, a duly executed and authenticated Regulation S Book-Entry Certificate, representing the aggregate Certificate Balance of interests in the Temporary Regulation S Book-Entry Certificate initially exchanged for interests in the Regulation S Book-Entry Certificate. The delivery to the Certificate Registrar by Euroclear or Clearstream of the certificate or certificates referred to above may be relied upon by the Depositor and the Certificate Registrar as conclusive evidence that the certificate or certificates referred to therein has or have been delivered to Euroclear or Clearstream pursuant to the terms of this Agreement and the Temporary Regulation S Book-Entry Certificate. Upon any exchange of interests in the Temporary Regulation S Book-Entry Certificate for interests in the Regulation S Book-Entry Certificate, the Certificate Registrar shall endorse the Temporary Regulation S Book-Entry Certificate to reflect the reduction in the Certificate Balance represented thereby by the amount so exchanged and shall endorse the Regulation S Book-Entry Certificate to reflect the corresponding increase in the amount represented thereby. Until so exchanged in full and except as provided therein, the Temporary Regulation S Book-Entry Certificate, and the Certificates evidenced thereby, shall in all respects be entitled to the same benefits under this Agreement as the Regulation S Book-Entry Certificate and Rule 144A Book-Entry Certificate authenticated and delivered hereunder.

(g)             Non-Book Entry Certificate to Book-Entry Certificate. If a Holder of a Non-Book Entry Certificate (other than a Class RR, Class R or a Class S Certificate) wishes at any time, or a Third Party Purchaser wishes, pursuant to Section 5.01(d), to exchange its interest in such Non-Book Entry Certificate for an interest in a Book-Entry Certificate of the same Class, or to Transfer all or part of such Non-Book Entry Certificate to a Person who is entitled to take delivery thereof in the form of an interest in a Book-Entry Certificate, such Holder may, subject to the rules and procedures of Euroclear or Clearstream, if applicable, and the Depository, cause the exchange of all or part of such Non-Book Entry Certificate for an equivalent beneficial interest in the appropriate Book-Entry Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07 hereof, of (1) such Non-Book Entry Certificate, duly endorsed as provided herein, (2) instructions from such Holder directing the Certificate Registrar, as registrar, to credit, or cause to be credited, a beneficial interest in the applicable Book-Entry Certificate equal to the portion of the Certificate Balance of the Non-Book Entry Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase and (3) a certificate in the form of Exhibit M hereto (in the event that the applicable Book-Entry Certificate is the Temporary Regulation S Book-Entry Certificate), in the form of Exhibit N hereto (in the event that the applicable Book-Entry Certificate is the Regulation S Book-Entry Certificate) or in the form of Exhibit O hereto (in the event that the applicable Book-Entry Certificate is the Rule 144A Book-Entry Certificate), then the Certificate Registrar, as registrar, shall cancel, or cause to be canceled, all or part of such Non-Book Entry Certificate, shall, if applicable, execute, authenticate and deliver to the Transferor a new Non-Book Entry Certificate equal to the aggregate Certificate Balance of the portion retained by such Transferor and shall instruct the Depository to increase, or cause to be increased, such Book-Entry Certificate by the aggregate Certificate Balance of the portion of the Non-Book Entry Certificate to be exchanged and to credit, or cause to be credited, to the account of the Person specified in such instructions a beneficial interest in the applicable Book-Entry Certificate equal to the Certificate Balance of the portion of the Non-Book Entry Certificate so canceled. Upon the written direction of the Depositor (which may be by e-mail to cts.cmbs.bond.admin@wellsfargo.com) or its Affiliate, the Certificate Registrar shall execute any instrument as may be reasonably required by the Depository to effect such exchange.

(h)           Non-Book Entry Certificates on Initial Issuance Only. Subject to the issuance of Definitive Certificates, if and when permitted by Section 5.02(d), no Non-Book Entry Certificate shall be issued to a Transferee of an interest in any Rule 144A Book-Entry Certificate, Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate or to a Transferee of a Non-Book Entry Certificate (or any portion thereof).

(i)             Other Exchanges. In the event that a Book-Entry Certificate is exchanged for a Definitive Certificate, such Certificates may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of subsections (c) through (f) above (including the certification requirements intended to ensure that such Transfers comply with Rule 144A or Regulation S under the Act, at the case may be) and such other procedures as may from time to time be adopted by the Certificate Registrar.

(j)            Restricted Period. Prior to the termination of the Restricted Period with respect to the issuance of the Certificates, Transfers of interests in the Temporary Regulation S Book-Entry Certificate to U.S. persons (as defined in Regulation S) shall be limited to Transfers made pursuant to the provisions of subsection (e) above.

(k)            If Non-Registered Certificates are issued upon the Transfer, exchange or replacement of Certificates bearing a restrictive legend relating to compliance with the Act, or if a request is made to remove such legend on Certificates, the Non-Registered Certificates so issued shall bear the restrictive legend, or such legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar such satisfactory evidence, which may include an Opinion of Counsel that neither such legend nor the restrictions on Transfer set forth therein are required to ensure that Transfers thereof comply with the provisions of Rule 144A or Regulation S under the Act. Upon provision of such satisfactory evidence, the Certificate Registrar shall authenticate and deliver Certificates that do not bear such legend.

(l)             All Certificates surrendered for registration of Transfer and exchange shall be canceled and subsequently destroyed by the Certificate Registrar in accordance with the Certificate Registrar’s customary procedures.

(m)           With respect to the ERISA Restricted Certificates, no sale, Transfer, pledge or other disposition (other than any initial Transfer to the Initial Purchasers) of any such Certificate shall be made unless the Trustee and Certificate Administrator shall have received a representation letter from the proposed purchaser or Transferee of such Certificate substantially in the form of Exhibit F-1 attached hereto, to the effect that such proposed purchaser or Transferee is not and will not be (A) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA or a plan subject to Section 4975 of the Code, or a governmental plan (as defined in Section 3(32) of ERISA) or other plan subject to any federal, state or local law (“Similar Law”) which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a “Plan”) or (B) a person acting on behalf of or using the assets of any such Plan (including within the meaning of Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA), other than an insurance company using the assets of its general account under circumstances whereby the purchase and holding of such Certificates by such insurance company will be exempt from the prohibited transaction provisions of ERISA and the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60 (or, in the case of a Plan subject to Similar Law, where the acquisition, holding and disposition of such Certificate will not constitute or result in a non-exempt violation of Similar Law). The Trustee and Certificate Administrator shall not register the sale, Transfer, pledge or other disposition of any ERISA Restricted Certificate unless the Trustee and Certificate Administrator have received either the representation letter described above. The costs of any of the foregoing representation letters shall not be borne by any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Initial Purchasers, the Underwriters, the Operating Advisor, the Asset Representations Reviewer or the Trust. Each Certificate Owner of an ERISA Restricted Certificate shall be deemed to represent that it is not a Person specified in clause (A) or (B) of the first sentence of this Section 5.03(m). Any transfer, sale, pledge or other disposition of any ERISA Restricted Certificates that would constitute or result in a prohibited transaction under ERISA, Section 4975 of the Code or any Similar Law, or would otherwise violate the provisions of this Section 5.03(m) shall be deemed absolutely null and void ab initio, to the extent permitted under applicable law.

(n)           No Class R Certificate, Class S Certificate or any VRR Interest may be purchased by or transferred to any prospective purchaser or Transferee that is or will be a Plan, or any person acting on behalf of a Plan or using the assets of a Plan (including within the meaning of Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA) to purchase such Class R Certificate, Class S Certificate or any VRR Interest. Each prospective Transferee of a Class R Certificate, Class S Certificate or any VRR Interest shall deliver to the Transferor and the Certificate Administrator a representation letter, substantially in the form of Exhibit F-2, stating that the prospective Transferee is not a Plan or a person acting on behalf of or using the assets of a Plan. Any attempted or purported Transfer in violation of these Transfer restrictions shall be null and void ab initio and shall vest no rights in any purported Transferee and shall not relieve the Transferor of any obligations with respect to the applicable Certificates or any VRR Interest.

Each Person who has or acquires any Residual Ownership Interest shall be deemed by the acceptance or acquisition of such Residual Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Residual Ownership Interest are expressly subject to the following provisions:

(i)              Each Person acquiring or holding any Residual Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Residual Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Residual Ownership Interest) as a Permitted Transferee. Any acquisition described in the first sentence of this Section 5.03(n) by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void ab initio and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Residual Ownership Interest as soon and as fully as possible.

(ii)             No Residual Ownership Interest may be Transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto. In connection with any proposed Transfer of any Residual Ownership Interest, the Certificate Registrar shall, as a condition to such consent, (x) require the proposed Transferee to deliver, and the proposed Transferee shall deliver to the Certificate Registrar and to the proposed Transferor, an affidavit in substantially the form attached as Exhibit D-1 (a “Transferee Affidavit”) of the proposed Transferee (A) that such proposed Transferee is a Permitted Transferee and (B) stating that (1) the proposed Transferee historically has paid its debts as they have come due and intends to do so in the future, (2) the proposed Transferee understands that, as the holder of a Residual Ownership Interest, it may incur liabilities in excess of cash flows generated by the residual interest, (3) the proposed Transferee intends to pay taxes associated with holding the Residual Ownership Interest as they become due, (4) the proposed Transferee will not cause income with respect to the Residual Ownership Interest to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such proposed Transferee or any other U.S. Tax Person, (5) the proposed Transferee will not Transfer the Residual Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed Transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, and (6) the proposed Transferee expressly agrees to be bound by and to abide by the provisions of this Section 5.03(n) and (y) other than in connection with the initial issuance of a Class R Certificate, require a statement from the proposed Transferor substantially in the form attached as Exhibit D-2 (the “Transferor Letter”), that the proposed Transferor has no actual knowledge that the proposed Transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed Transferee’s statements therein are false.

(iii)             Notwithstanding the delivery of a Transferee Affidavit by a proposed Transferee under clause (ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed Transferee is not a Permitted Transferee, no Transfer to such proposed Transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, however, the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed Transferee is a Permitted Transferee. Upon notice to the Certificate Registrar that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee or middleman) in contravention of the foregoing restrictions, and in any event not later than sixty (60) days after a request for information from the Transferor of such Residual Ownership Interest or such agent, the Certificate Registrar agrees to furnish to the Internal Revenue Service and the Transferor of such Residual Ownership Interest or such agent such information necessary to the application of Section 860E(e) of the Code as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R Certificate (or portion thereof) for periods after such Transfer. At the election of the Certificate Registrar, the Certificate Registrar may charge a reasonable fee for computing and furnishing such information to the Transferor or to such agent referred to above; provided, however, that such Persons shall in no event be excused from furnishing such information.

(o)           The Class R Certificates may only be transferred to and owned by Qualified Institutional Buyers.

(p)             (i) At all times during the Transfer Restriction Period, if a Transfer of Retained Certificates is to be made, then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) each of the following, sent to the Certificate Registrar and with a copy to each of the Retaining Sponsor and counsel at the addresses provided in Section 13.05: (A) Exhibit D-7 from the Holder of the applicable Retained Certificates instructing the Certificate Registrar of its intentions to release its Retained Certificates from the Third Party Purchaser Safekeeping Account or the Retained Interest Safekeeping Account, as applicable, and to Transfer such Retained Certificate, (B) a certification from such Certificateholder’s prospective Transferee substantially in the form attached hereto as Exhibit D-5, (C) a certification from the Certificateholder desiring to effect such Transfer substantially in the form attached hereto as Exhibit D-6, (D) a W-9 completed by the Transferee and (E) wire instructions and contact information of the Transferee. Upon receipt of the foregoing certifications, the Certificate Registrar shall, subject to Section 5.01(c) and Section 5.03, facilitate the Transfer of the Retained Certificate and reflect the Retained Certificates in the name of the prospective Transferee and shall deliver written confirmation to the Transferee with a copy via email to each of the Retaining Sponsor and Transferor, of such Transfer and the safekeeping of such Retained Certificate substantially in the form of Exhibit TT attached hereto.

(ii) After the termination of the Transfer Restriction Period, if a Transfer of Retained Certificates is to be made, then the Certificate Registrar shall refuse to register such Transfer unless it receives (and upon receipt may conclusively rely upon) each of the following: (A) a certification from such Certificateholder’s prospective Transferee substantially in the form attached hereto as Exhibit D-5 and (B) a certification from the Certificateholder desiring to effect such Transfer substantially in the form attached hereto as Exhibit D-6. For the avoidance of doubt, in no event shall any Retained Certificate be held as a Book-Entry Certificate with a balance in excess of $0 at any time prior to the expiration of the Transfer Restriction Period.

(q)             Notwithstanding any other provision of this Agreement, the Certificate Administrator shall comply with all federal withholding requirements respecting payments to Certificateholders and the RR Interest Owner and other payees of interest or original issue discount that the Certificate Administrator reasonably believes are applicable under the Code. The consent of Certificateholders and the RR Interest Owner or payees shall not be required for such withholding, and the Certificateholders and the RR Interest Owner shall be required to provide the Certificate Administrator with such forms and such other information reasonably required by the Certificate Administrator. If the Certificate Administrator does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder or the RR Interest Owner or payee pursuant to federal withholding requirements, the Certificate Administrator shall indicate the amount withheld to such Person. Such amounts shall be deemed to have been distributed to such Persons for all purposes of this Agreement.

(r)              No Person shall be permitted to own, directly or indirectly, any interest in an RR Interest other than (i) the Retaining Sponsor or one of its Majority Owned Affiliates that is not a Non-Exempt Person or (ii) a Person that provides financing permitted under the Risk Retention Rule (a “Permitted Lender”) to the Retaining Sponsor or such Majority Owned Affiliate; provided, further, that if such financing is provided by the Permitted Lender in a repurchase transaction, the Retaining Sponsor or such Majority-Owned Affiliate of the Retaining Sponsor may transfer its interest in the RR Interest to the Permitted Lender so long as such Sponsor or such Majority-Owned Affiliate is obligated to repurchase such interest in the RR Interest pursuant to the terms of the related financing documents. An RR Interest Owner, if it wishes to transfer the RR Interest, shall notify the Certificate Administrator in writing of such transfer and identify the new RR Interest Owner. The Certificate Administrator shall register the ownership of the RR Interest on a registry of ownership maintained by the Certificate Administrator. Any transfer of an RR Interest (including to a Majority Owned Affiliate) shall be null and void ab initio to the extent permitted under applicable law unless all of the following is provided to the Certificate Administrator (i) the transferor of an RR Interest has executed and delivered to the Certificate Administrator a certification in the form of Exhibit D-4 hereto and (ii) the transferee of an RR Interest has executed and delivered to the Certificate Administrator a certification in the form of Exhibit D-3 hereto, which certification shall include wiring instructions and contact information for such transferee. Notwithstanding anything else in this Agreement to the contrary, no Person shall have any rights hereunder with respect to the RR Interest unless (i) in the case of the Sponsor or its Majority Owned Affiliate, such Person is identified in writing to the Certificate Administrator as being the RR Interest Owner, or (ii) in the case of any subsequent transferee, such Person is identified as being the RR Interest Owner on the ownership registry. The Certificate Administrator, the other parties to this Agreement and the Certificateholders shall be entitled to treat the RR Interest Owner (in the case of any subsequent RR Interest Owner, as recorded on such ownership registry) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in the RR Interest on the part of any other Person. Any transfer of an interest in the RR Interest that is not in compliance with this Section 5.03(r) or Section 5.03(n) shall be null and void ab initio to the extent permitted under applicable law.

(s)             The Sponsors represent, and any subsequent RR Interest Owner shall be deemed by virtue of its acceptance of the RR Interest to represent, to the Trust and the Certificate Administrator (for the benefit of the borrowers) that it is not a Non-Exempt Person. Contemporaneously with the execution of this Agreement and from time to time as necessary during the term of the Agreement, the RR Interest Owners shall deliver to the Certificate Administrator evidence satisfactory to the Certificate Administrator substantiating that it is not a Non-Exempt Person and that the Certificate Administrator is not obligated under applicable law to withhold taxes on sums paid to it with respect to the Mortgage Loans or otherwise under this Agreement. Without limiting the effect of the foregoing, (a) if an RR Interest Owner is created or organized under the laws of the United States, any state thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to the Certificate Administrator an Internal Revenue Service Form W-9 and (b) if an RR Interest Owner is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by the borrowers is treated for United States income tax purposes as derived in whole or part from sources within the United States, the RR Interest Owner shall satisfy the requirements of the preceding sentence by furnishing to the Certificate Administrator an Internal Revenue Service Form W-8ECI, Form W-8IMY (with appropriate attachments) or Form W-8BEN, or successor forms, as may be required from time to time, duly executed by the RR Interest Owner, as evidence of the RR Interest Owner’s exemption from the withholding of United States tax with respect thereto. The Certificate Administrator shall not be obligated to make any payment hereunder to an RR Interest Owner in respect of the RR Interest or otherwise until the RR Interest Owner shall have furnished to the Certificate Administrator the forms, certificates, statements or documents required by this Section 5.03(s).

(t)              Each purchaser of Certificates that is a Plan subject to ERISA or Section 4975 of the Code (an “ERISA Plan”) or is acting on behalf of or using the assets of an ERISA Plan will be deemed to have represented and warranted that (i) none of the Depositor, the issuing entity, the Sponsors, the Underwriters, the Initial Purchasers, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any of their respective affiliated entities, has provided any investment recommendation or investment advice on which the ERISA Plan or the fiduciary making the investment decision for the ERISA Plan has relied in connection with the decision to acquire Certificates, and they are not otherwise acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the ERISA Plan in connection with the ERISA Plan’s acquisition of Certificates (except where an exemption is available (all of the conditions of which are satisfied) to cover the purchase and holding of the Certificates or the transaction is not otherwise prohibited) and (ii) the fiduciary making the decision to acquire the Certificates is exercising its own independent judgment in evaluating the investment in the Certificates.

Section 5.04          Mutilated, Destroyed, Lost or Stolen Certificates. If (a) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (b) there is delivered to the Certificate Registrar such security or indemnity as may be required by it to save it harmless, then, in the absence of actual notice to the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like tenor and interest in the Trust. In connection with the issuance of any new Certificate under this Section 5.04, the Certificate Registrar may require the payment of a sum sufficient to cover any expenses (including the fees and expenses of the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section 5.04 shall constitute complete and indefeasible evidence of ownership in the Trust, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

Section 5.05          Persons Deemed Owners. The Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and neither the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, nor any agent of any of them shall be affected by any notice to the contrary; provided, however, that to the extent that a party to this Agreement responsible for distributing any report, statement or other information required to be distributed to Certificateholders or the RR Interest Owner has been provided an Investor Certification, such party to this Agreement shall distribute such report, statement or other information to such beneficial owner (or prospective Transferee).

Section 5.06          Access to List of Certificateholders’ Names and Addresses; Special Notices. (a)  The Certificate Registrar shall maintain in as current form as is reasonably practicable the most recent list available to it of the names and addresses of the Certificateholders. If any Certificateholder that has provided an Investor Certification (i) requests in writing from the Certificate Registrar a list of the names and addresses of Certificateholders, (ii) states that such Certificateholder desires to communicate with other Certificateholders with respect to its rights under this Agreement or under the Certificates and (iii) provides a copy of the communication which Certificateholder proposes to transmit, then the Certificate Registrar shall, within ten (10) Business Days after the receipt of such request, afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to a current list of the Certificateholders related to the Class of Certificates held by such Certificateholder. Every Certificateholder, by receiving and holding a Certificate, agrees that the Certificate Registrar shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which information was derived. The Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor and the Depositor shall be entitled to a list of the names and addresses of Certificateholders from time to time upon request therefor.

(b)             (i)  The Certificate Administrator shall include in any Form 10-D any written request received in accordance with Section 11.04(a) prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of this Agreement. Any Form 10-D containing such disclosure (a “Special Notice”) regarding the request to communicate shall include the following and no more than the following (a) the name of the Certificateholder or Certificate Owner making the request, (b) the date the request was received, (c) a statement to the effect that the Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under this Agreement, and (d) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

(ii)             In verifying the identity of any Certificateholder or Certificate Owner in connection with any request to communicate, (i) if the Certificateholder or Certificate Owner is the Holder of record with respect to any Certificate, the Certificate Administrator shall not require any further verification or (ii) if the Certificateholder or Certificate Owner is not the Holder of record with respect to any Certificate, the Certificate Administrator shall require no more than (x) a written certification from such Certificateholder or Certificate Owner that it is the beneficial owner of a Certificate and (y) another document confirming ownership of such Certificate (e.g., trade confirmation, account statement, or a letter from a broker-dealer). The Certificate Administrator shall not have any obligation to verify the information provided by any Certificateholder or Certificate Owner in any request to communicate and may rely on such information conclusively. Additionally, any expenses the Certificate Administrator incurs in connection with any request to communicate shall be paid by the Trust.

Section 5.07          Maintenance of Office or Agency. The Certificate Registrar shall maintain or cause to be maintained an office or offices or agency or agencies where Certificates may be surrendered for registration of Transfer or exchange and where notices and demands to or upon the Certificate Registrar in respect of the Certificates and this Agreement may be served. The Certificate Registrar initially designates its office at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479 as its office for such purposes. The Certificate Registrar shall give prompt written notice to the Certificateholders, the RR Interest Owner and the Mortgagors of any change in the location of the Certificate Register or any such office or agency.

Section 5.08          Appointment of Certificate Administrator. (a)  Wells Fargo Bank, National Association, is hereby initially appointed Certificate Administrator in accordance with the terms of this Agreement. If the Certificate Administrator resigns or is terminated, a successor certificate administrator will be appointed pursuant to Section 8.07, which successor may be the Trustee or an Affiliate thereof to fulfill the obligations of the Certificate Administrator hereunder which must satisfy the eligibility requirements set forth in Section 8.06.

(b)             The Certificate Administrator may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order,

Appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(c)             The Certificate Administrator, at the expense of the Trust (but only if such amount constitutes “unanticipated expenses incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii)), may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith.

(d)             The Certificate Administrator shall not be personally liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement.

(e)             The Certificate Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided, however, that the appointment of such agents or attorneys shall not relieve the Certificate Administrator of its duties or obligations hereunder.

(f)              The Certificate Administrator shall not be responsible for any act or omission of the Trustee, the Master Servicer, the Special Servicer or the Depositor.

Section 5.09          Voting Procedures for Certificates. (a)  With respect to any matters submitted to Certificateholders for a vote, the Certificate Administrator shall administer such vote through the Depository with respect to Book-Entry Certificates and directly with registered Holders by mail with respect to Definitive Certificates. In each case, such vote shall be administered in accordance with the following procedures, unless different procedures are otherwise described herein with respect to a specific vote:

(b)             Any matter submitted to Certificateholders for a vote shall be announced in a notice prepared by the Certificate Administrator. Such notice shall include the record date determined by the Certificate Administrator for purposes of the vote and a voting deadline which shall be no less than thirty (30) days and no later than sixty (60) days after the date such notice is distributed. The notice and related ballot shall be sent to Holders of Book-Entry Certificates through the Depository and by mail to the registered Holders of Definitive Certificates. In addition, the notice and related ballot shall be posted to the Certificate Administrator’s Website. Notices delivered in this manner shall be considered delivered to all Holders regardless of whether any Holder actually receives the notice and ballot.

(c)             In connection with any vote administered pursuant to this Agreement, voting Holders shall be required to certify their holdings in the manner set forth on the ballot, unless a specific manner is otherwise provided herein. Holders may only vote in accordance with their Voting Rights. Voting Rights with respect to any outstanding Class of Certificates shall be calculated by the Certificate Administrator in accordance with the definition of Voting Rights as of the record date for the vote. Only Classes of Certificates with an outstanding Certificate Balance greater than zero as of the record date of the vote shall be permitted to vote. Once a Holder has cast its vote, the vote may be changed or retracted on or before the vote deadline. Any changes or retractions shall be communicated by the Certificateholder to the Certificate Administrator in writing on a ballot. After the vote deadline has passed, votes may not be changed or retracted by any Holder unless the Holder wishing to change or retract its vote holds a sufficient portion of the Voting Rights such that the Holder, by its vote alone, could approve or deny the proposition subject to a vote without taking into consideration the votes cast by any other Holder. Transferees or purchasers of any Class of Certificates are subject to and shall be bound by all votes of Holders of Certificates initiated or conducted prior to its acquisition of such Certificate.

(d)             The Certificate Administrator may take up to fifteen (15) Business Days to tabulate the results of any vote. The Certificate Administrator shall use its reasonable efforts to resolve any illegible or incomplete ballots received prior to the voting deadline. Illegible or incomplete ballots that are received on the voting deadline or that cannot be resolved by the voting deadline shall not be counted. Promptly after the votes are tabulated, the Certificate Administrator shall prepare a notice announcing the results of the vote. Such notice shall include the percentage of Voting Rights in favor of the proposition, the percentage against the proposition and the percentage abstaining. In addition, the notice will announce whether the proposition has been adopted by Certificateholders. The notice shall be distributed in accordance with the methods described in Section 5.09(b) above. The Certificate Administrator shall also include such notice on the Form 10-D prepared in connection with the distribution period that corresponds with the date such notice is distributed. All vote tabulations shall be final and the Certificate Administrator shall not, absent manifest error, re-tabulate the votes or conduct a new vote for the same proposition.

(e)             Any and all reasonable expenses incurred by the Certificate Administrator in connection with administering any vote shall be borne by the Trust. The Certificate Administrator is under no obligation to advise Holders about the matter being voted on or answer questions other than process-related questions regarding the administration of the vote.

(f)              If any party to this Agreement believes a vote of Certificateholders is needed for some matter related to the administration of the Trust that is not specifically contemplated herein, such party may request the Certificate Administrator to conduct a vote and the Certificate Administrator will conduct the requested vote in accordance with these procedures. Unless specifically provided herein, all such votes require a majority of Certificateholders to carry a proposition.

Article VI

THE DEPOSITOR, THE MASTER SERVICER, The Special Servicer, the Operating Advisor, THE ASSET REPRESENTATIONS REVIEWER, THE DIRECTING HOLDER and the risk retention consultation parties

Section 6.01          Representations, Warranties and Covenants of the Master Servicer, Special Servicer, the Operating Advisor and the Asset Representations Reviewer. (a)  The Master Servicer hereby represents, warrants and covenants to the Trustee, for its own benefit and the benefit of the Certificateholders, the RR Interest Owner, the Risk Retention Consultation

Parties, each Serviced Companion Noteholder, the Depositor, the Certificate Administrator, the Special Servicer, the Asset Representations Reviewer and the Operating Advisor, as of the Closing Date, that:

(i)              The Master Servicer is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America, and the Master Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)             The execution and delivery of this Agreement by the Master Servicer, and the performance and compliance with the terms of this Agreement by the Master Servicer, do not (A) violate the Master Servicer’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or that is applicable to it or any of its assets or (C) violate any law, rule, regulation, order, judgment or decree to which the Master Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Master Servicer to perform its obligations under this Agreement or its financial condition;

(iii)             The Master Servicer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)            This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Master Servicer, enforceable against the Master Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)             The Master Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Master Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer;

(vi)            No litigation is pending or, to the best of the Master Servicer’s knowledge, threatened against the Master Servicer which would prohibit the Master Servicer from entering into this Agreement or, in the Master Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Master Servicer to perform its obligations under this Agreement;

(vii)           The Master Servicer has errors and omissions insurance coverage that is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07 hereof;

(viii)          No consent, approval, authorization or order of, registration or filing with, or notice to, any governmental authority or court is required under federal or state law for the execution, delivery and performance by the Master Servicer of, or compliance by the Master Servicer with, this Agreement or the Master Servicer’s consummation of any transactions contemplated hereby, other than (A) such consents, approvals, authorizations, orders, qualifications, registrations, filings or notices as have been obtained, made or given prior to the actual performance by the Master Servicer of its obligations under this Agreement or (B) where the lack of such consent, approval, authorization, order, qualification, registration, filing or notice would not have a material adverse effect on the performance by the Master Servicer under this Agreement; and

(ix)             to its actual knowledge, the Master Servicer is not Risk Retention Affiliated with the Third Party Purchaser.

(b)           The Special Servicer, hereby represents, warrants and covenants to the Trustee, for its own benefit and the benefit of the Certificateholders, the RR Interest Owner, the Risk Retention Consultation Parties, each Serviced Companion Noteholder, the Depositor, the Certificate Administrator, the Master Servicer, the Asset Representations Reviewer and the Operating Advisor, as of the Closing Date, that:

(i)             The Special Servicer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, the Special Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)             The execution and delivery of this Agreement by the Special Servicer and the performance and compliance with the terms of this Agreement by the Special Servicer do not (A) violate the Special Servicer’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or that is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Special Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or its financial condition;

(iii)             The Special Servicer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)             This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer enforceable against the Special Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)             The Special Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

(vi)             No litigation is pending or, to the best of the Special Servicer’s knowledge, threatened against the Special Servicer which would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Special Servicer to perform its obligations under this Agreement;

(vii)             The Special Servicer has errors and omissions coverage that is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07 hereof; and

(viii)             No consent, approval, authorization or order of any court or governmental agency or body is required under federal or state law for the execution, delivery and performance by the Special Servicer of, or compliance by the Special Servicer with, this Agreement or the consummation of the transactions of the Special Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Special Servicer of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Special Servicer to perform its obligations hereunder.

(c)             The Operating Advisor hereby represents, warrants and covenants to the Trustee, for its own benefit and the benefit of the Certificateholders, the RR Interest Owner, the Risk Retention Consultation Parties, each Serviced Companion Noteholder, the Depositor, the Certificate Administrator, the Master Servicer, the Special Servicer and the Asset Representations Reviewer, as of the Closing Date, that:

(i)             The Operating Advisor is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Operating Advisor is in compliance with the laws of each State in which any Mortgaged

Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)             The execution and delivery of this Agreement by the Operating Advisor, and the performance and compliance with the terms of this Agreement by the Operating Advisor, do not (A) violate the Operating Advisor’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or that is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Operating Advisor or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or its financial condition;

(iii)             The Operating Advisor has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)             This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Operating Advisor, enforceable against the Operating Advisor in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)             The Operating Advisor is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or the financial condition of the Operating Advisor;

(vi)             The Operating Advisor has errors and omissions insurance coverage that is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07 hereof;

(vii)             No litigation is pending or, to the best of the Operating Advisor’s knowledge, threatened against the Operating Advisor, which would prohibit the Operating Advisor from entering into this Agreement or, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Operating Advisor to perform its obligations under this Agreement;

(viii)          No consent, approval, authorization or order of any court or governmental agency or body is required under federal or state law for the execution, delivery and performance by the Operating Advisor of, or compliance by the Operating Advisor with, this Agreement or the consummation of the transactions of the Operating Advisor contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Operating Advisor of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Operating Advisor to perform its obligations hereunder;

(ix)             The Operating Advisor possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to this Agreement over the life of the Trust Fund; and

(x)              The Operating Advisor is an Eligible Operating Advisor.

(d)             The Asset Representations Reviewer hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, the RR Interest Owner, the Risk Retention Consultation Parties and to the Depositor, the Master Servicer, the Special Servicer and the Certificate Administrator, as of the Closing Date, that:

(i)             The Asset Representations Reviewer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Asset Representations Reviewer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)             The execution and delivery of this Agreement by the Asset Representations Reviewer, and the performance and compliance with the terms of this Agreement by the Asset Representations Reviewer, do not (A) violate the Asset Representations Reviewer’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or that is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Asset Representations Reviewer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Asset Representations Reviewer to perform its obligations under this Agreement or its financial condition;

(iii)             The Asset Representations Reviewer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)             This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Asset Representations Reviewer, enforceable against the Asset Representations Reviewer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)             The Asset Representations Reviewer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Asset Representations Reviewer’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Asset Representations Reviewer to perform its obligations under this Agreement or the financial condition of the Asset Representations Reviewer;

(vi)             No litigation is pending or, to the best of the Asset Representations Reviewer’s knowledge, threatened against the Asset Representations Reviewer, which would prohibit the Asset Representations Reviewer from entering into this Agreement or, in the Asset Representations Reviewer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Asset Representations Reviewer to perform its obligations under this Agreement;

(vii)             The Asset Representations Reviewer has errors and omissions coverage that is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07 hereof;

(viii)             No consent, approval, authorization or order of any court or governmental agency or body is required under federal or state law for the execution, delivery and performance by the Asset Representations Reviewer of, or compliance by the Asset Representations Reviewer with, this Agreement or the consummation of the transactions of the Asset Representations Reviewer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Asset Representations Reviewer of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Asset Representations Reviewer to perform its obligations hereunder; and

(ix)             The Asset Representations Reviewer is an Eligible Asset Representations Reviewer.

(e)             The representations and warranties set forth in paragraphs (a)-(d) above shall survive the execution and delivery of this Agreement. Upon discovery by any party to this Agreement (or upon written notice thereof from any Certificateholder, the RR Interest Owner or any Companion Holder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of any party to this Agreement, the Certificateholders or the RR Interest Owner, the party discovering such breach shall give prompt written notice to the other parties hereto, each certifying Certificateholder, the RR Interest Owner and, prior to the occurrence and continuance of a Control Termination Event, the Directing Holder.

Section 6.02          Liability of the Depositor, the Master Servicer, the Operating Advisor, the Special Servicer and the Asset Representations Reviewer. The Depositor, the Master Servicer, the Operating Advisor, the Special Servicer and the Asset Representations Reviewer shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by, and no implied duties or obligations may be asserted against, the Depositor, the Master Servicer, the Operating Advisor, the Special Servicer and the Asset Representations Reviewer herein.

Section 6.03          Merger, Consolidation or Conversion of the Depositor, the Master Servicer, the Operating Advisor, the Special Servicer or the Asset Representations Reviewer. (a)Subject to subsection (b) below, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer each will keep in full effect its existence, rights and franchises as an entity under the laws of the jurisdiction of its incorporation or organization, and each will obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates, the RR Interest or any of the Mortgage Loans or Companion Loans and to perform its respective duties under this Agreement.

(b)             The Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer each may be merged or consolidated with or into any Person, or Transfer all or substantially all of its assets (which may be limited to all or substantially all of its assets related to commercial mortgage loan servicing or commercial mortgage surveillance, as the case may be) to any Person, in which case any Person resulting from any merger or consolidation to which the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer shall be a party, or any Person succeeding to the business of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, shall be the successor of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer (such Person, in the case of the Master Servicer or the Special Servicer in each of the foregoing cases, the “Surviving Entity”), as the case may be, hereunder, without the execution or filing of any paper (other than an assumption agreement wherein the successor shall agree to perform the obligations of and serve as the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as the case may be, in accordance with the terms of this Agreement) or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that with respect to such merger, consolidation or succession, Rating Agency Confirmation is received from each Rating Agency with respect to the Classes of Certificates and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmation is received from each Companion Loan Rating Agency; provided, further, that if the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer enters into a merger and the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, is the Surviving Entity under applicable law, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, shall not, as a result of the merger, be required to provide a Rating Agency Confirmation with respect to ratings of the Classes of Certificates or, with respect to any class of Serviced Companion Loan Securities, a Companion Loan Rating Agency Confirmation; provided, further, that for so long as the Trust, and, with respect to any Companion Loan included as part of the trust in a related Other Securitization, is subject to the reporting requirements of the Exchange Act, if the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer notifies the Depositor in writing (a “Merger Notice”) of any such merger, consolidation, conversion or other change in form, and the Depositor or the depositor in such Other Securitization, as the case may be, notifies the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, in writing that the Depositor or the depositor in such Other Securitization, as the case may be, has discovered that such successor entity has not complied with its Exchange Act reporting obligations under any other commercial mortgage loan securitization (and specifically identifying the instance of noncompliance), then it shall be an additional condition to such succession that the Depositor or the depositor in such Other Securitization, as the case may be, shall have consented (which consent shall not be unreasonably withheld or delayed) to such successor entity. Notwithstanding the foregoing, no Master Servicer, Special Servicer or Operating Advisor may remain the Master Servicer, the Special Servicer or Operating Advisor, as applicable, under this Agreement after (x) being merged or consolidated with or into any Person that is a Prohibited Party, or (y) transferring all or substantially all of its assets to any Person if such Person is a Prohibited Party, except to the extent (i) the Master Servicer, the Special Servicer or Operating Advisor, as applicable, is the Surviving Entity of such merger, consolidation or transfer and has been and continues to be in compliance with its Regulation AB reporting obligations hereunder or (ii) the Depositor consents to such merger, consolidation or transfer, which consent shall not be unreasonably withheld. If, within sixty (60) days following the date of delivery of the Merger Notice to the Depositor or the depositor in such Other Securitization, as the case may be, the Depositor or depositor in such Other Securitization, as the case may be, shall have failed to notify the Master Servicer or the Special Servicer, as applicable, in writing of the Depositor’s determination, or depositor’s determination, in the case of an Other Securitization, to grant or withhold such consent, such failure shall be deemed to constitute a grant of such consent. If the conditions to the provisions in the second preceding sentence are not met, the Trustee may terminate, and if the conditions set forth in the third proviso of the second preceding sentence are not met the Trustee shall terminate, the applicable Surviving Entity’s servicing of the Mortgage Loans pursuant hereto, such termination to be effected in the manner set forth in Section 13.01.

Section 6.04          Limitation on Liability of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and Others. (a)  None of the Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any of the partners, directors, officers, shareholders, members, managers, employees or agents of any of the foregoing shall be under any liability to the Trust, the Certificateholders, the RR Interest Owner or the Companion Holders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that (i) this provision shall not protect the Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such Person against any breach of warranties or representations made by it herein or any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties or by reason of negligent disregard of such party’s obligations and duties hereunder. The Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the

Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any partner, director, officer, shareholder, member, manager, employee or agent of the Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Operating Advisor or the Asset Representations Reviewer may rely on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Asset Representations Reviewer and the Operating Advisor and any partner, director, officer, shareholder, member, manager, employee or agent of any of the foregoing shall be indemnified and held harmless by the Trust against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with any legal or administrative action (whether in equity or at law) or claim relating to this Agreement, the Mortgage Loans, the Companion Loans or the Certificates, other than any loss, liability or expense: (i) specifically required to be borne thereby pursuant to the terms hereof; (ii) incurred in connection with any breach of a representation or warranty made by it herein; (iii) incurred by reason of bad faith, willful misconduct or negligence in the performance of its obligations or duties hereunder, or by reason of negligent disregard of such obligations or duties; or (iv) in the case of the Depositor and any of its partners, directors, officers, shareholders, members, managers, employees and agents, incurred in connection with any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the Trustee nor the Certificate Administrator (including in its capacity as Custodian) shall be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or the Certificate Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. Each of the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Asset Representations Reviewer and the Operating Advisor conclusively may rely on, and shall be protected in acting or refraining from acting upon, any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, financial statement, agreement, Appraisal, bond or other document (in electronic or paper format) as contemplated by and in accordance with this Agreement and reasonably believed or in good faith believed by the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Asset Representations Reviewer or the Operating Advisor to be genuine and to have been signed or presented by the proper party or parties and each of them may consult with counsel, in which case any written advice of counsel or Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel.

(b)             None of the Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Operating Advisor and the Asset Representations Reviewer shall be under any obligation to appear in, prosecute or defend any legal or administrative action (whether in equity or at law), proceeding, hearing or examination that is not incidental to its respective duties under this Agreement or which in its opinion may involve it in any expense or liability not recoverable from the Trust; provided, however, that each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer may in its discretion undertake any such action, proceeding, hearing or examination that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders and the RR Interest Owner (and, in the case of any Serviced Whole Loan, the rights of the Certificateholders, the RR Interest Owner and the holders of a Serviced Companion Loan (as a collective whole) taking into account the subordinate or pari passu nature of such Serviced Companion Loan); provided, however, that if a Serviced Whole Loan and/or the holder of any related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to the applicable Serviced Whole Loan in accordance with the related Co-Lender Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the Trust for any amounts advanced for the payment of such expenses, costs or liabilities. In such event, the legal expenses and costs of such action, proceeding, hearing or examination and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust, and the Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Asset Representations Reviewer and the Operating Advisor shall be entitled to be reimbursed therefor out of amounts attributable to the Mortgage Loans or the Companion Loan on deposit in the Collection Account (including, without duplication, any subaccount thereof), as provided by Section 3.05(a)(xii).

(c)             Each of the Master Servicer and the Special Servicer, as applicable, agrees to indemnify the Depositor, the Trustee, the related Serviced Companion Noteholder, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (including in its capacity as Companion Paying Agent) (in the case of the Special Servicer), the Special Servicer (in the case of the Master Servicer) and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the indemnifying party in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the indemnifying party of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein by the indemnifying party. The Trustee, the Certificate Administrator, the Depositor, the Asset Representations Reviewer or the Operating Advisor, as the case may be, shall immediately notify the Master Servicer or the Special Servicer as applicable, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the Master Servicer or the Special Servicer, as the case may be, shall assume the defense of such claim (with counsel reasonably satisfactory to the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Depositor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Master Servicer or the Special Servicer, as the case may be, shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Master Servicer’s or the Special Servicer’s, as the case may be, defense of such claim is materially prejudiced thereby.

(d)             Each of the Trustee and the Certificate Administrator (including in its role as Custodian), respectively agrees to indemnify the Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Certificate Administrator (in the case of the Trustee), the Trustee (in the case of the Certificate Administrator), the Operating Advisor, the Asset Representations Reviewer, the Sponsors (but only in the case of the Certificate Administrator and with respect to Article V) and the Trust and any partner, director, officer, shareholder, member, manager employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Trustee or the Certificate Administrator, respectively, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Trustee or the Certificate Administrator, respectively, of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages. The Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer or the Operating Advisor, as the case may be, shall immediately notify the Trustee and the Certificate Administrator, respectively, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the Trustee or the Certificate Administrator shall assume the defense of such claim (with counsel reasonably satisfactory to the Depositor, such Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Asset Representations Reviewer or the Operating Advisor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Trustee or the Certificate Administrator shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Trustee’s or the Certificate Administrator’s defense of such claim is materially prejudiced thereby.

(e)             The Depositor agrees to indemnify the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Depositor, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Depositor of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages. The Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Asset Representations Reviewer or the Operating Advisor, as the case may be, shall immediately notify the Depositor if a claim is made by a third party with respect to this Agreement, whereupon the Depositor shall assume the defense of such claim (with counsel reasonably satisfactory to the Master Servicer (including in its capacity as Companion Paying Agent) or the Special Servicer) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim.

Any failure to so notify the Depositor shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Depositor’s defense of such claim is materially prejudiced thereby.

(f)              The Operating Advisor agrees to indemnify the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Trustee, the Certificate Administrator, the Depositor, the Asset Representations Reviewer and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Operating Advisor, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Operating Advisor of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages. The Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Asset Representations Reviewer or the Depositor, as the case may be, shall immediately notify the Operating Advisor if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the Operating Advisor shall assume the defense of such claim (with counsel reasonably satisfactory to the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Trustee, the Certificate Administrator, the Asset Representations Reviewer or the Depositor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Operating Advisor shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Operating Advisor’s defense of such claim is materially prejudiced thereby.

(g)             Neither the Operating Advisor nor its Affiliates or any of the partners, directors, officers, shareholders, members, managers, employees or agents of the Operating Advisor shall be under any liability to any Certificateholder or the RR Interest Owner for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Operating Advisor against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties hereunder.

(h)             The Asset Representations Reviewer agrees to indemnify the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Trustee, the Certificate Administrator, the Depositor, the Operating Advisor and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Asset Representations Reviewer, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Asset Representations Reviewer of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages. The Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Depositor, as the case may be, shall immediately notify the Asset Representations Reviewer if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the Asset Representations Reviewer shall assume the defense of such claim (with counsel reasonably satisfactory to the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Depositor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Asset Representations Reviewer shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Asset Representations Reviewer’s defense of such claim is materially prejudiced thereby.

(i)             The applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator, Non-Serviced Operating Advisor, Non-Serviced Asset Representations Reviewer, Non-Serviced Depositor and Non-Serviced Trustee, and any of their respective partners, directors, officers, shareholders, members, managers, employees or agents and the applicable Non-Serviced Trust, shall be indemnified by the Trust and held harmless against the Trust’s pro rata share (subject to the applicable Non-Serviced Co-Lender Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of a Non-Serviced Mortgage Loan and the related Non-Serviced Mortgaged Property (or with respect to the Non-Serviced Operating Advisor and/or Non-Serviced Asset Representations Reviewer, incurred in connection with the provision of services for such Non-Serviced Mortgage Loan) under the applicable Non-Serviced Pooling Agreement (as and to the same extent the applicable Non-Serviced Trust is required to indemnify such parties in respect of other mortgage loans in the applicable Non-Serviced Trust pursuant to the terms of the related Non-Serviced Pooling Agreement).

The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer.

For the avoidance of doubt, with respect to any indemnification provisions in this Agreement providing that the Trust or a party to this Agreement is required to indemnify another party to this Agreement for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

Section 6.05          Depositor, Master Servicer and Special Servicer Not to Resign. Subject to the provisions of Section 6.03, neither the Master Servicer nor the Special Servicer shall resign from their respective obligations and duties hereby imposed on each of them except upon (a) determination that such party’s duties hereunder are no longer permissible under applicable law or (b) in the case of the Master Servicer or the Special Servicer, upon the appointment of, and the acceptance of such appointment by, a successor master servicer or special servicer, as applicable, and receipt by the Certificate Administrator and the Trustee of Rating Agency Confirmation from each Rating Agency and, with respect to a Serviced Whole Loan, receipt of a Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency. Any such determination permitting the resignation of the Master Servicer or the Special Servicer pursuant to clause (a) above shall be evidenced by an Opinion of Counsel (at the expense of the resigning party) to such effect delivered to the Trustee and (prior to the occurrence of a Consultation Termination Event) the Controlling Class Representative. No such resignation by the Master Servicer or the Special Servicer shall become effective until the Trustee or a successor master servicer or successor special servicer, as applicable, shall have assumed the Master Servicer’s or the Special Servicer’s, as applicable, responsibilities and obligations in accordance with Section 7.02 and no such resignation by the Master Servicer or the Special Servicer shall become effective until the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 11.07 hereof and any other Form 8-K filings have been completed with respect to any related Companion Loan. Upon any termination (as described in Section 7.01(c)) or resignation of the Master Servicer or the Special Servicer, pursuant to this Section 6.05, the Master Servicer or the Special Servicer, as applicable, shall have the right and opportunity to appoint any successor master servicer or special servicer with respect to this Section 6.05; provided that, such successor master servicer or special servicer shall not be the Asset Representations Reviewer, the Operating Advisor or one of their respective Affiliates and (prior to the occurrence and continuance of a Control Termination Event) such successor special servicer is approved by the Directing Holder, such approval not to be unreasonably withheld. The resigning party shall pay all costs and expenses (including costs and expenses incurred by the Trustee and the Certificate Administrator) associated with a transfer of its duties pursuant to this Section 6.05; provided, however, that rights in respect of indemnification, entitlement to be paid any outstanding servicing or special servicing compensation and entitlement to reimbursement of amounts due, including Advances and interest thereon, will survive such resignation under this Agreement. Except as provided in Section 7.01(c), in no event shall the Master Servicer or the Special Servicer have the right to appoint any successor master servicer or special servicer if such Master Servicer or Special Servicer, as applicable, is terminated or removed pursuant to Section 7.01.

Section 6.06          Rights of the Depositor in Respect of the Master Servicer and the Special Servicer. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer and the Special Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of the Master Servicer and the Special Servicer hereunder or exercise the rights of the Master Servicer or the Special Servicer, as applicable, hereunder; provided, however, that the Master Servicer and the Special Servicer shall not be relieved of any of their respective obligations hereunder by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by the Master Servicer or the Special Servicer and is not obligated to supervise the performance of the Trustee, the Master Servicer, the Operating Advisor or the Special Servicer under this Agreement or otherwise.

Section 6.07          The Master Servicer and the Special Servicer as Certificate Owner. The Master Servicer, the Special Servicer or any Affiliate thereof may become the Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect to) any Certificate with

(except as otherwise set forth in the definition of “Certificateholder”) the same rights it would have if it were not the Master Servicer, the Special Servicer or an Affiliate thereof.

Section 6.08          The Directing Holder and the Risk Retention Consultation Parties. (a)  For so long as no Control Termination Event is continuing, the Directing Holder shall be entitled to advise (1) the Special Servicer with respect to all Specially Serviced Mortgage Loans (other than any Excluded Loan) as to all Major Decisions, (2) the Special Servicer with respect to Non-Specially Serviced Mortgage Loans (other than any Excluded Loan) as to all Special Servicer Major Decisions, and (3) the Master Servicer with respect to Non-Specially Serviced Mortgage Loans (other than any Excluded Loan) as to all Master Servicer Major Decisions. Notwithstanding, anything herein to the contrary, except as set forth in, and in any event subject to the second and third paragraphs of this Section 6.08, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan or any applicable Excluded Loan) or any Serviced Whole Loan, for so long as no Control Termination Event is continuing, neither the Master Servicer nor the Special Servicer shall be permitted to take any of the following actions (each a “Major Decision”) as to which the Directing Holder has objected in writing within ten (10) Business Days (or thirty (30) days with respect to clause (xiv) of the definition of “Major Decision” below) after receipt of the related Major Decision Reporting Package (provided that if such written objection has not been received by the Master Servicer or the Special Servicer, as applicable, within such ten (10) Business Day (or thirty (30) day) period, then the Directing Holder will be deemed to have approved such action):

(i)              any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans and/or Serviced Whole Loans as come into and continue in default;

(ii)             any modification, consent to a modification or waiver of any monetary term (other than Penalty Charges (which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to this Agreement)) or material non-monetary term (including, without limitation, a Payment Accommodation, the timing of payments and acceptance of discounted pay-offs, but excluding the waiver of Penalty Charges) of a Mortgage Loan or Serviced Whole Loan or any extension of the Maturity Date of such Mortgage Loan or Serviced Whole Loan;

(iii)             any sale of a Defaulted Loan and any related defaulted Companion Loan, as applicable, or any REO Property (other than in connection with the termination of the Trust) for less than the applicable Purchase Price;

(iv)            any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Materials located at an REO Property or any approval of a Mortgagor’s determination to bring a Mortgaged Property into compliance with applicable environmental laws or to otherwise address Hazardous Material located at a Mortgaged Property, to the extent the lender is required to consent to, or approve, any such determination by the Mortgagor under the related Mortgage Loan documents;

(v)             any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan or Serviced Whole Loan or any consent to either of the foregoing, other than immaterial condemnation actions and other similar takings, or if otherwise required pursuant to the specific terms of the related Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(vi)            any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or Serviced Whole Loan, if lender consent is required, any consent to such waiver or consent to a transfer of the Mortgaged Property or interests in the Mortgagor or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement and for which there is no lender discretion or related to an immaterial easement, right of way or similar agreement;

(vii)           releases of amounts from any escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan or a Serviced Whole Loan and for which there is no lender discretion;

(viii)          any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a Mortgagor or guarantor or releasing a Mortgagor or guarantor from liability under a Mortgage Loan or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(ix)             following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including acceleration of the Mortgage Loan or Serviced Whole Loan, as the case may be, or initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related borrower or Mortgaged Property;

(x)             approving leases, lease modifications or amendments or any requests for subordination non-disturbance and attornment agreements or other similar agreements with respect to any lease that (a) involves a lease of an outparcel or affects an area greater than or equal to the lesser of (1) 30,000 square feet or (2) 30% of the net rentable area of the related Mortgaged Property, (b) involves a tenant or space specifically identified by name or space location in the related Mortgage Loan documents as requiring the consent of the lender for the associated activity or (c) such transaction is not a routine leasing matter for a customary lease of space for parking office retail, warehouse, industrial and/or manufacturing purposes (in each case of clause (a), (b) or (c), to the extent the lender is required to approve under the Mortgage Loan documents);

(xi)             the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of a Mortgagor;

(xii)            any consent or approval of (a) any property management changes on a Mortgage Loan with an outstanding principal balance exceeding $10,000,000 and a Debt

Service Coverage Ratio of less than 1.25x or franchise changes, and (b) any amendments, modifications, waivers, or other similar actions with respect to any property management agreement or franchise agreement, as applicable (in each case of clause (a) and (b), to the extent the lender is required to consent or approve under the Mortgage Loan documents);

(xiii)           any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement with any mezzanine lender, holder of a Pari Passu Companion Loan or subordinate debt holder related to a Mortgage Loan or Serviced Whole Loan, or an action to enforce rights (or decision not to enforce rights) with respect thereto, in each case, in a manner that materially and adversely affects the Holders of the Control Eligible Certificates;

(xiv)           any determination of an Acceptable Insurance Default;

(xv)            any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(xvi)           any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property, in each case, to the extent the lender has discretion under the related Mortgage Loan documents;

(xvii)          approving annual budgets for the related Mortgaged Property with increases (in excess of 10%) in operating expenses or payments to entities actually known by the Master Servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Serviced Whole Loan);

(xviii)         any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the lender’s approval is required under the related Mortgage Loan documents;

(xix)           determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

(xx)            other than in the case of a Non-Specially Serviced Mortgage Loan, consent to actions and releases related to condemnation of parcels of a Mortgaged Property with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or any related Companion Loan when due, in each case, to the extent the lender has discretion under the related Mortgage Loan documents; and

(xxi)           approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements;

provided that, in the event that the Special Servicer or Master Servicer (in the event the Master Servicer is otherwise authorized by this Agreement to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of the Directing Holder prior to the occurrence and continuance of a Control Termination Event in this Agreement (or any matter requiring consultation with the Directing Holder, a Risk Retention Consultation Party or the Operating Advisor), is necessary to protect the interests of the Certificateholders and the RR Interest Owner (or, with respect to any Serviced Whole Loan, the interest of the Certificateholders, the RR Interest Owner and the holders of any related Serviced Companion Loan) (as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans)), the Special Servicer or Master Servicer, as applicable may take any such action without waiting for the Directing Holder’s response (or without waiting to consult with the Directing Holder, the Risk Retention Consultation Parties or the Operating Advisor, as the case may be), provided that the Special Servicer or Master Servicer, as applicable provides the Directing Holder (or the Operating Advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis therefor. Similarly, with respect to a Serviced AB Whole Loan, following the occurrence of an extraordinary event with respect to any related Mortgaged Property, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Master Servicer or the Special Servicer, as applicable, may take actions with respect to such Mortgaged Property before obtaining the consent of the Directing Holder if the Master Servicer or the Special Servicer, as applicable, reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the Certificateholders and the holders of any related Serviced Companion Loan, as a collective whole (taking into account the subordinate nature of each Serviced Subordinate Companion Loan), and the Master Servicer or the Special Servicer, as applicable, has made a reasonable effort to contact the Directing Holder. Neither the Master Servicer nor the Special Servicer is required to obtain the consent of the Controlling Class Representative for any of the foregoing actions during the continuance of a Control Termination Event; provided, however, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan, if a Control Termination Event is continuing, but for so long as no Consultation Termination Event has occurred, neither the Master Servicer nor the Special Servicer will be required to obtain the consent of the Directing Holder with respect to any of the Major Decisions or Asset Status Reports, but shall consult with the Directing Holder in connection with any Major Decision that it is processing or, in the case of the Special Servicer, any Asset Status Report (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would have the right to direct the Master Servicer or the Special Servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Holder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the Master Servicer or the Special Servicer. In the event the Master Servicer or the Special Servicer, as applicable, receives no response from the Directing Holder within ten (10) days following the Master Servicer’s or the Special Servicer’s written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation, the Master Servicer or the Special Servicer, as applicable, will not be obligated to consult with the Directing Holder on the specific matter; provided, however, that the failure of the Directing Holder to respond shall not relieve the Master Servicer or the Special Servicer, as applicable, from consulting with the Directing Holder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

Notwithstanding anything herein to the contrary, with respect to any Servicing Shift Mortgage Loan, the applicable Loan-Specific Directing Holder shall, pursuant to the related Co-Lender Agreement, exercise any consent and consultation rights, and rights to provide direction to the Master Servicer or Special Servicer, of the “Directing Holder” with respect to such Mortgage Loan as provided for in this Agreement until the related Servicing Shift Securitization Date.

Subject to the terms and conditions of this Section 6.08(a), including, without limitation, the first proviso set forth at the conclusion of the second preceding paragraph, (a) the Special Servicer shall process all requests for any matter that constitutes a Major Decision with respect to any Specially Serviced Mortgage Loan, (b) the Special Servicer shall process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any Non-Specially Serviced Mortgage Loan (other than a Non-Serviced Mortgage Loan) unless the Master Servicer and the Special Servicer have mutually agreed to have the Master Servicer process such request in accordance with the terms and conditions reasonably agreed to by the Master Servicer and Special Servicer, including the Special Servicer’s consent, (c) the Master Servicer shall process all requests for any matter that constitutes a Master Servicer Major Decision with respect to any Non-Specially Serviced Mortgage Loan (other than a Non-Serviced Mortgage Loan) and (d) the Master Servicer shall process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any Non-Specially Serviced Mortgage Loan (other than a Non-Serviced Mortgage Loan) if the Master Servicer and the Special Servicer have mutually agreed to have the Master Servicer process such request in accordance with the terms and conditions reasonably agreed to by the Master Servicer and Special Servicer, including the Special Servicer’s consent. Upon receiving a request for any matter that constitutes a Special Servicer Major Decision, the Master Servicer shall forward such request to the Special Servicer and, unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process such request in accordance with the terms and conditions reasonably agreed to by the Master Servicer and Special Servicer, including the Special Servicer’s consent, the Special Servicer shall process such request and the Master Servicer will have no further obligation with respect to such request or the related Special Servicer Major Decision.

With respect to any Mortgagor request or other action on Non-Specially Serviced Mortgage Loans that is not a Special Servicer Non-Major Decision or a Major Decision, the Master Servicer shall not be required to obtain the consent of or consult with the Special Servicer, any Directing Holder or the Operating Advisor.

In addition, with respect to any Mortgage Loan other than an applicable Excluded Loan, for so long as no Control Termination Event is continuing, the Directing Holder (subject to any rights, if any, of the related Companion Holder to advise the Special Servicer with respect to the related Serviced Whole Loan, pursuant to the terms of the related Co-Lender Agreement) may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to a Mortgage Loan as the Directing Holder may deem advisable or as to which provision is otherwise made herein; provided that notwithstanding anything herein to the contrary, no such direction or objection contemplated by this Section 6.08 may require or cause the Master Servicer or Special Servicer to violate any provision of any Mortgage Loan or related Co-Lender Agreement or mezzanine intercreditor agreement, applicable law, this Agreement, or the REMIC Provisions (and, with respect to a Serviced Whole Loan, subject to the rights of the holders of the related Companion Loan), including without limitation the obligation of the Master Servicer and the Special Servicer to act in accordance with the Servicing Standard, or expose the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Trust or the Trustee to liability, or materially expand the scope of the responsibilities of the Master Servicer or the Special Servicer, as applicable, hereunder or cause the Master Servicer or the Special Servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the Master Servicer or the Special Servicer, as the case may be, is not in the best interests of the Certificateholders and the RR Interest Owner.

In the event the Special Servicer or Master Servicer, as applicable, determines that a refusal to consent by the Directing Holder or any advice from the Directing Holder, the Operating Advisor or a Risk Retention Consultation Party would cause the Special Servicer or Master Servicer, as applicable, to violate the terms of any Mortgage Loan, applicable law or this Agreement, including without limitation, the Servicing Standard, the Special Servicer or Master Servicer, as applicable, shall disregard such refusal to consent or advise and notify the Directing Holder, the Operating Advisor or the Risk Retention Consultation Parties, the Trustee and the Rating Agencies of its determination, including a reasonably detailed explanation of the basis therefor. The taking of, or refraining from taking, any action by the Master Servicer or the Special Servicer in accordance with the direction of or approval of the Directing Holder or the Operating Advisor or Risk Retention Consultation Party that does not violate the terms of any Mortgage Loan, applicable law or the Servicing Standard or any other provisions of this Agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

The Directing Holder shall have no liability to the Trust or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment; provided, however, that the Directing Holder shall not be protected against any liability to a Controlling Class Certificateholder that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties owed to the Controlling Class Certificateholders or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders. By its acceptance of a Certificate, each Certificateholder and the RR Interest Owner acknowledges and agrees that the Directing Holder may take actions that favor the interests of one or more Classes of the Certificates including the Holders of the Controlling Class over other Classes of the Certificates or the RR Interest Owner, and that the Directing Holder may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates or the RR Interest Owner, that the Directing Holder may act solely in the interests of the Controlling Class Certificateholders, including the Holders of the Controlling Class, that the Directing Holder does not have any duties or liability to the Certificateholders other than the Controlling Class, that the Directing Holder shall not be liable to any Certificateholder or the RR Interest Owner, by reason of its having acted solely in the interests of the Controlling Class Certificateholders, and that the Directing Holder shall have no liability whatsoever for having so acted, and no Certificateholder or the RR Interest Owner may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal thereof for having so acted.

Each Risk Retention Consultation Party shall have no liability to the Trust or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment; provided, however, that each Risk Retention Consultation Party shall not be protected against any liability to the VRR Interest Owner that appointed such Risk Retention Consultation Party that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties owed to such VRR Interest Owner or by reason of reckless disregard of obligations or duties owed to such VRR Interest Owner. By its acceptance of a Certificate, each Certificateholder acknowledges and agrees that each Risk Retention Consultation Party may take actions that favor the interests of the VRR Interest over the Certificates, and that each Risk Retention Consultation Party may have special relationships and interests that conflict with those of the Non-VRR Certificates, that each Risk Retention Consultation Party may act solely in the interests of a VRR Interest Owner, that each Risk Retention Consultation Party does not have any duties or liability to the Holders of Non-VRR Certificates, that each Risk Retention Consultation Party shall not be liable to any Holder of a Non-VRR Certificate, by reason of its having acted solely in the interests of a VRR Interest Owner, and that each Risk Retention Consultation Party shall have no liability whatsoever for having so acted, and no Holder of a Non-VRR Certificate may take any action whatsoever against a Risk Retention Consultation Party or any director, officer, employee, agent or principal thereof for having so acted.

Any Non-Serviced Whole Loan Controlling Holder, with respect to a Non-Serviced Whole Loan, shall have no liability to the Trust or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. By its acceptance of a Certificate, each Certificateholder acknowledges and agrees that any such Non-Serviced Whole Loan Controlling Holder, with respect to the related Non-Serviced Whole Loan, may take actions that favor the interests of one or more classes of the certificates issued under the related Non-Serviced Pooling Agreement including the Holders of the controlling class under such Non-Serviced Pooling Agreement over other Classes of the Certificates, and that such Non-Serviced Whole Loan Controlling Holder, with respect to such Non-Serviced Whole Loan, may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates, that such Non-Serviced Whole Loan Controlling Holder, with respect to such Non-Serviced Whole Loan, may act solely in the interests of the Holders of the controlling class under the related Non-Serviced Pooling Agreement, that such Non-Serviced Whole Loan Controlling Holder, shall not be liable to any Certificateholder, by reason of its having acted solely in the interests of the Holders of the controlling class under the related Non-Serviced Pooling Agreement, and that the Non-Serviced Whole Loan Controlling Holder, with respect to such Non-Serviced Whole Loan, shall have no liability whatsoever for having so acted, and no Certificateholder may take any action whatsoever against such Non-Serviced Whole Loan Controlling Holder, with respect to such Non-Serviced Whole Loan, or any director, officer, employee, agent or principal thereof for having so acted.

(b)             Notwithstanding anything to the contrary contained herein (i) during the continuance of a Control Termination Event (and at any time with respect to any applicable

Excluded Loan), the Directing Holder shall have no right to consent to or direct any action taken or not taken by any party to this Agreement; (ii) during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Holder shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement, and the Master Servicer, the Special Servicer and any other applicable party shall consult with the Directing Holder (other than with respect to any applicable Excluded Loan) in connection with any action to be taken or refrained from taking to the extent set forth herein; and (iii) after the occurrence of a Consultation Termination Event and at any time with respect to any applicable Excluded Loan, the Directing Holder shall have no direction, consultation or consent rights hereunder and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Holder.

For so long as no Operating Advisor Consultation Event is continuing, with respect to any Major Decision processed by the Special Servicer, the Special Servicer shall provide each Major Decision Reporting Package to the Operating Advisor promptly after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; provided, however, that with respect to any Non-Specially Serviced Mortgage Loan no Major Decision Reporting Package shall be required to be delivered (and the Special Servicer shall use reasonable efforts not to deliver such Major Decision Reporting Package) prior to the occurrence and continuance of an Operating Advisor Consultation Event. During the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the Master Servicer or the Special Servicer that is processing the related Major Decision shall provide each Major Decision Reporting Package to the Operating Advisor simultaneously with the Master Servicer’s or the Special Servicer’s written request, as applicable, for the Operating Advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth under Section 6.08. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the Master Servicer or the Special Servicer to the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, shall make available to the Operating Advisor a Servicing Officer with the relevant knowledge regarding the Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

In addition, if an Operating Advisor Consultation Event is continuing, the Master Servicer or the Special Servicer shall consult with the Operating Advisor in connection with any proposed Major Decision that it is processing (and any other actions which otherwise require consultation with the Operating Advisor) and consider alternative actions recommended by the Operating Advisor, in respect thereof, provided that such consultation is on a non-binding basis. In the event that the Master Servicer or the Special Servicer receives no response from the Operating Advisor within ten (10) days following the later of (i) its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by the Operating Advisor that is in possession of the Master Servicer or the Special Servicer, as applicable, related to the subject matter of such consultation, the Master Servicer or the Special

Servicer, as applicable, shall not be obligated to consult with the Operating Advisor on the specific matter; provided, however, that the failure of the Operating Advisor to respond on any specific matters shall not relieve the Master Servicer or the Special Servicer, as applicable, from its obligation to consult with the Operating Advisor on any future matter with respect to the applicable Mortgage Loan or any other Mortgage Loan. Notwithstanding anything herein to the contrary, with respect to any applicable Excluded Loan related to the Controlling Class Representative (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the Master Servicer, the Special Servicer or the related Excluded Special Servicer, as applicable, shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in this Section 6.08 for consulting with the Operating Advisor.

In connection with the Controlling Class Representative or Operating Advisor’s right to consent or consult with respect to a Major Decision, as applicable, if the Master Servicer or the Special Servicer determines that action is necessary to protect the Mortgaged Property or the interests of the Certificateholders from potential harm if such action is not taken, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Master Servicer or the Special Servicer may take actions with respect to the Mortgaged Property before the expiration of the applicable period for the Operating Advisor or Controlling Class Representative to respond as described in this section, if the Master Servicer or the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of such period would materially adversely affect the interest of the Certificateholders, and the Master Servicer or the Special Servicer has made a reasonable effort to contact the Operating Advisor or the Controlling Class Representative, as applicable.

In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Mortgage Loan (other than any Servicing Shift Mortgage Loan, Non-Serviced Mortgage Loan or any applicable Excluded Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan (other than any Servicing Shift Mortgage Loan, any Non-Serviced Mortgage Loan or any applicable Excluded Loan), the Master Servicer or the Special Servicer will also be required to consult with the Risk Retention Consultation Parties in connection with any Major Decision that it is processing (and such other matters that are subject to consultation rights of the Risk Retention Consultation Parties pursuant to this Agreement) and to consider alternative actions recommended by the Risk Retention Consultation Parties in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the Master Servicer or the Special Servicer, as applicable, receives no response from a Risk Retention Consultation Party within 10 days following the later of (i) the Master Servicer’s or the Special Servicer’s written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by the Risk Retention Consultation Parties related to the subject matter of such consultation, the Master Servicer or the Special Servicer, as applicable, will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, however, that the failure of a Risk Retention Consultation Party to respond shall not relieve the Master Servicer or the Special Servicer, as applicable, using reasonable efforts to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

During the continuance of a Consultation Termination Event, the Controlling Class Representative shall have no consultation or consent rights hereunder and shall have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Controlling Class Representative. However, the Controlling Class Representative shall maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder.

Section 6.09          Rating Agency Surveillance Fees. The Depositor has paid or shall pay (or cause to be paid) the upfront and annual surveillance fees of each Rating Agency relating to this securitization transaction and the Mortgage Loans.

Article VII

SERVICER TERMINATION EVENTS

Section 7.01          Servicer Termination Events; Master Servicer and Special Servicer Termination. (a)  “Servicer Termination Event,” wherever used herein, means any one of the following events:

(i)             (A) any failure by the Master Servicer to make any deposit required to be made by the Master Servicer to the Collection Account, to the Companion Paying Agent for deposit into the related Serviced Whole Loan Custodial Account or to a Companion Holder, on the day and by the time such deposit or remittance is first required to be made under the terms of this Agreement, which failure is not remedied within one (1) Business Day or (B) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, any Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date; or

(ii)             any failure by the Special Servicer to deposit into the applicable REO Account, within two (2) Business Days after such deposit is required to be made or to remit to the Master Servicer for deposit into the Collection Account or any other required account hereunder, any amount required to be so deposited or remitted by the Special Servicer pursuant to, and at the time specified by, the terms of this Agreement; or

(iii)             any failure on the part of the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement which continues unremedied for a period of thirty (30) days (or (A) five (5) Business Days in the case of the Master Servicer’s or the Special Servicer’s obligations, as applicable, contemplated by Article XI (except as otherwise provided under clause (xi) of this definition of “Servicer Termination Event”), (B) ten (10) days in the case of the Master Servicer’s failure to make a Property Protection Advance or (C) fifteen (15) days in the case of a failure to pay the premium for any property Insurance Policy required to be maintained) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given (A) to the Master Servicer or the Special Servicer, as the case may be, by any other party hereto, or (B) to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to this Agreement, by the Certificateholders evidencing not less than 25% of the Voting Rights or, solely with respect to a Serviced Whole Loan if affected by such failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, if such failure is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing such cure, that 30-day period will be extended an additional thirty (30) days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting; or

(iv)             any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty contained in Section 6.01(a) and Section 6.01(b), as applicable, which materially and adversely affects the interests of any Class of Certificateholders or Companion Holders (excluding the holder of any Non-Serviced Companion Loan) or the RR Interest Owner and which continues unremedied for a period of thirty (30) days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the Certificateholders evidencing not less than 25% of the Voting Rights or, as it relates to the servicing of a Serviced Pari Passu Whole Loan if affected by such breach, by the related Serviced Companion Noteholder; provided, however, that if such breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing such cure, such 30-day period will be extended an additional thirty (30) days; or

(v)             a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer or the Special Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of sixty (60) days; or

(vi)             the Master Servicer or the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Master Servicer or the Special Servicer or of or relating to all or substantially all of its property; or

(vii)             the Master Servicer or the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing; or

(viii)          the Master Servicer or the Special Servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such Master Servicer or the Special Servicer is not reinstated to at least that rating within sixty (60) days of the delisting;

(ix)             KBRA (A) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates in the issuing entity, or (B) has placed one or more classes of certificates issued by the issuing entity on “watch status” in contemplation of a ratings downgrade or withdrawal (and, in the case of clauses (A) or (B), such action has not been withdrawn by KBRA within 60 days of such event) and, in the case of either of clauses (A) or (B), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or a material factor in such rating action;

(x)             the Master Servicer or the Special Servicer is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(xi)             a Companion Loan Rating Agency has (A) qualified, downgraded or withdrawn its rating or ratings of one or more classes of Serviced Companion Loan Securities, or (B) placed one or more classes of Serviced Companion Loan Securities on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (A) or (B), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Companion Loan Rating Agency within sixty (60) days of such event); or

(xii)             any failure by the Master Servicer or the Special Servicer to deliver (a) any Exchange Act reporting items required to be delivered by the Master Servicer or the Special Servicer to the Trustee or the Certificate Administrator under this Agreement (other than items to be delivered by a Sub-Servicer retained by a Mortgage Loan Seller) by the time required under this Agreement after any applicable grace periods or (b) any Exchange Act reporting items that a primary servicer, Sub-Servicer or Servicing Function Participant retained by the Master Servicer is required to deliver (any such primary servicer, Sub-Servicer or Servicing Function Participant will be terminated if it defaults in accordance with the provision of this clause (xii)) which failure (other than in the case of Form 8-K reporting requirements) is not remedied within three (3) Business Days.

(b)             If any Servicer Termination Event with respect to the Master Servicer or the Special Servicer (in either case, for purposes of this Section 7.01(b), the “Affected Party”) shall occur and be continuing, then, and in each and every such case, so long as such Servicer Termination Event shall not have been remedied, the Trustee or the Depositor may, and at the written direction of (A)((i) prior to the occurrence and continuance of a Control Termination Event and (ii) other than with respect to any applicable Excluded Loan) the Directing Holder (solely with respect to the Special Servicer), or (B) the holders of Voting Rights evidencing at least 25% of the Voting Rights, the Trustee shall, terminate (and the Depositor may direct the Trustee to terminate each of the Master Servicer or the Special Servicer as applicable, upon five

(5) Business Days’ written notice if there is a Servicer Termination Event under clause (iii)(A) above), by notice in writing to the Affected Party, with a copy of such notice to the Depositor and the Operating Advisor, all of the rights (subject to Section 3.11 and Section 6.04) and obligations of the Affected Party under this Agreement and in and to the Mortgage Loans and the proceeds thereof (other than as a Certificateholder or Companion Holder, if applicable); provided, however, that the Affected Party shall be entitled to the payment of accrued and unpaid compensation and reimbursement through the date of such termination as provided for under this Agreement for services rendered and expenses incurred. From and after the receipt by the Affected Party of such written notice except as otherwise provided in this Article VII, all authority and power of the Affected Party under this Agreement, whether with respect to the Certificates (other than as a Holder of any Certificate), the RR Interest or the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee with respect to a termination of the Master Servicer or the Special Servicer pursuant to and under this Section 7.01, and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Affected Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. The Master Servicer and the Special Servicer each agree that if it is terminated pursuant to this Section 7.01(b), it shall promptly (and in any event no later than twenty (20) Business Days subsequent to its receipt of the notice of termination) provide the Trustee with all documents and records requested by it to enable it to assume the Master Servicer’s or the Special Servicer’s, as the case may be, functions hereunder, and shall cooperate with the Trustee in effecting the termination of the Master Servicer’s or the Special Servicer’s, as the case may be, responsibilities and rights (subject to Section 3.11 and Section 6.04) hereunder, including, without limitation, the transfer within five (5) Business Days to the Trustee for administration by it of all cash amounts which shall at the time be or should have been credited by the Master Servicer to the Collection Account or any Servicing Account (if it is the Affected Party), by the Special Servicer to the applicable REO Account (if it is the Affected Party) or thereafter be received with respect to the Mortgage Loans or any REO Property (provided, however, that the Master Servicer and the Special Servicer each shall, if terminated pursuant to this Section 7.01(b) or pursuant to Section 7.01(d) (with respect to the Special Servicer), continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination, whether in respect of Advances (in the case of the Special Servicer or the Master Servicer) or otherwise, and it and its Affiliates and the directors, managers, officers, members, employees and agents of it and its Affiliates shall continue to be entitled to the benefits of Section 3.11 and Section 6.04 notwithstanding any such termination).

Notwithstanding the foregoing, with respect to a Serviced AB Whole Loan, if any Servicer Termination Event has occurred (A) with respect to the Master Servicer that affects the holder of the Serviced Subordinate Companion Loan, and the Master Servicer is not otherwise terminated under this Agreement, then the holder of the Serviced Subordinate Companion Loan or its designees (if the holder of the Serviced Subordinate Companion Loan is the related Serviced AB Whole Loan Directing Holder) shall be entitled to direct the Trustee to appoint a Sub-Servicer solely with respect to the Mortgage Loan (or if the Mortgage Loan is currently being sub-serviced, to replace the current Sub-Servicer, but only if such original Sub-Servicer is in default under the related Sub-Servicing Agreement); and (B) the appointment (or replacement) of a Sub-Servicer with respect to the Mortgage Loan, as contemplated in clause (A) above, will in any event be subject to written confirmation from each Rating Agency that such appointment would not, in and of itself, cause a downgrade, qualification or withdrawal of the then-current ratings assigned to the securities issued in connection with any securitization.

(c)             If the Master Servicer receives notice of termination under Section 7.01(b) solely due to a Servicer Termination Event under Section 7.01(a)(viii), (ix) or (x), the Master Servicer shall have a forty-five (45) day period after such notice in which to find a successor master servicer qualified to act as Master Servicer hereunder in accordance with Section 6.05 and Section 7.02 and to which the Master Servicer can sell its rights to service the Mortgage Loans under this Agreement. During such forty-five (45) day period the Master Servicer may continue to serve as Master Servicer hereunder. In the event that the Master Servicer is unable, within such forty-five (45) day period, to cause a qualified successor master servicer to assume the duties of the Master Servicer hereunder, then and in such event, the Trustee shall assume the obligations of the Master Servicer hereunder.

Notwithstanding Section 7.01(b), if any Servicer Termination Event on the part of the Special Servicer shall occur and be continuing that affects the Holder of a Serviced Pari Passu Companion Loan, then, so long as the Special Servicer is not otherwise terminated, the Holder of such Serviced Pari Passu Companion Loan or the Other Trustee appointed under the related Other Pooling and Servicing Agreement, as applicable, shall be entitled to direct the Trustee to terminate the Special Servicer with respect to the related Serviced Pari Passu Whole Loan. Any Special Servicer appointed to replace the Special Servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be (without the prior written consent of the holder of such Serviced Pari Passu Companion Loan) the Person (or Affiliate thereof) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan. Any the Special Servicer under this paragraph shall meet the eligibility requirements of Section 7.02 and the eligibility requirements of the related Other Pooling and Servicing Agreement, and the appointment thereof shall comply with the provisions of Section 7.02. Any appointment of a replacement Special Servicer in accordance with this paragraph shall be subject to the receipt of Rating Agency Confirmation and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmations from each Companion Loan Rating Agency.

(d)             Subject to the right of the Operating Advisor to recommend the termination of the Special Servicer and recommend a Qualified Replacement Special Servicer and the right of the Certificateholders to approve the replacement of the Special Servicer with such Qualified Replacement Special Servicer pursuant to this Section 7.01(d), and subject to the rights of the holder of a related AB Subordinate Companion Loan pursuant to the related Co-Lender Agreement at any time prior to the occurrence and continuance of a Control Termination Event and other than with respect to any applicable Excluded Loan, the Directing Holder shall be entitled to terminate the rights (subject to Section 3.11 and Section 6.04) and obligations of the Special Servicer under this Agreement, with or without cause, upon ten (10) Business Days’ notice to the Special Servicer, the Master Servicer, the Certificate Administrator, the Trustee and the Operating Advisor; such termination to be effective upon the appointment of a successor special servicer meeting the requirements of this Section 7.01(d); provided that, with respect to a Servicing Shift Whole Loan, the ten (10) Business Days’ notice set forth in this Section 7.01(d) shall not apply, and any applicable notice period set forth in the related Co-

Lender Agreement shall apply to the related Loan-Specific Directing Holder’s right to terminate the Special Servicer’s rights and obligations under this Agreement without cause with respect to such Servicing Shift Whole Loan pursuant to the terms of the related Co-Lender Agreement. Upon a termination of the Special Servicer, the Directing Holder (other than with respect to any applicable Excluded Loan) shall appoint a successor special servicer; provided, however, that (i) such successor will meet the requirements set forth in Section 7.02, (ii) each Rating Agency delivers Rating Agency Confirmation and, with respect to a Serviced Whole Loan, each Companion Loan Rating Agency delivers Companion Loan Rating Agency Confirmation and (iii) no replacement of the Special Servicer shall be effective until the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 11.07 hereof and any other Form 8-K filings have been completed with respect to any related Companion Loan.

During the continuance of a Control Termination Event and upon (a) the written direction of Holders of Principal Balance Certificates and/or the Class RR Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances pursuant to Section 4.05 hereof) of the Principal Balance Certificates and the Class RR Certificates on an aggregate basis requesting a vote to replace the Special Servicer with a new special servicer designated in such written direction, (b) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the Certificate Administrator in connection with administering such vote and which will not be additional expenses of the Trust and (c) delivery by such Holders to the Certificate Administrator and Trustee of Rating Agency Confirmation from each Rating Agency (which Rating Agency Confirmation shall be obtained at the expense of such Holders), the Certificate Administrator shall promptly post notice to all Certificateholders and the RR Interest Owner of such request on the Certificate Administrator’s Website in accordance with Section 3.13(b) and concurrently by mail, and conduct the solicitation of votes of all Certificateholders in such regard, which requisite affirmative votes shall be received within one hundred-eighty (180) days of the posting of such notice. Upon the written direction of Holders of Certificates evidencing at least 75% of a Quorum of Voting Rights or Holders of Certificates evidencing more than 50% of the aggregate Voting Rights of each Class of Non-Reduced Interests on an aggregate basis, the Trustee shall terminate all of the rights and obligations of the Special Servicer under this Agreement and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Holders.

The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder and the RR Interest Owner may (i) access such notices via the Certificate Administrator’s Website and (ii) register to receive electronic mail notifications when such notices are posted thereon. Notwithstanding the foregoing, the Certificateholders’ and the RR Interest Owner’s direction to replace the Special Servicer will not apply to any Serviced AB Whole Loan for which the holder of the related AB Subordinate Companion Loan is not subject to an AB Control Appraisal Period.

An AB Whole Loan Controlling Holder shall have the right, prior to the occurrence and continuance of an AB Control Appraisal Period, to replace the Special Servicer solely with respect to the related AB Whole Loan, so long as (A) each Rating Agency delivers a Rating Agency Confirmation; (B) the successor special servicer has assumed in writing (from and after the date such successor special servicer becomes the Special Servicer) all of the responsibilities, duties and liabilities of the Special Servicer under this Agreement from and after the date it becomes the Special Servicer as they relate to any AB Whole Loan pursuant to an assumption agreement reasonably satisfactory to the Certificate Administrator; and (C) the Certificate Administrator shall have received an opinion of counsel reasonably satisfactory to the Certificate Administrator to the effect that (x) the designation of such replacement to serve as the Special Servicer is in compliance with this Agreement, (y) such replacement will be bound by the terms of this Agreement with respect to any AB Whole Loan, and (z) subject to customary qualifications and exceptions, this Agreement will be enforceable against such replacement in accordance with the terms hereof.

The parties hereto acknowledge that, notwithstanding anything to the contrary contained in this section, in accordance with the related Co-Lender Agreement, if a servicer termination event on the part of a Non-Serviced Special Servicer under a Non-Serviced Pooling Agreement remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and the related Non-Serviced Special Servicer has not otherwise been terminated, the holder of the related Non-Serviced Mortgage Loan (or the Trustee, acting at the direction of the Controlling Class Representative) will be entitled to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan. The appointment (or replacement) of a special servicer with respect to a Non-Serviced Whole Loan, as applicable, will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the related Non-Serviced Trustee or, prior to a consultation termination event under the related Non-Serviced Pooling Agreement, by the related Non-Serviced Whole Loan Controlling Holder; provided, however, that any successor special servicer appointed to replace the Non-Serviced Special Servicer cannot at any time be the Person (or an Affiliate thereof) that was terminated at the direction of the holder of such Non-Serviced Mortgage Loan, without the prior written consent of the Controlling Class Representative.

If, at any time, the Operating Advisor determines, in its sole discretion exercised in good faith, that (i) the Special Servicer is not performing its duties as required hereunder or is otherwise not acting in accordance with the Servicing Standard, and (ii) the replacement of the Special Servicer would be in the best interest of the Certificateholders and the RR Interest Owner as a collective whole, then the Operating Advisor shall deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation in the form of Exhibit W attached hereto (which form may be modified or supplemented from time to time to cure any ambiguity or error or to incorporate any additional information, subject to compliance of such form with the terms and provisions of this Agreement; provided, further, that in no event shall the information or any other content included in such written report contravene any provision of this Agreement) detailing the reasons supporting its position (provided that the Operating Advisor will not be permitted to recommend the replacement of the Special Servicer for any Whole Loan so long as the holder of the related Companion Loan is the Directing Holder under the related Co-Lender Agreement) (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which shall be a Qualified Replacement Special Servicer). In such event, the Certificate Administrator shall promptly notify each Certificateholder and the RR Interest Owner of the recommendation and post such notice and report on the Certificate Administrator’s Website in accordance with

Section 3.13(b), and by mail conduct the solicitation of votes of all Certificates in such regard. Upon (i) the affirmative vote of Holders of Principal Balance Certificates and/or Class RR Certificates evidencing at least a majority of a quorum (which, for this purpose, is the Holders that (A) evidence at least 20% of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates and Class RR Certificates on an aggregate basis, and (B) consist of at least three (3) Certificateholders or the Certificate Owners that are not Risk Retention Affiliated with each other) and (ii) receipt of Rating Agency Confirmation from each Rating Agency with respect to the termination of the Special Servicer and the appointment of a successor special servicer recommended by the Operating Advisor following satisfaction of the foregoing clause (i), the Trustee (upon receipt of written confirmation from the Certificate Administrator, if the Certificate Administrator and the Trustee are different entities) shall (i) terminate all of the rights and obligations of the Special Servicer under this Agreement and appoint such successor Special Servicer and (ii) promptly notify such outgoing Special Servicer of the effective date of such termination. The reasonable out of pocket costs and expenses associated with obtaining such Rating Agency Confirmations and administering such vote and the Operating Advisor’s identification of a Qualified Replacement Special Servicer shall be a Trust Fund expense. In the event that the Certificate Administrator does not receive the affirmative vote of at least a majority of the quorum described in clause (i) of the preceding sentence within one hundred eighty (180) days of after the notice is posted to the Certificate Administrator’s Website, then the Trustee shall have no obligation to remove the Special Servicer. Prior to the appointment of any replacement special servicer, such replacement special servicer shall have agreed to succeed to the obligations of the Special Servicer under this Agreement and to act as the Special Servicer’s successor hereunder. In the event the Special Servicer is terminated pursuant to this Section 7.01(d), the Directing Holder may not subsequently reappoint such terminated Special Servicer or any Risk Retention Affiliate thereof. Notwithstanding the foregoing, the Operating Advisor shall not be permitted to recommend the replacement of the Special Servicer with respect to an AB Whole Loan so long as the related Serviced Companion Noteholder, is not subject to an AB Control Appraisal Period under the related Co-Lender Agreement.

No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 7.01(d). All costs of any such termination made by the Controlling Class Representative without cause shall be paid by the Holders of the Controlling Class.

For the avoidance of doubt, the indemnification of the Operating Advisor in Section 6.04 shall include, subject to the limitations set forth in Section 6.04, any action or claim arising from, or relating to, the Operating Advisor’s determination under this Section 7.01(d) (regarding removal of the Special Servicer), or the result of the vote (regarding removal of the Special Servicer).

(e)             The Master Servicer and the Special Servicer shall, as the case may be, from time to time, take all such reasonable actions as are required by it in accordance with the related Servicing Standard in order to prevent the Certificates from being placed on “watch” status or downgraded due to servicing or special servicing, as applicable, concerns by any Rating Agency. In no event shall the remedy for a breach of the foregoing covenant extend beyond termination pursuant to Section 7.01(a)(viii), (ix), (x) or (xi) and the resulting operation of Section 7.01(b) and (c). The operation of this subsection (e) shall not be construed to limit the effect of Section 7.01(a)(viii), (ix), (x) or (xi).

(f)              Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of Serviced Companion Loan Securities, and if the Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of Serviced Companion Loan Securities, then the Master Servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Companion Loan, but upon the written direction of the related holder of such Serviced Companion Loan, the Master Servicer shall be required to appoint a Sub-Servicer that will be responsible for servicing the related Serviced Whole Loan; provided that such Sub-Servicer meets the eligibility requirements of a successor master servicer as described under Section 6.05 and Section 7.02.

(g)             Notwithstanding anything to the contrary contained in this Section 7.01, with respect to any Excluded Special Servicer Loan, if any, the Special Servicer shall resign as Special Servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, the Directing Holder shall be entitled to select an Excluded Special Servicer, as successor to the resigning Special Servicer, for the related Excluded Special Servicer Loan in accordance with this Agreement, unless such Excluded Special Servicer Loan is also an applicable Excluded Loan. During the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an applicable Excluded Loan, the resigning Special Servicer shall use reasonable efforts to select the related Excluded Special Servicer. The Special Servicer shall not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It shall be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the Certificates and the equivalent from each NRSRO hired to provide ratings with respect to any Serviced Companion Loan Securities, (ii) the related Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the related Excluded Special Servicer delivers to the Depositor and the Certificate Administrator and any applicable Other Depositor or applicable Other Certificate Administrator, the information, if any, required under Item 6.02 of Form 8-K pursuant to the Exchange Act regarding itself in its role as Excluded Special Servicer.

If at any time the Special Servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer shall resign, (2) the related Mortgage Loan or Serviced Whole Loan shall no longer be an Excluded Special Servicer Loan, (3) the Special Servicer shall become the Special Servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the Special Servicer shall be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced

Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer shall perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Loan and shall be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the Special Servicer shall remain entitled to all other special servicing compensation with respect all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

If a Servicing Officer of the Master Servicer, a related Excluded Special Servicer, or the Special Servicer, as the case may be, has actual knowledge that a Mortgage Loan is no longer an applicable Excluded Loan, an Excluded Controlling Class Loan or an Excluded Special Servicer Loan, as applicable, the Master Servicer, the related Excluded Special Servicer or the Special Servicer, as the case may be, shall provide prompt written notice thereof to each of the other parties to this Agreement.

Section 7.02          Trustee to Act; Appointment of Successor. On and after the time the Master Servicer or the Special Servicer as the case may be, either resigns pursuant to subsection (a) of the first sentence of Section 6.05 or receives a notice of termination for cause pursuant to Section 7.01(b), and provided that no acceptable successor has been appointed within the time period specified in Section 7.01(c), the Trustee shall be the successor to such party, until such successor to the Master Servicer or the Special Servicer, as applicable, is appointed as provided in this Section 7.02 or by the Directing Holder as provided in Section 7.01(d), as applicable, in all respects in its capacity as Master Servicer or the Special Servicer, as applicable, under this Agreement and the transactions set forth or provided for herein and shall be subject to, and have the benefit of, all of the rights, (subject to Section 3.11 and Section 6.04) benefits, responsibilities, duties, liabilities and limitations on liability relating thereto and that arise thereafter placed on or for the benefit of the Master Servicer or the Special Servicer, as applicable, by the terms and provisions hereof; provided, however, that any failure to perform such duties or responsibilities caused by the terminated party’s failure under Section 7.01 to provide information or moneys required hereunder shall not be considered a default by such successor hereunder. The appointment of a successor master servicer shall not affect any liability of the predecessor Master Servicer which may have arisen prior to its termination as Master Servicer, and the appointment of a successor special servicer shall not affect any liability of the predecessor Special Servicer which may have arisen prior to its termination as Special Servicer. The Trustee in its capacity as successor to the Master Servicer or the Special Servicer, as the case may be, shall not be liable for any of the representations and warranties of the Master Servicer or the Special Servicer respectively, herein or in any related document or agreement, for any acts or omissions of the predecessor Master Servicer or the Special Servicer or for any losses incurred by the predecessor Master Servicer pursuant to Section 3.06 hereunder, nor shall the Trustee be required to purchase any Mortgage Loan hereunder solely as a result of its obligations as successor master servicer or special servicer, as the case may be. Subject to Section 3.11, as compensation therefor, the Trustee as successor master servicer shall be entitled to the Servicing Fees and all fees relating to the Mortgage Loans or the Companion Loans which the Master Servicer would have been entitled to if the Master Servicer had continued to act hereunder, including but not limited to any income or other benefit from any Permitted Investment pursuant to Section 3.06, and subject to Section 3.11, and the Trustee as successor to the Special Servicer shall be entitled to the Special Servicing Fees to which the Special Servicer would have been entitled if the Special Servicer had continued to act hereunder. Should the Trustee succeed to the capacity of the Master Servicer or the Special Servicer, as the case may be, the Trustee shall be afforded the same standard of care and liability as the Master Servicer or the Special Servicer, as applicable, hereunder notwithstanding anything in Section 8.01 to the contrary, but only with respect to actions taken by it in its role as successor master servicer or successor special servicer, as the case may be, and not with respect to its role as Trustee hereunder. Notwithstanding the above, the Trustee may, if it shall be unwilling to act as successor to the Master Servicer or the Special Servicer as applicable, or shall, if it is unable to so act, or if the Trustee is not approved as a servicer by each Rating Agency, or if, prior to the occurrence and continuance of a Control Termination Event, the Directing Holder or the holders of Voting Rights, as applicable, evidencing at least 25% of the Voting Rights, so direct in writing to the Trustee, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution which meets the criteria set forth in Section 6.05 and otherwise herein, as the successor to the Master Servicer or the Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer or the Special Servicer hereunder. No appointment of a successor to the Master Servicer or the Special Servicer hereunder shall be effective until (i) the assumption in writing by the successor to the Master Servicer or the Special Servicer of all its responsibilities, duties and liabilities hereunder that arise thereafter, (ii) upon receipt of Rating Agency Confirmation from each Rating Agency and, with respect to a Serviced Whole Loan, receipt of Companion Loan Rating Agency Confirmations from each Companion Loan Rating Agency, (iii) which appointment has been approved (prior to the occurrence and continuance of a Control Termination Event) by the Directing Holder, such approval not to be unreasonably withheld and (iv) the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 11.07 hereof and any other Form 8-K filings have been completed with respect to any related Companion Loan. Pending appointment of a successor to the Master Servicer or the Special Servicer hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as herein above provided. In connection with such appointment and assumption of a successor to the Master Servicer or the Special Servicer as described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on the Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation with respect to a successor master servicer or successor special servicer, as the case may be, shall be in excess of that permitted the terminated Master Servicer or Special Servicer, as the case may be, hereunder. The Trustee, the Master Servicer or the Special Servicer (whichever is not the terminated party) and such successor shall take applicable action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Any costs and expenses associated with the transfer of the servicing function (other than with respect to a termination without cause) under this Agreement shall be borne by the predecessor Master Servicer or Special Servicer, as applicable. If such predecessor Master Servicer or Special Servicer (as the case may be) has not reimbursed the party requesting such termination or the successor Master Servicer or Special Servicer for such expenses within ninety (90) days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust; provided that the terminated Master Servicer or Special Servicer shall not thereby be relieved of its liability for such expenses. If and to the extent that the terminated Master Servicer or Special Servicer has not reimbursed such costs and expenses, the party requesting such termination shall have an affirmative obligation to take all reasonable actions to collect such expenses on behalf of the Trust. In the event of a termination without cause, such costs and expenses shall be borne by the party requesting such termination, or as otherwise set forth herein; provided that the Certificate Administrator and the Trustee shall not bear any such costs and expenses. For the avoidance of doubt, if the Trustee is terminating the Master Servicer or the Special Servicer in accordance with this Agreement at the direction of any party or parties permitted to direct the Trustee to so terminate the Master Servicer or the Special Servicer pursuant to this Agreement, the Trustee shall not have any liability for such expenses pursuant to this paragraph.

Section 7.03          Notification to Certificateholders and RR Interest Owner. (a)  Upon any resignation of the Master Servicer or the Special Servicer pursuant to Section 6.05, any termination of the Master Servicer or the Special Servicer pursuant to Section 7.01 or any appointment of a successor to the Master Servicer or the Special Servicer pursuant to Section 7.02, the Certificate Administrator shall give prompt written notice thereof to Certificateholders and the RR Interest Owner at their respective addresses appearing in the Certificate Register (in the case of the Certificateholders) or, in the case of the RR Interest Owner, as identified to the Certificate Administrator.

(b)             Not later than the later of (i) sixty (60) days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute a Servicer Termination Event and (ii) five (5) days after the Certificate Administrator would be deemed to have notice of the occurrence of such an event in accordance with Section 8.02(vii), the Certificate Administrator shall transmit by mail to the Depositor and all Certificateholders and the RR Interest Owner (and, if a Serviced Whole Loan is affected, the related Serviced Companion Noteholder) notice of such occurrence, unless such default shall have been cured.

Section 7.04          Waiver of Servicer Termination Events. A Servicer Termination Event may be waived by Certificateholders evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates (and, if such Servicer Termination Event is on the part of the Special Servicer with respect to a Serviced Whole Loan only, by the related Serviced Companion Noteholder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (i) and clause (ii) of Section 7.01(a) may be waived only with the consent of all of the Certificateholders of the affected Classes and any Serviced Companion Noteholder affected by such Servicer Termination Event, and (2) a Servicer Termination Event under clause (iii) or clause (xii) of Section 7.01(a) related to Exchange Act reporting may be waived only with the consent of the Depositor and any Serviced Companion Noteholder affected by such Servicer Termination Event. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. Upon any such waiver of a Servicer Termination Event by Certificateholders, the Trustee and the Certificate Administrator shall be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the Trust. No such waiver shall extend to any subsequent or other Servicer Termination Event or impair any right consequent thereon except to the extent expressly so waived. Notwithstanding any other provisions of this Agreement, for purposes of waiving any Servicer Termination Event pursuant to this Section 7.04, any

Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to the matters described above as they would if any other Person held such Certificates.

Section 7.05          Trustee as Maker of Advances. In the event that the Master Servicer fails to fulfill its obligations hereunder to make any Advances and such failure remains uncured, the Trustee shall perform such obligations (x) within five (5) Business Days following such failure by the Master Servicer with respect to Property Protection Advances resulting in a Servicer Termination Event under Section 7.01(a)(iii) hereof to the extent a Responsible Officer of the Trustee has actual knowledge of such failure with respect to such Property Protection Advances and (y) by noon, New York City time, on the related Distribution Date with respect to P&I Advances pursuant to the Certificate Administrator’s notice of failure pursuant to Section 4.03(a) unless such failure has been cured. With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of the Master Servicer’s rights with respect to Advances hereunder, including, without limitation, the Master Servicer’s rights of reimbursement and interest on each Advance at the Reimbursement Rate, and rights to determine that a proposed Advance is a Nonrecoverable P&I Advance or Property Protection Advance, as the case may be, (without regard to any impairment of any such rights of reimbursement caused by such Master Servicer’s default in its obligations hereunder); provided, however, that if Advances made by the Trustee and the Master Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee, until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of the Master Servicer for such Advances. The Trustee shall be entitled to conclusively rely on any notice given with respect to a Nonrecoverable Advance hereunder.

Article VIII

CONCERNING THE TRUSTEE AND THE CERTIFICATE ADMINISTRATOR

Section 8.01          Duties of the Trustee and the Certificate Administrator. (a)  The Trustee and the Certificate Administrator, prior to the occurrence of a Servicer Termination Event and after the curing or waiving of all Servicer Termination Events which may have occurred, undertake to perform such duties and only such duties as are specifically set forth in this Agreement. If a Servicer Termination Event occurs and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Any permissive right of the Trustee and the Certificate Administrator contained in this Agreement shall not be construed as a duty.

(b)             The Trustee or the Certificate Administrator, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator which are specifically required to be furnished to the Trustee or the Certificate Administrator pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of Article II), shall examine them to determine whether they conform to the requirements of this Agreement. If any such instrument is found not to conform to the requirements of this

Agreement in a material manner, the Trustee or the Certificate Administrator shall notify the party providing such instrument and requesting the correction thereof. The Trustee or the Certificate Administrator shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Master Servicer or the Special Servicer or another Person, and accepted by the Trustee or the Certificate Administrator in good faith, pursuant to this Agreement.

(c)             No provision of this Agreement shall be construed to relieve the Trustee or the Certificate Administrator from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or bad faith; provided, however, that:

(i)             Prior to the occurrence of a Servicer Termination Event, and after the curing of all such Servicer Termination Events which may have occurred, the duties and obligations of the Trustee and the Certificate Administrator shall be determined solely by the express provisions of this Agreement, the Trustee and the Certificate Administrator shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and the Certificate Administrator and, in the absence of bad faith on the part of the Trustee and the Certificate Administrator, the Trustee and the Certificate Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee or the Certificate Administrator and conforming to the requirements of this Agreement;

(ii)             Neither the Trustee nor the Certificate Administrator, as applicable, shall be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee or the Certificate Administrator, respectively, unless it shall be proved that the Trustee or the Certificate Administrator, as applicable, was negligent in ascertaining the pertinent facts; and

(iii)             Neither the Trustee nor the Certificate Administrator, as applicable, shall be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Certificateholders evidencing not less than 25% of the Voting Rights entitled to direct the Trustee and/or Certificate Administrator pursuant to the terms of this Agreement, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, under this Agreement (unless a higher percentage of Voting Rights is required for such action).

(d)             The Certificate Administrator shall make available via its internet website initially located at www.ctslink.com to the Serviced Companion Noteholders all reports that the Certificate Administrator has made available to Certificateholders and the RR Interest Owner under this Agreement to the extent such reports relate to the related Serviced Companion Loan and upon the submission of an Investor Certification pursuant to this Agreement.

Section 8.02          Certain Matters Affecting the Trustee and the Certificate Administrator. Except as otherwise provided in Section 8.01:

(i)             The Trustee and the Certificate Administrator may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, direction of the Depositor, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, Appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii)             The Trustee and the Certificate Administrator may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

(iii)             Neither the Trustee nor the Certificate Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement, the Certificates or the RR Interest or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders or the RR Interest Owner, pursuant to the provisions of this Agreement, unless such Certificateholders or the RR Interest Owner shall have offered to the Trustee or the Certificate Administrator, as applicable, reasonable security or indemnity satisfactory to it, against the costs, expenses and liabilities which may be incurred therein or thereby; neither the Trustee nor the Certificate Administrator shall be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or reasonable indemnity satisfactory to it against such risk or liability is not reasonably assured to it; nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of a Servicer Termination Event which has not been cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

(iv)             Neither the Trustee nor the Certificate Administrator shall be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)             Prior to the occurrence of a Servicer Termination Event hereunder and after the curing of all Servicer Termination Events which may have occurred, neither the Trustee nor the Certificate Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Certificateholders entitled to more than 50% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee or the Certificate Administrator of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Certificate Administrator, respectively, not reasonably assured to the Trustee or the Certificate Administrator by the security afforded to it by the terms of this Agreement, the Trustee or the Certificate Administrator, respectively, may require reasonable indemnity satisfactory to it from such requesting Holders against such expense or liability as a condition to taking any such action. The reasonable expense of every such reasonable examination shall be paid by the requesting Holders;

(vi)             The Trustee or the Certificate Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, affiliates or attorneys; provided, however, that the appointment of such agents, affiliates or attorneys shall not relieve the Trustee or the Certificate Administrator of its duties or obligations hereunder; provided, further, that the Trustee or the Certificate Administrator, as the case may be, may not perform any duties hereunder through any Person that is a Prohibited Party;

(vii)             For all purposes under this Agreement, neither the Trustee nor the Certificate Administrator shall be deemed to have notice of any Servicer Termination Event or Asset Representations Reviewer Termination Event or any act, failure or breach of any Person upon the occurrence of which the Trustee or the Certificate Administrator may be required to act unless a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, has actual knowledge thereof or unless written notice of any event, act, failure or breach that is in fact such a default is received by the Trustee or the Certificate Administrator at the respective Corporate Trust Office, and such notice references the Certificates, the RR Interest or this Agreement;

(viii)             Neither the Trustee nor the Certificate Administrator shall be responsible for any act or omission of the Master Servicer or the Special Servicer (unless the Trustee is acting as Master Servicer or the Special Servicer, as the case may be, in which case the Trustee shall only be responsible for its own actions as Master Servicer or the Special Servicer), the Operating Advisor, the Asset Representations Reviewer or of the Depositor;

(ix)             Neither the Trustee nor the Certificate Administrator shall in any way be liable by reason of any insufficiency in the Trust Fund unless it is determined by a court of competent jurisdiction that the Trustee’s or Certificate Administrator’s, as applicable, negligence or willful misconduct was the primary cause of such insufficiency;

(x)             In no event shall the Certificate Administrator or Trustee be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond the Certificate Administrator’s or Trustee’s control, including, but not limited to force majeure or acts of God;

(xi)             Except as otherwise expressly set forth in this Agreement, Wells Fargo Bank, National Association acting in any particular capacity hereunder will not be deemed to be imputed with knowledge of (a) Wells Fargo Bank, National Association, acting in a capacity that is unrelated to the transactions contemplated by this Agreement, or (b) Wells Fargo Bank, National Association, acting in any other capacity hereunder, except, in the case of either clause (a) or clause (b), where some or all of the obligations performed in such capacities are performed by one or more employees within the same group or division of Wells Fargo Bank, National Association, or where the groups or divisions responsible for performing the obligations in such capacities have one or more of the same Responsible Officers; provided, however, the knowledge of employees performing special servicing functions shall not be imputed to employees performing master servicing functions, and the knowledge of employees performing master servicing functions shall not be imputed to employees performing special servicing functions;

(xii)             Nothing herein shall require the Trustee or the Certificate Administrator to act in any manner that is contrary to applicable law; and

(xiii)             Nothing herein shall be construed as an obligation of the parties to this Agreement to advise the Certificateholders or the RR Interest Owner with respect to their rights and protections relative to the Trust.

Each of the Trustee and the Certificate Administrator shall be entitled to all of the same rights, protections, immunities and indemnities afforded to it as Trustee and Certificate Administrator, as the case may be, in each capacity for which it serves hereunder (including, without limitation, as Custodian, Certificate Registrar, 17g-5 Information Provider and Authenticating Agent).

Section 8.03          Trustee and Certificate Administrator Not Liable for Validity or Sufficiency of Certificates, RR Interest or Mortgage Loans. The recitals contained herein and in the Certificates, other than the acknowledgments of the Trustee or the Certificate Administrator in Sections  2.02 and 2.04 and the signature, if any, of the Certificate Registrar and Authenticating Agent set forth on any outstanding Certificate, shall be taken as the statements of the Depositor, the Master Servicer or the Special Servicer, as the case may be, and the Trustee or the Certificate Administrator assume no responsibility for their correctness. Neither the Trustee nor the Certificate Administrator makes any representations as to the validity or sufficiency of this Agreement or of any Certificate (other than as to the signature, if any, of the Trustee or the Certificate Administrator set forth thereon) or of the RR Interest, any Mortgage Loan or related document. Neither the Trustee nor the Certificate Administrator shall be accountable for the use or application by the Depositor or the Sponsors of any of the Certificates issued to it or of the proceeds of such Certificates or of the RR Interest, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Mortgage Loans to the Trust, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the Depositor, the Master Servicer, the Special Servicer or in the case of the Trustee, the Certificate Administrator. The Trustee and the Certificate Administrator shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Master Servicer or the Special Servicer and accepted by the Trustee or the Certificate Administrator, in good faith, pursuant to this Agreement.

Section 8.04          Trustee or Certificate Administrator May Own Certificates. The Trustee or the Certificate Administrator, each in its individual capacity, not as Trustee or

Certificate Administrator, may become the owner or pledgee of Certificates, and may deal with the Depositor, the Master Servicer, the Special Servicer or the Underwriters in banking transactions, with the same rights it would have if it were not Trustee or the Certificate Administrator.

Section 8.05          Fees and Expenses of Trustee and Certificate Administrator; Indemnification of Trustee and Certificate Administrator. (a)  As compensation for the performance of their respective duties hereunder, the Trustee will be paid the Trustee Fee, which shall cover recurring and otherwise reasonably anticipated expenses of the Trustee, and the Certificate Administrator will be paid the Certificate Administrator/Trustee Fee equal to the Certificate Administrator’s portion of one month’s interest at the Certificate Administrator/Trustee Fee Rate, which shall cover recurring and otherwise reasonably anticipated expenses of the Certificate Administrator. The Trustee Fee and Certificate Administrator/Trustee Fee shall be paid monthly on a Mortgage Loan-by-Mortgage Loan basis. As to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Companion Loan), the Certificate Administrator shall pay to the Trustee monthly the Trustee Fee from the Certificate Administrator/Trustee Fee, which Certificate Administrator/Trustee Fee shall accrue from time to time at the Certificate Administrator/Trustee Fee Rate and the Certificate Administrator/Trustee Fee shall be computed on the basis of the Stated Principal Balance of such Mortgage Loan and a 360-day year consisting of twelve 30-day months. The Trustee Fee (which shall not be limited to any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Trustee’s sole form of compensation for all services rendered by it in the execution of the trusts hereby created and in the exercise and performance of any of the powers, rights and duties of the Trustee hereunder, except for the reimbursement of expenses specifically provided for herein. The Certificate Administrator/Trustee Fee shall constitute the Certificate Administrator’s sole form of compensation for the exercise and performance of its powers and duties hereunder, except for the reimbursement of expenses specifically provided for herein. No Trustee Fee or Certificate Administrator/Trustee Fee shall be payable with respect to any Companion Loan.

(b)             The Trustee, the Certificate Administrator (in each case, including in its capacity as Custodian and in its individual capacity) and any director, officer, employee, representative or agent of the Trustee and the Certificate Administrator, respectively, shall be entitled to be indemnified and held harmless by the Trust (to the extent of amounts on deposit in the Collection Account or the Lower-Tier REMIC Distribution Account, as applicable, from time to time) against any loss, liability or expense (including, without limitation, costs and expenses of litigation, and of investigation, counsel fees, damages, judgments and amounts paid in settlement, and expenses incurred in becoming successor master servicer or successor special servicer, to the extent not otherwise paid hereunder) arising out of, or incurred in connection with, any act or omission of the Trustee or the Certificate Administrator, respectively, relating to the exercise and performance of any of the powers and duties of the Trustee or the Certificate Administrator, respectively, hereunder; provided, however, that none of the Trustee or the Certificate Administrator, nor any of the other above specified Persons shall be entitled to indemnification pursuant to this Section 8.05(b) for (i) allocable overhead, (ii) expenses or disbursements incurred or made by or on behalf of the Trustee or the Certificate Administrator, respectively, in the normal course of the Trustee or the Certificate Administrator, respectively, performing its duties in accordance with any of the provisions hereof, which are not

“unanticipated expenses incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii), (iii) any expense or liability specifically required to be borne thereby pursuant to the terms hereof or (iv) any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence in the performance of the Trustee’s or the Certificate Administrator’s, respectively, obligations and duties hereunder, or by reason of negligent disregard of such obligations or duties, or as may arise from a breach of any representation or warranty of the Trustee specified in Section 8.12 or the Certificate Administrator specified in Section 8.14, respectively, made herein. The provisions of this Section 8.05(b) shall survive the termination of this Agreement and any resignation or removal of the Trustee or the Certificate Administrator, respectively, and appointment of a successor thereto. The foregoing indemnity shall also apply to the Certificate Administrator in its capacities of Custodian, Certificate Registrar and Authenticating Agent.

(c)             The Certificate Administrator shall indemnify and hold harmless the Depositor and the Mortgage Loan Sellers from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by the Depositor, the Mortgage Loan Sellers or its Affiliates that arise out of or are based upon (i) a breach by the Certificate Administrator, in its capacity as 17g-5 Information Provider or in any other capacity in which the Certificate Administrator is required to provide information to a Privileged Person that is an NRSRO, of its obligations under this Agreement or (ii) negligence, bad faith or willful misconduct on the part of the Certificate Administrator, in its capacity as 17g-5 Information Provider or in any other capacity in which the Certificate Administrator is required to provide information to a Privileged Person that is an NRSRO, in the performance of such obligations or its negligent disregard of its obligations and duties under this Agreement.

Section 8.06          Eligibility Requirements for Trustee and Certificate Administrator. Each of the Trustee and the Certificate Administrator hereunder shall at all times be, and shall resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and in the case of the Trustee, shall not be an Affiliate of the Master Servicer or the Special Servicer (except during any period when the Trustee is acting as, or has become successor to, the Master Servicer or the Special Servicer, as the case may be, pursuant to Section 7.02), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A” by Fitch and “A-” by S&P; provided that the Trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “A-” by Fitch and “A-” by S&P, (b) its short-term debt obligations have a short-term rating of not less than “F1” by Fitch and “A-2” from S&P (or such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency) and (c) the Master Servicer maintains a rating of at least “A+” by Fitch and “A” by S&P, or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation; and (iv) an entity that is not a Prohibited Party.

If such corporation, national bank or national banking association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 8.06 the combined capital and surplus of such corporation, national bank or national banking association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In the event the place of business from which the Certificate Administrator administers the Trust REMICs or in which the Trustee’s office is located is in a state or local jurisdiction that imposes a tax on the Trust on the net income of a REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions), the Certificate Administrator or the Trustee, as applicable shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07, (ii) pay such tax at no expense to the Trust or (iii) administer the Trust REMICs from a state and local jurisdiction that does not impose such a tax.

Section 8.07          Resignation and Removal of the Trustee and Certificate Administrator. (a)  The Trustee and the Certificate Administrator may at any time resign and be discharged from the trusts hereby created by giving thirty (30) days’ prior written notice thereof to the Depositor, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator, as applicable, the Operating Advisor, the Asset Representations Reviewer, 17g-5 Information Provider and to all Certificateholders and the RR Interest Owner. The Certificate Administrator shall post such notice to the Certificate Administrator’s Website in accordance with Section 3.13(b) and provide notice of such event to the Master Servicer, the Special Servicer, the Depositor and the 17g-5 Information Provider, which shall promptly post such notice to the 17g-5 Information Provider’s Website in accordance with Section 3.13(c). Upon receiving such notice of resignation, the Depositor shall use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee or Certificate Administrator and to the successor trustee or certificate administrator. A copy of such instrument shall be delivered to the Master Servicer, the Special Servicer, the Certificateholders and the RR Interest Owner and the Trustee or Certificate Administrator, as applicable, by the Depositor. If no successor trustee or certificate administrator shall have been so appointed and have accepted appointment within one hundred and twenty (120) days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator may petition any court of competent jurisdiction for the appointment of a successor trustee or certificate administrator, as applicable, and any expenses associated with such petition shall be an expense of the Trust.

(b)             If at any time the Trustee or Certificate Administrator shall cease to be eligible in accordance with the provisions of Section 8.06 (and in the case of the Certificate Administrator, Section 5.08) and shall fail to resign after written request therefor by the Depositor or the Master Servicer, or if at any time the Trustee or Certificate Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the Certificate Administrator or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or Certificate Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Trustee or Certificate Administrator (if different than the Trustee) shall fail (other than by reason of the failure of either the Master Servicer or the Special Servicer to timely perform its obligations hereunder or as a result of other circumstances beyond the Trustee’s or Certificate Administrator’s, as applicable, reasonable control), to timely publish any report to be delivered, published or otherwise made available by the Certificate Administrator pursuant to Section 4.02 and such failure shall continue unremedied for a period of five (5) days, or if the Certificate Administrator fails to make distributions required pursuant to Section 4.01 or Section 9.01, then the Depositor may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor trustee or certificate administrator reasonably acceptable to the Master Servicer, by written instrument, in duplicate, which instrument shall be delivered to the Trustee or Certificate Administrator so removed and to the successor trustee or certificate administrator in the case of the removal of the Trustee or Certificate Administrator. A copy of such instrument shall be delivered to the Master Servicer, the Special Servicer and the Certificateholders and the RR Interest Owner by the Depositor.

(c)             The Certificateholders entitled to at least 50% of the Voting Rights may at any time upon thirty (30) days written notice, with or without cause, remove the Trustee or Certificate Administrator and appoint a successor trustee or certificate administrator by written instrument or instruments, in triplicate, signed by such holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Master Servicer, one complete set to the Trustee or Certificate Administrator so removed and one complete set to the successor so appointed. A copy of such instrument shall be delivered to the Depositor, the Special Servicer and the remaining Certificateholders and the RR Interest Owner by the Master Servicer. In the event of any such termination without cause pursuant to this Section 8.07(c), the successor trustee or certificate administrator, as applicable, shall be responsible for all costs and expenses necessary to effect the transfer of responsibilities from its predecessor.

(d)             Any resignation or removal of the Trustee, Custodian or Certificate Administrator and appointment of a successor trustee or certificate administrator pursuant to any of the provisions of this Section 8.07 shall not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator as provided in Section 8.08 and (ii) the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 11.07 hereof and any other Form 8-K filings have been completed with respect to any related Companion Loan. Except as provided in Section 8.07(a) to the contrary, the Trustee, Custodian or Certificate Administrator shall be required to bear all reasonable out-of-pocket costs and expenses of each other party to this Agreement, the Trust and each Rating Agency in connection with any removal for cause or resignation of such Trustee, Custodian or Certificate Administrator.

If the same party is acting as Trustee and Certificate Administrator pursuant to this Agreement, any removal of either such party in its capacity as Trustee or Certificate Administrator, as applicable, shall also result in such party’s removal in its capacity as Trustee or Certificate Administrator, as applicable, and the Depositor shall appoint a successor certificate administrator and a successor trustee, in each instance meeting the eligibility requirements set forth hereunder.

Upon any succession of the Trustee or Certificate Administrator under this Agreement, the predecessor Trustee or Certificate Administrator shall be entitled to the payment of accrued and unpaid compensation and reimbursement as provided for under this Agreement for services rendered and expenses incurred (including without limitation, unreimbursed

Advances). No Trustee or Certificate Administrator shall be personally liable for any action or omission of any successor trustee or certificate administrator.

(e)             Upon the resignation, assignment, merger, consolidation, or transfer of the Trustee or its business to a successor, or upon the termination of the Trustee, (a) the outgoing Trustee shall (i) endorse the original executed Mortgage Note for each Mortgage Loan (to the extent that the original executed Mortgage Note for each Mortgage Loan was endorsed to the outgoing trustee), without recourse, representation or warranty, express or implied, to the order of the successor, as trustee for the registered Holders of GS Mortgage Securities Trust 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, and the RR Interest Owner or in blank, and (ii) in the case of the other assignable Mortgage Loan documents (to the extent such other Mortgage Loan documents were assigned to the outgoing trustee), assign such Mortgage Loan documents to such successor, and such successor shall review the documents delivered to it or to the Custodian with respect to each Mortgage Loan, and certify in writing that, as to each Mortgage Loan then subject to this Agreement, such endorsement and assignment has been made; (b) if any original executed Mortgage Note for a Mortgage Loan was not endorsed to the outgoing trustee, the Custodian shall, upon its receipt of a Request for Release, deliver such Mortgage Note to the Depositor or the successor trustee, as requested, and the Master Servicer and the Depositor shall cooperate with any successor Trustee to ensure that such Mortgage Note is endorsed (without recourse, representation or warranty, express or implied) to the order of the successor, as trustee for the registered Holders of GS Mortgage Securities Trust 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, and the RR Interest Owner or in blank; provided, however, that, notwithstanding anything to the contrary herein, to the extent any such endorsement of such Mortgage Note requires the signature of the related Mortgage Loan Seller in order to comply with the foregoing, then the Master Servicer shall use reasonable efforts to cause the related Mortgage Loan Seller to execute such endorsement; (c) if any other assignable Mortgage Loan document was not assigned to the outgoing trustee, the Custodian shall, upon its receipt of a Request for Release, deliver such Mortgage Loan document to the Depositor or the successor trustee, as requested, and the Master Servicer and the Depositor shall cooperate with any successor Trustee to ensure that such Mortgage Loan document is assigned to such successor Trustee; and (d) in any case, such successor Trustee shall review the documents delivered to it or to the Custodian with respect to each Mortgage Loan, and certify in writing that, as to each Mortgage Loan then subject to this Agreement, such endorsements and assignments have been made or, in the event such endorsement or assignment cannot be made for any reason, to note the same in such certification.

(f)              Neither the Asset Representations Reviewer nor any of its Affiliates may be appointed as successor trustee or certificate administrator.

Section 8.08          Successor Trustee or Certificate Administrator. (a)  Any successor trustee or certificate administrator appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, the Master Servicer, the Special Servicer and to its predecessor Trustee or Certificate Administrator an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee or Certificate Administrator shall become effective and such successor trustee or certificate administrator without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee or Certificate Administrator herein. The predecessor Trustee shall deliver to the successor trustee all Mortgage Files and related documents and statements held by it hereunder (other than any Mortgage Files at the time held on its behalf by a Custodian, which Custodian, at Custodian’s option shall become the agent of the successor trustee), and the Depositor, the Master Servicer, the Special Servicer and the predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor trustee all such rights, powers, duties and obligations, and to enable the successor trustee to perform its obligations hereunder.

(b)             No successor trustee or successor certificate administrator shall, as applicable, accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor trustee or successor certificate administrator, as applicable, shall be eligible under the provisions of Section 8.06.

(c)             Upon acceptance of appointment by a successor trustee or successor certificate administrator as provided in this Section 8.08, the Master Servicer shall deliver notice of the succession of such Trustee or Certificate Administrator, as applicable, to the Depositor and the Certificateholders and the RR Interest Owner. If the Master Servicer fails to deliver such notice within ten (10) days after acceptance of appointment by the successor trustee or successor certificate administrator, as applicable, such successor trustee or successor certificate administrator shall cause such notice to be delivered at the expense of the Master Servicer.

Section 8.09          Merger or Consolidation of Trustee or Certificate Administrator. Any Person into which the Trustee or the Certificate Administrator may be merged or converted or with which it may be consolidated or any Person resulting from any merger, conversion or consolidation to which the Trustee or the Certificate Administrator shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Trustee or the Certificate Administrator shall be the successor of the Trustee or the Certificate Administrator, as applicable, hereunder; provided that, in the case of the Trustee, such successor Person shall be eligible under the provisions of Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. The Certificate Administrator shall post such notice to the Certificate Administrator’s Website in accordance with Section 3.13(b) and shall provide notice of such event to the Master Servicer, the Special Servicer, the Depositor and the 17g-5 Information Provider, which shall post such notice to the 17g-5 Information Provider’s Website in accordance with Section 3.13(c).

Section 8.10          Appointment of Co-Trustee or Separate Trustee. (a)  Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Master Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Master Servicer and the Trustee may consider necessary or desirable. If the Master Servicer shall not have joined in such appointment within fifteen (15) days after the receipt by it of a request to do so, or in case a Servicer Termination Event shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 hereunder and no notice to Holders of Certificates or the RR Interest Owner of the appointment of a co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof. All co-trustee fees shall be payable out of the Trust Fund.

(b)             In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer or the Special Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

(c)             Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then-separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

(d)             Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

(e)             The appointment of a co-trustee or separate trustee under this Section 8.10 shall not relieve the Trustee of its duties and responsibilities hereunder.

Section 8.11          Appointment of Custodians. The Certificate Administrator is hereby appointed as the Custodian to hold all or a portion of the Mortgage Files. The Custodian shall be a depository institution subject to supervision by federal or state authority, shall have combined capital and surplus of at least $15,000,000 and shall be qualified to do business in the jurisdiction in which it holds any Mortgage File. The Custodian shall be subject to the same obligations and standard of care as would be imposed on the Certificate Administrator hereunder in connection with the retention of Mortgage Files directly by the Certificate Administrator. Upon termination or resignation of the Custodian, the Certificate Administrator may appoint another Custodian meeting the foregoing requirements. The appointment of one or more Custodians by the Certificate Administrator shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible for all acts and omissions of any Custodian other than the initial Custodian. Any Custodian appointed hereunder must maintain a fidelity bond and errors and omissions policy in an amount customary for Custodians which serve in such capacity in commercial mortgage loan securitization transactions, or may self-insure.

Section 8.12          Representations and Warranties of the Trustee. The Trustee hereby represents and warrants to the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, each Serviced Companion Noteholder and the Certificate Administrator for the benefit of the Certificateholders and the RR Interest Owner, as of the Closing Date, that:

(i)             The Trustee is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America;

(ii)             The execution and delivery of this Agreement by the Trustee, and the performance and compliance with the terms of this Agreement by the Trustee, will not violate the Trustee’s charter and by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or that is applicable to it or any of its assets;

(iii)             The Trustee has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)             This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and the rights of creditors of national banking associations specifically and (b) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)             The Trustee is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trustee’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Trustee to perform its obligations under this Agreement;

(vi)             No litigation is pending or, to the best of the Trustee’s knowledge, threatened against the Trustee which would prohibit the Trustee from entering into this Agreement or, in the Trustee’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Trustee to perform its obligations under this Agreement;

(vii)             No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Trustee, or compliance by the Trustee with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Trustee of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Trustee to perform its obligations hereunder; and

(viii)             To its actual knowledge, the Trustee is not Risk Retention Affiliated with the Third Party Purchaser.

Section 8.13          Provision of Information to Certificate Administrator, Master Servicer and Special Servicer. The Master Servicer shall promptly, upon request, provide the Special Servicer and the Certificate Administrator with notice of any change in the identity and/or contact information of any Serviced Companion Noteholder (to the extent it receives written notice of such change). The Certificate Administrator, Master Servicer and the Special Servicer may each conclusively rely on the information provided to them regarding identity and/or contact information regarding any Serviced Companion Noteholder, and the Certificate Administrator, Master Servicer and the Special Servicer, as applicable, shall have no liability for notices not sent to the correct Serviced Companion Noteholders or any obligation to determine the identity and/or contact information of the Serviced Companion Noteholders to the extent updated or correct information regarding the holders of any of the Serviced Companion Noteholders or the most recent identity and/or contact information regarding any of the Serviced Companion Noteholders has not been provided to the Certificate Administrator, Master Servicer or the Special Servicer, as applicable.

Section 8.14          Representations and Warranties of the Certificate Administrator. The Certificate Administrator hereby represents and warrants to the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, each Serviced Companion Noteholder, and the Trustee, for the benefit of the Certificateholders and the RR Interest Owner, as of the Closing Date, that:

(i)             The Certificate Administrator is a national banking association duly organized under the laws of the United States of America, duly organized, validly existing and in good standing under the laws thereof;

(ii)             The execution and delivery of this Agreement by the Certificate Administrator, and the performance and compliance with the terms of this Agreement by the Certificate Administrator, will not violate the Certificate Administrator’s charter and by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or that is applicable to it or any of its assets;

(iii)             The Certificate Administrator has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)             This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Certificate Administrator, enforceable against the Certificate Administrator in accordance with the terms hereof, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and the rights of creditors of national banking associations specifically and (b) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)             The Certificate Administrator is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Certificate Administrator’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Certificate Administrator to perform its obligations under this Agreement or the financial condition of the Certificate Administrator;

(vi)             No litigation is pending or, to the best of the Certificate Administrator’s knowledge, threatened against the Certificate Administrator which would prohibit the Certificate Administrator from entering into this Agreement or, in the Certificate Administrator’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Certificate Administrator to perform its obligations under this Agreement or the financial condition of the Certificate Administrator;

(vii)             No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Certificate Administrator, or compliance by the Certificate Administrator with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Certificate Administrator of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Certificate Administrator to perform its obligations hereunder; and

(viii)             To its actual knowledge, the Certificate Administrator is not Risk Retention Affiliated with the Third Party Purchaser.

Section 8.15          Compliance with the PATRIOT Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Laws”), each of the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Trustee, the Certificate Administrator, the Special Servicer or the Master Servicer, as applicable. Accordingly, each of the parties to this Agreement agrees to provide to the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer, upon its respective reasonable request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer to comply with Applicable Laws.

Article IX

TERMINATION

Section 9.01          Termination upon Repurchase or Liquidation of All Mortgage Loans. Subject to this Section 9.01 and Section 9.02, the Trust and the respective obligations and responsibilities under this Agreement of the Certificate Administrator (other than the obligations of the Certificate Administrator to provide for and make payments to Certificateholders as hereafter set forth), the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee, shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by the Certificate Administrator and required hereunder to be so paid on the Distribution Date following the earlier to occur of (i) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject hereto, (ii) the purchase or other liquidation by the Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates representing greater than 50% of the Percentage Interest of such Class, in that order of priority, of all the Mortgage Loans and the Trust’s portion of each REO Property, remaining in the Trust Fund at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) included in the Trust Fund, (2) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust Fund (such Appraisals in clause (a)(2) to be conducted by an Independent MAI-designated appraiser selected by the Master Servicer, and approved by more than 50% of the Voting Rights then outstanding (other than the Controlling Class unless the Controlling Class is the only Class of Certificates then outstanding)) (which approval shall be deemed given unless more than 50% of such Certificateholders object within twenty (20) days of receipt of notice thereof), (3) the reasonable out-of-pocket expenses of the Master Servicer or Special Servicer with respect to such termination, unless the Master Servicer or Special Servicer, as applicable, is the purchaser of such Mortgage Loans and (4) if a Mortgaged Property secures a Non-Serviced Mortgage Loan and is an “REO property” under the terms of the related Non-Serviced Pooling Agreement, the pro rata portion of the fair market value of the related Mortgaged Property, as determined by the related Non-Serviced Master Servicer in accordance with clause (2) above, minus (b) solely in the case where the Master Servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances, together with any interest accrued and payable to the Master Servicer in respect of such Advances in accordance with Sections  3.03(d) and 4.03(d) and any unpaid Servicing Fees, remaining outstanding and payable solely to the Master Servicer (which items shall be deemed to have been paid or reimbursed to the Master Servicer in connection with such purchase) or (iii) so long as the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates are no longer outstanding and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero, the voluntary exchange by the Sole Owner of all the outstanding Certificates (other than Class S and Class R Certificates) and the RR Interest for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of the immediately succeeding paragraph; provided, however, that in no event shall the trust created hereby continue beyond the expiration of twenty-one (21) years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date hereof.

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then outstanding Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest), the Sole Owner shall have the right, to exchange all of its Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest for all of the Mortgage Loans and each REO Property remaining in the Trust Fund, provided that the Master Servicer is paid a fee equal to (i) the product of (x) the Prime Rate, (y) the aggregate Certificate Balance of the then outstanding Certificates (other than the Class X Certificates, the Class S Certificates and the Class R Certificates) as of the date of the exchange and (z) three, divided by (ii) 360, as contemplated by clause (iii) of the first paragraph of this Section 9.01 by giving written notice to all the parties hereto no later than sixty (60) days prior to the anticipated date of exchange. In the event that the Sole Owner elects to exchange all of its Certificates (other than the Class S Certificates and Class R Certificates) for all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust in accordance with the preceding sentence, such Sole Owner, not later than the Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in the Collection Account an amount in immediately available funds equal to all amounts due and owing to the Depositor, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator hereunder through the date of the liquidation of the Trust that may be withdrawn from the Collection Account, or an escrow account acceptable to the respective parties hereto, pursuant to Section 3.05(a) or that may be withdrawn from the Distribution Account pursuant to Section 3.05(a), but only to the extent that such amounts are not already on deposit in the Collection Account. In addition, the Master Servicer shall transfer all amounts required to be transferred to the Lower-Tier REMIC Distribution Account and Excess Interest Distribution Account on the Master Servicer Remittance Date related to such Distribution Date in which the final distribution on the Certificates is to occur from the Collection Account pursuant to the first paragraph of Section 3.04(b) (provided, however, that if a Serviced Whole Loan is secured by REO Property, the portion of the above-described purchase price allocable to such Trust’s portion of REO Property shall initially be deposited into the related REO Account). Upon confirmation that such final deposits have been made and following the surrender of all its Certificates (other than the Class R and Class S Certificates) on the applicable Distribution Date, the Custodian shall, upon receipt of a Request for Release from the Master Servicer, release or cause to be released to the Sole Owner or any designee thereof, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Sole Owner as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund, and the Trust shall be liquidated in accordance with Section 9.02. Solely for federal income tax purposes, the Sole Owner shall be deemed to have purchased the assets of each Loan REMIC and the Lower-Tier REMIC for an amount equal to the remaining Certificate Balance of the Principal Balance Certificates, plus accrued, unpaid interest with respect thereto, and the Certificate Administrator shall credit such amounts against amounts distributable in respect of such Certificates, the related Loan REMIC Regular Interests and Related Lower-Tier Regular Interests.

The obligations and responsibilities under this Agreement of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Companion Paying Agent shall terminate with respect to any Companion Loan to the extent (i) its related Serviced Mortgage Loan has been paid in full or is no longer part of the Trust Fund and (ii) no amounts payable by the related Companion Holder to or for the benefit of the Trust or any party hereto in accordance with the related Co-Lender Agreement remain due and owing.

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates representing greater than 50% of the Percentage Interest of such Class, in that order of priority, may, at their option, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the first paragraph of this Section 9.01 by giving written notice to the Trustee, the Certificate Administrator, and the other parties hereto no later than sixty (60) days prior to the anticipated date of purchase; provided, however, that the Holders of the Controlling Class, the Special Servicer, the Master Servicer, or the Holders of the Class R Certificates may so elect to purchase all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which (A) the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans as set forth in the Preliminary Statement (solely for the purposes of this calculation, if an ARD Loan is still an asset of the Trust Fund and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the then-aggregate Stated Principal Balance of the Mortgage Loans and from the aggregate Cut-off Date Principal Balance of the Mortgage Loans). This purchase shall terminate the Trust and retire the then outstanding Certificates. In the event that the Master Servicer or the Special Servicer purchases, or the Holders of the majority of the Controlling Class or the Holders of the Class R Certificates purchase, all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund in accordance with the preceding sentence, the Master Servicer, the Special Servicer, the Holders of the majority of the Controlling Class or the Holders of the Class R Certificates, as applicable, shall deposit in the Lower-Tier REMIC Distribution Account not later than the Master Servicer Remittance Date relating to the Distribution Date on which the final distribution on the Certificates is to occur, an amount in immediately available funds equal to the above-described purchase price (exclusive of any portion thereof payable to any Person other than the Certificateholders pursuant to Section 3.05(a), which portion shall be deposited in the Collection Account). In addition, the Master Servicer shall transfer to the Lower-Tier REMIC Distribution Account all amounts required to be transferred thereto on such Master Servicer Remittance Date from the Collection Account pursuant to the first paragraph of Section 3.04(b), together with any other amounts on deposit in the Collection Account that would otherwise be held for future distribution. Upon confirmation that such final deposits and payments have been made, the Custodian shall release or cause to be released to the Master Servicer, the Special Servicer, the Holders of the majority of the Controlling Class or the Holders of the Class R Certificates, as applicable, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Master Servicer, the Special Servicer, the Holders of the majority of the Controlling Class or the Holders of the Class R Certificates, as applicable, as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund.

For purposes of this Section 9.01, the Holders of the majority of the Controlling Class shall have the first option to terminate the Loan REMICs, the Upper-Tier REMIC and Lower-Tier REMIC, then the Special Servicer then the Master Servicer, and then the Holders of the Class R Certificates. For purposes of this Section 9.01, the Directing Holder with the consent of the Holders of the Controlling Class, shall act on behalf of the Holders of the Controlling Class in purchasing the assets of the Trust and terminating the Trust.

Notice of any termination pursuant to this Section 9.01 shall be given promptly by the Certificate Administrator by letter to the Certificateholders, each Loan-Specific Directing Holder, each Serviced Companion Noteholder and the 17g-5 Information Provider in accordance with the provisions of Section 3.13(c) (who shall promptly post a copy of such additional notice on the 17g-5 Information Provider’s Website in accordance with the provisions of Section 3.13(c)) and, if not previously notified pursuant to this Section 9.01, to the other parties hereto mailed (a) in the event such notice is given in connection with the purchase of all of the Mortgage Loans and each REO Property remaining in the Trust Fund, not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the Certificates, or (b) otherwise during the month of such final distribution on or before the P&I Advance Determination Date in such month, in each case specifying (i) the Distribution Date upon which the Trust will terminate and final payment of the Certificates will be made, (ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the offices of the Certificate Registrar or such other location therein designated.

After transferring the Lower-Tier Distribution Amount and the amount of any Yield Maintenance Charges distributable to the Regular Certificates and the VRR Interest pursuant to Section 4.01(f) to the Upper-Tier REMIC Distribution Account, in each case pursuant to Section 3.04(b), as applicable, and upon presentation and surrender of the Certificates by the Certificateholders on the final Distribution Date, the Certificate Administrator shall distribute to the RR Interest Owner and to each Certificateholder so presenting and surrendering its Certificates (i) such Certificateholder’s Percentage Interest of, and the RR Interest Owner’s portion of that portion of the amounts then on deposit in the Upper-Tier REMIC Distribution Account that are allocable to payments on the VRR Interest and the Class of Regular Certificates so presented, (ii) to Holders of the Class S Certificates or VRR Interest so

presented, the allocable amounts remaining on deposit in the Excess Interest Distribution Account, (iii) any remaining amounts of Yield Maintenance Charges distributable to the Class F, Class G-RR or Class H-RR Certificates or the VRR Interest pursuant to Section 4.01(f), and (iv) any remaining amount shall be distributed to the Class R Certificates in respect of the Class LR Interest or the Class UR Interest, as applicable. Amounts transferred from the Lower-Tier REMIC Distribution Account to the Upper-Tier REMIC Distribution Account as of the final Distribution Date, shall be distributed in termination of the Lower-Tier Regular Interests and the Class LR Interest in accordance with Section 4.01(a), Section 4.01(b), Section 4.01(e), Section 4.01(f), and Section 4.01(g), as applicable. Any funds not distributed on such Distribution Date shall be set aside and held uninvested in trust for the benefit of the Certificateholders not presenting and surrendering their Certificates in the aforesaid manner and shall be disposed of in accordance with this Section 9.01 and Section 4.01(i).

Section 9.02          Additional Termination Requirements. (a)  In the event the Master Servicer or the Special Servicer purchases, or the Holders of the Controlling Class or the Holders of the Class R Certificates purchase, all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund as provided in Section 9.01, the Upper-Tier REMIC and Lower-Tier REMIC, shall be terminated in accordance with the following additional requirements, which meet the definition of a “qualified liquidation” in Section 860F(a)(4) of the Code:

(i)             the Certificate Administrator shall specify the date of adoption of the plan of complete liquidation (which shall be the date of mailing of the notice specified in Section 9.01) in a statement attached to each of the related Trust REMICs’ final Tax Returns pursuant to Treasury Regulations Section 1.860F-1;

(ii)             during the 90-day liquidation period and at or prior to the time of the making of the final payment on the Certificates and the RR Interest, the Certificate Administrator on behalf of the Trustee shall sell all of the assets of the related Trust REMICs to the Master Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class R Certificates, as applicable, for cash; and

(iii)             within such 90-day liquidation period and immediately following the making of the final payment on the Lower-Tier Regular Interests, the Certificates and the RR Interest, the Certificate Administrator shall distribute or credit, or cause to be distributed or credited, to the Holders of the Class R Certificates in respect of the Class LR Interest (in the case of the Lower-Tier REMIC) and in respect of the Class UR Interest (in the case of the Upper-Tier REMIC) all cash on hand (other than cash retained to meet claims), and the Trust (if applicable) or the related Trust REMIC(s) shall terminate at that time.

(b)             Each of the Grand Canal Shoppes Loan REMIC and the White Oak Crossing Loan REMIC shall terminate upon repurchase of the related Mortgage Loan or receipt of the final payment or final liquidation proceeds with respect to the related Mortgage Loan.

Article X

ADDITIONAL REMIC PROVISIONS

Section 10.01      REMIC Administration. (a)  The Certificate Administrator shall make elections or cause elections to be made to treat each of the Trust REMICs as a REMIC under the Code and, if necessary, under Applicable State and Local Tax Law. Each such election will be made on Form 1066 or other appropriate federal tax return for the taxable year ending on the last day of the calendar year in which the Loan REMIC Regular Interests, the Lower-Tier Regular Interests and the Regular Certificates are issued. For the purposes of the REMIC election in respect of the Upper-Tier REMIC, each Class of the Regular Certificates and the VRR Interest (exclusive of Excess Interest) shall be designated as the “regular interests” and the Class UR Interest shall be designated as the sole class of “residual interests” in the Upper-Tier REMIC. For purposes of the REMIC election in respect of the Lower-Tier REMIC, each Class of Lower-Tier Regular Interests shall be designated as a class of “regular interests” and the Class LR Interest shall be designated as the sole class of “residual interests” in the Lower-Tier REMIC. None of the Special Servicer, the Master Servicer or the Trustee shall permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any Trust REMIC other than the Loan REMIC Regular Interests and the related Loan REMIC Residual Interests. The Certificate Administrator shall prepare or cause to be prepared and timely produced to the Trustee to sign (and the Trustee shall timely sign) and file or cause to be filed with the Internal Revenue Service, on behalf of each of the Lower-Tier REMIC and the Upper-Tier REMIC, an application for a taxpayer identification number for such Trust REMIC on IRS Form SS-4 or obtain such number by other permissible means. The Certificate Administrator shall be responsible for the preparation of the related IRS Form W-9, if such form is requested. The Trustee shall be entitled to rely on the information contained therein, and is hereby directed to execute such IRS Form W-9; provided, however, the Certificate Administrator shall also be directed to execute such IRS Form W-9 (in lieu of the Trustee) if permitted by IRS regulations.

(b)             The White Oak Crossing Loan REMIC Declaration designates the White Oak Crossing Loan REMIC Regular Interests as the “regular interests” in such Loan REMIC within the meaning of Section 860(G)(a)(1) of the Code and the White Oak Crossing Loan REMIC Residual Interest as the sole class of “residual interests” in such Loan REMIC within the meaning of Section 860G(a)(2) of the Code. The Grand Canal Shoppes Loan REMIC Declaration designates the Grand Canal Shoppes REMIC Regular Interest as a “regular interest” in such Loan REMIC within the meaning of Section 860(G)(a)(1) of the Code and the Grand Canal Shoppes Loan REMIC Residual Interest as the sole class of “residual interests” in such Loan REMIC within the meaning of Section 860G(a)(2) of the Code.

(c)             The Closing Date is hereby designated as the “startup day” (“Startup Day”) of each Trust REMIC, and December 1, 2020 is designated in the White Oak Crossing Loan REMIC Declaration as the Startup Day of the White Oak Crossing Loan REMIC and June 2, 2020 is designated in the Grand Canal Shoppes Loan REMIC Declaration as the Startup Day of the Grand Canal Shoppes Loan REMIC, and, in each case within the meaning of Code Section 860G(a)(9).

(d)             The Certificate Administrator shall act on behalf of each Trust REMIC in relation to any tax matter or controversy involving either such REMIC and shall represent each such REMIC in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority with respect thereto. The legal expenses, including without limitation attorneys’ or accountants’ fees, and costs of any such proceeding and any liability resulting therefrom shall be expenses of the Trust and the Certificate Administrator shall be entitled to reimbursement therefor out of amounts attributable to the Mortgage Loans, and any REO Properties on deposit in the Collection Account as provided by Section 3.05(a) unless such legal expenses and costs are incurred by reason of the Certificate Administrator’s willful misconduct, bad faith or negligence. The Certificate Administrator shall be the “partnership representative” (within the meaning of Section 6223 of the Code) of each Trust REMIC.

(e)             The Certificate Administrator shall prepare or cause to be prepared and shall file, or cause to be filed, all of the Tax Returns that it determines are required with respect to each Trust REMIC created hereunder, and shall cause the Trustee to sign (and the Trustee shall timely sign) such Tax Returns in a timely manner. The ordinary expenses of preparing such returns shall be borne by the Certificate Administrator without any right of reimbursement therefor.

(f)              The Certificate Administrator shall provide or cause to be provided (i) to any Transferor of a Class R Certificate such information as is necessary for the application of any tax relating to the Transfer of such Class R Certificate to any Person who is a Disqualified Organization, or in the case of a Transfer to an agent thereof, to such agent, (ii) to the Certificateholders and the RR Interest Owner such information or reports as are required by the Code or the REMIC Provisions including reports relating to interest, original issue discount and market discount or premium (using the Prepayment Assumption) and (iii) to the Internal Revenue Service, Form 8811, within thirty (30) days after the Closing Date.

(g)             The Certificate Administrator shall take such actions and shall cause the Trust to take such actions as are reasonably within the Certificate Administrator’s control and the scope of its duties more specifically set forth herein as shall be necessary to maintain the status of each Trust REMIC as a REMIC under the REMIC Provisions and the Trustee shall assist the Certificate Administrator to the extent reasonably requested by the Certificate Administrator to do so. Neither the Master Servicer nor the Special Servicer shall knowingly or intentionally take any action, cause the Trust to take any action or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) cause any Trust REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any Trust REMIC or the Trust (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property”) (either such event, an “Adverse REMIC Event”) unless the Certificate Administrator receives an Opinion of Counsel (at the expense of the party seeking to take such action or, if such party fails to pay such expense, and the Certificate Administrator determines that taking such action is in the best interest of the Trust and the Certificateholders and the RR Interest Owner, at the expense of the Trust, but in no event at the expense of the Certificate Administrator or the Trustee) to the effect that the contemplated action will not, with respect to the Trust or any Trust REMIC created hereunder, cause the loss of such status or, unless the Certificate Administrator determines in its sole discretion to indemnify the Trust against such tax, result in the imposition of such a tax (not including a tax on “net income from foreclosure property”). The Trustee shall not take or fail to take any action (whether or not authorized hereunder) as to which the Certificate Administrator has advised it in writing that it has received an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action. The Certificate Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not expressly permitted by this Agreement, but in no event at the expense of the Certificate Administrator or the Trustee. At all times as may be required by the Code, the Certificate Administrator will to the extent within its control and the scope of its duties more specifically set forth herein, maintain substantially all of the assets of each Trust REMIC as Qualified Mortgages and “permitted investments” as defined in Section 860G(a)(5) of the Code.

(h)             In the event that any applicable federal, state or local tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on any Trust REMIC, such tax shall be charged against amounts otherwise distributable to the Holders of the Certificates and the RR Interest Owner, except as provided in the last sentence of this Section 10.01(h); provided that with respect to the estimated amount of tax imposed on any “net income from foreclosure property” pursuant to Section 860G(c) of the Code or any similar tax imposed by a state or local tax authority, the Special Servicer shall retain in the related REO Account a reserve for the payment of such taxes in such amounts and at such times as it shall deem appropriate (or as advised by the Certificate Administrator in writing), and shall remit to the Master Servicer such reserved amounts as the Master Servicer shall request in order to pay such taxes. Except as provided in the preceding sentence, the Master Servicer shall withdraw from the Collection Account sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is estimated to be legally owed by any Trust REMIC (but such authorization shall not prevent the Certificate Administrator from contesting, at the expense of the Trust (other than as a consequence of a breach of its obligations under this Agreement), any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The Certificate Administrator is hereby authorized to and shall segregate, into a separate non-interest bearing account, the net income from any “prohibited transaction” under Section 860F(a) of the Code or the amount of any taxable contribution to any Trust REMIC after the Startup Day that is subject to tax under Section 860G(d) of the Code and use such income or amount, to the extent necessary, to pay such prohibited transactions tax. To the extent that any such tax (other than any such tax paid in respect of “net income from foreclosure property”) is paid to the Internal Revenue Service or applicable state or local tax authorities, the Certificate Administrator shall retain an equal amount from future amounts otherwise distributable to the Holders of Class R Certificates (as applicable) and shall distribute such retained amounts, (x) in the case of the Loan REMIC Regular Interests, to the Lower-Tier REMIC to the extent they are fully reimbursed for any Realized Losses arising therefrom and then to the Holders of the Class R Certificates in respect of the Loan REMIC Residual Interests in the manner specified in Section 4.01(l), (y) in the case of the Lower-Tier Regular Interests, to the Upper-Tier REMIC to the extent they are fully reimbursed for any Realized Losses arising therefrom and then to the Holders of the Class R Certificates in respect of the Class LR Interest in the manner specified in Section 4.01(d) and (z) in the case of the Upper-Tier REMIC, to the Holders of the Principal Balance Certificates

and the VRR Interest in the manner specified in Section 4.01(a) and Section 4.01(b), to the extent they are fully reimbursed for any Realized Losses arising therefrom and then to the Holders of the Class R Certificates in respect of the Class UR Interest. None of the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer shall be responsible for any taxes imposed on any Trust REMIC except to the extent such taxes arise as a consequence of a breach of their respective obligations under this Agreement which breach constitutes willful misconduct, bad faith, or negligence by such party.

(i)             The Certificate Administrator shall, for federal income tax purposes, maintain or cause to be maintained books and records with respect to each Trust REMIC on a calendar year and on an accrual basis or as otherwise may be required by the REMIC Provisions.

(j)              Following the Startup Day, neither the Certificate Administrator nor the Trustee shall accept any contributions of assets to any Trust REMIC unless the Certificate Administrator and the Trustee shall have received an Opinion of Counsel (at the expense of the party seeking to make such contribution) to the effect that the inclusion of such assets in such Trust REMIC will not cause an Adverse REMIC Event to occur.

(k)             Neither the Certificate Administrator nor the Trustee shall enter into any arrangement by which the Trust or any Trust REMIC will receive a fee or other compensation for services nor permit the Trust or any Trust REMIC to receive any income from assets other than Qualified Mortgages or “permitted investments” as defined in Section 860G(a)(5) of the Code.

(l)             Solely for the purposes of Treasury Regulations Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” by which the Certificate Balance or Notional Amount of each Class of Regular Certificates, the VRR Interest Balance of the VRR Interest and the Lower-Tier Principal Amount of each Class of Lower-Tier Regular Interests would be reduced to zero is the date that is the Rated Final Distribution Date. The “latest possible maturity date” for purposes of Code Section 860G(a)(1) for each Loan REMIC Regular Interest is the date set forth in the related REMIC Declaration (the Maturity Date of the related Mortgage Loan).

(m)              None of the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, shall sell, dispose of or substitute for any of the Mortgage Loans (except in connection with (i) the default, imminent default or foreclosure of a Mortgage Loan, including but not limited to, the acquisition or sale of a Mortgaged Property acquired by foreclosure or deed in lieu of foreclosure, (ii) the bankruptcy of the Trust, (iii) the termination of the Trust pursuant to Article IX of this Agreement or (iv) a purchase of Mortgage Loans pursuant to Article II or Article III of this Agreement) or acquire any assets for the Trust or any Trust REMIC or sell or dispose of any investments in the Collection Account or the applicable REO Account for gain unless it has received an Opinion of Counsel that such sale, disposition or substitution will not (a) affect adversely the status of any Trust REMIC as a REMIC or (b) unless the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer, as the case may be, has determined in its sole discretion to indemnify the Trust against such tax, cause the Trust or any Trust REMIC to be subject to a tax on “prohibited transactions” pursuant to the REMIC Provisions.

(n)             The Certificate Administrator’s authority under this Agreement includes the authority to make, and the Certificate Administrator is hereby directed to make, any elections allowed under the Code (i) to avoid the application of Section 6221 of the Code (or successor provisions) to any Trust REMIC and (ii) to avoid payment by any Trust REMIC under Section 6225 of the Code (or successor provisions) of any tax, penalty, interest or other amount imposed under the Code that would otherwise be imposed on any Holder of Class R Certificate, past or present. Each Holder of Class R Certificate agrees, by acquiring such Certificate, to any such elections.

Section 10.02      Use of Agents. (a)  The Trustee shall execute all of its obligations and duties under this Article X through its Corporate Trust Office. The Trustee may execute any of its obligations and duties under this Article X either directly or by or through agents, affiliates or attorneys. The Trustee shall not be relieved of any of its duties or obligations under this Article X by virtue of the appointment of any such agents, affiliates or attorneys.

(b)             The Certificate Administrator may execute any of its obligations and duties under this Article X either directly or by or through agents, affiliates or attorneys. The Certificate Administrator shall not be relieved of any of its duties or obligations under this Article X by virtue of the appointment of any such agents, affiliates or attorneys.

Section 10.03      Depositor, Master Servicer and Special Servicer to Cooperate with Certificate Administrator. (a)  The Depositor shall provide or cause to be provided to the Certificate Administrator within ten (10) days after the Depositor receives a request from the Certificate Administrator, all information or data that the Certificate Administrator reasonably determines to be relevant for tax purposes as to the valuations and issue prices of the Certificates and the RR Interest, including, without limitation, the price, yield, Prepayment Assumptions and projected cash flow of the Certificates and the RR Interest.

(b)             The Master Servicer and the Special Servicer shall each furnish such reports, certifications and information, and upon reasonable notice and during normal business hours, access to such books and records maintained thereby, as may relate to the Certificates, the RR Interest or the Trust and as shall be reasonably requested by the Certificate Administrator in order to enable it to perform its duties hereunder.

Section 10.04      Appointment of REMIC Administrators. (a)  The Certificate Administrator may appoint at the Certificate Administrator’s expense, one or more REMIC Administrators, which shall be authorized to act on behalf of the Certificate Administrator in performing the functions set forth in Section 10.01 herein. The Certificate Administrator shall cause any such REMIC Administrator to execute and deliver to the Certificate Administrator an instrument in which REMIC Administrator shall agree to act in such capacity, with the obligations and responsibilities herein. The appointment of a REMIC Administrator shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible and liable for all acts and omissions of the REMIC Administrator. Each REMIC Administrator must be acceptable to the Certificate Administrator and must be organized and doing business under the laws of the United States of America or of any State and be subject to supervision or examination by federal or state authorities. In the absence of any other Person appointed in accordance herewith acting as REMIC Administrator, the Certificate Administrator hereby agrees to act in such capacity in accordance with the terms hereof. If Wells Fargo Bank, National Association is removed as Certificate Administrator, then Wells Fargo Bank, National Association shall be terminated as REMIC Administrator.

(b)             Any Person into which any REMIC Administrator may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion, or consolidation to which any REMIC Administrator shall be a party, or any Person succeeding to the corporate agency business of any REMIC Administrator, shall continue to be the REMIC Administrator without the execution or filing of any paper or any further act on the part of the Certificate Administrator or the REMIC Administrator.

(c)             Any REMIC Administrator may at any time resign by giving at least thirty (30) days’ advance written notice of resignation to the Trustee, the Certificate Registrar, the Certificate Administrator, the Master Servicer, the Special Servicer and the Depositor. The Certificate Administrator may at any time terminate the agency of any REMIC Administrator by giving written notice of termination to such REMIC Administrator, the Master Servicer, the Certificate Registrar and the Depositor. Upon receiving a notice of resignation or upon such a termination, or in case at any time any REMIC Administrator shall cease to be eligible in accordance with the provisions of this Section 10.04, the Certificate Administrator may appoint a successor REMIC Administrator, in which case the Certificate Administrator shall give written notice of such appointment to the Master Servicer, the Trustee and the Depositor and shall mail notice of such appointment to all Certificateholders and the RR Interest Owner; provided, however, that no successor REMIC Administrator shall be appointed unless eligible under the provisions of this Section 10.04. Any successor REMIC Administrator upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as REMIC Administrator. No REMIC Administrator shall have responsibility or liability for any action taken by it as such at the direction of the Certificate Administrator.

Article XI

EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 11.01      Intent of the Parties; Reasonableness. The parties hereto acknowledge and agree that the purpose of Article XI of this Agreement is to facilitate compliance by the Depositor with the provisions of Regulation AB and the related rules and regulations of the Commission. The Depositor shall not exercise its rights to request delivery of information or other performance under these provisions other than in reasonable good faith, or for purposes other than compliance with the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations of the Commission thereunder. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time, due to interpretive guidance provided by the Commission or its staff, and agree to comply with requests made by the Depositor in good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB (to the extent such interpretations require compliance and are not “grandfathered”). In connection with the GS Mortgage Securities Trust 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Custodian and the Certificate Administrator shall cooperate fully with the Depositor and the Certificate Administrator, as applicable, to deliver or make available to the Depositor or the Certificate Administrator (including any of its assignees or designees), any and all statements, reports, certifications, records and any other information (in its possession or reasonably attainable) necessary in the reasonable good faith determination of the Depositor to permit the Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Master Servicer, the Special Servicer the Operating Advisor, the Trustee, the Custodian, the Asset Representations Reviewer and the Certificate Administrator, as applicable, and any Sub-Servicer, or the servicing of the Mortgage Loans, reasonably believed by the Depositor to be necessary in order to effect such compliance. Each party to this Agreement shall have a reasonable period of time to comply with any written request made under this Section 11.01, but in any event, shall, upon reasonable advance written request, provide information in sufficient time to allow the Depositor to satisfy any related filing requirements. For purposes of this Article XI, to the extent any party has an obligation to exercise commercially reasonable efforts to cause a third party to perform, such party hereunder shall not be required to bring any legal action against such third party in connection with such obligation.

Section 11.02      Succession; Subcontractors. (a)  As a condition to the succession to the Master Servicer and the Special Servicer or to any Sub-Servicer (but only if such Sub-Servicer is a Servicing Function Participant and a servicer as contemplated by Item 1108(a)(2)) as servicer or Sub-Servicer under this Agreement by any Person (i) into which the Master Servicer and the Special Servicer or such Sub-Servicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Master Servicer and the Special Servicer or to any such Sub-Servicer, the Person removing and replacing the Master Servicer and the Special Servicer shall provide to the Depositor and the Certificate Administrator, at least fifteen (15) calendar days prior to the effective date of such succession or appointment (or such shorter period as is agreed to by the Depositor), (x) written notice to the Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Depositor, all information relating to such successor reasonably requested by the Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act); provided, however that if disclosing such information prior to such effective date would violate any applicable law or confidentiality agreement, the Master Servicer, the Special Servicer, any Additional Servicer, as the case may be, shall submit such disclosure to the Depositor no later than the first Business Day after the effective date of such succession or appointment.

(b)             Each of the Master Servicer, the Special Servicer, the Sub-Servicer, the Trustee, the Operating Advisor and the Certificate Administrator (each of the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor and the Certificate Administrator and each Sub-Servicer, for purposes of this Section 11.02, a “Servicer”) is permitted to utilize one or more Subcontractors to perform certain of its obligations hereunder. If such Subcontractor will be a Servicing Function Participant, such Servicer shall promptly upon written request provide to the Depositor or any Mortgage Loan Seller a written description (in form and substance satisfactory to the Depositor or such Mortgage Loan Seller, as applicable) of the role and function of each Subcontractor utilized by such Servicer, specifying (i) the identity of such Subcontractor and (ii) the elements of the Servicing Criteria that will be addressed in assessments of compliance provided by each such Subcontractor. As a condition to the utilization by such Servicer of any Subcontractor determined to be a Servicing Function Participant, such Servicer shall (i) with respect to any such Subcontractor engaged by such Servicer that is an Initial Sub-Servicer, use commercially reasonable efforts to cause, and (ii) with respect to any other Subcontractor with which it has entered into a servicing relationship, cause such Subcontractor used by such Servicer for the benefit of the Depositor and the Trustee to comply with the provisions of Section 11.10 and Section 11.11 of this Agreement to the same extent as if such Subcontractor were such Servicer. With respect to any Servicing Function Participant engaged by such Servicer that is an Initial Sub-Servicer, such Servicer shall be responsible for using commercially reasonable efforts to obtain, and with respect to each other Servicing Function Participant engaged by such Servicer, such Servicer shall obtain from each such Servicing Function Participant and deliver to the applicable Persons any assessment of compliance report and related accountant’s attestation required to be delivered by such Subcontractor under Section 11.10 and Section 11.11, in each case, as and when required to be delivered. For the avoidance of doubt, the Custodian shall not be permitted to utilize any Subcontractor to perform any of its obligations hereunder.

(c)             Notwithstanding the foregoing, if a Servicer engages a Subcontractor, other than an Initial Sub-Servicer in connection with the performance of any of its duties under this Agreement, such Servicer shall be responsible for determining whether such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and whether any such Subcontractor meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB. If a Servicer determines, pursuant to the preceding sentence, that such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB, then such Subcontractor shall be deemed to be a Sub-Servicer for purposes of this Agreement, the engagement of such Sub-Servicer shall not be effective unless and until notice is given to the Depositor and the Certificate Administrator of any such Sub-Servicer and Sub-Servicing Agreement. Other than with respect to the Initial Sub-Servicer, no Sub-Servicing Agreement shall be effective until fifteen (15) days after such written notice is received by the Depositor and the Certificate Administrator (or such shorter period as is agreed to by the Depositor). Such notice shall contain all information reasonably necessary to enable the Certificate Administrator to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(d)             In connection with the succession to the Trustee under this Agreement by any Person (i) into which the Trustee may be merged or consolidated, or (ii) which may be appointed as a successor to the Trustee, the Trustee shall deliver written notice to the Depositor, the Certificate Administrator and the 17g-5 Information Provider, which shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), in each case at least thirty (30) calendar days prior to the effective date of such succession or appointment (or if such prior notice is violative of applicable law or any applicable confidentiality agreement, no later than one (1) Business Day after such effective date of succession) and shall furnish to the Depositor and the Certificate Administrator, in writing and in form and substance reasonably satisfactory to the Depositor and the Certificate Administrator, all information reasonably necessary for the Certificate Administrator to accurately and timely report, pursuant to Section 11.07, the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(e)             Notwithstanding anything to the contrary contained in this Article XI, in connection with any Sub-Servicer and/or any Mortgage Loan that is the subject of an Initial Sub-Servicing Agreement, with respect to all matters related to Regulation AB, the Master Servicer shall not have any obligation other than to use commercially reasonable efforts to cause such Sub-Servicer to comply with its obligations under such Initial Sub-Servicing Agreement.

(f)              Any information furnished pursuant to this Section 11.02 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent the information relates to a party that services, specially services or is trustee for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.02.

Section 11.03      Filing Obligations. (a)  The Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee shall reasonably cooperate with the Depositor in connection with the satisfaction of the Trust’s reporting requirements under the Exchange Act. Pursuant to Sections 11.04, 11.05, 11.06 and 11.07 of this Agreement, the Certificate Administrator shall prepare for execution by the Depositor any Forms 8-K, 10-D, ABS-EE and 10-K required by the Exchange Act, in order to permit the timely filing thereof, and the Certificate Administrator shall file (via the Commission’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system) such Forms executed by the Depositor.

Each party hereto shall be entitled to rely on the information in the Prospectus or this Agreement with respect to the identity of any “sponsor”, credit enhancer, derivative provider or “Significant Obligor” as of the Closing Date other than with respect to itself or any information required to be provided by it or indemnified for by it pursuant to any separate agreement.

(b)             In the event that the Certificate Administrator is unable to timely file with the Commission all or any required portion of any Form 8-K, 10-D, ABS-EE or 10-K required to be filed by this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement, the Certificate Administrator shall promptly notify the Depositor. In the case of Forms 10-D, ABS-EE and 10-K, the Depositor, the Master Servicer, the Certificate Administrator, the Operating Advisor and the Trustee will thereupon cooperate to prepare and file a Form 12b-25 and a Form 10-D/A, Form ABS-EE/A or Form 10-K/A, as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Certificate Administrator will, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next succeeding Form 10-D to be filed for the Trust. In the event that any previously filed Form 8-K, Form 10-D, Form ABS-EE or Form 10-K needs to be amended, the Certificate Administrator will notify the Depositor, and such other parties as needed and the parties hereto will cooperate with the Certificate Administrator to prepare any necessary Form 8-K/A, Form 10-D/A, Form ABS-EE/A or Form 10-K/A. Any Form 15, Form 12b-25 or any amendment to Form 8-K, Form 10-D, Form ABS-EE or Form 10-K shall be signed by an officer of the Depositor. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.03 related to the timely preparation and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, Form 10-D, Form ABS-EE or Form 10-K is contingent upon the parties observing all applicable deadlines in the performance of their duties under Sections 11.03, 11.04, 11.05, 11.06, 11.07, 11.08, 11.09, 11.10, 11.11 and 11.15(g) of this Agreement. The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file any such Form 15, Form 12b-25 or any amendments to Form 8-K, Form 10-D, Form ABS-EE or Form 10-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Forms 8-K, Form 10-D, Form ABS-EE or Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

Section 11.04      Form 10-D and Form ABS-EE Filings. (a)  Within fifteen (15) days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Certificate Administrator shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act, in form and substance as required by the Exchange Act. The Certificate Administrator shall file each Form 10-D with a copy of the related Distribution Date Statement attached thereto. Any disclosure in addition to the Distribution Date Statement that is required to be included on Form 10-D (“Additional Form 10-D Disclosure”) shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit BB to the Depositor and the Certificate Administrator and approved by the Depositor, and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure, absent such reporting, direction and approval.

For so long as the Trust is subject to the reporting requirements of the Exchange Act, as set forth on Exhibit BB hereto, within five (5) calendar days after the related Distribution Date, (i) certain parties to this Agreement identified on Exhibit BB hereto shall be required to provide to the Certificate Administrator and the Depositor (and in the case of any Servicing Function Participant, with a copy to the Master Servicer), to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format, or in such other format as otherwise agreed upon by the Certificate Administrator, the Depositor and such providing parties, the form and substance of any Additional Form 10-D Disclosure, if applicable; provided that information relating to any REO Account to be reported under “Item 8: Other Information” on Exhibit BB shall be reported by the Special Servicer to the Master Servicer within four (4) calendar days after the related Distribution Date on Exhibit LL; (ii) the parties listed on Exhibit BB hereto shall include with such Additional Form 10-D Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit EE (except with respect to the reporting of applicable REO Account balances which shall be delivered in the form of Exhibit LL hereto) and (iii) the Depositor shall approve, as to form and substance, or disapprove, as the case may be, the inclusion of the

Additional Form 10-D Disclosure on Form 10-D. Information delivered to the Certificate Administrator hereunder should be delivered by e-mail to cts.sec.notifications@wellsfargo.com or by facsimile to 410-715-2380, Attn: CTS SEC Notifications. Neither the Trustee nor the Certificate Administrator has any duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit BB of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information. The Depositor will be responsible for any reasonable expenses incurred by the Trustee or Certificate Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph.

The Certificate Administrator shall include in any Form 10-D filed by it (i) the information required by Rule 15Ga-1(a) of the Exchange Act concerning all assets held by the Trust that were subject of a demand for the repurchase of, or the substitution of a Qualified Substitute Mortgage Loan for, a Mortgage Loan contemplated by Section 2.03(b), (ii) a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) to the extent such information is provided to the Certificate Administrator by the Master Servicer in the form of Exhibit MM hereto for inclusion therein within the time period described in this Section 11.04, the balances of the applicable REO Account (to the extent the related information has been received from the Special Servicer within the time period specified in Section 11.04 hereof) and the Collection Account as of the related Distribution Date and as of the immediately preceding Distribution Date and (iv) the balances of the Distribution Accounts, the Non-VRR Gain-on-Sale Reserve Account, the VRR Gain-on-Sale Reserve Account and the Interest Reserve Account, in each case as of the related Distribution Date and as of the immediately preceding Distribution Date. The Depositor and the Mortgage Loan Sellers, in accordance with Section 6(b) of the applicable Mortgage Loan Purchase Agreement, shall deliver such information as described in clause (i) and clause (ii) of this paragraph.

Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding twelve (12) months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past ninety (90) days.” The Depositor shall notify the Certificate Administrator in writing via e-mail to cts.sec.notifications@wellsfargo.com, no later than the 5th calendar day after the related Distribution Date with respect to the filing of a report on Form 10-D if the answer to the questions should be “no”; provided that if the failure of the Depositor to have filed such required reports arises in connection with the securitization contemplated by this Agreement then the Certificate Administrator shall be deemed to have notice of such failure (only with respect to Exchange Act reports prepared or required to be prepared and filed by the Certificate Administrator) without being notified by the Depositor; provided, further, that in connection with the delivery of any notice contemplated by this sentence, the Depositor may instruct the Certificate Administrator that such notice shall be effective for a period (not to exceed 12 months) from the date of such notice, in which case no further notice from the Depositor shall be required during such specified period. The Certificate Administrator shall be entitled to rely on such notifications in preparing, executing and/or filing any such report.

With respect to any Mortgage Loan that permits Additional Secured Debt or mezzanine debt in the future, the Certificate Administrator shall include as part of any applicable Form 10-D filed by it, to the extent such information is received by the Certificate Administrator from the Master Servicer or the Special Servicer, as applicable, substantially in the form of Exhibit KK (A) the amount of any such Additional Secured Debt or mezzanine debt, as applicable, that is incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the Mortgage Loan and such Additional Secured Debt or mezzanine debt, as applicable, and (C) the aggregate LTV Ratio calculated on the basis of the Mortgage Loan and such Additional Secured Debt or mezzanine debt, as applicable.

The Depositor hereby directs the Certificate Administrator to include the following individual’s name and phone number on the cover of Forms 10-D and ABS-EE for each reporting period: Name: Leah Nivison, Telephone: 212-902-1000. The Certificate Administrator may rely without further investigation that this information remains correct unless and until the Depositor provides the Certificate Administrator with a new individual’s name and phone number in writing.

Upon receipt of an Asset Review Report Summary from the Asset Representations Reviewer required to be delivered pursuant to Section 12.01(b), the Certificate Administrator shall (i) include such Asset Review Report Summary in Item 1B on the Form 10-D for such period in which such Asset Review Report Summary was delivered, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s Website not later than two (2) Business Days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

To the extent the Certificate Administrator receives a request from any Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners pursuant to Section 5.06, the Certificate Administrator shall include under Item 1B on the Form 10-D relating to the reporting period in which such request was received a Special Notice regarding the request to communicate, and such Special Notice is required to include the following and no more than the following: (a) the name of the Certificateholder or Certificate Owner making the request, (b) the date the request was received, (c) a statement to the effect that the Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under this Agreement, and (d) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

(b)             After preparing the Form 10-D and Form ABS-EE, the Certificate Administrator shall forward electronically copies of the Form 10-D and Form ABS-EE to the Depositor for review no later than ten (10) calendar days after the related Distribution Date or, if the 10th calendar day after the related Distribution Date is not a Business Day, the immediately preceding Business Day. Within two (2) Business Days after receipt of such copies, but no later than the two (2) Business Days prior to the 15th calendar day after the Distribution Date, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D and From ABS-EE, respectively, and, a duly authorized officer of the Depositor shall sign the Form 10-D and Form

ABS-EE and return an electronic or fax copy of such signed Form 10-D and Form ABS-EE (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. Alternatively, if the Certificate Administrator agrees in its sole discretion, the Depositor may deliver to the Certificate Administrator manually signed copies of a power of attorney meeting the requirements of Item 601(b)(24) of Regulation S-K under the Securities Act, and certified copies of a resolution of the Depositor’s board of directors authorizing such power of attorney, each to be filed with each Form 10-D and each Form ABS-EE, as applicable, in which case the Certificate Administrator shall sign such Forms 10-D and Forms ABS-EE, as applicable, as attorney in fact for the Depositor. As provided in Section 11.04(c), the Certificate Administrator shall file such Form ABS-EE, upon receipt of the Depositor’s signature thereof, prior to the filing of the related Form 10-D. If a Form 10-D or From ABS-EE cannot be filed on time or if a previously filed Form 10-D or Form ABS-EE needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 11.03(b). Promptly after filing with the Commission, the Certificate Administrator will make available on its Internet website a final executed copy of each Form 10-D or Form ABS-EE filed by the Certificate Administrator. The signing party at the Depositor for any Form 10-D or Form ABS-EE can be contacted at GS Mortgage Securities Corporation II, 200 West Street, New York, New York 10282, Attention: Leah Nivison, e-mail: leah.nivison@gs.com, with copies to: Joe Osborne, e-mail: joe.osborne@gs.com and gs-refgsecuritization@gs.com. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.04(b) and Section 11.04(c) related to the timely preparation and filing of Form 10-D and Form ABS-EE, as applicable, is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 11.04(b) and Section 11.04(c). Neither the Trustee nor the Certificate Administrator shall have any liability for any loss, expense, damage, or claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 10-D or such Form ABS-EE, respectively, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from any party to this Agreement needed to prepare, arrange for execution or file such Form 10-D or such Form ABS-EE, respectively, not resulting from its own negligence, bad faith or willful misconduct.

(c)             Prior to the filing of each Form 10-D by the Certificate Administrator pursuant to Section 11.04(a), the Certificate Administrator shall prepare and file on behalf of the Trust any Form ABS-EE in form and substance as required by the Exchange Act and the rules and regulations of the Commission thereunder; provided that the foregoing shall not apply to any Form ABS-EE required to be filed with the Commission and incorporated by reference in either the preliminary Prospectus or the final Prospectus. The Certificate Administrator shall file each Form ABS-EE with a copy of the related CREFC® Schedule AL File received by the Certificate Administrator pursuant to Section 3.12(d) as Exhibit 102 thereto. To the extent the Certificate Administrator receives any Schedule AL Additional File with respect to such Form ABS-EE pursuant to Section 3.12(d), the Certificate Administrator shall file such Schedule AL Additional File as Exhibit 103 to such Form ABS-EE. The Certificate Administrator shall not be required to combine multiple CREFC® Schedule AL Files or Schedule AL Additional Files. The Certificate Administrator shall not be required to review, redact, reconcile, edit or verify the content, completeness or accuracy of the information contained in any CREFC® Schedule AL File or Schedule AL Additional File. After preparing the Form ABS-EE, the Certificate Administrator shall forward electronically a copy of such Form ABS-EE (together with the related CREFC® Schedule AL File and any Schedule AL Additional File received by the Certificate Administrator) concurrently with the related Form 10-D to the Depositor for review and approval. Any questions are to be directed to ssreports@wellsfargo.com (or such other email address or phone number provided to the Certificate Administrator and Depositor by written notice from the Master Servicer). The Master Servicer shall reasonably cooperate with the Depositor to answer any reasonable questions that the Depositor may pose to the Master Servicer regarding the data or information contained in any CREFC® Schedule AL File or Schedule AL Additional File (other than questions regarding data that is in the Initial Schedule AL File, Initial Schedule AL Additional File or the Annex A to the Prospectus) as of the time the Master Servicer delivered such CREFC® Schedule AL File or Schedule AL Additional File, as applicable, to the Certificate Administrator. The Certificate Administrator, the Master Servicer and the Depositor, as applicable, shall each, to the extent related to such party’s obligations hereunder, reasonably cooperate to remedy any filing errors regarding any CREFC® Schedule AL File or any Schedule AL Additional File promptly.

Section 11.05      Form 10-K Filings. (a)  Within ninety (90) days after the end of each fiscal year of the Trust (it being understood that the fiscal year for the Trust ends on December 31 of each year) or such earlier date as may be required by the Exchange Act (the “10-K Filing Deadline”), commencing in March 2021, the Certificate Administrator shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Certificate Administrator within the applicable time frames set forth in this Agreement:

(i)             an annual compliance statement for the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and each Additional Servicer, as described under Section 11.09;

(ii)             (A)  the annual reports on assessment of compliance with Servicing Criteria for the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Operating Advisor, each Additional Servicer and each other Servicing Function Participant utilized by the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Custodian or Trustee, as described under Section 11.10; and

(B)              if any such report on assessment of compliance with Servicing Criteria described under Section 11.10 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if such report on assessment of compliance with Servicing Criteria described under Section 11.10 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included;

(iii)             (A) the registered public accounting firm attestation report for the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Operating Advisor, each Additional Servicer and each Servicing Function Participant utilized by the Master Servicer, the Special Servicer, the Certificate

Administrator, the Operating Advisor, the Custodian or the Trustee, as described under Section 11.11; and

(B)              if any registered public accounting firm attestation report described under Section 11.11 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included; and

(iv)             a certification in the form attached hereto as Exhibit Y, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission (the “Sarbanes-Oxley Certification”), which shall, except as described below, be signed by the senior officer of the Depositor in charge of securitization.

Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit CC to the Depositor and the Certificate Administrator and approved by the Depositor and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure, absent such reporting, direction and approval. Information delivered to the Certificate Administrator hereunder should be delivered by e-mail to cts.sec.notifications@wellsfargo.com or by facsimile to (410) 715-2380, Attn: CTS SEC Notifications.

As set forth on Exhibit CC hereto, no later than March 1st of each year that the Trust is subject to the Exchange Act reporting requirements, commencing in 2021, (i) the parties listed on Exhibit CC shall be required to provide to the Certificate Administrator and the Depositor, to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format or in such other format as otherwise agreed upon by the Certificate Administrator, the Depositor and such providing parties, the form and substance of any Additional Form 10-K Disclosure, if applicable, (ii) the parties listed on Exhibit CC hereto shall include with such Additional Form 10-K Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit EE and (iii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K. Neither the Trustee nor the Certificate Administrator has any duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit CC of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information. The Depositor will be responsible for any reasonable expenses incurred by the Trustee and the Certificate Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph.

Form 10-K requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding twelve (12) months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past ninety (90)

days.” The Depositor shall notify the Certificate Administrator in writing via e-mail to cts.sec.notifications@wellsfargo.com, no later than March 1st with respect to the filing of a report on Form 10-K, if the answer to the questions should be “no”; provided that if the failure of the Depositor to have filed such required reports arises in connection with the securitization contemplated by this Agreement then the Certificate Administrator shall be deemed to have notice of such failure (only with respect to Exchange Act reports prepared or required to be prepared and filed by the Certificate Administrator) without being notified by the Depositor; provided, further, that in connection with the delivery of any notice contemplated by this sentence, the Depositor may instruct the Certificate Administrator that such notice shall be effective for a period (not to exceed 12 months) from the date of such notice, in which case no further notice from the Depositor shall be required during such specified period. The Certificate Administrator shall be entitled to rely on such notifications in preparing, executing and/or filing any such report.

(b)             After preparing the Form 10-K, the Certificate Administrator shall forward electronically a copy of the Form 10-K to the Depositor for review no later than six (6) Business Days prior to the 10-K Filing Deadline. Within three (3) Business Days after receipt of such copy, but no later than March 25th, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-K and the senior officer in charge of securitization for the Depositor shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator at such time. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Certificate Administrator shall follow the procedures set forth in Section 11.03(b). Promptly after filing with the Commission, the Certificate Administrator will make available on its Internet website a final executed copy of each Form 10-K filed by the Certificate Administrator. The signing party at the Depositor can be contacted at GS Mortgage Securities Corporation II, 200 West Street, New York, New York 10282, Attention: Leah Nivison, e-mail: leah.nivison@gs.com, with copies to: Joe Osborne, e-mail: joe.osborne@gs.com and gs-refgsecuritization@gs.com. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.05 related to the timely preparation and filing of Form 10-K is contingent upon the parties to this Agreement (and any Additional Servicer or Servicing Function Participant engaged or utilized, as applicable, by any such parties) observing all applicable deadlines in the performance of their duties under this Section 11.05. Neither the Trustee nor the Certificate Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 10-K, where such failure results from the Certificate Administrator’s failure to receive, on a timely basis, any information from the parties to this Agreement (or any Sub-Servicer or Servicing Function Participant engaged by any such parties) needed to prepare, arrange for execution or file such Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

(c)             Upon written request from any Mortgage Loan Seller, the Master Servicer or the Special Servicer, the Certificate Administrator shall confirm to such Mortgage Loan Seller, Master Servicer or the Special Servicer whether it has received notice that any party to this Agreement has changed since the Closing Date and will provide to such Mortgage

Loan Seller, the Master Servicer or the Special Servicer, if known to the Certificate Administrator, the identity of the new party.

Section 11.06      Sarbanes-Oxley Certification. Each Form 10-K shall include a Sarbanes-Oxley Certification in the form attached as Exhibit Y required to be included therewith pursuant to the Sarbanes-Oxley Act. For so long as the Trust is subject to the reporting requirements of the Exchange Act, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian, the Asset Representations Reviewer (in the case of the Asset Representations Reviewer, solely with respect to reporting periods in which the Asset Representations Reviewer is required to deliver an Asset Review Report) and the Operating Advisor shall provide, and (i) with respect to each Initial Sub-Servicer engaged by the Master Servicer or the Special Servicer, as applicable, that is a Servicing Function Participant use commercially reasonable efforts to cause such Initial Sub-Servicer to provide, and (ii) with respect to each other Servicing Function Participant with which the Master Servicer, the Special Servicer the Trustee, the Certificate Administrator, the Custodian or the Operating Advisor has entered into a servicing relationship with respect to the Mortgage Loans, shall cause such Servicing Function Participant to provide, to the Person who signs the Sarbanes-Oxley Certification (the “Certifying Person”), on or before March 1st of each year commencing in March 2021, a certification in the form attached hereto as Exhibits Z-1, Z-2, Z-3, Z-4, Z-5, Z-6 or Z-7 (each, a “Performance Certification”), as applicable, on which the Certifying Person, the entity for which the Certifying Person acts as an officer (if the Certifying Person is an individual), and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely. In addition, in the event that any Companion Loan (other than a Non-Serviced Companion Loan) is deposited into a commercial mortgage securitization (an “Other Securitization”) and the Reporting Servicer is provided with timely and complete contact information for the parties to the other securitizations, each Reporting Servicer, upon not less than thirty (30) days prior written request, shall provide to the Person who signs the Sarbanes-Oxley Certification with respect to such Other Securitization a certification in form and substance similar to applicable Performance Certification (which shall address the matters contained in the applicable Performance Certification, but solely with respect to the related Companion Loan) on which Person, the entity for which the Person acts as an officer (if the Person is an individual), and such entity’s officers, directors and Affiliates can reasonably rely. With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure a Sarbanes-Oxley Certification from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee in form and substance similar to a Performance Certification. The senior officer in charge of securitization for the Depositor shall serve as the Certifying Person on behalf of the Trust. In addition, each Reporting Servicer shall execute a reasonable reliance certificate (which may be included as part of such other certifications being delivered by such Reporting Servicer) to enable the Certification Parties to rely upon each (i) annual compliance statement provided pursuant to Section 11.09, if applicable, (ii) annual report on assessment of compliance with Servicing Criteria provided pursuant to Section 11.10 and (iii) accountant’s report provided pursuant to Section 11.11, and shall include a certification that each such annual compliance statement or report discloses any deficiencies or defaults described to the registered public accountants of such Reporting Servicer to enable such accountants to render the certificates provided for in Section 11.11. In the event any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be, such

Reporting Servicer shall provide a certification to the Certifying Person pursuant to this Section 11.06 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing or primary servicing agreement, as the case may be. Each such Performance Certification shall be provided in EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator and such providing parties. Notwithstanding the foregoing, nothing in this Section 11.06 shall require any Reporting Servicer (i) to certify or verify the accurateness or completeness of any information provided to such Reporting Servicer by third parties (including a Significant Obligor, but other than an Additional Servicer or a Sub-Servicer appointed pursuant to Section 3.20), (ii) to certify information other than to such Reporting Servicer’s knowledge and in accordance with such Reporting Servicer’s responsibilities hereunder or (iii) with respect to completeness of information and reports, to certify anything other than that all fields of information called for in written reports prepared by such Reporting Servicer have been completed except as they have been left blank on their face.

Notwithstanding anything to the contrary contained in this Section 11.06, with respect to each year in which the Trust is not subject to the reporting requirements of the Exchange Act, none of the parties required to deliver any certification under this Section 11.06 shall be obligated to do so.

Section 11.07      Form 8-K Filings. Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”), and if requested by the Depositor and to the extent it receives the Form 8-K Disclosure Information described below, the Certificate Administrator shall prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit DD to the Depositor and the Certificate Administrator and approved by the Depositor, and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information or any Form 8-K, absent such reporting, direction and approval.

As set forth on Exhibit DD hereto, for so long as the Trust is subject to the Exchange Act reporting requirements, no later than close of business, New York City time, on the 2nd Business Day after the occurrence of a Reportable Event (i) the parties set forth on Exhibit DD hereto shall be required to provide to the Depositor and the Certificate Administrator, to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format or in such other format agreed upon by the Depositor, the Certificate Administrator and such providing parties any Form 8-K Disclosure Information, if applicable, (ii) the parties listed on Exhibit DD hereto shall include with such Form 8-K Disclosure Information, an Additional Disclosure Notification in the form attached hereto as Exhibit EE and (iii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K. Neither the Trustee nor the Certificate Administrator has any duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit DD of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information. The Depositor will be responsible for any reasonable expenses incurred by the Trustee and the Certificate Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph. Information delivered to the Certificate Administrator hereunder should be delivered by e-mail to cts.sec.notifications@wellsfargo.com or by facsimile to (410) 715-2380, Attn: CTS SEC Notifications.

After preparing the Form 8-K, the Certificate Administrator shall forward electronically a copy of the Form 8-K to the Depositor for review no later than noon, New York City time, on the 3rd Business Day after the Reportable Event, but in no event earlier than 24 hours after having received the Form 8-K Disclosure Information pursuant to the immediately preceding paragraph. Promptly, but no later than the close of business on the 3rd Business Day after the Reportable Event, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 8-K. No later than noon, New York City time, on the 4th Business Day after the Reportable Event, a duly authorized officer of the Depositor shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 11.03(b). Promptly after filing with the Commission, the Certificate Administrator will, make available on its Internet website a final executed copy of each Form 8-K filed by the Certificate Administrator. The signing party at the Depositor can be contacted at GS Mortgage Securities Corporation II, 200 West Street, New York, New York 10282, Attention: Leah Nivison, e-mail: leah.nivison@gs.com, with copies to: Joe Osborne, e-mail: joe.osborne@gs.com and gs-refgsecuritization@gs.com. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.07 related to the timely preparation and filing of Form 8-K is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 11.07. Neither the Trustee nor the Certificate Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 8-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from the parties to this Agreement needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall promptly notify (and the Master Servicer shall (i) with respect to each Initial Sub-Servicer that is an Additional Servicer engaged by such Master Servicer use commercially reasonable efforts to cause such Additional Servicer to promptly notify and (ii) with respect to each other Additional Servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans (other than a party to this Agreement) cause such Additional Servicer to promptly notify) the Depositor and the Certificate Administrator, but in no event later than noon, New York City time, on the 2nd Business Day after its occurrence, of any Reportable Event applicable to such party to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format.

Notwithstanding anything to the contrary in this Section 11.07, with respect to each year in which the Trust is not subject to the reporting requirements of the Exchange Act, none of the parties hereto are required to deliver Form 8-K Disclosure Information.

Section 11.08      Form 15 Filing. On or prior to January 30th of the first year in which the Depositor shall provide notice to the Certificate Administrator of its ability under applicable law to suspend its Exchange Act filings, the Certificate Administrator shall prepare and file a notification relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act (the “Form 15 Suspension Notification”) or any form necessary to be filed with the Commission to suspend such reporting obligations. With respect to any reporting period occurring after the filing of such form, the obligations of the parties to this Agreement under Section 11.04, Section 11.05 and Section 11.07 shall be suspended and reports or certifications due under Section 11.09, 11.10 and 11.11 shall not be due until April 15th of each year. The Certificate Administrator shall provide prompt notice to the Mortgage Loan Sellers and all other parties hereto that such form has been filed. If, after the filing of a Form 15 Suspension Notification, the Depositor shall provide notice to the Certificate Administrator that it is required to resume its Exchange Act filings, the Certificate Administrator shall recommence preparing and filing reports on Forms 10-K, 10-D, ABS-EE and 8-K as required pursuant to Section 11.04, Section 11.05 and Section 11.07, and all parties’ obligations under this Article XI shall recommence.

Section 11.09      Annual Compliance Statements. The Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of a Mortgage Loan), the Custodian, the Trustee (provided, however, that the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Relevant Servicing Criteria applicable to it) and the Certificate Administrator (each, a “Certifying Servicer”) shall (and each such party shall (i) with respect to each Additional Servicer engaged by the Certifying Servicer that is an Initial Sub-Servicer, cause (or in the case of a Sub-Servicer that is an Additional Servicer that a Mortgage Loan Seller requires the Master Servicer to retain, to use commercially reasonable efforts to cause) such Additional Servicer to and (ii) with respect to each other Additional Servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause such Additional Servicer to), on or before March 1st of each year, commencing in March 2021, furnish to the Trustee, the Certificate Administrator (which copy shall be deemed furnished by the Certificate Administrator when made available on its Internet website), the Depositor and the 17g-5 Information Provider (who shall post to the 17g-5 Information Provider’s Website), an Officer’s Certificate, in the form attached hereto as Exhibit HH (or such other form, similar in substance, as may be reasonably acceptable to the Depositor) stating, as to the signer thereof, that (A) a review of such Certifying Servicer’s activities during the preceding calendar year or portion thereof and of such Certifying Servicer’s performance under this Agreement, or the applicable Sub-Servicing Agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable Sub-Servicing Agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. Such Officer’s Certificate shall be provided in

EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator and such providing parties. Each Certifying Servicer shall (i) with respect to each Additional Servicer engaged by such Certifying Servicer that is an Initial Sub-Servicer, cause (or, in the case of a Sub-Servicer that is an Additional Servicer that a Mortgage Loan Seller requires the Master Servicer to retain, to use commercially reasonable efforts to cause) such Additional Servicer, and (ii) with respect to each other Additional Servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause such Additional Servicer to forward a copy of each such statement (or, in the case of the Certificate Administrator, make a copy of each such statement available on its Internet website) to the Directing Holder and the 17g-5 Information Provider. With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure such Officer’s Certificate from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee in form and substance similar to the form attached hereto as Exhibit HH. Promptly after receipt of each such Officer’s Certificate, the Depositor may review each such Officer’s Certificate and, if applicable, consult with the Certifying Servicer as to the nature of any failures by the Certifying Servicer or any related Additional Servicer with which the Certifying Servicer has entered into a servicing relationship with respect to the Mortgage Loans in the fulfillment of any of the Certifying Servicer’s or Additional Servicer’s obligations hereunder or under the applicable sub-servicing or primary servicing agreement. The obligations of the Certifying Servicer and each Additional Servicer under this Section 11.09 apply to the Certifying Servicer and each Additional Servicer that serviced a Mortgage Loan during the applicable period, whether or not such Certifying Servicer or Additional Servicer is acting as the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or Additional Servicer at the time such Officer’s Certificate is required to be delivered. None of the Master Servicer, Special Servicer or Additional Servicer shall be required to cause the delivery of any such statement until April 15 in any given year so long as it has received written confirmation from the Depositor that a report on Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.

In the event the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each of the Master Servicer and the Special Servicer shall (i) with respect to an Initial Sub-Servicer engaged by such party that is an Additional Servicer that resigns or is terminated under any applicable servicing agreement, use its reasonable efforts to cause such Additional Servicer to provide and (ii) with respect to any other Additional Servicer engaged by such party that resigns or is terminated under any applicable servicing agreement, cause such Additional Servicer to provide, an annual statement of compliance pursuant to this Section 11.09 with respect to the period of time that the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator was subject to this Agreement or the period of time that such Additional Servicer was subject to such other servicing agreement.

Section 11.10      Annual Reports on Assessment of Compliance with Servicing Criteria. (a)  On or before March 1st of each year, commencing in March 2021, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of the Mortgage Loans), the Trustee (provided, however, that the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Relevant Servicing Criteria applicable to it), the Custodian, the Operating Advisor and the Certificate Administrator, each at its own expense, shall furnish (and each such party shall (i) with respect to each Initial Sub-Servicer engaged by such Master Servicer, Trustee, Operating Advisor, Custodian or Certificate Administrator that is a Servicing Function Participant, use commercially reasonable efforts to cause such Servicing Function Participant to furnish and (ii) with respect to each other Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause such Servicing Function Participant to furnish) to the Trustee, the Certificate Administrator, the Depositor (which copy shall be deemed furnished by the Certificate Administrator when made available on its Internet website) (and, with respect to the Special Servicer, also to the Operating Advisor), and the 17g-5 Information Provider, a report substantially in the form of Exhibit II or such other form provided by such Reporting Servicer that complies in all material respects with the requirements of Item 1122 of Regulation AB, on an assessment of compliance with the Servicing Criteria applicable to it that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such Reporting Servicer used the Relevant Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 11.05, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for such period. With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure such report from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee in form and substance similar to the form attached hereto as Exhibit II. Such report shall be provided in EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator and the Reporting Servicer.

Each such report shall be addressed to the Depositor and signed by an authorized officer of the applicable company, and shall address the Relevant Servicing Criteria specified on a certification substantially in the form of Exhibit AA hereto delivered to the Depositor on the Closing Date. Promptly after receipt of each such report, (i) the Depositor may review each such report and, if applicable, consult with each Reporting Servicer as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria applicable to it (and each Servicing Function Participant engaged or utilized by each Reporting Servicer, as applicable), and (ii) the Certificate Administrator shall confirm that the assessments taken individually address the Relevant Servicing Criteria for each party as set forth on Exhibit AA and notify the Depositor of any exceptions. None of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or any Servicing Function Participant shall be required to cause the delivery of any such assessments until April 15th in any given year so long as it has received written confirmation from the Depositor that a report on Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.

Notwithstanding the foregoing, at any time that the Certificate Administrator and the Trustee are the same entity, the Certificate Administrator and Trustee may provide a combined assessment of compliance required pursuant to this Section 11.10(a) in respect of their combined Relevant Servicing Criteria as set forth on Exhibit AA hereto.

(b)             The Master Servicer, the Special Servicer, the Trustee, the Operating Advisor and the Certificate Administrator hereby acknowledge and agree that the Relevant Servicing Criteria set forth on Exhibit AA is appropriately set forth with respect to such party and any Servicing Function Participant with which the Master Servicer, Special Servicer, Trustee, Operating Advisor or Certificate Administrator has entered into a servicing relationship.

(c)             No later than ten (10) Business Days after the end of each fiscal year for the Trust, the Master Servicer and the Special Servicer shall notify the Certificate Administrator, the Depositor and each Mortgage Loan Seller as to the name of each Additional Servicer engaged by it and each Servicing Function Participant utilized by it, in each case other than with respect to any Initial Sub-Servicer, and the Trustee, the Operating Advisor and the Certificate Administrator shall notify the Depositor and each Mortgage Loan Seller as to the name of each Servicing Function Participant utilized by it, in each case by providing an updated Exhibit GG, and each such notice (except to a Mortgage Loan Seller) shall specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant. When the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Operating Advisor submit their assessments pursuant to Section 11.10(a), the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Operating Advisor, as applicable, shall also at such time include the assessment (and related attestation pursuant to Section 11.11) of each Servicing Function Participant engaged by it.

In the event the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Custodian or the Certificate Administrator is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party shall cause any Servicing Function Participant engaged by it to provide (and each of the Master Servicer and the Special Servicer shall (i) with respect to an Initial Sub-Servicer engaged by such Master Servicer or Special Servicer that is an Additional Servicer that resigns or is terminated under any applicable servicing agreement, use its reasonable efforts to cause such Additional Servicer and (ii) with respect to any other Additional Servicer that resigns or is terminated under any applicable servicing agreement, cause such Additional Servicer to provide) an annual assessment of compliance pursuant to this Section 11.10, coupled with an attestation as required in Section 11.11 with respect to the period of time that the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Custodian or the Certificate Administrator was subject to this Agreement or the period of time that the Additional Servicer was subject to such other servicing agreement.

(d)             The Operating Advisor may at any time request from the Certificate Administrator confirmation of whether a Control Termination Event, Operating Advisor Consultation Event or Consultation Termination Event occurred during the previous calendar year, and upon such request the Certificate Administrator shall deliver such confirmation to the Operating Advisor within fifteen (15) days of such request.

Section 11.11      Annual Independent Public Accountants’ Attestation Report. On or before March 1st of each year, commencing in March 2021, the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Operating Advisor and the Certificate Administrator,

each at its own expense, shall cause (and each such party shall (i) with respect to each Initial Sub-Servicer engaged by such Master Servicer, Special Servicer, Trustee, Operating Advisor or Certificate Administrator that is a Servicing Function Participant use commercially reasonable efforts to cause such Servicing Function Participant to cause and (ii) with respect to each other Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause such Servicing Function Participant to cause) a registered public accounting firm (which may also render other services to the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor or the applicable Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Trustee (who shall promptly post such report on the Certificate Administrator’s Website pursuant to Section 3.13(b)), the Certificate Administrator, the Depositor, the 17g-5 Information Provider and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, and, promptly, but not earlier than the second Business Day following the delivery of such report to the 17g-5 Information Provider, to the Rating Agencies, to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assertion that such Reporting Servicer has complied with the Relevant Servicing Criteria applicable to it and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is issuing an opinion as to whether such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria applicable to it was fairly stated in all material respects. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each such related accountant’s attestation report shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act. Such report must be available for general use and not contain restricted use language. With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure such report from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee. Copies of such statement will be provided by the Certificate Administrator in accordance with Section 3.13(b). Such report shall be provided in EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator and the providing parties.

Promptly after receipt of such report from the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Custodian or any Servicing Function Participant, (i) the Depositor may review the report and, if applicable, consult with the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Custodian or the Certificate Administrator as to the nature of any defaults by the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Custodian, the Certificate Administrator or any Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, as the case may be, in the fulfillment of any of the Master Servicer’s, the Special Servicer’s, the Trustee’s, the Certificate Administrator’s, the Operating Advisor’s, the Custodian’s or the applicable Servicing Function Participants’ obligations hereunder or under the applicable sub servicing or primary servicing agreement, and (ii) the Certificate Administrator shall confirm that each accountants’ attestation report submitted pursuant to this Section 11.11 relates to an assessment of compliance meeting the requirements of Section 11.10 and notify the Depositor of any exceptions. None of the Master Servicer, the

Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Custodian nor any Additional Servicer shall be required to deliver, or shall be required to cause the delivery of such reports until April 15th in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed with respect to the Trust for the preceding fiscal year.

Section 11.12      Indemnification. Each of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian, the Asset Representations Reviewer and the Operating Advisor shall indemnify and hold harmless each Certification Party and each Other Depositor (and such Other Depositor’s officers, directors and Affiliates) from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such Certification Party or Other Depositor (or such Other Depositor’s officers, directors and Affiliates), as applicable, arising out of (i) an actual breach by the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Custodian, the Asset Representations Reviewer or the Certificate Administrator, as the case may be, of its obligations under this Article XI, (ii) negligence, bad faith or willful misconduct on the part of the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Custodian, the Asset Representations Reviewer or the Certificate Administrator in the performance of such obligations, or (iii) delivery of any Deficient Exchange Act Deliverable.

The Master Servicer, the Trustee, the Operating Advisor and the Certificate Administrator shall (i) with respect to any Initial Sub-Servicer engaged by the Master Servicer, the Trustee or Certificate Administrator that is a Servicing Function Participant or Additional Servicer, use commercially reasonable efforts to cause such party to, and (ii) with respect to each other Additional Servicer and each Servicing Function Participant with which, in each case, it has entered into a servicing relationship with respect to the Mortgage Loans, cause such party to, in each case, indemnify and hold harmless each Certification Party and each Other Depositor (and such Other Depositor’s officers, directors and Affiliates) from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and any other costs, fees and expenses incurred by such Certification Party or Other Depositor (or such Other Depositor’s officers, directors and Affiliates), as applicable, arising out of (a) a breach of its obligations to provide any of the annual compliance statements or annual assessment of compliance with the Servicing Criteria or attestation reports pursuant to the applicable sub-servicing or primary servicing agreement, (b) negligence, bad faith or willful misconduct on its part in the performance of such obligations, (c) any failure by it, as a Servicer (as defined in Section 11.02(b)) to identify a Servicing Function Participant pursuant to Section 11.02(c) or Section 11.02(d) delivery of any Deficient Exchange Act Deliverable.

In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian, the Certificate Administrator, the Asset Representations Reviewer and the Trustee shall cooperate (and require each Servicing Function Participant and Additional Servicer retained by it to cooperate under the applicable Sub-Servicing Agreement) with the Depositor (and each Other Depositor) as necessary for the Depositor (and each Other Depositor) to conduct any reasonable due diligence necessary to evaluate and assess any material instances of non-compliance disclosed in any of the deliverables required by the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder (“Reporting Requirements”).

In connection with comments provided to the Depositor from the Commission or its staff regarding information (x) delivered by the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian, the Certificate Administrator, the Trustee, a Servicing Function Participant, the Asset Representations Reviewer or an Additional Servicer, as applicable (“Affected Reporting Party”), (y) regarding such Affected Reporting Party, and (z) prepared by such Affected Reporting Party or any registered public accounting firm, attorney or other agent retained by such Affected Reporting Party to prepare such information, which information is contained in a report filed by the Depositor under the Reporting Requirements and which comments are received subsequent to the Depositor’s filing of such report, the Depositor shall promptly provide to such Affected Reporting Party any such comments which relate to such Affected Reporting Party. Such Affected Reporting Party shall be responsible for timely preparing a written response to the Commission or its staff for inclusion in the Depositor’s response to the Commission or its staff, unless such Affected Reporting Party elects, with the consent of the Depositor (which consent shall not be unreasonably denied, withheld or delayed), to directly communicate with the Commission or its staff and negotiate a response and/or resolution with the Commission or its staff; provided, however, if an Affected Reporting Party is a Servicing Function Participant or Additional Servicer retained by the Master Servicer, the Master Servicer shall receive copies of all material communications pursuant to this Section 11.12. If such election is made, the applicable Affected Reporting Party shall be responsible for directly negotiating such response and/or resolution with the Commission or its staff in a timely manner; provided that (i) such Affected Reporting Party shall use reasonable efforts to keep the Depositor informed of its progress with the Commission or its staff and copy the Depositor on all correspondence with the Commission or its staff and provide the Depositor with the opportunity to participate (at the Depositor’s expense) in any telephone conferences and meetings with the Commission or its staff and (ii) the Depositor shall cooperate with any Affected Reporting Party in order to authorize such Affected Reporting Party and its representatives to respond to and negotiate directly with the Commission or its staff with respect to any comments from the Commission or its staff relating to such Affected Reporting Party and to notify the Commission or its staff of such authorization. The Depositor and the Affected Reporting Party shall cooperate and coordinate with one another with respect to any requests made to the Commission or its staff for extension of time for submitting a response or compliance. All respective reasonable out-of-pocket costs and expenses incurred by the Depositor (including reasonable legal fees and expenses of outside counsel to the Depositor) in connection with the foregoing (other than those costs and expenses required to be at the Depositor’s expense as set forth above) and any amendments to any reports filed with the Commission or its staff related thereto shall be promptly paid by the applicable Affected Reporting Party upon receipt of an itemized invoice from the Depositor. Each of the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian, the Certificate Administrator and the Trustee shall (i) with respect to any Initial Sub-Servicer engaged by it that is a Servicing Function Participant or Additional Servicer, use commercially reasonable efforts to cause such party to, and (ii) with respect to each other Additional Servicer and each Servicing Function Participant with which, in each case, it has entered into a servicing relationship with respect to the Mortgage Loans, cause such party to, comply with the foregoing by inclusion of similar provisions in the related sub-servicing or similar agreement.

If the indemnification provided for herein is unavailable or insufficient to hold harmless any Certification Party, then the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian or the Operating Advisor (the “Performing Party”) shall contribute to the amount paid or payable to the Certification Party as a result of the losses, claims, damages or liabilities of the Certification Party in such proportion as is appropriate to reflect the relative fault of the Certification Party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to Sections 11.06, 11.09 (if applicable), 11.10, 11.11 (or breach of its obligations under the applicable sub-servicing or primary servicing agreement to provide any of the annual compliance statements or annual Servicing Criteria compliance reports or attestation reports) or the Performing Party’s negligence, bad faith or willful misconduct in connection therewith. The Master Servicer, the Trustee, the Operating Advisor and the Certificate Administrator shall (i) with respect to any Initial Sub-Servicer engaged by the Master Servicer, the Trustee or Certificate Administrator that is a Servicing Function Participant or Additional Servicer, use commercially reasonable efforts to cause such party to, and (ii) with respect to each other Additional Servicer or Servicing Function Participant, in each case, with which it has entered into a servicing relationship with respect to the Mortgage Loans cause such party, in each case, to agree to the foregoing indemnification and contribution obligations. This Section 11.12 shall survive the termination of this Agreement or the earlier resignation or removal of the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Custodian or the Certificate Administrator.

In connection with Deficient Exchange Act Deliverables, each of the Master Servicer, the Special Servicer, the Custodian and the Trustee and each Affected Reporting Party shall cooperate (and require each Servicing Function Participant and Additional Servicer retained by it to cooperate under the applicable Sub-Servicing Agreement), with each Other Depositor (including, without limitation, providing all due diligence information, reports, written responses, negotiations and coordination) to the same extent as such party is required to cooperate with the Depositor under this Section 11.12. All respective reasonable out-of-pocket costs and expenses incurred by each Other Depositor (including reasonable legal fees and expenses of outside counsel to such depositor) in connection with a Deficient Exchange Act Deliverable (other than those costs and expenses related to participation by such Other Depositor in any telephone conferences and meetings with the Commission and other costs the Other Depositor must bear pursuant to this Section 11.12) and any amendments to any reports filed with the Commission therewith shall be promptly paid by the applicable Affected Reporting Party to the Other Depositor to the same extent as would be required to be paid to the Depositor under this Section 11.12 upon receipt of an itemized invoice from such Other Depositor.

Section 11.13      Amendments. This Article XI may be amended with the written consent of the parties hereto pursuant to Section 13.01 for purposes of complying with Regulation AB and/or to conform to standards developed within the commercial mortgage-backed securities market and the Sarbanes-Oxley Act without any Opinions of Counsel, Officer’s Certificates, Rating Agency Confirmation with respect to the Certificates or, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmation or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement; provided that the reports and certificates required to be prepared pursuant to Sections 3.13, 11.09, 11.10 and 11.11 shall not be eliminated without Rating Agency

Confirmation with respect to the Certificates and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmations with respect to any Serviced Companion Loan Securities.

Section 11.14      Regulation AB Notices. Any notice, report or certificate required to be delivered by any of the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Custodian or the Trustee, as the case may be, to the Depositor pursuant to this Article XI may be delivered via e-mail (and additionally delivered via phone or telecopy), notwithstanding the provisions of Section 13.05, to GS Mortgage Securities Corporation II, 200 West Street, New York, New York 10282, Attention: Leah Nivison, fax number: (212) 428-1439, e-mail: leah.nivison@gs.com, with copies to: Joe Osborne, e-mail: joe.osborne@gs.com and gs-refgsecuritization@gs.com.

Section 11.15      Certain Matters Relating to the Future Securitization of the Serviced Pari Passu Companion Loans. (a) Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause any Sub-Servicer appointed with respect to any Serviced Pari Passu Companion Loan to, upon written request or notice from a Mortgage Loan Seller (or a permitted transferee of such Mortgage Loan Seller pursuant to the related Co-Lender Agreement), reasonably cooperate with the related Mortgage Loan Seller (or such permitted transferee) selling any Serviced Pari Passu Companion Loan into a securitization that is required to comply with Regulation AB (a “Regulation AB Companion Loan Securitization”) and, to the extent needed in order to comply with Regulation AB, provide to the related Mortgage Loan Seller (or such permitted transferee) information about itself that such Mortgage Loan Seller reasonably requires to meet the requirements of Items 1117 and 1119 and paragraphs (b), (c)(3), (c)(4) and (c)(5) of Item 1108 of Regulation AB and shall reasonably cooperate with the related Mortgage Loan Seller to provide such other information as may be reasonably necessary to comply with the requirements of Regulation AB. Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer understands that such information may be included in the offering material related to a Regulation AB Companion Loan Securitization and agrees to (i) negotiate in good faith an agreement (subject to the final sentence of this subsection) to indemnify and hold the related depositor and underwriters involved in the offering of the related Certificates harmless for any costs, liabilities, fees and expenses incurred by the depositor or such underwriters as a result of any material misstatements or omissions or alleged material misstatements or omissions in any such offering material to the extent that such material misstatement or omission was made in reliance upon any such information provided by the Trustee (where such information pertains to the Trustee individually and not to any specific aspect of the Trustee’s duties or obligations under this Agreement), the Certificate Administrator (where such information pertains to the Certificate Administrator individually and not to any specific aspect of the Certificate Administrator’s duties or obligations under this Agreement), the Master Servicer (where such information pertains to the Master Servicer individually and not to any specific aspect of the Master Servicer’s duties or obligations under this Agreement) and the Special Servicer (where such information pertains to the Special Servicer individually and not to any specific aspect of the Special Servicer’s duties or obligations under this Agreement), as applicable, to such depositor, underwriters or Mortgage Loan Sellers (or permitted transferee) as required by this clause (a) and (ii) deliver such securities law opinion(s) of counsel, certifications and/or indemnification agreement(s) (to the extent the cost thereof is paid by the related Mortgage Loan Seller) with respect to such information that are substantially similar to those delivered with respect to the offering material for this securitization by the Master Servicer, the Special Servicer, Trustee or Certificate Administrator, as the case may be, or their respective counsel, in connection with the information concerning such party in the offering material related to a Regulation AB Companion Loan Securitization. Notwithstanding the foregoing, to the extent that the information provided by the Trustee, the Certificate Administrator the Master Servicer or the Special Servicer, as applicable, for inclusion in the offering materials related to such Regulation AB Companion Loan Securitization is substantially and materially similar to the information provided by such party with respect to the offering materials related to this transaction, subject to any required changes due to any amendments to Regulation AB or any changes in the interpretation of Regulation AB, such party shall be deemed to be in compliance with this Section 11.15(a). Any indemnification agreement executed by the Trustee, the Certificate Administrator the Master Servicer or the Special Servicer in connection with the Regulation AB Companion Loan Securitization shall be substantially similar to the related indemnification agreement executed in connection with this Agreement. It shall be a condition precedent to any party’s obligations otherwise set forth above and/or elsewhere in Article XI that the applicable Mortgage Loan Seller (or permitted transferee or other party designated by such Mortgage Loan Seller, including the Other Depositor) shall have (a) provided reasonable advance notice (and, in any event, not less than ten (10) Business Days) of the exercise of its rights hereunder and (b) paid, or entered into reasonable agreement to cause to be paid, the reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by such party in reviewing and/or causing the delivery of any disclosure, opinion of counsel or indemnification agreement.

(b)             Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed with respect to a Serviced Securitized Companion Loan to, upon request or notice from such parties (which request or notice may be given once at the closing of such Regulation AB Companion Loan Securitization instead of each time a filing is required), cooperate with the depositor, trustee, certificate administrator, master servicer or special servicer for any Regulation AB Companion Loan Securitization in preparing each Form ABS-15G, Form 8-K, Form 10-D, Form ABS-EE and Form 10-K required to be filed by such Regulation AB Companion Loan Securitization (until January 30 of the first year in which the trustee or other applicable party for such Regulation AB Companion Loan Securitization files a Form 15 Suspension Notification with respect to the related trust) and shall provide to such depositor, trustee, certificate administrator or master servicer within the time period set forth in the Other Pooling and Servicing Agreement (so long as such time period is no earlier than the time periods set forth herein) for such Regulation AB Companion Loan Securitization such information relating to a Serviced Securitized Companion Loan as may be reasonably necessary for the depositor, trustee, certificate administrator and master servicer of the Regulation AB Companion Loan Securitization to comply with the reporting requirements of Regulation AB, the Securities Act and the Exchange Act; provided, however, that any parties to any Regulation AB Companion Loan Securitization shall consult with the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer (and Master Servicer shall consult with any Sub-Servicer appointed with respect to the related Serviced Whole Loan), and the Trustee, the Certificate Administrator, such Master Servicer and the Special Servicer shall cooperate with such parties in respect of establishing the time periods for preparation of the Form 10-D and Form ABS-EE reports in the documentation for such Regulation AB Companion Loan Securitization. Notwithstanding the foregoing, to the extent the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in Article XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 11.15(b) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(b).

(c)             Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed with respect to a Serviced Securitized Companion Loan to, upon request or notice from such trustee or certificate administrator (which request or notice may be given once at the closing of such Regulation AB Companion Loan Securitization instead of each time a filing is required), provide the trustee or certificate administrator, as applicable, under a Regulation AB Companion Loan Securitization (until January 30 of the first year in which the trustee or certificate administrator, as applicable, for such Regulation AB Companion Loan Securitization files a Form 15 Suspension Notification with respect to the related trust) information with respect to any event that is required to be disclosed under Form 8-K with respect to a Serviced Securitized Companion Loan within two (2) Business Days after the occurrence of such event of which it has knowledge. Notwithstanding the foregoing, to the extent the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in Article XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 11.15(c) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(c).

(d)             On or before March 1st of each year commencing in March 2021, during which a Regulation AB Companion Loan Securitization is required to file an annual report on Form 10-K (and not in respect of any year in which Regulation AB Companion Loan Securitization is not required to file an annual report on Form 10-K because a Form 15 Suspension Notification with respect to the related trust was filed), each of the Trustee, the Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed with respect to a Serviced Securitized Companion Loan to, upon request or notice from such trustee or certificate administrator (which request or notice may be given once at the closing of such Regulation AB Companion Loan Securitization instead of each time a filing is required), provide, with respect to itself, to the trustee or certificate administrator, as applicable, under such Regulation AB Companion Loan Securitization, to the extent required pursuant to Item 1122 of Regulation AB, (i) a report on an assessment of compliance with the Servicing Criteria to the extent required pursuant to Item 1122(a) of Regulation AB, (ii) a registered accounting firm’s attestation report on such Person’s assessment of compliance with the applicable Servicing Criteria to the extent required pursuant to Item 1122(b) of Regulation AB and (iii) such other information as may be required pursuant to Item 1122(c) of Regulation AB. Notwithstanding the

foregoing, to the extent the Master Servicer or the Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in Article XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 11.15(d) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(d).

(e)             On or before March 1st of each year commencing in March 2021, during which a Regulation AB Companion Loan Securitization is required to file an annual report on Form 10-K (and not in respect of any year in which Regulation AB Companion Loan Securitization is not required to file an annual report on Form 10-K because a Form 15 Suspension Notification with respect to the related trust was filed), each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed with respect to a Serviced Securitized Companion Loan to, to the extent required pursuant to Item 1123 of Regulation AB, deliver, with respect to itself, to the trustee or certificate administrator under such Regulation AB Companion Loan Securitization, upon request or notice from such trustee (which request or notice may be given once at the closing of such Regulation AB Companion Loan Securitization instead of each time a filing is required), under such Regulation AB Companion Loan Securitization a servicer compliance statement signed by an authorized officer of such Person that satisfies the requirements of Item 1123 of Regulation AB. Notwithstanding the foregoing, to the extent the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in Article XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 11.15(e) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(e).

(f)              Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause a Servicing Function Participant to agree (severally but not jointly) to indemnify (such indemnity limited to each such parties respective failure described below) and hold the related Mortgage Loan Seller (or permitted transferee), depositor, sponsor(s), trustee, certificate administrator or master servicer under a Regulation AB Companion Loan Securitization harmless for any costs, liabilities, fees and expenses incurred by such Mortgage Loan Seller, depositor, sponsor(s), trustee, certificate administrator or master servicer as a result of any failure by the Servicing Function Participant to comply with the reporting requirements to the extent applicable set forth under Sections 11.15(b), (c), (d) or (e) above.

Any Sub-Servicing Agreement related to a Serviced Securitized Companion Loan shall contain a provision requiring the related Sub-Servicer to provide to the Master Servicer or the Special Servicer, as the case may be, information, reports, statements and certificates with respect to itself and such Serviced Securitized Companion Loan comparable to any information, reports, statements or certificates required to be provided by the Master Servicer or the Special Servicer pursuant to this Section 11.15, even if such Sub-Servicer is not otherwise required to provide such information, reports or certificates to any Person in order to comply with

Regulation AB. Such information, reports or certificates shall be provided to the Master Servicer or the Special Servicer, as applicable, no later than two (2) Business Days prior to the date on which the Master Servicer or the Special Servicer, as applicable, is required to deliver its comparable information, reports, statements or certificates pursuant to this Section 11.15.

(g)             With respect to any Mortgaged Property that secures a Serviced Pari Passu Companion Loan that the applicable Other Depositor has notified the Master Servicer or the Special Servicer, as applicable, in writing is a “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) (together with notification of the Relevant Distribution Date) with respect to an Other Securitization that includes such Serviced Companion Loan, to the extent that the Master Servicer or the Special Servicer, as applicable, is in receipt of the updated financial statements of such “significant obligor” for any calendar quarter (other than the fourth calendar quarter of any calendar year) from the Mortgagor, beginning with the first calendar quarter following receipt of such notice from the Other Depositor, or the updated financial statements of such “significant obligor” for any calendar year, beginning for the calendar year following such notice from the Other Depositor, as applicable, the Master Servicer or the Special Servicer, as applicable, shall deliver to the Other Depositor, on or prior to the day that occurs two (2) Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or seven (7) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, (A) if such financial statement receipt occurs twelve (12) or more Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or seventeen (17) or more Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of the “significant obligor”, together with the net operating income of such “significant obligor” for the applicable period as calculated by the Master Servicer or the Special Servicer, as applicable, in accordance with CREFC® guidelines and (B) if such financial statement receipt occurs less than twelve (12) Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or less than seventeen (17) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of the “significant obligor”, together with the net operating income of such “significant obligor” for the applicable period as reported by the related Mortgagor in such financial statements.

If the Master Servicer or the Special Servicer, as applicable, does not receive financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, of such “significant obligor” within ten (10) Business Days after the date such financial information is required to be delivered under the related Mortgage Loan documents, the Master Servicer or the Special Servicer, as applicable, shall notify the Other Depositor with respect to such Other Securitization that includes the related Companion Loan (and shall cause each applicable Sub-Servicing Agreement to require any related Sub-Servicer to notify such Other Depositor) that it has not received such financial information. The Master Servicer or the Special Servicer, as applicable, shall use efforts consistent with the Servicing Standard (taking into account, in addition, the ongoing reporting obligations of such Other Depositor under the Exchange Act) to obtain the periodic financial statements of the related Mortgagor under the related Mortgage Loan documents.

The Master Servicer or the Special Servicer, as applicable, shall (and shall cause any related Sub-Servicing Agreement entered into after receipt of written notice from the Other Depositor that such Serviced Pari Passu Companion Loan is a significant obligor to require the related Sub-Servicer to) retain written evidence of each instance in which it (or a Sub-Servicer) attempts to contact the related Mortgagor related to any such “significant obligor” (identified to it as such by the Other Depositor in accordance with the second preceding paragraph) to obtain the required financial information and is unsuccessful and, within five (5) Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed by the Other Securitization, shall forward an Officer’s Certificate evidencing its attempts to obtain this information to the certificate administrator and Other Depositor related to such Other Securitization. This Officer’s Certificate should be addressed to the certificate administrator at its corporate trust office, as specified in the related Other Pooling and Servicing Agreement.

Section 11.16      Certain Matters Regarding Significant Obligors. For the avoidance of doubt, there is no “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) as of the Closing Date (“Significant Obligor”) related to the Trust.

Notwithstanding anything contained in this Section 11.16, in the event that the Certificate Administrator files a Form 15 Suspension Notification pursuant to Section 11.08 of this Agreement and so long as the Trust is not subject to the reporting requirements of the Exchange Act, the Master Servicer shall not be required to fulfill its obligations under this Section 11.16.

Section 11.17      Impact of Cure Period. For the avoidance of doubt, neither the Master Servicer nor the Special Servicer shall be subject to a Servicer Termination Event pursuant to clause (iii) of the definition thereof, nor shall any such party be deemed to not be in compliance under this Agreement, during any grace period provided for in such clause (iii); provided that if any such party fails to comply with the requirements of this Article XI by the expiration of any applicable grace period such failure shall constitute a Servicer Termination Event with respect to such party.

Article XII

the asset representations reviewer

Section 12.01      Asset Review. (a)  On or prior to each Distribution Date, based on the CREFC® Delinquent Mortgage Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator shall determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator shall promptly provide notice to all Certificateholders and the RR Interest Owner, the Controlling Class Representative and each other party to this Agreement. Any notice required to be delivered to the Certificateholders and the RR Interest Owner pursuant to this Article XII shall be delivered by the Certificate Administrator by posting such notice on the Certificate Administrator’s Website, by mailing such notice to the Certificateholders’ addresses appearing in the Certificate Register in the case of Definitive Certificates (and by delivering such notice via the Depository in the case of Book-Entry Certificates and by mailing such notice to the RR Interest Owner’s address). The Certificate Administrator shall include in the Form 10-D relating to the reporting period in which the Asset Review Trigger occurred the following statement describing the events that caused the Asset Review Trigger to occur: “As of the [Date of Distribution], the following mortgage loans identified below are 60 or more days delinquent and an Asset Review Trigger as defined in the Pooling and Servicing Agreement has occurred”. On each Distribution Date occurring after providing such notice to Certificateholders and the RR Interest Owner, the Certificate Administrator, based on information provided to it by the Master Servicer, shall determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) whether an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via e-mail) substantially in the form attached hereto as Exhibit RR within two (2) Business Days of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the Certificate Administrator, within ninety (90) days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (such written direction, the “Asset Review Vote Election”), then upon receipt of the Asset Review Vote Election, the Certificate Administrator shall promptly provide written notice thereof to the Asset Representations Reviewer and all Certificateholders and the RR Interest Owner and conduct a solicitation of votes in accordance with Section 5.09 to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review evidencing at least a majority of the votes casts but in any event at least a majority of an Asset Review Quorum within one hundred fifty (150) days of receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator shall promptly provide written notice thereof to all parties to this Agreement, the Underwriters, the Mortgage Loan Sellers, the Controlling Class Representative, the Risk Retention Consultation Parties, the RR Interest Owner and the Certificateholders (the “Asset Review Notice”). Upon receipt of an Asset Review Notice, the Asset Representations Reviewer shall request access to the Secure Data Room by providing the Certificate Administrator with a certification substantially in the form attached hereto as Exhibit QQ (which shall be sent via e-mail to trustadministrationgroup@wellsfargo.com or submitted electronically via the Certificate Administrator’s Website). Upon receipt of such certification, the Certificate Administrator shall promptly (and in any case, within two (2) Business Days after such receipt) grant the Asset Representations Reviewer access to the Secure Data Room. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) in this sentence and (D) an Affirmative Asset Review Vote has occurred within one hundred fifty (150) days after the Asset Review Vote Election described in clause (C) in this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Trust from the Collection Account. The Certificate Administrator shall be entitled to administer any vote in connection with the foregoing through an agent.

(b)             (i)  Upon receipt of an Asset Review Notice, the Custodian (with respect to the following clauses (1) - (5) for Non-Specially Serviced Mortgage Loans), the Master Servicer (with respect to the following clause (6) and (7) for Non-Specially Serviced Mortgage Loans) and the Special Servicer (with respect to Specially Serviced Mortgage Loans), in each case to the extent in such party’s possession, shall promptly, but in no event later than ten (10) Business Days (except with respect to the following clause (7)) after receipt of such notice from the Certificate Administrator, provide, or make available, the following materials for each Delinquent Loan (in electronic format) to the Asset Representations Reviewer (collectively, with the Diligence Files, any notice of a Breach of a representation or warranty relating to any Delinquent Loan received by the Asset Representations Reviewer from any other party to this Agreement, a copy of the Prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of this Agreement, the “Review Materials”):

(1)       a copy of an assignment of the Mortgage in favor of the Trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(2)       a copy of an assignment of any related Assignment of Leases (if such item is a document separate from the Mortgage) in favor of the Trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(3)        a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (1) or (2) above;

(4)       a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC Financing Statements related to each Delinquent Loan that is subject to an Asset Review;

(5)       a copy of an assignment in favor of the Trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(6)       a copy of any notice previously delivered by the Master Servicer or the Special Servicer, as applicable, of any alleged defect or Breach with respect to any Delinquent Loan; and

(7)       any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that are necessary in connection with the Asset Representations Reviewer’s completion of any Asset Review and that are that are reasonably requested by the Asset Representations Reviewer in the time frame and as otherwise described below.

(ii)             In addition, in the event that, as part of an Asset Review of any Delinquent Loan, the Asset Representations Reviewer determines that the Review Materials provided to it with respect to such Delinquent Loan are missing any documents that are required to be part of the Review Materials for such Mortgage Loan or which were entered into or delivered in connection with the origination of such Mortgage Loan that, in either case, are necessary in connection with its completion of any Test in connection with such Asset Review, the Asset Representations Reviewer shall promptly, but in no event later than ten (10) Business Days after receipt of the Review Materials, notify the Master Servicer (with respect to Non-Specially Serviced Mortgage Loans) or the Special Servicer (with respect to Specially Serviced Mortgage Loans), as applicable, of such missing documents, and the Master Servicer or the Special Servicer shall promptly, but in no event later than ten (10) Business Days after receipt of such notification from the Asset Representations Reviewer, deliver to the Asset Representations Reviewer such missing documents to the extent they are in its possession; provided that any such notification and/or request shall be in writing, specifically identifying the documents being requested and sent to the notice address for the related party set forth in Section 13.05 of this Agreement. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-Business Day period, the Asset Representations Reviewer shall request such documents from the related Mortgage Loan Seller; provided that such Mortgage Loan Seller shall be required under the related Mortgage Loan Purchase Agreement to, deliver such additional documents only to the extent such documents are in the possession of such Mortgage Loan Seller; provided that such Mortgage Loan Seller shall not be required to provide any documents that are proprietary to the related originator or such Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

With respect to any Delinquent Loan that is a Non-Serviced Mortgage Loan, to the extent any documents required by the Asset Representations Reviewer to complete a Test are missing or have not been received from the related Mortgage Loan Seller, the Asset Representations Reviewer shall request such document(s) from the related Non-Serviced Master Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Master Servicer) or the related Non-Serviced Special Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Special Servicer).

(iii)             The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a Person that is not a party to this Agreement or the applicable Mortgage Loan Seller, and shall do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”) conducted pursuant to this Section 12.01 hereof.

(iv)             Upon receipt by the Asset Representations Reviewer of the Asset Review Notice and access to the Diligence Files posted to the Secure Data Room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, shall commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). The Asset Representations Reviewer shall perform an Asset Review with respect to each representation and warranty made by the related Mortgage Loan Seller with respect to such Delinquent Loan in accordance with the Asset Review Standard and the procedure set forth on Exhibit PP-1, Exhibit PP-2, Exhibit PP-3, Exhibit PP-4, and Exhibit PP-5 (each such procedure, a “Test”); provided, however, the Asset Representations Reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials described in Exhibit PP-1, Exhibit PP-2, Exhibit PP-3, Exhibit PP-4, and Exhibit PP-5 if, and only to the extent, the Asset Representations Reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review shall be required in respect of, or performed on, such Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or again become a Delinquent Loan at a time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such new Asset Review Trigger.

(v)             The Asset Representations Reviewer shall not be required to review any information other than (x) the Review Materials or (y) if applicable, Unsolicited Information.

(vi)             The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

(vii)             In the event that the Asset Representations Reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the Asset Representations Reviewer by the related Mortgage Loan Seller, the Master Servicer (with respect to Non-Specially Serviced Mortgage Loans) or the Special Servicer (with respect to Specially Serviced Mortgage Loans) to the extent in the Master Servicer’s or the Special Servicer’s possession within ten (10) Business Days upon request described above, the Asset Representations Reviewer shall list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the Asset Representations Reviewer has so concluded) that the absence of such documents shall be deemed to be a failure of such Test (“Preliminary Asset Review Report”). The Asset Representations Reviewer shall provide such Preliminary Asset Review Report to the Master Servicer or the Special Servicer, as applicable, and the related Mortgage Loan Seller no later than sixty (60) days after the date on which access to the Diligence Files in the Secure Data Room is made available to the Asset Representations Reviewer by the Certificate Administrator. The Special Servicer, if applicable, may review such Preliminary Asset Review Report and determine whether any information contained in such Preliminary Asset Review Report shall be labeled as “Privileged Information” and thus be excluded from the Asset Review Report and Asset Review Report Summary. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the related Mortgage Loan Seller shall have ninety (90) days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure.

Any information and documents provided or explanations given to support the related Mortgage Loan Seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test shall be promptly delivered by such Mortgage Loan Seller to the Asset Representations Reviewer. For the avoidance of doubt, the Asset Representations Reviewer will not be required to prepare a Preliminary Asset Review Report in the event the Asset Representations Reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

(viii)             The Asset Representations Reviewer shall, within the later of (x) sixty (60) days after the date on which access to the Diligence Files posted to the Secure Data Room is provided to the Asset Representations Reviewer by the Certificate Administrator or (y) ten (10) days after the expiration of the Cure/Contest Period, complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to this Agreement and the related Mortgage Loan Seller and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee and the Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional thirty (30) days, upon written notice to the parties to this Agreement and the applicable Mortgage Loan Seller, if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loan and/or the Mortgaged Property or Mortgaged Properties. In no event may the Asset Representations Reviewer determine whether any Test failure constitutes a Material Defect, or whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller (or, in the case of SGFC, Société Générale in respect of its obligations under the related SGFC Mortgage Loan Purchase Agreement), which, in each case, shall be a responsibility of the Master Servicer or Special Servicer, as applicable, pursuant to Section 2.03 of this Agreement.

(ix)             In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer, the Special Servicer or the related Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer shall prepare the Asset Review Report solely based on the documentation received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer shall have no responsibility to independently obtain any such documentation from any party to this Agreement.

(x)             Within forty-five (45) days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Master Servicer (with respect to Non-Specially Serviced Mortgage Loans) or the Special Servicer (with respect to Specially Serviced

Mortgage Loans) shall determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the Master Servicer or the Special Servicer determines that a Material Defect exists, the Master Servicer or the Special Servicer, as applicable, shall enforce the obligations of the related Mortgage Loan Seller with respect to such Material Defect in accordance with Section 2.03.

(c)             The Asset Representations Reviewer shall keep any Privileged Information confidential and shall not disclose such Privileged Information to any Person (including Certificateholders or the RR Interest Owner), other than (1) to the extent expressly required by this Agreement in an Asset Review Report or otherwise, to the other parties to this Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to this Agreement that receives Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information shall not disclose such Privileged Information to any Person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception. The Asset Representations Reviewer shall keep all documents received by the Asset Representations Reviewer in connection with an Asset Review that are provided by the Mortgage Loan Seller, the Master Servicer and the Special Servicer confidential and shall not disclose such documents except (i) for purposes of complying with its duties and obligations under this Agreement, (ii) if such documents become generally available and known to the public other than as a result of a disclosure directly or indirectly by the Asset Representations Reviewer, (iii) if it is reasonable and necessary for the Asset Representations Reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if such documents or information was already known to the Asset Representations Reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the Asset Representations Reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document.

(d)             The Asset Representations Reviewer may delegate its duties to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Section 12.01; provided that no agent or subcontractor may (i) be affiliated with any Mortgage Loan Seller, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Controlling Class Representative or any of their respective Affiliates or (ii) have been paid any fees, compensation or other remuneration by an Underwriter, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Controlling Class Representative or any of their respective Affiliates in connection with due diligence or other services with respect to any Mortgage Loan prior to the Closing Date. Notwithstanding the foregoing sentence, the Asset Representations Reviewer shall remain obligated and primarily liable for any Asset Review required hereunder in accordance with the provisions of this Agreement without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any Person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under this Agreement. The Asset Representations Reviewer shall be entitled to enter into an agreement with any agent or subcontractor providing for indemnification of the Asset Representations Reviewer by such agent or subcontractor, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

(e)             The Asset Representations Reviewer may assign its rights and obligations under this Agreement in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under this Agreement, (B) executes and delivers to the Trustee and the Certificate Administrator an agreement that contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Asset Representations Reviewer under this Agreement from and after the date of such agreement and (C) is not a Prohibited Party under this Agreement; (ii) the Asset Representations Reviewer will not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning Asset Representations Reviewer shall be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to this Agreement and then will be the successor Asset Representations Reviewer hereunder.

(f)              If any Serviced Companion Loan becomes the subject of a review of representations and warranties “asset review” (as such term or an analogous term is defined in the related Other Pooling and Servicing Agreement) conducted by an “asset representations reviewer” (within the meaning of Item 1101(m) of Regulation AB, and such party, the “Other Asset Representations Reviewer”) pursuant to each Other Pooling and Servicing Agreement, the Master Servicer, the Special Servicer, the Trustee and the Custodian shall reasonably cooperate with each Other Asset Representations Reviewer in connection with such asset review by providing such Other Asset Representations Reviewer with any documents reasonably requested by the related Other Asset Representations Reviewer, but only to the extent such documents are in the possession of the Master Servicer, the Special Servicer, the Trustee or the Custodian, as the case may be.

Section 12.02      Payment of Asset Representations Reviewer Fees and Expenses; Limitation of Liability. (a)  As compensation for the performance of its routine duties, the Asset Representations Reviewer shall be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of the Mortgage Loans and shall be equal to the product of a rate equal to 0.00030% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and shall be calculated in the same manner as interest is calculated on such Mortgage Loans.

(b)             Upon the completion of any Asset Review with respect to a Delinquent Loan and within sixty (60) days of receipt by the applicable Mortgage Loan Seller of a written request from the Asset Representations Reviewer, the Asset Representations Reviewer shall be paid a fee of (i) $15,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan subject to an Asset Review with a Cut-off Date Principal Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan subject to an Asset Review with a Cut-off Date Principal Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan subject to an Asset Review with a Cut-off Date Principal Balance greater than or equal to $40,000,000 (the “Asset Representations Reviewer Asset Review Fee”), which shall cover recurring and otherwise reasonably anticipated expenses of the Asset Representations Reviewer. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan (or, in the case of a Joint Mortgage Loan, the applicable Mortgage Loan Seller Percentage Interest thereof) shall be paid by the applicable Mortgage Loan Seller; provided, however, that if such Mortgage Loan Seller is insolvent, such fee shall become an expense of the Trust following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Master Servicer or the Special Servicer, as applicable, of such insolvency; provided, further, that notwithstanding any payment of such fee by the Trust to the Asset Representations Reviewer, such fee shall remain an obligation of such Mortgage Loan Seller and the Master Servicer or the Special Servicer as applicable, shall be required to pursue remedies against the Mortgage Loan Seller in accordance with the Servicing Standard in order to seek recovery of such amounts from such Mortgage Loan Seller or its insolvency estate.

(c)             Notwithstanding the foregoing, the Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan shall be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review that is repurchased by a Mortgage Loan Seller to the extent such fee was not already paid by the related Mortgage Loan Seller, and such portion of the Purchase Price received shall be used to reimburse the Trust for such fees paid to the Asset Representations Reviewer pursuant to Section 12.02(b).

(d)             The Asset Representations Reviewer shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

Section 12.03      Resignation of the Asset Representations Reviewer. The Asset Representations Reviewer may resign and be discharged from its obligations hereunder by giving written notice thereof to the other parties to this Agreement and each Rating Agency. In addition, the Asset Representations Reviewer shall at all times be an Eligible Asset Representations Reviewer, and shall resign if it fails to be an Eligible Asset Representations Reviewer by giving written notice to the other parties to this Agreement. Upon such notice of resignation, the Depositor shall promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer shall have been so appointed and have accepted appointment within thirty (30) days after the giving of such notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer will bear all costs and expenses of each other party hereto and each Rating Agency in connection with its resignation and the transfer of its duties.

Section 12.04      Restrictions of the Asset Representations Reviewer. Neither the Asset Representations Reviewer nor any of its Affiliates shall make any investment in any Class of Certificates or the RR Interest; provided, however, that such prohibition shall not apply to (i) riskless principal transactions effected by a broker dealer Affiliate of the Asset Representations Reviewer or (ii) investments by an Affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such Affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under this Agreement from personnel involved in such Affiliate’s investment activities and (B) prevent such Affiliate and its personnel from gaining access to information regarding the Trust and the Asset Representations Reviewer and its personnel from gaining access to such Affiliate’s information regarding its investment activities.

Section 12.05      Termination of the Asset Representations Reviewer. (a)  An “Asset Representations Reviewer Termination Event” means any one of the following events whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)             any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under this Agreement, which failure shall continue unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by Certificateholders having at least 25% of the Voting Rights;

(ii)             any failure by the Asset Representations Reviewer to perform in accordance with the Asset Review Standard in any material respect, which failure shall continue unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given to the Asset Representations Reviewer by any party to this Agreement;

(iii)             any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure shall continue unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given to the Asset Representations Reviewer by any party to this Agreement;

(iv)             a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Asset Representations Reviewer, and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days;

(v)             the Asset Representations Reviewer shall consent to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or

(vi)             the Asset Representations Reviewer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator shall promptly provide written notice to all Certificateholders and the RR Interest Owner in accordance with the notice distribution procedures described in Section 12.01(a), unless the Certificate Administrator has received written notice that such Asset Representations Reviewer Termination Event has been remedied. If an Asset Representations Reviewer Termination Event shall occur then, and in each and every such case, so long as such Asset Representations Reviewer Termination Event shall not have been remedied, either the Trustee (i) may or (ii) upon the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts), the Trustee shall, terminate all of the rights and obligations of the Asset Representations Reviewer under this Agreement, other than rights and obligations accrued prior to such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination), by notice in writing to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of itself and of each other party to this Agreement in connection with its termination due to an Asset Representations Reviewer Termination Event. Notwithstanding anything herein to the contrary, the Depositor and each Mortgage Loan Seller shall have the right, but not the obligation, to notify the Certificate Administrator and the Trustee of any Asset Representations Reviewer Termination Event of which it becomes aware.

(b)             Upon (i) the written direction of Holders of Certificates evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer and (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator shall promptly provide written notice thereof to the Asset Representations Reviewer by mailing such notice to the Asset Representations Reviewer and to all Certificateholders and the RR Interest Owner in accordance with the notice distribution procedures described in Section 12.01(a). Upon the written direction of Holders of Certificates evidencing at least 75% of a Quorum (without regard to the application of any Appraisal Reduction Amounts), the Trustee shall terminate all of the rights and obligations of the Asset Representations Reviewer under this Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights arising out of events occurring prior to such termination) by notice in writing to the Asset Representations Reviewer and appoint the proposed successor. As between the Asset Representations Reviewer, on the one hand, and the Holders of Principal Balance Certificates and the Class RR Certificates, on the other, the Holders of Principal Balance Certificates and the Class RR Certificates shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Asset Representations Reviewer. In the event that Holders of Certificates evidencing at least 75% of a Quorum (without regard to the application of any Appraisal Reduction Amounts) elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

(c)             On or after the receipt by the Asset Representations Reviewer of written notice of termination, subject to this Section 12.05, all of its authority and power under this Agreement shall be terminated and, without limitation, the terminated Asset Representations Reviewer shall execute any and all documents and other instruments, and do or accomplish all other acts or things reasonably necessary or appropriate to effect the purposes of such notice of termination. As soon as practicable, but in no event later than thirty (30) days after (1) the Asset Representations Reviewer resigns pursuant to Section 12.03 of this Agreement or (2) the Trustee delivers such written notice of termination to the Asset Representations Reviewer, the Trustee shall appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The Trustee shall provide written notice of the appointment of an Asset Representations Reviewer to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Controlling Class Representative, the Directing Holder and each Certificateholder within one Business Day of such appointment.

The Asset Representations Reviewer shall at all times be an Eligible Asset Representations Reviewer and if the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer shall immediately resign under Section 12.03 of this Agreement and the Trustee shall appoint a successor asset representations reviewer subject to and in accordance with this Section 12.05. Notwithstanding the foregoing, if the Trustee is unable to find a successor asset representations reviewer within thirty (30) days of the termination of the Asset Representations Reviewer, the Depositor shall be permitted to find a replacement. The Trustee shall not be liable for any failure to identify and appoint a successor asset representations reviewer so long as the Trustee uses commercially reasonable efforts to conduct a search for a successor asset representations reviewer and such failure is not a result of the Trustee’s negligence, bad faith or willful misconduct in the performance of its obligations hereunder.

(d)             Upon any termination of the Asset Representations Reviewer and appointment of a successor to the Asset Representations Reviewer, the Trustee shall, as soon as possible, give written notice thereof to the Special Servicer, the Master Servicer, the Certificate Administrator (who shall, as soon as possible, give written notice thereof to the Certificateholders and the RR Interest Owner), the Operating Advisor, the Mortgage Loan Sellers, the Depositor and, prior to the occurrence and continuance of a Consultation

Termination Event, the Directing Holder and each Rating Agency. In the event that the Asset Representations Reviewer is terminated, all of its rights and obligations under this Agreement shall terminate, other than any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination).

Article XIII

MISCELLANEOUS PROVISIONS

Section 13.01      Amendment. (a)  This Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders, the RR Interest Owner or the Companion Holders:

(i)             to correct any defect or ambiguity in this Agreement in order to address any manifest error in any provision of this Agreement;

(ii)             to cause the provisions in this Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the RR Interest, the Trust or this Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)             to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)             to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or Companion Holder;

(v)             to modify, eliminate or add to the provisions of Section 5.03(n) or any other provision hereof restricting Transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of

Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders or the RR Interest Owner (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)             to revise or add any other provisions with respect to matters or questions arising under this Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and, with respect to a Serviced Whole Loan, a Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency;

(vii)             to amend or supplement any provision hereof to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)             to modify the provisions of Sections 3.05 and 3.17 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to any Mortgage Loans other than any applicable Excluded Loan, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with respect to a Serviced Whole Loan, each Companion Loan Rating Agency has delivered a Companion Loan Rating Agency Confirmation;

(ix)             to modify the procedures of this Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)             to modify, eliminate or add to any provisions of this Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(xi)             to modify, eliminate or add to any provisions of this Agreement (i) to such extent as would be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (ii) in the event the Risk Retention Rule or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; provided that no such modification, elimination or addition may change in any manner the rights or obligations of the Third Party Purchaser under this Agreement or the related risk retention agreement without the consent of the Third Party Purchaser.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller, (B) may materially and adversely affect the holders of a Companion Loan without such Companion Holder’s consent or (C) may materially and adversely affect the RR Interest Owner without the RR Interest Owner’s consent.

(b)             This Agreement may also be amended from time to time by the parties hereto with the consent of the RR Interest Owner (if affected by such amendment) and the Holders of Certificates of each Class affected by such amendment evidencing, in the case of a Class of Certificateholders, in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class or the RR Interest Owner; provided, however, that no such amendment shall:

(i)             reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a Certificate of any Class or the RR Interest without the consent of the Holder of the Certificate or the RR Interest Owner or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)             reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or such Companion Holders, as applicable; or

(iii)             adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)             change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller; or

(v)             amend the Servicing Standard without, in each case, the consent of 100% of the Certificateholders and the RR Interest Owner or receipt of Rating Agency Confirmation from each Rating Agency and, with respect to a Serviced Whole Loan, receipt of Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency and, if required under the related Co-Lender Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

(c)             Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment hereto without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted hereunder, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified Person in accordance with such amendment will not result in an Adverse REMIC Event or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to this Agreement may be made that changes any provisions specifically required to be included in this Agreement by any Non-Serviced Co-Lender Agreement without the consent of the holder of the related Pari Passu Companion Loan(s).

(d)             Promptly after the execution of any amendment to this Agreement, the Certificate Administrator shall post a copy of the same to the Certificate Administrator’s Website, deliver a copy of the same to the 17g-5 Information Provider who shall post a copy of the same on the 17g-5 Information Provider’s Website pursuant to Section 3.13(b) and Section 3.13(c), as applicable, and thereafter, the Certificate Administrator shall furnish written notification of the substance of such amendment to each Certificateholder and each Serviced Companion Noteholder, the Depositor, the Master Servicer, the Special Servicer, the Underwriters and the Rating Agencies.

(e)             It shall not be necessary for the consent of Certificateholders or the RR Interest Owner under this Section 13.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders or the RR Interest Owner shall be subject to such reasonable regulations as the Certificate Administrator may prescribe.

(f)              The Trustee and the Certificate Administrator shall not be obligated to enter into any amendment pursuant to this Section 13.01 that affects its rights, duties and immunities under this Agreement or otherwise.

(g)             The cost of any Opinion of Counsel to be delivered pursuant to Section 13.01(a) or (c) shall be borne by the Person seeking the related amendment, except that if the Master Servicer, the Certificate Administrator or the Trustee requests any amendment of this Agreement in furtherance of the rights and interests of Certificateholders and the RR Interest Owner, the cost of any Opinion of Counsel required in connection therewith pursuant to Section 13.01(a) or (c) shall be payable out of the Collection Account.

(h)             The Servicing Standard shall not be amended unless each Rating Agency provides Rating Agency Confirmation and, with respect to a Serviced Whole Loan, each Companion Loan Rating Agency provides a Companion Loan Rating Agency Confirmation.

(i)             To the extent the Operating Advisor, the Trustee, Certificate Administrator, Master Servicer, the Special Servicer, the Asset Representations Reviewer or Depositor obtains an Opinion of Counsel as provided for in Section 13.01(c) in connection with executing any amendment to this Agreement, such party shall be deemed not to have acted negligently in connection with entering into such amendment for purposes of availing itself of any indemnity provided to such party under this Agreement.

(j)              Notwithstanding any other provision of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 13.01, any Certificates or the RR Interest registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to matters described above as they would if any other Person held such Certificates, so long as neither the Depositor nor any of its Affiliates is performing servicing duties with respect to any of the Mortgage Loans.

(k)             This Agreement may not be amended without the consent of any holder of a Serviced Companion Loan if such amendment would materially and adversely affect the rights of such Companion Holder hereunder. With respect to any Serviced Whole Loan, in connection with any amendment of this Agreement, the party requesting such amendment shall provide written notice (which may be by e-mail) of such proposed amendment to each Other Depositor (and counsel thereto) and the Other Certificate Administrator of each Other Securitization no later than three (3) Business Days prior to the date of effectiveness of such amendment, and, on the date of effectiveness of such amendment to this Agreement, the Certificate Administrator shall provide a copy of such amendment in an EDGAR-compatible format to each Other Depositor (and counsel thereto) and the Other Certificate Administrator of each Other Securitization.

(l)             In addition, if one but not all of the Mortgage Notes evidencing a Joint Mortgage Loan is repurchased by the applicable Mortgage Loan Sellers, this Agreement may be amended by the parties hereto (at the expense of the party requesting such amendment (or, if the applicable Master Servicer or Special Servicer is requesting such amendment in connection with the fulfillment of its duties under this Agreement, at the expense of the Trust)), without the consent of any Certificateholder, to add or modify provisions relating to the applicable Repurchased Note for purposes of the servicing and administration of such Repurchased Note provided that the amendment shall not adversely affect in any material respect the interests of the Certificateholders, as evidenced by a Rating Agency Confirmation from each Rating Agency (obtained at the expense of the Repurchasing Mortgage Loan Seller) with respect to such amendment (or, if no such Rating Agency Confirmation is actually received, by an Opinion of Counsel to such effect). Prior to the effectiveness of such amendment, if one but not all of the Mortgage Notes with respect to a Joint Mortgage Loan is repurchased, the terms of Section 3.33 shall govern the servicing and administration of such Joint Mortgage Loan.

Section 13.02      Recordation of Agreement; Counterparts. (a)  To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Certificate Administrator at the expense of the Depositor on direction by the Special Servicer and with the consent of the Depositor (which may not be unreasonably withheld), but only upon direction accompanied by an Opinion of Counsel (the cost of which shall be paid by the Depositor) to the effect that such recordation materially and beneficially affects the interests of the Certificateholders and the RR Interest Owner.

(b)             For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument, and the words “executed,” “signed,” “signature,” and words of like import as used above and elsewhere in this Agreement or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

(c)             The Trustee shall make any filings required under the laws of the state of its place of business required solely by virtue of the fact of the location of the Trustee’s place of business, the costs of which, if any, to be at the Trustee’s expense.

Section 13.03      Limitation on Rights of Certificateholders and RR Interest Owner. (a)  The death or incapacity of any Certificateholder or the RR Interest Owner shall not operate to terminate this Agreement or the Trust, nor entitle such Certificateholder’s or the RR Interest Owner’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

(b)             No Certificateholder or RR Interest Owner shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders or the RR Interest Owner from time to time as partners or members of an association; nor shall any Certificateholder or RR Interest Owner be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

(c)             No Certificateholder or RR Interest Owner shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, any Co-Lender Agreement, any Mortgage Loan, the RR Interest or with respect to the Certificates, unless, with respect to any suit, action or proceeding upon or under or with respect to this Agreement, such Holder or the RR Interest Owner previously shall have given to the Trustee and the Certificate Administrator a written notice of default, and of the continuance thereof, as herein before provided, or of the need to institute such suit, action or proceeding on behalf of the Trust and unless also (except in the case of a default by the Trustee) the RR Interest Owner and Holders of Certificates of any Class evidencing not less than 25% of the related Percentage Interests in such Class shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for sixty (60) days after its receipt of such notice, request and offer of such indemnity, shall have neglected or refused to institute any such action, suit or proceeding. The Trustee shall be under no obligation to exercise any of the trusts or powers vested in it hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Holders of Certificates or the RR Interest Owner unless such Holders or the RR Interest Owner, as applicable, have offered to the Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred therein or hereby. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement or the Certificates to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, which priority or preference is not otherwise provided for herein, or to enforce any right under this Agreement or the Certificates, except in the manner herein or therein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 13.03(c), each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 13.04      Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS

AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

EACH OF THE PARTIES HERETO IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.05      Notices. (a)  Any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given if personally delivered at or couriered, sent by facsimile transmission (other than with respect to the Mortgage Loan Sellers) or mailed by registered mail, postage prepaid (except for notices to the Mortgage Loan Sellers, the Master Servicer the Certificate Administrator and the Trustee which shall be deemed to have been duly given only when received), to:

In the case of the Depositor:

GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282
Attention: Leah Nivison
Email: leah.nivison@gs.com

with copies to:

GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282
Attention: Joe Osborne
Email: joe.osborne@gs.com

and:

Email: gs-refgsecuritization@gs.com

In the case of the Master Servicer:

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street
Building 82, Suite 300
Overland Park, Kansas 66210
Attention: Executive Vice President – Division Head
Telecopy number: 1-888-706-3565
Email: NoticeAdmin@midlandls.com

with a copy to:

Eversheds Sutherland (US) LLP
700 6th Street, NW, 7th Floor
Washington, DC 20001
Attention: Lisa A. Rosen
Email: lisarosen@eversheds-sutherland.com

In the case of the Special Servicer:

LNR Partners, LLC
1601 Washington Avenue, Suite 700
Miami Beach, Florida 33139
Attention: Heather Bennet and Job Warshaw
Facsimile number (305) 695-5601
E-mail: LNR.CMBS.Notices@lnrproperty.com, hbennet@lnrproperty.com and jwarshaw@lnrproperty.com

In the case of the Controlling Class Representative:

Prime Finance Long Duration (B-Piece) II Holdco XIII, L.P.
c/o Prime Finance
1330 Avenue of the Americas, Suite 2700
New York, NY 10019
Attention: Jon W. Brayshaw and Luke Dann

with copies to

Polsinelli PC
900 West 48th Place, Suite 900
Kansas City, Missouri 64112
Attention: Kraig Kohring
Facsimile number: (816) 753-1536

In the case of the Risk Retention Consultation Parties:

(i)	Goldman Sachs Mortgage Company
200 West Street
New York, New York 10282
Attention: Leah Nivison
email: leah.nivison@gs.com
email: gs-refgsecuritization@gs.com

with copies by electronic mail to:

Joe Osborne at joe.osborne@gs.com and gs-refgsecuritization@gs.com

(ii)	Citi Real Estate Funding Inc. 388 Greenwich Street, 6th Floor New York, New York 10013 Attention: Richard Simpson Fax Number: (646) 328-2943

with a copy to:

Citi Real Estate Funding Inc.
390 Greenwich Street, 5th Floor
New York, New York 10013
Attention: Raul Orozco
Fax Number: (347) 394-0898

with a copy to:

Citi Real Estate Funding Inc.
388 Greenwich Street, 17th Floor
New York, New York 10013
Attention: Ryan M. O’Connor
Fax Number: (646) 862-8988

with copies by electronic mail to:

Richard Simpson at Richard.simpson@citi.com, Ryan M. O’Connor at ryan.m.oconnor@citi.com and, in the case of each 15Ga-1 Notice, cmbs.notice@citi.com

In the case of the Trustee:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) – GSMS 2020-GSA2
with a copy to: cts.cmbs.bond.admin@wellsfargo.com, and to trustadministrationgroup@wellsfargo.com

In the case of the Certificate Administrator:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS)
GS Mortgage Securities Trust 2020-GSA2
Fax number: (410) 715-2380

with a copy to:

E-Mail: cts.cmbs.bond.admin@wellsfargo.com, and to trustadministrationgroup@wellsfargo.com, except as otherwise set forth herein or in the case of surrender, Transfer or exchange for Certificates other than the Retained Certificates during the Transfer Restriction Period, to:

Wells Fargo Bank, National Association
Certificate Registrar
600 South 4th Street, 7th Floor, MAC N300-070
Minneapolis, Minnesota 55479
Attn: Certificate Transfer Group – GSMS 2020-GSA2

or in the case of a Transfer of the Retained Certificates during the Transfer Restriction Period to:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Risk Retention Custody (CMBS)
GS Mortgage Securities Trust 2020-GSA2

with a copy to:

riskretentioncustody@wellsfargo.com

or in the case of the Custodian, to:

Wells Fargo Bank, National Association
1055 10th Avenue, Southeast
Minneapolis, Minnesota 55414
Attention: Document Custody Group – GSMS 2020-GSA2

with a copy to:

cmbscustody@wellsfargo.com

In the case of the Mortgage Loan Sellers:

(i)	Goldman Sachs Mortgage Company 200 West Street New York, New York 10282 Attention: Leah Nivison Email: leah.nivison@gs.com with a copy to:

Joe Osborne
200 West Street
New York, New York 10282
E-mail: joe.osborne@gs.com

with a copy to:

E-mail: gs-refgsecuritization@gs.com

(ii)	Citi Real Estate Funding Inc. 388 Greenwich Street, 6th Floor New York, New York 10013 Attention: Richard Simpson Fax Number: (646) 328-2943

with a copy to:

Citi Real Estate Funding Inc.
390 Greenwich Street, 5th Floor
New York, New York 10013
Attention: Raul Orozco
Fax Number: (347) 394-0898

with a copy to:

Citi Real Estate Funding Inc.
388 Greenwich Street, 17th Floor
New York, New York 10013
Attention: Ryan M. O’Connor
Fax Number: (646) 862-8988

with copies by electronic mail to:

Richard Simpson at Richard.simpson@citi.com, Ryan M. O’Connor at ryan.m.oconnor@citi.com and, in the case of each 15Ga-1 Notice, cmbs.notice@citi.com

(iii)	Starwood Mortgage Capital LLC 1601 Washington Avenue, Suite 800 Miami Beach, Florida 33139 Attention: Leslie K. Fairbanks, Executive Vice President Email: lfairbanks@starwood.com with a copy to:

Starwood Property Trust, Inc.
1601 Washington Avenue, Suite 800
Miami Beach, Florida 33139
Attention: Vincent P. Kallaher, Senior Vice President
Email: vkallaher@starwood.com;

with a copy to:

Starwood Property Trust, Inc.
1601 Washington Avenue, Suite 800
Miami Beach, Florida 33139
Attention: Heather Bennett
Email: hbennett@starwood.com

with a copy to:

lnr.cmbs.notices@lnrproperty.com

(iv)	Argentic Real Estate Finance LLC 31 West 27th Street, 12th Floor New York, New York 10001 Attention: Michael Schulte Facsimile number: (646) 560-1745

(v)	Societe Generale Financial Corporation 245 Park Avenue, 11th Floor New York, New York 10167 Attention: Jim Barnard E-mail: US-Glfi-Abp-Cmbs-Notices@sgcib.com with a copy to:

Societe Generale Financial Corporation
245 Park Avenue, 11th Floor
New York, New York 10167
Attention: General Counsel
E-mail: US-Glfi-Abp-Cmbs-Notices@sgcib.com

and, with respect to certifications pursuant to Section 2.03 of this Agreement, with a copy to:

McCoy & Orta
100 N. Broadway, 26th Floor
Oklahoma City, Oklahoma 73102

and with copies by e-mail to:

vorta@mccoy-orta.com and mmore-allen@mccoy-orta.com

In the case of the Operating Advisor and the Asset Representations Reviewer:

Pentalpha Surveillance LLC
375 N. French Road, Suite 100
Amherst, New York 14228
Attention: GSMS 2020-GSA2 Transaction Manager

with a copy sent via email to: notices@pentalphasurveillance.com with GSMS 2020-GSA2 in the subject line with a copy to:

Bass, Berry & Sims PLC
150 Third Avenue South
Suite 2800
Nashville, Tennessee 37201
Attention: Jay H. Knight
Email: jknight@bassberry.com

In the case of any mezzanine lender:

The address set forth in the related Co-Lender Agreement.

To each such Person, such other address as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Certificateholder receives such notice.

(b)             Any party required to deliver any notice or information pursuant to the terms of this Agreement to the Rating Agencies shall deliver such written notice of the events or information specified in Section 3.13(c) to the Rating Agencies at the address listed below, promptly following the occurrence thereof. The Master Servicer or the Special Servicer, the Certificate Administrator, and Trustee also shall furnish such other information regarding the Trust as may be reasonably requested by the Rating Agencies to the extent such party has or can obtain such information without unreasonable effort or expense; provided, however, that such other information is first provided to the 17g-5 Information Provider in accordance with the procedures set forth in Section 3.13(c); provided, further, that the 17g-5 Information Provider shall not disclose which Rating Agency has requested such information. Notwithstanding the foregoing, the failure to deliver such notices or copies shall not constitute a Servicer Termination Event, as the case may be, under this Agreement. Any confirmation of the rating by the Rating Agencies required hereunder shall be in writing.

Any notices to the Rating Agencies shall be sent to the following addresses:

Fitch Ratings, Inc.
300 West 57th Street
New York, New York 10019
Attention: Commercial Mortgage Backed Securities Surveillance
E-mail: info.cmbs@fitchratings.com

Kroll Bond Rating Agency, LLC
805 Third Avenue, 29th Floor
New York, New York 10022
Attention: CMBS Surveillance
Email: cmbssurveillance@krollbondratings.com

S&P Global Ratings
55 Water Street, 41st Floor
New York, New York 10041
Attention: Commercial Mortgage Surveillance Manager
Email: CMBS_Info_17g5@spglobal.com

Section 13.06      Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof or the RR Interest Owner.

Section 13.07      Grant of a Security Interest. The Depositor intends that the conveyance of the Depositor’s right, title and interest in and to the Mortgage Loans pursuant to this Agreement shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor intends that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor also intends and agrees that, in such event, (i) the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in the Depositor’s entire right, title and interest in and to the assets comprising the Trust Fund, including without limitation, the Mortgage Loans, all principal and interest received or receivable with respect to the Mortgage Loans (other than principal and interest payments due and payable prior to the Cut-off Date and Principal Prepayments received prior to the Cut-off Date), all amounts held from time to time in the Collection Account, the Distribution Accounts, the Non-VRR Gain-on-Sale Reserve Account, the VRR Gain-on-Sale Reserve Account, the Interest Reserve Account and, if established, the applicable REO Account, and all reinvestment earnings on such amounts, and all of the Depositor’s right, title and interest in and to the proceeds of any title, hazard or other Insurance Policies related to such Mortgage Loans and (ii) this Agreement shall constitute a security agreement under applicable law. This Section 13.07 shall constitute notice to the Trustee pursuant to any of the requirements of the applicable UCC.

Section 13.08      Successors and Assigns; Third Party Beneficiaries. (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Certificateholders and the RR Interest Owner. Each Mortgage Loan Seller (and its agents), each Companion Holder (and its respective agents), each Underwriter, each depositor of a Regulation AB Companion Loan Securitization and each Initial Purchaser is an intended third-party beneficiary to this Agreement in respect of the respective rights afforded it hereunder. No other person, including, without limitation, any Mortgagor, shall be entitled to any benefit or equitable right, remedy or claim under this Agreement. If one, but not all, of the Mortgage Notes evidencing any Joint Mortgage Loan is repurchased, the applicable Repurchasing Mortgage Loan Seller shall be a third-party beneficiary of this Agreement to the same extent as if it were a Companion Holder, as contemplated by Section 3.33 hereof.

(b)             Each Serviced Companion Noteholder shall be a third-party beneficiary to this Agreement in respect to the rights afforded it hereunder and each Other Master Servicer shall be entitled to enforce the rights of the Serviced Companion Noteholder under this Agreement and the related Co-Lender Agreement. Each of the Other Servicers, the Other Certificate Administrators and the Other Trustees shall be a third-party beneficiary to this Agreement in respect to all provisions herein expressly relating to compensation, reimbursement or indemnification of such Other Servicer, Other Certificate Administrator and Other Trustee, and any provisions regarding reimbursement or advances or interest thereon to such Other Servicer, Other Certificate Administrator or Other Trustee.

(c)             Each of the applicable Non-Serviced Trustee, Non-Serviced Master Servicer, Non-Serviced Special Servicer and any Non-Serviced Trust holding a related Non-Serviced Companion Loan, shall be a third-party beneficiary to this Agreement in respect to its rights as specifically provided for herein and under the applicable Non-Serviced Co-Lender Agreement.

(d)             Subject to Section 2.03(i)(ii), and Section 2.03(j)(v), any Requesting Holder shall be an express third-party beneficiary to this Agreement for purposes of exercising rights under Section 2.03(i) through Section 2.03(m).

Section 13.09      Article and Section Headings. The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 13.10      Notices to the Rating Agencies. (a)  The Certificate Administrator shall use reasonable efforts promptly to provide notice to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), (and the related 17g-5 information provider for any class of Serviced Companion Loan Securities to the extent applicable to any Serviced Whole Loan) with respect to each of the following of which it has actual knowledge:

(i)          any material change or amendment to this Agreement;

(ii)         the occurrence of a Servicer Termination Event that has not been cured;

(iii)        the resignation or termination of the Certificate Administrator, the Master Servicer, the Asset Representations Reviewer or the Special Servicer; and

(iv)        the Repurchase or substitution of Mortgage Loans by the related Mortgage Loan Seller pursuant to Section 6 of the related Mortgage Loan Purchase Agreement.

(b)             The Master Servicer shall use reasonable efforts to promptly provide notice to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), with respect to each of the following of which it has actual knowledge:

(i)          the resignation or removal of the Trustee or the Certificate Administrator;

(ii)         any change in the location of the Collection Account;

(iii)        any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Trustee;

(iv)        any change in the lien priority of any Mortgage Loan with respect to an assumption of the Mortgage Loan or additional encumbrance described in Section 3.08;

(v)         any additional lease to an anchor tenant or termination of any existing lease to an anchor tenant at retail properties for any Mortgage Loan with a Stated

Principal Balance that is equal to or greater than the lesser of (1) an amount greater than 5% of the then aggregate outstanding principal balances of the Mortgage Loans and (2) $35,000,000;

(vi)        any material damage to any Mortgaged Property;

(vii)       any assumption with respect to a Mortgage Loan;

(viii)      any release or substitution of any Mortgaged Property;

(ix)         any additional debt is incurred; and

(x)          any modifications to any intercreditor agreement.

(c)             The Certificate Administrator shall promptly furnish notice to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), and thereafter to the Rating Agencies of (i) any change in the location of the Distribution Accounts and (ii) the final payment to any Class of Certificateholders.

(d)             The Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, as applicable, shall furnish to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), and thereafter to each Rating Agency (and any Companion Loan Rating Agency) with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) such information as any Rating Agency shall reasonably request and which the Trustee, the Certificate Administrator, the Master Servicer or Special Servicer, can reasonably provide in accordance with applicable law and without waiving any attorney-client privilege relating to such information or violating the terms of this Agreement or any Mortgage Loan documents. The Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, as applicable, may include any reasonable disclaimer it deems appropriate with respect to such information. Notwithstanding anything to the contrary herein, nothing in this Section 13.10 shall require a party to provide duplicative notices or copies to the Rating Agencies with respect to any of the above listed items. In connection with the delivery by the Master Servicer or the Special Servicer to the 17g-5 Information Provider of any information, report, notice or document for posting to the 17g-5 Information Provider’s Website, the 17g-5 Information Provider shall notify the Master Servicer or the Special Servicer when such information, report, notice or document has been posted. The Master Servicer or the Special Servicer, as applicable, may, but shall not be obligated to send such information, report, notice or document to the applicable Rating Agency following the earlier of (a) receipt of such notice from the 17g-5 Information Provider and (b) two (2) Business Days following delivery to the 17g-5 Information Provider.

Section 13.11      Cooperation with the Mortgage Loan Sellers with Respect to Rights Under the Loan Agreements. It is expressly agreed and understood that, notwithstanding the assignment of the Mortgage Loan documents, it is expressly intended that each Mortgage Loan Seller get the benefit of any securitization indemnification provisions in the Mortgage Loan documents. Therefore, the Depositor, Master Servicer, the Special Servicer and Trustee hereby agree to reasonably cooperate with each Mortgage Loan Seller at the sole reasonable expense of such Mortgage Loan Seller with respect to the benefits of the provisions of any section of a loan agreement or securitization cooperation agreement related to indemnification of the lender and/or its Affiliates with respect to any securitization of the related Mortgage Loan, including, without limitation, reassignment to the related Mortgage Loan Seller of such sections, but no other portion of the Mortgage Loan documents, to permit the related Mortgage Loan Seller and its respective Affiliates to enforce such provisions for their respective benefits; provided that none of the Depositor, Master Servicer, Special Servicer or Trustee shall be required to take any action that is inconsistent with the Servicing Standard, would violate applicable law, the terms and provisions of this Agreement or the Mortgage Loan documents, would adversely affect any Certificateholder, would cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, or would result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions. To the extent that the Trustee is required to execute any document facilitating an assignment under this Section 13.11, such document shall be in form and substance reasonably acceptable to the Trustee.

Section 13.12      PNC Bank, National Association. PNC Bank, National Association, by execution hereof by its division, Midland Loan Services, a Division of PNC Bank, National Association, acknowledges and agrees that this Agreement is binding upon and enforceable against PNC Bank, National Association to the full extent of the obligations set forth herein with respect to Midland Loan Services, a Division of PNC Bank, National Association.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

GS MORTGAGE SECURITIES CORPORATION II, Depositor

By:	/s/ Leah Nivison
Name: Leah Nivison
Title: Chief Executive Officer

Midland Loan Services, a Division of PNC Bank, National Association, Master Servicer

By:	/s/ David A. Eckels
Name: David A. Eckels
Title: Senior Vice President

LNR PARTNERS, LLC, Special Servicer

By:	/s/ Jerry Hirschkorn
Name: Jerry Hirschkorn
Title: Vice President

Wells Fargo Bank, National Association, not in its individual capacity, but solely as Trustee

By:	/s/ Amy Mofsenson
Name: Amy Mofsenson
Title: Vice President

GSMS 2020-GSA2: POOLING AND SERVICING AGREEMENT

Wells Fargo Bank, National Association, not in its individual capacity, but solely as Certificate Administrator

By:	/s/ Amy Mofsenson
Name: Amy Mofsenson
Title: Vice President

PENTALPHA SURVEILLANCE LLC, as Operating Advisor

By:	/s/ James Callahan
Name: James Callahan
Title: Executive Director and Solely as an Authorized Signatory for Pentalpha Surveillance LLC

PENTALPHA SURVEILLANCE LLC, as Asset Representations Reviewer

By:	/s/ James Callahan
Name: James Callahan
Title: Executive Director and Solely as an Authorized Signatory for Pentalpha Surveillance LLC

GSMS 2020-GSA2: POOLING AND SERVICING AGREEMENT

EXHIBIT A-1

FORM OF CLASS A-1 CERTIFICATE

CLASS A-1

GS MORTGAGE SECURITIES TRUST 2020-GSA2

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2020-GSA2, CLASS A-1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF REALIZED LOSSES ALLOCABLE TO THIS CERTIFICATE

1        Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2        Book-Entry Certificate legend.

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AND WILL BE INCREASED BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE NON-VRR PRINCIPAL DISTRIBUTION AMOUNT. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

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PASS-THROUGH RATE: 0.468000000%

DENOMINATION: $[______]

DATE OF POOLING AND SERVICING AGREEMENT: AS OF DECEMBER 1, 2020

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: DECEMBER 29, 2020

FIRST DISTRIBUTION DATE:
JANUARY 12, 2021

APPROXIMATE AGGREGATE CERTIFICATE BALANCE OF THE CLASS A-1 CERTIFICATES AS OF THE CLOSING DATE: $17,052,000

MASTER SERVICER: MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER: LNR PARTNERS, LLC

TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR: WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING ADVISOR: PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: 36264K AR1

ISIN NO.: US36264KAR14

COMMON CODE NO.: 228034002

CERTIFICATE NO.: [A-1-1]

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CLASS A-1 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Account, the Distribution Accounts, the Interest Reserve Account, the Non-VRR Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

GS MORTGAGE SECURITIES CORPORATION II

THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class A-1 Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS MORTGAGE SECURITIES CORPORATION II (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-1 Certificates. The Certificates are designated as the GS MORTGAGE SECURITIES TRUST 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates and the RR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-1 Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution

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Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Non-VRR Available Funds to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Realized Losses and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other investment income earned on funds in the Collection Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Certificateholders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within 6 months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate and subject to escheatment and other applicable laws. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

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Subject to the terms of the Pooling and Servicing Agreement, the Class A-1 Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $10,000, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Certificate Registrar, nor any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders, the RR Interest Owner or the Companion Holders:

(i)          to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)         to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the RR Interest, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)        to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)        to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or Companion Holder;

(v)         to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders or the RR Interest Owner (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)        to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely

 A-1-6

affect in any material respect the interests of any Certificateholder, the RR Interest Owner or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and, with respect to a Serviced Whole Loan, a Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency;

(vii)       to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)      to modify the provisions of Sections 3.05 and 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to any Mortgage Loans other than any applicable Excluded Loan, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with respect to a Serviced Whole Loan, each Companion Loan Rating Agency has delivered a Companion Loan Rating Agency Confirmation;

(ix)         to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) of the Pooling and Servicing Agreement and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)          to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(xi)         to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement (i) to such extent as would be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (ii) in the event the Risk Retention Rule or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; provided that no such modification, elimination or addition may change in any manner the rights or obligations of the Third Party Purchaser under this Agreement or the related risk retention agreement without the consent of the Third Party Purchaser.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller, (B) may materially and adversely affect the holders of a Companion Loan without such Companion Holder’s consent or (C) may materially and adversely affect the RR Interest Owner without the RR Interest Owner’s consent.

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The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the RR Interest Owner (if affected by such amendment) and Holders of Certificates of each Class affected by such amendment evidencing, in the case of a Class of Certificateholders, in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class or the RR Interest Owner; provided, however, that no such amendment shall:

(i)          reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a Certificate of any Class or the RR Interest without the consent of the Holder of the Certificate or the RR Interest Owner or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)         reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or such Companion Holders, as applicable; or

(iii)        adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)        change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller; or

(v)         amend the Servicing Standard, in each case, without the consent of 100% of the Certificateholders and the RR Interest Owner or receipt of Rating Agency Confirmation from each Rating Agency and, with respect to a Serviced Whole Loan, receipt of Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency and, if required under the related Co-Lender Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in an Adverse REMIC Event or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to the Pooling and Servicing Agreement may be made that changes any provisions specifically required to be included in the Pooling and Servicing Agreement by any Non-Serviced Co-Lender Agreement without the consent of the holder of the related Pari Passu Companion Loan(s).

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates representing greater than 50% of the Percentage Interest of such Class, in that order of priority, may, at their option, upon no less than 60 days’ prior written notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust and early retirement of the then-outstanding Certificates, on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans as set forth in the Pooling and Servicing Agreement (solely for the purposes of this calculation, if an ARD Loan is still an asset of the Trust Fund and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be

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excluded from the then-aggregate Stated Principal Balance of the Mortgage Loans and from the aggregate Cut-off Date Principal Balance of the Mortgage Loans).

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then outstanding Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest), the Sole Owner shall have the right to exchange all of its Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement, provided that the Master Servicer is paid a fee equal to (i) the product of (x) the Prime Rate, (y) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, the Class S Certificates and the Class R Certificates) as of the date of the exchange and (z) three, divided by (ii) 360.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated: December 29, 2020

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS A-1 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________ Custodian
TEN ENT	-	as tenants by the entireties	(Cust)
JT TEN	-	as joint tenants with rights of	Under Uniform Gifts to Minors
survivorship and not as tenants in
		common	Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _______________________________ for the account of __________________________ account number _______________ or, if mailed by check, to __________________________. Statements should be mailed to _________________________. This information is provided by assignee named above, or ______________________________, as its agent.

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EXHIBIT A-2

FORM OF CLASS A-2 CERTIFICATE

CLASS A-2

GS MORTGAGE SECURITIES TRUST 2020-GSA2

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2020-GSA2, CLASS A-2

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF REALIZED LOSSES ALLOCABLE TO THIS CERTIFICATE

1        Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2        Book-Entry Certificate legend.

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AND WILL BE INCREASED BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE NON-VRR PRINCIPAL DISTRIBUTION AMOUNT. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

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PASS-THROUGH RATE: 1.295000000%

DENOMINATION: $[______]

DATE OF POOLING AND SERVICING AGREEMENT: AS OF DECEMBER 1, 2020

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: DECEMBER 29, 2020

FIRST DISTRIBUTION DATE:
JANUARY 12, 2021

APPROXIMATE AGGREGATE CERTIFICATE BALANCE OF THE CLASS A-2 CERTIFICATES AS OF THE CLOSING DATE: $10,429,000

MASTER SERVICER: MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER: LNR PARTNERS, LLC

TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR: WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING ADVISOR: PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: 36264K AS9

ISIN NO.: US36264KAS96

COMMON CODE NO.: 228034029

CERTIFICATE NO.: [A-2-1]

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CLASS A-2 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Account, the Distribution Accounts, the Interest Reserve Account, the Non-VRR Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

GS MORTGAGE SECURITIES CORPORATION II

THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class A-2 Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS MORTGAGE SECURITIES CORPORATION II (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-2 Certificates. The Certificates are designated as the GS MORTGAGE SECURITIES TRUST 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates and the RR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-2 Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution

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Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Non-VRR Available Funds to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Realized Losses and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other investment income earned on funds in the Collection Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Certificateholders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within 6 months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate and subject to escheatment and other applicable laws. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

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Subject to the terms of the Pooling and Servicing Agreement, the Class A-2 Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $10,000, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Certificate Registrar, nor any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders, the RR Interest Owner or the Companion Holders:

(i)          to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)         to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the RR Interest, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)        to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)        to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or Companion Holder;

(v)         to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders or the RR Interest Owner (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)        to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely

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affect in any material respect the interests of any Certificateholder, the RR Interest Owner or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and, with respect to a Serviced Whole Loan, a Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency;

(vii)       to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)      to modify the provisions of Sections 3.05 and 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to any Mortgage Loans other than any applicable Excluded Loan, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with respect to a Serviced Whole Loan, each Companion Loan Rating Agency has delivered a Companion Loan Rating Agency Confirmation;

(ix)         to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) of the Pooling and Servicing Agreement and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)          to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(xi)         to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement (i) to such extent as would be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (ii) in the event the Risk Retention Rule or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; provided that no such modification, elimination or addition may change in any manner the rights or obligations of the Third Party Purchaser under this Agreement or the related risk retention agreement without the consent of the Third Party Purchaser.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller, (B) may materially and adversely affect the holders of a Companion Loan without such Companion Holder’s consent or (C) may materially and adversely affect the RR Interest Owner without the RR Interest Owner’s consent.

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The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the RR Interest Owner (if affected by such amendment) and Holders of Certificates of each Class affected by such amendment evidencing, in the case of a Class of Certificateholders, in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class or the RR Interest Owner; provided, however, that no such amendment shall:

(i)          reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a Certificate of any Class or the RR Interest without the consent of the Holder of the Certificate or the RR Interest Owner or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)         reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or such Companion Holders, as applicable; or

(iii)        adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)        change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller; or

(v)         amend the Servicing Standard, in each case, without the consent of 100% of the Certificateholders and the RR Interest Owner or receipt of Rating Agency Confirmation from each Rating Agency and, with respect to a Serviced Whole Loan, receipt of Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency and, if required under the related Co-Lender Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in an Adverse REMIC Event or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to the Pooling and Servicing Agreement may be made that changes any provisions specifically required to be included in the Pooling and Servicing Agreement by any Non-Serviced Co-Lender Agreement without the consent of the holder of the related Pari Passu Companion Loan(s).

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates representing greater than 50% of the Percentage Interest of such Class, in that order of priority, may, at their option, upon no less than 60 days’ prior written notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust and early retirement of the then-outstanding Certificates, on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans as set forth in the Pooling and Servicing Agreement (solely for the purposes of this calculation, if an ARD Loan is still an asset of the Trust Fund and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be

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excluded from the then-aggregate Stated Principal Balance of the Mortgage Loans and from the aggregate Cut-off Date Principal Balance of the Mortgage Loans).

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then outstanding Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest), the Sole Owner shall have the right to exchange all of its Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement, provided that the Master Servicer is paid a fee equal to (i) the product of (x) the Prime Rate, (y) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, the Class S Certificates and the Class R Certificates) as of the date of the exchange and (z) three, divided by (ii) 360.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated: December 29, 2020

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS A-2 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________ Custodian
TEN ENT	-	as tenants by the entireties	(Cust)
JT TEN	-	as joint tenants with rights of	Under Uniform Gifts to Minors
survivorship and not as tenants in
		common	Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _______________________________ for the account of __________________________ account number _______________ or, if mailed by check, to __________________________. Statements should be mailed to _________________________. This information is provided by assignee named above, or ______________________________, as its agent.

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EXHIBIT A-3

FORM OF CLASS A-3 CERTIFICATE

CLASS A-3

GS MORTGAGE SECURITIES TRUST 2020-GSA2

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2020-GSA2, CLASS A-3

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF REALIZED LOSSES ALLOCABLE TO THIS CERTIFICATE

[1]	Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

[2]	Book-Entry Certificate legend.

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AND WILL BE INCREASED BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE NON-VRR PRINCIPAL DISTRIBUTION AMOUNT. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

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PASS-THROUGH RATE: 1.560000000%

DENOMINATION: $[______]

DATE OF POOLING AND SERVICING AGREEMENT: AS OF DECEMBER 1, 2020

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: DECEMBER 29, 2020

FIRST DISTRIBUTION DATE:
JANUARY 12, 2021

APPROXIMATE AGGREGATE CERTIFICATE BALANCE OF THE CLASS A-3 CERTIFICATES AS OF THE CLOSING DATE: $13,754,000

MASTER SERVICER: MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER: LNR PARTNERS, LLC

TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR: WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING ADVISOR: PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: 36264K AT7

ISIN NO.: US36264KAT79

COMMON CODE NO.: 228034037

CERTIFICATE NO.: [A-3-1]

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CLASS A-3 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Account, the Distribution Accounts, the Interest Reserve Account, the Non-VRR Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

GS MORTGAGE SECURITIES CORPORATION II

THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class A-3 Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS MORTGAGE SECURITIES CORPORATION II (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-3 Certificates. The Certificates are designated as the GS MORTGAGE SECURITIES TRUST 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates and the RR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-3 Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution

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Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Non-VRR Available Funds to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Realized Losses and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other investment income earned on funds in the Collection Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Certificateholders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within 6 months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate and subject to escheatment and other applicable laws. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

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Subject to the terms of the Pooling and Servicing Agreement, the Class A-3 Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $10,000, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Certificate Registrar, nor any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders, the RR Interest Owner or the Companion Holders:

(i)         to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)        to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the RR Interest, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)       to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)       to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or Companion Holder;

(v)        to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders or the RR Interest Owner (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)       to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely

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affect in any material respect the interests of any Certificateholder, the RR Interest Owner or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and, with respect to a Serviced Whole Loan, a Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency;

(vii)      to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)     to modify the provisions of Sections 3.05 and 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to any Mortgage Loans other than any applicable Excluded Loan, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with respect to a Serviced Whole Loan, each Companion Loan Rating Agency has delivered a Companion Loan Rating Agency Confirmation;

(ix)        to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) of the Pooling and Servicing Agreement and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)         to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(xi)       to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement (i) to such extent as would be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (ii) in the event the Risk Retention Rule or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; provided that no such modification, elimination or addition may change in any manner the rights or obligations of the Third Party Purchaser under this Agreement or the related risk retention agreement without the consent of the Third Party Purchaser.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller, (B) may materially and adversely affect the holders of a Companion Loan without such Companion Holder’s consent or (C) may materially and adversely affect the RR Interest Owner without the RR Interest Owner’s consent.

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The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the RR Interest Owner (if affected by such amendment) and Holders of Certificates of each Class affected by such amendment evidencing, in the case of a Class of Certificateholders, in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class or the RR Interest Owner; provided, however, that no such amendment shall:

(i)         reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a Certificate of any Class or the RR Interest without the consent of the Holder of the Certificate or the RR Interest Owner or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)        reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or such Companion Holders, as applicable; or

(iii)       adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)       change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller; or

(v)        amend the Servicing Standard, in each case, without the consent of 100% of the Certificateholders and the RR Interest Owner or receipt of Rating Agency Confirmation from each Rating Agency and, with respect to a Serviced Whole Loan, receipt of Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency and, if required under the related Co-Lender Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in an Adverse REMIC Event or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to the Pooling and Servicing Agreement may be made that changes any provisions specifically required to be included in the Pooling and Servicing Agreement by any Non-Serviced Co-Lender Agreement without the consent of the holder of the related Pari Passu Companion Loan(s).

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates representing greater than 50% of the Percentage Interest of such Class, in that order of priority, may, at their option, upon no less than 60 days’ prior written notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust and early retirement of the then-outstanding Certificates, on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans as set forth in the Pooling and Servicing Agreement (solely for the purposes of this calculation, if an ARD Loan is still an asset of the Trust Fund and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be

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excluded from the then-aggregate Stated Principal Balance of the Mortgage Loans and from the aggregate Cut-off Date Principal Balance of the Mortgage Loans).

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then outstanding Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest), the Sole Owner shall have the right to exchange all of its Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement, provided that the Master Servicer is paid a fee equal to (i) the product of (x) the Prime Rate, (y) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, the Class S Certificates and the Class R Certificates) as of the date of the exchange and (z) three, divided by (ii) 360.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated:	December 29, 2020

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS A-3 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________ Custodian
TEN ENT	-	as tenants by the entireties	(Cust)
JT TEN	-	as joint tenants with rights of	Under Uniform Gifts to Minors
survivorship and not as tenants in
		common	Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _______________________________ for the account of __________________________ account number _______________ or, if mailed by check, to __________________________. Statements should be mailed to _________________________. This information is provided by assignee named above, or ______________________________, as its agent.

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EXHIBIT A-4

FORM OF CLASS A-4 CERTIFICATE

CLASS A-4

GS MORTGAGE SECURITIES TRUST 2020-GSA2

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2020-GSA2, CLASS A-4

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF REALIZED LOSSES ALLOCABLE TO THIS CERTIFICATE

[1]	Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

[2]	Book-Entry Certificate legend.

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AND WILL BE INCREASED BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE NON-VRR PRINCIPAL DISTRIBUTION AMOUNT. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

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PASS-THROUGH RATE: 1.721000000%

DENOMINATION: $[______]

DATE OF POOLING AND SERVICING AGREEMENT: AS OF DECEMBER 1, 2020

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: DECEMBER 29, 2020

FIRST DISTRIBUTION DATE:
JANUARY 12, 2021

APPROXIMATE AGGREGATE CERTIFICATE BALANCE OF THE CLASS A-4 CERTIFICATES AS OF THE CLOSING DATE: $159,000,000

MASTER SERVICER: MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER: LNR PARTNERS, LLC

TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR: WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING ADVISOR: PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: 36264K AU4

ISIN NO.: US36264KAU43

COMMON CODE NO.: 228034045

CERTIFICATE NO.: [A-4-1]

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CLASS A-4 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Account, the Distribution Accounts, the Interest Reserve Account, the Non-VRR Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

GS MORTGAGE SECURITIES CORPORATION II

THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class A-4 Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS MORTGAGE SECURITIES CORPORATION II (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-4 Certificates. The Certificates are designated as the GS MORTGAGE SECURITIES TRUST 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates and the RR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-4 Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution

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Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Non-VRR Available Funds to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Realized Losses and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other investment income earned on funds in the Collection Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Certificateholders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within 6 months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate and subject to escheatment and other applicable laws. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

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Subject to the terms of the Pooling and Servicing Agreement, the Class A-4 Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $10,000, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Certificate Registrar, nor any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders, the RR Interest Owner or the Companion Holders:

(i)         to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)        to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the RR Interest, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)       to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)       to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or Companion Holder;

(v)        to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders or the RR Interest Owner (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)       to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely

A-4-6

affect in any material respect the interests of any Certificateholder, the RR Interest Owner or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and, with respect to a Serviced Whole Loan, a Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency;

(vii)      to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)     to modify the provisions of Sections 3.05 and 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to any Mortgage Loans other than any applicable Excluded Loan, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with respect to a Serviced Whole Loan, each Companion Loan Rating Agency has delivered a Companion Loan Rating Agency Confirmation;

(ix)        to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) of the Pooling and Servicing Agreement and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)         to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(xi)        to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement (i) to such extent as would be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (ii) in the event the Risk Retention Rule or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; provided that no such modification, elimination or addition may change in any manner the rights or obligations of the Third Party Purchaser under this Agreement or the related risk retention agreement without the consent of the Third Party Purchaser.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller, (B) may materially and adversely affect the holders of a Companion Loan without such Companion Holder’s consent or (C) may materially and adversely affect the RR Interest Owner without the RR Interest Owner’s consent.

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The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the RR Interest Owner (if affected by such amendment) and Holders of Certificates of each Class affected by such amendment evidencing, in the case of a Class of Certificateholders, in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class or the RR Interest Owner; provided, however, that no such amendment shall:

(i)         reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a Certificate of any Class or the RR Interest without the consent of the Holder of the Certificate or the RR Interest Owner or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)        reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or such Companion Holders, as applicable; or

(iii)       adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)       change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller; or

(v)        amend the Servicing Standard, in each case, without the consent of 100% of the Certificateholders and the RR Interest Owner or receipt of Rating Agency Confirmation from each Rating Agency and, with respect to a Serviced Whole Loan, receipt of Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency and, if required under the related Co-Lender Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in an Adverse REMIC Event or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to the Pooling and Servicing Agreement may be made that changes any provisions specifically required to be included in the Pooling and Servicing Agreement by any Non-Serviced Co-Lender Agreement without the consent of the holder of the related Pari Passu Companion Loan(s).

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates representing greater than 50% of the Percentage Interest of such Class, in that order of priority, may, at their option, upon no less than 60 days’ prior written notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust and early retirement of the then-outstanding Certificates, on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans as set forth in the Pooling and Servicing Agreement (solely for the purposes of this calculation, if an ARD Loan is still an asset of the Trust Fund and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be

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excluded from the then-aggregate Stated Principal Balance of the Mortgage Loans and from the aggregate Cut-off Date Principal Balance of the Mortgage Loans).

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then outstanding Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest), the Sole Owner shall have the right to exchange all of its Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement, provided that the Master Servicer is paid a fee equal to (i) the product of (x) the Prime Rate, (y) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, the Class S Certificates and the Class R Certificates) as of the date of the exchange and (z) three, divided by (ii) 360.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated:	December 29, 2020

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS A-4 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________ Custodian
TEN ENT	-	as tenants by the entireties	(Cust)
JT TEN	-	as joint tenants with rights of	Under Uniform Gifts to Minors
survivorship and not as tenants in
		common	Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _______________________________ for the account of __________________________ account number _______________ or, if mailed by check, to __________________________. Statements should be mailed to _________________________. This information is provided by assignee named above, or ______________________________, as its agent.

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EXHIBIT A-5

FORM OF CLASS A-5 CERTIFICATE

CLASS A-5

GS MORTGAGE SECURITIES TRUST 2020-GSA2

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2020-GSA2, CLASS A-5

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF REALIZED LOSSES ALLOCABLE TO THIS CERTIFICATE

[1]	Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

[2]	Book-Entry Certificate legend.

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AND WILL BE INCREASED BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE NON-VRR PRINCIPAL DISTRIBUTION AMOUNT. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

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PASS-THROUGH RATE: 2.012000000%

DENOMINATION: $[______]

DATE OF POOLING AND SERVICING AGREEMENT: AS OF DECEMBER 1, 2020

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: DECEMBER 29, 2020

FIRST DISTRIBUTION DATE:
JANUARY 12, 2021

APPROXIMATE AGGREGATE CERTIFICATE BALANCE OF THE CLASS A-5 CERTIFICATES AS OF THE CLOSING DATE: $322,296,000

MASTER SERVICER: MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER: LNR PARTNERS, LLC

TRUSTEE: WILMINGTON TRUST, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR: WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING ADVISOR: PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: 36264K AV2

ISIN NO.: US36264KAV26

COMMON CODE NO.: 228034061

CERTIFICATE NO.: [A-5-1]

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CLASS A-5 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Account, the Distribution Accounts, the Interest Reserve Account, the Non-VRR Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

GS MORTGAGE SECURITIES CORPORATION II

THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class A-5 Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS MORTGAGE SECURITIES CORPORATION II (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-5 Certificates. The Certificates are designated as the GS MORTGAGE SECURITIES TRUST 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates and the RR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-5 Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution

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Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Non-VRR Available Funds to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Realized Losses and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other investment income earned on funds in the Collection Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Certificateholders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within 6 months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate and subject to escheatment and other applicable laws. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

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Subject to the terms of the Pooling and Servicing Agreement, the Class A-5 Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $10,000, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Certificate Registrar, nor any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders, the RR Interest Owner or the Companion Holders:

(i)            to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)           to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the RR Interest, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)         to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)         to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or Companion Holder;

(v)          to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders or the RR Interest Owner (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)         to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely

A-5-6

affect in any material respect the interests of any Certificateholder, the RR Interest Owner or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and, with respect to a Serviced Whole Loan, a Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency;

(vii)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)       to modify the provisions of Sections 3.05 and 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to any Mortgage Loans other than any applicable Excluded Loan, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with respect to a Serviced Whole Loan, each Companion Loan Rating Agency has delivered a Companion Loan Rating Agency Confirmation;

(ix)          to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) of the Pooling and Servicing Agreement and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)           to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(xi)          to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement (i) to such extent as would be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (ii) in the event the Risk Retention Rule or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; provided that no such modification, elimination or addition may change in any manner the rights or obligations of the Third Party Purchaser under this Agreement or the related risk retention agreement without the consent of the Third Party Purchaser.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller, (B) may materially and adversely affect the holders of a Companion Loan without such Companion Holder’s consent or (C) may materially and adversely affect the RR Interest Owner without the RR Interest Owner’s consent.

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The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the RR Interest Owner (if affected by such amendment) and Holders of Certificates of each Class affected by such amendment evidencing, in the case of a Class of Certificateholders, in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class or the RR Interest Owner; provided, however, that no such amendment shall:

(i)           reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a Certificate of any Class or the RR Interest without the consent of the Holder of the Certificate or the RR Interest Owner or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)          reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or such Companion Holders, as applicable; or

(iii)         adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)         change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller; or

(v)         amend the Servicing Standard, in each case, without the consent of 100% of the Certificateholders and the RR Interest Owner or receipt of Rating Agency Confirmation from each Rating Agency and, with respect to a Serviced Whole Loan, receipt of Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency and, if required under the related Co-Lender Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in an Adverse REMIC Event or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to the Pooling and Servicing Agreement may be made that changes any provisions specifically required to be included in the Pooling and Servicing Agreement by any Non-Serviced Co-Lender Agreement without the consent of the holder of the related Pari Passu Companion Loan(s).

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates representing greater than 50% of the Percentage Interest of such Class, in that order of priority, may, at their option, upon no less than 60 days’ prior written notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust and early retirement of the then-outstanding Certificates, on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans as set forth in the Pooling and Servicing Agreement (solely for the purposes of this calculation, if an ARD Loan is still an asset of the Trust Fund and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be

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excluded from the then-aggregate Stated Principal Balance of the Mortgage Loans and from the aggregate Cut-off Date Principal Balance of the Mortgage Loans).

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then outstanding Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest), the Sole Owner shall have the right to exchange all of its Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement, provided that the Master Servicer is paid a fee equal to (i) the product of (x) the Prime Rate, (y) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, the Class S Certificates and the Class R Certificates) as of the date of the exchange and (z) three, divided by (ii) 360.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated:	December 29, 2020

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS A-5 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________ Custodian
TEN ENT	-	as tenants by the entireties	(Cust)
JT TEN	-	as joint tenants with rights of	Under Uniform Gifts to Minors
survivorship and not as tenants in
		common	Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________. This information is provided by assignee named above, or ______________________________, as its agent.

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EXHIBIT A-6

FORM OF CLASS A-AB CERTIFICATE

CLASS A-AB

GS MORTGAGE SECURITIES TRUST 2020-GSA2

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2020-GSA2, CLASS A-AB

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF REALIZED LOSSES ALLOCABLE TO THIS CERTIFICATE

[1]	Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

[2]	Book-Entry Certificate legend.

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AND WILL BE INCREASED BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE NON-VRR PRINCIPAL DISTRIBUTION AMOUNT. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

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PASS-THROUGH RATE: 1.662000000%

DENOMINATION: $[_____]

DATE OF POOLING AND SERVICING AGREEMENT: AS OF DECEMBER 1, 2020

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: DECEMBER 29, 2020

FIRST DISTRIBUTION DATE:
JANUARY 12, 2021

APPROXIMATE AGGREGATE CERTIFICATE BALANCE OF THE CLASS A-AB CERTIFICATES AS OF THE CLOSING DATE: $32,358,000

MASTER SERVICER: MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER: LNR PARTNERS, LLC

TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR: WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING ADVISOR: PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: 36264K AW0

ISIN NO.: US36264KAW09

COMMON CODE NO.: 228034070

CERTIFICATE NO.: [A-AB-1]

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CLASS A-AB CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Account, the Distribution Accounts, the Interest Reserve Account, the Non-VRR Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

GS MORTGAGE SECURITIES CORPORATION II

THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class A-AB Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS MORTGAGE SECURITIES CORPORATION II (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-AB Certificates. The Certificates are designated as the GS MORTGAGE SECURITIES TRUST 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates and the RR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-AB Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution

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Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Non-VRR Available Funds to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Realized Losses and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other investment income earned on funds in the Collection Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Certificateholders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within 6 months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate and subject to escheatment and other applicable laws. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

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Subject to the terms of the Pooling and Servicing Agreement, the Class A-AB Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $10,000, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Certificate Registrar, nor any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders, the RR Interest Owner or the Companion Holders:

(i)           to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)          to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the RR Interest, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)         to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)         to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or Companion Holder;

(v)          to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders or the RR Interest Owner (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)         to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely

A-6-6

affect in any material respect the interests of any Certificateholder, the RR Interest Owner or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency;

(vii)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)       to modify the provisions of Sections 3.05 and 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to any Mortgage Loans other than any applicable Excluded Loan, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with respect to a Serviced Whole Loan, each Companion Loan Rating Agency has delivered a Companion Loan Rating Agency Confirmation;

(ix)          to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) of the Pooling and Servicing Agreement and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)           to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(xi)         to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement (i) to such extent as would be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (ii) in the event the Risk Retention Rule or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; provided that no such modification, elimination or addition may change in any manner the rights or obligations of the Third Party Purchaser under this Agreement or the related risk retention agreement without the consent of the Third Party Purchaser.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller, (B) may materially and adversely affect the holders of a Companion Loan without such Companion Holder’s consent or (C) may materially and adversely affect the RR Interest Owner without the RR Interest Owner’s consent.

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The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the RR Interest Owner (if affected by such amendment) and Holders of Certificates of each Class affected by such amendment evidencing, in the case of a Class of Certificateholders, in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class or the RR Interest Owner; provided, however, that no such amendment shall:

(i)          reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a Certificate of any Class or the RR Interest without the consent of the Holder of the Certificate or the RR Interest Owner or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)          reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or such Companion Holders, as applicable; or

(iii)          adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)          change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller; or

(v)          amend the Servicing Standard, in each case, without the consent of 100% of the Certificateholders and the RR Interest Owner or receipt of Rating Agency Confirmation from each Rating Agency and, with respect to a Serviced Whole Loan, receipt of Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency and, if required under the related Co-Lender Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in an Adverse REMIC Event or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to the Pooling and Servicing Agreement may be made that changes any provisions specifically required to be included in the Pooling and Servicing Agreement by any Non-Serviced Co-Lender Agreement without the consent of the holder of the related Pari Passu Companion Loan(s).

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates representing greater than 50% of the Percentage Interest of such Class, in that order of priority, may, at their option, upon no less than 60 days’ prior written notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust and early retirement of the then-outstanding Certificates, on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans as set forth in the Pooling and Servicing Agreement (solely for the purposes of this calculation, if an ARD Loan is still an asset of the Trust Fund and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be

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excluded from the then-aggregate Stated Principal Balance of the Mortgage Loans and from the aggregate Cut-off Date Principal Balance of the Mortgage Loans).

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then outstanding Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest), the Sole Owner shall have the right to exchange all of its Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement, provided that the Master Servicer is paid a fee equal to (i) the product of (x) the Prime Rate, (y) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, the Class S Certificates and the Class R Certificates) as of the date of the exchange and (z) three, divided by (ii) 360.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated:	December 29, 2020

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS A-AB CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________ Custodian
TEN ENT	-	as tenants by the entireties	(Cust)
JT TEN	-	as joint tenants with rights of	Under Uniform Gifts to Minors
survivorship and not as tenants in
		common	Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________. This information is provided by assignee named above, or ______________________________, as its agent.

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EXHIBIT A-7

FORM OF CLASS X-A CERTIFICATE

CLASS X-A

GS MORTGAGE SECURITIES TRUST 2020-GSA2

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2020-GSA2, CLASS X-A

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CLASS X-A CERTIFICATE HAS NO PRINCIPAL BALANCE AND WILL NOT RECEIVE ANY DISTRIBUTION OF PRINCIPAL.

THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE BALANCES OF THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-4, CLASS A-5, CLASS A-AB AND CLASS A-S CERTIFICATES. ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.

THE NOTIONAL AMOUNT ON WHICH THE INTEREST PAYABLE TO THE HOLDERS OF THE CLASS X-A CERTIFICATES IS BASED WILL BE REDUCED AS A RESULT OF PRINCIPAL PAYMENTS

[1]	Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

[2]	Book-Entry Certificate legend.

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AND LOSSES ON THE MORTGAGE LOANS. ACCORDINGLY, THE INTEREST PAYABLE PURSUANT TO THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

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PASS-THROUGH RATE: VARIABLE IN ACCORDANCE WITH THE POOLING AND SERVICING AGREEMENT[3]

DENOMINATION: $[______]

DATE OF POOLING AND SERVICING AGREEMENT: AS OF DECEMBER 1, 2020

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: DECEMBER 29, 2020

FIRST DISTRIBUTION DATE:
JANUARY 12, 2021

APPROXIMATE AGGREGATE NOTIONAL AMOUNT OF THE CLASS X-A CERTIFICATES AS OF THE CLOSING DATE: $612,360,000

MASTER SERVICER: MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER: LNR PARTNERS, LLC

TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR: WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING ADVISOR: PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: 36264K AX8

ISIN NO.: US36264KAX81

COMMON CODE NO.: 228034096

CERTIFICATE NO.: [X-A-1] [X-A-2]

3 The initial approximate Pass-Through Rate as of the Closing Date is 1.742044396%.

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CLASS X-A CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Account, the Distribution Accounts, the Interest Reserve Account, the Non-VRR Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

GS MORTGAGE SECURITIES CORPORATION II

THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class X-A Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS MORTGAGE SECURITIES CORPORATION II (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Notional Amount of the Class X-A Certificates. The Certificates are designated as the GS MORTGAGE SECURITIES TRUST 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates and the RR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class X-A Pass-Through Rate specified above on the Notional Amount of this Certificate immediately prior to each Distribution

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Date. Interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Non-VRR Available Funds to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Realized Losses and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other investment income earned on funds in the Collection Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Certificateholders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within 6 months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate and subject to escheatment and other applicable laws. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

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Subject to the terms of the Pooling and Servicing Agreement, the Class X-A Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $1,000,000 initial Notional Amount, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Notional Amount of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Certificate Registrar, nor any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders, the RR Interest Owner or the Companion Holders:

(i)            to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)          to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the RR Interest, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)         to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)         to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or Companion Holder;

(v)          to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders or the RR Interest Owner (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)         to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely

A-7-6

affect in any material respect the interests of any Certificateholder, the RR Interest Owner or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and, with respect to a Serviced Whole Loan, a Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency;

(vii)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)       to modify the provisions of Sections 3.05 and 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to any Mortgage Loans other than any applicable Excluded Loan, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with respect to a Serviced Whole Loan, each Companion Loan Rating Agency has delivered a Companion Loan Rating Agency Confirmation;

(ix)          to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) of the Pooling and Servicing Agreement and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)           to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(xi)         to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement (i) to such extent as would be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (ii) in the event the Risk Retention Rule or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; provided that no such modification, elimination or addition may change in any manner the rights or obligations of the Third Party Purchaser under this Agreement or the related risk retention agreement without the consent of the Third Party Purchaser.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller, (B) may materially and adversely affect the holders of a Companion Loan without such Companion Holder’s consent or (C) may materially and adversely affect the RR Interest Owner without the RR Interest Owner’s consent.

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The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the RR Interest Owner (if affected by such amendment) and Holders of Certificates of each Class affected by such amendment evidencing, in the case of a Class of Certificateholders, in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class or the RR Interest Owner; provided, however, that no such amendment shall:

(i)            reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a Certificate of any Class or the RR Interest without the consent of the Holder of the Certificate or the RR Interest Owner or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)          reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or such Companion Holders, as applicable; or

(iii)         adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)         change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller; or

(v)          amend the Servicing Standard, in each case, without the consent of 100% of the Certificateholders and the RR Interest Owner or receipt of Rating Agency Confirmation from each Rating Agency and, with respect to a Serviced Whole Loan, receipt of Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency and, if required under the related Co-Lender Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in an Adverse REMIC Event or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to the Pooling and Servicing Agreement may be made that changes any provisions specifically required to be included in the Pooling and Servicing Agreement by any Non-Serviced Co-Lender Agreement without the consent of the holder of the related Pari Passu Companion Loan(s).

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates representing greater than 50% of the Percentage Interest of such Class, in that order of priority, may, at their option, upon no less than 60 days’ prior written notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust and early retirement of the then-outstanding Certificates, on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans as set forth in the Pooling and Servicing Agreement (solely for the purposes of this calculation, if an ARD Loan is still an asset of the Trust Fund and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be

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excluded from the then-aggregate Stated Principal Balance of the Mortgage Loans and from the aggregate Cut-off Date Principal Balance of the Mortgage Loans).

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then outstanding Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest), the Sole Owner shall have the right to exchange all of its Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement, provided that the Master Servicer is paid a fee equal to (i) the product of (x) the Prime Rate, (y) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, the Class S Certificates and the Class R Certificates) as of the date of the exchange and (z) three, divided by (ii) 360.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated:	December 29, 2020

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS X-A CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________ Custodian
TEN ENT	-	as tenants by the entireties	(Cust)
JT TEN	-	as joint tenants with rights of	Under Uniform Gifts to Minors
survivorship and not as tenants in
		common	Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________. This information is provided by assignee named above, or ______________________________, as its agent.

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EXHIBIT A-8

FORM OF CLASS X-B CERTIFICATE

CLASS X-B

GS MORTGAGE SECURITIES TRUST 2020-GSA2

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2020-GSA2, CLASS X-B

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CLASS X-B CERTIFICATE HAS NO PRINCIPAL BALANCE AND WILL NOT RECEIVE ANY DISTRIBUTION OF PRINCIPAL.

THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE BALANCES OF THE CLASS B AND CLASS C CERTIFICATES. ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.

THE NOTIONAL AMOUNT ON WHICH THE INTEREST PAYABLE TO THE HOLDERS OF THE CLASS X-B CERTIFICATES IS BASED WILL BE REDUCED AS A RESULT OF PRINCIPAL PAYMENTS AND LOSSES ON THE MORTGAGE LOANS. ACCORDINGLY, THE INTEREST PAYABLE PURSUANT TO THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.

[1]	Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

[2]	Book-Entry Certificate legend.

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THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

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PASS-THROUGH RATE: VARIABLE IN ACCORDANCE WITH THE POOLING AND SERVICING AGREEMENT[3]

DENOMINATION: $[______]

DATE OF POOLING AND SERVICING AGREEMENT: AS OF DECEMBER 1, 2020

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: DECEMBER 29, 2020

FIRST DISTRIBUTION DATE:
JANUARY 12, 2021

APPROXIMATE AGGREGATE NOTIONAL AMOUNT OF THE CLASS X-B CERTIFICATES AS OF THE CLOSING DATE: $73,324,000

MASTER SERVICER: MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER: LNR PARTNERS, LLC

TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR: WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING ADVISOR: PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: 36264K AY6

ISIN NO.: US36264KAY64

COMMON CODE NO.: 228034100

CERTIFICATE NO.: [X-B-1]

[3]	The initial approximate Pass-Through Rate as of the Closing Date is 0.941258368%.

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CLASS X-B CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Account, the Distribution Accounts, the Interest Reserve Account, the Non-VRR Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

GS MORTGAGE SECURITIES CORPORATION II

THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class X-B Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS MORTGAGE SECURITIES CORPORATION II (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Notional Amount of the Class X-B Certificates. The Certificates are designated as the GS MORTGAGE SECURITIES TRUST 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates and the RR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class X-B Pass-Through Rate specified above on the Notional Amount of this Certificate immediately prior to each Distribution

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Date. Interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Non-VRR Available Funds to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Realized Losses and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other investment income earned on funds in the Collection Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Certificateholders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within 6 months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate and subject to escheatment and other applicable laws. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

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Subject to the terms of the Pooling and Servicing Agreement, the Class X-B Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $1,000,000 initial Notional Amount, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Notional Amount of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Certificate Registrar, nor any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders, the RR Interest Owner or the Companion Holders:

(i)         to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)        to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the RR Interest, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)       to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)       to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or Companion Holder;

(v)        to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders or the RR Interest Owner (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)       to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely

A-8-6

affect in any material respect the interests of any Certificateholder, the RR Interest Owner or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and, with respect to a Serviced Whole Loan, a Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency;

(vii)      to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)     to modify the provisions of Sections 3.05 and 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to any Mortgage Loans other than any applicable Excluded Loan, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with respect to a Serviced Whole Loan, each Companion Loan Rating Agency has delivered a Companion Loan Rating Agency Confirmation;

(ix)       to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) of the Pooling and Servicing Agreement and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)         to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(xi)       to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement (i) to such extent as would be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (ii) in the event the Risk Retention Rule or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; provided that no such modification, elimination or addition may change in any manner the rights or obligations of the Third Party Purchaser under this Agreement or the related risk retention agreement without the consent of the Third Party Purchaser.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller, (B) may materially and adversely affect the holders of a Companion Loan without such Companion Holder’s consent or (C) may materially and adversely affect the RR Interest Owner without the RR Interest Owner’s consent.

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The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the RR Interest Owner (if affected by such amendment) and Holders of Certificates of each Class affected by such amendment evidencing, in the case of a Class of Certificateholders, in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class or the RR Interest Owner; provided, however, that no such amendment shall:

(i)         reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a Certificate of any Class or the RR Interest without the consent of the Holder of the Certificate or the RR Interest Owner or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)        reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or such Companion Holders, as applicable; or

(iii)       adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)       change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller; or

(v)        amend the Servicing Standard, in each case, without the consent of 100% of the Certificateholders and the RR Interest Owner or receipt of Rating Agency Confirmation from each Rating Agency and, with respect to a Serviced Whole Loan, receipt of Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency and, if required under the related Co-Lender Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in an Adverse REMIC Event or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to the Pooling and Servicing Agreement may be made that changes any provisions specifically required to be included in the Pooling and Servicing Agreement by any Non-Serviced Co-Lender Agreement without the consent of the holder of the related Pari Passu Companion Loan(s).

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates representing greater than 50% of the Percentage Interest of such Class, in that order of priority, may, at their option, upon no less than 60 days’ prior written notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust and early retirement of the then-outstanding Certificates, on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans as set forth in the Pooling and Servicing Agreement (solely for the purposes of this calculation, if an ARD Loan is still an asset of the Trust Fund and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be

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excluded from the then-aggregate Stated Principal Balance of the Mortgage Loans and from the aggregate Cut-off Date Principal Balance of the Mortgage Loans).

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then outstanding Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest), the Sole Owner shall have the right to exchange all of its Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement, provided that the Master Servicer is paid a fee equal to (i) the product of (x) the Prime Rate, (y) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, the Class S Certificates and the Class R Certificates) as of the date of the exchange and (z) three, divided by (ii) 360.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated:	December 29, 2020

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS X-B CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________ Custodian
TEN ENT	-	as tenants by the entireties	(Cust)
JT TEN	-	as joint tenants with rights of	Under Uniform Gifts to Minors
survivorship and not as tenants in
		common	Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _______________________________ for the account of __________________________ account number _______________ or, if mailed by check, to __________________________. Statements should be mailed to _________________________. This information is provided by assignee named above, or ______________________________, as its agent.

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EXHIBIT A-9

FORM OF CLASS X-D CERTIFICATE

CLASS X-D

GS MORTGAGE SECURITIES TRUST 2020-GSA2

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2020-GSA2, CLASS X-D

[THIS CERTIFICATE IS A TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE FOR PURPOSES OF REGULATION S (“REGULATION S”) UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

[1]	Temporary Regulation S Book-Entry Certificate legend.

[2]	Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

[3]	Book-Entry Certificate legend.

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THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CLASS X-D CERTIFICATE HAS NO PRINCIPAL BALANCE AND WILL NOT RECEIVE ANY DISTRIBUTION OF PRINCIPAL.

THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE BALANCE OF THE CLASS D OR CLASS E CERTIFICATES. ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.

THE NOTIONAL AMOUNT ON WHICH THE INTEREST PAYABLE TO THE HOLDERS OF THE CLASS X-D CERTIFICATES IS BASED WILL BE REDUCED AS A RESULT OF PRINCIPAL PAYMENTS AND LOSSES ON THE MORTGAGE LOANS. ACCORDINGLY, THE INTEREST PAYABLE PURSUANT TO THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THIS CERTIFICATE IS SUBORDINATED TO THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-4, CLASS A-5, CLASS A-AB, CLASS X-A, CLASS X-B, CLASS B AND CLASS C CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

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PASS-THROUGH RATE: VARIABLE IN ACCORDANCE WITH THE POOLING AND SERVICING AGREEMENT[4]

DENOMINATION: $[______]

DATE OF POOLING AND SERVICING AGREEMENT: AS OF DECEMBER 1, 2020

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: DECEMBER 29, 2020

FIRST DISTRIBUTION DATE:
JANUARY 12, 2021

APPROXIMATE AGGREGATE NOTIONAL AMOUNT OF THE CLASS X-D CERTIFICATES AS OF THE CLOSING DATE: $46,571,000

MASTER SERVICER: MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER: LNR PARTNERS, LLC

TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR: WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING ADVISOR: PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER: PENTALPHA SURVEILLANCE LLC

CUSIP NO.:  [36264K AB6][5]

                      [U0410J AB5][6]

                      [36264K AC4][7]

ISIN NO.:  [US36264KAB61][8]

                   [USU0410JAB53][9]

                   [US36264KAC45][10]

COMMON CODE NO.: [228033901][11]
                                        [228033944][12]

CERTIFICATE NO.: [X-D-1][X-D-S-1]

4 The initial approximate Pass-Through Rate as of the Closing Date is 1.364529834%.

5 For Rule 144A Certificates

6 For Regulation S Certificates

7 For IAI Certificates

8 For Rule 144A Certificates

9 For Regulation S Certificates

10 For IAI Certificates

11 For Rule 144A Certificates

12 For Regulation S Certificates

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CLASS X-D CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Account, the Distribution Accounts, the Interest Reserve Account, the Non-VRR Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

GS MORTGAGE SECURITIES CORPORATION II

THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class X-D Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS MORTGAGE SECURITIES CORPORATION II (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Notional Amount of the Class X-D Certificates. The Certificates are designated as the GS MORTGAGE SECURITIES TRUST 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates and the RR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class X-D Pass-Through Rate specified above on the Notional Amount of this Certificate immediately prior to each Distribution

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Date. Interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Non-VRR Available Funds to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Realized Losses and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other investment income earned on funds in the Collection Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Certificateholders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within 6 months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate and subject to escheatment and other applicable laws. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

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Subject to the terms of the Pooling and Servicing Agreement, the Class X-D Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $1,000,000 initial Notional Amount, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Notional Amount of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Certificate Registrar, nor any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders, the RR Interest Owner or the Companion Holders:

(i)         to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)        to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the RR Interest, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)       to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)       to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or Companion Holder;

(v)        to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders or the RR Interest Owner (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)       to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely

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affect in any material respect the interests of any Certificateholder, the RR Interest Owner or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and, with respect to a Serviced Whole Loan, a Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency;

(vii)      to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)     to modify the provisions of Sections 3.05 and 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to any Mortgage Loans other than any applicable Excluded Loan, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with respect to a Serviced Whole Loan, each Companion Loan Rating Agency has delivered a Companion Loan Rating Agency Confirmation;

(ix)        to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) of the Pooling and Servicing Agreement and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)         to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(xi)        to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement (i) to such extent as would be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (ii) in the event the Risk Retention Rule or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; provided that no such modification, elimination or addition may change in any manner the rights or obligations of the Third Party Purchaser under this Agreement or the related risk retention agreement without the consent of the Third Party Purchaser.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller, (B) may materially and adversely affect the holders of a Companion Loan without such Companion Holder’s consent or (C) may materially and adversely affect the RR Interest Owner without the RR Interest Owner’s consent.

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The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the RR Interest Owner (if affected by such amendment) and Holders of Certificates of each Class affected by such amendment evidencing, in the case of a Class of Certificateholders, in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class or the RR Interest Owner; provided, however, that no such amendment shall:

(i)         reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a Certificate of any Class or the RR Interest without the consent of the Holder of the Certificate or the RR Interest Owner or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)        reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or such Companion Holders, as applicable; or

(iii)       adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)       change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller; or

(v)        amend the Servicing Standard, in each case, without the consent of 100% of the Certificateholders and the RR Interest Owner or receipt of Rating Agency Confirmation from each Rating Agency and, with respect to a Serviced Whole Loan, receipt of Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency and, if required under the related Co-Lender Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in an Adverse REMIC Event or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to the Pooling and Servicing Agreement may be made that changes any provisions specifically required to be included in the Pooling and Servicing Agreement by any Non-Serviced Co-Lender Agreement without the consent of the holder of the related Pari Passu Companion Loan(s).

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates representing greater than 50% of the Percentage Interest of such Class, in that order of priority, may, at their option, upon no less than 60 days’ prior written notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust and early retirement of the then-outstanding Certificates, on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans as set forth in the Pooling and Servicing Agreement (solely for the purposes of this calculation, if an ARD Loan is still an asset of the Trust Fund and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be

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excluded from the then-aggregate Stated Principal Balance of the Mortgage Loans and from the aggregate Cut-off Date Principal Balance of the Mortgage Loans).

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then outstanding Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest), the Sole Owner shall have the right to exchange all of its Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement, provided that the Master Servicer is paid a fee equal to (i) the product of (x) the Prime Rate, (y) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, the Class S Certificates and the Class R Certificates) as of the date of the exchange and (z) three, divided by (ii) 360.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated:	December 29, 2020

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS X-D CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________ Custodian
TEN ENT	-	as tenants by the entireties	(Cust)
JT TEN	-	as joint tenants with rights of	Under Uniform Gifts to Minors
survivorship and not as tenants in
		common	Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _______________________________ for the account of __________________________ account number _______________ or, if mailed by check, to __________________________. Statements should be mailed to _________________________. This information is provided by assignee named above, or ______________________________, as its agent.

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EXHIBIT A-10

FORM OF CLASS A-S CERTIFICATE

CLASS A-S

GS MORTGAGE SECURITIES TRUST 2020-GSA2

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2020-GSA2, CLASS A-S

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF REALIZED LOSSES ALLOCABLE TO THIS CERTIFICATE

[1]	Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

[2]	Book-Entry Certificate legend.

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AND WILL BE INCREASED BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE NON-VRR PRINCIPAL DISTRIBUTION AMOUNT. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

THIS CERTIFICATE IS SUBORDINATED TO THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-4, CLASS A-5, CLASS A-AB, CLASS X-A AND CLASS X-B CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

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PASS-THROUGH RATE: 2.224000000%

DENOMINATION: $[______]

DATE OF POOLING AND SERVICING AGREEMENT: AS OF DECEMBER 1, 2020

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: DECEMBER 29, 2020

FIRST DISTRIBUTION DATE:
JANUARY 12, 2021

APPROXIMATE AGGREGATE CERTIFICATE BALANCE OF THE CLASS A-S CERTIFICATES AS OF THE CLOSING DATE: $57,471,000

MASTER SERVICER: MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER: LNR PARTNERS, LLC

TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR: WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING ADVISOR: PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: 36264K AZ3

ISIN NO.: US36264KAZ30

COMMON CODE NO.: 228034118

CERTIFICATE NO.: [A-S-1]

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CLASS A-S CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Account, the Distribution Accounts, the Interest Reserve Account, the Non-VRR Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

GS MORTGAGE SECURITIES CORPORATION II

THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class A-S Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS MORTGAGE SECURITIES CORPORATION II (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-S Certificates. The Certificates are designated as the GS MORTGAGE SECURITIES TRUST 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates and the RR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-S Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution

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Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Non-VRR Available Funds to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Realized Losses and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other investment income earned on funds in the Collection Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Certificateholders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within 6 months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate and subject to escheatment and other applicable laws. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

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Subject to the terms of the Pooling and Servicing Agreement, the Class A-S Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $10,000, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Certificate Registrar, nor any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders, the RR Interest Owner or the Companion Holders:

(i)         to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)        to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the RR Interest, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)       to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)       to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or Companion Holder;

(v)        to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders or the RR Interest Owner (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)       to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely

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affect in any material respect the interests of any Certificateholder, the RR Interest Owner or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and, with respect to a Serviced Whole Loan, a Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency;

(vii)      to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)     to modify the provisions of Sections 3.05 and 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to any Mortgage Loans other than any applicable Excluded Loan, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with respect to a Serviced Whole Loan, each Companion Loan Rating Agency has delivered a Companion Loan Rating Agency Confirmation;

(ix)        to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) of the Pooling and Servicing Agreement and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)         to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(xi)        to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement (i) to such extent as would be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (ii) in the event the Risk Retention Rule or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; provided that no such modification, elimination or addition may change in any manner the rights or obligations of the Third Party Purchaser under this Agreement or the related risk retention agreement without the consent of the Third Party Purchaser.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller, (B) may materially and adversely affect the holders of a Companion Loan without such Companion Holder’s consent or (C) may materially and adversely affect the RR Interest Owner without the RR Interest Owner’s consent.

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The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the RR Interest Owner (if affected by such amendment) and Holders of Certificates of each Class affected by such amendment evidencing, in the case of a Class of Certificateholders, in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class or the RR Interest Owner; provided, however, that no such amendment shall:

(i)         reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a Certificate of any Class or the RR Interest without the consent of the Holder of the Certificate or the RR Interest Owner or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)        reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or such Companion Holders, as applicable; or

(iii)       adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)       change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller; or

(v)        amend the Servicing Standard, in each case, without the consent of 100% of the Certificateholders and the RR Interest Owner or receipt of Rating Agency Confirmation from each Rating Agency and, with respect to a Serviced Whole Loan, receipt of Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency and, if required under the related Co-Lender Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in an Adverse REMIC Event or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to the Pooling and Servicing Agreement may be made that changes any provisions specifically required to be included in the Pooling and Servicing Agreement by any Non-Serviced Co-Lender Agreement without the consent of the holder of the related Pari Passu Companion Loan(s).

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates representing greater than 50% of the Percentage Interest of such Class, in that order of priority, may, at their option, upon no less than 60 days’ prior written notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust and early retirement of the then-outstanding Certificates, on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans as set forth in the Pooling and Servicing Agreement (solely for the purposes of this calculation, if an ARD Loan is still an asset of the Trust Fund and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be

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excluded from the then-aggregate Stated Principal Balance of the Mortgage Loans and from the aggregate Cut-off Date Principal Balance of the Mortgage Loans).

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then outstanding Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest), the Sole Owner shall have the right to exchange all of its Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement, provided that the Master Servicer is paid a fee equal to (i) the product of (x) the Prime Rate, (y) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, the Class S Certificates and the Class R Certificates) as of the date of the exchange and (z) three, divided by (ii) 360.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated:	December 29, 2020

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS A-S CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________ Custodian
TEN ENT	-	as tenants by the entireties	(Cust)
JT TEN	-	as joint tenants with rights of	Under Uniform Gifts to Minors
survivorship and not as tenants in
		common	Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _______________________________ for the account of __________________________ account number _______________ or, if mailed by check, to __________________________. Statements should be mailed to _________________________. This information is provided by assignee named above, or ______________________________, as its agent.

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EXHIBIT A-11

FORM OF CLASS B CERTIFICATE

CLASS B

GS MORTGAGE SECURITIES TRUST 2020-GSA2

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2020-GSA2, CLASS B

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF REALIZED LOSSES ALLOCABLE TO THIS CERTIFICATE

[1]	Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

[2]	Book-Entry Certificate legend.

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AND WILL BE INCREASED BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE NON-VRR PRINCIPAL DISTRIBUTION AMOUNT. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

THIS CERTIFICATE IS SUBORDINATED TO THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-4, CLASS A-5, CLASS A-AB, CLASS X-A, CLASS X-B AND CLASS A-S CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

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PASS-THROUGH RATE: 2.340000000%

DENOMINATION: $[______]

DATE OF POOLING AND SERVICING AGREEMENT: AS OF DECEMBER 1, 2020

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: DECEMBER 29, 2020

FIRST DISTRIBUTION DATE:
JANUARY 12, 2021

APPROXIMATE AGGREGATE CERTIFICATE BALANCE OF THE CLASS B CERTIFICATES AS OF THE CLOSING DATE: $35,671,000

MASTER SERVICER: MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER: LNR PARTNERS, LLC

TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR: WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING ADVISOR: PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: 36264K BA7

ISIN NO.: US36264KBA79

COMMON CODE NO.: 228034134

CERTIFICATE NO.: [B-1]

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CLASS B CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Account, the Distribution Accounts, the Interest Reserve Account, the Non-VRR Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

GS MORTGAGE SECURITIES CORPORATION II

THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class B Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS MORTGAGE SECURITIES CORPORATION II (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class B Certificates. The Certificates are designated as the GS MORTGAGE SECURITIES TRUST 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates and the RR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class B Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution

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Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Non-VRR Available Funds to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Realized Losses and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other investment income earned on funds in the Collection Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Certificateholders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within 6 months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate and subject to escheatment and other applicable laws. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

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Subject to the terms of the Pooling and Servicing Agreement, the Class B Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $10,000, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Certificate Registrar, nor any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders, the RR Interest Owner or the Companion Holders:

(i)         to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)        to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the RR Interest, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)       to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)       to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or Companion Holder;

(v)        to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders or the RR Interest Owner (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)       to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely

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affect in any material respect the interests of any Certificateholder, the RR Interest Owner or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and, with respect to a Serviced Whole Loan, a Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency;

(vii)      to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)     to modify the provisions of Sections 3.05 and 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to any Mortgage Loans other than any applicable Excluded Loan, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with respect to a Serviced Whole Loan, each Companion Loan Rating Agency has delivered a Companion Loan Rating Agency Confirmation;

(ix)        to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) of the Pooling and Servicing Agreement and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)         to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(xi)        to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement (i) to such extent as would be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (ii) in the event the Risk Retention Rule or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; provided that no such modification, elimination or addition may change in any manner the rights or obligations of the Third Party Purchaser under this Agreement or the related risk retention agreement without the consent of the Third Party Purchaser.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller, (B) may materially and adversely affect the holders of a Companion Loan without such Companion Holder’s consent or (C) may materially and adversely affect the RR Interest Owner without the RR Interest Owner’s consent.

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The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the RR Interest Owner (if affected by such amendment) and Holders of Certificates of each Class affected by such amendment evidencing, in the case of a Class of Certificateholders, in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class or the RR Interest Owner; provided, however, that no such amendment shall:

(i)         reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a Certificate of any Class or the RR Interest without the consent of the Holder of the Certificate or the RR Interest Owner or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)        reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or such Companion Holders, as applicable; or

(iii)       adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)       change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller; or

(v)        amend the Servicing Standard, in each case, without the consent of 100% of the Certificateholders and the RR Interest Owner or receipt of Rating Agency Confirmation from each Rating Agency and, with respect to a Serviced Whole Loan, receipt of Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency and, if required under the related Co-Lender Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in an Adverse REMIC Event or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to the Pooling and Servicing Agreement may be made that changes any provisions specifically required to be included in the Pooling and Servicing Agreement by any Non-Serviced Co-Lender Agreement without the consent of the holder of the related Pari Passu Companion Loan(s).

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates representing greater than 50% of the Percentage Interest of such Class, in that order of priority, may, at their option, upon no less than 60 days’ prior written notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust and early retirement of the then-outstanding Certificates, on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans as set forth in the Pooling and Servicing Agreement (solely for the purposes of this calculation, if an ARD Loan is still an asset of the Trust Fund and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be

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excluded from the then-aggregate Stated Principal Balance of the Mortgage Loans and from the aggregate Cut-off Date Principal Balance of the Mortgage Loans).

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then outstanding Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest), the Sole Owner shall have the right to exchange all of its Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement, provided that the Master Servicer is paid a fee equal to (i) the product of (x) the Prime Rate, (y) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, the Class S Certificates and the Class R Certificates) as of the date of the exchange and (z) three, divided by (ii) 360.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated:	December 29, 2020

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS B CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________ Custodian
TEN ENT	-	as tenants by the entireties	(Cust)
JT TEN	-	as joint tenants with rights of	Under Uniform Gifts to Minors
survivorship and not as tenants in
		common	Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _______________________________ for the account of __________________________ account number _______________ or, if mailed by check, to __________________________. Statements should be mailed to _________________________. This information is provided by assignee named above, or ______________________________, as its agent.

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EXHIBIT A-12

FORM OF CLASS C CERTIFICATE

CLASS C

GS MORTGAGE SECURITIES TRUST 2020-GSA2

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2020-GSA2, CLASS C

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF REALIZED LOSSES ALLOCABLE TO THIS CERTIFICATE

[1]	Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

[2]	Book-Entry Certificate legend.

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AND WILL BE INCREASED BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE NON-VRR PRINCIPAL DISTRIBUTION AMOUNT. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

THIS CERTIFICATE IS SUBORDINATED TO THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-4, CLASS A-5, CLASS A-AB, CLASS X-A, CLASS X-B, CLASS A-S AND CLASS B CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

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PASS-THROUGH RATE: 2.989000000%

DENOMINATION: $[______]

DATE OF POOLING AND SERVICING AGREEMENT: AS OF DECEMBER 1, 2020

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: DECEMBER 29, 2020

FIRST DISTRIBUTION DATE:
JANUARY 12, 2021

APPROXIMATE AGGREGATE CERTIFICATE BALANCE OF THE CLASS C CERTIFICATES AS OF THE CLOSING DATE: $37,653,000

MASTER SERVICER: MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER: LNR PARTNERS, LLC

TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR: WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING ADVISOR: PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: 36264K BB5

ISIN NO.: US36264KBB52

COMMON CODE NO.: 228034142

CERTIFICATE NO.: [C-1]

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CLASS C CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Account, the Distribution Accounts, the Interest Reserve Account, the Non-VRR Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

GS MORTGAGE SECURITIES CORPORATION II

THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class C Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS MORTGAGE SECURITIES CORPORATION II (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class C Certificates. The Certificates are designated as the GS MORTGAGE SECURITIES TRUST 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates and the RR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class C Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution

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Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Non-VRR Available Funds to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Realized Losses and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other investment income earned on funds in the Collection Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Certificateholders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within 6 months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate and subject to escheatment and other applicable laws. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

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Subject to the terms of the Pooling and Servicing Agreement, the Class C Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $10,000, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Certificate Registrar, nor any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders, the RR Interest Owner or the Companion Holders:

(i)        to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)       to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the RR Interest, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)      to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)      to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or Companion Holder;

(v)       to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders or the RR Interest Owner (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)      to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely

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affect in any material respect the interests of any Certificateholder, the RR Interest Owner or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and, with respect to a Serviced Whole Loan, a Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency;

(vii)     to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)    to modify the provisions of Sections 3.05 and 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to any Mortgage Loans other than any applicable Excluded Loan, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with respect to a Serviced Whole Loan, each Companion Loan Rating Agency has delivered a Companion Loan Rating Agency Confirmation;

(ix)       to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) of the Pooling and Servicing Agreement and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)        to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(xi)      to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement (i) to such extent as would be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (ii) in the event the Risk Retention Rule or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; provided that no such modification, elimination or addition may change in any manner the rights or obligations of the Third Party Purchaser under this Agreement or the related risk retention agreement without the consent of the Third Party Purchaser.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller, (B) may materially and adversely affect the holders of a Companion Loan without such Companion Holder’s consent or (C) may materially and adversely affect the RR Interest Owner without the RR Interest Owner’s consent.

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The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the RR Interest Owner (if affected by such amendment) and Holders of Certificates of each Class affected by such amendment evidencing, in the case of a Class of Certificateholders, in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class or the RR Interest Owner; provided, however, that no such amendment shall:

(i)        reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a Certificate of any Class or the RR Interest without the consent of the Holder of the Certificate or the RR Interest Owner or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)       reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or such Companion Holders, as applicable; or

(iii)      adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)      change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller; or

(v)       amend the Servicing Standard, in each case, without the consent of 100% of the Certificateholders and the RR Interest Owner or receipt of Rating Agency Confirmation from each Rating Agency and, with respect to a Serviced Whole Loan, receipt of Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency and, if required under the related Co-Lender Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in an Adverse REMIC Event or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to the Pooling and Servicing Agreement may be made that changes any provisions specifically required to be included in the Pooling and Servicing Agreement by any Non-Serviced Co-Lender Agreement without the consent of the holder of the related Pari Passu Companion Loan(s).

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates representing greater than 50% of the Percentage Interest of such Class, in that order of priority, may, at their option, upon no less than 60 days’ prior written notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust and early retirement of the then-outstanding Certificates, on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans as set forth in the Pooling and Servicing Agreement (solely for the purposes of this calculation, if an ARD Loan is still an asset of the Trust Fund and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be

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excluded from the then-aggregate Stated Principal Balance of the Mortgage Loans and from the aggregate Cut-off Date Principal Balance of the Mortgage Loans).

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then outstanding Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest), the Sole Owner shall have the right to exchange all of its Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement, provided that the Master Servicer is paid a fee equal to (i) the product of (x) the Prime Rate, (y) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, the Class S Certificates and the Class R Certificates) as of the date of the exchange and (z) three, divided by (ii) 360.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated:	December 29, 2020

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS C CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________ Custodian
TEN ENT	-	as tenants by the entireties	(Cust)
JT TEN	-	as joint tenants with rights of	Under Uniform Gifts to Minors
survivorship and not as tenants in
		common	Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _______________________________ for the account of __________________________ account number _______________ or, if mailed by check, to __________________________. Statements should be mailed to _________________________. This information is provided by assignee named above, or ______________________________, as its agent.

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EXHIBIT A-13

FORM OF CLASS D CERTIFICATE

CLASS D

GS MORTGAGE SECURITIES TRUST 2020-GSA2

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2020-GSA2, CLASS D

[THIS CERTIFICATE IS A TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE FOR PURPOSES OF REGULATION S (“REGULATION S”) UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

[1]	Temporary Regulation S Book-Entry Certificate legend.

[2]	Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

[3]	Book-Entry Certificate legend.

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PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF REALIZED LOSSES ALLOCABLE TO THIS CERTIFICATE AND WILL BE INCREASED BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE NON-VRR PRINCIPAL DISTRIBUTION AMOUNT. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

THIS CERTIFICATE IS SUBORDINATED TO THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-4, CLASS A-5, CLASS A-AB, CLASS X-A, CLASS X-B, CLASS A-S, CLASS B AND CLASS C CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

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PASS-THROUGH RATE: 2.250000000%

DENOMINATION: $[______]

DATE OF POOLING AND SERVICING AGREEMENT: AS OF DECEMBER 1, 2020

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: DECEMBER 29, 2020

FIRST DISTRIBUTION DATE:
JANUARY 12, 2021

APPROXIMATE AGGREGATE CERTIFICATE BALANCE OF THE CLASS D CERTIFICATES AS OF THE CLOSING DATE: $26,754,000

MASTER SERVICER: MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER: LNR PARTNERS, LLC

TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR: WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING ADVISOR: PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [36264K BD1][4]

                     [U0410J AA7][5]

                     [36264K AA8][6]

ISIN NO.: [US36264KBD19][7]

                  [USU0410JAA70][8]

                  [US36264KAA88][9]

COMMON CODE NO.: [228033910][10]

                                        [228033979][11]

CERTIFICATE NO.: [D-1] [D-S-1]

4 For Rule 144A Certificates

5 For Regulation S Certificates

6 For IAI Certificates

7 For Rule 144A Certificates

8 For Regulation S Certificates

9 For IAI Certificates

10 For Rule 144A Certificates

11 For Regulation S Certificates

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CLASS D CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Account, the Distribution Accounts, the Interest Reserve Account, the Non-VRR Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

GS MORTGAGE SECURITIES CORPORATION II

THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class D Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS MORTGAGE SECURITIES CORPORATION II (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class D Certificates. The Certificates are designated as the GS MORTGAGE SECURITIES TRUST 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates and the RR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class D Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution

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Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Non-VRR Available Funds to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Realized Losses and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other investment income earned on funds in the Collection Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Certificateholders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within 6 months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate and subject to escheatment and other applicable laws. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

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Subject to the terms of the Pooling and Servicing Agreement, the Class D Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $100,000 (or $10,000 in the case of Rule 144A Book-Entry Certificates), and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Certificate Registrar, nor any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders, the RR Interest Owner or the Companion Holders:

(i)        to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)       to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the RR Interest, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)      to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)      to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or Companion Holder;

(v)       to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders or the RR Interest Owner (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)      to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely

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affect in any material respect the interests of any Certificateholder, the RR Interest Owner or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and, with respect to a Serviced Whole Loan, a Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency;

(vii)     to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)    to modify the provisions of Sections 3.05 and 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to any Mortgage Loans other than any applicable Excluded Loan, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with respect to a Serviced Whole Loan, each Companion Loan Rating Agency has delivered a Companion Loan Rating Agency Confirmation;

(ix)       to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) of the Pooling and Servicing Agreement and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)        to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(xi)       to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement (i) to such extent as would be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (ii) in the event the Risk Retention Rule or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; provided that no such modification, elimination or addition may change in any manner the rights or obligations of the Third Party Purchaser under this Agreement or the related risk retention agreement without the consent of the Third Party Purchaser.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller, (B) may materially and adversely affect the holders of a Companion Loan without such Companion Holder’s consent or (C) may materially and adversely affect the RR Interest Owner without the RR Interest Owner’s consent.

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The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the RR Interest Owner (if affected by such amendment) and Holders of Certificates of each Class affected by such amendment evidencing, in the case of a Class of Certificateholders, in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class or the RR Interest Owner; provided, however, that no such amendment shall:

(i)        reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a Certificate of any Class or the RR Interest without the consent of the Holder of the Certificate or the RR Interest Owner or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)       reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or such Companion Holders, as applicable; or

(iii)      adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)      change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller; or

(v)       amend the Servicing Standard, in each case, without the consent of 100% of the Certificateholders and the RR Interest Owner or receipt of Rating Agency Confirmation from each Rating Agency and, with respect to a Serviced Whole Loan, receipt of Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency and, if required under the related Co-Lender Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in an Adverse REMIC Event or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to the Pooling and Servicing Agreement may be made that changes any provisions specifically required to be included in the Pooling and Servicing Agreement by any Non-Serviced Co-Lender Agreement without the consent of the holder of the related Pari Passu Companion Loan(s).

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates representing greater than 50% of the Percentage Interest of such Class, in that order of priority, may, at their option, upon no less than 60 days’ prior written notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust and early retirement of the then-outstanding Certificates, on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans as set forth in the Pooling and Servicing Agreement (solely for the purposes of this calculation, if an ARD Loan is still an asset of the Trust Fund and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be

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excluded from the then-aggregate Stated Principal Balance of the Mortgage Loans and from the aggregate Cut-off Date Principal Balance of the Mortgage Loans).

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then outstanding Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest), the Sole Owner shall have the right to exchange all of its Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement, provided that the Master Servicer is paid a fee equal to (i) the product of (x) the Prime Rate, (y) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, the Class S Certificates and the Class R Certificates) as of the date of the exchange and (z) three, divided by (ii) 360.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated:	December 29, 2020

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS D CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________ Custodian
TEN ENT	-	as tenants by the entireties	(Cust)
JT TEN	-	as joint tenants with rights of	Under Uniform Gifts to Minors
survivorship and not as tenants in
		common	Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _______________________________ for the account of __________________________ account number _______________ or, if mailed by check, to __________________________. Statements should be mailed to _________________________. This information is provided by assignee named above, or ______________________________, as its agent.

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EXHIBIT A-14

FORM OF CLASS E CERTIFICATE

CLASS E

GS MORTGAGE SECURITIES TRUST 2020-GSA2

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2020-GSA2, CLASS E

[THIS CERTIFICATE IS A TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE FOR PURPOSES OF REGULATION S (“REGULATION S”) UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

[1]	Temporary Regulation S Book-Entry Certificate legend.

[2]	Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

[3]	Book-Entry Certificate legend.

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PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF REALIZED LOSSES ALLOCABLE TO THIS CERTIFICATE AND WILL BE INCREASED BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE NON-VRR PRINCIPAL DISTRIBUTION AMOUNT. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

THIS CERTIFICATE IS SUBORDINATED TO THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-4, CLASS A-5, CLASS A-AB, CLASS X-A, CLASS X-B, CLASS X-D, CLASS A-S, CLASS B, CLASS C AND CLASS D CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

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PASS-THROUGH RATE: 2.250000000%

DENOMINATION: $[______]

DATE OF POOLING AND SERVICING AGREEMENT: AS OF DECEMBER 1, 2020

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: DECEMBER 29, 2020

FIRST DISTRIBUTION DATE:
JANUARY 12, 2021

APPROXIMATE AGGREGATE CERTIFICATE BALANCE OF THE CLASS E CERTIFICATES AS OF THE CLOSING DATE: $19,817,000

MASTER SERVICER: MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER: LNR PARTNERS, LLC

TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR: WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING ADVISOR: PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [36264K AD2][4]

                     [U0410J AC3][5]

                     [36264K AE0][6]

ISIN NO.: [US36264KAD28][7]

                  [USU0410JAC37][8]

                  [US36264KAE01][9]

COMMON CODE NO.: [228033928][10]

                                        [228033987][11]

CERTIFICATE NO.: [E-1] [E-S-1]

4 For Rule 144A Certificates

5 For Regulation S Certificates

6 For IAI Certificates

7 For Rule 144A Certificates

8 For Regulation S Certificates

9 For IAI Certificates

10 For Rule 144A Certificates

11 For Regulation S Certificates

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CLASS E CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Account, the Distribution Accounts, the Interest Reserve Account, the Non-VRR Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

GS MORTGAGE SECURITIES CORPORATION II

THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class E Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS MORTGAGE SECURITIES CORPORATION II (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class E Certificates. The Certificates are designated as the GS MORTGAGE SECURITIES TRUST 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates and the RR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class E Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution

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Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Non-VRR Available Funds to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Realized Losses and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other investment income earned on funds in the Collection Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Certificateholders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within 6 months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate and subject to escheatment and other applicable laws. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

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Subject to the terms of the Pooling and Servicing Agreement, the Class E Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $100,000 (or $10,000 in the case of Rule 144A Book-Entry Certificates), and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Certificate Registrar, nor any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders, the RR Interest Owner or the Companion Holders:

(i)        to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)       to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the RR Interest, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)      to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)      to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or Companion Holder;

(v)       to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders or the RR Interest Owner (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)      to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely

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affect in any material respect the interests of any Certificateholder, the RR Interest Owner or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and, with respect to a Serviced Whole Loan, a Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency;

(vii)     to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)    to modify the provisions of Sections 3.05 and 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to any Mortgage Loans other than any applicable Excluded Loan, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with respect to a Serviced Whole Loan, each Companion Loan Rating Agency has delivered a Companion Loan Rating Agency Confirmation;

(ix)       to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) of the Pooling and Servicing Agreement and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)       to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(xi)      to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement (i) to such extent as would be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (ii) in the event the Risk Retention Rule or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; provided that no such modification, elimination or addition may change in any manner the rights or obligations of the Third Party Purchaser under this Agreement or the related risk retention agreement without the consent of the Third Party Purchaser.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller, (B) may materially and adversely affect the holders of a Companion Loan without such Companion Holder’s consent or (C) may materially and adversely affect the RR Interest Owner without the RR Interest Owner’s consent.

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The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the RR Interest Owner (if affected by such amendment) and Holders of Certificates of each Class affected by such amendment evidencing, in the case of a Class of Certificateholders, in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class or the RR Interest Owner; provided, however, that no such amendment shall:

(i)        reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a Certificate of any Class or the RR Interest without the consent of the Holder of the Certificate or the RR Interest Owner or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)       reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or such Companion Holders, as applicable; or

(iii)      adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)      change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller; or

(v)       amend the Servicing Standard, in each case, without the consent of 100% of the Certificateholders and the RR Interest Owner or receipt of Rating Agency Confirmation from each Rating Agency and, with respect to a Serviced Whole Loan, receipt of Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency and, if required under the related Co-Lender Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in an Adverse REMIC Event or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to the Pooling and Servicing Agreement may be made that changes any provisions specifically required to be included in the Pooling and Servicing Agreement by any Non-Serviced Co-Lender Agreement without the consent of the holder of the related Pari Passu Companion Loan(s).

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates representing greater than 50% of the Percentage Interest of such Class, in that order of priority, may, at their option, upon no less than 60 days’ prior written notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust and early retirement of the then-outstanding Certificates, on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans as set forth in the Pooling and Servicing Agreement (solely for the purposes of this calculation, if an ARD Loan is still an asset of the Trust Fund and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be

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excluded from the then-aggregate Stated Principal Balance of the Mortgage Loans and from the aggregate Cut-off Date Principal Balance of the Mortgage Loans).

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then outstanding Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest), the Sole Owner shall have the right to exchange all of its Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement, provided that the Master Servicer is paid a fee equal to (i) the product of (x) the Prime Rate, (y) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, the Class S Certificates and the Class R Certificates) as of the date of the exchange and (z) three, divided by (ii) 360.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-14-9

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated:	December 29, 2020

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS E CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

A-14-10

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________ Custodian
TEN ENT	-	as tenants by the entireties	(Cust)
JT TEN	-	as joint tenants with rights of	Under Uniform Gifts to Minors
survivorship and not as tenants in
		common	Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

A-14-11

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _______________________________ for the account of __________________________ account number _______________ or, if mailed by check, to __________________________. Statements should be mailed to _________________________. This information is provided by assignee named above, or ______________________________, as its agent.

A-14-12

EXHIBIT A-15

FORM OF CLASS F CERTIFICATE

CLASS F

GS MORTGAGE SECURITIES TRUST 2020-GSA2

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2020-GSA2, CLASS F

[THIS CERTIFICATE IS A TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE FOR PURPOSES OF REGULATION S (“REGULATION S”) UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

[1]	Temporary Regulation S Book-Entry Certificate legend.

[2]	Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

[3]	Book-Entry Certificate legend.

A-15-1

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN (INCLUDING WITHIN THE MEANING OF DEPARTMENT OF LABOR REGULATIONS SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA) TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF REALIZED LOSSES ALLOCABLE TO THIS CERTIFICATE AND WILL BE INCREASED BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE NON-VRR PRINCIPAL DISTRIBUTION AMOUNT. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.

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ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

THIS CERTIFICATE IS SUBORDINATED TO THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-4, CLASS A-5, CLASS A-AB, CLASS X-A, CLASS X-B, CLASS X-D, CLASS A-S, CLASS B, CLASS C, CLASS D AND CLASS E CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

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PASS-THROUGH RATE: THE WEIGHTED AVERAGE NET MORTGAGE RATE[4]

DENOMINATION: $[______]

DATE OF POOLING AND SERVICING AGREEMENT: AS OF DECEMBER 1, 2020

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: DECEMBER 29, 2020

FIRST DISTRIBUTION DATE:
JANUARY 12, 2021

APPROXIMATE AGGREGATE CERTIFICATE BALANCE OF THE CLASS F CERTIFICATES AS OF THE CLOSING DATE: $19,818,000

MASTER SERVICER: MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER: LNR PARTNERS, LLC

TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR: WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING ADVISOR: PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [36264K AF7][5]

                     [U0410J AD1][6]

                     [36264K AG5][7]

ISIN NO.: [US36264KAF75][8]

                  [USU0410JAD10][9]

                  [US36264KAG58][10]

COMMON CODE NO.: [228033936][11]

                                        [228033995][12]

CERTIFICATE NO.: [F-1] [F-S-1]

4 The initial approximate Pass-Through Rate as of the Closing Date is 3.614529834%.

5 For Rule 144A Certificates

6 For Regulation S Certificates

7 For IAI Certificates

8 For Rule 144A Certificates

9 For Regulation S Certificates

10 For IAI Certificates

11 For Rule 144A Certificates

12 For Regulation S Certificates

A-15-4

CLASS F CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Account, the Distribution Accounts, the Interest Reserve Account, the Non-VRR Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

GS MORTGAGE SECURITIES CORPORATION II

THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class F Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS MORTGAGE SECURITIES CORPORATION II (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class F Certificates. The Certificates are designated as the GS MORTGAGE SECURITIES TRUST 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates and the RR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class F Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution

A-15-5

Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Non-VRR Available Funds to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Realized Losses and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other investment income earned on funds in the Collection Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Certificateholders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within 6 months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate and subject to escheatment and other applicable laws. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

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Subject to the terms of the Pooling and Servicing Agreement, the Class F Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $100,000 (or $10,000 in the case of Rule 144A Book-Entry Certificates), and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Certificate Registrar, nor any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders, the RR Interest Owner or the Companion Holders:

(i)        to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)       to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the RR Interest, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)      to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)      to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or Companion Holder;

(v)       to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders or the RR Interest Owner (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)     to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely

A-15-7

affect in any material respect the interests of any Certificateholder, the RR Interest Owner or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and, with respect to a Serviced Whole Loan, a Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency;

(vii)     to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)   to modify the provisions of Sections 3.05 and 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to any Mortgage Loans other than any applicable Excluded Loan, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with respect to a Serviced Whole Loan, each Companion Loan Rating Agency has delivered a Companion Loan Rating Agency Confirmation;

(ix)      to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) of the Pooling and Servicing Agreement and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)       to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(xi)      to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement (i) to such extent as would be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (ii) in the event the Risk Retention Rule or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; provided that no such modification, elimination or addition may change in any manner the rights or obligations of the Third Party Purchaser under this Agreement or the related risk retention agreement without the consent of the Third Party Purchaser.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller, (B) may materially and adversely affect the holders of a Companion Loan without such Companion Holder’s consent or (C) may materially and adversely affect the RR Interest Owner without the RR Interest Owner’s consent.

A-15-8

The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the RR Interest Owner (if affected by such amendment) and Holders of Certificates of each Class affected by such amendment evidencing, in the case of a Class of Certificateholders, in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class or the RR Interest Owner; provided, however, that no such amendment shall:

(i)        reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a Certificate of any Class or the RR Interest without the consent of the Holder of the Certificate or the RR Interest Owner or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)       reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or such Companion Holders, as applicable; or

(iii)      adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)      change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller; or

(v)       amend the Servicing Standard, in each case, without the consent of 100% of the Certificateholders and the RR Interest Owner or receipt of Rating Agency Confirmation from each Rating Agency and, with respect to a Serviced Whole Loan, receipt of Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency and, if required under the related Co-Lender Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in an Adverse REMIC Event or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to the Pooling and Servicing Agreement may be made that changes any provisions specifically required to be included in the Pooling and Servicing Agreement by any Non-Serviced Co-Lender Agreement without the consent of the holder of the related Pari Passu Companion Loan(s).

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates representing greater than 50% of the Percentage Interest of such Class, in that order of priority, may, at their option, upon no less than 60 days’ prior written notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust and early retirement of the then-outstanding Certificates, on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans as set forth in the Pooling and Servicing Agreement (solely for the purposes of this calculation, if an ARD Loan is still an asset of the Trust Fund and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be

A-15-9

excluded from the then-aggregate Stated Principal Balance of the Mortgage Loans and from the aggregate Cut-off Date Principal Balance of the Mortgage Loans).

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then outstanding Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest), the Sole Owner shall have the right to exchange all of its Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement, provided that the Master Servicer is paid a fee equal to (i) the product of (x) the Prime Rate, (y) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, the Class S Certificates and the Class R Certificates) as of the date of the exchange and (z) three, divided by (ii) 360.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-15-10

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated:	December 29, 2020

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS F CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

A-15-11

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________ Custodian
TEN ENT	-	as tenants by the entireties	(Cust)
JT TEN	-	as joint tenants with rights of	Under Uniform Gifts to Minors
survivorship and not as tenants in
		common	Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

A-15-12

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _______________________________ for the account of __________________________ account number _______________ or, if mailed by check, to __________________________. Statements should be mailed to _________________________. This information is provided by assignee named above, or ______________________________, as its agent.

A-15-13

EXHIBIT A-16

FORM OF CLASS G-RR CERTIFICATE

CLASS G-RR

GS MORTGAGE SECURITIES TRUST 2020-GSA2

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2020-GSA2, CLASS G-RR

THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERS, HEDGING AND PLEDGING PURSUANT TO THE RISK RETENTION RULE. THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH THE TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE CERTIFICATE REGISTRAR SHALL REFUSE TO REGISTER THE TRANSFER OF THIS CERTIFICATE UNLESS SUCH TRANSFER IS IN ACCORDANCE WITH SECTION 5.03(I) OF THE POOLING AND SERVICING AGREEMENT.

[THIS CERTIFICATE IS A TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE FOR PURPOSES OF REGULATION S (“REGULATION S”) UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

[1]	Temporary Regulation S Book-Entry Certificate legend.

[2]	Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

[3]	Book-Entry Certificate legend.

A-16-1

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN (INCLUDING WITHIN THE MEANING OF DEPARTMENT OF LABOR REGULATIONS SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA) TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW. THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED

A-16-2

ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF REALIZED LOSSES ALLOCABLE TO THIS CERTIFICATE AND WILL BE INCREASED BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE NON-VRR PRINCIPAL DISTRIBUTION AMOUNT. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

THIS CERTIFICATE IS SUBORDINATED TO THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-4, CLASS A-5, CLASS A-AB, CLASS X-A, CLASS X-B, CLASS A-S, CLASS B, CLASS C, CLASS D, CLASS E AND CLASS F CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

A-16-3

PASS-THROUGH RATE: THE WEIGHTED AVERAGE NET MORTGAGE RATE[4]

DENOMINATION: $[______]

DATE OF POOLING AND SERVICING AGREEMENT: AS OF DECEMBER 1, 2020

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: DECEMBER 29, 2020

FIRST DISTRIBUTION DATE:
JANUARY 12, 2021

APPROXIMATE AGGREGATE CERTIFICATE BALANCE OF THE CLASS G-RR CERTIFICATES AS OF THE CLOSING DATE: $7,927,000

MASTER SERVICER: MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER: LNR PARTNERS, LLC

TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR: WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING ADVISOR: PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER: PENTALPHA SURVEILLANCE LLC

CUSIP NO.:   [36264K AH3][5]
  [U0410J AE9][6]
  [36264K AJ9][7]

ISIN NO.:  [US36264KAH32][8]
 [USU0410JAE92][9]
 [US36264KAJ97][10]

CERTIFICATE NO.: [G-RR-1] [G-RR-S-1]

4 The initial approximate Pass-Through Rate as of the Closing Date is 3.614529834%.

5 For Rule 144A Certificates

6 For Regulation S Certificates

7 For IAI Certificates

8 For Rule 144A Certificates

9 For Regulation S Certificates

10 For IAI Certificates

A-16-4

CLASS G-RR CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Account, the Distribution Accounts, the Interest Reserve Account, the Non-VRR Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

GS MORTGAGE SECURITIES CORPORATION II

THIS CERTIFIES THAT [FOR BOOK-ENTRY CERTIFICATES AND SOLELY FOLLOWING THE HRR TRANSFER RESTRICTION PERIOD: CEDE & CO.][FOR DEFINITIVE CERTIFICATES: LD II HOLDCO XIII, LLC] is the registered owner of the interest evidenced by this Certificate in the Class G-RR Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS MORTGAGE SECURITIES CORPORATION II (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class G-RR Certificates. The Certificates are designated as the GS MORTGAGE SECURITIES TRUST 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates and the RR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

A-16-5

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class G-RR Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Non-VRR Available Funds to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Realized Losses and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other investment income earned on funds in the Collection Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Certificateholders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within 6 months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate and subject to escheatment and other applicable laws. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in

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writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

Subject to the terms of the Pooling and Servicing Agreement, the Class G-RR Certificates will be issued in fully registered, certificated form in minimum denominations of $100,000 (or $10,000 in the case of Rule 144A Book-Entry Certificates), and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Certificate Registrar, nor any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders, the RR Interest Owner or the Companion Holders:

(i)           to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)          to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the RR Interest, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)         to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)         to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or Companion Holder;

(v)          to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders or the RR Interest Owner (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

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(vi)         to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and, with respect to a Serviced Whole Loan, a Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency;

(vii)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)       to modify the provisions of Sections 3.05 and 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to any Mortgage Loans other than any applicable Excluded Loan, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with respect to a Serviced Whole Loan, each Companion Loan Rating Agency has delivered a Companion Loan Rating Agency Confirmation;

(ix)          to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) of the Pooling and Servicing Agreement and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)           to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(xi)          to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement (i) to such extent as would be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (ii) in the event the Risk Retention Rule or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; provided that no such modification, elimination or addition may change in any manner the rights or obligations of the Third Party Purchaser under this Agreement or the related risk retention agreement without the consent of the Third Party Purchaser.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller, (B) may materially and adversely affect the holders of a Companion Loan without such Companion Holder’s consent or (C) may materially and adversely affect the RR Interest Owner without the RR Interest Owner’s consent.

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The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the RR Interest Owner (if affected by such amendment) and Holders of Certificates of each Class affected by such amendment evidencing, in the case of a Class of Certificateholders, in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class or the RR Interest Owner; provided, however, that no such amendment shall:

(i)           reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a Certificate of any Class or the RR Interest without the consent of the Holder of the Certificate or the RR Interest Owner or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)          reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or such Companion Holders, as applicable; or

(iii)         adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)         change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller; or

(v)          amend the Servicing Standard, in each case, without the consent of 100% of the Certificateholders and the RR Interest Owner or receipt of Rating Agency Confirmation from each Rating Agency and, with respect to a Serviced Whole Loan, receipt of Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency and, if required under the related Co-Lender Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in an Adverse REMIC Event or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to the Pooling and Servicing Agreement may be made that changes any provisions specifically required to be included in the Pooling and Servicing Agreement by any Non-Serviced Co-Lender Agreement without the consent of the holder of the related Pari Passu Companion Loan(s).

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates representing greater than 50% of the Percentage Interest of such Class, in that order of priority, may, at their option, upon no less than 60 days’ prior written notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust and early retirement of the then-outstanding Certificates, on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans as set forth in the Pooling and Servicing Agreement (solely for the purposes of this calculation, if an ARD Loan is still an asset of the Trust Fund and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be

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excluded from the then-aggregate Stated Principal Balance of the Mortgage Loans and from the aggregate Cut-off Date Principal Balance of the Mortgage Loans).

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then outstanding Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest), the Sole Owner shall have the right to exchange all of its Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement, provided that the Master Servicer is paid a fee equal to (i) the product of (x) the Prime Rate, (y) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, the Class S Certificates and the Class R Certificates) as of the date of the exchange and (z) three, divided by (ii) 360.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated:	December 29, 2020

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS G-RR CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________ Custodian
TEN ENT	-	as tenants by the entireties	(Cust)
JT TEN	-	as joint tenants with rights of	Under Uniform Gifts to Minors
survivorship and not as tenants in
		common	Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________. This information is provided by assignee named above, or ______________________________, as its agent.

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EXHIBIT A-17

FORM OF CLASS H-RR CERTIFICATE

CLASS H-RR

GS MORTGAGE SECURITIES TRUST 2020-GSA2

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2020-GSA2, CLASS H-RR

THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERS, HEDGING AND PLEDGING PURSUANT TO THE RISK RETENTION RULE. THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH THE TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE CERTIFICATE REGISTRAR SHALL REFUSE TO REGISTER THE TRANSFER OF THIS CERTIFICATE UNLESS SUCH TRANSFER IS IN ACCORDANCE WITH SECTION 5.03(I) OF THE POOLING AND SERVICING AGREEMENT.

[THIS CERTIFICATE IS A TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE FOR PURPOSES OF REGULATION S (“REGULATION S”) UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

[1]	Temporary Regulation S Book-Entry Certificate legend.

[2]	Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

[3]	Book-Entry Certificate legend.

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THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN (INCLUDING WITHIN THE MEANING OF DEPARTMENT OF LABOR REGULATIONS SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA) TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW. THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED

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ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF REALIZED LOSSES ALLOCABLE TO THIS CERTIFICATE AND WILL BE INCREASED BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE NON-VRR PRINCIPAL DISTRIBUTION AMOUNT. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

THIS CERTIFICATE IS SUBORDINATED TO THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-4, CLASS A-5, CLASS A-AB, CLASS X-A, CLASS X-B, CLASS X-D, CLASS A-S, CLASS B, CLASS C, CLASS D, CLASS E, CLASS F AND CLASS G-RR CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

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PASS-THROUGH RATE: THE WEIGHTED AVERAGE NET MORTGAGE RATE[4]

DENOMINATION: $[______]

DATE OF POOLING AND SERVICING AGREEMENT: AS OF DECEMBER 1, 2020

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: DECEMBER 29, 2020

FIRST DISTRIBUTION DATE:
JANUARY 12, 2021

APPROXIMATE AGGREGATE CERTIFICATE BALANCE OF THE CLASS H-RR CERTIFICATES AS OF THE CLOSING DATE: $32,699,123

MASTER SERVICER: MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER: LNR PARTNERS, LLC

TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR: WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING ADVISOR: PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER: PENTALPHA SURVEILLANCE LLC

CUSIP NO.:   [36264K AK6][5]
  [U0410J AF6][6]
  [36264K BC3][7]

ISIN NO.:   [US36264KAK60][8]
  [USU0410JAF67][9]
  [US36264KBC36][10]

CERTIFICATE NO.: [H-RR-1] [H-RR-S-1]

4 The initial approximate Pass-Through Rate as of the Closing Date is 3.614529834%.

5 For Rule 144A Certificates

6 For Regulation S Certificates

7 For IAI Certificates

8 For Rule 144A Certificates

9 For Regulation S Certificates

10 For IAI Certificates

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CLASS H-RR CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Account, the Distribution Accounts, the Interest Reserve Account, the Non-VRR Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

GS MORTGAGE SECURITIES CORPORATION II

THIS CERTIFIES THAT [FOR BOOK-ENTRY CERTIFICATES AND SOLELY FOLLOWING THE HRR TRANSFER RESTRICTION PERIOD: CEDE & CO.] [FOR DEFINITIVE CERTIFICATES: LD II HOLDCO XIII, LLC] is the registered owner of the interest evidenced by this Certificate in the Class H-RR Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS MORTGAGE SECURITIES CORPORATION II (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class H-RR Certificates. The Certificates are designated as the GS MORTGAGE SECURITIES TRUST 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates and the RR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

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Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class H-RR Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Non-VRR Available Funds to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Realized Losses and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other investment income earned on funds in the Collection Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Certificateholders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within 6 months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate and subject to escheatment and other applicable laws. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in

A-17-6

writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

Subject to the terms of the Pooling and Servicing Agreement, the Class H-RR Certificates will be issued in fully registered, certificated form in minimum denominations of $100,000 (or $10,000 in the case of Rule 144A Book-Entry Certificates), and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Certificate Registrar, nor any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders, the RR Interest Owner or the Companion Holders:

(i)           to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)          to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the RR Interest, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)         to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)         to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or Companion Holder;

(v)          to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders or the RR Interest Owner (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

A-17-7

(vi)         to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency;

(vii)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)       to modify the provisions of Sections 3.05 and 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to any Mortgage Loans other than any applicable Excluded Loan, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with respect to a Serviced Whole Loan, each Companion Loan Rating Agency has delivered a Companion Loan Rating Agency Confirmation;

(ix)          to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) of the Pooling and Servicing Agreement and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)           to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(xi)          to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement (i) to such extent as would be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (ii) in the event the Risk Retention Rule or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; provided that no such modification, elimination or addition may change in any manner the rights or obligations of the Third Party Purchaser under this Agreement or the related risk retention agreement without the consent of the Third Party Purchaser.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller, (B) may materially and adversely affect the holders of a Companion Loan without such Companion Holder’s consent or (C) may materially and adversely affect the RR Interest Owner without the RR Interest Owner’s consent.

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The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the RR Interest Owner (if affected by such amendment) and Holders of Certificates of each Class affected by such amendment evidencing, in the case of a Class of Certificateholders, in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class or the RR Interest Owner; provided, however, that no such amendment shall:

(i)           reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a Certificate of any Class or the RR Interest without the consent of the Holder of the Certificate or the RR Interest Owner or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)          reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or such Companion Holders, as applicable; or

(iii)         adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)         change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller; or

(v)         amend the Servicing Standard, in each case, without the consent of 100% of the Certificateholders and the RR Interest Owner or receipt of Rating Agency Confirmation from each Rating Agency and, with respect to a Serviced Whole Loan, receipt of Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency and, if required under the related Co-Lender Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in an Adverse REMIC Event or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to the Pooling and Servicing Agreement may be made that changes any provisions specifically required to be included in the Pooling and Servicing Agreement by any Non-Serviced Co-Lender Agreement without the consent of the holder of the related Pari Passu Companion Loan(s).

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates representing greater than 50% of the Percentage Interest of such Class, in that order of priority, may, at their option, upon no less than 60 days’ prior written notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust and early retirement of the then-outstanding Certificates, on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans as set forth in the Pooling and Servicing Agreement (solely for the purposes of this calculation, if an ARD Loan is still an asset of the Trust Fund and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be

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excluded from the then-aggregate Stated Principal Balance of the Mortgage Loans and from the aggregate Cut-off Date Principal Balance of the Mortgage Loans).

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then outstanding Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest), the Sole Owner shall have the right to exchange all of its Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement, provided that the Master Servicer is paid a fee equal to (i) the product of (x) the Prime Rate, (y) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, the Class S Certificates and the Class R Certificates) as of the date of the exchange and (z) three, divided by (ii) 360.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated:	December 29, 2020

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS H-RR CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________ Custodian
TEN ENT	-	as tenants by the entireties	(Cust)
JT TEN	-	as joint tenants with rights of	Under Uniform Gifts to Minors
survivorship and not as tenants in
		common	Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________. This information is provided by assignee named above, or ______________________________, as its agent.

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EXHIBIT A-18

FORM OF CLASS R CERTIFICATE

CLASS R

GS MORTGAGE SECURITIES TRUST 2020-GSA2

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2020-GSA2, CLASS R

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) (EXCEPT WITH RESPECT TO

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THE CLASS R CERTIFICATES) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN (INCLUDING WITHIN THE MEANING OF DEPARTMENT OF LABOR REGULATIONS SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA) TO ACQUIRE THIS CERTIFICATE.

THIS CERTIFICATE REPRESENTS A “RESIDUAL INTEREST” IN FOUR “REAL ESTATE MORTGAGE INVESTMENT CONDUITS” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY TO DISQUALIFIED ORGANIZATIONS, INSTITUTIONS THAT ARE NOT U.S. TAX PERSONS OR AGENTS OF EITHER, AS SET FORTH IN SECTIONS 5.02 AND 5.03 OF THE PSA, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE CERTIFICATE ADMINISTRATOR TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN SECTION 860E(e)(5) OF THE CODE, OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED HEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, (E) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. TAX PERSON AND (F) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. THIS CERTIFICATE REPRESENTS MULTIPLE “NONECONOMIC RESIDUAL INTERESTS”, AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E 1(c), AND THEREFORE, TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN TREASURY REGULATIONS.

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PERCENTAGE INTEREST EVIDENCED BY THIS CERTIFICATE: [100%]

DATE OF POOLING AND SERVICING AGREEMENT: AS OF DECEMBER 1, 2020

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: DECEMBER 29, 2020

FIRST DISTRIBUTION DATE:
JANUARY 12, 2021

CLASS R PERCENTAGE INTEREST: [100%]

MASTER SERVICER: MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER: LNR PARTNERS, LLC

TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR: WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING ADVISOR: PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [36264K AM2]

ISIN NO.: [US36264KAM27]

CERTIFICATE NO.: R-1

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CLASS R CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Account, the Distribution Accounts, the Interest Reserve Account, the Non-VRR Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

GS MORTGAGE SECURITIES CORPORATION II

THIS CERTIFIES THAT [_____] is the registered owner of the interest evidenced by this Certificate in the Class R Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS MORTGAGE SECURITIES CORPORATION II (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class R Certificates. The Certificates are designated as the GS MORTGAGE SECURITIES TRUST 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates and the RR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Class R Certificate represents a “residual interest” in four “real estate mortgage investment conduits”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income. The Certificate Administrator shall be the “partnership representative” within the meaning of Section 6223 of the Code for each Trust REMIC.

Pursuant to the terms of the Pooling and Servicing Agreement, distributions, if any, on this Certificate shall be made by the Certificate Administrator in an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) and to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Accounts will be

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held on behalf of the Trustee for the benefit of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other investment income earned on funds in the Collection Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Certificateholders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within 6 months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate and subject to escheatment and other applicable laws. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

Each Person who has or acquires any Ownership Interest in a Class R Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest in a Class R Certificate to have agreed to be bound by the following provisions and the rights of each Person acquiring any Ownership Interest in a Class R Certificate are expressly subject to the following provisions: (A) no Person holding or acquiring any Ownership Interest in a Class R Certificate shall be a Disqualified Organization, a Disqualified Non-U.S. Tax Person or any agent of either (including a broker, nominee or other middleman) (an “Agent”), or a Plan or a Person acting on behalf of or using the assets of a Plan (such Plan or Person, an “ERISA Prohibited Holder”) and shall promptly notify the Certificate Registrar of any change or impending change to such status; (B) in connection with any proposed Transfer of any Ownership Interest in a Class R Certificate, the Certificate Registrar shall require delivery to it, and no Transfer of any Class R Certificate shall be registered until the Certificate Registrar receives, an affidavit substantially in the form attached to the Pooling and Servicing Agreement as Exhibit D-1 (a “Transferee Affidavit”) from the proposed Transferee, in form and substance satisfactory to the Certificate Registrar, representing and warranting, among other things, that such Transferee is not a Disqualified Organization, a Disqualified Non-U.S. Tax Person or any Agent of

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either, or an ERISA Prohibited Holder and that it agrees to be bound by and to abide by the provisions of Section 5.03(n) of the Pooling and Servicing Agreement; (C) notwithstanding the delivery of a Transferee Affidavit by a proposed Transferee under clause (B) above, if the Certificate Registrar has actual knowledge or reason to believe that the proposed Transferee is a Disqualified Organization, a Disqualified Non-U.S. Tax Person or any Agent of either, or an ERISA Prohibited Holder, no Transfer of an Ownership Interest in a Class R Certificate to such proposed Transferee shall be effected; and (D) each Person holding or acquiring any Ownership Interest in a Class R Certificate shall agree (1) not to transfer its Ownership Interest in such Class R Certificate to any Person that does not provide a Transferee Affidavit and (2) not to transfer its Ownership Interest in such Class R Certificate unless it provides to the Certificate Registrar a letter substantially in the form attached to the Pooling and Servicing Agreement as Exhibit D-2 (a “Transferor Letter”) certifying that, among other things, it has no actual knowledge or reason to know that the proposed Transferee’s statements in such Transferee Affidavit are false.

The Class R Certificates will be issued in fully registered, certificated form, in minimum percentage interests of 10% and integral multiples of 1% in excess thereof.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Certificate Registrar, nor any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders, the RR Interest Owner or the Companion Holders:

(i)           to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)          to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the RR Interest, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)         to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)         to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or Companion Holder;

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(v)          to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders or the RR Interest Owner (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)         to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency;

(vii)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)       to modify the provisions of Sections 3.05 and 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to any Mortgage Loans other than any applicable Excluded Loan, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with respect to a Serviced Whole Loan, each Companion Loan Rating Agency has delivered a Companion Loan Rating Agency Confirmation;

(ix)          to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) of the Pooling and Servicing Agreement and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)           to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(xi)          to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement (i) to such extent as would be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (ii) in the event the Risk Retention Rule or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; provided that no such modification, elimination or addition may change in any manner the rights or obligations of the Third Party Purchaser under this Agreement or the related risk retention agreement without the consent of the Third Party Purchaser.

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Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller, (B) may materially and adversely affect the holders of a Companion Loan without such Companion Holder’s consent or (C) may materially and adversely affect the RR Interest Owner without the RR Interest Owner’s consent.

The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the RR Interest Owner (if affected by such amendment) and Holders of Certificates of each Class affected by such amendment evidencing, in the case of a Class of Certificateholders, in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class or the RR Interest Owner; provided, however, that no such amendment shall:

(i)           reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a Certificate of any Class or the RR Interest without the consent of the Holder of the Certificate or the RR Interest Owner or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)          reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or such Companion Holders, as applicable; or

(iii)         adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)         change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller; or

(v)         amend the Servicing Standard, in each case, without the consent of 100% of the Certificateholders and the RR Interest Owner or receipt of Rating Agency Confirmation from each Rating Agency and, with respect to a Serviced Whole Loan, receipt of Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency and, if required under the related Co-Lender Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in an Adverse REMIC Event or cause the grantor trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to the Pooling and Servicing Agreement may be made that changes any provisions specifically required to be included in the Pooling and Servicing Agreement by any Non-Serviced Co-Lender Agreement without the consent of the holder of the related Pari Passu Companion Loan(s).

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates representing greater than 50% of the Percentage Interest of such Class, in that order of priority, may, at their option, upon no less than 60 days’ prior written notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, elect to purchase all

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of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust and early retirement of the then-outstanding Certificates, on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans as set forth in the Pooling and Servicing Agreement (solely for the purposes of this calculation, if an ARD Loan is still an asset of the Trust Fund and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the then-aggregate Stated Principal Balance of the Mortgage Loans and from the aggregate Cut-off Date Principal Balance of the Mortgage Loans).

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then outstanding Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest), the Sole Owner shall have the right to exchange all of its Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement, provided that the Master Servicer is paid a fee equal to (i) the product of (x) the Prime Rate, (y) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, the Class S Certificates and the Class R Certificates) as of the date of the exchange and (z) three, divided by (ii) 360.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated:	December 29, 2020

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS R CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________ Custodian
TEN ENT	-	as tenants by the entireties	(Cust)
JT TEN	-	as joint tenants with rights of	Under Uniform Gifts to Minors
survivorship and not as tenants in
		common	Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________. This information is provided by assignee named above, or ______________________________, as its agent.

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EXHIBIT A-19

FORM OF CLASS S CERTIFICATE

CLASS S

GS MORTGAGE SECURITIES TRUST 2020-GSA2

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2020-GSA2, CLASS S

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) (EXCEPT WITH RESPECT TO

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THE CLASS R CERTIFICATES) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN (INCLUDING WITHIN THE MEANING OF DEPARTMENT OF LABOR REGULATIONS SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA) TO ACQUIRE THIS CERTIFICATE.

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PERCENTAGE INTEREST EVIDENCED BY THIS CERTIFICATE: [100%]

DATE OF POOLING AND SERVICING AGREEMENT: AS OF DECEMBER 1, 2020

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: DECEMBER 29, 2020

FIRST DISTRIBUTION DATE:
JANUARY 12, 2021

CLASS S PERCENTAGE INTEREST: [100%]

MASTER SERVICER: MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER: LNR PARTNERS, LLC

TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR: WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING ADVISOR: PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER: PENTALPHA SURVEILLANCE LLC

CUSIP NO.:   [36264K BE9][1]
  [U0410J AG4][2]
  [36264K AL4][3]

ISIN NO.:   [US36264KBE91][4]
  [USU0410JAG41][5]
  [US36264KAL44][6]

CERTIFICATE NO.: S-1

1 For Rule 144A Certificates

2 For Regulation S Certificates

3 For IAI Certificates

4 For Rule 144A Certificates

5 For Regulation S Certificates

6 For IAI Certificates

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CLASS S CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Account, the Distribution Accounts, the Interest Reserve Account, the Non-VRR Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

GS MORTGAGE SECURITIES CORPORATION II

THIS CERTIFIES THAT LD II HOLDCO XIII, LLC is the registered owner of the interest evidenced by this Certificate in the Class S Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS MORTGAGE SECURITIES CORPORATION II (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class S Certificates. The Certificates are designated as the GS MORTGAGE SECURITIES TRUST 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates and the RR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Class S Certificate represents a beneficial ownership of Excess Interest and the Excess Interest Distribution Account. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, distributions, if any, on this Certificate shall be made by the Certificate Administrator in an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) and to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

This Certificate is limited in right of payment to, among other things, Excess Interest actually collected respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such

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accounts may be invested in Permitted Investments. Interest or other investment income earned on funds in the Collection Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Certificateholders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within 6 months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate and subject to escheatment and other applicable laws. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

The Class S Certificates will be issued in fully registered, certificated form, in minimum percentage interests of 10% and integral multiples of 1% in excess thereof.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Certificate Registrar, nor any agent of any of them, shall be affected by any notice to the contrary.

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The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders, the RR Interest Owner or the Companion Holders:

(i)           to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)          to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the RR Interest, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)         to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)         to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or Companion Holder;

(v)          to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders or the RR Interest Owner (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)         to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency;

(vii)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)       to modify the provisions of Sections 3.05 and 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to any Mortgage Loans other than any

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applicable Excluded Loan, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with respect to a Serviced Whole Loan, each Companion Loan Rating Agency has delivered a Companion Loan Rating Agency Confirmation;

(ix)          to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) of the Pooling and Servicing Agreement and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)           to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(xi)          to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement (i) to such extent as would be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (ii) in the event the Risk Retention Rule or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; provided that no such modification, elimination or addition may change in any manner the rights or obligations of the Third Party Purchaser under this Agreement or the related risk retention agreement without the consent of the Third Party Purchaser.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller, (B) may materially and adversely affect the holders of a Companion Loan without such Companion Holder’s consent or (C) may materially and adversely affect the RR Interest Owner without the RR Interest Owner’s consent.

The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the RR Interest Owner (if affected by such amendment) and Holders of Certificates of each Class affected by such amendment evidencing, in the case of a Class of Certificateholders, in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class or the RR Interest Owner; provided, however, that no such amendment shall:

(i)            reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a Certificate of any Class or the RR Interest without the consent of the Holder of the Certificate or the RR Interest Owner or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)          reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or such Companion Holders, as applicable; or

(iii)         adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

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(iv)          change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller; or

(v)          amend the Servicing Standard, in each case, without the consent of 100% of the Certificateholders and the RR Interest Owner or receipt of Rating Agency Confirmation from each Rating Agency and, with respect to a Serviced Whole Loan, receipt of Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency and, if required under the related Co-Lender Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in an Adverse REMIC Event or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to the Pooling and Servicing Agreement may be made that changes any provisions specifically required to be included in the Pooling and Servicing Agreement by any Non-Serviced Co-Lender Agreement without the consent of the holder of the related Pari Passu Companion Loan(s).

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates representing greater than 50% of the Percentage Interest of such Class, in that order of priority, may, at their option, upon no less than 60 days’ prior written notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust and early retirement of the then-outstanding Certificates, on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans as set forth in the Pooling and Servicing Agreement (solely for the purposes of this calculation, if an ARD Loan is still an asset of the Trust Fund and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the then-aggregate Stated Principal Balance of the Mortgage Loans and from the aggregate Cut-off Date Principal Balance of the Mortgage Loans).

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then outstanding Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest), the Sole Owner shall have the right to exchange all of its Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement, provided that the Master Servicer is paid a fee equal to (i) the product of (x) the Prime Rate, (y) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, the Class S Certificates and the Class R Certificates) as of the date of the exchange and (z) three, divided by (ii) 360.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last

A-19-8

survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates, the Mortgage Loans or the Trust Subordinate Companion Loan.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-19-9

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated:	December 29, 2020

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS S CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

A-19-10

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________ Custodian
TEN ENT	-	as tenants by the entireties	(Cust)
JT TEN	-	as joint tenants with rights of	Under Uniform Gifts to Minors
survivorship and not as tenants in
		common	Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

A-19-11

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________. This information is provided by assignee named above, or ______________________________, as its agent.

A-19-12

EXHIBIT A-20

FORM OF CLASS RR CERTIFICATE

CLASS RR

GS MORTGAGE SECURITIES TRUST 2020-GSA2

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2020-GSA2, CLASS RR

THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERS, HEDGING AND PLEDGING PURSUANT TO THE RISK RETENTION RULE. THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH THE TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE CERTIFICATE REGISTRAR SHALL REFUSE TO REGISTER THE TRANSFER OF THIS CERTIFICATE UNLESS SUCH TRANSFER IS IN ACCORDANCE WITH SECTION 5.03(I) OF THE POOLING AND SERVICING AGREEMENT.

[FOR BOOK-ENTRY CERTIFICATES AND SOLELY FOLLOWING THE Transfer Restriction Period (US): UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[FOR BOOK-ENTRY CERTIFICATES AND SOLELY FOLLOWING THE Transfer Restriction Period (US): TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

1 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2 Book-Entry Certificate legend.

 A-20-1

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN (INCLUDING WITHIN THE MEANING OF DEPARTMENT OF LABOR REGULATIONS SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA) TO ACQUIRE THIS CERTIFICATE.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF VRR REALIZED LOSSES ALLOCABLE TO THIS CERTIFICATE AND WILL BE INCREASED BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE VRR PRINCIPAL DISTRIBUTION AMOUNT. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

 A-20-2

PASS-THROUGH RATE: N/A. The RR Certificates will not have a Pass-Through Rate, but will be entitled to receive it’s pro rata allocation of the RR ABS Interest Distribution Amount and the RR ABS Interest Additional Interest Distribution Amount.

DENOMINATION: $[______]

DATE OF POOLING AND SERVICING AGREEMENT: AS OF DECEMBER 1, 2020

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: DECEMBER 29, 2020

FIRST DISTRIBUTION DATE:
JANUARY 12, 2021

APPROXIMATE AGGREGATE CERTIFICATE BALANCE OF THE CLASS RR CERTIFICATES AS OF THE CLOSING DATE: $11,009,350

MASTER SERVICER: MIDLAND LOAN SERVICERS, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER: MIDLAND LOAN SERVICERS, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR: WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING ADVISOR: PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER: PENTALPHA SURVEILLANCE LLC

CUSIP NO.:   [36264K AP5][3]
   [36264K AQ3][4]

ISIN NO.:       [US36264KAP57][5]

  [US36264KAQ31][6]

CERTIFICATE NO.: [RR-1]

3 For Rule 144A Certificates

4 For IAI Certificates

5 For Rule 144A Certificates

6 For IAI Certificates

 A-20-3

CLASS RR CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Account, the Distribution Accounts, the Interest Reserve Account, the VRR Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

GS MORTGAGE SECURITIES CORPORATION II

THIS CERTIFIES THAT CITI REAL ESTATE FUNDING INC. is the registered owner of the interest evidenced by this Certificate in the Class RR Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS MORTGAGE SECURITIES CORPORATION II (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class RR Certificates. The Certificates are designated as the GS MORTGAGE SECURITIES TRUST 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates and the RR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class RR Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this

 A-20-4

Certificate’s pro rata share of the VRR Available Funds to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Realized Losses and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other investment income earned on funds in the Collection Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of VRR Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Certificateholders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within 6 months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate and subject to escheatment and other applicable laws. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

Subject to the terms of the Pooling and Servicing Agreement, the Class RR Certificates will be issued in fully registered, certificated form in minimum denominations of $100,000, and in integral multiples of $1 in

 A-20-5

excess thereof (provided that the Class RR Certificates will be issuable in fractions of $1.00 in order to satisfy Risk Retention Rule percentage requirements), with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Certificate Registrar, nor any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders, the RR Interest Owner or the Companion Holders:

(i)           to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)          to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the RR Interest, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)         to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)         to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or Companion Holder;

(v)          to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders or the RR Interest Owner (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)         to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or any holder of a

 A-20-6

Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and, with respect to a Serviced Whole Loan, a Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency;

(vii)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a Serviced Whole Loan, Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)       to modify the provisions of Sections 3.05 and 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to any Mortgage Loans other than any applicable Excluded Loan, the Directing Holder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with respect to a Serviced Whole Loan, each Companion Loan Rating Agency has delivered a Companion Loan Rating Agency Confirmation;

(ix)          to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) of the Pooling and Servicing Agreement and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)           to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as would be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(xi)          to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement (i) to such extent as would be necessary to comply with the requirements of the Risk Retention Rule, as evidenced by an Opinion of Counsel, or (ii) in the event the Risk Retention Rule or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; provided that no such modification, elimination or addition may change in any manner the rights or obligations of the Third Party Purchaser under this Agreement or the related risk retention agreement without the consent of the Third Party Purchaser.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller, (B) may materially and adversely affect the holders of a Companion Loan without such Companion Holder’s consent or (C) may materially and adversely affect the RR Interest Owner without the RR Interest Owner’s consent.

The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the RR Interest Owner (if affected by such amendment) and Holders of Certificates of each Class

 A-20-7

affected by such amendment evidencing, in the case of a Class of Certificateholders, in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class or the RR Interest Owner; provided, however, that no such amendment shall:

(i)           reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a Certificate of any Class or the RR Interest without the consent of the Holder of the Certificate or the RR Interest Owner or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)          reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or such Companion Holders, as applicable; or

(iii)         adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)         change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller; or

(v)          amend the Servicing Standard, in each case, without the consent of 100% of the Certificateholders and the RR Interest Owner or receipt of Rating Agency Confirmation from each Rating Agency and, with respect to a Serviced Whole Loan, receipt of Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency and, if required under the related Co-Lender Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in an Adverse REMIC Event or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to the Pooling and Servicing Agreement may be made that changes any provisions specifically required to be included in the Pooling and Servicing Agreement by any Non-Serviced Co-Lender Agreement without the consent of the holder of the related Pari Passu Companion Loan(s).

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates representing greater than 50% of the Percentage Interest of such Class, in that order of priority, may, at their option, upon no less than 60 days’ prior written notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust and early retirement of the then-outstanding Certificates, on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans as set forth in the Pooling and Servicing Agreement (solely for the purposes of this calculation, if an ARD Loan is still an asset of the Trust Fund and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the then-aggregate Stated Principal Balance of the Mortgage Loans and from the aggregate Cut-off Date Principal Balance of the Mortgage Loans).

 A-20-8

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then outstanding Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest), the Sole Owner shall have the right to exchange all of its Certificates (other than the Class S Certificates and Class R Certificates) and the RR Interest for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement, provided that the Master Servicer is paid a fee equal to (i) the product of (x) the Prime Rate, (y) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, the Class S Certificates and the Class R Certificates) as of the date of the exchange and (z) three, divided by (ii) 360.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

 A-20-9

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated:	December 29, 2020

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS RR CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

 A-20-10

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________ Custodian
TEN ENT	-	as tenants by the entireties	(Cust)
JT TEN	-	as joint tenants with rights of	Under Uniform Gifts to Minors
survivorship and not as tenants in
		common	Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

 A-20-11

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________. This information is provided by assignee named above, or ______________________________, as its agent.

 A-20-12

EXHIBIT B

MORTGAGE LOAN SCHEDULE

B-1

GSMS 2020-GSA2

Exhibit B - Mortgage Loan Schedule - All Loan Sellers

Control Number	Footnotes	Loan Number	Property Name	Borrower Name
1	2, 3, 4, 5	CREFI1	Elo Midtown Office Portfolio	Elo Equity LLC, Simco Realty LLC and Elo Group LLC
1.01		CREFI1.01	15 West 47th Street
1.02		CREFI1.02	48 West 48th Street
1.03		CREFI1.03	151 West 46th Street
2	2, 6, 7, 8, 9	CREFI2	Signature Office Portfolio	Commerce Dr LLC, SIG 888 LLC and 878 Lease LLC
2.01		CREFI2.01	Hauppauge Office Park
2.02		CREFI2.02	20 Commerce
3	2, 10, 11, 12, 13	AREF1	Phoenix Industrial Portfolio V	Phoenix Fort Smith Industrial Investors LLC, Phoenix Flint Center Road, LLC, Phoenix Coffeyville Industrial Investors LLC and Phoenix Newton Industrial Investors LLC
3.01		AREF1.01	Newton
3.02		AREF1.02	Fort Smith
3.03		AREF1.03	Flint
3.04		AREF1.04	Coffeyville
4	2, 14, 15, 16, 17, 18, 19	CREFI3	MGM Grand & Mandalay Bay	MGM Grand PropCo, LLC and Mandalay PropCo, LLC
4.01		CREFI3.01	MGM Grand
4.02		CREFI3.02	Mandalay Bay
5	2, 20, 21, 22	35452118	711 Fifth Avenue	711 Fifth Ave Principal Owner LLC
6		SMC1	The Senator	Senator Seagate, LP
7	2, 11	SMC2	Appletree Business Park	Appletree Realty Holdings, LLC
8	23	CREFI4	First Horizon Plaza	Tennessee Holdings I LLC
9	2, 21, 24, 25	34252256	JW Marriott Nashville	8th & Demonbreun Hotel LP
10	26	SMC3	Houston Multifamily Portfolio	APT Broadway Village, LLC, APTONB, LLC and APTVO, LLC
10.01		SMC3.01	Vista Oaks Apartments
10.02		SMC3.02	Oaks at Nassau Apartments
10.03		SMC3.03	Broadway Village Apartments
11	2, 27, 28, 29	AREF2	Grand Canal Shoppes	Grand Canal Shops II, LLC and The Shoppes at the Palazzo, LLC
12	2, 30	CREFI5	32-42 Broadway	32-42 Broadway Owner LLC
13	2, 3, 31	CREFI6	Hotel ZaZa Houston Museum District	Transformation 5701, LLC
14	2, 32	SMC4	SoCal & South Miami Medical Office Portfolio	Jefferson MOB LLC, Bella Tierra Investments LLC, Activity MOB LLC, 285 El Camino MOB LLC, 3907 Waring Rd MOB, LLC, Gull House No. 2, LLC, Gull House No. 7, LLC, Gull House No. 14, LLC, Galloway Medical Park Associates, LLC and Galloway Medical Park Associates II, LLC
14.01		SMC4.01	El Camino Real

GSMS 2020-GSA2

Exhibit B - Mortgage Loan Schedule - All Loan Sellers

Control Number	Footnotes	Loan Number	Address	City	State
1	2, 3, 4, 5	CREFI1
1.01		CREFI1.01	15 West 47th Street	New York	New York
1.02		CREFI1.02	48 West 48th Street	New York	New York
1.03		CREFI1.03	151 West 46th Street	New York	New York
2	2, 6, 7, 8, 9	CREFI2
2.01		CREFI2.01	878, 888, 898 Veterans Memorial Highway	Hauppauge	New York
2.02		CREFI2.02	20 Commerce Drive	Cranford	New Jersey
3	2, 10, 11, 12, 13	AREF1
3.01		AREF1.01	801 North 19th Avenue East	Newton	Iowa
3.02		AREF1.02	6400 Jenny Lind Road	Fort Smith	Arkansas
3.03		AREF1.03	1101 North Center Road	Flint	Michigan
3.04		AREF1.04	2654 US-169	Coffeyville	Kansas
4	2, 14, 15, 16, 17, 18, 19	CREFI3
4.01		CREFI3.01	3799 South Las Vegas Boulevard	Las Vegas	Nevada
4.02		CREFI3.02	3950 South Las Vegas Boulevard	Las Vegas	Nevada
5	2, 20, 21, 22	35452118	711 5th Avenue	New York	New York
6		SMC1	1121-1123 L Street	Sacramento	California
7	2, 11	SMC2	2875 Union Road	Cheektowaga	New York
8	23	CREFI4	800 South Gay Street	Knoxville	Tennessee
9	2, 21, 24, 25	34252256	201 8th Avenue South	Nashville	Tennessee
10	26	SMC3
10.01		SMC3.01	225 Aldine Bender Road	Houston	Texas
10.02		SMC3.02	18100 Nassau Bay Drive	Houston	Texas
10.03		SMC3.03	8400 Broadway Boulevard	Houston	Texas
11	2, 27, 28, 29	AREF2	3327 & 3377 Las Vegas Boulevard South	Las Vegas	Nevada
12	2, 30	CREFI5	32-42 Broadway	New York	New York
13	2, 3, 31	CREFI6	5701 Main Street	Houston	Texas
14	2, 32	SMC4
14.01		SMC4.01	285 & 499 North El Camino Real	Encinitas	California

GSMS 2020-GSA2
Exhibit B - Mortgage Loan Schedule - All Loan Sellers							Total Cut-off Date Balance	826,330,787.41

Control Number	Footnotes	Loan Number	County	Zip Code	Mortgage Loan Rate (%)	Net Mortgage Loan Rate (%)	Original Balance ($)	Cut-Off Date Balance ($)
1	2, 3, 4, 5	CREFI1			3.51000%	3.49560%	70,000,000.00	70,000,000.00
1.01		CREFI1.01	New York	10036
1.02		CREFI1.02	New York	10036
1.03		CREFI1.03	New York	10036
2	2, 6, 7, 8, 9	CREFI2			3.84000%	3.82560%	70,000,000.00	70,000,000.00
2.01		CREFI2.01	Suffolk	11788
2.02		CREFI2.02	Union	07016
3	2, 10, 11, 12, 13	AREF1			3.71750%	3.70310%	65,000,000.00	65,000,000.00
3.01		AREF1.01	Jasper	50208
3.02		AREF1.02	Sebastian	72908
3.03		AREF1.03	Genesee	48506
3.04		AREF1.04	Montgomery	67337
4	2, 14, 15, 16, 17, 18, 19	CREFI3			3.55800%	3.54423%	65,000,000.00	65,000,000.00
4.01		CREFI3.01	Clark	89109
4.02		CREFI3.02	Clark	89119
5	2, 20, 21, 22	35452118	New York	10022	3.16000%	3.14435%	40,000,000.00	40,000,000.00
6		SMC1	Sacramento	95814	3.37700%	3.33260%	39,700,000.00	39,700,000.00
7	2, 11	SMC2	Erie	14227	3.84200%	3.82760%	37,500,000.00	37,500,000.00
8	23	CREFI4	Knox	37929	3.72000%	3.70560%	36,000,000.00	36,000,000.00
9	2, 21, 24, 25	34252256	Davidson	37203	3.13900%	3.12460%	35,000,000.00	35,000,000.00
10	26	SMC3			4.58500%	4.57060%	30,500,000.00	30,500,000.00
10.01		SMC3.01	Harris	77060
10.02		SMC3.02	Harris	77058
10.03		SMC3.03	Harris	77061
11	2, 27, 28, 29	AREF2	Clark	89109	3.74080%	3.72515%	25,000,000.00	25,000,000.00
12	2, 30	CREFI5	New York	10004	3.25000%	3.23560%	25,000,000.00	25,000,000.00
13	2, 3, 31	CREFI6	Harris	77005	3.80000%	3.78560%	20,000,000.00	20,000,000.00
14	2, 32	SMC4			4.19500%	4.18060%	19,000,000.00	19,000,000.00
14.01		SMC4.01	San Diego	92024

GSMS 2020-GSA2
Exhibit B - Mortgage Loan Schedule - All Loan Sellers
			Original Term To Maturity (Mos.)	Remaining Term To Maturity (Mos.)	Maturity Date/ARD			Monthly Payment
Control Number	Footnotes	Loan Number	Original Term To Maturity (Mos.)	Remaining Term To Maturity (Mos.)	Maturity Date	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Monthly Debt Service ($) (1)
1	2, 3, 4, 5	CREFI1	121	121	1/6/2031	0	0	207,593.75
1.01		CREFI1.01
1.02		CREFI1.02
1.03		CREFI1.03
2	2, 6, 7, 8, 9	CREFI2	121	121	1/6/2031	360	360	327,766.13
2.01		CREFI2.01
2.02		CREFI2.02
3	2, 10, 11, 12, 13	AREF1	120	120	12/6/2030	360	360	299,827.68
3.01		AREF1.01
3.02		AREF1.02
3.03		AREF1.03
3.04		AREF1.04
4	2, 14, 15, 16, 17, 18, 19	CREFI3	120	111	3/5/2030	0	0	195,401.74
4.01		CREFI3.01
4.02		CREFI3.02
5	2, 20, 21, 22	35452118	120	111	3/6/2030	0	0	106,796.30
6		SMC1	120	120	12/6/2030	0	0	113,274.12
7	2, 11	SMC2	120	120	12/6/2030	360	360	175,631.80
8	23	CREFI4	120	120	12/6/2030	360	360	166,109.37
9	2, 21, 24, 25	34252256	120	111	3/6/2030	0	0	92,825.75
10	26	SMC3	120	120	12/6/2030	360	360	156,083.23
10.01		SMC3.01
10.02		SMC3.02
10.03		SMC3.03
11	2, 27, 28, 29	AREF2	120	103	7/1/2029	0	0	79,015.74
12	2, 30	CREFI5	120	119	11/6/2030	0	0	68,648.73
13	2, 3, 31	CREFI6	120	111	3/6/2030	360	360	93,191.47
14	2, 32	SMC4	120	118	10/6/2030	360	360	92,857.82
14.01		SMC4.01

GSMS 2020-GSA2
Exhibit B - Mortgage Loan Schedule - All Loan Sellers

Control Number	Footnotes	Loan Number	Servicing Fee Rate (%)	Non-Serviced Primary Servicing Fee Rate (%)	Interest Accrual Method	Ownership Interest	Crossed Group
1	2, 3, 4, 5	CREFI1	0.00125%	0.00125%	Actual/360		NAP
1.01		CREFI1.01				Fee Simple
1.02		CREFI1.02				Fee Simple
1.03		CREFI1.03				Fee Simple
2	2, 6, 7, 8, 9	CREFI2	0.00250%	0.00000%	Actual/360		NAP
2.01		CREFI2.01				Fee Simple
2.02		CREFI2.02				Fee Simple
3	2, 10, 11, 12, 13	AREF1	0.00250%	0.00000%	Actual/360		NAP
3.01		AREF1.01				Fee Simple
3.02		AREF1.02				Fee Simple
3.03		AREF1.03				Fee Simple
3.04		AREF1.04				Fee Simple
4	2, 14, 15, 16, 17, 18, 19	CREFI3	0.00125%	0.00063%	Actual/360		NAP
4.01		CREFI3.01				Fee Simple
4.02		CREFI3.02				Fee Simple
5	2, 20, 21, 22	35452118	0.00125%	0.00250%	Actual/360	Fee Simple	NAP
6		SMC1	0.03250%	0.00000%	Actual/360	Fee Simple	NAP
7	2, 11	SMC2	0.00250%	0.00000%	30/360	Fee Simple	NAP
8	23	CREFI4	0.00250%	0.00000%	Actual/360	Fee Simple	NAP
9	2, 21, 24, 25	34252256	0.00125%	0.00125%	Actual/360	Fee Simple and Leasehold	NAP
10	26	SMC3	0.00250%	0.00000%	Actual/360		NAP
10.01		SMC3.01				Fee Simple
10.02		SMC3.02				Fee Simple
10.03		SMC3.03				Fee Simple
11	2, 27, 28, 29	AREF2	0.00125%	0.00250%	Actual/360	Fee Simple and Leasehold	NAP
12	2, 30	CREFI5	0.00125%	0.00125%	Actual/360	Fee Simple	NAP
13	2, 3, 31	CREFI6	0.00125%	0.00125%	Actual/360	Fee Simple	NAP
14	2, 32	SMC4	0.00125%	0.00125%	Actual/360		NAP
14.01		SMC4.01				Fee Simple

GSMS 2020-GSA2
Exhibit B - Mortgage Loan Schedule - All Loan Sellers

Control Number	Footnotes	Loan Number	Originator	Mortgage Loan Seller	Carve-out Guarantor
1	2, 3, 4, 5	CREFI1	CREFI	CREFI	Jack Elo
1.01		CREFI1.01
1.02		CREFI1.02
1.03		CREFI1.03
2	2, 6, 7, 8, 9	CREFI2	CREFI, SMC	CREFI, SMC	Abraham Brach
2.01		CREFI2.01
2.02		CREFI2.02
3	2, 10, 11, 12, 13	AREF1	UBS AG	AREF	Irrevocable Children’s Trust Dated 7/22/91, Irrevocable Children’s Trust No. 2 Dated 7/22/91
3.01		AREF1.01
3.02		AREF1.02
3.03		AREF1.03
3.04		AREF1.04
4	2, 14, 15, 16, 17, 18, 19	CREFI3	CREFI, BCREI, DBNY, SGFC	CREFI	BREIT Operating Partnership L.P. and MGM Growth Properties Operating Partnership LP
4.01		CREFI3.01
4.02		CREFI3.02
5	2, 20, 21, 22	35452118	GSBI, BANA	GSMC	None
6		SMC1	SMC	SMC	Willis K. Polite, Jr., Mark Bauman Polite, Dennis P. Fisco, Trent R. Isgrig and Brian Johnson
7	2, 11	SMC2	SMC	SMC	AmCap Incorporated and Jay Kaiser
8	23	CREFI4	CREFI	CREFI	Toby Mandel and Joseph Brunner
9	2, 21, 24, 25	34252256	GSBI	GSMC	Jacquelyn Soffer
10	26	SMC3	SMC	SMC	Gary W. Gates, Jr.
10.01		SMC3.01
10.02		SMC3.02
10.03		SMC3.03
11	2, 27, 28, 29	AREF2	GSBI, MSBNA, WFB, JPMCB	AREF	BPR Nimbus LLC
12	2, 30	CREFI5	CREFI	CREFI	Eli Schron, Mark Schron and Avi Schron
13	2, 3, 31	CREFI6	CREFI	CREFI	Charles S. Givens and Snowmass Creek Capital, L.L.C.
14	2, 32	SMC4	SMC	SMC	George Scopetta and JDS Real Holdings, LLC
14.01		SMC4.01

GSMS 2020-GSA2
Exhibit B - Mortgage Loan Schedule - All Loan Sellers			Letter of Credit Balance
			Letter of Credit?
Control Number	Footnotes	Loan Number	Letter of Credit	Upfront RE Tax Reserve ($)	Ongoing RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Ongoing Insurance Reserve ($)
1	2, 3, 4, 5	CREFI1	No	$0.00	$490,582.42	$0.00	$5,716.20
1.01		CREFI1.01
1.02		CREFI1.02
1.03		CREFI1.03
2	2, 6, 7, 8, 9	CREFI2	No	$411,382.06	$102,845.51	$65,149.28	$13,029.86
2.01		CREFI2.01
2.02		CREFI2.02
3	2, 10, 11, 12, 13	AREF1	No	$372,456.82	$84,961.60	$298,807.63	$37,240.59
3.01		AREF1.01
3.02		AREF1.02
3.03		AREF1.03
3.04		AREF1.04
4	2, 14, 15, 16, 17, 18, 19	CREFI3	No	$0.00	$0.00	$0.00	$0.00
4.01		CREFI3.01
4.02		CREFI3.02
5	2, 20, 21, 22	35452118	No	$0.00	$0.00	$0.00	$0.00
6		SMC1	No	$140,213.16	$46,737.72	$41,914.92	$6,985.82
7	2, 11	SMC2	No	$689,371.08	$82,789.27	$0.00	$0.00
8	23	CREFI4	No	$260,075.62	$65,018.91	$0.00	$0.00
9	2, 21, 24, 25	34252256	No	$0.00	$0.00	$0.00	$0.00
10	26	SMC3	No	$346,851.60	$53,313.47	$106,504.65	$14,224.10
10.01		SMC3.01
10.02		SMC3.02
10.03		SMC3.03
11	2, 27, 28, 29	AREF2	No	$0.00	$0.00	$0.00	$0.00
12	2, 30	CREFI5	No	$0.00	$393,685.40	$0.00	$0.00
13	2, 3, 31	CREFI6	No	$333,947.35	$111,315.78	$157,037.62	$31,407.52
14	2, 32	SMC4	No	$569,523.16	$79,238.57	$498,277.07	$41,683.57
14.01		SMC4.01

GSMS 2020-GSA2
Exhibit B - Mortgage Loan Schedule - All Loan Sellers

Control Number	Footnotes	Loan Number	Upfront Replacement Reserve ($)	Ongoing Replacement Reserve ($)
1	2, 3, 4, 5	CREFI1	$0.00	$5,605.03
1.01		CREFI1.01
1.02		CREFI1.02
1.03		CREFI1.03
2	2, 6, 7, 8, 9	CREFI2	$0.00	$9,992.83
2.01		CREFI2.01
2.02		CREFI2.02
3	2, 10, 11, 12, 13	AREF1	$0.00	$36,847.00
3.01		AREF1.01
3.02		AREF1.02
3.03		AREF1.03
3.04		AREF1.04
4	2, 14, 15, 16, 17, 18, 19	CREFI3	$0.00	$0.00
4.01		CREFI3.01
4.02		CREFI3.02
5	2, 20, 21, 22	35452118	$0.00	$0.00
6		SMC1	$0.00	$3,360.00
7	2, 11	SMC2	$150,000.00	$9,746.00
8	23	CREFI4	$0.00	$12,211.65
9	2, 21, 24, 25	34252256	$1,875,692.00	Beginning on the payment date in April 2021, the borrower is required to deposit an amount equal to (i) for the payment dates through and including July 2023, 3% of Gross Revenues for the prior calendar month and (ii) thereafter, 4% of Gross Revenues for the prior calendar month
10	26	SMC3	$0.00	$13,139.09
10.01		SMC3.01
10.02		SMC3.02
10.03		SMC3.03
11	2, 27, 28, 29	AREF2	$0.00	$0.00
12	2, 30	CREFI5	$0.00	$30,425.09
13	2, 3, 31	CREFI6	$0.00	$0.00
14	2, 32	SMC4	$0.00	$6,979.00
14.01		SMC4.01

GSMS 2020-GSA2
Exhibit B - Mortgage Loan Schedule - All Loan Sellers

Control Number	Footnotes	Loan Number	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Ongoing TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)
1	2, 3, 4, 5	CREFI1	$0.00	$0.00	$28,025.17	$0.00	$2,508,918.75
1.01		CREFI1.01
1.02		CREFI1.02
1.03		CREFI1.03
2	2, 6, 7, 8, 9	CREFI2	$0.00	$0.00	$48,948.02	$0.00	$0.00
2.01		CREFI2.01
2.02		CREFI2.02
3	2, 10, 11, 12, 13	AREF1	$880,000.00	$1,500,000.00	$0.00	$1,500,000.00	$0.00
3.01		AREF1.01
3.02		AREF1.02
3.03		AREF1.03
3.04		AREF1.04
4	2, 14, 15, 16, 17, 18, 19	CREFI3	$0.00	$0.00	$0.00	$0.00	$0.00
4.01		CREFI3.01
4.02		CREFI3.02
5	2, 20, 21, 22	35452118	$170,011.92	$0.00	$0.00	$1,020,072.00	$0.00
6		SMC1	$161,300.00	$0.00	$14,733.00	$650,000.00	$0.00
7	2, 11	SMC2	$585,000.00	$800,000.00	$15,864.00	$1,000,000.00	$1,753,873.00
8	23	CREFI4	$0.00	$1,000,000.00	$76,322.83	$0.00	$0.00
9	2, 21, 24, 25	34252256	$0.00	$0.00	$0.00	$0.00	$8,831,707.00
10	26	SMC3	$0.00	$0.00	$0.00	$0.00	$0.00
10.01		SMC3.01
10.02		SMC3.02
10.03		SMC3.03
11	2, 27, 28, 29	AREF2	$386,928.00	$12,309,694.00	$0.00	$2,321,544.00	$0.00
12	2, 30	CREFI5	$0.00	$3,000,000.00	$0.00	$3,000,000.00	$4,062,500.00
13	2, 3, 31	CREFI6	$0.00	$0.00	$0.00	$0.00	$2,311,667.00
14	2, 32	SMC4	$418,740.00	$0.00	$33,524.00	$2,000,000.00	$0.00
14.01		SMC4.01

GSMS 2020-GSA2
Exhibit B - Mortgage Loan Schedule - All Loan Sellers

Control Number	Footnotes	Loan Number	Ongoing Debt Service Reserve ($)	Upfront Deferred Maintenance Reserve ($)	Ongoing Deferred Maintenance Reserve ($)	Upfront Environmental Reserve ($)	Ongoing Environmental Reserve ($)
1	2, 3, 4, 5	CREFI1	$0.00	$0.00	$0.00	$0.00	$0.00
1.01		CREFI1.01
1.02		CREFI1.02
1.03		CREFI1.03
2	2, 6, 7, 8, 9	CREFI2	$0.00	$95,675.00	$0.00	$0.00	$0.00
2.01		CREFI2.01
2.02		CREFI2.02
3	2, 10, 11, 12, 13	AREF1	$0.00	$234,193.80	$0.00	$37,785.71	$0.00
3.01		AREF1.01
3.02		AREF1.02
3.03		AREF1.03
3.04		AREF1.04
4	2, 14, 15, 16, 17, 18, 19	CREFI3	$0.00	$0.00	$0.00	$0.00	$0.00
4.01		CREFI3.01
4.02		CREFI3.02
5	2, 20, 21, 22	35452118	$0.00	$0.00	$0.00	$0.00	$0.00
6		SMC1	$0.00	$0.00	$0.00	$0.00	$0.00
7	2, 11	SMC2	$0.00	$0.00	$0.00	$0.00	$0.00
8	23	CREFI4	$0.00	$25,625.00	$0.00	$0.00	$0.00
9	2, 21, 24, 25	34252256	$0.00	$0.00	$0.00	$0.00	$0.00
10	26	SMC3	$0.00	$529,562.50	$0.00	$0.00	$0.00
10.01		SMC3.01
10.02		SMC3.02
10.03		SMC3.03
11	2, 27, 28, 29	AREF2	$0.00	$0.00	$0.00	$0.00	$0.00
12	2, 30	CREFI5	$0.00	$32,450.00	$0.00	$0.00	$0.00
13	2, 3, 31	CREFI6	$0.00	$35,000.00	$0.00	$0.00	$0.00
14	2, 32	SMC4	$0.00	$99,786.25	$0.00	$0.00	$0.00
14.01		SMC4.01

GSMS 2020-GSA2
Exhibit B - Mortgage Loan Schedule - All Loan Sellers

Control Number	Footnotes	Loan Number	Upfront Other Reserve ($)	Ongoing Other Reserve ($)	Other Reserve Description
1	2, 3, 4, 5	CREFI1	$0.00	$0.00
1.01		CREFI1.01
1.02		CREFI1.02
1.03		CREFI1.03
2	2, 6, 7, 8, 9	CREFI2	$673,330.00	$0.00	Unfunded Obligations Reserve ($619,885), COVID Reserve ($53,445)
2.01		CREFI2.01
2.02		CREFI2.02
3	2, 10, 11, 12, 13	AREF1	$5,677,345.60	$63,750.00	Achievement Reserve (Upfront: $4,000,000); Unfunded Obligations (Upfront: $1,677,345.60); Array Technologies Rollover Reserve (Monthly: $63,750)
3.01		AREF1.01
3.02		AREF1.02
3.03		AREF1.03
3.04		AREF1.04
4	2, 14, 15, 16, 17, 18, 19	CREFI3	$0.00	$0.00
4.01		CREFI3.01
4.02		CREFI3.02
5	2, 20, 21, 22	35452118	$3,048,024.18	$0.00	TCO Renewal Reserve ($2,000,000), Unfunded Obligations Reserve ($1,048,024.18)
6		SMC1	$724,500.00	$0.00	Elevator Reserve
7	2, 11	SMC2	$1,615,800.00	$0.00	Planned Renovations Reserve
8	23	CREFI4	$474,621.00	$0.00	Unfunded Obligations Reserve
9	2, 21, 24, 25	34252256	$0.00	$0.00
10	26	SMC3	$1,500,000.00	$0.00	Economic Holdback
10.01		SMC3.01
10.02		SMC3.02
10.03		SMC3.03
11	2, 27, 28, 29	AREF2	$1,218,246.00	$0.00	Gap Rent Reserve
12	2, 30	CREFI5	$131,038.00	$0.00	Unfunded Obligations Reserve
13	2, 3, 31	CREFI6	$0.00	$0.00
14	2, 32	SMC4	$1,544,610.00	$0.00	Outstanding TI/LC Reserve ($1,122,424), Rent Concession Reserve ($422,186)
14.01		SMC4.01

GSMS 2020-GSA2
Exhibit B - Mortgage Loan Schedule - All Loan Sellers

Control Number	Footnotes	Loan Number	Grace Period- Default	Grace Period- Late Fee	Cash Management	Lockbox
1	2, 3, 4, 5	CREFI1	0	0	Springing	Soft
1.01		CREFI1.01
1.02		CREFI1.02
1.03		CREFI1.03
2	2, 6, 7, 8, 9	CREFI2	0	0	Springing	Hard
2.01		CREFI2.01
2.02		CREFI2.02
3	2, 10, 11, 12, 13	AREF1	0	0	Springing	Hard
3.01		AREF1.01
3.02		AREF1.02
3.03		AREF1.03
3.04		AREF1.04
4	2, 14, 15, 16, 17, 18, 19	CREFI3	0	0	Springing	Hard
4.01		CREFI3.01
4.02		CREFI3.02
5	2, 20, 21, 22	35452118	0	0	Springing	Hard
6		SMC1	0	0	Springing	Springing
7	2, 11	SMC2	0	0	In Place	Hard
8	23	CREFI4	0	0	Springing	Hard
9	2, 21, 24, 25	34252256	0	0	Springing	Hard
10	26	SMC3	0	0	Springing	Springing
10.01		SMC3.01
10.02		SMC3.02
10.03		SMC3.03
11	2, 27, 28, 29	AREF2	2 business days grace, once per trailing 12-month period	0	Springing	Hard
12	2, 30	CREFI5	0	0	Springing	Hard
13	2, 3, 31	CREFI6	0	0	Springing	Hard
14	2, 32	SMC4	0	0	Springing	Soft
14.01		SMC4.01

GSMS 2020-GSA2
Exhibit B - Mortgage Loan Schedule - All Loan Sellers
				Prepayment Provision	Units, Pads, Rooms, Sq Ft
Control Number	Footnotes	Loan Number	General Property Type	Defeasance (Y/N)	Units, Pads, Rooms, Sq Ft	Unit Description
1	2, 3, 4, 5	CREFI1		Yes	336,302	sf
1.01		CREFI1.01	Office		133,139	sf
1.02		CREFI1.02	Office		137,663	sf
1.03		CREFI1.03	Office		65,500	sf
2	2, 6, 7, 8, 9	CREFI2		Yes	469,901	sf
2.01		CREFI2.01	Office		281,954	sf
2.02		CREFI2.02	Office		187,947	sf
3	2, 10, 11, 12, 13	AREF1		Yes	4,421,618	sf
3.01		AREF1.01	Industrial		1,850,001	sf
3.02		AREF1.02	Industrial		1,196,746	sf
3.03		AREF1.03	Industrial		495,271	sf
3.04		AREF1.04	Industrial		879,600	sf
4	2, 14, 15, 16, 17, 18, 19	CREFI3		Yes	9,748	Rooms
4.01		CREFI3.01	Hospitality		4,998	Rooms
4.02		CREFI3.02	Hospitality		4,750	Rooms
5	2, 20, 21, 22	35452118	Mixed Use	Yes	340,024	sf
6		SMC1	Office	Yes	176,797	sf
7	2, 11	SMC2	Office	Yes	423,047	sf
8	23	CREFI4	Office	Yes	457,937	sf
9	2, 21, 24, 25	34252256	Hospitality	Yes	533	Rooms
10	26	SMC3		Yes	628	Units
10.01		SMC3.01	Multifamily		256	Units
10.02		SMC3.02	Multifamily		162	Units
10.03		SMC3.03	Multifamily		210	Units
11	2, 27, 28, 29	AREF2	Retail	Yes	759,891	sf
12	2, 30	CREFI5	Office	Yes	521,573	sf
13	2, 3, 31	CREFI6	Hospitality	No	315	Rooms
14	2, 32	SMC4		Yes	297,839	sf
14.01		SMC4.01	Office		74,124	sf

Control Number	Footnotes	Loan Number	Property Name	Borrower Name
14.02		SMC4.02	Galloway Medical Park
14.03		SMC4.03	Snapper Creek
14.04		SMC4.04	Temecula Medical Center
14.05		SMC4.05	Activity Medical Center
14.06		SMC4.06	Tri-City Medical Park
15		SGFC1	Bayshore Villa MHC	Trailer Rancho Associates, L.P.
16	2, 3, 33, 34, 35	37666882	Cabinetworks Portfolio	AGNL Pantry, L.L.C.
16.01		37666882	15535 South State Avenue
16.02		37666882	150 Grand Valley Avenue
16.03		37666882	16052 Industrial Parkway
17	36	SGFC2	Philadelphia & Brooklyn Multifamily Portfolio	Viera Property Management PANY LLC, Viera Property Management PANY II LLC, Viera Property Management PANY III LLC and Viera Property Management PANY IV LLC
17.01	37	SGFC2.01	3421-35 Richmond Street
17.02	37	SGFC2.02	811-15 North 2nd Street
17.03		SGFC2.03	180 Grand Street
17.04		SGFC2.04	176-178 Grand Street
17.05		SGFC2.05	1706-10 North 2nd Street
17.06		SGFC2.06	190 West Berks Street
18	38, 39, 40	SGFC3	King City SV	LSC-King City, DST
19		SGFC4	Pacifica Plaza	Dolphinshire Pacifica, LLC
20		SGFC5	Parkway Office	7001 East Parkway, LLC and 7001 East Parkway Investors, LLC
21	2, 41	CREFI7	Redmond Town Center	FHR Main Retail Center, LLC
22	2, 42	32777403	White Oak Crossing	NC-Garner White-DDP TIC, LLC and NC-Garner White-Northwood TIC, LLC
23		SMC5	UM Student Housing Portfolio	Walnut Forest Investments, LLC
24		AREF3	IOM Villas	PK Villas, LLC
24.01		AREF3.01	Indian Terrace Villas I-VI
24.02		AREF3.02	Fawn Villas I-IV
24.03		AREF3.03	Delta Villas I-IV
24.04		AREF3.04	Park Ave. Villas I-III
24.05		AREF3.05	Lutz Road Villas I-III
24.06		AREF3.06	Topeka Villas I&II
24.07		AREF3.07	Martin House Villas I&II
24.08		AREF3.08	Shipshewana Villas
24.09		AREF3.09	LaGrange Villas I&II
24.10		AREF3.1	Crown Point Villas I&II
24.11		AREF3.11	Timber Trace Villas
24.12		AREF3.12	Fairmont Villas I&II
24.13		AREF3.13	Oak Tree Villas

Control Number	Footnotes	Loan Number	Address	City	State
14.02		SMC4.02	7400 & 7500 Southwest 87th Avenue	Miami	Florida
14.03		SMC4.03	7800 Southwest 87th Avenue	Miami	Florida
14.04		SMC4.04	27699 Jefferson Avenue	Temecula	California
14.05		SMC4.05	8901 Activity Road	San Diego	California
14.06		SMC4.06	3907 Waring Road	Oceanside	California
15		SGFC1	3499 East Bayshore Road	Redwood City	California
16	2, 3, 33, 34, 35	37666882
16.01		37666882	15535 South State Avenue	Middlefield	Ohio
16.02		37666882	150 Grand Valley Avenue	Orwell	Ohio
16.03		37666882	16052 Industrial Parkway	Middlefield	Ohio
17	36	SGFC2
17.01	37	SGFC2.01	3421-35 Richmond Street	Philadelphia	Pennsylvania
17.02	37	SGFC2.02	811-15 North 2nd Street	Philadelphia	Pennsylvania
17.03		SGFC2.03	180 Grand Street	Brooklyn	New York
17.04		SGFC2.04	176-178 Grand Street	Brooklyn	New York
17.05		SGFC2.05	1706-10 North 2nd Street	Philadelphia	Pennsylvania
17.06		SGFC2.06	190 West Berks Street	Philadelphia	Pennsylvania
18	38, 39, 40	SGFC3	11777 Southwest Queen Elizabeth Avenue	King City	Oregon
19		SGFC4	100 Pacifica	Irvine	California
20		SGFC5	7001A East Parkway	Sacramento	California
21	2, 41	CREFI7	7330, 7530 & 7345 164th Avenue Northeast	Redmond	Washington
22	2, 42	32777403	120-280 Shenstone Boulevard and 7085 White Oak Road	Garner	North Carolina
23		SMC5	1001 South Forest, 543 Church, 515 Walnut, 521 Walnut and 1506 Geddes	Ann Arbor	Michigan
24		AREF3
24.01		AREF3.01	1110 Huron Way	Auburn	Indiana
24.02		AREF3.02	233 High Street	Butler	Indiana
24.03		AREF3.03	101 Oakview Drive	Delta	Ohio
24.04		AREF3.04	601-605 Park Avenue	Antwerp	Ohio
24.05		AREF3.05	701 East Lutz Road	Archbold	Ohio
24.06		AREF3.06	214 Morrow Street	Topeka	Indiana
24.07		AREF3.07	401 Cadillac Street	Ligonier	Indiana
24.08		AREF3.08	265 North State Street	Shipshewana	Indiana
24.09		AREF3.09	320 West Factory Street	LaGrange	Indiana
24.10		AREF3.1	200 Holiday Lane	Cromwell	Indiana
24.11		AREF3.11	1300 Duplex Avenue	Auburn	Indiana
24.12		AREF3.12	2950 East Follett Lane	Fremont	Indiana
24.13		AREF3.13	SEC Hamsher at Warfield	Garrett	Indiana

Control Number	Footnotes	Loan Number	County	Zip Code	Mortgage Loan Rate (%)	Net Mortgage Loan Rate (%)	Original Balance ($)	Cut-Off Date Balance ($)
14.02		SMC4.02	Miami-Dade	33173
14.03		SMC4.03	Miami-Dade	33173
14.04		SMC4.04	Riverside	92590
14.05		SMC4.05	San Diego	92126
14.06		SMC4.06	San Diego	92056
15		SGFC1	San Mateo	94063	2.99000%	2.97560%	15,300,000.00	15,300,000.00
16	2, 3, 33, 34, 35	37666882			3.32200%	3.30760%	15,000,000.00	15,000,000.00
16.01		37666882	Geauga	44062
16.02		37666882	Ashtabula	44076
16.03		37666882	Geauga	44062
17	36	SGFC2			3.35500%	3.34060%	13,730,000.00	13,730,000.00
17.01	37	SGFC2.01	Philadelphia	19134
17.02	37	SGFC2.02	Philadelphia	19123
17.03		SGFC2.03	Kings	11211
17.04		SGFC2.04	Kings	11211
17.05		SGFC2.05	Philadelphia	19122
17.06		SGFC2.06	Philadelphia	19122
18	38, 39, 40	SGFC3	Washington	97224	3.03000%	3.01560%	13,200,000.00	13,200,000.00
19		SGFC4	Orange	92618	2.77000%	2.75560%	13,000,000.00	13,000,000.00
20		SGFC5	Sacramento	95823	3.65500%	3.64060%	12,000,000.00	12,000,000.00
21	2, 41	CREFI7	King	98052	3.85000%	3.83560%	11,500,000.00	11,500,000.00
22	2, 42	32777403	Wake	27529	3.54400%	3.52960%	11,375,000.00	11,375,000.00
23		SMC5	Washtenaw	48104	3.19800%	3.18360%	11,000,000.00	11,000,000.00
24		AREF3			4.75000%	4.73560%	11,000,000.00	11,000,000.00
24.01		AREF3.01	DeKalb	46706
24.02		AREF3.02	DeKalb	46721
24.03		AREF3.03	Fulton	43515
24.04		AREF3.04	Paulding	45813
24.05		AREF3.05	Fulton	43502
24.06		AREF3.06	LaGrange	46571
24.07		AREF3.07	Noble	46767
24.08		AREF3.08	LaGrange	46565
24.09		AREF3.09	LaGrange	46761
24.10		AREF3.1	Noble	46732
24.11		AREF3.11	DeKalb	46706
24.12		AREF3.12	Steuben	46737
24.13		AREF3.13	DeKalb	46738

Control Number	Footnotes	Loan Number	Original Term To Maturity (Mos.)	Remaining Term To Maturity (Mos.)	Maturity Date	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Monthly Debt Service ($) (1)
14.02		SMC4.02
14.03		SMC4.03
14.04		SMC4.04
14.05		SMC4.05
14.06		SMC4.06
15		SGFC1	120	120	12/1/2030	0	0	38,651.98
16	2, 3, 33, 34, 35	37666882	120	119	11/6/2030	360	360	65,875.16
16.01		37666882
16.02		37666882
16.03		37666882
17	36	SGFC2	120	120	12/5/2030	0	0	38,919.94
17.01	37	SGFC2.01
17.02	37	SGFC2.02
17.03		SGFC2.03
17.04		SGFC2.04
17.05		SGFC2.05
17.06		SGFC2.06
18	38, 39, 40	SGFC3	120	117	9/1/2030	0	0	33,792.92
19		SGFC4	120	120	12/1/2030	360	360	53,209.17
20		SGFC5	84	84	12/1/2027	0	0	37,057.64
21	2, 41	CREFI7	60	51	3/6/2025	360	360	53,912.95
22	2, 42	32777403	120	108	12/6/2029	360	360	51,358.63
23		SMC5	120	120	12/6/2030	0	0	29,722.15
24		AREF3	120	120	12/6/2030	360	360	57,381.21
24.01		AREF3.01
24.02		AREF3.02
24.03		AREF3.03
24.04		AREF3.04
24.05		AREF3.05
24.06		AREF3.06
24.07		AREF3.07
24.08		AREF3.08
24.09		AREF3.09
24.10		AREF3.1
24.11		AREF3.11
24.12		AREF3.12
24.13		AREF3.13

Control Number	Footnotes	Loan Number	Servicing Fee Rate (%)	Non-Serviced Primary Servicing Fee Rate (%)	Interest Accrual Method	Ownership Interest	Crossed Group
14.02		SMC4.02				Fee Simple
14.03		SMC4.03				Fee Simple
14.04		SMC4.04				Fee Simple
14.05		SMC4.05				Fee Simple
14.06		SMC4.06				Leasehold
15		SGFC1	0.00250%	0.00000%	Actual/360	Fee Simple	NAP
16	2, 3, 33, 34, 35	37666882	0.00125%	0.00125%	Actual/360		NAP
16.01		37666882				Fee Simple
16.02		37666882				Fee Simple
16.03		37666882				Fee Simple
17	36	SGFC2	0.00250%	0.00000%	Actual/360		NAP
17.01	37	SGFC2.01				Fee Simple
17.02	37	SGFC2.02				Fee Simple
17.03		SGFC2.03				Fee Simple
17.04		SGFC2.04				Fee Simple
17.05		SGFC2.05				Fee Simple
17.06		SGFC2.06				Fee Simple
18	38, 39, 40	SGFC3	0.00250%	0.00000%	Actual/360	Fee Simple	NAP
19		SGFC4	0.00250%	0.00000%	Actual/360	Fee Simple	NAP
20		SGFC5	0.00250%	0.00000%	Actual/360	Fee Simple	NAP
21	2, 41	CREFI7	0.00125%	0.00125%	Actual/360	Fee Simple	NAP
22	2, 42	32777403	0.00125%	0.00125%	Actual/360	Fee Simple	NAP
23		SMC5	0.00250%	0.00000%	Actual/360	Fee Simple	NAP
24		AREF3	0.00250%	0.00000%	Actual/360		NAP
24.01		AREF3.01				Fee Simple
24.02		AREF3.02				Fee Simple
24.03		AREF3.03				Fee Simple
24.04		AREF3.04				Fee Simple
24.05		AREF3.05				Fee Simple
24.06		AREF3.06				Fee Simple
24.07		AREF3.07				Fee Simple
24.08		AREF3.08				Fee Simple
24.09		AREF3.09				Fee Simple
24.10		AREF3.1				Fee Simple
24.11		AREF3.11				Fee Simple
24.12		AREF3.12				Fee Simple
24.13		AREF3.13				Fee Simple

Control Number	Footnotes	Loan Number	Originator	Mortgage Loan Seller	Carve-out Guarantor
14.02		SMC4.02
14.03		SMC4.03
14.04		SMC4.04
14.05		SMC4.05
14.06		SMC4.06
15		SGFC1	SGFC	SGFC	Lee M. Kort and Michael H. Scott
16	2, 3, 33, 34, 35	37666882	GSBI	GSMC	AG Net Lease IV (Q) Corp., AG Net Lease IV Corp. and AG Net Lease Realty Fund IV Investments (H-1), L.P.
16.01		37666882
16.02		37666882
16.03		37666882
17	36	SGFC2	SGFC	SGFC	Enrique Viera
17.01	37	SGFC2.01
17.02	37	SGFC2.02
17.03		SGFC2.03
17.04		SGFC2.04
17.05		SGFC2.05
17.06		SGFC2.06
18	38, 39, 40	SGFC3	SGFC	SGFC	Pietro V. Scola and Joseph L. Fox
19		SGFC4	SGFC	SGFC	Kevin S. Pitts and Peter Snowden
20		SGFC5	SGFC	SGFC	Greenlaw Partners, LLC and Les Barkley
21	2, 41	CREFI7	CREFI	CREFI	Fairbourne Partners, LLC
22	2, 42	32777403	GSBI	GSMC	Stanley Werb and Jonathan S. Gaines
23		SMC5	SMC	SMC	Fred Zwas and Judy I. Zwas
24		AREF3	AREF	AREF	Ronald J. Potterpin, Terry Potterpin, Christopher Potterpin and Charles E. Patterson
24.01		AREF3.01
24.02		AREF3.02
24.03		AREF3.03
24.04		AREF3.04
24.05		AREF3.05
24.06		AREF3.06
24.07		AREF3.07
24.08		AREF3.08
24.09		AREF3.09
24.10		AREF3.1
24.11		AREF3.11
24.12		AREF3.12
24.13		AREF3.13

Control Number	Footnotes	Loan Number	Letter of Credit	Upfront RE Tax Reserve ($)	Ongoing RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Ongoing Insurance Reserve ($)
14.02		SMC4.02
14.03		SMC4.03
14.04		SMC4.04
14.05		SMC4.05
14.06		SMC4.06
15		SGFC1	No	$47,951.27	$15,983.76	$28,094.37	$4,013.48
16	2, 3, 33, 34, 35	37666882	No	$0.00	$0.00	$0.00	$0.00
16.01		37666882
16.02		37666882
16.03		37666882
17	36	SGFC2	No	$30,245.42	$4,135.05	$6,197.17	$6,197.17
17.01	37	SGFC2.01
17.02	37	SGFC2.02
17.03		SGFC2.03
17.04		SGFC2.04
17.05		SGFC2.05
17.06		SGFC2.06
18	38, 39, 40	SGFC3	No	$141,613.41	$12,873.95	$9,642.17	$4,821.08
19		SGFC4	No	$44,526.01	$4,947.33	$0.00	$0.00
20		SGFC5	No	$102,041.67	$20,408.33	$8,896.71	$1,270.96
21	2, 41	CREFI7	No	$411,531.38	$68,588.56	$130,585.00	$10,045.00
22	2, 42	32777403	Yes ($1,000,000)	$0.00	$71,050.66	$0.00	$0.00
23		SMC5	No	$85,538.77	$14,232.74	$21,121.31	$3,017.33
24		AREF3	No	$47,214.21	$15,738.07	$58,818.41	$14,704.60
24.01		AREF3.01
24.02		AREF3.02
24.03		AREF3.03
24.04		AREF3.04
24.05		AREF3.05
24.06		AREF3.06
24.07		AREF3.07
24.08		AREF3.08
24.09		AREF3.09
24.10		AREF3.1
24.11		AREF3.11
24.12		AREF3.12
24.13		AREF3.13

Control Number	Footnotes	Loan Number	Upfront Replacement Reserve ($)	Ongoing Replacement Reserve ($)
14.02		SMC4.02
14.03		SMC4.03
14.04		SMC4.04
14.05		SMC4.05
14.06		SMC4.06
15		SGFC1	$0.00	$595.83
16	2, 3, 33, 34, 35	37666882	$0.00	$0.00
16.01		37666882
16.02		37666882
16.03		37666882
17	36	SGFC2	$0.00	$1,642.36
17.01	37	SGFC2.01
17.02	37	SGFC2.02
17.03		SGFC2.03
17.04		SGFC2.04
17.05		SGFC2.05
17.06		SGFC2.06
18	38, 39, 40	SGFC3	$375,000.00	$0.00
19		SGFC4	$0.00	$0.00
20		SGFC5	$1,055.78	$1,055.78
21	2, 41	CREFI7	$0.00	$4,830.19
22	2, 42	32777403	$0.00	$13,636.75
23		SMC5	$0.00	$2,147.00
24		AREF3	$606,081.00	$15,152.00
24.01		AREF3.01
24.02		AREF3.02
24.03		AREF3.03
24.04		AREF3.04
24.05		AREF3.05
24.06		AREF3.06
24.07		AREF3.07
24.08		AREF3.08
24.09		AREF3.09
24.10		AREF3.1
24.11		AREF3.11
24.12		AREF3.12
24.13		AREF3.13

Control Number	Footnotes	Loan Number	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Ongoing TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)
14.02		SMC4.02
14.03		SMC4.03
14.04		SMC4.04
14.05		SMC4.05
14.06		SMC4.06
15		SGFC1	$0.00	$0.00	$0.00	$0.00	$0.00
16	2, 3, 33, 34, 35	37666882	$305,778.80	$0.00	$0.00	$1,528,894.00	$0.00
16.01		37666882
16.02		37666882
16.03		37666882
17	36	SGFC2	$0.00	$0.00	$1,406.58	$0.00	$116,759.82
17.01	37	SGFC2.01
17.02	37	SGFC2.02
17.03		SGFC2.03
17.04		SGFC2.04
17.05		SGFC2.05
17.06		SGFC2.06
18	38, 39, 40	SGFC3	$375,000.00	$0.00	$0.00	$0.00	$166,650.00
19		SGFC4	$0.00	$38,000.00	$0.00	$150,000.00	$0.00
20		SGFC5	$0.00	$0.00	$0.00	$0.00	$0.00
21	2, 41	CREFI7	$0.00	$0.00	$53,090.15	$2,750,000.00	$0.00
22	2, 42	32777403	$0.00	$1,000,000.00	$0.00	$1,000,000.00	$0.00
23		SMC5	$0.00	$0.00	$0.00	$0.00	$356,665.83
24		AREF3	$0.00	$0.00	$0.00	$0.00	$0.00
24.01		AREF3.01
24.02		AREF3.02
24.03		AREF3.03
24.04		AREF3.04
24.05		AREF3.05
24.06		AREF3.06
24.07		AREF3.07
24.08		AREF3.08
24.09		AREF3.09
24.10		AREF3.1
24.11		AREF3.11
24.12		AREF3.12
24.13		AREF3.13

Control Number	Footnotes	Loan Number	Ongoing Debt Service Reserve ($)	Upfront Deferred Maintenance Reserve ($)	Ongoing Deferred Maintenance Reserve ($)	Upfront Environmental Reserve ($)	Ongoing Environmental Reserve ($)
14.02		SMC4.02
14.03		SMC4.03
14.04		SMC4.04
14.05		SMC4.05
14.06		SMC4.06
15		SGFC1	$0.00	$241,800.00	$0.00	$0.00	$0.00
16	2, 3, 33, 34, 35	37666882	$0.00	$0.00	$0.00	$0.00	$0.00
16.01		37666882
16.02		37666882
16.03		37666882
17	36	SGFC2	$0.00	$29,287.50	$0.00	$15,000.00	$0.00
17.01	37	SGFC2.01
17.02	37	SGFC2.02
17.03		SGFC2.03
17.04		SGFC2.04
17.05		SGFC2.05
17.06		SGFC2.06
18	38, 39, 40	SGFC3	$0.00	$840.00	$0.00	$0.00	$0.00
19		SGFC4	$0.00	$0.00	$0.00	$0.00	$0.00
20		SGFC5	$0.00	$1,613,343.00	$0.00	$0.00	$0.00
21	2, 41	CREFI7	$0.00	$0.00	$0.00	$0.00	$0.00
22	2, 42	32777403	$0.00	$0.00	$0.00	$0.00	$0.00
23		SMC5	$0.00	$0.00	$0.00	$0.00	$0.00
24		AREF3	$0.00	$194,540.00	$0.00	$33,750.00	$0.00
24.01		AREF3.01
24.02		AREF3.02
24.03		AREF3.03
24.04		AREF3.04
24.05		AREF3.05
24.06		AREF3.06
24.07		AREF3.07
24.08		AREF3.08
24.09		AREF3.09
24.10		AREF3.1
24.11		AREF3.11
24.12		AREF3.12
24.13		AREF3.13

Control Number	Footnotes	Loan Number	Upfront Other Reserve ($)	Ongoing Other Reserve ($)	Other Reserve Description
14.02		SMC4.02
14.03		SMC4.03
14.04		SMC4.04
14.05		SMC4.05
14.06		SMC4.06
15		SGFC1	$0.00	$0.00
16	2, 3, 33, 34, 35	37666882	$0.00	$0.00
16.01		37666882
16.02		37666882
16.03		37666882
17	36	SGFC2	$0.00	$0.00
17.01	37	SGFC2.01
17.02	37	SGFC2.02
17.03		SGFC2.03
17.04		SGFC2.04
17.05		SGFC2.05
17.06		SGFC2.06
18	38, 39, 40	SGFC3	$0.00	$0.00
19		SGFC4	$102,549.00	$0.00	Free Rent Reserve
20		SGFC5	$236,182.00	$0.00	County of Sacramento Lease Rent Reserve
21	2, 41	CREFI7	$2,809,532.11	$0.00	Unfunded Obligations Reserve
22	2, 42	32777403	$19,926.35	$0.00	Unfunded Obligations Reserve
23		SMC5	$0.00	$0.00
24		AREF3	$0.00	$0.00
24.01		AREF3.01
24.02		AREF3.02
24.03		AREF3.03
24.04		AREF3.04
24.05		AREF3.05
24.06		AREF3.06
24.07		AREF3.07
24.08		AREF3.08
24.09		AREF3.09
24.10		AREF3.1
24.11		AREF3.11
24.12		AREF3.12
24.13		AREF3.13

Control Number	Footnotes	Loan Number	Grace Period- Default	Grace Period- Late Fee	Cash Management	Lockbox
14.02		SMC4.02
14.03		SMC4.03
14.04		SMC4.04
14.05		SMC4.05
14.06		SMC4.06
15		SGFC1	0	0	Springing	Soft
16	2, 3, 33, 34, 35	37666882	0	0	Springing	Hard
16.01		37666882
16.02		37666882
16.03		37666882
17	36	SGFC2	0	0	Springing	Springing
17.01	37	SGFC2.01
17.02	37	SGFC2.02
17.03		SGFC2.03
17.04		SGFC2.04
17.05		SGFC2.05
17.06		SGFC2.06
18	38, 39, 40	SGFC3	0	0	Springing	Springing
19		SGFC4	0	0	Springing	Springing
20		SGFC5	5	5	Springing	Hard
21	2, 41	CREFI7	0	0	Springing	Hard
22	2, 42	32777403	0	0	Springing	Springing
23		SMC5	0	0	Springing	Springing
24		AREF3	0	5 days grace, one time during the term of the loan	Springing	Soft
24.01		AREF3.01
24.02		AREF3.02
24.03		AREF3.03
24.04		AREF3.04
24.05		AREF3.05
24.06		AREF3.06
24.07		AREF3.07
24.08		AREF3.08
24.09		AREF3.09
24.10		AREF3.1
24.11		AREF3.11
24.12		AREF3.12
24.13		AREF3.13

Control Number	Footnotes	Loan Number	General Property Type	Defeasance (Y/N)	Units, Pads, Rooms, Sq Ft	Unit Description
14.02		SMC4.02	Office		82,753	sf
14.03		SMC4.03	Office		58,764	sf
14.04		SMC4.04	Office		43,425	sf
14.05		SMC4.05	Office		28,698	sf
14.06		SMC4.06	Office		10,075	sf
15		SGFC1	Manufactured Housing	Yes	143	Pads
16	2, 3, 33, 34, 35	37666882		Yes	1,528,894	sf
16.01		37666882	Industrial		937,825	sf
16.02		37666882	Industrial		353,588	sf
16.03		37666882	Industrial		237,481	sf
17	36	SGFC2		Yes	74	Units
17.01	37	SGFC2.01	Mixed Use		26	Units
17.02	37	SGFC2.02	Multifamily		11	Units
17.03		SGFC2.03	Mixed Use		4	Units
17.04		SGFC2.04	Mixed Use		3	Units
17.05		SGFC2.05	Mixed Use		20	Units
17.06		SGFC2.06	Multifamily		10	Units
18	38, 39, 40	SGFC3	Multifamily	Yes	114	Units
19		SGFC4	Office	Yes	74,481	sf
20		SGFC5	Office	No	95,427	sf
21	2, 41	CREFI7	Mixed Use	Yes	386,415	sf
22	2, 42	32777403	Retail	Yes	527,874	sf
23		SMC5	Multifamily	No	80	Units
24		AREF3		No	415	Units
24.01		AREF3.01	Multifamily		76	Units
24.02		AREF3.02	Multifamily		36	Units
24.03		AREF3.03	Multifamily		36	Units
24.04		AREF3.04	Multifamily		36	Units
24.05		AREF3.05	Multifamily		28	Units
24.06		AREF3.06	Multifamily		18	Units
24.07		AREF3.07	Multifamily		18	Units
24.08		AREF3.08	Multifamily		16	Units
24.09		AREF3.09	Multifamily		16	Units
24.10		AREF3.1	Multifamily		16	Units
24.11		AREF3.11	Multifamily		12	Units
24.12		AREF3.12	Multifamily		12	Units
24.13		AREF3.13	Multifamily		12	Units

Control Number	Footnotes	Loan Number	Property Name	Borrower Name
24.14		AREF3.14	South Oak Villas
24.15		AREF3.15	West Elm Villas
24.16		AREF3.16	Maple Villas
24.17		AREF3.17	West Unity Villas
24.18		AREF3.18	Shirley Villas
24.19		AREF3.19	Schoolstreet Villas
24.20		AREF3.2	Riverside Villas
24.21		AREF3.21	Ashley Villas
24.22		AREF3.22	West Side Villas
25		AREF4	Paramount Town Center	Paramount East Center, L.P.
26	43	SMC6	La Quinta Downtown Waco	SPE Waco Downtown, LLC
27		SMC7	375 Warm Springs	ESN Properties 20-01 LLC
28		CREFI8	4850 Eucalyptus Avenue	Emare, LLC
29	10, 44	AREF5	6925 Lake Ellenor Drive	Heaven 3 RE, LLC
30		AREF6	South Bronx Medical Office	149 Partners LLC
31	45	AREF7	Upper West Side Mixed-Use	David Herzog LLC and Michael Herzog LLC
32	46, 47	SGFC6	2416 Merchant Street	Beitel 3S KY JV, LLC
33		AREF8	4781 Broadway	4781 Broadway, LLC
34		SMC8	2803 NE Loop 410	PRE 2803 LLC
35	48	SMC9	7th Street Mixed Use	DBRB LLC
36	49	SGFC7	Hampton Inn Alamogordo	Otero County Motel Co., Inc.
37	2, 50	SMC10	McCarthy Ranch	TMS McCarthy LP
38		SMC11	Storage Xxtra Hwy 155	Storage Xxtra Hwy 155, LLC
39		SMC12	1404 West University	Gator Retail Investors, LLC
40	10	AREF9	Big Space Storage	AMR Premium Storage & Warehouse, LLC
41		SGFC8	Freedom Storage Dallas	Scyene Storage, LP
42		SMC13	Smitty’s MHP	Smittys MHP, LLC
43		AREF10	Georgetown Square	Georgetown Square, LLC
44	10	AREF11	West Bellfort Self Storage	AMR Premium W Bellfort, LLC
45		SMC14	Lake Village MHP and Sunnyside Village MHP	Crystal Lake MHP, LLC and Sunnyside Village MHP, LLC
45.01		SMC14.01	Lake Village MHP
45.02		SMC14.02	Sunnyside Village MHP
46	46	SMC15	Drive-Up Self Storage	Kearny Drive-Up Storage, LLC

Control Number	Footnotes	Loan Number	Address	City	State
24.14		AREF3.14	514 West 2nd Avenue	Garrett	Indiana
24.15		AREF3.15	253-279 Enterprise Avenue	Wauseon	Ohio
24.16		AREF3.16	22156 Maple Court	Woodburn	Indiana
24.17		AREF3.17	601-607 East Church Street	West Unity	Ohio
24.18		AREF3.18	100 Lee Street	Shirley	Indiana
24.19		AREF3.19	284 School Street	Brooklyn	Michigan
24.20		AREF3.2	10 Park Terrace Boulevard	Columbia City	Indiana
24.21		AREF3.21	501 South Gonser Avenue	Ashley	Indiana
24.22		AREF3.22	515 North Main Street	Antwerp	Ohio
25		AREF4	16230-16280 Paramount Boulevard	Paramount	California
26	43	SMC6	911 South 10th Street	Waco	Texas
27		SMC7	375 East Warm Springs Road	Las Vegas	Nevada
28		CREFI8	4850 Eucalyptus Avenue	Chino	California
29	10, 44	AREF5	6925 Lake Ellenor Drive	Orlando	Florida
30		AREF6	324-330 East 149th Street	Bronx	New York
31	45	AREF7	57 West 86th Street	New York	New York
32	46, 47	SGFC6	2416 Merchant Street	Lexington	Kentucky
33		AREF8	4781 Broadway	New York	New York
34		SMC8	2803 Northeast Interstate 410 Loop	San Antonio	Texas
35	48	SMC9	410-418 7th Street	Oakland	California
36	49	SGFC7	1295 Hamilton Road	Alamogordo	New Mexico
37	2, 50	SMC10	15-251 Ranch Drive	Milpitas	California
38		SMC11	6 Farris Drive	McDonough	Georgia
39		SMC12	1404 West University Avenue	Gainesville	Florida
40	10	AREF9	11847 Spears Road	Houston	Texas
41		SGFC8	10331 Scyene Road	Dallas	Texas
42		SMC13	730 South Pine Avenue	Hastings	Nebraska
43		AREF10	1831-1851 West Irving Park Road	Schaumburg	Illinois
44	10	AREF11	9831 West Bellfort Street	Houston	Texas
45		SMC14
45.01		SMC14.01	604 152nd Street	South Sioux City	Nebraska
45.02		SMC14.02	1 B Avenue, 8 E Avenue and 11 D Avenue	Missouri Valley	Iowa
46	46	SMC15	445-453 Hickory Street	Kearny	New Jersey

Control Number	Footnotes	Loan Number	County	Zip Code	Mortgage Loan Rate (%)	Net Mortgage Loan Rate (%)	Original Balance ($)	Cut-Off Date Balance ($)
24.14		AREF3.14	DeKalb	46738
24.15		AREF3.15	Fulton	43567
24.16		AREF3.16	Allen	46797
24.17		AREF3.17	Williams	43570
24.18		AREF3.18	Henry	47384
24.19		AREF3.19	Jackson	49230
24.20		AREF3.2	Whitley	46725
24.21		AREF3.21	DeKalb	46705
24.22		AREF3.22	Paulding	45813
25		AREF4	Los Angeles	90723	3.69000%	3.67560%	10,800,000.00	10,800,000.00
26	43	SMC6	McLennan	76706	4.20000%	4.18560%	9,500,000.00	9,385,063.45
27		SMC7	Clark	89119	3.15600%	3.10160%	8,350,000.00	8,350,000.00
28		CREFI8	San Bernardino	91710	3.56000%	3.54560%	8,000,000.00	8,000,000.00
29	10, 44	AREF5	Orange	32809	4.14800%	4.13360%	8,000,000.00	7,967,130.24
30		AREF6	Bronx	10451	3.37500%	3.36060%	6,750,000.00	6,750,000.00
31	45	AREF7	New York	10024	4.15500%	4.14060%	6,600,000.00	6,600,000.00
32	46, 47	SGFC6	Fayette	40511	3.48000%	3.46560%	6,264,700.00	6,264,700.00
33		AREF8	New York	10034	3.37500%	3.36060%	6,250,000.00	6,250,000.00
34		SMC8	Bexar	78218	3.06000%	3.04560%	6,100,000.00	6,100,000.00
35	48	SMC9	Alameda	94607	3.76300%	3.74860%	5,600,000.00	5,600,000.00
36	49	SGFC7	Otero	88310	4.18000%	4.16560%	5,500,000.00	5,418,168.56
37	2, 50	SMC10	Santa Clara	95035	3.69400%	3.67835%	5,000,000.00	5,000,000.00
38		SMC11	Henry	30253	3.60500%	3.59060%	4,150,000.00	4,143,587.85
39		SMC12	Alachua	32603	4.41600%	4.40160%	4,075,000.00	4,075,000.00
40	10	AREF9	Harris	77067	3.90000%	3.88560%	4,025,000.00	4,025,000.00
41		SGFC8	Dallas	75227	3.75000%	3.73560%	3,625,000.00	3,625,000.00
42		SMC13	Adams	68901	4.37000%	4.35560%	2,865,000.00	2,861,137.31
43		AREF10	Cook	60193	4.38000%	4.36560%	2,850,000.00	2,850,000.00
44	10	AREF11	Harris	77031	4.72500%	4.71060%	2,546,000.00	2,546,000.00
45		SMC14			4.28300%	4.26860%	2,515,000.00	2,515,000.00
45.01		SMC14.01	Dakota	68776
45.02		SMC14.02	Harrison	51555
46	46	SMC15	Hudson	07032	3.99000%	3.97560%	2,400,000.00	2,400,000.00

Control Number	Footnotes	Loan Number	Original Term To Maturity (Mos.)	Remaining Term To Maturity (Mos.)	Maturity Date	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Monthly Debt Service ($) (1)
24.14		AREF3.14
24.15		AREF3.15
24.16		AREF3.16
24.17		AREF3.17
24.18		AREF3.18
24.19		AREF3.19
24.20		AREF3.2
24.21		AREF3.21
24.22		AREF3.22
25		AREF4	120	111	3/6/2030	0	0	33,671.25
26	43	SMC6	120	111	3/6/2030	360	351	46,456.63
27		SMC7	120	119	11/6/2030	0	0	22,265.51
28		CREFI8	120	120	12/6/2030	0	0	24,062.96
29	10, 44	AREF5	120	117	9/6/2030	360	357	38,878.96
30		AREF6	120	120	12/6/2030	0	0	19,248.05
31	45	AREF7	120	119	11/6/2030	0	0	23,169.90
32	46, 47	SGFC6	121	121	1/1/2031	360	360	28,061.41
33		AREF8	120	120	12/6/2030	0	0	17,822.27
34		SMC8	120	119	11/6/2030	0	0	15,771.04
35	48	SMC9	120	120	12/6/2030	0	0	17,804.57
36	49	SGFC7	120	112	4/1/2030	300	292	29,580.44
37	2, 50	SMC10	120	110	2/6/2030	0	0	15,605.44
38		SMC11	120	119	11/6/2030	360	359	18,879.44
39		SMC12	120	102	6/6/2029	0	0	15,204.28
40	10	AREF9	120	117	9/6/2030	360	360	18,984.65
41		SGFC8	120	120	12/1/2030	360	360	16,787.94
42		SMC13	120	119	11/6/2030	360	359	14,296.07
43		AREF10	120	112	4/6/2030	360	360	14,238.04
44	10	AREF11	84	83	11/6/2027	360	360	13,242.80
45		SMC14	120	120	12/6/2030	360	360	12,420.92
45.01		SMC14.01
45.02		SMC14.02
46	46	SMC15	121	121	1/6/2031	360	360	11,444.14

Control Number	Footnotes	Loan Number	Servicing Fee Rate (%)	Non-Serviced Primary Servicing Fee Rate (%)	Interest Accrual Method	Ownership Interest	Crossed Group
24.14		AREF3.14				Fee Simple
24.15		AREF3.15				Fee Simple
24.16		AREF3.16				Fee Simple
24.17		AREF3.17				Fee Simple
24.18		AREF3.18				Fee Simple
24.19		AREF3.19				Fee Simple
24.20		AREF3.2				Fee Simple
24.21		AREF3.21				Fee Simple
24.22		AREF3.22				Fee Simple
25		AREF4	0.00250%	0.00000%	Actual/360	Fee Simple	NAP
26	43	SMC6	0.00250%	0.00000%	Actual/360	Fee Simple	NAP
27		SMC7	0.04250%	0.00000%	Actual/360	Fee Simple	NAP
28		CREFI8	0.00250%	0.00000%	Actual/360	Fee Simple	NAP
29	10, 44	AREF5	0.00250%	0.00000%	Actual/360	Fee Simple	NAP
30		AREF6	0.00250%	0.00000%	Actual/360	Fee Simple	NAP
31	45	AREF7	0.00250%	0.00000%	Actual/360	Fee Simple	NAP
32	46, 47	SGFC6	0.00250%	0.00000%	Actual/360	Fee Simple	NAP
33		AREF8	0.00250%	0.00000%	Actual/360	Fee Simple	NAP
34		SMC8	0.00250%	0.00000%	Actual/360	Fee Simple	NAP
35	48	SMC9	0.00250%	0.00000%	Actual/360	Fee Simple	NAP
36	49	SGFC7	0.00250%	0.00000%	Actual/360	Fee Simple	NAP
37	2, 50	SMC10	0.00125%	0.00250%	Actual/360	Fee Simple	NAP
38		SMC11	0.00250%	0.00000%	Actual/360	Fee Simple	NAP
39		SMC12	0.00250%	0.00000%	Actual/360	Fee Simple	NAP
40	10	AREF9	0.00250%	0.00000%	Actual/360	Fee Simple	NAP
41		SGFC8	0.00250%	0.00000%	Actual/360	Fee Simple	NAP
42		SMC13	0.00250%	0.00000%	Actual/360	Fee Simple	NAP
43		AREF10	0.00250%	0.00000%	Actual/360	Fee Simple	NAP
44	10	AREF11	0.00250%	0.00000%	Actual/360	Fee Simple	NAP
45		SMC14	0.00250%	0.00000%	Actual/360		NAP
45.01		SMC14.01				Fee Simple
45.02		SMC14.02				Fee Simple
46	46	SMC15	0.00250%	0.00000%	Actual/360	Fee Simple	NAP

Control Number	Footnotes	Loan Number	Originator	Mortgage Loan Seller	Carve-out Guarantor
24.14		AREF3.14
24.15		AREF3.15
24.16		AREF3.16
24.17		AREF3.17
24.18		AREF3.18
24.19		AREF3.19
24.20		AREF3.2
24.21		AREF3.21
24.22		AREF3.22
25		AREF4	AREF	AREF	Kamyar Mateen and Shervin Mateen
26	43	SMC6	SMC	SMC	Rajeshkumar Patel a/k/a Raju Patel
27		SMC7	SMC	SMC	Earl Lariscy
28		CREFI8	CREFI	CREFI	Mukesh Batta and Rajesh Batta
29	10, 44	AREF5	UBS AG	AREF	Michael H. Kramer and James I. Kramer
30		AREF6	AREF	AREF	Robert Gershon
31	45	AREF7	AREF	AREF	David Herzog and Michael Herzog
32	46, 47	SGFC6	SGFC	SGFC	Binyamin Beitel
33		AREF8	AREF	AREF	Robert Gershon
34		SMC8	SMC	SMC	Justin Alec Laub, Jonas David Levy and Collins Financial, LP
35	48	SMC9	SMC	SMC	Daniel Bornstein and Renuka Bornstein
36	49	SGFC7	SGFC	SGFC	Amit Bhakta, Priyavaden Desai and Sanmukh Patel
37	2, 50	SMC10	SMC	SMC	MPI Realty Corp., Bonseph Holdings Limited, Eliahu Swirsky and Shlomo Cohen
38		SMC11	SMC	SMC	Fred D. Rickman, Jr.
39		SMC12	SMC	SMC	David E. Salmanson, Trustee of the David E. Salmanson GST Exempt Trust 2015
40	10	AREF9	UBS AG	AREF	Gordon Rush Graves, Jr.
41		SGFC8	SGFC	SGFC	William Brown and Eugene Taylor
42		SMC13	SMC	SMC	Park Avenue Partners Fund 1, LLC
43		AREF10	AREF	AREF	Troy Brost and Cheryl Brost
44	10	AREF11	UBS AG	AREF	Gordon Rush Graves, Jr.
45		SMC14	SMC	SMC	Park Avenue Partners Fund 1, LLC
45.01		SMC14.01
45.02		SMC14.02
46	46	SMC15	SMC	SMC	Jason Lami and Samir Mistry

Control Number	Footnotes	Loan Number	Letter of Credit	Upfront RE Tax Reserve ($)	Ongoing RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Ongoing Insurance Reserve ($)
24.14		AREF3.14
24.15		AREF3.15
24.16		AREF3.16
24.17		AREF3.17
24.18		AREF3.18
24.19		AREF3.19
24.20		AREF3.2
24.21		AREF3.21
24.22		AREF3.22
25		AREF4	No	$43,137.05	$17,254.82	$19,214.30	$1,921.43
26	43	SMC6	No	$72,578.40	$24,192.80	$37,606.01	$2,892.77
27		SMC7	No	$15,147.76	$5,124.41	$1,520.00	$760.00
28		CREFI8	No	$10,370.29	$10,370.29	$9,771.30	$1,085.70
29	10, 44	AREF5	No	$129,918.83	$11,199.90	$37,054.89	$4,308.71
30		AREF6	No	$30,914.53	$30,914.53	$5,227.50	$0.00
31	45	AREF7	No	$201,537.48	$33,589.58	$2,031.72	$1,015.86
32	46, 47	SGFC6	No	$0.00	$0.00	$9,983.33	$4,991.67
33		AREF8	No	$28,905.80	$28,905.80	$2,858.44	$0.00
34		SMC8	No	$0.00	$7,305.86	$7,303.28	$912.92
35	48	SMC9	No	$25,978.80	$11,916.88	$2,173.32	$1,086.66
36	49	SGFC7	No	$18,330.92	$3,055.15	$19,236.28	$3,206.05
37	2, 50	SMC10	No	$47,794.17	$47,794.17	$69,026.75	$5,309.75
38		SMC11	No	$4,481.50	$4,481.50	$0.00	$0.00
39		SMC12	No	$34,686.54	$4,955.22	$6,146.79	$472.83
40	10	AREF9	No	$98,023.04	$10,210.73	$7,865.85	$3,025.33
41		SGFC8	No	$113,774.81	$9,481.23	$11,676.12	$1,167.61
42		SMC13	No	$25,613.52	$2,134.46	$13,570.04	$1,233.64
43		AREF10	No	$66,623.97	$19,035.42	$1,288.75	$429.58
44	10	AREF11	No	$60,938.26	$5,253.30	$4,844.16	$1,863.14
45		SMC14	No	$16,964.84	$2,309.57	$2,582.50	$1,291.25
45.01		SMC14.01
45.02		SMC14.02
46	46	SMC15	No	$11,350.08	$2,837.52	$4,396.26	$1,465.42

Control Number	Footnotes	Loan Number	Upfront Replacement Reserve ($)	Ongoing Replacement Reserve ($)
24.14		AREF3.14
24.15		AREF3.15
24.16		AREF3.16
24.17		AREF3.17
24.18		AREF3.18
24.19		AREF3.19
24.20		AREF3.2
24.21		AREF3.21
24.22		AREF3.22
25		AREF4	$0.00	$1,432.00
26	43	SMC6	$0.00	$13,438.00
27		SMC7	$0.00	$1,480.98
28		CREFI8	$100,000.00	$808.16
29	10, 44	AREF5	$0.00	$2,058.33
30		AREF6	$0.00	$503.94
31	45	AREF7	$0.00	$293.75
32	46, 47	SGFC6	$957.50	$957.50
33		AREF8	$0.00	$221.58
34		SMC8	$0.00	$1,245.55
35	48	SMC9	$0.00	$720.00
36	49	SGFC7	$0.00	$3,869.04
37	2, 50	SMC10	$0.00	$4,433.00
38		SMC11	$0.00	$560.00
39		SMC12	$0.00	$179.00
40	10	AREF9	$0.00	$1,148.00
41		SGFC8	$209.44	$209.44
42		SMC13	$0.00	$1,113.00
43		AREF10	$0.00	$269.82
44	10	AREF11	$0.00	$357.71
45		SMC14	$0.00	$829.00
45.01		SMC14.01
45.02		SMC14.02
46	46	SMC15	$0.00	$335.10

Control Number	Footnotes	Loan Number	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Ongoing TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)
24.14		AREF3.14
24.15		AREF3.15
24.16		AREF3.16
24.17		AREF3.17
24.18		AREF3.18
24.19		AREF3.19
24.20		AREF3.2
24.21		AREF3.21
24.22		AREF3.22
25		AREF4	$0.00	$600,000.00	$4,774.00	$0.00	$0.00
26	43	SMC6	$0.00	$0.00	$0.00	$0.00	$0.00
27		SMC7	$150,000.00	$75,000.00	$9,113.73	$350,000.00	$132,495.02
28		CREFI8	$0.00	$0.00	$0.00	$0.00	$0.00
29	10, 44	AREF5	$65,000.00	$300,000.00	$0.00	$300,000.00	$0.00
30		AREF6	$0.00	$0.00	$1,250.00	$0.00	$0.00
31	45	AREF7	$0.00	$0.00	$0.00	$0.00	$0.00
32	46, 47	SGFC6	$57,450.00	$2,872.50	$2,872.50	$172,350.00	$0.00
33		AREF8	$0.00	$0.00	$833.33	$0.00	$0.00
34		SMC8	$100,000.00	$0.00	$6,227.75	$225,000.00	$92,110.00
35	48	SMC9	$43,200.00	$0.00	$704.00	$40,000.00	$0.00
36	49	SGFC7	$0.00	$0.00	$0.00	$0.00	$0.00
37	2, 50	SMC10	$300,000.00	$500,000.00	$16,625.00	$1,000,000.00	$0.00
38		SMC11	$50,000.00	$0.00	$0.00	$0.00	$143,525.64
39		SMC12	$0.00	$0.00	$656.00	$0.00	$0.00
40	10	AREF9	$0.00	$0.00	$0.00	$0.00	$0.00
41		SGFC8	$0.00	$0.00	$0.00	$0.00	$0.00
42		SMC13	$0.00	$0.00	$0.00	$0.00	$0.00
43		AREF10	$0.00	$0.00	$2,023.63	$150,000.00	$0.00
44	10	AREF11	$0.00	$0.00	$0.00	$0.00	$0.00
45		SMC14	$0.00	$0.00	$0.00	$0.00	$0.00
45.01		SMC14.01
45.02		SMC14.02
46	46	SMC15	$0.00	$0.00	$0.00	$0.00	$0.00

Control Number	Footnotes	Loan Number	Ongoing Debt Service Reserve ($)	Upfront Deferred Maintenance Reserve ($)	Ongoing Deferred Maintenance Reserve ($)	Upfront Environmental Reserve ($)	Ongoing Environmental Reserve ($)
24.14		AREF3.14
24.15		AREF3.15
24.16		AREF3.16
24.17		AREF3.17
24.18		AREF3.18
24.19		AREF3.19
24.20		AREF3.2
24.21		AREF3.21
24.22		AREF3.22
25		AREF4	$0.00	$0.00	$0.00	$0.00	$0.00
26	43	SMC6	$0.00	$0.00	$0.00	$0.00	$0.00
27		SMC7	$0.00	$0.00	$0.00	$0.00	$0.00
28		CREFI8	$0.00	$8,250.00	$0.00	$0.00	$0.00
29	10, 44	AREF5	$0.00	$89,956.00	$0.00	$0.00	$0.00
30		AREF6	$0.00	$0.00	$0.00	$12,500.00	$0.00
31	45	AREF7	$0.00	$0.00	$0.00	$0.00	$0.00
32	46, 47	SGFC6	$0.00	$9,437.50	$0.00	$0.00	$0.00
33		AREF8	$0.00	$0.00	$0.00	$0.00	$0.00
34		SMC8	$15,351.67	$0.00	$0.00	$0.00	$0.00
35	48	SMC9	$0.00	$0.00	$0.00	$0.00	$0.00
36	49	SGFC7	$0.00	$6,562.00	$0.00	$0.00	$0.00
37	2, 50	SMC10	$0.00	$0.00	$0.00	$0.00	$0.00
38		SMC11	$0.00	$0.00	$0.00	$0.00	$0.00
39		SMC12	$0.00	$0.00	$0.00	$0.00	$0.00
40	10	AREF9	$0.00	$0.00	$0.00	$0.00	$0.00
41		SGFC8	$0.00	$171,188.36	$0.00	$0.00	$0.00
42		SMC13	$0.00	$49,000.00	$0.00	$0.00	$0.00
43		AREF10	$0.00	$0.00	$0.00	$0.00	$0.00
44	10	AREF11	$0.00	$0.00	$0.00	$0.00	$0.00
45		SMC14	$0.00	$0.00	$0.00	$0.00	$0.00
45.01		SMC14.01
45.02		SMC14.02
46	46	SMC15	$0.00	$0.00	$0.00	$0.00	$0.00

Control Number	Footnotes	Loan Number	Upfront Other Reserve ($)	Ongoing Other Reserve ($)	Other Reserve Description
24.14		AREF3.14
24.15		AREF3.15
24.16		AREF3.16
24.17		AREF3.17
24.18		AREF3.18
24.19		AREF3.19
24.20		AREF3.2
24.21		AREF3.21
24.22		AREF3.22
25		AREF4	$0.00	$0.00
26	43	SMC6	$0.00	$0.00
27		SMC7	$49,069.05	$0.00	Free Rent Reserve
28		CREFI8	$0.00	$0.00
29	10, 44	AREF5	$31,976.20	$0.00	Rent Concession Reserve ($16,976.20), TATILC Reserve ($15,000)
30		AREF6	$0.00	$0.00
31	45	AREF7	$0.00	$0.00
32	46, 47	SGFC6	$500,000.00	$0.00	Roof Repairs Reserve
33		AREF8	$0.00	$0.00
34		SMC8	$86,963.64	$0.00	Prepaid Rent Reserve
35	48	SMC9	$0.00	$0.00
36	49	SGFC7	$25,000.00	$0.00	Excess Flood COI Reserve
37	2, 50	SMC10	$4,083,976.00	$0.00	PetSmart Reserve ($4,000,000), Bao Bao Reserve ($83,976)
38		SMC11	$0.00	$0.00
39		SMC12	$751,239.30	$0.00	Economic Holdback
40	10	AREF9	$0.00	$0.00
41		SGFC8	$0.00	$0.00
42		SMC13	$165,000.00	$0.00	Economic Holdback
43		AREF10	$0.00	$0.00
44	10	AREF11	$0.00	$0.00
45		SMC14	$0.00	$0.00
45.01		SMC14.01
45.02		SMC14.02
46	46	SMC15	$82,500.00	$0.00	SBA Holdback

Control Number	Footnotes	Loan Number	Grace Period- Default	Grace Period- Late Fee	Cash Management	Lockbox
24.14		AREF3.14
24.15		AREF3.15
24.16		AREF3.16
24.17		AREF3.17
24.18		AREF3.18
24.19		AREF3.19
24.20		AREF3.2
24.21		AREF3.21
24.22		AREF3.22
25		AREF4	0	0	Springing	Hard
26	43	SMC6	0	0	Springing	Springing
27		SMC7	0	0	Springing	Springing
28		CREFI8	0	0	Springing	Springing
29	10, 44	AREF5	0	0	Springing	Hard
30		AREF6	0	0	Springing	Hard
31	45	AREF7	0	0	In Place	Soft (Residential) / Hard (Nonresidential)
32	46, 47	SGFC6	5	5	In Place	Hard
33		AREF8	0	0	Springing	Hard
34		SMC8	0	0	Springing	Springing
35	48	SMC9	0	0	Springing	Springing
36	49	SGFC7	0	0	Springing	Springing
37	2, 50	SMC10	0	0	Springing	Hard
38		SMC11	0	0	Springing	Springing
39		SMC12	0	0	Springing	Springing
40	10	AREF9	0	0	Springing	Springing
41		SGFC8	0	0	Springing	Springing
42		SMC13	0	0	Springing	Springing
43		AREF10	0	0	Springing	Hard
44	10	AREF11	0	0	Springing	Springing
45		SMC14	0	0	Springing	Springing
45.01		SMC14.01
45.02		SMC14.02
46	46	SMC15	0	0	Springing	Springing

Control Number	Footnotes	Loan Number	General Property Type	Defeasance (Y/N)	Units, Pads, Rooms, Sq Ft	Unit Description
24.14		AREF3.14	Multifamily		12	Units
24.15		AREF3.15	Multifamily		12	Units
24.16		AREF3.16	Multifamily		8	Units
24.17		AREF3.17	Multifamily		8	Units
24.18		AREF3.18	Multifamily		10	Units
24.19		AREF3.19	Multifamily		12	Units
24.20		AREF3.2	Multifamily		15	Units
24.21		AREF3.21	Multifamily		4	Units
24.22		AREF3.22	Multifamily		2	Units
25		AREF4	Retail	Yes	57,288	sf
26	43	SMC6	Hospitality	Yes	118	Rooms
27		SMC7	Office	Yes	68,353	sf
28		CREFI8	Industrial	Yes	86,204	sf
29	10, 44	AREF5	Office	Yes	107,391	sf
30		AREF6	Office	Yes	40,315	sf
31	45	AREF7	Mixed Use	Yes	11,036	sf
32	46, 47	SGFC6	Industrial	No	114,900	sf
33		AREF8	Mixed Use	Yes	17,726	sf
34		SMC8	Industrial	Yes	74,733	sf
35	48	SMC9	Mixed Use	Yes	32,870	sf
36	49	SGFC7	Hospitality	Yes	70	Rooms
37	2, 50	SMC10	Retail	Yes	265,994	sf
38		SMC11	Self Storage	Yes	67,142	sf
39		SMC12	Retail	No	9,746	sf
40	10	AREF9	Self Storage	Yes	137,760	sf
41		SGFC8	Self Storage	Yes	71,600	sf
42		SMC13	Manufactured Housing	Yes	267	Pads
43		AREF10	Mixed Use	Yes	16,189	sf
44	10	AREF11	Self Storage	Yes	42,925	sf
45		SMC14		Yes	199	Pads
45.01		SMC14.01	Manufactured Housing		132	Pads
45.02		SMC14.02	Manufactured Housing		67	Pads
46	46	SMC15	Self Storage	Yes	21,524	sf

Footnotes
(1)	The Monthly Debt Service shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.
(2)	The Mortgage Loan is part of a whole loan structure. The information presented is based on the Mortgage Loan and any related Pari Passu Companion Loans, but exclude any related Subordinate Companion Loans.
(3)	The Elo Midtown Office Portfolio whole loan, the Hotel ZaZa Houston Museum District whole loan and the Cabinetworks Portfolio whole loan, each a “servicing shift whole loan”, will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the related servicing shift securitization date, it is anticipated that each servicing shift whole loan will be serviced under, and by the master servicer designated in, the related pooling and servicing agreement or trust and servicing agreement, as applicable, entered into in connection with such securitization (each, a “servicing shift pooling and servicing agreement”). Prior to the related servicing shift securitization date, each servicing shift whole loan will be a “serviced whole loan”. On and after the related servicing shift securitization date, each servicing shift whole loan will be a “nonserviced whole loan”.
(4)	The lockout period will be at least 24 payment dates beginning with and including the First Due Date in January 2021. Defeasance of the Elo Midtown Office Portfolio Loan in full is permitted after the date that is the earlier to occur of (i) December 9, 2023 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 24 payment dates is based on the expected GSMS 2020-GSA2 securitization closing date in December 2020. The actual lockout period may be longer.
(5)	Under the terms of the related Mortgage Loan documents, the first payment date is the due date in February 2021, and the Original Interest-Only Period (Mos.), Remaining Interest-Only Period (Mos.), Original Term To Maturity / ARD (Mos.) and Remaining Term To Maturity / ARD (Mos.) are each 120 months. However, due to the fact that the related mortgage loan seller will contribute an initial interest deposit amount to the issuing entity on the Closing Date to cover an amount that represents one month’s interest that would have accrued with respect to the Mortgage Loan at the related interest rate with respect to a January 2021 payment date, such Mortgage Loan is being treated as having a first payment date on the due date in January 2021, and an Original Interest-Only Period (Mos.), Remaining Interest-Only Period (Mos.), Original Term To Maturity / ARD (Mos.) and Remaining Term To Maturity / ARD (Mos.) of 121 months.
(6)	The Signature Office Portfolio Whole Loan was co-originated by Citi Real Estate Funding Inc. and Starwood Mortgage Capital LLC.
(7)	The lockout period will be at least 24 payment dates beginning with and including the First Due Date in January 2021. Defeasance of the Signature Office Portfolio Loan in full is permitted after the date that is the earlier to occur of (i) December 7, 2024 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 24 payment dates is based on the expected GSMS 2020-GSA2 securitization closing date in December 2020. The actual lockout period may be longer.
(8)	Under the terms of the related Mortgage Loan documents, the first payment date is the due date in February 2021, and the Original Interest-Only Period (Mos.) and Remaining Interest-Only Period (Mos.) are each 36 months, and the Original Term To Maturity / ARD (Mos.) and Remaining Term To Maturity / ARD (Mos.) are each 120 months. However, due to the fact that the related mortgage loan seller will contribute an initial interest deposit amount to the issuing entity on the Closing Date to cover an amount that represents one month’s interest that would have accrued with respect to the Mortgage Loan at the related interest rate with respect to a January 2021 payment date, such Mortgage Loan is being treated as having a first payment date on the due date in January 2021, and an Original Interest-Only Period (Mos.) and Remaining Interest-Only Period (Mos.) of 37 months, and an Original Term To Maturity / ARD (Mos.) and Remaining Term To Maturity / ARD (Mos.) of 121 months.
(9)	On each monthly payment date occurring during a specified tenant trigger period with respect to Allstate Insurance or The Bridgehampton National Bank, the borrower is required to deposit $225,000 with respect to the Allstate Insurance tenant and $150,000 with respect to The Bridgehampton National Bank tenant into the extraordinary TI/LC reserve. The extraordinary TI/LC reserve will be capped at $2,700,000 in connection with the Allstate Insurance tenant and $1,800,000 with respect to The Bridgehampton National Bank tenant.
(10)	Each of the Phoenix Industrial Portfolio V Mortgage Loan, the 6925 Lake Ellenor Drive Mortgage Loan, the Big Space Storage Mortgage Loan and the West Bellfort Self Storage Mortgage Loan, for which Argentic Real Estate Finance LLC is the Mortgage Loan Seller, was originated by UBS AG, an unaffiliated third party.
(11)	The lockout period will be at least 24 payment dates beginning with and including the First Due Date in January 2021. For the purpose of this prospectus, the assumed lockout period of 24 payment dates is based on the expected GSMS 2020-GSA2 securitization closing date in December 2020. The actual lockout period may be longer.
(12)	The borrowers are required to deposit into a TI/LC reserve, on a monthly basis, an amount equal to $55,270 when the amount in the TI/LC reserve is less than $1,000,000, until such time the TI/LC reserve equals or exceeds $1,500,000.

Footnotes
(13)	The borrowers deposited $4,000,000 into an achievement reserve at origination. The Mortgage Loan documents provide that in the absence of a cash management period under the Mortgage Loan documents, the funds in the achievement reserve will be disbursed to the borrowers upon the borrowers’ satisfaction of certain conditions precedent, including, among others: (i) a certain lease to be entered into with respect to a portion of the Fort Smith Mortgaged Property is in full force and effect, and the related tenant under such lease is in possession of its leased premises; (ii) the debt yield is not less than 10.6%; and (iii) the loan-to-value ratio is not greater than 65.38%. If the borrowers fail to obtain the release of all or any portion of the funds in the achievement reserve prior to the date that is two years from the closing date of the last securitization involving any portion of the Mortgage Loan, the borrowers will be required to partially defease the Mortgage Loan in an amount equal to the then-remaining balance in the achievement reserve and deliver defeasance collateral in accordance with the Mortgage Loan documents. The Cut-off Date LTV Ratio, Debt Yield on Underwritten Net Operating Income, and Debt Yield on Underwritten Net Cash Flow of 65.2%, 11.1%, and 10.0% respectively, are calculated based on a Cut-off Date Balance net of the $4,000,000 achievement reserve. The Cut-off Date LTV Ratio, Debt Yield on Underwritten Net Operating Income, and Debt Yield on Underwritten Net Cash Flow without netting the achievement reserve are 68.1%, 10.6%, and 9.6% respectively.
(14)	The MGM Grand & Mandalay Bay Whole Loan was co-originated by Citi Real Estate Funding Inc., Barclays Capital Real Estate Inc., Deutsche Bank AG, acting through its New York Branch and Société Générale Financial Corporation.
(15)	Each of the related Mortgaged Properties consist of a resort and casino and, as of the trailing 12 months ending September 30, 2020 (i) with respect to the MGM Grand Mortgaged Property, approximately 27.0% of the revenues were from hotel rooms, approximately 23.1% of the revenues were from food and beverage sales, approximately 26.9% of the revenues were from gaming, and approximately 23.1% of the revenues were from other sources and (ii) with respect to the Mandalay Bay Mortgaged Property, approximately 34.0% of the revenues were from hotel rooms, approximately 26.5% of the revenues were from food and beverage sales, approximately 17.5% of the revenues were from gaming, and approximately 22.0% of the revenues were from other sources.
(16)	The MGM Grand & Mandalay Bay Whole Loan is structured with an Anticipated Repayment Date (“ARD”) of March 5, 2030 and a final maturity date of March 5, 2032. After the ARD, the following structure will apply: (i) the interest rate will increase by 200 basis points over the greater of (x) 3.55800%, and (y) (1) the ARD Treasury Note Rate in effect on the ARD (such new rate, the “Adjusted Interest Rate”) plus (2) 1.77000%, (ii) amounts in the Excess Cash Flow Reserve Account (as defined in the related loan agreement) will be applied first to pay monthly additional interest amounts which, to the extent not paid, will be deferred (together with interest accrued thereon at the Adjusted Interest Rate) and added to the principal balance of the applicable note(s) comprising a portion of the MGM Grand & Mandalay Bay Whole Loan in the manner set forth in the MGM Grand & Mandalay Bay Whole Loan documents, and (iii) a full cash flow sweep to the extent of remaining amounts in the Excess Cash Flow Reserve will be applied to principal of the MGM Grand & Mandalay Bay Whole Loan in the manner set forth in the MGM Grand & Mandalay Bay Whole Loan documents.
(17)	The defeasance lockout period will be at least 33 payment dates beginning with and including the First Due Date in April 2020. The MGM Grand & Mandalay Bay borrowers have the option to defease the MGM Grand & Mandalay Bay Whole Loan, in whole or in part, after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) February 14, 2023. The MGM Grand & Mandalay Bay Whole Loan may be prepaid in whole or in part at any time, subject to payment of the applicable yield maintenance premium if such prepayment occurs prior to September 5, 2029 (provided no yield maintenance will be due in connection with mandatory prepayments arising out of any casualty, condemnation or in connection with a special release or a Default Release (as defined in the related loan agreement)). The assumed lockout period of 33 payment dates is based on the expected GSMS 2020-GSA2 securitization closing date in December 2020. The actual lockout period may be longer.
(18)	Under the Master Lease, MGM Lessee II, LLC, (the “MGM Tenant”) is required to pay to the MGM Grand & Mandalay Bay borrowers an initial lease rent of $292.0 million per annum ($159.0 million allocated to the MGM Grand Property and $133.0 million allocated to the Mandalay Bay Property, the “Master Lease Rent”), subject to annual increases of (i) 2.0% in years 2 through 15 of the initial lease term, and (ii) thereafter, the greater of 2.0% or CPI (CPI capped at 3.0%) for the remainder of the initial lease term. Additionally, MGM Resorts International (“MGM”) will be required to continue to invest in the MGM Grand & Mandalay Bay Mortgaged Properties, with (x) a minimum aggregate capital investment requirement of 3.5% of actual net revenues every five years (the first such period beginning January 1, 2020 and expiring December 31, 2024, and the second such period beginning January 1, 2021 and expiring December 31, 2025, and each five-year period thereafter on a rolling basis) in the aggregate for the MGM Grand & Mandalay Bay Mortgaged Properties (such amount not to be less than 2.5% of the actual net revenue of any individual Mortgaged Property) (collectively, the “Required CapEx”) and (y) a monthly reserve equal to 1.5% of actual net revenues which may be used for FF&E and on qualifying capital expenditures in satisfaction of the Required CapEx spend. The MGM Grand & Mandalay Bay Mortgaged Properties were acquired in a sale-leaseback transaction.

Footnotes
(19)	The guarantors’ liability for full recourse events is several and not joint and is capped at an amount equal to 10% of the aggregate outstanding principal balance of the MGM Grand & Mandalay Bay Whole Loan as of the date of the event. In addition, only the MGM Grand & Mandalay Bay borrowers are liable for breaches of environmental covenants; provided, however, that if the MGM Grand & Mandalay Bay borrowers fail to maintain an environmental insurance policy required under the MGM Grand & Mandalay Bay Whole Loan documents, the guarantor is liable for losses other than (x) for any amounts in excess of the applicable coverage amounts under the environmental policy had the same been renewed, replaced or extended as required under the loan agreement and (y) for any amounts recovered under the environmental policy. In addition, recourse for transfers of the MGM Grand & Mandalay Bay Mortgaged Properties or controlling equity interests in the MGM Grand & Mandalay Bay borrowers is loss recourse, rather than full recourse.
(20)	The 711 Fifth Avenue Whole Loan was co-originated by Goldman Sachs Bank USA and Bank of America, N.A.
(21)	The lockout period will be at least 33 payment dates beginning with and including the First Due Date in April 2020. For the purpose of this prospectus, the assumed lockout period of 33 payment dates is based on the expected GSMS 2020-GSA2 securitization closing date in December 2020. The actual lockout period may be longer.
(22)	At origination, the borrower funded $2,000,000 for estimated costs in connection with obtaining a new temporary or permanent certificate of occupancy to replace the temporary certificate of occupancy that expired in November 2019. The borrower obtained a temporary certificate of occupancy that was effective as of March 24, 2020, and the $2,000,000 has been disbursed to the borrower.
(23)	The borrower is required to deposit $76,322.83 into the TI/LC Reserve on each monthly payment date through and including December 2021. On each monthly payment date beginning in January 2022, the borrower is required to deposit $38,161.42 into the TI/LC Reserve.
(24)	The JW Marriott Nashville whole loan is serviced under the pooling and servicing agreement governing the Benchmark 2020-B21 securitization. From and after the securitization of the related controlling pari passu companion loan, such mortgage loan will be serviced under the pooling and servicing agreement governing such securitization and the related special servicing fee rate will be as specified in such pooling and servicing agreement.
(25)	Beginning on the Due Date in April 2021, the Ongoing Replacement Reserve is an FF&E reserve in an amount equal to (i) for the Due Dates through and including July 2023, 3% of the gross revenues of the Mortgaged Property for the prior calendar month and (ii) thereafter, 4% of the gross revenues of the Mortgaged Property for the prior calendar month.
(26)	At origination of the Houston Multifamily Portfolio Mortgage Loan, the borrowers deposited $1,500,000 into an economic holdback reserve, to be released to the borrowers upon the net cash flow debt yield at the Houston Multifamily Portfolio Mortgaged Properties being at least 9.0% based on a trailing 12-month period. Notwithstanding the foregoing, no disbursement is permitted prior to the payment date in January 2022 or if an event of default exists. The Cut-off Date LTV Ratio, LTV Ratio at Maturity / ARD, Debt Yield on Underwritten Net Operating Income and Debt Yield on Underwritten Net Cash Flow calculations are based on the Houston Multifamily Portfolio Mortgage Loan Cut-off Date Balance of approximately $29,000,000 (net of the $1,500,000 economic holdback). Assuming the gross Houston Multifamily Portfolio Mortgage Loan Cut-off Date Balance of approximately $30,500,000 and the “as-portfolio” appraised value, Cut-off Date LTV Ratio, LTV Ratio at Maturity / ARD, Debt Yield on Underwritten Net Operating Income and Debt Yield on Underwritten Net Cash Flow calculations are 64.8%, 52.5%, 8.8% and 8.3%, respectively.
(27)	The Grand Canal Shoppes Whole Loan was co-originated by Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A. and JPMorgan Chase Bank, National Association.
(28)	Units, Pads, Rooms, Sq Ft excludes the 84,743 SF space currently leased to Barneys New York (the “Barneys Parcel”). The Barneys Parcel is included in the collateral; however, the borrowers have the right to obtain a free release with respect to the Barneys Parcel. As such, no value or rental income has been attributed to the Barneys Parcel.
(29)	The borrowers are tenants under two ground leases and an air rights lease at the Grand Canal Shoppes Mortgaged Property. One ground lease is for the retail and restaurant space on the casino level of the Venetian Hotel and Casino and expires on May 14, 2093 with no extension options. The other ground lease is for the retail and restaurant space on the casino level of The Palazzo and expires on February 28, 2097 with no extension options. The annual rent under each ground lease is $1 and the borrowers have the option to purchase the applicable premises for $1 on their respective expiration dates. The air rights above the space leased to Walgreens Co. and used as a Walgreen’s store are leased by a third party to the borrowers. The air rights lease expires on February 28, 2064 and has one 40-year extension option. The annual ground rent under the air rights lease was initially $600,000. Such rent is subject to annual increases in an amount equal to the percentage increase in the consumer price index during the corresponding period, subject to a cap of 2.0%. The underwritten ground rent expense is $133,475. The borrowers sublease a portion of the air rights to The Venetian Casino Resort, LLC who pays 80.68% of the rent payable under the air rights lease, with the borrowers responsible for the remaining 19.32%.

Footnotes
(30)	The lockout period will be at least 25 payment dates beginning with and including the First Due Date in December 2020. Defeasance of the 32-42 Broadway Mortgage Loan in full is permitted after the date that is the earlier to occur of (i) November 3, 2024 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payment dates is based on the expected GSMS 2020-GSA2 securitization closing date in December 2020. The actual lockout period may be longer.
(31)	On each monthly payment date beginning in January 2022, the borrower is required to deposit into the FF&E reserve an amount equal to 1/12th of (a) with respect to the period commencing on January 1, 2022 and ending on December 31, 2022, 2.5%, (b) with respect to the period commencing on January 1, 2023 and ending on December 31, 2023, 3.25%, and (c) with respect to the period commencing on January 1, 2024 and ending on the maturity date, 4.0%, in each case, of the greater of (x) the annual gross revenues for the hotel related operations at the Hotel ZaZa Houston Museum District Mortgaged Property for the immediately preceding calendar year as reasonably determined by lender and (y) the projected annual gross revenues for the hotel related operations at the Hotel ZaZa Houston Museum District Mortgaged Property for the calendar year in which such monthly payment date occurs as set forth in the approved annual budget.
(32)	The lockout period will be at least 26 payment dates beginning with and including the First Due Date in November 2020. For the purpose of this prospectus, the assumed lockout period of 26 payment dates is based on the expected GSMS 2020-GSA2 securitization closing date in December 2020. The actual lockout period may be longer.
(33)	The lockout period will be at least 25 payment dates beginning with and including the First Due Date in December 2020. For the purpose of this prospectus, the assumed lockout period of 25 payment dates is based on the expected GSMS 2020-GSA2 securitization closing date in December 2020. The actual lockout period may be longer.
(34)	The Replacement Reserve Cap is calculated as the product of (x) $0.20 times (y) the aggregate number of rentable SF then contained in the Mortgaged Properties. As of the Cut-off Date, the aggregate number of rentable SF is 1,528,894.
(35)	The TI/LC Cap is calculated as the product of (x) $1.00 times (y) the aggregate number of rentable SF then contained in the Mortgaged Properties. As of the Cut-off Date, the aggregate number of rentable SF is 1,528,894.
(36)	The Philadelphia & Brooklyn Multifamily Portfolio Mortgaged Properties are comprised of 74 multifamily units which include 48 multifamily units and 26 commercial units (16,879 SF). Income from multifamily space is approximately 70.6% of underwritten gross potential rent and income from the commercial space is approximately 29.4% of underwritten gross potential rent.
(37)	The 3421-35 Richmond Street Mortgaged Property benefits from a 10-year city tax abatement program that expires in 2026. The 3421-35 Richmond Street Mortgaged Property currently has six years remaining on the 10-year city tax abatement program. The unabated estimated tax amount is $47,490 for the 2020/2021 tax year. Real estate taxes were underwritten to the estimated abated tax amount of approximately $6,344. The 811-15 North 2nd Street Mortgaged Property benefits from a 10-year city tax abatement program that expires in 2022. The 811-15 North 2nd Street Mortgaged Property currently has two years remaining on the 10-year city tax abatement program. The unabated estimated tax amount is $42,565 for the 2020/2021 tax year. Real estate taxes were underwritten to the estimated abated tax amount of approximately $4,257.
(38)	If the replacement reserve account falls below $100,000, the borrower will be required to deposit on each payment date an amount initially equal to 1/12th of the product obtained by multiplying $329 by the number of apartment units at the King City SV Mortgaged Property (initially $3,125.50 per month).
(39)	The Upfront Debt Service Reserve represents five months of debt service (the “Minimum Debt Service Reserve Balance”) the Minimum Debt Service Reserve Balance may be reduced to $99,990 (three months of debt service) upon expiration of the Emergency Period (as defined in the Emergency Law). The Emergency Law means the Oregon House Bill 4204 (as may be amended, modified or extended solely in connection with, or in response to the COVID-19 global pandemic).
(40)	The King City SV Mortgaged Property is subject to a master lease pursuant to which the borrower is the master lessor and a borrower affiliate is the master tenant. Pursuant to the terms of the master lease, income from the operations of the King City SV Mortgaged Property will be used to pay master rent to the borrower in accordance with a rent schedule agreed to by the borrower, the master lessee, and the lender. In the event of a foreclosure, the lender may cause the termination of the master lease.
(41)	The Mortgaged Property consists of 314,547 SF of retail space that is 91.7% occupied and accounts for 78.9% of underwritten gross potential rent. The Mortgaged Property also consists of 71,868 SF of office space that is 98.0% occupied and accounts for 17.2% of gross potential rent.

Footnotes
(42)	On each Due Date, if and to the extent the amount contained in the TI/LC reserve account is less than $1,000,000, the borrower is required to deposit into the TI/LC reserve account an Ongoing TI/LC Reserve amount equal to $25,000.
(43)	On each monthly payment date, the related borrower is required to deposit into an FF&E reserve account an amount equal to 1/12th of 4% of annual gross income for the prior calendar year for the La Quinta Downtown Waco Mortgaged Property, currently $10,851.
(44)	The borrower is required to deposit into a TI/LC reserve, on a monthly basis, an amount equal to approximately $5,370 when the amount in the TI/LC reserve is less than $85,000, until such time the TI/LC reserve equals or exceeds $300,000.
(45)	The Upper West Side Mixed-Use Mortgaged Property is comprised of 12 multifamily units and one 3,500 SF commercial unit.
(46)	Under the terms of the related Mortgage Loan documents, the first payment date is the due date in February 2021, and the Original Interest-Only Period (Mos.) and Remaining Interest-Only Period (Mos.) are each 60 months, and the Original Term To Maturity / ARD (Mos.) and Remaining Term To Maturity / ARD (Mos.) are each 120 months. However, due to the fact that the related mortgage loan seller will contribute an initial interest deposit amount to the issuing entity on the Closing Date to cover an amount that represents one month’s interest that would have accrued with respect to the Mortgage Loan at the related interest rate with respect to a January 2021 payment date, such Mortgage Loan is being treated as having a first payment date on the due date in January 2021, and an Original Interest-Only Period (Mos.) and Remaining Interest-Only Period (Mos.) of 61 months, and an Original Term To Maturity / ARD (Mos.) and Remaining Term To Maturity / ARD (Mos.) of 121 months.
(47)	On the date of origination, a subordinate loan of $1,832,426 was entered into with 3S Avon JV Inc. (the “Subordinate Borrower”). The subordinate loan is secured by, among other things, a pledge to Al Nasr Capital SPV Limited (the “Subordinate Lender”) of all of the Subordinate Borrower’s ownership interest (the “Pledge Collateral”) in 3S – Beitel TIC LLC, pursuant to a pledge agreement. The Subordinate Borrower is the sole member of 3S – Beitel TIC. 3S Beitel TIC is the 65% investment member of the borrower of the 2416 Merchant Street Mortgaged Property.
(48)	The 7th Street Mixed Use Mortgaged Property is comprised of 23 multifamily units totaling 17,505 SF, 8,899 SF of ground floor retail space and 6,466 SF of second floor office space.
(49)	The Ongoing Replacement Reserve on each payment date will equal an amount equal to (i) 1/12th of 2% of the annual operating income of the Mortgaged Property (based on the prior year) until the 36th payment date and (ii) commencing on the 37th payment date and on each payment date thereafter an amount equal to 1/12th of 4% of the annual operating income of the Hampton Inn Alamogordo Mortgaged Property (based on the prior year).
(50)	The lockout period will be at least 34 payment dates beginning with and including the First Due Date in March 2020. For the purpose of this prospectus, the assumed lockout period of 34 payment dates is based on the expected GSMS 2020-GSA2 securitization closing date in December 2020. The actual lockout period may be longer.

EXHIBIT C

FORM OF INVESTMENT REPRESENTATION LETTER

[Date]

Wells Fargo Bank, National Association
as Certificate Administrator

600 South 4th Street, 7th Floor, MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Corporate Trust Services (CMBS)
GS Mortgage Securities Trust 2020-GSA2

GS Mortgage Securities Corporation II
200 West Street

New York, New York 10282

Attention: Leah Nivison

Re:	Transfer of GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2

Ladies and Gentlemen:

This letter is delivered pursuant to Section 5.03 of the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, on behalf of the holders of GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 (the “Certificates”) and the RR Interest Owner in connection with the transfer by [__________] (the “Seller”) to the undersigned (the “Purchaser”) of [$_____ aggregate [Certificate Balance][Notional Amount]][_____% Percentage Interest] Certificates (the “Certificate”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

In connection with such transfer, the Purchaser hereby represents and warrants to you and the addressees hereof as follows:

1.           Check one of the following:*

☐	The Purchaser is not purchasing a Class R Certificate and the Purchaser is an institution that is an “accredited investor” (an “Institutional Accredited Investor”) within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the

* Purchaser must include one of the following two certifications.

 Exhibit C-1

Securities Act of 1933, as amended (the “Securities Act”) or any entity in which all of the equity owners come within such paragraphs and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Certificates, and the Purchaser and any accounts for which it is acting are each able to bear the economic risk of the Purchaser’s or such account’s investment. The Purchaser is acquiring the Certificates purchased by it for its own account or for one or more accounts, each of which is an Institutional Accredited Investor, as to each of which the Purchaser exercises sole investment discretion. The Purchaser hereby undertakes to reimburse the Trust Fund for any costs incurred by it in connection with this transfer.

☐	The Purchaser is a “qualified institutional buyer” (a “QIB”) within the meaning of Rule 144A (“Rule 144A”) under the Securities Act. The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph (d)(4)(i) of Rule 144A.

2.           The Purchaser’s intention is to acquire the Certificate (a) for investment for the Purchaser’s own account or (b) for reoffer, resale, pledge or other transfer (i) to QIBs in transactions under Rule 144A, and not in any event with the view to, or for resale in connection with, any distribution thereof, or (ii) (other than with respect to a Class R Certificate) to Institutional Accredited Investors, subject in the case of clause (ii) above to (w) the receipt by the Certificate Registrar of a letter substantially in the form hereof, (x) the receipt by the Certificate Registrar of an opinion of counsel acceptable to the Trustee and Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act, (y) the receipt by the Certificate Registrar of such other evidence acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act and other applicable laws and (z) a written undertaking to reimburse the Trust Fund for any costs incurred by it in connection with the proposed transfer. The Purchaser understands that the Certificate (and any subsequent Certificate) has not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser’s investment intent (or intent to reoffer, resell, pledge or transfer the Certificate only to certain investors in certain exempted transactions) as expressed herein.

3.           The Purchaser has reviewed the Prospectus relating to the Offered Certificates (and, with respect to Non-Registered Certificates, the Offering Circular related to such Non-Registered Certificates) and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Prospectus.

4.           The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be reoffered, resold, pledged or otherwise transferred unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

 Exhibit C-2

5.           The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of a Certificate or Certificates, as the case may be (each, a “Certificateholder”), in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Certificate Registrar and all Certificateholders present and future.

6.           The Purchaser will not sell or otherwise transfer any portion of the Certificate or Certificates, except in compliance with Section 5.03 of the Pooling and Servicing Agreement.

7.           Check one of the following:**

☐	The Purchaser is a U.S. Tax Person (as defined below) and it has attached hereto an Internal Revenue Service (“IRS”) Form W-9 (or successor form).

☐	The Purchaser is not a U.S. Tax Person and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Registrar (or its agent) with respect to distributions to be made on the Certificate. The Purchaser has attached hereto [(i) a duly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form, as applicable), which identifies such Purchaser as the beneficial owner of the Certificate and states that such Purchaser is not a U.S. Tax Person, (ii) IRS Form W-8IMY (with all appropriate attachments) or (iii)]*** two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Certificate and state that interest and original issue discount on the Certificate and Permitted Investments is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Certificate Registrar updated [IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or]*** IRS Form W-8ECI, [as the case may be,]*** any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

For purposes of this paragraph 7, “U.S. Tax Person” means a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent

** Each Purchaser must include one of the two alternative certifications.

*** Does not apply to a transfer of Class R Certificates.

 Exhibit C-3

provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

8.           Please make all payments due on the Certificates:****

☐	(a)	by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

Bank:_________________________________________________

ABA #:________________________________________________

 Account #:_____________________________________________

Attention:______________________________________________

☐	(b)	by mailing a check or draft to the following address:

 ______________________________________________________

______________________________________________________

______________________________________________________

9.           If the Purchaser is purchasing a Class R Certificate, the Purchaser is not a partnership (including any entity treated as a partnership for U.S. federal income tax purposes), any interest in which is owned, directly or indirectly, through one or more partnerships, trusts or other pass-through entities by a Disqualified Non-U.S. Tax Person.

Very truly yours,

[The Purchaser]

By:
Name:
Title:

Dated:

****  Only to be filled out by Purchasers of Definitive Certificates. Please select (a) or (b). For holders of the Definitive Certificates, wire transfers are only available if such holder’s Definitive Certificates have an aggregate Certificate Balance or Notional Amount, as applicable, of at least U.S. $5,000,000.

 Exhibit C-4

EXHIBIT D-1

Form of Transferee Affidavit

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor, MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Corporate Trust Services – GSMS 2020-GSA2

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 (the “Certificates”) issued, and RR Interest created, pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of December 1, 2020, among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer

STATE OF	)
) ss.:
COUNTY OF	)

I, [______], under penalties of perjury, declare that, to the best of my knowledge and belief, the following representations are true, correct and complete, and being first sworn, depose and say that:

1.           I am a [______] of [______] (the “Purchaser”), on behalf of which I have the authority to make this affidavit.

2.           The Purchaser is acquiring Class R Certificates representing [__]% of the residual interest in each of the real estate mortgage investment conduits (each, a “REMIC”) designated as the (i)  “Lower-Tier REMIC”, (ii) “Upper-Tier REMIC”, (iii) “Grand Canal Shoppes Loan REMIC” and (iv) “White Oak Crossing Loan REMIC” respectively, relating to the Certificates for which an election is to be made under Section 860D of the Internal Revenue Code of 1986 (the “Code”).

3.           The Purchaser is not a “Disqualified Organization” (as defined below), and that the Purchaser is not acquiring the Class R Certificates for the account of, or as agent or nominee of, or with a view to the transfer of direct or indirect record or beneficial ownership thereof, to a Disqualified Organization. For the purposes hereof, a Disqualified Organization is any of the following: (i) the United States, any State or political subdivision thereof, any possession of the United States or any agency or instrumentality of any of the foregoing (other

 Exhibit D-1-1

than an instrumentality which is a corporation if all of its activities are subject to tax and, except for Freddie Mac, a majority of its board of directors is not selected by such governmental unit), (ii) a foreign government, any international organization or any agency or instrumentality of any of the foregoing, (iii) any organization which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to the Class R Certificates (except certain farmers’ cooperatives described in Section 521 of the Code), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, and (v) any other Person so designated by the Trustee or the Certificate Administrator based upon an Opinion of Counsel as provided to the Trustee or the Certificate Administrator (at no expense to the Trustee or the Certificate Administrator) that the holding of an Ownership Interest in a Class R Certificate by such Person may cause any Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Class R Certificate to such Person. The terms “United States,” “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

4.           The Purchaser acknowledges that Section 860E(e) of the Code would impose a substantial tax on the transferor or, in certain circumstances, on an agent for the transferee, with respect to any transfer of any interest in any Class R Certificates to a Disqualified Organization.

5.           The Purchaser is a Permitted Transferee and, to the extent applicable, the Purchaser’s U.S. taxpayer identification number is [__________].

6.           No purpose of the acquisition of the Class R Certificates is to impede the assessment or collection of tax.

7.           The Purchaser will not cause income from the Class R Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Purchaser or any other person.

8.           Check the applicable paragraph:

☐           The present value of the anticipated tax liabilities associated with holding the Class R Certificate, as applicable, does not exceed the sum of:

(i)           the present value of any consideration given to the Purchaser to acquire such Class R Certificate;

(ii)          the present value of the expected future distributions on such Class R Certificate; and

(iii)         the present value of the anticipated tax savings associated with holding such Class R Certificate as the related REMIC generates losses.

 Exhibit D-1-2

For purposes of this calculation, (i) the Purchaser is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Purchaser has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Purchaser.

☐           The transfer of the Class R Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

(i)           the Purchaser is an “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Class R Certificate will only be taxed in the United States;

(ii)          at the time of the transfer, and at the close of the Purchaser’s two fiscal years preceding the year of the transfer, the Purchaser had gross assets for financial reporting purposes (excluding any obligation of a person related to the Purchaser within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

(iii)         the Purchaser will transfer the Class R Certificate only to another “eligible corporation,” as defined in Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Treasury Regulations Section 1.860E-1(c)(5); and

(iv)         the Purchaser determined the consideration paid to it to acquire the Class R Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Purchaser) that it has determined in good faith.

☐           None of the above.

9.           The Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class R Certificates as they become due.

10.          The Purchaser understands that it may incur tax liabilities with respect to the Class R Certificate in excess of any cash flows generated by such Certificate.

11.          The Purchaser is aware that the Certificate Registrar will not register any transfer of a Class R Certificate by the Transferor unless the Purchaser, or such Purchaser’s agent, delivers to the Certificate Registrar, among other things, an affidavit and agreement in substantially the same form as this affidavit and agreement. The Purchaser expressly agrees that it will not consummate any such transfer if it knows or believes that any representation contained in such affidavit and agreement is false.

 Exhibit D-1-3

12.          The Purchaser represents that it is not acquiring the Class R Certificate as a nominee, trustee or agent for any person that is not a Permitted Transferee and that for so long as it retains its interest in the Class R Certificate, it will endeavor to remain a Permitted Transferee.

13.          The Purchaser consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that the Class R Certificate will only be owned, directly or indirectly, by a Permitted Transferee.

14.          The Purchaser has reviewed the provisions of Section 5.03 of the Pooling and Servicing Agreement, a description of which provisions is set forth in the Class R Certificates; and the Purchaser expressly agrees to be bound by and to comply with such provisions.

15.          The Purchaser consents to the designation of the Certificate Administrator as the “partnership representative” of each Trust REMIC pursuant to Section 10.01 of the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized officer this ___day of _________, 20__.

By:
Name:
Title:

By:
Name:
Title:

 Exhibit D-1-4

On this ____ day of _______20__, before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ______________________ and ________________________, known or proved to me to be the same persons who executed the foregoing instrument and to be _____________________________ and ___________________________, respectively, of the Purchaser, and acknowledged to me that they executed the same as their respective free acts and deeds and as the free act and deed of the Purchaser.

NOTARY PUBLIC in and for the
State of _______________

[SEAL]

My Commission expires:

_________________

 Exhibit D-1-5

EXHIBIT D-2

FORM OF TRANSFEROR LETTER

[Date]

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor, MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Corporate Trust Services – GSMS 2020-GSA2

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, Class R (the “Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by [______] (the “Transferor”) to [______] (the “Transferee”) of Class R Certificates evidencing a [__]% Percentage Interest in such Class (the “Residual Certificates”). The Certificates, including the Residual Certificates, were issued pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

(1)           No purpose of the Transferor relating to the transfer of the Residual Certificates by the Transferor to the Transferee is or will be to impede the assessment or collection of any tax.

(2)           The Transferor understands that the Transferee has delivered to you a Transferee Affidavit and Agreement in the form attached to the Pooling and Servicing Agreement as Exhibit D-1. The Transferor does not know or believe that any representation contained therein is false.

(3)           The Transferor has at the time of this transfer conducted a reasonable investigation of the financial condition of the Transferee as contemplated by Treasury regulation Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that the Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in the future. The Transferor understands that the transfer of the Residual Certificates may not be respected for United States income tax purposes (and the Transferor may continue to be liable

 Exhibit D-2-1

for United States income taxes associated therewith) unless the Transferor has conducted such an investigation.

Very truly yours,

(Transferor)

By:
Name:
Title:

 Exhibit D-2-2

EXHIBIT D-3

FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF THE RR INTEREST

[Date]

Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045-1951

Attention: Corporate Trust Services—GSMS 2020-GSA2

Goldman Sachs Mortgage Company,
as Retaining Sponsor
200 West Street
New York, New York 10282
Attention: Leah Nivison

GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282
Attention: Leah Nivison

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 (the “Certificates”) issued, and RR Interest created, pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of December 1, 2020, among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer.

Ladies and Gentlemen:

[_____] (the “Transferee”) hereby certifies, represents and warrants to each of the addressees hereto:

1.	[[_____] (the “Transferor”) is transferring $[____] RR Interest Balance of the RR Interest to [______] (the “Transferee”).] [[_____] (the “Transferor”) is transferring $[____] RR Interest Balance of the RR Interest to [_____] (“Transferee”) that is a Permitted Lender in a repurchase transaction.] [[_____] (the “Transferor”) is granting a security interest in the RR Interest to [_____] (the “Transferee”) that is a Permitted Lender.]

 Exhibit D-3-1

2.	The transfer or the pledge contemplated in Paragraph 1 (a “Transfer”) is in compliance with the Pooling and Servicing Agreement.

3.	The Transferee is aware that the Certificate Registrar will not recognize any Transfer of any portion of the RR Interest by the Transferor unless the Transferee, or the Transferee’s agent, delivers to the Certificate Registrar, among other things, a certificate in substantially the same form as this certificate. The Transferee expressly agrees that it will not consummate any such Transfer if it knows or believes that any representation contained in such certificate is false.

4.	The Transferee is not and will not become an employee benefit plan or other plan subject to the fiduciary responsibility provisions of ERISA or to Section 4975 of the Code or a governmental plan (as defined in Section 3(32) of ERISA) or other plan that is subject to Similar Law, or any person acting on behalf of any such plan or using the assets of any such plan (including within the meaning of Department of Labor Regulations Section 2510.3-101, as modified by Section 3(42) of ERISA) to purchase the RR Interest.

5.	Check one of the following:

☐	The Transferee certifies, represents and warrants to each of the addressees hereto that:

A.	The Transferee is the Retaining Sponsor or a “majority-owned affiliate”, as such term is defined in the Risk Retention Rule (a “Majority-Owned Affiliate”) of the Retaining Sponsor;

B.	The Transferee is not acquiring the RR Interest as a nominee, trustee or agent for any person that is not the Retaining Sponsor or a Majority-Owned Affiliate of the Retaining Sponsor;

C.	If the Transferee is a Majority-Owned Affiliate of the Retaining Sponsor, for so long as it retains its interest in the RR Interest, it will remain a Majority-Owned Affiliate of the Retaining Sponsor;

D.	The Transferee is not a Non-Exempt Person; and

E.	The Transferee consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that its ownership of the RR Interest will satisfy the risk retention requirements of the Retaining Sponsor, in its capacity as “sponsor” under the Risk Retention Rule.

☐	The Transferee certifies, represents and warrants to each of the addressees hereto that:

A.	The Transferee is a Permitted Lender;

 Exhibit D-3-2

B.	It is not acquiring an interest in the RR Interest as a nominee, trustee or agent for any person that is not a Permitted Lender, and that for so long as it retains its interest in the RR Interest, it will remain a Permitted Lender; and

C.	The Transferee consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that its ownership of an interest in the RR Interest will satisfy the risk retention requirements of the Retaining Sponsor, in its capacity as “Sponsor” under the Risk Retention Rule.

6.	Check one of the following:

☐            The Transferee is a “U.S. Person” and it has attached hereto an Internal Revenue Service (“IRS”) Form W-9 (or successor form).

☐            The Transferee is not a “U.S. Person” and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Registrar (or its agent) with respect to Distributions to be made on the Certificate(s). The Transferee has attached hereto (i) a duly executed IRS Form W-8BEN or W-8BEN-E (or successor form), which identifies such Transferee as the beneficial owner of the Certificate(s) and states that such Transferee is not a U.S. Person, (ii) two duly executed copies of IRS Form W-8IMY (and all appropriate attachment, (iii) two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Transferee as the beneficial owner of the Certificate(s) and state that interest and original issue discount on the U.S. Securities is, or is expected to be, effectively connected with a U.S. trade or business or (iv) a duly executed copy of IRS Form W-8EXP. The Transferee agrees to provide to the Certificate Registrar updated IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY, IRS Form W-8ECI or IRS Form W-8EXP, as the case may be, any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

For purposes of this paragraph 6, “U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury regulations), or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons).

 Exhibit D-3-3

7.	All distributions to be made to the Transferee pursuant to the Pooling and Servicing Agreement should be made to:

[INSERT WIRE TRANSFER INFORMATION]

Bank:

Account No.:

Attention:

Ref:

ABA No.:

8.	Any communications to the Transferee pursuant to the Pooling and Servicing Agreement should be provided to:

[INSERT CONTACT INFORMATION]

[NAME]

[ADDRESS]

Fax number:

Telephone:

E-mail:

All capitalized terms used but not defined herein have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Transferee has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

[TRANSFEREE]

By:
Name:
Title:

 Exhibit D-3-4

EXHIBIT D-4

FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF THE RR INTEREST

[Date]

Wells Fargo Bank, National Association, as Certificate Registrar

600 South 4th Street, 7th Floor

MAC N9300-070

Minneapolis, Minnesota 55479

Attention: Certificate Transfers Group GSMS 2020-GSA2

Goldman Sachs Mortgage Company,
as Retaining Sponsor
200 West Street
New York, New York 10282
Attention: Leah Nivison

GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282
Attention: Leah Nivison

Cadwalader, Wickersham & Taft, LLP
200 Liberty Street
New York, New York 10281
Email: lisa.pauquette@cwt.com

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 (the “Certificates”) issued, and RR Interest created, pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of December 1, 2020, among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer.

Ladies and Gentlemen:

[_____] (the “Transferor”) hereby certifies, represents and warrants to each of the addressees hereto:

 Exhibit D-4-1

1.	[[_____] (the “Transferor”) is transferring $[____] RR Interest Balance of the RR Interest to [______] (the “Transferee”).] [[_____] (the “Transferor”) is transferring $[____] RR Interest Balance of the RR Interest to [_____] (the “Transferee”) that is a Permitted Lender in a repurchase transaction.] [[_____] (the “Transferor”) is granting a security interest in $[____] RR Interest Balance of the RR Interest to [_____] (the “Transferee”) that is a Permitted Lender.]

2.	The transfer or the pledge contemplated in Paragraph 1 (a “Transfer”) is in compliance with the Pooling and Servicing Agreement.

3.	The Transferor is aware that the Certificate Registrar will not recognize any Transfer of any portion of the $[____] RR Interest Balance of the RR Interest by the Transferor unless the Transferor, or the Transferor’s agent, delivers to the Certificate Registrar, among other things, a certificate in substantially the same form as this certificate. The Transferor expressly agrees that it will not consummate any such Transfer if it knows or believes that any representation contained in such certificate is false.

4.	Check one of the following:

☐	[The Transferor is the Retaining Sponsor,] and the Transferor certifies, represents and warrants to you that:

A.	The Transferee is the Retaining Sponsor or a “majority-owned affiliate”, as such term is defined in the Risk Retention Rule (a “Majority-Owned Affiliate”) of the Retaining Sponsor; and

B.	To the Transferor’s knowledge, the Transferee is not acquiring the RR Interest as a nominee, trustee or agent for any person that is not the Retaining Sponsor or a Majority-Owned Affiliate of the Retaining Sponsor.

☐	The Transferee certifies, represents and warrants to each of the addressees hereto that:

A.	The Transferee is a Permitted Lender;

B.	The Transferor’s knowledge, the Transferee is not a Non-Exempt Person.

C.	To the knowledge of the Transferor, the Transferee is not acquiring an interest in the RR Interest as a nominee, trustee or agent for any person that is not a Permitted Lender, and that for so long as it retains its interest in the RR Interest, it will remain a Permitted Lender.

5.	The Transferor understands that the Transferee has delivered to you a Transferee Certificate in the form attached to the Pooling and Servicing Agreement as Exhibit D-3.

 Exhibit D-4-2

The Transferor does not know or believe that any representation contained therein is false.

All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Transferor has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

[TRANSFEROR]

By:
Name:
Title:

 Exhibit D-4-3

EXHIBIT D-5

FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF THE RETAINED CERTIFICATES

[Date]

Wells Fargo Bank, National Association
         as Certificate Administrator
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Risk Retention Custody – GSMS 2020-GSA2

With a copy to: riskretentioncustody@wellsfargo.com

Goldman Sachs Mortgage Company,
as Retaining Sponsor
200 West Street
New York, New York 10282
Attention: Leah Nivison

GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282
Attention: Leah Nivison

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 (the “Certificates”) issued, and RR Interest created, pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of December 1, 2020, among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer.

Ladies and Gentlemen:

[_____] (the “Purchaser”) hereby certifies, represents and warrants to each of the addressees hereto:

1.	The Purchaser is acquiring (the “Transfer”) $[_____] aggregate Certificate Balance of the Class [G-RR][H-RR][RR] Certificates from [_____] (the “Transferor”).

2.	The Purchaser is aware that the Certificate Registrar will not register any transfer of any portion of the Retained Certificates by the Transferor unless the Purchaser, or such Purchaser’s agent, delivers to the Certificate Registrar, among other things, a

 Exhibit D-5-1

certificate in substantially the same form as this certificate. The Purchaser expressly agrees that it will not consummate any such transfer if it knows or believes that any representation contained in such certificate is false.

3.	The Transfer is in compliance with any applicable credit risk retention agreement in effect between the Retaining Sponsor and the Transferor (the “Risk Retention Agreement”).

4.	[If the Purchaser is an insurance company general account relying on PTCE 95-60 to cover its acquisition of the Retained Certificates, (a) all of the conditions of Parts I and III of PTCE 95-60 will be satisfied with respect to the acquisition of the Retained Certificates and (b) the acquisition of the Class [G-RR][HRR] Certificates will be effected through Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., SG Americas Securities, LLC or an Affiliate thereof.] [FOR TRANSFERS OF THE CLASS F-RR, CLASS G-RR AND CLASS H-RR CERTIFICATES.]

[The Purchaser is not and will not become an employee benefit plan or other plan subject to the fiduciary responsibility provisions of ERISA or to Section 4975 of the Code or a governmental plan (as defined in Section 3(32) of ERISA) or other plan that is subject to Similar Law, or any person acting on behalf of any such plan or using the assets of any such plan (including within the meaning of Department of Labor Regulations Section 2510.3-101, as modified by Section 3(42) of ERISA) to purchase the Class RR Certificates.] [FOR TRANSFERS OF THE CLASS RR CERTIFICATES.]

5.	Check one of the following:

☐            The Purchaser certifies, represents and warrants to each of the addressees hereto that:

A.	It is a “majority-owned affiliate”, as such term is defined in Regulation RR, of the Transferor (a “Majority-Owned Affiliate”).

B.	It is not acquiring the Retained Certificates as a nominee, trustee or agent for any person that is not a Majority-Owned Affiliate, and that for so long as it retains its interest in the Retained Certificates, it will remain a Majority-Owned Affiliate.

C.	It will deliver a joinder agreement substantially in the form attached to the Risk Retention Agreement pursuant to which it has agreed to be bound by the terms of the Risk Retention Agreement to the same extent as if it was the Transferor itself.

☐              [FOR HRR CERTIFICATES ONLY][The Transfer will occur on and after the fifth anniversary of the Closing Date, and the Purchaser certifies, represents and warrants to each of the addressees hereto that:

A.	It will execute and deliver to the Retaining Sponsor a new credit risk retention agreement in accordance with the Risk Retention Agreement.

 Exhibit D-5-2

B.	If required by the Retaining Sponsor, an affiliate of the Purchaser will execute and deliver a guaranty, if required under the Risk Retention Agreement.

C.	It will comply with any additional requirements and satisfy any additional conditions set forth under the Risk Retention Agreement applicable to the Transfer and the Purchaser as a subsequent Third Party Purchaser.]

☐              The Transfer will occur after the termination of the Transfer Restriction Period.

6.	[FOR TRANSFERS OF THE CLASS RR CERTIFICATES ONLY][All distributions to be made to the Transferee Pursuant to the Pooling and Servicing Agreement should be made to:

[INSERT WIRE TRANSFER INFORMATION]

7.	All communications to the Transferee pursuant to the Pooling and Servicing Agreement should be provided to:

[INSERT CONTACT INFORMATION]]

Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

By:
Name:
Title:

 Exhibit D-5-3

EXHIBIT D-6

FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF THE RETAINED CERTIFICATES

[Date]

Wells Fargo Bank, National Association
        as Certificate Administrator
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Risk Retention Custody – GSMS 2020-GSA2

With a copy to: riskretentioncustody@wellsfargo.com

Goldman Sachs Mortgage Company,
as Retaining Sponsor
Email: leah.nivison@gs.com
Email: joe.osborne@gs.com
Email: gs-refgsecuritization@gs.com

GS Mortgage Securities Corporation II
Email: leah.nivison@gs.com
Email: joe.osborne@gs.com
Email: gs-refgsecuritization@gs.com

Cadwalader, Wickersham & Taft, LLP
200 Liberty Street
New York, New York 10281
Email: lisa.pauquette@cwt.com

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 (the “Certificates”)

Ladies and Gentlemen:

This is delivered to you in connection with the transfer (the “Transfer”) by [______] (the “Transferor”) to [______] (the “Transferee”) of $[_____] aggregate Certificate Balance of the Class [G-RR][H-RR][RR] Certificates. The Certificates were issued and the RR Interest was created pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you that:

 Exhibit D-6-1

1.	The Transfer is in compliance with any applicable credit risk retention agreement in effect between the Retaining Sponsor and the Transferor (the “Risk Retention Agreement”) and the Pooling and Servicing Agreement.

2.	[If the Transferee is an insurance company general account relying on PTCE 95-60 to cover its acquisition of the Class [G-RR][H-RR] Certificates, to the Transferor’s knowledge (a) all of the conditions of Parts I and III of PTCE 95-60 will be satisfied with respect to the acquisition of the Class [G-RR][H-RR] Certificates and (b) the acquisition of the Class [G-RR][HRR] Certificates will be effected through Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., SG Americas Securities, LLC or an Affiliate thereof.][FOR TRANSFERS OF THE CLASS F-RR, CLASS G-RR AND CLASS H-RR CERTIFICATES.]

[The Transferee is not and will not become an employee benefit plan or other plan subject to the fiduciary responsibility provisions of ERISA or to Section 4975 of the Code or a governmental plan (as defined in Section 3(32) of ERISA) or other plan that is subject to Similar Law, or any person acting on behalf of any such plan or using the assets of any such plan (including within the meaning of Department of Labor Regulations Section 2510.3-101, as modified by Section 3(42) of ERISA) to purchase the Class RR Certificates.][FOR TRANSFERS OF THE CLASS RR CERTIFICATES.]

3.	Check one of the following:

☐            The Transferor certifies, represents and warrants to you that:

A.	The Transferee is a “majority-owned affiliate”, as such term is defined in Regulation RR, of the Transferor (a “Majority-Owned Affiliate”).

B.	The Transferor has satisfied all of the conditions under the Risk Retention Agreement applicable to transfers by the Transferor to a Majority-Owned Affiliate.

☐            [FOR TRANSFERS OF THE HRR CERTIFICATES ONLY][The Transfer will occur on and after the fifth anniversary of the Closing Date, and the Transferor certifies, represents and warrants to you that:

A.	The Transferor has satisfied all of the conditions under the Risk Retention Agreement applicable to transfers by the Transferor to subsequent Third Party Purchasers.]

☐            The Transfer will occur after the termination of the Transfer Restriction Period.

4.	The Transferor certifies, represents and warrants to you that the Transferor has provided notice of the Transfer to the Retaining Sponsor and [check one of the following]:

☐            The Retaining Sponsor has consented to the Transfer, a copy of which is attached hereto.

 Exhibit D-6-2

☐            At least ten (10) Business Days have passed since the Retaining Sponsor’s receipt of such written notice, and the Retaining Sponsor has not responded to the Transferor.

5.	The Transferor understands that the Transferee has delivered to you a Transferee Certificate in the form attached to the Pooling and Servicing Agreement as Exhibit D-5. The Transferor does not know or believe that any representation contained therein is false.

6.	[FOR TRANSFERS OF THE CLASS RR CERTIFICATES ONLY][All distributions to be made to the Transferee Pursuant to the Pooling and Servicing Agreement should be made to:

[INSERT WIRE TRANSFER INFORMATION]

7.	All communications to the Transferee pursuant to the Pooling and Servicing Agreement should be provided to:

[INSERT CONTACT INFORMATION]]

IN WITNESS WHEREOF, the Transferor has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

[TRANSFEROR]

By:
Name:
Title:

 Exhibit D-6-3

EXHIBIT D-7

FORM OF REQUEST OF RETAINING SPONSOR CONSENT FOR RELEASE OF THE RETAINED CERTIFICATES

[Date]

TO BE SENT BY ELECTRONIC MAIL TO THE CERTIFICATE ADMINISTRATOR BY THIRD PARTY PURCHASER

Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Risk Retention Custody – GSMS 2020-GSA2

Email: RiskRetentionCustody@wellsfargo.com

TO BE SENT BY ELECTRONIC MAIL TO THE RETAINING SPONSOR BY THE CERTIFICATE ADMINISTRATOR

Goldman Sachs Mortgage Company,

as Retaining Sponsor

Email: leah.nivison@gs.com

Email: joe.osborne@gs.com

Email: gs-refgsecuritization@gs.com

GS Mortgage Securities Corporation II,

as Depositor

Email: leah.nivison@gs.com

Email: joe.osborne@gs.com

Email: gs-refgsecuritization@gs.com

Cadwalader, Wickersham & Taft, LLP

200 Liberty Street

New York, New York 10281

Email: lisa.pauquette@cwt.com

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 (the “Certificates”)

Ladies and Gentlemen:

This is delivered to you in connection with the release (the “Release”) of $[_____] aggregate Certificate Balance of the Class [G-RR][H-RR][RR] Certificates from the [Third Party Purchaser Safekeeping Account][Retained Interest Safekeeping Account] [and, in connection with the termination of the Risk Retention Rule, request to convert such Class HRR Certificates to a Book-Entry Certificate pursuant to the enclosed transfer certificate].

 Exhibit D-7-1

The Certificates were issued and the RR Interest was created pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.

Add any further explanation for the request for release [and conversion] below:

The [Third Party Purchaser][Holder of the Class RR Certificates] hereby requests your written consent to the Release [and conversion to a Book-Entry Certificate].

IMPORTANT NOTICE: IF YOU FAIL TO RESPOND TO THE CERTIFICATE ADMINISTRATOR IN WRITING AT THE CONTACT INFORMATION SET FORTH BELOW WITHIN 10 BUSINESS DAYS AFTER YOUR RECEIPT OF THIS REQUEST, THEN THE RELEASE WILL BE DEEMED TO HAVE BEEN APPROVED BY YOU UNDER THE POOLING AND SERVICING AGREEMENT.

 Exhibit D-7-2

The contact information of the Certificate Administrator is:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Risk Retention Custody – GSMS 2020-GSA2
Email: RiskRetentionCustody@wellsfargo.com

Sincerely,

[REQUESTING PARTY]

By:
Name:
Title:

CONSENT TO RELEASE:

RETAINING SPONSOR

__________________________
By:
Name:
Title:

Email:

 Exhibit D-7-3

EXHIBIT E

FORM OF REQUEST FOR RELEASE
(for Custodian)

Loan Information

Name of Mortgagor:

[Master Servicer]
[Special Servicer] Loan No.:

Custodian

Name:	Wells Fargo Bank, National Association

Address:	1055 10th Avenue SE Minneapolis, MN 55414 Attention: Corporate Trust Services (CMBS) GS Mortgage Securities Trust 2020-GSA2

Custodian/Trustee Mortgage File No.:

Depositor

Name:	GS Mortgage Securities Corporation II

Address:	200 West Street New York, New York 10282 Attention: Leah Nivison

Certificates:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2

The undersigned [Master Servicer] [Special Servicer] hereby requests delivery from Wells Fargo Bank, National Association, as custodian (in such capacity, the “Custodian”) on behalf of Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”), for the Holders of GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 and the RR Interest Owner, the documents referred to below (the “Documents”). All capitalized terms not otherwise defined in this Request for Release shall have the meanings given them in the Pooling and Servicing Agreement dated as of December 1, 2020, among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator

 Exhibit E-1

and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer (the “Pooling and Servicing Agreement”).

( )                  ___________________________

( )                  ___________________________

( )                  ___________________________

( )                  ___________________________

The undersigned [Master Servicer] [Special Servicer] hereby acknowledges and agrees as follows:

(1)           The [Master Servicer] [Special Servicer] shall hold and retain possession of the Documents in trust for the benefit of the Trustee, solely for the purposes provided in the Pooling and Servicing Agreement.

(2)           The [Master Servicer] [Special Servicer] shall not cause or permit the Documents to become subject to, or encumbered by, any claims, liens, security interests, charges, writs of attachment or other impositions nor shall the [Master Servicer] [Special Servicer] assert or seek to assert any claims or rights of set-off to or against the Documents or any proceeds thereof except as otherwise provided in the Pooling and Servicing Agreement.

(3)           The [Master Servicer] [Special Servicer] shall return the Documents to the Custodian when the need therefor no longer exists, unless the Mortgage Loans have been liquidated or the Mortgage Loans have been paid in full and the proceeds thereof have been remitted to the Collection Account except as expressly provided in the Pooling and Servicing Agreement.

(4)           The Documents and any proceeds thereof, including proceeds of proceeds, coming into the possession or control of the [Master Servicer] [Special Servicer] shall at all times be earmarked for the account of the Trustee, and the [Master Servicer] [Special Servicer] shall keep the Documents separate and distinct from all other property in the [Master Servicer’s] [Special Servicer’s] possession, custody or control.

[____________]

By:
Name:
Title:

Date: _________

 Exhibit E-2

EXHIBIT F-1

FORM OF ERISA REPRESENTATION
LETTER REGARDING ERISA RESTRICTED CERTIFICATES

Wells Fargo Bank, National Association,
as Certificate Administrator

600 South 4th Street, 7th Floor, MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Corporate Trust Services (CMBS)

GS Mortgage Securities Trust 2020-GSA2

GS Mortgage Securities Corporation II
200 West Street

New York, New York, 10282

Attention: Leah Nivison

Re:	Transfer of GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2

Ladies and Gentlemen:

The undersigned (the “Purchaser”) proposes to purchase US$[___] aggregate [Certificate Balance][Notional Amount] in the GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, Class [F][G-RR][H-RR] Certificates issued pursuant to that certain Pooling and Servicing Agreement dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

In connection with such transfer, the undersigned hereby represents and warrants to you as follows:

The Purchaser is not and will not become (a) an employee benefit plan or other plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a governmental plan (as defined in Section 3(32) of ERISA) or other plan subject to any federal, state or local law which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (“Similar Law”) (each a “Plan”) or (b) a person acting on behalf of or using the assets of any such Plan (including within the meaning of Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA), other than an insurance company using the assets of its “insurance company general account” (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption

 Exhibit F-1-1

(“PTCE”) 95-60) under circumstances whereby the purchase and holding of Certificates by such insurance company will be exempt from the prohibited transaction provisions of ERISA and the Code under Sections I and III of PTCE 95-60 (or, in the case of a Plan subject to Similar Law, where the acquisition, holding and disposition of such Certificates will not constitute or result in a non-exempt violation of applicable Similar Law).

IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on the ___ day of _____________, 20__.

Very truly yours,

[The Purchaser]

By:
Name:
Title:

Date: _________

 Exhibit F-1-2

EXHIBIT F-2

Form of ERISA Representation Letter
regarding [CLASS R Certificates][CLASS S CERTIFICATES][CLASS RR CERTIFICATES]

[Date]

Wells Fargo Bank, National Association,
as Certificate Administrator

600 South 4th Street, 7th Floor, MAC: N9300-070

Minneapolis, Minnesota 55479
Attention: Corporate Trust Services (CMBS)
GS Mortgage Securities Trust 2020-GSA2

[Transferor]

[______]

[______]

Attention: [______]

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2

Ladies and Gentlemen:

The undersigned (the “Purchaser”) proposes to purchase [$[__] aggregate Certificate Balance][[__]% Percentage Interest] in the GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, Class [R][S][RR] Certificates (the “Class [R][S][RR] Certificate”) issued pursuant to that certain Pooling and Servicing Agreement dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

In connection with such transfer, the undersigned hereby represents and warrants to you that, with respect to the Class [R][S][RR] Certificate, the Purchaser is not and will not become (a) an employee benefit plan or other plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a governmental plan (as defined in Section 3(32) of ERISA) or other plan that is subject to any federal, state or local law that is, to a material extent, similar to the foregoing provisions of ERISA or the Code (“Similar Law”) (each, a “Plan”) or (b) a person acting on behalf or using the assets of any such Plan (including within the meaning of Department of Labor Regulation §

 Exhibit F-2-1

2510.3-101, as modified by Section 3(42) of ERISA) to purchase such Class [R][S][RR] Certificate.

IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on the ___ day of _____, 20__.

Very truly yours,

[The Purchaser]

By:
Name:
Title:

 Exhibit F-2-2

EXHIBIT G

FORM OF DISTRIBUTION DATE STATEMENT

 Exhibit G-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Corporation Trust 2020-GSA2 Commercial Pass-Through Certificates Series 2020-GSA2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	1/12/21
		Record Date:	12/31/20
		Determination Date:	1/6/21

DISTRIBUTION DATE STATEMENT

Table of Contents

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Ratings Detail	7
Mortgage Loan Detail	8
NOI Detail	9
Principal Prepayment Detail	10
Historical Detail	11
Delinquency Loan Detail	12
Specially Serviced Loan Detail	13-14
Advance Summary	15
Modified Loan Detail	16
Historical Liquidated Loan Detail	17
Historical Bond / Collateral Loss Reconciliation	18
Interest Shortfall Reconciliation Detail	19-20
Defeased Loan Detail	21
Supplemental Reporting	22

Depositor	Master Servicer	Special Servicer	Operating Advisor/Asset Representations Reviewer
GS Mortgage Securities Corporation II 200 West Street New York, NY 10282 Contact: Leah Nivison Phone Number: (212) 902-1000	Midland Loan Services, a Division of PNC Bank, National Association 10851 Mastin Street Building 82, Suite 300 Overland Park, KS 66210 Contact: askmidlandls.com Phone Number: (913) 253-9000	LNR Partners, Inc. 1601 Washington Avenue Miami Beach, FL 33139 Contact: berbstein@lnrpartners.com	Pentalpha Surveillance LLC 375 North French Road Suite 100 Amherst, NY 14228 Contact: Don Simon Phone Number: (203) 660-6100
This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Corporation Trust 2020-GSA2 Commercial Pass-Through Certificates Series 2020-GSA2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	1/12/21
		Record Date:	12/31/20
		Determination Date:	1/6/21

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-AB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Certificates		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Corporation Trust 2020-GSA2 Commercial Pass-Through Certificates Series 2020-GSA2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	1/12/21
		Record Date:	12/31/20
		Determination Date:	1/6/21

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-AB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
RR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
RR Certificates		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Corporation Trust 2020-GSA2 Commercial Pass-Through Certificates Series 2020-GSA2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	1/12/21
		Record Date:	12/31/20
		Determination Date:	1/6/21

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-AB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Certificates	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Corporation Trust 2020-GSA2 Commercial Pass-Through Certificates Series 2020-GSA2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	1/12/21
		Record Date:	12/31/20
		Determination Date:	1/6/21

Other Required Information

Available Distribution Amount (1)	0.00

Borrowers’ Reimbursable Trust Fund Expenses	0.00
		Appraisal Reduction Amount
		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Controlling Class Information
Controlling Class:
Effective as of: mm/dd/yyyy

Controlling Class Representative:
Effective as of: mm/dd/yyyy

		Total

(1) The Available Distribution Amount includes any Spread Maintenance Premiums.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Corporation Trust 2020-GSA2 Commercial Pass-Through Certificates Series 2020-GSA2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	1/12/21
		Record Date:	12/31/20
		Determination Date:	1/6/21

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer - Pentalpha Surveillance	0.00
Net Prepayment Interest Shortfall	0.00		LLC
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00		Additional Trust Fund Expenses:
Interest Reserve Withdrawal	0.00		Reimbursement for Interest on Advances	0.00
Total Interest Collected		0.00	ASER Amount	0.00
			Special Servicing Fee	0.00
Principal:			Attorney Fees & Expenses	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Bankruptcy Expense	0.00
Principal Prepayments	0.00		Taxes Imposed on Trust Fund	0.00
Collection of Principal after Maturity Date	0.00		Non-Recoverable Advances	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Workout-Delayed Reimbursement Amounts	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00

Other:			Payments to Certificateholders & Others:
Spread Maintenance Premiums	0.00		Interest Distribution	0.00
Repayment Fees	0.00		Principal Distribution	0.00
Borrower Option Extension Fees	0.00		Spread Maintenance Premiums	0.00
Excess Liquidation Proceeds	0.00		Borrower Option Extension Fees	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Received	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Corporation Trust 2020-GSA2 Commercial Pass-Through Certificates Series 2020-GSA2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	1/12/21
		Record Date:	12/31/20
		Determination Date:	1/6/21

Ratings Detail

Class	CUSIP	Original Ratings	Current Ratings (1)

A-1
A-2
A-3
A-4
A-5
A-AB
X-A
X-B
A-S
B
C
D
X-D
E
F
G-RR
H-RR
S
RR Interest
RR Certificates

NR  - Designates that the class was not rated by the above agency at the time of original issuance.

X    -  Designates that the above rating agency did not rate any classes in this transaction at the time of original issuance.

N/A - Data not available this period.

1) For any class not rated at the time of original issuance by any particular rating agency, no request has been made subsequent to issuance to obtain rating information, if any, from such rating agency. The current ratings were obtained directly from the applicable rating agency within 30 days of the payment date listed above. The ratings may have changed since they were obtained. Because the ratings may have changed, you may want to obtain current ratings directly from the rating agencies.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Corporation Trust 2020-GSA2 Commercial Pass-Through Certificates Series 2020-GSA2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	1/12/21
		Record Date:	12/31/20
		Determination Date:	1/6/21

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Corporation Trust 2020-GSA2 Commercial Pass-Through Certificates Series 2020-GSA2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	1/12/21
		Record Date:	12/31/20
		Determination Date:	1/6/21

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Corporation Trust 2020-GSA2 Commercial Pass-Through Certificates Series 2020-GSA2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	1/12/21
		Record Date:	12/31/20
		Determination Date:	1/6/21

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document Cross-Reference	Principal Prepayment Amount		Prepayment Penalties
			Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Corporation Trust 2020-GSA2 Commercial Pass-Through Certificates Series 2020-GSA2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	1/12/21
		Record Date:	12/31/20
		Determination Date:	1/6/21

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Corporation Trust 2020-GSA2 Commercial Pass-Through Certificates Series 2020-GSA2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	1/12/21
		Record Date:	12/31/20
		Determination Date:	1/6/21

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
** Outstanding P & I Advances include the current period advance.								6	-	DPO			Foreclosure

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Corporation Trust 2020-GSA2 Commercial Pass-Through Certificates Series 2020-GSA2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	1/12/21
		Record Date:	12/31/20
		Determination Date:	1/6/21

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Corporation Trust 2020-GSA2 Commercial Pass-Through Certificates Series 2020-GSA2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	1/12/21
		Record Date:	12/31/20
		Determination Date:	1/6/21

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Corporation Trust 2020-GSA2 Commercial Pass-Through Certificates Series 2020-GSA2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	1/12/21
		Record Date:	12/31/20
		Determination Date:	1/6/21

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Corporation Trust 2020-GSA2 Commercial Pass-Through Certificates Series 2020-GSA2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	1/12/21
		Record Date:	12/31/20
		Determination Date:	1/6/21

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Corporation Trust 2020-GSA2 Commercial Pass-Through Certificates Series 2020-GSA2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	1/12/21
		Record Date:	12/31/20
		Determination Date:	1/6/21

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Corporation Trust 2020-GSA2 Commercial Pass-Through Certificates Series 2020-GSA2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	1/12/21
		Record Date:	12/31/20
		Determination Date:	1/6/21

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Corporation Trust 2020-GSA2 Commercial Pass-Through Certificates Series 2020-GSA2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	1/12/21
		Record Date:	12/31/20
		Determination Date:	1/6/21

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Corporation Trust 2020-GSA2 Commercial Pass-Through Certificates Series 2020-GSA2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	1/12/21
		Record Date:	12/31/20
		Determination Date:	1/6/21

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Corporation Trust 2020-GSA2 Commercial Pass-Through Certificates Series 2020-GSA2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	1/12/21
		Record Date:	12/31/20
		Determination Date:	1/6/21

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	GS Mortgage Securities Corporation Trust 2020-GSA2 Commercial Pass-Through Certificates Series 2020-GSA2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	1/12/21
		Record Date:	12/31/20
		Determination Date:	1/6/21

Supplemental Reporting

Risk Retention

Pursuant to the PSA, the Certificate Administrator has made available on www.ctslink.com <http://www.ctslink.com>, specifically under the “U.S. Risk Retention Special Notices” tab for the GS Mortgage Securities Corporation Trust 2020-GSA2 transaction, certain information provided to the Certificate Administrator regarding the Retaining Sponsor’s compliance with the Retention Covenant and the Hedging Covenant. Investors should refer to the Certificate Administrator’s website for all such information.

Loan Event of Default, Servicer Termination Event or Special Servicer Termination Event information would be disclosed here.

Disclosable Special Servicer Fees would be disclosed here.

EXHIBIT H

[RESERVED]

Exhibit H-1

EXHIBIT I

Form of Transfer Certificate
for Rule 144A Book-Entry Certificate
to Temporary Regulation S Book-Entry Certificate
during Restricted Period

(Exchanges or transfers pursuant to
Section 5.03(c) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor, MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Corporate Trust Services (CMBS)

GS Mortgage Securities Trust 2020-GSA2

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Book-Entry Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Temporary Regulation S Book-Entry Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with the Depository in the name of [Euroclear] [Clearstream]* (Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

*       Select appropriate depository.

Exhibit I-1

(1)           the offer of the Certificates was not made to a person in the United States;

[(2)          at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2)          the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;]**

(3)           no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: GS Mortgage Securities Corporation II

**    Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit I-2

EXHIBIT J

Form of Transfer Certificate
for Rule 144A Book-Entry Certificate
to Regulation S Book-Entry Certificate after Restricted Period

(Exchange or transfers pursuant to
Section 5.03(d) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor, MAC: N9300-070

Minneapolis, Minnesota 55479
Attention: Corporate Trust Services (CMBS)
GS Mortgage Securities Trust 2020-GSA2

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Book-Entry Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Regulation S Book-Entry Certificate of such Class (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)           the offer of the Certificates was not made to a person in the United States,

Exhibit J-1

[(2)          at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States,]*

[(2)          the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,] *

(3)           no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ________

cc: GS Mortgage Securities Corporation II

*     Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit J-2

EXHIBIT K

Form of Transfer Certificate
for Temporary Regulation S Book-Entry Certificate
to Rule 144A Book-Entry Certificate during Restricted Period

(Exchange or transfers pursuant to
Section 5.03(e) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor, MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Corporate Trust Services (CMBS)

GS Mortgage Securities Trust 2020-GSA2

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Temporary Regulation S Book-Entry Certificate of such Class (CINS No. [______] and ISIN No. [______]) with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Book-Entry Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of

*             Select appropriate depository.

Exhibit K-1

Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name: Title:

Dated: _______

cc: GS Mortgage Securities Corporation II

Exhibit K-2

EXHIBIT L

Form of Transfer Certificate
for Temporary Regulation S Book-Entry Certificate
to Regulation S Book-Entry Certificate after Restricted Period

(Exchanges pursuant to
Section 5.03(f) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor, MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Corporate Trust Services (CMBS)

GS Mortgage Securities Trust 2020-GSA2

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

[For purposes of acquiring a beneficial interest in a Regulation S Book-Entry Certificate of the Class specified above after the expiration of the Restricted Period,] [For purposes of receiving payments under a Temporary Regulation S Book-Entry Certificate of the Class specified above,]* the undersigned holder of a beneficial interest in a Temporary Regulation S Book-Entry Certificate of the Class specified above issued under the Pooling and Servicing Agreement certifies that it is not a U.S. Person as defined by Regulation S under the Securities Act of 1933, as amended.

We undertake to advise you promptly by facsimile on or prior to the date on which you intend to submit your corresponding certification relating to the Certificates of the Class specified above held by you for our account if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are

*             Select, as applicable.

Exhibit L-1

commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Initial Purchasers.

Dated:

By:
as, or as agent for, the holder of a beneficial interest in the Certificates to which this certificate relates.

Exhibit L-2

EXHIBIT M

Form of Transfer Certificate
for Non-Book Entry Certificate
to Temporary Regulation S Book-Entry Certificate

(Exchanges or transfers pursuant to
Section 5.03(g) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor, MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Corporate Trust Services (CMBS)

GS Mortgage Securities Trust 2020-GSA2

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Temporary Regulation S Book-Entry Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository.

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)       the offer of the Certificates was not made to a person in the United States;

*             Select appropriate depository.

Exhibit M-1

[(2)      at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2)      the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;] **

(3)       no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name: Title:

Dated: ________

cc: GS Mortgage Securities Corporation II

**    Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit M-2

EXHIBIT N

Form of Transfer Certificate
for Non-Book Entry Certificate
to Regulation S Book-Entry Certificate

(Exchange or transfers pursuant to
Section 5.03(g) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor, MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Corporate Trust Services (CMBS)

GS Mortgage Securities Trust 2020-GSA2

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Regulation S Book-Entry Certificate (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)       the offer of the Certificates was not made to a person in the United States,

Exhibit N-1

[(2)      at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States,]*

[(2)      the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,] *

(3)       no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name: Title:

Dated: _______

cc: GS Mortgage Securities Corporation II

*      Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit N-2

EXHIBIT O

Form of Transfer Certificate
for Non-Book Entry Certificate
to Rule 144A Book-Entry Certificate

(Exchange or transfers pursuant to
Section 5.03(g) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor, MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Corporate Trust Services (CMBS)

GS Mortgage Securities Trust 2020-GSA2

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Book-Entry Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are

Exhibit O-1

commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name: Title:

Dated: _______

cc: GS Mortgage Securities Corporation II

Exhibit O-2

EXHIBIT P-1A

FORM OF INVESTOR CERTIFICATION for Non-Borrower Party AND/OR a RISK RETENTION CONSULTATION PARTY
(for Persons other than the DIRECTING HOLDER, the controlling class representative and/or a Controlling Class Certificateholder)

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS)
GS Mortgage Securities Trust 2020-GSA2

trustadministrationgroup@wellsfargo.com;
cts.cmbs.bond.admin@wellsfargo.com

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2

In accordance with the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is a Certificateholder, a beneficial owner or prospective purchaser of the Class [__] Certificates or a Companion Holder or a Risk Retention Consultation Party (or any investment advisor or manager or other representative of the foregoing).

2.       The undersigned is neither the Directing Holder, the Controlling Class Representative nor a Controlling Class Certificateholder.

3.       In the case that the undersigned is a Certificateholder, a beneficial owner or prospective purchaser of an Offered Certificate, the undersigned has received a copy of the Prospectus.

4.       [FOR PARTIES OTHER THAN ANY RISK RETENTION CONSULTATION PARTY:] The undersigned is not a Borrower Party.

5.       The undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website [and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Pooling and Servicing Agreement]. In

Exhibit P-1A-1

consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such Information confidential shall expire one year following the date that the undersigned receives such Information (with respect to a prospective purchaser only) or is no longer a Certificateholder, a beneficial owner or prospective purchaser of the Class of Certificates referenced above. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

6.       The undersigned shall be fully liable for any breach of the terms of this certification by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

7.       The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website, and the Certificate Administrator shall have no obligation to monitor, determine or verify whether the undersigned has properly certified or recertified under this Investor Certification any time the undersigned accesses the Certificate Administrator’s Website.

8.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

Exhibit P-1A-2

[Certificateholder][Beneficial Owner][Prospective Purchaser][Companion Holder] [Risk Retention Consultation Party]

By:
Name:
Title:

Dated: _______

cc: GS Mortgage Securities Corporation II

Exhibit P-1A-3

EXHIBIT P-1B

FORM OF INVESTOR CERTIFICATION for Non-Borrower PartY
(for the DIRECTING HOLDER, CONTROLLING CLASS REPRESENTATIVE and/or a Controlling Class Certificateholder)

[Date]

Midland Loan Services, a Division of PNC Bank, National Association 10851 Mastin Street, Suite 700 Overland Park, Kansas 66210 Attention: Executive Vice President Division Head

Wells Fargo Bank, National Association

600 South 4th Street, 7th Floor, MAC: N9300-070
Minneapolis, Minnesota 55479

Attention: Corporate Trust Services (CMBS)

GS Mortgage Securities Trust 2020-GSA2

trustadministrationgroup@wellsfargo.com

cts.cmbs.bond.admin@wellsfargo.com

LNR Partners, LLC
1601 Washington Avenue, Suite 700

Miami Beach, Florida 33139

Attention: Heather Bennett, Esq. and Job Warshaw

Email: hbennett@starwood.com; jwarshaw@lnrproperty.com and lnr.cmbs.notices@lnrproperty.com

Pentalpha Surveillance LLC
375 N. French Road, Suite 100
Amherst, New York 14228
Attention: GSMS 2020-GSA2 Transaction Manager
With a copy sent via e-mail to: notices@pentalphasurveillance.com with GSMS 2020-GSA2 in the subject line

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2

In accordance with the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is the Directing Holder, the Controlling Class Representative, the Holder of the majority of the Controlling Class or a Controlling Class Certificateholder.

2.       The undersigned has received a copy of the Prospectus.

3.       The undersigned is not a Borrower Party.

4.       The undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website

Exhibit P-1B-1

[and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Pooling and Servicing Agreement]. In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such Information confidential shall expire one year following the date that the undersigned receives such Information (with respect to a prospective purchaser only) or is no longer a Certificateholder, a beneficial owner or prospective purchaser of the Class of Certificates referenced above. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

5.       The undersigned shall be fully liable for any breach of the terms of this certification by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6.       At any time the undersigned becomes a Borrower Party with respect to any Mortgage Loan or Whole Loan, the undersigned shall deliver the certification attached as Exhibit P-1D to the Pooling and Servicing Agreement and shall deliver to the applicable parties the notices attached as Exhibit P-1E and Exhibit P-1F to the Pooling and Servicing Agreement.

7.       The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website, and the Certificate Administrator shall have no obligation to monitor, determine or verify whether the undersigned has properly certified or recertified under this Investor Certification any time the undersigned accesses the Certificate Administrator’s Website.

8.       [For use with any party other than the initial Directing Holder] The undersigned hereby certifies that an executed copy of this certification in [paper][electronic click-through] form has been delivered in accordance with the notice provisions of the Pooling and Servicing Agreement to the applicable Information provider listed above [(a) by overnight courier or (b) mailed by registered mail, postage prepaid].

9.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

Exhibit P-1B-2

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Directing Holder][Controlling Class Representative][Holder of the Majority of the Controlling Class][Controlling Class Certificateholder]

By:
Name:
Title:

Dated: _______

cc: GS Mortgage Securities Corporation II

Exhibit P-1B-3

EXHIBIT P-1C

FORM OF INVESTOR CERTIFICATION for Borrower PartY
(for Persons other than the DIRECTING HOLDER, A RISK RETENTION CONSULTATION PARTY, CONTROLLING CLASS REPRESENTATIVE and/or a Controlling Class Certificateholder)

[Date]

Wells Fargo Bank, National Association
600 South 4th Street, 7th Floor, MAC: N9300-070
Minneapolis, Minnesota 55479
Attention: Corporate Trust Services (CMBS)
GS Mortgage Securities Trust 2020-GSA2

Midland Loan Services, a Division of PNC Bank, National Association

10851 Mastin Street, Suite 700

Overland Park, Kansas 66210

Attention: Executive Vice President Division Head

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2

In accordance with the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is a Certificateholder, a beneficial owner or prospective purchaser of the Class [__] Certificates or a Companion Holder (or any investment advisor or manager or other representative of the foregoing).

2.       The undersigned is neither the Directing Holder, the Controlling Class Representative nor a Controlling Class Certificateholder.

3.       In the case that the undersigned is a Certificateholder, a beneficial owner or prospective purchaser of an Offered Certificate, the undersigned has received a copy of the Prospectus.

4.       The undersigned is a Borrower Party.

5.       The undersigned is requesting access to the Distribution Date Statements pursuant to the Pooling and Servicing Agreement. In consideration of the disclosure to the undersigned of the Distribution Date Statements, or the access thereto, the undersigned will keep the Distribution Date Statements confidential (except from such outside persons as are assisting it in

Exhibit P-1C-1

making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Distribution Date Statements will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such Distribution Date Statements confidential shall expire one year following the date that the undersigned receives such Distribution Date Statements (with respect to a prospective purchaser only) or is no longer a Certificateholder, a beneficial owner or prospective purchaser of the Class of Certificates referenced above. The undersigned will not use or disclose the Distribution Date Statements in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

6.       The undersigned shall be fully liable for any breach of the terms of this certification by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

7.       The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Distribution Date Statements on the Certificate Administrator’s Website, and the Certificate Administrator shall have no obligation to monitor, determine or verify whether the undersigned has properly certified or recertified under this Investor Certification any time the undersigned accesses the Certificate Administrator’s Website.

8.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Certificateholder][Beneficial Owner][Prospective Purchaser]

By:
Name:
Title:

Dated: _______

cc: GS Mortgage Securities Corporation II

Exhibit P-1C-2

EXHIBIT P-1D

FORM OF INVESTOR CERTIFICATION for Borrower PartY
(for the DIRECTING HOLDER, controlling class representative and/or a Controlling Class Certificateholder)

[Date]

Midland Loan Services, a Division of PNC Bank, National Association 10851 Mastin Street, Suite 700 Overland Park, Kansas 66210 Attention: Executive Vice President Division Head

Wells Fargo Bank, National Association

600 South 4th Street, 7th Floor, MAC: N9300-070
Minneapolis, Minnesota 55479

Attention: Corporate Trust Services (CMBS)

GS Mortgage Securities Trust 2020-GSA2

trustadministrationgroup@wellsfargo.com

cts.cmbs.bond.admin@wellsfargo.com

LNR Partners, LLC
1601 Washington Avenue, Suite 700

Miami Beach, Florida 33139

Attention: Heather Bennett, Esq. and Job Warshaw

Email: hbennett@starwood.com; jwarshaw@lnrproperty.com and lnr.cmbs.notices@lnrproperty.com

Pentalpha Surveillance LLC
375 N. French Road, Suite 100
Amherst, New York 14228
Attention: GSMS 2020-GSA2 Transaction Manager
With a copy sent via e-mail to: notices@pentalphasurveillance.com with GSMS 2020-GSA2 in the subject line

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2

In accordance with the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is [the Directing Holder][the Controlling Class Representative][the Holder of the majority of the Controlling Class][a Controlling Class Certificateholder].

2.       The undersigned is a Borrower Party with respect to the following [Excluded Loan][Excluded Controlling Class Loan](s):

[IDENTIFY [EXCLUDED LOAN][EXCLUDED CONTROLLING CLASS LOAN](S)] (the “[Excluded Loan][Excluded Controlling Class Loan](s)”)

The undersigned is not a Borrower Party with respect to any other Mortgage Loan.

Exhibit P-1D-1

3.       The undersigned has received a copy of the Prospectus.

4.       [If the undersigned is (a) a holder of 50% or more of the Controlling Class or (b) the Controlling Class Representative, then in each case with respect to each of the Mortgage Loans listed in this certification, each such Mortgage Loan shall be an “Excluded Loan”, as defined in the Pooling and Servicing Agreement, and a Control Termination Event and a Consultation Termination Event shall be deemed to occur and the Certificate Administrator is hereby directed to post such information on its website as a special notice.]

5.       Except with respect to the [Excluded Loan][Excluded Controlling Class Loan](s), the undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website [and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Pooling and Servicing Agreement]. In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such Information confidential shall expire one year following the date that the undersigned receives such Information (with respect to a prospective purchaser only) or is no longer a Certificateholder, a beneficial owner or prospective purchaser of the Class of Certificates referenced above. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

6.       The undersigned hereby acknowledges and agrees that it is prohibited from accessing, reviewing and using Excluded Information (as defined in the Pooling and Servicing Agreement) relating to the [Excluded Loan][Excluded Controlling Class Loan](s) to the extent the undersigned receives access to such Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information in connection with its duties, or exercise of its rights pursuant to the Pooling and Servicing Agreement.

7.       The undersigned shall be fully liable for any breach of the terms of this certification by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

8.       To the extent the undersigned receives access to any Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information, the undersigned shall be deemed to have agreed that it (i) will not directly or indirectly provide any such Excluded Information to (A) the related Borrower Party, (B) any related Excluded

Exhibit P-1D-2

Controlling Class Holder, (C) any employees or personnel of the undersigned or any of its Affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (D) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

9.       The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website, and the Certificate Administrator shall have no obligation to monitor, determine or verify whether the undersigned has properly certified or recertified under this Investor Certification any time the undersigned accesses the Certificate Administrator’s Website.

10.     The undersigned hereby certifies that an executed copy of this certification in [paper][electronic click-through] form has been delivered in accordance with the notice provisions of the Pooling and Servicing Agreement to the applicable Information provider listed above [(a) by overnight courier or (b) mailed by registered mail, postage prepaid].

11.     Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Directing Holder][Controlling Class Representative][Holder of the Majority of the Controlling Class][Controlling Class Certificateholder]

By:
Name:
Title:

Dated: _______

cc: GS Mortgage Securities Corporation II

Exhibit P-1D-3

EXHIBIT P-1E

FORM OF NOTICE OF EXCLUDED CONTROLLING CLASS HOLDER

[Date]

Midland Loan Services, a Division of PNC Bank, National Association 10851 Mastin Street, Suite 700 Overland Park, Kansas 66210 Attention: Executive Vice President Division Head

Wells Fargo Bank, National Association

600 South 4th Street, 7th Floor, MAC: N9300-070
Minneapolis, Minnesota 55479

Attention: Corporate Trust Services (CMBS)

GS Mortgage Securities Trust 2020-GSA2

trustadministrationgroup@wellsfargo.com;
cts.cmbs.bond.admin@wellsfargo.com

LNR Partners, LLC
1601 Washington Avenue, Suite 700

Miami Beach, Florida 33139

Attention: Heather Bennett, Esq. and Job Warshaw

Email: hbennett@starwood.com; jwarshaw@lnrproperty.com and lnr.cmbs.notices@lnrproperty.com

Pentalpha Surveillance LLC

375 N. French Road, Suite 100

Amherst, New York 14228

Attention: GSMS 2020-GSA2 Transaction Manager

With a copy sent via e-mail to: notices@pentalphasurveillance.com with GSMS 2020-GSA2 in the subject line

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2

THIS NOTICE IDENTIFIES AN “[EXCLUDED LOAN][EXCLUDED CONTROLLING CLASS LOAN]” RELATING TO THE GS MORTGAGE SECURITIES TRUST 2020-GSA2, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2020-GSA2, REQUIRING ACTION BY YOU AS THE RECIPIENT PURSUANT TO SECTION 3.13(b) OF THE POOLING AND SERVICING AGREEMENT.

In accordance with Section 3.13(b) of the Pooling and Servicing Agreement, with respect to the above-referenced certificates (the “Certificates”), the undersigned (the “Excluded Controlling Class Holder”) hereby certifies and agrees as follows:

1.           The undersigned is [the Controlling Class Representative][the Holder of the majority of the Controlling Class][a Controlling Class Certificateholder] as of the date hereof.

2.           The undersigned has become a Borrower Party with respect to the following [Mortgage Loan(s)] [and] [Whole Loan(s)] (the “[Excluded Loan][Excluded Controlling Class Loan](s)”):

Exhibit P-1E-1

Loan Number	ODCR	Loan Name	Borrower Name

[[If applicable] For the avoidance of doubt, [each] of the foregoing loans is both an Excluded Loan and an Excluded Controlling Class Loan.] The undersigned is not a Borrower Party with respect to any other Mortgage Loan.

3.          If the undersigned is (a) a holder of 50% or more of the Controlling Class or (b) the Controlling Class Representative, then in each case with respect to each of the Mortgage Loans listed in this certification, each such Mortgage Loan shall be an “Excluded Loan”, as defined in the Pooling and Servicing Agreement, and a Control Termination Event and a Consultation Termination Event shall be deemed to occur and the Certificate Administrator is hereby directed to post such information on its website as a special notice.

4.          Except with respect to the [Excluded Loan][Excluded Controlling Class Loan](s), the undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website [and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Pooling and Servicing Agreement]. In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such Information confidential shall expire one year following the date that the undersigned receives such Information (with respect to a prospective purchaser only) or is no longer a Certificateholder, a beneficial owner or prospective purchaser of the Class of Certificates referenced above. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

5.          The undersigned hereby acknowledges and agrees that it is prohibited from accessing, reviewing and using Excluded Information (as defined in the Pooling and Servicing Agreement) relating to the [Excluded Loan][Excluded Controlling Class Loan](s) to the extent the undersigned receives access to such Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information in connection with its duties, or exercise of its rights pursuant to the Pooling and Servicing Agreement.

Exhibit P-1E-2

6.          The undersigned shall be fully liable for any breach of the terms of this certification by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

7.          To the extent the undersigned receives access to any Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information, the undersigned shall be deemed to have agreed that it (i) will not directly or indirectly provide any such Excluded Information to (A) the related Borrower Party, (B) any related Excluded Controlling Class Holder, (C) any employees or personnel of the undersigned or any of its Affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (D) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

8.          The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website, and the Certificate Administrator shall have no obligation to monitor, determine or verify whether the undersigned has properly certified or recertified under this Investor Certification any time the undersigned accesses the Certificate Administrator’s Website.

9.          The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Pooling and Servicing Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

10.        The undersigned is simultaneously providing notice to the Certificate Administrator in the form of Exhibit P-1F to the Pooling and Servicing Agreement, requesting termination of access to any Excluded Information. The undersigned acknowledges that it is not permitted to access and shall not access any Excluded Information relating to the [Excluded Loan][Excluded Controlling Class Loan](s) on the Certificate Administrator’s Website unless and until it has (i) delivered notice of the termination of the related Excluded Controlling Class Holder status and (ii) submitted a new investor certification in accordance with Section 3.13(b) of the Pooling and Servicing Agreement.

11.        The undersigned agrees to indemnify and hold harmless each party to the Pooling and Servicing Agreement, the Underwriters, the Initial Purchasers and the Trust Fund from any damage, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized access by the undersigned or any agent, employee, representative or person acting on its behalf of any Excluded Information relating to the [Excluded Loan][Excluded Controlling Class Loan](s) listed in Paragraph 2 above.

Capitalized terms used but not defined herein have the respective meanings given to them in the Pooling and Servicing Agreement.

Exhibit P-1E-3

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Controlling Class Representative][Holder of the majority of the Controlling Class][Controlling Class Certificateholder]

By:
Name:
Title:

Dated: _______

cc: GS Mortgage Securities Corporation II

Exhibit P-1E-4

EXHIBIT P-1F

FORM OF NOTICE OF EXCLUDED CONTROLLING CLASS HOLDER TO CERTIFICATE ADMINISTRATOR

[Date]

Via: Email
Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 20145-1951
Attention: Corporate Trust Services (CMBS)
GS Mortgage Securities Trust 2020-GSA2
trustadministrationgroup@wellsfargo.com;
cts.cmbs.bond.admin@wellsfargo.com

with a copy to:

Wells Fargo Bank, National Association,

8480 Stagecoach Circle
Frederick, Maryland 21701-4747

Attention: GS Mortgage Securities Trust 2020-GSA2 Series 2020-GSA2

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2

In accordance with Section 3.13(b) of the Pooling and Servicing Agreement, with respect to the above-referenced certificates (the “Certificates”), the undersigned (the “Excluded Controlling Class Holder”) hereby directs you as follows:

1.          The undersigned is [the Controlling Class Representative][the Holder of the majority of the Controlling Class][a Controlling Class Certificateholder] as of the date hereof.

2.          The undersigned has become a Borrower Party with respect to the following [Mortgage Loan(s)] [and] [Whole Loan(s)] (the “[Excluded Loan][Excluded Controlling Class Loan](s)”):

Loan Number	ODCR	Loan Name	Borrower Name

Exhibit P-1F-1

3.            The following USER IDs for CTSLink are affiliated with the undersigned and access to any information on the Certificate Administrator’s Website with respect to the GS Mortgage Securities Trust 2020-GSA2 securitization should be revoked as to such users:

4.            The undersigned acknowledges that it is not permitted to access and shall not access any Excluded Information with respect to such [Excluded Loan][Excluded Controlling Class Loan](s) on the Certificate Administrator’s Website unless and until it (i) is no longer an Excluded Controlling Class Holder with respect to such [Excluded Loan][Excluded Controlling Class Loan](s), (ii) has delivered notice of the termination of the related Excluded Controlling Class Holder status and (iii) has submitted an investor certification in the form of Exhibit P-1B to the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein have the respective meanings given to them in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Controlling Class Representative][Holder of the majority of the Controlling Class][Controlling Class Certificateholder]

By:
Name:
Title:

Dated: _______

cc: GS Mortgage Securities Corporation II

The undersigned hereby acknowledges that
access to CTSLink has been revoked for
the users listed in Paragraph 3.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
Certificate Administrator

Exhibit P-1F-2

Name:
Title:

Exhibit P-1F-3

EXHIBIT P-1G

Form of Certification of the CONTROLLING CLASS REPRESENTATIVE

[Date]

Midland Loan Services, a Division of PNC Bank, National Association 10851 Mastin Street, Suite 700 Overland Park, Kansas 66210 Attention: Executive Vice President Division Head

Wells Fargo Bank, National Association

600 South 4th Street, 7th Floor, MAC: N9300-070
Minneapolis, Minnesota 55479

Attention: Corporate Trust Services (CMBS)

GS Mortgage Securities Trust 2020-GSA2

trustadministrationgroup@wellsfargo.com;
cts.cmbs.bond.admin@wellsfargo.com

LNR Partners, LLC
1601 Washington Avenue, Suite 700

Miami Beach, Florida 33139

Attention: Heather Bennett, Esq. and Job Warshaw

Email: hbennett@starwood.com; jwarshaw@lnrproperty.com and lnr.cmbs.notices@lnrproperty.com

Pentalpha Surveillance LLC
375 N. French Road, Suite 100
Amherst, New York 14228
Attention: GSMS 2020-GSA2 Transaction Manager
With a copy sent via e-mail to: notices@pentalphasurveillance.com with GSMS 2020-GSA2 in the subject line

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2

In accordance with Section 3.23 of the Pooling and Servicing Agreement, the undersigned hereby certifies and agrees as follows:

1.       The undersigned has been appointed to act as the Controlling Class Representative.

2.       The undersigned is not a Borrower Party.

3.       If the undersigned becomes a Borrower Party with respect to any Mortgage Loan or Whole Loan, the undersigned agrees to and shall deliver the certification attached as Exhibit P-1D to the Pooling and Servicing Agreement and shall deliver to the applicable parties the notices attached as Exhibit P-1E and Exhibit P-1F to the Pooling and Servicing Agreement.

4.       [For use with any party other than the initial Controlling Class Representative] The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Pooling and Servicing Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

Exhibit P-1G-1

5.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Controlling Class Representative]

By:
Name:
Title:

Dated: _______

cc: GS Mortgage Securities Corporation II

Exhibit P-1G-2

EXHIBIT P-1H

Form of Certification of A risk retention CONSULTATION PARTY

[Date]

Midland Loan Services, a Division of PNC Bank, National Association 10851 Mastin Street, Suite 700 Overland Park, Kansas 66210 Attention: Executive Vice President Division Head

Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045-1951

Attention: Corporate Trust Services (CMBS)

GS Mortgage Securities Trust 2020-GSA2
(with a copy sent to cts.cmbs.bond.admin@wellsfargo.com, and to trustadministrationgroup@wellsfargo.com)

LNR Partners, LLC
1601 Washington Avenue, Suite 700

Miami Beach, Florida 33139

Attention: Heather Bennett, Esq. and Job Warshaw

Email: hbennett@starwood.com; jwarshaw@lnrproperty.com and lnr.cmbs.notices@lnrproperty.com

Pentalpha Surveillance LLC

375 N. French Road, Suite 100

Amherst, New York 14228

Attention: GSMS 2020-GSA2 Transaction

Manager

With a copy sent via e-mail to:

notices@pentalphasurveillance.com with

GSMS 2020-GSA2 in the subject line

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, [Class RR Certificates][RR Interest]

In accordance with Section 3.23 of the Pooling and Servicing Agreement, the undersigned hereby certifies and agrees as follows:

1.       The undersigned has been appointed to act as a Risk Retention Consultation Party by the [Holder of the Class RR Certificates] [RR Interest Owner].

2.       [For use with any party other than an initial Risk Retention Consultation Party]The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Pooling and Servicing Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

3.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

Exhibit P-1H-1

[RISK RETENTION CONSULTATION PARTY]

By:
Name:
Title:

Dated: _______
cc: GS Mortgage Securities Corporation II

Exhibit P-1H-2

EXHIBIT P-2

FORM OF CERTIFICATION FOR NRSROs

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045

Attention:	Corporate Trust Services (CMBS), GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2

In accordance with the requirements for obtaining certain information pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.	The undersigned is a Rating Agency hired by the Depositor to provide ratings on the Certificates;

2.	The undersigned, a Nationally Recognized Statistical Rating Organization (as defined under Section 3(a)(62) of the Exchange Act);

a.          has provided the Depositor with the appropriate certifications under Exchange Act 17g-5(e);

b.          has access to the Depositor’s 17g-5 website; and

c.          agrees that the confidentiality agreement attached as Annex A hereto shall be applicable to the undersigned with respect to information obtained from the Depositor’s 17g-5 website shall also be applicable to information obtained from the 17g-5 Information Provider’s Website; or

3	The undersigned either (a) has not accessed information pursuant to Rule 17g–5(a)(3) ten (10) or more times during the most recently ended calendar year, or (b) has determined and maintained credit ratings for at least 10% of the issued securities and money market instruments for which it accessed information pursuant to Rule 17g–5(a)(3)(iii) in the calendar year prior to the year covered by the SEC Certification, if it accessed such information for 10 or more issued securities or money market instruments

The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website and the 17g-5 Information Provider’s Website.

Exhibit P-2-1

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[IDENTIFY PARTY]

By:
Name:
Title:

Exhibit P-2-2

ANNEX A

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Confidentiality Agreement”) is made in connection with [_____] (together with its affiliates, the “Furnishing Entities” and each a “Furnishing Entity”) furnishing certain financial, operational, structural and other information relating to the issuance of the GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 (the “Certificates”) and the creation of the RR Interest pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, and the assets underlying or referenced by the Certificates and the RR Interest, including the identity of, and financial information with respect to borrowers, sponsors, guarantors, managers and lessees with respect to such assets (together, the “Collateral”) to you (the “NRSRO”) through the website of Wells Fargo Bank, National Association, as 17g-5 Information Provider under the Pooling and Servicing Agreement, including the [section of the 17g-5 Information Provider’s Website that hosts the Depositor’s 17g-5 website after the Closing Date (as defined in the Pooling and Servicing Agreement)]. Information provided by each Furnishing Entity is labeled as provided by the specific Furnishing Entity.

Definition of Confidential Information. For purposes of this Confidentiality Agreement, the term “Confidential Information” shall include the following information (irrespective of its source or form of communication, including information obtained by you through access to this site) that may be furnished to you by or on behalf of a Furnishing Entity in connection with the issuance or monitoring of a rating with respect to the Certificates: (x) all data, reports, interpretations, forecasts, records, agreements, legal documents and other information (such information, the “Evaluation Material”) and (y) any of the terms, conditions or other facts with respect to the transactions contemplated by the Pooling and Servicing Agreement, including the status thereof; provided, however, that the term Confidential Information shall not include information which:

●	was or becomes generally available to the public (including through filing with the Securities and Exchange Commission or disclosure in an offering document) other than as a result of a disclosure by you or a NRSRO Representative (as defined below) in violation of this Confidentiality Agreement;

●	was or is lawfully obtained by you from a source other than a Furnishing Entity or its representatives that (i) is reasonably believed by you to be under no obligation to maintain the information as confidential and (ii) provides it to you without any obligation to maintain the information as confidential; or

●	is independently developed by the NRSRO without reference to any Confidential Information.

Exhibit P-2-3

Information to Be Held in Confidence.

You will use the Confidential Information solely for the purpose of determining or monitoring a credit rating on the Certificates and, to the extent that any information used is derived from but does not reveal any Confidential Information, for benchmarking, modeling or research purposes (the “Intended Purpose”).

You acknowledge that you are aware that the United States and state securities laws impose restrictions on trading in securities when in possession of material, non-public information and that the NRSRO will advise (through policy manuals or otherwise) each NRSRO Representative who is informed of the matters that are the subject of this Confidentiality Agreement to that effect.

You will treat the Confidential Information as private and confidential. Subject to the terms herein, without the prior written consent of the applicable Furnishing Entity, you will not disclose to any person any Confidential Information, whether such Confidential Information was furnished to you before, on or after the date of this Confidentiality Agreement. Notwithstanding the foregoing, you may:

●	disclose the Confidential Information to any of the NRSRO’s affiliates, directors, officers, employees, legal representatives, agents and advisors (each, a “NRSRO Representative”) who, in the reasonable judgment of the NRSRO, need to know such Confidential Information in connection with the Intended Purpose; provided, that, prior to disclosure of the Confidential Information to a NRSRO Representative, the NRSRO shall have taken reasonable precautions to ensure, and shall be satisfied, that such NRSRO Representative will act in accordance with this Confidentiality Agreement;

●	solely to the extent required for compliance with Rule 17g-5(a)(3) of the Act (17 C.F.R. 240.17g-5),post the Confidential Information to the NRSRO’s password protected website; and

●	use information derived from the Confidential Information in connection with an Intended Purpose, if such derived information does not reveal any Confidential Information.

Disclosures Required by Law. If you or any NRSRO Representative is requested or required (orally or in writing, by interrogatory, subpoena, civil investigatory demand, request for information or documents, deposition or similar process relating to any legal proceeding, investigation, hearing or otherwise) to disclose any Confidential Information, you agree to provide the relevant Furnishing Entity with notice as soon as practicable (except in the case of regulatory or other governmental inquiry, examination or investigation, and otherwise to the extent practical and permitted by law, regulation or regulatory or other governmental authority) that a request to disclose the Confidential Information has been made so that the relevant Furnishing Entity may seek an appropriate protective order or other reasonable assurance that confidential treatment will be accorded the Confidential Information if it so chooses. Unless otherwise required by a court or other governmental or regulatory authority to do so, and provided that you been informed by written notice that the related Furnishing Entity is seeking a

Exhibit P-2-4

protective order or other reasonable assurance for confidential treatment with respect to the requested Confidential Information, you agree not to disclose the Confidential Information while the Furnishing Entity’s effort to obtain such a protective order or other reasonable assurance for confidential treatment is pending. You agree to reasonably cooperate with each Furnishing Entity in its efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded to the portion of the Confidential Information that is being disclosed, at the sole expense of such Furnishing Entity; provided, however, that in no event shall the NRSRO be required to take a position that such information should be entitled to receive such a protective order or reasonable assurance as to confidential treatment. If a Furnishing Entity succeeds in obtaining a protective order or other remedy, you agree to comply with its terms with respect to the disclosure of the Confidential Information, at the sole expense of such Furnishing Entity. If a protective order or other remedy is not obtained or if the relevant Furnishing Entity waives compliance with the provisions of this Confidentiality Agreement in writing, you agree to furnish only such information as you are legally required to disclose, at the sole expense of the relevant Furnishing Entity.

Obligation to Return Evaluation Material. Promptly upon written request by or on behalf of the relevant Furnishing Entity, all material or documents, including copies thereof, that contain Evaluation Material will be destroyed or, in your sole discretion, returned to the relevant Furnishing Entity. Notwithstanding the foregoing, (a) the NRSRO may retain one or more copies of any document or other material containing Evaluation Material to the extent necessary for legal or regulatory compliance (or compliance with the NRSRO’s internal policies and procedures designed to ensure legal or regulatory compliance) and (b) the NRSRO may retain any portion of the Evaluation Material that may be found in backup tapes or other archive or electronic media or other documents prepared by the NRSRO and any Evaluation Material obtained in an oral communication; provided, that any Evaluation Material so retained by the NRSRO will remain subject to this Confidentiality Agreement and the NRSRO will remain bound by the terms of this Confidentiality Agreement.

Violations of this Confidentiality Agreement.

The NRSRO will be responsible for any breach of this Confidentiality Agreement by you, the NRSRO or any NRSRO Representative.

You agree promptly to advise each relevant Furnishing Entity in writing of any misappropriation or unauthorized disclosure or use by any person of the Confidential Information which may come to your attention and to take all steps reasonably requested by such Furnishing Entity to limit, stop or otherwise remedy such misappropriation, or unauthorized disclosure or use.

You acknowledge and agree that the Furnishing Entities would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Confidentiality Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Furnishing Entity shall be entitled to specific performance and injunctive relief to prevent breaches of this Confidentiality Agreement and to specifically enforce the terms and provisions hereof, in addition to any other remedy to which a Furnishing Entity may be entitled at law or in equity. It is further understood and agreed

Exhibit P-2-5

that no failure to or delay in exercising any right, power or privilege hereunder shall preclude any other or further exercise of any right, power or privilege.

Term. Notwithstanding the termination or cancellation of this Confidentiality Agreement and regardless of whether the NRSRO has provided a credit rating on a Security, your obligations under this Confidentiality Agreement will survive indefinitely.

Governing Law. This Confidentiality Agreement and any claim, controversy or dispute arising under the Confidentiality Agreement, the relationships of the parties and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State.

Amendments. This Confidentiality Agreement may be modified or waived only by a separate writing by the NRSRO and each Furnishing Entity.

Entire Agreement. This Confidentiality Agreement represents the entire agreement between you and the Furnishing Entities relating to the treatment of Confidential Information heretofore or hereafter reviewed or inspected by you. This agreement supersedes all other understandings and agreements between us relating to such matters; provided, however, that, if the terms of this Confidentiality Agreement conflict with another agreement relating to the Confidential Information that specifically states that the terms of such agreement shall supersede, modify or amend the terms of this Confidentiality Agreement, then to the extent the terms of this Confidentiality Agreement conflict with such agreement, the terms of such agreement shall control notwithstanding acceptance by you of the terms hereof by entry into this website.

Contact Information. Notices for each Furnishing Entity under this Confidentiality Agreement, shall be directed as set forth below:

[_____________]

Exhibit P-2-6

EXHIBIT P-3

ONLINE MARKET DATA PROVIDER CERTIFICATION

Wells Fargo Bank, National Association
600 South 4th Street, 7th Floor, MAC: N9300-070
Minneapolis, Minnesota 55479

Attention:	Corporate Trust Services (CMBS), GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2

This Certification has been prepared for provision of information to the market data providers listed in Paragraph 1 below pursuant to the direction of the Depositor. If you represent a Market Data Provider not listed herein and would like access to the information, please contact CTSLink at 866-846-4526, or at ctslink.customerservice@wellsfargo.com.

In accordance with the requirements for obtaining certain information pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.	The undersigned is an employee or agent of Bloomberg Financial Markets, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Moody’s Analytics, CMBS.com, Inc., Markit Group Limited, RealINSIGHT, Thomson Reuters Corporation or Intercontinental Exchange | ICE Data Services, KBRA Analytics, Inc. and DealView Technologies Ltd., a market data provider that has been given access to the Statements to Certificateholders, CREFC® Reports and supplemental notices on www.ctslink.com (“CTSLink”) by request of the Depositor.

2.	The undersigned agrees that each time it accesses CTSLink, the undersigned is deemed to have recertified that the representation above remains true and correct.

3.	The undersigned acknowledges and agrees that the provision to it of information and/or reports on CTSLink is for its own use only, and agrees that it will not disseminate or otherwise make such information available to any other person without the written consent of the Depositor.

4.	The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trust Fund for any loss, liability or expense

Exhibit P-3-1

incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

5.	Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

Exhibit P-3-2

EXHIBIT Q

CUSTODIAN CERTIFICATION/EXCEPTION REPORT

[DATE]

To the Persons Listed on the attached Schedule A

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2

Ladies and Gentlemen:

In accordance with Section 2.02 of the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, the undersigned, as Custodian, hereby certifies that, except as noted on the attached Custodial Exception Report, as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or for which a Liquidation Event has occurred) the Custodian has, subject to Sections 2.01(c), 2.02(c) and 2.02(d) of the Pooling and Servicing Agreement, reviewed the documents delivered to it pursuant to Section 2.01 of the Pooling and Servicing Agreement and has determined that (i) all documents specified in clauses (1), (2), (3), (4) (other than with respect to the Non-Serviced Mortgage Loan), (5), (7), (15) and (20) (for any Mortgage Loan that is part of a Whole Loan) of the definition of “Mortgage File” are in its possession, (ii) the recordation/filing contemplated by Section 2.01(c) of the Pooling and Servicing Agreement has been completed (based solely on receipt by the undersigned of the particular recorded/filed documents); (iii) all documents received by the undersigned with respect to such Mortgage Loan have been reviewed by the undersigned and (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Mortgagor), (B) appear to have been executed (where appropriate) and (C) purport to relate to such Mortgage Loan; and (iv) based on the examinations referred to in Section 2.02(a) and Section 2.02(b) of the Pooling and Servicing Agreement and only as to the foregoing documents (together with any Loan Agreement that has been delivered by the related Mortgage Loan Seller), the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv) and (v)(B) of the definition of “Mortgage Loan Schedule” accurately reflects the information set forth in the Mortgage File.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Pooling and Servicing Agreement.

Exhibit Q-1

Wells Fargo Bank, National Association, as Custodian

By:
Name:
Title:

Exhibit Q-2

SCHEDULE A

GS Mortgage Securities Corporation II 200 West Street New York, New York 10282 Attention: Leah Nivison Email: leah.nivison@gs.com	S&P Global Ratings 55 Water Street, 41st Floor New York, New York 10041 Attention: Commercial Mortgage Surveillance Manager

Goldman Sachs Mortgage Company 200 West Street New York, New York 10282 Attention: Leah Nivison Email: leah.nivison@gs.com	Fitch Ratings, Inc. 300 West 57th Street New York, New York 10019 Attention: Commercial Mortgage Surveillance Group Facsimile No.: (212) 635-0295 E-mail: info.cmbs@fitchratings.com

Wells Fargo Bank, National Association

600 South 4th Street, 7th Floor,

MAC: N9300-070
Minneapolis, Minnesota 55479

Attention: Corporate Trust Services (CMBS)

GS Mortgage Securities Trust 2020-GSA2

trustadministrationgroup@wellsfargo.com;
cts.cmbs.bond.admin@wellsfargo.com

Kroll Bond Rating Agency, LLC 805 Third Avenue, 29th Floor New York, New York 10022 Attention: CMBS Surveillance Facsimile No.: (646) 731-2395

Midland Loan Services, a Division of PNC Bank, National Association 10851 Mastin Street, Suite 700 Overland Park, Kansas 66210 Attention: Executive Vice President Division Head

LNR Partners, LLC
1601 Washington Avenue, Suite 700

Miami Beach, Florida 33139

Attention: Heather Bennett, Esq. and Job Warshaw

Email: hbennett@starwood.com; jwarshaw@lnrproperty.com and lnr.cmbs.notices@lnrproperty.com

Exhibit Q-3

EXHIBIT R-1

FORM OF POWER OF ATTORNEY BY TRUSTEE
FOR MASTER SERVICER

After recording, return to:

Legal Department

Midland Loan Services

P.O. Box 25965

Shawnee Mission, KS 66225-5965

LIMITED POWER OF ATTORNEY
TO MIDLAND LOAN SERVICES,

A DIVISION OF PNC BANK, NATIONAL ASSOCIATION,
FROM WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS TRUSTEE, FOR THE BENEFIT OF THE HOLDERS
OF GS MORTGAGE SECURITIES TRUST 2020-GSA2

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2020-GSA2

KNOW ALL BY THESE PRESENTS:

WHEREAS, GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a division of PNC Bank, National Association, as Master Servicer (the “Servicer”), LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee (the “Trustee”) and Certificate Administrator, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, entered into a Pooling and Servicing Agreement dated as of December 1, 2020 (the “PSA”), pertaining to a securitization trust formed for the benefit of the registered holders of GS Mortgage Securities Trust 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 (the “Trust”), and which provides in part that the Servicer shall administer and service certain “Mortgage Loans” and provide services to the “Mortgagors” as those terms are defined in the PSA, for the benefit of the Trustee in accordance with the terms of the PSA and the Mortgage Loans; and

WHEREAS, pursuant to the terms of the PSA, the Servicer is granted certain powers, responsibilities and authority in connection with its servicing and administration of the Mortgage Loans subject to the terms of the PSA; and

WHEREAS, the Trustee has been requested by the Servicer pursuant to Section 3.01(b) of the PSA to grant this Limited Power of Attorney to the Servicer to enable the Servicer to execute and deliver, on behalf of the Trustee, certain documents and instruments related to the Mortgage Loans thereby empowering the Servicer to take such actions as it deems necessary to comply with its servicing, administrative and management duties under and in accordance with the PSA.

Exhibit R-1-1

NOW, THEREFORE, KNOW ALL BY THESE PRESENTS:

Wells Fargo Bank, National Association, a nationally chartered banking association, not in its individual or banking capacity, but solely in its capacity as trustee for the registered holders of the above referenced Trust (the “Trustee”) under the PSA, does make, constitute and appoint Midland Loan Services, a division of PNC Bank, National Association, with principal corporate offices at 10851 Mastin Street, Suite 700, Overland Park, Kansas 66210, as Servicer, by and through its designated officers, as the Trustee’s true and lawful attorney-in-fact with respect to the Mortgage Loans and each mortgaged property and related collateral (the “Mortgaged Property”) held by the Trustee to secure the obligations of the Mortgage Loans in its capacity as Trustee, and in Trustee’s name, place and stead, to prepare, complete, execute, deliver, record and file on behalf of the registered holders and the Trustee, and in any event in accordance with the terms of the PSA; (i) customary consents or waivers and other instruments and documents including, without limitation, estoppel certificates, financing statements, continuation statements, title endorsements and reports and other documents and instruments necessary to preserve and maintain the validity, enforceability, perfection and priority of the lien on the Mortgaged Property; (ii) to consent to assignments and assumptions or substitutions, and transfers of interest of the Mortgagors, in each case subject to and in accordance with the terms of the Mortgage Loan and subject to the provisions of the PSA; (iii) to collect any insurance proceeds, condemnation proceeds and liquidation proceeds in accordance with the terms of the Mortgage Loan; (iv) to consent to any subordinate financing to be secured by any Mortgaged Property to the extent that such consent is required pursuant to the terms of the Mortgage Loan or which otherwise is required under the PSA; (v) to consent to the application of any proceeds of insurance policies or condemnation awards to the restoration of the related Mortgaged Property or to repayment of the Mortgage Loans or otherwise, in each case in accordance with the terms of the Mortgage Loans; (vi) to execute any and all instruments necessary or appropriate for judicial or nonjudicial foreclosure of, the taking of a deed in lieu of foreclosure with respect to, or the conversion of title to any Mortgaged Property securing a Mortgage Loan owned by the Trustee and serviced by the Servicer for the Trustee, and, consistent with the authority granted by the PSA, to take any and all actions on behalf of the Trustee in connection with maintaining and defending the enforceability of such Mortgage Loan obligation and the collection thereof including, without limitation, the execution of any and all instruments necessary or appropriate in defense of and for the collection and enforcement of said Mortgage Loan obligation in accordance with the terms of the PSA; (vii) to execute and deliver documents relating to the management, operation, maintenance, repair, leasing and marketing of the Mortgaged Properties, including agreements and requests by the Mortgagors with respect to modifications of the management of the Mortgaged Properties or the replacement of managers; (viii) to exercise all rights, powers and privileges granted or provided to the holder of the Mortgage Loan under their respective terms including all rights of approval and consent thereunder; (ix) to enter into lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements which may be requested by the Mortgagors or their tenants in accordance with the terms of the Mortgage Loan; (x) to join the Mortgagor in granting, modifying or releasing any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Mortgaged Properties to the extent such does not adversely affect the value of the Mortgaged Property; (xi) to execute and deliver, on behalf of the Trustee,

Exhibit R-1-2

any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Property; (xii) to draw upon, replace, substitute, release or amend any letters of credit standing as collateral under the Mortgage Loans; and (xiii) to apply amounts in the various escrow accounts set up under the Mortgage Loans pursuant to the terms provided for therein.

ARTICLE I

The enumeration of particular powers hereinabove is not intended in any way to limit the grant to the Servicer as the Trustee’s attorney-in-fact of full power and authority with respect to the Mortgage Loans consistent with the PSA to execute and deliver any such documents, instrument or other writing, as fully, to all intents and purposes, as the Trustee might or could do if personally present, hereby ratifying and confirming whatsoever such attorney-in-fact shall and may do by virtue hereof; and the Trustee agrees and represents to those dealing with such attorney-in-fact that they may rely upon this limited power of attorney until termination of the limited power of attorney under the provisions of Article III below. As between and among the Trustee, the registered holders, the Trust, and the Servicer, the Servicer may not exercise any right, authority or power granted by this instrument in a manner which would violate the terms of the PSA or the servicing standard imposed on the Servicer by the PSA, but any and all third parties dealing with the Servicer as the Trustee's attorney-in-fact may rely completely, unconditionally and conclusively on the Servicer's authority and need not make inquiry about whether the Servicer is acting pursuant to the PSA or such standard. Any purchaser, title company, recorder's office or other third party may rely upon a written statement by the Servicer that any particular loan or property in question and the release thereof is subject to and included under this power of attorney and the PSA.

ARTICLE II

Any act or thing lawfully done by the Servicer, and otherwise authorized under this Limited Power of Attorney, shall be binding on the Trustee and the Trustee’s successors and assigns.

ARTICLE III

This Limited Power of Attorney shall continue in full force and effect until the earliest occurrence of any of the following events, unless sooner revoked in writing by the Trustee:

(i)	the suspension or termination of this Limited Power of Attorney by the Trustee;

(ii)	the transfer of servicing under the PSA from the Servicer to another servicer;

(iii)	the termination, resignation or removal of the Trustee as trustee of such Trust;

(iv)	the appointment of a receiver or conservator with respect to the business of the Servicer;

(v)	the filing of a voluntary or involuntary petition in bankruptcy by or against the Servicer;

Exhibit R-1-3

(vi)	the termination of the PSA; or

(vii)	the termination of the Servicer.

Nothing herein shall be deemed to amend or modify the PSA or the respective rights, duties or obligations of the Trustee, or the Servicer thereunder, and nothing herein shall constitute a waiver of any rights or remedies thereunder.

IN WITNESS WHEREOF, the Trustee has caused this instrument to be executed and its corporate seal to be affixed hereto by its officer duly authorized as of the __ day of December 2020.

Wells Fargo Bank, National Association, as Trustee, for the benefit of the Holders of GS Mortgage Securities Trust 2020-GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 (and not in its individual capacity)

(SEAL)

By:

Name:

Title:

ATTEST:

Witness

Witness

STATE OF MARYLAND		)
)ss.
COUNTY OF HOWARD		)

On this ___ day of December, 2020, before me personally appeared , to me personally known, who, being by me duly sworn, did acknowledge and say that she is the _________ of Wells Fargo Bank, National Association, a nationally chattered banking association, and acknowledged to me that she executed the foregoing instrument on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the Holders of GS Mortgage Securities Trust 2020-

Exhibit R-1-4

GSA2 Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 (and not in its individual capacity).

Notary Public: My Commission expires:

Exhibit R-1-5

EXHIBIT R-2

FORM OF POWER OF ATTORNEY BY TRUSTEE
FOR SPECIAL SERVICER

RECORDING REQUESTED BY:

LNR Partners, LLC

1601 Washington Avenue, Suite 700

Miami Beach, Florida 33139

Attention: Leticia Alvarez

Facsimile number: (305) 695-5601

Email: lnr.cmbs.notices@lnrproperty.com

SPACE ABOVE THIS LINE FOR RECORDER’S USE

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Wells Fargo Bank, National Association, a national banking association, incorporated and existing under the laws of the United States, having a place of business at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, not in its individual capacity, but solely as trustee (the “Trustee”) pursuant to that Pooling and Servicing Agreement dated as of December 1, 2020 (the “Agreement”) by and among GS Mortgage Securities Corporation II, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, LNR Partners, LLC, as special servicer (the “Special Servicer”), Wells Fargo Bank, National Association, as certificate administrator, the Trustee and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer, relating to the GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, hereby constitutes and appoints the Special Servicer, by and through the Special Servicer’s officers and authorized employees, the Trustee’s true and lawful Attorney-in-Fact, in the Trustee’s name, place and stead and for the Trustee’s benefit, in connection with all mortgage loans (the “Mortgage Loans”) serviced by the Special Servicer and all properties (“REO Properties”) administered by the Special Servicer pursuant to the Agreement, to execute and acknowledge in writing or by facsimile stamp all documents customarily and reasonably necessary and appropriate to effectuate the enumerated transactions described in items 1 through 13 below with respect to the Mortgage Loans and REO Properties; provided however, that the documents described below may only be executed and delivered by the Attorney-in-Fact if such documents are required or permitted under the Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Agreement.

1.	The endorsement on behalf of the Trustee of all checks, drafts and/or other negotiable instruments made payable to the Trustee and to draw upon, replace, substitute, release or amend letters of credit standing as collateral securing any Mortgage Loan.

Exhibit R-2-1

2.	The modification or re-recording of a Mortgage or deed of trust, where said modification or re-recording is solely for the purpose of correcting such Mortgage or deed of trust to conform same to the original intent of the parties thereto or to correct title errors discovered after such title insurance was issued; provided that said modification or re-recording, in either instance, (i) does not adversely affect the lien of the Mortgage or deed of trust as insured and (ii) otherwise conforms to the provisions of the Agreement.

3.	The subordination of the lien of a Mortgage or deed of trust to an easement in favor of a public utility company or a government agency or unit with powers of eminent domain; this section shall include, without limitation, the execution of partial satisfactions/releases, partial reconveyances or the execution or requests to trustees to accomplish same.

4.	The conveyance of any property to the mortgage insurer, or the closing of title to any mortgaged property (a “Mortgaged Property”) to be acquired as REO Property, or conveyance of title to any REO Property.

5.	The completion of loan assumption agreements and transfers of interest in borrower entities.

6.	The full satisfaction/release of a Mortgage or full conveyance upon payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related promissory note.

7.	The assignment of any Mortgage and the related promissory note and other loan documents, in connection with the purchase or repurchase of the Mortgage Loan secured and evidenced thereby.

8.	The full assignment of a Mortgage upon payment and discharge of all sums secured thereby in conjunction with the refinancing thereof, including, without limitation, the assignment of the related promissory note and other loan documents.

9.	The full enforcement of and preservation of the Trustee’s interests in any Mortgage or the related promissory note, and in the proceeds thereof, by way of, including but not limited to, taking title to any Mortgaged Property on behalf of the Trust, foreclosure, the taking of a deed-in-lieu of foreclosure, or the completion of judicial or non-judicial foreclosure and/or any related litigation, including without limitation, guaranty or receivership litigation, or litigation on the note, or the termination, cancellation or rescission of any such foreclosure, the initiation, prosecution and completion of eviction actions or proceedings with respect to, or the termination, cancellation or rescission of any such eviction actions or proceedings, the initiation or defense of any litigation related to the ownership of any REO Property, and the pursuit of title insurance, hazard insurance and claims in bankruptcy proceedings, including, without limitation, any and all of the following acts:

a.	the substitution of trustee(s) serving under a deed of trust, in accordance with state law and such deed of trust;

Exhibit R-2-2

b.	the preparation and issuance of statements of breach or non-performance;

c.	the preparation and filing of notices of default and/or notices of sale;

d.	the cancellation/rescission of notices of default and/or notices of sale;

e.	the filing, prosecution and defense of claims, and the appearance on behalf of the Trustee, in bankruptcy cases affecting any Mortgage or the related promissory note;

f.	the preparation and service of notices to quit and all other documents necessary to initiate, prosecute and complete eviction actions or proceedings;

g.	the tendering, filing, prosecution and defense, as applicable, of hazard insurance and title insurance claims, including but not limited to appearing on behalf of the Trustee in quiet title actions;

h.	the creation of a wholly-owned entity of the Trust for purposes of holding foreclosed property; and

i.	the preparation and execution of such other documents and the performance of such other actions as may be necessary under the terms of the Mortgage or state law to expeditiously complete said transactions in paragraphs 9.a. through 9.h. above.

10.	With respect to the sale of property acquired through a foreclosure or deed-in-lieu of foreclosure, including, without limitation, the execution of the following documentation:

a.	listing agreements;

b.	purchase and sale agreements;

c.	grant/warranty/quit claim deeds or any other deed causing the transfer of title of the property to a party contracted to purchase same;

d.	escrow instructions; and

e.	any and all documents necessary to effect the transfer of property.

11.	The modification or amendment of escrow agreements established for repairs to the Mortgaged Property or reserves for replacement of personal property.

12.	Execute and/or file such documents and take such other action as is proper and necessary to defend the Trustee, solely in its capacity as Trustee, in litigation and to resolve such litigation, provided that such resolution shall not include any admission of fault or wrongdoing by the Trustee or, without the Trustee’s consent, subject the Trustee to any form of injunctive relief.

Exhibit R-2-3

13.	The execution and delivery of the following:

a.	any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the Mortgage or other security document in the related Mortgage File or the related Mortgaged Property and other related collateral;

b.	any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, or of partial or full defeasance, and all other comparable instruments;

c.	any and all assumptions, modifications, waivers, substitutions, extensions, amendments, consents to transfers of interests in borrowers, consents to any subordinate financings to be secured by any related Mortgaged Property, consents to any mezzanine financing to be secured by the ownership interests in a borrower, consents to and monitoring of the application of any proceeds of insurance policies or condemnation awards to the restoration of the related Mortgaged Property, REO Property or otherwise, documents relating to the management, operation, maintenance, repair, leasing and marketing of the related Mortgaged Properties (including agreements and requests by any borrower with respect to modifications of the standards of operation and management of such Mortgaged Properties or the replacement of asset managers) or REO Properties, documents exercising any or all of the rights, powers and privileges granted or provided to the holder of any Mortgage Loan under the related loan documents, lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements, management agreements, any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Mortgaged Properties or REO Properties, instruments relating to the custody of any collateral that now secures or hereafter may secure any Mortgage Loan and any other consents; and

d.	any and all documents, instruments and certifications as are reasonably necessary to complete or accomplish the Special Servicer’s duties and responsibilities under the Agreement.

The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do, and hereby does ratify and confirm to all that said Attorney-in-Fact shall be effective as of the date set forth below.

This appointment is to be construed and interpreted as a limited power of attorney. The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

Nothing contained herein shall: (i) limit in any manner any indemnification provided to the Trustee under the Agreement, (ii) limit in any manner the rights and protections afforded the

Exhibit R-2-4

Trustee under the Agreement, or (iii) be construed to grant the Special Servicer the power to initiate or defend any suit, litigation or proceeding in the name of Wells Fargo Bank, National Association except as specifically provided for herein or in the Agreement. If the Special Servicer receives any notice of suit, litigation or proceeding in the name of Wells Fargo Bank, National Association (solely in its capacity as Trustee), then the Special Servicer shall promptly forward a copy of same to the Trustee.

This limited power of attorney is not intended to extend or limit the powers granted to the Special Servicer under the Agreement or to allow the Special Servicer to take any action with respect to Mortgages, deeds of trust or the related promissory notes not authorized by the Agreement.

The Special Servicer hereby agrees to indemnify and hold the Trustee and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Trustee by reason or result of the negligent use, or negligent or willful misuse, of this Limited Power of Attorney by the Special Servicer. The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Agreement or the earlier resignation or removal of the Trustee under the Agreement.

This Limited Power of Attorney is entered into and shall be governed by the laws of the State of New York, without regard to conflicts of law principles of such state.

Exhibit R-2-5

IN WITNESS WHEREOF, Wells Fargo Bank, National Association, as Trustee for GS Mortgage Securities Trust 2020-GSA2, has caused its corporate seal to be hereto affixed and these presents to be signed and acknowledged in its name and behalf by a duly elected and authorized signatory this ___________ day of ____________.

Wells Fargo Bank, National Association, as Trustee for GS Mortgage Securities Trust 2020-GSA2

By:
Name:
Title:

Attest:

Name:
Title: Assistant Secretary

Witness:

Witness:

Exhibit R-2-6

State of Maryland}

County of ____}

On _______________________, before me, ______________________________Notary Public, personally appeared ___________________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

Witness my hand and official seal.

Notary Public

[SEAL]

My commission expires:

Exhibit R-2-7

EXHIBIT S

INITIAL COMPANION HOLDERS, INITIAL CLASS MAJORITY CERTIFICATEHOLDER

Loan	Companion Holder
Elo Midtown Office Portfolio

Note A-1 Holder:

Citi Real Estate Funding Inc.
388 Greenwich Street, 6th Floor
New York, New York 10013
Attention: Richard Simpson

Facsimile number: (646) 328-2943

with an electronic copy emailed to: richard.simpson@citi.com with copies to:

Citi Real Estate Funding Inc.
390 Greenwich Street, 5th Floor
New York, New York 10013
Attention: Raul Orozco

Facsimile number: (347) 394-0898

with an electronic copy emailed to: raul.d.orozco@citi.com

and

Citi Real Estate Funding Inc.
388 Greenwich Street, 17th Floor
New York, New York 10013
Attention: Ryan M. O’Connor

Facsimile number: (646) 862-8988

with an electronic copy emailed to: ryan.m.oconnor@citi.com

Signature Office Portfolio	Initial Note A-3 Holder: Starwood Mortgage Capital LLC 1601 Washington Avenue, Suite 800 Miami Beach, Florida 33139 Attention: Ms. Leslie K. Fairbanks

Exhibit S-1

Facsimile No. (305) 695-5539
Phoenix Industrial Portfolio V

Note A-2 Holder:

To UBS AG, New York Branch:

UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York

1285 Avenue of the Americas

New York, New York 10019

Attention:  Henry Chung

Email:  henry.chung@ubs.com

with a copy to:

UBS AG, by and through its branch office
at 1285 Avenue of the Americas, New York, New York

1285 Avenue of the Americas

New York, New York 10019

Attention: Chad Eisenberger

Email: chad.eisenberger@ubs.com

with a copy to:

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, New York 10281

Attention: Frank Polverino, Esq.

Facsimile No.: (212) 504-6666

Email: frank.polverino@cwt.com

Note A-4 Holder:

To UBS AG, New York Branch:

UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York

1285 Avenue of the Americas

New York, New York 10019

Attention:  Henry Chung

Email:  henry.chung@ubs.com

with a copy to:

Exhibit S-2

UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York

1285 Avenue of the Americas

New York, New York 10019

Attention: Chad Eisenberger

Email: chad.eisenberger@ubs.com

with a copy to:

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, New York 10281

Attention: Frank Polverino, Esq.

Facsimile No.: (212) 504-6666

Email: frank.polverino@cwt.com

Appletree Business Park

Initial Note A-2 Holder:

STARWOOD MORTGAGE CAPITAL LLC

Notice Address:
Starwood Mortgage Capital LLC
1601 Washington Avenue, Suite 800
Miami Beach, Florida 33139
Attention: Ms. Leslie K. Fairbanks

with a copy to:

Wells Fargo Commercial Mortgage Services, Inc.
Duke Energy Center
550 South Tryon St., 12th Floor
MAC D1086-120
Charlotte, North Carolina 28202
Attention: Asset Manager – Starwood Mortgage Capital

Hotel ZaZa Houston Museum District

Note A-1-2 Holder, Note A-1-3 Holder, Note A-1-4 Holder, Note A-2-1 Holder and Note A-2-2 Holder:

Citi Real Estate Funding Inc.
388 Greenwich Street, 6th Floor
New York, New York 10013
Attention: Richard Simpson

Exhibit S-3

Facsimile number: (646) 328-2943

with an electronic copy emailed to: richard.simpson@citi.com with copies to:

Citi Real Estate Funding Inc.
390 Greenwich Street, 5th Floor
New York, New York 10013
Attention: Raul Orozco

Facsimile number: (347) 394-0898

with an electronic copy emailed to: raul.d.orozco@citi.com

and

Citi Real Estate Funding Inc.
388 Greenwich Street, 17th Floor
New York, New York 10013
Attention: Ryan M. O’Connor

Facsimile number: (646) 862-8988

with an electronic copy emailed to: ryan.m.oconnor@citi.com

Cabinetworks Portfolio

Note A-1 Holder and Note A-3 Holder:

Goldman Sachs Bank USA
200 West Street
New York, New York 10282
Attention: Leah Nivison
Email: leah.nivison@gs.com

with a copy to:

Goldman Sachs Bank USA

200 West Street
New York, New York 10282
Attention: Joe Osborne
Email: joe.osborne@gs.com and gs-refgsecuritization@gs.com

and:

Cadwalader, Wickersham & Taft LLP

Exhibit S-4

200 Liberty Street New York, New York 10281 Attention: Lisa Pauquette, Esq. Facsimile No.: (212) 504-6666 E-mail: lisa.pauquette@cwt.com

Exhibit S-5

EXHIBIT T

FORM OF NOTICE RELATING TO THE NON-SERVICED MORTGAGE LOANS

[Date]

[Non-Serviced Trustee] [Address Line 1] [Address Line 2] Attn: [Contact Person]	[Non-Serviced Certificate Administrator] [Address Line 1] [Address Line 2] Attn: [Contact Person]
[Non-Serviced Master Servicer] [Address Line 1] [Address Line 2] Attn: [Contact Person]	[Non-Serviced Special Servicer] [Address Line 1] [Address Line 2] Attn: [Contact Person]
[Non-Serviced Operating Advisor] [Address Line 1] [Address Line 2] Attn: [Contact Person]	[Non-Serviced Asset Representations Reviewer] [Address Line 1] [Address Line 2] Attn: [Contact Person]

Re:	[Non-Serviced Trust]

Ladies and Gentlemen:

Reference is hereby made to the [Trust][Pooling] and Servicing Agreement, dated as of [_____] (the “Non-Serviced Pooling Agreement”), among [_____], as Depositor, [_____], as [Master] Servicer, [_____], as Special Servicer, [_____], as Certificate Administrator and as Trustee, and [_____], as Operating Advisor [and Asset Representations Reviewer]. Capitalized terms used but not defined herein shall have the meanings given to them (or an analogous term) in the Non-Serviced Pooling Agreement.

The undersigned is the certificate administrator under the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “GSA2 PSA”), among GS Mortgage Securities Corporation II, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), LNR Partners, LLC, as special servicer (the “Special Servicer”), Wells Fargo Bank, National Association, as Certificate Administrator (in such capacity, the “Certificate Administrator”) and as trustee (in such capacity, the “Trustee”), and Pentalpha Surveillance LLC, as Operating Advisor (in such capacity, the “Operating Advisor”) and as asset representations reviewer (in such capacity, the “Asset Representations Reviewer”), pursuant to which the GS Mortgage Securities Trust 2020-GSA2 (the “GSA2 Trust”) was established and the [Elo Midtown Office Portfolio][Signature Office Portfolio][Phoenix Industrial Portfolio V] [MGM Grand & Mandalay Bay][711 Fifth

Exhibit T-1

Avenue][Appletree Business Park][JW Marriott Nashville][Grand Canal Shoppes][32-42 Broadway][Hotel ZaZa Houston Museum District][SoCal & South Miami Medical Office Portfolio][Cabinetworks Portfolio] [Redmond Town Center][White Oak Crossing][McCarthy Ranch] Mortgage Loan was transferred to the GSA2 Trust as of December 29, 2020 (the “Closing Date”).

The undersigned hereby notifies you that, as of the Closing Date:

1.       Wells Fargo Bank, National Association, as trustee under the GSA2 PSA, is the holder of the [Elo Midtown Office Portfolio][Signature Office Portfolio][Phoenix Industrial Portfolio V][MGM Grand & Mandalay Bay][711 Fifth Avenue][Appletree Business Park][JW Marriott Nashville][Grand Canal Shoppes][32-42 Broadway][Hotel ZaZa Houston Museum District][SoCal & South Miami Medical Office Portfolio][Cabinetworks Portfolio] [Redmond Town Center][White Oak Crossing][McCarthy Ranch] Mortgage Loan.

2.       You are directed to remit to Midland Loan Services, a Division of PNC Bank, National Association, as master servicer under the GSA2 PSA, all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to Midland Loan Services, a Division of PNC Bank, National Association, as master servicer under the GSA2 PSA, all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of the [Elo Midtown Office Portfolio][Signature Office Portfolio][Phoenix Industrial Portfolio V][MGM Grand & Mandalay Bay][711 Fifth Avenue][Appletree Business Park][JW Marriott Nashville][Grand Canal Shoppes][32-42 Broadway][Hotel ZaZa Houston Museum District][SoCal & South Miami Medical Office Portfolio][Cabinetworks Portfolio][Redmond Town Center][White Oak Crossing][McCarthy Ranch] Mortgage Loan Co-Lender Agreement, as applicable.

The [Elo Midtown Office Portfolio][Signature Office Portfolio][Phoenix Industrial Portfolio V][MGM Grand & Mandalay Bay][711 Fifth Avenue][Appletree Business Park][JW Marriott Nashville][Grand Canal Shoppes][32-42 Broadway][Hotel ZaZa Houston Museum District][SoCal & South Miami Medical Office Portfolio][Cabinetworks Portfolio] [Redmond Town Center][White Oak Crossing][McCarthy Ranch] Mortgage Loan [is][is not] a Significant Obligor (as such term is defined in the GSA2 PSA) under the GSA2 PSA.

3.       The contact information for the GSA2 Trustee, the GSA2 Certificate Administrator, the GSA2 Master Servicer, the GSA2 Special Servicer, and the GSA2 Controlling Class Representative with respect to the [Elo Midtown Office Portfolio][Signature Office Portfolio][Phoenix Industrial Portfolio V][MGM Grand & Mandalay Bay][711 Fifth Avenue][Appletree Business Park][JW Marriott Nashville][Grand Canal Shoppes][32-42 Broadway][Hotel ZaZa Houston Museum District][SoCal & South Miami Medical Office Portfolio][Cabinetworks Portfolio][Redmond Town Center][White Oak Crossing][McCarthy Ranch] Mortgage Loan are as follows:

GSA2 Trustee:	Wells Fargo Bank, National Association 9062 Old Annapolis Road Columbia, Maryland 21045 Attention: Corporate Trust Services (CMBS) –

Exhibit T-2

GSMS 2020-GSA2 with a copy to: cts.cmbs.bond.admin@wellsfargo.com, and to trustadministrationgroup@wellsfargo.com
GSA2 Certificate Administrator:	Wells Fargo Bank, National Association 9062 Old Annapolis Road Columbia, Maryland 21045 Attention: Corporate Trust Services (CMBS) GS Mortgage Securities Trust 2020-GSA2
GSA2 Master Servicer:	Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street
Building 82, Suite 300
Overland Park, Kansas  66210
Attention: Executive Vice President – Division Head
Telecopy number: 1-888-706-3565
Email: NoticeAdmin@midlandls.com
GSA2 Special Servicer:

LNR Partners, LLC

1601 Washington Avenue, Suite 700

Miami Beach, Florida 33139

Attention: Heather Bennett, Esq. and Job Warshaw

Email: hbennett@starwood.com; jwarshaw@lnrproperty.com and lnr.cmbs.notices@lnrproperty.com

GSA2 Controlling Class Representative:

[LD II Holdco XIII, LLC
c/o Prime Finance

1330 Avenue of the Americas, Suite 2500

New York, New York 10019

Attention: Jon W. Brayshaw and Luke Dann
Email: jbrayshaw@primefinance.com; ldann@primefinance.com]

4.       The GSA2 Trust is subject to the reporting requirements of the Securities Exchange Act of 1934, as it may be amended from time to time.

5.       A copy of an executed version of the GSA2 PSA will be available upon request.

Very truly yours,

By:
Name:
Title:

Exhibit T-3

EXHIBIT U

FORM OF NOTICE AND CERTIFICATION
REGARDING DEFEASANCE OF MORTGAGE LOAN

To:

S&P Global Ratings 55 Water Street, 41st Floor New York, New York 10041 Attention: Commercial Mortgage Surveillance Manager E-mail: cmbs_info_17g5@standardandpoors.com	Kroll Bond Rating Agency, LLC 805 Third Avenue, 29th Floor New York, New York 10022 Attention: CMBS Surveillance Facsimile No.: (646) 731-2395

Fitch Ratings, Inc. 300 West 57th Street New York, New York 10019 Attention: Commercial Mortgage Backed Securities Surveillance Fax number: (212) 635-0295 E-mail: info.cmbs@fitchratings.co

From:	Midland Loan Services, a Division of PNC Bank, National Association, in its capacity as Master Servicer under the Pooling and Servicing Agreement dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer.

Date:	_________, 20___

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2

Mortgage Loan (the “Mortgage Loan”) identified by loan number _____ on the Mortgage Loan Schedule attached to the Pooling and Servicing Agreement and heretofore secured by the Mortgaged Properties identified on the Mortgage Loan Schedule by the following names:____________________
____________________

Reference is made to the Pooling and Servicing Agreement described above. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

Exhibit U-1

As Master Servicer under the Pooling and Servicing Agreement, we hereby:

(a)                Notify you that the Mortgagor has consummated a defeasance of the Mortgage Loan pursuant to the terms of the Mortgage Loan, of the type checked below:

____ a full defeasance of the entire principal balance of the Mortgage Loan; or

____ a partial defeasance of a portion of the principal balance of the Mortgage Loan that represents and, an allocated loan amount of $____________ or _______% of the entire principal balance of the Mortgage Loan;

(b)               Certify that each of the following is true, subject to those exceptions set forth with explanatory notes on Exhibit A hereto, which exceptions the Master Servicer has determined, consistent with the Servicing Standards, will have no material adverse effect on the Mortgage Loan or the defeasance transaction:

(i)                  The Mortgage Loan documents permit the defeasance, and the terms and conditions for defeasance specified therein were satisfied in all material respects in completing the defeasance.

(ii)                The defeasance was consummated on __________, 20__.

(iii)               The defeasance collateral consists of securities that (i) constitute “government securities” as defined in Section 2(a)(16) of the Investment Company Act of 1940 as amended (15 U.S.C. 80A1), (ii) are listed as “Qualified Investments for ‘AAA’ Financings” under Paragraphs 1, 2 or 3 of “Cash Flow Approach” in Standard & Poor’s Public Finance Criteria 2000, as amended to the date of the defeasance, (iii) if they include a principal obligation, the principal due at maturity cannot vary or change, and (iv) are not subject to prepayment, call or early redemption.

(iv)              The Master Servicer received an opinion of counsel (from counsel approved by the Master Servicer in accordance with the Servicing Standard) that the defeasance will not result in an Adverse REMIC Event.

(v)                The Master Servicer determined that the defeasance collateral will be owned by an entity (the “Defeasance Obligor”) that is a Single-Purpose Entity (as defined in Standard & Poor’s Structured Finance Ratings Real Estate Finance Criteria, as amended to the date of the defeasance (the “S&P Criteria”)) or is subject to restrictions in its organizational documents substantially similar to those contained in the organization documents of the original Mortgagor with respect to bankruptcy remoteness and single purpose as of the date of the defeasance, and after the defeasance owns no assets other than the defeasance collateral and real property securing Mortgage Loans included in the pool.

(vi)              The defeasance documents require the crediting of the defeasance collateral to an Eligible Account (as defined in the S&P Criteria) in the name of the Trustee on behalf of the Trust, which account is maintained as a securities account by a securities intermediary and has been pledged to the Trustee on behalf of the Trust.

Exhibit U-2

(vii)             The agreements executed in connection with the defeasance (i) grant control of the pledged securities account to Trustee on behalf of the Trust, (ii) require the securities intermediary to make the scheduled payments on the Mortgage Loan from the proceeds of the defeasance collateral directly to the Master Servicer’s collection account in the amounts and on the dates specified in the Mortgage Loan documents or, in a partial defeasance, the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased, increased by any defeasance premium specified in the Mortgage Loan documents (the “Scheduled Payments”), (iii) permit reinvestment of proceeds of the defeasance collateral only in Permitted Investments (as defined in the Pooling and Servicing Agreement or as defined in the documents evidencing the defeasance), (iv) permit release of surplus defeasance collateral and earnings on reinvestment from the pledged securities account only after the Mortgage Loan has been paid in full, if any such release is permitted, (v) prohibit transfers by the Defeasance Obligor of the defeasance collateral and subordinate liens against the defeasance collateral, and (vi) provide for payment from sources other than the defeasance collateral or other assets of the Defeasance Obligor of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expenses of maintaining the existence of the Defeasance Obligor.

(viii)           The Master Servicer received written confirmation from a firm of independent certified public accountants, who were approved by the Master Servicer in accordance with the Servicing Standard stating that (i) revenues from the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments after the defeasance including the payment in full of the Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its Maturity Date (or, in the case of an ARD Loan, on its Anticipated Repayment Date), (ii) the revenues received in any month from the defeasance collateral will be applied to make Scheduled Payments within four (4) months after the date of receipt, and (iii) interest income from the defeasance collateral to the Defeasance Obligor in any calendar or fiscal year will not exceed such Defeasance Obligor’s interest expense for the Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year.

(ix)              The Mortgage Loan is not among the ten (10) largest loans in the pool as of the date of the Current Report (as defined below). The entire principal balance of the Mortgage Loan as of the date of defeasance was less than both $[______] and five percent of pool balance, which is less than [__]% of the aggregate Certificate Balance of the Certificates as of the date of the most recent Distribution Date Statement received by us (the “Current Report”).

(x)                The Master Servicer has received opinions of counsel stating that the Trustee on behalf of the Trust possesses a valid, perfected first priority security interest in the defeasance collateral and that the documents executed in connection with the defeasance are enforceable in accordance with their respective terms.

Exhibit U-3

(c)                Certify that Exhibit B hereto is a list of the material agreements, instruments, organizational documents for the Defeasance Obligor, and opinions of counsel and independent accountants executed and delivered in connection with the defeasance.

(d)               Certify that the individual under whose hand the Master Servicer has caused this Notice and Certification to be executed did constitute a Servicing Officer as of the date of the defeasance described above.

(e)                Agree to provide copies of all items listed in Exhibit B to you upon request.

Exhibit U-4

IN WITNESS WHEREOF, the Master Servicer has caused this Notice and Certification to be executed as of the date captioned above.

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, National Association

By:
Name:
Title:

Exhibit U-5

EXHIBIT V

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, LNR Partners, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator and as trustee, and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer.
Transaction: GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2
Operating Advisor: Pentalpha Surveillance LLC
Special Servicer as of December 31, 20[__]: [__]

Directing Holder: [__]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of [a Final] Asset Status Report.

b.	[Final] Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which [a Final] Asset Status Report has been issued. The [Final] Asset Status Reports may not yet be fully implemented.

2.	Prior to an Operating Advisor Consultation Event, if one Mortgage Loan is in special servicing and if the Special Servicer has subsequently completed a Major Decision with respect to such Specially Serviced Loan, the Special Servicer has provided the applicable fully executed Major Decision Reporting Package approved or deemed approved by the Directing Holder to the Operating Advisor concurrently with delivery to the Directing Holder.

1 This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

Exhibit V-1

3.	After an Operating Advisor Consultation Event, the Special Servicer has provided to the Operating Advisor:

a.	with respect to each Major Decision for the following non-Specially Serviced Loans, the related Major Decision Reporting Package and the opportunity to consult with respect to such Major Decision and recommended action:

________

________

________

________

b.	with respect to following Specially Serviced Loans, each related Asset Status Report and the opportunity to consult with respect to such recommended action:

________

________

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s actions under the Pooling and Servicing Agreement on the loans identified in this report. Based solely on such limited review of the items listed below, and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a “platform-level” basis. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard, as a result of the following material deviations.]

●	[LIST OF ANY MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

Exhibit V-2

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.	List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Package that is delivered or made available to the Operating Advisor by the Special Servicer pursuant to the Pooling and Servicing Agreement

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the Operating Advisor’s obligations under the Pooling and Servicing Agreement, each Asset Status Report (after an Operating Advisor Consultation Event), and each Final Asset Status Report, in each case, delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

4.	[LIST OTHER REVIEWED INFORMATION].

5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT: Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement on Asset Status Reports for a Specially Serviced Loan delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement and with respect to Major Decisions processed by the Special Servicer.]

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit, legal review or legal conclusion. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculator, visit any related property, visit the Special Servicer, visit the Directing Holder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV.	Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

Exhibit V-3

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Other than the receipt of any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Holder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Holder directly. As such, the Operating Advisor relied solely upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loan pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth in the Pooling and Servicing Agreement or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loan and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above.

Terms used but not defined in this report have the meaning set forth in the Pooling and Servicing Agreement.

Exhibit V-4

EXHIBIT W

Form of Notice from Operating Advisor Recommending Replacement of Special Servicer

Wells Fargo Bank, National Association

as Trustee

9062 Old Annapolis Road

Columbia, Maryland 20145-1951

Attention: Corporate Trust Services (CMBS)

GS Mortgage Securities Trust 2020-GSA2

Email: trustadministrationgroup@wellsfargo.com;

cts.cmbs.bond.admin@wellsfargo.com

Wells Fargo Bank, National Association
  as Certificate Administrator

9062 Old Annapolis Road

Columbia, Maryland 21045-1951

Attention: Corporate Trust Services (CMBS)

GS Mortgage Securities Trust 2020-GSA2

Telecopy Number: (410) 715-2380

Midland Loan Services, a Division of PNC Bank, National Association

10851 Mastin Street, Suite 700

Overland Park, Kansas 66210

Attention: Executive Vice President – Division Head

Fax number: (888) 706-3565

LNR Partners, LLC

1601 Washington Avenue, Suite 700

Miami Beach, Florida 33139

Attention: Heather Bennett, Esq. and Job Warshaw

Email: hbennett@starwood.com; jwarshaw@lnrproperty.com and lnr.cmbs.notices@lnrproperty.com

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, Recommendation of Replacement of Special Servicer

Ladies and Gentlemen:

This letter is delivered pursuant to Section 7.01(d) of the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells

Exhibit W-1

Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, on behalf of the holders of GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 (the “Certificates”) and the RR Interest Owner regarding the replacement of the Special Servicer. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

Based upon our review of the Special Servicer’s operational practices conducted pursuant to and in accordance with Section 3.26 of the Pooling and Servicing Agreement, it is our assessment that LNR Partners, LLC, in its current capacity as Special Servicer, is not [performing its duties under the Pooling and Servicing Agreement][acting in accordance with the Servicing Standard]. The following factors support our assessment: [________].

Based upon such assessment, we further hereby recommend that LNR Partners, LLC be removed as Special Servicer and that [________] be appointed its successor in such capacity.

Very truly yours,

[The Operating Advisor]

By:
Name:
Title:

Dated:

Exhibit W-2

EXHIBIT X

Form of CONFIDENTIALITY Agreement

[Midland Loan Services, a Division of PNC Bank, National Association

10851 Mastin Street, Suite 700

Overland Park, Kansas 66210

Attention: Executive Vice President – Division Head

Fax number: (888) 706-3565]

[LNR Partners, LLC

1601 Washington Avenue, Suite 700

Miami Beach, Florida 33139

Attention: Heather Bennett, Esq. and Job Warshaw

Email: hbennett@starwood.com; jwarshaw@lnrproperty.com and

lnr.cmbs.notices@lnrproperty.com]

Re:	Access to Certain Information Regarding GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2

Ladies and Gentlemen:

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Defined terms used herein and not otherwise defined shall have the meanings set forth in the Pooling and Servicing Agreement.

[Midland Loan Services, a Division of PNC Bank, National Association (“Midland”)/LNR Partners, LLC (“LNR”)] understands that [____] (the “Company”) is requesting certain confidential or non-public information relating to the Mortgage Loans to which the Company has continuing rights as a Certificateholder. The Company is requesting such information for the purpose of analyzing asset performance and evaluating any continuing rights the Company may have under the Trust (the “Permitted Purpose”). The Company agrees that the Permitted Purpose shall not include the use or disclosure of the Confidential Information (as defined below) in any manner that violates any applicable law, the Pooling and Servicing Agreement or the related mortgage loan documents.

[Midland/LNR] will provide the Company with certain confidential, non-public servicing information (the “Confidential Information”) pertaining to the Mortgage Loans and the related Mortgaged Properties and borrowers. The Company acknowledges that the Confidential Information (a) includes or may be based upon information provided to [Midland/LNR] by third parties, (b) may not have been verified by [Midland/LNR], and (c) may be incomplete or contain

Exhibit X-1

[                  ] [     ], 20[     ]

inaccuracies. The Company agrees that [Midland/LNR], the [“Master Servicer”] [“Special Servicer”] (as defined in the Pooling and Servicing Agreement) and its Representatives (as defined below) shall not have any liability to the Company or its Representatives resulting from (x) any inaccuracies or omissions in the Confidential Information, (y) any use of the Confidential Information, or (z) [Midland/LNR]’s failure or inability to provide the Confidential Information to the Company for any reason. Notwithstanding the foregoing, the following will not constitute “Confidential Information” for purposes of this letter agreement: (a) information that was already in Company’s possession prior to its receipt from [Midland/LNR]; (b) information that is obtained by Company from a third person who, insofar as is known to Company, is not prohibited from transmitting the information to Company by a contractual, legal or fiduciary obligation to [Midland/LNR]; (c) information that is or becomes publicly available through no fault of Company; and (d) information that is independently developed by Company. The term “Representatives” with respect to any entity shall mean the officers, directors, general partners, employees, agents, affiliates, auditors and legal counsel (which may be internal counsel) of that entity.

The Company may have access to the Confidential Information through (at [Midland/LNR]’s election): (i) responses to reasonable written inquiries received from the Company, (ii) conference calls conducted on a reasonably scheduled basis with [Midland/LNR]’s surveillance group, or (iii) direct on-line access (read-only capacity) to the information available on the applicable [____] system or any successor or replacement system (“System”). [Midland/LNR] may cease or defer providing the Company with Confidential Information in the event that (a) the Company or its Representatives violate any provision hereof, or (b) [Midland/LNR] determines (in its sole discretion) that such termination is necessary for any reason, including its determination that such action is required pursuant to the terms of the Pooling and Servicing Agreement, the related Mortgage Loan documents, or any applicable law. [Midland/LNR] shall cease to provide the Company with Confidential Information if [Midland/LNR] has actual knowledge that the Company or its Representatives are affiliates of any borrower under the Mortgage Loan documents and [Midland/LNR] determines that the provision, notice or access to such Confidential Information would violate the accepted servicing practices or servicing standards as defined in the Pooling and Servicing Agreement. The Company’s obligations and the restrictions applicable to the protection of the Confidential Information hereunder shall survive the termination of the Company’s access to the Confidential Information. [Midland/LNR]’s remedies hereunder, at law or at equity, are cumulative and may be combined.

The Company agrees that it will not, and it shall not permit its Representatives, to disclose the Confidential Information in any manner whatsoever to any other person or entity, other than its Representatives (but only to the extent necessary to accomplish the Permitted Purpose) who have a need to know the information, or as otherwise required by applicable law, court order or any governmental agency or regulator. The Company acknowledges (i) its obligations under the U.S. federal securities laws, and (ii) that any disclosure of the Confidential Information by it or its Representatives for any purpose other than a Permitted Purpose, in addition to being a breach of this letter agreement, may constitute a violation of federal and state securities laws. The Company will take reasonable measures to ensure that each Representative is advised of this letter agreement and agrees to keep the Confidential Information confidential. The Company shall be liable for any breach of this letter agreement by its Representatives. Notwithstanding the

Exhibit X-2

[                  ] [     ], 20[     ]

foregoing, the Company may subsequently provide all or any part of such Confidential Information to any other person or entity that holds or is contemplating the purchase of any Certificate or interest therein, but only if such person or entity confirms such ownership interest or prospective ownership interest and provided that, prior to the delivery of such Confidential Information, such persons shall have executed and delivered to the Company an agreement that is substantially similar in form and substance to this agreement.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without the application of conflict of laws principles. Anything herein to the contrary notwithstanding, [Midland/LNR] intends at all times to comply with the terms and provisions of the Pooling and Servicing Agreement and nothing in this letter agreement should be construed to limit or qualify any of [Midland/LNR]’s rights or obligations under the Pooling and Servicing Agreement. This letter agreement may be executed in counterparts and by facsimile/Portable Document Format (PDF); each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute one agreement.

This agreement shall terminate with respect to the information received by the Company one year after the Company receives such information or ceases to be a Certificateholder. Company agrees that this letter agreement supersedes and replaces and survives any click-through agreement regarding confidentiality of Confidential Information agreed to in connection with accessing the System whether agreed to in accessing the System before or after signing this letter agreement.

Exhibit X-3

Please have an authorized signatory countersign in the space provided below to indicate the Company’s confirmation of, and agreement to, the matters set forth herein.

Very truly yours,

[Midland Loan Services, a Division of PNC Bank, National Association

By:
Name:
Title:]

[LNR Partners, LLC

By:
Name:
Title:]

CONFIRMED AND AGREED TO:

[COMPANY NAME]

By:
Name:
Title:

Exhibit X-4

EXHIBIT Y

FORM CERTIFICATION TO BE PROVIDED WITH FORM 10-K

CERTIFICATION

I, [identifying the certifying individual], certify that:

1.	I have reviewed this report on Form 10-K, and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of the GS Mortgage Securities Trust 2020-GSA2 (the “Exchange Act periodic reports”);

2.	Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

4.	Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the Master Servicer and the Special Servicer have fulfilled their obligations under the Pooling and Servicing Agreement in all material respects; and

5.	All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties:

(A)	Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer;

(B)	KeyBank National Association, as Servicer for the MGM Grand & Mandalay Bay Mortgage Loan, Situs Holdings, LLC, as Special Servicer for the MGM Grand & Mandalay Bay Mortgage Loan, Wilmington Trust, National Association, as Trustee for the MGM Grand & Mandalay Bay Mortgage Loan, Citibank, N.A.,

Exhibit Y-1

National Association, as Certificate Administrator and as Custodian for the MGM Grand & Mandalay Bay Mortgage Loan;

(C)	Wells Fargo Bank, National Association, as Master Servicer for the 711 Fifth Avenue Mortgage Loan, KeyBank National Association, as Special Servicer for the 711 Fifth Avenue Mortgage Loan, Wilmington Trust, National Association, as Trustee for the 711 Fifth Avenue Mortgage Loan, Wells Fargo Bank, National Association, as Certificate Administrator and as Custodian for the 711 Fifth Avenue Mortgage Loan, and Park Bridge Lender Services LLC, as Operating Advisor and Asset Representations Reviewer for the 711 Fifth Avenue Mortgage Loan;

(D)	Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and as Special Servicer for the JW Marriot Nashville Mortgage Loan, Wells Fargo Bank, National Association, as Certificate Administrator, as Custodian and as Trustee for the JW Marriot Nashville Mortgage Loan, and Park Bridge Lender Services LLC, as Operating Advisor and Asset Representations Reviewer for the JW Marriot Nashville Mortgage Loan;

(E)	Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer for the Grand Canal Shoppes Mortgage Loan, Situs Holdings, LLC, as Special Servicer for the Grand Canal Shoppes Mortgage Loan, Wells Fargo Bank, National Association, as Certificate Administrator, as Custodian and as Trustee for the Grand Canal Shoppes Mortgage Loan, and Pentalpha Surveillance LLC, as Operating Advisor and Asset Representations Reviewer for the Grand Canal Shoppes Mortgage Loan;

(F)	Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and as Special Servicer for the 32-42 Broadway Mortgage Loan, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee for the 32-42 Broadway Mortgage Loan, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer for the 32-42 Broadway Mortgage Loan;

(G)	Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer for the SoCal & South Miami Medical Office Portfolio Mortgage Loan, LNR Partners, LLC, as Special Servicer for the SoCal & South Miami Medical Office Portfolio Mortgage Loan, Wilmington Trust, National Association, as Trustee for the SoCal & South Miami Medical Office Portfolio Mortgage Loan, Wells Fargo Bank, National Association, as Certificate Administrator and as Custodian for the SoCal & South Miami Medical Office Portfolio Mortgage Loan, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer for the SoCal & South Miami Medical Office Portfolio Mortgage Loan;

(H)	Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer for the Redmond Town Center Mortgage Loan, Rialto Capital Advisors,

Exhibit Y-2

LLC, as Special Servicer for the Redmond Town Center Mortgage Loan, Wilmington Trust, National Association, as Trustee for the Redmond Town Center Mortgage Loan, Citibank, N.A., as Certificate Administrator and as Custodian for the Redmond Town Center Mortgage Loan, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer for the Redmond Town Center Mortgage Loan;

(I)	Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer for the White Oak Crossing Mortgage Loan, CWCapital Asset Management LLC, as Special Servicer for the White Oak Crossing Mortgage Loan, Wilmington Trust, National Association, as Trustee for the White Oak Crossing Mortgage Loan, Citibank, N.A., as Certificate Administrator and as Custodian for the White Oak Crossing Mortgage Loan, and Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer for the White Oak Crossing Mortgage Loan.

(J)	Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer for the McCarthy Ranch Mortgage Loan, Argentic Services Company LP, as Special Servicer for the McCarthy Ranch Mortgage Loan, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee for the McCarthy Ranch Mortgage Loan, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer for the McCarthy Ranch Mortgage Loan;

(K)	[AFTER THE APPLICABLE SERVICING SHIFT SECURITIZATION DATE:] [______], as Master Servicer for the [______] Mortgage Loan, [______], as Special Servicer for the [______] Mortgage Loan, [______], as Trustee for the [______] Mortgage Loan, [______], as Certificate Administrator and Custodian for the [______] Mortgage Loan, [______], as Operating Advisor and Asset Representations Reviewer for the [______] Mortgage Loan.

Date: _________________________

[NAME OF OFFICER]
(Senior officer in charge of securitization of the depositor)

Exhibit Y-3

EXHIBIT Z-1

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY CERTIFICATE ADMINISTRATOR

GS Mortgage Securities Corporation II

200 West Street

New York, New York 10282

Attention: Leah Nivison

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, issued, and RR Interest created, pursuant to the Pooling and Servicing Agreement dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer.

I, [identity of certifying individual], hereby certify to the Depositor and its officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust to be signed by an officer of the Depositor and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.       I (or an officer under my supervision) have reviewed the annual report on Form 10-K for the period ended December 31, 20[__] (the “Form 10-K”) and all reports on Form 10-D and Form 8-K filed in respect of the period covered by the Form 10-K of the Trust (collectively, with the Form 10-K, the “Reports”);

2.       Based on my knowledge, the Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3.       Based on my knowledge, all of the distribution and other information required to be provided by the Certificate Administrator under the Pooling and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Reports and all of the distribution, servicing and other information provided to the Certificate Administrator by the trustee, the custodian, the master servicer, the special servicer and the Operating Advisor under the Pooling and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Reports;

Exhibit Z-1-1

4.       I (or an officer under my supervision) am responsible for reviewing the activities performed by the Certificate Administrator under the Pooling and Servicing Agreement and based on my knowledge and the compliance review conducted in preparing the Certificate Administrator compliance statement required to be delivered under Article XI of the Pooling and Servicing Agreement for inclusion in the Form 10-K under Item 1123 of Regulation AB, and except as disclosed in the Reports, the Certificate Administrator has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects; and

5.       All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Certificate Administrator or any Servicing Function Participant retained by the Certificate Administrator (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required to be included in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to the Form 10-K. Any material instances of noncompliance described in such reports have been disclosed in the Form 10-K and such assessment of compliance is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Certificate Administrator responsible for reviewing the activities performed by the Certificate Administrator under the Pooling and Servicing Agreement.

Dated:

Name:
Title:

Exhibit Z-1-2

Exhibit Z-2

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY MASTER SERVICER

GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282
Attention: Leah Nivison

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, issued, and RR Interest created, pursuant to the Pooling and Servicing Agreement dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer.

I, [identity of certifying individual], hereby certify to the Depositor and its officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust to be signed by an officer of the Depositor and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.       I (or Servicing Officers under my supervision) have reviewed the servicing and other information required to be provided by the Master Servicer in accordance with the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Master Servicer in accordance with the Pooling and Servicing Agreement for inclusion in all reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K of the Trust (collectively, with the Form 10-K, the “Reports”) (such information provided by the Master Servicer, collectively, the “Master Servicer Periodic Information”);

2.       Based on my knowledge, and assuming the accuracy of the statements required to be made by each Special Servicer in the special servicer backup certificate delivered by each Special Servicer relating to the relevant period, the Master Servicer Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

Exhibit Z-2-1

3.       Based on my knowledge, and assuming the accuracy of the statements required to be made by each Special Servicer in the special servicer backup certificate delivered by each Special Servicer relating to the relevant period, all of servicing and other information required to be provided by the Master Servicer under the Pooling and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Master Servicer Periodic Information;

4.       I (or Servicing Officers under my supervision) am responsible for reviewing the activities performed by the Master Servicer under the Pooling and Servicing Agreement and based on my knowledge and the compliance review conducted in preparing the Master Servicer compliance statement required to be delivered under Article XI of the Pooling and Servicing Agreement for inclusion in the Form 10-K under Item 1123 of Regulation AB, and except as disclosed in the Master Servicer Periodic Information, the Master Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects;

5.       The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Master Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the Master Servicer’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

6.       All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Master Servicer or any Servicing Function Participant retained by the Master Servicer (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Pooling and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Pooling and Servicing Agreement. All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Master Servicer responsible for reviewing the activities performed by the Master Servicer under the Pooling and Servicing Agreement.

Dated:

Name:
Title:

Exhibit Z-2-2

Exhibit Z-3

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY SPECIAL SERVICER

GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282
Attention: Leah Nivison

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, issued, and RR Interest created, pursuant to the Pooling and Servicing Agreement dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer.

I, [identity of certifying individual], hereby certify to the Depositor and its officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust to be signed by an officer of the Depositor and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.       I (or Servicing Officers under my supervision) have reviewed the servicing and other information required to be provided by the Special Servicer in accordance with the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Special Servicer in accordance with the Pooling and Servicing Agreement for inclusion in all reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K of the Trust (collectively with the Form 10-K, the “Reports”) (such information provided by the Special Servicer, collectively, the “Special Servicer Periodic Information”);

2.       Based on my knowledge, the Special Servicer Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3.       Based on my knowledge, all servicing and other information required to be provided by the Special Servicer under the Pooling and Servicing Agreement for inclusion in the

Exhibit Z-3-1

Reports for the period covered by the Form 10-K is included in the Special Servicer Periodic Information;

4.       I (or Servicing Officers under my supervision) am responsible for reviewing the activities performed by the Special Servicer under the Pooling and Servicing Agreement, and based on my knowledge and the compliance review conducted in preparing the Special Servicer’s compliance statement required to be delivered under Article XI of the Pooling and Servicing Agreement for inclusion in the Form 10-K under Item 1123 of Regulation AB, and except as disclosed in the Special Servicer Periodic Information, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects;

5.       The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Special Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the Special Servicer’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

6.       All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Special Servicer or any Servicing Function Participant retained by the Special Servicer (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Pooling and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Pooling and Servicing Agreement. All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance with servicing criteria is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Special Servicer responsible for reviewing the activities performed by the Special Servicer under the Pooling and Servicing Agreement.

Dated:

Name:
Title:

Exhibit Z-3-2

Exhibit Z-4

Form of Certification to be Provided
to Depositor by Trustee

GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282
Attention: Leah Nivison

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, issued, and RR Interest created, pursuant to the Pooling and Servicing Agreement dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer.

I, [identity of certifying individual], hereby certify to the Depositor and its officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust to be signed by an officer of the Depositor and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.       I (or officers under my supervision) have reviewed the information required to be provided by the Trustee in accordance with the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Trustee in accordance with the Pooling and Servicing Agreement for inclusion in the reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K of the Trust (collectively with the Form 10-K, the “Reports”) (such information provided by the Trustee, collectively, the “Trustee Periodic Information”);

2.       Based on my knowledge, the Trustee Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

Exhibit Z-4-1

3.       Based on my knowledge, all information required to be provided by the Trustee under the Pooling and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Trustee Periodic Information;

4.       I (or officers under my supervision) am responsible for reviewing the activities performed by the Trustee under the Pooling and Servicing Agreement, and based on my knowledge and the compliance review conducted in preparing the Trustee’s compliance statement to be delivered under Article XI of the Pooling and Servicing Agreement required for inclusion in the Form 10-K under Item 1123 of Regulation AB, and except as disclosed in the Trustee Periodic Information, the Trustee has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects; and

5.       All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Trustee or any Servicing Function Participant retained by the Trustee (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Pooling and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Pooling and Servicing Agreement. All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance with servicing criteria is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Trustee responsible for reviewing the activities performed by the Trustee under the Pooling and Servicing Agreement.

Dated:

Name:
Title:

Exhibit Z-4-2

Exhibit Z-5

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY OPERATING ADVISOR

GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282
Attention: Leah Nivison

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, issued, and RR Interest created, pursuant to the Pooling and Servicing Agreement dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer.

I, [identity of certifying individual], hereby certify to the Depositor and its officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust to be signed by an officer of the Depositor and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.       I (or officers under my supervision) have reviewed the information required to be provided by the Operating Advisor in accordance with the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Operating Advisor in accordance with the Pooling and Servicing Agreement for inclusion in all reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K of the Trust (collectively with the Form 10-K, the “Reports”) (such information provided by the Operating Advisor, collectively, the “Operating Advisor Periodic Information”);

2.       Based on my knowledge, the Operating Advisor Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3.       Based on my knowledge, all information required to be provided by the Operating Advisor under the Pooling and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Operating Advisor Periodic Information;

Exhibit Z-5-1

4.       The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Operating Advisor with respect to the Trust’s fiscal year _____ have been provided all information relating to the Operating Advisor’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

5.       All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Operating Advisor or any Servicing Function Participant retained by the Operating Advisor (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Pooling and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Pooling and Servicing Agreement. All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance with servicing criteria is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Operating Advisor responsible for reviewing the activities performed by the Operating Advisor under the Pooling and Servicing Agreement.

Dated:

Name:
Title:

Exhibit Z-5-2

Exhibit Z-6

Form of Certification to be Provided
to Depositor by CUSTODIAN

GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282
Attention: Leah Nivison

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, issued, and RR Interest created, pursuant to the Pooling and Servicing Agreement dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer.

I, [identity of certifying individual], hereby certify to the Depositor and its officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust to be signed by an officer of the Depositor and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.       I (or officers under my supervision) have reviewed the information required to be provided by the Custodian in accordance with the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Custodian in accordance with the Pooling and Servicing Agreement for inclusion in all reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K of the Trust (collectively with the Form 10-K, the “Reports”) (such information provided by the Custodian, collectively, the “Custodian Periodic Information”);

2.       Based on my knowledge, the Custodian Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3.       Based on my knowledge, all information required to be provided by the Custodian under the Pooling and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Custodian Periodic Information;

Exhibit Z-6-1

4.       I (or officers under my supervision) am responsible for reviewing the activities performed by the Custodian under the Pooling and Servicing Agreement, and based on my knowledge and the compliance review conducted in preparing the Custodian’s compliance statement to be delivered under Article XI of the Pooling and Servicing Agreement required for inclusion in the Form 10-K under Item 1123 of Regulation AB, and except as disclosed in the Custodian Periodic Information, the Custodian has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects; and

5.       All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Custodian or any Servicing Function Participant retained by the Custodian (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Pooling and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Pooling and Servicing Agreement. All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance with servicing criteria is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Custodian responsible for reviewing the activities performed by the Custodian under the Pooling and Servicing Agreement.

Dated:

Name:
Title:

Exhibit Z-6-2

Exhibit Z-7

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY ASSET REPRESENTATIONS REVIEWER

GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282
Attention: Leah Nivison

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2, issued, and RR Interest created, pursuant to the Pooling and Servicing Agreement dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer.

I, [identity of certifying individual], hereby certify to the Depositor and its officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust to be signed by an officer of the Depositor and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.       I (or officers under my supervision) have reviewed the information required to be provided by the Asset Representations Reviewer in accordance with the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Asset Representations Reviewer in accordance with the Pooling and Servicing Agreement for inclusion in all reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K of the Trust (collectively with the Form 10-K, the “Reports”) (such information provided by the Asset Representations Reviewer, collectively, the “Asset Representations Reviewer Periodic Information”);

2.       Based on my knowledge, the Asset Representations Reviewer Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3.       Based on my knowledge, all information required to be provided by the Asset Representations Reviewer under the Pooling and Servicing Agreement for inclusion in the

Exhibit Z-7-1

Reports for the period covered by the Form 10-K is included in the Asset Representations Reviewer Periodic Information;

4.       The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Asset Representations Reviewer with respect to the Trust’s fiscal year _____ have been provided all information relating to the Asset Representations Reviewer’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

5.       All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Asset Representations Reviewer or any Servicing Function Participant retained by the Asset Representations Reviewer (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Pooling and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Pooling and Servicing Agreement. All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance with servicing criteria is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Asset Representations Reviewer responsible for reviewing the activities performed by the Asset Representations Reviewer under the Pooling and Servicing Agreement.

Dated:

Name:
Title:

Exhibit Z-7-2

EXHIBIT AA

Servicing Criteria
to be Addressed in Assessment of Compliance

The assessment of compliance to be delivered by the referenced party shall address, at a minimum, the criteria identified below as “Applicable Servicing Criteria” applicable to such party, as such criteria may be updated or limited by the Commission or its staff (including, without limitation, not requiring the delivery of certain of the items set forth on this Exhibit based on interpretive guidance provided by the Commission or its staff relating to Item 1122 of Regulation AB). In addition, this Exhibit AA shall not be construed to impose on any Person any servicing duty that is not otherwise imposed on such Person under the main body of the Pooling and Servicing Agreement of which this Exhibit AA forms a part or to require an assessment of a criterion that is not encompassed by the servicing duties of the applicable party that are set forth in the main body of such Pooling and Servicing Agreement. For the avoidance of doubt, for purposes of this Exhibit AA, other than with respect to Item 1122(d)(2)(iii), references to Servicer below shall include any Sub-Servicer engaged by a Master Servicer or Special Servicer.

APPLICABLE Servicing Criteria		applicable PARTY
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Certificate Administrator Master Servicer Special Servicer
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Certificate Administrator Master Servicer Special Servicer
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	N/A
1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	Master Servicer Special Servicer Custodian (as applicable)
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	Master Servicer Special Servicer Certificate Administrator
Cash Collection and Administration
1122(d)(2)(i)	Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	Certificate Administrator Master Servicer Special Servicer
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Certificate Administrator

Exhibit AA-1

APPLICABLE Servicing Criteria		applicable PARTY
Reference	Criteria
1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	Master Servicer Special Servicer Trustee (as applicable)[2]
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	Certificate Administrator Master Servicer Special Servicer
1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Exchange Act.	Certificate Administrator Master Servicer Special Servicer
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Certificate Administrator Master Servicer Special Servicer
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	Certificate Administrator Master Servicer Special Servicer
Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Reporting Servicer.	Certificate Administrator Operating Advisor (with respect to A and B)
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Certificate Administrator
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	Certificate Administrator
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Certificate Administrator
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Custodian Master Servicer Special Servicer
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	Custodian
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Certificate Administrator Master Servicer Special Servicer

2 Only to the extent that the Trustee was required to make an Advance pursuant to the Pooling and Servicing Agreement during the applicable calendar year.

Exhibit AA-2

APPLICABLE Servicing Criteria		applicable PARTY
Reference	Criteria
1122(d)(4)(iv)	Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.	Master Servicer
1122(d)(4)(v)	The Reporting Servicer’s records regarding the mortgage loans agree with the Reporting Servicer’s records with respect to an obligor’s unpaid principal balance.	Master Servicer
1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	Master Servicer Special Servicer
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	Special Servicer Operating Advisor
1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	Master Servicer Special Servicer
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	Master Servicer
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.	Master Servicer
1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	Master Servicer
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.	Master Servicer
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.	Master Servicer
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Master Servicer
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A

At all times that the Certificate Administrator and the Trustee are the same entity, the Trustee and Certificate Administrator may provide a combined assessment of compliance in respect of their combined responsibilities under Section 1122 of Regulation AB.

Exhibit AA-3

At all times that the Master Servicer and the Special Servicer are the same entity, the Master Servicer and the Special Servicer may provide a combined assessment of compliance in respect of their combined responsibilities under Section 1122 of Regulation AB.

Exhibit AA-4

EXHIBIT BB

ADDITIONAL FORM 10-D DISCLOSURE

The parties identified in the “Party Responsible” column are obligated pursuant to Section 11.04 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator (or the Master Servicer, to the extent specified in Section 11.04 of the Pooling and Servicing Agreement) any information described in the corresponding Form 10-D Item described in the “Item on Form 10-D” column to the extent such party has knowledge (and in the case of net operating income information, financial statements, annual operating statements, budgets and/or rent rolls required to be provided in connection with Item 6 below, possession) of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus (other than information with respect to itself that is set forth in or omitted from the Prospectus), in the absence of specific notice to the contrary from the Depositor or a Mortgage Loan Seller. Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no “significant obligor” other than a party or property identified as such in the Prospectus and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the Master Servicer or the Special Servicer be required to provide any information for inclusion in a Form 10-D that relates to any Mortgage Loan for which the Master Servicer or the Special Servicer is not the Master Servicer or the Special Servicer, as the case may be. For this GS Mortgage Securities Trust 2019-GSA2 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB.

Item on Form 10-D	Party Responsible
Item 1A: Distribution and Pool Performance Information: ● Item 1121(a)(13) of Regulation AB	● Certificate Administrator
Item 1B: Distribution and Pool Performance Information: ● Item 1121(a)(14) of Regulation AB ● Item 1121(d) of Regulation AB ● Item 1121(e) of Regulation AB	● Certificate Administrator ● Depositor ● Asset Representations Reviewer
Item 2: Legal Proceedings: ● Item 1117 of Regulation AB (it being acknowledged that such Item 1117	● Master Servicer (as to itself) ● Special Servicer (as to itself)

Exhibit BB-1

requires disclosure only of proceedings described therein that are material to security holders)

●     Certificate Administrator (as to itself)

●     Trustee (as to itself)

●     Depositor (as to itself)

●     Operating Advisor (as to itself)

●     Any other Reporting Servicer (as to itself)

●     Trustee/Certificate Administrator/Master Servicer/Depositor/Special Servicer as to the Trust (whichever of them is in principal control of the proceedings)

●     Each Mortgage Loan Seller as a sponsor (as defined in Regulation AB)

●     Originators under Item 1110 of Regulation AB

●     Party under Item 1100(d)(1) of Regulation AB

Item 3: Sale of Securities and Use of Proceeds	● Depositor
Item 4: Defaults Upon Senior Securities	● Certificate Administrator
Item 5: Submission of Matters to a Vote of Security Holders	● Certificate Administrator

Item 6: Significant Obligors of Pool Assets:

●     Item 1112(b) of Regulation AB provided, however, that all of the following conditions shall apply:

(a) information shall be required to be reported only with respect to a party or property (if any) identified as a “significant obligor” in the Prospectus;

(b) the information to be reported shall consist of such quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property or REO

● Master Servicer (excluding information for which the Special Servicer is the “Party Responsible”) ● Special Servicer (as to REO Properties)

Exhibit BB-2

Property (as applicable), and quarterly and annual financial statements of the related Borrower (except in the case of an REO Property), received or prepared by the “Party Responsible” pursuant to its obligations under Section 3.12(b) of this Pooling and Servicing Agreement; provided, however, that for a significant obligor under item 1101(k)(2) of Regulation AB, only net operating income for the most recent fiscal year and interim period is required and, if such information for a prior period was required but not previously reported, such information for such prior period; and

(c) the information shall be reportable in the Form 10-D that relates to the Distribution Date that immediately follows the Collection Period in which the information was received or prepared by the “Party Responsible” as described in clause (b) above.

Item 7: Change in a Sponsor’s Interest in the Securities: Item 1124 of Regulation AB.	Each Mortgage Loan Seller (as a sponsor (as defined in Regulation AB))
Item 8: Significant Enhancement Provider Information: ● Item 1114(b)(2) and Item 1115(b) of Regulation AB	● Depositor
Item 9: Other Information, but only to the extent of any information that meets all the following conditions: (a) such information constitutes “Additional Form 8-K Disclosure” pursuant to Exhibit DD, (b) such information is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-D relates, and (c) such information was not previously reported as “Additional Form 8-K Disclosure”.

●     Certificate Administrator, Trustee, Master Servicer and/or Special Servicer, in each case to the extent that such party is the “Party Responsible” with respect to such information pursuant to Exhibit DD.

●     Certificate Administrator (including the balances of the Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account as of the related Distribution Date and the preceding Distribution Date)

●     Master Servicer (with respect to the balances of each REO Account (to the

Exhibit BB-3

extent the related information has been received from the Special Servicer within the time period specified in Section 11.04 of the Pooling and Servicing Agreement) and the Collection Account as of the related Distribution Date and the preceding Distribution Date)

●     Special Servicer (with respect to the balance of each REO Account as of the related Distribution Date and the preceding Distribution Date)

●     Any other party responsible for disclosure items on Form 8-K (including each applicable Seller with respect to Item 1100(e) of Regulation AB to the extent material to Certificateholders)

Item 10: Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	● Depositor
Item 10: Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)

●     Certificate Administrator

●     Depositor

provided, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Pooling and Servicing Agreement provided further, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party.

Item 10: Exhibits (no. 10): Material contracts (Exhibit No. 10 of Item 601 of Regulation S-K)	● Certificate Administrator, Trustee, Master Servicer and/or Special Servicer, in each case to the extent of any contract that satisfies all the following conditions: (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust.
Item 10: Exhibits (no. 22):	● The applicable party that is the “Party

Exhibit BB-4

Published Report Regarding Matters Submitted to a Vote of Security Holders (Exhibit No. 22 of Item 601 of Regulation S-K), but only if the party that is the “Party Responsible” with respect to Item 5 above elects to publish a report containing the information required by such Item 5 above and also elects to report the information on Form 10-D by means of filing the published report and answering Item 5 by referencing the published report.

Responsible” with respect to Item 5 as set forth above.

Item 10: Exhibits (no. 23):

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement.

● Depositor

Item 10: Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.

● Certificate Administrator
Item 10: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	● Not Applicable.
Item 10: Exhibits (no. 100) XBRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	● Not Applicable.
Item 10: Exhibits (By Operation of Item 8 Above), but only to the extent of any document that meets all the following conditions: (a) such document constitutes “Additional Form 8-K Disclosure” pursuant to Item 9.01(d) of Exhibit DD, (b) such document is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-D relates, and (c) such document was not previously	● Certificate Administrator, Depositor and Trustee, in each case only to the extent that such party is the “Party Responsible” for the exhibit pursuant to Item 9(d) of Exhibit DD (it being acknowledged that none of the Master Servicer or the Special Servicer constitutes a “Party Responsible” under Exhibit DD with respect to any exhibits to a Form 10-K); provided, in each case, that in the event any reportable agreement is

Exhibit BB-5

reported as “Additional Form 8-K Disclosure”.	executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party for this Item 10.

Exhibit BB-6

EXHIBIT CC

ADDITIONAL FORM 10-K DISCLOSURE

The parties identified in the “Party Responsible” column are obligated pursuant to Section 11.05 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator any information described in the corresponding Form 10-K Item described in the “Item on Form 10-K” column to the extent such party has knowledge (and in the case of net operating income information, financial statements, annual operating statements, budgets and/or rent rolls required to be provided in connection with 1112(b) below, possession) of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus (other than information with respect to itself that is set forth in or omitted from the Prospectus), in the absence of specific notice to the contrary from the Depositor or a Mortgage Loan Seller. Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no “significant obligor” other than a party or property identified as such in the Prospectus and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the Master Servicer or the Special Servicer be required to provide any information for inclusion in a Form 10-K that relates to any Mortgage Loan for which the Master Servicer or the Special Servicer is not the applicable Master Servicer or Special Servicer, as the case may be. For this GS Mortgage Securities Trust 2019-GSA2 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB.

Item on Form 10-K	Party Responsible
Item 1B: Unresolved Staff Comments	● Depositor

Item 9B: Other Information, but only to the extent of any information that meets all the following conditions:

(a) such information constitutes “Additional Form 8-K Disclosure” pursuant to Exhibit DD,

(b) such information is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-K relates, and

(c) such information was not previously reported as “Additional Form 8-K Disclosure” or as “Additional Form 10-D Disclosure”

● Certificate Administrator, Trustee, Master Servicer and/or Special Servicer, in each case to the extent that such party is the “Party Responsible” with respect to such information pursuant to Exhibit DD.

Exhibit CC-1

Item 15: Exhibits, Financial Statement Schedules (SEE BELOW)	SEE BELOW

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 1 of 3 Parts:

●     Item 1112(b) of Regulation AB, but only to the extent that (i) such information was required to have been set forth in the Prospectus, (ii) such information was not so set forth and (iii) the applicable Master Servicer has not previously reported such information as “Additional Form 10-D Information”.

● The applicable Mortgage Loan Seller.

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 2 of 3 Parts:

●     Item 1112(b) of Regulation AB, but only to the extent that (i) such information was set forth in the Prospectus and (ii) the applicable Master Servicer has not previously reported such information or updated versions thereof as “Additional Form 10-D Information”.

● The Depositor

Exhibit CC-2

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 3 of 3 Parts:

●     Item 1112(b) of Regulation AB; provided, however, that all of the following conditions shall apply:

(a) information shall be required to be reported only with respect to a party or property (if any) identified as a “significant obligor” in the Prospectus;

(b) the information to be reported shall consist of such quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property or REO Property (as applicable), and quarterly and annual financial statements of the related Borrower (except in the case of an REO Property), received or prepared by the “Party Responsible” pursuant to its obligations under Section 3.12(b) of this Pooling and Servicing Agreement; provided, however, that for a significant obligor described under item 1101(k)(2) of Regulation AB, only net operating income for the most recent fiscal year and interim period is required and, if such information for a prior period was required but not previously reported, such information for such prior period; and

(c) the information shall be reportable only to the extent that is has not previously been reported as “Additional Form 10-D Information”.

● Master Servicer (excluding information for which the Special Servicer is the “Party Responsible”) ● Special Servicer (as to REO Properties)
Instruction J(2)(c) (Significant Enhancement Provider Information): ● Items 1114(b)(2) and 1115(b) of Regulation AB	● Depositor

Exhibit CC-3

Instruction J(2)(d) (Legal Proceedings):

●     Item 1117 of Regulation AB (it being acknowledged that such Item 1117 requires disclosure only of proceedings described therein that are material to security holders)

●     Master Servicer (as to itself)

●     Special Servicer (as to itself)

●     Certificate Administrator (as to itself)

●     Trustee (as to itself)

●     Depositor (as to itself)

●     Trustee/Certificate Administrator /Master Servicer/Depositor/Special Servicer as to the Trust (whichever of them is in principal control of the proceedings)

●     Each Mortgage Loan Seller as a sponsor (as defined in Regulation AB)

●     Originators under Item 1110 of Regulation AB

●     Party under Item 1100(d)(1) of Regulation AB

Instruction J(2)(e) (Affiliations and Certain Relationships and Related Transactions) – Part 1 of 2 Parts:

1119(a) of Regulation AB,

but only the existence and (if existent) how there is (that is, the nature of) any affiliation between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the following, on the other: (1) the Depositor, (2) any Mortgage Loan Seller, (3) the Trust and (4) any other party listed under this item as a “Party Responsible”; provided, however, that an affiliation need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was previously reported as “Additional Form 10-K Disclosure”.

and

●     1119(b) of Regulation AB,

●     Master Servicer (as to itself) (only as to affiliations under Item 1119(a) with the Trustee, Certificate Administrator, each Special Servicer or a sub-servicer retained by it meeting any of the descriptions in Item 1108(a)(3)).

●     Special Servicer

●     Certificate Administrator

●     Trustee

●     Asset Representations Reviewer

●     Each party (other than a Mortgage Loan Seller), if any, that is identified in the Prospectus as an “originator” of one or more Mortgage Loans, if the Prospectus specifically states that the applicable Mortgage Loans were 10% or more of the assets of the Trust at the date of the Prospectus (provided that such a party shall no longer constitute a “Party Responsible” under this item from and after the date (if any) when the Depositor notifies the parties to this Agreement to the effect that such party

Exhibit CC-4

but only the existence and (if existent) the general character of any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party (apart from the Series 2019-GSA2 transaction) between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the following, on the other: (1) the Depositor, (2) any Mortgage Loan Seller, and (3) the Trust; provided, however, that a relationship, agreement, arrangement, transaction or understanding (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was previously reported as “Additional Form 10-K Disclosure”.

and

●     1119(c) of Regulation AB,

but only the existence and (if existent) a description (including the terms and approximate dollar amount) of any specific relationship involving or related to the Series 2019-GSA2 transaction or the Mortgage Loans between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the following, on the other: (1) the Depositor, (2) any Mortgage Loan Seller, and (3) the Trust; provided, however, that a relationship (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if no longer constitutes an originator of 10% or more of the assets of the Trust).

●     Each party (other than a Mortgage Loan Seller), if any, that is specifically identified as an “originator of 10% or more of the assets of the Trust for purposes of Regulation AB and the upcoming Form 10-K” in a written notice delivered to the parties to this Pooling and Servicing Agreement, which notice is delivered not later than February 15 of the year in which the Form 10-K is due.

●     Each party (if any) that is identified in the Prospectus as an “other material party to the securities or transaction” (or substantially similar phrasing); provided, however, that such a party shall no longer constitute a “Party Responsible” under this item from and after the date (if any) when the Depositor notifies the parties to this Pooling and Servicing Agreement to the effect that such party no longer constitutes a material party for purposes of Regulation AB.

●     Each party (if any) that that is specifically identified as an “other material party to the securities or transaction for purposes of Regulation AB and the upcoming Form 10-K” (or substantially similar phrasing) in a written notice delivered by the Depositor to the parties to this Pooling and Servicing Agreement, which notice is delivered not later than February 15 of the year in which the Form 10-K is due.

Exhibit CC-5

it was previously reported as “Additional Form 10-K Disclosure”.

Instruction J(2)(e) (Affiliations and Certain Relationships and Related Transactions) – Part 2 of 2 Parts:

1119(a) of Regulation AB,

But only the existence and (if existent) how there is any affiliation between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that an affiliation need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was previously reported as “Additional Form 10-K Disclosure”.

and

●     1119(b) of Regulation AB,

but only the existence and (if existent) the general character of any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party (apart from the Series 2019-GSA2 transaction) between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that a relationship, agreement, arrangement, transaction or understanding (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was

● The Depositor ● Each Mortgage Loan Seller

Exhibit CC-6

previously reported as “Additional Form 10-K Disclosure”.

and

●     1119(c) of Regulation AB,

but only the existence and (if existent) a description (including the terms and approximate dollar amount) of any specific relationship involving or related to the Series 2019-GSA2 transaction or the Mortgage Loans between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that a relationship (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was previously reported as “Additional Form 10-K Disclosure”.

Item 15: Exhibits (no. 2): Plan of acquisition, reorganization, arrangement, liquidation or succession (Exhibit No. 2 of Item 601 of Regulation S-K)	● Depositor
Item 15: Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	● Depositor

Exhibit CC-7

Item 15: Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)

●     Trustee

●     Certificate Administrator

●     Depositor

provided, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Pooling and Servicing Agreement provided further, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party.

Item 15: Exhibits (no. 10): Material contracts (Exhibit No. 10 of Item 601 of Regulation S-K)	● Certificate Administrator, Trustee, Master Servicer and/or Special Servicer, in each case to the extent of any contract that satisfies all the following conditions: (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust.
Item 15: Exhibits (no. 11): Statement regarding computation of per share earnings (Exhibit No. 11 of Item 601 of Regulation S-K)	● Not Applicable
Item 15: Exhibits (no. 12): Statement regarding computation of ratios (Exhibit No. 12 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 13): Annual report to security holders, Form 10-Q and Form 10-QSB, or quarterly report to security holders (Exhibit No. 13 of Item 601 of Regulation S-K)	● Not Applicable
Item 15: Exhibits (no. 14): Code of Ethics (Exhibit No. 14 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 16): Letter re change in certifying accountant (Exhibit No. 16 of Item 601 of Regulation S-K)	● Not Applicable

Exhibit CC-8

Item 15: Exhibits (no. 18): Letter re change in accounting principles (Exhibit No. 18 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 21): Subsidiaries of registrant (Exhibit No. 18 of Item 601 of Regulation S-K)	● Depositor.
Item 15: Exhibits (no. 22): Published Report Regarding Matters Submitted to a Vote of Security Holders (Exhibit No. 22 of Item 601 of Regulation S-K).	● Not applicable.

Item 15: Exhibits (no. 23) – Part 1 of 2 Parts:

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where (a) the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement and (b) the consent is not the consent of a registered public accounting firm in connection with an attestation delivered pursuant to Section 11.13 of this Pooling and Servicing Agreement.

● Depositor

Item 15: Exhibits (no. 23) – Part 2 of 2 Parts:

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), but the required shall consist of a consent of the registered public accounting firm for purposes of any attestation report rendered with respect to the particular “Party Responsible” pursuant to Section 11.13 of this Pooling and Servicing Agreement.

●     Master Servicer

●     Special Servicer

●     Depositor

●     Any other Servicing Function Participant

provided, however, in each case, that such party shall have the duty to report or deliver, or cause the reporting or delivery, of such consent only to the extent that such party is required to deliver or cause the delivery of the related attestation report.

Item 15: Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.

● Certificate Administrator

Exhibit CC-9

Item 15: Exhibits (no. 31(i)) Rule 13a-14(a)/15d-14(a) Certifications (Exhibit No. 31(i) of Item 601 of Regulation S-K).	● Not Applicable
Item 15: Exhibits (no. 31(ii)) Rule 13a-14(d)/15d-14(d) Certifications (Exhibit No. 31(ii) of Item 601 of Regulation S-K).	● Delivery of this exhibit (Sarbanes-Oxley certification and backup certifications) is governed by Section 11.08 (and Section 11.07) of this Pooling and Servicing Agreement.
Item 15: Exhibits (no. 32) Section 1350 Certifications (Exhibit No. 32 of Item 601 of Regulation S-K).	● Not Applicable.
Item 15: Exhibits (no. 33) Report on assessment of compliance with servicing criteria for asset-backed securities (Exhibit No. 33 of Item 601 of Regulation S-K).	● Delivery of this exhibit (annual compliance assessment) is governed by Section 11.10 (and Section 11.07) of this Pooling and Servicing Agreement.
Item 15: Exhibits (no. 34) Attestation report on assessment of compliance with servicing criteria for asset-backed securities (Exhibit No. 34 of Item 601 of Regulation S-K).	● Delivery of this exhibit (annual accountants’ attestation report) is governed by Section 11.11 (and Section 11.07) of this Pooling and Servicing Agreement.
Item 15: Exhibits (no. 35) Servicer compliance statement (Exhibit No. 35 of Item 601 of Regulation S-K).	● Delivery of this exhibit (annual servicer compliance statements) is governed by Section 11.09 (and Section 11.07) of this Pooling and Servicing Agreement.
Item 15: Exhibit (no. 36) Certification For Shelf Offerings of Asset-Backed Securities (Exhibit No. 36 of Item 601 of Regulation S-K).	Depositor
Item 15: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 100) XBRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	● Not Applicable.

Exhibit CC-10

Item 15: Exhibits (By Operation of Item 9B Above), but only to the extent of any document that meets all the following conditions: (a) such document constitutes “Additional Form 8-K Disclosure” pursuant to Item 9.01(d) of Exhibit DD, (b) such document is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-K relates, and (c) such document was not previously reported as “Additional Form 8-K Disclosure”.	● Certificate Administrator, Depositor and Trustee, in each case only to the extent that such party is the “Party Responsible” for the exhibit pursuant to Item 9(d) of Exhibit DD (it being acknowledged that none of the Master Servicer or the Special Servicer constitutes a “Party Responsible” under Exhibit DD with respect to any exhibits to a Form 10-K).
Item 15: Exhibit (no. 101) Interactive Data File (Exhibit No. 101 of Item 601 of Regulation S-K).	Not Applicable
Item 15: Exhibit (no. 102) Asset Data File (Exhibit No. 102 of Item 601 of Regulation S-K).	[Certificate Administrator] [Depositor]
Item 15: Exhibit (no. 103) Asset Related Document (Exhibit No, 103 of Item 601 of Regulation S-K).	[Certificate Administrator] [Depositor]

Exhibit CC-11

EXHIBIT DD

FORM 8-K DISCLOSURE INFORMATION

The parties identified in the “Party Responsible” column are obligated pursuant to Section 11.07 of the Pooling and Servicing Agreement to report to the Depositor and the Certificate Administrator the occurrence of any event described in the corresponding Form 8-K Item described in the “Item on Form 8-K” column to the extent such party has knowledge of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus (other than information with respect to itself that is set forth in or omitted from the Prospectus), in the absence of specific notice to the contrary from the Depositor or a Mortgage Loan Seller. Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no “significant obligor” other than a party or property identified as such in the Prospectus and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the Master Servicer or the Special Servicer be required to provide any information for inclusion in a Form 8-K that relates to any Mortgage Loan for which the Master Servicer or the Special Servicer is not the applicable Master Servicer or Special Servicer, as the case may be. For this GS Mortgage Securities Trust 2019-GSA2 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB.

Item on Form 8-K	Party Responsible
Item 1.01: Entry into a Material Definitive Agreement

●     Depositor, except as described in the next bullet (it being acknowledged that Item 601 of Regulation S-K requires filing of material contracts to which the registrant or a subsidiary thereof is a party).

●     Certificate Administrator, Trustee, Master Servicer and/or Special Servicer (it being acknowledged that Instruction 3 to Item 1.01 of Form 8-K requires disclosure regarding the entry into or an amendment of a definitive agreement that is material to the asset-backed securities transaction, even if the registrant is not a party to such agreement), in each case to the extent of any amendment or definitive agreement

Exhibit DD-1

that satisfies all the following conditions: (a) such amendment or definitive agreement relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such amendment or definitive agreement is an amendment or definitive agreement to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust; provided, however, that the Certificate Administrator shall be the “Party Responsible” in connection with any amendment to this Pooling and Servicing Agreement.
Item 1.02: Termination of a Material Definitive Agreement– Part 1 of 2 Parts	● Certificate Administrator, Trustee, Master Servicer and/or Special Servicer, in each case to the extent of any contract that satisfies all the following conditions: (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust; provided, however, that the Certificate Administrator shall be the “Party Responsible” in connection with any amendment to this Pooling and Servicing Agreement.
Item 1.02: Termination of a Material Definitive Agreement– Part 2 of 2 Parts	● Depositor, to the extent of any material agreement not covered in the prior item
Item 1.03: Bankruptcy or Receivership	● Depositor
Item 2.04: Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement	● Depositor ● Certificate Administrator

Exhibit DD-2

Item 3.03: Material Modification to Rights of Security Holders	● Certificate Administrator
Item 5.03: Amendments of Articles of Incorporation or Bylaws; Change of Fiscal Year	● Depositor
Item 6.01: ABS Informational and Computational Material	● Depositor
Item 6.02 (Part 1 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a change in trustee	● Trustee ● Depositor
Item 6.02 (Part 2 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a change in Master Servicer or Special Servicer	● Certificate Administrator ● Master Servicer or Special Servicer, as the case may be (in each case, as to itself)
Item 6.02 (Part 3 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a servicer (other than a party to the Pooling and Servicing Agreement) appointed by the particular “Party Responsible”.	● Master Servicer ● Special Servicer ● Certificate Administrator ● Depositor
Item 6.03: Change in Credit Enhancement or External Support	● Depositor ● Certificate Administrator
Item 6.04: Failure to Make a Required Distribution	● Certificate Administrator
Item 6.05: Securities Act Updating Disclosure	● Depositor
Item 7.01: Regulation FD Disclosure	● Depositor
Item 8.01: Other Events	● Depositor
Item 9.01(d): Exhibits (no. 1): Underwriting agreement (Exhibit No. 1 of Item 601 of Regulation S-K)	● Not applicable
Item 9.01(d): Exhibits (no. 2): Plan of acquisition, reorganization, arrangement, liquidation or succession (Exhibit No. 2 of Item 601 of Regulation S-K)	● Depositor
Item 9.01(d): Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	● Depositor
Item 9.01(d): Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of	● Certificate Administrator provided, in each case, that this shall in no

Exhibit DD-3

Item 601 of Regulation S-K)	event be construed to make such party responsible for the initial filing of this Pooling and Servicing Agreement

Item 9.01(d): Exhibits (no. 7):

Correspondence from an independent accountant regarding non-reliance on a previously issued audit report or completed interim review. (Exhibit No. 7 of Item 601 of Regulation S-K)

● Not Applicable
Item 9.01(d): Exhibits (no. 14): Code of Ethics (Exhibit No. 14 of Item 601 of Regulation S-K)	● Not Applicable
Item 9.01(d): Exhibits (no. 16): Letter re change in certifying accountant (Exhibit No. 16 of Item 601 of Regulation S-K)	● Not Applicable
Item 9.01(d): Exhibits (no. 17): Correspondence on departure of director (Exhibit No. 17 of Item 601 of Regulation S-K)	● Not Applicable
Item 9.01(d): Exhibits (no. 20): Other documents or statements to security holders (Exhibit No. 20 of Item 601 of Regulation S-K)	● Not Applicable

Item 9.01(d): Exhibits (no. 23):

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement.

● Depositor

Item 9.01(d): Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.

● Certificate Administrator
Item 15: Exhibits (no. 99)	● Not Applicable.

Exhibit DD-4

Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)
Item 15: Exhibits (no. 100) XBRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	● Not Applicable.

Exhibit DD-5

EXHIBIT EE

ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA FAX TO 410-715-2380 AND VIA EMAIL TO cts.sec.notifications@wellsfargo.com AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

Wells Fargo Bank, National Association, as Certificate Administrator

9062 Old Annapolis Road

Columbia, Maryland 20145-1951

Attn: Corporate Trust Services (CMBS) GS Mortgage Securities Trust 2020-GSA2

RE: **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section [11.04] [11.05] [11.07] of the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor (the “Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, the undersigned, as [ ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to [                     ], phone number: [        ]; email address: [                       ].

[NAME OF PARTY],
as [role]

By:
Name:
Title:

cc: Depositor

Exhibit EE-1

EXHIBIT FF

INITIAL SUB-SERVICERS

Mortgage Loan Seller	Mortgage Loan Name	Sub-Servicer Name	Sub-Servicer’s Duties
SMC	The Senator	Lang LaSalle/HFF	Non-Cashiering
SMC	375 Warm Springs	CommCap Advisors	Non-Cashiering

Exhibit FF-1

EXHIBIT GG

SERVICING FUNCTION PARTICIPANTS

None.

Exhibit GG-1

EXHIBIT HH

FORM OF ANNUAL COMPLIANCE STATEMENT

CERTIFICATION

GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 (the “Trust”)

I, [identifying the certifying individual], on behalf of [Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer] [LNR Partners, LLC, as Special Servicer] [Wells Fargo Bank, National Association, as Trustee] [Wells Fargo Bank, National Association, as Certificate Administrator] (the “Certifying Servicer”), certify to GS Mortgage Securities Corporation II and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.	I (or Servicing Officers under my supervision) have reviewed the Certifying Servicer’s activities [during the preceding calendar year] [between [__] and [__]] and the Certifying Servicer’s performance under the Pooling and Servicing Agreement; and

2.	To the best of my knowledge, based on such review, the Certifying Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects [throughout such year] [between [__] and [__]]. [To my knowledge, the Certifying Servicer has failed to fulfill the following obligations under the Pooling and Servicing Agreement: [SPECIFY EACH SUCH FAILURE AND THE NATURE AND STATUS THEREOF]].

Date:___________________________________

[Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer]
[LNR Partners, LLC, as Special Servicer]
[Wells Fargo Bank, National Association, as Certificate Administrator]
[Wells Fargo Bank, National Association, as Trustee]

By:
Name:
Title:

Exhibit HH-1

EXHIBIT II

FORM OF REPORT ON ASSESSMENT OF
COMPLIANCE with SERVICING CRITERIA

1.	[Name of Reporting Servicer] (the “Reporting Servicer”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the 12-month period ending December 31, 20[__] (the “Reporting Period”), as set forth in Exhibit AA to the Pooling and Servicing Agreement. The transactions covered by this report include asset-backed securities transactions for which the Reporting Servicer acted as [a master servicer, special servicer, trustee, certificate administrator, operating advisor] involving commercial mortgage loans [other than __________________1] (the “Platform”);

The Reporting Servicer has engaged certain vendors, which are not servicers as defined in Item 1101(j) of Regulation AB (the “Vendors”) to perform specific, limited or scripted activities, and the Reporting Servicer elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors’ activities as set forth on Schedule A;

Except as set forth in paragraph 4 below, the Reporting Servicer used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

The criteria listed in the column titled “Inapplicable Servicing Criteria” on Schedule A hereto are inapplicable to the Reporting Servicer based on the activities it performs, directly or through its Vendors, with respect to the Platform;

The Reporting Servicer has complied, in all material respects, with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto];

The Reporting Servicer has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto];

The Reporting Servicer has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto]; and

[____], a registered public accounting firm, has issued an attestation report on the Reporting Servicer’s assessment of compliance with the applicable servicing criteria for the Reporting Period.

Exhibit II-1

1 Describe any permissible exclusions, including those permitted under telephone interpretation 17.04 (i.e. transactions registered prior to compliance with Regulation AB, transactions involving an offer and sale of asset-backed securities that were not required to be issued), if applicable.

[Date of Certification]

[NAME OF REPORTING SERVICER]

By:
Name:
Title:

Exhibit II-2

EXHIBIT JJ

CREFC® PAYMENT INFORMATION

Payments shall be made to “CRE Finance Council” and sent to:

Commercial Real Estate Finance Council, Inc.

28 West 44th Street, Suite 815

New York, NY 10036

Attn: Executive Director

or by wire transfer to:

Account Name: Commercial Real Estate Finance Council (CREFC®)

Bank Name: Chase

Bank Address: 80 Broadway, New York, NY 10005

Routing Number: 021000021

Account Number: 213597397

Exhibit JJ-1

EXHIBIT KK

Form of Notice of ADDITIONAL SECURED

INDEBTEDNESS NOTIFICATION

VIA E-MAIL:

To: Wells Fargo Bank, National Association, as Certificate Administrator; cts.sec.notifications@wellsfargo.com; trustadministrationgroup@wellsfargo.com

Ref: GSMS 2020-GSA2, Additional Secured Debt Notice for From 10-D

The following information is being furnished to you for inclusion on Form 10-D pursuant to Section 3.18(g) of the Pooling and Servicing Agreement

	Portfolio Name	Mortgage Loan	Position in Debt Stack	Additional Secured Debt	OPB	OPB Date	Appraised Value	Appraised Value Date	Aggregate LTV	Aggregate NCF DSCR	Aggregate NCF DSCR Date	Primary Servicer	Master Servicer	Lead Servicer	Prospectus ID
1	GSMS 2020-GSA2			$			$		%
	Outside the Trust			$			$		%
	Outside the Trust			$			$		%
	Total			$
2	GSMS 2020-GSA2			$			$		%
	Outside the Trust			$			$		%
	Outside the Trust			$			$		%
	Total			$
3	GSMS 2020-GSA2			$			$		%
	Outside the Trust			$			$		%
	Outside the Trust			$			$		%
	Total			$

Exhibit KK-1

EXHIBIT LL

ADDITIONAL DISCLOSURE NOTIFICATION (ACCOUNTS)

INSTRUCTIONS:

FOR ACCOUNT BALANCE REPORTING: SEND VIA EMAIL TO:

CTS.SEC.NOTIFICATIONS@WELLSFARGO.COM

FOR ALL OTHER NOTIFICATIONS: SEND VIA FAX, EMAIL AND OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

Wells Fargo Bank, National Association, as Certificate Administrator

600 South 4th Street, 7th Floor, MAC: N9300-070
Minneapolis, Minnesota 55479

Attention: Corporate Trust Services (CMBS)

GS Mortgage Securities Trust 2020-GSA2

E-Mail: cts.sec.notifications@wellsfargo.com

RE: **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section 11.04 of the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor (the “Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, the undersigned, as [ ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

[With respect to the Collection Account and REO Account balance information:

Account Name	Beginning Balance as of MM/DD/YYYY	Ending Balance as of MM/DD/YYYY
Collection Account
REO Account

Exhibit LL-1

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to [                       ], phone number: [           ]; email address: [                           ].

[NAME OF PARTY],
as [role]

By:
Name:
Title:

cc: Depositor

Exhibit LL-2

EXHIBIT MM

Form of NOTICE OF PURCHASE OF CONTROLLING CLASS CERTIFICATE

[Date]

Wells Fargo Bank, National Association
as Certificate Administrator
9062 Old Annapolis Road

Columbia, Maryland 20145-1951

Attention: Corporate Trust Services (CMBS)

GS Mortgage Securities Trust 2020-GSA2

Midland Loan Services, a Division of PNC Bank, National Association

10851 Mastin Street, Suite 700

Overland Park, Kansas 66210

Attention: Executive Vice President Division Head

LNR Partners, LLC

1601 Washington Avenue, Suite 700

Miami Beach, Florida 33139

Attention: Heather Bennett, Esq. and Job Warshaw

Email: hbennett@starwood.com; jwarshaw@lnrproperty.com and lnr.cmbs.notices@lnrproperty.com

Pentalpha Surveillance LLC
375 N. French Road, Suite 100
Amherst, New York 14228
Attention: GSMS 2020-GSA2 Transaction Manager
With a copy sent via e-mail to: notices@pentalphasurveillance.com with GSMS 2020-GSA2 in the subject line

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 (the “Certificates”) issued, and RR Interest created, pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of December 1, 2020, among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer

This letter is delivered to you, pursuant to Section 3.23(a) of the Pooling and Servicing Agreement in connection with the transfer by ____________ (the “Transferor”) to us (the “Transferee”) of $__________________ original principal balance in the Class [__] Certificates,

Exhibit MM-1

representing [_____]% of the Class [__] Certificates. The Certificates were issued pursuant to the Pooling and Servicing Agreement.

1.	Our name and address is as follows:

Contact Info: [Tel/Email]

2.	[IF APPLICABLE] We hereby certify, represent and warrant to you, as Certificate Administrator, that we are purchasing a majority interest in the Class [__] Certificates, and that we are not affiliated with the Transferor. To the extent that any Control Termination Event or Consultation Termination Event has occurred due to a waiver of a prior Class [__] Certificateholder of its rights under the Pooling and Servicing Agreement, we hereby request that you reinstate such rights and post a “special notice” on your website to the following effect:

“A Consultation Termination Event or a Control Termination Event has been terminated and is no longer in effect due to a transfer of a majority interest of the Controlling Class to an unaffiliated third party which has terminated any waiver by the prior Holder.

All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.

Very truly yours,

(Transferee)

By:
Name:
Title:

Exhibit MM-2

EXHIBIT NN

FORM OF ASSET REVIEW REPORT

BY THE ASSET REPRESENTATIONS REVIEWER1

To: [Addresses of Recipients]

Re:	GS Mortgage Securities Trust 2020-GSA2

Ladies and Gentlemen:

In accordance with Section 12.01 of the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), the undersigned Asset Representations Reviewer (“ARR”) has performed an Asset Review on each Delinquent Mortgage Loan identified in accordance with the terms of the Pooling and Servicing Agreement, and is hereby issuing the following Asset Review Report.

1.	As described in the detailed scorecard attached hereto as Exhibit A, we have performed an Asset Review on each Delinquent Mortgage Loan identified in accordance with the terms of the Pooling and Servicing Agreement and our conclusion is that there is [no evidence of a Test failure/evidence of [•] Test failures] with respect to the Delinquent Mortgage Loans.

2.	A conclusion by the ARR of a Test pass or a Test failure shall not constitute a determination by the ARR of (i) the existence or nonexistence of a Material Defect, or (ii) whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller. In addition, the Tests may not be sufficient to determine every instance of noncompliance.

3.

The ARR, other than forwarding this report to the persons listed above, will not be required to take or participate in any other or further action with respect to the aforementioned Asset Review Report.

4.	Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Pooling and Servicing Agreement.

1 This report is an indicative report, and the Asset Representations Reviewer will have the ability to modify or alter the organization and content of this report, subject to compliance with the terms of the Pooling and Servicing Agreement, including without limitation, provisions relating to Privileged Information.

Exhibit NN-1

Pentalpha Surveillance LLC, as Asset Representations Reviewer

By:
Name:
Title:

Exhibit NN-2

Exhibit A

Detailed Scorecard

[Template Example Below]

Test failures
Loan #	Loan Name	R&W #	R&W Name	Test #	Test Description	Findings
[Insert Loan Number]	[Insert Loan Name]	[__]	Lease Estoppels	[__]	[Insert Test Description]	[Insert Test findings]
		[__]	Due on Sale or Encumbrance	[__]

Exhibit NN-3

EXHIBIT OO

FORM OF ASSET REVIEW REPORT SUMMARY1

To: [Addresses of Recipients]

Re:	GSMS 2020-GSA2 Mortgage Loan

Ladies and Gentlemen:

In accordance with Section 12.01 of the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), the undersigned Asset Representations Reviewer (“ARR”) has performed an Asset Review on each Delinquent Mortgage Loan identified in accordance with the terms of the Pooling and Servicing Agreement, and is hereby issuing the following Asset Review Report Summary.

1.	As described in the summary scorecard attached hereto as Exhibit A, we have performed an Asset Review on each Delinquent Mortgage Loan identified in accordance with the terms of the Pooling and Servicing Agreement and our conclusion is that there is [no evidence of a Test failure/evidence of [•] Test failures] with respect to the Delinquent Mortgage Loans.

2.	A conclusion by the ARR of a Test pass or a Test failure shall not constitute a determination by the ARR of (i) the existence or nonexistence of a Material Defect, or (ii) whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller. In addition, the Tests may not be sufficient to determine every instance of noncompliance.

3.	The ARR, other than forwarding this Asset Review Report Summary to the parties listed above, will not be required to take or participate in any other or further action with respect to the aforementioned Asset Review Report Summary.

4.	Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Pooling and Servicing Agreement.

1 This report is an indicative report, and the Asset Representations Reviewer will have the ability to modify or alter the organization and content of this report, subject to compliance with the terms of the Pooling and Servicing Agreement, including without limitation, provisions relating to Privileged Information.

Exhibit OO-1

Pentalpha Surveillance LLC, as Asset Representations Reviewer

By:
Name:
Title:

Exhibit OO-2

Exhibit A

Summary Scorecard

[Template Example Below]

Test failures
Loan #	Loan Name	Representations and Warranty #	Representation and Warranty Name	Test #
[Insert Loan #]	[Insert Loan Name]	[__]	Lease Estoppels	[__]
		[__]	Due on Sale or Encumbrance	[__]

Exhibit OO-3

EXHIBIT PP-1

GSMC ASSET REVIEW PROCEDURES

Pursuant to the terms and subject to the conditions set forth in the Pooling and Servicing Agreement (“PSA”), the Asset Representations Reviewer (“Asset Representations Reviewer”) shall perform an Asset Review with respect to each representation and warranty made by the related Mortgage Loan Seller only with respect to each Delinquent Loan in accordance with the procedures set forth below (each such procedure, a “Test”); provided, however, the Asset Representations Reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials described in this Exhibit PP-1 if, and only to the extent, the Asset Representations Reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Capitalized terms used herein but not defined herein have the meaning set forth in the PSA or, solely with respect to a representation and warranty, the meaning set forth in the related mortgage loan purchase agreement where GSMC is the Seller (the “GSMC Mortgage Loan Purchase Agreement”). For the avoidance of doubt, in connection with the performance of the following Tests:

(A)	With respect to any representation and warranty that includes a knowledge qualifier (e.g., to the Mortgage Loan Seller’s knowledge, etc.), the Asset Representations Reviewer shall not be responsible for any investigation or review beyond that set forth in the applicable Test related to such representation and warranty;

(B)	With respect to any representation and warranty that includes the examination of an insurance policy or Title Policy, the Asset Representations Reviewer will be permitted to engage a qualified consultant to perform a review of the applicable policy, and will be allowed to rely upon the conclusions of the consultant when making a determination as to whether there is a Test pass.

(C)	The Asset Representations Reviewer shall be under no duty to provide or obtain a legal opinion, legal review or legal conclusion;

(D)	Unless otherwise provided in the Test, the “as of” date for the testing of a representation is as of the Closing Date;

(E)	Unless otherwise provided in the Test, if there is more than one version of the same document with respect to a particular Mortgage Loan or Mortgaged Property, the document that will be used by the Asset Representations Reviewer in testing is the document that is dated as of the Closing Date or, if none, the document closest prior to the Closing Date;

(F)	With respect to each representation and warranty and its related Test(s), the Asset Representations Reviewer shall take into account any exceptions to such representation and warranty described in the GSMC Mortgage Loan Purchase Agreement with respect to a Mortgage Loan, and a Test pass shall be deemed to have occurred with respect to

Exhibit PP-1-1

such Test if the sole reason for not satisfying the applicable Test is caused by such exception(s);

(G)	Evidence of a failure of a Test could result from (i) an affirmative determination by the Asset Representations Reviewer that the Test failed to achieve a Test pass, or (ii) a determination by the Asset Representations Reviewer that the documentation included in the Review Materials (after making such request for any missing documents in the manner provided for in the PSA) is not sufficient to perform the Test; and

(H)	A determination by the Asset Representations Reviewer of a Test pass or a Test failure shall not constitute a determination by the Asset Representations Reviewer of (i) the existence or nonexistence of a Material Defect, or (ii) whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller.

The Asset Representations Reviewer will only be required to perform the Tests described in this Exhibit PP-1, and will not be obligated to perform additional procedures on any Delinquent Loan. Notwithstanding the required Tests, the Asset Representations Reviewer will not be required to review any information other than (1) Review Materials specified in the related Test and (2) if applicable, Unsolicited Information. The Asset Representations Reviewer may, but is under no obligation to, consider Unsolicited Information relevant to the Tests subject to the terms of the PSA. If the Asset Representations Reviewer considers Unsolicited Information, the Asset Representations Reviewer shall take into account such Unsolicited Information, in addition to the Review Materials referred to in the applicable Test(s) procedure when making a determination as to whether there is a Test pass.

Exhibit PP-1-2

Representations and Warranties	Test		Review Materials
1. Whole Loan; Ownership of Mortgage Loans. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan, each GSMC Mortgage Loan is a whole loan and not a participation interest in a GSMC Mortgage Loan. Each GSMC Mortgage Loan that is part of a Whole Loan is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu note. At the time of the sale, transfer and assignment to the depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to GSMC), participation or pledge, and GSMC had good title to, and was the sole owner of, each GSMC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GSMC Mortgage Loan other than any servicing rights appointment, or similar agreement, any Non- Serviced PSA with respect to a GSMC Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co- Lender Agreement. GSMC has full right and authority to sell, assign and transfer each GSMC Mortgage Loan, and the assignment to Depositor constitutes a legal, valid and binding assignment of such GSMC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering any GSMC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.	1a	Review the amounts listed on the original Mortgage Note and Mortgage for an indication that they match the amounts listed on the Mortgage Loan Schedule. If the amounts are the same, then such GSMC Mortgage Loan would be considered a Whole Loan. If there is more than one property then the Mortgage for each Mortgaged Property would need to be aggregated. If identified as such, it will be a Test pass.	Mortgage; Mortgage Note; Loan agreement related to the GSMC Mortgage Loan (“Loan Agreement”); Mortgage Loan guaranty; Assignment of Leases, Rents and Profits; and Environmental Indemnity Agreement (collectively, the “Mortgage Loan Documents”); Mortgage Loan Schedule.
1b

 Review any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan (collectively, the “MS Servicer Notices”) for notation of any Mortgage Loan or Mortgage that was subject to any assignment (other than assignments to GSMC), participation or pledge, or that GSMC did not have good title to, and was the sole owner of, each GSMC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GSMC Mortgage Loan other than any servicing rights appointment or similar agreement. If no such notation is found, it will be a Test pass.

MS Servicer Notices
	1c	Review the MS Servicer Notices for notation of any claim or assertion regarding GSMC not having the full right and authority to sell, assign and transfer the GSMC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a	MS Servicer Notices

Exhibit PP-1-3

Representations and Warranties	Test		Review Materials
Co-Lender Agreement. If such notation is not found, it will be a Test pass.
	1d	Review the MS Servicer Notices for notation of any claim or assertion regarding the assignment to the Purchaser not constituting a legal, valid and binding assignment of any GSMC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such GSMC Mortgage Loan. If such notation is not found, it will be a Test pass.	MS Servicer Notices

 2. Loan Document Status. Each related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such GSMC Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense,

	2a	Review the opinion of Mortgagor’s counsel (“Mortgagor’s Counsel Opinion”) for an indication that it contains language that the related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such GSMC Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti- deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as specified in representation and warranty 2. If such indication exists, it will be a Test pass.	Mortgagor’s Counsel Opinion
	2b	Review the MS Servicer Notices for notation of any valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by GSMC in connection with the origination of the GSMC Mortgage Loan, that would deny the mortgagee (as defined in the related GSMC Mortgage Loan Purchase Agreement) the principal benefits	MS Servicer Notices

Exhibit PP-1-4

Representations and Warranties	Test		Review Materials
counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by GSMC in connection with the origination of any GSMC Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.		intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan Documents. If no such notation is found, it will be a Test pass.
3. Mortgage Provisions. The Mortgage Loan documents for each GSMC Mortgage Loan contains provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.	3	Review the Mortgage Loan Documents and Mortgagor’s Counsel Opinion for an indication that the Mortgage Loan Documents contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications. If such indication exists, it will be a Test pass.	Mortgage Loan Documents; Mortgagor’s Counsel Opinion
4. Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a)(1) to the knowledge of the Mortgage Loan Seller, after due inquiry, there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, GSMC Mortgage Loan guaranty, and related Mortgage Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the	4a	Review the MS Servicer Notices and Mortgage Loan Documents for an indication that, except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan Documents (a)(1) there has been any forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification related to the COVID-19 emergency, and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such mortgage. If no such indication is found, it will be a Test pass.	Mortgage Loan Documents; MS Servicer Notices
	4	Review the MS Servicer Notices and	MS Servicer

Exhibit PP-1-5

Representations and Warranties	Test		Review Materials
related Mortgagor nor the related guarantor has been released from its material obligations under the related GSMC Mortgage Loan.	b	Mortgage Loan Documents for an indication that a related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage through the Closing Date in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan Documents. If no such indication is found, it will be a Test pass.	Notices; Mortgage Loan Documents
	4c	Review the MS Servicer Notices and Mortgage Loan Documents for notation that neither the related Mortgagor nor the related guarantor has been released from its material obligations under the related GSMC Mortgage Loan prior to the Closing Date except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan Documents. If no such notation is found, it will be a Test pass.	MS Servicer Notices; Mortgage Loan Documents
5. Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of assignment of leases to the Trust (or, with respect to a Non- Serviced Mortgage Loan, to the related Non- Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and assignment of leases is freely assignable without the consent of the related Mortgagor. Each related mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule) interest in the related Mortgaged Property in the principal amount of such GSMC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to representation and warranty 6 set forth on Exhibit C of the related GSMC Mortgage Loan Purchase Agreement (each such exception, a “Title Exception”)), except as the enforcement	5a	Review the MS Servicer Notices for a notation or other indication of any claim or assertion regarding any assignment of Mortgage or assignment of leases to the Trust (or, with respect to a Non- Serviced Mortgage Loan, to the related Non-Serviced Trustee) not constituting a legal, valid and binding assignment to the Trust, subject to the Standard Qualifications. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
	5b	Review the related Mortgage and the assignment of leases for each property for provisions to the effect that the related Mortgage and assignment of leases is not freely assignable without the consent of the related Mortgagor. If no such provision is found, it will be a Test pass.	Mortgage; Assignment of Leases, Rents and Profits
	5c	Review the Title Policy (as defined in representation and warranty 6) to	Title Policy; Mortgage;

Exhibit PP-1-6

Representations and Warranties	Test		Review Materials
thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to GSMC’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to GSMC’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.		determine if the related Mortgage is a first lien on the related Mortgagor’s fee or leasehold interest in the related Mortgaged Property. Compare the amount of the Title Policy to the principal amount of the GSMC Mortgage Loan or allocated loan amount to determine whether they are equivalent. If each such determination is made, it will be a Test pass.	Mortgage Loan Schedule
	5d	Review the Title Policy to determine if the Mortgaged Property was free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (other than Permitted Encumbrances, Title Exceptions and those which are bonded over, escrowed for or insured against by the applicable Title Policy). If so determined, it will be a Test pass.	Title Policy
	5e	Review the MS Servicer Notices for a notation or other indication of any claim or assertion that, as of the Cut-off Date, GSMC had knowledge that the Mortgaged Property was not free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage (other than Permitted Encumbrances, Title Exceptions and those which are bonded over, escrowed for or insured against by the applicable Title Policy). If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
	5f	Review the MS Servicer Notices for a notation or other indication of any claim or assertion that, subject to the rights of tenants, there are rights existing which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except for Permitted Encumbrances and those which are bonded over, escrowed for or insured against by the a lender’s title insurance policy. If such a notation or other	MS Servicer Notices

Exhibit PP-1-7

Representations and Warranties	Test		Review Materials
indication is not found, it will be a Test pass.
	5g	Review the MS Servicer Notices for a notation or other indication of any claim or assertion that GSMC did not have legal, valid and enforceable first lien on the related Mortgagor's fee (or if identified on the Mortgage Loan Schedule, leasehold), interest in the Mortgaged Property or good and marketable title free and clear of any pledge, lien, encumbrance or security interest. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
6. Permitted Liens; Title Insurance. Each Mortgaged Property securing a GSMC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such GSMC Mortgage Loan (or with respect to a GSMC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related GSMC Mortgage Loan constitutes a Cross-Collateralized GSMC	6a	Review the Title Policy to determine if it is an American Land Title Association loan title insurance policy or another comparable form of loan title insurance policy approved for use in the applicable jurisdiction. Review the Mortgage Loan Documents to determine if the amount of the policy covers the amount of the GSMC Mortgage Loan, or for multiple properties, an amount equal to the allocated loan amount after all advances of principal. If so determined with respect to each part of this Test, it will be a Test pass.	Title Policy; Mortgage Loan Documents
	6b	Review the Title Policy to determine if the first-priority lien of the Mortgage is subject only to Permitted Encumbrances, as defined in representation and warranty 6. If so determined, it will be a Test pass.	Title Policy
	6c	Review the Title Policy to determine if any Permitted Encumbrance is a mortgage lien that is senior to or coordinate and co-equal to the lien of the related Mortgage, other than as contemplated by items (f) or (g) in the definition of Permitted Encumbrances. If not so determined, it will be a Test pass.	Title Policy
	6d	Review the Title Policy and MS Servicer Notices for a notation or other indication that the coverage is not in full	Title Policy; MS Servicer Notices

Exhibit PP-1-8

Representations and Warranties	Test		Review Materials
Mortgage Loan, the lien of the Mortgage for another GSMC Mortgage Loan contained in the same Crossed Group; and (g) if the related GSMC Mortgage Loan is part of a Whole Loan, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co- Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by GSMC thereunder and no claims have been paid thereunder. Neither GSMC, nor to the GSMC’s knowledge, any other holder of a GSMC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.		force and effect as of the Cut-off Date, that all premiums thereon have not been paid or that claims have been made by GSMC. If no such notation or other indication is found, it will be a Test pass.
	6e	Review the MS Servicer Notices for a notation or other indication that GSMC, or any other holder of a GSMC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such policy. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
7. Junior Liens. It being understood that B notes secured by the same Mortgage as a GSMC Mortgage Loan are not subordinate mortgages or junior liens, except for any GSMC Mortgage Loan that is cross-collateralized and cross- defaulted with another GSMC Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in representation and warranty 5 above), and equipment and other personal property financing). Except as set forth on an exhibit to the applicable GSMC Mortgage Loan Purchase Agreement, GSMC has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.	7a	Review the Title Policy to determine if there is any subordinate mortgage or junior lien encumbering the related Mortgaged Property except for any GSMC Mortgage Loan that is cross- collateralized and cross-defaulted with another GSMC Mortgage Loan. If not so determined, it will be a Test pass.	Title Policy
	7b	Review the Title Policy to determine if there are no subordinate mortgages or junior mortgage liens securing the payment of money encumbering the related Mortgaged Property other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens and equipment and other personal property financing. If so determined, it will be a Test pass.	Title Policy
	7c	Review the MS Servicer Notices for a notation or other indication that, except as set forth on an exhibit to the	MS Servicer Notices; GSMC Mortgage Loan

Exhibit PP-1-9

Representations and Warranties	Test		Review Materials
		applicable GSMC Mortgage Loan Purchase Agreement, GSMC had knowledge of any mezzanine debt secured directly by interests in the related Mortgagor or (2) any subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens If such a notation or other indication is not found, it will be a Test pass.	Purchase Agreement
8. Assignment of Leases and Rents. There exists as part of the related Mortgage File an assignment of leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related assignment of leases creates a valid first- priority collateral assignment of, or a valid first- priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related assignment of leases, subject to applicable law, provides that, upon an event of default under each GSMC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.	8a	Review the Mortgage File to determine if an assignment of leases (either as a separate instrument or incorporated into the related Mortgage) is in the Mortgage File. If so determined, it will be a Test pass.	Mortgage File; Assignment of Leases, Rents and Profits
	8b	Review the Title Policy to determine if the Mortgage, or any related assignment of leases has been recorded, and creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications and subject to the Permitted Encumbrances and the Title Exceptions. If so determined with respect to each part of this Test, it will be a Test pass.	Title Policy; Mortgage; Assignment of Leases, Rents and Profits
	8c	Review the assignment of leases (either as a separate instrument or incorporated into the related Mortgage) to determine if the related Mortgage, or related Assignment of Leases, subject to applicable law, provides that upon an event of default under the GSMC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to	Assignment of Leases, Rents and Profits; Mortgage

Exhibit PP-1-10

Representations and Warranties	Test		Review Materials
enter into possession to collect the rents or for rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee. If so determined, it will be a Test pass.
9. UCC Filings. If the related Mortgaged Property is operated as a hospitality property, GSMC has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the related GSMC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non- material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.	9a	Review the appraisals to determine if any of the properties are specifically identified as hospitality properties. If so, review the Mortgage File to determine if GSMC has filed and/or recorded UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the related GSMC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. If so determined with respect to each part of this Test, it will be a Test pass.	Appraisal; Mortgage File; Franchise Agreement; Comfort Letter or Similar Agreement
	9b	If the appraisals specifically identify any Mortgaged Properties as hospitality properties, review the security agreement for each Mortgaged Property to determine whether such security agreement creates a valid and enforceable lien and security interest on the items of personalty described in representation and warranty 9. If so determined with respect to each part of this Test, it will be a Test pass.
10. Condition of Property. GSMC or the originator of each GSMC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of	10a	Review the engineering report or property condition assessment in the Mortgage File to determine if the related Mortgage Property was	Engineering report; Property condition assessment

Exhibit PP-1-11

Representations and Warranties	Test		Review Materials

origination of the related GSMC Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GSMC Mortgage Loan no more than thirteen months prior to the Cut-off Date. To GSMC’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GSMC Mortgage Loan.

inspected within six months of the origination date and within thirteen months of the Cut-off Date. If so determined, it will be a Test pass.
	10b	Review the engineering report or property condition assessment in the Mortgage File to determine if it was dated no more than thirteen months prior to the Cut-off Date. Review the engineering report or property condition assessment to confirm that each related Mortgaged Property is free of material damage. If so determined with respect to each part of the Test, it will be a Test pass.	Engineering report; Property condition assessment
	10c	Review the MS Servicer Notices for a notation or other indication that GSMC had knowledge of issues with the physical condition of the Mortgaged Property that GSMC believed would have a material adverse effect on the value or use of the Mortgaged Property other than those disclosed in the most recently dated engineering report or Servicing File and deferred maintenance for which escrows were established at origination. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
11. Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken	11	Review the MS Servicer Notices for a notation or other indication that all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgage Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have come delinquent in respect of the Mortgaged Property (per the terms within representation and warranty 11) have not been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices

Exhibit PP-1-12

Representations and Warranties	Test		Review Materials
by the related taxing authority.
12. Condemnation. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to GSMC’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of any Mortgaged Property that would have a material adverse effect on the value, use or operation of such Mortgaged Property.	12	Review the MS Servicer Notices for a notation or other indication of any proceeding pending or threatened for the total or partial condemnation of any Mortgaged Property as of the Cut-off Date and as of the origination date, or for a notation or other indication that GSMC had knowledge as of the Cut-off Date and as of the origination date of any such proceeding that would have a material adverse effect on the value, use or operation of such Mortgaged Property. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
13. Actions Concerning Mortgage Loan. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the related Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to such Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related GSMC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the related Mortgage Loan Documents or (f) the current principal use of such Mortgaged Property.	13a	Review the Mortgage Loan Documents, the Mortgagor’s Counsel Opinion and the MS Servicer Notices for an indication of pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the related Mortgaged Property that existed on the origination date (and with respect to GSMC’s knowledge, as of the Cut-off Date) . If such an indication is not found, it will be a Test pass.	Mortgage Loan Documents; Mortgagor’s Counsel Opinion; MS Servicer Notices
	13b	Review the MS Servicer Notices to determine if an adverse outcome of any such pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property would reasonably be expected to adversely affect the matters set forth in clauses (a)-(f) of representation and warranty 13. If any such adverse outcome would not reasonably be expected to adversely affect the matters set forth in clauses (a)-(f) of representation and warranty 13, it will be a Test pass.	MS Servicer Notices
14. Escrow Deposits. All escrow deposits and payments required to be escrowed with any Mortgagee pursuant to each GSMC Mortgage Loan are in the possession, or under the control, of GSMC or its servicer, and there are no	14a	Review the MS Servicer Notices for a notation or other indication of any escrow deposits and payments required to be escrowed with any Mortgagee pursuant to each GSMC Mortgage Loan	MS Servicer Notices

Exhibit PP-1-13

Representations and Warranties	Test		Review Materials
deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the related Mortgagee under the related Mortgage Loan Documents are being conveyed by GSMC to the Depositor or its servicer.		not in the servicer’s possession or control. If such a notation or other indication is not found, it will be a Test pass.
	14b	Review the MS Servicer Notices to determine if all escrows and deposits required pursuant to the GSMC Mortgage Loan have been conveyed by GSMC to the Depositor or its servicer. If so determined, it will be a Test pass.	MS Servicer Notices
15. No Holdbacks. The principal amount of each GSMC Mortgage Loan stated on the GSMC Mortgage Loan Schedule attached to the related GSMC Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GSMC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by GSMC to merit such holdback).	15a	Review the Mortgage Loan Schedule, Loan Agreement, Mortgage Note and origination settlement statement to determine if the principal amount of each GSMC Mortgage Loan was fully disbursed as of the Closing Date. If so determined, it will be a Test pass.	Mortgage Loan Schedule; Loan Agreement; Mortgage Note; Origination settlement statement
	15b	Review the Mortgage Loan Documents to determine if there is no requirement for future advances by the Mortgagee (except in those cases where the full amount of each GSMC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by GSMC to merit such holdback). If so determined, it will be a Test pass.	Mortgage Loan Documents
16. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan Documents and meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related Mortgagor	16a	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if it shows that the related Mortgaged Property is insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan Documents and the Insurance Rating Requirements (as defined in representation and warranty 16), in an amount (subject to customary	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)

Exhibit PP-1-14

Representations and Warranties	Test		Review Materials

and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

 “Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Rating Requirements.  “Syndicate Insurance Rating Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc.

Each  related  Mortgaged  Property  is  also covered, and required to be covered pursuant to the related Mortgage Loan Documents, by business interruption or rental loss insurance which   (subject   to   a   customary   deductible) covers a period of not less than 12 months (or with respect to each GSMC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

 If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in deductibles) not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related Mortgagor and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the Mortgaged Property. If so determined, it will be a Test pass.
	16b	Review the Mortgage Loan Documents for provisions requiring the insurance coverage as stated in Test 17a above. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	16c	Review the Insurance Summary Report (or, solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if it shows that the related Mortgaged Property is insured for business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GSMC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months). If such provisions are found, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	16d	Review the Mortgage Loan Documents for provisions requiring the insurance coverage as stated in Test 16c above. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	16e	Review the Mortgage Loan Documents and/or the survey to determine if any material part of the improvements, exclusive of a parking lot, located on the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management	Mortgage Loan Documents; Survey; Insurance Summary Report

Exhibit PP-1-15

Representations and Warranties	Test		Review Materials

the Federal Register by the Federal Emergency Management   Agency   as   a   “Special   Flood Hazard Area,” the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by GSMC for comparable mortgage loans intended for securitization.

If a Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina  or  North  Carolina,  the  related Mortgagor is required to maintain coverage for windstorm and/or  windstorm  related  perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

Each Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each Mortgaged Property located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of   such   property,   for   the   sole   purpose   of assessing  the  scenario  expected  limit  (“SEL”)

Agency as a “Special Flood Hazard Area.” If so determined, review the Insurance Summary to determine whether the Mortgagor maintains insurance in the maximum amount available under the National Flood Insurance Program (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy) plus such additional flood coverage in an amount as is generally required by GSMC for comparable mortgage loans intended for securitization. If so determined, it will be a Test pass.
	16f	If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, review the Insurance Summary Report to determine if the property is covered for windstorm and/or windstorm related perils and/or “named storms” or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms in an amount not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements, and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements. If so determined with respect to each part of this Test, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	16g	Review the Insurance Summary Report dated before the Cut-off Date (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) and Mortgage Loan Documents to determine if the Mortgage Property is covered, and required to be covered pursuant to the related Mortgage Loan Documents, by a commercial general	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of

Exhibit PP-1-16

Representations and Warranties	Test		Review Materials

for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of  50  years  and  a  10%  probability  of exceedance.  If  the  resulting  report  concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, in an amount not less than 100% of the SEL.

The   Mortgage   Loan   Documents      for   each GSMC Mortgage Loan require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the original or then outstanding principal amount of the related GSMC Mortgage Loan (or related  Whole  Loan),  the  Mortgagee  (or  a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GSMC Mortgage   Loan   together   with   any   accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under each GSMC Mortgage Loan and its successors and assigns as a loss payee under a Mortgagee endorsement clause or, in the case of the related general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related GSMC Mortgage Loan obligates the related Mortgagor to maintain (or cause to be maintained) all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s reasonable cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than

		liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate. If so determined, it will be a Test pass.	insurance); Mortgage Loan Documents
	16h	Review the property condition assessment to determine if the properties are located in a seismic zone 3 or 4. If so determined, review the seismic engineering study to determine if it has been performed by an architectural or engineering consultant for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake and based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If so determined, it will be a Test pass.	Property condition assessment; Seismic engineering study
	16i	Review the most recent seismic engineering study or Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the SEL would exceed 20% of the amount of the replacement costs of the improvements, and if so, review to determine if earthquake insurance on each Mortgaged Property was obtained. If so determined, determine if the insurer is rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings. The insurance amount should be not less than 100% of the SEL. If so determined with respect to each part of the Test, it will be a Test pass.	Seismic engineering study; Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	16j	Review the Mortgage Loan Documents for provisions requiring that insurance proceeds in respect of a property loss be	Mortgage Loan Documents

Exhibit PP-1-17

Representations and Warranties	Test		Review Materials
commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by GSMC.		applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the GSMC Mortgage Loan (or related Whole Loan), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GSMC Mortgage Loan together with any accrued interest thereon. If such provisions are found, it will be a Test pass.
	16k	Review the MS Servicer Notices for a notation or other indication that insurance premiums are current as of the Cut-off Date. If such a notation or other indication is found, it will be a Test pass.	MS Servicer Notices
	16l	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the insurance policies name the Mortgagee under any GSMC Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. If so determined, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	16m	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the insurance will inure to the benefit of the Trustee. If so determined, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	16n	Review the Mortgage Loan Documents to determine if any GSMC Mortgage Loan obligates the Mortgagor to	Mortgage Loan Documents

Exhibit PP-1-18

Representations and Warranties	Test		Review Materials
maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s unreasonable cost and expense and to charge such Mortgagor for related premiums. If so determined, it will be a Test pass.
	16o	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non- payment of a premium. If so determined, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	16p	Review the MS Servicer Notices for a notation or other indication that any notice described in Test 16o may have been received by GSMC. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
17. Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax	17a	Review the zoning report, Title Policy and survey, engineering report or property condition assessment, the Mortgage Loan Seller Diligence and the ESA to determine if each Mortgaged Property is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road. If so determined, it will be a Test pass.	Zoning report; Title Policy; Survey; Engineering report or property condition assessment; Mortgage Loan Seller Diligence; ESA
	17b	Review the zoning report, Title Policy and survey, engineering report or property condition assessment, the Mortgage Loan Seller Diligence and the ESA to determine if each Mortgaged Property is served by or has uninhibited	Zoning report; Title Policy; Survey; Engineering report or property

Exhibit PP-1-19

Representations and Warranties	Test		Review Materials
lots, in which case the related GSMC Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.		access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property. If so determined, it will be a Test pass.	condition assessment; Mortgage Loan Seller Diligence; ESA
	17c	Review the Title Policy and survey to determine if each Mortgaged Property constitutes one or more separate tax parcels and do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the most recently dated Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the related GSMC Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created. If so determined, it will be a Test pass.	Title Policy; Survey; Mortgage Loan Documents
18. No Encroachments. To GSMC’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GSMC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GSMC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements	18a	Review the survey, Title Policy and Appraisal to determine if all material improvements that were included for the purpose of determining the appraised value of the Mortgaged Property at the time of the origination of such GSMC Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. If so determined, it will be a Test pass.	Survey; Title Policy; Appraisal
	18b	Review the survey, and Title Policy and Appraisal to determine if there exist improvements on adjoining parcels that encroach onto the Mortgaged Property that materially and adversely affect the value and current use of such Mortgage Property and for which insurance or endorsements were obtained under the Title Policy. If not so determined, it will be a Test pass.	Survey; Title Policy; Appraisal

Exhibit PP-1-20

Representations and Warranties	Test		Review Materials
except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.	18c	Review the survey, Title Policy and Appraisal to determine if there exist material improvements that encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. If not so determined, it will be a Test pass.	Survey; Title Policy; Appraisal
19. No Contingent Interest or Equity Participation. No GSMC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by GSMC.	19	Review the Mortgage Loan Documents for any shared appreciation feature or any other contingent interest feature, any negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by GSMC. If no such feature is found with respect to each part of this Test, it will be a Test pass.	Mortgage Loan Documents
20. REMIC. Each GSMC Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GSMC Mortgage Loan to the related Mortgagor at origination did not exceed the non- contingent principal amount of the GSMC Mortgage Loan and (B) either: (a) such GSMC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GSMC Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the	20a	Review the origination settlement statement and Mortgage Note to determine if the proceeds advanced by the Mortgagee did not exceed the non- contingent principal amount of the GSMC Mortgage Loan. If so determined, it will be a Test pass.	Origination settlement statement; GSMC Mortgage Loan
	20b	Review the most recent appraisal and Mortgage Loan Documents to determine if (a) the GSMC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GSMC Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date, provided that for purposes of clauses (i) and (ii) above, the fair market value of the real property interest must first be reduced	Appraisal; Mortgage Loan Documents

Exhibit PP-1-21

Representations and Warranties	Test		Review Materials
GSMC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GSMC Mortgage Loan; or (b) substantially all of the proceeds of such GSMC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GSMC Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the GSMC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GSMC Mortgage Loan or (y) satisfies the provisions of either sub- clause (B)(a)(i) above (substituting the date of the last such modification for the date the GSMC Mortgage Loan was originated) or sub- clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26; and (b) the Mortgage Loan Seller identifies such Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the GSMC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.		by (A) the amount of any lien on the real property interest that is senior to the GSMC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with such GSMC Mortgage Loan or (b) substantially all of the proceeds of such GSMC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GSMC Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If so determined, it will be a Test pass.
	20c	Review the MS Servicer Notices for an indication or other notation that the GSMC Mortgage Loan was modified prior to the Closing Date, and if so, if the modification was made as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GSMC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(i) in the first sentence of representation and warranty 20 (substituting the date of the last such modification for the date any GSMC Mortgage Loan was originated) or sub-clause (B)(ii) in the first sentence of representation and warranty 20, including the proviso thereto. If there were any such modifications, and such a notation or other indication is found, it will be a Test pass.	MS Servicer Notices
	20d	Review the MS Servicer Notices for a notation or other indication of any claim or assertion to the effect that the Prepayment Premiums and Yield Maintenance Charges applicable to any GSMC Mortgage Loan do not constitute “customary prepayment penalties”. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
21. Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of each GSMC	21a	Review the MS Servicer Notices for a notation or other indication of any claim or assertion to the effect that the terms of each GSMC Mortgage Loan do not	MS Servicer Notices

Exhibit PP-1-22

Representations and Warranties	Test		Review Materials
Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.		comply with applicable local, state, and federal laws in any material respect. If such a notation or other indication is not found, it will be a Test pass.
	21b	Review the MS Servicer Notices for a notation or other indication of any claim or assertion to the effect that any material requirements pertaining to the origination of each GSMC Mortgage Loan, including but not limited to, usury and any and all other material requirements of any federal, state or local law have not been complied with. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
	21c	Review the Mortgage Loan Documents to determine if they provide that each GSMC Mortgage Loan complied with usury laws. If so determined, it will be a Test pass.	Mortgage Loan Documents
22. Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GSMC Mortgage Loan by the Trust.	22	Review the MS Servicer Notices for a notation or other indication of any claim or assertion that as of the Cut-off Date or as of the date that GSMC or the date that such other entity held the Mortgage note, each such holder of the Mortgage Note was not authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located. If such a notation or other indication is found, determine whether the failure to be so authorized could not materially and adversely affect the enforceability of such GSMC Mortgage Loan by the Trust. If so determined, it will be a Test pass.	MS Servicer Notices
23. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to GSMC’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.	23a	Review the Mortgage Loan Documents to determine if a trustee is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee. If so determined, it will be a Test pass.	Mortgage Loan Documents

Exhibit PP-1-23

Representations and Warranties	Test		Review Materials
	23b	Review the MS Servicer Notices for any indication that GSMC as of the Closing Date had knowledge that the appointed Trustee was not qualified under applicable law to serve as such,
24. Local Law Compliance. To GSMC’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a GSMC Mortgage Loan as of the date of origination of such GSMC Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the related Mortgaged Property. The terms of the related Mortgage Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.	24a	Review the zoning report and title policy for an indication that there are no material violations of applicable zoning ordinances, building codes and land laws with respect to the improvements located on or forming part of each Mortgaged Property securing a GSMC Mortgage Loan as of the date of origination of such GSMC Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the related Mortgaged Property. If such indication is found, it will be a Test pass.	Zoning Report; Title Policy
	24b	Review the related Mortgage Loan Documents for provisions that require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	24c	Review the MS Servicer Notices to determine if GSMC had knowledge of a material violation of Zoning Regulations as outlined in test 24a above. If no indication is found, it will be a Test pass.	MS Servicer Notices
25. Licenses and Permits. Each Mortgagor covenants in the related Mortgage Loan Documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect, and to GSMC’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation	25a	Review the Mortgage Loan Documents to determine if the Mortgagor has covenanted to keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect. If so determined, it will be a Test pass.	Mortgage Loan Documents
	25	Review the Mortgage Loan Documents and the MS Servicer Notices for a	Mortgage Loan Documents; MS

Exhibit PP-1-24

Representations and Warranties	Test		Review Materials
conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. Each GSMC Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.	b	notation or other indication that GSMC had knowledge that any licenses, permits, franchises, certificates of occupancy and applicable governmental authorizations necessary for the operation of the Mortgaged Property are not in effect. If such a notation or other indication is not found, it will be a Test pass.	Servicer Notices
	25c	Review the Mortgage Loan Documents for provisions requiring the related Mortgagor to be qualified to do business in the jurisdiction in which the Mortgaged Property is located. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
26. Recourse Obligations. The Mortgage Loan Documents for each GSMC Mortgage Loan provide that such GSMC Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the related Mortgagor; (ii) the related Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the such Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the Mortgagor made in violation of the related Mortgage Loan Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of such Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the related GSMC Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits	26	Review the Mortgage Loan Documents for each GSMC Mortgage Loan for provisions outlined in clauses (a) (i) through (iii) and (b) (i) through (v) of representation and warranty 26. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents

Exhibit PP-1-25

Representations and Warranties	Test		Review Materials
or, alternatively, the failure of any security deposits to be delivered to the Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a GSMC Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan Documents; or (v) commission of intentional material physical waste at the related Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).
27. Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan Documents do not provide for release of any material portion of the related Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the related GSMC Mortgage Loan, (b) upon payment in full of such GSMC Mortgage Loan, (c) upon a Defeasance (as defined in (32) below), (d) releases of out-parcels that are unimproved or other portions of the related Mortgaged Property which will not have a material adverse effect on the underwritten value of such Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GSMC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GSMC Mortgage Loan within the meaning of Section 1.860G- 2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GSMC	27a	Review the Mortgage Loan Documents for provisions stating that, if the related Mortgage Loan Documents permit a property release, the only conditions under which a property may be released during the life of the GSMC Mortgage Loan are as set forth in clauses (a) through (e) of the first sentence of representation and warranty 27. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	27b	Review the Mortgage Loan Documents for provisions stating that with respect to any partial release described in clauses (a) or (d) of the first sentence of representation and warranty 27 either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GSMC Mortgage Loan within the meaning of Treasury Regulation Section 1.860G- 2(b)(2) and (ii) would not cause the subject GSMC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all GSMC Mortgage Loans originated after December 6, 2010, if the fair market	Mortgage Loan Documents

Exhibit PP-1-26

Representations and Warranties	Test		Review Materials

Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x).  For purposes of the preceding clause (x), for all GSMC Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GSMC Mortgage Loan (or related Whole Loan) outstanding after the release, the related Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

With respect to any partial release under the preceding  clause (e),  for  all  GSMC  Mortgage Loans  originated  after  December 6,  2010,  the Mortgagor can be required to pay down the principal  balance  of  the  related  GSMC Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the GSMC Mortgage Loan (or related Whole Loan).

No GSMC Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another GSMC Mortgage Loan permits the release of cross- collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GSMC Mortgage Loan or Whole Loan, as applicable, outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code. If such provisions are found, it will be a Test pass.
	27c	Review the Mortgage Loan Documents for provisions stating that in the case of any partial release under clause (e) of representation and warranty 27, the Mortgagor can be required to pay down the principal balance of the related GSMC Mortgage Loan or Whole Loans, as applicable, in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the GSMC Mortgage Loan or related Whole Loan. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	27d	Review the Mortgage Loan Documents for provisions stating that no GSMC Mortgage Loan that cross-collateralized with another GSMC Mortgage Loan permits the release of cross- collateralization of the related Mortgaged Properties or a portion thereof, including due to partial	Mortgage Loan Documents

Exhibit PP-1-27

Representations and Warranties	Test		Review Materials
condemnation, other than in compliance with the REMIC Provisions of the Code. If such provisions are found, it will be a Test pass.
28. Financial Reporting and Rent Rolls. The GSMC Mortgage Loan Documents for each GSMC Mortgage Loan require the related Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single- tenant properties) and annual operating statements, and quarterly (other than for single- tenant properties) rent rolls for properties that have leases contributing more than 5% of the in- place base rent and annual financial statements, which annual financial statements with respect to each GSMC Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.	28a	Review the Mortgage Loan Documents for provisions that require the related Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	28b	Review the Mortgage Loan Documents for provisions that require the Mortgagor to provide the owner or holder of the GSMC Mortgage Loan with quarterly (other than for single- tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GSMC Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
29. Acts of Terrorism Exclusion. With respect to each GSMC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With	29a	Review the Mortgage Loan Documents to determine if the original principal balance was greater than $20 million. If so, review the insurance coverage review document for an indication that the special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude acts of terrorism, from coverage, or if they do, there exists a separate terrorism insurance policy related to the Mortgaged Property. If such an indication is found, it will be a Test pass.	Mortgage Loan Documents; Insurance coverage review document

Exhibit PP-1-28

Representations and Warranties	Test		Review Materials
respect to each other GSMC Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GSMC Mortgage Loan, and, to GSMC’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GSMC Mortgage Loan, the related Mortgage Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the Mortgagor under each GSMC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).	29b	Review the insurance policy to determine if, as of the Cut-off Date, the related special all-risk insurance policy and business interruption policy specifically excluded acts of terrorism from coverage, and if such coverage is excluded, the related Mortgaged Property was not covered by a separate terrorism insurance policy. If not so determined, it will be a Test pass.	Mortgage Loan Documents; Insurance Policy
	2	Review the Mortgage Loan Documents for provisions that expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA (as defined in representation and warranty 29), or damages related thereto, provided, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each GSMC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance). If such provisions are not found, it will be a Test pass.	Mortgage Loan Documents
30. Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GSMC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GSMC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan Documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to	30a	Review the Mortgage Loan Documents for “due on sale” or other such provisions for the acceleration of the payment of the unpaid principal balance of such GSMC Mortgage Loan in the circumstances described in the first sentence of representation and warranty 30. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	30	Review the Mortgage Loan Documents for provisions that require that if Rating	Mortgage Loan Documents

Exhibit PP-1-29

Representations and Warranties	Test		Review Materials
prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan Documents or a Person satisfying specific criteria identified in the related Mortgage Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of representation and warranty 27 and 32 or the exceptions thereto set forth on an exhibit to the applicable GSMC Mortgage Loan Purchase Agreement, or (vii) any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on an exhibit to the applicable GSMC Mortgage Loan Purchase Agreement, or future permitted mezzanine debt as set forth on an exhibit to the applicable GSMC Mortgage Loan Purchase Agreement or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any GSMC Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan Documents, (ii) purchase money security interests (iii) any GSMC Mortgage Loan that is cross-collateralized and cross- defaulted with another GSMC Mortgage Loan, as set forth on an exhibit to the applicable GSMC Mortgage Loan Purchase Agreement or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan Documents provide that,	b	Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related Mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance. If such provisions are found, it will be a Test pass.

Exhibit PP-1-30

Representations and Warranties	Test		Review Materials
to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related Mortgagor is responsible for such payment along with all other reasonable out-of- pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.
31. Single-Purpose Entity. Each GSMC Mortgage Loan requires the related Mortgagor to be a Single-Purpose Entity for at least as long as the related GSMC Mortgage Loan is outstanding. Both the Mortgage Loan Documents and the organizational documents of the Mortgagor with respect to each GSMC Mortgage Loan with a Cut-off Date Principal Balance in excess of $5 million provide that such Mortgagor is a Single-Purpose Entity, and each GSMC Mortgage Loan with a Cut-off Date Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the related Mortgagor. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the GSMC Mortgage Loan has a Cut-off Date Principal Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GSMC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with the related GSMC Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.	31a	Review the Mortgage Loan Documents for provisions that require the related Mortgagor to be a Single-Purpose Entity (as defined in representation and warranty 31) for at least as long as the related GSMC Mortgage Loan is outstanding. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	31b	Review the Mortgage Loan Schedule for the Cut-off Date Balance of the GSMC Mortgage Loan. If the GSMC Mortgage Loan had a Cut-off Stated Principal Date Balance in excess of $5 million, review the related Mortgage Loan Documents and the Mortgagor’s organizational documents for provisions that require the Mortgagor to be a Single-Purpose Entity and that the Mortgagor’s organizational documents are consistent with the requirement. If so determined, it will be a Test pass.	Mortgage Loan Schedule; Mortgage Loan Documents; Mortgagor’s organizational documents
	31c	Review the Mortgage Loan Schedule for the Cut-off Date Balance of the GSMC Mortgage Loan. If the GSMC Mortgage Loan had a Cut-off Stated Principal Date Balance in excess of $20 million, review the Mortgagor’s Counsel Opinion regarding non- consolidation of the related Mortgagor. If such an opinion is found, it will be a Test pass.	Mortgage Loan Schedule; Mortgagor’s Counsel Opinion

Exhibit PP-1-31

Representations and Warranties	Test		Review Materials
32. Defeasance. With respect to any GSMC Mortgage Loan that, pursuant to the Mortgage Loan Documents, can be defeased (a “Defeasance”), (i) the related Mortgage Loan Documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan Documents; (ii) such GSMC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G- 2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GSMC Mortgage Loan when due, including the entire remaining principal balance on the maturity date or, if the GSMC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the GSMC Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the related GSMC Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (v) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the GSMC Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single- Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific	32	Review the Mortgage Loan Documents for provisions allowing the GSMC Mortgage Loan to be defeased, and if so, whether such Mortgage Loan Documents contain the provisions described in clauses (i) through (vii) of representation and warranty 32. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents

Exhibit PP-1-32

Representations and Warranties	Test		Review Materials
condition precedent thereto) and all other reasonable out-of-pocket expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.
33. Fixed Interest Rates. Each GSMC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GSMC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.	33	Review the Mortgage Loan Documents for an indication that the loan has a fixed interest rate that remains fixed throughout the term of such GSMC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed. If such an indication is found, it will be a Test pass.	Mortgage Loan Documents

 34. Ground Leases. For purposes of the GSMC Mortgage Loan Purchase Agreement, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GSMC Mortgage Loan where the GSMC Mortgage Loan is secured by a  leasehold  estate  under  a  Ground  Lease  in whole or in part, and the related Mortgage does not   also   encumber   the   related   lessor’s   fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of GSMC, its successors and assigns, GSMC represents and warrants that:

(a)      The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction.  The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be  encumbered  by  the  related  Mortgage  and does  not  restrict  the  use  of  the  related Mortgaged    Property    by    such    lessee,    its

	34a	Review the appraisal to determine if the GSMC Mortgage Loan is secured by a Ground Lease (as defined in representation and warranty 34), in whole or in part. If so, review the Title Policy and Mortgage Loan Documents for an indication that the related Mortgage does not also encumber the lessor’s fee interest in the Mortgaged Property. If such an indication exists, proceed to Tests 34b through 34r.	Appraisal; Title Policy; Mortgage Loan Documents
	34b	Review the Title Policy and Mortgage Loan Documents for an indication that the Ground Lease or memorandum has been recorded or submitted for recordation. If such indication is found, it will be a Test pass.	Title Policy; Mortgage Loan Documents
	34c	Review the Ground Lease and any estoppel or other agreement received from the ground lessor for an indication that the interest of the lessee is permitted to be encumbered by the Mortgage, does not restrict the use of the Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the Mortgage and has not been materially modified since the origination of the GSMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File. If such indication is found, it will be a Test pass.	Ground Lease; estoppel or other agreement received from ground lessor
	34	Review the Ground Lease received from the ground lessor for a provision that the

Exhibit PP-1-33

Representations and Warranties	Test		Review Materials

successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage.  No material change in the  terms  of  the  Ground  Lease  had  occurred since the origination of the GSMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)         The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified,  or  canceled  or  terminated  by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)         The   Ground   Lease   has   an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related GSMC Mortgage Loan, or 10 years past the stated maturity if such GSMC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GSMC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)         The Ground Lease either (i) is not   subject   to   any   liens   or   encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii)  is subject to a subordination, non-disturbance and attornment agreement  to  which  the  Mortgagee  on  the lessor’s fee interest in the Mortgaged Property is subject;

(e)         The  Ground  Lease  does  not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the GSMC Mortgage Loan and its successors and assigns

	d	Ground Lease may not be amended or modified or canceled or terminated without the prior written consent of the Mortgagee, If such a provision is found, it will be a Test pass.
	34e	Review the Mortgage File for any indication that GSMC has granted consent to the amendment, modification, cancellation or termination of the Ground Lease since the origination of the GSMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File. If no such indication is found, it will be a Test pass.	Ground Lease; Mortgage File; MS Servicer Notices; estoppel or other agreement received from ground lessor
	34f	Review the Ground Lease and any estoppel or other agreement received from the ground lessor for an indication that it has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related GSMC Mortgage Loan, or ten years past the stated maturity if such GSMC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GSMC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes). If such an indication is found, it will be a Test pass.	Ground Lease; estoppel or other agreement received from ground lessor
	34g	Review the Title Policy for an indication that the Ground Lease is either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non- disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject. If either indication is found, it will be a Test pass.	Title Policy; SNDA
	34	Review the Ground Lease and any estoppel or other agreement received	Ground Lease; estoppel

Exhibit PP-1-34

Representations and Warranties	Test		Review Materials

without the consent of (but with prior notice to) the lessor;

(f)         GSMC has not received any written notice of material default under or notice of termination of such Ground Lease.   To GSMC’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would  result  in  a  material  default  under  the terms of such Ground Lease and to GSMC’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)         The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against  the  Mortgagee  unless  such  notice  is given to the Mortgagee;

(h)         The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)          The  Ground  Lease  does  not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)          Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all  or  part  of  the  related  Mortgaged  Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold

	h	from the ground lessor for an indication that the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease). If such indication is found, it will be a Test pass.
	34i	Review the Ground Lease for an indication that in the event it is so assigned, it is further assignable by the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor. If such indication is found, it will be a Test pass.	Ground Lease
	34j	Review the MS Servicer Notices for notation that GSMC has received any written notice of material default under or notice of termination of such Ground Lease. If no such notation is found, it will be a Test pass.	MS Servicer Notices
	34k	Review the MS Servicer Notices for notation that to GSMC’s knowledge, there is a material default under such Ground Lease or condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease. If no such notation is found, it will be a Test pass.	MS Servicer Notices
	34l	Review the MS Servicer Notices for a notation that to GSMC’s knowledge, such Ground Lease was not in full force and effect as of the Closing Date. If no such notation is found, it will be a Test pass.	MS Servicer Notices
	34m	Review the Ground Lease and any ancillary agreement between the lessor and lessee for provisions that the lessor is required to give to the Mortgagee written notice of any default, and provide that no notice of default or	Ground Lease; ancillary agreement

Exhibit PP-1-35

Representations and Warranties	Test		Review Materials

and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest;

(k)       In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of  the  outstanding  principal  balance  of  the GSMC Mortgage Loan, together with any accrued interest; and

(l) Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

termination is effective against the Mortgagee unless such notice is given to the Mortgagee. If such provisions are found, it will be a Test pass.
	34n	Review the Ground Lease and Related Documents for provisions that the Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease. If such provisions are found, it will be a Test pass.	Ground Lease and Related Documents
	34o	Review the Ground Lease for provisions that impose any commercially unreasonable restrictions on subletting in connection with loans originated for securitization. If no such provisions are found, it will be a Test pass.	Ground Lease
	34p	Review the Ground Lease and any estoppel or other agreement received from the ground lessor and the related Mortgage and the Mortgage Loan Documents for an indication that any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (34(k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest. If such indications are found, it will be a Test pass.	Ground Lease; estoppel or other agreement received from ground lessor; Mortgage Loan Documents

Exhibit PP-1-36

Representations and Warranties	Test		Review Materials
	34q	Review the Ground Lease and any estoppel or other agreement received from ground lessor and the Mortgage Loan Documents for an indication that, in the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest. If such an indication is found, it will be a Test pass.	Ground Lease; estoppel or other agreement received from ground lessor; Mortgage Loan Documents
	34r	Review the Ground Lease for provisions that, provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding. If such provisions are found, it will be a Test pass.	Ground Lease
35. Servicing. The servicing and collection practices used by GSMC with respect to the GSMC Mortgage Loans have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.	35	Review the MS Servicer Notices for a notation or other indication of any claims or assertions to the effect that the servicing and collection practices used by GSMC with respect to a GSMC Mortgage Loan was not in all material respects legal, or in accordance customary industry standards for servicing of commercial loans for conduit loan programs. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
36. Origination and Underwriting. The origination practices of GSMC (or the related originator if GSMC was not the originator) with respect to each GSMC Mortgage Loan have been, in all material respects, legal and as of the	36	Review the MS Servicer Notices for notation to the effect that the origination practices of GSMC (or the related originator if GSMC was not the originator) with respect to each GSMC	MS Servicer Notices; GSMC Mortgage Loan Purchase Agreement

Exhibit PP-1-37

Representations and Warranties	Test		Review Materials
date of its origination, such GSMC Mortgage Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GSMC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in Exhibit B of the GSMC Mortgage Loan Purchase Agreement.		Mortgage Loan have not been, in all material respects, legal and as of the date of its origination, such GSMC Mortgage Loan (or the related Whole Loan, as applicable), or the origination thereof did not comply in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GSMC Mortgage Loan; provided that representation and warranty 36 does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in Exhibit B of the GSMC Mortgage Loan Purchase Agreement. If no such notation is found, it will be a Test pass.
37. No Material Default; Payment Record. No GSMC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and no GSMC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To GSMC’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under any GSMC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of any GSMC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by GSMC in Exhibit B to the GSMC Mortgage Loan Purchase Agreement (including, but not limited to, the prior sentence). No person other than the holder of any GSMC Mortgage Loan may declare any event of default under the related GSMC Mortgage Loan or accelerate any indebtedness under such GSMC Mortgage Loan	37a	Review the MS Servicer Notices for notation that (i) the GSMC Mortgage Loan has been more than 30 days delinquent, giving effect to any grace or cure period, in making required debt service payments as of the Closing Date, or (ii) the GSMC Mortgage Loan was delinquent beyond any applicable grace or cure periods as of the Cut-off Date. If no such notation is found, it will be a Test pass.	MS Servicer Notices
	37b	Review the MS Servicer Notices for notation of GSMC’s knowledge of (a) a material default, breach, violation or event of acceleration existing under any GSMC Mortgage Loan, or (b) an event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration in the case of either clause (a) or clause (b), materially and adversely affects the value of any GSMC Mortgage Loan or the value, use or operation of the related Mortgaged Property. If no such notation is found, it will be a Test pass.	MS Servicer Notices
	37c	Review the MS Servicer Notices for notation that any person other than the holder of any GSMC Mortgage Loan	MS Servicer Notices

Exhibit PP-1-38

Representations and Warranties	Test		Review Materials
Documents.		may declare any event of default under the related GSMC Mortgage Loan or accelerate any indebtedness under such GSMC Mortgage Loan Documents. If no such notation is found, it will be a Test pass.
38. Bankruptcy. As of the date of origination of the related GSMC Mortgage Loan and to GSMC’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.	38	Review the Lexis/Nexis (or comparable search) and the MS Servicer Notices for an indication that neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property was a debtor in, a state or federal bankruptcy, insolvency or similar proceeding. If no such indication or notation is found, it will be a Test pass.	Lexis/Nexis (or comparable) search; MS Servicer Notices
39. Organization of Mortgagor. With respect to each GSMC Mortgage Loan, in reliance on certified copies of the organizational documents of the related Mortgagor delivered by such Mortgagor in connection with the origination of such GSMC Mortgage Loan (or the related Whole Loan, as applicable), the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any GSMC Mortgage Loan that is cross-collateralized and cross- defaulted with another GSMC Mortgage Loan, no GSMC Mortgage Loan has a Mortgagor that is an affiliate of another Mortgagor under another GSMC Mortgage Loan.	39a	Review the organizational documents of the Mortgagor to determine if there are certified copies indicating that the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. If such indication is found, it will be a Test pass.	Organizational Documents of the Mortgagor
	39b	Review the MS Servicer Notices to determine if there is any indication that, except with respect to any GSMC Mortgage Loan that is a cross- collateralized and cross-defaulted with another Mortgage Loan, no GSMC Mortgage Loan has a Mortgagor that is an affiliate of another Mortgagor under another GSMC Mortgage Loan. If such an indication is found, it will be a Test pass.	MS Servicer Notices; Prospectus
40. Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GSMC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such GSMC Mortgage Loan within 12 months prior to its origination date (or an update of a	40a	Review any ESA (as defined in representation and warranty 40) for indication that it met the ASTM requirements and was conducted by a reputable environmental consultant within 12 months prior to the origination date of the GSMC Mortgage Loan (or an update of a previous ESA prepared). If such an indication is found, it will be a Test pass.	ESA

Exhibit PP-1-39

Representations and Warranties	Test		Review Materials
previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut- off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party	40b	Review the ESA for an indication that it identified (i) the existence of a Recognized Environmental Condition at the related Mortgaged Property or (ii) the need for further investigation. If no such indication is found, it will be a Test pass.	ESA
	40c	Review the ESA for an indication that it identified (i) the existence of a recognized environmental condition at the related Mortgaged Property or (ii) the need for further investigation with respect to any Environmental Condition that was identified. If such an indication is found, the following test procedures (subparts 40c-1 through 40c-6) will be performed. If any of the subparts indications are found, it will be a Test pass.	ESA; Escrow Statements; Mortgage Loan Documents
		1. Review escrow statements for an indication that an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the environmental condition has been escrowed by the Mortgagor and is held by the related Mortgagee.	Escrow statements
		2. Review the ESA for an indication that if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air or lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, and if so, a review of the Mortgage Loan Documents indicates that an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk.	ESA; Mortgage Loan Documents
		3. Review any no further action or closure letter from the applicable governmental regulatory authority or a reputable environmental consultant for an indication that any Environmental	No further action or closure letter regarding Environmental

Exhibit PP-1-40

Representations and Warranties	Test		Review Materials
related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To GSMC’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.		Condition identified in the ESA was remediated or abated in all material respects prior to the Cut-off Date.	Condition
		4. Review the insurance coverage review documents for an indication that an environmental policy or a lender’s pollution legal liability insurance policy (meeting the requirements set forth in representation and warranty 40) that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.	Insurance coverage review documents
		5. Review the Mortgage Loan Documents for an indication that a party not related to the Mortgagor was identified as the responsible party for the Environmental Condition and such responsible party has financial resources considered by GSMC to be adequate to address the situation.	Mortgage Loan Documents
		6. Review the Mortgage Loan Documents for an indication that a party related to the Mortgagor having financial resources estimated by GSMC to be adequate to address the situation is required to take action.	Mortgage Loan Documents
	40d	Review the MS Servicer Notices for notation of GSMC’s knowledge of any environmental condition at the Mortgaged Property other than any set forth in the ESA or in the Prospectus. If no such notation is found, it will be a Test pass.	MS Servicer Notices; ESA
41. Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GSMC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the GSMC’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the	41a	Review the appraisal to determine if it was dated within 6 months of the GSMC Mortgage Loan origination date and within 12 months of the Closing Date. If so determined, it will be a Test pass.	Appraisal
	41b	Review the appraisal to determine if it includes an appraiser's certification or supplemental letter that indicates that the appraiser had no interest, direct or indirect, in the Mortgagor, the	Appraisal

Exhibit PP-1-41

Representations and Warranties	Test		Review Materials
approval or disapproval of the GSMC Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform,		Mortgaged Property or any loan made on the security of the Mortgaged Property. If so determined, it will be a Test pass.
	41c	Review the appraisal to determine if it signed by an appraiser who is an MAI and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged property is located, and for notation of GSMC’s knowledge of the interest of the appraiser, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the GSMC Mortgage Loan. If so determined, it will be a Test pass.	Appraisal
	41d	Review the appraisal to determine if it includes documentation in the appraisal or a letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. If so determined, it will be a Test pass.	Appraisal
	41e	Review the appraisal to determine if it includes a statement or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform. If so determined, it will be a Test pass.
42. Mortgage Loan Schedule. The information pertaining to each GSMC Mortgage Loan which is set forth on the Mortgage Loan Schedule attached to the related GSMC Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained on the Mortgage Loan Schedule attached to the related GSMC Mortgage Loan Purchase Agreement.	42a	Review the Mortgage Loan Schedule attached as an exhibit to the related GSMC Mortgage Loan Purchase Agreement and compare it to the corresponding information in (i) Annex F to the Prospectus, (ii) Mortgage Loan Documents and (iii) the PSA to determine if there are discrepancies between the documents. If there are no such discrepancies, it will be a Test pass.	Mortgage Loan Schedule; Annex A to Prospectus; Mortgage Loan Documents; Pooling and Servicing Agreement
	42b	Compare the information in the Mortgage Loan Schedule to the requirements of the PSA to determine if all information required in the PSA is	Mortgage Loan Schedule; Pooling and Servicing

Exhibit PP-1-42

Representations and Warranties	Test		Review Materials
		contained therein. If so determined, it will be a Test pass.	Agreement
43. Cross-Collateralization. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan no GSMC Mortgage Loan is cross- collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on an exhibit to the related GSMC Mortgage Loan Purchase Agreement.	43	Review the Mortgage Loan Documents to determine if the GSMC Mortgage Loan is cross-collateralized or cross- defaulted with any other GSMC Mortgage Loan that is outside the Trust, except with respect to any other mortgage loan that is outside of the Mortgage Pool, except of a Whole Loan as set forth on an exhibit to the related GSMC Mortgage Loan Purchase Agreement. If not so determined, it will be a Test pass.	Mortgage Loan Documents
44. Advance of Funds by Mortgage Loan Seller. After origination, no advance of funds has been made by GSMC to the related Mortgagor other than in accordance with the related Mortgage Loan Documents, and, to GSMC’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the GSMC Mortgage Loan (other than as contemplated by the related Mortgage Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Mortgage Loan Documents). Neither GSMC nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a GSMC Mortgage Loan, other than contributions made on or prior to the Closing Date.	44a	Review the MS Servicer Notices for a notation or other indication that an advancement of funds after origination had been made by GSMC to the related Mortgagor other than in accordance with the Mortgage Loan Documents, or that funds have been received from any person other than the related Mortgagor or an Affiliate for, or on account of, payments due on the GSMC Mortgage Loan (other than as contemplated by the Mortgage Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender controlled lockbox if required or contemplated under the related lease or Mortgage Loan Documents). If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
	44b	Review the Mortgage Loan Documents to determine if GSMC, or an Affiliate, has an obligation to make any capital contribution to any Mortgagor under a GSMC Mortgage Loan, other than contributions made on or prior to the Closing Date. If not so determined, it will be a Test pass.	Mortgage Loan Documents
45. Compliance with Anti-Money Laundering Laws. GSMC has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GSMC Mortgage Loans.	45	Review the MS Servicer Notices for a notation or other indication of any claim or assertion that GSMC did not comply with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001	MS Servicer Notices

Exhibit PP-1-43

Representations and Warranties	Test	Review Materials
in connection with the origination of any GSMC Mortgage Loan. If such a notation or other indication is not found, it will be a Test pass.

Exhibit PP-1-44

EXHIBIT PP-2

CREFI ASSET REVIEW PROCEDURES

Pursuant to the terms and subject to the conditions set forth in the Pooling and Servicing Agreement (“PSA”), the Asset Representations Reviewer (“Asset Representations Reviewer”) shall perform an Asset Review with respect to each representation and warranty made by the related Mortgage Loan Seller only with respect to each Delinquent Loan in accordance with the procedures set forth below (each such procedure, a “Test”); provided, however, the Asset Representations Reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials described in this Exhibit PP-2 if, and only to the extent, the Asset Representations Reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Capitalized terms used herein but not defined herein have the meaning set forth in the PSA or, solely with respect to a representation and warranty, the meaning set forth in the related mortgage loan purchase agreement where CREFI is the Seller (the “CREFI Mortgage Loan Purchase Agreement”). For the avoidance of doubt, in connection with the performance of the following Tests:

(A)	With respect to any representation and warranty that includes a knowledge qualifier (e.g., to the Mortgage Loan Seller’s knowledge, etc.), the Asset Representations Reviewer shall not be responsible for any investigation or review beyond that set forth in the applicable Test related to such representation and warranty;

(B)	With respect to any representation and warranty that includes the examination of an insurance policy or Title Policy, the Asset Representations Reviewer will be permitted to engage a qualified consultant to perform a review of the applicable policy, and will be allowed to rely upon the conclusions of the consultant when making a determination as to whether there is a Test pass.

(C)	The Asset Representations Reviewer shall be under no duty to provide or obtain a legal opinion, legal review or legal conclusion;

(D)	Unless otherwise provided in the Test, the “as of” date for the testing of a representation is as of the Closing Date;

(E)	Unless otherwise provided in the Test, if there is more than one version of the same document with respect to a particular Mortgage Loan or Mortgaged Property, the document that will be used by the Asset Representations Reviewer in testing is the document that is dated as of the Closing Date or, if none, the document closest prior to the Closing Date;

(F)	With respect to each representation and warranty and its related Test(s), the Asset Representations Reviewer shall take into account any exceptions to such representation and warranty described in the CREFI Mortgage Loan Purchase Agreement with respect to a Mortgage Loan, and a Test pass shall be deemed to have occurred with respect to

Exhibit PP-2-1

such Test if the sole reason for not satisfying the applicable Test is caused by such exception(s);

(G)	Evidence of a failure of a Test could result from (i) an affirmative determination by the Asset Representations Reviewer that the Test failed to achieve a Test pass, or (ii) a determination by the Asset Representations Reviewer that the documentation included in the Review Materials (after making such request for any missing documents in the manner provided for in the PSA) is not sufficient to perform the Test; and

(H)	A determination by the Asset Representations Reviewer of a Test pass or a Test failure shall not constitute a determination by the Asset Representations Reviewer of (i) the existence or nonexistence of a Material Defect, or (ii) whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller.

The Asset Representations Reviewer will only be required to perform the Tests described in this Exhibit PP-2, and will not be obligated to perform additional procedures on any Delinquent Loan. Notwithstanding the required Tests, the Asset Representations Reviewer will not be required to review any information other than (1) Review Materials specified in the related Test and (2) if applicable, Unsolicited Information. The Asset Representations Reviewer may, but is under no obligation to, consider Unsolicited Information relevant to the Tests subject to the terms of the PSA. If the Asset Representations Reviewer considers Unsolicited Information, the Asset Representations Reviewer shall take into account such Unsolicited Information, in addition to the Review Materials referred to in the applicable Test(s) procedure when making a determination as to whether there is a Test pass.

Exhibit PP-2-2

Representations and Warranties		Test	Review Materials
1. Whole Loan; Ownership of Mortgage Loans. Except with respect to a CREFI Mortgage Loan that is part of a Whole Loan, each CREFI Mortgage Loan is a whole loan and not a participation interest in a CREFI Mortgage Loan. Each CREFI Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to CREFI or, with respect to any Non-Serviced Mortgage Loan, to the related Non-Serviced Securitization issuing entity), participation or pledge, and CREFI had good title to, and was the sole owner of, each CREFI Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such CREFI Mortgage Loan other than any servicing rights appointment or similar agreement. CREFI has full right and authority to sell, assign and transfer each CREFI Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such CREFI Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such CREFI Mortgage Loan.	1a	Review the amounts listed on the original Mortgage Note and Mortgage for an indication that they match the amounts listed on the Mortgage Loan Schedule. If the amounts are the same, then such CREFI Mortgage Loan would be considered a Whole Loan. If there is more than one property then the Mortgage for each Mortgaged Property would need to be aggregated. If identified as such, it will be a Test pass.	Mortgage; Mortgage Note; Loan agreement related to the CREFI Mortgage Loan (“Loan Agreement”); Mortgage Loan guaranty; Assignment of Leases, Rents and Profits; and Environmental Indemnity Agreement (collectively, the “Mortgage Loan Documents”); Mortgage Loan Schedule.
	1b	Review any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan (collectively, the “MS Servicer Notices”) for notation of any Mortgage Note or Mortgage that was subject to any assignment (other than assignments to CREFI or, with respect to any Non-Serviced Mortgage Loan, to the related Non-Serviced Securitization issuing entity), participation or pledge, or that CREFI did not have good title to, and was the sole owner of, each CREFI Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such CREFI Mortgage Loan other than any servicing rights appointment or similar agreement. If no such notation is found, it will be a Test pass.	MS Servicer Notices
	1	Review the MS Servicer Notices for	MS Servicer

Exhibit PP-2-3

Representations and Warranties		Test	Review Materials
	c	notation of any claim or assertion regarding CREFI not having the full right and authority to sell, assign and transfer the CREFI Mortgage Loan. If such notation is not found, it will be a Test pass.	Notices
	1d	Review the MS Servicer Notices for notation of any claim or assertion regarding the assignment to the Purchaser not constituting a legal, valid and binding assignment of such CREFI Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such CREFI Mortgage Loan. If such notation is not found, it will be a Test pass.	MS Servicer Notices
2. Loan Document Status. Each related Mortgage Note, Mortgage, assignment of leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such CREFI Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal	2a	Review the opinion of Mortgagor’s counsel (“Mortgagor’s Counsel Opinion”) for an indication that it contains language that the related Mortgage Note, Mortgage, assignment of leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such CREFI Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti- deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as specified in representation and warranty 2. If such indication exists, it will be a Test pass.	Mortgagor’s Counsel Opinion
	2b	Review the MS Servicer Notices for notation of any valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by CREFI in	MS Servicer Notices

Exhibit PP-2-4

Representations and Warranties		Test	Review Materials

benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by CREFI in connection with the origination of the CREFI Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

		connection with the origination of the CREFI Mortgage Loan, that would deny the Mortgagee (as defined in the related CREFI Mortgage Loan Purchase Agreement) the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan Documents. If no such notation is found, it will be a Test pass.
3. Mortgage Provisions. The Mortgage Loan documents for each CREFI Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.	3	Review the Mortgage Loan Documents and Mortgagor’s Counsel Opinion for an indication that the Mortgage Loan Documents contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications. If such indication exists, it will be a Test pass.	Mortgage Loan Documents; Mortgagor’s Counsel Opinion
4. Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) to the knowledge of the Mortgage Loan Seller, after due inquiry, there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related	4a	Review the MS Servicer Notices and Mortgage Loan Documents for an indication that, except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan Documents (a)(1) there has been any forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification related to the COVID-19 emergency, and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect	Mortgage Loan Documents; MS Servicer Notices

Exhibit PP-2-5

Representations and Warranties		Test	Review Materials
Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the CREFI Mortgage Loan.		which materially interferes with the security intended to be provided by such mortgage. If no such indication is found, it will be a Test pass.
	4b	Review the MS Servicer Notices and Mortgage Loan Documents for an indication that a related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage through the Closing Date in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan Documents. If no such indication is found, it will be a Test pass.	MS Servicer Notices; Mortgage Loan Documents
	4c	Review the MS Servicer Notices and Mortgage Loan Documents for notation that neither the related Mortgagor nor the related guarantor has been released from its material obligations under the CREFI Mortgage Loan prior to the Closing Date except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan Documents. If no such notation is found, it will be a Test pass.	MS Servicer Notices; Mortgage Loan Documents
5. Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such CREFI Mortgage Loan or allocated loan amount	5a	Review the MS Servicer Notices for a notation or other indication of any claim or assertion regarding any assignment of Mortgage or Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Trustee) not constituting a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Trustee), subject to the Standard Qualifications. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
	5b	Review the related Mortgage and the Assignment of Leases, Rents and Profits	Mortgage; Assignment of

Exhibit PP-2-6

Representations and Warranties		Test	Review Materials
(subject only to Permitted Encumbrances (as defined below) and the exceptions to representation and warranty 6 set forth in Exhibit C of the related CREFI Mortgage Loan Purchase Agreement (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to CREFI’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a CREFI Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to CREFI’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.		for each property for provisions to the effect that the related Mortgage and Assignment of Leases, Rents and Profits is not freely assignable without the consent of the related Mortgagor. If no such provision is found, it will be a Test pass.	Leases, Rents and Profits
	5c	Review the Title Policy (as defined in representation and warranty 6) to determine if the related Mortgage is a first lien on the related Mortgagor’s fee or leasehold) interest in the Mortgaged Property. Compare the amount of the Title Policy to the principal amount of the CREFI Mortgage Loan or allocated loan amount to determine whether they are equivalent. If each such determination is made, it will be a Test pass.	Title Policy; Mortgage; Mortgage Loan Schedule
	5d	Review the Title Policy to determine if the Mortgaged Property was free and clear of any recorded mechanics liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a CREFI Mortgage Loan that is part of a Whole Loan) (other than Permitted Encumbrances, Title Exceptions and those which are bonded over, escrowed for or insured against by the applicable Title Policy). If so determined, it will be a Test pass.	Title Policy
	5e	Review the MS Servicer Notices for a notation or other indication of any claim or assertion that, as of the Cut-off Date, CREFI had knowledge that the Mortgaged Property was not free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a CREFI Mortgage Loan that is part of a Whole Loan) (other than Permitted Encumbrances, Title Exceptions and those which are bonded over, escrowed for or insured against by the applicable	MS Servicer Notices

Exhibit PP-2-7

Representations and Warranties		Test	Review Materials
Title Policy). If such a notation or other indication is not found, it will be a Test pass.
	5f	Review the MS Servicer Notices for a notation or other indication of any claim or assertion that, subject to the rights of tenants, there are rights existing which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a CREFI Mortgage Loan that is part of a Whole Loan), except for Permitted Encumbrances and those which are bonded over, escrowed for or insured against by the a lender’s title insurance policy. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
	5g	Review the MS Servicer Notices for a notation or other indication of any claim or assertion that CREFI did not have legal, valid and enforceable first lien on the related Mortgagor's fee (or if identified on the Mortgage Loan Schedule, leasehold), interest in the Mortgaged Property or good and marketable title free and clear of any pledge, lien, encumbrance or security interest. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
6. Permitted Liens; Title Insurance. Each Mortgaged Property securing a CREFI Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such CREFI Mortgage Loan (or with respect to a CREFI Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after	6a	Review the Title Policy to determine if it is an American Land Title Association loan title insurance policy or another comparable form of loan title insurance policy approved for use in the applicable jurisdiction. Review the Mortgage Loan Documents to determine if the amount of the policy covers the amount of the CREFI Mortgage Loan, or for multiple properties, an amount equal to the allocated loan amount after all advances of principal. If so determined with respect to each part of this Test, it will be a Test pass.	Title Policy; Mortgage Loan Documents
	6	Review the Title Policy to determine if	Title Policy

Exhibit PP-2-8

Representations and Warranties		Test	Review Materials
all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a CREFI Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related CREFI Mortgage Loan is cross-collateralized and cross-defaulted with another CREFI Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other CREFI Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by CREFI thereunder and no claims have been paid thereunder. Neither CREFI, nor to CREFI’s knowledge, any other holder of the CREFI Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.	b	the first-priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a CREFI Mortgage Loan that is part of a Whole Loan) is subject only to Permitted Encumbrances, as defined in representation and warranty 6. If so determined, it will be a Test pass.
	6c	Review the Title Policy to determine if any Permitted Encumbrance is a mortgage lien that is senior to or coordinate and co-equal to the lien of the related Mortgage, other than as contemplated by item (f) in the definition of Permitted Encumbrances. If not so determined, it will be a Test pass.	Title Policy
	6d	Review the Title Policy and MS Servicer Notices for a notation or other indication that the coverage is not in full force and effect as of the Cut-off Date, that all premiums thereon have not been paid or that claims have been made by CREFI. If no such notation or other indication is found, it will be a Test pass.	Title Policy; MS Servicer Notices
	6e	Review the MS Servicer Notices for a notation or other indication that CREFI, or any other holder of the CREFI Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such policy. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
7. Junior Liens. It being understood that B notes secured by the same Mortgage as a CREFI Mortgage Loan are not subordinate mortgages	7a	Review the Title Policy to determine if there is any subordinate mortgage or junior lien encumbering the related	Title Policy

Exhibit PP-2-9

Representations and Warranties		Test	Review Materials
or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to CREFI’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in representation and warranty 5 above), and equipment and other personal property financing). Except as set forth in Exhibit B-30-1 to Exhibit B to the related CREFI Mortgage Loan Purchase Agreement, CREFI has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.		Mortgaged Property as of the origination date, except for any Crossed Mortgage Loans. If not so determined, it will be a Test pass.
	7b	Review the Title Policy to determine if, as of origination and the Cut-off Date, there are no subordinate mortgages or junior mortgage liens securing the payment of money encumbering the related Mortgaged Property other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens and equipment and other personal property financing. If so determined, it will be a Test pass.	Title Policy
	7c	Review the MS Servicer Notices for a notation or other indication that, except as set in Exhibit B-30-1 to Exhibit B to the related CREFI Mortgage Loan Purchase Agreement, CREFI had knowledge of any mezzanine debt secured directly by interests in the related Mortgagor or (2) any subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices; CREFI Mortgage Loan Purchase Agreement
8. Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a CREFI Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related	8a	Review the Mortgage File to determine if an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage) is in the Mortgage File. If so determined, it will be a Test pass.	Mortgage File; Assignment of Leases, Rents and Profits
	8b	Review the Title Policy to determine if the Mortgage, or any related Assignment of Leases, Rents and Profits, has been recorded, and creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain	Title Policy; Mortgage; Assignment of Leases, Rents and Profits

Exhibit PP-2-10

Representations and Warranties		Test	Review Materials
Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the CREFI Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.		rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications and subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a CREFI Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Lease, Rents and Profits constituting security for the entire Whole Loan). If so determined with respect to each part of this Test, it will be a Test pass.
	8c	Review the Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage) to determine if the related Mortgage, or related Assignment of Leases, subject to applicable law, provides that upon an event of default under the CREFI Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee. If so determined, it will be a Test pass.	Assignment of Leases, Rents and Profits; Mortgage
9. UCC Filings. If the related Mortgaged Property is operated as a hospitality property, CREFI has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the CREFI Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the	9	If the related Mortgaged Property is operated as a hospitality property, review the MS Servicer Notices for a notation or other indication of inappropriately filed or nonexistent UCC-1 financing statements. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices

Exhibit PP-2-11

related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

10. Condition of Property. CREFI or the originator of the CREFI Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the CREFI Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each CREFI Mortgage Loan no more than twelve months prior to the Cut-off Date. To CREFI’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the CREFI Mortgage Loan.

	10a	Review the engineering report or property condition assessment in the Mortgage File to determine if the related Mortgage Property was inspected within six months of the origination date and within twelve months of the Cut-off Date. If so determined, it will be a Test pass.	Engineering report; Property condition assessment
	10b	Review the engineering report or property condition assessment in the Mortgage File to determine if it was dated no more than twelve months prior to the Cut-off Date. Review the engineering report or property condition assessment to confirm that each related Mortgaged Property is free of material damage. If so determined with respect to each part of the Test, it will be a Test pass.	Engineering report; Property condition assessment
	10c	Review the MS Servicer Notices for a notation or other indication that CREFI had knowledge of issues with the physical condition of the Mortgaged Property that CREFI believed would have a material adverse effect on the value or use of the Mortgaged Property other than those disclosed in the most recently dated engineering report or Servicing File and those addressed in sub-clauses (i), (ii) and (iii) of this representation and warranty 10. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
11. Taxes and Assessments. All taxes,	1	Review the MS Servicer Notices for a	MS Servicer

Exhibit PP-2-12

Representations and Warranties		Test	Review Materials
governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.	1	notation or other indication that all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgage Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have come delinquent in respect of the Mortgaged Property (per the terms within representation and warranty 11) have not been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. If such a notation or other indication is not found, it will be a Test pass.	Notices
12. Condemnation. As of the date of origination and to CREFI’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to CREFI’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.	12	Review the MS Servicer Notices for a notation or other indication of any proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property as of the Cut-off Date and as of the origination date, or for a notation or other indication that CREFI had knowledge as of the Cut-off Date and as of the origination date of any such proceeding that would have a material adverse effect on the value, use or operation of the Mortgaged Property. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
13. Actions Concerning Mortgage Loan. As of the date of origination and to CREFI’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related CREFI Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal	13a	Review the Mortgage Loan Documents, the Mortgagor’s Counsel Opinion and the MS Servicer Notices for an indication of pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property that existed on the origination date (and with respect to CREFI’s knowledge, as of the Cut-off Date) . If such an indication is not found, it will be a Test pass.	Mortgage Loan Documents; Mortgagor’s Counsel Opinion; MS Servicer Notices
	13	Review the MS Servicer Notices to determine if an adverse outcome of any	MS Servicer Notices

Exhibit PP-2-13

Representations and Warranties		Test	Review Materials
benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.	b	such pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property would reasonably be expected to adversely affect the matters set forth in clauses (a)-(f) of representation and warranty 13. If any such adverse outcome would not reasonably be expected to adversely affect the matters set forth in clauses (a)-(f) of representation and warranty 13, it will be a Test pass.
14. Escrow Deposits. All escrow deposits and payments required to be escrowed with the lender pursuant to each CREFI Mortgage Loan are in the possession, or under the control, of CREFI or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mortgage Loan documents are being conveyed by CREFI to the Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the Purchaser or servicer for the related Non-Serviced Securitization issuing entity).	14a	Review the MS Servicer Notices for a notation or other indication of any escrow deposits and payments required to be escrowed with the lender pursuant to each CREFI Mortgage Loan not in the servicer’s possession or control. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
	14b	Review the MS Servicer Notices to determine if all escrows and deposits required pursuant to the CREFI Mortgage Loan have been conveyed by CREFI to the Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the Purchaser or service for the Non-Serviced Securitization issuing entity). If so determined, it will be a Test pass.	MS Servicer Notices
15. No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the CREFI Mortgage Loan set forth on the mortgage loan schedule attached to the related CREFI Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the CREFI Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by CREFI to merit such holdback).	15a	Review the Mortgage Loan Schedule, Loan Agreement, Mortgage Note and origination settlement statement to determine if the principal amount of the CREFI Mortgage Loan was fully disbursed as of the Closing Date. If so determined, it will be a Test pass.	Mortgage Loan Schedule; Loan Agreement; Mortgage Note; Origination settlement statement
	15b	Review the Mortgage Loan Documents to determine if there is no requirement for future advances by the Mortgagee (except in those cases where the full amount of the CREFI Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, or other matters with respect to the related Mortgaged Property, the	Mortgage Loan Documents

Exhibit PP-2-14

Representations and Warranties		Test	Review Materials
Mortgagor or other considerations determined by CREFI to merit such holdback). If so determined, it will be a Test pass.

16. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below) in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the CREFI Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” shall mean either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” shall mean insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is

	16a	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if it shows that the related Mortgaged Property is insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan Documents and the Insurance Rating Requirements (as defined in representation and warranty 16), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the CREFI Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the Mortgaged Property. If so determined, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	16b	Review the Mortgage Loan Documents for provisions requiring the insurance coverage as stated in Test 17a above. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	16c	Review the Insurance Summary Report (or, solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if it shows that the related Mortgaged Property is insured for business interruption or rental loss insurance which (subject to a	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance

Exhibit PP-2-15

Representations and Warranties		Test	Review Materials

provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each CREFI Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by CREFI originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial

		customary deductible) covers a period of not less than 12 months (or with respect to a CREFI Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months). If such provisions are found, it will be a Test pass.	policies and/or certificates of insurance)
	16d	Review the Mortgage Loan Documents for provisions requiring the insurance coverage as stated in Test 17c above. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	16e	Review the Mortgage Loan Documents and/or the survey to determine if any material part of the improvements, exclusive of a parking lot, located on the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having “special flood hazards.” If so determined, review the Insurance Summary to determine whether the Mortgagor maintains insurance in the maximum amount available under the National Flood Insurance Program plus such additional excess flood coverage in an amount as is generally required by CREFI originating mortgage loans for securitization. If so determined, it will be a Test pass.	Mortgage Loan Documents; Survey; Insurance Summary Report
	167f	If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, review the Insurance Summary Report to determine if the property is covered for windstorm and/or windstorm related perils and/or “named storms” or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements, and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)

Exhibit PP-2-16

Representations and Warranties		Test	Review Materials

general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by CREFI for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related CREFI Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such CREFI Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the CREFI Mortgage Loan and its successors and assigns as

Property by an insurer meeting the Insurance Rating Requirements. If so determined with respect to each part of this Test, it will be a Test pass.
	16g	Review the Insurance Summary Report dated before the Cut-off Date (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) and Mortgage Loan Documents to determine if the Mortgage Property is covered, and required to be covered pursuant to the related Mortgage Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by CREFI for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate. If so determined, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance); Mortgage Loan Documents
	16h	Review the property condition assessment to determine if the properties are located in a seismic zone 3 or 4. If so determined, review the seismic engineering study to determine if it has been performed by an architectural or engineering consultant for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake and based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If so determined, it will be a Test pass.	Property condition assessment; Seismic engineering study
	16i	Review the most recent seismic engineering study or Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the PML would exceed 20% of the amount of the replacement costs of the	Seismic engineering study; Insurance Summary Report (solely with respect to residential cooperative

Exhibit PP-2-17

Representations and Warranties		Test	Review Materials
a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a CREFI Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related CREFI Mortgage Loan obligates the related Mortgagor to maintain, or cause to be maintained, all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by CREFI.		improvements, and if so, review to determine if earthquake insurance on such Mortgaged Property was obtained. If so determined, determine if the insurer is rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings. The insurance amount should be not less than 100% of the SEL or the PML, as applicable. If so determined with respect to each part of the Test, it will be a Test pass.	properties, the insurance policies and/or certificates of insurance)
	16j	Review the Mortgage Loan Documents for provisions requiring that insurance proceeds in respect of a property loss be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the CREFI Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such CREFI Mortgage Loan or Whole Loan, as applicable, together with any accrued interest thereon. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	16k	Review the MS Servicer Notices for a notation or other indication that insurance premiums are current as of the Cut-off Date. If such a notation or other indication is found, it will be a Test pass.	MS Servicer Notices
	16l	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the insurance policies name the lender under any CREFI Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. If so determined, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)

Exhibit PP-2-18

Representations and Warranties		Test	Review Materials
	16m	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the insurance will inure to the benefit of the Trustee (or, in the case of a CREFI Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Trustee under the related Non-Serviced PSA). If so determined, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	16n	Review the Mortgage Loan Documents to determine if any CREFI Mortgage Loan obligates the Mortgagor to maintain, or cause to maintain, all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. If so determined, it will be a Test pass.	Mortgage Loan Documents
	16o	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium. If so determined, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	16p	Review the MS Servicer Notices for a notation or other indication that any notice described in Test 178 may have been received by CREFI. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
17. Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to	17a	Review the zoning report, Title Policy and survey, engineering report or property condition assessment, the	Zoning report; Title Policy; Survey;

Exhibit PP-2-19

Representations and Warranties		Test	Review Materials
such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the CREFI Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.		Sponsor Diligence and the ESA to determine if each Mortgaged Property is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road. If so determined, it will be a Test pass.	Engineering report or property condition assessment; Sponsor Diligence; ESA
	17b	Review the zoning report, Title Policy and survey, engineering report or property condition assessment, the Sponsor Diligence and the ESA to determine if each Mortgaged Property is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property. If so determined, it will be a Test pass.	Zoning report; Title Policy; Survey; Engineering report or property condition assessment; Sponsor Diligence; ESA
	17c	Review the Title Policy and survey to determine if each Mortgaged Property constitutes one or more separate tax parcels and do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the most recently dated Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case any CREFI Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created. If so determined, it will be a Test pass.	Title Policy; Survey; Mortgage Loan Documents
18. No Encroachments. To CREFI’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each CREFI Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value	18a	Review the survey, Title Policy and Appraisal to determine if all material improvements that were included for the purpose of determining the appraised value of the Mortgaged Property at the time of the origination of such CREFI Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that do not materially and adversely affect	Survey; Title Policy; Appraisal

Exhibit PP-2-20

Representations and Warranties		Test	Review Materials
of the related Mortgaged Property at the time of the origination of such CREFI Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.		the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. If so determined, it will be a Test pass.
	18b	Review the survey, and Title Policy and Appraisal to determine if there exist improvements on adjoining parcels that encroach onto the Mortgaged Property that materially and adversely affect the value and current use of such Mortgage Property and for which insurance or endorsements were obtained under the Title Policy. If not so determined, it will be a Test pass.	Survey; Title Policy; Appraisal
	18c	Review the survey, Title Policy and Appraisal to determine if there exist material improvements that encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy. If not so determined, it will be a Test pass.	Survey; Title Policy; Appraisal
19. No Contingent Interest or Equity Participation. No CREFI Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by CREFI.	19	Review the Mortgage Loan Documents for any shared appreciation feature or any other contingent interest feature, any negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by CREFI. If no such feature is found with respect to each part of this Test, it will be a Test pass.	Mortgage Loan Documents
20. REMIC. Each CREFI Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury Regulations Section 1.860G-2(f)(2) (the “Treasury Regulations”) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the CREFI Mortgage Loan to the related Mortgagor at	20a	Review the origination settlement statement and Mortgage Note to determine if the proceeds advanced by the Mortgagee did not exceed the non-contingent principal amount of the CREFI Mortgage Loan. If so determined, it will be a Test pass.	Origination settlement statement; CREFI Mortgage Loan
	20b	Review the most recent appraisal and Mortgage Loan Documents to determine if (a) the CREFI Mortgage	Appraisal; Mortgage Loan Documents

Exhibit PP-2-21

Representations and Warranties		Test	Review Materials
origination did not exceed the non-contingent principal amount of the CREFI Mortgage Loan and (B) either: (a) such CREFI Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the CREFI Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the CREFI Mortgage Loan (or related Whole Loan, if applicable) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the CREFI Mortgage Loan (or related Whole Loan, if applicable) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the CREFI Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the CREFI Mortgage Loan; or (b) substantially all of the proceeds of such CREFI Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such CREFI Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the CREFI Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such CREFI Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the CREFI Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan		Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the CREFI Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the CREFI Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the CREFI Mortgage Loan (or related Whole Loan) on such date, provided that for purposes of clauses (i) and (ii) above, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the CREFI Mortgage Loan and (B) a proportionate amount of any lien that is in parity with such CREFI Mortgage Loan or (b) substantially all of the proceeds of such CREFI Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such CREFI Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If so determined, it will be a Test pass.
	20c	Review the MS Servicer Notices for an indication or other notation that the CREFI Mortgage Loan was modified prior to the Closing Date, and if so, if the modification was made as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such CREFI Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(i) in the first sentence of representation	MS Servicer Notices

Exhibit PP-2-22

Representations and Warranties		Test	Review Materials
forbearance is covered by Revenue Procedure 2020-26 by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26; and (b) the Mortgage Loan Seller identifies such Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the CREFI Mortgage Loan constitute “customary prepayment penalties” within the meaning Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.		and warranty 20 (substituting the date of the last such modification for the date any CREFI Mortgage Loan was originated) or sub-clause (B)(ii) in the first sentence of representation and warranty 20, including the proviso thereto. If there were any such modifications, and such a notation or other indication is found, it will be a Test pass.
	20d	Review the MS Servicer Notices for a notation or other indication of any claim or assertion to the effect that the Prepayment Premiums and Yield Maintenance Charges applicable to any CREFI Mortgage Loan do not constitute “customary prepayment penalties”. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
21. Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such CREFI Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.	21a	Review the MS Servicer Notices for a notation or other indication of any claim or assertion to the effect that the terms of the CREFI Mortgage Loan do not comply with applicable local, state, and federal laws in any material respect. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
	21b	Review the MS Servicer Notices for a notation or other indication of any claim or assertion to the effect that any material requirements pertaining to the origination of such CREFI Mortgage Loan, including but not limited to, usury and any and all other material requirements of any federal, state or local law have not been complied with. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
	21c	Review the Mortgage Loan Documents to determine if they provide that the CREFI Mortgage Loan complied with usury laws. If so determined, it will be a Test pass.	Mortgage Loan Documents
22. Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business	22	Review the MS Servicer Notices for a notation or other indication of any claim or assertion that as of the Cut-off Date or as of the date that CREFI or such other entity held the Mortgage note,	MS Servicer Notices

Exhibit PP-2-23

Representations and Warranties		Test	Review Materials
in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such CREFI Mortgage Loan by the Trust.		each such holder of the Mortgage Note was not authorized to transact or do business in the jurisdiction in which each related Mortgaged Property is located. If such a notation or other indication is found, determine whether the failure to be so authorized could not materially and adversely affect the enforceability of such CREFI Mortgage Loan by the Trust. If so determined, it will be a Test pass.
23. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to CREFI’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.	23a	Review the Mortgage Loan Documents to determine if a trustee is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee. If so determined, it will be a Test pass.	Mortgage Loan Documents
	23b	Review the MS Servicer Notices for any indication that CREFI as of the Closing Date had knowledge that the appointed Trustee was not qualified under applicable law to serve as such,
24. Local Law Compliance. To CREFI’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by CREFI for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a CREFI Mortgage Loan as of the date of origination of such CREFI Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use	24a	Review the zoning report and title policy for an indication that there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a CREFI Mortgage Loan as of the date of origination of such CREFI Mortgage Loan (or related Whole Loan, as applicable) or as of the Cut-off Date, other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would	Zoning Report; Title Policy

Exhibit PP-2-24

Representations and Warranties		Test	Review Materials
of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by CREFI for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the CREFI Mortgage Loan. The terms of Mortgage Loan documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.		not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by CREFI for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the CREFI Mortgage Loan. If such indication is found, it will be a Test pass.
	24b	Review the Mortgage Loan Documents for provisions that require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	24c	Review the MS Servicer Notices to determine if CREFI had knowledge of a material violation of Zoning Regulations as outlined in test 25a above. If no indication is found, it will be a Test pass.	MS Servicer Notices
25. Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to CREFI’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by CREFI for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The CREFI Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.	25a	Review the Mortgage Loan Documents to determine if the Mortgagor has covenanted to keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect. If so determined, it will be a Test pass.	Mortgage Loan Documents
	25b	Review the Mortgage Loan Documents and the MS Servicer Notices for a notation or other indication that CREFI had knowledge that any licenses, permits, franchises, certificates of occupancy and applicable governmental authorizations necessary for the operation of the Mortgaged Property are not in effect. If such a notation or other indication is not found, it will be a Test pass.	Mortgage Loan Documents; MS Servicer Notices
	25	Review the Mortgage Loan Documents for provisions requiring the Mortgagor	Mortgage Loan Documents

Exhibit PP-2-25

Representations and Warranties		Test	Review Materials
	c	to be qualified to do business in the jurisdiction in which the Mortgaged Property is located. If such provisions are found, it will be a Test pass.
26. Recourse Obligations. The Mortgage Loan documents for each CREFI Mortgage Loan provide that (a) the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Mortgage Loan documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the related CREFI Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the related Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Mortgage Loan documents, and (b) the related CREFI Mortgage Loan will become full recourse to the related Mortgagor and at least one individual or entity, if the related Mortgagor files a voluntary petition under federal or state bankruptcy or insolvency law.	26a	Review the Mortgage Loan Documents for each CREFI Mortgage Loan for provisions outlined in clauses (a) (i) through (v) and (b) of the representation and warranty 26. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
27. Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in representation and warranty 32), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the CREFI Mortgage Loan, (b) upon payment in full of such CREFI Mortgage Loan, (c) upon a Defeasance (as defined in representation and warranty 32), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not	27a	Review the Mortgage Loan Documents for provisions stating that, if the related Mortgage Loan Documents permit a property release, the only conditions under which a property may be released during the life of the CREFI Mortgage Loan are as set forth in clauses (a) through (e) of the first sentence of representation and warranty 27. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	27b	Review the Mortgage Loan Documents for provisions stating that with respect to any partial release described in clauses (a) or (d) of the first sentence of representation and warranty 27 either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject CREFI Mortgage Loan within the meaning of	Mortgage Loan Documents

Exhibit PP-2-26

Representations and Warranties		Test	Review Materials

afforded any material value in the appraisal obtained at the origination of the CREFI Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject CREFI Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject CREFI Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the CREFI Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the CREFI Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the CREFI Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any CREFI Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the CREFI Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of

Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject CREFI Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A); or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the CREFI Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the CREFI Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the CREFI Mortgage Loan or Whole Loan, as applicable, outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions. If such provisions are found, it will be a Test pass.
	27c	Review the Mortgage Loan Documents for provisions stating that in the case of any CREFI Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the CREFI Mortgage Loan or Whole Loans, as applicable, in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair	Mortgage Loan Documents

Exhibit PP-2-27

Representations and Warranties		Test	Review Materials

the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the CREFI Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the CREFI Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the CREFI Mortgage Loan (or Whole Loan, as applicable).

No CREFI Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the CREFI Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the CREFI Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the CREFI Mortgage Loan or Whole Loan, as applicable. If such provisions are found, it will be a Test pass.
	27d	Review the Mortgage Loan Documents for provisions stating that no CREFI Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
28. Financial Reporting and Rent Rolls. Each CREFI Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.	28a	Review the Mortgage Loan Documents for provisions that require the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	28b	Review the Mortgage Loan Documents for provisions that require the Mortgagor to provide the owner or holder of the CREFI Mortgage Loan with quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
29. Acts of Terrorism Exclusion. With respect to each CREFI Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an	29a	Review the Mortgage Loan Documents to determine if the original principal balance was greater than $20 million. If so, review the insurance coverage	Mortgage Loan Documents; Insurance coverage review

Exhibit PP-2-28

Representations and Warranties		Test	Review Materials
insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other CREFI Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the CREFI Mortgage Loan, and, to CREFI’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each CREFI Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Exhibit C to the related CREFI Mortgage Loan Purchase Agreement; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each CREFI Mortgage Loan is required to carry terrorism insurance, but in such event such Mortgagor will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.		review document for an indication that the special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude acts of terrorism, from coverage, or if they do, there exists a separate terrorism insurance policy related to the Mortgaged Property. If such an indication is found, it will be a Test pass.	document
	29b	Review the insurance policy to determine if, as of the Cut-off Date, the related special all-risk insurance policy and business interruption policy specifically excluded acts of terrorism from coverage, and if such coverage is excluded, the related Mortgaged Property was not covered by a separate terrorism insurance policy. If not so determined, it will be a Test pass.	Mortgage Loan Documents; Insurance Policy
	20c	Review the Mortgage Loan Documents for provisions that do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA (as defined in representation and warranty 29), or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Exhibit C to the applicable CREFI Mortgage Loan Purchase Agreement, provided, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each CREFI Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan Documents (without giving effect to the cost of terrorism and	Mortgage Loan Documents

Exhibit PP-2-29

Representations and Warranties		Test	Review Materials
earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount. If such provisions are not found, it will be a Test pass.
30. Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each CREFI Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such CREFI Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to CREFI lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of representation and warranty 27 and 32 or the exceptions thereto set forth in Exhibit C of the related CREFI Mortgage Loan Purchase	30a	Review the Mortgage Loan Documents for “due on sale” or other such provisions for the acceleration of the payment of the unpaid principal balance of such CREFI Mortgage Loan in the circumstances described in the first sentence of representation and warranty 30. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	30b	Review the Mortgage Loan Documents for provisions that require that if Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the lender relative to such transfer or encumbrance. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents

Exhibit PP-2-30

Representations and Warranties		Test	Review Materials
Agreement, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Exhibit B-30-1 to Exhibit B of the related CREFI Mortgage Loan Purchase Agreement, or future permitted mezzanine debt in each case as set forth on Exhibit B-30-2 to Exhibit B of the related CREFI Mortgage Loan Purchase Agreement or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Exhibit B-30-3 to Exhibit B of the related CREFI Mortgage Loan Purchase Agreement or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.
31. Single-Purpose Entity. Each CREFI Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the CREFI Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each CREFI Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each CREFI Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the CREFI Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the CREFI Mortgage Loans	31a	Review the Mortgage Loan Documents for provisions that require that the Mortgagor be a Single-Purpose Entity (as defined in representation and warranty 31) for at least as long as any CREFI Mortgage Loan is outstanding. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	31b	Review the Mortgage Loan Schedule for the Cut-off Date Balance of the CREFI Mortgage Loan. If the CREFI Mortgage Loan had a Cut-off Stated Principal Date Balance in excess of $5 million, review the Mortgage Loan Documents and the Mortgagor’s organizational documents for provisions that require the Mortgagor to be a Single-Purpose Entity and that the Mortgagor’s organizational documents are consistent with the requirement. If so determined, it will be a Test pass.	Mortgage Loan Schedule; Mortgage Loan Documents; Mortgagor’s organizational documents
	31	Review the Mortgage Loan Schedule for the Cut-off Date Balance of the	Mortgage Loan Schedule;

Exhibit PP-2-31

Representations and Warranties		Test	Review Materials
and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.	c	CREFI Mortgage Loan. If the CREFI Mortgage Loan had a Cut-off Stated Principal Date Balance in excess of $20 million, review the Mortgagor’s Counsel Opinion regarding non-consolidation of the Mortgagor. If such an opinion is found, it will be a Test pass.	Mortgagor’s Counsel Opinion
32. Defeasance. With respect to any CREFI Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the CREFI Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the CREFI Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the CREFI Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the CREFI Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the	32	Review the Mortgage Loan Documents for provisions allowing the CREFI Mortgage Loan to be defeased, and if so, whether such Mortgage Loan Documents contain the provisions described in clauses (i) through (vii) of representation and warranty 32. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents

Exhibit PP-2-32

Representations and Warranties		Test	Review Materials
real property to be released and (b) the outstanding principal balance of the CREFI Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the CREFI Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.
33. Fixed Interest Rates. Each CREFI Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such CREFI Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed.	33	Review the Mortgage Loan Documents for an indication that the loan has a fixed interest rate that remains fixed throughout the term of such CREFI Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed. If such an indication is found, it will be a Test pass.	Mortgage Loan Documents

34. Ground Leases. For purposes of the CREFI Mortgage Loan Purchase Agreement, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any CREFI Mortgage Loan	34a	Review the appraisal to determine if the CREFI Mortgage Loan is secured by a Ground Lease (as defined in representation and warranty 34), in whole or in part. If so, review the Title Policy and Mortgage Loan Documents for an indication that the related Mortgage does not also encumber the lessor’s fee interest in the Mortgaged Property. If such an indication exists, proceed to Tests 35b through 35q.	Appraisal; Title Policy; Mortgage Loan Documents
	34b	Review the Title Policy and Mortgage Loan Documents for an indication that the Ground Lease or memorandum has been recorded or submitted for recordation. If such indication is found, it will be a Test pass.	Title Policy; Mortgage Loan Documents

Exhibit PP-2-33

Representations and Warranties		Test	Review Materials

where the CREFI Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of CREFI, its successors and assigns, CREFI represents and warrants that:

(a)    The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)    The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by CREFI since the origination of the CREFI Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)    The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related CREFI Mortgage Loan, or 10 years past the stated maturity if such CREFI Mortgage Loan fully amortizes by the stated maturity (or with respect to a CREFI Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

	34c	Review the Ground Lease and any estoppel or other agreement received from the ground lessor for an indication that the interest of the lessee is permitted to be encumbered by the Mortgage and does not restrict the use of the Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the Mortgage. If such indication is found, it will be a Test pass.	Ground Lease; estoppel or other agreement received from ground lessor
	34d	Review the Ground Lease received from the ground lessor for a provision that the Ground Lease may not be amended or modified or canceled or terminated without the prior written consent of the lender, and no such consent has been granted by CREFI since the origination of the CREFI Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File. Review the MS Servicer Notices for an indication of such consent granted by CREFI since the origination of the CREFI Mortgage Loan except as reflected in any instruments including in the related Mortgage File. If such a provision is found and no indication is found, it will be a Test pass.	Ground Lease; MS Servicer Notices; estoppel or other agreement received from ground lessor
	34e	Review the Ground Lease and any estoppel or other agreement received from the ground lessor for an indication that it has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related CREFI Mortgage Loan, or ten years past the stated maturity if such CREFI Mortgage Loan fully amortizes by the stated maturity (or with respect to a CREFI Mortgage Loan that accrues on an actual 360 basis, substantially amortizes). If such an indication is found, it will be a Test pass.	Ground Lease; estoppel or other agreement received from ground lessor

Exhibit PP-2-34

Representations and Warranties		Test	Review Materials

(d)    The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)     The Ground Lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the Ground Lease is assignable to the holder of the CREFI Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the CREFI Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)    CREFI has not received any written notice of material default under or notice of termination of such Ground Lease. To CREFI’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the CREFI’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)    The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)     A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

	34f	Review the Title Policy for an indication that the Ground Lease is either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject. If either indication is found, it will be a Test pass.	Title Policy; SNDA
	34g	Review the Ground Lease and any estoppel or other agreement received from the ground lessor for an indication that the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the CREFI Mortgage Loan and its successors and assigns without the consent of the lessor thereunder. If such indication is found, it will be a Test pass.	Ground Lease; estoppel
	34h	Review the Ground Lease for an indication that in the event it is so assigned, it is further assignable by the holder of the CREFI Mortgage Loan and its successors and assigns without the consent of the lessor. If such indication is found, it will be a Test pass.	Ground Lease
	34i	Review the MS Servicer Notices for notation that CREFI has received any written notice of material default under or notice of termination of such Ground Lease. If no such notation is found, it will be a Test pass.	MS Servicer Notices
	34j	Review the MS Servicer Notices for notation that to CREFI’s knowledge, there is a material default under such Ground Lease or condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease. If no such notation is found, it will be a Test pass.	MS Servicer Notices

Exhibit PP-2-35

Representations and Warranties		Test	Review Materials

(i)      The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by CREFI in connection with loans originated for securitization;

(j)     Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the CREFI Mortgage Loan, together with any accrued interest;

(k)     In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the CREFI Mortgage Loan, together with any accrued interest; and

(l)    Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

	34k	Review the MS Servicer Notices for a notation that to CREFI’s knowledge, such Ground Lease was not in full force and effect as of the Closing Date. If no such notation is found, it will be a Test pass.	MS Servicer Notices
	34l	Review the Ground Lease and any ancillary agreement between the lessor and lessee for provisions that the lessor is required to give to the lender written notice of any default, and provide that no notice of default or termination is effective against the lender unless such notice is given to the lender. If such provisions are found, it will be a Test pass.	Ground Lease; ancillary agreement
	34m	Review the Ground Lease and Related Documents for provisions that the lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease. If such provisions are found, it will be a Test pass.	Ground Lease and Related Documents
	34n	Review the Ground Lease for provisions that impose any commercially unreasonable restrictions on subletting in connection with loans originated for securitization. If no such provisions are found, it will be a Test pass.	Ground Lease
	34o	Review the Ground Lease and any estoppel or other agreement received from the ground lessor and the related Mortgage and the Mortgage Loan Documents for an indication that any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (34(k)) will be applied either to the repair or to	Ground Lease; estoppel or other agreement received from ground lessor; Mortgage Loan Documents

Exhibit PP-2-36

Representations and Warranties		Test	Review Materials
restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the CREFI Mortgage Loan, together with any accrued interest. If such indications are found, it will be a Test pass.
	34p	Review the Ground Lease and any estoppel or other agreement received from ground lessor and the Mortgage Loan Documents for an indication that, in the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the CREFI Mortgage Loan, together with any accrued interest. If such an indication is found, it will be a Test pass.	Ground Lease; estoppel or other agreement received from ground lessor; Mortgage Loan Documents
	34q	Review the Ground Lease for provisions that, provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding. If such provisions are found, it will be a Test pass.	Ground Lease
35. Servicing. The servicing and collection practices used by CREFI with respect to the CREFI Mortgage Loans have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.	35	Review the MS Servicer Notices for a notation or other indication of any claims or assertions to the effect that the servicing and collection practices used by CREFI with respect to the CREFI Mortgage Loan was not in all material	MS Servicer Notices

Exhibit PP-2-37

Representations and Warranties		Test	Review Materials
respects legal, or in accordance customary industry standards for servicing of commercial loans for conduit loan programs. If such a notation or other indication is not found, it will be a Test pass.
36. Origination and Underwriting. The origination practices of CREFI (or the related originator if CREFI was not the originator) with respect to each CREFI Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such CREFI Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such CREFI Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in Exhibit B of the CREFI Mortgage Loan Purchase Agreement.	36	Review the MS Servicer Notices for notation to the effect that the origination practices of CREFI (or the related originator if CREFI was not the originator) with respect to each CREFI Mortgage Loan have not been, in all material respects, legal and as of the date of its origination, such CREFI Mortgage Loan, or the origination thereof did not comply in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such CREFI Mortgage Loan; provided that representation and warranty 36 does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in Exhibit B of the CREFI Mortgage Loan Purchase Agreement. If no such notation is found, it will be a Test pass.	MS Servicer Notices; CREFI Mortgage Loan Purchase Agreement
37. No Material Default; Payment Record. No CREFI Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no CREFI Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To CREFI’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related CREFI Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the CREFI Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty	37a	Review the MS Servicer Notices for notation that (i) the CREFI Mortgage Loan has been more than 30 days delinquent, giving effect to any grace or cure period, in making required payments as of the Closing Date, or (ii) the CREFI Mortgage Loan was delinquent beyond any applicable grace or cure periods as of the Cut-off Date. If no such notation is found, it will be a Test pass.	MS Servicer Notices
	37b	Review the MS Servicer Notices for notation of CREFI’s knowledge of (a) a material default, breach, violation or event of acceleration existing under the related CREFI Mortgage Loan, or (b) an event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of	MS Servicer Notices

Exhibit PP-2-38

Representations and Warranties		Test	Review Materials
does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by CREFI in Exhibit B to the CREFI Mortgage Loan Purchase Agreement. No person other than the holder of such CREFI Mortgage Loan may declare any event of default under the CREFI Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.		acceleration in the case of either clause (a) or clause (b), materially and adversely affects the value of the CREFI Mortgage Loan or the value, use or operation of the related Mortgaged Property. If no such notation is found, it will be a Test pass.
38. Bankruptcy. As of the date of origination of the CREFI Mortgage Loan and, to CREFI’s knowledge, as of the Cut-off Date, no related Mortgagor, guarantor or tenant occupying a single tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.	38	Review the Lexis/Nexis (or comparable search) and the MS Servicer Notices for an indication that a Mortgagor, guarantor or tenant occupying a single-tenant property was a debtor in, a state or federal bankruptcy, insolvency or similar proceeding. If no such indication or notation is found, it will be a Test pass.	Lexis/Nexis (or comparable) search; MS Servicer Notices
39. Organization of Mortgagor. With respect to each CREFI Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such CREFI Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no CREFI Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor under another Mortgage Loan. (An “Affiliate” for purposes of this representation and warranty 39 shall mean, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.)	39a	Review the organizational documents of the Mortgagor to determine if there are certified copies indicating that the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. If such indication is found, it will be a Test pass.	Organizational Documents of the Mortgagor
	39b	Review the MS Servicer Notices to determine if there is any indication that, except with respect to any CREFI Mortgage Loan that is a Crossed Mortgage Loan, no CREFI Mortgage Loan has a Mortgagor that is an affiliate of another Mortgagor under another CREFI Mortgage Loan. If such an indication is found, it will be a Test pass.	MS Servicer Notices; Prospectus
40. Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain CREFI Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such CREFI Mortgage Loan within 12 months prior to its origination date (or an update of a	40a	Review any ESA (as defined in representation and warranty 40) for indication that it met the ASTM requirements and was conducted by a reputable environmental consultant within 12 months prior to the origination date of the CREFI Mortgage Loan (or an update of a previous ESA prepared). If such an indication is found, it will be a Test pass.	ESA

Exhibit PP-2-39

Representations and Warranties		Test	Review Materials
previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings, and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the	40b	Review the ESA for an indication that it identified (i) the existence of a Recognized Environmental Condition at the related Mortgaged Property or (ii) the need for further investigation with respect to any Environmental Condition that was identified. If no such indication is found, it will be a Test pass.	ESA
	40c	Review the ESA for an indication that it identified (i) the existence of a recognized environmental condition at the related Mortgaged Property or (ii) the need for further investigation with respect to any Environmental Condition that was identified. If such an indication is found, the following test procedures (subparts 41c-1 through 41c-6) will be performed. If any of the subparts indications are found, it will be a Test pass.	ESA; Escrow Statements; Mortgage Loan Documents
		1. Review escrow statements for an indication that an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the environmental condition has been escrowed by the Mortgagor and is held by the related Mortgagee.	Escrow statements
		2. Review the ESA for an indication that if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air or lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, and if so, a review of the Mortgage Loan Documents indicates that an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk.	ESA; Mortgage Loan Documents
		3. Review any no further action or closure letter from the applicable governmental regulatory authority or a reputable environmental consultant for	No further action or closure letter regarding

Exhibit PP-2-40

Representations and Warranties		Test	Review Materials
Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To CREFI’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.		an indication that any Environmental Condition identified in the ESA was remediated or abated in all material respects prior to the Cut-off Date.	Environmental Condition
		4. Review the insurance coverage review documents for an indication that a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.	Insurance coverage review documents
		5. Review the Mortgage Loan Documents for an indication that a party not related to the Mortgagor was identified as the responsible party for the Environmental Condition and such responsible party has financial resources considered by CREFI to be adequate to address the situation.	Mortgage Loan Documents
		6. Review the Mortgage Loan Documents for an indication that a party related to the Mortgagor having financial resources estimated by CREFI to be adequate to address the situation is required to take action.	Mortgage Loan Documents
	40d	Review the MS Servicer Notices for notation of CREFI’s knowledge of any environmental condition at the Mortgaged Property other than any set forth in the ESA or in the Prospectus. If no such notation is found, it will be a Test pass.	MS Servicer Notices; ESA
41. Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the CREFI Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the	41a	Review the appraisal to determine if it was dated within 6 months of the CREFI Mortgage Loan origination date and within 12 months of the Closing Date. If so determined, it will be a Test pass.	Appraisal
	41b	Review the appraisal to determine if it includes an appraiser's certification or supplemental letter that indicates that the appraiser had no interest, direct or indirect, in the Mortgagor, the Mortgaged Property or any loan made	Appraisal

Exhibit PP-2-41

Representations and Warranties		Test	Review Materials
“Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the CREFI Mortgage Loan.		on the security of the Mortgaged Property. If so determined, it will be a Test pass.
	41c	Review the appraisal to determine if it signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located, and that the appraiser's compensation is not affected by the approval or disapproval of the CREFI Mortgage Loan. If so determined, it will be a Test pass.	Appraisal
	41d	Review the appraisal to determine if it includes documentation in the appraisal or a letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. If so determined, it will be a Test pass.	Appraisal
42. Mortgage Loan Schedule. The information pertaining to each CREFI Mortgage Loan which is set forth on the mortgage loan schedule attached to the related CREFI Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the related CREFI Mortgage Loan Purchase Agreement to be contained therein.	42a	Review the Mortgage Loan Schedule attached as an exhibit to the related CREFI Mortgage Loan Purchase Agreement and compare it to the corresponding information in (i) Annex A to the Prospectus (ii) Mortgage Loan Documents and (iii) PSA to determine if there are discrepancies between the documents. If there are no such discrepancies, it will be a Test pass.	Mortgage Loan Schedule; Annex A to Prospectus; Mortgage Loan Documents; Pooling and Servicing Agreement
	42b	Compare the information in the Mortgage Loan Schedule to the requirements of the CREFI Mortgage Loan Purchase Agreement to determine if all information required in the CREFI Mortgage Loan Purchase Agreement is contained therein. If so determined, it will be a Test pass.	Mortgage Loan Schedule; PSA
43. Cross-Collateralization. No CREFI Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except as set forth on Schedule E-3.	44	Review the Mortgage Loan Documents to determine if the CREFI Mortgage Loan is cross-collateralized or cross-defaulted with any other CREFI Mortgage Loan that is outside the Trust, except (i) with respect to any CREFI Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with	Mortgage Loan Documents

Exhibit PP-2-42

Representations and Warranties		Test	Review Materials
respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such CREFI Mortgage Loan or with a Whole Loan of which such CREFI Mortgage Loan is a part. If not so determined, it will be a Test pass.
44. Hospitality Provisions. The Mortgage Loan documents for each CREFI Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the related Non-Serviced Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon CREFI’s or its designee’s providing notice of the transfer of the CREFI Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the related Non-Serviced Trust or its designee providing notice of the transfer of such note to the related Non-Serviced Trust) in accordance with the terms of such executed comfort letter or similar agreement, which CREFI or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, CREFI or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The Mortgage or related security agreement for each CREFI Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a Uniform Commercial Code (“UCC”) financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required to effect such perfection.	44a	Review the appraisals to determine if any of the properties are specifically identified as hospitality properties. If so, review the Mortgage File to determine if there exists a franchise or license agreement and executed comfort letter or other similar agreement signed by the related Mortgagor and franchisor or licensor that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the related Non-Serviced Trust) against such franchisor or licensor, either (A) directly or as an assignee of the originator, or (B) upon CREFI’s or its designee’s providing notice of the transfer of the CREFI Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the related Non-Serviced Trust or its designee providing notice of the transfer of such note to the related Non-Serviced Trust) in accordance with the terms of such executed comfort letter or similar agreement, which CREFI or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide. If so determined with respect to each part of this Test, it will be a Test pass.	Appraisal; mortgage file; franchise agreement; Comfort letter or similar agreement signed by or from such franchisor

Exhibit PP-2-43

Representations and Warranties		Test	Review Materials
	44b	If the appraisals specifically identify any Mortgaged Properties as hospitality properties, review the security agreement for each Mortgaged Property to determine if there are provisions related to creating a security interest in the revenues of such property. Also, review the Mortgage File to determine if there exist filed copies (bearing evidence of filing) or evidence of filing of any related UCC financing statements, related amendments and continuation statements. If so determined with respect to each part of this Test, it will be a Test pass.	UCC filings; Appraisal; Mortgage File
45. Advance of Funds by Mortgage Loan Seller. After origination, no advance of funds has been made by CREFI to the related Mortgagor other than in accordance with the Mortgage Loan documents, and, to CREFI’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the CREFI Mortgage Loan (other than as contemplated by Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or the Mortgage Loan documents). Neither the CREFI nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a CREFI Mortgage Loan, other than contributions made on or prior to the Closing Date.	45a	Review the MS Servicer Notices for a notation or other indication that an advancement of funds after origination had been made by CREFI to the related Mortgagor other than in accordance with the Mortgage Loan Documents, or that funds have been received from any person other than the related Mortgagor or an Affiliate for, or on account of, payments due on the CREFI Mortgage Loan (other than as contemplated by the Mortgage Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender controlled lockbox if required or contemplated under the related lease or Mortgage Loan Documents). If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
	45b	Review the Mortgage Loan Documents to determine if CREFI, or an Affiliate, has an obligation to make any capital contribution to any Mortgagor under a CREFI Mortgage Loan, other than contributions made on or prior to the Closing Date. If not so determined, it will be a Test pass.	Mortgage Loan Documents
46. Compliance with Anti-Money Laundering Laws. CREFI has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the CREFI	46	Review the MS Servicer Notices for a notation or other indication of any claim or assertion that CREFI did not comply with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without	MS Servicer Notices

Exhibit PP-2-44

Representations and Warranties	Test	Review Materials
Mortgage Loan, the failure to comply with which would have a material adverse effect on the CREFI Mortgage Loan.	limitation the USA Patriot Act of 2001 in connection with the origination of any CREFI Mortgage Loan, the failure to comply with which would have a material adverse effect on the CREFI Mortgage Loan. If such a notation or other indication is not found, it will be a Test pass.

Exhibit PP-2-45

EXHIBIT PP-3

SMC ASSET REVIEW PROCEDURES

Pursuant to the terms and subject to the conditions set forth in the Pooling and Servicing Agreement (“PSA”), the Asset Representations Reviewer (“Asset Representations Reviewer”) shall perform an Asset Review with respect to each representation and warranty made by the related Mortgage Loan Seller only with respect to each Delinquent Loan in accordance with the procedures set forth below (each such procedure, a “Test”); provided, however, the Asset Representations Reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials described in this Exhibit PP-3 if, and only to the extent, the Asset Representations Reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Capitalized terms used herein but not defined herein have the meaning set forth in the PSA or, solely with respect to a representation and warranty, the meaning set forth in the related mortgage loan purchase agreement where SMC is the Seller (the “SMC Mortgage Loan Purchase Agreement”). For the avoidance of doubt, in connection with the performance of the following Tests:

(A)	With respect to any representation and warranty that includes a knowledge qualifier (e.g., to the Mortgage Loan Seller’s knowledge, etc.), the Asset Representations Reviewer shall not be responsible for any investigation or review beyond that set forth in the applicable Test related to such representation and warranty;

(B)	With respect to any representation and warranty that includes the examination of an insurance policy or Title Policy, the Asset Representations Reviewer will be permitted to engage a qualified consultant to perform a review of the applicable policy, and will be allowed to rely upon the conclusions of the consultant when making a determination as to whether there is a Test pass.

(C)	The Asset Representations Reviewer shall be under no duty to provide or obtain a legal opinion, legal review or legal conclusion;

(D)	Unless otherwise provided in the Test, the “as of” date for the testing of a representation is as of the Closing Date;

(E)	Unless otherwise provided in the Test, if there is more than one version of the same document with respect to a particular Mortgage Loan or Mortgaged Property, the document that will be used by the Asset Representations Reviewer in testing is the document that is dated as of the Closing Date or, if none, the document closest prior to the Closing Date;

(F)	With respect to each representation and warranty and its related Test(s), the Asset Representations Reviewer shall take into account any exceptions to such representation and warranty described in the SMC Mortgage Loan Purchase Agreement with respect to a Mortgage Loan, and a Test pass shall be deemed to have occurred with respect to such

Exhibit PP-3-1

Test if the sole reason for not satisfying the applicable Test is caused by such exception(s);

(G)	Evidence of a failure of a Test could result from (i) an affirmative determination by the Asset Representations Reviewer that the Test failed to achieve a Test pass, or (ii) a determination by the Asset Representations Reviewer that the documentation included in the Review Materials (after making such request for any missing documents in the manner provided for in the PSA) is not sufficient to perform the Test; and

(H)	A determination by the Asset Representations Reviewer of a Test pass or a Test failure shall not constitute a determination by the Asset Representations Reviewer of (i) the existence or nonexistence of a Material Defect, or (ii) whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller.

The Asset Representations Reviewer will only be required to perform the Tests described in this Exhibit PP-3, and will not be obligated to perform additional procedures on any Delinquent Loan. Notwithstanding the required Tests, the Asset Representations Reviewer will not be required to review any information other than (1) Review Materials specified in the related Test and (2) if applicable, Unsolicited Information. The Asset Representations Reviewer may, but is under no obligation to, consider Unsolicited Information relevant to the Tests subject to the terms of the PSA. If the Asset Representations Reviewer considers Unsolicited Information, the Asset Representations Reviewer shall take into account such Unsolicited Information, in addition to the Review Materials referred to in the applicable Test(s) procedure when making a determination as to whether there is a Test pass.

Exhibit PP-3-2

Representations and Warranties		Test	Review Materials
1. Whole Loan; Ownership of Mortgage Loans. Except with respect to a SMC Mortgage Loan that is part of a Whole Loan, each SMC Mortgage Loan is a whole loan and not a participation interest in a SMC Mortgage Loan. Each SMC Mortgage Loan that is part of a Whole Loan is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu note. At the time of the sale, transfer and assignment to the depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to SMC), participation or pledge, and SMC had good title to, and was the sole owner of, each SMC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such SMC Mortgage Loan other than any servicing rights appointment, or similar agreement, any Non-Serviced PSA with respect to a SMC Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. SMC has full right and authority to sell, assign and transfer each SMC Mortgage Loan, and the assignment to Depositor constitutes a legal, valid and binding assignment of such SMC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering any SMC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.	1a	Review the amounts listed on the original Mortgage Note and Mortgage for an indication that they match the amounts listed on the Mortgage Loan Schedule. If the amounts are the same, then such SMC Mortgage Loan would be considered a Whole Loan. If there is more than one property then the Mortgage for each Mortgaged Property would need to be aggregated. If identified as such, it will be a Test pass.	Mortgage; Mortgage Note; Loan agreement related to the SMC Mortgage Loan (“Loan Agreement”); Mortgage Loan guaranty; Assignment of Leases, Rents and Profits; and Environmental Indemnity Agreement (collectively, the “Mortgage Loan Documents”); Mortgage Loan Schedule.
	1b	Review any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan (collectively, the “MS Servicer Notices”) for notation of any Mortgage Loan or Mortgage that was subject to any assignment (other than assignments to SMC), participation or pledge, or that SMC did not have good title to, and was the sole owner of, each SMC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such SMC Mortgage Loan other than any servicing rights appointment or similar agreement. If no such notation is found, it will be a Test pass.	MS Servicer Notices
	1c	Review the MS Servicer Notices for notation of any claim or assertion regarding SMC not having the full right and authority to sell, assign and transfer the SMC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. If such notation is	MS Servicer Notices

Exhibit PP-3-3

Representations and Warranties		Test	Review Materials
not found, it will be a Test pass.
	1d	Review the MS Servicer Notices for notation of any claim or assertion regarding the assignment to the Purchaser not constituting a legal, valid and binding assignment of any SMC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such SMC Mortgage Loan. If such notation is not found, it will be a Test pass.	MS Servicer Notices

2. Loan Document Status. Each related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such SMC Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to

	2a	Review the opinion of Mortgagor’s counsel (“Mortgagor’s Counsel Opinion”) for an indication that it contains language that the related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such SMC Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti- deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as specified in representation and warranty 2. If such indication exists, it will be a Test pass.	Mortgagor’s Counsel Opinion
	2b	Review the MS Servicer Notices for notation of any valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by SMC in connection with the origination of the SMC Mortgage Loan, that would deny the mortgagee (as defined in the related SMC Mortgage Loan Purchase Agreement) the principal benefits intended to be provided by the	MS Servicer Notices

Exhibit PP-3-4

Representations and Warranties		Test	Review Materials
the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by SMC in connection with the origination of any SMC Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.		Mortgage Note, Mortgage or other Mortgage Loan Documents. If no such notation is found, it will be a Test pass.
3. Mortgage Provisions. The Mortgage Loan documents for each SMC Mortgage Loan contains provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.	3	Review the Mortgage Loan Documents and Mortgagor’s Counsel Opinion for an indication that the Mortgage Loan Documents contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications. If such indication exists, it will be a Test pass.	Mortgage Loan Documents; Mortgagor’s Counsel Opinion
4. Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a)(1) to the knowledge of the Mortgage Loan Seller, after due inquiry, there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, SMC Mortgage Loan guaranty, and related Mortgage Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has	4a	Review the MS Servicer Notices and Mortgage Loan Documents for an indication that, except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan Documents (a)(1) there has been any forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification related to the COVID-19 emergency, and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such mortgage. If no such indication is found, it will be a Test pass	Mortgage Loan Documents; MS Servicer Notices
	4b	Review the MS Servicer Notices and Mortgage Loan Documents for an	MS Servicer Notices;

Exhibit PP-3-5

Representations and Warranties		Test	Review Materials
been released from its material obligations under the related SMC Mortgage Loan.		indication that a related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage through the Closing Date in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan Documents. If no such indication is found, it will be a Test pass.	Mortgage Loan Documents
	4c	Review the MS Servicer Notices and Mortgage Loan Documents for notation that neither the related Mortgagor nor the related guarantor has been released from its material obligations under the related SMC Mortgage Loan prior to the Closing Date except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan Documents. If no such notation is found, it will be a Test pass.	MS Servicer Notices; Mortgage Loan Documents
5. Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of assignment of leases to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and assignment of leases is freely assignable without the consent of the related Mortgagor. Each related mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule) interest in the related Mortgaged Property in the principal amount of such SMC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to representation and warranty 6 set forth on Exhibit C of the related SMC Mortgage Loan Purchase Agreement (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard	5a	Review the MS Servicer Notices for a notation or other indication of any claim or assertion regarding any assignment of Mortgage or assignment of leases to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) not constituting a legal, valid and binding assignment to the Trust, subject to the Standard Qualifications. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
	5b	Review the related Mortgage and the assignment of leases for each property for provisions to the effect that the related Mortgage and assignment of leases is not freely assignable without the consent of the related Mortgagor. If no such provision is found, it will be a Test pass.	Mortgage; Assignment of Leases, Rents and Profits
	5c	Review the Title Policy (as defined in representation and warranty 6) to determine if the related Mortgage is a	Title Policy; Mortgage; Mortgage Loan

Exhibit PP-3-6

Representations and Warranties		Test	Review Materials
Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to SMC’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to SMC’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.		first lien on the related Mortgagor’s fee or leasehold interest in the related Mortgaged Property. Compare the amount of the Title Policy to the principal amount of the SMC Mortgage Loan or allocated loan amount to determine whether they are equivalent. If each such determination is made, it will be a Test pass.	Schedule
	5d	Review the Title Policy to determine if the Mortgaged Property was free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (other than Permitted Encumbrances, Title Exceptions and those which are bonded over, escrowed for or insured against by the applicable Title Policy). If so determined, it will be a Test pass.	Title Policy
	5e	Review the MS Servicer Notices for a notation or other indication of any claim or assertion that, as of the Cut-off Date, SMC had knowledge that the Mortgaged Property was not free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage (other than Permitted Encumbrances, Title Exceptions and those which are bonded over, escrowed for or insured against by the applicable Title Policy). If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
	5f	Review the MS Servicer Notices for a notation or other indication of any claim or assertion that, subject to the rights of tenants, there are rights existing which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except for Permitted Encumbrances and those which are bonded over, escrowed for or insured against by the a lender’s title insurance policy. If such a notation or other indication is not found, it will be a Test	MS Servicer Notices

Exhibit PP-3-7

Representations and Warranties		Test	Review Materials
pass.
	5g	Review the MS Servicer Notices for a notation or other indication of any claim or assertion that SMC did not have legal, valid and enforceable first lien on the related Mortgagor's fee (or if identified on the Mortgage Loan Schedule, leasehold), interest in the Mortgaged Property or good and marketable title free and clear of any pledge, lien, encumbrance or security interest. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
6. Permitted Liens; Title Insurance. Each Mortgaged Property securing a SMC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such SMC Mortgage Loan (or with respect to a SMC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related SMC Mortgage Loan constitutes a Cross-Collateralized SMC Mortgage Loan, the lien of the Mortgage for	6a	Review the Title Policy to determine if it is an American Land Title Association loan title insurance policy or another comparable form of loan title insurance policy approved for use in the applicable jurisdiction. Review the Mortgage Loan Documents to determine if the amount of the policy covers the amount of the SMC Mortgage Loan, or for multiple properties, an amount equal to the allocated loan amount after all advances of principal. If so determined with respect to each part of this Test, it will be a Test pass.	Title Policy; Mortgage Loan Documents
	6b	Review the Title Policy to determine if the first-priority lien of the Mortgage is subject only to Permitted Encumbrances, as defined in representation and warranty 6. If so determined, it will be a Test pass.	Title Policy
	6c	Review the Title Policy to determine if any Permitted Encumbrance is a mortgage lien that is senior to or coordinate and co-equal to the lien of the related Mortgage, other than as contemplated by items (f) or (g) in the definition of Permitted Encumbrances. If not so determined, it will be a Test pass.	Title Policy
	6d	Review the Title Policy and MS Servicer Notices for a notation or other indication that the coverage is not in full force and effect as of the Cut-off Date,	Title Policy; MS Servicer Notices

Exhibit PP-3-8

Representations and Warranties		Test	Review Materials
another SMC Mortgage Loan contained in the same Crossed Group; and (g) if the related SMC Mortgage Loan is part of a Whole Loan, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by SMC thereunder and no claims have been paid thereunder. Neither SMC, nor to the SMC’s knowledge, any other holder of a SMC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.		that all premiums thereon have not been paid or that claims have been made by SMC. If no such notation or other indication is found, it will be a Test pass.
	6e	Review the MS Servicer Notices for a notation or other indication that SMC, or any other holder of a SMC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such policy. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
7. Junior Liens. It being understood that B notes secured by the same Mortgage as a SMC Mortgage Loan are not subordinate mortgages or junior liens, except for any SMC Mortgage Loan that is cross-collateralized and cross-defaulted with another SMC Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in representation and warranty 5 above), and equipment and other personal property financing). Except as set forth on an exhibit to the applicable SMC Mortgage Loan Purchase Agreement, SMC has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.	7a	Review the Title Policy to determine if there is any subordinate mortgage or junior lien encumbering the related Mortgaged Property except for any SMC Mortgage Loan that is cross-collateralized and cross-defaulted with another SMC Mortgage Loan. If not so determined, it will be a Test pass.	Title Policy
	7b	Review the Title Policy to determine if there are no subordinate mortgages or junior mortgage liens securing the payment of money encumbering the related Mortgaged Property other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens and equipment and other personal property financing. If so determined, it will be a Test pass.	Title Policy
	7c	Review the MS Servicer Notices for a notation or other indication that, except as set forth on an exhibit to the applicable SMC Mortgage Loan	MS Servicer Notices; SMC Mortgage Loan Purchase

Exhibit PP-3-9

Representations and Warranties		Test	Review Materials
		Purchase Agreement, SMC had knowledge of any mezzanine debt secured directly by interests in the related Mortgagor or (2) any subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens If such a notation or other indication is not found, it will be a Test pass.	Agreement
8. Assignment of Leases and Rents. There exists as part of the related Mortgage File an assignment of leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related assignment of leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related assignment of leases, subject to applicable law, provides that, upon an event of default under each SMC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.	8a	Review the Mortgage File to determine if an assignment of leases (either as a separate instrument or incorporated into the related Mortgage) is in the Mortgage File. If so determined, it will be a Test pass.	Mortgage File; Assignment of Leases, Rents and Profits
	8b	Review the Title Policy to determine if the Mortgage, or any related assignment of leases has been recorded, and creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications and subject to the Permitted Encumbrances and the Title Exceptions. If so determined with respect to each part of this Test, it will be a Test pass.	Title Policy; Mortgage; Assignment of Leases, Rents and Profits
	8c	Review the assignment of leases (either as a separate instrument or incorporated into the related Mortgage) to determine if the related Mortgage, or related Assignment of Leases, subject to applicable law, provides that upon an event of default under the SMC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents	Assignment of Leases, Rents and Profits; Mortgage

Exhibit PP-3-10

Representations and Warranties		Test	Review Materials
or for rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee. If so determined, it will be a Test pass.
9. UCC Filings. If the related Mortgaged Property is operated as a hospitality property, SMC has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the related SMC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.	9a	Review the appraisals to determine if any of the properties are specifically identified as hospitality properties. If so, review the Mortgage File to determine if SMC has filed and/or recorded UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the related SMC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. If so determined with respect to each part of this Test, it will be a Test pass.	Appraisal; Mortgage File; Franchise Agreement; Comfort Letter or Similar Agreement
	9b	If the appraisals specifically identify any Mortgaged Properties as hospitality properties, review the security agreement for each Mortgaged Property to determine whether such security agreement creates a valid and enforceable lien and security interest on the items of personalty described in representation and warranty 9. If so determined with respect to each part of this Test, it will be a Test pass.
10. Condition of Property. SMC or the originator of each SMC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the related SMC Mortgage Loan	10a	Review the engineering report or property condition assessment in the Mortgage File to determine if the related Mortgage Property was inspected within six months of the	Engineering report; Property condition assessment

Exhibit PP-3-11

Representations and Warranties		Test	Review Materials

and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each SMC Mortgage Loan no more than thirteen months prior to the Cut-off Date. To SMC’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the SMC Mortgage Loan.

origination date and within thirteen months of the Cut-off Date. If so determined, it will be a Test pass.
	10b	Review the engineering report or property condition assessment in the Mortgage File to determine if it was dated no more than thirteen months prior to the Cut-off Date. Review the engineering report or property condition assessment to confirm that each related Mortgaged Property is free of material damage. If so determined with respect to each part of the Test, it will be a Test pass.	Engineering report; Property condition assessment
	10c	Review the MS Servicer Notices for a notation or other indication that SMC had knowledge of issues with the physical condition of the Mortgaged Property that SMC believed would have a material adverse effect on the value or use of the Mortgaged Property other than those disclosed in the most recently dated engineering report or Servicing File and deferred maintenance for which escrows were established at origination. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
11. Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.	11	Review the MS Servicer Notices for a notation or other indication that all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgage Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have come delinquent in respect of the Mortgaged Property (per the terms within representation and warranty 11) have not been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices

Exhibit PP-3-12

Representations and Warranties		Test	Review Materials
12. Condemnation. As of the date of origination and to SMC’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to SMC’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of any Mortgaged Property that would have a material adverse effect on the value, use or operation of such Mortgaged Property.	12	Review the MS Servicer Notices for a notation or other indication of any proceeding pending or threatened for the total or partial condemnation of any Mortgaged Property as of the Cut-off Date and as of the origination date, or for a notation or other indication that SMC had knowledge as of the Cut-off Date and as of the origination date of any such proceeding that would have a material adverse effect on the value, use or operation of such Mortgaged Property. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
13. Actions Concerning Mortgage Loan. As of the date of origination and to SMC’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the related Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to such Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related SMC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the related Mortgage Loan Documents or (f) the current principal use of such Mortgaged Property.	13a	Review the Mortgage Loan Documents, the Mortgagor’s Counsel Opinion and the MS Servicer Notices for an indication of pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the related Mortgaged Property that existed on the origination date (and with respect to SMC’s knowledge, as of the Cut-off Date) . If such an indication is not found, it will be a Test pass.	Mortgage Loan Documents; Mortgagor’s Counsel Opinion; MS Servicer Notices
	13b	Review the MS Servicer Notices to determine if an adverse outcome of any such pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property would reasonably be expected to adversely affect the matters set forth in clauses (a)-(f) of representation and warranty 13. If any such adverse outcome would not reasonably be expected to adversely affect the matters set forth in clauses (a)-(f) of representation and warranty 13, it will be a Test pass.	MS Servicer Notices
14. Escrow Deposits. All escrow deposits and payments required to be escrowed with any Mortgagee pursuant to each SMC Mortgage Loan are in the possession, or under the control, of SMC or its servicer, and there are no deficiencies (subject to any applicable grace or	14a	Review the MS Servicer Notices for a notation or other indication of any escrow deposits and payments required to be escrowed with any Mortgagee pursuant to each SMC Mortgage Loan not in the servicer’s possession or	MS Servicer Notices

Exhibit PP-3-13

Representations and Warranties		Test	Review Materials
cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the related Mortgagee under the related Mortgage Loan Documents are being conveyed by SMC to the Depositor or its servicer.		control. If such a notation or other indication is not found, it will be a Test pass.
	14b	Review the MS Servicer Notices to determine if all escrows and deposits required pursuant to the SMC Mortgage Loan have been conveyed by SMC to the Depositor or its servicer. If so determined, it will be a Test pass.	MS Servicer Notices
15. No Holdbacks. The principal amount of each SMC Mortgage Loan stated on the SMC Mortgage Loan Schedule attached to the related SMC Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the SMC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by SMC to merit such holdback).	15a	Review the Mortgage Loan Schedule, Loan Agreement, Mortgage Note and origination settlement statement to determine if the principal amount of each SMC Mortgage Loan was fully disbursed as of the Closing Date. If so determined, it will be a Test pass.	Mortgage Loan Schedule; Loan Agreement; Mortgage Note; Origination settlement statement
	15b	Review the Mortgage Loan Documents to determine if there is no requirement for future advances by the Mortgagee (except in those cases where the full amount of each SMC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by SMC to merit such holdback). If so determined, it will be a Test pass.	Mortgage Loan Documents
16. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan Documents and meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related SMC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related Mortgagor and included in such Mortgaged Property (with	16a	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if it shows that the related Mortgaged Property is insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan Documents and the Insurance Rating Requirements (as defined in representation and warranty 16), in an amount (subject to customary deductibles) not less than the lesser of	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)

Exhibit PP-3-14

Representations and Warranties		Test	Review Materials

no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Rating Requirements. “Syndicate Insurance Rating Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each SMC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency

(1) the original principal balance of the related SMC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related Mortgagor and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the Mortgaged Property. If so determined, it will be a Test pass.
	16b	Review the Mortgage Loan Documents for provisions requiring the insurance coverage as stated in Test 17a above. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	16c	Review the Insurance Summary Report (or, solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if it shows that the related Mortgaged Property is insured for business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each SMC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months). If such provisions are found, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	16d	Review the Mortgage Loan Documents for provisions requiring the insurance coverage as stated in Test 16c above. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	16e	Review the Mortgage Loan Documents and/or the survey to determine if any material part of the improvements, exclusive of a parking lot, located on the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard	Mortgage Loan Documents; Survey; Insurance Summary Report

Exhibit PP-3-15

Representations and Warranties		Test	Review Materials

Management Agency as a “Special Flood Hazard Area,” the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by SMC for comparable mortgage loans intended for securitization.

If a Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the related SMC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

Each Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each Mortgaged Property located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an

Area.” If so determined, review the Insurance Summary to determine whether the Mortgagor maintains insurance in the maximum amount available under the National Flood Insurance Program (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy) plus such additional flood coverage in an amount as is generally required by SMC for comparable mortgage loans intended for securitization. If so determined, it will be a Test pass.
	16f	If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, review the Insurance Summary Report to determine if the property is covered for windstorm and/or windstorm related perils and/or “named storms” or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms in an amount not less than the lesser of (1) the original principal balance of the related SMC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements, and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements. If so determined with respect to each part of this Test, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	16g	Review the Insurance Summary Report dated before the Cut-off Date (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) and Mortgage Loan Documents to determine if the Mortgage Property is covered, and required to be covered pursuant to the related Mortgage Loan Documents, by a commercial general liability insurance policy issued by an	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance);

Exhibit PP-3-16

Representations and Warranties		Test	Review Materials

earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, in an amount not less than 100% of the SEL.

The Mortgage Loan Documents for each SMC Mortgage Loan require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the original or then outstanding principal amount of the related SMC Mortgage Loan (or related Whole Loan), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such SMC Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under each SMC Mortgage Loan and its successors and assigns as a loss payee under a Mortgagee endorsement clause or, in the case of the related general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related SMC Mortgage Loan obligates the related Mortgagor to maintain (or cause to be maintained) all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s reasonable cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of

		insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate. If so determined, it will be a Test pass.	Mortgage Loan Documents
	16h	Review the property condition assessment to determine if the properties are located in a seismic zone 3 or 4. If so determined, review the seismic engineering study to determine if it has been performed by an architectural or engineering consultant for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake and based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If so determined, it will be a Test pass.	Property condition assessment; Seismic engineering study
	16i	Review the most recent seismic engineering study or Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the SEL would exceed 20% of the amount of the replacement costs of the improvements, and if so, review to determine if earthquake insurance on each Mortgaged Property was obtained. If so determined, determine if the insurer is rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings. The insurance amount should be not less than 100% of the SEL. If so determined with respect to each part of the Test, it will be a Test pass.	Seismic engineering study; Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	16j	Review the Mortgage Loan Documents for provisions requiring that insurance proceeds in respect of a property loss be applied either (a) to the repair or	Mortgage Loan Documents

Exhibit PP-3-17

Representations and Warranties		Test	Review Materials
termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by SMC.		restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the SMC Mortgage Loan (or related Whole Loan), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such SMC Mortgage Loan together with any accrued interest thereon. If such provisions are found, it will be a Test pass.
	16k	Review the MS Servicer Notices for a notation or other indication that insurance premiums are current as of the Cut-off Date. If such a notation or other indication is found, it will be a Test pass.	MS Servicer Notices
	16l	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the insurance policies name the Mortgagee under any SMC Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. If so determined, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	16m	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the insurance will inure to the benefit of the Trustee. If so determined, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	16n	Review the Mortgage Loan Documents to determine if any SMC Mortgage Loan obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes	Mortgage Loan Documents

Exhibit PP-3-18

Representations and Warranties		Test	Review Materials
the Mortgagee to maintain such insurance at the Mortgagor’s unreasonable cost and expense and to charge such Mortgagor for related premiums. If so determined, it will be a Test pass.
	16o	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium. If so determined, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	16p	Review the MS Servicer Notices for a notation or other indication that any notice described in Test 16o may have been received by SMC. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
17. Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the related SMC Mortgage Loan requires the Mortgagor to escrow an	17a	Review the zoning report, Title Policy and survey, engineering report or property condition assessment, the Mortgage Loan Seller Diligence and the ESA to determine if each Mortgaged Property is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road. If so determined, it will be a Test pass.	Zoning report; Title Policy; Survey; Engineering report or property condition assessment; Mortgage Loan Seller Diligence; ESA
	17b	Review the zoning report, Title Policy and survey, engineering report or property condition assessment, the Mortgage Loan Seller Diligence and the ESA to determine if each Mortgaged Property is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all	Zoning report; Title Policy; Survey; Engineering report or property condition assessment;

Exhibit PP-3-19

Representations and Warranties		Test	Review Materials
amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.		required utilities, all of which are appropriate for the current use of such Mortgaged Property. If so determined, it will be a Test pass.	Mortgage Loan Seller Diligence; ESA
	17c	Review the Title Policy and survey to determine if each Mortgaged Property constitutes one or more separate tax parcels and do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the most recently dated Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the related SMC Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created. If so determined, it will be a Test pass.	Title Policy; Survey; Mortgage Loan Documents
18. No Encroachments. To SMC’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each SMC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such SMC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the	18a	Review the survey, Title Policy and Appraisal to determine if all material improvements that were included for the purpose of determining the appraised value of the Mortgaged Property at the time of the origination of such SMC Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. If so determined, it will be a Test pass.	Survey; Title Policy; Appraisal
	18b	Review the survey, and Title Policy and Appraisal to determine if there exist improvements on adjoining parcels that encroach onto the Mortgaged Property that materially and adversely affect the value and current use of such Mortgage Property and for which insurance or endorsements were obtained under the Title Policy. If not so determined, it will be a Test pass.	Survey; Title Policy; Appraisal
	1	Review the survey, Title Policy and	Survey; Title

Exhibit PP-3-20

Representations and Warranties		Test	Review Materials
value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.	8c	Appraisal to determine if there exist material improvements that encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. If not so determined, it will be a Test pass.	Policy; Appraisal
19. No Contingent Interest or Equity Participation. No SMC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by SMC.	19	Review the Mortgage Loan Documents for any shared appreciation feature or any other contingent interest feature, any negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by SMC. If no such feature is found with respect to each part of this Test, it will be a Test pass.	Mortgage Loan Documents
20. REMIC. Each SMC Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the SMC Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the SMC Mortgage Loan and (B) either: (a) such SMC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the SMC Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the SMC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the SMC Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the SMC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the SMC Mortgage Loan; or (b) substantially all of	20a	Review the origination settlement statement and Mortgage Note to determine if the proceeds advanced by the Mortgagee did not exceed the non-contingent principal amount of the SMC Mortgage Loan. If so determined, it will be a Test pass.	Origination settlement statement; SMC Mortgage Loan
	20b	Review the most recent appraisal and Mortgage Loan Documents to determine if (a) the SMC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the SMC Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the SMC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the SMC Mortgage Loan (or related Whole Loan) on such date, provided that for purposes of clauses (i) and (ii) above, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the SMC Mortgage Loan and (B) a proportionate	Appraisal; Mortgage Loan Documents

Exhibit PP-3-21

Representations and Warranties		Test	Review Materials
the proceeds of such SMC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such SMC Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the SMC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such SMC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the SMC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26; and (b) the Mortgage Loan Seller identifies such Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the SMC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.		amount of any lien that is in parity with such SMC Mortgage Loan or (b) substantially all of the proceeds of such SMC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such SMC Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If so determined, it will be a Test pass.
	20c	Review the MS Servicer Notices for an indication or other notation that the SMC Mortgage Loan was modified prior to the Closing Date, and if so, if the modification was made as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such SMC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(i) in the first sentence of representation and warranty 20 (substituting the date of the last such modification for the date any SMC Mortgage Loan was originated) or sub-clause (B)(ii) in the first sentence of representation and warranty 20, including the proviso thereto. If there were any such modifications, and such a notation or other indication is found, it will be a Test pass.	MS Servicer Notices
	20d	Review the MS Servicer Notices for a notation or other indication of any claim or assertion to the effect that the Prepayment Premiums and Yield Maintenance Charges applicable to any SMC Mortgage Loan do not constitute “customary prepayment penalties”. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
21. Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of each SMC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.	21a	Review the MS Servicer Notices for a notation or other indication of any claim or assertion to the effect that the terms of each SMC Mortgage Loan do not comply with applicable local, state, and federal laws in any material respect. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices

Exhibit PP-3-22

Representations and Warranties		Test	Review Materials
	21b	Review the MS Servicer Notices for a notation or other indication of any claim or assertion to the effect that any material requirements pertaining to the origination of each SMC Mortgage Loan, including but not limited to, usury and any and all other material requirements of any federal, state or local law have not been complied with. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
	21c	Review the Mortgage Loan Documents to determine if they provide that each SMC Mortgage Loan complied with usury laws. If so determined, it will be a Test pass.	Mortgage Loan Documents
22. Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such SMC Mortgage Loan by the Trust.	22	Review the MS Servicer Notices for a notation or other indication of any claim or assertion that as of the Cut-off Date or as of the date that SMC or the date that such other entity held the Mortgage note, each such holder of the Mortgage Note was not authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located. If such a notation or other indication is found, determine whether the failure to be so authorized could not materially and adversely affect the enforceability of such SMC Mortgage Loan by the Trust. If so determined, it will be a Test pass.	MS Servicer Notices
23. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to SMC’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.	23a	Review the Mortgage Loan Documents to determine if a trustee is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee. If so determined, it will be a Test pass.	Mortgage Loan Documents
	23b	Review the MS Servicer Notices for any indication that SMC as of the Closing Date had knowledge that the appointed

Exhibit PP-3-23

Representations and Warranties		Test	Review Materials
Trustee was not qualified under applicable law to serve as such,
24. Local Law Compliance. To SMC’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by SMC for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a SMC Mortgage Loan as of the date of origination of such SMC Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the related Mortgaged Property. The terms of the related Mortgage Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.	24a	Review the zoning report and title policy for an indication that there are no material violations of applicable zoning ordinances, building codes and land laws with respect to the improvements located on or forming part of each Mortgaged Property securing a SMC Mortgage Loan as of the date of origination of such SMC Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the related Mortgaged Property. If such indication is found, it will be a Test pass.	Zoning Report; Title Policy
	24b	Review the related Mortgage Loan Documents for provisions that require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	24c	Review the MS Servicer Notices to determine if SMC had knowledge of a material violation of Zoning Regulations as outlined in test 24a above. If no indication is found, it will be a Test pass.	MS Servicer Notices
25. Licenses and Permits. Each Mortgagor covenants in the related Mortgage Loan Documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect, and to SMC’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by SMC for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are	25a	Review the Mortgage Loan Documents to determine if the Mortgagor has covenanted to keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect. If so determined, it will be a Test pass.	Mortgage Loan Documents
	25b	Review the Mortgage Loan Documents and the MS Servicer Notices for a notation or other indication that SMC had knowledge that any licenses, permits, franchises, certificates of occupancy and applicable governmental	Mortgage Loan Documents; MS Servicer Notices

Exhibit PP-3-24

Representations and Warranties		Test	Review Materials
in effect. Each SMC Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.		authorizations necessary for the operation of the Mortgaged Property are not in effect. If such a notation or other indication is not found, it will be a Test pass.
	25c	Review the Mortgage Loan Documents for provisions requiring the related Mortgagor to be qualified to do business in the jurisdiction in which the Mortgaged Property is located. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
26. Recourse Obligations. The Mortgage Loan Documents for each SMC Mortgage Loan provide that such SMC Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the related Mortgagor; (ii) the related Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the such Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the Mortgagor made in violation of the related Mortgage Loan Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of such Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the related SMC Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to the Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases	26	Review the Mortgage Loan Documents for each SMC Mortgage Loan for provisions outlined in clauses (a) (i) through (iii) and (b) (i) through (v) of representation and warranty 26. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents

Exhibit PP-3-25

Representations and Warranties		Test	Review Materials
prior to a SMC Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan Documents; or (v) commission of intentional material physical waste at the related Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).
27. Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan Documents do not provide for release of any material portion of the related Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the related SMC Mortgage Loan, (b) upon payment in full of such SMC Mortgage Loan, (c) upon a Defeasance (as defined in (32) below), (d) releases of out-parcels that are unimproved or other portions of the related Mortgaged Property which will not have a material adverse effect on the underwritten value of such Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the SMC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject SMC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject SMC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan Documents, condition such	27a	Review the Mortgage Loan Documents for provisions stating that, if the related Mortgage Loan Documents permit a property release, the only conditions under which a property may be released during the life of the SMC Mortgage Loan are as set forth in clauses (a) through (e) of the first sentence of representation and warranty 27. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	27b	Review the Mortgage Loan Documents for provisions stating that with respect to any partial release described in clauses (a) or (d) of the first sentence of representation and warranty 27 either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject SMC Mortgage Loan within the meaning of Treasury Regulation Section 1.860G-2(b)(2) and (ii) would not cause the subject SMC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all SMC Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage	Mortgage Loan Documents

Exhibit PP-3-26

Representations and Warranties		Test	Review Materials

release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all SMC Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the SMC Mortgage Loan (or related Whole Loan) outstanding after the release, the related Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

With respect to any partial release under the preceding clause (e), for all SMC Mortgage Loans originated after December 6, 2010, the Mortgagor can be required to pay down the principal balance of the related SMC Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the SMC Mortgage Loan (or related Whole Loan).

No SMC Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another SMC Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the SMC Mortgage Loan or Whole Loan, as applicable, outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code. If such provisions are found, it will be a Test pass.
	27c	Review the Mortgage Loan Documents for provisions stating that in the case of any partial release under clause (e) of representation and warranty 27, the Mortgagor can be required to pay down the principal balance of the related SMC Mortgage Loan or Whole Loans, as applicable, in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the SMC Mortgage Loan or related Whole Loan. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	27d	Review the Mortgage Loan Documents for provisions stating that no SMC Mortgage Loan that cross-collateralized with another SMC Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC Provisions of the Code. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents

Exhibit PP-3-27

Representations and Warranties		Test	Review Materials
28. Financial Reporting and Rent Rolls. The SMC Mortgage Loan Documents for each SMC Mortgage Loan require the related Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each SMC Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.	28a	Review the Mortgage Loan Documents for provisions that require the related Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	28b	Review the Mortgage Loan Documents for provisions that require the Mortgagor to provide the owner or holder of the SMC Mortgage Loan with quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each SMC Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
29. Acts of Terrorism Exclusion. With respect to each SMC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other SMC Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating	29a	Review the Mortgage Loan Documents to determine if the original principal balance was greater than $20 million. If so, review the insurance coverage review document for an indication that the special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude acts of terrorism, from coverage, or if they do, there exists a separate terrorism insurance policy related to the Mortgaged Property. If such an indication is found, it will be a Test pass.	Mortgage Loan Documents; Insurance coverage review document
	29b	Review the insurance policy to determine if, as of the Cut-off Date, the related special all-risk insurance policy and business interruption policy	Mortgage Loan Documents; Insurance Policy

Exhibit PP-3-28

Representations and Warranties		Test	Review Materials
Requirements) did not, as of the date of origination of the SMC Mortgage Loan, and, to SMC’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each SMC Mortgage Loan, the related Mortgage Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the Mortgagor under each SMC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).		specifically excluded acts of terrorism from coverage, and if such coverage is excluded, the related Mortgaged Property was not covered by a separate terrorism insurance policy. If not so determined, it will be a Test pass.
	29c	Review the Mortgage Loan Documents for provisions that expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA (as defined in representation and warranty 29), or damages related thereto, provided, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each SMC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance). If such provisions are not found, it will be a Test pass.	Mortgage Loan Documents
30. Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each SMC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such SMC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan Documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers	30a	Review the Mortgage Loan Documents for “due on sale” or other such provisions for the acceleration of the payment of the unpaid principal balance of such SMC Mortgage Loan in the circumstances described in the first sentence of representation and warranty 30. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	30b	Review the Mortgage Loan Documents for provisions that require that if Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related Mortgagor is responsible for such payment along with all other reasonable	Mortgage Loan Documents

Exhibit PP-3-29

Representations and Warranties	Test	Review Materials
of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan Documents or a Person satisfying specific criteria identified in the related Mortgage Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of representation and warranty 27 and 32 or the exceptions thereto set forth on an exhibit to the applicable SMC Mortgage Loan Purchase Agreement, or (vii) any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on an exhibit to the applicable SMC Mortgage Loan Purchase Agreement, or future permitted mezzanine debt as set forth on an exhibit to the applicable SMC Mortgage Loan Purchase Agreement or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any SMC Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan Documents, (ii) purchase money security interests (iii) any SMC Mortgage Loan that is cross-collateralized and cross-defaulted with another SMC Mortgage Loan, as set forth on an exhibit to the applicable SMC Mortgage Loan Purchase Agreement or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan Documents provide that, to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related Mortgagor is responsible for such payment	out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance. If such provisions are found, it will be a Test pass.

Exhibit PP-3-30

Representations and Warranties		Test	Review Materials
along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.
31. Single-Purpose Entity. Each SMC Mortgage Loan requires the related Mortgagor to be a Single-Purpose Entity for at least as long as the related SMC Mortgage Loan is outstanding. Both the Mortgage Loan Documents and the organizational documents of the Mortgagor with respect to each SMC Mortgage Loan with a Cut-off Date Principal Balance in excess of $5 million provide that such Mortgagor is a Single-Purpose Entity, and each SMC Mortgage Loan with a Cut-off Date Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the related Mortgagor. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the SMC Mortgage Loan has a Cut-off Date Principal Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the SMC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a SMC Mortgage Loan that is cross-collateralized and cross-defaulted with the related SMC Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.	31a	Review the Mortgage Loan Documents for provisions that require the related Mortgagor to be a Single-Purpose Entity (as defined in representation and warranty 31) for at least as long as the related SMC Mortgage Loan is outstanding. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	31b	Review the Mortgage Loan Schedule for the Cut-off Date Balance of the SMC Mortgage Loan. If the SMC Mortgage Loan had a Cut-off Stated Principal Date Balance in excess of $5 million, review the related Mortgage Loan Documents and the Mortgagor’s organizational documents for provisions that require the Mortgagor to be a Single-Purpose Entity and that the Mortgagor’s organizational documents are consistent with the requirement. If so determined, it will be a Test pass.	Mortgage Loan Schedule; Mortgage Loan Documents; Mortgagor’s organizational documents
	31c	Review the Mortgage Loan Schedule for the Cut-off Date Balance of the SMC Mortgage Loan. If the SMC Mortgage Loan had a Cut-off Stated Principal Date Balance in excess of $20 million, review the Mortgagor’s Counsel Opinion regarding non-consolidation of the related Mortgagor. If such an opinion is found, it will be a Test pass.	Mortgage Loan Schedule; Mortgagor’s Counsel Opinion
32. Defeasance. With respect to any SMC Mortgage Loan that, pursuant to the Mortgage Loan Documents, can be defeased (a “Defeasance”), (i) the related Mortgage Loan Documents provide for defeasance as a	32	Review the Mortgage Loan Documents for provisions allowing the SMC Mortgage Loan to be defeased, and if so, whether such Mortgage Loan Documents contain the provisions	Mortgage Loan Documents

Exhibit PP-3-31

Representations and Warranties		Test	Review Materials
unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan Documents; (ii) such SMC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the SMC Mortgage Loan when due, including the entire remaining principal balance on the maturity date or, if the SMC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the SMC Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the related SMC Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (v) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the SMC Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.		described in clauses (i) through (vii) of representation and warranty 32. If such provisions are found, it will be a Test pass.
33. Fixed Interest Rates. Each SMC Mortgage	3	Review the Mortgage Loan Documents	Mortgage Loan

Exhibit PP-3-32

Representations and Warranties		Test	Review Materials
Loan bears interest at a rate that remains fixed throughout the remaining term of such SMC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.	3	for an indication that the loan has a fixed interest rate that remains fixed throughout the term of such SMC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed. If such an indication is found, it will be a Test pass.	Documents

34. Ground Leases. For purposes of the SMC Mortgage Loan Purchase Agreement, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any SMC Mortgage Loan where the SMC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of SMC, its successors and assigns, SMC represents and warrants that:

          (a)          The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the SMC Mortgage

	34a	Review the appraisal to determine if the SMC Mortgage Loan is secured by a Ground Lease (as defined in representation and warranty 34), in whole or in part. If so, review the Title Policy and Mortgage Loan Documents for an indication that the related Mortgage does not also encumber the lessor’s fee interest in the Mortgaged Property. If such an indication exists, proceed to Tests 34b through 34r.	Appraisal; Title Policy; Mortgage Loan Documents
	34b	Review the Title Policy and Mortgage Loan Documents for an indication that the Ground Lease or memorandum has been recorded or submitted for recordation. If such indication is found, it will be a Test pass.	Title Policy; Mortgage Loan Documents
	34c	Review the Ground Lease and any estoppel or other agreement received from the ground lessor for an indication that the interest of the lessee is permitted to be encumbered by the Mortgage, does not restrict the use of the Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the Mortgage and has not been materially modified since the origination of the SMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File. If such indication is found, it will be a Test pass.	Ground Lease; estoppel or other agreement received from ground lessor
	34d	Review the Ground Lease received from the ground lessor for a provision that the Ground Lease may not be amended or modified or canceled or terminated without the prior written consent of the Mortgagee, If such a provision is found, it will be a Test pass.

Exhibit PP-3-33

Representations and Warranties		Test	Review Materials

Loan, except as reflected in any written instruments which are included in the related Mortgage File;

           (b)           The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

           (c)           The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related SMC Mortgage Loan, or 10 years past the stated maturity if such SMC Mortgage Loan fully amortizes by the stated maturity (or with respect to a SMC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

           (d)           The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii)  is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

            (e)           The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the SMC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the SMC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

             (f)           SMC has not received any written notice of material default under or notice

	34e	Review the Mortgage File for any indication that SMC has granted consent to the amendment, modification, cancellation or termination of the Ground Lease since the origination of the SMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File. If no such indication is found, it will be a Test pass.	Ground Lease; Mortgage File; MS Servicer Notices; estoppel or other agreement received from ground lessor
	34f	Review the Ground Lease and any estoppel or other agreement received from the ground lessor for an indication that it has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related SMC Mortgage Loan, or ten years past the stated maturity if such SMC Mortgage Loan fully amortizes by the stated maturity (or with respect to a SMC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes). If such an indication is found, it will be a Test pass.	Ground Lease; estoppel or other agreement received from ground lessor
	34g	Review the Title Policy for an indication that the Ground Lease is either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject. If either indication is found, it will be a Test pass.	Title Policy; SNDA
	34h	Review the Ground Lease and any estoppel or other agreement received from the ground lessor for an indication that the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the SMC Mortgage Loan and	Ground Lease; estoppel

Exhibit PP-3-34

Representations and Warranties		Test	Review Materials

of termination of such Ground Lease. To SMC’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to SMC’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

             (g)           The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

           (h)           The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

           (i)           The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

            (j)           Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the SMC Mortgage Loan, together with any accrued interest;

its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease). If such indication is found, it will be a Test pass.
	34i	Review the Ground Lease for an indication that in the event it is so assigned, it is further assignable by the holder of the SMC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor. If such indication is found, it will be a Test pass.	Ground Lease
	34j	Review the MS Servicer Notices for notation that SMC has received any written notice of material default under or notice of termination of such Ground Lease. If no such notation is found, it will be a Test pass.	MS Servicer Notices
	34k	Review the MS Servicer Notices for notation that to SMC’s knowledge, there is a material default under such Ground Lease or condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease. If no such notation is found, it will be a Test pass.	MS Servicer Notices
	34l	Review the MS Servicer Notices for a notation that to SMC’s knowledge, such Ground Lease was not in full force and effect as of the Closing Date. If no such notation is found, it will be a Test pass.	MS Servicer Notices
	34m	Review the Ground Lease and any ancillary agreement between the lessor and lessee for provisions that the lessor is required to give to the Mortgagee written notice of any default, and provide that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee. If such provisions are found, it will be a Test pass.	Ground Lease; ancillary agreement
	34	Review the Ground Lease and Related Documents for provisions that the	Ground Lease and Related

Exhibit PP-3-35

Representations and Warranties		Test	Review Materials

           (k)           In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the SMC Mortgage Loan, together with any accrued interest; and

             (l)          Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

	n	Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease. If such provisions are found, it will be a Test pass.	Documents
	34o	Review the Ground Lease for provisions that impose any commercially unreasonable restrictions on subletting in connection with loans originated for securitization. If no such provisions are found, it will be a Test pass.	Ground Lease
	34p	Review the Ground Lease and any estoppel or other agreement received from the ground lessor and the related Mortgage and the Mortgage Loan Documents for an indication that any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (34(k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the SMC Mortgage Loan, together with any accrued interest. If such indications are found, it will be a Test pass.	Ground Lease; estoppel or other agreement received from ground lessor; Mortgage Loan Documents
	34q	Review the Ground Lease and any estoppel or other agreement received from ground lessor and the Mortgage Loan Documents for an indication that, in the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other	Ground Lease; estoppel or other agreement received from ground lessor; Mortgage Loan Documents

Exhibit PP-3-36

Representations and Warranties		Test	Review Materials
		agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the SMC Mortgage Loan, together with any accrued interest. If such an indication is found, it will be a Test pass.
	34r	Review the Ground Lease for provisions that, provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding. If such provisions are found, it will be a Test pass.	Ground Lease
35. Servicing. The servicing and collection practices used by SMC with respect to the SMC Mortgage Loans have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.	35	Review the MS Servicer Notices for a notation or other indication of any claims or assertions to the effect that the servicing and collection practices used by SMC with respect to a SMC Mortgage Loan was not in all material respects legal, or in accordance customary industry standards for servicing of commercial loans for conduit loan programs. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
36. Origination and Underwriting. The origination practices of SMC (or the related originator if SMC was not the originator) with respect to each SMC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such SMC Mortgage Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such SMC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to	36	Review the MS Servicer Notices for notation to the effect that the origination practices of SMC (or the related originator if SMC was not the originator) with respect to each SMC Mortgage Loan have not been, in all material respects, legal and as of the date of its origination, such SMC Mortgage Loan (or the related Whole Loan, as applicable), or the origination thereof did not comply in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such	MS Servicer Notices; SMC Mortgage Loan Purchase Agreement

Exhibit PP-3-37

Representations and Warranties		Test	Review Materials
federal, state or local law otherwise covered in Exhibit B of the SMC Mortgage Loan Purchase Agreement.		SMC Mortgage Loan; provided that representation and warranty 36 does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in Exhibit B of the SMC Mortgage Loan Purchase Agreement. If no such notation is found, it will be a Test pass.
37. No Material Default; Payment Record. No SMC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and no SMC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To SMC’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under any SMC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of any SMC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by SMC in Exhibit B to the SMC Mortgage Loan Purchase Agreement (including, but not limited to, the prior sentence). No person other than the holder of any SMC Mortgage Loan may declare any event of default under the related SMC Mortgage Loan or accelerate any indebtedness under such SMC Mortgage Loan Documents.	37a	Review the MS Servicer Notices for notation that (i) the SMC Mortgage Loan has been more than 30 days delinquent, giving effect to any grace or cure period, in making required debt service payments as of the Closing Date, or (ii) the SMC Mortgage Loan was delinquent beyond any applicable grace or cure periods as of the Cut-off Date. If no such notation is found, it will be a Test pass.	MS Servicer Notices
	37b	Review the MS Servicer Notices for notation of SMC’s knowledge of (a) a material default, breach, violation or event of acceleration existing under any SMC Mortgage Loan, or (b) an event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration in the case of either clause (a) or clause (b), materially and adversely affects the value of any SMC Mortgage Loan or the value, use or operation of the related Mortgaged Property. If no such notation is found, it will be a Test pass.	MS Servicer Notices
	37c	Review the MS Servicer Notices for notation that any person other than the holder of any SMC Mortgage Loan may declare any event of default under the related SMC Mortgage Loan or accelerate any indebtedness under such SMC Mortgage Loan Documents. If no such notation is found, it will be a Test pass.	MS Servicer Notices
38. Bankruptcy. As of the date of origination of the related SMC Mortgage Loan and to SMC’s	38	Review the Lexis/Nexis (or comparable search) and the MS Servicer Notices for	Lexis/Nexis (or comparable)

Exhibit PP-3-38

Representations and Warranties		Test	Review Materials
knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.		an indication that neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property was a debtor in, a state or federal bankruptcy, insolvency or similar proceeding. If no such indication or notation is found, it will be a Test pass.	search; MS Servicer Notices
39. Organization of Mortgagor. With respect to each SMC Mortgage Loan, in reliance on certified copies of the organizational documents of the related Mortgagor delivered by such Mortgagor in connection with the origination of such SMC Mortgage Loan (or the related Whole Loan, as applicable), the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any SMC Mortgage Loan that is cross-collateralized and cross-defaulted with another SMC Mortgage Loan, no SMC Mortgage Loan has a Mortgagor that is an affiliate of another Mortgagor under another SMC Mortgage Loan.	39a	Review the organizational documents of the Mortgagor to determine if there are certified copies indicating that the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. If such indication is found, it will be a Test pass.	Organizational Documents of the Mortgagor
	39b	Review the MS Servicer Notices to determine if there is any indication that, except with respect to any SMC Mortgage Loan that is a cross-collateralized and cross-defaulted with another Mortgage Loan, no SMC Mortgage Loan has a Mortgagor that is an affiliate of another Mortgagor under another SMC Mortgage Loan. If such an indication is found, it will be a Test pass.	MS Servicer Notices; Prospectus
40. Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain SMC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such SMC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA,	40a	Review any ESA (as defined in representation and warranty 40) for indication that it met the ASTM requirements and was conducted by a reputable environmental consultant within 12 months prior to the origination date of the SMC Mortgage Loan (or an update of a previous ESA prepared). If such an indication is found, it will be a Test pass.	ESA
	40b	Review the ESA for an indication that it identified (i) the existence of a Recognized Environmental Condition at the related Mortgaged Property or (ii) the need for further investigation. If no such indication is found, it will be a Test pass.	ESA
	4	Review the ESA for an indication that it	ESA; Escrow

Exhibit PP-3-39

Representations and Warranties		Test	Review Materials
then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To SMC’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.	0c	identified (i) the existence of a recognized environmental condition at the related Mortgaged Property or (ii) the need for further investigation with respect to any Environmental Condition that was identified. If such an indication is found, the following test procedures (subparts 40c-1 through 40c-6) will be performed. If any of the subparts indications are found, it will be a Test pass.	Statements; Mortgage Loan Documents
		1. Review escrow statements for an indication that an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the environmental condition has been escrowed by the Mortgagor and is held by the related Mortgagee.	Escrow statements
		2. Review the ESA for an indication that if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air or lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, and if so, a review of the Mortgage Loan Documents indicates that an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk.	ESA; Mortgage Loan Documents
		3. Review any no further action or closure letter from the applicable governmental regulatory authority or a reputable environmental consultant for an indication that any Environmental Condition identified in the ESA was remediated or abated in all material respects prior to the Cut-off Date.	No further action or closure letter regarding Environmental Condition
		4. Review the insurance coverage review documents for an indication that an environmental policy or a lender’s pollution legal liability insurance policy (meeting the requirements set forth in representation and warranty 40) that	Insurance coverage review documents

Exhibit PP-3-40

Representations and Warranties		Test	Review Materials
covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.
		5. Review the Mortgage Loan Documents for an indication that a party not related to the Mortgagor was identified as the responsible party for the Environmental Condition and such responsible party has financial resources considered by SMC to be adequate to address the situation.	Mortgage Loan Documents
		6. Review the Mortgage Loan Documents for an indication that a party related to the Mortgagor having financial resources estimated by SMC to be adequate to address the situation is required to take action.	Mortgage Loan Documents
	40d	Review the MS Servicer Notices for notation of SMC’s knowledge of any environmental condition at the Mortgaged Property other than any set forth in the ESA or in the Prospectus. If no such notation is found, it will be a Test pass.	MS Servicer Notices; ESA
41. Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the SMC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the SMC’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the SMC Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in	41a	Review the appraisal to determine if it was dated within 6 months of the SMC Mortgage Loan origination date and within 12 months of the Closing Date. If so determined, it will be a Test pass.	Appraisal
	41b	Review the appraisal to determine if it includes an appraiser's certification or supplemental letter that indicates that the appraiser had no interest, direct or indirect, in the Mortgagor, the Mortgaged Property or any loan made on the security of the Mortgaged Property. If so determined, it will be a Test pass.	Appraisal
	41c	Review the appraisal to determine if it signed by an appraiser who is an MAI and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged property is located, and for notation of SMC’s knowledge of the	Appraisal

Exhibit PP-3-41

Representations and Warranties		Test	Review Materials
accordance with the requirements of the Financial Institutions Reform,		interest of the appraiser, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the SMC Mortgage Loan. If so determined, it will be a Test pass.
	41d	Review the appraisal to determine if it includes documentation in the appraisal or a letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. If so determined, it will be a Test pass.	Appraisal
	41e	Review the appraisal to determine if it includes a statement or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform. If so determined, it will be a Test pass.
42. Mortgage Loan Schedule. The information pertaining to each SMC Mortgage Loan which is set forth on the Mortgage Loan Schedule attached to the related SMC Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained on the Mortgage Loan Schedule attached to the related SMC Mortgage Loan Purchase Agreement.	42a	Review the Mortgage Loan Schedule attached as an exhibit to the related SMC Mortgage Loan Purchase Agreement and compare it to the corresponding information in (i) Annex F to the Prospectus, (ii) Mortgage Loan Documents and (iii) the PSA to determine if there are discrepancies between the documents. If there are no such discrepancies, it will be a Test pass.	Mortgage Loan Schedule; Annex A to Prospectus; Mortgage Loan Documents; Pooling and Servicing Agreement
	42b	Compare the information in the Mortgage Loan Schedule to the requirements of the PSA to determine if all information required in the PSA is contained therein. If so determined, it will be a Test pass.	Mortgage Loan Schedule; Pooling and Servicing Agreement
43. Cross-Collateralization. Except with respect to a SMC Mortgage Loan that is part of a Whole Loan no SMC Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on an exhibit to the related SMC Mortgage Loan Purchase Agreement.	43	Review the Mortgage Loan Documents to determine if the SMC Mortgage Loan is cross-collateralized or cross-defaulted with any other SMC Mortgage Loan that is outside the Trust, except with respect to any other mortgage loan that is outside of the Mortgage Pool, except of a Whole Loan as set forth on an	Mortgage Loan Documents

Exhibit PP-3-42

Representations and Warranties		Test	Review Materials
exhibit to the related SMC Mortgage Loan Purchase Agreement. If not so determined, it will be a Test pass.
44. Advance of Funds by Mortgage Loan Seller. After origination, no advance of funds has been made by SMC to the related Mortgagor other than in accordance with the related Mortgage Loan Documents, and, to SMC’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the SMC Mortgage Loan (other than as contemplated by the related Mortgage Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Mortgage Loan Documents). Neither SMC nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a SMC Mortgage Loan, other than contributions made on or prior to the Closing Date.	44a	Review the MS Servicer Notices for a notation or other indication that an advancement of funds after origination had been made by SMC to the related Mortgagor other than in accordance with the Mortgage Loan Documents, or that funds have been received from any person other than the related Mortgagor or an Affiliate for, or on account of, payments due on the SMC Mortgage Loan (other than as contemplated by the Mortgage Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender controlled lockbox if required or contemplated under the related lease or Mortgage Loan Documents). If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
	44b	Review the Mortgage Loan Documents to determine if SMC, or an Affiliate, has an obligation to make any capital contribution to any Mortgagor under a SMC Mortgage Loan, other than contributions made on or prior to the Closing Date. If not so determined, it will be a Test pass.	Mortgage Loan Documents
45. Compliance with Anti-Money Laundering Laws. SMC has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the SMC Mortgage Loans.	45	Review the MS Servicer Notices for a notation or other indication of any claim or assertion that SMC did not comply with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of any SMC Mortgage Loan. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices

Exhibit PP-3-43

EXHIBIT PP-4

AREF ASSET REVIEW PROCEDURES

Pursuant to the terms and subject to the conditions set forth in the Pooling and Servicing Agreement (“PSA”), the Asset Representations Reviewer (“Asset Representations Reviewer”) shall perform an Asset Review with respect to each representation and warranty made by the related Mortgage Loan Seller only with respect to each Delinquent Loan in accordance with the procedures set forth below (each such procedure, a “Test”); provided, however, the Asset Representations Reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials described in this Exhibit PP-4 if, and only to the extent, the Asset Representations Reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Capitalized terms used herein but not defined herein have the meaning set forth in the PSA or, solely with respect to a representation and warranty, the meaning set forth in the related mortgage loan purchase agreement where AREF is the Seller (the “AREF Mortgage Loan Purchase Agreement”). For the avoidance of doubt, in connection with the performance of the following Tests:

(A)	With respect to any representation and warranty that includes a knowledge qualifier (e.g., to the Mortgage Loan Seller’s knowledge, etc.), the Asset Representations Reviewer shall not be responsible for any investigation or review beyond that set forth in the applicable Test related to such representation and warranty;

(B)	With respect to any representation and warranty that includes the examination of an insurance policy or Title Policy, the Asset Representations Reviewer will be permitted to engage a qualified consultant to perform a review of the applicable policy, and will be allowed to rely upon the conclusions of the consultant when making a determination as to whether there is a Test pass.

(C)	The Asset Representations Reviewer shall be under no duty to provide or obtain a legal opinion, legal review or legal conclusion;

(D)	Unless otherwise provided in the Test, the “as of” date for the testing of a representation is as of the Closing Date;

(E)	Unless otherwise provided in the Test, if there is more than one version of the same document with respect to a particular Mortgage Loan or Mortgaged Property, the document that will be used by the Asset Representations Reviewer in testing is the document that is dated as of the Closing Date or, if none, the document closest prior to the Closing Date;

(F)	With respect to each representation and warranty and its related Test(s), the Asset Representations Reviewer shall take into account any exceptions to such representation and warranty described in the AREF Mortgage Loan Purchase Agreement with respect to a Mortgage Loan, and a Test pass shall be deemed to have occurred with respect to such

Exhibit PP-4-1

Test if the sole reason for not satisfying the applicable Test is caused by such exception(s);

(G)	Evidence of a failure of a Test could result from (i) an affirmative determination by the Asset Representations Reviewer that the Test failed to achieve a Test pass, or (ii) a determination by the Asset Representations Reviewer that the documentation included in the Review Materials (after making such request for any missing documents in the manner provided for in the PSA) is not sufficient to perform the Test; and

(H)	A determination by the Asset Representations Reviewer of a Test pass or a Test failure shall not constitute a determination by the Asset Representations Reviewer of (i) the existence or nonexistence of a Material Defect, or (ii) whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller.

The Asset Representations Reviewer will only be required to perform the Tests described in this Exhibit PP-4, and will not be obligated to perform additional procedures on any Delinquent Loan. Notwithstanding the required Tests, the Asset Representations Reviewer will not be required to review any information other than (1) Review Materials specified in the related Test and (2) if applicable, Unsolicited Information. The Asset Representations Reviewer may, but is under no obligation to, consider Unsolicited Information relevant to the Tests subject to the terms of the PSA. If the Asset Representations Reviewer considers Unsolicited Information, the Asset Representations Reviewer shall take into account such Unsolicited Information, in addition to the Review Materials referred to in the applicable Test(s) procedure when making a determination as to whether there is a Test pass.

Exhibit PP-4-2

Representations and Warranties	Test		Review Materials
1. Intentionally Omitted.	1	N/A	N/A

2. Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a mortgage loan. At the time of the sale, transfer and assignment to the depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Seller or (with respect to any Non-Serviced Mortgage Loan) to the related Non-Serviced Trustee for the related non-serviced securitization trust), participation (it being understood that a Mortgage Loan that is part of a Whole Loan does not constitute a participation) or pledge, and the Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan), any other ownership interests and other interests on, in or to such Mortgage Loan other than any servicing rights appointment, subservicing or similar agreement. The Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

	2a

Review the amounts listed on the original Mortgage Note and Mortgage for an indication that they match the amounts listed on the Mortgage Loan Schedule. If the amounts are the same, then such AREF Mortgage Loan would be considered a Whole Loan. If there is more than one property then the Mortgage for each Mortgaged Property would need to be aggregated. If identified as such, it will be a Test pass.

Mortgage; Mortgage Note; Loan agreement related to the AREF Mortgage Loan (“Loan Agreement”); Mortgage Loan guaranty; Assignment of Leases, Rents and Profits; and Environmental Indemnity Agreement (collectively, the “Mortgage Loan Documents”); Mortgage Loan Schedule.

	2b

Review any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan (collectively, the “MS Servicer Notices”) for notation of any Mortgage Loan or Mortgage that was subject to any assignment (other than assignments to AREF), participation or pledge, or that AREF did not have good title to, and was the sole owner of, each AREF Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such AREF Mortgage Loan other than any servicing rights appointment or similar agreement. If no such notation is found, it will be a Test pass.

			MS Servicer Notices
	2c	Review the MS Servicer Notices for notation of any claim or assertion regarding AREF not having the full right and authority to sell, assign and transfer the AREF Mortgage Loan other	MS Servicer Notices

Exhibit PP-4-3

Representations and Warranties	Test		Review Materials
than the rights of the holder of a related Companion Loan pursuant to a Co- Lender Agreement. If such notation is not found, it will be a Test pass.
2d

Review the MS Servicer Notices for notation of any claim or assertion regarding the assignment to the Purchaser not constituting a legal, valid and binding assignment of any AREF Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such AREF Mortgage Loan. If such notation is not found, it will be a Test pass.

MS Servicer Notices

3. Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment premium/yield maintenance charge)) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding

3a

Review the opinion of Mortgagor’s counsel (“Mortgagor’s Counsel Opinion”) for an indication that it contains language that the related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such AREF Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti- deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as specified in representation and warranty 3. If such indication exists, it will be a Test pass.

Mortgagor’s Counsel Opinion
3b

Review the MS Servicer Notices for notation of any valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by AREF in connection with the origination of the AREF Mortgage Loan, that would deny the mortgagee (as defined in the related

MS Servicer Notices

Exhibit PP-4-4

Representations and Warranties	Test		Review Materials

sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

AREF Mortgage Loan Purchase Agreement) the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan Documents. If no such notation is found, it will be a Test pass.

4. Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.	4

Review the Mortgage Loan Documents and Mortgagor’s Counsel Opinion for an indication that the Mortgage Loan Documents contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications. If such indication exists, it will be a Test pass.

			Mortgage Loan Documents; Mortgagor’s Counsel Opinion
5. Intentionally Omitted.	5	N/A	N/A

6. Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) to the knowledge of the Seller, after due inquiry, there has been no forbearance, waive or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially

	6a

Review the MS Servicer Notices and Mortgage Loan Documents for an indication that, except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan Documents (a)(1) there has been any forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification related to the COVID-19 emergency, and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such mortgage. If no such indication is

			Mortgage Loan Documents; MS Servicer Notices

Exhibit PP-4-5

Representations and Warranties	Test		Review Materials
interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Seller on or after the Cut-off Date.		found, it will be a Test pass.
6b

Review the MS Servicer Notices and Mortgage Loan Documents for an indication that a related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage through the Closing Date in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan Documents. If no such indication is found, it will be a Test pass.

MS Servicer Notices; Mortgage Loan Documents
6c

Review the MS Servicer Notices and Mortgage Loan Documents for notation that neither the related Mortgagor nor the related guarantor has been released from its material obligations under the related AREF Mortgage Loan prior to the Closing Date except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan Documents. If no such notation is found, it will be a Test pass.

MS Servicer Notices; Mortgage Loan Documents
6d

Review the MS Servicer Notices and Mortgage Loan Documents for notation of a modification, amendment or waiver that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date. If no such notation is found, it will be a Test pass.

MS Servicer Notices; Mortgage Loan Documents

7. Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of Mortgage and assignment of Assignment of Leases from the Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Seller) and constitutes a legal, valid and binding endorsement or assignment from the Seller, or its affiliate, as applicable.

7a

Review the MS Servicer Notices for a notation or other indication of any claim or assertion regarding any assignment of Mortgage or assignment of leases to the Trust not constituting a legal, valid and binding assignment to the Trust, subject to the Standard Qualifications. If such a notation or other indication is not found, it will be a Test pass.

MS Servicer Notices
	7	Review the related Mortgage and the	Mortgage;

Exhibit PP-4-6

Representations and Warranties	Test		Review Materials
Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 8 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below), and as of origination and, to the Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.	b	assignment of leases for each property for provisions to the effect that the related Mortgage and assignment of leases is not freely assignable without the consent of the related Mortgagor. If no such provision is found, it will be a Test pass.	Assignment of Leases, Rents and Profits
7c

Review the Title Policy (as defined in representation and warranty 8) to determine if the related Mortgage is a first lien on the related Mortgagor’s fee or leasehold interest in the related Mortgaged Property. Compare the amount of the Title Policy to the principal amount of the AREF Mortgage Loan or allocated loan amount to determine whether they are equivalent. If each such determination is made, it will be a Test pass.

Title Policy; Mortgage; Mortgage Loan Schedule
7d

Review the Title Policy to determine if the Mortgaged Property was free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (other than Permitted Encumbrances, Title Exceptions and those which are bonded over, escrowed for or insured against by the applicable Title Policy). If so determined, it will be a Test pass.

Title Policy
7e

Review the MS Servicer Notices for a notation or other indication of any claim or assertion that, as of the Cut-off Date, AREF had knowledge that the Mortgaged Property was not free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage (other than Permitted Encumbrances, Title Exceptions and those which are bonded over, escrowed for or insured against by the applicable Title Policy). If such a notation or other indication is not found, it will be a Test pass.

MS Servicer Notices
	7f	Review the MS Servicer Notices for a notation or other indication of any claim	MS Servicer Notices

Exhibit PP-4-7

Representations and Warranties	Test		Review Materials
or assertion that, subject to the rights of tenants, there are rights existing which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except for Permitted Encumbrances and those which are bonded over, escrowed for or insured against by the a lender’s title insurance policy. If such a notation or other indication is not found, it will be a Test pass.
7g

Review the MS Servicer Notices for a notation or other indication of any claim or assertion that AREF did not have legal, valid and enforceable first lien on the related Mortgagor's fee (or if identified on the Mortgage Loan Schedule, leasehold), interest in the Mortgaged Property or good and marketable title free and clear of any pledge, lien, encumbrance or security interest. If such a notation or other indication is not found, it will be a Test pass.

MS Servicer Notices

8. Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due

8a

Review the Title Policy to determine if it is an American Land Title Association loan title insurance policy or another comparable form of loan title insurance policy approved for use in the applicable jurisdiction. Review the Mortgage Loan Documents to determine if the amount of the policy covers the amount of the AREF Mortgage Loan, or for multiple properties, an amount equal to the allocated loan amount after all advances of principal. If so determined with respect to each part of this Test, it will be a Test pass.

Title Policy; Mortgage Loan Documents
8b

Review the Title Policy to determine if the first-priority lien of the Mortgage is subject only to Permitted Encumbrances, as defined in representation and warranty 8. If so determined, it will be a Test pass.

Title Policy
	8c	Review the Title Policy to determine if any Permitted Encumbrance is a mortgage lien that is senior to or	Title Policy

Exhibit PP-4-8

Representations and Warranties	Test		Review Materials
and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross- collateralized group of Mortgage Loans, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or principal use of the Mortgaged Property, the security intended to be provided by such Mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Seller thereunder and no claims have been paid thereunder. Neither the Seller, nor to the Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the		coordinate and co-equal to the lien of the related Mortgage, other than as contemplated by items (f) or (g) in the definition of Permitted Encumbrances. If not so determined, it will be a Test pass.
8d

Review the Title Policy and MS Servicer Notices for a notation or other indication that the coverage is not in full force and effect as of the Cut-off Date, that all premiums thereon have not been paid or that claims have been made by AREF. If no such notation or other indication is found, it will be a Test pass.

Title Policy; MS Servicer Notices
8e

Review the MS Servicer Notices for a notation or other indication that AREF, or any other holder of a AREF Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such policy. If such a notation or other indication is not found, it will be a Test pass.

MS Servicer Notices
8f

Review the Title Policy to determine if the Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), that (a) the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous. If so determined, it will be a Test pass.

Title Policy

Exhibit PP-4-9

Representations and Warranties	Test		Review Materials
Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

9. Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances, mechanics’ or materialmen’s liens (which are the subject of the representation in paragraph (7) above), and equipment and other personal property financing. The Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on Schedule D-1 to the AREF Mortgage Loan Purchase Agreement.

9a

Review the Title Policy to determine if there is any subordinate mortgage or junior lien encumbering the related Mortgaged Property except for any AREF Mortgage Loan that is cross- collateralized and cross-defaulted with another AREF Mortgage Loan. If not so determined, it will be a Test pass.

Title Policy
9b

Review the Title Policy to determine if there are no subordinate mortgages or junior mortgage liens securing the payment of money encumbering the related Mortgaged Property other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens and equipment and other personal property financing. If so determined, it will be a Test pass.

Title Policy
9c

Review the MS Servicer Notices for a notation or other indication that, except as set forth on an exhibit to the applicable AREF Mortgage Loan Purchase Agreement, AREF had knowledge of any mezzanine debt secured directly by interests in the related Mortgagor or (2) any subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens If such a notation or other indication is not found, it will be a Test pass.

MS Servicer Notices; AREF Mortgage Loan Purchase Agreement

10. Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole

10a

Review the Mortgage File to determine if an assignment of leases (either as a separate instrument or incorporated into the related Mortgage) is in the Mortgage File. If so determined, it will be a Test pass.

Mortgage File; Assignment of Leases, Rents and Profits
	10b	Review the Title Policy to determine if the Mortgage, or any related assignment of leases has been recorded, and creates	Title Policy; Mortgage; Assignment of

Exhibit PP-4-10

Representations and Warranties	Test		Review Materials
Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.		a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications and subject to the Permitted Encumbrances and the Title Exceptions. If so determined with respect to each part of this Test, it will be a Test pass.	Leases, Rents and Profits
10c

Review the assignment of leases (either as a separate instrument or incorporated into the related Mortgage) to determine if the related Mortgage, or related Assignment of Leases, subject to applicable law, provides that upon an event of default under the AREF Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee. If so determined, it will be a Test pass.

Assignment of Leases, Rents and Profits; Mortgage

11. Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC- 1 financing statement has been filed and/or recorded (or, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording) to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non- material personal property, (2) personal property subject to

11a

Review the MS Servicer Notices for a notation or other indication of inappropriately filed or nonexistent UCC-1 financing statements. If such a notation or other indication is not found, it will be a Test pass.

MS Servicer Notices
11b

Review the MS Servicer Notices for notation or other indication that the UCC-1, UCC-2 and UCC-3 statements were not in suitable form for filing. If such a notation or other indication is not found, it will be a Test pass.

MS Servicer Notices

Exhibit PP-4-11

Representations and Warranties	Test	Review Materials
purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection

12. Condition of Property. The Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

12a

Review the engineering report or property condition assessment in the Mortgage File to determine if the related Mortgage Property was inspected within six months of the origination date and within thirteen months of the Cut-off Date. If so determined, it will be a Test pass.

Engineering report; Property condition assessment
12b

Review the engineering report or property condition assessment in the Mortgage File to determine if it was dated no more than thirteen months prior to the Cut-off Date. Review the engineering report or property condition assessment to confirm that each related Mortgaged Property is free of material damage. If so determined with respect to each part of the Test, it will be a Test pass.

Engineering report; Property condition assessment
12c

Review the MS Servicer Notices for a notation or other indication that AREF had knowledge of issues with the physical condition of the Mortgaged Property that AREF believed would have a material adverse effect on the value or use of the Mortgaged Property other than those disclosed in the most recently dated engineering report or Servicing File and deferred maintenance for which escrows were established at origination. If such a notation or other indication is not found, it will be a Test pass.

MS Servicer Notices

Exhibit PP-4-12

Representations and Warranties	Test	Review Materials

13. Taxes and Assessments. As of the date of origination and, to the Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.

	13

Review the MS Servicer Notices for a notation or other indication that all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgage Property that became due and owing prior to the Cut-off Date with respect to the Mortgaged Property have not been paid, or if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges were not covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. If such a notation or other indication is not found, it will be a Test pass.

		MS Servicer Notices
14. Condemnation. As of the date of origination and to the Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.	14

Review the MS Servicer Notices for a notation or other indication of any proceeding pending or threatened for the total or partial condemnation of any Mortgaged Property as of the Cut-off Date and as of the origination date, or for a notation or other indication that AREF had knowledge as of the Cut-off Date and as of the origination date of any such proceeding that would have a material adverse effect on the value, use or operation of such Mortgaged Property. If such a notation or other indication is not found, it will be a Test pass.

		MS Servicer Notices

15. Actions Concerning Mortgage Loan. To the Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 8), an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the

	15a

Review the Mortgage Loan Documents, the Mortgagor’s Counsel Opinion and the MS Servicer Notices for an indication of pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the related Mortgaged Property that existed on the origination date (and with respect to AREF’s knowledge, as of the Cut-off Date) . If such an indication is not

		Mortgage Loan Documents; Mortgagor’s Counsel Opinion; MS Servicer Notices

Exhibit PP-4-13

Representations and Warranties	Test		Review Materials
Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents, or (f) the current principal use of the Mortgaged Property.		found, it will be a Test pass.
15b

Review the MS Servicer Notices to determine if an adverse outcome of any such pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property would reasonably be expected to adversely affect the matters set forth in clauses (a)-(f) of representation and warranty 15. If any such adverse outcome would not reasonably be expected to adversely affect the matters set forth in clauses (a)-(f) of representation and warranty 15, it will be a Test pass.

MS Servicer Notices

16. Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with the Mortgagee pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Seller or its servicer, and there are no delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Seller to the depositor or its servicer (or, in the case of a Non-Serviced Mortgage Loan, to the related depositor under the Non-Serviced PSA or Non- Serviced Master Servicer for the related non- serviced securitization trust).

16a

Review the MS Servicer Notices for a notation or other indication of any escrow deposits and payments required to be escrowed with any Mortgagee pursuant to each AREF Mortgage Loan not in the servicer’s possession or control. If such a notation or other indication is not found, it will be a Test pass.

MS Servicer Notices
16b

Review the MS Servicer Notices to determine if all escrows and deposits required pursuant to the AREF Mortgage Loan have been conveyed by AREF to the Depositor or its servicer (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Seller to the depositor or its servicer (or, in the case of a Non-Serviced Mortgage Loan, to the related depositor under the Non-Serviced PSA or Non-Serviced Master Servicer for the related non- serviced securitization trust). If so determined, it will be a Test pass.

MS Servicer Notices

17. No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions

17a

Review the Mortgage Loan Schedule, Loan Agreement, Mortgage Note and origination settlement statement to determine if the principal amount of each AREF Mortgage Loan was fully disbursed as of the Closing Date. If so determined, it will be a Test pass.

Mortgage Loan Schedule; Loan Agreement; Mortgage Note; Origination settlement statement
	1	Review the Mortgage Loan Documents	Mortgage Loan

Exhibit PP-4-14

Representations and Warranties	Test		Review Materials
relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Seller to merit such holdback).	7b	to determine if there is no requirement for future advances by the Mortgagee (except in those cases where the full amount of each AREF Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by AREF to merit such holdback). If so determined, it will be a Test pass.	Documents

18. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims- paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (1) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company (“A.M. Best”) or “A3” (or the equivalent) from

Moody’s Investors Service, Inc. (“Moody’s”) or “A-” from S&P Global Ratings (“S&P”) or (2) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet

18a

Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if it shows that the related Mortgaged Property is insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan Documents and the Insurance Rating Requirements (as defined in representation and warranty 18), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the related AREF Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related Mortgagor and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the Mortgaged Property. If so determined, it will be a Test pass.

Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	18	Review the Mortgage Loan Documents for provisions requiring the insurance	Mortgage Loan Documents

Exhibit PP-4-15

Representations and Warranties	Test		Review Materials

the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or at least “Baa3” by Moody’s, and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or at least “Baa3” by Moody’s.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the lesser of (a) the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization, (b) the outstanding principal amount of the Mortgage Loan and (c) the insurable value of the Mortgaged Property.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named

	b	coverage as stated in Test 18a above. If such provisions are found, it will be a Test pass.
18c

Review the Insurance Summary Report (or, solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if it shows that the related Mortgaged Property is insured for business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each AREF Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months). If such provisions are found, it will be a Test pass.

Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	18d	Review the Mortgage Loan Documents for provisions requiring the insurance coverage as stated in Test 18c above. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
18e

Review the Mortgage Loan Documents and/or the survey to determine if any material part of the improvements, exclusive of a parking lot, located on the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area.” If so determined, review the Insurance Summary to determine whether the Mortgagor maintains insurance in the maximum amount available under the National Flood Insurance Program (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy) plus such additional flood coverage in an amount as is generally required by AREF for comparable mortgage loans intended for securitization. If so determined, it will be a Test pass.

Mortgage Loan Documents; Survey; Insurance Summary Report
	18f	If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of	Insurance Summary Report (solely

Exhibit PP-4-16

Representations and Warranties	Test		Review Materials

storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best or “A3” (or the equivalent) from Moody’s or “A-” by S&P in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss

		Florida, Georgia, South Carolina or North Carolina, review the Insurance Summary Report to determine if the property is covered for windstorm and/or windstorm related perils and/or “named storms” by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms in an amount not less than the lesser of (1) the original principal balance of the related AREF Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements, and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements. If so determined with respect to each part of this Test, it will be a Test pass.	with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
18g

Review the Insurance Summary Report dated before the Cut-off Date (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) and Mortgage Loan Documents to determine if the Mortgage Property is covered, and required to be covered pursuant to the related Mortgage Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate. If so determined, it will be a Test pass.

Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance); Mortgage Loan Documents
18h

Review the property condition assessment to determine if the properties are located in a seismic zone 3 or 4. If so determined, review the seismic engineering study to determine if it has been performed by an

Property condition assessment; Seismic engineering study

Exhibit PP-4-17

Representations and Warranties	Test		Review Materials

to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee (or, in the case of a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Seller.

architectural or engineering consultant for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake and based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If so determined, it will be a Test pass.
18i

Review the most recent seismic engineering study or Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the SEL would exceed 20% of the amount of the replacement costs of the improvements, and if so, review to determine if earthquake insurance on each Mortgaged Property was obtained. If so determined, determine if the insurer is rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings. The insurance amount should be not less than 100% of the SEL. If so determined with respect to each part of the Test, it will be a Test pass.

Seismic engineering study; Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
18j

Review the Mortgage Loan Documents for provisions requiring that insurance proceeds in respect of a property loss be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the AREF Mortgage Loan (or related Whole Loan), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such AREF Mortgage Loan together with any accrued interest thereon. If such provisions are found, it will be a Test pass.

Mortgage Loan Documents
	18	Review the MS Servicer Notices for a notation or other indication that	MS Servicer Notices

Exhibit PP-4-18

Representations and Warranties	Test		Review Materials
	k	insurance premiums are current as of the Cut-off Date. If such a notation or other indication is found, it will be a Test pass.
18l

Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the insurance policies name the Mortgagee under any AREF Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. If so determined, it will be a Test pass.

Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
18m

Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the insurance will inure to the benefit of the Trustee. If so determined, it will be a Test pass.

Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
18n

Review the Mortgage Loan Documents to determine if any AREF Mortgage Loan obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s unreasonable cost and expense and to charge such Mortgagor for related premiums. If so determined, it will be a Test pass.

Mortgage Loan Documents
18o

Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least

Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of

Exhibit PP-4-19

Representations and Warranties	Test	Review Materials

30 days’ prior notice to the Mortgagee

of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non- payment of a premium. If so determined, it will be a Test pass.

insurance)
18p

Review the MS Servicer Notices for a notation or other indication that any notice described in Test 18o may have been received by AREF. If such a notation or other indication is not found, it will be a Test pass.

MS Servicer Notices

19. Access; Utilities; Separate Tax Lots. Based solely on evaluation of the Title Policy (as defined in paragraph 8) and survey, if any, an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

19a

Review the zoning report, Title Policy and survey, engineering report or property condition assessment, the Mortgage Loan Seller Diligence and the ESA to determine if each Mortgaged Property is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road. If so determined, it will be a Test pass.

Zoning report; Title Policy; Survey; Engineering report or property condition assessment; Mortgage Loan Seller Diligence; ESA
19b

Review the zoning report, Title Policy and survey, engineering report or property condition assessment, the Mortgage Loan Seller Diligence and the ESA to determine if each Mortgaged Property is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property. If so determined, it will be a Test pass.

Zoning report; Title Policy; Survey; Engineering report or property condition assessment; Mortgage Loan Seller Diligence; ESA
19c

Review the Title Policy and survey to determine if each Mortgaged Property constitutes one or more separate tax parcels and do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the most recently dated Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the

Title Policy; Survey; Mortgage Loan Documents

Exhibit PP-4-20

Representations and Warranties	Test		Review Materials
		related AREF Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created. If so determined, it will be a Test pass.

20. No Encroachments. To the Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.

	20a

Review the survey, Title Policy and Appraisal to determine if all material improvements that were included for the purpose of determining the appraised value of the Mortgaged Property at the time of the origination of such AREF Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. If so determined, it will be a Test pass.

			Survey; Title Policy; Appraisal
	20b

Review the survey, and Title Policy and Appraisal to determine if there exist improvements on adjoining parcels that encroach onto the Mortgaged Property that materially and adversely affect the value and current use of such Mortgage Property and for which insurance or endorsements were obtained under the Title Policy. If not so determined, it will be a Test pass.

			Survey; Title Policy; Appraisal
	20c

Review the survey, Title Policy and Appraisal to determine if there exist material improvements that encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. If not so determined, it will be a Test pass.

			Survey; Title Policy; Appraisal
21. No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in	21

Review the Mortgage Loan Documents for any shared appreciation feature or any other contingent interest feature, any negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest

			Mortgage Loan Documents

Exhibit PP-4-21

Representations and Warranties	Test		Review Materials
excess of the rate in effect prior to the Anticipated Repayment Date)or an equity participation by the Seller.		in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by AREF. If no such feature is found with respect to each part of this Test, it will be a Test pass.

22. REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the

22a

Review the origination settlement statement and Mortgage Note to determine if the proceeds advanced by the Mortgagee did not exceed the non- contingent principal amount of the AREF Mortgage Loan. If so determined, it will be a Test pass.

Origination settlement statement; AREF Mortgage Loan
22b

Review the most recent appraisal and Mortgage Loan Documents to determine if (a) the AREF Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the AREF Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the AREF Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the AREF Mortgage Loan (or related Whole Loan) on such date, provided that for purposes of clauses (i) and (ii) above, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the AREF Mortgage Loan and (B) a proportionate amount of any lien that is in parity with such AREF Mortgage Loan or (b) substantially all of the proceeds of such AREF Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such AREF Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If so determined, it will be a Test pass.

Appraisal; Mortgage Loan Documents
	22c	Review the MS Servicer Notices for an indication or other notation that the AREF Mortgage Loan was modified	MS Servicer Notices

Exhibit PP-4-22

Representations and Warranties	Test		Review Materials
Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub- clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26; and (b) the Seller identifies such Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premiums and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.		prior to the Closing Date, and if so, if the modification was made as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such AREF Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(i) in the first sentence of representation and warranty 22 (substituting the date of the last such modification for the date any AREF Mortgage Loan was originated) or sub-clause (B)(ii) in the first sentence of representation and warranty 22, including the proviso thereto. If there were any such modifications, and such a notation or other indication is found, it will be a Test pass.
22d

Review the MS Servicer Notices for a notation or other indication of any claim or assertion to the effect that the Prepayment Premiums and Yield Maintenance Charges applicable to any AREF Mortgage Loan do not constitute “customary prepayment penalties”. If such a notation or other indication is not found, it will be a Test pass.

MS Servicer Notices

23. Compliance with Usury Laws. The mortgage rate (exclusive of any default interest, late charges, yield maintenance charge or prepayment premium) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

23a

Review the MS Servicer Notices for a notation or other indication of any claim or assertion to the effect that the terms of each AREF Mortgage Loan do not comply with applicable local, state, and federal laws in any material respect. If such a notation or other indication is not found, it will be a Test pass.

MS Servicer Notices
23b

Review the MS Servicer Notices for a notation or other indication of any claim or assertion to the effect that any material requirements pertaining to the origination of each AREF Mortgage Loan, including but not limited to, usury and any and all other material requirements of any federal, state or local law have not been complied with. If such a notation or other indication is not found, it will be a Test pass.

MS Servicer Notices
	2	Review the Mortgage Loan Documents	Mortgage Loan

Exhibit PP-4-23

Representations and Warranties	Test		Review Materials
	3c	to determine if they provide that each AREF Mortgage Loan complied with usury laws. If so determined, it will be a Test pass.	Documents
24. Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the issuing entity.	24

Review the MS Servicer Notices for a notation or other indication of any claim or assertion that as of the Cut-off Date or as of the date that AREF or the date that such other entity held the Mortgage note, each such holder of the Mortgage Note was not authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located. If such a notation or other indication is found, determine whether the failure to be so authorized could not materially and adversely affect the enforceability of such AREF Mortgage Loan by the Trust. If so determined, it will be a Test pass.

MS Servicer Notices

25. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

25a

Review the Mortgage Loan Documents to determine if a trustee is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee. If so determined, it will be a Test pass.

Mortgage Loan Documents
	25b	Review the MS Servicer Notices for any indication that AREF as of the Closing Date had knowledge that the appointed Trustee was not qualified under applicable law to serve as such,

26. Local Law Compliance. To the Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged

26a

Review the zoning report and title policy for an indication that there are no material violations of applicable zoning ordinances, building codes and land laws with respect to the improvements located on or forming part of each Mortgaged Property securing a AREF Mortgage Loan as of the date of origination of such AREF Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date,

Zoning Report; Title Policy

Exhibit PP-4-24

Representations and Warranties	Test		Review Materials
Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non- conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Seller for similar commercial and multifamily loans intended for securitization, (c) title insurance policy coverage has been obtained with respect to any non- conforming use or structure, or (d) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property. The Mortgage Loan documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

other than those which (i) are insured by

the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the related Mortgaged Property. If such indication is found, it will be a Test pass.

26b

Review the related Mortgage Loan Documents for provisions that require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws. If such provisions are found, it will be a Test pass.

Mortgage Loan Documents
	26c	Review the MS Servicer Notices to determine if AREF had knowledge of a material violation of Zoning Regulations as outlined in test 26a above. If no indication is found, it will be a Test pass.	MS Servicer Notices

27. Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial and multifamily mortgage loans intended for

27a

Review the Mortgage Loan Documents to determine if the Mortgagor has covenanted to keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect. If so determined, it will be a Test pass.

Mortgage Loan Documents
	27b	Review the Mortgage Loan Documents and the MS Servicer Notices for a notation or other indication that AREF had knowledge that any licenses, permits, franchises, certificates of	Mortgage Loan Documents; MS Servicer Notices

Exhibit PP-4-25

Representations and Warranties	Test	Review Materials
securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan documents require the related Mortgagor to comply in all material respects with all applicable regulations, zoning and building laws.

occupancy and applicable governmental

authorizations necessary for the operation of the Mortgaged Property are not in effect. If such a notation or other indication is not found, it will be a Test pass.

27c

Review the Mortgage Loan Documents for provisions requiring the related Mortgagor to be qualified to do business in the jurisdiction in which the Mortgaged Property is located. If such provisions are found, it will be a Test pass.

Mortgage Loan Documents

28. Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) the Mortgagor or guarantor shall have solicited or caused to be solicited petitioning creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or controlling equity interests in the Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) the Mortgagor’s misappropriation of rents after

28

Review the Mortgage Loan Documents for each AREF Mortgage Loan for provisions outlined in clauses (a) (i) through (iii) and (b) (i) through (v) of representation and warranty 28. If such provisions are found, it will be a Test pass.

Mortgage Loan Documents

Exhibit PP-4-26

Representations and Warranties	Test	Review Materials

an event of default, security deposits, insurance

proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or intentional material misrepresentation; (iii) breaches of the environmental covenants in the Mortgage Loan documents; or (iv) the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

29. Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 34) of not less than a specified percentage at least equal to 110% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 34 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such	29a

Review the Mortgage Loan Documents for provisions stating that, if the related Mortgage Loan Documents permit a property release, the only conditions under which a property may be released during the life of the AREF Mortgage Loan are as set forth in clauses (a) through (e) of the first sentence of representation and warranty 29. If such provisions are found, it will be a Test pass.

Mortgage Loan Documents
29b

Review the Mortgage Loan Documents for provisions stating that with respect to any partial release described in clauses (a) or (d) of the first sentence of representation and warranty 29 either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject AREF Mortgage Loan within the meaning of Treasury Regulation Section 1.860G-2(b)(2) and (ii) would not cause the subject AREF Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all AREF Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of

Mortgage Loan Documents

Exhibit PP-4-27

Representations and Warranties	Test		Review Materials

Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, unless an opinion of counsel is delivered as specified in clause (y) of the preceding paragraph, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross- collateralized with another Mortgage Loan permits the release of cross collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions the principal balance of the AREF

Mortgage Loan or Whole Loan, as applicable, outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code. If such provisions are found, it will be a Test pass.

	29c

Review the Mortgage Loan Documents for provisions stating that in the case of any partial release under clause (e) of representation and warranty 29, the Mortgagor can be required to pay down the principal balance of the related AREF Mortgage Loan or Whole Loans, as applicable, in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the AREF Mortgage Loan or related Whole Loan. If such provisions are found, it will be a Test pass.

			Mortgage Loan Documents
	29d

Review the Mortgage Loan Documents for provisions stating that no AREF Mortgage Loan that cross-collateralized with another AREF Mortgage Loan permits the release of cross- collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC Provisions of the Code. If such provisions are found, it will be a Test pass.

			Mortgage Loan Documents
30. Financial Reporting and Rent Rolls. Each	3	Review the Mortgage Loan Documents	Mortgage Loan

Exhibit PP-4-28

Representations and Warranties	Test		Review Materials
Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single- tenant properties) and annual operating statements, (b) quarterly (other than for single- tenant properties) rent rolls (or maintenance schedules in the case of Mortgage Loans secured by residential cooperative properties) for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.	0a	for provisions that require the related Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements. If such provisions are found, it will be a Test pass.	Documents
30b

Review the Mortgage Loan Documents for provisions that require the Mortgagor to provide the owner or holder of the AREF Mortgage Loan with quarterly (other than for single- tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each AREF Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis. If such provisions are found, it will be a Test pass.

Mortgage Loan Documents

31. Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, and to the Seller’s knowledge with respect to each Mortgage Loan of $20 million or less, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in

31a

Review the Mortgage Loan Documents to determine if the original principal balance was greater than $20 million. If so, review the insurance coverage review document for an indication that the special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude acts of terrorism, from coverage, or if they do, there exists a separate terrorism insurance policy related to the Mortgaged Property. If such an indication is found, it will be a Test pass.

Mortgage Loan Documents; Insurance coverage review document
31b

Review the insurance policy to determine if, as of the Cut-off Date, the related special all-risk insurance policy and business interruption policy specifically excluded acts of terrorism from coverage, and if such coverage is

Mortgage Loan Documents; Insurance Policy

Exhibit PP-4-29

Representations and Warranties	Test		Review Materials
TRIPRA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Annex D-2; provided, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.		excluded, the related Mortgaged Property was not covered by a separate terrorism insurance policy. If not so determined, it will be a Test pass.
3

Review the Mortgage Loan Documents for provisions that expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA (as defined in representation and warranty 29), or damages related thereto, provided, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each AREF Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance). If such provisions are not found, it will be a Test pass.

Mortgage Loan Documents

32. Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to the Seller, including, but not limited to, transfers of worn- out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related

32a

Review the Mortgage Loan Documents for “due on sale” or other such provisions for the acceleration of the payment of the unpaid principal balance of such AREF Mortgage Loan in the circumstances described in the first sentence of representation and warranty 32. If such provisions are found, it will be a Test pass.

Mortgage Loan Documents
32b

Review the Mortgage Loan Documents for provisions that require that if Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related Mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to

Mortgage Loan Documents

Exhibit PP-4-30

Representations and Warranties	Test		Review Materials
Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to the AREF Mortgage Loan Purchase Agreement, or future permitted mezzanine debt as set forth on Schedule D-2 to AREF Mortgage Loan Purchase Agreement or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross- defaulted with another Mortgage Loan as set forth on Schedule D-3 AREF Mortgage Loan Purchase Agreement or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.		such transfer or encumbrance. If such provisions are found, it will be a Test pass.

33. Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut- off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation

33a

Review the Mortgage Loan Documents for provisions that require the related Mortgagor to be a Single-Purpose Entity (as defined in representation and warranty 33) for at least as long as the related AREF Mortgage Loan is

Mortgage Loan Documents

Exhibit PP-4-31

Representations and Warranties	Test		Review Materials
of the Mortgagor. For this purpose, a “Single- Purpose Entity” shall mean an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross- defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.		outstanding. If such provisions are found, it will be a Test pass.
33b

Review the Mortgage Loan Schedule for the Cut-off Date Balance of the AREF Mortgage Loan. If the AREF Mortgage Loan had a Cut-off Stated Principal Date Balance in excess of $5 million, review the related Mortgage Loan Documents and the Mortgagor’s organizational documents for provisions that require the Mortgagor to be a Single-Purpose Entity and that the Mortgagor’s organizational documents are consistent with the requirement. If so determined, it will be a Test pass.

Mortgage Loan Schedule; Mortgage Loan Documents; Mortgagor’s organizational documents
33c

Review the Mortgage Loan Schedule for the Cut-off Date Balance of the AREF Mortgage Loan. If the AREF Mortgage Loan had a Cut-off Stated Principal Date Balance in excess of $20 million, review the Mortgagor’s Counsel Opinion regarding non- consolidation of the related Mortgagor. If such an opinion is found, it will be a Test pass.

Mortgage Loan Schedule; Mortgagor’s Counsel Opinion

34. Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after

34

Review the Mortgage Loan Documents for provisions allowing the AREF Mortgage Loan to be defeased, and if so, whether such Mortgage Loan Documents contain the provisions described in clauses (i) through (vii) of representation and warranty 34. If such provisions are found, it will be a Test pass.

Mortgage Loan Documents

Exhibit PP-4-32

Representations and Warranties	Test	Review Materials
the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 110% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.
35. Fixed Interest Rates. Each AREF Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such AREF Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.	35

Review the Mortgage Loan Documents for an indication that the loan has a fixed interest rate that remains fixed throughout the term of such AREF Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed. If such an indication is found, it will be a Test pass.

		Mortgage Loan Documents

36. Ground Leases. For purposes of the AREF Mortgage Loan Purchase Agreement, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground

	36a

Review the appraisal to determine if the AREF Mortgage Loan is secured by a Ground Lease (as defined in representation and warranty 36), in whole or in part. If so, review the Title Policy and Mortgage Loan Documents for an indication that the related Mortgage does not also encumber the lessor’s fee interest in the Mortgaged Property. If such an indication exists, proceed to Tests 36b through 36r.

		Appraisal; Title Policy; Mortgage Loan Documents

Exhibit PP-4-33

Representations and Warranties	Test	Review Materials

lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Seller represents and warrants that:

(a)          The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related Mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)          The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the Mortgagee and that any such action without such consent is not binding on the Mortgagee, its successors or assigns, provided that the Mortgagee has provided lessor with notice of its lien in accordance with the terms of the Ground Lease;

(c)          The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related

36b

Review the Title Policy and Mortgage Loan Documents for an indication that the Ground Lease or memorandum has been recorded or submitted for recordation. If such indication is found, it will be a Test pass.

Title Policy; Mortgage Loan Documents
36c

Review the Ground Lease and any estoppel or other agreement received from the ground lessor for an indication that the interest of the lessee is permitted to be encumbered by the Mortgage, does not restrict the use of the Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the Mortgage and has not been materially modified since the origination of the AREF Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File. If such indication is found, it will be a Test pass.

Ground Lease; estoppel or other agreement received from ground lessor
36d

Review the Ground Lease received from the ground lessor for a provision that the Ground Lease may not be amended or modified or canceled or terminated without the prior written consent of the Mortgagee, If such a provision is found, it will be a Test pass.

36e

Review the Mortgage File for any indication that AREF has granted consent to the amendment, modification, cancellation or termination of the Ground Lease since the origination of the AREF Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File. If no such indication is found, it will be a Test pass.

Ground Lease; Mortgage File; MS Servicer Notices; estoppel or other agreement received from ground lessor
36f

Review the Ground Lease and any estoppel or other agreement received from the ground lessor for an indication that it has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor

Ground Lease; estoppel or other agreement received from ground lessor

Exhibit PP-4-34

Representations and Warranties	Test		Review Materials

Mortgage Loan, or 10 years past the stated

maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual/360 basis, substantially amortizes);

(d)          The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non- disturbance or attornment agreement or similar agreement to which the Mortgagee on the lessor’s fee interest is subject;

(e)          Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

(f)          The Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)          The Ground Lease and Related Documents require the lessor to or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related AREF Mortgage Loan, or ten years past the stated maturity if such AREF Mortgage Loan fully amortizes by the stated maturity (or with respect to a AREF Mortgage Loan that accrues on an actual 360 basis, substantially amortizes). If such an indication is found, it will be a Test pass.
36g

Review the Title Policy for an indication that the Ground Lease is either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non- disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject. If either indication is found, it will be a Test pass.

Title Policy; SNDA
36h

Review the Ground Lease and any estoppel or other agreement received from the ground lessor for an indication that the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the AREF Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease). If such indication is found, it will be a Test pass.

Ground Lease; estoppel
36i

Review the Ground Lease for an indication that in the event it is so assigned, it is further assignable by the holder of the AREF Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor. If such indication is found, it will be a Test pass.

Ground Lease
	36j	Review the MS Servicer Notices for notation that AREF has received any written notice of material default under	MS Servicer Notices

Exhibit PP-4-35

Representations and Warranties	Test		Review Materials

give to the Mortgagee written notice of any default, and provide that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)          A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)          The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(j)          Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)          In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued or notice of termination of such Ground Lease. If no such notation is found, it will be a Test pass.
36k

Review the MS Servicer Notices for notation that to AREF’s knowledge, there is a material default under such Ground Lease or condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease. If no such notation is found, it will be a Test pass.

MS Servicer Notices
	36l	Review the MS Servicer Notices for a notation that to AREF’s knowledge, such Ground Lease was not in full force and effect as of the Closing Date. If no such notation is found, it will be a Test pass.	MS Servicer Notices
36m

Review the Ground Lease and any ancillary agreement between the lessor and lessee for provisions that the lessor is required to give to the Mortgagee written notice of any default, and provide that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee. If such provisions are found, it will be a Test pass.

Ground Lease; ancillary agreement
36n

Review the Ground Lease and Related Documents for provisions that the Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease. If such provisions are found, it will be a Test pass.

Ground Lease and Related Documents
36o

Review the Ground Lease for provisions that impose any commercially unreasonable restrictions on subletting in connection with loans originated for securitization. If no such provisions are found, it will be a Test pass.

Ground Lease

Exhibit PP-4-36

Representations and Warranties	Test		Review Materials

interest; and

(l)          Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding

36p

Review the Ground Lease and any estoppel or other agreement received from the ground lessor and the related Mortgage and the Mortgage Loan Documents for an indication that any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (36(k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the AREF Mortgage Loan, together with any accrued interest. If such indications are found, it will be a Test pass.

Ground Lease; estoppel or other agreement received from ground lessor; Mortgage Loan Documents
36q

Review the Ground Lease and any estoppel or other agreement received from ground lessor and the Mortgage Loan Documents for an indication that, in the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the AREF Mortgage Loan, together with any accrued interest. If such an indication is found, it will be a Test pass.

Ground Lease; estoppel or other agreement received from ground lessor; Mortgage Loan Documents
	36r	Review the Ground Lease for provisions that, provided that the Mortgagee cures any defaults which are susceptible to	Ground Lease

Exhibit PP-4-37

Representations and Warranties	Test		Review Materials
		being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding. If such provisions are found, it will be a Test pass.
37. Servicing. The servicing and collection practices used by Seller with respect to the Mortgage Loans have been, in all respects, legal and have met with customary industry standards for servicing of commercial loans for conduit loan programs.	37

Review the MS Servicer Notices for a notation or other indication of any claims or assertions to the effect that the servicing and collection practices used by AREF with respect to a AREF Mortgage Loan was not in all material respects legal, or in accordance customary industry standards for servicing of commercial loans for conduit loan programs. If such a notation or other indication is not found, it will be a Test pass.

			MS Servicer Notices

38. Origination and Underwriting. The origination practices of Seller (or the related originator if Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in the AREF Mortgage Loan Purchase Agreement.

	38

Review the MS Servicer Notices for notation to the effect that the origination practices of AREF (or the related originator if AREF was not the originator) with respect to each AREF Mortgage Loan have not been, in all material respects, legal and as of the date of its origination, such AREF Mortgage Loan (or the related Whole Loan, as applicable), or the origination thereof did not comply in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such AREF Mortgage Loan; provided that representation and warranty 36 does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in Exhibit B of the AREF Mortgage Loan Purchase Agreement. If no such notation is found, it will be a Test pass.

			MS Servicer Notices; AREF Mortgage Loan Purchase Agreement
39. Intentionally Omitted	39	N/A	N/A

40. No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such

	40a	Review the MS Servicer Notices for notation that (i) the AREF Mortgage Loan has been more than 30 days delinquent, giving effect to any grace or cure period, in making required debt	MS Servicer Notices

Exhibit PP-4-38

Representations and Warranties	Test		Review Materials
Mortgage Loan has been originated within the past 12 months), and as of Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Seller in the AREF Mortgage Loan Purchase Agreement. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.		service payments as of the Closing Date, or (ii) the AREF Mortgage Loan was delinquent beyond any applicable grace or cure periods as of the Cut-off Date. If no such notation is found, it will be a Test pass.
40b

Review the MS Servicer Notices for notation of AREF’s knowledge of (a) a material default, breach, violation or event of acceleration existing under any AREF Mortgage Loan, or (b) an event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration in the case of either clause (a) or clause (b), materially and adversely affects the value of any AREF Mortgage Loan or the value, use or operation of the related Mortgaged Property. If no such notation is found, it will be a Test pass.

MS Servicer Notices
40c

Review the MS Servicer Notices for notation that any person other than the holder of any AREF Mortgage Loan may declare any event of default under the related AREF Mortgage Loan or accelerate any indebtedness under such AREF Mortgage Loan Documents. If no such notation is found, it will be a Test pass.

MS Servicer Notices
41. Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.	41

Review the Lexis/Nexis (or comparable search) and the MS Servicer Notices for an indication that neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property was a debtor in, a state or federal bankruptcy, insolvency or similar proceeding. If no such indication or notation is found, it will be a Test pass.

Lexis/Nexis (or comparable) search; MS Servicer Notices
42. Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the	42a	Review the organizational documents of the Mortgagor to determine if there are certified copies indicating that the	Organizational Documents of the Mortgagor

Exhibit PP-4-39

Representations and Warranties	Test		Review Materials
Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross- collateralized and cross-defaulted with another Mortgage Loan and other than as set forth on Schedule D-4 to the AREF Mortgage Loan Purchase Agreement, no Mortgage Loan has a Mortgagor that is an Affiliate of a Mortgagor with respect to another Mortgage Loan. An “Affiliate” for purposes of this paragraph (42) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.		Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. If such indication is found, it will be a Test pass.
42b

Review the MS Servicer Notices to determine if there is any indication that, except with respect to any AREF Mortgage Loan that is a cross- collateralized and cross-defaulted with another Mortgage Loan, no AREF Mortgage Loan has a Mortgagor that is an affiliate of another Mortgagor under another AREF Mortgage Loan. If such an indication is found, it will be a Test pass.

MS Servicer Notices; Prospectus

43. Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or

43a

Review any ESA (as defined in representation and warranty 40) for indication that it met the ASTM requirements and was conducted by a reputable environmental consultant within 12 months prior to the origination date of the AREF Mortgage Loan (or an update of a previous ESA prepared). If such an indication is found, it will be a Test pass.

ESA
43b

Review the ESA for an indication that it identified (i) the existence of a Recognized Environmental Condition at the related Mortgaged Property or (ii) the need for further investigation. If no such indication is found, it will be a Test pass.

ESA
43c

Review the ESA for an indication that it identified (i) the existence of a recognized environmental condition at the related Mortgaged Property or (ii) the need for further investigation with respect to any Environmental Condition that was identified. If such an indication is found, the following test procedures (subparts 45c-1 through 45c-6) will be performed. If any of the subparts indications are found, it will be a Test pass.

ESA; Escrow Statements; Mortgage Loan Documents
		1. Review escrow statements for an indication that an amount reasonably	Escrow statements

Exhibit PP-4-40

Representations and Warranties	Test	Review Materials
maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated or contained in all material respects prior to the date hereof, and, if and as appropriate, a no further action, completion or closure letter or its equivalent was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P, Fitch Ratings, Inc. and/or A.M. Best; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.	estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the environmental condition has been escrowed by the Mortgagor and is held by the related Mortgagee.

2. Review the ESA for an indication that if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air or lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, and if so, a review of the Mortgage Loan Documents indicates that an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk.

ESA; Mortgage Loan Documents

3. Review any no further action or closure letter from the applicable governmental regulatory authority or a reputable environmental consultant for an indication that any Environmental Condition identified in the ESA was remediated or abated in all material respects prior to the Cut-off Date.

No further action or closure letter regarding Environmental Condition

4. Review the insurance coverage review documents for an indication that an environmental policy or a lender’s pollution legal liability insurance policy (meeting the requirements set forth in representation and warranty 40) that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.

Insurance coverage review documents

5. Review the Mortgage Loan Documents for an indication that a party not related to the Mortgagor was identified as the responsible party for the Environmental Condition and such responsible party has financial resources considered by AREF to be adequate to

Mortgage Loan Documents

Exhibit PP-4-41

Representations and Warranties	Test		Review Materials
address the situation.

6. Review the Mortgage Loan Documents for an indication that a party related to the Mortgagor having financial resources estimated by AREF to be adequate to address the situation is required to take action.

Mortgage Loan Documents
43d

Review the MS Servicer Notices for notation of AREF’s knowledge of any environmental condition at the Mortgaged Property other than any set forth in the ESA or in the Prospectus. If no such notation is found, it will be a Test pass.

MS Servicer Notices; ESA
44. Intentionally Omitted	44	N/A	N/A

45. Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off Date. The appraisal is signed by an appraiser that (i) is a Member of the Appraisal Institute, and (ii) to the Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

	45a	Review the appraisal to determine if it was dated within 6 months of the AREF Mortgage Loan origination date and within 12 months of the Closing Date. If so determined, it will be a Test pass.	Appraisal
45b

Review the appraisal to determine if it includes an appraiser's certification or supplemental letter that indicates that the appraiser had no interest, direct or indirect, in the Mortgagor, the Mortgaged Property or any loan made on the security of the Mortgaged Property. If so determined, it will be a Test pass.

Appraisal
45c

Review the appraisal to determine if it signed by an appraiser who is an MAI and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged property is located, and for notation of AREF’s knowledge of the interest of the appraiser, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the AREF Mortgage Loan. If so determined, it will be a Test pass.

Appraisal
	45	Review the appraisal to determine if it includes documentation in the appraisal	Appraisal

Exhibit PP-4-42

Representations and Warranties	Test		Review Materials
	d

or a letter that the appraisal satisfies the

requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. If so determined, it will be a Test pass.

	45e

Review the appraisal to determine if it includes a statement or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform. If so determined, it will be a Test pass.

46. Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

	46a

Review the Mortgage Loan Schedule attached as an exhibit to the related AREF Mortgage Loan Purchase Agreement and compare it to the corresponding information in (i) Annex F to the Prospectus, (ii) Mortgage Loan Documents and (iii) the PSA to determine if there are discrepancies between the documents. If there are no such discrepancies, it will be a Test pass.

			Mortgage Loan Schedule; Annex A to Prospectus; Mortgage Loan Documents; Pooling and Servicing Agreement
	46b	Compare the information in the Mortgage Loan Schedule to the requirements of the PSA to determine if all information required in the PSA is contained therein. If so determined, it will be a Test pass.	Mortgage Loan Schedule; Pooling and Servicing Agreement
47. Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.	47

Review the Mortgage Loan Documents to determine if the AREF Mortgage Loan is cross-collateralized or cross- defaulted with any other AREF Mortgage Loan that is outside the Trust, except with respect to any other mortgage loan that is outside of the Mortgage Pool, except of a Whole Loan as set forth on an exhibit to the related AREF Mortgage Loan Purchase Agreement. If not so determined, it will be a Test pass.

			Mortgage Loan Documents

48. Advance of Funds by Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Seller to the related Mortgagor, and no funds have been received

	48a

Review the MS Servicer Notices for a notation or other indication that an advancement of funds after origination had been made by AREF to the related Mortgagor other than in accordance with the Mortgage Loan Documents, or

			MS Servicer Notices

Exhibit PP-4-43

Representations and Warranties	Test		Review Materials
from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.		that funds have been received from any person other than the related Mortgagor or an Affiliate for, or on account of, payments due on the AREF Mortgage Loan (other than as contemplated by the Mortgage Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender controlled lockbox if required or contemplated under the related lease or Mortgage Loan Documents). If such a notation or other indication is not found, it will be a Test pass.
	48b

Review the Mortgage Loan Documents to determine if AREF, or an Affiliate, has an obligation to make any capital contribution to any Mortgagor under a AREF Mortgage Loan, other than contributions made on or prior to the Closing Date. If not so determined, it will be a Test pass.

			Mortgage Loan Documents
49. Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loans.	49

Review the MS Servicer Notices for a notation or other indication of any claim or assertion that AREF did not comply with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of any AREF Mortgage Loan. If such a notation or other indication is not found, it will be a Test pass.

			MS Servicer Notices

Exhibit PP-4-44

EXHIBIT PP-5

SGFC ASSET REVIEW PROCEDURES

Pursuant to the terms and subject to the conditions set forth in the Pooling and Servicing Agreement (“PSA”), the Asset Representations Reviewer (“Asset Representations Reviewer”) shall perform an Asset Review with respect to each representation and warranty made by the related Mortgage Loan Seller only with respect to each Delinquent Loan in accordance with the procedures set forth below (each such procedure, a “Test”); provided, however, the Asset Representations Reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials described in this Exhibit PP-5 if, and only to the extent, the Asset Representations Reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Capitalized terms used herein but not defined herein have the meaning set forth in the PSA or, solely with respect to a representation and warranty, the meaning set forth in the related mortgage loan purchase agreement where SGFC is the Seller (the “SGFC Mortgage Loan Purchase Agreement”). For the avoidance of doubt, in connection with the performance of the following Tests:

(A)	With respect to any representation and warranty that includes a knowledge qualifier (e.g., to the Mortgage Loan Seller’s knowledge, etc.), the Asset Representations Reviewer shall not be responsible for any investigation or review beyond that set forth in the applicable Test related to such representation and warranty;

(B)	With respect to any representation and warranty that includes the examination of an insurance policy or Title Policy, the Asset Representations Reviewer will be permitted to engage a qualified consultant to perform a review of the applicable policy, and will be allowed to rely upon the conclusions of the consultant when making a determination as to whether there is a Test pass.

(C)	The Asset Representations Reviewer shall be under no duty to provide or obtain a legal opinion, legal review or legal conclusion;

(D)	Unless otherwise provided in the Test, the “as of” date for the testing of a representation is as of the Closing Date;

(E)	Unless otherwise provided in the Test, if there is more than one version of the same document with respect to a particular Mortgage Loan or Mortgaged Property, the document that will be used by the Asset Representations Reviewer in testing is the document that is dated as of the Closing Date or, if none, the document closest prior to the Closing Date;

(F)	With respect to each representation and warranty and its related Test(s), the Asset Representations Reviewer shall take into account any exceptions to such representation and warranty described in the SGFC Mortgage Loan Purchase Agreement with respect to a Mortgage Loan, and a Test pass shall be deemed to have occurred with respect to such

Exhibit PP-5-1

Test if the sole reason for not satisfying the applicable Test is caused by such exception(s);

(G)	Evidence of a failure of a Test could result from (i) an affirmative determination by the Asset Representations Reviewer that the Test failed to achieve a Test pass, or (ii) a determination by the Asset Representations Reviewer that the documentation included in the Review Materials (after making such request for any missing documents in the manner provided for in the PSA) is not sufficient to perform the Test; and

(H)	A determination by the Asset Representations Reviewer of a Test pass or a Test failure shall not constitute a determination by the Asset Representations Reviewer of (i) the existence or nonexistence of a Material Defect, or (ii) whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller.

The Asset Representations Reviewer will only be required to perform the Tests described in this Exhibit PP-5, and will not be obligated to perform additional procedures on any Delinquent Loan. Notwithstanding the required Tests, the Asset Representations Reviewer will not be required to review any information other than (1) Review Materials specified in the related Test and (2) if applicable, Unsolicited Information. The Asset Representations Reviewer may, but is under no obligation to, consider Unsolicited Information relevant to the Tests subject to the terms of the PSA. If the Asset Representations Reviewer considers Unsolicited Information, the Asset Representations Reviewer shall take into account such Unsolicited Information, in addition to the Review Materials referred to in the applicable Test(s) procedure when making a determination as to whether there is a Test pass.

Exhibit PP-5-2

Representations and Warranties		Test	Review Materials
1. Whole Loan; Ownership of Mortgage Loans. Except with respect to a SGFC Mortgage Loan that is part of a Whole Loan, each SGFC Mortgage Loan is a whole loan and not a participation interest in a SGFC Mortgage Loan. Each SGFC Mortgage Loan that is part of a Whole Loan is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu note. At the time of the sale, transfer and assignment to the depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to SGFC), participation or pledge, and SGFC had good title to, and was the sole owner of, each SGFC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such SGFC Mortgage Loan other than any servicing rights appointment, or similar agreement, any Non-Serviced PSA with respect to a SGFC Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. SGFC has full right and authority to sell, assign and transfer each SGFC Mortgage Loan, and the assignment to Depositor constitutes a legal, valid and binding assignment of such SGFC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering any SGFC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.	1a	Review the amounts listed on the original Mortgage Note and Mortgage for an indication that they match the amounts listed on the Mortgage Loan Schedule. If the amounts are the same, then such SGFC Mortgage Loan would be considered a Whole Loan. If there is more than one property then the Mortgage for each Mortgaged Property would need to be aggregated. If identified as such, it will be a Test pass.	Mortgage; Mortgage Note; Loan agreement related to the SGFC Mortgage Loan (“Loan Agreement”); Mortgage Loan guaranty; Assignment of Leases, Rents and Profits; and Environmental Indemnity Agreement (collectively, the “Mortgage Loan Documents”); Mortgage Loan Schedule.
	1b	Review any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan (collectively, the “MS Servicer Notices”) for notation of any Mortgage Loan or Mortgage that was subject to any assignment (other than assignments to SGFC), participation or pledge, or that SGFC did not have good title to, and was the sole owner of, each SGFC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such SGFC Mortgage Loan other than any servicing rights appointment or similar agreement. If no such notation is found, it will be a Test pass.	MS Servicer Notices
	1c	Review the MS Servicer Notices for notation of any claim or assertion regarding SGFC not having the full right and authority to sell, assign and transfer the SGFC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-	MS Servicer Notices

Exhibit PP-5-3

Representations and Warranties		Test	Review Materials
Lender Agreement. If such notation is not found, it will be a Test pass.
	1d	Review the MS Servicer Notices for notation of any claim or assertion regarding the assignment to the Purchaser not constituting a legal, valid and binding assignment of any SGFC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such SGFC Mortgage Loan. If such notation is not found, it will be a Test pass.	MS Servicer Notices

2. Loan Document Status. Each related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such SGFC Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense,

	2a	Review the opinion of Mortgagor’s counsel (“Mortgagor’s Counsel Opinion”) for an indication that it contains language that the related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such SGFC Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti- deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as specified in representation and warranty 2. If such indication exists, it will be a Test pass.	Mortgagor’s Counsel Opinion
	2b	Review the MS Servicer Notices for notation of any valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by SGFC in connection with the origination of the SGFC Mortgage Loan, that would deny the mortgagee (as defined in the related SGFC Mortgage Loan Purchase Agreement) the principal benefits	MS Servicer Notices

Exhibit PP-5-4

Representations and Warranties		Test	Review Materials
counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by SGFC in connection with the origination of any SGFC Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.		intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan Documents. If no such notation is found, it will be a Test pass.
3. Mortgage Provisions. The Mortgage Loan documents for each SGFC Mortgage Loan contains provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.	3	Review the Mortgage Loan Documents and Mortgagor’s Counsel Opinion for an indication that the Mortgage Loan Documents contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications. If such indication exists, it will be a Test pass.	Mortgage Loan Documents; Mortgagor’s Counsel Opinion
4. Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a)(1) to the knowledge of the Mortgage Loan Seller, after due inquiry, there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, SGFC Mortgage Loan guaranty, and related Mortgage Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the	4a	Review the MS Servicer Notices and Mortgage Loan Documents for an indication that, except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan Documents (a)(1) there has been any forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification related to the COVID-19 emergency, and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such mortgage. If no such indication is found, it will be a Test pass.	Mortgage Loan Documents; MS Servicer Notices
	4	Review the MS Servicer Notices and	MS Servicer

Exhibit PP-5-5

Representations and Warranties		Test	Review Materials
related Mortgagor nor the related guarantor has been released from its material obligations under the related SGFC Mortgage Loan.	b	Mortgage Loan Documents for an indication that a related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage through the Closing Date in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan Documents. If no such indication is found, it will be a Test pass.	Notices; Mortgage Loan Documents
	4c	Review the MS Servicer Notices and Mortgage Loan Documents for notation that neither the related Mortgagor nor the related guarantor has been released from its material obligations under the related SGFC Mortgage Loan prior to the Closing Date except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan Documents. If no such notation is found, it will be a Test pass.	MS Servicer Notices; Mortgage Loan Documents
5. Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of assignment of leases to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and assignment of leases is freely assignable without the consent of the related Mortgagor. Each related mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule) interest in the related Mortgaged Property in the principal amount of such SGFC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to representation and warranty 6 set forth on Exhibit C of the related SGFC Mortgage Loan Purchase Agreement (each such exception, a “Title Exception”)), except as the enforcement	5a	Review the MS Servicer Notices for a notation or other indication of any claim or assertion regarding any assignment of Mortgage or assignment of leases to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) not constituting a legal, valid and binding assignment to the Trust, subject to the Standard Qualifications. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
	5b	Review the related Mortgage and the assignment of leases for each property for provisions to the effect that the related Mortgage and assignment of leases is not freely assignable without the consent of the related Mortgagor. If no such provision is found, it will be a Test pass.	Mortgage; Assignment of Leases, Rents and Profits
	5c	Review the Title Policy (as defined in representation and warranty 6) to	Title Policy; Mortgage;

Exhibit PP-5-6

Representations and Warranties		Test	Review Materials
thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to SGFC’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to SGFC’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.		determine if the related Mortgage is a first lien on the related Mortgagor’s fee or leasehold interest in the related Mortgaged Property. Compare the amount of the Title Policy to the principal amount of the SGFC Mortgage Loan or allocated loan amount to determine whether they are equivalent. If each such determination is made, it will be a Test pass.	Mortgage Loan Schedule
	5d	Review the Title Policy to determine if the Mortgaged Property was free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (other than Permitted Encumbrances, Title Exceptions and those which are bonded over, escrowed for or insured against by the applicable Title Policy). If so determined, it will be a Test pass.	Title Policy
	5e	Review the MS Servicer Notices for a notation or other indication of any claim or assertion that, as of the Cut-off Date, SGFC had knowledge that the Mortgaged Property was not free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage (other than Permitted Encumbrances, Title Exceptions and those which are bonded over, escrowed for or insured against by the applicable Title Policy). If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
	5f	Review the MS Servicer Notices for a notation or other indication of any claim or assertion that, subject to the rights of tenants, there are rights existing which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except for Permitted Encumbrances and those which are bonded over, escrowed for or insured against by the a lender’s title insurance policy. If such a notation or other	MS Servicer Notices

Exhibit PP-5-7

Representations and Warranties		Test	Review Materials
indication is not found, it will be a Test pass.
	5g	Review the MS Servicer Notices for a notation or other indication of any claim or assertion that SGFC did not have legal, valid and enforceable first lien on the related Mortgagor's fee (or if identified on the Mortgage Loan Schedule, leasehold), interest in the Mortgaged Property or good and marketable title free and clear of any pledge, lien, encumbrance or security interest. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
6. Permitted Liens; Title Insurance. Each Mortgaged Property securing a SGFC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such SGFC Mortgage Loan (or with respect to a SGFC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related SGFC Mortgage Loan constitutes a Cross-Collateralized SGFC	6a	Review the Title Policy to determine if it is an American Land Title Association loan title insurance policy or another comparable form of loan title insurance policy approved for use in the applicable jurisdiction. Review the Mortgage Loan Documents to determine if the amount of the policy covers the amount of the SGFC Mortgage Loan, or for multiple properties, an amount equal to the allocated loan amount after all advances of principal. If so determined with respect to each part of this Test, it will be a Test pass.	Title Policy; Mortgage Loan Documents
	6b	Review the Title Policy to determine if the first-priority lien of the Mortgage is subject only to Permitted Encumbrances, as defined in representation and warranty 6. If so determined, it will be a Test pass.	Title Policy
	6c	Review the Title Policy to determine if any Permitted Encumbrance is a mortgage lien that is senior to or coordinate and co-equal to the lien of the related Mortgage, other than as contemplated by items (f) or (g) in the definition of Permitted Encumbrances. If not so determined, it will be a Test pass.	Title Policy
	6d	Review the Title Policy and MS Servicer Notices for a notation or other indication that the coverage is not in full	Title Policy; MS Servicer Notices

Exhibit PP-5-8

Representations and Warranties		Test	Review Materials
Mortgage Loan, the lien of the Mortgage for another SGFC Mortgage Loan contained in the same Crossed Group; and (g) if the related SGFC Mortgage Loan is part of a Whole Loan, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by SGFC thereunder and no claims have been paid thereunder. Neither SGFC, nor to the SGFC’s knowledge, any other holder of a SGFC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.		force and effect as of the Cut-off Date, that all premiums thereon have not been paid or that claims have been made by SGFC. If no such notation or other indication is found, it will be a Test pass.
	6e	Review the MS Servicer Notices for a notation or other indication that SGFC, or any other holder of a SGFC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such policy. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
7. Junior Liens. It being understood that B notes secured by the same Mortgage as a SGFC Mortgage Loan are not subordinate mortgages or junior liens, except for any SGFC Mortgage Loan that is cross-collateralized and cross-defaulted with another SGFC Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in representation and warranty 5 above), and equipment and other personal property financing). Except as set forth on an exhibit to the applicable SGFC Mortgage Loan Purchase Agreement, SGFC has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.	7a	Review the Title Policy to determine if there is any subordinate mortgage or junior lien encumbering the related Mortgaged Property except for any SGFC Mortgage Loan that is cross-collateralized and cross-defaulted with another SGFC Mortgage Loan. If not so determined, it will be a Test pass.	Title Policy
	7b	Review the Title Policy to determine if there are no subordinate mortgages or junior mortgage liens securing the payment of money encumbering the related Mortgaged Property other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens and equipment and other personal property financing. If so determined, it will be a Test pass.	Title Policy
	7c	Review the MS Servicer Notices for a notation or other indication that, except as set forth on an exhibit to the	MS Servicer Notices; SGFC Mortgage Loan

Exhibit PP-5-9

Representations and Warranties		Test	Review Materials
		applicable SGFC Mortgage Loan Purchase Agreement, SGFC had knowledge of any mezzanine debt secured directly by interests in the related Mortgagor or (2) any subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens If such a notation or other indication is not found, it will be a Test pass.	Purchase Agreement
8. Assignment of Leases and Rents. There exists as part of the related Mortgage File an assignment of leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related assignment of leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related assignment of leases, subject to applicable law, provides that, upon an event of default under each SGFC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.	8a	Review the Mortgage File to determine if an assignment of leases (either as a separate instrument or incorporated into the related Mortgage) is in the Mortgage File. If so determined, it will be a Test pass.	Mortgage File; Assignment of Leases, Rents and Profits
	8b	Review the Title Policy to determine if the Mortgage, or any related assignment of leases has been recorded, and creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications and subject to the Permitted Encumbrances and the Title Exceptions. If so determined with respect to each part of this Test, it will be a Test pass.	Title Policy; Mortgage; Assignment of Leases, Rents and Profits
	8c	Review the assignment of leases (either as a separate instrument or incorporated into the related Mortgage) to determine if the related Mortgage, or related Assignment of Leases, subject to applicable law, provides that upon an event of default under the SGFC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to	Assignment of Leases, Rents and Profits; Mortgage

Exhibit PP-5-10

Representations and Warranties		Test	Review Materials
enter into possession to collect the rents or for rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee. If so determined, it will be a Test pass.
9. UCC Filings. If the related Mortgaged Property is operated as a hospitality property, SGFC has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the related SGFC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.	9a	Review the appraisals to determine if any of the properties are specifically identified as hospitality properties. If so, review the Mortgage File to determine if SGFC has filed and/or recorded UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the related SGFC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. If so determined with respect to each part of this Test, it will be a Test pass.	Appraisal; Mortgage File; Franchise Agreement; Comfort Letter or Similar Agreement
	9b	If the appraisals specifically identify any Mortgaged Properties as hospitality properties, review the security agreement for each Mortgaged Property to determine whether such security agreement creates a valid and enforceable lien and security interest on the items of personalty described in representation and warranty 9. If so determined with respect to each part of this Test, it will be a Test pass.
10. Condition of Property. SGFC or the originator of each SGFC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of	10a	Review the engineering report or property condition assessment in the Mortgage File to determine if the related Mortgage Property was	Engineering report; Property condition assessment

Exhibit PP-5-11

Representations and Warranties		Test	Review Materials

origination of the related SGFC Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each SGFC Mortgage Loan no more than thirteen months prior to the Cut-off Date. To SGFC’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the SGFC Mortgage Loan.

inspected within six months of the origination date and within thirteen months of the Cut-off Date. If so determined, it will be a Test pass.
	10b	Review the engineering report or property condition assessment in the Mortgage File to determine if it was dated no more than thirteen months prior to the Cut-off Date. Review the engineering report or property condition assessment to confirm that each related Mortgaged Property is free of material damage. If so determined with respect to each part of the Test, it will be a Test pass.	Engineering report; Property condition assessment
	10c	Review the MS Servicer Notices for a notation or other indication that SGFC had knowledge of issues with the physical condition of the Mortgaged Property that SGFC believed would have a material adverse effect on the value or use of the Mortgaged Property other than those disclosed in the most recently dated engineering report or Servicing File and deferred maintenance for which escrows were established at origination. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
11. Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken	11	Review the MS Servicer Notices for a notation or other indication that all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgage Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have come delinquent in respect of the Mortgaged Property (per the terms within representation and warranty 11) have not been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices

Exhibit PP-5-12

Representations and Warranties		Test	Review Materials
by the related taxing authority.
12. Condemnation. As of the date of origination and to SGFC’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to SGFC’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of any Mortgaged Property that would have a material adverse effect on the value, use or operation of such Mortgaged Property.	12	Review the MS Servicer Notices for a notation or other indication of any proceeding pending or threatened for the total or partial condemnation of any Mortgaged Property as of the Cut-off Date and as of the origination date, or for a notation or other indication that SGFC had knowledge as of the Cut-off Date and as of the origination date of any such proceeding that would have a material adverse effect on the value, use or operation of such Mortgaged Property. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
13. Actions Concerning Mortgage Loan. As of the date of origination and to SGFC’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the related Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to such Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related SGFC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the related Mortgage Loan Documents or (f) the current principal use of such Mortgaged Property.	13a	Review the Mortgage Loan Documents, the Mortgagor’s Counsel Opinion and the MS Servicer Notices for an indication of pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the related Mortgaged Property that existed on the origination date (and with respect to SGFC’s knowledge, as of the Cut-off Date) . If such an indication is not found, it will be a Test pass.	Mortgage Loan Documents; Mortgagor’s Counsel Opinion; MS Servicer Notices
	13b	Review the MS Servicer Notices to determine if an adverse outcome of any such pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property would reasonably be expected to adversely affect the matters set forth in clauses (a)-(f) of representation and warranty 13. If any such adverse outcome would not reasonably be expected to adversely affect the matters set forth in clauses (a)-(f) of representation and warranty 13, it will be a Test pass.	MS Servicer Notices
14. Escrow Deposits. All escrow deposits and payments required to be escrowed with any Mortgagee pursuant to each SGFC Mortgage Loan are in the possession, or under the control, of SGFC or its servicer, and there are no	14a	Review the MS Servicer Notices for a notation or other indication of any escrow deposits and payments required to be escrowed with any Mortgagee pursuant to each SGFC Mortgage Loan	MS Servicer Notices

Exhibit PP-5-13

Representations and Warranties		Test	Review Materials
deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the related Mortgagee under the related Mortgage Loan Documents are being conveyed by SGFC to the Depositor or its servicer.		not in the servicer’s possession or control. If such a notation or other indication is not found, it will be a Test pass.
	14b	Review the MS Servicer Notices to determine if all escrows and deposits required pursuant to the SGFC Mortgage Loan have been conveyed by SGFC to the Depositor or its servicer. If so determined, it will be a Test pass.	MS Servicer Notices
15. No Holdbacks. The principal amount of each SGFC Mortgage Loan stated on the SGFC Mortgage Loan Schedule attached to the related SGFC Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the SGFC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by SGFC to merit such holdback).	15a	Review the Mortgage Loan Schedule, Loan Agreement, Mortgage Note and origination settlement statement to determine if the principal amount of each SGFC Mortgage Loan was fully disbursed as of the Closing Date. If so determined, it will be a Test pass.	Mortgage Loan Schedule; Loan Agreement; Mortgage Note; Origination settlement statement
	15b	Review the Mortgage Loan Documents to determine if there is no requirement for future advances by the Mortgagee (except in those cases where the full amount of each SGFC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by SGFC to merit such holdback). If so determined, it will be a Test pass.	Mortgage Loan Documents
16. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan Documents and meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related SGFC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related Mortgagor	16a	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if it shows that the related Mortgaged Property is insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan Documents and the Insurance Rating Requirements (as defined in representation and warranty 16), in an amount (subject to customary	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)

Exhibit PP-5-14

Representations and Warranties		Test	Review Materials

and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Rating Requirements. “Syndicate Insurance Rating Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each SGFC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in deductibles) not less than the lesser of (1) the original principal balance of the related SGFC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related Mortgagor and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the Mortgaged Property. If so determined, it will be a Test pass.
	16b	Review the Mortgage Loan Documents for provisions requiring the insurance coverage as stated in Test 17a above. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	16c	Review the Insurance Summary Report (or, solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if it shows that the related Mortgaged Property is insured for business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each SGFC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months). If such provisions are found, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	16d	Review the Mortgage Loan Documents for provisions requiring the insurance coverage as stated in Test 16c above. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	16e	Review the Mortgage Loan Documents and/or the survey to determine if any material part of the improvements, exclusive of a parking lot, located on the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management	Mortgage Loan Documents; Survey; Insurance Summary Report

Exhibit PP-5-15

Representations and Warranties		Test	Review Materials

the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by SGFC for comparable mortgage loans intended for securitization.

If a Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the related SGFC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

Each Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each Mortgaged Property located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”)

Agency as a “Special Flood Hazard Area.” If so determined, review the Insurance Summary to determine whether the Mortgagor maintains insurance in the maximum amount available under the National Flood Insurance Program (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy) plus such additional flood coverage in an amount as is generally required by SGFC for comparable mortgage loans intended for securitization. If so determined, it will be a Test pass.
	16f	If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, review the Insurance Summary Report to determine if the property is covered for windstorm and/or windstorm related perils and/or “named storms” or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms in an amount not less than the lesser of (1) the original principal balance of the related SGFC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements, and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements. If so determined with respect to each part of this Test, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	16g	Review the Insurance Summary Report dated before the Cut-off Date (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) and Mortgage Loan Documents to determine if the Mortgage Property is covered, and required to be covered pursuant to the related Mortgage Loan Documents, by a commercial general	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of

Exhibit PP-5-16

Representations and Warranties		Test	Review Materials

for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, in an amount not less than 100% of the SEL.

The Mortgage Loan Documents for each SGFC Mortgage Loan require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the original or then outstanding principal amount of the related SGFC Mortgage Loan (or related Whole Loan), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such SGFC Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under each SGFC Mortgage Loan and its successors and assigns as a loss payee under a Mortgagee endorsement clause or, in the case of the related general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related SGFC Mortgage Loan obligates the related Mortgagor to maintain (or cause to be maintained) all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s reasonable cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least

		liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate. If so determined, it will be a Test pass.	insurance); Mortgage Loan Documents
	16h	Review the property condition assessment to determine if the properties are located in a seismic zone 3 or 4. If so determined, review the seismic engineering study to determine if it has been performed by an architectural or engineering consultant for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake and based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If so determined, it will be a Test pass.	Property condition assessment; Seismic engineering study
	16i	Review the most recent seismic engineering study or Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the SEL would exceed 20% of the amount of the replacement costs of the improvements, and if so, review to determine if earthquake insurance on each Mortgaged Property was obtained. If so determined, determine if the insurer is rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings. The insurance amount should be not less than 100% of the SEL. If so determined with respect to each part of the Test, it will be a Test pass.	Seismic engineering study; Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	16j	Review the Mortgage Loan Documents for provisions requiring that insurance proceeds in respect of a property loss be	Mortgage Loan Documents

Exhibit PP-5-17

Representations and Warranties		Test	Review Materials
10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by SGFC.		applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the SGFC Mortgage Loan (or related Whole Loan), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such SGFC Mortgage Loan together with any accrued interest thereon. If such provisions are found, it will be a Test pass.
	16k	Review the MS Servicer Notices for a notation or other indication that insurance premiums are current as of the Cut-off Date. If such a notation or other indication is found, it will be a Test pass.	MS Servicer Notices
	16l	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the insurance policies name the Mortgagee under any SGFC Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. If so determined, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	16m	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the insurance will inure to the benefit of the Trustee. If so determined, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	16n	Review the Mortgage Loan Documents to determine if any SGFC Mortgage Loan obligates the Mortgagor to	Mortgage Loan Documents

Exhibit PP-5-18

Representations and Warranties		Test	Review Materials
maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s unreasonable cost and expense and to charge such Mortgagor for related premiums. If so determined, it will be a Test pass.
	16o	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium. If so determined, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	16p	Review the MS Servicer Notices for a notation or other indication that any notice described in Test 16o may have been received by SGFC. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
17. Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax	17a	Review the zoning report, Title Policy and survey, engineering report or property condition assessment, the Mortgage Loan Seller Diligence and the ESA to determine if each Mortgaged Property is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road. If so determined, it will be a Test pass.	Zoning report; Title Policy; Survey; Engineering report or property condition assessment; Mortgage Loan Seller Diligence; ESA
	17b	Review the zoning report, Title Policy and survey, engineering report or property condition assessment, the Mortgage Loan Seller Diligence and the ESA to determine if each Mortgaged Property is served by or has uninhibited	Zoning report; Title Policy; Survey; Engineering report or property

Exhibit PP-5-19

Representations and Warranties		Test	Review Materials
lots, in which case the related SGFC Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.		access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property. If so determined, it will be a Test pass.	condition assessment; Mortgage Loan Seller Diligence; ESA
	17c	Review the Title Policy and survey to determine if each Mortgaged Property constitutes one or more separate tax parcels and do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the most recently dated Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the related SGFC Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created. If so determined, it will be a Test pass.	Title Policy; Survey; Mortgage Loan Documents
18. No Encroachments. To SGFC’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each SGFC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such SGFC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements	18a	Review the survey, Title Policy and Appraisal to determine if all material improvements that were included for the purpose of determining the appraised value of the Mortgaged Property at the time of the origination of such SGFC Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. If so determined, it will be a Test pass.	Survey; Title Policy; Appraisal
	18b	Review the survey, and Title Policy and Appraisal to determine if there exist improvements on adjoining parcels that encroach onto the Mortgaged Property that materially and adversely affect the value and current use of such Mortgage Property and for which insurance or endorsements were obtained under the Title Policy. If not so determined, it will be a Test pass.	Survey; Title Policy; Appraisal

Exhibit PP-5-20

Representations and Warranties		Test	Review Materials
except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.	18c	Review the survey, Title Policy and Appraisal to determine if there exist material improvements that encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. If not so determined, it will be a Test pass.	Survey; Title Policy; Appraisal
19. No Contingent Interest or Equity Participation. No SGFC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by SGFC.	19	Review the Mortgage Loan Documents for any shared appreciation feature or any other contingent interest feature, any negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by SGFC. If no such feature is found with respect to each part of this Test, it will be a Test pass.	Mortgage Loan Documents
20. REMIC. Each SGFC Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the SGFC Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the SGFC Mortgage Loan and (B) either: (a) such SGFC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the SGFC Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the SGFC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the SGFC Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the	20a	Review the origination settlement statement and Mortgage Note to determine if the proceeds advanced by the Mortgagee did not exceed the non-contingent principal amount of the SGFC Mortgage Loan. If so determined, it will be a Test pass.	Origination settlement statement; SGFC Mortgage Loan
	20b	Review the most recent appraisal and Mortgage Loan Documents to determine if (a) the SGFC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the SGFC Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the SGFC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the SGFC Mortgage Loan (or related Whole Loan) on such date, provided that for purposes of clauses (i) and (ii) above, the fair market value of the real property interest must first be reduced by (A) the	Appraisal; Mortgage Loan Documents

Exhibit PP-5-21

Representations and Warranties		Test	Review Materials
SGFC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the SGFC Mortgage Loan; or (b) substantially all of the proceeds of such SGFC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such SGFC Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the SGFC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such SGFC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the SGFC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26; and (b) the Mortgage Loan Seller identifies such Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the SGFC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.		amount of any lien on the real property interest that is senior to the SGFC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with such SGFC Mortgage Loan or (b) substantially all of the proceeds of such SGFC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such SGFC Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If so determined, it will be a Test pass.
	20c	Review the MS Servicer Notices for an indication or other notation that the SGFC Mortgage Loan was modified prior to the Closing Date, and if so, if the modification was made as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such SGFC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(i) in the first sentence of representation and warranty 20 (substituting the date of the last such modification for the date any SGFC Mortgage Loan was originated) or sub-clause (B)(ii) in the first sentence of representation and warranty 20, including the proviso thereto. If there were any such modifications, and such a notation or other indication is found, it will be a Test pass.	MS Servicer Notices
	20d	Review the MS Servicer Notices for a notation or other indication of any claim or assertion to the effect that the Prepayment Premiums and Yield Maintenance Charges applicable to any SGFC Mortgage Loan do not constitute “customary prepayment penalties”. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
21. Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of each SGFC Mortgage	21a	Review the MS Servicer Notices for a notation or other indication of any claim or assertion to the effect that the terms of each SGFC Mortgage Loan do not	MS Servicer Notices

Exhibit PP-5-22

Representations and Warranties		Test	Review Materials
Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.		comply with applicable local, state, and federal laws in any material respect. If such a notation or other indication is not found, it will be a Test pass.
	21b	Review the MS Servicer Notices for a notation or other indication of any claim or assertion to the effect that any material requirements pertaining to the origination of each SGFC Mortgage Loan, including but not limited to, usury and any and all other material requirements of any federal, state or local law have not been complied with. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
	21c	Review the Mortgage Loan Documents to determine if they provide that each SGFC Mortgage Loan complied with usury laws. If so determined, it will be a Test pass.	Mortgage Loan Documents
22. Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such SGFC Mortgage Loan by the Trust.	22	Review the MS Servicer Notices for a notation or other indication of any claim or assertion that as of the Cut-off Date or as of the date that SGFC or the date that such other entity held the Mortgage note, each such holder of the Mortgage Note was not authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located. If such a notation or other indication is found, determine whether the failure to be so authorized could not materially and adversely affect the enforceability of such SGFC Mortgage Loan by the Trust. If so determined, it will be a Test pass.	MS Servicer Notices
23. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to SGFC’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.	23a	Review the Mortgage Loan Documents to determine if a trustee is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee. If so determined, it will be a Test pass.	Mortgage Loan Documents

Exhibit PP-5-23

Representations and Warranties		Test	Review Materials
	23b	Review the MS Servicer Notices for any indication that SGFC as of the Closing Date had knowledge that the appointed Trustee was not qualified under applicable law to serve as such,
24. Local Law Compliance. To SGFC’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by SGFC for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a SGFC Mortgage Loan as of the date of origination of such SGFC Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the related Mortgaged Property. The terms of the related Mortgage Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.	24a	Review the zoning report and title policy for an indication that there are no material violations of applicable zoning ordinances, building codes and land laws with respect to the improvements located on or forming part of each Mortgaged Property securing a SGFC Mortgage Loan as of the date of origination of such SGFC Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the related Mortgaged Property. If such indication is found, it will be a Test pass.	Zoning Report; Title Policy
	24b	Review the related Mortgage Loan Documents for provisions that require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	24c	Review the MS Servicer Notices to determine if SGFC had knowledge of a material violation of Zoning Regulations as outlined in test 24a above. If no indication is found, it will be a Test pass.	MS Servicer Notices
25. Licenses and Permits. Each Mortgagor covenants in the related Mortgage Loan Documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect, and to SGFC’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation	25a	Review the Mortgage Loan Documents to determine if the Mortgagor has covenanted to keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect. If so determined, it will be a Test pass.	Mortgage Loan Documents
	25	Review the Mortgage Loan Documents and the MS Servicer Notices for a	Mortgage Loan Documents; MS

Exhibit PP-5-24

Representations and Warranties		Test	Review Materials
conducted by SGFC for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. Each SGFC Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.	b	notation or other indication that SGFC had knowledge that any licenses, permits, franchises, certificates of occupancy and applicable governmental authorizations necessary for the operation of the Mortgaged Property are not in effect. If such a notation or other indication is not found, it will be a Test pass.	Servicer Notices
	25c	Review the Mortgage Loan Documents for provisions requiring the related Mortgagor to be qualified to do business in the jurisdiction in which the Mortgaged Property is located. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
26. Recourse Obligations. The Mortgage Loan Documents for each SGFC Mortgage Loan provide that such SGFC Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the related Mortgagor; (ii) the related Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the such Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the Mortgagor made in violation of the related Mortgage Loan Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of such Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the related SGFC Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits	26	Review the Mortgage Loan Documents for each SGFC Mortgage Loan for provisions outlined in clauses (a) (i) through (iii) and (b) (i) through (v) of representation and warranty 26. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents

Exhibit PP-5-25

Representations and Warranties		Test	Review Materials
or, alternatively, the failure of any security deposits to be delivered to the Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a SGFC Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan Documents; or (v) commission of intentional material physical waste at the related Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).
27. Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan Documents do not provide for release of any material portion of the related Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the related SGFC Mortgage Loan, (b) upon payment in full of such SGFC Mortgage Loan, (c) upon a Defeasance (as defined in (32) below), (d) releases of out-parcels that are unimproved or other portions of the related Mortgaged Property which will not have a material adverse effect on the underwritten value of such Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the SGFC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject SGFC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject SGFC Mortgage	27a	Review the Mortgage Loan Documents for provisions stating that, if the related Mortgage Loan Documents permit a property release, the only conditions under which a property may be released during the life of the SGFC Mortgage Loan are as set forth in clauses (a) through (e) of the first sentence of representation and warranty 27. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	27b	Review the Mortgage Loan Documents for provisions stating that with respect to any partial release described in clauses (a) or (d) of the first sentence of representation and warranty 27 either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject SGFC Mortgage Loan within the meaning of Treasury Regulation Section 1.860G-2(b)(2) and (ii) would not cause the subject SGFC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all SGFC Mortgage Loans originated after December 6, 2010, if the fair market	Mortgage Loan Documents

Exhibit PP-5-26

Representations and Warranties		Test	Review Materials

Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all SGFC Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the SGFC Mortgage Loan (or related Whole Loan) outstanding after the release, the related Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

With respect to any partial release under the preceding clause (e), for all SGFC Mortgage Loans originated after December 6, 2010, the Mortgagor can be required to pay down the principal balance of the related SGFC Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the SGFC Mortgage Loan (or related Whole Loan).

No SGFC Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another SGFC Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the SGFC Mortgage Loan or Whole Loan, as applicable, outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code. If such provisions are found, it will be a Test pass.
	27c	Review the Mortgage Loan Documents for provisions stating that in the case of any partial release under clause (e) of representation and warranty 27, the Mortgagor can be required to pay down the principal balance of the related SGFC Mortgage Loan or Whole Loans, as applicable, in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the SGFC Mortgage Loan or related Whole Loan. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	27d	Review the Mortgage Loan Documents for provisions stating that no SGFC Mortgage Loan that cross-collateralized with another SGFC Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial	Mortgage Loan Documents

Exhibit PP-5-27

Representations and Warranties		Test	Review Materials
condemnation, other than in compliance with the REMIC Provisions of the Code. If such provisions are found, it will be a Test pass.
28. Financial Reporting and Rent Rolls. The SGFC Mortgage Loan Documents for each SGFC Mortgage Loan require the related Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each SGFC Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.	28a	Review the Mortgage Loan Documents for provisions that require the related Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	28b	Review the Mortgage Loan Documents for provisions that require the Mortgagor to provide the owner or holder of the SGFC Mortgage Loan with quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each SGFC Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
29. Acts of Terrorism Exclusion. With respect to each SGFC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With	29a	Review the Mortgage Loan Documents to determine if the original principal balance was greater than $20 million. If so, review the insurance coverage review document for an indication that the special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude acts of terrorism, from coverage, or if they do, there exists a separate terrorism insurance policy related to the Mortgaged Property. If such an indication is found, it will be a Test pass.	Mortgage Loan Documents; Insurance coverage review document

Exhibit PP-5-28

Representations and Warranties		Test	Review Materials
respect to each other SGFC Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the SGFC Mortgage Loan, and, to SGFC’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each SGFC Mortgage Loan, the related Mortgage Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the Mortgagor under each SGFC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).	29b	Review the insurance policy to determine if, as of the Cut-off Date, the related special all-risk insurance policy and business interruption policy specifically excluded acts of terrorism from coverage, and if such coverage is excluded, the related Mortgaged Property was not covered by a separate terrorism insurance policy. If not so determined, it will be a Test pass.	Mortgage Loan Documents; Insurance Policy
	29c	Review the Mortgage Loan Documents for provisions that expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA (as defined in representation and warranty 29), or damages related thereto, provided, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each SGFC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance). If such provisions are not found, it will be a Test pass.	Mortgage Loan Documents
30. Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each SGFC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such SGFC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan Documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to	30a	Review the Mortgage Loan Documents for “due on sale” or other such provisions for the acceleration of the payment of the unpaid principal balance of such SGFC Mortgage Loan in the circumstances described in the first sentence of representation and warranty 30. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	30	Review the Mortgage Loan Documents for provisions that require that if Rating	Mortgage Loan Documents

Exhibit PP-5-29

Representations and Warranties		Test	Review Materials
prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan Documents or a Person satisfying specific criteria identified in the related Mortgage Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of representation and warranty 27 and 32 or the exceptions thereto set forth on an exhibit to the applicable SGFC Mortgage Loan Purchase Agreement, or (vii) any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on an exhibit to the applicable SGFC Mortgage Loan Purchase Agreement, or future permitted mezzanine debt as set forth on an exhibit to the applicable SGFC Mortgage Loan Purchase Agreement or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any SGFC Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan Documents, (ii) purchase money security interests (iii) any SGFC Mortgage Loan that is cross-collateralized and cross-defaulted with another SGFC Mortgage Loan, as set forth on an exhibit to the applicable SGFC Mortgage Loan Purchase Agreement or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan Documents provide that, to the	b	Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related Mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance. If such provisions are found, it will be a Test pass.

Exhibit PP-5-30

Representations and Warranties		Test	Review Materials
extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related Mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.
31. Single-Purpose Entity. Each SGFC Mortgage Loan requires the related Mortgagor to be a Single-Purpose Entity for at least as long as the related SGFC Mortgage Loan is outstanding. Both the Mortgage Loan Documents and the organizational documents of the Mortgagor with respect to each SGFC Mortgage Loan with a Cut-off Date Principal Balance in excess of $5 million provide that such Mortgagor is a Single-Purpose Entity, and each SGFC Mortgage Loan with a Cut-off Date Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the related Mortgagor. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the SGFC Mortgage Loan has a Cut-off Date Principal Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the SGFC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a SGFC Mortgage Loan that is cross-collateralized and cross-defaulted with the related SGFC Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.	31a	Review the Mortgage Loan Documents for provisions that require the related Mortgagor to be a Single-Purpose Entity (as defined in representation and warranty 31) for at least as long as the related SGFC Mortgage Loan is outstanding. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	31b	Review the Mortgage Loan Schedule for the Cut-off Date Balance of the SGFC Mortgage Loan. If the SGFC Mortgage Loan had a Cut-off Stated Principal Date Balance in excess of $5 million, review the related Mortgage Loan Documents and the Mortgagor’s organizational documents for provisions that require the Mortgagor to be a Single-Purpose Entity and that the Mortgagor’s organizational documents are consistent with the requirement. If so determined, it will be a Test pass.	Mortgage Loan Schedule; Mortgage Loan Documents; Mortgagor’s organizational documents
	31c	Review the Mortgage Loan Schedule for the Cut-off Date Balance of the SGFC Mortgage Loan. If the SGFC Mortgage Loan had a Cut-off Stated Principal Date Balance in excess of $20 million, review the Mortgagor’s Counsel Opinion regarding non-consolidation of the related Mortgagor. If such an opinion is found, it will be a Test pass.	Mortgage Loan Schedule; Mortgagor’s Counsel Opinion
32. Defeasance. With respect to any SGFC	3	Review the Mortgage Loan Documents	Mortgage Loan

Exhibit PP-5-31

Representations and Warranties		Test	Review Materials
Mortgage Loan that, pursuant to the Mortgage Loan Documents, can be defeased (a “Defeasance”), (i) the related Mortgage Loan Documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan Documents; (ii) such SGFC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the SGFC Mortgage Loan when due, including the entire remaining principal balance on the maturity date or, if the SGFC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the SGFC Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the related SGFC Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (v) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the SGFC Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated	2	for provisions allowing the SGFC Mortgage Loan to be defeased, and if so, whether such Mortgage Loan Documents contain the provisions described in clauses (i) through (vii) of representation and warranty 32. If such provisions are found, it will be a Test pass.	Documents

Exhibit PP-5-32

Representations and Warranties		Test	Review Materials
with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.
33. Fixed Interest Rates. Each SGFC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such SGFC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.	33	Review the Mortgage Loan Documents for an indication that the loan has a fixed interest rate that remains fixed throughout the term of such SGFC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed. If such an indication is found, it will be a Test pass.	Mortgage Loan Documents

34. Ground Leases. For purposes of the SGFC Mortgage Loan Purchase Agreement, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any SGFC Mortgage Loan where the SGFC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of SGFC, its successors and assigns, SGFC represents and warrants that:

(a)       The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided

	34a	Review the appraisal to determine if the SGFC Mortgage Loan is secured by a Ground Lease (as defined in representation and warranty 34), in whole or in part. If so, review the Title Policy and Mortgage Loan Documents for an indication that the related Mortgage does not also encumber the lessor’s fee interest in the Mortgaged Property. If such an indication exists, proceed to Tests 34b through 34r.	Appraisal; Title Policy; Mortgage Loan Documents
	34b	Review the Title Policy and Mortgage Loan Documents for an indication that the Ground Lease or memorandum has been recorded or submitted for recordation. If such indication is found, it will be a Test pass.	Title Policy; Mortgage Loan Documents
	34c	Review the Ground Lease and any estoppel or other agreement received from the ground lessor for an indication that the interest of the lessee is permitted to be encumbered by the Mortgage, does not restrict the use of the Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the Mortgage and has not been materially modified since the origination of the SGFC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File. If such indication is found, it will be a Test pass.	Ground Lease; estoppel or other agreement received from ground lessor
	34d	Review the Ground Lease received from the ground lessor for a provision that the Ground Lease may not be amended or modified or canceled or terminated

Exhibit PP-5-33

Representations and Warranties		Test	Review Materials

by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the SGFC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)       The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)       The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related SGFC Mortgage Loan, or 10 years past the stated maturity if such SGFC Mortgage Loan fully amortizes by the stated maturity (or with respect to a SGFC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)       The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii)  is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)       The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the SGFC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the SGFC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

without the prior written consent of the Mortgagee, If such a provision is found, it will be a Test pass.
	34e	Review the Mortgage File for any indication that SGFC has granted consent to the amendment, modification, cancellation or termination of the Ground Lease since the origination of the SGFC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File. If no such indication is found, it will be a Test pass.	Ground Lease; Mortgage File; MS Servicer Notices; estoppel or other agreement received from ground lessor
	34f	Review the Ground Lease and any estoppel or other agreement received from the ground lessor for an indication that it has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related SGFC Mortgage Loan, or ten years past the stated maturity if such SGFC Mortgage Loan fully amortizes by the stated maturity (or with respect to a SGFC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes). If such an indication is found, it will be a Test pass.	Ground Lease; estoppel or other agreement received from ground lessor
	34g	Review the Title Policy for an indication that the Ground Lease is either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject. If either indication is found, it will be a Test pass.	Title Policy; SNDA
	34h	Review the Ground Lease and any estoppel or other agreement received from the ground lessor for an indication that the Ground Lease does not place	Ground Lease; estoppel

Exhibit PP-5-34

Representations and Warranties		Test	Review Materials

(f)       SGFC has not received any written notice of material default under or notice of termination of such Ground Lease. To SGFC’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to SGFC’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)       The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)       The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)       The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)       Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the SGFC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease). If such indication is found, it will be a Test pass.
	34i	Review the Ground Lease for an indication that in the event it is so assigned, it is further assignable by the holder of the SGFC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor. If such indication is found, it will be a Test pass.	Ground Lease
	34j	Review the MS Servicer Notices for notation that SGFC has received any written notice of material default under or notice of termination of such Ground Lease. If no such notation is found, it will be a Test pass.	MS Servicer Notices
	34k	Review the MS Servicer Notices for notation that to SGFC’s knowledge, there is a material default under such Ground Lease or condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease. If no such notation is found, it will be a Test pass.	MS Servicer Notices
	34l	Review the MS Servicer Notices for a notation that to SGFC’s knowledge, such Ground Lease was not in full force and effect as of the Closing Date. If no such notation is found, it will be a Test pass.	MS Servicer Notices
	34m	Review the Ground Lease and any ancillary agreement between the lessor and lessee for provisions that the lessor is required to give to the Mortgagee written notice of any default, and provide that no notice of default or termination is effective against the Mortgagee unless such notice is given	Ground Lease; ancillary agreement

Exhibit PP-5-35

Representations and Warranties		Test	Review Materials

outstanding principal balance of the SGFC Mortgage Loan, together with any accrued interest;

(k)       In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the SGFC Mortgage Loan, together with any accrued interest; and

(l)       Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

to the Mortgagee. If such provisions are found, it will be a Test pass.
	34n	Review the Ground Lease and Related Documents for provisions that the Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease. If such provisions are found, it will be a Test pass.	Ground Lease and Related Documents
	34o	Review the Ground Lease for provisions that impose any commercially unreasonable restrictions on subletting in connection with loans originated for securitization. If no such provisions are found, it will be a Test pass.	Ground Lease
	34p	Review the Ground Lease and any estoppel or other agreement received from the ground lessor and the related Mortgage and the Mortgage Loan Documents for an indication that any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (34(k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the SGFC Mortgage Loan, together with any accrued interest. If such indications are found, it will be a Test pass.	Ground Lease; estoppel or other agreement received from ground lessor; Mortgage Loan Documents
	34	Review the Ground Lease and any estoppel or other agreement received	Ground Lease; estoppel or

Exhibit PP-5-36

Representations and Warranties		Test	Review Materials
	q	from ground lessor and the Mortgage Loan Documents for an indication that, in the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the SGFC Mortgage Loan, together with any accrued interest. If such an indication is found, it will be a Test pass.	other agreement received from ground lessor; Mortgage Loan Documents
	34r	Review the Ground Lease for provisions that, provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding. If such provisions are found, it will be a Test pass.	Ground Lease
35. Servicing. The servicing and collection practices used by SGFC with respect to the SGFC Mortgage Loans have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.	35	Review the MS Servicer Notices for a notation or other indication of any claims or assertions to the effect that the servicing and collection practices used by SGFC with respect to a SGFC Mortgage Loan was not in all material respects legal, or in accordance customary industry standards for servicing of commercial loans for conduit loan programs. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
36. Origination and Underwriting. The origination practices of SGFC (or the related originator if SGFC was not the originator) with respect to each SGFC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such SGFC Mortgage Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all	36	Review the MS Servicer Notices for notation to the effect that the origination practices of SGFC (or the related originator if SGFC was not the originator) with respect to each SGFC Mortgage Loan have not been, in all material respects, legal and as of the date of its origination, such SGFC	MS Servicer Notices; SGFC Mortgage Loan Purchase Agreement

Exhibit PP-5-37

Representations and Warranties		Test	Review Materials
material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such SGFC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in Exhibit B of the SGFC Mortgage Loan Purchase Agreement.		Mortgage Loan (or the related Whole Loan, as applicable), or the origination thereof did not comply in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such SGFC Mortgage Loan; provided that representation and warranty 36 does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in Exhibit B of the SGFC Mortgage Loan Purchase Agreement. If no such notation is found, it will be a Test pass.
37. No Material Default; Payment Record. No SGFC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and no SGFC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To SGFC’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under any SGFC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of any SGFC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by SGFC in Exhibit B to the SGFC Mortgage Loan Purchase Agreement (including, but not limited to, the prior sentence). No person other than the holder of any SGFC Mortgage Loan may declare any event of default under the related SGFC Mortgage Loan or accelerate any indebtedness under such SGFC Mortgage Loan Documents.	37a	Review the MS Servicer Notices for notation that (i) the SGFC Mortgage Loan has been more than 30 days delinquent, giving effect to any grace or cure period, in making required debt service payments as of the Closing Date, or (ii) the SGFC Mortgage Loan was delinquent beyond any applicable grace or cure periods as of the Cut-off Date. If no such notation is found, it will be a Test pass.	MS Servicer Notices
	37b	Review the MS Servicer Notices for notation of SGFC’s knowledge of (a) a material default, breach, violation or event of acceleration existing under any SGFC Mortgage Loan, or (b) an event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration in the case of either clause (a) or clause (b), materially and adversely affects the value of any SGFC Mortgage Loan or the value, use or operation of the related Mortgaged Property. If no such notation is found, it will be a Test pass.	MS Servicer Notices
	37c	Review the MS Servicer Notices for notation that any person other than the holder of any SGFC Mortgage Loan may declare any event of default under the related SGFC Mortgage Loan or accelerate any indebtedness under such	MS Servicer Notices

Exhibit PP-5-38

Representations and Warranties		Test	Review Materials
SGFC Mortgage Loan Documents. If no such notation is found, it will be a Test pass.
38. Bankruptcy. As of the date of origination of the related SGFC Mortgage Loan and to SGFC’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.	38	Review the Lexis/Nexis (or comparable search) and the MS Servicer Notices for an indication that neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property was a debtor in, a state or federal bankruptcy, insolvency or similar proceeding. If no such indication or notation is found, it will be a Test pass.	Lexis/Nexis (or comparable) search; MS Servicer Notices
39. Organization of Mortgagor. With respect to each SGFC Mortgage Loan, in reliance on certified copies of the organizational documents of the related Mortgagor delivered by such Mortgagor in connection with the origination of such SGFC Mortgage Loan (or the related Whole Loan, as applicable), the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any SGFC Mortgage Loan that is cross-collateralized and cross-defaulted with another SGFC Mortgage Loan, no SGFC Mortgage Loan has a Mortgagor that is an affiliate of another Mortgagor under another SGFC Mortgage Loan.	39a	Review the organizational documents of the Mortgagor to determine if there are certified copies indicating that the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. If such indication is found, it will be a Test pass.	Organizational Documents of the Mortgagor
	39b	Review the MS Servicer Notices to determine if there is any indication that, except with respect to any SGFC Mortgage Loan that is a cross-collateralized and cross-defaulted with another Mortgage Loan, no SGFC Mortgage Loan has a Mortgagor that is an affiliate of another Mortgagor under another SGFC Mortgage Loan. If such an indication is found, it will be a Test pass.	MS Servicer Notices; Prospectus
40. Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain SGFC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such SGFC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is	40a	Review any ESA (as defined in representation and warranty 40) for indication that it met the ASTM requirements and was conducted by a reputable environmental consultant within 12 months prior to the origination date of the SGFC Mortgage Loan (or an update of a previous ESA prepared). If such an indication is found, it will be a Test pass.	ESA
	40b	Review the ESA for an indication that it identified (i) the existence of a Recognized Environmental Condition at	ESA

Exhibit PP-5-39

Representations and Warranties		Test	Review Materials
defined in ASTM E1527-05 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to		the related Mortgaged Property or (ii) the need for further investigation. If no such indication is found, it will be a Test pass.
	40c	Review the ESA for an indication that it identified (i) the existence of a recognized environmental condition at the related Mortgaged Property or (ii) the need for further investigation with respect to any Environmental Condition that was identified. If such an indication is found, the following test procedures (subparts 40c-1 through 40c-6) will be performed. If any of the subparts indications are found, it will be a Test pass.	ESA; Escrow Statements; Mortgage Loan Documents
		1. Review escrow statements for an indication that an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the environmental condition has been escrowed by the Mortgagor and is held by the related Mortgagee.	Escrow statements
		2. Review the ESA for an indication that if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air or lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, and if so, a review of the Mortgage Loan Documents indicates that an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk.	ESA; Mortgage Loan Documents
		3. Review any no further action or closure letter from the applicable governmental regulatory authority or a reputable environmental consultant for an indication that any Environmental Condition identified in the ESA was remediated or abated in all material respects prior to the Cut-off Date.	No further action or closure letter regarding Environmental Condition

Exhibit PP-5-40

Representations and Warranties		Test	Review Materials
address the situation is required to take action. To SGFC’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.		4. Review the insurance coverage review documents for an indication that an environmental policy or a lender’s pollution legal liability insurance policy (meeting the requirements set forth in representation and warranty 40) that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.	Insurance coverage review documents
		5. Review the Mortgage Loan Documents for an indication that a party not related to the Mortgagor was identified as the responsible party for the Environmental Condition and such responsible party has financial resources considered by SGFC to be adequate to address the situation.	Mortgage Loan Documents
		6. Review the Mortgage Loan Documents for an indication that a party related to the Mortgagor having financial resources estimated by SGFC to be adequate to address the situation is required to take action.	Mortgage Loan Documents
	40d	Review the MS Servicer Notices for notation of SGFC’s knowledge of any environmental condition at the Mortgaged Property other than any set forth in the ESA or in the Prospectus. If no such notation is found, it will be a Test pass.	MS Servicer Notices; ESA
41. Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the SGFC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the SGFC’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the SGFC Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the	41a	Review the appraisal to determine if it was dated within 6 months of the SGFC Mortgage Loan origination date and within 12 months of the Closing Date. If so determined, it will be a Test pass.	Appraisal
	41b	Review the appraisal to determine if it includes an appraiser's certification or supplemental letter that indicates that the appraiser had no interest, direct or indirect, in the Mortgagor, the Mortgaged Property or any loan made on the security of the Mortgaged Property. If so determined, it will be a Test pass.	Appraisal

Exhibit PP-5-41

Representations and Warranties		Test	Review Materials
appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform,	41c	Review the appraisal to determine if it signed by an appraiser who is an MAI and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged property is located, and for notation of SGFC’s knowledge of the interest of the appraiser, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the SGFC Mortgage Loan. If so determined, it will be a Test pass.	Appraisal
	41d	Review the appraisal to determine if it includes documentation in the appraisal or a letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. If so determined, it will be a Test pass.	Appraisal
	41e	Review the appraisal to determine if it includes a statement or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform. If so determined, it will be a Test pass.
42. Mortgage Loan Schedule. The information pertaining to each SGFC Mortgage Loan which is set forth on the Mortgage Loan Schedule attached to the related SGFC Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained on the Mortgage Loan Schedule attached to the related SGFC Mortgage Loan Purchase Agreement.	42a	Review the Mortgage Loan Schedule attached as an exhibit to the related SGFC Mortgage Loan Purchase Agreement and compare it to the corresponding information in (i) Annex F to the Prospectus, (ii) Mortgage Loan Documents and (iii) the PSA to determine if there are discrepancies between the documents. If there are no such discrepancies, it will be a Test pass.	Mortgage Loan Schedule; Annex A to Prospectus; Mortgage Loan Documents; Pooling and Servicing Agreement
	42b	Compare the information in the Mortgage Loan Schedule to the requirements of the PSA to determine if all information required in the PSA is contained therein. If so determined, it will be a Test pass.	Mortgage Loan Schedule; Pooling and Servicing Agreement
43. Cross-Collateralization. Except with respect	4	Review the Mortgage Loan Documents	Mortgage Loan

Exhibit PP-5-42

Representations and Warranties		Test	Review Materials
to a SGFC Mortgage Loan that is part of a Whole Loan no SGFC Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on an exhibit to the related SGFC Mortgage Loan Purchase Agreement.	3	to determine if the SGFC Mortgage Loan is cross-collateralized or cross-defaulted with any other SGFC Mortgage Loan that is outside the Trust, except with respect to any other mortgage loan that is outside of the Mortgage Pool, except of a Whole Loan as set forth on an exhibit to the related SGFC Mortgage Loan Purchase Agreement. If not so determined, it will be a Test pass.	Documents
44. Advance of Funds by Mortgage Loan Seller. After origination, no advance of funds has been made by SGFC to the related Mortgagor other than in accordance with the related Mortgage Loan Documents, and, to SGFC’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the SGFC Mortgage Loan (other than as contemplated by the related Mortgage Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Mortgage Loan Documents). Neither SGFC nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a SGFC Mortgage Loan, other than contributions made on or prior to the Closing Date.	44a	Review the MS Servicer Notices for a notation or other indication that an advancement of funds after origination had been made by SGFC to the related Mortgagor other than in accordance with the Mortgage Loan Documents, or that funds have been received from any person other than the related Mortgagor or an Affiliate for, or on account of, payments due on the SGFC Mortgage Loan (other than as contemplated by the Mortgage Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender controlled lockbox if required or contemplated under the related lease or Mortgage Loan Documents). If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
	44b	Review the Mortgage Loan Documents to determine if SGFC, or an Affiliate, has an obligation to make any capital contribution to any Mortgagor under a SGFC Mortgage Loan, other than contributions made on or prior to the Closing Date. If not so determined, it will be a Test pass.	Mortgage Loan Documents
45. Compliance with Anti-Money Laundering Laws. SGFC has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the SGFC Mortgage Loans.	45	Review the MS Servicer Notices for a notation or other indication of any claim or assertion that SGFC did not comply with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of any SGFC Mortgage Loan. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices

Exhibit PP-5-43

EXHIBIT QQ

FORM OF CERTIFICATION TO CERTIFICATE ADMINISTRATOR REQUESTING ACCESS TO SECURE DATA ROOM

Wells Fargo Bank, National Association
600 South 4th Street, 7th Floor, MAC: N9300-070
Minneapolis, Minnesota 55479
Attention: Corporate Trust Services (CMBS)
GS Mortgage Securities Trust 2020-GSA2

Email: trustadministrationgroup@wellsfargo.com

Attention:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2

In accordance with the requirements for obtaining access to the Secure Data Room pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.	The undersigned is an authorized representative of the [Depositor][Asset Representations Reviewer].

2.	The undersigned acknowledges and agrees that (a) access to the Secure Data Room is being granted to it solely for purposes of the undersigned carrying out its obligations under the Pooling and Servicing Agreement (b) it will not disseminate or otherwise make information contained on the Secure Data Room available to any other person except in accordance with the Pooling and Servicing Agreement or otherwise with the written consent of the Depositor and (c) it will only access information relating to the Mortgage Loans to which the Asset Review relates.

3.	The undersigned agrees that each time it accesses the Secure Data Room, the undersigned is deemed to have recertified that the representations above remains true and correct.

4.	[The undersigned is not a Certificateholder, a beneficial owner or a prospective purchaser of any Certificate.]

Exhibit QQ-1

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[NAME OF PARTY], as [role]

By:
Name:
Title:

Dated: _______

[GS Mortgage Securities Corporation II,

as Depositor]

By:
[Name]
[Title]

Exhibit QQ-2

EXHIBIT RR

FORM OF NOTICE OF [ADDITIONAL DELINQUENT MORTGAGE LOAN][CESSATION OF DELINQUENT MORTGAGE LOAN][CESSATION OF ASSET REVIEW TRIGGER]

[Date]

Midland Loan Services, a Division of PNC Bank, National Association 10851 Mastin Street, Suite 700 Overland Park, Kansas 66210 Attention: Executive Vice President Division Head

LNR Partners, LLC

1601 Washington Avenue, Suite 700

Miami Beach, Florida 33139

Attention: Heather Bennett, Esq. and Job Warshaw

Email: hbennett@starwood.com; jwarshaw@lnrproperty.com and lnr.cmbs.notices@lnrproperty.com

Attention:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2

In accordance with Section 12.01(a) of the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, the Certificate Administrator hereby notifies you that as of [RELATED DISTRIBUTION DATE]:

5.  _____ An additional Mortgage Loan has become a Delinquent Mortgage Loan.

6.  _____ A Mortgage Loan has ceased to be a Delinquent Mortgage Loan.

7.  _____ An Asset Review Trigger has ceased to exist.

(check all that apply)

Capitalized terms used but not defined herein have the respective meanings given to them in the Pooling and Servicing Agreement.

Wells Fargo Bank, National Association, as Certificate Administrator for the Holders of the GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2 and the RR Interest Owner

Exhibit RR-1

By:
[Name]
[Title]

Exhibit RR-2

EXHIBIT SS

FORM OF CERTIFICATE ADMINISTRATOR RECEIPT OF THE HRR CERTIFICATES

December 29, 2020

GS Mortgage Securities Corporation II 200 West Street New York, New York 10282 Attention: Leah Nivison	Goldman Sachs Mortgage Company 200 West Street New York, New York 10282 Attention: Leah Nivison

[LD II Holdco XIII, LLC

c/o Prime Finance

1330 Avenue of the Americas, Suite 2500

New York, New York 10019

Attention: Luke Dann and Jon Brayshaw

Email: ldann@primefinance.com and jbrayshaw@primefinance.com]

with a copy to:

Polsinelli
900 West 48th Place, Suite 900

Kansas City, Missouri 64112

Attention: Kraig Kohring

Email: kkohring@polsinelli.com

 Fax number: (816) 753-1536

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2

In accordance with Section 5.01(c) of the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Agreement”), the Certificate Administrator hereby acknowledges receipt and possession of and further agrees that it will hereafter hold in the Third Party Purchaser Safekeeping Account $[____] of the Class G-RR and Class H-RR Certificates in the form of Definitive Certificates (CUSIP No. [______]), as custodian and for the benefit of LD II Holdco XIII, LLC, the initial Third Party Purchaser as the registered holder thereof. A copy of such Certificates is attached as Exhibit A-1. Payments on the Certificates will be made to the registered holder in accordance with the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein shall the respective meanings set forth in the Agreement.

Exhibit SS-1

Wells Fargo Bank, National Association, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Exhibit SS-2

EXHIBIT TT

FORM OF CERTIFICATE ADMINISTRATOR RECEIPT OF THE RETAINED CERTIFICATES UPON TRANSFER

[DATE]

GS Mortgage Securities Corporation II 200 West Street New York, New York 10282 Attention: Leah Nivison	Goldman Sachs Mortgage Company 200 West Street New York, New York 10282 Attention: Leah Nivison

[FOR THE CLASS F-RR, CLASS G-RR AND CLASS H-RR CERTIFICATES][LD II Holdco XIII, LLC

1330 Avenue of the Americas, Suite 2500

New York, New York 10019

Attention: Luke Dann and Jon Brayshaw

Email: ldann@primefinance.com and jbrayshaw@primefinance.com]

with a copy to:

Polsinelli
900 West 48th Place, Suite 900

Kansas City, Missouri 64112

Attention: Kraig Kohring

Email: kkohring@polsinelli.com

Fax number: (816) 753-1536

[FOR THE CLASS RR CERTIFICATES] [Citi Real Estate Funding Inc. 390 Greenwich Street, 5th Floor New York, New York 10013 Attention: Raul Orozco Fax number: (347) 394-0898]
Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2

In accordance with Section 5.03(p) of the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Agreement”), the Certificate Administrator hereby acknowledges receipt and possession of and further agrees that it will hereafter hold in the [Third Party Purchaser][Retained Interest] Safekeeping Account $[____] of the [Class G-RR and Class H-RR][Class RR] Certificates in the form of Definitive Certificates (CUSIP No. [______]), for the benefit of [______________], the registered holder of such Certificate. A copy of such Certificates is attached as [Exhibit A-1]. Payments on the Certificates will be made to the registered holder in accordance with the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein shall the respective meanings set forth in the Agreement.

Exhibit TT-1

Wells Fargo Bank, National Association, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Exhibit TT-2

EXHIBIT UU

Form of Certificate Administrator Receipt in Respect of Certificates Evidencing Some or All of the CLASS RR CERTIFICATES

[Date]

[Retaining Party]

Re:	GS Mortgage Securities Trust 2020-GSA2, Commercial Mortgage Pass-Through Certificates, Series 2020-GSA2

In accordance with Section 5.01(c) of the Pooling and Servicing Agreement, dated as of December 1, 2020 (the “Agreement”), pursuant to which the captioned series of commercial mortgage pass-through certificates (the “Certificates”) were issued and the RR Interest was created, the undersigned, as Certificate Administrator, hereby acknowledges receipt and possession of, and further agrees that it will hereafter hold in the Retained Interest Safekeeping Account, the Certificates identified on Schedule I attached hereto (the “Subject Certificates”), which constitute some or all of the Class RR Certificates, for the benefit of [Retaining Party], the registered holder of the Subject Certificates, pursuant to the Agreement. Payments on the Subject Certificates will be made to the registered holder thereof in accordance with the Agreement, including pursuant to any written wiring instructions provided in accordance with the Agreement.

This receipt is solely for the benefit of the addressee and is non-transferable. Possession of this receipt by any other Person will not entitle such Person to delivery of, or any rights in respect of, the Subject Certificates. The Subject Certificates are subject to the restrictions on transfer set forth in, and may not be released from the Retained Interest Safekeeping Account except in accordance with, the Agreement.

Exhibit UU-1

Capitalized terms used but not defined herein shall have the respective meanings set forth in the Agreement.

Wells Fargo Bank, National Association, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Exhibit UU-2

EXHIBIT VV

RETAINED DEFEASANCE RIGHTS AND OBLIGATIONS MORTGAGE LOANS

Mortgage Loan Seller	Mortgage Loan / Property Name
Citi Real Estate Funding Inc.	Elo Midtown Office Portfolio
Citi Real Estate Funding Inc./Starwood Mortgage Capital LLC	Signature Office Portfolio
Argentic Real Estate Finance LLC	Phoenix Industrial Portfolio V
Goldman Sachs Mortgage Company	711 Fifth Avenue
Starwood Mortgage Capital LLC	The Senator
Starwood Mortgage Capital LLC	Appletree Business Park
Goldman Sachs Mortgage Company	JW Marriott Nashville
Starwood Mortgage Capital LLC	Houston Multifamily Portfolio
Citi Real Estate Funding Inc.	32-42 Broadway
Starwood Mortgage Capital LLC	SoCal & South Miami Medical Office Portfolio
Goldman Sachs Mortgage Company	Cabinetworks Portfolio
Starwood Mortgage Capital LLC	UM Student Housing Portfolio
Argentic Real Estate Finance LLC	Paramount Town Center
Starwood Mortgage Capital LLC	La Quinta Downtown Waco
Starwood Mortgage Capital LLC	375 Warm Springs
Citi Real Estate Funding Inc.	4850 Eucalyptus Avenue
Argentic Real Estate Finance LLC	6925 Lake Ellenor Drive
Argentic Real Estate Finance LLC	South Bronx Medical Office
Argentic Real Estate Finance LLC	Upper West Side Mixed-Use

Exhibit VV-1

Argentic Real Estate Finance LLC	4781 Broadway
Starwood Mortgage Capital LLC	2803 NE Loop 410
Starwood Mortgage Capital LLC	7th Street Mixed Use
Starwood Mortgage Capital LLC	McCarthy Ranch
Starwood Mortgage Capital LLC	Storage Xxtra Hwy 155
Starwood Mortgage Capital LLC	1404 West University
Argentic Real Estate Finance LLC	Big Space Storage
Starwood Mortgage Capital LLC	Smitty’s MHP
Argentic Real Estate Finance LLC	Georgetown Square
Argentic Real Estate Finance LLC	West Bellfort Self Storage
Starwood Mortgage Capital LLC	Lake Village MHP and Sunnyside Village MHP
Starwood Mortgage Capital LLC	Drive-Up Self Storage

Exhibit VV-2

Schedule 1

MORTGAGE LOANS WITH ADDITIONAL SECURED DEBT

1.	Phoenix Industrial Portfolio V

2.	MGM Grand & Mandalay Bay

3.	Grand Canal Shoppes

4.	711 Fifth Avenue

5.	JW Marriott Nashville

6.	Cabinetworks Portfolio

7.	White Oak Crossing

Schedule 1-1

Schedule 2

CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE

See Annex G to the Prospectus.

Schedule 2-1

Schedule 3

MORTGAGE LOANS WITH “PERFORMANCE”, “EARN-OUT” OR “HOLDBACK” ESCROWS OR RESERVES

Loan No.	Loan	Reserve Type	Amount
3	Phoenix Industrial Portfolio V	Achievement Reserve	$4,000,000
10	Houston Multifamily Portfolio	Economic Holdback	$1,500,000
39	1404 West University	Economic Holdback	$751,239
42	Smitty’s MHP	Economic Holdback	$165,000

Schedule 3-1